                                 EXHIBIT I.1.(A)

                             REGISTRATION STATEMENT

                           RELATING TO EXCHANGE OFFER
                                       FOR
                          COMMON STOCK OF CHOHUNG BANK

                        SHINHAN FINANCIAL GROUP CO., LTD.

                           Notice to U.S. Shareholders

- This proposed exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

- It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

- You should be aware that the issuer may purchase securities otherwise than in connection with the exchange offer, such as in open market or privately negotiated purchases.

<TABLE OF CONTENTS>

1. REGISTRATION STATEMENT RELATING TO EXCHANGE OFFER FOR COMMON STOCK OF CHOHUNG BANK

2.    APPENDIX

APPENDIX 1) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF SHINHAN FINANCIAL GROUP AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001.

APPENDIX 2) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF SHINHAN FINANCIAL GROUP AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2002.

APPENDIX 3) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF SHINHAN FINANCIAL GROUP AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2003.

APPENDIX 4) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF CHOHUNG BANK AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001.

APPENDIX 5) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF CHOHUNG BANK AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2002.

APPENDIX 6) THE INDEPENDENT ACCOUNTANT'S AUDIT REPORT (UNDER KOREAN GAAP) TO THE
            NON-CONSOLIDATED FINANCIAL STATEMENTS OF CHOHUNG BANK AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2003.

APPENDIX 7) SHINHAN FINANCIAL GROUP'S ARTICLE OF INCORPORATION

APPENDIX 8) CHOHUNG BANK'S ARTICLE OF INCORPORATION

APPENDIX 9) THE MINUTES OF EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
            (SHINHAN FINANCIAL GROUP)

APPENDIX 10) THE MINUTES OF EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
             (CHOHUNG BANK)

 1. REGISTRATION STATEMENT RELATING TO EXCHANGE OFFER FOR COMMON STOCK OF CHOHUNG BANK

To:   Financial Supervisory Commission/Korea Stock Exchange

In accordance with Article 190-2 of the Securities and Exchange Act, we hereby submit the share swap and transfer report.

                                        April 12, 2004

Company name :  Shinhan Financial Group Co., Ltd.
Representative Director : Young Hui Choi (seal)

1.    Company executing share swap
      Company name : Shinhan Financial Group Co., Ltd.
      Representative Director : Young Hui Choi (seal)
      Address of head office : 120 Taepyung-ro 2-ga, Jung-gu, Seoul (Tel.) 02-6360-3035

      Person in charge of Preparation: (Title) Managing Director
                                       (Name) Byung Jae Cho
                                       (Tel.) 02-6360-3009

      Company name : Chohung Bank Co., Ltd.
      Representative Director: Dong Soo Choi (seal)
      Address of head office : 14 Namdaemoon-ro1-ga, Jung-gu, Seoul (Tel.) 02-Person in charge of Preparation : (Title)
                                        (Name)
                                        (Tel.)

2.    Place of public notification of share swap report
      Financial Supervisory Commission : (Address) 15-22 Yoido-dong,
                                         Yeongdeungpo-gu, Seoul
                                        (Tel.) 02-3779-8000
      Korea Stock Exchange: (Address) 33 Yoido-dong, Yeongdeungpo-gu, Seoul
                            (Tel.) 3771-9065

                                TABLE OF CONTENTS

CHAPTER 1.  SUMMARY OF SHARE SWAP AND TRANSFER

1.    Purpose of share swap and transfer

2.    Method of share swap and transfer

      A.    Whether the share swap or transfer is made

      B.    Summary of counterparty of the share swap and transfer

3.    Know-how of share swap and transfer

      A. Name and address, etc. of the wholly-controlling parent company and wholly-owned subsidiary

      B. Contents of any change in articles of incorporation by the wholly-controlling parent company

      C. Change in number of the authorized capital stock, etc. of the wholly-controlling parent company

      D.    Amount of 1 share

      E. Matters regarding the allocation of new shares to shareholders of the company to be a wholly-owned subsidiary

      F. Matters regarding the cash amount to be paid to shareholders of the company to be a wholly-owned subsidiary

      G. Ownership status of treasury stock by the company executing share swap

      H.    Plan for disposal of treasury stock, etc.

      I. Maximum amount in the case of profit dividend(including quarterly dividend until the date of share swap

      J. Name and personal record of any directors and auditors (including the members of the audit committee) to be appointed for the wholly-controlling parent company

      K.    Share swap schedule

            (1) Date of resolution of the board of directors and the date of share swap agreement

            (2) Date of determination of shareholders for general meeting of shareholders for share swap

            (3) Date of general meeting of shareholders for approval of share swap

            (4)   Exercise period of appraisal right

            (5) Expected date for notice and announcement of invalidation of share certificate of the company to be a wholly-owned subsidiary

            (6)   Date of share swap

            (7)   Other schedule

      L. Other major items in resolution of the board of directors or the share swap agreement

4.    Share swap and transfer rate and the basis of calculation

      A.    Share swap and transfer rate

      B.    Basis of calculation

5.    Summary of the Appraisal Opinion provided by Appraisal Agency

6. Details of Contribution and Guarantee of Liability of Company involving in Share Swap and Share Transfer

*     Company Name : Shinhan Financial Group Co., Ltd.

      A.    Details of Contribution

      B.    Details of Guarantee of Liability

      C.    Details of Security Provision

      D.    Other Transactions

*     Company Name: Chohung Bank

      A.    Details of Contribution

      B.    Details of Guarantee of Liability

      C.    Details of Security Provision

      D.    Other Transactions

7.    Matters concerning Contents and Exercise of the Appraisal Right

      A.    Summary

      B.    Scope of shareholders who may exercise Appraisal Rights

      C.    Estimated Purchase Price of the Shares

      D. Procedures for the exercise of appraisal rights, and the method, period, and the place thereof

      E.    Miscellaneous

8.    Other matters regarding protection of the investors

      A. Matters regarding listing of the new shares issued by the share swap and transfer with the Korea Stock Exchange; registration of such shares with the KOSDAQ; and the trading thereof

      B. Details of change in the shareholding ratio of the largest shareholders and the major shareholders due to the share swap and transfer

            (1) Status of the largest shareholders and the major shareholders of the wholly-controlling parent company after the share swap and transfer

            (2) Status of the largest shareholders and the major shareholders before the share swap and transfer

      C.    Other matters regarding investment decision making

CHAPTER 2.  MATTERS CONCERNING THE COMPANY

*     Company Name: Shinhan Financial Group Co., Ltd.

I.    Company overview

1.    Objectives of the Company

      A.    Business being conducted by the Company

      B.    Business not being conducted by the Company

      C.    Business being conducted by the Subsidiaries

      D.    Business to be implemented by stock swap and transfer in the future

2.    History of the Company

      A.    History of Relevant Company

            (1)   Proceedings of the Establishment and Changes Thereafter

            (2)   Change of Corporate Name

            (3)   Stock Swap and Transfer and Business Sale and Purchase

            (4)   Occurrence of Important Matters relating to the Management

      B.    Corporate Group to which the Company belongs

            (1)   Summary of Corporate Group

            (2)   Companies belonging to the Corporate Group

            (3)   Relevant Laws and Regulations

3.    Change of Capital Stock

      A.    Changes of Capital Stock

      B.    Convertible Bond

      C.    Bond with Warrants

4.    Total Number of Shares, etc.

      A.    Total Number of Shares

      B.    Description of Shares Issued

      C.    Treasury Stock

      D.    Treasury Stock Fund

      E.    Stock Option

      F.    Status of Equity Ratio of Employee Stockownership Association

5.    Matters with respect to the Dividend during the Recent 5 Fiscal Years

II.   Details of Business

1.    Outline of Business

      A.    Status of the Industry

      B.    Status of the Company

            (1) General Condition of Operations and Classification of Business Sectors

                  (A)   General Condition of Operations

                  (B)   Classification of Business Divisions to be Disclosed

            (2)   Outline of Businesses and Products- Services

            (3)   Market Share

            (4)   Details and Prospects of New Business, etc.

            (5)   Organization Chart

2.    Status of Business

      A.    Business Performance

      B.    Financing and Performance of its Operation

            (1)   Performance of Financing

            (2)   Operating Performance of Funds

3.    Required Matters for Decision-making of Investment

      A.    Ratio of Equity Capital relative to Requisite Capital Ratio

      B.    Won Liquidity Ratio

      C.    Foreign Currency Liquidity Ratio

      D.    Liability Ratio

      E.    Credit Rating for recent three (3) Years

      F.    Ratio of Shareholder's Equity of Subsidiaries

      G.    Status of Non-Performing Loans of Subsidiaries and others

III.  Financial Matters

1.    Summary of financial information

2.    Notice to the Readers

      A.    Standard for Preparation of Financial Statements

      B.    Violation in Financial Accounting Standards

      (1)   Violation which may correct financial statement

      (2)   Violation irrelevant to the adjustment of the financial statements

      C.    Other matters to be noted

3.    Financial Statements

      A.    Balance Sheet

      B.    Statement of Income

      C. Statement Of Appropriation Of Retained Earnings Or Statement Of Disposition Of Deficit

      D.    Cash Flow Statements

4.    Consolidated Financial Statement

      A.    Summary of Consolidated Financial Information

      B. Basis of financial statements presentation and summary of significant accounting policies

      C.    Consolidated Financial Statements

            (1)   Consolidated Balance Sheet

            (2)   Consolidated Statements of Income

            (3) Consolidated Statements of Changes in Shareholders' Equity (Consolidated Statements of Appropriation of Surplus)

            (4)   Consolidated Statements of Cash Flow

      D.    Companies Excluded from the Consolidated Financial Statements

5.    Financial Status per Business Division

IV.   Auditor's Opinion

1.    Auditor's (CPA) Opinion. Etc.

      A.    Auditor

      B.    Auditor's Opinion

      C.    Summary of Particular Comments

2.    Auditor's Opinion regarding Consolidated Balance Sheet

      A.    Auditor

      B.    Consolidated Auditor's Opinion

      C.    Summary of Particular Comments

3.    Others

V.    Status of Corporate Governance and Affiliates, etc.

1.    Outline of Corporate Governance

2.    Status of Affiliates

      A.    Status of Ratio of Investment in Affiliates and Subsidiaries

      B.    Closing Performance of Affiliates and Subsidiaries

VI.   Matters concerning Shares

1.    Distribution of Shareholding

      A.    Current Status of Largest Shareholders & its Specially Related
            Person

      B. Current Status of Shareholding of Shareholders with 5% or more Equity Ratio

2.    Business Affairs relating to Shares

3.    Stock Price & Results of Stock Trading for the Most Recent Six (6) Months

      A.    Korea Securities Market

      B.    Overseas Securities Market

VII.  Matters concerning Officer & Employees

1.    Current Status of Officers

2.    Current Status of Employees

3.    Status of Labor Union

VIII. Other Necessary Matters

1.    Summary of Report & Public Disclosure

      A. Reported Matter pursuant to Cap. 6 Section 2 of Regulation (Report of Major Business Management)

      B.    Disclosure pursuant to Regulation on Disclosure on Listed
            Corporations

            (1)   Interim Disclosure

            (2)   Fair Disclosure

            (3)   Inquired Disclosure

            (4)   Voluntary Disclosure

      C.    Matters Reported under Regulation on Disclosure of KOSDAQ

            (1)   Interim Disclosure

            (2)   Fair Disclosure

            (3)   Inquired Disclosure

            (4)   Voluntary Disclosure

      D. Matters Reported under the Provision of Chapter 2 (Registration and Management of Issuer) of the Regulation

      E. Status of Important Matters Relating To Business Management Which Is Previously Disclosed

2.    Summary of Minutes of a General Meeting of Shareholders

3.    Contingent Liabilities, Etc.

      A.    Important Litigation, Etc.

      B.    Status of Pledged or Secured Note or Check

      C.    Other Contingent Liabilities, Etc.

*     Company Name: Cho Hung Bank

I.    Company overview

1.    Objectives of the Company

      A.    Business being conducted by the Company

      B.    Business not being conducted by the Company

      C.    Business being conducted by the Subsidiaries

      D.    Business to be implemented by stock swap and transfer in the future

2.    History of the Company

      A.    History of Relevant Company

            (1)   Proceedings of the Establishment and Changes Thereafter

            (2)   Change of Corporate Name

            (3)   Stock Swap and Transfer and Business Sale and Purchase

            (4)   Occurrence of Important Matters relating to the Management

      B.    Corporate Group to which the Company belongs

            (1)   Summary of Corporate Group

            (2)   Companies belonging to the Corporate Group

            (3)   Relevant Laws and Regulations

3.    Change of Capital Stock

      A.    Changes of Capital Stock

      B.    Convertible Bond

      C.    Bond with Warrants

      D.    Contribution in Kind

4.    Total Number of Shares, etc.

      A.    Total Number of Shares

      B.    Description of Shares Issued

      C.    Treasury Stock

      D.    Treasury Stock Fund

      E.    Stock Option

      F.    Status of the Equity Ratio of the Employee Stockownership
            Association

5.    Matters with respect to the Dividend during the Recent Five (5) Fiscal
      Years

II.   Details of Business (Banking Business)

1.    Outline of Business

      A.    Status of the Industry

      B.    Status of the Company

            (1) General Condition of Operations and Classification of Business Sectors

                  (A)   General Condition of Operations

                  (B)   Classification of Business Divisions to be Disclosed

            (2)   Outline of Businesses and Products- Services

            (3)   Market Share

            (4)   Details and Prospects of New Business, etc.

            (5)   Organization Chart

2.    Results of Business

3.    Current Status of Each Type of Business

      A.    Deposit

      B.    Loan

      C.    Payment Guarantee

      D.    Securities Investment Business

      E.    Trust Business

      F.    Credit Card

      G.    Derivatives & Investment

            (1)   Outline of Business

            (2)   Status of Contracts & Profit/Loss of Investment

      H.    Other Business

4.    Status of Business Facilities

      A.    Status of Establishment of Branch

      B.    Status of Business Facilities

5.    Other Matters Necessary for Investment Decision

      A.    BIS Capital Adequacy Ratio

      B.    Status of Non-Performing Loan

      C.    Credit Rating for the Most Recent 3 years

      D.    Other Important Matters

III.  Financial Matters

1.    Summary of financial information

2.    Notice to the Readers

      A.    Standard for Preparation of Financial Statements

      B.    Violation in Financial Accounting Standards

            (1)   Violation which may correct financial statement

            (2) Violation irrelevant to the adjustment of the financial statements

      C.    Other matters to be noted

3.    Financial Statements

      A.    Balance Sheet

      B.    Statement of Operations

      C. Statements of Appropriations of Retained Earnings or Statements of Disposition of Accumulated Deficit

      D.    Statements of Cash Flows

4.    Consolidated Financial Statement

      A.    Summary of Consolidated Financial Information

      B.    Notice to the Readers

      C.    Consolidated Financial Statements

            (1)   Consolidated Balance Sheet

            (2)   Consolidated Statements of Operations

            (3) Consolidated Statements of Changes in Shareholders' Equity (Consolidated Statements of Appropriation of Surplus)

            (4)   Consolidated Statements of Cash Flow

      D.    Companies Excluded from the Consolidated Financial Statements

5.    Financial Status per Business Division

IV.   Auditor's Opinion

1.    Auditor's (CPA) Opinion. Etc.

      A.    Auditor

      B. Basis of financial statements presentation and summary of significant accounting policies

      C.    Summary of Particular Comments

2.    Auditor's Opinion regarding Consolidated Balance Sheet

      A.    Auditor

      B.    Consolidated Auditor's Opinion

      C.    Summary of Particular Comments

3.    Others

V.    Status of Corporate Governance and Affiliates, etc.

1.    Outline of Corporate Governance

2.    Status of Affiliates

      A.    Status of Ratio of Investment in Affiliates and Subsidiaries

      B.    Closing Performance of Affiliates and Subsidiaries

VI.   Matters concerning Shares

1.    Distribution of Shareholding

      A.    Current Status of Largest Shareholders & its Specially Related
            Person

      B. Current Status of Shareholding of Shareholders with 5% or more Equity Ratio

2.    Business Affairs relating to Shares

3.    Stock Price & Results of Stock Trading for the Most Recent Six (6) Months

      A.    Korea Securities Market

      B.    Overseas Securities Market

VII.  Matters concerning Officer & Employees

1.    Current Status of Officers

2.    Current Status of Employees

3.    Status of Labor Union

VIII. Other Necessary Matters

1.    Summary of Report & Public Disclosure

      A. Reported Matter pursuant to Cap. 6 Section 2 of Regulation (Report of Major Business Management)

      B.    Disclosure pursuant to Regulation on Disclosure on Listed
            Corporations

            (1)   Interim Disclosure

            (2)   Fair Disclosure

            (3)   Inquired Disclosure

            (4)   Voluntary Disclosure

      C.    Matters Reported under Regulation on Disclosure of KOSDAQ

            (1)   Interim Disclosure

            (2)   Fair Disclosure

            (3)   Inquired Disclosure

            (4)   Voluntary Disclosure

      D. Matters Reported under the Provision of Chapter 2 (Registration and Management of Issuer) of the Regulation

      E. Status of Important Matters Relating To Business Management Which Is Previously Disclosed

2.    Summary of Minutes of a General Meeting of Shareholders

3.    Contingent Liabilities, Etc.

      A.    Important Litigation, Etc.

      B.    Status of Pledged or Secured Note or Check

      C.    Other Contingent Liabilities, Etc.

CHAPTER 1. SUMMARY OF SHARE SWAP AND TRANSFER

[Company name : Shinhan Financial Group Co., Ltd. and Chohung Bank Co., Ltd.]

1.    PURPOSE OF SHARE SWAP AND TRANSFER

      - The purpose is to prevent in advance any possibility of conflict among shareholders of each company by including Chohung Bank Co., Ltd. as a wholly-owned subsidiary through the share swap, and to provide efficiency in performing strategies such as the carrying out of a synergy business of the group and distribution of resources.

2.    METHOD OF SHARE SWAP AND TRANSFER

A.    Whether the share swap or transfer is made

      -     Share swap

            * Shinhan Financial Group Co., Ltd. shall carry out the share swap in the form of a small amount of share swap under Article 360-10 of Commercial Code. (The number of shares newly issued by this share swap does not exceed 5% of the total number of shares issued by Shinhan Financial Group Co., Ltd.)

B.    Summary of counterparty of the share swap and transfer

-----------------------------------------------------------------------------------------------------------------
                                  Company name                Shinhan Financial Group Co., Ltd.
                                  -------------------------------------------------------------------------------
      Company to be a             Address                     120 Taepyung-ro 2-ga, Jung-gu, Seoul
      wholly-controlling          -------------------------------------------------------------------------------
      parent company              Representative              Young Hui Choi, Eung Chan Ra
                                  Director
                                  -------------------------------------------------------------------------------
                                  Stock listed company or     Stock listed company
                                  registered company
-----------------------------------------------------------------------------------------------------------------
                                  Company name                Chohung Bank
                                  -------------------------------------------------------------------------------
      Company to be a             Address                     14 Namdaemoon-ro1-ga, Jung-gu, Seoul
      wholly-owned                -------------------------------------------------------------------------------
      subsidiary                  Representative              Dong Soo Choi
                                  Director
                                  -------------------------------------------------------------------------------
                                  Stock listed company or     Stock listed company
                                  registered company
-----------------------------------------------------------------------------------------------------------------
                                  Company name                Shinhan Bank
                                  -------------------------------------------------------------------------------
      Existing wholly-            Address                     120 Taepyung-ro 2-ga, Jung-gu, Seoul
      owned subsidiaries          -------------------------------------------------------------------------------
                                  Representative              Sang Hoon Shin
                                  Director
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                  Company name                Shinhan Capital Co., Ltd.
                                  -------------------------------------------------------------------------------
                                  Address                     526-3 Gojan-dong, Danwon-gu, Ansan-si, Kyunggido
                                  -------------------------------------------------------------------------------
                                  Representative              Dong Girl Lee
                                  Director
                                  -------------------------------------------------------------------------------
                                  Company name                Shinhan Card Co., Ltd.
                                  -------------------------------------------------------------------------------
                                  Address                     120 Taepyung-ro 2-ga, Jung-gu, Seoul
                                  -------------------------------------------------------------------------------
                                  Representative              Seong Gyoon Hong
                                  Director
-----------------------------------------------------------------------------------------------------------------

3.    KNOW-HOW OF SHARE SWAP AND TRANSFER

A. Name and address, etc. of the wholly-controlling parent company and wholly-owned subsidiary

      -     Wholly-controlling parent company

            * Company name : Shinhan Financial Group Co., Ltd. ("Shinhan Financial Group")

            *     Address : 120 Taepyung-ro 2-ga, Jung-gu, Seoul

      -     Wholly-owned subsidiary

            *     Company name : Chohung Bank Co., Ltd. ("Chohung Bank")

            *     Address : 14 Namdaemoon-ro1-ga, Jung-gu, Seoul

B. Contents of any change in articles of incorporation by the wholly-controlling parent company

      -     Not applicable

C. Change in number of the authorized capital stock, etc. of the wholly-controlling parent company

                                                                                            (Unit: Million Won, Share)
----------------------------------------------------------------------------------------------------------------------
           CLASSIFICATION                  TYPE OF STOCK               BEFORE SHARE SWAP              AFTER SHARE SWAP
----------------------------------------------------------------------------------------------------------------------
    Number of authorized capital                 -                         1,000,000,000                 1,000,000,000
                stock
    ------------------------------------------------------------------------------------------------------------------
     Number of shares issued and           Common stock                      294,401,300                   312,813,284
             outstanding
    ------------------------------------------------------------------------------------------------------------------
                                          Preferred stock                     97,304,564                    97,304,564
    ------------------------------------------------------------------------------------------------------------------
            Capital stock                        -                             1,958,530                     2,050,589
    ------------------------------------------------------------------------------------------------------------------
           Capital reserve                       -                             3,316,380                     3,505,667

      Note 1) The number of shares issued and outstanding, capital stock and capital reserve after the share swap was calculated on the basis of the maximum number of shares which can be issued. Such number may be amended pursuant to the number of shares actually issued.

            * The maximum number of shares which can be issued shall be calculated by multiplying the number of shares held by shareholders other than Shinhan Financial Group (135,548,285 shares) among the current number of shares issued by Chohung Bank and the number of shares, for which the stock option granted by Chohung Bank on or before the immediately preceding date of the share swap can be exercised (433,876 shares), by the share swap rate.
               = (135,548,285+433,876) x 0.1354 = 18,411,984

            * The maximum number of shares which can be issued calculated as above is 4.70% of the total number of shares issued and outstanding of Shinhan Financial Group, so it meets the requirements for a small amount of share swap.

            * The number of shares actually issued shall be calculated by multiplying the number of common stock of Chohung Bank held by shareholders other than Shinhan Financial Group as of the due date of submission of the share certificate for the share swap (June 21, 2004) within the scope of the maximum number of shares which can be issued by the share swap rate set forth in Paragraph
               E. (It will be determined pursuant to the results of tender offer executed by Shinhan Financial Group before the share swap for the common stock of Chohung Bank and the number of exercise of the stock options by the due date of submission of the share certificate among the stock options granted by Chohung Bank.)

      Note 2) The capital reserve after the share swap may be changed pursuant to the results of calculation in accordance with the applicable laws and regulations and the accounting principles in addition to the above referenced change in the number of shares issued and outstanding.

D.    Amount of 1 share

      -     Par value of 1 share : KRW5,000

E. Matters regarding the allocation of new shares to shareholders of the company to be a wholly-owned subsidiary

      - Shinhan Financial Group shall allocate 0.1354 shares of Shinhan Financial Group for 1 share of common stock in registered form of Chohung Bank held by the shareholders other than Shinhan Financial Group ("shareholders subject to the share swap") among the shareholders of Chohung Bank as of the due date of submission of the share certificate (June 21, 2004) for the share swap.

      - However, any fractional shares shall be allocated to Shinhan Financial Group (any fraction below 1 share in the aggregation of fractional shares shall be excluded from the allocation) and Shinhan Financial Group shall pay the proceeds of the fractional shares in cash to the shareholders subject to the share swap.

F. Matters regarding the cash amount to be paid to shareholders of the company to be a wholly-owned subsidiary

      -     Not applicable

G.    Ownership status of treasury stock by the company executing share swap

------------------------------------------------------------------------------------------------------------------------
           CLASSIFICATION                          TYPE                       BEFORE SHARE SWAP (RATE)           REMARKS
------------------------------------------------------------------------------------------------------------------------
          Company to be a                                 Common stock                   -
     wholly-controlling parent     Treasury stock       ----------------------------------------------------------------
              company                                   Preferred stock                  -
                                 ---------------------------------------------------------------------------------------
                                 Shares issued by a       Common stock              583,570,144
                                   company to be a                                    (81.15%)
                                    wholly-owned        ----------------------------------------------------------------
                                     subsidiary         Preferred stock                  -
------------------------------------------------------------------------------------------------------------------------
          Company to be a                                 Common stock                   -
      wholly-owned subsidiary      Treasury stock       ----------------------------------------------------------------
                                                        Preferred stock                  -
                                 ---------------------------------------------------------------------------------------
                                 Shares issued by a       Common stock                   -
                                   company to be a      ----------------------------------------------------------------
                                 wholly-controlling     Preferred stock                  -
                                   parent company
------------------------------------------------------------------------------------------------------------------------
                                 Shares issued by a       Common stock                   -
       Existing wholly-owned     wholly-controlling     ----------------------------------------------------------------
             subsidiary            parent company       Preferred stock                  -
------------------------------------------------------------------------------------------------------------------------

      Note 1)  As of March 31, 2004

      Note 2) As of December 31, 2003, Shinhan Bank, a wholly-owned subsidiary of Shinhan Financial Group, held 29,873,359 shares (10.15%) of common stock of Shinhan Financial Group. However, before the opening of the market on March 3, 2004, it sold all of such shares through the method of after hour block trading before the commencement of session. (It settled the proceeds on March 5 after the sale on March 3.)

H.    Plan for disposal of treasury stock, etc.

      - Shinhan Financial Group and Chohung Bank, the companies executing the share swap, do not have the treasury stock.

      - However, Chohung Bank, which will become a wholly-owned subsidiary, may acquire treasury stock through the exercise of the appraisal right of the opposing shareholders in the course of this share swap, and such treasury stock will be converted into the common stock of Shinhan Financial Group after the share swap.

      - As mentioned above, the stock of the wholly-controlling parent company which shall be held by the wholly-owned subsidiary pursuant to the exercise of the appraisal right, shall be disposed of within three years under the Financial Holding Companies Act. Thus, they are planed to be disposed of properly pursuant to the circumstances of stock price in the future.

I. Maximum amount in the case of profit dividend(including quarterly dividend until the date of share swap

      -     Not applicable

J. Name and personal record of any directors and auditors (including the members of the audit committee) to be appointed for the wholly-controlling parent company

      - No director or auditor is to be newly appointed through this share swap.

      - In addition, the directors and members of the audit committee of Shinhan Financial Group appointed before this share swap shall have their original term of the office.

            * Under Article 360-13 of the Commercial Code, the directors and auditors of the company to be the wholly-controlling parent company pursuant to this share swap who appointed before the share swap shall leave their office at the end of the first ordinary general meeting of shareholders held after the share swap, unless otherwise determined by the share swap agreement.

K.    Share swap schedule

      * The share swap in this case is in compliance with Article 360-3 of the Commercial Code (the case of Shinhan Financial Group is subject to the small amount of share swap under Article 360-10 of the Commercial Code), and the details of schedule shall be determined in accordance with Article 62-2 of the Financial Holding Companies Act (Special examples of share swap and transfer).

      (1) Date of resolution of the board of directors and the date of share swap agreement.

            -     Shinhan Financial Group and Chohung Bank : April 12, 2004
                  (Mon)

      (2) Date of determination of shareholders for general meeting of shareholders for share swap

            -     Chohung Bank : April 21, 2004 (Wed)

                  * Only Chohung Bank shall convene the general meeting of shareholders for approval of the share swap.

                  * Shinhan Financial Group replaces the approval of shareholders with the authorization of the board of directors. However, if the shareholders holding 20/100 of total number of shares issued and outstanding notify their objection to the share swap, the share swap shall not be made. The date of determination of eligible shareholders who show their objections is April 21, 2004
                        (Wed).

      (3)   Date of general meeting of shareholders for approval of share swap

            -     Chohung Bank: May 24, 2004 (Mon)

                  * Only Chohung Bank shall convene such meeting, because this case is a small amount of share swap under Article 360-10 of the Commercial Code. (Shinhan Finance Group will replace it with the authorization of the board of directors.)

      (4)   Exercise period of appraisal right

            -     Chohung Bank:May 25, 2004 (Tue) ~ June 3, 2004 (Thu) : 10 days

                  * In accordance with Article 62-2 of the Financial Holding Companies Act, the exercise period of the appraisal right shall be reduced from 20 days to 10 days.

                  * The case of Shinhan Financial Group is a small amount of share swap under Article 360-10 of the Commercial Code, so the appraisal right shall not be granted.

      (5) Expected date for notice and announcement of invalidation of share certificate of the company to be a wholly-owned subsidiary

            -     Chohung Bank : May 20, 2004 (Thu)

      (6)   Date of share swap

            -     June 22, 2004 (Tue)

      (7)   Other schedule

            -     Date of public announcement of share swap: April 19, 2004
                  (Mon)

                  * Under Article 360-10 of the Commercial Code, Shinhan Financial Group shall make a public announcement regarding the share swap within 7 days after the execution of the share swap agreement. (Chohung Bank shall make it on the date of notice/announcement for convening the general meeting of shareholders.)

L. Other major items in resolution of the board of directors or the share swap agreement

      (1) This share swap is a small amount of share swap under Article 360-10 of the Commercial Code, so if the shareholders holding 20/100 of total number of shares issued by Shinhan Financial Group notify their objections to the share swap, the share swap shall not be made.

      (2) Though it is not subject to this small amount of share swap, Shinhan Financial Group resolved to make a tender offer under Chapter 4 of the Securities and Exchange Act against Chohung Bank through the resolution of the board of directors on April 12, 2004. Major items of the tender offer are as follows:

            * Tender offer volume : 27,109,657 shares of common stock in registered form of Chohung Bank

            *     Tender offer price : KRW3,500 per share

            *     Tender offer period : April 26, 2004 (Mon) ~ May 17, 2004
                  (Mon) (22 days)

            *     Terms and conditions of tender offer

                  [1] If the number of subscribed shares subject to tender offer is smaller than the number of target number of shares to be purchased, all shares accepting the tender offer shall be purchased.

                  [2] If the number of subscribed shares subject to tender offer is larger than the number of target number of shares to be purchased, the shares expected to be purchased shall be purchased proportionally, and any excessive number of shares shall not be purchased.

            * Details of the tender offer will be announced through the tender offer publication and the tender offer statement.

4.    SHARE SWAP AND TRANSFER RATE AND THE BASIS OF CALCULATION

A.    Share swap and transfer rate

      -     Share swap rate: 0.1354

            * 0.1354 shares of common stock in registered form of Shinhan Financial Group (par value: KRW5,000) shall be allocated per 1 share of common stock in registered form of Chohung Bank (par value: KRW5,000).

B.    Basis of calculation

      (1)   Summary

            - In the case of share swap between Shinhan Financial Group and Chohung Bank, as both are listed companies in the stock exchange, the share swap value shall be calculated by the method using stock price under Article 190-2 of the Securities and Exchange Act, Article 84-7 of the Enforcement Decree thereof, Article 36-12 of the Enforcement Regulation thereof.

      (2)   Exchange Ratio

            - The value of share swap shall be the lower of [1] or [2], which were calculated commencing on the date (specifically, April 11, 2004) preceding the date of the board resolution (i.e., submission date of the share swap report):

                  [1] Arithmetic mean of three (3) trading volume-weighted averages of market closing price - for the past one (1) month, the past one (1) week, and the most recent closing price;

                  [2]   Most recent market closing price (Price as of April 9,
                        2004)

            - The exchange ratio shall be calculated based on the output exchange price that was calculated by the above rule

            -     Details of exchange ratio calculation

A)    Exchange Ratio

      CLASSIFICATION            'SHINHAN FINANCIAL GROUP            'CHOHUNG BANK'                    REMARKS
                                       CO., LTD.'
-------------------------------------------------------------------------------------------------------------
      Exchange price                    KRW22,143                      KRW2,998
      Exchange ratio                        1                           0.1354

      Note)    The exchange ratio shall be revalued at the fifth decimal place)

B)    Calculation of Basis Share Price (Exchange Ratio)

      [Details of Basis Share Price of Shinhan Financial Group Co., Ltd.]

       DATE           CLOSING PRICE(KRW)         TRADING VOLUME(SHARE)        CLOSING PRICExTRADING VOLUME
----------------------------------------------------------------------------------------------------------
    2004.04.09                    22,500                       638,170                      14,358,825,000
    2004.04.08                    22,750                       703,297                      16,000,006,750
    2004.04.07                    22,750                       977,531                      22,238,830,250
    2004.04.06                    22,750                     1,924,355                      43,779,076,250
    2004.04.02                    21,800                     1,427,930                      31,128,874,000
    2004.04.01                    20,750                       579,355                      12,021,616,250
    2004.03.31                    21,100                       990,492                      20,899,381,200
    2004.03.30                    20,750                       923,821                      19,169,285,750
    2004.03.29                    21,200                       801,187                      16,985,164,400
    2004.03.26                    21,300                       872,551                      18,585,336,300
    2004.03.25                    21,000                     1,115,361                      23,422,581,000
    2004.03.24                    20,800                       685,612                      14,260,729,600
    2004.03.23                    20,500                       915,580                      18,769,390,000
    2004.03.22                    20,450                       706,605                      14,450,072,250
    2004.03.19                    21,500                       711,217                      15,291,165,500
    2004.03.18                    21,000                     1,015,780                      21,331,380,000
    2004.03.17                    20,900                     1,122,595                      23,462,235,500
    2004.03.16                    20,050                     1,536,709                      30,811,015,450
    2004.03.15                    20,750                     1,588,501                      32,961,395,750
    2004.03.12                    20,600                     2,897,688                      59,692,372,800
Weighted average of share price for one (1) month                                             KRW21,216.75
Weighted average of share price for one (1) week                                              KRW22,712.40
    Most recent closing price (April 9, 2004)                                                  KRW22,500.00
        Basis share price (Exchange price)                                                        KRW22,143

[Details of Calculation of Basis Price of Chohung Bank]

       DATE           CLOSING PRICE(KRW)         TRADING VOLUME (SHARE)       CLOSING PRICExTRADING VOLUME
----------------------------------------------------------------------------------------------------------
    2004.04.09                     3,120                      1,718,344                      5,361,233,280
    2004.04.08                     3,110                      2,544,643                      7,913,839,730
    2004.04.07                     3,085                      4,920,055                     15,178,369,675
    2004.04.06                     2,950                      6,808,778                     20,085,895,100
    2004.04.02                     2,800                      4,246,640                     11,890,592,000

       DATE           CLOSING PRICE(KRW)         TRADING VOLUME (SHARE)       CLOSING PRICExTRADING VOLUME
----------------------------------------------------------------------------------------------------------
    2004.04.01                     2,595                      9,008,301                     23,376,541,095
    2004.03.31                     Suspension of daily trading as a result of the incorporation into the administration issues
    2004.03.30                     2,830                      3,447,214                      9,755,615,620
    2004.03.29                     2,810                      2,405,970                      6,760,775,700
    2004.03.26                     2,770                      2,881,372                      7,981,400,440
    2004.03.25                     2,750                      3,005,073                      8,263,950,750
    2004.03.24                     2,840                      2,146,155                      6,095,080,200
    2004.03.23                     2,890                      2,768,940                      8,002,236,600
    2004.03.22                     2,875                      4,510,539                     12,967,799,625
    2004.03.19                     2,925                      7,049,587                     20,620,041,975
    2004.03.18                     2,800                      6,339,585                     17,750,838,000
    2004.03.17                     2,795                     10,119,698                     28,284,555,910
    2004.03.16                     2,620                      9,450,720                     24,760,886,400
    2004.03.15                     2,805                      6,849,314                     19,212,325,770
    2004.03.12                     2,950                     15,422,495                     45,496,360,250
Weighted average of share price for one (1) month                                              KRW2,837.45
Weighted average of share price for one (1) week                                               KRW3,035.26
    Most recent closing price (April 9, 2004)                                                   KRW3,120.00
        Basis share price(Exchange price)                                                         KRW2,998

5.    SUMMARY OF THE APPRAISAL OPINION PROVIDED BY APPRAISAL AGENCY

      - This is irrelevant since the exchange ratio shall be calculated by the market price pursuant to the Securities and Exchange Act.

6. DETAILS OF CONTRIBUTION AND GUARANTEE OF LIABILITY OF COMPANY INVOLVING IN SHARE SWAP AND SHARE TRANSFER

      [Company Name : Shinhan Financial Group Co., Ltd.]

A.    Details of Contribution Goodmorning Shinhan Securities

                                                                                         (Unit : KRW Million, 1,000 shares)
---------------------------------------------------------------------------------------------------------------------------
            COMPANY NAME                  RELATION          NUMBER OF SHARE            OWNERSHIP           ACQUISITION COST
---------------------------------------------------------------------------------------------------------------------------
            Shinhan Bank                 Subsidiary                 244,807              100.00%                  2,994,511
            Chohung Bank                 Subsidiary                 583,570               81.15%                  2,057,983
         Goodmorning Shinhan             Subsidiary                  94,084               59.41%                    507,761
             Securities
            Shinhan Card                 Subsidiary                  30,569              100.00%                    246,957
           Shinhan Capital               Subsidiary                  16,000              100.00%                     54,091
      Shinhan BNP Paribas ITMC           Subsidiary                   4,000               50.00%                     20,621
            Jeju Bank 1)                 Subsidiary                   9,692               62.42%                     42,935
         SH&C life Insurance             Subsidiary                   3,000               50.00%                     15,000
              e-Shinhan                  Subsidiary                     415               73.67%                      8,270
          Shinhan Macquarie              Subsidiary                     102               51.00%                        510
     Shinhan Credit Information          Subsidiary                     306               51.00%                      1,530

      Note)   as of December 31, 2003

B.    Details of Guarantee of Liability

                                                                                                             (Unit : KRW million)
---------------------------------------------------------------------------------------------------------------------------------
            COMPANY NAME          RELATION           CREDITOR             LIABILITY          GUARANTEE PERIOD         AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
                                                                         Guarantee of                                 60,000
         Goodmorning Shinhan     Subsidiary       Macquair Capital      performance of           2003. 7. 1         Lease fee
             Securities                                Korea         liability relating to      ~ 2006. 6.30      (KRW50 billion+
                                                                     lease of IT equipment                       interest thereon

      Note)   As of December 31, 2003

C.    Details of Security Provision

                                                                                                                      (Unit : )
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   PRIORITY AND
          COMPANY NAME        RELATION         CREDITOR        SECURITY     SECURITY PERIOD       MAXIMUM AMOUNT         AMOUNT
                                                                                                   OF SECURITY
-------------------------------------------------------------------------------------------------------------------------------
                                N/A              None

      Note) Default note is being provided in connection with the lon from KorAm Bank.

D.    Other Transactions

      - There is no record of transaction with 'Chohung Bank,' the company involved in the share swap.

            [Company Name: Chohung Bank]

A.    Details of Contribution

                                                                                              (Unit : Million Won, 1,000 Shares)
--------------------------------------------------------------------------------------------------------------------------------
                COMPANY NAME                  RELATION             NUMBER OF SHARE             OWNERSHIP        ACQUISITION COST
--------------------------------------------------------------------------------------------------------------------------------
          Chohung Investment Trust          Consolidated                     7,180                 79.77%                 55,161
             Management Co.,Ltd.             subsidiary

         Sub-total of domestic consolidated subsidiaries                     7,180                                        55,161

              Kanglim Co.,Ltd.                  None                           107                  1.76%                    626

           Kia Motors Corporation               None                            39                  0.01%                    245

              Kia Special Stee                  None                            18                  0.04%                    228

          Namsun Aluminium Co.,Ltd.             None                           138                  0.91%                    260

            Daewoo Engineering &                None                         4,418                  2.82%                 10,520

            Construction Co.,Ltd.

      Daewoo International Corporation          None                         1,523                  4.00%                  5,186

        Dongbang Transport Logistics            None                           530                 14.25%                  2,650
                  Co.,Ltd.

           Byucksan Engineering &               None                            85                  0.21%                    311
            Construction Co.,Ltd.

            Saehan Media Co.,Ltd.               None                           302                  1.39%                    485

           Segae Trading Co.,Ltd.               None                           206                  3.12%                    824

               Seshin Co.,Ltd.                  None                            25                  0.11%                     19

         Shin Dong Bang Corporation             None                            59                  0.93%                    162

            Ssang Bang Wool Ltd.                None                             8                  0.03%                     49

            Ssangyong Corporation               None                         7,843                 45.22%                 30,589

         Ssangyong Cement Industrial            None                         1,135                  3.91%                  2,688
                  Co.,Ltd.

           Ssangyong Motor Company              None                        36,800                 10.16%                 54,096

           Anam Semiconductor,Inc.              None                        12,200                 10.10%                 77,883

           Kp Chemical Corporation              None                         4,700                  3.79%                 16,168

          Hynix Semiconductor Inc.              None                           219                  0.23%                    111

         Hankang Restructuring Fund             None                        45,419                 10.24%                175,398

            Hyundai Engineering &               None                         2,080                  1.64%                  5,224
            Construction Co.,Ltd.

            Sk Networks Co.,Ltd.                None                        19,177                  3.79%                 21,957

--------------------------------------------------------------------------------------------------------------------------------
                COMPANY NAME                  RELATION             NUMBER OF SHARE             OWNERSHIP        ACQUISITION COST
--------------------------------------------------------------------------------------------------------------------------------
             Bio Media Co.,Ltd.                 None                        10,518                  3.12%                 26,820

            Elim Tech Corporation               None                           199                  3.34%                    370

              Kocref Cr-Reit 1                  None                           190                  2.87%                    214

              Kocref Cr-Reit 2                  None                         1,500                  5.63%                  7,500

              Kocref Cr-Reit 3                  None                           800                  7.14%                  4,000

            Saehan Media Co.,Ltd.               None                         1,000                  7.35%                  5,000

            Sub-total of marketable shares(Korea Stock                     151,238                                       449,584
                         Exchang/KOSDAQ)

        Kangrung Hyangto Corporation            None                            20                  6.86%                     39

      Kyungeun Mutual Saving & Finance          None                            29                  0.67%                     37
                  Co.,Ltd.

         Kosung Industrial Co.,Ltd.             None                             2                  0.98%                     10

           Dongbu Investment Trust              None                           840                 14.00%                  4,200
             Management Co.,Ltd.

        Meta Payment & Trust Co.,Ltd.           None                            66                 14.90%                    330

      Mukunghwa Structure Control Fund          None                         2,080                  3.12%                  6,733

               Vcash Co.,Ltd.                   None                            84                  2.80%                    239

              Bc Card Co.,Ltd.                  None                           653                 14.85%                  5,840

        Sangroksoo 1st Securitization           None                             0                 10.00%                      1
             Specialty Co.,Ltd.

                 Seoul Fund                     None                         3,760                  3.13%                  5,491

         Solomon Credit Information             None                            88                  7.11%                    441
                  Co.,Ltd.

      Csc 1st Securitization Specialty          None                             0                  1.00%                      0
                   Co.,Ltd

       Arirang Structure Control Fund           None                         2,080                  3.12%                  6,802

             Angellotto Co.,Ltd.                None                         1,480                  9.61%                    740

        Youngwul Hyangto Corporation            None                             1                  2.86%                     10

          Wonju Hyangto Corporation             None                             8                  2.50%                     75

              Incheon Terminal                  None                           600                  4.44%                  3,000

         Korea Securities Depository            None                            11                  0.19%                    100

                   Cabletv                      None                            30                  0.49%                    152

               Potato Co.,Ltd.                  None                            60                 10.00%                    300

--------------------------------------------------------------------------------------------------------------------------------
                COMPANY NAME                  RELATION             NUMBER OF SHARE             OWNERSHIP        ACQUISITION COST
--------------------------------------------------------------------------------------------------------------------------------
      The Korea Economic Daily Co.,Ltd.         None                            48                  0.38%                    241

       Korea Finance Security Co.,Ltd.          None                           176                 11.00%                    695

          Korea Money Broker Corp.              None                            83                  4.15%                    415

        Korea Securities Corporation            None                         2,015                  2.96%                 10,060

         Chbnpl First Abs Specialty             None                             0                  5.00%                      1
                  Co.,Ltd.

           C&G Partners Corporate               None                            80                 14.00%                    798
           Restructuring Co.,Ltd.

                C&G Partners                    None                           172                100.00%                  4,302

            C&V Asset Management                None                            98                 49.00%                    490

           Kgi Securities Co.,Ltd.              None                         2,802                  8.76%                 17,374

               Koryo Co.,Ltd.                   None                            50                  0.88%                    252

             Kookmin Asset Trust                None                             7                  0.37%                     65

          Daewoo Commercial Vehicle             None                           427                  2.43%                    103
                  Co.,Ltd.

          Daewoo Commercial Vehicle             None                             0                  0.00%                      0
                Co.,Ltd (Spc)

          Daewoo Electronics Corp.              None                         5,795                  5.44%                 21,429

      Korea Housing Guarantee Co.,Ltd.          None                         2,752                  0.47%                  3,715

       Renault Samsung Motors Co.,Ltd.          None                           185                  0.21%                    927

         Pan Ocean Shipping Co.,Ltd.            None                         1,076                  3.55%                  5,382

       Samsung Life Insurance Co.,Ltd.          None                            58                  0.29%                 16,991

       Anam Engineering & Construction          None                            17                  0.38%                    167
                  Co.,Ltd.

                  Sksm Co.                      None                           229                  4.65%                     74

          Youngnam Textile Co.,Ltd.             None                             2                 14.76%                      7

       Korea Aerospace Industries Ltd.          None                           752                  0.81%                  3,760

       Sknetworks-Redeemabel Preferred          None                           908                  0.27%                 23,164
                     Shares

             O.C.I Information &                None                            20                  6.25%                    300
           Communication Co.,Ltd.

         Kokam Engineering Co.,Ltd.             None                           158                  0.38%                    500

                Infoweb Inc.                    None                           200                  3.44%                    500

--------------------------------------------------------------------------------------------------------------------------------
                COMPANY NAME                  RELATION             NUMBER OF SHARE             OWNERSHIP        ACQUISITION COST
--------------------------------------------------------------------------------------------------------------------------------
          Shinchang Technology Inc.             None                            26                  5.01%                    490

             Entopharm Co.,Ltd.                 None                           246                  3.69%                    400

               I&C Technolgoy                   None                            15                  2.03%                    500

                Bateck System                   None                            14                  3.16%                    480

             Van House Co.,Ltd.                 None                            51                  5.83%                    120

            Mobile Computing And                None                           200                  3.93%                    500
           Communication Co.,Ltd.

           Open Solution Co.,Ltd.               None                             8                  1.78%                    480

                Dotcom Okay R                   None                            22                 11.11%                    500

             Dream Bios Co.,Ltd.                None                           112                  5.60%                    498

              Mobilcom Co.,Ltd.                 None                           100                  2.64%                    500

             Ahmicozen Co.,Ltd.                 None                            75                  2.96%                    300

           Intelligent System Inc.              None                           286                  8.81%                    500

                Spdi Co.,Ltd.                   None                            20                  3.33%                    500

          Sungyong Hitech Co.,Ltd.              None                            20                  5.15%                    500

               Tovis Co.,Ltd.                   None                           167                  3.78%                    500

              Med Star Co.,Ltd.                 None                            17                  7.32%                    500

          Game Box Entertainment &              None                           125                  8.62%                    500
               Technology Inc.

                Aerocom Inc.                    None                            20                  6.99%                    400

      Ocr Information Telecommunication         None                            18                 10.89%                    140

                Qsi Co.,Ltd.                    None                            22                  3.70%                    500

             Ospeed M. Co.,Ltd.                 None                           200                  8.29%                    500

              Oxy Cure Co.,Ltd.                 None                           100                  6.92%                    500

               Virtual Md Inc.                  None                           280                  8.60%                    700

           Humantex Machinery Inc.              None                            40                 10.70%                    500

              Coramco Co.,Ltd.                  None                           140                  8.20%                    700

                  Iram Tech                     None                            25                  5.87%                    500

                   Imitier                      None                           250                  6.48%                    500

                    Skam                        None                            19                  2.65%                    500

      Goldenbell Entertainment Co.,Ltd.         None                            15                  7.60%                    498

        Joyon Entertainment Co.,Ltd.            None                            80                  2.10%                    496

              Capital Partners                  None                           100                  7.14%                    500

                Sub-Total of nonmarketable shares                           32,814                                       160,952

                         Total of shares                                  191,2321                                       665,697

        Security Market Stabilization           None                         4,860           Contribution                  9,713
                    Fund

--------------------------------------------------------------------------------------------------------------------------------
                COMPANY NAME                  RELATION             NUMBER OF SHARE             OWNERSHIP        ACQUISITION COST
--------------------------------------------------------------------------------------------------------------------------------
                Contribution

             Dongyang Venture 6                 None                           169           Contribution                    169
                Contribution

             Daegue Venture Fund                None                           500           Contribution                    500
                Contribution

      Korea Asset Managementcorporatin          None                         3,440           Contribution                  3,440
                Contribution

      DTV Venture Investmentassociation         None                         1,000           Contribution                  1,000

        Hyundai Technology Investment           None                           500           Contribution                    500
                 Association

          Wemen Venture Investment              None                           500           Contribution                    500
                  Association

            Kangwon Venture Fund                None                           500           Contribution                    500

        Corporate Restructing Of Kia            None                           400           Contribution                    400
                 Special Steel

                        Total contribution                                  11,869                                        16,722

         Chohung Financing Co., Ltd.       Application of                                          99.99%                  7,187
                                           equity method

            America Chohung Bank           Application of                                         100.00%                 41,923
                                           equity method

              Chohung Bank GmbH            Application of                                         100.00%                 23,048
                                           equity method

              Chohung Vina Bank            Application of                                          50.00%                  7,211
                                           equity method

      Total of shares of companies subject to equity method                                                               79,369
                       in foreign currency

         CHB Valuemeet 2001 year 1st         Affiliate                                                50%                      5
               Securitization

         CHB Valuemeet 2001 year 2nd         Affiliate                                                50%                      5
               Securitization

         CHB Valuemeet 2001 year 1st         Affiliate                                                50%                      5
               Securitization.

                                                     Total                                                               761,803

      Note)   As of December 31, 2003

B.    Details of Guarantee of Liability

      1)    Fixed Payment Guarantee

                                                                                                     (Unit : Million Won)
-------------------------------------------------------------------------------------------------------------------------
           COMPANY NAME         RELATION        CREDITOR              LIABILITY          GUARANTEE PERIOD         AMOUNT
-------------------------------------------------------------------------------------------------------------------------
       Sports Toto Co.,Ltd.       None        Creditor of       Payment guarantee in        2012-10-02            139,840
                                                Company            Korean currency
                                               concerned

           Won Jun Lee            None        Creditor of       Payment guarantee in        2006-11-16             36,200
                                                Company            Korean currency
                                               concerned

      The Export-Import Bank      None        Creditor of       Payment guarantee in        2006-11-15             29,945
             Of Korea                           Company           foreign currency
                                               concerned

       Saekdongie 2nd Asset       None        Creditor of       Payment guarantee as        2006-12-03             22,500
          Securitization                        Company           security for loan
          Specialty Co.                        concerned

           Grace Aseet            None        Creditor of                 C                 2007-01-18             20,717
          Securitization                        Company
          Specialty Ltd                        concerned

         Kyungbuk Tourism         None        Creditor of       Payment guarantee in        2006-04-03             19,410
        Development Corp.                       Company            Korean currency
                                               concerned

        Kia Motors(United         None        Creditor of       Payment guarantee in        2004-07-01             19,320
             Kingdom)                           Company           foreign currency
                                               concerned

       Samsung Engineering        None        Creditor of       Payment guarantee in        2005-11-19             16,840
             Co.,Ltd.                           Company           foreign currency
                                               concerned

          Unid Co.,Ltd.           None        Creditor of       Payment guarantee in        2007-06-08             15,829
                                                Company           foreign currency
                                               concerned

       Samsung Engineering        None        Creditor of       Payment guarantee in        2004-12-17             15,548
             Co.,Ltd.                           Company           foreign currency
                                               concerned

          Rockhit Martin          None        Creditor of       Payment guarantee in        2011-11-18             12,966
           Corporation                          Company           foreign currency
                                               concerned

              Others                -              -                      -                      -                642,273

              Total                                                                                               992,388

      Note)   As of December 31, 2003

      2)    Unfixed Payment Guarantee

                                                             (Unit: Million Won)
                                                            GUARANTEE
     NAME          RELATION      CREDITOR      LIABILITY      PERIOD     AMOUNT
    ----------------------------------------------------------------------------
     L/C              --            --            --            --     1,077,717
    Others            --            --            --            --       266,277
     Total            --            --            --            --     1,343,994

    Note)      As of December 31, 2003

C.    Details of Security Provision

                                                                                                            (Unit : KRW1,000)
                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
Chohung    None    The              Treasury bond03-1     2003-01-08  2006-01-08                       10,000,000   Settlement
  Bank             Bank of                                                                                             risk
                    Korea

    "       "      The              National housing      2001-03-31  2006-03-31                       10,000,000   Settlement
                   Bank of             fund (01-3)                                                                     risk
                    Korea

    "       "      The             15th bond issued by    1999-02-13  2006-02-13                      146,700,000   Settlement
                   Bank of            Korea Deposit                                                                    risk
                    Korea               Insurance
                                       Corporation
                                       (990213-70)

    "       "      The             15th bond issued by    1999-02-13  2006-02-13                        6,800,000   Settlement
                   Bank of            Korea Deposit                                                                    risk
                    Korea               Insurance
                                       Corporation
                                       (990213-70)

    "       "      The                  Monetary          2003-09-18  2004-09-16                      130,000,000   Settlement
                   Bank of            stabilization                                                                    risk
                    Korea            fund39055-36418

    "       "      The                  Monetary          2003-10-09  2005-03-31                       17,000,000   Settlement
                   Bank of            stabilization                                                                    risk
                    Korea            fund39063-36409

    "       "      Daeyu           49th bond issued by    2001-01-19  2006-01-19                        4,000,000      Sales
                   Securities         Korea Deposit                                                                 Department
                                        Insurance
                                  Corporation 010119-50

    "       "      Daeyu            National housing      2000-03-31  2005-03-31                        5,000,000   Corporation
                   Securities           fund00-3                                                                     in Trade
                                                                                                                      Center

    "       "      Sejong           Gyunggi province      2000-10-31  2005-10-31                        3,000,000   Substitute
                   Securities       development00-10                                                                for futures
                   Co., Ltd.

    "       "      KEB              Gyunggi province      2000-10-31  2005-10-31                          500,000   Substitute
                   Futures          development00-10                                                                for futures
                   Co., Ltd.

    "       "      Hanmag           Gyunggi province      2000-10-31  2005-10-31                        1,000,000   Substitute
                   Futures          development00-10                                                                for futures
                   Corporation

    "       "      LG               Gyunggi province      2000-10-31  2005-10-31                        1,000,000   Substitute
                   Futures          development00-10                                                                for futures
                   Co., Ltd.

    "       "      Hyundai          Gyunggi province      2000-10-31  2005-10-31                        1,000,000   Substitute
                   Future           development00-10                                                                for futures
                   Corporation

    "       "      Meritz           Gyunggi province      2000-10-31  2005-10-31                        1,000,000   Substitute
                   Securities       development00-10                                                                for futures
                   Co., Ltd.

    "       "      NACF             Gyunggi province      2000-07-31  2005-07-31                          500,000   Substitute
                   Futures           development00-7                                                                for futures
                   Corporation

    "       "      KEB              Gyunggi province      2000-07-31  2005-07-31                          500,000   Substitute
                   Futures           development00-7                                                                for futures
                   Co., Ltd.

    "       "      Hanmag           Gyunggi province      2000-07-31  2005-07-31                          500,000   Substitute
                   Futures           development00-7                                                                for futures
                   Corporation

    "       "      Kyobo            Gyunggi province      2000-09-30  2005-09-30                        1,000,000   Substitute
                   Securities        development00-9                                                                for futures
                   Co., Ltd.

                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "      NACF             Gyunggi province      2000-09-30  2005-09-30                        1,000,000   Substitute
                   Futures           development00-9                                                                for futures
                   Corporation

    "       "      NACF             Gyunggi province      2000-09-30  2005-09-30                        1,000,000   Substitute
                   Futures           development00-9                                                                for futures
                   Corporation

    "       "      LG               Gyunggi province      2000-09-30  2005-09-30                        2,000,000   Substitute
                   Futures           development00-9                                                                for futures
                   Co., Ltd.

    "       "      Kookmin          Gyunggi province      2001-07-31  2006-07-31                        1,000,000   Substitute
                   Futures           development01-7                                                                for futures
                   Co., Ltd.

    "       "      Samsung          Gyunggi province      2001-07-31  2006-08-01                        1,000,000   Substitute
                   Futures           development01-7                                                                for futures
                   Inc.

    "       "      LG               Gyunggi province      2001-07-31  2006-08-02                          500,000   Substitute
                   Futures           development01-7                                                                for futures
                   Co., Ltd.

    "       "      Kookmin          National housing      1984-11-30  2004-11-30                          100,000   Substitute
                   Futures         fund (Class B)84-11                                                              for futures
                   Co., Ltd.

    "       "      Kookmin          National housing      1984-09-30  2004-09-30                          900,000   Substitute
                   Futures         fund (Class B)84-9                                                               for futures
                   Co., Ltd.

    "       "      Hyundai          National housing      2000-03-31  2005-03-31                        1,000,000   Substitute
                   Future               fund00-3                                                                    for futures
                   Corporation

    "       "      CJ             Industrial financing    1999-07-26  2004-07-26                        1,000,000   Substitute
                   Futures            bond9907bok5A                                                                 for futures
                   Inc.

    "       "      Sejong         Industrial financing    1999-07-26  2004-07-26                          500,000   Substitute
                   Securities         bond9907bok5A                                                                 for futures
                   Co., Ltd.

    "       "      Sejong         Industrial financing    1999-07-26  2004-07-26                          500,000   Substitute
                   Securities         bond9907bok5A                                                                 for futures
                   Co., Ltd.

    "       "      LG             Industrial financing    1999-07-26  2004-07-26                        1,000,000   Substitute
                   Futures            bond9907bok5A                                                                 for futures
                   Co., Ltd.

    "       "      Samsung        Industrial financing    1999-07-26  2004-07-26                        1,000,000   Substitute
                   Futures            bond9907bok5A                                                                 for futures
                   Inc.

    "       "      Kookmin        Industrial financing    1999-07-26  2004-07-26                        1,000,000   Substitute
                   Futures            bond9907bok5A                                                                 for futures
                   Co., Ltd.

    "       "      SPC             4th bond issued by     1998-01-30  2004-07-30                       10,000,000     Credit
                                      Korea Deposit                                                                 management
                                        Insurance                                                                   department
                                  Corporation 980130-65

    "       "      SPC             63rd bond issued by    2001-07-13  2004-07-13                       30,000,000     Credit
                                      Korea Deposit                                                                 management
                                        Insurance                                                                   department
                                  Corporation 010713-30

    "       "      Marketing       15th bond issued by    1999-02-13  2006-02-13                       40,000,000   RP held by
                   Department         Korea Deposit                                                                    sales
                                        Insurance                                                                     office
                                  Corporation 990213-70

    "       "      Marketing       21st bond issued by    1999-05-06  2006-05-06                       30,000,000   RP held by
                   Department         Korea Deposit                                                                    sales
                                        Insurance                                                                     office
                                  Corporation 990506-70

    "       "      Marketing       30th bond issued by    1999-09-29  2006-09-29                       60,000,000   RP held by
                   Department         Korea Deposit                                                                    sales
                                        Insurance                                                                     office
                                  Corporation 990929-70

    "       "      Marketing            Monetary          2002-11-21  2004-11-21                       10,000,000   RP held by
                   Department         stabilization                                                                    sales
                                     fund38741-00221                                                                  office

    "       "      Marketing            Monetary          2003-04-03  2004-09-30                      100,000,000   RP held by
                   Department         stabilization                                                                    sales
                                     fund39021-54603                                                                  office

    "       "      Marketing            Monetary          2003-09-04  2005-03-03                      120,000,000   RP held by
                   Department         stabilization                                                                    sales
                                     fund39053-54604                                                                  office

    "       "      Fortis           Treasury bond01-2     2001-01-17  2006-01-17                       10,000,000      RP in
                   bank                                                                                               foreign
                                                                                                                      currency

                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "      Fortis          Treasury bond01-04     2001-04-11  2006-04-11                       10,000,000      RP in
                     bank                                                                                             foreign
                                                                                                                     currency

    "       "      Fortis          Treasury bond01-07     2001-07-11  2006-07-11                       30,000,000      RP in
                     bank                                                                                             foreign
                                                                                                                     currency

    "       "      Fortis           Treasury bond01-2     2001-01-17  2006-01-17                       10,000,000      RP in
                     bank                                                                                             foreign
                                                                                                                     currency

    "       "      Fortis           Treasury bond01-4     2001-04-11  2006-04-11                       10,000,000      RP in
                     bank                                                                                             foreign
                                                                                                                     currency

    "       "      Smitomo         Treasury bond02-07     2002-07-04  2005-07-04                       20,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo         Treasury bond02-08     2002-07-10  2007-07-10                       10,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo         Treasury bond03-06     2003-09-09  2008-09-09                       50,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "        ABN           Treasury bond03-06     2003-09-09  2008-09-09                       30,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo          Treasury bond95-7     1995-12-13  2005-12-13                        5,600,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo          Treasury bond96-1     1996-01-31  2006-01-31                        2,400,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo          Treasury bond96-2     1996-03-27  2006-03-27                        2,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo         Treasury bond97-01     1997-01-29  2007-01-29                        5,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo         Treasury bond97-06     1997-11-05  2007-11-05                        3,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "      Smitomo          Treasury bond97-2     1997-04-23  2004-04-23                        3,000,000      RP in
                                                                                                                      foreign
                                                                                                                     currency

    "       "        ING            National housing      2000-03-31  2005-03-31                       17,550,000      RP in
                                        fund00-03                                                                     foreign
                                                                                                                     currency

    "       "      Singapore       15th bond issued by    1999-02-13  2006-02-13                       40,000,000      RP in
                   Development        Korea Deposit                                                                   foreign
                     Bank               Insurance                                                                    currency
                                  Corporation 990213-70

    "       "      Smitomo         15th bond issued by    1999-02-13  2006-02-13                       71,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 990213-70

    "       "      Smitomo         15th bond issued by    1999-02-13  2006-02-13                       75,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 990213-70

    "       "      Smitomo         15th bond issued by    1999-02-13  2006-02-13                       10,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 990213-70

    "       "      Smitomo         32nd bond issued by    1999-10-29  2004-10-29                          500,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 991029-50

    "       "      Smitomo         53rd bond issued by    2001-02-12  2006-02-12                        5,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010212-50

    "       "        ABN           55th bond issued by    2001-03-09  2006-03-09                       20,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010309-50

    "       "      Smitomo         63rd bond issued by    2001-07-13  2004-07-13                       20,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010713-30

    "       "      Smitomo         67th bond issued by    2001-09-06  2006-09-06                      100,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010906-50

    "       "      Smitomo         72nd bond issued by    2001-09-29  2008-09-29                       60,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010929-70

                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "        ABN           72nd bond issued by    2001-09-29  2008-09-29                        8,300,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 010929-70

    "       "      Smitomo         73rd bond issued by    2001-10-10  2008-10-10                       10,000,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 011010-70

    "       "        ABN           73rd bond issued by    2001-10-10  2008-10-10                        9,700,000      RP in
                                      Korea Deposit                                                                   foreign
                                        Insurance                                                                    currency
                                  Corporation 011010-70

    "       "        ABN            79th bond issued      2002-10-21  2007-10-21                       10,000,000      RP in
                                    by Korea Deposit                                                                  foreign
                                        Insurance                                                                    currency
                                  Corporation 021021-50

    "       "      Smitomo          Foreign currency      2003-08-07  2006-08-07                       14,000,000      RP in
                                      equalization                                                                    foreign
                                        fund03-03                                                                    currency

    "       "      Smitomo          Foreign currency      2003-08-07  2006-08-07                       10,000,000      RP in
                                      equalization                                                                    foreign
                                        fund03-03                                                                    currency

    "       "      Smitomo          Foreign currency      2003-08-07  2006-08-07                        5,000,000      RP in
                                      equalization                                                                    foreign
                                        fund03-03                                                                    currency

    "       "      Smitomo          Foreign currency      2003-08-07  2006-08-07                       20,000,000      RP in
                                      equalization                                                                    foreign
                                        fund03-03                                                                    currency

    "       "      Smitomo          Foreign currency      2003-08-07  2006-08-07                       15,000,000      RP in
                                      equalization                                                                    foreign
                                        fund03-03                                                                    currency

    "       "      Singapore        Foreign currency      2003-08-07  2006-08-07                       40,000,000      RP in
                   Development        equalization                                                                    foreign
                     Bank               fund03-03                                                                    currency

    "       "      Bank of              Monetary          2002-11-21  2004-11-21                       10,000,000      RP in
                   Chinese            stabilization                                                                   foreign
                   Co., Ltd.         fund38741-00221                                                                 currency

    "       "      Bank of              Monetary          2002-11-21  2004-11-21                       10,000,000      RP in
                   Chinese,           stabilization                                                                   foreign
                   Co., Ltd.         fund38741-00221                                                                 currency

    "       "      Smitomo              Monetary          2002-12-05  2004-12-05                       10,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund38743-00205                                                                 currency

    "       "      Bank of              Monetary          2002-12-18  2004-12-18                       10,000,000      RP in
                   Chinese,           stabilization                                                                   foreign
                   Co., Ltd.         fund38745-00218                                                                 currency

    "       "      Bank of              Monetary          2002-12-18  2004-12-18                       10,000,000      RP in
                   Chinese,           stabilization                                                                   foreign
                   Co., Ltd.         fund38745-00218                                                                 currency

    "       "        ABN                Monetary          2003-01-17  2005-01-17                       20,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39002-00217                                                                 currency

    "       "      Smitomo              Monetary          2003-01-17  2005-01-17                       30,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39002-00217                                                                 currency

    "       "      Smitomo              Monetary          2003-03-13  2004-03-11                      100,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39015-36413                                                                 currency

    "       "      Bank of              Monetary          2003-04-10  2004-10-07                       10,000,000      RP in
                   Chinese,           stabilization                                                                   foreign
                   Co., Ltd.         fund39025-54610                                                                 currency

    "       "      Fortis               Monetary          2003-05-22  2004-11-18                       40,000,000      RP in
                     bank             stabilization                                                                   foreign
                                     fund39033-54622                                                                 currency

    "       "      Fortis               Monetary          2003-10-02  2005-03-01                       35,000,000      RP in
                     bank             stabilization                                                                   foreign
                                     fund39061-54602                                                                 currency

    "       "        ABN                Monetary          2003-01-06  2005-01-06                       10,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39701-00216                                                                 currency

    "       "      Smitomo              Monetary          2003-01-06  2005-01-06                       10,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39701-00216                                                                 currency

    "       "      Smitomo              Monetary          2003-02-06  2005-02-06                       60,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39703-00206                                                                 currency

    "       "      Smitomo              Monetary          2003-03-06  2005-03-06                       40,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39707-00206                                                                 currency

    "       "      Bank of              Monetary          2003-05-02  2005-05-02                      100,000,000      RP in
                   Chinese,           stabilization                                                                   foreign
                   Co., Ltd.        fund 39713-00202                                                                  currency




                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "      Fortis               Monetary          2003-07-16  2005-07-16                       10,000,000      RP in
                     bank             stabilization                                                                   foreign
                                     fund39723-00216                                                                 currency

    "       "      Fortis               Monetary          2003-08-07  2005-08-07                       10,000,000      RP in
                     bank             stabilization                                                                   foreign
                                     fund39725-00207                                                                 currency

    "       "        ABN                Monetary          2003-10-16  2005-10-16                       10,000,000      RP in
                                      stabilization                                                                   foreign
                                     fund39735-00216                                                                 currency

    "       "      The             Treasury bond03-06     2003-09-09  2008-09-09                       18,000,000      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             Treasury bond95-03     1995-09-20  2005-09-20                       18,000,000      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             Treasury bond95-03     1995-09-20  2005-09-20                        6,517,000      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             Treasury bond97-02     1997-04-23  2004-04-23                        4,000,000      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             Treasury bond97-05     1997-10-29  2004-10-29                        4,000,000      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             Treasury bond97-06     1997-11-05  2007-11-05                        3,431,200      Daily
                   Bank of                                                                                           overdraft
                    Korea                                                                                              loan

    "       "      The             15th bond issued by    1999-02-13  2006-02-13                       60,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 990213-70

    "       "      The             21st bond issued by    1999-05-06  2006-05-06                      140,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 990506-70

    "       "      The             30th bond issued by    1999-09-29  2006-09-29                       20,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 990929-70

    "       "      The             30th bond issued by    1999-09-29  2006-09-29                       52,051,800      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 990929-70

    "       "      The             4th bond issued by     1998-01-30  2005-01-30                        6,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 980130-70

    "       "      The             61st bond issued by    2001-06-21  2004-06-21                       20,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 010621-30

    "       "      The             63rd bond issued by    2001-07-13  2004-07-13                       20,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 010713-30

    "       "      The             76th bond issued by    2001-12-17  2008-12-17                       40,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 011217-70

    "       "      The             79th bond issued by    2002-10-21  2007-10-21                       10,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 021021-50

    "       "      The             81st bond issued by    2002-12-09  2007-12-09                       10,000,000      Daily
                   Bank of            Korea Deposit                                                                  overdraft
                    Korea               Insurance                                                                      loan
                                  Corporation 021209-50

    "       "      The              Foreign currency      2000-10-18  2005-10-18                        9,000,000      Daily
                   Bank of        equalization fund00-6                                                              overdraft
                    Korea                                                                                              loan

    "       "      The              Foreign currency      2003-08-07  2006-08-07                       50,000,000      Daily
                   Bank of            equalization                                                                   overdraft
                    Korea               fund03-03                                                                      loan

    "       "      The              Foreign currency      2003-08-07  2006-08-07                       28,000,000      Daily
                   Bank of            equalization                                                                   overdraft
                    Korea               fund03-03                                                                      loan

    "       "      The              Foreign currency      2003-07-04  2008-07-04                       20,000,000      Daily
                   Bank of        equalization fund03-2                                                              overdraft
                    Korea                                                                                              loan

    "       "      The                  Monetary          2002-09-26  2004-09-26                       20,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund38733-00226                                                                   loan

    "       "      The                  Monetary          2003-01-17  2005-01-17                       20,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                   Korea            fund 39002-00217                                                                   loan

                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "      The                  Monetary          2003-01-17  2005-01-17                       10,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39002-00217                                                                   loan

    "       "      The                  Monetary          2003-02-13  2004-08-12                       20,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39011-54613                                                                   loan

    "       "      The                  Monetary          2003-04-10  2004-10-07                       40,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39025-54610                                                                   loan

    "       "      The                  Monetary          2003-10-02  2005-03-31                        2,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39061-54602                                                                   loan

    "       "      The                  Monetary          2003-02-06  2005-02-06                       80,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39703-00206                                                                   loan

    "       "      The                  Monetary          2003-02-20  2005-02-20                       10,000,000      Daily
                   Bank of            stabilization                                                                  overdraft
                    Korea            fund39705-00220                                                                   loan

    "       "      The             Treasury bond03-06     2003-09-09  2008-09-09                       82,000,000      Loan
                   Bank of                                                                                           security
                    Korea

    "       "      The              Treasury bond03-1     2003-01-08  2006-01-08                       10,000,000      Loan
                   Bank of                                                                                           security
                    Korea

    "       "      The              Treasury bond97-5     1997-10-29  2004-10-29                        5,000,000      Loan
                   Bank of                                                                                           security
                    Korea

    "       "      The             30th bond issued by    2000-03-31  2005-03-31                        5,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea               Insurance
                                    Corporation 00-3

    "       "      The              National housing      2001-02-28  2006-02-28                        5,000,000      Loan
                   Bank of             fund2001-02                                                                   security
                    Korea

    "       "      The             15th bond issued by    1999-02-13  1906-02-13                      146,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        990213-70

    "       "      The             21st bond issued by    1999-05-06  2006-05-06                       12,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        990506-70

    "       "      The             30th bond issued by    1999-09-29  2006-09-29                      260,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        990929-70

    "       "      The             3rd bond issued by     1998-01-23  2004-07-23                        3,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        980123-65

    "       "      The             48th bond issued by    2000-12-30  2005-12-30                       30,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        001230-52

    "       "      The             50th bond issued by    2001-01-31  2006-01-31                       10,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010131-50

    "       "      The             54th bond issued by    2001-02-21  2006-02-21                       20,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010221-50

    "       "      The             54th bond issued by    2001-02-21  2006-02-21                       10,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010221-50

    "       "      The             61st bond issued by    2001-06-21  2004-06-21                       50,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010621-30

    "       "      The             63rd bond issued by    2001-07-13  2004-07-13                       40,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010713-30

    "       "      The             69th bond issued by    2001-09-21  2008-09-21                       25,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        010921-70

    "       "      The             79th bond issued by    2002-10-21  2007-10-21                       20,000,000      Loan
                   Bank of            Korea Deposit                                                                  security
                    Korea         Insurance Corporation
                                        021021-50

    "       "      The             80th bond issued by    2002-11-18  2007-11-18                       10,000,000      Loan
                   Bank of            Korea                                                                          security
                    Korea           Deposit Insurance
                                      Corporation
                                        021118-50

                                                                                            PRIORITY
                                                                                              AND
                                                                                            MAXIMUM                   REMARKS
                                                                                             AMOUNT                  (DETAILS
COMPANY                                                    ISSUANCE    MATURITY   SECURITY     OF                       OF
 NAME    RELATION    CREDITOR            SECURITY            DATE        DATE      PERIOD   SECURITY     AMOUNT      SECURITY)
-------------------------------------------------------------------------------------------------------------------------------
    "       "      The              Foreign currency      2003-08-07  2006-08-07                       47,000,000      Loan
                   Bank of            equalization                                                                   security
                    Korea               fund03-03

    "       "      The              Foreign currency      2003-08-07  2006-08-07                       45,000,000      Loan
                   Bank of            equalization                                                                   security
                    Korea               fund03-03

    "       "      The              Foreign currency      2003-08-07  2006-08-07                        5,000,000      Loan
                   Bank of            equalization                                                                   security
                    Korea               fund03-03

    "       "      The                Reorganization      2003-08-20  2006-08-20                       10,000,000      Loan
                   Bank of             fund008-20                                                                    security
                    Korea

    "       "      The             15th bond issued by    1999-02-13  2006-02-13                      1,230,000,00  RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea               Insurance                                                                    of Korea
                                  Corporation990213-70

    "       "      The             15th bond issued by    1999-02-13  2006-02-13                       20,000,000   RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea         Insurance Corporation                                                              of Korea
                                        990213-70

    "       "      The             21st bond issued by    1999-05-06  2006-05-06                       30,000,000   RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea               Insurance                                                                    of Korea
                                  Corporation990506-70

    "       "      The             5th bond issued by     1999-02-13  2006-02-13                       21,240,000   RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea         Insurance Corporation                                                              of Korea
                                        990213-70

    "       "      The             61st bond issued by    2001-06-21  2004-06-21                       30,000,000   RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea         Insurance Corporation                                                              of Korea
                                        010621-30

    "       "      The             61st bond issued by    2001-06-21  2004-06-21                       10,000,000   RP held by
                   Bank of            Korea Deposit                                                                  the Bank
                    Korea         Insurance Corporation                                                              of Korea
                                        010621-30

    "       "      The                  Monetary          2003-10-09  2004-10-07                       53,000,000   RP held by
                   Bank of            stabilization                                                                  the Bank
                    Korea            fund39063-36409                                                                 of Korea
                                          Total                                                       5,035,290,000

Note 1)    As of December 31, 2003

Note 2) Excluding the established amount of Chonse right over the real property for business purpose (KRW14,012 million)

D.         Other Transactions

           - There is no record of transaction with 'Shinhan Financial Group Co., Ltd.' a company involved in the share swap.

7.         MATTERS CONCERNING CONTENTS AND EXERCISE OF THE APPRAISAL RIGHT

A.         Summary

           (1) Wholly Controlling Parent Company ('Shinhan Financial Group Co., Ltd')

                      - Because the share swap shall be executed in accordance with small-scale procedures of share swap provided in Article 360-10 of the Commercial Code, the appraisal right does not apply.

                      - However, if any shareholder with more than 20/100 of the total number of the issued and outstanding shares of Shinhan Financial Group Co., Ltd. provides a notice of the objection to the share swap, the share swap shall not be executed.

           (2)        Wholly Owned Subsidiary ('Chounghung Bank')

                      - Relevant Basis : Article 360-5 of the Commercial Code, Article 191 of the Securities and Exchange Act and Article 62-2 of the Financial Holding Companies Act

                      - A shareholder objecting to the Board resolution regarding the share swap may request the Company to purchase the share in his/her own possession only if he/she has gave Chohung Bank a written notice of the objection to the Board resolution prior to the convention of the General Shareholders' Meeting. The request for the share purchase shall be made by a written notice stating the type and number of such shares within ten(10) days from the date on which the resolution is adopted by the General Shareholders' Meeting.

                      - Chohung Bank, a company involved in the share swap, shall purchase relevant shares within one
                                 (1) month from the date on which shareholders who may exercise appraisal right, if any.

                      - The purchase price of shares shall be determined by a mutual negotiation between the Company and its shareholders. However, if negotiation fails the purchase price shall be the arithmetic average of the three trading volumes weighted average of market closing price for two (2) months, one (1) month and one
                                 (1) week preceding the date of the Board resolution (hereinafter, referred to as the "basis purchase price") as stated Article 84-9, Paragraph 2 of the Enforcement Decree of the Securities and Exchange Act.

                      - If the Company or shareholders with more than 30/100 of the number of shares for which shareholders exercise the appraisal right object to the purchase price that was calculated as stated above, the Financial Supervisory Commission may adjust the purchase price. In such a case, the application for adjusting the purchase price shall be filed within 10 days from the date by which the purchase must be completed.

B.         Scope of shareholders who may exercise Appraisal Rights

           - Under Article 360-5 of the Commercial Code, Article 191 of the Securities and Exchange Act and Article 62-2 of the Financial Holding Companies Act, the appraisal right shall be granted only to the shareholders who (i) give a written notice to the Company of the objection to the Board resolution concerning the share swap by the day immediately prior to the date of the shareholders' meeting, and (ii) holds his/her shares continuously for this period from the date of suspension of entry in the shareholders' registry

                      (i.e., April 21, 2004) to the exercise date. To such extent, only those shareholders who submit a written request for the purchase of his/her shares within ten (10) days from the date of the shareholders meeting may exercise the appraisal rights. However, the shareholders may not exercise the appraisal rights with respect to shares repurchased after such sale.

C.         Estimated Purchase Price of the Shares

              OFFER PRICE FOR NEGOTIATION BY THE                           KRW3,067 PER SHARE
                         COMPANY (KRW)
           ------------------------------------------------------------------------------------------------------
           -          Basis for Calculation          -   Under Article 62-2 of Financial Holding Companies Act
                                                         and Article 84-9 of the Securities and Exchange Act, the
                                                         offer price shall be the arithmetic mean of three (3)
                                                         trading volume-weighted average -- for the past two (2)
                                                         months, one (1) month and one (1) week from preceding
                                                         date of the date of the Board resolution

                                                     -   'Chohung Bank's common shares

                                                         -  weighted average of closing prices of the trading
                                                            volume for two (2) months (A) : KRW3,326.93

                                                         -  weighted average of closing prices of the trading
                                                            volume for one (1) month (B) : KRW2,837.45

                                                         -  weighted average of closing prices of the
                                                            trading volume for one (1) week (C) :
                                                            KRW3,035.26

                                                            -- Basis purchase price (Arithmetic mean of
                                                               A, B, C): KRW3,067

           Method of disposition if the negotiation  Pursuant to Article 62-2 of Financial Holding Companies Act
           fails                                     and Article 191 of the Securities and Exchange Act, in case where the Company or 30/100 or more of the shareholders
                                                     requesting the purchase of shares do not accept the
                                                     basis purchase price, such dissenting shareholders may
                                                     request for an adjustment of the share purchase price
                                                     with the Financial Supervisory Service. Accordingly, the
                                                     purchase price may be subject to change.

                                                     *   Method for adjustment of share purchase price (Article
                                                         95 of the Regulations on Issuance and Public Disclosure
                                                         of Marketable Securities)

                                                     [1] In the event that the Financial Supervisory Service
                                                         adjusts the share purchase price in accordance with the
                                                         provision of Article 191, Item 3 of the Securities and
                                                         Exchange Act, the price shall decided in accordance with
                                                         the following clause:

                                                     1.  In a case where the stock price index as of the closing day of the period during which shareholders may request
                                                         the appraisal right is higher than the stock price index
                                                         as of the date of the Board resolution.

              OFFER PRICE FOR NEGOTIATION BY THE                           KRW3,067 PER SHARE
                         COMPANY (KRW)
           ------------------------------------------------------------------------------------------------------
                                                         A. In case where the standard adjusted price, calculated
                                                            by the following formula on the basis of the price
                                                            calculated according to Article 84-9, Paragraph 2,
                                                            Item 1(hereinafter referred to as "basis purchase
                                                            price" in this clause) is higher than the share price
                                                            as of the closing day of the period during which
                                                            shareholders may request the appraisal right
                                                            (hereinafter referred to as "market price" in this
                                                            clause), the higher price of the basis purchase price
                                                            or the market price

                                                            *   Standard adjusted price=basis purchase price x
                                                                (stock price index effective as of the closing
                                                                day of the period during which shareholders may
                                                                exercise the appraisal right /stock price index
                                                                as of the date of the Board resolution)

                                                         B. In a case where the standard adjusted price is lower
                                                            than the market price, the standard adjusted price

                                                     2.  In a case where the stock price index as of the closing day of the period during which shareholders exercise
                                                         the appraisal right is lower than the stock price index
                                                         as of the date of the Board resolution

                                                         A. In a case where the standard adjusted price is
                                                            higher than the market price, the standard adjusted
                                                            price

                                                         B. In a case where the standard adjusted price is
                                                            lower than the market price, the lower of the basis
                                                            purchase price and the market price

                                                     [2] In applying the provisions of Section 1 above, the share price index as of the date of the Board resolution or
                                                         as of the closing day of the period during which
                                                         shareholders may request the appraisal right shall mean
                                                         the arithmetic average price of the stock price index
                                                         per business type (which means the stock price index per
                                                         industry as calculated and announced by the Korea Stock
                                                         Exchange and the Association) in which the Company
                                                         engages, for seven (7) trading days commencing the date
                                                         of the Board resolution concerning merger or business
                                                         transfer or share swap or the closing day of the period
                                                         during which shareholders may request the appraisal
                                                         right. The market price shall mean the trading volume
                                                         weighted average of

              OFFER PRICE FOR NEGOTIATION BY THE                           KRW3,067 PER SHARE
                         COMPANY (KRW)
           ------------------------------------------------------------------------------------------------------
                                                         the price(based on the closing price) set in the
                                                         securities market of the Company or KOSDAQ market.

                                                         However, in applying the stock price index per business
                                                         type, if the number of companies engaged in the same
                                                         business as the Company, is less than ten (10), or if
                                                         the total market capitalization of the Company is not
                                                         less than 10/100 of the total market capitalization of
                                                         the same industry, or if it is difficult to calculate
                                                         the stock price index of the industry in which the
                                                         Company engage, the stock price index shall be the
                                                         composite stock price index.

                                                     [3] The application for the adjustment of the share purchase price stated in Section 1 above shall be filled before
                                                         ten (10) days from the date by which the Company shall
                                                         finish the purchase.

D. Procedures for the exercise of appraisal rights, and the method, period, and the place thereof

           (1)        Procedures and method for the exercise of appraisal rights

                      [1]        Notice on the objection to the Board resolution

                      - A shareholder of Chohung Bank who objects to the share swap shall give a written notice to the Company of his/her objection by the day immediately prior to the date of the shareholders' meeting for the approval of a resolution for such share swap. However, a beneficiary shareholder who entrusted the shares with the securities company may give a notice of his/her objection through the securities company. In this case, a beneficiary shareholder shall give such a notice of objection two (2) or three (3) business days prior to the date of the shareholders' meeting, by taking into consideration of the time for the business handling by the relevant securities company. (A beneficial shareholder is required to confirm the specific deadline for such notice to his/her trading securities company).

                      * The securities company shall collect the objection notices of the beneficiary shareholders, and notify the same to the Korea Securities Depository by the day immediately prior to the date of the shareholders' meeting. The Korea Securities Depository shall, on behalf of the beneficiary shareholders, give a notice to the Company of their objection by the day immediately prior to the date of the shareholders meeting.

                      [2]        Exercise of appraisal rights

                      - If the share swap agreement is approved at the shareholders' meeting of Chohung Bank, only those who give a written notice of his/her objection to the Board resolution according to the procedures above may request the Company to purchase his/her shares within ten (10) days from the date of resolution of the shareholders' meeting. However, a beneficiary shareholder who entrusted the shares with the securities company may make such a request through the relevant securities company. In this case, a beneficiary shareholder shall make a request for purchase of his/her shares one
                                 (1) or two (2) business days prior to the end of the exercise period of appraisal rights, by taking into consideration of the time for the business handling by the relevant securities company. (A beneficial shareholder is required to confirm the specific deadline set for the exercise of appraisal rights to his/her trading securities company).

                      * The securities company shall collect the notices by the beneficiary shareholders for the exercise of appraisal rights, and notify the same to the Korea Securities Depository.

                      (2)        Exercise period

                      - Notwithstanding the provisions of Article 360-5 of the Commercial Act and Article 191 of the Securities and Exchange Act, the appraisal rights exercise period shall be shortened from 20 days to 10 days, commencing from the date of the shareholders' meeting, pursuant to Article 62-2 of the Financial Holding Companies Act.

                      * A beneficiary shareholder may exercise appraisal rights through the securities company with which he/she entrusted the shares. In this case, a beneficiary shareholder shall exercise such appraisal rights one (1) or two (2) business days prior to the end of the exercise period thereof, by taking into consideration of the time for the business handling by the relevant securities company. (A beneficial shareholder is required to confirm the specific deadline set for such exercise to his/her trading securities company).

                      - Exercise period of appraisal rights: From May 25, 2004 to June 3, 2004

E.         Miscellaneous

           (1) Method of raising the share purchase price: The Company shall raise the share purchase price with its own funds or through borrowing.

           (2)        (Expected) date of payment for the share purchase price:
                      June 18, 2004

           (3)        Method of payment

                      - Registered shareholders : The share purchase price shall be transmitted to the account of their trading securities company.

                      - Beneficiary shareholders : The share purchase price shall be paid in cash or transmitted to their account.

           (4) Please note that other matters regarding the share purchase price and the exercise of appraisal rights may be changed in the course of negotiations with the shareholders and the relevant authorities, (if necessary).

           (5) Details of calculation of the proposed purchase price of the common shares of Chohung Bank

                                                                                                CLOSING PRICE x
                     DATE               CLOSING PRICE (WON)         TRADING VOLUME              TRADING VOLUME
           --------------------------------------------------------------------------------------------------------
                  2004.04.09                             3,120                 1,718,344             5,361,233,280

                  2004.04.08                             3,110                 2,544,643             7,913,839,730

                  2004.04.07                             3,085                 4,920,055            15,178,369,675

                  2004.04.06                             2,950                 6,808,778            20,085,895,100

                  2004.04.02                             2,800                 4,246,640            11,890,592,000

                  2004.04.01                             2,595                 9,008,301            23,376,541,095

                  2004.03.31           Suspension of share trading for one (1) day due to the designation of such shares as the issues for administration.

                  2004.03.30                             2,830                 3,447,214             9,755,615,620

                  2004.03.29                             2,810                 2,405,970             6,760,775,700

                  2004.03.26                             2,770                 2,881,372             7,981,400,440

                  2004.03.25                             2,750                 3,005,073             8,263,950,750

                  2004.03.24                             2,840                 2,146,155             6,095,080,200

                  2004.03.23                             2,890                 2,768,940             8,002,236,600

                  2004.03.22                             2,875                 4,510,539            12,967,799,625

                  2004.03.19                             2,925                 7,049,587            20,620,041,975

                  2004.03.18                             2,800                 6,339,585            17,750,838,000

                  2004.03.17                             2,795                10,119,698            28,284,555,910

                  2004.03.16                             2,620                 9,450,720            24,760,886,400

                  2004.03.15                             2,805                 6,849,314            19,212,325,770

                  2004.03.12                             2,950                15,422,495            45,496,360,250

                  2004.03.11                             3,035                16,991,562            51,569,390,670

                  2004.03.10                             3,000                37,989,463           113,968,389,000

                                                                                                CLOSING PRICE x
                     DATE               CLOSING PRICE (WON)         TRADING VOLUME              TRADING VOLUME
           --------------------------------------------------------------------------------------------------------
                  2004.03.09                             3,435                14,473,352            49,715,964,120

                  2004.03.08                             4,040                 6,789,214            27,428,424,560

                  2004.03.05                             4,125                 4,435,179            18,295,113,375

                  2004.03.04                             4,145                10,914,959            45,242,505,055

                  2004.03.03                             4,245                 8,608,622            36,543,600,390

                  2004.03.02                             4,260                17,576,102            74,874,194,520

                  2004.02.27                             4,140                 1,443,263             5,975,108,820

                  2004.02.26                             4,140                 1,640,340             6,791,007,600

                  2004.02.25                             4,260                 2,841,191            12,103,473,660

                  2004.02.24                             4,280                 1,325,693             5,673,966,040

                  2004.02.23                             4,290                 1,222,618             5,245,031,220

                  2004.02.20                             4,370                 1,932,320             8,444,238,400

                  2004.02.19                             4,340                 3,604,956            15,645,509,040

                  2004.02.18                             4,045                 2,959,688            11,971,937,960

                  2004.02.17                             4,245                 2,278,411             9,671,854,695

                  2004.02.16                             4,190                 2,757,754            11,554,989,260

                  2004.02.13                             4,135                 6,005,514            24,832,800,390

                  2004.02.12                             3,950                 1,919,781             7,583,134,950

           Trading volume weighted average of share price for                                         3,326.93 Won
                           the past 2 months

           Trading volume weighted average of share price for                                         2,837.45 Won
                            the past 1 month

           Trading volume weighted average of share price for                                         3,035.26 Won
                            the past 1 week

                       Basis share purchase price                                                        3,067 Won

8.         OTHER MATTERS REGARDING PROTECTION OF THE INVESTORS

A. Matters regarding (i) listing of the new shares issued by the share swap and transfer with the Korea Stock Exchange; (ii) registration of such shares with the KOSDAQ; and (iii) the trading thereof

           - The expected delivery date of the shares to be newly issued by this share swap shall be July 1, 2004, and the expected date of listing of such shares shall be July 2, 2004, all of which, however, may be changed through negotiations with the competent authorities.

B. Details of change in the shareholding ratio of the largest shareholders and the major shareholders due to the share swap and transfer

(1) Status of the largest shareholders and the major shareholders of the wholly-controlling parent company after the share swap and transfer

                                                                                 (Unit: Share,  %)
---------------------------------------------------------------------------------------------------
CLASSIFICATION            NAME OF       CLASS OF SHARES          NUMBER OF           SHAREHOLDING
                       SHAREHOLDERS                                SHARES                RATIO
---------------------------------------------------------------------------------------------------
      Largest           BNP Paribas      Common Shares           13,557,832               4.33
   Shareholders         Luxembourg       Preferred Shares                 -                  -
                           Total         Common Shares           13,557,832               4.33
                                         Preferred Shares                 -                  -
       Other           Korea Deposit     Common Shares                    -                  -
   Shareholders          Insurance
                        Corporation      Preferred Shares        91,304,564               22.26

Note: 1) The shareholding ratio after the share swap as above is obtained based on the number of shares calculated by adding the maximum number of shares to be issued by this share swap to the number of shares issued and outstanding.

      2) After this share swap, no major shareholder defined by the Securities and Exchange Act exists in Shinhan Financial Group.

            * Currently, Korea Deposit Insurance Corporation owns the
              non-voting preferred shares.

      3) Shinhan Bank sold all of its own 29,873,359 shares of common stock of Shinhan Financial Group as of December 31, 2003, in after hours block trading before the commencement of session on March 3, 2004.

      4) The shareholding ratio of the preferred shares of the Korea Deposit Insurance Corporation above is obtained based on the total number of issued shares, which include both the common shares and the preferred shares.

(2) Status of the largest shareholders and the major shareholders before the share swap and transfer

Shinhan Financial Group                                                          (Unit :Share, %)
---------------------------------------------------------------------------------------------------
                          NAME OF         CLASS OF SHARES          NUMBER OF
CLASSIFICATION         SHAREHOLDERS                                 SHARES              EQUITY
---------------------------------------------------------------------------------------------------
    Largest             BNP Paribas       Common Shares           13,557,832             4.61
 Shareholders           Luxembourg        Preferred Shares                 -                -

                           Total          Common Shares           13,557,832             4.61
    Other                                 Preferred Shares                 -                -
 Shareholders           Shinhan Bank      Common Shares           29,873,359            10.15
                                          Preferred Shares                 -                -
                        Korea Deposit     Common Shares                    -                -
                         Insurance
                        Corporation       Preferred Shares        91,304,564            23.31

Note: 1)    The above is prepared as of December 31, 2003.

      2) Shinhan Bank may not exercise its voting rights pursuant to Article 48 of the Financial Service Modernization Act. The Korea Deposit Insurance Corporation shall not exercise any voting rights with respect to its own preferred


                                      -32
                           shares. (However, it may exercise the voting rights if and only to the extent that no dividends are paid to the shareholders of such preferred shares). Therefore, BNP Paribas Luxembourg shall be deemed as the largest shareholder based on the number of the voting shares.

                     3) Shinhan Bank sold all of its own shares of Shinhan Financial Group in after hours block trading prior to the commencement of session on March 3, 2004, (the share purchase price of which was paid on March 5).

                     4) The shareholding ratio of the preferred shares of the Korea Deposit Insurance Corporation above is obtained based on the total number of issued shares, which include both the common shares and the preferred shares.

C.          Other matters regarding investment decision making

           (1) With respect to the details of change in the shareholding ratio of the largest shareholders and the major shareholders of Shinhan Financial Group, a wholly-controlling parent company, before and after the share swap

           - Details of change in the shareholding ratio as seen above is obtained based on their equity as of Decembre 31, 2003, which, therefore, might be different from the equity they actually owned.

           - Details of change in the shareholding ratio after the share swap above is obtained based on the maximum number of shares to be issued through this share swap, which, therefore, may be changed based on the number of shares to be actually issued from such share swap.

          (2) With respect to tender offer by Shinhan Financial Group of the common shares of Chohung Bank

           - Shinhan Financial Group, the party concerned in this share swap, resolved tender offer of the common shares of Chohung Bank at the Board of Directors' meeting held on April 12, 2004, on the following terms and conditions.

                     * Number of tender offered shares: 27,109,657 shares (equivalent to 3.77% of the equity in Chohung
                              Bank)

                     *        Tender offer price: 3,500 Won per share

                     * Tender offer period: From April 26, 2004 to May 17, 2004 (for 22 days)

                     *        Terms and conditions for tender offer

                              [1] If the number of the subscribed shares subject to tender offer is smaller than that of shares expected to be purchased, Shinhan Financial Group shall purchase all of the subscribed shares.

                                [2] If the number of the subscribed shares subject to tender offer exceeds that of target number of shares to be purchased, Shinhan Financial Group shall purchase the subscribed shares in proportion to the target number of shares to be purchased, and it shall not purchase any share in excess of the target number of share to be purchased.

                    * With respect to the details of tender offer, Shinhan Financial Group will announce (and give a public notice) through the tender offer publication and the tender offer statement.

CHAPTER 2. MATTERS CONCERNING THE COMPANY

I.         COMPANY OVERVIEW

           [Company Name: Shinhan Financial Group Co., Ltd.]

1.         OBJECTIVES OF THE COMPANY

A.         Business being conducted by the Company

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------
          1.        To control or manage a financial company or a company having close relation with the financial business;

          2.        To provide the financial support to its subsidiary, etc.
                    (which expression shall include the subsidiary, sub-subsidiary, and the company under the control of sub-subsidiary; hereinafter the same shall apply.);

          3. To invest in the subsidiary or to raise the fund for financial support to its subsidiary, etc.;

          4. To develop and sell the products jointly with its subsidiary, etc., and to provide the business support for joint use of facility, computer system, etc. with its subsidiary, etc.; and

          5. To engage in the other business incidental or related to the foregoing.

B.        Business not being conducted by the Company

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------
          N/A

C.        Business being conducted by the Subsidiaries

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------

           Shinhan Bank

           1.         Banking business under the Banking Act;
           2.         Trust business;
           3.         Foreign exchange business; and
           4.         Other businesses incidental or related to the foregoing.

           Chohung Bank

           1.         Banking business under the Banking Act;
           2.         Trust business;
           3.         Foreign exchange business; and
           4.         Other businesses incidental or related to the foregoing.

           Goodmorning Shinhan Securities Co., Ltd.
           1.         Trading of securities;
           2.         Brokerages of securities trading;
           3.         Intermediation or agency of securities trading;
           4. Intermediation, arrangement or agency for brokerage of securities trading on the Korea Stock Exchange, the Korea
                      Securities Dealers Association, or a similar market in a foreign country;
           5.         Underwriting of securities;
           6.         Arrangement of offering or sale of securities;
           7. Arrangement of a public offering of new or outstanding securities;
           8. Intermediation or agency of securities trading conducted through the Korea ECN Securities Co., Ltd.; trading of securities associated with intermediation services;
           9.         Margin loan service;
           10.        Secured loan (collateralized by securities);
           11.        Securities saving account service;
           12.        Stock (index) futures business;
           13. OTC derivatives transactions; Intermediation, arrangement or agency thereof;
           14. Advisory service for investment and total investment service;
           15.        Evaluation of securities and equity holdings;
           16. Intermediation, arrangement, or agency of corporate mergers & acquisitions;
           17.        Transactions and intermediation of certificate of deposits
                      (CDs);
           18.        Trustee business for offering of corporate bonds;
           19.        Proxy business related to securities trading;
           20. Financial advisory services on corporate management, restructuring and financing;
           21. Lending and borrowing of securities; Intermediation, arrangement or agency thereof;
           22. Underwriting of securities issued through a method other than a public offering; Intermediation, arrangement or agency thereof;

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------
           23.        Transactions of loan receivables and other transactions
                      related thereto; Intermediation, arrangement or agency
                      thereof;
           24.        Securities custody business;
           25.        Real estate leasing;
           26.        Business related to management of vault for customers;
           27.        Lending of securities held by the Company to institutional investors;
           28.        Sales of lottery tickets, admission tickets and other
                      similar services;
           29.        training related to securities;
           30.        Publication of periodicals and books;
           31.        Rental or sale of IT system or software in relation to
                      securities business;
           32.        Fiduciary service regarding servicer and special purpose
                      company (SPC) businesses pursuant to the Asset
                      Securitization Act;
           33.        Trading, brokerage, intermediation or agency of futures
                      and options; Intermediation, arrangement or agency for
                      brokerage of futures and options trading;
           34.        Paying agency service related to corporate bonds;
           35.        Securities business in overseas markets;
           36.        Discount and trading of corporate papers(CPs);
           37.        Intermediation of trading of CPs;
           38.        Brokerage of sale of investment trust beneficiary
                      certificates;
           39.        Brokerage of sale of mutual funds;
           40.        Wrap account service;
           41.        Agency and intermediation for sale of insurance products;
                      and
           42.        Other businesses incidental or related to the foregoing.

           Shinhan Card Co., Ltd.

           1.         Credit card services defined by the Specialized Credit
                      Financial Business Act;
           2.         Agency and entrustment of the business set forth in Item
                      1 above;
           3. Telemarketing, insurance agency service, travel-related services;
           4.         Exchange of money;
           5.         Card production services;
           6.         Organization and operation of various clubs for members;
           7.         Business-related publications;
           8.         Real estate leasing;
           9.         Conduct of the foregoing services through the Internet;
                      and
           10. Other businesses incidental to the foregoing and prescribed by the relevant laws and regulations.

           Shinhan Capital Co., Ltd.

           1. Leasing of facilities, equipment, machinery, heavy machinery, vehicles, vessels and aircrafts, and real estates and property rights directly related thereto
                      (hereinafter the "Products");
           2.         Sale of the Products through a deferred payment method;
           3.         Installment financing;
           4.         New technology financing;

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------
           5.         Grant of credit loans or collateral loans;
           6.         Discount of notes;
           7.         Assumption and collection of accounts receivables held by
                      a company from the supply of the goods and services;
           8.         Payment guarantees;
           9.         Purchase of credits held by other specialized or crossover credit finance companies and securities backed by such
                      credits; and
           10.        Credit check and other incidental businesses related to
                      the foregoing Items 1 through 7.

           Jeju Bank

           1.         Banking business under the Banking Act;
           2.         Trust business;
           3.         Foreign exchange business; and
           4.         Other businesses incidental or related to the foregoing.

           Shinhan BNP Paribas Investment Trust Management Co., Ltd.

           1.         Investment and trust of securities;
           2.         Advisory services for investment;
           3.         Raising of futures investment funds;
           4.         Call transactions;
           5.         Purchase of notes; and
           6.         Other businesses incidental or related to the foregoing
                      Items 1 through 5.

           Shinhan Macquarie Financial Advisory Co., Ltd.

           1.         Asset-based financing;
           2.         Advisory services for project financing;
           3.         Infrastructure management;
           4.         Structured finance;
           5.         Cross-border leasing;
           6.         Technology and infrastructure mergers and acquisitions;
           7.         Specialized funds management; and
           8.         Other businesses incidental or related to the foregoing.

           e-Shinhan Inc.

           1. Processing of comprehensive financial information and provision of information through the Internet;
           2.         Financial advisory service through the Internet;
           3.         Brokerage of financial products sold through the Internet;
           4. Provision of real estate information and brokerage of real estate-related products through the Internet;
           5.         Development and sale of software;
           6.         Advertising services and advertising agency services;

                                       OBJECTIVES                                            REMARKS
----------------------------------------------------------------------------------------------------
           7.         Development of various Internet contents and sale of
                      products;
           8.         Telemarketing for brokerage of financial products;
           9.         Specific telecommunications service; and
           10.        Other businesses incidental or related to the foregoing.

           Shinhan Credit Information Co., Ltd.

           1.         Debt collection services;
           2.         Credit check; and
           3.         Other businesses incidental or related to the foregoing.

           SH&C Life Insurance Co., Ltd.

           1.         Personal insurance;
           2.         Reinsurance of personal insurance policies;
           3. Operation of assets incidental or related to life insurance; and
           4.         Other businesses incidental or related to the foregoing.

D.         Business to be implemented by stock swap and transfer in the future

           -         N/A

2.         HISTORY OF THE COMPANY

A.         History of Relevant Company

           (1)       Proceedings of the Establishment and Changes Thereafter

                     1)         Date of Establishment: September 1, 2001

                     2)         Location of the Head Office and the Change
                                Thereof: 120, 2Ga, Taepyung-Ro, Jung-Gu, Seoul, Korea

                     3)         Branch, Business Office and Office, etc.

                                -         N/A

                     4)         Material Change of the Management

                                September 1, 2001          Chairman/President             Eung Chan Ra
                                March 31, 2003             Chairman                       Eung Chan Ra
                                                           CEO/President                  Choi, Young Hwi

                     5)         Change of Largest Shareholder

                              December 14, 2001:      The largest shareholder was changed from Daekyo Co.,
                                                      Ltd. and two others (4,754,679 shares, 1.63%) to BNP
                                                      Paribas (11,693,767 shares, 4%).

                              February 7, 2002:       The largest shareholder was changed from BNP Paribas to BNP
                                                      Paribas Luxembourg (11,693,767 shares, 4%), an affiliate of BNP
                                                      Paribas.

                              *         The number of shares held by BNP Paribas Luxembourg is 13,557,832 shares and its equity share is 4.6% as of the end of December 2003.
                                        (additional acquisition of 1,864,065 shares by capital increase via third-party allotment)

                    6)        Material Change of Business Objectives

                              N/A

                    7)        Any Other Material Change after the Establishment

                    - April 4, 2002 Execution of purchase agreement of 51% equity shares owned by Korea Deposit Insurance Corporation and Jeju Bank

                    - April 8, 2002 Execution of purchase agreement of 30% common shares held by Goodmorning Securities with Asia Pacific Growth II, LP etc.

                    - May 10, 2002 Obtaining of approval of incorporation of Jeju Bank as SFG subsidiary

                    - June 4, 2002 Credit card division of Shinhan Bank was spun off and established Shinhan Card Co, Ltd.

                    -         July 8, 2002 Establishment of Shinhan Credit
                              Information

                    - August 1, 2002 Goodmorning Securities was launched followed by the merger between Goodmorning Securities Co., Ltd. and Shinhan Securities Co., Ltd.

                    - September 16, 2002 Withdrawal of Goodmorning ITMC from sub-subsidiary

                    - September 23, 2002 Execution of agreement for sale of 50%-1 equity shares owned by Shinhan ITMC to BNP Paribas Asset

                              Management Group [the company name was changed to Shinhan BNP Paribas Investment Trust Management Co., Ltd.]

                    -         October 1, 2002 Establishment of SH&C life
                              Insurance

                    - June 9, 2003 Execution of agreement for sale of 49% equity share of Shinhan Credit Information Co., Ltd. to Loan Star Fund

                    - July 9, 2003 Execution of agreement for acquisition of 80.04% equity ownership of Chohung Bank from the Korea Deposit Insurance Corporation

                    - August 18, 2003~August 19, 2003 Acquisition of 80.04% equity ownership of Chohung Bank from the Korea Deposit Insurance Corporation

                    - September 5, 2003 Obtaining of approval of incorporation of Chohung Bank as SFG subsidiary

                    -         September 16, 2003 Registration with U.S.
                              Securities Exchange Commission and listing on New York Stock Exchange

                    - November 20, 2003 Acquisition of bank holding company license in the US market from the Federal Reserve Board

                    - December 26, 2003 Chohung Bank's additional investment equivalent to 200 billion won (81.15% shareholding after investment)

                    -         March 3, 2004 Sold 29,873,359 shares (10.15%) of
                              the Company owned by Shinhan Bank in the market (Settlement on the 5th day of March)

          (2)       Change of Corporate Name

                    N/A

          (3)       Stock Swap and Transfer and Business Sale and Purchase

                    - Establishment of the financial holding company by stock transfer method on September 1, 2001

                              * Subject Companies: Shinhan Bank, Shinhan Securities, Shinhan Capital, Shinhan
                                        ITMC) (former company names used)

                              * Issuance of common shares of 292,344,192 shares by stock transfer.

                    - Pursuant to Article 360, Paragraph (9) and (10) of Commercial Code, small scale and simple stock swaps with Shinhan Bank are carried out as below.

                              * 1st: June 6, 2002 (Issuance of 15,891 new shares in common shares)

                              * 2nd: October 1, 2002 (Issuance of 786 new shares in common shares)

                              * 3rd: December 31, 2002 (Issuance of 256 new shares in common shares)

                              * 4th: October 1, 2003 (Issuance of 11,626 new shares in common shares)

                              * 5th: December 31, 2003 (Issuance of 164,484 new shares in common shares)

                              * The foregoing stock swaps are between additionally issued common shares of Shinhan Bank and common shares of `Shinhan Financial Group' pursuant to the enforcement of the rights of bonds with warrants that Shinhan Bank has already issued.

          (4)       Occurrence of Important Matters relating to the Management

          - December 12, 2001 Execution of "Agreement for strategic alliance and establishment of a joint-venture company (bancassurance and consumer banking part)" with BNP Paribas Group

          - April 4, 2002 Execution of "Jeju Bank's Share (51%) Purchase Agreement" with Korea Deposit Insurance Corporation

          - April 8, 2002 Execution of "Goodmorning Securities Co., Ltd.'s Share (30% of common shares) Purchase Agreement" with Asia Pacific Growth II, LP and others

          - August 9, 2002 Execution of "Strategic alliance agreement on investment trust management business" with BNP Paribas Group (BNP PAM)

          - September 23, 2002 Execution of "Agreement for sale of 3,999,999 shares (50%-1 shares) owned by Shinhan ITMC" with BNP Paribas Asset Management Group

          - June 9, 2003 Execution of "Agreement for sale of shares of Shinhan Credit Information Co., Ltd. [49% of total number of issued and outstanding shares (294,000 shares)]" with Loan Star Fund

          - July 9, 2003 Execution of "Chohung Bank's Share [543,570,144 shares (80.04% of total number of issued and outstanding shares)] Purchase Agreement" with Korea Deposit Insurance Corporation

          - December 26, 2003 Chohung Bank's additional investment equivalent to 200 billion won (equity share of 81.15% after the investment)

          - March 5, 2004 Sold 29,873,359 shares (10.15%) of the Company owned by Shinhan Bank in the market

B.        Corporate Group to which the Company belongs

          (1)       Summary of the Corporate Group

                    1)        Corporate Name: Shinhan Financial Group

                    2)        History

                    - May 24, 2000 Announcement of establishment of Shinhan Financial Group Co., Ltd. (hereinafter, Shinhan Financial Group)

                    - June 28, 2001 Resolution of the Board of Directors' meeting of Shinhan Bank, Shinhan Securities, Shinhan Capital, Shinhan ITMC for establishment of financial holding company; execution of MOU for strategic alliance with BNP Paribas Group; application for preliminary approval of establishment of Shinhan Financial Group

                    - July 27, 2001 Obtaining of preliminary approval of establishment of Shinhan Financial Group

                    - August 9, 2001 Approval of share transfer for establishment of Shinhan Financial Group at an extraordinary general meeting of shareholders

                    - August 22, 2001 Application for approval of establishment of Shinhan Financial Group

                    - August 31, 2001 Obtaining of approval of establishment of Shinhan Financial Group

                    - September 1, 2001 Registration of establishment of Shinhan Financial Group; incorporation of E-Shinhan and Shinhan Macquarie as SFG subsidiary

                    -         September 10, 2001 Listing of SFG's shares

                    - December 12, 2001 Execution of the strategic alliance agreement with BNP Paribas Group and establishment of joint corporation

                    - December 31, 2001 Registration of dissolution of Shinhan Complex Laboratory as sub-subsidiary (subsidiary of Shinhan Bank)

                    - April 4, 2002 Execution of purchase agreement of 51% equity shares owned by Korea Deposit Insurance Corporation and Jeju Bank

                    - April 8, 2002 Execution of purchase agreement of 30% common shares held by Goodmorning Securities with Asia Pacific Growth II, LP etc.

                    - May 10, 2002 Obtaining of approval of incorporation of Jeju Bank as SFG subsidiary

                    - May 24, 2002 Obtaining of approval of incorporation of Shinhan Card as SFG subsidiary

                    -         July 8, 2002 Establishment of Shinhan Credit
                              Information

                    - July 26, 2002 Obtaining of approval of incorporation of Goodmorning Shinhan Securities (merged with Goodmorning Securities and Shinhan Securities) as SFG subsidiary

                    -         August 1, 2002 Launching of Goodmorning Shinhan
                              Securities

                    - September 16, 2002 Withdrawal of Goodmorning ITMC from sub-subsidiary

                    - September 23, 2002 Execution of agreement for sale of 50%-1 equity shares (3,999,999 shares) owned by Shinhan ITMC to BNP Paribas Group

                    -         October 1, 2002 Establishment of SH&C life
                              Insurance

                    - June 9, 2003 Execution of agreement for sale of 49% equity shares (294,000 shares) owned by Shinhan Credit Information to Lone Star Fund

                    - July 9, 2003 Execution of "Chohung Bank's Share [543,570,144 shares (80.04% of issued and outstanding shares)] Purchase Agreement" with Korea Deposit Insurance Corporation

                    - August 18, 2003~August 19, 2003 Acquisition of 80.04% equity ownership of Chohung Bank from Korea Deposit Insurance Corporation

                    - September 5, 2003 Obtaining of approval of incorporation of Chohung Bank as SFG subsidiary

                    -         September 16, 2003 Registration with U.S.
                              Securities Exchange Commission and listing on New York Stock Exchange

                    - November 20, 2003 Acquisition of bank holding company license in the US market from the Federal Reserve Board

                    - December 26, 2003 Chohung Bank's additional investment equivalent to 200 billion won (81.15% shareholding after investment)

          (2)       Companies belonging to the Corporate Group

CLASSIFICATION  NUMBER OF                 COMPANY NAME                              REMARKS
                 COMPANY
--------------------------------------------------------------------------------------------------
    Listed          1      Shinhan Financial Group                                  Parent
    Company                                                                         Company
                    ------------------------------------------------------------------------------
                    3      Chohung Bank, Goodmorning Shinhan Securities, Jeju
                           Bank                                                     Subsidiary
--------------------------------------------------------------------------------------------------
                           Shinhan Bank, Shinhan Card, Shinhan Capital,
   Unlisted                Shinhan BNP Paribas ITMC, E-Shinhan,
    Company                Shinhan Macquarie, Shinhan Credit Information,
                    8      SH&C life Insurance                                      Subsidiary
                   -------------------------------------------------------------------------------
                   12      Shinhan Data System, Shinhan Finance,
                           Chohung ITM, Chohung Finance, CHB America Bank,
                           Chohung Bank GmbH, Chohung Vina Bank
                           CHB Valuemeet 2001 year 1st Securitization
                           CHB Valuemeet 2001 year 2nd Securitization
                           CHB Valuemeet 2002 year 1st Securitization
                           Goodmorning Shinhan Securities Europe Ltd.               Sub-subsidiary
                           Goodmorning Shinhan Securities USA Inc.
--------------------------------------------------------------------------------------------------
    Total          24     -                                                        -


Note 1) Pursuant to the "Resolution of debt-equity swap by the creditor financial institutions of Samyang Foods Co., Ltd.", the subsidiaries, Shinhan Bank and Shinhan Capital converted the loan receivables of Samyang Foods Co., Ltd. into equity as of June 26, 2003, and thereby became the largest shareholder of Samyang Foods Co., Ltd.

Note 2) Pursuant to the "Resolution made at the council of the creditor financial institutions of Ssangyong Corporation", the subsidiaries, Chohung Bank and Shinhan Bank converted the loan receivables into equity, and thereby became the largest shareholder of Ssangyong Corporation with the equity share of 45.5%.

Note 3)   Shinhan Eun System was changed to Shinhan Data System on October 10,
          2003.

          (3)       Relevant Laws and Regulations

                    - See to the Financial Holding Company Act and its Supervisory Regulations, Securities and Exchange Act and its Supervisory Regulations, and the Fair Trade Act and Regulations.

3.         CHANGE OF CAPITAL STOCK

A.         Changes of Capital Stock

                                                                                                         (Unit : Share, Won)
                                DESCRIPTION OF INCREASED (DECREASED) SHARES
                                -------------------------------------------

                                                              PAR                                        METHOD OF
                                                             VALUE     ISSUE         CAPITAL STOCK       ALLOCATION         CAPITAL
  DATE        CAUSE             TYPE            VOLUME        PER    PRICE PER       AFTER CAPITAL         OF NEW          INCREASE
                                                SHARES       SHARE     SHARE      INCREASE (DECREASE)      SHARES            RATIO
-----------------------------------------------------------------------------------------------------------------------------------
 2001.09.01   Incorporation  Common share     292,344,192     5,000    11,761      1,461,720,960,000     Share transfer         -
 2002.06.06     Share swap   Common share          15,891     5,000         -      1,461,800,415,000     Share swap        0.0054 %
 2002.10.01     Share swap   Common share             786     5,000         -      1,461,804,345,000     Share swap        0.0003 %
 2002.12.31     Share swap   Common share             256     5,000         -      1,461,805,625,000     Share swap        0.0001 %

                             Redeemable         6,000,000             150,000
 2003.08.19    Right issue   preferred share                  5,000                1,491,805,625,000     Third party         2.05 %

                             Redeemable        46,583,961              18,086
 2003.08.19    Right issue   preferred share                  5,000    Note 1)     1,724,725,430,000     Third party        15.61 %

                             Redeemable        44,720,603              18,086
                             convertible                               Note 1)
 2003.08.19    Right issue   preferred share                  5,000                1,948,328,445,000     Third party        12.96 %

 2003.09.26    Right issue   Common share       1,864,065     5,000    14,832      1,957,648,770,000     Third party       0.4784 %
 2003.10.01     Share swap   Common share          11,626     5,000         -      1,957,706,900,000     Share swap         0.003 %
 2003.12.31     Share swap   Common share         164,484     5000          -      1,958,529,320,000     Share swap         0.042 %

Note 1) The issue price per share under the financial statements in accordance with Paragraphs 12 and 14 of the Financial Holding Company's Accounting Rules is KRW 10,181.

Note 2) Capital increase ratio = Number of shares increased/Total number of issued and outstanding shares just prior to the capital increase

B.        Convertible Bond

-         N/A

                                                    XXTH
         CLASSIFICATION                        XX CONVERTIBLE         ...           TOTAL
                                                    BOND
-----------------------------------------------------------------------------------------
        Date of Issuance
        Total Par Value

  Method of Allocation of Bond
Period of Request for Conversion

  Conversion Ratio and Price
Type of Shares to be Converted

      Converted Bond           Amount
                          Number of Issued
                               Shares

     Unconverted Bond          Amount
                          Number of Shares
                           to be Issued
                  Remarks

C.        Bond with Warrants

          -         N/A

                    *         Contribution in Kind

                    (1)       Name: Korea Deposit Insurance Corporation

                    (2) Type and volume: 266,349,371 common shares of Chohung Bank

                    (3) Price: The certified appraisal firm (KPMG Samjong Accounting Corp.) assessed at KRW 6,207 per share.

                    (4) Type and volume of the shares granted: 46,583,961 redeemable preferred shares and 44,720,603 redeemable convertible preferred shares newly issued by Shinhan Financial Group

                    (5)       Date of Contribution: August 18, 2003

                    (6) Results of the Court's Review: On July 29, 2003, Shinhan Financial Group obtained the approval on the certified appraisal firm's appraisal results, submitted by Shinhan Financial Group, from the 50th Civil Division of the Seoul District Court.

4.        TOTAL NUMBER OF SHARES, ETC.

A.        Total Number of Shares

                                                                                      (As of December 31, 2003)
           TOTAL NUMBER OF SHARES TO BE ISSUED   TOTAL NUMBER OF SHARES ISSUED    TOTAL NUMBER OF SHARES UNISSUED
-----------------------------------------------------------------------------------------------------------------
                  1,000,000,000 Shares                391,705,864 Shares                608,294,136 Shares

B.        Description of Shares Issued

[Par Value per Share: 5,000 Won] (Unit: Won, Share)    (As of December 31, 2003)

  CLASSIFICATION       TYPES OF SHARE     NUMBER OF SHARES     TOTAL AMOUNT OF PAR        REMARKS
                                              ISSUED                 VALUE
-------------------------------------------------------------------------------------------------
Registered form        Common share         294,401,300       1,472,006,500,000
Registered form         Redeemable           52,583,961         262,919,805,000
                     preferred shares
Registered form         Redeemable           44,720,603         223,603,015,000
                        convertible
                     preferred shares
                Total                       391,705,864       1,958,529,320,000

C.        Treasury Stock

          (1) Acquisition and disposition of treasury stock for retirement by profit

                    -         N/A

          (2) Acquisition and disposition of treasury stock for reasons other than retirement by profit

                    -         N/A

D.        Treasury Stock Fund

          -         N/A

E.        Stock Option

[As of March 30, 2004]                                       (Unit: Won, Share)

                                                                                                             RECENT STOCK
                              NAME OF              NO. OF     NO. OF        NO. OF                               PRICE
 GRANT DATE                     THE      TYPE OF   GRANTED  EXERCISABLE   NO-EXERCISE    EXERCISE   EXERCISE  (OFFERING
             RELATIONSHIP    GUARANTEE    SHARE    OPTION     OPTION        OPTION        PERIOD     PRICE       PRICE)   REMARKS
-----------------------------------------------------------------------------------------------------------------------------------

May 22, 2002   Registered    Eung Chan   Common                                                                           Shinhan
                 Officer         Ra      share     100,000       -          100,000      2008.5.22    18,910    21,200    Financial
                                                                                                                          Group

May 22, 2002   Registered    In Ho Lee   Common     80,000       -           80,000      2008.5.22    18,910    21,200    Shinhan
                 Officer                 share                                                                            Financial
                                                                                                                          Group

May 22, 2002   Registered    Young Hwi   Common     50,000       -           50,000      2008.5.22    18,910    21,200    Shinhan
                 Officer        Choi     share                                                                            Financial
                                                                                                                          Group

May 22, 2002   Non-register  Bhang Gil   Common     20,000       -           20,000      2008.5.22    18,910    21,200    Shinhan
                 Officer        Choi     share                                                                            Financial
                                                                                                                          Group

                                                                                                             RECENT STOCK
                              NAME OF              NO. OF     NO. OF        NO. OF                               PRICE
 GRANT DATE                     THE      TYPE OF   GRANTED  EXERCISABLE   NO-EXERCISE    EXERCISE   EXERCISE  (OFFERING
             RELATIONSHIP    GUARANTEE    SHARE    OPTION     OPTION        OPTION        PERIOD     PRICE       PRICE)   REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            GROUP
                                                                                                                         ----------

May 22, 2002 Non-register   Min Ky Han   Common     1,000        -          1,000       2008.5.22   18,910       21,200   Shinhan
               Officer                   share                                                                            Financial
                                                                                                                          Group

May 22, 2002 Non-register     Youn Soo   Common     2,500        -          2,500       2008.5.22   18,910       21,200   Shinhan
               Officer          Song     share                                                                            Financial
                                                                                                                          Group

May 22, 2002  Officer of
              Affiliated     Sang Hoon   Common    30,000        -         30,000       2008.5.22   18,910       21,200   Shinhan
                Company         Shin     share                                                                            Bank

May 22, 2002  Officer of
              Affiliated     Hong Soon   Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company         Moon     share                                                                            Bank

May 22, 2002      -           Young      Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                              Kook Oh    share                                                                            Bank
                                                                                                                          (Retired)
May 22, 2002  Officer of
              Affiliated      Jae Woo    Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company         Lee      share                                                                            Bank

May 22, 2002      -         Kee Do Nam   Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                                         share                                                                            Bank
                                                                                                                          (Retired)
May 22, 2002  Officer of
              Affiliated     Joong Ok    Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company        Huh       share                                                                            Bank

May 22, 2002  Officer of
              Affiliated    Sahng Dae    Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company        Kim       share                                                                            Bank

May 22, 2002  Officer of
              Affiliated     Myoung      Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company     Kee Jang     share                                                                            Bank

May 22, 2002  Officer of
              Affiliated    Gwang Lim    Common    20,000        -         20,000       2008.5.22   18,910       21,200   Shinhan
                Company       Youn       share                                                                            Bank

May 22, 2002  Officer of
              Affiliated   Christoper    Common    15,000        -         15,000       2008.5.22   18,910       21,200   Shinhan
                Company       Shin       share                                                                            Bank

May 22, 2002  Officer of
              Affiliated    Dae Woon     Common    15,000        -         15,000       2008.5.22   18,910       21,200   Shinhan
                Company       Lee        share                                                                            Bank

May 22, 2002  Officer of
              Affiliated    Dong Girl    Common    30,000        -         30,000       2008.5.22   18,910       21,200   Shinhan
                Company       Lee        share                                                                            Capital

May 22, 2002  Officer of
              Affiliated   Woong Man     Common    10,000        -         10,000       2008.5.22   18,910       21,200   Shinhan
                Company       Son        share                                                                            Capital


May 22, 2002      -        Jung Hun      Common    10,000        -         10,000       2008.5.22   18,910       21,200   Shinhan
                            Hwang        share                                                                            Capital
                                                                                                                          (Retired)
May 22, 2002  Officer of
              Affiliated   Yun Kang      Common    10,000        -         10,000       2008.5.22   18,910       21,200   Shinhan
                Company       Jung       share                                                                            Capital

May 22, 2002  Officer of
              Affiliated     Beom        Common     2,500        -          2,500       2008.5.22   18,910       21,200   Shinhan
               Company    Seong Shin     share                                                                            Credit
                          Byung Kuk                                                                                      Information

May 22, 2002  Employee    Song and       Common
                           other 5       share     12,000        -         12,000       2008.5.22   18,910       21,200       -
                          officers

May 22, 2003  Employee    Duk Jung
                 of       Kim and        Common
              Affiliated    323          share    456,200        -        456,200       2008.5.22   18,910       21,200       -
              Company     officers

May 15, 2003  Registered  Eung Chan      Common   100,000        -        100,000       2009.5.15   11,800       21,200   Shinhan

                                                                                                             RECENT STOCK
                              NAME OF              NO. OF     NO. OF        NO. OF                               PRICE
 GRANT DATE                     THE      TYPE OF   GRANTED  EXERCISABLE   NO-EXERCISE    EXERCISE   EXERCISE  (OFFERING
             RELATIONSHIP    GUARANTEE    SHARE    OPTION     OPTION        OPTION        PERIOD     PRICE       PRICE)   REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
                Officer       Ra          share                                                                            Financial
                                                                                                                           Group

May 15, 2003  Registered     Young Hwi    Common    90,000       -         90,000       2009.5.15    11,800      21,200    Shinhan
                Officer         Choi      share                                                                            Financial
                                                                                                                           Group
May 15, 2003  Non-registered  Bhang Gil   Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
                Officer         Choi      share                                                                            Financial
                                                                                                                           Group
May 15, 2003  Non-registered   Min Ky     Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
                Officer         Han       share                                                                            Financial
                                                                                                                           Group
May 15, 2003  Non-registered  Youn Soo    Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
                Officer         Song      share                                                                            Financial
                                                                                                                           Group
May 15, 2003   Officer of    Sang Hoon    Common    80,000       -         80,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated        Shin      share                                                                            Bank
                Company
May 15, 2003  Officer of     Hong Soon    Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated        Moon      share                                                                            Bank
               Company
May 15, 2003  Officer of      Jae Woo     Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated        Lee       share                                                                            Bank
               Company
May 15, 2003  Officer of      Joong Ok    Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated        Huh       share                                                                            Bank
               Company
May 15, 2003  Officer of     Sahng Dae    Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated       Kim        share                                                                            Bank
               Company
May 15, 2003  Officer of     Gwang Lim    Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated       Youn       share                                                                            Bank
               Company
May 15, 2003  Officer of     Woo Seop     Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated       Cho        share                                                                            Bank
               Company
May 15, 2003  Officer of     Hee Soo      Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated       Kim        share                                                                            Bank
               Company
May 15, 2003  Officer of     Do Heui      Common    20,000       -         20,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated       Han        share                                                                            Bank
               Company
May 15, 2003  Officer of   Christoper     Common    15,000       -         15,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Shin        share                                                                            Bank
               Company
May 15, 2003  Officer of    Dae Woon      Common    15,000       -         15,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Lee         share                                                                            Bank
               Company
May 15, 2003  Officer of    Sung Kyun     Common    30,000       -         30,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Hong        share                                                                            Card
               Company
May 15, 2003  Officer of    Tae Kyu       Common    10,000       -         10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Lee         share                                                                            Card
               Company
May 15, 2003  Officer of    Seong Won     Common    10,000       -         10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Kim         share                                                                            Card
               Company
May 15, 2003  Officer of    Woo Yeob      Common    10,000       -         10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Shim        share                                                                            Card
               Company
May 15, 2003  Officer of    Dong Girl     Common    30,000       -         30,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated      Lee         share                                                                            Capital
               Company
May 15, 2003  Officer of    Yun Kang      Common    10,000       -         10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated

                                                                                                             RECENT STOCK
                              NAME OF              NO. OF     NO. OF        NO. OF                               PRICE
 GRANT DATE                     THE      TYPE OF   GRANTED  EXERCISABLE   NO-EXERCISE    EXERCISE   EXERCISE  (OFFERING
             RELATIONSHIP    GUARANTEE    SHARE    OPTION     OPTION        OPTION        PERIOD     PRICE       PRICE)   REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
               Company         Jung       share                                                                            Capital

May 15, 2003  Officer of      Myoung      Common    10,000      -          10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated     Kee Jang     share                                                                            Capital
               Company

May 15, 2003  Officer of       Beom       Common    10,000      -          10,000       2009.5.15    11,800      21,200    Shinhan
              Affiliated    Seong Shin    share                                                                            Credit
               Company                                                                                                   Information

May 15, 2003   Employee     Byung Kuk     Common    14,600      -          14,600       2009.5.15    11,800      21,200        -
                             Song and     share
                              other 7
                            officers

May 15, 2003   Employee      Jin Won      Common   501,700      -         501,700       2009.5.15    11,800      21,200        -
                  of         Seo and      share
              Affiliated    other 340
               Company      officers

March 25, 2004 Registered   Eung Chan     Common   100,000      -         100,000       2009.3.25    21,595      21,200   Shinhan
                Officer        Ra         share                                                                           Financial
                                                                                                                          Group
March 25, 2004 Registered   Young Hwi     Common    90,000      -          90,000       2009.3.25    21,595      21,200   Shinhan
                Officer        Choi       share                                                                           Financial
                                                                                                                          Group
March 25, 2004    Non-      Bhang Gil     Common    30,000      -          30,000       2009.3.25    21,595      21,200    Shinhan
               registered     Choi        share                                                                           Financial
                Officer                                                                                                   Group
March 25, 2004    Non-       Chil Sun     Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
                registered    Hong        share                                                                           Financial
                 Officer                                                                                                  Group
March 25, 2004    Non-       Hee Soo      Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
                registered    Kim         share                                                                           Financial
                 Officer                                                                                                  Group
March 25, 2004    Non-       Byung Jae    Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
                registered    Cho         share                                                                           Financial
                 Officer                                                                                                  Group
March 25, 2004    Non-        Baek Soon    Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
                registered    Lee         share                                                                           Financial
                 Officer                                                                                                   Group

March 25, 2004 Officer of   Sang Hoon     Common    80,000      -          80,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated    Shin         share                                                                           Bank
                Company
March 25, 2004 Officer of   Jae Ho Cho    Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated                 share                                                                           Bank
                Company
March 25, 2004 Officer of   Jae Woo       Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated    Lee          share                                                                           Bank
                Company
March 25, 2004 Officer of   Gwang Lim     Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated    Youn         share                                                                           Bank
                Company
March 25, 2004 Officer of   Woo Seop      Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated    Cho          share                                                                           Bank
                Company
March 25, 2004 Officer of   Min Ky Han    Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated                 share                                                                           Bank
                Company
March 25, 2004 Officer of   Youn Soo      Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated    Song         share                                                                           Bank
                Company
March 25, 2004 Officer of   Do Heui       Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated     Han         share                                                                           Bank
                Company
March 25, 2004 Officer of   Jin Won       Common    20,000      -          20,000       2009.3.25    21,595      21,200   Shinhan
               Affiliated     Seo         share                                                                           Bank
                Company

                                                                                                            RECENT STOCK
                               NAME OF               NO. OF     NO. OF        NO. OF                             PRICE
 GRANT DATE                     THE       TYPE OF   GRANTED  EXERCISABLE   NO-EXERCISE  EXERCISE   EXERCISE  (OFFERING
              RELATIONSHIP    GUARANTEE    SHARE    OPTION     OPTION        OPTION      PERIOD     PRICE       PRICE)     REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
March 25, 2004  Officer of    Shin Keun    Common    20,000       -          20,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Yang       share                                                                            Bank
                 Company
March 25, 2004  Officer of      Sang       Common    15,000       -          15,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated    Young Oh     share                                                                            Bank
                 Company
March 25, 2004  Officer of    Sung Kyun    Common    30,000       -          30,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated     Hong        share                                                                            Card
                 Company
March 25, 2004  Officer of    Tae Kyu      Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Lee        share                                                                            Card
                 Company
March 25, 2004  Officer of    Seong Won    Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Kim        share                                                                            Card
                 Company
March 25, 2004  Officer of    Woo Yeob     Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Shim       share                                                                            Card
                 Company
March 25, 2004  Officer of    Moon Han     Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Kim        share                                                                            Card
                 Company
March 25, 2004  Officer of   Dong Girl     Common    30,000       -          30,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Lee        share                                                                            Capital
                 Company
March 25, 2004  Officer of   Sahng Dae     Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated      Kim        share                                                                            Capital
                 Company
March 25, 2004  Officer of     Seung       Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated    Keun Oh      share                                                                            Capital
                 Company
March 25, 2004  Officer of     Beom        Common    10,000       -          10,000     2009.3.25   21,595     21,200       Shinhan
                Affiliated  Seong Shin     share                                                                            Credit
                 Company                                                                                                Information
March 25, 2004  Employee    Byung Kuk      Common
                            Song and       share     13,900       -          13,900     2009.3.25   21,595     21,200          -
                             other 7
                            officers
March 25, 2004  Employee    Hong Gon       Common
                   of        Kam and       share    582,700       -         582,700     2009.3.25   21,595     21,200          -
                Affiliated  other 400
                 Company     officers
   Total           -            -             -   3,462,100       -       3,462,100            -         -          -          -


Note 1) The initial volume of the stock options granted as of May 22, 2002 was 1,004,200 options. However, due to the retirement of the officers and employees of Shinhan Financial Group and the subsidiaries, however, the volume of the exercisable stock options is 964,119 options, as of December 31, 2003.

Note 2) The initial volume of the stock options granted as of May 15, 2003 was 1,156,300 options. However, due to the retirement of the officers and employees of Shinhan Financial Group and the subsidiaries and other personal matters, however, the volume of the exercisable stock options is 1,148,245 options, as of December 31, 2003.

Note 3)   Exercise period by grant date
           - May 22, 2002 and May 15, 2003: During four (4) year period after the second anniversary from the grant date

           - March 25, 2004: During three (3) year period after the second anniversary from the grant date

F.         Status of the Equity Ratio of Employee Stockownership Association


                               OPENING                                   ENDING
          TYPE OF SHARE        BALANCE      INCREASE      DECREASE       BALANCE          REMARKS
-------------------------------------------------------------------------------------------------


                               OPENING                                   ENDING
          TYPE OF SHARE        BALANCE      INCREASE      DECREASE       BALANCE          REMARKS
-------------------------------------------------------------------------------------------------
          Common share            -          357,888         -           357,888             -
             Total                -          357,888         -           357,888             -

Note) On December 5, 2002, the Employee Stockownership Program was introduced. The above 357,888 shares are the number of shares as of the end of 2003, and composed of 5,398 shares of Shinhan Financial Group and 352,490 shares of Shinhan Bank.

5.        MATTERS WITH RESPECT TO THE DIVIDEND DURING THE RECENT FIVE (5) FISCAL
          YEARS

            CLASSIFICATION                                    THE 3RD PERIOD      THE 2ND PERIOD      THE 1ST PERIOD     -     -
--------------------------------------------------------------------------------------------------------------------------------
             Net earnings                                            362,227             603,931             220,763     -     -
     Net earnings per share (KRW)                                        952               2,066                 755     -     -
   Income available for dividends                                    747,706             590,061             197,846     -     -
            Payout ratios                                              66.84               26.08               68.31     -     -
                           A.                                            600                 600                  30     -     -
 Details               Dividend
   of                     per
dividends     Cash       share      Majority    Common
           dividends     (KRW)                  share
                                                Preferred                  -                   -                   -     -     -
                                                share
                                    Minority    Common                   600                 600                 600     -     -
                                                share
                                                Preferred                857                   -                   -     -     -
                                                share
                        B. Total                               8,134,699,200       7,016,260,200         346,007,352     -     -
                        amount
                          of
                       dividends    Majority    Common
                         (KRW)                  share
                                                Preferred                  -                   -                   -     -     -
                                                share
                                    Minority    Common       150,582,065,400     150,476,210,400     150,466,278,000     -     -
                                                share
                                                Preferred     83,397,139,955                   -                   -     -     -
                                                share
                           C.                                           3.24                4.34                0.19     -     -
                        Dividend
                        ratio at
                          market
                          price     Majority    Common
                           (%)                  share
                                                Preferred                  -                   -                   -     -     -
                                                share
                                    Minority    Common                  3.24                4.34                3.79     -     -
                                                share
                                                Preferred                  -                   -                   -     -     -
                                                share
                                                                           -                   -                   -     -     -
             Stock        A. Stock
           dividends     dividend   Majority    Common
                                                share

            CLASSIFICATION                                     THE 3RD PERIOD      THE 2ND PERIOD      THE 1ST PERIOD     -     -
--------------------------------------------------------------------------------------------------------------------------------
               rate (%)                     Preferred                 -                   -                   -          -     -
                                              share
                                 Minority     Common                  -                   -                   -          -     -
                                              share
                                              Preferred               -                   -                   -          -     -
                                              share
                  B.
               Number            Majority     Common                  -                   -                   -          -     -
               of stock                       share
               dividend
                 per                          Preferred               -                   -                   -          -     -
                share                         share
                (Share)          Minority     Common                  -                   -                   -          -     -
                                              share
                                              Preferred               -                   -                   -          -     -
                                              share


   Book-value per share (KRW)                                    15,618              13,717              12,440          -     -
Ordinary income per share (KRW)                                     952               2,066                 755          -     -

Note 1) The basis for the calculation of the net earnings per share during the 3rd period
          [1]Net earnings : KRW 362,227 million
          [2]Preferred share dividend : KRW 83,397 million
          [3]Common share net earnings([1]-[2]) : KRW 278,830 million [4]Weighted average number of traded common shares: 292,856,507 shares [5]Net Earnings per share([3]/[4]) : KWR 952

Note 2) The payout ratio of the 3rd period was calculated by dividing the total dividends on common share and preferred share by the net earnings before deducting the dividends on preferred share. For your reference, the payout ratio of common share [Dividend on common share/(Net earnings-Dividends on preferred share)] is 56.92%.

Note 3) Dividend per share of each period is not different between shareholders (largest shareholders and minority shareholders). Provided, however, that KRW 30 (5,000x12%x18/365) was paid as a dividend per share on the shares held by BNP Paribas for the 1st period in proportion to the date of holding.

Note 4) Dividends on shares held by the subsidiary Shinhan Bank as of the end of the 1st, 2nd and 3rd period are not paid.

Note 5) Dividends per share on preferred stock are calculated by dividing the total dividends on preferred stock by total number of issued preferred stock. (KRW 83,397,139,955/97,304,564 shares = KRW 857 per share)
          Dividends per share on preferred stock are as follows:
          - Series 1 to series 5 Redeemable preferred shares : KRW 270.249
          - Series 6 Redeemable preferred shares : KRW 10,500
          - Series 7 Redeemable preferred shares : KRW 11,190
          - Series 8 Redeemable preferred shares : KRW 11,790
          - Series 9 Redeemable preferred shares : KRW 135.125

Note 6) In case of preferred stock, the dividend ratio at market price was not calculated since the market price was not announced.

Note 7) Net earnings per share are the amount calculated by dividing total net worth by the total number of issued common share and preferred share.

II.       DETAILS OF BUSINESS

1.        OUTLINE OF BUSINESS

A.        Status of the Industry

          - The Trend toward Expansions and Business Cross-overs, and the Existence of Pressure for the Restructuring in the Finance Industry

                    Expansions of financial institutions through alliances, and business crossovers resulting from a loosening of regulations by the government are the major trend in the global financial market. In Korea, as the barriers between the different business areas are rapidly being dismantled in the financial industry, forming financial groups or expansion coupled with the progression towards crossing over has become the major trend in the Korean finance industry. Following the introduction of bank assurance last year, providing one-stop financial services, which provide all major financial services including banking, securities, investment, and insurance through a single distribution channel, is emerging as a major task.

                    In the meantime, the restructuring of the finance sector which has continued since the IMF crisis, is changing from a government-initiated restructuring aimed at resolving past deficiencies to the current private-initiated restructuring aimed at increasing the competitiveness of Korean financial institutions, and this trend is expected to remain a key issue in the changing finance industry of Korea. Accordingly, a small number of large financial institutions, including enlarged financial institutions centered around banking and financial groups in the form of holding companies, will fiercely compete for a leading position in the market based on an enlarged customer base and relevant channels. Small or medium sized financial institutions will struggle to survive through differentiation and by addressing a niche market. However, in cases where even this proves impossible, in losing its competitiveness, the small or medium institutions will become subject to merger during the restructuring process.

          - Incorporation of a Global Competition System within the Financial Market upon Accelerated Entry of Foreign Funds into the Korean Financial Market

                    In the future, the domestic finance industry will become fully incorporated into the global competition system. Foreign financial institutions have already accelerated their inroads into the Korean financial market, and the type of investments are clearly changing from past short-term investments aimed at simple capital gains to acquiring managerial control for the purpose of making mid to long-term advancements into the financial market.

                    Under these circumstances, competition with leading foreign financial institutions is inevitable in the Korean market, and it is imperative to the long-term survival and growth of domestic financial institutions to secure competitiveness at a world class level and establish world class standards.

                    From a wider perspective, the rapid growth of the Chinese economy is another threat to our finance industry, while being recognized as a chance for infinite growth. Many global financial institutions have already begun full-scale advancements into the Chinese market. The potential of the Korean financial market is expected to attract considerable attention as a bridgehead to the Chinese market and as a banking hub of Northeast Asia.

          - Diversification of Financial Needs and Offering Customized Financial Services

                    Despite the delayed recovery rate of the economy resulting from the decrease in domestic demand, it appears that the domestic financial industry has steadily established a foundation for growth, both in quantity and quality. This is because, while floating liquidity on the market fails to find appropriate investment outlets due to long-term low interest rates and remains around the financial sector, a financial deepening is forecast pursuant to an increase in financial assets during the process of economic growth. In particular, the improvement of services and an increase of hybrid financial products offered by each financial institution in response to the changing quality of financial demands during the progressing financial deepening, together with the convergence trend of different service fields during the process of IT-based industrial development, are expected to become further accelerated.

                    As for individual customers, pursuant to the changes in lifestyle patterns resulting from the development of an aging society, a gentrification of consumption, and an increase in the high-income HNWI class, the growth of the PB market is likely to be further accelerated. The wealth-management service has made rapid growth as a new area in the finance industry, and as such, the importance of customized service which responds to the nature of the demands of each class is increasing. In addition, the development of hybrid stores and hybrid financial products in line with the cross-over tendency of the finance industry is also expected to be accelerated. Also, in the case of corporate customers, a reduction in the indirect financial market which relies on bank loans, and an enlargement of the direct financial market are expected to be the established trend, and the polarization of the supply and demand of funds according to the size and credibility of corporations will be more clearly defined.

          -         Banking Business

                    Despite the fact that the domestic economy is gradually recovering based on the recovery of the world economy and the increase in exports, it has been predicted that the domestic financial market will focus on management for internal interest, which emphasizes risk management rather than external growth because of a serious decrease in domestic consumption, excessive household debts, and individual credit problems which have become extended long-term.

                    It seems the tendency towards the short term instability of market funds will be difficult to solve for a while due to basic conditions of prolonged low interest rates and delayed economic recovery, and thus, relying on a simple earnings-based structure centered on deposit-loan margins in order to secure revenue will hit a limit. Therefore, each bank is likely to make more efforts to develop new revenue sources such as revenue from fees and cross-selling of financial products in order to secure a proper rate of returns from asset management.

                    From the viewpoint of the structure of the industry, there is always the possibility for additional market reorganization including mergers and acquisitions during the process of expansion and of the formation of bank-centered holding companies. In particular, it is anticipated that foreign banks' advances in the Korean market will gradually become a reality through the process of the withdrawal of existing foreign funds, domestic commercial banks will compete for leading positions through expansion measures, a movement towards differentiation will be pervasive among small to medium sized banks, and the restructuring of the financial sector will enter the final phase.

          -         Securities/Investment Trust Business

                    In the securities/investment trust industry, where the restructuring has been relatively late compared to the banking sector, it is expected that the restructuring will start in earnest this year. Restructuring of the investment trust industry is under way in earnest with overseas sales of ailing companies surfacing, and in the securities industry where the pricing competition has already hit its limit with the increase in cyber securities transactions, the industry is centering around the large security companies in the struggle for control of the industry. Under these conditions, small and medium companies that fail to find a model for independent survival will inevitably be driven out of the market. Accordingly, large security companies will actively seek changes in the revenue model from simple brokeraging services to asset management services represented by wrap accounts and corporate banking services, and small to medium sized companies, with the exception of a small number of online security companies which lead discount brokeraging, face a limit in continually generating revenue and will inevitably be subject to mergers and acquisitions in the process of restructuring.

          -         Credit Cards

                    As the household debt and individual credit problems that had become serious since the latter half of the year 2002 have not yet been solved, for the time being, it does not seem that the credit card industry will be able to rely on rapid growth-type recovery as in the past. This is because the improvement and maintenance of asset quality, including the default rate, will be the key issue. However, while the position of specialized credit card companies that were previously in the leading position in the market is being weakened, bank credit card companies are expected to do well. At the same time, the latecomers who are relatively free from insolvency problems will seek to expand their market share through aggressive marketing. However, because of the tightening of regulations by the government and delay in the economic recovery rate due to the decrease in domestic consumption, it is unlikely that the card market will easily be normalized.

                    It follows that the credit card industry will use the sale of the LG Card as a signal of its restructuring, and the industry is likely to focus its efforts on strategic alliances with other industries such as telecommunications rather than focusing on competing in quantity through expanding the number of customers and credit sales as it did in the past, in order to cope with the changing credit card industry.

B.        Status of the Company

          (1) General Condition of Operations and Classification of Business Sectors

          (A)       General Condition of Operations

                    - There were many changes in the financial sector in 2001, including the emergence of large banks through mergers between banks and the launch of state-initiated financial holding companies. Shinhan also successfully established a privately initiated holding company, taking full advantage of its strengths in having various customers and many affiliated companies across the financial industry.

                    - Since its incorporation, Shinhan Financial Group has set its strategic goal as building its business structure as a universal financial group, and specified systematic strategies centering on the following four major tasks: [1] consolidation of the structure of the holding company; [2] materialization of strategic alliance negotiations; [3] promotion of the strategy of early synergistic expansion[4] strengthening of internal and external communications.

                    - First of all, in order to establish the holding company structure, Shinhan Financial Group reorganized the governance structure and management system to secure managerial transparency, and solidified the mutual assistance and support systems among member companies by forming various councils according to each business division, including retail, corporate banking, and asset management to build the foundation for a one portal, one stop comprehensive financial service provider.

                    - Shinhan Financial Group signed a strategic alliance agreement on December 12, 2001 with BNP Paribas for equity investment (4% equity, KRW
                              155.4 billion), and a joint venture for consumer finance and bankasurance.

                    - Shinhan Financial Group signed an agreement with the Korea Deposit Insurance Corporation on April 4, 2002 for the transfer of Korea Deposit Insurance Corporation's 51% equity in Jeju Bank, and signed another share transfer agreement with Asia Pacific Growth II, LP, etc. for the acquisition of 30% of the common shares in Goodmorning Securities on April 8, 2002. Goodmorning Shinhan Securities was launched upon the merger between Shinhan Securities and Goodmorning Securities.

                    - The credit card division of Shinhan Bank was spun off and officially established as an independent, wholly-owned subsidiary on June 4, 2002. Shinhan Credit Information Co., Ltd was incorporated on July 8, 2002 as to engage in the business of debt collection services and credit research.

                    - Shinhan Financial Group sold Goodmorning Investment Trust Management Co. to Prudential Corporation Holdings to resolve the redundant investment in the investment trust management sector, and in order to enhance the sales power, signed an agreement with BNP Paribas Asset Management Group for an alliance in the investment trust management sector and the sale of 50% equity in the Shinhan Investment Trust Management Co., Ltd., which has been renamed to Shinhan BNP Paribas ITMC.

                    - On October 1, 2002, SH&C Life Insurance was incorporated as a result of the ongoing efforts for a joint venture in the bankasurance industry.

                    - On June 9, 2003, Shinhan Financial Group sold 49% equity shares of Shinhan Credit Information to Loan Star Fund, and signed an alliance agreement for the debt collection operations.

                    - Shinhan Financial Group acquired 80.04% equity ownership (543,570,144 shares) of Chohung Bank from the Korea Deposit Insurance Corporation on August 18 and 19, 2003, and the inclusion of CHB as a Shinhan Financial Group subsidiary was officially granted on September 5, 2003.

                    - Upon completion of its incorporation of the banks, security, credit card, investment trust, capital and insurance companies as its subsidiaries, the Shinhan Financial Group has become systemized as a universal financial group covering all financial sectors, and has pursued cross sales including funds and FNA security savings deposit among its subsidiaries, and is concentrating its efforts on the development of hybrid or tie-in-sale products between insurance and credit cards. In addition, as a consolidated group database has been completed, database-marketing activities are being conducted at the group level.

                    - In addition, Shinhan Financial Group is informing customers and shareholders of our new transformation process being endeavored under the holding company system through IR activities for investors and group advertising. Internally, the company is pursuing workshops for group officers and executives, synergy forums, survival summit and other various programs in order to expand understanding of and sympathy towards the group vision and strategy direction, and is deriving various tasks to generate synergy which is being pursued through close consultation among member companies.

                    - Shinhan Financial Group was registered with the U.S. Securities and Exchange Commission on September 16, 2003 in an attempt to enhance the corporate governance and managerial transparency, and the American Depositary Shares were listed on the New York Stock Exchange on the same day.

                    - Especially in 2004, Shinhan Financial Group will strive to realistically construct aone-bank structure through the stable and efficient operation of its two banks: Chohung Bank, which has been incorporated as a new subsidiary, and Shinhan Bank, while securing the basis for the emergence of a New-Bank, in which will be completely new in terms of its quality.

                    - Furthermore, Shinhan Financial Group will strengthen its synergisticcapabilities by extending the scope of its business and target markets based on the wide expansion of its customer base and channelswith the inclusion of Chohung Bank, and construct a new performance-centered and market-oriented corporate culture, whereby securing its position as a leader in the Korean financial industry. In the meantime, Shinhan will exert constant efforts to build a managerial system which conforms to world-class standards and secure world-class competency for its long-term survival and as the basis for growth in the global financial competition.

          (B)       Classification of Business Divisions to be Disclosed

                    Shinhan Financial Group's business divisions subject to disclosure are restricted to the administration management business and incidental businesses thereto of Shinhan Financial Group and its subsidiaries.

(2)       Outline of Businesses and Products*Services

          The administration management business of a Subsidiary and incidental businesses thereto (See Article 15 of the Financial Holding Companies Act and Article 11 of the Enforcement Decree of the Act).

(3)       Market Share

          As there are currently three financial holding companies including Woori and Dongwon besides Shinhan in Korea, it is difficult to determine the accurate market share due to the special characteristics of a holding company, such as the relations with other financial businesses.

                                                                        (Unit: 100 Million Won)
                                                 AS OF SEPTEMBER 30, 2003
                                 ------------------------------------------------------------
     CLASSIFICATION              SHINHAN FINANCIAL      WOORI FINANCE       DONGWON FINANCIAL
                                        GROUP              HOLDINGS              HOLDING
---------------------------------------------------------------------------------------------
Total assets                           82,944                82,478              10,914
Total liabilities                      21,768                26,499                 873
Total stockholders' equity             61,175                55,978              10,041
Capital                                19,585                38,775               3,079
Operating revenue                       4,864                 3,966               1,012
Operating expense                       1,214                 1,935                  55
Operating income                        3,649                 2,030                 956
Ordinary income                         3,622                 2,025                 757
Net earnings                            3,622                 2,025                 754

(4)       Details and Prospects of New Business, etc.

          -         Not Applicable

(5)       Organization Chart

                               ORGANIZATION CHART


                           [ORGANIZATION CHART GRAPH]

 <10 TEAMS AND 3 SUB-TEAMS>

2.    STATUS OF BUSINESS

A.    Business Performance

                                                                                 (Unit: Million Won)
----------------------------------------------------------------------------------------------------
   CLASSIFICATION              3RD FY                     2NDFY                       1ST FY
                       (2003.1.1~2003.12.31)       (2002.1.1~2002.12.31)       (2001.9.1~2001.12.31)
----------------------------------------------------------------------------------------------------
Operating income              486,428                     643,360                     226,542
Evaluation of shares
  in subsidiary               388,641                     618,690                     225,795
Interest income                97,787                      24,670                         747
Other income                       --                          --                          --
Operating expense             121,480                      41,140                       5,780
Operating profit              364,948                     602,220                     220,762

B.    Financing and Performance of its Operation

      (1)   Performance of Financing

                                                                                                       (Unit: Million Won,%)
----------------------------------------------------------------------------------------------------------------------------
                                       3rd FY                            2nd FY                             1st FY
     Classification            (2003.1.1~2003.12.31)              (2002.1.1~2002.12.31)              (2001.9.1~2001.12.31)
                             -----------------------------------------------------------------------------------------------
                              Average                            Average                            Average
                              Balance            Ratio           Balance            Ratio           Balance            Ratio
----------------------------------------------------------------------------------------------------------------------------
Aggregate Amount of
   Equity Capital            4,768,492           73.82          3,877,215           89.45          3,537,659           95.68
Capital Stock                1,660,319           25.70          1,461,770           33.72          1,461,721           39.54
    Capital Surplus          2,512,502           38.89          1,976,637           45.60          1,976,650           53.46
    Retained Earnings          692,409           10.72            379,170            8.75             34,555            0.93
    Capital Adjustment         -96,738           -1.50             59,638            1.38             64,733            1.75
Borrowings (2)               1,645,804           25.48            394,965            9.11             83,479            2.26
    Debentures               1,434,951           22.21            359,240            8.29             73,479            1.99
    Borrowings from
       other Banks              43,153            0.67             35,725            0.82             10,000            0.27

----------------------------------------------------------------------------------------------------------------------------
                                       3rd FY                            2nd FY                             1st FY
     Classification            (2003.1.1~2003.12.31)              (2002.1.1~2002.12.31)              (2001.9.1~2001.12.31)
                             -----------------------------------------------------------------------------------------------
                              Average                            Average                            Average
                              Balance            Ratio           Balance            Ratio           Balance            Ratio
----------------------------------------------------------------------------------------------------------------------------
             CP                167,700            2.60                 --              --                 --              --
 Other liabilities (2)                            0.00                 --              --                 --              --
         Total                  45,571            0.71             62,394            1.44             76,038            2.06
      Capital Surplus        6,459,867          100.00          4,334 ,574         100.00          3,697,176          100.00

            Note 1) The Average Balance was calculated by averaging the ending balance (including the beginning balance) of each quarter.

            Note 2) "Other liabilities" shall be separated from the other nonpayment account within the loan category in the business report for the 1st FY. Accordingly, the loan for the 1st FY was changed to KRW166,958 million from KRW319,033 million as of the end of the 1st FY; the average balance for the 1st FY was changed from KRW159,517 million to KRW83,479 million; and the ratio was changed from 4.32 to 2.26.

      (2)   Operating Performance of Funds

                                                                                                          (Unit: Million Won,%)
-------------------------------------------------------------------------------------------------------------------------------
                                         3rd FY                              2nd FY                           1st FY
Classification                   (2003.1.1~2003.12.31)               (2002.1.1~2002.12.31)             (2001.9.1~2001.12.31)
                             --------------------------------------------------------------------------------------------------
                              Average                            Average                            Average
                              Balance               Ratio        Balance               Ratio        Balance               Ratio
-------------------------------------------------------------------------------------------------------------------------------
 Investment shares           5,882,011              77.81       3,874,018              89.38       3,619,972              97.91
    Shinhan Bank             3,139,126              41.53       3,134,106              72.30       3,343,304              90.43
  Chohung Bank(2)            1,831,964              24.24              --                 --              --                 --
Goodmorning Shinhan
   Securities 3)               537,265               7.11         447,117              10.32         173,109               4.68
    Shinhan Card               191,094               2.53         149,800               3.46              --                 --
  Shinhan Capital               95,384               1.26          71,171               1.64          58,936               1.60
Shinhan BNP Paribas
        ITMC                    22,109               0.29          39,010               0.90          41,899               1.13
     e-Shinhan                   3,331               0.04           4,281               0.10           2,336               0.06
 Shinhan Macquarie                 578               0.01             583               0.01             388               0.01
     Jeju Bank                  44,783               0.59          23,855               0.55              --                 --

                                                                                                          (Unit: Million Won,%)
-------------------------------------------------------------------------------------------------------------------------------
                                         3rd FY                              2nd FY                           1st FY
Classification                   (2003.1.1~2003.12.31)               (2002.1.1~2002.12.31)             (2001.9.1~2001.12.31)
                             --------------------------------------------------------------------------------------------------
                              Average                            Average                            Average
                              Balance               Ratio        Balance               Ratio        Balance               Ratio
-------------------------------------------------------------------------------------------------------------------------------
   Shinhan Credit
    Information                  2,392               0.03           1,169               0.03              --                 --
SH&C life Insurance             13,985               0.19           2,926               0.07              --                 --
  Investment bonds                 905               0.01           1,279               0.03              --                 --
  Loan receivables           1,618,091              21.41         390,275               9.00          72,864               1.97
  Tangible assets                1,434               0.02           1,272               0.03             699               0.02
 Intangible assets                 471               0.01             163               0.00              35               0.00
  Deposit in cash               25,326               0.34          57,241               1.32             356               0.01
    Other assets                30,808               0.41          10,325               0.24           3,250               0.09
       Total                 7,559,046             100.00       4,334,574             100.00       3,697,176             100.00

            1. The average balance was calculated by averaging the ending balance (including the beginning balance) of each quarter.

            2. Represents the average balance calculated by averaging Chohung bank's ending balances of 3rd and 4th quarter 2003, because Chohung bank was acquired for the 3rd quarter of 2003.

            3. The Average Balance of Goodmorning Shinhan Securities for the 1st FY is that of Shinhan Securities, and the Average Balance for the 2nd FY is the sum of the pre-merger balances of Shinhan Securities and Goodmorning Securities.

3.    REQUIRED MATTERS FOR DECISION-MAKING OF INVESTMENT

A.    Ratio of Equity Capital relative to Requisite Capital Ratio

                                                                              (Unit: Million Won )
--------------------------------------------------------------------------------------------------
             CLASSIFICATION                       3RD FY             2ND FY              1ST FY
--------------------------------------------------------------------------------------------------
Aggregate Amount of Equity Capital (A)          8,847,673           4,842,795           4,354,978
      Requisite Capital (B)                     7,472,030           3,698,754           2,981,268
 Requisite Capital Ratio (A/B) 1)                  118.41%             130.93%             134.43%

      Note 1) Ratio of equity capital relative to requisite capital ratio (Article 25 of the Supervisory Regulations on Financial Holding Companies and Exhibit to the Detailed Regulations thereof)

                  ={(sigma)(Equity capital by financial institution - Contributions to subsidiaries)}/(sigma)Requisite capital by financial institution

B.    Won Liquidity Ratio

                                                            (Unit: Million Won)
--------------------------------------------------------------------------------
      CLASSIFICATION                  3RD FY           2ND FY           1ST FY
--------------------------------------------------------------------------------
Current Assets (A)                    16,687           14,945           1,449
Current Liabilities (B)               15,504            6,480           1,264
Won Liquidity Ratio (A/B) 1)          107.63%          230.63%          114.64%

      Note) Won liquidity ratio(Article 25 of Supervisory Regulations on Financial Holding Companies and Exhibit to Detailed Regulations thereof) = (Current assets due within 3 months)/(Current liabilities due within 3 months)

C.    Won Liquidity Ratio

      N/A

D.    Liability Ratio

                                                                               (Unit: Million Won)
--------------------------------------------------------------------------------------------------
           CLASSIFICATION                        3RD FY              2ND FY              1ST FY
--------------------------------------------------------------------------------------------------
Liability(A)                                    2,176,875             774,759             319,033
Aggregate Amount of Equity Capital (B)          6,117,555           4,010,220           3,636,947
Liability Ratio(A/B)                                35.58%              19.32%               8.77%

E.    Credit Rating for recent three (3) Years

                 SUBJECT OF VALUATION
 VALUATION     (MARKETABLE SECURITIES,    CREDIT
   DATE                  ETC)             RATING               CREDIT RATING AGENCY                  TYPE OF RATING
--------------------------------------------------------------------------------------------------------------------
2001.09.17     Debentures                   AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA ~ D)

2001.09.17     Debentures                   AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA ~ D)

               Commercial papers            A1     National Information & Credit Evaluation Inc.     Definite rating
                                                   ( A1 ~ D)

2001.12.12     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA ~ D)

2001.12.12     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA ~ D)

2002.01.21     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA ~ D)

2002.01.22     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA ~ D)


                 SUBJECT OF VALUATION
 VALUATION     (MARKETABLE SECURITIES,    CREDIT
   DATE                  ETC)             RATING               CREDIT RATING AGENCY                  TYPE OF RATING
--------------------------------------------------------------------------------------------------------------------
2002.03.20     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA ~ D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA ~ D)

2002.04. 19    Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2002.05. 10    Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2002.06. 14    Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

               Commercial papers            A1     National Information & Credit Evaluation Inc.     Definite rating
                                                   (A1~D)

               Commercial papers            A1     Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (A1~D)

2002.07. 19    Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2002.09.13     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

               Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2002.11.07     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2002.11.08     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2002.12.06     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2002.12.06     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.01.14     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.01.15     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.02.10     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.02.12     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating

                 SUBJECT OF VALUATION
 VALUATION     (MARKETABLE SECURITIES,    CREDIT
   DATE                  ETC)             RATING               CREDIT RATING AGENCY                  TYPE OF RATING
--------------------------------------------------------------------------------------------------------------------
                                                   (AAA~D)

2003.02.13     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.03.03     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.04.14     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.04.15     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.05.15     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.05.15     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.05.15     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.06.16     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.06.16     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.06.16     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.07.14     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.07.14     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.07.14     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.10.13     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.10.14     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.10.14     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2003.12.12     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2003.12.12     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2003.12.12     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating
                                                   (AAA~D)

2004.03.16     Non-guaranteed bonds         AAA    Korea MGT Consulting & Credit Rating Corp.        Definite rating
                                                   (AAA~D)

2004.03.16     Non-guaranteed bonds         AAA    National Information & Credit Evaluation Inc.     Definite rating
                                                   (AAA~D)

2004.03.16     Non-guaranteed bonds         AAA    Korea Investors Service Inc.                      Definite rating

                 SUBJECT OF VALUATION
 VALUATION     (MARKETABLE SECURITIES,    CREDIT
   DATE                  ETC)             RATING               CREDIT RATING AGENCY                  TYPE OF RATING
--------------------------------------------------------------------------------------------------------------------
                                                   (AAA~D)

F.    Ratio of Shareholder's Equity of Subsidiaries

      1)    Shinhan Bank

                                                                                     (Unit: 100 Million Won,%)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                          Classification                      2003               2002               2001
            --------------------------------------------------------------------------------------------------
            Aggregate Amount of Equity Capital (A)            49,365             44,076             42,994
            Risk Weighted Asset(B)                           470,649            403,873            357,720
            Shareholders' Equity on the basis of BIS           10.49              10.91              12.02
            (A/B)

      2)    Chohung Bank

                                                                                     (Unit: KRW 100 Million,%)
            --------------------------------------------------------------------------------------------------
                                                         As of the end of  As of the end of   As of the end of
                          Classification                       2003              2002               2001
            --------------------------------------------------------------------------------------------------
            Aggregate Amount of Equity Capital (A)            35,724             37,088             37,665
            Risk Weighted Asset(B)                            40,261            428,409            361,282
            Shareholders' Equity On The Basis Of                8.87               8.66              10.43
            BIS(A/B)

      3)    Goodmorning Shinhan Securities

                                                                                     (Unit: KRW 100 Million,%)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                      Classification                          2003               2002               2001
            --------------------------------------------------------------------------------------------------
            Operating net capital(A)                         4,533              3,961              3,964
            Risk-weighted Amount(B)                            954                960                672
            Operating Net Capital Ratio(A/B)                 475.0              412.6              589.5

            Note) Goodmorning Securities and Shinhan Securities were merged on August 1, 2002

      4)    Shinhan Card

                                                                                     (Unit: KRW 100 Million,%)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                       Classification                         2003               2002               2001
            --------------------------------------------------------------------------------------------------
            Adjusted Equity Capital(A)                        2,619              2,685                  -
            Adjusted Total Assets(B)                         19,012             24,737                  -
            Adjusted Equity Capital Ratio(A/B)                13.78              10.86                  -

      5)    Shinhan Capital

                                                                                    (Unit: KRW 100 Million, %)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                      Classification                          2003               2002               2001
            --------------------------------------------------------------------------------------------------
            Adjusted Equity Capital(A)                        1,128                910                906
            Adjusted Total Assets(B)                         11,393              9,467              8,358
            Equity Capital Ratio(A/B)                          9.90               9.61               10.8

      6)    Shinhan BNP Paribas ITMC

                                                                                        (Unit: Million Won, %)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                          Classification                      2003               2002               2001
            --------------------------------------------------------------------------------------------------
            Net Capital Equity(A)                            44,909             43,575             40,102
            Risk-weighted Amount(B)                          11,636              8,226              6,688
            Equity Capital Ratio to Risk(A/B)                385.95             529.72             599.64

      7)    Jeju Bank

                                                                                    (Unit: KRW 100 Million, %)
            --------------------------------------------------------------------------------------------------
                                                        As of the end of   As of the end of   As of the end of
                           Classification                       2003              2002               2001
            --------------------------------------------------------------------------------------------------
            Aggregate Amount of Equity Capital (A)              1,369              1,421               917
            Risk Weighted Asset(B)                             12,491             12,133             9,442
            Shareholders' Equity on the Basis of                10.96              11.71              9.71
            BIS(A/B)

      8)    SH&C life Insurance

                                                                                        (Unit: Million Won, %)
            --------------------------------------------------------------------------------------------------
            Classification                              As of the end of 2003        As of the end of 2002
            --------------------------------------------------------------------------------------------------
            Solvency Margin(A)                                   24,837                       28,065
            Solvency Margin Standard(B)                           1,531                          151
            Solvency Margin Ratio(A/B)                         1,622.27                    18,606.45

G.    Status of Non-Performing Loans of Subsidiaries and others

      1)    Shinhan Bank

            22nd FY : 2003.1.1 ~ 2003.12.31
            21st FY : 2002.1.1 ~ 2002.12.31
            20th FY: 2001.1.1 ~ 2001.12.31

            [Status of Increase/Decrease in Non-performing Loans]

                                                                                                      (Unit: KRW 100 Million, %)
            --------------------------------------------------------------------------------------------------------------------
                        22nd FY                          21st FY                          20th FY              Increase/Decrease
            ----------------------------     ---------------------------      ---------------------------      -----------------
            Non-                   Ratio     Non-                  Ratio      Non-                  Ratio      Non-
            performing                       performing                       performing                       performing
            loan balance                     loan balance                     loan balance                     loan balance
            --------------------------------------------------------------------------------------------------------------------
                   3,985           0.82             2,983           0.69             4,345           1.21             1,002

            [Loan Loss Allowance]

                                                                       (Unit: KRW 100 Million)
            ----------------------------------------------------------------------------------
                              Classification               22nd FY       21st FY       20th FY
            ----------------------------------------------------------------------------------
            Loan Loss          Domestic        General       8,664         4,925         4,768
            Allowance                          Special           -             -             -
                                               Subtotal      8,664         4,925         4,768

                               Overseas        General         745           733           905
                                               Special           -             -             -
                                               Subtotal        745           733           905

                               Total                         9,409         5,658         5,673

            Provision for Guarantee                             34            37           131
            Provision for Write-Offs                           249           315           428

            Write-Offs for     Bank            Domestic        627         1,047         5,059
                the Period     Account         Overseas         74           160         1,952
                                               Subtotal        701         1,207         7,011

                               Trust Account                    14           168           287

                               Total                           715         1,375         7,298

      2)    Chohung Bank

            172nd FY : 2003.1.1 ~ 2003.12.31
            171st FY: 2002.1.1 ~ 2002.12.31
            170th FY : 2001.1.1 ~ 2001.12.31

            [Status of Increase/Decrease in Non-performing Loans ]

                                                                                                      (Unit: KRW 100 Million, %)
            --------------------------------------------------------------------------------------------------------------------
                       172nd FY                         171st FY                         170th FY              Increase/Decrease
            ----------------------------     ---------------------------      ---------------------------      -----------------
            Non-                   Ratio     Non-                  Ratio      Non-                  Ratio        Non-
            performing                       performing                       performing                         performing
            loan balance                     loan balance                     loan balance                       loan balance
            --------------------------------------------------------------------------------------------------------------------
                  18,796            4.0            19,811           4.0             14,837           3.9             174

            [Loan Loss Allowance]

                                                                             (Unit: KRW 100 Million)
            ----------------------------------------------------------------------------------------
                              Classification                 172nd FY       171st FY        170th FY
            ----------------------------------------------------------------------------------------
            Loan Loss          Domestic        General        16,820         16,988          10,507
            Allowance                          Special             -              -               -
                                               Subtotal       16,820         16,988          10,507

                               Overseas        General           693            563             712
                                               Special             -              -               -
                                               Subtotal          693            563             712

                               Total                          17,513         17,551          11,219

            Provision for Guarantee                                -              -               -
            Provision for Write-Offs                               -              -               -
            Write-Offs for the Period                         17,812         11,007          11,457

      3)    Goodmorning Shinhan Securities

            3rd Quarter of the 5th FY : 2003.4.1 ~ 2003.12.31
              4th FY : 2002.4.1 ~ 2003.3.31
              3rd FY : 2001.4.1 ~ 2002.3.31

            [Status of Increase/Decrease in Non-performing Loans ]

                                                                                                      (Unit: KRW 100 Million, %)
            --------------------------------------------------------------------------------------------------------------------
                 3rd Quarter of 5th FY                    4th FY                          3rd FY               Increase/Decrease
            ---------------------------      ---------------------------      ---------------------------      -----------------
            Non-                  Ratio      Non-                  Ratio      Non-                  Ratio        Non-
            performing                       performing                       performing                         performing
            loan balance                     loan balance                     Loan balance                       Loan balance
            --------------------------------------------------------------------------------------------------------------------
                     492           13                 410            19              1,244            45                   82

            * Non-performing loan is selected among substandard loans pursuant to the asset soundness classification criteria and the present value discount account shall be calculated after including in the estimated loss.

            [Loan Loss Allowance]

                                                                                      (Unit: KRW 100 Million)
            -------------------------------------------------------------------------------------------------
            Classification                                 3rd Quarter of 5th  FY      4th FY          3rd FY
            -------------------------------------------------------------------------------------------------
            Loan Loss Allowance  Domestic   General                  443                 370             929
                                            Special                    -                   -               -
                                            Subtotal                 443                 370             929

                                 Overseas   General                    -                   -               -
                                            Special                    -                   -               -
                                            Subtotal                   -                   -               -

                                 Total                               443                 370             929

            Write-Offs for the Period                                 18                  75             244

      4)    Shinhan Card

            2nd FY : 2003.1.1 ~ 2003.12.31
            1st FY:2002.9.1 ~ 2002.12.31

            [Status of Increase/Decrease in Non-performing Loans]

                                                                                      (Unit: KRW 100 Million, %)
            ----------------------------------------------------------------------------------------------------
                             2nd FY                                   1st FY                   Increase/Decrease
            ----------------------------------       ---------------------------------       -------------------
            Non-performing                           Non-performing                          Non-performing loan
             loan balance                Ratio        loan balance               Ratio             balance
            ----------------------------------------------------------------------------------------------------
                       747               6.34                  714               2.82                         33

            * Ratio shall be the ratio of non-performing loans relative to those assets for which provision is to be established.

            [Loan Loss Allowance]

                                                                   (Unit: KRW 100 Million)
            ------------------------------------------------------------------------------
                   Classification                               2nd FY              1st FY
            ------------------------------------------------------------------------------
            Loan Loss Allowance  Domestic    General               946                 961
                                             Special                 -                   -
                                             Subtotal              946                 961

                                                                   (Unit: KRW 100 Million)
            ------------------------------------------------------------------------------
                   Classification                               2nd FY              1st FY
            ------------------------------------------------------------------------------
                                 Overseas    General                 -                   -
                                             Special                 -                   -
                                             Subtotal                -                   -

                                 Total                             946                 961

            Write-Offs for the Period                            2,770                 544

      5)    Shinhan Capital

            13th FY : 2003.1.1 ~ 2003.12.31
              12th FY : 2002.4.1 ~ 2002.12.31
              11th FY : 2001.4.1 ~ 2002.3.31

            [Status of Increase/Decrease in Non-performing Loans]

                                                                                                          (Unit: KRW 100 Million, %)
            ------------------------------------------------------------------------------------------------------------------------
                         13th FY                          12th FY                         11th FY                  Increase/Decrease
            ----------------------------      ---------------------------     ----------------------------         -----------------
            Non-                   Ratio      Non-                  Ratio     Non-                   Ratio           Non-
            performing                        performing                      performing                             performing
            loan balance                      loan balance                    loan balance                           loan balance
            ------------------------------------------------------------------------------------------------------------------------
                     281            2.74               436              5              641            8.50          @ 155

            * Non-performing loans : Substandard loan under the asset soundness classification criteria

            [Loan Loss Allowance]

                                                                          (Unit: KRW 100 Million)
            -------------------------------------------------------------------------------------
                               Classification               13th FY        12th FY        11th FY
            -------------------------------------------------------------------------------------
            Loan Loss Allowance  Domestic     General         179            266             274
                                              Special           -              -               -
                                              Subtotal        179            266             274

                                 Overseas     General           -              -               -
                                              Special           -              -               -
                                              Subtotal          -              -               -

                                 Total                        179            266             274

            Write-Offs for the Period                         160            789             662

            *     Loan Loss Allowance : on the basis of the balance of provision

            * Loan Loss Allowance includes the provision for disposition of lease assets and the loan loss allowance.

      6)    Shinhan BNP Paribas ITMC

            3rd Quarter of the 8th FY : 2003.4.1 ~ 2003.12.31

            7th FY : 2002.4.1 ~ 2003.3.31
            6th FY : 2001.4.1 ~ 2002.3.31

            [Status of Increase/Decrease in Non-performing Loans ]
            N/A

            [Loan Loss Allowance]
            N/A

      7)    Jeju Bank

            44th FY : 2003.1.1 ~ 2003.12.31
            43rd FY : 2002.1.1 ~ 2002.12.31
            42nd FY : 2001.1.1 ~ 2001.12.31
            [Status of Increase/Decrease in Non-performing Loans]

                                                                                                          (Unit: KRW 100 Million, %)
            ------------------------------------------------------------------------------------------------------------------------
                         44th FY                          43rd FY                         42nd FY                  Increase/Decrease
            ----------------------------      ---------------------------     ----------------------------         -----------------
            Non-                   Ratio      Non-                  Ratio     Non-                   Ratio           Non-
            performing                        performing                      performing                             performing
            loan balance                      loan balance                    loan balance                           loan balance
            ------------------------------------------------------------------------------------------------------------------------
                     298            2.27               238           1.86              179            1.86                     60

            [Loan Loss Allowance]

                                                                                       (Unit: KRW 100 Million)
            --------------------------------------------------------------------------------------------------
                                Classification                 44th FY      43rd FY      42nd FY       41st FY
            --------------------------------------------------------------------------------------------------
            Loan Loss Allowance  Domestic        General          345          273          270           742
                                                 Special            -            -            -             -
                                                 Subtotal         345          273          270           742

                                 Overseas        General            -            -            -             -
                                                 Special            -            -            -             -
                                                 Subtotal           -            -            -             -

                                 Total                            345          273          270           742

            Write-Offs for the Period                             179          240        1,401           120

      8)    SH&C LIFE INSURANCE

            3rd Quarter of the 2nd FY : 2003.4.1 ~ 2003.12.31
            1st FY : 2002.10.1 ~ 2003.3.31

            [Status of Increase/Decrease in Non-performing Loans ]
            N/A

            [Loan Loss Allowance]
            N/A

III.  FINANCIAL MATTERS

      1.    SUMMARY OF FINANCIAL INFORMATION

                                                                   (Unit: 100 Million Won)
          --------------------------------------------------------------------------------
                        CLASSIFICATION                   3RD FY        2ND FY       1ST FY
          --------------------------------------------------------------------------------
          [Assets]

          - Cash and due from banks                          54           106            7

          - Investment securities under the
          equity method                                  63,085        39,908       38,016

          - Available-for- sale securities                                 10

          - Loans                                        19,352         7,653        1,457

          - Fixed assets                                     20            18           15

          - Other assets                                    433           155           65

          Total assets                                   82,944        47,850       39,560

          [Liabilities]

          - Borrowings                                    1,659           360          200

          - Debentures                                   19,805         7,320        1,470

          - Other liabilities                               305            68        1,521

          TOTAL LIABILITIES                              21,769         7,748        3,191

          [Stockholders' equity]                         19,585        14,618       14,617

          [Capital surplus]                              33,164        19,766       19,766

          - Paid-In Capital in Excess of Par Value                     19,766       19,766

          [Retained earnings]                             8,664         6,725          691

          [Capital adjustments]                           - 238        -1,007        1,295

          TOTAL STOCKHOLDERS' EQUITY                     61,175        40,102       36,369

          Operating revenue                               4,864         6,434        2,265

          Operating expense                               1,215           412           57

          Operating income                                3,649         6,022        2,208

          Ordinary income                                 3,622         6,039        2,208

          Net income for the year                         3,622         6,039        2,208

2. BASIS OF FINANCIAL STATEMENTS PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.    Basis of financial statements presentation

      The Company prepared the financial statements in accordance with the generally accepted accounting principles in the Republic of Korea ("Korean GAAP") and the accounting rules applicable to financial holding companies of Korea, and the significant accounting policies are summarized below. Certain accounts of prior year's non-consolidated financial statements were reclassified to conform to the current year's presentation. These reclassifications did not result in any material change to reported net earnings or stockholders' equity.

      (1)   Allowance for loan losses

            Allowance for loan losses is provided to cover estimated losses on loan receivables, such as loans and privately-placed bonds, based on past experience of collection and analysis of the collectibility of individual outstanding loans.

      (2)   Investments in securities

            Securities should be classified into one of the three categories of held-to-maturity, available-for-sale, or trading securities at the time of acquisition and such determination should be reassessed at each balance sheet date.

            Held-to-maturity securities are those with fixed and determinable payments and fixed maturity that the Company has the positive intent and ability to hold to maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

            Marketable securities are initially stated at cost plus incidental expenses with the individual moving average method. Held-to-maturity securities are stated at amortized cost, and trading securities and available-for-sale securities are carried at fair value. Of available-for-sale securities, investments in equity that do not have readily determinable fair values are stated at cost. Unrealized holding gains and losses on valuation of trading securities are included in earnings, and unrealized holding gains and losses on valuation of available-for-sale securities are included in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump-sum at the time of disposal or impairment recognition.

            Marketable securities are at the quoted market prices as of the period end. Non-marketable debt securities are recorded at the fair values derived from the discounted cash flows by using an interest rate deemed to approximate the market interest rate. The market interest rate is determined by the issuers' credit rate announced by the accredited credit rating agencies in Korea.

      (3)   Investment securities under the equity method

            Equity securities in companies over which the Company has significant management control are stated at an amount as determined using the equity method.

            Under the equity method, the Company's initial investment is recorded at cost plus incidental expenses with the individual moving average method, and the resulting figure is deemed the balance sheet value. If any difference between the book value and the balance sheet value of investments in securities under the equity method is
            (i) due to the investor's share in net income or net loss of investee, such amount is reflected as current operations of the investor under the account title of valuation gain using the equity method; (ii) due to the changes in the retained earnings of the investee, such amount is reflected as the retained earnings of the investor; or (iii) due to changes in the capital surplus or other capital adjustments of the investee, such amount is reflected as changes in capital adjustments of the investor under the account title of valuation gains on investment securities accounted for by the equity method.

            For the equity method, the Company applies the same criteria for allowances for loan losses with respect to loan receivables from its affiliated companies to the extent that the degree of risk involved and the borrower of the loan receivables are identical. Accordingly, additional allowances provided for the year ended December 31, 2003 for Chohung and Jeju Bank amount to KRW27,431 million and KRW739 million, respectively, by the equity method.

            Of investment elimination difference arising from valuation gain using the equity method, the difference stemming from the book value and fair value is amortized or reversed in accordance with the accounting method of the investee. Any excess is generally recorded as goodwill (negative goodwill). Goodwill (negative goodwill) is amortized over a reasonable period, generally less than 20 years.

      (4)   Tangible assets

            Tangible assets are initially stated at cost plus incidental expenses. Depreciation is computed over 5 years using the declining-balance method (straight-line method for leasehold improvements) based on the estimated useful lives of the assets. Expenditures that result in the enhancement of the value or the extension of the useful lives of the facilities involved are capitalized as additions to tangible assets, and routine maintenance and repairs are expensed as incurred.

      (5)   Intangible assets

            Intangible assets are stated at cost plus incidental expenses, less amortization computed using the straight-line method over 5 years.

      (6)   Income taxes

            Income tax on the earnings or loss for the year comprises current and deferred tax. The difference between the amount currently payable for the period and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date. Changes in net tax effects resulting from changes in tax rates are recognized in earnings for the year in which the relevant tax rates are enacted.

      (7)   Discounts on debentures

            Discounts on debentures issued, which represent the difference between the face value of debentures issued and the issuance price of debentures (the value of debentures less the debenture issuance fees and other direct costs associated with the issuance of debentures) are reflected in the accompanying balance sheets as a deduction from the face value of debentures, and are amortized on the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

      (8)   Retirement and severance benefits

            Employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. The Company's estimated liability under the plan which would be payable if all employees left on the balance sheet date is accrued in the accompanying non-consolidated balance sheets. A portion of the liability is covered by an employees' severance pay insurance where the employees have a vested interest in the deposit with the insurance company. The deposit for severance benefit insurance is, therefore, reflected in the accompanying balance sheets as a deduction from the liability for retirement and severance benefits.

      (9)   Translation of foreign currency denominated assets and liabilities

            Non-monetary assets and liabilities denominated in foreign currencies are translated into Korean Won based on the prevailing exchange rate effective on the acquisition or assumption date of such assets or liabilities. On the other hand, monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at KRW1,197.80 and KRW1,200.40 to US$1, the base exchange rate announced by Seoul Money Brokerage Services Limited on the balance sheet date. The resulting gains (losses) are recognized in current operations.

      (10)  Stock options

            The stock option program allows the Company's employees to acquire shares of the Company or to be compensated for the market price difference. In case of stock grant type, the Company values stock options based upon an option pricing model under the fair value method and recognizes this value as an expense and a capital adjustment (stock option) over the period in which the options vest. When the Company issues new shares upon employees' exercise of stock options, difference between the sum of the stock options and the exercise price thereof and the face value of new shares is accounted for as subscription premium paid for the shares. On the other hand, when the Company delivers treasury shares, difference between the sum of the stock options and the exercise price thereof and the book value of treasury stocks is accounted for as loss on disposition of treasury stocks. In case of price compensation type, the Company recognizes the compensation expense as an expense and a liability (long-term outstanding expenses) over the period in which the options vest.

            In case officers and employees fail to perform their obligations due to death, retirement or resignation during the period in which the options vest, the stock options granted to such officers and employees become null and void. In such a case, the relevant amounts are reduced from capital adjustments (stock options) or long-term outstanding expenses recorded in the balance sheet in respect of stock options, and the corresponding amounts are deducted from compensation expenses. In case stock options of stock grant type are not exercised after the period in which the options vest and become null and void, the relevant amounts are reduced from capital adjustments, and the corresponding amounts are transferred to other capital surplus.

      (11)  Contingent liabilities

            Contingent losses are generally recognized as a liability when probable and reasonably estimable as of the balance sheet date.

      (12)  Adoption of new accounting standard

            The Company adopted Statements of Korea Accounting Standards (SKAS) No. 2 through No. 9, effective from the current fiscal year, while SKAS No. 6 "Events Occurring after the Balance Sheet Date" has been adopted since the prior year with encouraged earlier application. The cumulative effect of change in accounting principles is offset directly against unappropriated retained earnings carried over from prior years, and the financial statements reports that the effect of changes in accounting estimates will realize in future periods. Significant accounting policies adopted by the Company in the preparation for the financial statements for the current year are consistent with those applied in the year-end financial statements ended December 31, 2002, except for the application of the aforesaid SKAS.

B.    Violation of the GAAP, etc.

       (1)    Violation that may require the financial statements to be adjusted

              N/A

       (2)    Violation irrelevant to the adjustment of the financial statements

              N/A

C. Other matters to be noted

              N/A

3. Financial Statements

A. Balance Sheet

                                  Balance Sheet

                 The 3rd Fiscal Year (As of December 31, 2003)
                 The 2nd Fiscal Year (As of December 31, 2002)
                 The 1st Fiscal Year (As of December 31, 2001)


                                                                                            (Unit: Million Won)
                   DESCRIPTION                           3RD FY                 2ND FY                 1ST FY
---------------------------------------------------------------------------------------------------------------
       Assets
       I. Cash & Due from Banks                             5,353                 10,613                    712
       1. Due from Banks                                    5,353                 10,613                    712
       II. Securities                                   6,308,538              3,991,864              3,801,572
       (1) Equity Securities Accounted for              6,308,538              3,990,775              3,801,572
       by the Equity Method)
       1.Stocks                                         6,308,538              3,990,775              3,801,572
       (2)Available-for-Sale Securities                                            1,089                      -
       1.Bonds                                                                     1,089                      -
       III.Loans                                        1,935,180                765,281                145,728
       (Allowance for Possible Loan Losses)                -9,725                 -3,846                 -1,472
       1.Loans in Won                                   1,637,200                497,200                 97,200
       2.Loans in Foreign Currency                        107,705                 71,927                      -
       3.Privately Placed Bonds                           200,000                200,000                 50,000
       IV. Fixed Assets                                     2,020                  1,754                  1,471
       (1) Premises and Equipment                           1,606                  1,212                  1,401
       1.Vehicles                                             391                    242                    242
       Accumulated Depreciation                              -177                   -129                    -36

                                                                                            (Unit: Million Won)
                   DESCRIPTION                           3RD FY                 2ND FY                 1ST FY
---------------------------------------------------------------------------------------------------------------
       2.Equipments                                           993                    344                    286
       Accumulated Depreciation                              -549                   -161                    -43
       3.Other                                              1,404                  1,283                  1,040
       Accumulated Depreciation                              -456                   -367                    -88
       (2) Intangible Assets                                  414                    542                     70
       1. Organization Costs                                                          20                     25
       2. Other                                               414                    522                     45
       V.Other Assets                                      43,339                 15,467                  6,498
       1. Guarantee Deposits                                7,840                  7,069                  5,331
       2. Accounts Receivables                              7,612                  2,361                      -
       3. Accrued Income                                   11,334                  4,332                    737
       4. Advance Payments                                     10                      -                      -
       5. Prepaid Expenses                                  1,667                     48                     16
       6. Prepaid Income Tax                               13,867                    982                      1
       7. Sundry Assets                                     1,009                    675                    413
       Total Assets                                     8,294,430              4,784,979              3,955,981
       Liabilities
       1.Borrowings                                       165,868                 36,012                 20,000
       1.Borrowings in Won                                 94,000                      -                 20,000
       2.Borrowings in Foreign Currency                    71,868                 36,012                      -
       II.Debentures                                    1,980,543                732,030                146,957
       1.Debentures in Won                              1,950,000                700,000                150,000
       Discounts                                           -5,331                 -3,887                 -3,043
       2.Debentures in Foreign Currency                    35,934                 36,012                      -
       Discounts                                              -60                    -95                      -
       III.Other Liabilities                               30,464                  6,717                  1,264
       1.Taxes Withheld                                     1,176                    523                    203
       2. Dividends Payable                                   928                    453                      -
       3. Accounts Payable                                 14,492                  1,541                    434
       4. Accrued expenses                                 12,189                  3,962                    627
       5. Unearned income                                   1,679                      -                      -
       6.Accrued Severance Benefits                           530                    570                      -
       Deposits with Insurance Company for                   -530                   -332                      -
       Severance Benefits
       Total Liabilities                                2,176,875                774,759                168,221
       Stockholders' Equity
       I.Capital Stock                                  1,958,530              1,461,806              1,461,721
       1.Common Stock                                   1,472,007              1,461,806              1,461,721

                                                                                            (Unit: Million Won)
                   DESCRIPTION                           3RD FY                 2ND FY                 1ST FY
---------------------------------------------------------------------------------------------------------------
       2.Preferred Stock                                  486,523                      -                      -
       II.Capital Surplus                               3,316,380              1,976,625              1,976,650
       1.Paid-In Capital in Excess of Par               3,316,380              1,976,625              1,976,650
       Value
       III.Retained Earnings                              866,398                672,530                219,923
       1.Legal Reserve                                     82,469                 22,076                      -
       2.Retained Earnings Before                         783,929                650,454                219,923
       Appropriations
       (Net Income for the Year:
       For the Year: KRW 362,227 million)
       For the Previous Year: KRW 603,931
       million)
       IV.Capital Adjustments                             -23,753               -100,741                129,466
       1. Valuation Loss on Equity                        -33,379               -103,077                129,466
       Securities Accounted for by the
       Equity Method
       2. Valuation Loss on Available-for                                           -668                      -
       Sale Securities
       3.Stock Option                                       9,626                  3,004                      -
       Total Stockholders' Equity                       6,117,555              4,010,220              3,787,760
       Total Liabilities and Stockholders'              8,294,430              4,784,979              3,955,981
       Equity


Note) As a result of early application of SKAS No. 6 (Unappropriated dividends payable) upon closing of the second fiscal year, the amount of liabilities in the financial statements of the first fiscal year decreased by KRW 150,812 million and stockholders' equity were increased by KRW 150,812 million.

B.     Statement of Income

                               Statement of Income

            The 3rd Fiscal Year (January 1, 2003 ~ December 31, 2003)
           The 2nd Fiscal Year (January 1, 2002 ~ December 31, 2002)
        The 1st Fiscal Year (September 1, 2001 (Date of Incorporation)~
                               December 31, 2001)


                                                                                            (Unit: Million won)
                   DESCRIPTION                             3RD FY                2ND FY                 1ST FY
                                                          (ANNUAL)              (ANNUAL)               (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       I. Operating Revenues                               486,428               643,360                226,542
       (1) Valuation Gain using the Equity                 388,641               618,690                225,795
       Method of Accounting

                                                                                            (Unit: Million won)
                   DESCRIPTION                             3RD FY                2ND FY                 1ST FY
                                                          (ANNUAL)              (ANNUAL)               (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       (2) Interest Income                                  97,787                24,670                    747
       1.Interest on Due from Banks                            631                 1,861                     10
       2.Interest on Loans                                  83,720                15,931                    634
       3. Interest on Privately Placed                      13,436                 6,878                    103
       Bonds
       II. Operating Expenses                              121,480                41,141                  5,780
       (1) Interest Expenses                                92,616                21,632                  1,089
       1. Interest on Borrowings                            11,020                 1,152                    371
       2. Interest on Debentures                            81,362                20,452                    718
       3. Other                                                234                    28                      -
       (2) Commission Expenses                               4,962                    69                     57
       (3)Selling and Administrative                        23,902                19,440                  4,634
       Expenses
       1. Salaries                                           9,821                 7,008                  1,743
       2. Retirement Allowance                                 140                   594                      -
       3. Employee Benefits                                    601                   370                     75
       4. Rent                                                 142                    46                      2
       5. Entertainment                                      1,455                 1,903                    237
       6. Depreciation                                         568                   489                    168
       7. Amortization on Intangible Asset                     109                    24                      5
       8. Bad Debt                                           5,879                 2,374                  1,472
       9. Taxes and Dues                                       361                   125                     22
       10. Advertising                                          22                    72                     34
       11. Commissions                                       1,374                 5,748                    602
       12. Other                                             3,430                   687                    274
       III.Operating Income                                364,948               602,219                220,762
       IV. Non-Operating Income                                424                 5,380                      1
       1. Gain on Foreign Currency                             231                 3,645                      -
       Translation
       2. Gain on Foreign Currency                               3                     -                      -
       Transaction
       3. Gain on Disposition of Equity                                            1,731                      -
       Securities
       4. Miscellaneous                                        190                     4                      1
       IV. Non-Operating Expenses                            3,145                 3,668                      -
       1. Loss on Foreign Currency                               2                     1                      -
       Transaction
       2. Loss on Foreign Currency                             231                 3,645                      -

                                                                                            (Unit: Million won)
                   DESCRIPTION                             3RD FY                2ND FY                 1ST FY
                                                          (ANNUAL)              (ANNUAL)               (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       Translation
       3.Loss on Disposition of Equity                         166                     -                      -
       Securities
       4. Loss on Disposition of                             1,725                                            -
       Available-for-Sale Securities
       5. Contribution                                          34                    22                      -
       6. Miscellaneous                                        987                     -                      -
       IV. Ordinary Income                                 362,227               603,931                220,763
       VII. Extraordinary Gain or Loss                                                 -                      -
       VIII.Income Before Income Tax                       362,227               603,931                220,763
       Expense
       IX. Income Tax Expense                                                          -                      -
       X. Net Income for the Period                        362,227               603,931                220,763
       (Ordinary Income/Earning per Share:
       For the Year:  KRW 952
       For the Previous Year:  KRW 2,066)
       (Diluted Ordinary Income/Earning
       per Share:
       For the Year: KRW 921
       For the Previous Year: KRW 2,064)

C. Statement Of Appropriation Of Retained Earnings Or Statement Of Disposition Of Deficit

                 Statement Of Appropriation Of Retained Earnings

            The 3rd Fiscal Year (January 1, 2003 ~ December 31, 2003)
           The 2nd Fiscal Year (January 1, 2002 ~ December 31, 2002)
        The 1st Fiscal Year (September 1, 2001 (Date of Incorporation) ~
                               December 31, 2001)

                                                                                            (Unit: Million Won)
                      DESCRIPTION                            3RD FY               2ND FY               1ST FY
                                                             AMOUNT               AMOUNT               AMOUNT
---------------------------------------------------------------------------------------------------------------
       1. Retained Earnings Before                            783,928              650,454              219,922
       Appropriation
       1. Unappropriated Retained                             432,569               47,033                    0
          Earnings carried over from
          prior years
       2. Change in Retained Earnings of                      -10,848                 -510                 -841
          Subsidiaries

                                                                                            (Unit: Million Won)
                         DESCRIPTION                              3RD FY             2ND FY            1ST FY
                                                                 (ANNUAL)           (ANNUAL)          (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       3. Cumulative Effect of Change in                          -20
       Accounting Policy
       4. Net Income for the Period                           362,227              603,931              220,763
       II. Appropriation of Retained Earnings                 278,337              217,885              172,888
       1. Legal Reserve                                        36,223               60,393               22,076
       2. Dividends                                           242,114              157,492              150,812
       a. Cash Dividends on Common Stock                      158,717              157,492              150,812
       b. Cash Dividends on Preferred Stock                    83,397
       III. Unappropriated Retained Earnings                  505,591              432,569               47,034
       carried over to Subsequent Year

D.    Cash Flow Statements

                              Cash Flow Statements

            The 3rd Fiscal Year (January 1, 2003 ~ December 31, 2003)
           The 2nd Fiscal Year (January 1, 2002 ~ December 31, 2002)
        The 1st Fiscal Year (September 1, 2001 (Date of Incorporation) ~
                               December 31, 2001)

                                                                                            (Unit: Million Won)
                         DESCRIPTION                              3RD FY             2ND FY            1ST FY
                                                                 (ANNUAL)           (ANNUAL)          (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       I. Cashflows From Operating Activities                     -12,347            -11,392            -2,787
          1.Net Income for the Semi-annual Period                 362,227            603,931           220,763
          2. Addition of expense not involving cash                12,691              8,944             1,737
       outflows
       a. Interest Expenses                                         2,492              1,175                92
       b. Depreciation                                                568                489               168
       c. Amortization on Intangible                                  109                 24                 5
          Assets
       d. Bad Debt                                                  5,879              2,374             1,472
       e. Loss on Foreign Currency                                    231              3,645                 -
          Translation
       f. Loss on Disposition of Equity Securities                    166
       g. Loss on Disposition of Available-for-Sale                 1,725
       Securities
       h. Retirement Allowance                                        140                594                 -
       i. Stock Option                                              1,381                643                 -
       3. Deduction Of Revenues Not Involving Cash                388,872            624,066           225,795
       Inflows

                                                                                            (Unit: Million Won)
                         DESCRIPTION                              3RD FY             2ND FY            1ST FY
                                                                 (ANNUAL)           (ANNUAL)          (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       a. Valuation Gain using the Equity  Method of              388,641            618,690           225,795
       Accounting
       b. Gain on Disposition of Investment Securities                                 1,731                 -
       c. Gain on Foreign Currency  Translation                       231              3,645                 -
       d. Reversal of Allowance for Bad Debts                                              -                 -
       4. Change in Assets and Liabilities Resulting                1,607               -201               508
       from Operations
       a. Increase in Accounts Receivable                             -10                  -                 -
       b. Increase in Accrued Income                               -7,002             -3,596              -737
       c. Increase in Prepaid Expenses                             -1,619                -32               -16
       d. Increase in Prepaid Income Taxes                        -12,884               -981                -2
       e. Increase in Taxes Withheld                                  653                320               203
       f. Decrease in Accounts Payable                             12,951              1,108               434
       g. Increase in Accrued Expenses                              8,227              3,336               626
       h. Increase in Unearned Income                               1,679                  -                 -
       i. Payment of Severance Benefits                              -180                -24                 -
       j. Increase in Deposits with Insurance Company                -198               -332                 -
       for  Severance Benefits
       k. Increase in Advance Payments                                -10                  -                 -
       II. Cash Flows From Investing Activities                -2,118,074           -431,929          -163,369
       1. Cash Inflows From Investing Activities                  188,456            664,441                 -
       a. Dividend Income                                         186,896            640,771                 -
       b. Disposition of Equity Securities Accounted                1,529             23,631                 -
       for Using the Equity Method
       c. Disposition of Available-for-sale Securities                  2
       d. Decrease in Sundry Assets                                                       39                 -
       e. Disposition of Vehicles                                      29                  -                 -
       f. Decrease in Loans in Won                                                         -                 -
       2. Cash Outflows From Investing  Activities              2,306,530          1,096,370           163,369
       a. Increase in Investment Securities                     1,128,423            467,962             8,781
       b. Increase in Loans in Won                              1,140,000            400,000            97,200
       c. Increase in Loans in Foreign   Currency                  36,009             75,572                 -
       d. Increase in Privately Placed Bonds                                         150,000            50,000
       e. Increase in Vehicles                                        220                  0               242
       f. Increase in Equipment                                       649                 59               286
       g. Increase in Other Premises and Equipment                    122                243             1,040

                                                                                            (Unit: Million Won)
                         DESCRIPTION                              3RD FY             2ND FY            1ST FY
                                                                 (ANNUAL)           (ANNUAL)          (ANNUAL)
---------------------------------------------------------------------------------------------------------------
       h. Increase in Organization Costs                                                   -                27
       i. Increase in Other Intangible Assets                           2                496                48
       j. Increase in Guarantee Deposits                              771              1,738             5,331
       k. Increase in Advance Payments                                                     -                 -
       l. Increase in Sundry Assets                                   334                300               414
       III. Cashflows From Financing Activities                 2,125,161            453,222           166,868
       1. Cash Inflows From Financing Activities                2,307,657            625,669           167,536
       a. Increase in Borrowings in Won                            94,000                  -            20,000
       b. Increase in Borrowings in Foreign Currency               36,009             39,582                 -
       c. Increase in Debentures in Won                         1,250,000            550,000           147,535
       d. Increase in Debentures in                                                   36,087                 -
          Foreign Currency
       e. Common Stock Issuance                                    27,648                  -                 -
       f. Preferred Stock Issuance                                900,000                  -                 -
       2. Cash Outflows from Financing Activities                 182,496            172,447               668
       a. Disbursement of Debenture Issue Costs                     3,871              2,087               668
       b. Decrease in Borrowings in Won                                               20,000                 -
       c. Disbursement of Dividend  Payables                      157,017            150,360                 -
       d. New Stock Issuance Costs                                 21,608                  -                 -
       IV. Increase In Cash (I+II+ III)                            -5,260              9,901               712
       V. Cash at Beginning of the Year                            10,613                712                 -
       VI. Cash at End of the Year                                  5,353             10,613               712

4.    Consolidated Financial Statement

A.    Summary of Consolidated Financial Information

                                                                                        (Unit: 100 Million Won)
                  DESCRIPTION                                  3RD FY                 2ND FY             1ST FY
----------------------------------------------------------------------------------------------------------------
       [Assets]
       -  Cash & Due from Banks                                64,183                  28,171             23,561
       -  Marketable Securities                                48,766                  20,763             21,983
       -  Investment Securities                               231,270                 134,079            129,622
       -  Loans                                               949,212                 452,444            353,714
       -  Fixed Assets                                         28,537                  11,004              6,578
       -  Other Assets                                         70,126                  21,215             27,838
       Total Assets                                           132,094                 667,676            563,296
       [Liabilities]

                                                                                        (Unit: 100 Million Won)
                  DESCRIPTION                                  3RD FY                 2ND FY             1ST FY
----------------------------------------------------------------------------------------------------------------
       -  Deposits                                            875,926                 387,223            343,902
       -  Borrowings                                          172,096                 113,518            100,494
       -  Debentures                                          177,479                  83,954             37,488
       -  Other Liabilities                                   105,517                  43,367             48,778
       Total Liabilities                                    1,331,018                 628,062            530,662
       [Capital Stock]                                         19,585                  14,618             14,617
       [Consolidated Capital Surplus]                          32,008                  18,877             19,766
       [Consolidated Retained Earnings]                         8,721                   6,708              2,199
       [Capital Adjustment]                                    @5,194                  @3,798             @3.948
       [Minority Interest]                                      5,956                   3,209                  -
       Total Assets                                            61,076                  39,614             32,634
       Operating Revenues                                      80,721                  59,289             25,599
       Operating Expenses                                      72,863                  49,904             24,398
       Operating Income                                         7,858                   9,385              1,201
       Ordinary Income                                          6,310                   8,523              2,511
       Total Net Income for the Period                          3,770                   5,977              2,208
       Consolidated Net Income for the Period                   3,630                   6,022              2,208
                                                  18 (the Company,       13 (the Company,        7 (the Company,
                                                  Subsidiaries 8,        Subsidiaries 7,         Subsidiaries 4,
       Number of Subsidiaries                     Sub-subsidiaries 7,    Sub-subsidiaries 3,     Sub-subsidiaries
                                                  Bank Trust 3)          Bank Trust 2)           1, Bank Trust 1)

       [@ means (-)]

       Note) As a result of early application of SKAS No. 6, the amount of liabilities in the financial statements of the first fiscal year decreased by KRW 150,812 million and stockholders' equity were increased by KRW 150,812 million. both of which were described for reference purposes.

B. Basis of financial statements presentation and summary of significant accounting policies

       The Company and the consolidated subsidiaries (collectively referred to as the "Company") prepared the accompanying consolidated financial statements in accordance with the generally accepted accounting principles in the Republic of Korea ("Korean GAAP"), the consolidated financial statements accounting rules and the business-specific accounting rules, such as the banking business accounting rules, the securities business accounting rules, the securities investment trust business accounting rules, the lease accounting rules and the insurance business accounting rules. The Company adopted Statements of Korea Accounting Standards (SKAS) No. 2 through No. 9, effective from the first fiscal year beginning after December 31, 2002, while SKAS No. 6, "Events Occurring after the Balance Sheet Date", has been adopted since the year ended December 31, 2002 with encouraged earlier application. Significant accounting policies adopted by the Company in the preparation for the consolidated financial statements for the current year are consistent with those applied in the year-end consolidated financial statements ended December 31, 2002, except for the application of the aforesaid SKAS.

       (1)    Investments in securities

              Securities should be classified into one of the three categories of held-to-maturity, available-for-sale, or trading securities at the time of acquisition and such determination should be reassessed at each balance sheet date.

              Held-to-maturity securities are those with fixed and determinable payments and fixed maturity that the Company has the positive intent and ability to hold to maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

              Marketable securities are initially stated at cost plus incidental expenses with the individual moving average method. Held-to-maturity securities are stated at amortized cost, and trading securities and available-for-sale securities are carried at fair value. Of available-for-sale securities, investments in equity that do not have readily determinable fair values are stated at cost. Unrealized holding gains and losses on valuation of trading securities are included in earnings, and unrealized holding gains and losses on valuation of available-for-sale securities are included in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump-sum at the time of disposal or impairment recognition.

              Marketable securities are at the quoted market prices as of the period end. Non-marketable debt securities are recorded at the fair values derived from the discounted cash flows by using an interest rate deemed to approximate the market interest rate. The market interest rate is determined by the issuers' credit rate announced by the accredited credit rating agencies in Korea. Money market funds are recorded at the fair value determined by the investment management companies.

       (2)    Investment securities under the equity method

              Equity securities in companies over which the Company has significant management control are stated at an amount as determined using the equity method.

              Under the equity method of accounting, changes in the investor's initial investment arising from changes in the net asset of the investee is reflected in the investor's investment in securities. Based on the sources of changes, changes in the investor's investments in securities are reflected as valuation gain (loss) using the equity method (current operations of the investor), the retained earnings of the investor, or valuation gains on investment securities accounted for by the equity method (capital adjustments of the investor). However, the Company does not record its share of losses of affiliate companies when such losses would make the Company's investment in such entity less than zero. Of investment elimination difference arising from valuation gain under the equity method, the difference stemming from the book value and fair value is amortized or reversed in accordance with the accounting method of the investee for the relevant asset. Any excess is generally recorded as goodwill (negative goodwill). Goodwill (negative goodwill) is amortized over a reasonable period, generally less than 20 years.

              In case of translating financial statements denominated in foreign currencies, where the balances are determined by the equity method, assets and liabilities are translated at current rate as of the balance sheet date and capital accounts at historical rate. The investor's share in differences between capital accounts translated at historical rate and assets translated at current rate as of the balance sheet date less liabilities translated at current rate as of the balance sheet date is accounted for as overseas operation translation credit (debit), a component of capital adjustments in the stockholder's equity.

       (3)    Allowance for loan losses

              The Company establishes the credit risk-rating model, which considers the borrowers' capacity to repay and credit risk ("Forward Looking Criteria: FLC") in classifying its corporate loans and making provisions for loan losses, while household loans and credit card loans are classified by considering current financial status including delinquency period, bankruptcies and collaterals value.

       (4)    Troubled loans restructuring

              Restructured loans which are related to companies involved in bankruptcy proceedings, composition proceedings or workout programs with creditors are stated at present value of expected future cash flows, and the difference between carrying amount and the present value of expected future cash flows is presented as a present value discount, and amortized and credited to operations as interest income using the effective interest rate method.

              In addition, an allowance for the present value on restructured loans is made depending on the credit conditions of borrowers.

       (5)    Tangible assets

              Tangible assets are initially stated at cost plus incidental expenses. Expenditures that result in the enhancement of the value or the extension of the useful lives of the facilities involved are capitalized as additions to tangible assets, and routine maintenance and repairs are expensed as incurred.

              Depreciation is computed over 5 years using the declining-balance method (straight-line method for buildings and leasehold improvements) based on the estimated useful lives of the assets.

       (6)    Intangible assets

              Intangible assets are stated at cost plus incidental expenses, less amortization computed using the straight-line method over useful lives of related intangible assets.

       (7)    Bonds under resale or repurchase agreements

              Bonds purchased under resale agreements are recorded as loans and bonds sold under repurchase agreements are recorded as borrowings. When the Company purchases or sells securities under resale or repurchase agreements, the amount calculated by applying the conditional selling interest rate for each period is recorded as interest on bonds purchased (sold) under resale or repurchase agreements.

       (8)    Discounts on debentures

              Discounts on debentures issued, which represent the difference between the face value of debentures issued and the issuance price of debentures (the value of debentures less the debenture issuance fees and other direct costs associated with the issuance of debentures) are reflected in the accompanying balance sheets as a deduction from the face value of debentures, and are amortized on the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

       (9)    Retirement and severance benefits

              In accordance with the Regulation on Severance Payment to Officers and Employees, the Company's estimated liability under the severance payment plan which would be payable if all employees left on the balance sheet date is accrued in the accompanying balance sheets. Under the National Pension Scheme of Korea, the Company transferred a certain portion of retirement allowances of employees to the National Pension Fund. The amount transferred will reduce the retirement and severance benefit amount to be payable to the employees when they leave the Company and is accordingly reflected in the accompanying financial statements as a reduction from the retirement and severance benefit liability. The Company obtains and maintains employees' severance pay insurance where the employees have a vested interest in the deposit with the insurance company. The deposit for severance benefit insurance is, therefore, reflected in the accompanying balance sheets as a deduction from the liability for retirement and severance benefits.

       (10)   Allowance for guarantees and acceptances

              The Company provides an allowance for losses on guarantees and acceptances, which are classified as substandard, doubtful and estimated loss using the same method as that used to provide for losses on its corporate loans.

       (11)   Income taxes

              Income tax on the earnings or loss for the year comprises current and deferred tax. The difference between the amount currently payable for the period and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date. Changes in net tax effects resulting from changes in tax rates are recognized in earnings for the year in which the relevant tax rates are enacted.

       (12)   Translation of foreign currency denominated assets and liabilities

              Assets and liabilities denominated in foreign currencies are translated into Korean Won at KRW1,197.80 and KRW1,200.40 to US$1, the base exchange rate announced by Seoul Money Brokerage Services Limited on the balance sheet date, and the resulting gains (losses) are recognized in current operations. However, the SWAP funds provided by the Bank of Korea under the repurchase agreement are translated at the agreed exchange rate. In addition, operating leases that (i) were contracted before March 31, 1998, (ii) the funds used in purchasing the operating lease assets are denominated in foreign currencies, (iii) the base lease expense or the adjusted lease expense is denominated in foreign currencies and, thus, the exchange rate risk is hedged, the resulting gains (losses) are reflected as translation gains (losses) related to operating leases, which is amortized or reversed when the Company recognizes the above lease expense as earnings. In addition, financial statements of overseas branches are also translated into Korean Won at the above base rates on the balance sheet dates.

       (13)   Derivatives

              Derivative instruments are presented as assets or liabilities valued principally at the fair value of rights or obligations associated with the derivative contracts. The unrealized gain or loss from derivative transactions is recognized in current operations.

              However, for derivative instruments for the purpose of hedging the exposure to the variability of cash flows of a forecasted transaction, the hedge-effective portion of the derivative's gain or loss is deferred as a capital adjustment, a component of stockholder's equity. The ineffective portion of the gain or loss is charged or credited to current results of operations.

       (14)   Stock options

              The stock option program allows the Company's employees to acquire shares of the Company or to be compensated for the market price difference. In case of stock grant type, the Company values stock options based upon an option pricing model under the fair value method and recognizes this value as an expense and a capital adjustment (stock option) over the period in which the options vest. When the Company issues new shares upon employees' exercise of stock options, the difference between the sum of the exercise price of the stock options and the sum of face value of new shares is accounted for as subscription premium paid for the shares. On the other hand, when the Company delivers treasury shares, the difference between the sum of the exercise price of the stock options and the sum of the book value of treasury stocks is accounted for as loss on disposition of treasury stocks. In case of price compensation type, the Company recognizes the compensation expense as an expense and a liability (long-term outstanding expenses) over the period in which the options vest.

              In case officers and employees fail to perform their obligations due to death, retirement or resignation during the period in which the options vest, the stock options granted to such officers and employees become null and void. In such a case, the relevant amounts are reduced from capital adjustments (stock options) or long-term outstanding expenses recorded in the balance sheet in respect of stock options, and the corresponding amounts are deducted from compensation expenses. In case stock options of stock grant type are not exercised after the period in which the options vest and become null and void, the relevant amounts are reduced from capital adjustments, and the corresponding amounts are transferred to other capital surplus.

       (15)   Accounting for leases and rentals

              The Company accounts for and classifies its lease transactions as either the operating or capital lease, depending on the terms of the lease under the Korean Lease Accounting Standards.

              If a lease is substantially noncancellable and meets one or more of the criteria listed below, the present value of future minimum lease payments is reflected as an obligation under capital lease. Otherwise, it is classified as an operating lease with lease payments expensed as incurred.

              - Ownership of the leased property shall be transferred to the lessee at the end of the lease term without additional payment or for a contract price.

              - The lease has a bargain purchase option.

              - The lease term is equal to 75% or more of the estimated economic useful life of the leased property in respect of lease transactions that were contracted before January 1, 1998.

              - The present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90% of the fair value of the leased property.

              In case of capital leases, the portion originated from principal is accounted for as collections of outstanding receivables and the remaining interest income is accounted for as revenue in the current period. Revenue from operating leases is recognized on a straight-line basis over the lease term.

              All costs and charges incurred in connection with acquiring lease assets by inception date of the lease are recorded as advance payments on operating lease assets or capital lease receivables.

              Additionally, depreciation of assets for operating leases is computed using the straight-line method over the economic useful lives (or lease terms if contracted before March 31, 1998).

       (16)   Interest income recognition

              The Company recognizes the interest income earned on loan receivables and other loans on an accrual basis. For the interest income on loans having overdue interest and principal, dishonored bills and checks and all credits to the customers that are given a grace period or a reduction or exemption of interest payments or listed as watch list clients, the Company discontinues the recognition of interest accrual.

       (17)   Contingent liabilities

              Contingent losses are generally recognized as a liability when probable and reasonably estimable as of the balance sheet date.

       (18)   Use of estimates

              The preparation of financial statements in accordance with the Korean GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements in respect of the amounts of assets and liabilities, disclosure of contingent liabilities, estimates of revenues and expenses. The foregoing applies to the valuation of the book value of tangible assets, accounts receivable, inventories, deferred income tax assets or liabilities, and derivatives. Actual results could differ from those estimates.

       (19)   Reclassification of account titles

              Certain accounts of prior year's non-consolidated financial statements were reclassified to conform to the current year's presentation. These reclassifications did not result in any material change to reported net earnings or stockholders' equity.

C.         Consolidated Financial Statements

       (1)    Consolidated Balance Sheet

                           Consolidated Balance Sheet

                 The 3rd Fiscal Year (As of December 31, 2003)
                 The 2nd Fiscal Year (As of December 31, 2002)
                 The 1st Fiscal Year (As of December 31, 2001)

                                                                                            (Unit: Million Won)
                          DESCRIPTION                         3RD FY               2ND FY              1ST FY
                                                              AMOUNT               AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              I.Cash & Due from Banks                        6,418,280            2,817,134           2,356,145
              1. Cash                                        1,742,777              903,183             808,995
              2. Foreign Currency                              165,006               55,994              42,925
              3. Due from Banks in Won                       4,119,983            1,715,695           1,483,782
              4. Due from Banks in Foreign                     390,514              142,262              19,456
              Currency
              5.Other                                                                                       988
              II. Marketable Securities                      4,876,614            2,076,319           2,198,360
              1. Stocks                                        188,922               76,934              89,144
              2. Government Bonds                            1,712,070              411,403             359,092
              3. Finance Debentures                          1,656,756              636,852           1,011,714
              4. Corporate Bonds                               996,699              749,940             593,095
              5. Beneficiary Certificates                       57,446              127,874              65,944
              6. Commercial Paper                               59,579               48,794              50,000
              7. Marketable Securities                           1,330               24,522              28,931
              denominated in Foreign Currency
              8. Other                                         203,812                                      441
              III. Investment Securities                    23,127,046           13,407,898          12,962,204
              1. Stocks                                      1,143,106              233,925             274,024
              2. Equity Investment                              64,489                9,371              29,508
              3. Government Bonds                            3,133,618            1,095,784           1,983,968
              4. Finance Debentures                          5,169,073            2,322,575           2,262,200
              5. Corporate Bonds                             8,871,852            6,408,934           6,546,329
              6. Beneficiary Certificates                    2,525,019            2,432,095           1,171,508
              7. Investment Securities In Foreign            1,587,730              905,211             689,106
              Currency
              8.Other                                          632,157                    3               5,561
              IV. Loans                                     94,921,179           45,244,360          35,371,372
              (Allowance for Possible Loan Losses)          -2,808,118

                                                                                            (Unit: Million Won)
                          DESCRIPTION                         3RD FY               2ND FY              1ST FY
                                                              AMOUNT               AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              (Present Value Discounts)                         80,236
              1. Loans in Won                               72,852,977           31,287,787          23,071,054
              2. Loans in Foreign Currency                   6,780,025            3,489,504           3,114,850
              3. Domestic Import Usance Bills                2,714,909            1,154,569              10,840
              4. Call Loans                                  1,438,738              610,606           1,897,650
              5. Bills Bought in Won                         1,058,981            2,162,547           2,061,137
              6.Bills Bought in Foreign Currency             3,610,006            2,263,872           1,877,234
              7. Advances for Customers                        107,743               89,657              46,783
              8. Credit Card Accounts                        4,931,496            2,795,865           2,093,272
              9.Bonds Purchased under Repurchase               470,300                                    6,631
              Agreements
              10. Privately Placed Bonds                     2,416,843            1,484,356           1,136,410
              11. Factoring Receivables                        174,955               63,627              31,817
              12. Receivables to be converted                   80,933                6,504             125,355
              into Equity
              13. Financing Leases                             807,396              610,488             549,423
              14. Termination Financing Lease                  186,368               10,939
              Receivables
              15.Other                                          17,390               17,706              13,434
              V. Fixed Assets                                2,853,681            1,100,413             657,764
              1.Investments                                                           6,569                 250
              2. Premises and Equipment                      1,878,796              927,231             656,776
              (1) Land                                         995,168              346,538             276,705
              (2) Building                                     729,315              465,484             291,013
              (3) Other                                      1,129,104              571,048             419,011
              (Accumulated Depreciation)                      -974,792
              3.Intangible Assets                              974,573              166,567                 739
              (1) Goodwill                                     964,788              161,542
              (2) Negative Goodwill                             -5,655
              (3) Other                                         15,440               11,365                 739
              4. Other                                             312                   46
              VI. Other Assets                               7,012,592            2,121,469           2,783,804
              (Allowance for Doubtful Accounts)                -26,036
              (Present Value Discounts)                           -146
              1. Accounts Receivable                         1,570,819              572,367           1,634,648
              2. Advance Payments                               42,827               11,623              30,465
              3. Prepaid Expense                                43,134               24,863              13,383
              4. Accrued Income                                696,940              465,140             584,711

                                                                                            (Unit: Million Won)
                          DESCRIPTION                         3RD FY               2ND FY              1ST FY
                                                              AMOUNT               AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              5. Operating Lease Assets                        405,794              177,678             153,944
              (Accumulated Depreciation)                      -182,375
              (Allowance for Losses on                          -2,211
              Disposition of Lease Assets)
              6. Guarantee Deposits                            956,596              448,387             377,663
              7. Deferred Income Tax Assets                     78,135              102,052              18,049
              8. Derivative Assets                             518,836              120,443              91,932
              9. Sundry Assets                               2,910,279              298,676              70,513
              Total Assets                                 139,209,392           66,767,594          56,329,649
              Liabilities
              I. Deposits                                   87,592,605           38,722,333          34,390,192
              (Present Value Premium)                           45,166                    -                   -
              1. Deposits in Won                            75,496,450           33,851,353          29,714,108
              2. Negotiable Certificate of                   7,118,586            2,776,649           2,866,823
              Deposits
              3. Deposits in Foreign Currency                4,932,403            2,094,330           1,809,261
              II. Borrowings                                17,209,576           11,351,814          10,049,401
              1. Borrowings in Won                           4,401,380            1,900,616           2,250,439
              2. Borrowings in Foreign Currency              7,193,596            4,670,846           3,208,201
              3. Bonds Sold under Repurchase                 4,427,073            4,300,609           3,849,967
              Agreements
              4. Bills Sold                                    705,954              206,965             257,887
              5. Due to the Bank of Korea in                    64,051               75,285             139,084
              Foreign Currency
              6. Call Money                                    417,522              197,492             343,822
              III. Debentures                               17,747,878            8,395,403           3,748,773
              (Present Value Premium)                          135,445
              1. Debentures in Won                          16,177,484            8,331,629           3,708,036
              (Discounts)                                     -144,500
              2. Debentures in Foreign Currency              1,591,121              469,236             367,936
              (Discounts)                                      -11,671
              IV. Other Liabilities                         10,551,701            4,336,678           4,877,799
              1. Accrued Severance Benefits                    347,913              225,188             192,465
              (Deposits with Insurance Company                -133,644
              for Severance Benefits)
              (Transfer to National Pension)                    -8,317
              2. Allowance or Doubtful Accounts                 57,398                3,659              13,077
              on Acceptances and Guarantees

                                                                                            (Unit: Million Won)
                          DESCRIPTION                         3RD FY               2ND FY              1ST FY
                                                              AMOUNT               AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              3. Other Allowances                               68,025               30,716               2,320
              4. Borrowings from Trust Accounts                665,158              278,578             651,160
              5.Foreign Exchange Remittances                   159,954              158,937              82,304
              Pending
              6. Securities Sold                               353,732                                   12,461
              7. Accounts Payable                            1,397,803              539,108           1,627,273
              8. Accrued Expense                             1,742,597            1,108,373           1,166,807
              9.Income Taxes Payable                           103,873              172,343               9,881
              10. Dividends Payable                              1,645                2,629               2,116
              11. Advance Receipts                              95,116                6,056               8,284
              12. Unearned Revenues                            163,650               87,414              79,145
              13. Taxes Withheld                                78,271               76,096              36,946
              14. Guarantee Deposits                           270,766              149,729              92,634
              15. Derivative Liabilities                       471,442              112,677             104,985
              16. Deferred Income Tax Liabilities                   35                  262              33,671
              17. Deposits for Stock Subscription               19,090                4,945              26,455
              18. Sundry Liabilities                         4,697,196            1,445,636             782,162
              Total Liabilities                            133,101,761           62,806,228          53,066,166
              Stockholders' Equity                                   -                    -                   -
              I. Capital Stock                               1,958,529            1,461,806           1,461,721
              1. Common Stock                                1,472,007            1,461,806           1,461,721
              2. Preferred Stock                               486,523                    -                   -
              II. Consolidated Capital Surplus               3,200,805            1,887,708           1,976,650
              III. Consolidated Retained Earnings              872,055              670,763             219,923
              (Consolidated Net Income for the                       -                    -                   -
              Period:
              For the Year: KRW 362,987,975,940                      -                    -                   -
              For the Previous Year:   KRW                           -                    -                   -
              602,163,036,549)
              IV. Consolidated Capital Adjustment             -519,364
              1.Treasury Stock                                -391,300
              2. Gain (Loss) on Valuation Of                  -153,650                6,090
              Investment Securities
              3. Stock Option                                   10,552                2,905
              4. Adjustment for Foreign Currency                15,035                2,508
              Translation

                                                                                            (Unit: Million Won)
                          DESCRIPTION                         3RD FY               2ND FY              1ST FY
                                                              AMOUNT               AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              V. Minority Interest                             595,605              320,887                   -
              Total Stockholders' Equity                     6,107,631            3,961,367           3,263,483
              Total Liabilities and Stockholders'          139,209,392           66,767,594          56,329,649
              Equity

(2)    Consolidated Statements of Income

                        Consolidated Statements of Income

            The 3rd Fiscal Year (January 1, 2003 ~ December 31, 2003)
           The 2nd Fiscal Year (January 1, 2002 ~ December 31, 2002)
        The 1st Fiscal Year (September 1, 2001 (Date of Incorporation) ~
                               December 31, 2001)

                                                                                            (Unit: Million Won)
                           DESCRIPTION                         3RD FY              2ND FY              1ST FY
                                                               AMOUNT              AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              I.Operating Revenues                            8,072,077           5,928,903           2,559,860
              (1)Interest Income                              4,995,954           3,646,365           1,822,591
              1.Interest on Due from banks                       56,845              50,342              37,598
              2.Interest on Marketable  Securities              181,706             121,815              63,077
              3.Interest on Investment Securities               941,187             855,036             497,270
              4.Interest on Loans                             3,779,897           2,598,516           1,208,969
              5.Others                                           36,319              20,655              15,677
              (2)Commission Income                            1,355,949             842,973             319,299
              1. Commissions Received                         1,341,942             831,748             311,847
              2.Guarantee Fees                                   13,462              10,438               5,691
              3. Commissions Received                               545                 786                 852
              from Termination of Commodities
              4. Other                                                0                                     908
              (3) Insurance Income                               42,934
              1.Premium Income                                   42,824
              2. Reinsurance Income                                 110
              (4)Other Operating Income                       1,677,240           1,439,565             417,971
              1.Gain on Sale of Marketable                      133,377              89,965              67,644
              Securities
              2.Gain on Valuation of Marketable                  32,063               4,238                 296
              Securities
              3.Dividend on Marketable Securities                 2,439               3,371                 202
              4.Dividend on Investment Securities                 6,057              12,719                 667
              5. Gain on Foreign Currency Trading               256,046             214,869              75,628

                                                                                            (Unit: Million Won)
                           DESCRIPTION                         3RD FY              2ND FY              1ST FY
                                                               AMOUNT              AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              6.Fees and Commissions from Trust                  48,812              48,752              22,189
              Account
              7. Gain on Disposition of Operating                 7,232               2,105
              Lease      Properties
              8. Gain on Derivatives Trading                  1,043,246           1,043,567             247,042
              9.Reversal of Allowance for Bad Debts              21,338               2,022                 799
              10. Reversal of Acceptance and                     35,258               9,418
              Guarantees Allowance
              11.Other                                           91,373               8,539               3,503
              II. Operating Expenses                          7,286,291           4,990,399           2,439,767
              (1) Interest Expenses                           2,996,896           2,352,140           1,243,015
              1.Interest on Deposits                          1,865,645           1,497,088             823,705
              2.Interest on Borrowings                          473,069             441,794             266,621
              3.Interest on Debentures                          630,406             392,526             125,029
              4.Other                                            27,776              20,732              27,660
              (2)Commission Expenses                            195,099             160,115              57,875
              1.Commissions Paid                                101,100             111,450              42,656
              2.Commissions on Credit Cards                      93,999              48,221              14,348
              3.Other Commission Expenses                                               444                 871
              (3) Insurance Expenses                             47,618
              1. Claims Paid                                        955
              2. Reinsurance Expenses                               167
              3. Increase in Policy Reserve                      37,103
              4. Operating Expenses                               9,393
              (3)Other Operating Expenses                     2,698,539           1,536,388             768,249
              1.Loss on Sale of Marketable                      111,004              69,901              51,030
              Securities
              2.Loss on Valuation of Marketable                  53,776              16,280              12,648
              Securities
              3.Loss on Foreign Currency Trading                135,622             129,305              31,002
              4.Contribution to Fund                             80,627              47,200              21,709
              5.Bad Debt Expense                              1,150,491             192,690             384,443
              6.Provision for Possible                                                                    3,268
              Losses of Acceptances and Guarantees
              7.Provision for Other Allowance                     6,151              29,296
              8.Loss on Disposition of Operating                  4,385               3,443

                                                                                            (Unit: Million Won)
                           DESCRIPTION                         3RD FY              2ND FY              1ST FY
                                                               AMOUNT              AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              Lease Properties
              9.Depreciation Expense on Operating                35,165              28,225
              Lease Properties
              10.Loss on Derivatives Trading                    989,539             981,550             247,926
              11. Other                                         131,778              38,498              16,224
              (4)Selling and Administrative                   1,348,139             941,757             370,629
              Expenses
              1.Salaries                                        514,794             345,683             114,429
              2.Retirement Allowance                             46,003              73,657              29,462
              3.Other Employee Benefits                         179,065             144,229              71,592
              4.Rent                                             47,598              30,073              12,947
              5. Entertainment                                   12,942               8,720               4,341
              6.Depreciation                                    139,486              89,064              55,753
              7.Amortization on Intangible Asset                 43,269              12,328                  28
              8.Taxes and Dues                                   53,816              36,395              12,872
              9.Advertising                                      42,923              52,736              18,329
              10.Research                                         3,300               2,509
              11.Other                                          264,945             146,365              50,876
              III.Operating Income                              785,786             938,503             120,093
              IV.Non-Operating Income                           224,874             163,887             222,191
              1.Gain on Sale of Tangible Assets                  28,879                 788                  77
              2.Rental Income                                    12,006               8,830               3,773
              3.Gain on Sale of Investment                       89,578              84,089              49,963
              Securities
              4.Recovery of Investment Securities                17,972              14,192              17,385
              Impairment Loss
              5.Gain on Valuation of Fund-                                            8,613               4,654
              Invested Money
              6.Gain on Sale of Loans                             3,684              11,636               1,880
              7.Amortization on Negative Goodwill                                       514             123,543
              8.Other                                            72,754              35,224              20,917
              V.Non-Operating Expenses                          379,681             250,074              91,134
              1.Loss on Disposition of Tangible                   2,282                 394                 137
              Assets
              2.Loss on Disposition of Investment                32,938             100,705              39,308
              Securities
              3.Investment Securities Impairment                103,110             109,279              26,405
              Loss

                                                                                            (Unit: Million Won)
                           DESCRIPTION                         3RD FY              2ND FY              1ST FY
                                                               AMOUNT              AMOUNT              AMOUNT
---------------------------------------------------------------------------------------------------------------
              4.Loss on Sale of Loans                           169,786               7,815
              5.Loss on Valuation of Fund-Invested                                                       10,991
              Money
              6.Losses on Redemption of Debentures                                      476                 807
              7.Contribution                                      1,206                 412               1,061
              8.Loss on Valuation of Equity Method                    0                 414               3,246
              9.Other                                            70,193              30,579               9,179
              10.Loss on Disposition of Equity                      166                                       0
              Securities by the Equity Method
              VI.Ordinary Income                                630,979             852,316             251,150
              VII.Extraordinary Loss                                                                        508
              1.Other Extraordinary Loss                                                                    508
              VIII.Income Before Income Tax Expense             630,979             852,316             250,642
              IX.Income Tax Expense                             253,947             254,572              29,879
              X.Net Income                                      377,032             597,744             220,763
              XI.Net Loss in Minority Interest)                  14,044             (4,419)
              XII.Consolidated Net Income                       362,988             602,163             220,763
              (Ordinary Income / Earning per Share)
              For the year: 1,063 Won
              For the previous year: 2,294 Won)


(3) Consolidated Statements of Changes in Shareholders' Equity (Consolidated Statements of Appropriation of Surplus)

            Consolidated Statements of Changes in Shareholders' Equity

            The 3rd Fiscal Year (January 1, 2003 ~ December 31, 2003)
           The 2nd Fiscal Year (January 1, 2002 ~ December 31, 2002)
        The 1st Fiscal Year (September 1, 2001 (Date of Incorporation) ~
                               December 31, 2001)

                                                                                           (Unit : Million Won)
                                                           CONSOLIDATED     CONSOLIDATED
        DESCRIPTION            CAPITAL       CONSOLIDATED      RETAINED          CAPITAL  MINORITY
                                 STOCK    CAPITAL SURPLUS      EARNINGS       ADJUSTMENT  INTERESTS       TOTAL
---------------------------------------------------------------------------------------------------------------
      2001.9.1
      (Beginning of
      the previous
      year)
      Incorporation            1,461,721       1,976,650              0                0           0  3,438,371
      of Company by
      the Method of
      Stock Swap)
      Consolidated                     0               0        220,763                0           0    220,763
      Net Income
      Subsidiaries                     0               0              0                0           0          0
      Changes in                       0               0           -840                0           0       -840
      Retained
      Earnings
      Acquisition of                   0               0              0         -394,475           0   -394,475
      Treasury
                                       0               0              0                0           0          0
      Changes in                       0               0              0             -335           0       -335
      Consolidated
      Capital
      Adjustment
      2001.12.31               1,461,721       1,976,650        219,923         -394,810           0  3,263,483
      (End of the
      Previous Year)
      2002.1.1.(Beginning      1,461,721       1,976,650        219,923         -394,810           0  3,263,484
      of the
      Previous Year)
      Issuance of                     85             -25              0                0           0         60
      new stock for
      cash of
      Controlling
      Company
      Subsidiaries'                    0             730              0                0           0        730
      Issuance of
      new stock for
      cash
      Subsidiaries'                    0         -62,939              0                0           0    -62,939
      Acquisition of
      treasury
      Merger between                   0         -40,110              0                0           0    -40,110
      Subsidiaries
      Other Changes                    0          13,402              0                0           0     13,402
      in
      Consolidated
      Capital Surplus
      Consolidated                     0               0        602,163                0           0    602,163
      Net Income

                                                                                           (Unit : Million Won)
                                                           CONSOLIDATED     CONSOLIDATED
        DESCRIPTION            CAPITAL       CONSOLIDATED      RETAINED          CAPITAL  MINORITY
                                 STOCK    CAPITAL SURPLUS      EARNINGS       ADJUSTMENT  INTERESTS       TOTAL
---------------------------------------------------------------------------------------------------------------
      Dividends                        0               0       -150,812                0           0   -150,812
      Changes in                       0               0           -511                0           0       -511
      Retained
      Earnings of
      Subsidiaries
      Changes in                       0               0              0           15,013           0     15,013
      Capital
      Capital
      Adjustment
      Net Loss in                      0               0              0                0      -4,419     -4,419
      Minority
      Interests
      Other Changes                    0               0              0                0     325,306    325,306
      in Minority
      Interests
      2002.12.31.(End          1,461,806       1,887,708        670,763         -379,797     320,887  3,961,367
      of the
      Previous Year)
      2003.1.1.(Beginning      1,461,806       1,887,708        670,763         -379,797     320,887  3,961,367
      of the Year)
      Issuance of                496,724       1,339,756              0                0           0  1,836,480
      new stock for
      cash of
      Controlling
      Company
      Other Changes                    0         -26,659              0                0           0    -26,659
      in
      Consolidated
      Capital Surplus
      Consolidated                     0               0        362,988                0           0    362,988
      Net Income
      Dividend                         0               0       -157,493                0           0   -157,493
      Changes in                       0               0         -4,205                0           0     -4,205
      Retained
      Earnings of
      Subsidiaries
      Changes in                       0               0              0         -139,565           0   -139,565
      Consolidated
      Capital
      Adjustment
      Net Income in                    0               0              0                0      14,044     14,044
      Minority
      Interests
      Other Changes                    0               0              0                0     260,674    260,674
      in Minority
      Interests
      2003.12.31.(End          1,958,530       3,200,805        872,053         -519,362     595,605  6,107,631
      of the Year)

      (4)   Consolidated Statements of Cash Flow

                      Consolidated Statements of Cash Flows

                     The 3rd Fiscal Year (January 1, 2003 ~
                     December 31, 2003) The 2nd Fiscal Year
                      (January 1, 2002 ~ December 31, 2002)
         The 1st Fiscal Year (September 1, 2001 (Date of Incorporation)
                              ~ December 31, 2001)

                                                                                    (Unit : Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      I.Cashflows from Operating Activities                     1,497,636      1,544,032        214,793
      1. Consolidate Net Income for the Period                    362,988        602,163        220,763
      2.Addition of expense not involving cash outflows         3,321,059        742,297        693,905
      a.Other Interest Expenses                                   364,953                        21,952
      b.Depreciation                                              139,486         89,064         55,753
      c.Depreciation of Operating Lease Properties                 35,165         28,225
      d.Amortization on Intangible   Assets                        43,269         12,328             28
      e.Bad Debt                                                1,150,491        192,690        384,443
      g.Provision for Other Allowance                               6,151         29,296
      h.Retirement Allowance                                       46,003         73,657         29,459
      i.Loss on Disposition of Marketable Securities              111,004         69,901         51,030
      j.Loss on Valuation of Marketable Securities                 53,776         16,280         12,648
      k.Loss on Disposition of Investment Securities               33,104        100,705         39,308
      l.Loss on Valuation of Investment Securities                103,110        109,279         26,405
      m.Loss on Valuation of Fund-Invested Money                                                 10,991
      n. Loss on Valuation of Equity Method                                          414          3,246
      o. Loss on Disposition of Tangible Assets                     2,282            394            137
      p. Loss on Disposal of Operating Lease Properties             4,385          3,443
      q.Loss on Foreign Currency Trading                          133,250          3,645         30,784
      r.Losses on Redemption of Debentures                                           476            807
      s.Allowance for Possible Losses of Acceptances and                                          3,268
      Guarantees
      t. Loss on Derivatives Trading                              836,379            968         18,967
      u.Stock Option                                               10,911          3,718            735
      v.Other Miscellaneous Operating Expenses                      1,637                         2,729
      w.Other Selling and Administrative Expenses                                                 1,215

                                                                                     (Unit: Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      x.Loss on Sale of Loans                                     169,786          7,815
      y.Amortization of Present Value Premium                      24,770
      z.Increase in Policy Reserve                                 37,103
      aa.Net Income in Minority Interest                           14,044
      3.Deduction of revenues not involving cash inflows       -1,586,820       -236,915       -390,191
      a.Other Interest Income                                                                    12,318
      b. Gain on Sale of Marketable Securities                    133,377         89,965         67,644
      c.Gain on Valuation of Marketable Securities                 32,063          4,238            296
      d.Gain on Sale of Investment Securities                      89,579         84,089         49,963
      e.Recovery of Investment Securities Impairment               15,562         14,192         17,385
      Loss
      f.Gain on Valuation of Fund-Invested Money                                   8,613          4,654
      g.Reversal of Allowance for Bad Debts                        21,338          2,022            799
      h.Gain on Sale of Loans                                       3,684         11,636          1,880
      i.Gain on Disposition of Tangible Assets                     28,879            788             77
      j.Gain on Disposal of Property under Operating                7,232          2,105
      Lease
      k.Amortization on Negative Goodwill                             685            514        123,543
      l. Reversal of Acceptance and Guarantees Allowance           35,258          9,418
      m.Gain on Derivatives Trading                               858,478          1,271         34,900
      n. Commissions Received                                                                         8
      o. Gain on Foreign Currency Trading                         251,744          3,645         75,523
      p.Other Miscellaneous Operating Income                       16,675                         1,201
      q.Net Loss in Minority Interest)                                             4,419
      r. Reversal of Present Value Discounts                       19,106
      s.Amortization of Withholdings Premium                       38,844
      t. Amortization of debenture premium                         28,253
      u. Reversal of Other Allowance Accounts                       3,653
      v. Gain on Valuation Using Equity Method                      2,410
      4. Change in assets and liabilities resulting              -599,591        436,486       -309,685
      from operations
      a. Decrease (Increase) in Accounts Receivables            1,152,210      1,062,000       -719,835
      b. Decrease (Increase) in Advance Payments                 -294,515         19,771       -202,589
      c. Decrease (Increase) in Prepaid Expenses                    5,734         -9,201         15,925
      d. Prepaid Expenses in Prepaid Income Taxes                 -10,720           -801             -2
      e. Decrease in Accrued Income                                97,841        156,116         79,555
      f. Increase in Deferred Income Tax Assets                    35,121        -50,151         -6,614
      g.Payment of Severance Benefits                             -29,114        -60,720         -9,919
      h. Increase in Deposits with Insurance Company for          -27,292        -12,492        -32,613
      Severance Benefits
      i.Decrease (Increase) in Transfer to National                   551          2,125            -11
      Pension

                                                                                     (Unit: Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      j. Increase (Decrease) in Accounts Payable               -1,245,009     -1,145,478        653,271
      k. Decrease in Accrued Expenses                            -326,919       -106,901        -49,276
      l.Increase (decrease) in Accrued Income Taxes               -74,519        162,463         -8,401
      m. Increase(Decrease) in Advance Receipts                    89,059         -2,228          5,513
      n.Increase (Decrease) in Unearned Revenue                   -19,910          5,971        -37,390
      o. Increase in Taxes Withheld                                42,625         34,807            351
      p. Increase (Decrease) in Deferred income tax                  -228        -33,409          2,351
      credits
      q. Decrease in Trading Securities                             5,494
      II.Cashflows from Investing Activities                   -6,472,550      9,903,317     -1,319,339
      1. Cash inflows from investing                           24,010,832      3,067,539      2,809,632
      activities
      a.Decrease in Marketable Securities                                        384,614        428,390
      b.Disposition of Investment Securities                   16,274,371      1,390,229         60,241
      c.Decrease in Loans in Won                                                                 59,159
      d. Decrease in Loans in Foreign Currency                                                   13,059
      e.Decrease in Domestic Import Usance Bills                                                  3,634
      f. Decrease in Call Loans                                         -      1,359,616        297,207
      g. Decrease in Bills Bought in Won                                                        556,753
      h.Decrease in Bills Bought in Foreign Currency              640,197                       285,276
      i. Decrease in Advances for Customers                        64,798         23,931         21,224
      j.Decrease in Bonds Bought under Resale Agreements          684,700          6,631         83,700
      k.Decrease in Factoring Loans                                                                 863
      l. Decrease in Loans for Debt-Equity Swap                   156,951        118,851
      m.Decrease in Financing Lease Receivables                   188,213                       215,052
      n.Decrease in Other Loans                                         -          7,227          8,956
      o. Disposition of Tangible Assets                           610,680         80,636         42,305
      p.Disposition of Intangible Assets                            1,090             35
      q. Disposition of Non-Business Use Fixed Assets                              1,821
      r.Disposition of Other Fixed Assets                                            653
      s.Disposition of Operating Lease Properties                  23,587                         9,165
      t. Decrease in Guarantee Deposits                            90,987         69,593             70
      u. Decrease in Loan to Trust Account                                                      712,318
      v. Decrease in Sundry Assets                                944,806                        12,260
      w. Increase in Derivative Liabilities                                        8,316
      x.Decrease in Investment Securities                       2,197,657
      y. Decrease in Credit Card Accounts                       1,883,623
      z. Decrease in Cash Management Accounts                     249,172
      2. Cash outflows from investing                         -30,483,382    -12,970,857     -4,128,970
      activities

                                                                                     (Unit: Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      a.Increase in Marketable Securities                                                         8,238
      b.Increase in Investment Securities                      20,427,161      1,974,920        497,375
      c. Increase in Loans in Won                               5,507,202      7,338,497      2,699,350
      d. Increase in Loans in Foreign Currency                    483,464        378,299         55,600
      e.Increase in Domestic Import Usance Bills                  423,431      1,143,729
      f. Increase in Call Loans                                   295,439                       225,191
      g. Increase in Bills Bought in Won                          141,232        101,410
      h. Increase in Bills Bought in Foreign Currency                   -        385,243          1,359
      i. Increase in Advances for Customers                             -                         7,693
      j. Increase in Credit Card Accounts                               -        622,193        335,004
      k. Increase in Bonds Bought under Resale Agreements               -                           231
      l. Increase in Privately Placed Bonds                       669,261        307,481        103,634
      m.Increase in Factoring Receivables                          18,964         31,810         10,913
      n. Increase in Financing Lease Receivables                        -         61,065         63,897
      o. Increase in Terminated Financing Lease                         -         10,939
      Receivables
      p.Increase in Other Loans                                       173                           256
      q.Increase in Investments                                         -          1,569
      r. Increase in Tangible Assets                              724,345        204,780        105,776
      s.Increase in Intangible Assets                               9,870          6,821            232
      t. Increase in Operating Lease Properties                    34,693         87,349          2,796
      u. Increase in Guarantee Deposits                           109,784         88,524          4,659
      v.Increase in Derivative Assets                                   -         27,549
      w.Increase in Sundry Assets                               1,049,322        198,679          6,764
      x.Decrease in Derivative Liabilities                        589,041
      III. Cashflows from Financing Activities                  6,194,314      8,146,681        845,465
      1. Cash inflows from financing                           41,132,762     35,014,972      4,897,378
      activities
      a. Increase in Deposits in Won                            1,806,760      2,437,289      1,768,628
      b. Increase in Deposits in Foreign Currency               1,087,676        284,080        486,643
      c.Increase in Negotiable certificate of deposits          1,186,446                        79,615
      d. Increase in Borrowings in Won                         13,829,740     10,523,052        260,320
      e. Increase in Borrowings in Foreign Currency             8,861,502      9,618,190          1,477
      f. Increase in Bonds Sold under Repurchase                4,856,950        406,675         54,432
      Agreements
      g. Increase in Due to Bank of Korea in Foreign                             580,663
      Currency
      h.Increase in Call Money                                                                   45,000
      i. Issuance of Debentures in Won Currency                 6,808,337      6,384,522        805,575
      j. Issuance of Debentures in Foreign Currency               646,465        447,906

                                                                                     (Unit: Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      k. Increase in Borrowings from Trust Accounts                                             638,249
      l.Increase in Securities Sold                                 6,755                       441,324
      m.Increase in Deposits for Letter of Guarantees              54,538      3,589,815         23,378
      and Others
      n. Increase in Foreign Exchange Remittances Pending                         76,633
      o. Increase in Sundry Liabilities                         1,056,765        637,296        137,350
      p. Issuance of new stock for cash                                            2,007              1
      q. Sale of Treasury Stock                                         1          3,176        155,387
      r. Increase in Minority Interest                                                 -
      s.Disposal of Capital Stock of Subsidiaries                                 23,668
      t.Issuance of Common Stock                                   27,648
      u.Issuance of Preferred Stock                               900,000
      v.Increase in Deposits for Stock Subscription                 3,179
      2. Cash outflows from financing activities              -34,938,448    -26,868,291     -4,051,912
      a. Decrease in Deposits in Won                                                             55,121
      b.Decrease in Deposits in Foreign Currency                                                130,504
      c.Decrease in Negotiable certificate of deposits                            93,561
      d.Decrease in Borrowings in Won                          12,720,479     10,973,617      1,365,816
      e.Decrease in Borrowings in Foreign Currency              9,459,701      8,152,056        318,157
      f.Decrease in Bonds Sold under Repurchase                 5,963,184                       194,359
      Agreements
      g.Decrease in Bills Sold                                     64,703         51,469        620,114
      h. Decrease in Due to Bank of Korea in Foreign               17,117        645,126         21,487
      Currency
      i. Decrease in Call Money                                   446,667        146,524        382,774
      j.Redemption of Debentures in Won Currency                5,553,602      1,965,899         27,807
      k. Redemption of Debentures in Foreign Currency             201,666        347,213        222,817
      l. Decrease in Allowance for Possible Losses of                                             7,800
      Acceptances and Guarantees
      m. Decrease in Borrowings from Trust Accounts               242,957        378,767
      n. Decrease in Foreign Exchange Remittances Pending          77,581                        19,876
      o. Decrease in Securities Sold                                              12,461        428,867
      p. Decrease in Deposits for Letter of Guarantees                         3,556,324         10,301
      and Others
      q.Decrease in Deposits for Stock Subscription                               21,710        240,831
      r. Decrease in Sundry Liabilities                                                           4,797
      s. Disbursement of Dividend Payables                        159,616        150,359            484
      t.Acquisition of Treasury                                        26        373,180
      u. Cash Outflows from Stock Swap on a Small Scale                               26

                                                                                     (Unit: Million Won)
--------------------------------------------------------------------------------------------------------
                          DESCRIPTION                            3RD FY          2ND FY         1ST FY
--------------------------------------------------------------------------------------------------------
      v.Disbursement of Debentures Expenses                         9,541
      w.Disbursement of Stock issue costs                          21,608
      IV.Increase (Decrease) in Cash (I+II+III)                 3,571,146        490,989       -259,081
      V.Increase in Cash from Change of Scope subject to        2,351,746        703,594      2,615,226
      Consolidated Financial Statements
      VI.Cash at Beginning of the Year                          2,847,134      2,356,145              -
      VII.Cash at End of the Year                               6,418,280      2,817,134      2,356,145

D.    Companies Excluded from the Consolidated Financial Statements

      e-Shinhan Inc., Shinhan Credit Information Co., Ltd, Shinhan Macquarie Financial Advisory Co., Ltd. (from among the subsidiaries)

5.    Financial Status per Business Division

      -     Not applicable

                                                                                         (Unit : )
--------------------------------------------------------------------------------------------------
                    DESCRIPTION                     XXTH FY             XXTH FY             XTH FY
--------------------------------------------------------------------------------------------------
       Business A
       1. Sales Volume
       External sales volume
       Internal sales volume between
       divisions
       Total
       2. Operating profit and loss
       3. Assets
          (Depreciation, etc.)                      ( )                 ( )                 ( )
       Business B
       1. Sales Volume
       External sales volume
       Internal sales volume between
       divisions
       Total
       2. Operating profit and loss
       3. Assets
       (Depreciation, etc.)                         ( )                 ( )                 ( )
       Business C
       1. Sales Volume
       External sales volume
       Internal sales volume between

                                                                                         (Unit:  )
--------------------------------------------------------------------------------------------------
                    DESCRIPTION                     XXTH FY             XXTH FY             XTH FY
--------------------------------------------------------------------------------------------------
       divisions
       Total
       2. Operating profit and loss
       3. Assets
       (Depreciation, etc.)                         ( )                 ( )                 ( )
       Others
       1. Sales Volume
       2. Operating profit and loss
       3. Assets

IV.   AUDITOR'S OPINION

1.    AUDITOR'S (CPA) OPINION. ETC.

A.    Auditor

                     3RD FY                             2ND FY                           1ST FY
-----------------------------------------------------------------------------------------------------
            Samjong Accounting Corp.           Samjong Accounting Corp.            Ahnkwon Co., Ltd.

B.    Auditor's Opinion

             FISCAL YEAR                    AUDITOR'S OPINION AND OTHER COMMENTS
--------------------------------------------------------------------------------
                3RD FY                               Unqualified opinion
                2ND FY                               Unqualified opinion
                1ST FY                               Unqualified opinion

C.    Summary of Particular Comments

ACCOUNTING PERIOD                  PARTICULAR COMMENTS (OR REFERENCES)
--------------------------------------------------------------------------------
    3RD FY              (1)   Changes in Subsidiary
                              As described in Note 1 and 5 to the
                              non-consolidated financial statements, on July 9,
                              2003, the Company made an agreement with the Korea
                              Deposit Insurance Corporation ("KDIC") to acquire
                              543,570,144 shares (80.04% of total outstanding
                              shares) in Chohung Bank. In accordance with the
                              agreement, the Company purchased 266,349,371
                              shares among the total number of shares in
                              exchange for the Company's shares on August 18,
                              2003 and the remaining 277,220,773 shares in cash
                              on August 19, 2003. The acquisition of the
                              aforementioned shares was accounted for using the
                              purchase method, and the acquisition cost of the
                              shares and goodwill were KRW 1,857,983 million and
                              KRW 803,589 million, respectively. Additionally,
                              with respect to the foregoing acquisition, there
                              is a provision of paying

ACCOUNTING PERIOD                  PARTICULAR COMMENTS (OR REFERENCES)
--------------------------------------------------------------------------------
                              additional considerations to the KDIC related to
                              changes of fair value of Chohung Bank's assets and
                              liabilities and its profit and loss in the future.
                              Accordingly, the Company would be required to pay
                              contingent consideration to the KDIC at the
                              maximum amount of KRW 652,284 million related to
                              Asset Indemnity Payment, KRW 166,516 million
                              related to General Indemnity Payment and
                              additional Earn Out Payment based on earnings of
                              Chohung Bank in future periods. These contingent
                              considerations are not included in the acquisition
                              cost on the date of acquisition, for the amount is
                              not determinable. In addition, on June 18, 2003,
                              the Company sold 294,000 shares (49%) in Shinhan
                              Credit Information Co., Ltd. to LSH Holdings LLC.

                        (2)   Listing on the New York Stock Exchange
                              As described in Note 1 to the non-consolidated financial statements, the Company was registered with the U.S. Securities and Exchange Commission on September 16, 2003 and the Company's American
                              Depository Shares were listed on the New York
                              Stock Exchange on the same day.

                        (3)   Loans To SK Networks (Formerly known as SK Global
                              Co., Ltd.) Held by Subsidiaries As described in
                              Note 4 to the non-consolidated financial statements, Shinhan Bank and Chohung Bank, subsidiaries of the Company, are holding loans
                              (including securities and guarantees and acceptances) provided to and securities issued by SK Networks Co., Ltd. (formerly known as SK Global
                              Co., Ltd.) amounting to KRW 473,912 million and KRW 346,332 million, respectively. As regards to those loans and securities, Shinhan Bank provides
                              KRW 225,430 million of allowance for loan losses and recorded KRW 4,768 million of impairment loss on available-for-sale securities, and Chohung Bank provides KRW 133,498 million of allowance for loan losses. Actual losses on these loans and securities may differ materially from the management's assessments. The impact of the uncertainty on the financial position of the Company is not reflected when applying the equity method to Shinhan Bank and Chohung Bank.

                        (4)   Credits and Securities for Credit Card Companies
                              Including LG Card Co., Ltd.
                              As described in Note 4 to the non-consolidated financial statements, Shinhan Bank, Chohung Bank and Goodmorning Shinhan Securities Co., Ltd. are holding loans provided to and securities issued by LG Card Co., Ltd., which has been controlled by creditor banks due to its liquidity crisis, amounting to KRW 189.3 billion, KRW 172.9 billion and KRW 22.6 billion, respectively. Actual losses on these loans and securities may differ materially from the management's assessments. The impact of the uncertainty on the financial position of the Company

ACCOUNTING PERIOD                  PARTICULAR COMMENTS (OR REFERENCES)
--------------------------------------------------------------------------------
                              is not reflected when applying the equity method
                              to the foregoing subsidiaries. Additionally,
                              Shinhan Bank and Chohung Bank have agreed with
                              creditor banks to provide additional capital,
                              amounting to KRW 81.3 billion and KRW 73.4
                              billion, respectively.

                        (5)   Related Party Transaction
                              As described in Note 10 to the non-consolidated financial statements, the Company recorded KRW
                              97,787 million of operating revenue (representing
                              20.1% of the Company's total operating revenue) for the year ended December 31, 2003 through its transactions with related parties including
                              Shinhan Card Co., Ltd. and KRW 1,976,841 million of receivables (representing 23.8% of the Company's total assets) as of December 31, 2003.

                        (6)   Transactions after the Balance Sheet Date
                              As described in Note 1 to the non-consolidated financial statements, on March 3, 2004, Shinhan
                              Bank, a subsidiary, sold 29,873,295 shares (10.2%) of total outstanding shares in the Company at KRW
                              627,339 million (KRW 21,000 per share), through after-hour block trading.

                        (7)   Change of Accounting
                              As described in Note 2 to the non-consolidated financial statements, the Company adopted
                              Statements of Korea Accounting Standards ("SKAS")
                              No. 2 through No. 9, effective from the first fiscal year beginning after December 31, 2002, while, SKAS No. 6, "Events Occurring after the
                              Balance Sheet Date" has been adopted since the year ended December 31, 2002 with encouraged earlier application.

    2ND FY              (1)   Changes in Subsidiary
                              As described in Note 1 to the non-consolidated
                              financial statements, on April 4, 2002, the
                              Company took over a 51% share of Jeju Bank from
                              the Korea Deposit Insurance Corporation ("KDIC")
                              pursuant to the share purchase agreement with the
                              KDIC and its percentage of ownership subsequently
                              increased to 62% with the acquisition of
                              additional common shares at KRW 20,177 million on
                              July 5th of the same year. In addition, on June 1,
                              2002, Shinhan Card Co., Ltd. was established as
                              100% subsidiary of the Company through the
                              spin-off of Shinhan Bank's credit card division,
                              and on July 8, 2002, Shinhan Credit Information
                              Co., Ltd. was established as a 100% subsidiary of
                              the Company with KRW 3 billion of initial capital
                              stock. On October 1, 2002, SH&C Life Insurance
                              Co., Ltd. was established under a joint venture
                              agreement with KRW 30 billion of initial capital
                              stock and the Company owns 3,000,001 shares (50%
                              of total outstanding shares + 1 share).
                              Additionally, on June 18, 2002, the Company
                              acquired a 29% share of Good Morning Securities
                              Co., Ltd. from its largest shareholder, and on
                              July 31, 2002, Good Morning Securities Co., Ltd.
                              was merged with Shinhan Securities Co., Ltd.,
                              which was one of subsidiaries of the

ACCOUNTING PERIOD                  PARTICULAR COMMENTS (OR REFERENCES)
--------------------------------------------------------------------------------
                              Company, at the exchange rate of 1.9976 Good
                              Morning Securities Co., Ltd. shares for each
                              Shinhan Securities Co., Ltd. share, and renamed to
                              Goodmorning Shinhan Securities Co., Ltd. In
                              addition, on October 24, 2002, the Company sold
                              3,999,999 shares (50% of total outstanding shares
                              - 1 share) of Shinhan BNP Paribas Investment Trust
                              Management Co., Ltd. (former Shinhan Investment
                              Trust Management Co., Ltd.) to BNP Paribas Asset
                              Management.

                        (2)   Use of Other Reports When Applying the
                              Equity Method As described in Note 4 to the non-consolidated financial statements, the Company used the financial statements that were reviewed or audited by other accountants in applying the equity method of accounting to Goodmorning Shinhan
                              Securities Co., Ltd. and Jeju Bank. Those statements reflect total investment securities and operating revenues upon the equity method of accounting as KRW 578,258 million (12.1% of total assets of the Company) and KRW 5,934 million (1.0% of total operating revenue of the Company).

                        (3)   Loans To SK Networks (Formerly known as SK Global
                              Co., Ltd.) Held by Subsidiary
                              As described in Note 4 to the non-consolidated financial statements, Shinhan Bank, a subsidiary, is holding KRW 461,867 million of loans (including guarantees and acceptances) provided to SK Global
                              Co., Ltd. that recently confirmed its accounting fraud. Actual losses on these loans in the future may differ materially from the management's assessments. The non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company, for the equity method of accounting.

                        (4)   Related Party Transaction
                              As described in Note 9 to the non-consolidated financial statements, the Company recorded KRW
                              24,670 million of operating revenue for the year then ended through transactions with its related party including Shinhan Capital Co., Ltd. and KRW
                              793,336 million of receivables as of December 31, 2002.

                        (5)   Early Application of the Korea Accounting
                              Standards No. 6 As described in Note 2 to the non-consolidated financial statements, the Company adopted the Statement of Korea Accounting
                              Standards (SKAS) No. 6, "Events Occurring after the Balance Sheet Date", in preparation for financial statements as of and for the year ended
                              December 31, 2002. The adoption of SKAS No. 6 had no effects on earnings for the year ended December
                              31, 2002 and resulted in a decrease in liabilities and an increase in stockholders' equity, amounting to KRW 157,492 million, respectively. According to the adoption of the new statement, the Company amended financial statements of 1st

ACCOUNTING PERIOD                  PARTICULAR COMMENTS (OR REFERENCES)
--------------------------------------------------------------------------------
                              FY, presented herein for comparative purposes, and
                              its liabilities decreased and stockholders' equity
                              increased, amounting to KRW 150,812 million,
                              respectively.

    1ST FY              (1)   Re-issuance of the Audit Report
                              The Auditor has audited the accompanying
                              non-consolidated balance sheet of the fiscal year
                              that ends as of December 31, 2001 and issued the
                              Audit Report on January 25, 2002. However,
                              dividend ratio and accrued dividends under the
                              non-consolidated balance sheet attached to the
                              Audit Report of the same date were amended
                              according to resolutions at the shareholders'
                              meeting, held on March 20, 2002. Accordingly, the
                              Audit Report was reissued upon reflecting such
                              amendments.

                        (2)   Uncertainty in Economic Conditions
                              The operations of the Company have been affected, and may continue to be affected for the foreseeable future, by the general unstable economic conditions in the Republic of Korea and in the Asia pacific region. The ultimate effect of these uncertainties of the financial position of the Company as of the balance sheet date cannot presently be determined. Therefore, any amendments related to the foregoing uncertainties have not been reflected in the Company's non-consolidated balance sheet.

2.    AUDITOR'S OPINION REGARDING CONSOLIDATED BALANCE SHEET

A.    Auditor

                3RD FYI                            2ND FYI                        1ST FYI
----------------------------------------------------------------------------------------------
       Samjong Accounting Corp.            Samjong Accounting Corp.          Ahnkwon Co., Ltd.

B.    Consolidated Auditor's Opinion

         FISCAL YEAR                       AUDITOR'S OPINION AND OTHER COMMENTS
--------------------------------------------------------------------------------
       3rd FY                                      Unqualified opinion
       2nd FY                                      Unqualified opinion
       1st FY                                      Unqualified opinion

C.    Summary of Particular Comments

FISCAL YEAR                                 PARTICULAR COMMENTS
--------------------------------------------------------------------------------
  3RD FY                (1)   Changes in Consolidated Subsidiaries and Companies
                              Subject to Equity Method
                              As described in Note 1 and 4 to the consolidated
                              financial statements, on July 9, 2003, the Company
                              made an agreement with the Korea Deposit Insurance
                              Corporation ("KDIC") to acquire 543,570,144 shares
                              (80.04% of

FISCAL YEAR                                 PARTICULAR COMMENTS
--------------------------------------------------------------------------------
                              total outstanding shares) in Chohung Bank. In
                              accordance with the agreement, the Company
                              purchased 266,349,371 shares among the total
                              number of shares in exchange for the Company's
                              shares on August 18, 2003 and the remaining
                              277,220,773 shares in cash on August 19, 2003. The
                              acquisition of the aforementioned shares was
                              accounted for using the purchase method, and the
                              acquisition cost of the shares and goodwill were
                              KRW 1,857,983 million and KRW 840,244 million,
                              respectively. Additionally, with respect to the
                              foregoing acquisition, there is a provision of
                              paying additional considerations to the KDIC
                              related to changes of fair value of Chohung Bank's
                              assets and liabilities and its profit and loss in
                              the future. Accordingly, the Company would be
                              required to pay contingent consideration to the
                              KDIC at the maximum amount of KRW 652,284 million
                              related to Asset Indemnity Payment, KRW 166,516
                              million related to General Indemnity Payment and
                              additional Earn Out Payment based on earnings of
                              Chohung Bank in future periods. On December 30,
                              2003, its percentage of ownership subsequently
                              increased to 81.15% through additional equity
                              acquisition at KRW 200,000 million. In addition,
                              on June 18, 2003, the Company sold 294,000 shares
                              of total outstanding shares (49%) in Shinhan
                              Credit Information Co., Ltd. to LSH Holdings LLC.

                        (2)   Listing on the New York Stock Exchange
                              As described in Note 1 to the consolidated financial statements, the Company was registered with the U.S. Securities and Exchange Commission on September 16, 2003 and the Company's American
                              Depository Shares were listed on the New York
                              Stock Exchange on the same day.

                        (3)   Loans To SK Networks (Formerly known as SK Global
                              Co., Ltd.) Held by Subsidiaries
                              As described in Note 29 to the consolidated financial statements, Shinhan Bank and Chohung
                              Bank, subsidiaries of the Company, are holding loans (including securities and guarantees and acceptances) provided to and securities issued by SK Networks Co., Ltd. (formerly known as SK Global
                              Co., Ltd.) amounting to KRW 396,058 million and KRW 303,011 million, respectively. As regards to those loans and securities, Shinhan Bank provides
                              KRW 110,982 million of allowance for loan losses and recorded KRW 1,178 million of impairment loss on available-for-sale securities, and Chohung Bank provides KRW 93,784 million of allowance for loan losses. Actual losses on these loans and securities may differ materially from the management's assessments. The impact of the uncertainty on the financial position of the Company is not reflected when applying the equity method to Shinhan Bank and Chohung Bank.

                        (4)   Credits and Securities for Credit Card Companies
                              Including LG Card Co., Ltd.
                              As described in Note 29 to the consolidated financial statements, Shinhan

FISCAL YEAR                                 PARTICULAR COMMENTS
--------------------------------------------------------------------------------
                              Bank, Chohung Bank and Goodmorning Shinhan
                              Securities Co., Ltd. are holding loans provided to
                              and securities issued by LG Card Co., Ltd., which
                              has been controlled by creditor banks due to its
                              liquidity crisis, amounting to KRW 189.3 billion,
                              KRW 172.9 billion and KRW 22.6 billion,
                              respectively. Actual losses on these loans and
                              securities may differ materially from the
                              management's assessments. The impact of the
                              uncertainty on the financial position of the
                              Company is not reflected when applying the equity
                              method to the foregoing subsidiaries.
                              Additionally, Shinhan Bank and Chohung Bank have
                              agreed with creditor banks to provide additional
                              capital, amounting to KRW 81.3 billion and KRW
                              73.4 billion, respectively.

                        (5)   Transactions after the Balance Sheet Date
                              As described in Note 1 to the consolidated financial statements, on March 3, 2004, Shinhan
                              Bank, a subsidiary, sold 29,873,295 shares (10.2%) of total outstanding shares in the Company at KRW
                              627,339 million (KRW 21,000 per share), through after-hour block trading.

                        (6)   Change of Accounting
                              As described in Note 2 to the consolidated financial statements, the Company adopted
                              Statements of Korea Accounting Standards ("SKAS")
                              No. 2 through No. 9, effective from the first fiscal year beginning after December 31, 2002, while, SKAS No. 6, "Events Occurring after the
                              Balance Sheet Date" has been adopted since the year ended December 31, 2002 with encouraged earlier application.

  2ND FY                (1)   Change of Consolidated Companies
                              As described in Note 1 to the accompanying
                              consolidated financial statements, on April 4,
                              2002, the Company took over shares of Jeju Bank
                              and on June 1, 2002, Shinhan Card Co., Ltd. was
                              established through the spin-off of Shinhan Bank's
                              credit card division. Additionally, on June 18,
                              2002, the Company acquired shares of Good Morning
                              Securities Co., Ltd., and on July 31, 2002, Good
                              Morning Securities Co., Ltd. was merged with
                              Shinhan Securities Co., Ltd. On October 1, 2002,
                              SH&C Life Insurance Co., Ltd. was established
                              under the joint venture agreement. According to
                              the change of consolidated companies mentioned
                              above, assets, capital, operating income and net
                              earnings as of and for the year ended December 31,
                              2002 increased by KRW 3,401,577 million, KRW
                              722,190 million, KRW 469,421 million and KRW 246
                              million, respectively than when the consolidated
                              companies were not included in the consolidated
                              balance sheet.

                        (2)   Early Application of the Korea Accounting
                              Standards No. 6
                              As described in Note 2 to the consolidated financial statements, the Company adopted the Statement of Korea Accounting Standards (SKAS) No.
                              6, "Events Occurring after the Balance Sheet
                              Date", in preparation for financial statements as of and for the year ended December 31, 2002. The

FISCAL YEAR                                 PARTICULAR COMMENTS
--------------------------------------------------------------------------------
                              adoption of SKAS No. 6 had no effects on earnings
                              for the year ended December 31, 2002 and resulted
                              in a decrease in liabilities and an increase in
                              stockholders' equity, amounting to KRW 157,492
                              million, respectively. According to the adoption
                              of the new statement, the Company amended
                              financial statements of 1st FY, presented herein
                              for comparative purposes, and its liabilities
                              decreased and stockholders' equity increased,
                              amounting to KRW 150,812 million, respectively.

                        (3)   Loans To SK Networks (Formerly known as SK Global
                              Co., Ltd.) Held by Subsidiary
                              As described in Note 4 to the consolidated financial statements, Shinhan Bank, a subsidiary, is holding KRW 461,867 million of loans (including guarantees and acceptances) provided to SK Global
                              Co., Ltd. that recently confirmed its accounting fraud. Actual losses on these loans in the future may differ materially from the management's assessments. The non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company, for the equity method of accounting.

  1ST FY                (1)   Re-issuance of the Audit Report
                              The Auditor has audited the accompanying
                              consolidated balance sheet of the fiscal year that
                              ends as of December 31, 2001 and issued the Audit
                              Report on January 25, 2002. However, dividend
                              ratio and accrued dividends under the
                              non-consolidated balance sheet attached to the
                              Audit Report of the same date were amended
                              according to resolutions at the shareholders'
                              meeting, held on March 20, 2002. Accordingly, the
                              Audit Report was reissued upon reflecting such
                              amendments.

                        (2)   Uncertainty in Economic Conditions
                              The operations of the Company have been affected, and may continue to be affected for the foreseeable future, by the general unstable economic conditions in the Republic of Korea and in the Asia pacific region. The ultimate effect of these uncertainties of the financial position of the Company as of the balance sheet date cannot presently be determined. Therefore, any amendments related to the foregoing uncertainties have not been reflected in the Company's non-consolidated balance sheet.

3.    OTHERS

      -     N/A

V.    STATUS OF CORPORATE GOVERNANCE AND AFFILIATES, ETC.

1.    OUTLINE OF CORPORATE GOVERNANCE

A.    Matters relating to Board of Directors

      (1)   Matters concerning Organization of Board of Directors

            (A)   Authority of Board of Directors

                  [1] The board of directors shall approve the managerial strategy and goal of the company and its subsidiaries and oversee its performance.

                  [2] The board of directors shall have environment and system for the risk management consistent with the business strategy of the company and its subsidiaries.

                        --    Resolutions, etc.

                  [1] Matters relating to convening of the general meeting of shareholders

                  [2] Matters relating to agendas to be submitted to the general meeting of shareholders

                  [3] Matters relating to establishment and alteration or abolition of important regulations

                        a. Regulations of the board of directors, regulations of each committee, and regulations on the management operation

                        b. Other important regulations deemed necessary by the resolution of the board of directors

                  [4]   Matters relating to basic operation

                        a. Establishment and approval of the company's business plan containing the subsidiaries' business plan

                        b. Approval on the budget including the compensation for directors, management and employees and closing

                        c.    Change of shares and capital

                  [5] Matters relating to including and excluding of subsidiaries

                  [6]   Matters relating to directors, etc.

                        a. Appointment and dismissal of the management other than the representative director & chairman, representative director & president, vice-president and other non-director management

                        b. Establishment of committee and appointment and dismissal of the members of committee

                        c. Determination of the compensation for the director to the extent authorized by the general meeting of shareholders

                        d. Approval on the transactions between directors and the company


                  [7]   Matters relating to material contracts, etc.

                  a. Capital contribution exceeding 1/100 of equity capital for each case

                  b. Fund raising to provide to subsidiaries, etc. exceeding 3/100 of equity capital for each case

                  c. Matters relating to strategic alliance or agreements for the comprehensive business alliance with foreign financial institutions and participation in capital

            [8] Matters relating to entrustment of counsel, honorary director and advisor

            [9]   Matters specially submitted by committee or president

            [10] Other matters that shall be determined by the Board of Directors under the laws and regulations or the articles of incorporation

      (B) Whether personal information on director candidates was announced prior to the General Meeting of Shareholders and whether they were recommended by shareholders

            Announced on March 8, 2004 in accordance with Paragraph 2 of Article 191-10 of the Securities and Exchange Act

            --    Director and Outside Director Candidates

                                                                                               Details of
                                                                                              Transactions
                                                                                                with the
                                 Name       Term                                              Company for   Relationship
            Classification    (Date of       of        Major Career          Recommender      Recent Three  with Largest   Remarks
                                Birth)     Office                                              (3) Years    Shareholder
            ------------------------------------------------------------------------------------------------------------------------
                                                      - President of
                                                   Shinhan Bank (former)
               Director                             - Representative
               Candidate    Eung Chan Ra    3       Director & Chairman
              (Director)    (1938.11.25)    years  of Shinhan Financial   Steering Committee     None           None
                                                      Group (current)

                                                                                               Details of
                                                                                              Transactions
                                                                                                with the
                                 Name       Term                                              Company for   Relationship
            Classification    (Date of       of        Major Career          Recommender      Recent Three  with Largest   Remarks
                                Birth)     Office                                              (3) Years    Shareholder
            ------------------------------------------------------------------------------------------------------------------------
                                                    - Vice-president of
                                                   Shinhan Bank (former)
               Director       Young Hwi     3        - Representative
               Candidate        Choi        years  Director & President   Steering Committee     None           None
              (Director)    (1945.10.28)           of Shinhan Financial
                                                      Group (current)

                                                      - President of
               Director                            Shinhan Bank (former)
               Candidate      In Ho Lee     3          - Director of      Steering Committee     None           None
              (Director)    (1943.11.02)    years    Shinhan Financial
                                                      Group (current)

                                                     - Representative
                                                      Director of CYS                                                      Candidate
               Director      Young Seok     3            (current)                                                        for Member
               Candidate        Choi        years      - Director of      Steering Committee     None           None       of Audit
              (Director)     (1929.7.2)              Shinhan Financial                                                     Committee
                                                      Group (current)

                                                    - Outside Director
                                                   of Shinhan Financial
               Director      Young Woong    3         Group (former)
               Candidate        Yang        years    - Representative     Steering Committee     None           None
              (Director)     (1948.8.4)              Director of Doen
                                                    (Limited) (current)

                                                    -  Professor of KDI
                                                   International Policy
               Director                               Graduate School      Outside Director
               Candidate    Pyung Joo Kim  1 year        (current)            Candidate          None           None
               (Outside      (1939.2.6)             - Outside Director      Recommendation
               Director)                           of Shinhan Financial       Committee
                                                      Group (current)

                                                   - Vice-President for
                                                    Planning & Finance
               Director                               at Ewha Womans       Outside Director                                Candidate
               Candidate     Il Sup Kim    1 year  University (current)       Candidate          None           None      for Member
               (Outside      (1946.7.1)             - Outside Director      Recommendation                                 of Audit
               Director)                           of Shinhan Financial       Committee                                    Committee
                                                      Group (current)

                                                    - Non-standing Vice
                                                     Chairman of Korea
               Director                               Foods Industry       Outside Director                                Candidate
               Candidate    Sang Yoon Lee  1 year  Association (current)      Candidate          None           None      for Member
               (Outside      (1942.9.13)             - Representative       Recommendation                                 of Audit
               Director)                           Director & President       Committee                                    Committee
                                                   of Nongshim (current)

                                                                                               Details of
                                                                                              Transactions
                                                                                                with the
                                 Name       Term                                              Company for   Relationship
            Classification    (Date of       of        Major Career          Recommender      Recent Three  with Largest   Remarks
                                Birth)     Office                                              (3) Years    Shareholder
            ------------------------------------------------------------------------------------------------------------------------
                                                      - Non-standing
               Director                             director of Hanvit     Outside Director
               Candidate    Yoon Soo Yoon              Bank (former)          Candidate
               (Outside      (1946.3.5)    1 year    - Representative       Recommendation       None           None
               Director)                             Director of FILA         Committee
                                                      Korea (current)

                                                       - Minister of
                                                       Information &
               Director                                Communication       Outside Director
               Candidate    Sang Chul Lee                (former)             Candidate
               (Outside      (1948.2.20)   1 year  - Professor of Korea     Recommendation       None           None
               Director)                            University (Endowed       Committee
                                                       Chair System)
                                                         (current)

                                                       - Chairman of
                                                     Daesung Electric
               Director       Byung Hun            Industries Co., Ltd.    Outside Director
               Candidate        Park       1 year        (current)            Candidate          None           None
               (Outside      (1928.9.10)            - Outside Director      Recommendation
               Director)                           of Shinhan Financial       Committee
                                                      Group (current)

                                                      - President of
               Director                                   Hwanhwa          Outside Director                                Candidate
               Candidate     Moon Pil Oh            Heung San Co., Ltd.       Candidate                                   for Member
               (Outside     (1930.12.31)   1 year   - Outside Director      Recommendation       None           None       of Audit
               Director)                           of Shinhan Financial       Committee                                    Committee
                                                      Group (current)

                                                    - President of Teni
               Director                                 Corporation        Outside Director
               Candidate    Young Soo Lee                (current)            Candidate
               (Outside      (1934.4.4)    1 year      - Director of        Recommendation       None           None
               Director)                             Shinhan Financial        Committee
                                                      Group (current)

                                                    - Outside Director
               Director                            of Shinhan Financial    Outside Director                                Candidate
               Candidate      Dong Hyun               Group (former)          Candidate                                   for Member
               (Outside         Kwon       1 year   - President of King     Recommendation       None           None       of Audit
               Director)    (1936.11.27)            Koo Tour Co., Ltd.        Committee                                    Committee
                                                         (current

                                                                                               Details of
                                                                                              Transactions
                                                                                                with the
                                 Name       Term                                              Company for   Relationship
            Classification    (Date of       of        Major Career          Recommender      Recent Three  with Largest   Remarks
                                Birth)     Office                                              (3) Years    Shareholder
            ------------------------------------------------------------------------------------------------------------------------
                                                    - General Manager
               Director                               of BNP Paribas       Outside Director
               Candidate      Philippe              Singapore (former)        Candidate
               (Outside       Reynieix     1 year   - BNP Paribas Seoul     Recommendation       None           None
               Director)     (1949.6.24)             Branch (Current)         Committee

            --    Shareholder's Recommend ation on the Director Candidate : None

      (C) Status of Establishment and Organization of Outside Director Candidate Recommendation Committee

                  NAME         OUTSIDE DIRECTOR                       REMARKS
            ------------------------------------------------------------------------------------
            Eung Chan Ra              x

            Young Hwi Choi            x

            Myung Ho Kim              o             Complied with Paragraph 3 of Article 191-16
                                                    of the Securities and Exchange Act
            Pyung Joo Kim             o
                                                    * Steering Committee concurrently holds the
            Byung Hun Park            o             Outside Director Candidate Recommendation
                                                    Committee.
            Moon Pil Oh               o

            Young Seok Choi           x

            --    After Ordinary General Meeting of Shareholders on March 25,
                  2004

                  Through the partial amendment to the articles of incorporation as resolved by the general meeting of shareholders, the existing steering committee was reorganized as steering committee for the board of directors, outside director candidate recommendation committee, and compensation committee. The organization and operation of the newly established outside director candidate recommendation committee will be separately determined by the resolution of the board of directors.

      (D) Status of Outside Director (After the Ordinary General Meeting of Shareholders on March 25, 2004)

                 Name                                Career                         Interest with Largest           Remarks
                                                                                         Shareholder
            ------------------------------------------------------------------------------------------------------------------------
                             -  Professor of KDI International Policy Graduate
                             School (current)
            Pyung Joo Kim    - Outside Director of Shinhan Financial Group                                     Chairman of Risk
                             (current)                                                       None            Management Committee

                             - Vice-President for Planning & Finance at Ewha
                             Womans University (current)
              Il Sup Kim     - Outside Director of Shinhan Financial Group                   None          Member of Audit Committee
                             (current)

                             - Non-standing Vice Chairman of Korea Foods Industry
                             Association (current)
            Sang Yoon Lee    - Representative Director & President of Nongshim               None          Member of Audit Committee
                             (current)

            Yoon Soo Yoon    - Non-standing director of Hanvit Bank (former)                 None          Member of Risk Management
                             - Representative Director of FILA Korea (current)                                     Committee

                             - Minister of Information & Communication (former)
            Sang Chul Lee    - Professor of Korea University (Endowed Chair                  None                      -
                             System) (current)

                             - Chairman of Daesung Electric Industries Co., Ltd.
                             (current)
            Byung Hun Park   - Outside Director of Shinhan Financial Group                   None                      -
                             (current)

                             - President of Hwanhwa Heung San Co., Ltd.
             Moon Pil Oh     - Outside Director of Shinhan Financial Group                   None          Member of Audit Committee
                             (current)

            Young Soo Lee    - President of Teni Corporation  (current)                      None                      -
                             - Director of Shinhan Financial Group (current)

            Dong Hyun Kwon   - Outside Director of Shinhan Financial Group (former)          None          Member of Audit Committee
                             - President of King Koo Tour Co., Ltd. (current

               Philippe      - General Manager of BNP Paribas Singapore (former)             None          Member of Risk Management
               Reynieix      - BNP Paribas Seoul Branch (Current)                                                  Committee

      (E)   Whether Directors' Liability Insurance is Subscribed or not

                   NAME           INSURANCE PREMIUM   INSURANCE PROCEEDS   AMOUNT PAID BY THE               REMARKS
                                                                                COMPANY
            --------------------------------------------------------------------------------------------------------------------
                                                                                                *Amount paid by the company
            Officers of Shinhan                                                                        :KRW 287 million
            Financial Group and                                                                  Remaining amount was shared by
               subsidiaries       KRW 1,197 million     KRW 30 billion     KRW 1,197 million              subsidiaries

(2)   Matters relating to the Operation of Board of Directors

      (A) Major Contents of the Regulations on the Operation of Board of Directors

            --    Organization of Board of Directors

                  [1]   The board of directors shall consist of directors.

                  [2] The chairman of the board of directors shall be the representative director and chairman.

                  [3] In case of the occurrence of accidents of the chairman of the board of directors, such officers who rank in the order of priority determined by the board of directors shall perform the duties.

            --    Role of the Board of Directors

                  [1] The board of directors shall approve the managerial strategy and goal of the company and its subsidiaries and oversee its performance.

                  [2] The board of directors shall have environment and system for the risk management consistent with the business strategy of the company and its subsidiaries.

            --    Convening of the Board of Directors' Meeting

                  [1] The board of directors' meeting shall consist of ordinary and extraordinary board of directors' meeting, and the chairman shall convene the board of directors' meeting.

                  [2] The ordinary board of directors' meeting shall be held at least once per fiscal quarter and the extraordinary board of directors' meeting may be convened whenever deemed to be necessary by the chairman.

            --    Resolutions, etc.

                  [1] Resolution of the board of directors' meeting shall be obtained in any of the following cases; provided, however, the Board of Directors may delegate a part of the authorities to the committee within the board of directors to the extent permissible under applicable laws and regulations and articles of incorporation.

                        a. Matters relating to convening of general meeting of shareholders

                        b. Matters relating to the agenda to be brought to the general meeting of shareholders

                        c. Matters relating to establishment and alteration or abolition of important regulations

                        d.    Matters relating to basic operation

                        e. Matters relating to including and excluding of subsidiaries

                        f.    Matters relating to director, etc.

                        g.    Matters relating to material contracts, etc.

                        h. Matters relating to entrustment of counsel, honorary director and advisor

                        i. Matters specially submitted by committee or president

                        j. Other matters that shall be determined by the board of directors under the laws and regulations or the articles of incorporation

      (B)   Details of Major Activities of the Board of Directors

            FY       CONVENING DATE                             AGENDA                            APPROVED OR NOT        REMARKS
            --------------------------------------------------------------------------------------------------------------------
            1          2003.02.05      1. Closing of the 2nd FY (2002.01.01~2002.12.31)               Approved              --
            --------------------------------------------------------------------------------------------------------------------
            2          2003.03.11      1. Convening of the 2nd Ordinary General Meeting of            Approved              --
                                       Shareholders
                                       -----------------------------------------------------------------------------------------
                                       2. Partial Amendment to the Articles of Incorporation          Approved              --
                                       -----------------------------------------------------------------------------------------
                                       3. Limit of Directors' Compensation                            Approved              --
            --------------------------------------------------------------------------------------------------------------------
            3          2003.03.31      1. Appointment of Management (including Non-Director           Approved              --
                                       Management)
                                       -----------------------------------------------------------------------------------------
                                       2. Appointment of Member of Steering Committee                 Approved              --
                                       -----------------------------------------------------------------------------------------
                                       3. Appointment of Member of Risk Management Committee          Approved              --

            FY       CONVENING DATE                             AGENDA                            APPROVED OR NOT        REMARKS
            --------------------------------------------------------------------------------------------------------------------
                                       4. Amendment to Accounting Regulations                         Approved              --
            --------------------------------------------------------------------------------------------------------------------
            4          2003.05.15      1. Amendment to Regulations of Risk Management Committee       Approved              --
                                       -----------------------------------------------------------------------------------------
                                       2. Approval on the Limit of Funds to be Extended to            Approved              --
                                       Subsidiaries in 2003
                                       -----------------------------------------------------------------------------------------
                                       3. Approval on the Limit of Bond Issuance in the Second        Approved              --
                                       Half of 2003
                                       -----------------------------------------------------------------------------------------
                                       4.Granting Stock Option to the Management                      Approved              --
                                       -----------------------------------------------------------------------------------------
                                       5.Granting Stock Option to the Head of the Department          Approved              --
            --------------------------------------------------------------------------------------------------------------------
            5          2003.06.21      1. Approval on the Subscription Agreement for                  Approved              --
                                       Acquisition of Chohung Bank Shares
            --------------------------------------------------------------------------------------------------------------------
            6          2003.07.09      1. Right Issue for the Acquisition of Chohung Bank             Approved              --
                                       -----------------------------------------------------------------------------------------
                                       2. Inclusion as Subsidiaries and Grandson Companies as a       Approved              --
                                       result of Acquisition of Chohung Bank
            --------------------------------------------------------------------------------------------------------------------
            7          2003.07.29      1. Partial Amendment to the 3rd FY Business Plan               Approved              --
                                       -----------------------------------------------------------------------------------------
                                       2. Right Issue to Raise Cash to be Paid to Korea Deposit       Approved              --
                                       Insurance Corporation for Acquisition of Chohung Bank
                                       -----------------------------------------------------------------------------------------
                                       3. Approval on the Small-scale Share Swap                      Approved              --
            --------------------------------------------------------------------------------------------------------------------
            8          2003.09.05      1. Appointment of Non-director Management                      Approved              --
                                       -----------------------------------------------------------------------------------------
                                       2. Registered with the ADS and Listed on the NYSE              Approved              --
                                       -----------------------------------------------------------------------------------------
                                       3. Additional Participation in Capital by BNP Paribas          Approved              --
                                       Group
            --------------------------------------------------------------------------------------------------------------------
            9          2003.11.06      1. Amendment to the Guidelines on Provision and Use of         Approved              --
                                       Personal Credit Information
                                       -----------------------------------------------------------------------------------------
                                       2. Approval on the Small-scale Share Swap                      Approved              --
            --------------------------------------------------------------------------------------------------------------------
            10         2003.12.12      1. Business Plan and Budget for the 4th FY                     Approved              --
                                       -----------------------------------------------------------------------------------------
                                       2. Approval on the Limit of Funds to be Extended to            Approved              --
                                       Subsidiaries in 2004
                                       -----------------------------------------------------------------------------------------
                                       3. Approval on the Limit of Bond Issuance in the first         Approved              --
                                       half of 2004
                                       -----------------------------------------------------------------------------------------
                                       4. Investment in Chohung Bank                                  Approved              --
                                       -----------------------------------------------------------------------------------------
                                       5. Amendment to the Regulations of Audit Committee             Approved              --
            --------------------------------------------------------------------------------------------------------------------

            --    After the Settlement Period

            FY       CONVENING DATE                               AGENDA                          APPROVED OR NOT        REMARKS
            --------------------------------------------------------------------------------------------------------------------
            1           2004.1.13      1. Appointment of Non-director Management                     Approved               --
            --------------------------------------------------------------------------------------------------------------------
            2           2004.2.9       1. Closing of the 3rd FY (2003.1.1~2003.12.31)                Approved               --
            --------------------------------------------------------------------------------------------------------------------
            3           2004.2.24      1. Convening of the 3rd Ordinary General Meeting of           Approved               --
                                       Shareholders
                                       -----------------------------------------------------------------------------------------
                                       2. Partial Amendment to the Articles of Incorporation         Approved               --
                                       -----------------------------------------------------------------------------------------
                                       3. Limit of Directors' Compensation                           Approved               --
                                       -----------------------------------------------------------------------------------------
                                       4.Granting Stock Option to the Management                     Approved               --
                                       -----------------------------------------------------------------------------------------
                                       5. Granting stock Option to the Head of the Department        Approved               --
            --------------------------------------------------------------------------------------------------------------------
            4           2004.3.25      1.Appointment of Representative Director                      Approved               --
                                       -----------------------------------------------------------------------------------------
                                       2.Appointment of Member of the Risk Management Committee      Approved               --
            --------------------------------------------------------------------------------------------------------------------

      (C)   Major Activities of Outside Directors at the Board of Directors'
            Meeting

            FY       CONVENING DATE    NUMBER OF OUTSIDE DIRECTOR PRESENT       REMARKS
            ---------------------------------------------------------------------------
            1          2003.02.05                    10(11)                        -
            2          2003.03.11                    11(11)                        -
            3          2003.03.31                     9(9)                         -
            4          2003.05.15                     8(9)                         -
            5          2003.06.21                     6(9)                         -
            6          2003.07.09                     5(9)                         -
            7          2003.07.29                     6(9)                         -
            8          2003.09.05                     6(9)                         -
            9          2003.11.06                     7(9)                         -
            10         2003.12.12                     7(9)                         -
            1          2004.1.13                      5(9)                         -
            2          2004.2.9                       7(9)                         -
            3          2004.2.24                      8(9)                         -
            4          2004.3.25                     10(10)

            Note) The parenthesized number is the total number of the outside directors.

      (D) Organization and Activities of the Committee within the Board of Directors

                                                                                      DETAILS OF ACTIVITIES                REMARKS
                                                                      ---------------------------------------------------  ---------
   CLASSIFICATION        ORGANIZATION               PURPOSE                                                      APPROVED
                                                                         DATE                AGENDA               OR NOT      --
   ---------------------------------------------------------------------------------------------------------------------------------
                                          -Recommendation of
                                          Director Candidate                      1.Deliberation on
                   Chairman Eung Chan Ra  -Deliberation on                        Non-director Management
                   Member Young Hwi Choi  Management Candidate for                Candidate of Subsidiary
                   Byung Hun Park         the Company and                         (Goodmorning Shinhan
   Steering        (Outside Director)     Subsidiaries, Evaluation                Securities) 2.Evaluation of
   Committee       Moon Pil Oh            of Management and                       and Compensation for the       Approved
                   (Outside Director)     Deliberation and                        Management of the Company and
                   Myung Ho Kim           Adjustment of Compensation              Subsidiaries in 2002           Approved
                   (Outside Director)     Plan                        2003.02.05  3.Establishment of KPI (Key              --
                   Pyung Joo Kim          -Operation of Board of                  Performance Indicators) for    Approved
                   (Outside Director)     Directors                               2003
                   Young Seok Choi                                    --------------------------------------------------------------
                                                                                  1.Compensation for the
                                                                                  Management in 2003
                                                                                  2.Approval on the Limit of
                                                                                  Compensation for Directors of  Approved
                                                                                  Certain Subsidiaries
                                                                                  3.Deliberation on the          Approved
                                                                                  Management Candidate of
                                                                      2003.03.11  Certain Subsidiaries           Approved  --
                                                                                  4.Recommendation of Director
                                                                                  Candidate                      Approved
                                                                      --------------------------------------------------------------
                                                                                  1.Deliberation on the Method
                                                                                  to Calculate the Market Price
                                                                                  of Shinhan Bank's Shares
                                                                                  relating to Already Granted
                                                                                  Stock Option of Subsidiary     Approved
                                                                                  Shinhan Bank (2000 and 2001)
                                                                                  2. Deliberation on the
                                                                      2003.03.24  Management Candidate of the              --
                                                                                  Company and Certain            Approved
                                                                                  Subsidiaries
                                                                                  3.Determination of             Approved
                                                                                  Compensation for
                                                                                  Representative Director &
                                                                                  President
                                                                      --------------------------------------------------------------
                                                                                  1.Establishment of Core                  Young
                                                                                  Strategy by the Management of            Hoon
                                                                                  the Company in 2003            Approved  Choi -
                                                                      2003.05.15  2.Recommendation of                      Resigned
                                                                                  Management Candidate of        Approved  as of
                                                                                  Subsidiary (Jeju Bank)                   2003.3.31
                                                                      --------------------------------------------------------------

                                                                                      DETAILS OF ACTIVITIES                REMARKS
                                                                      ---------------------------------------------------  ---------
   CLASSIFICATION        ORGANIZATION               PURPOSE                                                      APPROVED
                                                                         DATE                AGENDA               OR NOT      --
   ---------------------------------------------------------------------------------------------------------------------------------
                                                                                  1. Deliberation on
                                                                                  Non-director Management
                                                                                  Candidate
                                                                                  2. Deliberation on and         Approved
                                                                      2003.09.05  Recommendation of Management
                                                                                  Candidate of the Subsidiary    Approved
                                                                                  (Shinhan Bank and Shinhan
                                                                                  Credit Information)
   ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Hang
                                          -Establishment of Basic                                                          Nam
                   Chairman               Policy for Risk Management                                                       Jung
                   Pyung Joo Kim          Consistent With Management                                                       and
   Risk            (Outside Director)     Strategy                                                                         Young
   Management      Member                 -Approval on the                                                                 Hee
   Committee       Moon Pil Oh            Appropriate Investment                  1.Establishment of Risk Limit            Choi
                   (Outside Director)     Ceiling or Permissible      2003.03.11  for the Group and              Approved  resigned
                   Alain Penicaut         Limit of Loss by each                   Subsidiaries in 2003                     as of
                   (Outside Director)     Subsidiary                                                                       2003.3.31
                                                                      --------------------------------------------------------------
                                                                                  <Reported Matters>
                                                                                  1.Change of Risk Management
                                                                                  Committee Convening Period
                                                                                  2.Status of Capital Adequacy
                                                                                  Ratio of the Group
                                                                                  3.Acceptance/Facilitation of
                                                                      2003.05.15  Risk Management Plan of the
                                                                                  Group
                                                                                  4.Status of Shinhan Card
                                                                      --------------------------------------------------------------
                                                                                  <Reported Matter>
                                                                                  Status of Capital Adequacy
                                                                      2003.09.05  Ratio of the Group and
                                                                                  Subsidiaries
                                                                      --------------------------------------------------------------

                                                                                      DETAILS OF ACTIVITIES                REMARKS
                                                                      ---------------------------------------------------  ---------
   CLASSIFICATION        ORGANIZATION               PURPOSE                                                      APPROVED
                                                                         DATE                AGENDA               OR NOT      --
   ---------------------------------------------------------------------------------------------------------------------------------
                                                                                  1. Establishment of Risk
                                                                                  Limit on the New Subsidiary
                                                                                  (Chohung Bank) for 2003 and
                                                                                  Adjustment of Risk Limit
                                                                                  <Deliberated Matter>
                                                                                  1. Capital Investments for
                                                                                  Chohung Bank to Meet the BIS
                                                                                  Capital Adequacy Ratio of 8%
                                                                                  <Reported Matters>
                                                                      2003.12.12  1. Status of Risk Management   Approved
                                                                                  of Chohung Bank
                                                                                  2. Result of the Financial
                                                                                  Supervisory Service's
                                                                                  Inspection
                                                                                  3. Performance Facilitated by
                                                                                  Risk Management Committee of
                                                                                  Major Subsidiaries
                                                                                  4. Status of Bank's Credit
                                                                                  Limit Management
   ---------------------------------------------------------------------------------------------------------------------------------
                   Chairman Il Sup Kim
                   (Outside Director)
   Audit           Member
   Committee       Young Seok Choi        Refer to the Matters
                   Pyung Jo Park          relating to the Audit       --          Same
                   (Outside Director)     System
   ---------------------------------------------------------------------------------------------------------------------------------

            *     The foregoing is the status as of the end of December 2003.

                  --    After the Settlement Period

                                                                                           ACTIVITIES                       REMARKS
                                                                        -------------------------------------------------  ---------
   CLASSIFICATION        ORGANIZATION              PURPOSE                                                       APPROVED
                                                                           DATE              AGENDA               OR NOT       --
   ---------------------------------------------------------------------------------------------------------------------------------
   Steering        Chairman               -Recommendation of Director   2004.01.13   1. Deliberation on          Approved
   Committee       Eung Chan Ra Member    Candidate of the Company                   Non-director Management
                   Young Hwi Choi         - Deliberation on                          Candidate                   Approved
                   Byung Hun Park         Management Candidate of the                2. Deliberation on
                   (Outside Director)     Company and Subsidiaries,                  Management Candidate of
                   Moon Pil Oh (Outside   Evaluation of Management                   Subsidiaries
                   Director) Myung Ho     and Deliberation and
                   Kim (Outside           Adjustment of Compensation
                   Director) Pyung Joo    Plan
                   Kim (Outside           -Operation of Board of
                   Director) Young Seok   Directors
                   Choi                                                 ------------------------------------------------------------

                                                                                           ACTIVITIES                       REMARKS
                                                                        -------------------------------------------------  ---------
   CLASSIFICATION        ORGANIZATION              PURPOSE                                                       APPROVED
                                                                           DATE              AGENDA               OR NOT       --
   ---------------------------------------------------------------------------------------------------------------------------------
                                                                        2004.02.24   1. Evaluation of            Approved
                                                                                     Management of
                                                                                     Subsidiaries.               Approved
                                                                                     Establishment of
                                                                                     Compensation Plan (Draft)   Approved
                                                                                     2. Evaluation of and        Approved
                                                                                     Compensation for the
                                                                                     Management of the           Approved
                                                                                     Company and Subsidiaries
                                                                                     in 2003                     Approved
                                                                                     3. Establishment of KPI
                                                                                     in 2004 4. Guidelines       Approved
                                                                                     (Draft) for Evaluation      Approved
                                                                                     of Management of the
                                                                                     Company in 2004
                                                                                     5. Compensation for the
                                                                                     Management of the
                                                                                     Company in 2004
                                                                                     6. Approval on the Limit
                                                                                     of Compensation for
                                                                                     Directors of Certain
                                                                                     Subsidiaries
                                                                                     7. Recommendation of
                                                                                     Director Candidate of
                                                                                     the Company
                                                                                     8. Deliberation on the
                                                                                     Management Candidate of
                                                                                     Subsidiaries
   ---------------------------------------------------------------------------------------------------------------------------------
   Risk            Chairman Pyung Joo     - Establishment of Basic      2004.02.24   1. Minimum Capital           Approved
   Management      Kim (Outside           Policy for Risk Management                 Adequacy Ratio and Plan
   Committee       Director) Member       Consistent With Management                 for Risk Management by
                   Moon Pil Oh            Strategy                                   each Type in 2004
                   (Outside Director)     -Approval on the
                   Alain Penicaut         Appropriate Investment
                   (Outside Director)     Ceiling or Permissible
                                          Limit of Loss by Each
                                          Subsidiary
   ---------------------------------------------------------------------------------------------------------------------------------
   Audit           Chairman               Refer to the Matters          --           Same
   Committee       Il Sup Kim (Outside    relating to the Audit
                   Director)              System
                   Member Young Seok
                   Choi
                   Pyung Jo Park
                   (Outside Director)

                  * Through the partial amendment to the articles of incorporation as resolved by the General Meeting of Shareholders on March 25, 2004, the existing steering committee was reorganized as steering committee for the board of directors, outside director candidate recommendation committee, and compensation committee. The organization and operation of the newly established outside director candidate recommendation committee will be separately determined by the resolution of the board of directors.

B.    Matters on Audit System

      (1)   Matters relating to Audit Organization

            (A) Establishment and Organization of Audit Committee (Auditors), etc.

                                 CLASSIFICATION                              CONTENTS                                 REMARKS
                  ---------------------------------------------------------------------------------------------------------------
                  Establishment of Audit Committee      Established the Audit Committee on September 1, 2001.            --

                  Constitution                          Five members                                                     --

                  [1] The Company shall have the Audit Committee, as prescribed by the Commercial Code, the Securities Exchange Act and other laws, in stead of the Auditor.

                  [2] The Audit Committee of the Company shall consist of three (3) or more, but not more than five (5) Directors; provided that two-thirds (2/3) of the members of the Audit Committee shall be elected from the Outside Directors.

                  [3] The chairman of the Audit Committee shall be elected among the outside directors by a resolution of the Audit Committee.

                  [4] The Audit Committee shall examine the accounts and business of the Company.

            (B) Preparation of Internal Measures for Access to Management Information necessary for Audit Business of Audit Committee (Auditors)

                  - Duties of Audit Committee under the AOI (Article 50, Paragraph (3))

                        The Audit Committee may request business reports from any subsidiary of the Company when it is necessary to perform its duties. In this case, if such subsidiary does not report to the Audit Committee immediately or the Audit Committee needs to verify the contents of the reports, it may investigate the status of business and the financial condition of the subsidiary.

                  -     Regulation of the Audit Committee (Article 8)

                        [1] The chairman of the Audit Committee, if deemed necessary, may have any of the management, relevant staff or outsider attend the meeting of the Audit Committee and give their opinion.

(C)   Personal Matters of Members of Audit Committee (Auditors)

          NAME                                      MAJOR EDUCATION & EXPERIENCE                                  REMARKS
------------------------------------------------------------------------------------------------------------------------------------
  Il Sup Kim            * Representative of Samil Pricewaterhouse Coopers
                        * Administrative Vice President of Ewha Womans                                       Outside Director
                          University (current)                                                               Chairman

  Young Seok Choi       * Non-standing director of Shihan Bank
                        * Representative Director of AERTH21 (current)

  Pyung Jo Park         * Chief Director of Buk Hea Sang Eun Credit Association(current)
                        * Head of Hokkaido Branch of The Korean Residents Union in Japan (current)           Outside Director

  -- After the Ordinary General Meeting of Shareholders on March 25, 2004

            NAME                                     MAJOR EDUCATION & EXPERIENCE                                 REMARKS
------------------------------------------------------------------------------------------------------------------------------------
  Young Seok Choi          * Representative Director of CYS Co                                               Non-executive
                           * Director of Shinhan Financial Group (current)                                   Director


  Il Sup Kim               * Administrative Vice President of Ewha Womans University (current)               Outside Director
                           * Outside Director of Shinhan Financial Group (current)


  Sang Yoon Lee            * Non-standing Vice Chairman of the Korea Foods Industry Association (current)    Outside Director
                           * RD/President of Nong Shom Co., Ltd. (current)

  Moon Pil Oh              * President of Hwan Hwa Hung San  (current)                                       Outside Director
                           * Outside Director of Shinhan Financial Group (current)


  Dong Hyun Kwon           *  Outside Director of Shinhan Financial Group (former)                           Outside Director
                           * President of Kinggoo Tour(current)


  Note) The Chairman of the Audit Committee will be appointed by a resolution of the Committee later.

(2) Particulars of Major Activities of Meeting of Audit Committee (Auditors)

                                                                                     APPROVED/
  NO     DATE OF MEETING                           AGENDA                           DISAPPROVED             REMARKS
------------------------------------------------------------------------------------------------------------------------------------
  1       2003.03.11       1. Result of the audit of the 2nd fiscal year            Approved                Audit Members:
                           2. Evaluation of status of operation of internal                                 dong Hyun Kwon,
                              accounting control system                             Approved                Moon Pil Oh,
                           3. Approval of the audit plan for the fiscal year 2003   Approved                Byung Joo Kim
                           4. Review of the audit result to be presented to the
                              2nd ordinary general meeting of shareholders          Approved

                                                                                            APPROVED/
NO       DATE OF MEETING                           AGENDA                                  DISAPPROVED             REMARKS
------------------------------------------------------------------------------------------------------------------------------------
2           2003.03.31     1. Appointment of the Chairman of the Audit Committee   Approved
                              - Chairman: Il Sup Kim

3           2003.05.14     Reports

                           1. Results of the audit (examination) of the 1/4
                              quarter of 2003
                           2. Results of evaluation of the operation status of
                              the internal accounting control system for 1/4
                              quarter of 2003
                           3. Audit plan for the fiscal year 2003
                           4. Results of US GAAPing (interim)

4           2003.09.05     1. Evaluation of the operation status of the internal   Approved
                              accounting control system for the first half of
                              2003

                           Reports

                           1. Results of examination of the semiannual financial
                              statements of  the fiscal year 2003
                           2. Performance of the audit business for the first
                              half of 2003
                           3. Results of the audit of subsidiaries
                           4. Results of US GAAPing (Chohung Bank)

5           2003.12.12     1. Amendment to the Regulation of the Audit Committee   Approved
                           2. Appointment of independent auditor (US accounting    Approved
                              standards)
                           3. Approval of the audit plan for the fiscal year 2004  Approved

                           (Reports)
                           1. Results of examination of the financial statements
                              of  the 3/4 quarter of 2003
                           2. Results of evaluation of the operation status of
                              the internal accounting control system for the 3/4
                              quarter of 2003
                           3. Results of the audit of subsidiaries (status of the
                              subsidiaries' operation of the internal accounting control system)
                           4. Results of the Financial Supervisory Service's 2003
                              regular check

--       After the Accounting Period

                                                                                            APPROVED/
NO       DATE OF MEETING                           AGENDA                                  DISAPPROVED             REMARKS
------------------------------------------------------------------------------------------------------------------------------------
1           2004.02.24     1. Results of the year end audit of the 3rd fiscal year   Approved
                           2. Evaluation of the operation status of the internal     Approved
                              accounting control system for the second half of 2003

                                                                                            APPROVED/
NO       DATE OF MEETING                           AGENDA                                  DISAPPROVED             REMARKS
------------------------------------------------------------------------------------------------------------------------------------
                           3. Ratification of the company and its subsidiaries'      Approved
                              contracts on the audit/non-audit matters
                           4. Audit results to be presented to the 3rd  ordinary     Approved
                              general meeting of shareholders

C.       Matters on Exercise of Voting Rights of Shareholders

         (1)      Adoption of Cumulative Voting System

                  There is no specific provision about the cumulative voting system in the articles of incorporation.

         (2)      Adoption of Written Voting System or Electronic Voting System

                  Exercise of Voting Right in Writing (Article 33 of the AOI)

                  [1] If the method of resolution in writing at the General Meeting of Shareholders is adopted by the resolution of the Board of Directors, the shareholders may exercise their voting rights in writing without participating the meeting.

                  [2] In case of Paragraph (1), the Company shall attach the documents and references necessary for exercise of voting rights to the convening notice.

                  [3] If a shareholder intends to exercise his/her voting rights in writing, the shareholder shall fill in and submit to the Company the documents referred to in Paragraph (2) by the date preceding the date set for the General Meeting of Shareholders.

         (3)      Exercise of Minority Shareholders' Rights

                  Not applicable

D.       Compensation for Officers, etc.

         (1) Status of Compensations for Directors (including outside directors) and Members of Audit Committee (Auditors)


                                                                     (Unit: Won)

                                                         AMOUNT APPROVED AT THE
                                                            GENERAL MEETING OF            AVERAGE PAID AMOUNT
   CLASSIFICATION             TOTAL AMOUNT PAID               SHAREHOLDERS                     PER PERSON            REMARKS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Only two standing
                                                                                                                  directors shall be
Directors                             1,914,399,999             3,000,000,000                   957,200,000       paid.

                                                        AMOUNT APPROVED AT THE
                                                          GENERAL MEETING OF         AVERAGE PAID AMOUNT
    CLASSIFICATION           TOTAL AMOUNT PAID               SHAREHOLDERS                  PER PERSON                  REMARKS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Only four outside
                                                                                                                  directors shall be
Outside Directors                 157,500,000                                            39,375,000               paid.

Members of Audit              No compensation                                                     -                -
Committee


Note) The compensation shall be paid for the period from Jan. 1, 2003 to Dec. 31, 2003.

(2)      Details of Stock Options Granted to Officers

                                                              (Unit: Share, Won)

                                                              NUMBER OF      NUMBER OF      EXERCISE
                                                NUMBER OF     EXERCISED    NON-EXERCISED     PERIOD
  GRANT DATE       GRANTEE    TYPE OF SHARES  GRANTED SHARES    SHARES         SHARES        NOTE1)     EXERCISE PRICE  RECENT PRICE
------------------------------------------------------------------------------------------------------------------------------------
2002.5.22       Eung Chan Ra  Common Shares         100,000       -             100,000      2008.5.22       18,910         21,200
                In Ho Lee                            80,000       -              80,000      2008.5.22       18,910         21,200
                Young Hwi                            50,000       -              50,000      2008.5.22       18,910         21,200
                Choi
                Bhang Gil                            20,000       -              20,000      2008.5.22       18,910         21,200
                Choi
                Min Ky Han                            1,000       -               1,000      2008.5.22       18,910         21,200
                Youn Soo Song                         2,500       -               2,500      2008.5.22       18,910         21,200

2003.5.15       Eung Chan Ra                        100,000       -             100,000      2009.5.15       11,800         21,200
                Young Hwi                            90,000       -              90,000      2009.5.15       11,800         21,200
                Choi
                Bhang Gil                            20,000       -              20,000      2009.5.15       11,800         21,200
                Choi
                Min Ky Han                           20,000       -              20,000      2009.5.15       11,800         21,200
                Youn Soo Song                        20,000       -              20,000      2009.5.15       11,800         21,200

2004.3.25       Eung Chan Ra                        100,000       -             100,000      2009.3.25       21,595         21,200
                Young Hwi                            90,000       -              90,000      2009.3.25       21,595         21,200
                Choi
                Bhang Gil                            30,000       -              30,000      2009.3.25       21,595         21,200
                Choi

                                                              NUMBER OF      NUMBER OF      EXERCISE
                                               NUMBER OF      EXERCISED    NON-EXERCISED     PERIOD
  GRANT DATE       GRANTEE    TYPE OF SHARES GRANTED SHARES     SHARES         SHARES        NOTE1)     EXERCISE PRICE  RECENT PRICE
------------------------------------------------------------------------------------------------------------------------------------
                Chil Sun Hong                        20,000       -              20,000      2009.3.25       21,595         21,200
                Hee Soo Kim                          20,000       -              20,000      2009.3.25       21,595         21,200
                Byung Jae Cho                        20,000       -              20,000      2009.3.25       21,595         21,200
                Baek Soon Lee                        20,000       -              20,000      2009.3.25       21,595         21,200

Note)    Exercise Period by Grant Date

         -- May 22, 2002, May 15, 2003: Four (4) years from the date when two (2) years have passed from the grant date

         -- March 25, 2004: Three (3) years from the date when two (2) years have passed from the grant date

         2.       Status of Affiliates

         A.       Status of Ratio of Investment in Affiliates and Subsidiaries

                                                                                                            SFG
                                       DATE OF      CAPITAL STOCK                       NO. OF SHARES     OWNERSHIP
             COMPANY                INCORPORATION   (IN MIL. KRW)     MAIN BUSINESS       ISSUED            (%)          NOTE
------------------------------------------------------------------------------------------------------------------------------------
          Shinhan Bank                1982. 6. 2      1,224,034     Financial services  244,806,782        100.00     Subsidiary

          Chohung Bank                1897. 2.19      3,595,592     Financial services  719,118,429         81.15     Subsidiary

      Good Morning Shinhan
            Securities                1973. 4. 2        796,998     Financial services  159,399,664         59.02     Subsidiary

         Shinhan Capital              1991. 4.19         80,000     Financial services  16,000,000         100.00     Subsidiary

          Shinhan Card                2002. 6. 4        152,847     Financial services  30,569,400         100.00     Subsidiary

       Shinhan BNP Paribas
              ITMC                    1996. 8. 1         40,000     Financial services   8,000,000          50.00     Subsidiary

            Jeju Bank                 1969. 3.20         77,644     Financial services  15,528,774          62.42     Subsidiary

            e-Shinhan                 2001. 2.21          2,820     Financial services    564,000           73.67     Subsidiary

       Shinhan Macquarie
       Financial Advisory             2001. 8. 1          1,000     Financial services    200,000           51.00     Subsidiary

       SH&C Life Insurance            2002.10. 1         30,000     Financial services   6,000,000          50.00     Subsidiary

         Shinhan Credit
           Information                2002. 7. 8          3,000     Financial services    600,000           51.00     Subsidiary

       Shinhan Data System            1991. 5.13          1,000     System development    200,000         SB owns  Sub-subsidiary
                                                                                                             100%

      Shinhan Finance Ltd.            1990.10.15         63,684     Financial services    55,600          SB owns  Sub-subsidiary
                                                                                                            100%%

      Chohung Finance Ltd.            1982. 4. 1         17,967     Financial services    150,000        CHB owns  Sub-subsidiary
                                                                                                             100%

        CHB America Bank              1990.10.18         16,769     Financial services    400,000        CHB owns  Sub-subsidiary
                                                                                                             100%

     CHB Bank Deutschland                                                                 Limited
              GmbH.                   1994.10.10         23,048     Financial services   liability       CHB owns  Sub-subsidiary
                                                                                          company            100%

          Chohung ITMC                1988. 3.29         45,000     Financial services   9,000,000       CHB owns  Sub-subsidiary
                                                                                                           79.77%

                                                                                          Limited
        Chohung VINA Bank             1993. 2. 3         23,956     Financial services   liability       CHB owns  Sub-subsidiary
                                                                                          company             50%

                                                                                          Limited
   CHB Valuemeet 2001 year 1st        2001. 6.29             10     Financial services   liability       CHB owns  Sub-subsidiary
    Securitization Co., Ltd.                                                              company             50%

                                                                                          Limited
   CHB Valuemeet 2001 year 2nd        2001.11.10             10     Financial services   liability       CHB owns  Sub-subsidiary
    Securitization Co., Ltd.                                                              company             50%

                                                                                          Limited
   CHB Valuemeet 2002 year 1st        2002. 3.29             10     Financial services   liability       CHB owns  Sub-subsidiary
    Securitization Co., Ltd.                                                              company             50%

     Good Morning - Shinhan
     Securities Europe Ltd.           1991.10.30         13,838     Financial services   6,500,000      GMSS owns  Sub-subsidiary
                                                                                         (@ GBP 1)           100%

                                                                                          15,000                   Sub-subsidiary
     Good Morning - Shinhan           1993. 6.15        USD 150     Financial services    (@ USD        GMSS owns
       Securities USA Inc.                                                                 0.01)             100%

B.       Performance of Affiliates and Subsidiaries

Company : Shinhan Bank
ID No. :  00137571                                       (Unit: 100 Million Won)

                CLASSIFICATION                           22ND FY                21ST FY              20TH FY
-------------------------------------------------------------------------------------------------------------
[Assets]
* Cash & Due from Bank                                     35,478                 20,477               21,179
* Marketable Securities                                     7,382                  4,670                6,425
* Investment securities                                   148,540                133,880              133,777
* Loans                                                   477,839                405,790              338,812
* Fixed Assets                                              6,392                  6,297                6,036
* Other Assets                                             25,081                 17,780               27,331
Total Assets                                              700,712                588,894              533,560
[Liabilities]
* Deposits                                                419,918                351,835              318,929
* Borrowings                                              106,220                105,987               96,620
* Debentures                                               91,160                 60,688               35,125
* Other Liabilities                                        48,260                 41,779               51,177
Total Liabilities                                         665,558                560,289              501,851
[Capital Stock]                                            12,240                 12,232               13,759
[Capital Surplus]                                           8,178                  8,178                9,119
[Retained Earnings]                                        12,682                  7,912                7,276
[Capital Adjustment]                                        2,053                    283                1,555
Total Stockholders' Equity                                 35,154                 28,605               31,709
Operating Revenues                                         48,520                 48,213               46,796
Operating Expenses                                         41,806                 38,889               42,391
Operating Income                                            6,714                  9,324                4,405
Ordinary Income                                             6,858                  8,430                4,957
Net Income for the Year                                     4,760                  5,959                3,471

Company: Chohung Bank Co., Ltd.
ID No.:  00149293                                        (Unit: 100 Million Won)

                CLASSIFICATION                             172ND FY              171ST FY              170TH FY
----------------------------------------------------------------------------------------------------------------
[Assets]
* Cash & Due from Bank                                       15,506                26,988                20,379
* Marketable Securities                                      11,246                 9,902                12,369
* Investment securities                                      80,837               100,824               128,394
* Loans                                                     427,017               453,285               344,430
* Fixed Assets                                               12,807                14,153                15,658
* Other Assets                                               44,866                56,811                39,033

                CLASSIFICATION                             172ND FY              171ST FY              170TH FY
----------------------------------------------------------------------------------------------------------------
Total Assets                                                592,279               661,963               560,263
[Liabilities]
* Deposits                                                  400,301               451,258               389,221
* Borrowings                                                 57,119                68,437                74,297
* Debentures                                                 64,242                56,723                24,197
* Other Liabilities                                          51,230                62,621                47,189
Total Liabilities                                           572,892               639,040               534,905
[Capital Stock]                                              35,956                33,956                33,954
[Capital Surplus]                                                 -                   452                     -
[Retained Earnings]                                         -18,858                -9,659                -3,796
[Capital Adjustment]                                          2,289                -1,826                -4,799
Total Stockholders' Equity                                   19,386                22,923                25,358
Operating Revenues                                           54,252                53,171                51,923
Operating Expenses                                           61,071                54,518                44,662
Operating Income                                             -6,819                -1,347                 7,261
Ordinary Income                                              -9,158                -6,112                 3,364
Net Income for the Year                                      -9,660                -5,860                 5,225

Company :  Goodmorning Shinhan Securities Co., Ltd.
ID No. :   00138321                                          (Unit: Million Won)

                                                           4TH FY                3RD FY                2ND FY
                CLASSIFICATION                           (2003.3.31)           (2002.3.31)           (2001.3.31)
----------------------------------------------------------------------------------------------------------------
[Current Assets]                                          1,549,518             1,251,093             1,026,140
* Cash & Due from Bank                                       91,116               247,779               302,136
* Due from Bank                                             699,934               677,234               437,738
* Marketable Securities                                     633,768               187,525               247,373
* Loans                                                      61,594                47,523                 4,566
* Other Current Assets                                       67,972                93,231                36,385
* Allowance for Credit Loss-Current Assets                   -4,983                -2,199                -2,058
[Fixed Assets]                                              447,474               406,191               393,523
* Investment securities                                      74,364               104,162                89,519
* Investments                                                83,460                61,791                68,862
* Tangible Assets                                           205,993               168,483               176,737
* Other Fixed Assets                                         83,656                71,755                58,405
Total Assets                                              1,996,992             1,657,284             1,419,663
[Current Liabilities]                                     1,265,924               931,166               739,048
[Fixed Liabilities]                                         163,418                36,559                50,372
Total Liabilities                                         1,429,341               967,724               789,421
[Capital Stock]                                             796,998               933,628               908,628
[Capital Surplus]                                            14,750                     -                     -
* Capital Reserves                                           14,750                     -                     -

                                                           4TH FY                3RD FY                2ND FY
                CLASSIFICATION                           (2003.3.31)           (2002.3.31)           (2001.3.31)
----------------------------------------------------------------------------------------------------------------
* Assets Revaluations Reserves                                    -                     -                     -
[Retained Earnings]                                          30,667                19,789                29,683
[Capital Adjustment]                                       -260,030              -263,857              -308,069
Total Stockholders' Equity                                  567,650               689,560               630,242
Net Sales                                                   624,682               465,969               485,689
Operating Income                                             -1,364                19,862                65,590
Ordinary Income                                               5,538                61,300                51,798
Net Income for the Year                                      10,879                51,106                71,129


Company : Shinhan Card Co., Ltd.
ID No. :  00426998                                           (Unit: Million Won)

                                                                                    2ND FY                             1ST FY
                CLASSIFICATION                                                   (2003.12.31)                       (2002.12.31)
--------------------------------------------------------------------------------------------------------------------------------
[Current Assets]                                                                    175,675                             15,958
* Quick Assets                                                                      175,675                             15,958
[Credit Card Assets]                                                              1,057,167                          2,439,076
[Fixed Assets]                                                                      545,350                             18,661
* Investments                                                                       535,277                              7,946
* Tangible Assets                                                                    10,073                             10,715
Total Assets                                                                      1,778,191                          2,473,695
[Current Liabilities]                                                               568,900                          1,815,992
[Fixed Liabilities]                                                               1,051,656                            410,242
Total Liabilities                                                                 1,620,555                          2,226,234
[Capital Stock]                                                                     152,847                            152,847
[Capital Surplus]                                                                    94,109                             94,109
[Retained Earnings]                                                                 -89,320                                504
[Capital Adjustment]                                                                      -                                  -
Total Stockholders' Equity                                                          157,636                            247,461
Operating Revenues                                                                  431,863                            228,954
Operating Expenses                                                                  506,606                            228,213
Operating Income                                                                    -74,743                                741
Ordinary Income                                                                     -90,063                                798
Net Income for the Year                                                             -89,824                                504


Company : Shinhan Capital Co., Ltd.
ID No. :  00137456                                           (Unit: Million Won)


                                               13TH FY                              12TH FY                              11TH FY
         CLASSIFICATION                      (2003.12.31)                        (2002.12.31)                         (2001.12.31)
----------------------------------------------------------------------------------------------------------------------------------
[Current Assets]                                85,063                               58,415                               80,600
[Finance Assets]                               226,401                              136,811                               93,878
[Lease Assets]                                 771,062                              703,227                              615,715
[Investments in Venture                            894                                1,120                                2,199
Companies]

                                               13TH FY                           12TH FY                              11TH FY
         CLASSIFICATION                      (2003.12.31)                      (2002.12.31)                         (2001.12.31)
----------------------------------------------------------------------------------------------------------------------------------
[Fixed Assets]                                    70,486                           60,581                               65,290
Total Assets                                   1,153,907                          960,235                              857,682
[Current Liabilities]                            337,511                          278,420                              284,173
[Fixed Liabilities]                              714,172                          598,131                              492,323
Total Liabilities                              1,051,683                          876,551                              776,496
[Capital Stock]                                   80,000                           80,000                               80,000
[Capital Surplus]                                      -                                -                                    -
[Retained Earnings]                               22,852                            7,098                                3,333
[Capital Adjustment]                                -628                           -3,414                               -2,147
Total Stockholders' Equity                       102,224                           83,684                               81,186
Operating Revenues                               145,355                          118,470                              150,281
Operating Expenses                               116,084                          109,928                              179,817
Operating Income                                  29,271                            8,541                              -29,536
Ordinary Income                                   22,565                            5,565                              -32,527
Net Income for the Year                           15,755                            3,827                              -23,049

Company : Shinhan BNP Paribas Investment Trust Management Co., Ltd.
ID No. :  00243553                                           (Unit: Million Won)

                                                      7TH FY                            6TH FY                            5TH FY
             CLASSIFICATION                        (2003.3.31)                       (2002.3.31)                       (2001.3.31)
-----------------------------------------------------------------------------------------------------------------------------------
[Current Assets]                                       36,374                            42,972                            33,912
* Cash & Due from Bank                                 24,201                            24,182                            30,335
* Marketable Securities                                 9,525                            13,089                               454
* Loans                                                     -                               106                                64
* Other Current Assets                                  2,648                             5,595                             3,059
[Fixed Assets]                                          8,934                             3,217                             7,113
* Investment securities                                 3,005                               304                             4,204
* Investments                                           4,836                             1,346                             1,029
* Tangible Assets                                         844                               896                               742
* Other Fixed Assets                                      249                               671                             1,138
Total Assets                                           45,308                            46,189                            41,025
[Current Liabilities]                                   1,259                             4,590                             1,093
[Fixed Liabilities]                                       237                               245                               208
Total Liabilities                                       1,496                             4,835                             1,301
[Capital Stock]                                        40,000                            40,000                            40,000
[Capital Surplus]                                           -                                 -                                 -
[Retained Earnings]                                     3,887                             1,428                              -127
[Capital Adjustment]                                      -74                               -74                              -149
Total Stockholders' Equity                             43,812                            41,354                            39,724
Operating Revenues                                      9,873                            11,267                            10,080
Operating Expenses                                      4,614                             5,417                             8,449
Operating Income                                        5,259                             5,850                             1,631
Ordinary Income                                         5,407                             5,304                             1,644
Net Income for the Year                                 3,810                             3,628                             2,208

Company : Jeju Bank
ID No. :  00148832                                           (Unit: Million Won)

                                              44TH FY                              43RD FY                              42ND FY
        CLASSIFICATION                     (2003.12.31)                         (2002.12.31)                         (2001.12.31)
-----------------------------------------------------------------------------------------------------------------------------------
[Assets]
* Cash & Due from Bank                           72,532                               59,508                               70,685
* Marketable Securities                          18,569                               50,671                                1,356
* Investment securities                         224,455                              225,902                              286,907
* Loans                                       1,326,103                            1,317,843                              961,793
* Fixed Assets                                   52,199                               54,970                               44,857
* Other Assets                                   92,103                               91,754                               79,216
Total Assets                                  1,785,961                            1,800,648                            1,444,814
[Liabilities]
* Deposits                                    1,438,284                            1,399,105                              117,312
* Borrowings                                     83,299                              106,252                               56,999
* Debentures                                     35,000                               35,000                              135,332
* Other Liabilities                             125,745                              155,338                            1,383,664
Total Liabilities                             1,682,328                            1,695,695                            1,074,021
[Capital Stock]                                  77,644                               77,644                               55,460
[Capital Surplus]                                10,311                               10,311                               10,311
[Retained Earnings]                              13,181                               12,502                                    -
[Capital Adjustment]                              2,496                                4,496                               -4,621
Total Stockholders' Equity                      103,633                              104,953                               61,150
Operating Revenues                              137,125                              145,558                              118,756
Operating Income                                    157                               16,154                                2,197
Net Income for the Year                           4,751                               12,502                                1,163

Company: e-Shinhan, Inc.
ID No.:  00000000                                           (Unit: Million Won)

                                                  3RD FY                     2ND FY                          1ST FY
         CLASSIFICATION                        (2003.12.31)                (2002.12.31)                   (2001.12.31)
----------------------------------------------------------------------------------------------------------------------
[Current Assets]                                    2,706                       4,210                            4,311
* Quick Assets                                      2,706                       4,210                            4,311
[Fixed Assets]                                      1,218                       1,548                            2,160
* Investments                                         412                         313                              293
* Tangible Assets                                     420                         675                            1,159
* Intangible Assets                                   386                         560                              708

                                                  3RD FY                     2ND FY                          1ST FY
         CLASSIFICATION                        (2003.12.31)                (2002.12.31)                   (2001.12.31)
----------------------------------------------------------------------------------------------------------------------
Total Assets                                        3,924                       5,758                            6,471
[Current Liabilities]                                 162                         427                              130
[Fixed Liabilities]                                    63                          48                                0
Total Liabilities                                     225                         475                              130
[Capital Stock]                                     2,820                       2,820                            2,820
[Capital Surplus]                                   6,710                       6,710                            6,710
[Retained Earnings]                                -5,866                      -4,282                           -3,189
[Capital Adjustment]                                   35                          35                                -
Total Stockholders' Equity                          3,699                       5,283                            6,341
Operating Revenues                                  1,714                       2,529                           -3,189
Operating Expenses                                  3,361                       3,776                            3,659
Operating Income                                   -1,647                      -1,247                           -6,848
Ordinary Income                                    -1,583                      -1,094                           -3,189
Net Income for the Year                            -1,583                      -1,094                           -3,189

* The financial statements for the 1st FY have not been audited.

Company: Shinhan Macquarie Financial Advisory Co., Ltd.
ID No.:  00000000                                           (Unit: Million Won)

                                                               2ND FY                                    1ST FY
         CLASSIFICATION                                      (2003.3.31)                               (2002.3.31)
------------------------------------------------------------------------------------------------------------------
[Current Assets]                                                     4,317                                6,468
* Quick Assets                                                       4,317                                6,468
[Fixed Assets]                                                         703                                  183
* Investments                                                          475                                   71
* Tangible Assets                                                      178                                   52
* Intangible Assets                                                     50                                   60
Total Assets                                                         5,020                                6,651
[Current Liabilities]                                                4,064                                5,554
Total Liabilities                                                    4,064                                5,554
[Capital Stock]                                                      1,000                                1,000
[Capital Surplus]                                                        -                                    -
[Retained Earnings]                                                    -44                                   97
[Capital Adjustment]                                                     -                                    -
Total Stockholders' Equity                                             956                                1,097
Operating Revenues                                                   2,487                                5,850
Operating Expenses                                                   2,617                                4,261

                                                               2ND FY                                    1ST FY
         CLASSIFICATION                                      (2003.3.31)                               (2002.3.31)
------------------------------------------------------------------------------------------------------------------
Operating Income                                                       129                                1,589
Ordinary Income                                                       -534                                1,539
Net Income for the Year                                               -268                                1,070


Company: Shinhan Credit Information Co., Ltd.
ID No.:  00000000                                           (Unit: Million Won)

                                                                  2ND FY                                     1ST FY
               CLASSIFICATION                                  (2003.12.31)                               (2002.12.31)
----------------------------------------------------------------------------------------------------------------------
[Current Assets]                                                     6,831                                    2,445
* Quick Assets                                                       6,831                                    2,445
[Fixed Assets]                                                       6,757                                    1,486
* Investments                                                        3,543                                      806
* Tangible Assets                                                    2,519                                      677
* Intangible Assets                                                    695                                        3
Total Assets                                                        13,588                                    3,931
[Current Liabilities]                                                3,585                                      804
[Fixed Liabilities]                                                  6,141                                        6
Total Liabilities                                                    9,726                                      810
[Capital Stock]                                                      3,000                                    3,000
[Capital Surplus]                                                        -                                        -
[Retained Earnings]                                                    862                                      121
[Capital Adjustment]                                                     -                                        -
Total Stockholders' Equity                                           3,862                                    3,121
Operating Revenues                                                  25,557                                    3,137
Operating Expenses                                                  24,309                                    3,001
Operating Income                                                     1,248                                      136
Ordinary Income                                                      1,096                                      162
Net Income for the Year                                                741                                      121

* Incorporation Date: July 8, 2002

Company: SH&C Life Insurance Co., Ltd.
ID No.:  00000000                                           (Unit: Million Won)

                                                                                                   1ST FY
                    CLASSIFICATION                                                              (2003.3.31)
------------------------------------------------------------------------------------------------------------
[Cash & Due from Bank ]                                                                             11,648
[Investment securities]                                                                             15,197
Total Assets                                                                                        29,297
[Other Liabilities]                                                                                    311
Total Liabilities                                                                                      311

                                                                                                   1ST FY
                    CLASSIFICATION                                                              (2003.3.31)
------------------------------------------------------------------------------------------------------------

[Capital Stock]                                                                                     30,000
[Capital Surplus]                                                                                        -
[Retained Earnings]                                                                                      -
[Capital Adjustment]                                                                                   576
Total Stockholders' Equity                                                                          28,986
Operating Revenues
Operating Expenses
Operating Income
Ordinary Income
Net Income for the Year

* Incorporation date: October 1, 2002

Company : Shinhan Finance Ltd.
ID No. :  00000000                                           (Unit: Million Won)


               CLASSIFICATION                              2003.12.31                 2002.12.31                2001.12.31
--------------------------------------------------------------------------------------------------------------------------
[Assets]
* Loans in Foreign Currency                                   370,131                    167,667                  284,730
* Due from Banks in Foreign Currency                            2,247                      3,586                  162,775
* Bills Bought in Foreign Currency                             14,577                     20,235                    5,078
* Securities                                                  136,501                    118,133                   90,043
* Allowance for Possible Loan Losses                           -1,388                     -3,266                   -3,949
* Other Assets                                                  1,974                      2,689                    3,286
*  Fixed Assets for Operations                                    137                        374                      437
Total Assets                                                  524,180                    513,726                  542,399
[Liabilities]
* Deposits in Foreign Currency                                 60,964                     75,974                  463,790
* Borrowings in Foreign Currency                              397,313                    332,996                   11,935
* Other Liabilities                                             1,321                     10,480                    1,533
Total Liabilities                                             459,598                    446,894                  477,258
[Stockholders' Equity]
* Capital Stock                                                63,684                     63,684                   63,684
* Retained Earnings                                              -277                      1,837                   -6,334
* Capital Adjustment                                            1,175                      1,310                    7,791
Total Stockholders' Equity                                     64,582                     66,832                   65,141
Net Sales                                                      16,868                    22,3845                   28,635

               CLASSIFICATION                              2003.12.31                 2002.12.31                2001.12.31
--------------------------------------------------------------------------------------------------------------------------
Operating Income                                               -2,572                      7,693                    9,488
Ordinary Income                                                -2,114                      8,171                   10,037
Net Income for the Year                                        -2,114                      8,171                   10,037


Company : Shinhan Data System Co., Ltd.
ID No. :  00000000                                           (Unit: Million Won)


                                                         13TH FY                   12TH FY                  11TH FY
             CLASSIFICATION                            (2003.12.31)              (2002.12.31)            (2001.12.31)
---------------------------------------------------------------------------------------------------------------------
[Assets]
* Current Assets                                           2,431                     2,197                   1,914
* Investments and Other Assets                               198                       199                     194
* Fixed Assets                                                68                        60                      19
Total Assets                                               2,696                     2,457                   2,127
[Liabilities]
* Current Liabilities                                        204                       224                      79
* Fixed Liabilities                                          338                       231                     183
Total Liabilities                                            543                       455                     262
[Stockholders' Equity]
* Capital Stock                                            1,000                     1,000                   1,000
* Retained Earnings                                        1,154                     1,002                     864
Total Stockholders' Equity                                 2,154                     2,002                   1,864
Liabilities and Total Stockholders' Equity                 2,696                     2,457                   2,127
Net Sales                                                  4,264                     3,551                   2,769
Operating Income                                             121                       128                      60
Ordinary Income                                              204                       212                     165
Net Income for the Year                                      152                       137                     119


Company : Chohung Investment Trust Management Co., Ltd.
ID No. :  00230285                                           (Unit: Million Won)


         CLASSIFICATION                         16TH FY                   15TH FY                 14TH FY
---------------------------------------------------------------------------------------------------------
[Current Assets]                                 64,043                    62,279                  47,487
Cash & Due from Bank                             61,464                    59,870                  42,814
Marketable Securities                                 -                         -                       -
Loans                                             2,579                         -                       -
Other Current Assets                                  -                     2,409                   4,673
[Fixed Assets]                                    5,593                    10,087                  21,284
Investment securities                             1,972                     5,040                  16,794
Investments                                       2,380                     3,788                   3,762
Tangible Assets                                     263                       281                     328

         CLASSIFICATION                         16TH FY                   15TH FY                 14TH FY
---------------------------------------------------------------------------------------------------------
Other Fixed Assets                                  978                       978                     400
Total Assets                                     69,636                    72,366                  68,771
[Current Liabilities]                             1,342                     7,446                   8,891
[Fixed Liabilities]                                 153                       200                      78
Total Liabilities                                 1,495                     7,646                   8,969
[Capital Stock]                                  45,000                    45,000                  45,000
[Retained Earnings]                              23,141                    19,720                  14,878
[Capital Adjustment]                                  -                         -                   (-)76
Total Stockholders' Equity                       68,141                    64,720                  59,802
Net Sales                                        13,630                    21,374                  23,211
Operating Income                                  7,526                    15,171                  18,251
Ordinary Income                                   6,274                    13,367                  16,812
Net Income for the Year                           4,411                     9,343                  11,622


Company : Chohung Finance Ltd., Hong Kong
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                              2003.12.31                 2002.12.31                  2001.12.31
-------------------------------------------------------------------------------------------------------------
[Current Assets]                              129,414                    153,378                     193,874
Cash & Due from Bank                           18,914                     12,322                      28,759
Marketable Securities                           6,064                      6,325                       6,547
Loans                                         104,436                    134,731                     175,711
Other Current Assets                                -                          -                           -
[Fixed Assets]                                 15,294                     13,827                      30,075
Investment securities                          14,470                     12,677                      28,333
Tangible Assets                                   384                        282                         359
Other Fixed Assets                                440                        868                       1,384
Total Assets                                  144,708                    167,205                     223,949
[Current Liabilities]                         109,682                    120,029                     172,679
[Fixed Liabilities]                               265                        660                       6,849
Total Liabilities                             109,947                    120,689                     179,529
[Capital Stock]                                17,967                     18,006                      19,637
[Retained Earnings]                            17,132                     28,586                      24,768
[Capital Adjustment]                           (-)338                      (-)76                          16
Total Stockholders' Equity                     34,761                     46,516                      44,420
Net Sales                                      10,296                     16,207                      19,906
Operating Income                            (-)11,500                     12,059                       8,425

CLASSIFICATION                              2003.12.31                 2002.12.31                  2001.12.31
-------------------------------------------------------------------------------------------------------------
Ordinary Income                             (-)11,392                      5,875                       7,013
Net Income for the Year                     (-)11,392                      5,875                       7,013

Company: CHB America Bank
ID No.:  00000000                                            (Unit: Million Won)


CLASSIFICATION                                 2003.12.31                   2002.12.31                  2001.12.31
------------------------------------------------------------------------------------------------------------------
[Current Assets]                                 342,439                      292,834                     270,605
Cash & Due from Bank                              10,135                       11,651                      12,446
Loans                                            332,304                      281,183                     258,159
Other Current Assets                                   -                            -                           -
[Fixed Assets]                                    44,059                       49,251                      51,385
Investment securities                             29,685                       34,109                      34,575
Tangible Assets                                    9,902                        9,946                      11,371
Other Fixed Assets                                 4,472                        5,196                       5,439
Total Assets                                     386,498                      342,085                     321,990
[Current Liabilities]                            322,274                      253,483                     225,835
[Fixed Liabilities]                                    -                            -                       2,650
Total Liabilities                                322,274                      253,483                     228,485
[Capital Stock]                                   60,876                       73,012                      79,623
[Retained Earnings]                                3,183                       15,311                      13,988
[Capital Adjustment]                                 165                          279                      (-)106
Total Stockholders' Equity                        64,224                       88,602                      93,505
Net Sales                                         22,325                       22,876                      29,254
Operating Income                                   3,710                       18,451                       9,525
Ordinary Income                                    3,949                        4,343                       6,510
Net Income for the Year                            2,280                        2,497                       4,329

Note) On March 24, 2003, CHB America Bank is a wholly-owned subsidiary of Chohung Bank created through a merger of Chohung Bank of New York and California Chohung Bank. The closing performance before the merger is the simple sum of the closing performances of the above two companies.

Company : Chohung Bank (Deutschland) GmbH
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                              2003.12.31                  2002.12.31                  2001.12.31
--------------------------------------------------------------------------------------------------------------
[Current Assets]                              200,120                     207,394                     203,710
Cash & Due from Bank                           30,031                      18,081                      52,809

CLASSIFICATION                              2003.12.31                  2002.12.31                  2001.12.31
--------------------------------------------------------------------------------------------------------------
Loans                                         170,089                     189,313                     150,901
Other Current Assets                                -                           -                           -
[Fixed Assets]                                  3,951                       4,696                      10,024
Investment securities                           2,403                       2,400                       8,660
Tangible Assets                                   225                         392                         280
Other Fixed Assets                              1,323                       1,904                       1,084
Total Assets                                  204,071                     212,090                     213,734
[Current Liabilities]                         170,795                     182,001                     189,717
[Fixed Liabilities]                               207                       1,635                       2,464
Total Liabilities                             171,002                     183,636                     192,181
[Capital Stock]                                23,048                      19,179                      17,716
[Retained Earnings]                            10,021                       9,275                       3,837
Total Stockholders' Equity                     33,069                      28,454                      21,553
Net Sales                                      12,370                      14,997                      15,069
Operating Income                             (-)1,590                      10,486                       6,269
Ordinary Income                              (-)1,032                       7,720                       4,968
Net Income for the Year                      (-)1,130                       5,024                       3,097

Company : Chohung Vina Bank
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                              2003.12.31                  2002.12.31                   2001.12.31
---------------------------------------------------------------------------------------------------------------
[Current Assets]                              146,730                     146,261                      113,501
Cash & Due from Bank                           46,422                      87,596                       80,917
Loans                                         100,308                      58,665                       32,584
Other Current Assets                                -                           -                            -
[Fixed Assets]                                  2,617                       1,955                        2,102
Investment securities                             544                         554                          623
Tangible Assets                                 1,010                         356                          617
Other Fixed Assets                              1,063                       1,045                          862
Total Assets                                  149,347                     148,216                      115,603
[Current Liabilities]                         126,849                     129,440                       93,759
[Fixed Liabilities]                                 -                           -                        2,709
Total Liabilities                             126,849                     129,440                       96,468
[Capital Stock]                                23,956                      24,008                       26,522
[Retained Earnings]                          (-)1,458                    (-)5,232                     (-)7,387
Total Stockholders' Equity                     22,498                      18,776                       19,135

CLASSIFICATION                              2003.12.31                  2002.12.31                   2001.12.31
---------------------------------------------------------------------------------------------------------------
Net Sales                                       8,254                       6,986                        6,279
Operating Income                                2,610                       4,851                        1,811
Ordinary Income                                 3,762                       1,516                     (-)9,020
Net Income for the Year                         3,762                       1,516                     (-)9,025

Company : CHB Valuemeet 2001 year 1st Securitization
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                                 2003.12.31                    2002.12.31               2001.12.31
----------------------------------------------------------------------------------------------------------------
[Current Assets]                                 2,089                          2,853                    4,153
Cash & Due from Bank                             1,993                          1,771                    3,713
Marketable Securities                                -                              -                        -
Loans                                                -                              -                        -
Other Current Assets                                96                          1,082                      440
[Securitization Assets]                            625                          5,360                   30,615
Securitization Assets                              625                          5,360                   30,615
[Fixed Assets]                                       -                              -                        -
Tangible Assets                                      -                              -                        -
Other Fixed Assets                                   -                              -                        -
Total Assets                                     2,714                          8,213                   34,768
[Current Liabilities]                            1,853                            772                    1,656
[Securitization Liabilities]                     1,000                         15,730                   39,803
[Fixed Liabilities]                                  -                              -                        -
Total Liabilities                                2,853                         16,502                   41,459
[Capital Stock]                                     10                             10                       10
[Retained Earnings]                             (-)149                       (-)8,299                 (-)6,701
[Capital Adjustment]                                 -                              -                        -
Total Stockholders' Equity                      (-)139                       (-)8,289                 (-)6,691
Operating Revenues                              14,607                          7,868                    1,600
Operating Income                                 7,149                       (-)1,810                 (-)6,879
Ordinary Income                                  8,150                       (-)1,598                 (-)6,701
Net Income for the Year                          8,150                       (-)1,598                 (-)6,701

Company : CHB Valuemeet 2001 year 2nd Securitization
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                                2003.12.31                    2002.12.31                     2001.12.31
---------------------------------------------------------------------------------------------------------------------
[Current Assets]                                    220                           430                           922
Cash & Due from Bank                                220                           398                           922
Marketable Securities                                 -                             -                             -
Loans                                                 -                             -                             -
Other Current Assets                                  -                            32                             -
[Securitization Assets]                           1,875                         4,519                        12,995
Securitization Assets                             1,875                         4,519                        12,995
[Fixed Assets]                                        -                             -                             -
Tangible Assets                                       -                             -                             -
Other Fixed Assets                                    -                             -                             -
Total Assets                                      2,095                         4,949                        13,917
[Current Liabilities]                               260                           226                           344
[Securitization Liabilities]                      6,068                         7,678                        14,431
[Fixed Liabilities]                                   -                             -                             -
Total Liabilities                                 6,328                         7,904                        14,775
[Capital Stock]                                      10                            10                            10
[Retained Earnings]                            (-)4,243                      (-)2,965                        (-)868
[Capital Adjustment]                                  -                             -                             -
Total Stockholders' Equity                     (-)4,233                      (-)2,955                        (-)858
Operating Revenues                                  179                           719                           424
Operating Income                               (-)1,341                      (-)2,124                        (-)868
Ordinary Income                                (-)1,278                      (-)2,097                        (-)868
Net Income for the Year                        (-)1,278                      (-)2,097                        (-)868

Company : CHB Valuemeet 2002 year 1st Securitization
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                                  2003.12.31                 2002.12.31                    2002.06.30
-------------------------------------------------------------------------------------------------------------------
[Current Assets]                                     401                          569                          859
Cash & Due from Bank                                 399                          554                          859
Marketable Securities                                  -                            -                            -
Loans                                                  -                            -                            -
Other Current Assets                                   2                           15                            -
[Securitization Assets]                           11,453                       15,470                       19,925
Securitization Assets                             11,453                       15,470                       19,925
[Fixed Assets]                                         -                            -                            -

CLASSIFICATION                                  2003.12.31                 2002.12.31                    2002.06.30
-------------------------------------------------------------------------------------------------------------------
Tangible Assets                                        -                            -                            -
Other Fixed Assets                                     -                            -                            -
Total Assets                                      11,854                       16,039                       20,784
[Current Liabilities]                                342                          264                          379
[Securitization Liabilities]                      16,411                       18,433                       21,581
[Fixed Liabilities]                                    -                            -                            -
Total Liabilities                                 16,753                       18,697                       21,960
[Capital Stock]                                       10                           10                           10
[Retained Earnings]                             (-)4,909                     (-)2,668                     (-)1,186
[Capital Adjustment]                                   -                            -                            -
Total Stockholders' Equity                      (-)4,899                     (-)2,658                     (-)1,176
Operating Revenues                                   298                          970                          569
Operating Income                                (-)2,302                     (-)2,679                     (-)1,188
Ordinary Income                                 (-)2,240                     (-)2,668                     (-)1,575
Net Income for the Year                         (-)2,240                     (-)2,668                     (-)1,186

Company : Good Morning Shinhan Securities USA Inc.(New York subsidiary)
ID No. :  00000000                                           (Unit: Million Won)

CLASSIFICATION                                2003.03.31                 2002.03.31                  2001.03.31
---------------------------------------------------------------------------------------------------------------
[Current Assets]                                 7,633                      10,367                      3,405
* Quick Assets                                   7,633                      10,367                      3,405
* Inventories                                        0                           0                          0
[Fixed Assets]                                     335                         600                        976
* Investments                                       41                         449                        601
* Tangible Assets                                   88                          50                         57
* Intangible Assets                                  0                           0                          0
* Deferred Charges                                 205                         101                        319
Total Assets                                     7,969                      10,967                      4,381
[Current Liabilities]                            2,021                       4,336                        134
[Fixed Liabilities]                                  0                           0                          0
Total Liabilities                                2,021                       4,336                        134
[Capital Stock]                                  5,262                       5,571                      5,576
[Capital Surplus]                                    0                           0                          0
* Capital Reserves                                   0                           0                          0
* Assets Revaluations Reserves                       0                           0                          0
[Retained Earnings]                                685                       1,060                   (-)1,328

CLASSIFICATION                                2003.03.31                 2002.03.31                  2001.03.31
---------------------------------------------------------------------------------------------------------------
[Capital Adjustment]                                 0                           0                          0
Total Stockholders' Equity                       5,948                       6,631                      4,248
Operating Income                                   316                       3,693                     (-)885
Ordinary Income                                 (-)624                       3,693                     (-)885
Net Income for the Year                         (-)309                       2,387                     (-)917

Note 1) The financial statements of the New York subsidiary prepared in accordance with the laws and regulations of the U.S. are restructured into the Korean language financial statements and, hence, there may be some differences in classifying account titles.

Note 2) For the purpose of translating foreign currency denominated accounts, the base exchange rate effective on the settlement date applies to the BS accounts, while the average exchange rate during the relevant accounting period applies to the PL accounts.

         (Base exchange rate as of March 31, 2003: US$1=KRW1,252.90; Average exchange rate: US$1=KRW1,222.49)

Company : Good Morning Shinhan Securities Europe Limited.(London subsidiary)
ID No. :  00000000                                           (Unit: Million Won)


CLASSIFICATION                              2002.12.31                     2001.12.31                         2000.12.31
------------------------------------------------------------------------------------------------------------------------
[Current Assets]                                3,641                          4,744                             5,842
* Quick Assets                                  3,641                          4,744                             5,842
* Inventories                                       0                              0                                 0
[Fixed Assets]                                    147                             97                                95
* Investments                                      70                              0                                 0
* Tangible Assets                                  72                             97                                95
* Intangible Assets                                 5                              0                                 0
* Deferred Charges                                  0                              0                                 0
Total Assets                                    3,789                          4,773                             5,937
[Current Liabilities]                              58                             59                               127
[Fixed Liabilities]                                 0                              0                                 0
Total Liabilities                                  58                             59                               127
[Capital Stock]                                 9,857                          9,478                             9,478
[Capital Surplus]                                   0                              0                                 0
* Capital Reserves                                  0                              0                                 0
* Assets Revaluations Reserves                      0                              0                                 0
[Retained Earnings]                          (-)6,126                       (-)4,764                          (-)3,669
[Capital Adjustment]                                0                              0                                 0
Total Stockholders' Equity                      3,731                          4,715                             5,809
Net Sales                                         993                            709                               341

CLASSIFICATION                              2002.12.31                     2001.12.31                         2000.12.31
------------------------------------------------------------------------------------------------------------------------
Operating Income                             (-)1,113                       (-)1,354                          (-)1,181
Ordinary Income                              (-)1,122                       (-)1,096                            (-)832
Net Income for the Year                      (-)1,122                       (-)1,096                            (-)832

Note 1) The figures contained in this table do not reflect the year-end business performance for the fiscal year of 2003 now under audit.

 Note 2) The financial statements of the London subsidiary prepared in accordance with the laws and regulations of the U.K. are restructured into the Korean language financial statements and, hence, there may be some differences in classifying account titles.

Note 3) For the purpose of translating foreign currency denominated accounts, the base exchange rate effective on the settlement date applies to the BS accounts, while the average exchange rate during the relevant accounting period applies to the PL accounts.

         (Base exchange rate as of December 31, 2002: UKL1= KRW 1,971.31; Average exchange rate: UKL1= KRW1,888.46)


VI. Matters concerning Shares

1. Distribution of Shareholding
A. Current Status of Largest Shareholders & its Specially Related Person

[ As of December 31, 2003]                                   (Unit : Shares, %)

                                                               NUMBER OF SHARES HELD (EQUITY RATIO)
                                               ------------------------------------------------------------------
                                                     BEGINNING                                      ENDING
                                              --------------------   INCREASE     DECREASE   --------------------
                                   TYPE OF     NUMBER OF    EQUITY   NUMBER OF    NUMBER OF   NUMBER       EQUITY      CAUSE OF
   NAME          RELATIONSHIP      SHARES       SHARES      RATIO     SHARES       SHARES    OF SHARES      RATIO       CHANGE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Right Issue by
BNP Paribas                                                                                                           Third Party
Luxembourg        Principal     Common Stock    11,693,767        4    1,864,065      -       13,557,832      4.61    Allocation
BNP Paribas       Principal       Preferred              0        0            -      -                0         0         -
Luxembourg                          Stock
                                                                                                                    Right Issue by
           Total                   Common                                                                             Third Party
                                    Stock       11,693,767        4    1,864,065      -       13,557,832      4.61    Allocation
                                  Preferred              0        0            -      -                0         0
                                    Stock
                                    Total       11,693,767        4    1,864,065      -       13,557,832      4.61


Name of Largest Shareholder BNP Paribas Luxembourg Number of Specially Related Party - persons

Name of Largest Shareholder:  BNP Paribas Luxembourg
Number of Specially Related Person:    person

Note1) The equity ratio above is based on the common stock. If the preferred stock is included, the equity ratio is 3.46%.

         Note2) As of end of 2003, Shinhan Bank held 10.15%(29,873,359 shares) of common shares of the Company. However, in respect of the shareholding of Shinhan Bank (this portion was fully sold through after hours block trading before commencement of session on March 3, 2004), Shinhan Bank cannot be designated as the largest shareholders in accordance with the Financial Holding Company Act.

B. Current Status of Shareholding of Shareholders with 5% or more Equity Ratio

                                    [As of December 31, 2003] (Unit : Shares, %)

                                       COMMON STOCK            PREFERRED STOCK                    SUBTOTAL
      SERIAL                      NUMBER OF     EQUITY     NUMBER OF     EQUITY          NUMBER OF          EQUITY
       NO.          NAME           SHARES        RATIO      SHARES        RATIO           SHARES            RATIO
------------------------------------------------------------------------------------------------------------------
        1       Shinhan Bank      29,873,359     10.15         0            0            29,873,359         10.15
                Total             29,873,359     10.15         0            0            29,873,359         10.15


Note 1) The shares in the holding company held by Shinhan Bank were fully sold on March 3, 2004.

    - Number of Shares Held: 29,873,359 shares
    - Amount of Disposal :   KRW627.3 billion
    - Method of Sale: after hours block trading before commencement of session

  2)The shareholders holding 5% or more of total number of shares issued and outstanding is calculated on a basis of common stock.

         The shares held by Korea Deposit Insurance Corporation (91,304,564 shares) are the preferred shares without voting rights and shall be excluded from this description. (23.3% of total number of issued and outstanding shares including preferred shares)

2. Business Affairs relating to Shares

    Details of Preemptive Rights
    under Articles of Incorporation                                           Note 1)

                                                                         Ordinary General
                                                                             Meeting of            Within three (3) months after
            Closing Date                         December 31                Shareholders                    closing date
       Time to Close Entry in
       Shareholders' Registry                                                 Note 2)

       Type of Stock Certificate                      1,5,10,50,100,500,1000,10,000 shares (8 denominations)

           Transfer Agent                                 Korea Securities Depository (TEL: 3772-9000)

       Privilege of Shareholders                     None              Newspaper for Public Notice            Hankuk Economic Daily
                                                                                                              Maeil Economic Daily


Note 1) Article 13 of Articles of Incorporation

(1) The shareholders of the Company shall have pre-emptive rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2) Notwithstanding the provision of Paragraph (1) above, the Company may allocate new shares to persons other than existing shareholders of the Company, in any of the following instances:

         1. If the Company issues new shares by way of general public offering, to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company, by a resolution of the Board of Directors in accordance with the provisions of the Securities Exchange Act ("SEA").

         2. If the Company preferentially allocates new shares to members of the Employee Stock Ownership Association in accordance with the provisions of the SEA;

         3. If the Company issues new shares for the issuance of depositary receipts ("DR"s), to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company, in accordance with the provisions of the SEA;

         4. If the Company issues new shares upon the exercise of stock options in accordance with the provisions of the SEA;

         5. If the Company issues new shares to the securities investment company that runs exclusively the banking business, as set forth in the Finance Holding Company Act (the "FHCA"); or

         6. If the Company issues new shares to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc., to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company.

(3) In case new shares are issued pursuant to Paragraph (2), type, number, issue price, etc. of shares to be issued shall be determined by a resolution of the Board of Directors, to the extent permitted by the relevant laws, such as the SEA, etc.

(4) In the case of abandonment or loss of the pre-emptive right to subscribe for new shares by any shareholder, the forfeited shares resulting from such abandonment or loss of the pre-emptive right shall be disposed by a resolution of the Board of Directors. If fractional shares result from the allocation of new shares, such shares shall also be disposed of by a resolution of the Board of Directors.

Note 2) Article 18 (Close of Shareholders' Registry and Record Date)

(1) The Company shall suspend entries of alteration with respect to its rights, from the 1st day of January of each year up to the closing date of the Ordinary General Meeting of Shareholders for the relevant fiscal year.

(2) The shareholders registered in the shareholders' registry as of December 31 of each fiscal year shall be entitled to exercise the rights as shareholders at the Ordinary General Meeting of Shareholders convened for such fiscal year.

(3) The Company may, if necessary for convening of an Extraordinary General Meeting of Shareholders or any other necessary cases, suspend any entry into the shareholders' registry with respect to shareholders' rights for a period not exceeding three (3) months as determined by a resolution of the Board of Directors, or cause the shareholders whose names appear in the shareholders' registry on a record date set by a resolution of the Board of Directors to exercise the rights as shareholders. If the Board of Directors deems it necessary, the Company may suspend any entry into the shareholders' registry and set the record date at the same time. The Company shall give at least two (2) weeks prior notice to the public.


(4) Notwithstanding the provision of Paragraph (3), if otherwise set forth in the FHCA or other relevant laws, the Company may follow such different provisions.

3. Stock Price & Results of Stock Trading for the Most Recent Six (6) Months A. Korea Securities Market

                                                            (Unit : Won, Shares)

      TYPE            OCT. 2003     NOV. 2003     DEC. 2003     JAN. 2004      FEB. 2004      MARCH 2004
--------------------------------------------------------------------------------------------------------
 Common    High          18,400        19,700        19,050        20,100         23,050         22,700
  Stock    Low           15,650        16,200        17,300        18,000         18,950         20,050
  Monthly Trading    26,895,187    26,806,597    21,912,227    19,275,208     27,301,403     67,106,149
       Volume

B. Overseas Securities Market

                             [Name of Stock Exchange : NYSE ] (Unit : USD,Share)


        TYPE         OCT. 2003     NOV. 2003      DEC. 2003       JAN. 2004    FEB. 2004      MARCH 2004
--------------------------------------------------------------------------------------------------------
     ADR    High        32.01         32.86          32.05          35.10         39.63          38.50
            Low         27.58         26.93          29.35          30.80         32.80          34.05
 Monthly Trading       27,600        33,100         91,200        115,500       180,400        184,000
    Volume

Note) ADR of the Company was listed on New York Stock Exchange on September 16, 2003. As a result, GDR was delisted on September 17, 2003.

VII. Matters concerning Officer & Employees

1. Current Status of Officers
-- As of December 31, 2003


                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                             Sunlin Commercial
 Representative                                                 High School
   Director &                                               President of Shinhan      Member of
    Chairman                        Eung                        Bank Deputy            General
   (Standing)      Registered     Chan Na   38.11.25        President of Shinhan      Steering       68,553        -           New
                                                                    Bank              Committee

                                                                Sungkyunkwan
                                                           University, a B.A. in
 Representative                                                  economics            Member of
   Director &                      Young                       Shinhan Bank,           General
   President       Registered     Hwi Choi  45.10.28          Senior Executive        Steering       15,553        -           New
   (Standing)                                                  Vice President         Committee
                                                             Vice President of
                                                                Shinhan Bank

                                                            Yonsei University, a
                                                              B.A. in economics
    Director                                                 Shinhan Bank, Chief
 (Non-Standing)                    In Ho                     Executive Director
                   Registered       Choi    43.11.02        President of Shinhan          -          23,191        -           New
                                                                    Bank

                                                                Non-standing
                                                            Director of Shinhan
    Director                                                        Bank
 (Non Standing)    Registered     Jae Kun   41.08.24          Chairman of Sam-            -         1,716,725      -           New
                                    Yoo                      Gyung Corporation

                                                             Chief Director of
                                                              Baekdoo Academy,
    Director                                                 Kunkuk High School
 (Non Standing)    Registered      Young    34.04.04         President of Teni            -          158,298       -           New
                                   Soo Lee                     Corporation .

                                                            Meiji University, a
                                                              B.A. in business      Member of
                                   Young                        Non-standing         Steering
    Director       Registered       Seok    29.07.02        Director of Shinhan     Committee        427,372       -           New
 (Non Standing)                     Choi                            Bank            Member of
                                                                Chairman of           Audit
                                                                  AERTH21           Committee

                                                                  Momoyama
                                                                   Gakuin
                                                            University , a B.A.
                                   Young                        in economics
    Outside        Registered      Chul     46.08.14            President of              -             -          -           New
    Director                        Kwon                          Fukuyama
                                                                  Terminal
                                                                   Hotel
                                                                Corporation

                                                                President of
                                                                  Columbia
    Outside                       Kun Chi                       Corporation
    Director       Registered       Kim     45.04.14            chairman of               -             -          -           New
                                                              Japanese-Korean
                                                          Chamber of Commerce and

                                                            Seoul University, a
                                                             B.A. in economics
    Outside                       Myung Ho                    Governor of Bank        Member of
    Director       Registered        Kim    35.03.09              of Korea            Steering          -          -         Reappo-
                                                            Counselor of Bank of      Committee                              inted
                                                                   Korea

                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                            Princeton Graduate
                                                                  School
                                                             a B.A. in economics       Member of
                                                            Prof. of Sokang Univ.       Steering
                                                                Department of          Committee,
 Outside          Registered       Byung     39.02.06             Economics            Member of        -         -         Reappo-
 Director                         Joo Kim                        Dean of the              Risk                               inted
                                                              Graduate School of       Management
                                                                International          Committee
                                                              Studies at Sogang
                                                                  University

                                                              Seoul Univ. a B.A.
                                                                 in business
                                                                administration
                                                              Representative of
                                                                  KPMG Samil           Member of
 Outside          Registered     Il Sup Kim  46.07.01          Accounting Corp.          Audit          -         -           New
 Director                                                     Vice-President for       Committee
                                                                  Planning &
                                                               Finance at Ewha
                                                                    Womans
                                                                  University

                                                             Meiji University, a
                                                               B.A. in business
                                                                 Chairman of           Member of
 Outside          Registered       Byung     28.09.10          Daesung Electric        Steering      12,903       -         Reappo-
 Director                         Hun Park                   Industries Co., Ltd.      Committee                             inted
                                                             Outside Director of
                                                                 Shinhan Bank

                                                                 Waseda Univ.
                                                              Department a B.A.
 Outside                           Pyung                       in architecture         Member of
 Director         Registered      Jo Park    43.08.05          Head of Hokkaido          Audit       22,496       -           New
                                                             District Headquarter      Committee
                                                             of Koreans in Japan

                                                              Osaka University,
                                                                     LL.B              Member of
                                                                 President of           Steering
                                                                   Hwanhwa             Committee
                                                                 Corporation           Member of
 Outside                            Moon                          Outside                 Risk
 Director         Registered       Pil Oh    30.12.31            Director of           Management                 -         Reappo-
                                                                 Shinhan Bank          Committee                             inted

                                                                 Politechnic
                                                                 University in
                                                                Paris, a B.A. in
 Outside                                                            finance              Risk
 Director                          Alain                       Major in finance       Management
                  Registered      Penicaut   42.07.16          BNP Paribas Seoul       Committee        -         -           New
                                                                    Branch

                                                              Yonsei University,
                                                                      MBA
  Senior                                                      General Manager of
Executive                                                      General Planning       Integration
   Vice              Non-         Bhang-Gil                      and Management       Coordination
President         Registered       Choi      51.12.13            Department of          Team 1        3,307       -           New
                                                                 Shinhan Bank

                                                                    Konkuk
  Senior             Non-                                         University,         Subsidiary
Executive         Registered     Min Ky Han  51.11.02               a LL.B.           Management        -         -           New
   Vice                                                          Shinhan Bank,        II, General
President                                                        Osaka Branch        Service Team

                                                              Seoul University,
  Senior                                                        a B.A. in law
Executive            Non-         Yon Soo                        Shinhan Bank         Subsidiary
   Vice           Registered        Song     52.08.12          Credit, General       Management I       -         -           New
President                                                     Manager of credit
                                                              planning division

                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                                Sungkyunkwan
                                                                 University,            Public
                                                             a B.A. in business        Relation
  Senior                                                        administration        Team, Audit
Executive            Non-         Chil Sun   46.08.20          Deputy President            &            -         -           New
   Vice           Registered        Hong                              of              Compliance
President                                                        Chohung Bank          Team, IT
                                                             Acting President of       Planning
                                                                 Chohung Bank            Team

                                                             Seoul University, a
                                                               B.A. in business
  Senior                                                        administration        Planning &
Executive            Non-          Byung                        Chohung Bank,          Financial
   Vice           Registered      Jae Cho    51.01.06          General Manager        Management        -         -           New
President                                                        Planning and            Team
                                                                  Management            IR Team
                                                                 Department


Total Amount of Annual Salary   : KRW2,822 million
Average Commission per Person   : KRW256 million

Note1) The details of above compensation is the payments from January 2003 until December 2003.

-- After ordinary general meeting of shareholders on March 25, 2004

                                                                (Unite : Shares)

                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                            Sunlin Commercial High
Representative                                                      School
  Director &                                                 President of Shinhan
   Chairman                        Eung                              Bank
  (Standing)       Registered     Chan Ra    38.11.25        Deputy President of        General       68,553      -     Reappointed
                                                                Shinhan Bank

                                                                Sungkyunkwan
                                                             University, a B.A.
Representative                                                  in economics
  Director &       Registered      Young     45.10.28           Shinhan Bank,           General       15,553      -     Reappointed
  President                         Hwi                       Manging Director
  (Standing)                                                   Vice President
                                                               of Shinhan Bank

                                                             Yonsei University,
                                                             a B.A. in economics
   Director                        In Ho                     Shinhan Bank, Chief
(Nonstanding)      Registered      Choi      43.11.02        Executive Director            -          23,191      -     Reappointed
                                                            President of Shinhan
                                                                    Bank

                                                          Meiji University, a B.A.
                                                                 in business
                                   Young                        Non-standing           Member of
   Director        Registered       Suk      29.07.02            Director of             Audit        427,372     -     Reappointed
(Non-Standing)                     Choi                         Shinhan Bank           Committee
                                                                  Chairman
                                                                 of AERTH21

                                                             Outside Director of
                                                              Shinhan Financial
   Director                        Young                       Group (former)
(Non-Standing)     Registered      Woong     48.08.04          Representative              -          12,261      -         New
                                   Yang                           Director
                                                         of Doen (Limited) (current)

                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                              Professor of KDI
                                                            International Policy
                                   Pyung                          Graduate            Chairman of
   Outside         Registered       Joo      39.02.06         School (current)           Risk            -        -     Reappointed
   Director                         Kim                      Outside Director of      Management
                                                                   Shinhan             Committee
                                                          Financial Group (current)

                                                             Vice-President for
                                                                 Planning &
                                                               Finance at Ewha         Member of
   Outside         Registered     II Sup     46.07.01         Womans (current)           Audit           -        -         New
   Director                         Kim                      Outside Director of       Committee
                                                              Shinhan Financial
                                                               Group (current)

                                                              Non-standing Vice
                                                                 Chairman of
                                                                 Korea Foods
                                   Sang                     Industry Association       Member of
   Outside         Registered      Yoon      42.09.13             (current)              Audit           -        -         New
   Director                         Lee                        Representative          Committee
                                                                 Director &
                                                                President of
                                                             Nongshim (current)

                                                                Non-standing
                                                                 director of
                                   Yoon                          Hanvit Bank           Member of
   Outside         Registered       Soo      46.03.05             (former)               Risk            -        -         New
   Director                        Yoon                        Representative         Management
                                                                 Director of           Committee
                                                            FILA Korea (current)

                                                                 Minister of
                                                         Information & Communication
   Outside                         Sang                           (former)
   Director        Registered      Chul      48.02.02        Professor of Korea            -             -        -         New
                                    Lee                      University (Endowed
                                                           Chair System) (current)

                                                             Chairman of Daesung
                                   Byung                     Electric Industries
   Outside         Registered       Hun      28.09.10             Co., Ltd.                -          12,903      -     Reappointed
   Director                        Park                      Outside Director of
                                                           Shinhan Financial Group

                                                                President of
                                                                   Hwanhwa
   Outside                         Moon                      Heung San Co., Ltd.       Member of
   Director        Registered     Pil Oh     30.12.31        Outside Director of         Audit           -        -     Reappointed
                                                                   Shinhan             Committee
                                                          Financial Group (current)
                                                              President of Teni
   Outside                         Young                    Corporation (current)
   Director        Registered       Soo      34.04.04        Director of Shinhan           -             -        -     Reappointed
                                    Lee                   Financial Group (current)

                                                             Outside Director of
                                   Dong                       Shinhan Financial        Member of
   Outside         Registered      Hyun      36.11.27          Group (former)            Audit        10,162      -         New
   Director                        Kwon                     President of King Koo      Committee
                                                          Tour Co., Ltd. (current)

                                                           General Manager of BNP
                                                              Paribas Singapore        Member of
   Outside         Registered    Philippe    49.06.24             (former)                Risk           -        -         New
   Director                      Reynieix                     BNP Paribas Seoul        Management
                                                              Branch (Current)         Committee

                                                                                      Integration
    Senior                                                 Yonsei University, MBA    Coordination
  Executive           Non-         Bhang                     General Manager of      Team 1 and 2
     Vice          Registered    Gil Choi    51.12.13       General Planning and     (relating to        -        -         New
  President                                                 Management Department       Chohung
                                                          of Shinhan Bank (former)       Bank)


                                                                                                       NUMBER OF
                                                                                                      SHARES HELD
     TITLE         REGISTERED/                                    BRIEF
(STANDING/'NON-       NON-                  DATE OF              PERSONAL                            COMMON   PREFERRED
    STANDING       REGISTERED      NAME      BIRTH                RECORD              POSITION       STOCK      STOCK       REMARK
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Subsidiary
                                                                Sungkyunkwan          Management
    Senior                                                  University, a B.A. in     II, Public
  Executive           Non-       Chil Sun                         business             Relation
     Vice          Registered      Hong      46.08.20          administration         Team, Audit        -        -         New
  President                                                  Acting President of           &
                                                            Chohung Bank (former)     Compliance
                                                                                         Team
                                                                                      Subsidiary

    Senior            Non-         Hee                      Korea University MBA      Management
  Executive        Registered    Soo Kim     50.10.14        Deputy President of      Integration      3,628      -         New
     Vice                                                   Shinhan Bank (former)    Coordination
  President                                                                             Team I

                                                          Seoul University, a B.A.
    Senior                                               in business administration   Planning &
  Executive           Non-         Byung                    Chohung Bank, General      Financial
     Vice          Registered     Jae Cho    51.01.06       Manager Planning and      Management         -        -         New
  President                                                      Management              Team
                                                                 Department         IR Team General

                                                             General Manager of       Service Team
    Senior                                                      Shinhan Bank          IT Planning
  Executive           Non-         Baek                           Managing               Team
     Vice          Registered      Soon      52.10.08             Director            Integration     16,388      -         New
  President                         Lee                          of Shinhan          Coordination
                                                                    Bank                Team II


Annual Total Salary : KRW3 billion
Average Monthly Salary per Person : KRW375million

Note1) Total annual salary of KRW 3 billion is the maximum compensation limit of directors approved at the general meeting of shareholders.

Note 2) Monthly average salary per person: KRW375million (KRW3billion/Total Number of Directors receiving Salary 8 persons)


2. Current Status of Employees

                               (as of end of December, 2003, Unit :Million Won )

                                         NUMBER OF EMPLOYEES
                           MANAGEMENT                                        AVERAGE       ANNUAL          AVERAGE
                           & CLERICAL                                       LENGTH OF      TOTAL         SALARY PER
     CLASSIFICATION           WORK       PRODUCTION    OTHERS     TOTAL      SERVICE       SALARY          PERSON          REMARK
-----------------------------------------------------------------------------------------------------------------------------------
          Male                 59            -            -        59        1.y 3 m       4,294                73            -
         Female                14            -            1        15         1 y 1m         361                24            -
          Total                73            -            1        74         1 y2 m       4,656                63            -

Note) Annual total salary is the amount paid from January 1, 2003.to December 31, 2003.

3. Status of Labor Union

- N/A

VIII. Other Necessary Matters

1. Summary of Report & Public Disclosure

A. Reported Matter pursuant to Cap. 6 Section 2 of Regulation (Report of Major Business Management)

  Date of
  Report          Subject                                              Reported Matters                              Remark
---------------------------------------------------------------------------------------------------------------------------
Jan. 16,       Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW50,000,000,000(Maturity 2 yrs)
               shareholder, etc.           KRW50,000,000,000(Maturity 3 yrs)
                                         - Extended loans to Shinhan Capital (Subsidiary)
               Execution of loan           KRW20,000,000,000(Maturity 3 yrs)
               agreement                 * Important matters relating to business management of
                                         the subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                          KRW50 billion(Maturity 2 years), KRW50 billion (Maturity 3 yrs)

Jan. 23,       Other important           Designated as priority negotiation party of Chohung Bank
2003           matters relating to
               business
               management

Feb. 5,        Increase of sales         - Increase ratio of sales volume: 184%
2003           volume compared to         Increase amount of sales volume: KRW 416,818,085,189
               the most recent
               business year

               Increase of ordinary      - Ordinary income increase ratio:173.5%
               income compared           Increase amount of ordinary income:
               to the most recent        KRW383,167,623,004
               business year


               Increase of net           - Increase ratio of net earning for the year: 173.5%
               earning for the year      Increase amount of net earning for the year:
               compared to the           KRW383,167,623,004
               most recent business
               year

               Increase of ordinary      * Important matters relating to business management of
               income compared           the subsidiary (Shinhan Bank)
               to the most recent        - Increase Ratio; 70.05%,
               business year             Increase Amount; KRW347,257 million



               Increase of net           * Important matters relating to business management of
               earning for the year      the subsidiary (Shinhan Bank)
               compared to the           - Increase Ratio; 71.65%, Increase Amount;
               most recent business      KRW248,732 million
               year

               Increase of dividend      * Important matters relating to business management of
               per year compared to      the subsidiary (Shinhan Bank)
               the most recent           - Increase Ratio: 117.5%
               business year


Feb. 7,        Other important           * Important matters relating to business management of
2003           matters relating to       the subsidiary (Goodmorning Shinhan Securities)
               business                  - Adjustment of quantity of stock option as a result of
               management                capital reduction

  Date of
  Report          Subject                                              Reported Matters                              Remark
---------------------------------------------------------------------------------------------------------------------------
                                         : Cancellation of granting - common stock 1,001,897 shares
                                         * Important matters relating to business management of
                                         the subsidiary (Goodmorning Shinhan Securities)
                                         - Cancellation as a result of retirement:  Kee-Woong
                                         Kang (common stock 100,000 shares)

Feb. 18,       Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW100,000,000,000(Maturity  2 yrs)
               shareholder, etc.           KRW200,000,000,000(Maturity  3 yrs)

               Execution of loan         * Important matters relating to business management of the
               agreement                 subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                          KRW100 billion(Maturity 2 yrs), KRW200 billion
               Other important           (Maturity 3 yrs)
               matters relating to       Temporary postponement of establishment of customer financial
               business                  joint venture corporation affiliated with Cetelem
               management

March 6,       Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW100,000,000,000(Maturity  2 yrs)
               shareholder, etc.           KRW200,000,000,000(Maturity  3 yrs)

               Execution of loan         * Important matters relating to business management of
               agreement                 the subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                         KRW100 billion(Maturity 2 yrs), KRW100 billion  (Maturity 3 yrs)

March 7,       Dismissal of a            * Important matters relating to business management of
2003           member of the audit       the subsidiary (Shinhan Bank)
               committee                 Yoon Jae Cho
                                         * Important matters relating to business management of
               Dismissal of a            the subsidiary (Shinhan Bank)
               member of the             Yoon Jae Cho
               outside director

March 12,      Resolution of board       Convening Notice & Public Notice of 2nd
2003           of directors for          General Meeting of Shareholders
               convening a general
               meeting of
               shareholders

March 13,      Correction of             Extension of loan to Shinhan Card
2003           extension of loans to     (scheduled transaction date is corrected to March 24)
               the largest
               shareholder, etc.         * Important matters relating to business management of
                                         the subsidiary (Shinhan Card)
               Correction of loan        correction of loan agreement (changed to March 24)
               agreement
                                         Number of shares delivered: 3,008,606
               Exercise of rights to
               underlying shares of
               global depositary
               receipts

March 14,      Change of                 Early inducement of Corporate Accounting Standard No. 6
2003           Accounting Standard       (events occurred after the date of balance sheet)

March 19,      Appointment of            * Important matters relating to business management of
2003           independent auditor       the subsidiary (Shinhan Bank):
                                         KPMG Samjung Accounting Corp.

March 20,      Submission of
2003           Auditors' Report

  Date of
  Report          Subject                                              Reported Matters                              Remark
---------------------------------------------------------------------------------------------------------------------------
March 21,      Correction of             - Extended loans to Shinhan Card (subsidiary)
2003           Extended loans for        (correction due to unfixed date of scheduled transaction date)
               the largest
               shareholder, etc.         * Important matters relating to business management of
                                         the subsidiary (Shinhan Card)
                                         Execution of loan agreement (amended due to unfixed
                                         execution date)

March 24,      Submission of audit       * Important matters relating to business management of
2003           report                    the subsidiary (Shinhan Card)

March 25,      Other important           Young Hwi Choi, Vice President was informally decided as the
2003           matters relating to       president of the holding company.
               business
               management                Sang Hoon Shin, the Managing Director was recommended as the president of the bank by President Nomination  Committee of
                                         Shinhan Bank.

March 25,      Resolution of the         * Important matters relating to business management of
2003           board of directors        the subsidiary (Shinhan Card)
               for convening a           Date of general meeting of shareholders:  March 25, 2003
               general meeting of        Young Hwi Choi
               shareholders
                                         Change of quantity of stock option to the officer whose
               Appointment of a          term of service is terminated
               member of the audit
               committee

               Other important
               matters relating to
               business
               management

March 25,      Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW50 billion (Maturity  31 days)
               shareholder, etc.           KRW50 billion (Maturity  91 days)

               Execution of loan         * Important matters relating to business management of
               agreement                 the subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                          KRW50 billion (Maturity 31 days), KRW50 billion (Maturity 91 days)

March 26,      Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW40 billion (Maturity  91 days)
               shareholder, etc.           KRW10 billion (Maturity 31 days)

March 27,      Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW20 billion (Maturity  30 days)
               shareholder, etc.           KRW20 billion (Maturity  90 days)
                                           KRW30 billion (Maturity 91 days)
               Execution of loan
               agreement                 * Important matters relating to business management of
                                         the subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                           KRW20 billion (Maturity  30 days)
                                           KRW20 billion (Maturity  90 days)
                                           KRW30 billion (Maturity 91 days)

March 28,      Extension of loans        - Extended loans to Shinhan Card (subsidiary)
2003           to the largest              KRW40 billion (Maturity  31 days)
                shareholder, etc.          KRW10 billion (Maturity  89 days)

               Extension of loans        - Money lending to Shinhan Card (subsidiary)
               to the largest              KRW100 billion (Maturity  13 days)
               shareholder, etc.

  Date of
  Report          Subject                                              Reported Matters                              Remark
---------------------------------------------------------------------------------------------------------------------------
               Execution of loan         * Important matters relating to business management of
               agreement                 the subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                          KRW10 billion (Maturity 13 days)
               Appointment of an         * Important matters relating to business management of
               independent auditor       the subsidiary (Shinhan Card): KPMG Samjung
                                         Accounting Corp.
               Dismissal of outside
               director                  * Important matters relating to business management of
                                         the subsidiary (Shinhan Card):
                                         Sang Hoon Shin, outside director has retired.
               Resolution of the         * Important matters relating to business management of
               general meeting of        the subsidiary (Shinhan Card)
               shareholders              - Cash dividend:  750 Won per share
                                         - Appointment of officers:  President:  Sang Hoon Shin
                                                   Outside Director:  Bhang Gil Choi /Kyung Seo Park

               Dismissal of outside      * Important matters relating to business management of
               director                  the subsidiary (Shinhan Bank)
                                         Sang Hoon Shin, outside director has retired.
               Appointment of            * Important matters relating to business management of
               outside director          the subsidiary (Shinhan Bank)
                                         Bhang Gil Choi, Kyung Seo Park
               Dismissal of a            * Important matters relating to business management of
               member of the audit       the subsidiary (Shinhan Bank)
               committee                 Young Hwi Choi retired
               Appointment of a          * Important matters relating to business management of
               member of audit           the subsidiary (Shinhan Bank)
               committee                 Kyung Seo Park

March 31,      Resolution of board       * Important matters relating to business management of
2003           of directors for          the subsidiary (Shinhan Card)
               convening a general       Date of meeting:  March 31, 2003
               meeting of                * Important matters relating to business management of
               shareholders              the subsidiary (Shinhan Card)
                                         non-dividend, limit of directors' compensation: KRW1
                                         billion, Outside director:  Min Ky Han
               Appointment of            * Important matters relating to business management of
               outside director:         the subsidiary (Shinhan Card)
                                         Min Ky Han


March 31,      Dismissal of outside      Byung Hun Park, Moon Pil Oh, Sang Kyun Lee, Young
2003           director                  Hoon Choi - Resignation

               Dismissal of a            Moon Pil Oh - Resignation
               member of audit           Dividend: KRW600
               committee
                                         Partial amendment of articles of incorporation - resolved
               Resolution of             a submitted
               ordinary general          Appointment of director - resolved as submitted
               meeting of                Appointment of a member of audit committee - Il Sup
               shareholders              Kim, Pyung Cho Park, Young Seok Choi

               Appointment of            Myung Ho Kim, Pyung Joo Kim, Il Sup Kim, Byung Hun
               outside director          Park, Moon Pil Oh, Kun Chi Kim, Pyung Cho Park,
                                         Young Chul Kwon

               Appointment of a          II Seop Kim, Pyung Cho Park, Young Seok Choi
               member of audit
               committee

  Date of
  Report          Subject                                              Reported Matters                              Remark
---------------------------------------------------------------------------------------------------------------------------
April 9,       Investment in other       * Important matters relating to business management of
3004           company                   the subsidiary (Shinhan Bank) KRW 253.6 billion was
                                         invested in private equity fund for card receivables.

April 10,      Extension of loans        Public notice dated March 6, 2003 was corrected.
2003           to the largest            Amount of lending: KRW200 billion to KRW140 billion
               shareholder, etc.         Condition of Transaction:  KRW100 billion (2 yrs),
               (correction)              KRW100 billion (3 yrs)
                                         to KRW10 billion (90 days) KRW 20 billion (92 days)
                                         KRW30 billion (93 days) KRW20 billion (184 days)
                                         KRW60 billion (187 days)

               Execution of loan         * Important matters relating to business management of
               agreement                 the subsidiary (Shinhan Card)
               (correction)              Public notice dated March 6, 2003 was corrected.
                                         Amount of loan: KRW200 billion to KRW140 billion
                                         Condition of Transaction:  KRW100 billion (2 yrs),
                                         KRW100 billion (3 yrs)
                                         to KRW10 billion (90 days) KRW 20 billion (92 days)
                                         KRW30 billion (93 days) KRW20 billion (184 days)
                                         KRW60 billion (187days)

April 11,      Extension of loans        - Extended loans to the subsidiary, Shinhan Card
2003           to the largest            KRW100 billion (maturity:91 days)
               shareholder, etc.         KRW100 billion (maturity 183 days

               Extension of loans        - Extended loans to the subsidiary, Shinhan Card
               to the largest            KRW20 billion (maturity:90 days)
               shareholder, etc.         KRW20 billion (maturity 182 days)

April 15,      Extension of loans        - Extended loans to the subsidiary, Shinhan Card
2003           to the largest            KRW100 billion (maturity: 6 yrs)
               shareholder, etc.         Subordinated loan to expansion of capital of Shinhan Card

               Extension of loans        - Extended loans to Shinhan Capital (subsidiary)
               to the largest              KRW50 billion (Maturity  2 yrs)
               shareholder, etc.
                                         * Important matters relating to business management of
               Execution of loan         the subsidiary (Shinhan Card)
               agreement                 - Determined to borrow loans from the holding company.
                                          KRW100 billion (Maturity 6 yrs)

April 16,      Extension of loans        - Extended loans to the subsidiary, Shinhan Card
2003           to the largest            KRW50 billion (maturity: 91 days)
               shareholder, etc.

               Extension of              - Extended loans to the subsidiary, Shinhan Card
               loans to the largest      KRW50 billion (maturity: 91 days)
               shareholder, etc.

April 18,      Amendment of              Before change: Representative Director Eung Chan, Ra
2003           representative            (President & Chairman)
               the director              After change: Representative Director  Eung Chan, Ra
                                         (Chairman)
                                         Representative Director: Young Hwi Choi (President)

               Increase of sales         * Important matters relating to business management of
               volume compared to        the subsidiary (Goodmorning ShinhanSecurities)
               the most recent           - Increase ratio of sales volume: 34%
               business year             Increase amount of sales volume: KRW 158,555,788,691

               Reduction of              * Important matters relating to business
               ordinary income            management of the subsidiary (Goodmorning Shinhan Securities)
               compared to the           - Ordinary income reduction ratio: 89.7%
               most recent
               business year

                   compared to the most recent     Decrease amount of ordinary income  :KRW54,983,434,757
                   business year

                   Reduction of net earning for
                   the year compared to the most   * Important matters relating to business management of the subsidiary
                   recent business year            (Goodmorning Shinhan Securities)
                                                   - Net income reduction fratio:77.5%
                                                   Amount of net earning reduction:KRW39,625,789,183

April 22, 2003     Disposal of equity              * Important matters relating to business management of
                   securities                      the subsidiary (Shinhan Bank)

                                                   The equity in private equity fund for card receivables is
                                                   partially disposed.

April 30, 2003     Disposal of equity securities   * Important matters relating to business management of
                                                   the subsidiary (Shinhan Bank)

                                                   The equity in private equity fund for card receivables is
                                                   partially disposed.

May 7, 2003        Resolution of board of          * Important matters relating to business management of the subsidiary
                   directors for convening a       (Goodmorning Shinhan Securities)
                   general meeting of              Expected date for the general meeting of shareholders: May 30, 2003 (09:00)
                   shareholders                    Expected place for the general meeting of shareholders: Goodmorning Shinhan Tower
                                                   (B2F) 23-2, Yoido-dong, Youngdeungpo-gu Seoul
                                                   - Agenda No. 1: Approval of 4th balance sheet, income and loss statement, statement of appropriation of retained earning
                                                   Agenda No. 2:  Partial amendment to articles of incorporation
                                                   Agenda No. 3:  Appointment of directors
                                                   Candidate for director:  Young Hwi Choi
                                                   Candidate for outside director:  Jin Won Park, Hyung Tae Kim
                                                   Agenda No. 4:  Appointment of a member of audit committee who is also outside director:

                                                   Candidates: Jin Won Park, Hyung Tae Kim

                                                   Agenda No. 5:  Approval of limit of director's compensation

                                                   Agenda No. 6:  Granting stock option

                   Approval of board of            * Important matters relating to business management of the subsidiary
                   directors to grant stock        (Goodmorning Shinhan Securities)
                   option                          Grantee:  9 persons including Woo Keun Lee
                                                   Quantity :  365,000 shares
                                                   Scheduled date of general meeting of shareholders:  May 30, 2003

                   Change of Business              * Important matters relating to business management of the subsidiary
                   Objective                       (Goodmorning Shinhan Securities) Addition of business objective: agency and intermediary of insurance product

                   Appointment of outside          * Important matters relating to business management of the subsidiary
                   auditor                         (Goodmorning Shinhan Securities) KPMG Samjung Accounting Corp.

May 9, 2003        Disposal of equity securities   * Important matters relating to business management of the subsidiary (Shinhan
                                                   Bank)
                                                   The equity in private equity fund for card receivables is partially disposed.

                   Resolution for issuance of      * Important matters relating to business management of the subsidiary (Shinhan
                   overseas general bonds          Bank)
                                                   Amount: USD60,000,000
                                                   Type of issuance:  Euro private placement
                                                   Maturity:  May 14, 2004

                   Execution of agreement for      * Important matters relating to business management of the subsidiary (Shinhan
                   issuance of overseas general    Bank)
                   bonds                           Amount: USD60,000,000
                                                   Type of issuance:  Euro private placement
                                                   Maturity:  May 14, 2004

May 13, 2003       Resolution for issuance of      * Important matters relating to business management of the subsidiary (Shinhan
                   overseas general bonds          Bank)
                                                   Amount: USD35,000,000
                                                   Type of issuance:  Euro private placement
                                                   Maturity:  May 13, 2004

                   Execution of agreement for      * Important matters relating to business management of the subsidiary (Shinhan
                   issuance of overseas general    Bank)
                   bonds                           Amount: USD35,000,000
                                                   Type of issuance:  Euro private placement
                                                   Maturity:  May 13, 2004

May 15, 2003       Increase of sales  volume       * Important matters relating to business management of the subsidiary
                   compared to the most recent     (Goodmorning Shinhan Securities)
                   business year (correction)      - Increase ratio of sales volume :  34.1%
                                                    Increase amount of sales volume: KRW 158,713,222,781

                   Reduction of ordinary income
                   compared to the most recent     * Important matters relating to business management of the subsidiary
                   business year (correction)      (Goodmorning Shinhan Securities)
                                                   - Ordinary income reduction ratio:91.0%
                                                   Decrease amount of ordinary income:KRW55,761,968,193

                   Reduction of net earning for
                   the year compared to the most   * Important matters relating to business management of the subsidiary
                   recent business year            (Goodmorning Shinhan Securities)
                   (correction)                    - Net earning reduction ratio:78.7%
                                                    Amount of net earning reduction:KRW40,227,050,555

May 16, 2003       Granting stock option at the    Total grantees:  373 persons
                   resolution of the resolution    Number of shares granted: 1,156,300 shares
                   of board of directors

                   Extension of loans to the       - Extended loans to the subsidiary, Shinhan Card
                   largest shareholder, etc.       KRW50 billion (maturity: 2 yrs)
                                                   KRW50 billion (maturity 3 yrs)

                   Extension of loans to the       - Extended loans to Shinhan Capital (subsidiary)
                   largest shareholder, etc.         KRW50 billion (Maturity  3 yrs)

                   Execution of loan              Important matters relating to business management of the subsidiary (Shinhan Card)
                   agreement *                    - Determined to borrow loans from the holding company.
                                                    KRW50 billion (Maturity 2 yrs)
                                                    KRW50 billion (Maturity 3 yrs)

May 23, 2003       Disposal of equity securities   * Important matters relating to business management of the subsidiary (Shinhan
                                                   Bank)
                                                   Private equity fund for card receivables

May 24, 2003       Submission of audit report      * Important matters relating to business management of the subsidiary
                                                   (Goodmorning Shinhan Securities)

May 30, 2003       Dismissal of outside director   * Important matters relating to business management of the subsidiary
                                                   (Goodmorning Shinhan Securities)
                                                   Dae Ryon Jang, Chang Young Chung

                   Dismissal of a member of the    * Important matters relating to business management of the subsidiary
                   audit committee                 (Goodmorning Shinhan Securities)
                                                   Dae Ryon Jang, Chang Young Chung

                   Resolution of appointment of    * Important matters relating to business management of the subsidiary
                   a member of the audit           (Goodmorning Shinhan Securities)  Hyung Tae Kim, Jin Won Park
                   committee

                   Resolution of appointment of    * Important matters relating to business management of the subsidiary
                   an outside director             (Goodmorning Shinhan Securities)
                                                   Hyung Tae Kim, Jin Won Park

                   Resolution of the ordinary      Partial amendment of articles of incorporation
                   general meeting of              Appointment of officer, etc.
                   shareholders

                   Granting stock option at the    * Important matters relating  to business management of the subsidiary
                   resolution of the               (Goodmorning Shinhan Securities) 9 persons including Woo Keun Lee, 365,500
                   extraordinary general           shares
                   meeting of shareholders

June 3, 2003       Real estate lease with the      * Addition of leased space with Shinhan Bank
                   largest shareholders, etc.

                   Resolution of board of          * Important matters relating to business management of the subsidiary
                   directors for convening a       (Shinhan Card)
                   general meeting of              Expected date for the general meeting of shareholders: June 3, 2003 (11:00)
                   shareholders                    Expected place for the general meeting of shareholders: 14F. conference room,
                                                   Daekyung Bldg., 120, Taepyung-ro 2 ka, Chung-ku, Seoul
                                                   - Agenda No. 1: Appointment of directors

                                                   Resolution: approved as submitted

                   Resolution of extraordinary     * Important matters relating to business management of the subsidiary
                   general meeting of              (Shinhan Card)
                   shareholders                    Resolved agenda:  Director Hee Moon Kang
                                                                     Outside director: Byung Duk Kim
                                                   Byung Kuk Song

                   Resolution of appointment of    * Important matters relating to business management of the subsidiary
                   member of audit committee       (Shinhan Card):  Byung Duk Kim, Byung Kuk Song

                   Resolution of appointment of    * Important matters relating to business management of the subsidiary
                   outside director                (Shinhan Card):  Byung Duk Kim, Byung Kuk Song

June 4, 2003       Disposal of equity securities   * Important matters relating to business management of the subsidiary
                   (shares) invested in other      (Shinhan Bank)
                   company                         Private equity fund for card receivables

June 9, 2003       Other important matters         Executed the equity transfer and joint alliance agreement between Lone Star Fund
                   relating to business            and Shinhan Credit Information.
                   management

June 16, 2003      Extension of loans to the       - Extended loans to the subsidiary, Shinhan Card.
                   largest shareholder, etc.       KRW150 billion (maturity: 3 yrs)

                   Extension of loans to the       - Extended loans to the subsidiary, Shinhan Capital.
                   largest shareholder, etc.       KRW30 billion (maturity: 5 yrs)

                 Extension of loans to   - Extended loans to the subsidiary, Shinhan Capital.
                 the largest             KRW30 billion (maturity: 5 yrs)
                 shareholder, etc.

                 Execution of loan       * Important matters relating to business management of the
                 agreement               subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                         KRW150 billion (maturity: 3 yrs)

June 23, 2003    Equity securities       Resolved to invest KRW3,370,134,892,800 in Chohung Bank.
                 invested in other
                 company (acquisition
                 of equity and
                 equity-related
                 securities)

June 25, 2003    Extension of loans to   - Extended loans to the subsidiary, Shinhan Card.
                 the largest             KRW30 billion (maturity: 3 months)
                 shareholder, etc.

June 26, 2003    Other important         * Resolutions adopted by the subsidiary, Shinhan Bank,
                 matters relating to     concerning (the proposal for) loan adjustment for SK
                 business management     Global Co., Ltd.
                                         - Major contents for loan adjustment
                                         Equity conversion: KRW236.1 billion (loans subject to
                                         equity conversion: 48.3% of KRW488.9 billion)
                                         2. CBO (Cash Buy Out): not applied
                                         3. Re-adjustment of financial terms
                                         Maturity-extended amount: credits amounting to KRW287.2
                                         billion excluding the loans subject to equity conversion
                                         and CBO
                                         - Maturity: December 31, 2007
                                         4. The proposal for loan adjustment above is subject to
                                         the completion of the negotiation for loan adjustment with overseas creditors.

June 26, 2003    Disposal of equity      * Important matters relating to business management of the
                 securities invested     subsidiary (Shinhan Bank)
                 in other company        Private equity fund for card receivables

June 27, 2003    Other important         * Shinhan Bank and Shinhan Capital effected equity
                 matters relating to     conversion in accordance with the resolution for
                 business management     investment adopted by the creditor financial institutions
                                         of Samyang Foods Co., Ltd.


July 1, 2003     Payment guarantee for   * Provided the performance guarantee for Goodmorning
                 the largest             Shinhan Securities in respect of its obligations arising
                 shareholder, etc.       from the lease of the IT equipment.

July 9, 2003     Other important         - Executed the subscription agreement for acquisition of
                 matters relating to     Chohung Bank shares with KDIC.
                 business management     -- Major contents
                                         Number of shares acquired: 543,570,144 shares (the entire
                                         share of Chohung Bank held by KDIC which is equivalent to
                                         80.04% of the total number of issued and outstanding
                                         shares of Chohung Bank)
                                         -- Acquisition price and method of payment - KRW6,200 per
                                         share (KRW3,370.1 billion)
                                         * Payment in cash (51%): KRW6,200 per share (KRW1,718.8
                                         billion)
                                         * Payment in shares (49%): KRW6,200 per share (KRW1,651.3
                                         billion)

                 Resolution for right    - Resolved to issue redeemable preferred shares and
                 issue                   redeemable  convertible preferred shares through right
                                         issue for the purpose of acquisition of Chohung Bank.

                 Acquisition of          - Acquisition of Chohung Bank as subsidiary
                 Chohung Bank as         - Acquisition of the following companies as sub-subsidiary
                 subsidiary              Chohung ITM, Chohung Finance, Chohung Bank America,
                                         Chohung Bank GmbH, Chohung Vina Bank, Chohung Bank
                                         Valuemeet 2001 year 1st Securitization, Chohung Bank
                                         Valuemeet 2001 year 2nd Securitization, Chohung Bank
                                         Valuemeet 2002 year 1st Securitization

July 11, 2003    Resolution of board     * Important matters relating to business management of the
                 of directors for        subsidiary (Shinhan Bank)
                 convening a general     Scheduled date for the general meeting of shareholders:
                 meeting of              not determined
                 shareholders            Expected place for the general meeting of shareholders:
                                         conference room, 6th Fl., head office of Shinhan Bank at
                                         120, Taepyung-ro 2 ka, Chung-ku, Seoul
                                         - Agenda No. 1: Appointment of directors
                                         Resolution: resolved as submitted

                 Extension of loans to   - Extended loans to the subsidiary, Shinhan Card.
                 the largest             * Terms of loan
                 shareholders, etc.      -- KRW30 billion: July 14, 2003 ~ August 14, 2003
                                         -- KRW130 billion: July 15, 2003 ~ August 27, 2003
                                         -- KRW30 billion: July 16, 2003 ~ August 27, 2003

                 Extension of loans to   - Extended loans to the subsidiary, Shinhan Capital.
                 the largest             * Terms of loan
                 shareholder, etc.       -- KRW30 billion: 3 yrs (lump sum payment at maturity)
                                         -- KRW20 billion: 5 yrs (lump sum payment at maturity)

                 Execution of loan       * Important matters relating to business management of the
                 agreement               subsidiary (Shinhan Card)
                                         Determined to borrow loans from the holding company.
                                         -- KRW30 billion: 31 days
                                         -- KRW130 billion: 43 days
                                         -- KRW30 billion: 42 days

July 25, 2003    Resolution for          * Important matters relating to business management of the
                 issuance of overseas    subsidiary (Shinhan Bank)
                 general bonds           Issue amount: USD55,000,000

                 Execution of            * Important matters relating to business management of the
                 agreement for           subsidiary (Shinhan Bank)
                 issuance of overseas    Issue amount: USD55,000,000,000
                 general bonds

                 Important matters       * Obtained the preliminary approval for the acquisition of
                 relating to business    Chohung Bank as a subsidiary.
                 management

July 29, 2003    Resolution for          - Resolved to issue redeemable preferred shares for the
                 issuance of new         purpose of the acquisition of Chohung Bank.
                 shares through right
                 issue

                 Share swap              - Resolved to exchange the shares of the company for the
                                         shares of Shinhan Bank to be issued upon exercise of the
                                         rights attached to the BW previously issued by Shinhan
                                         Bank.

July 31, 2003    Resolution for          * Important matters relating to business management of the
                 issuance of overseas    subsidiary (Shinhan Bank)
                 general bonds           Issue amount: USD200,000,000

August 1, 2003   Resolution for share    * Important matters relating to business management of the
                 swap                    subsidiary (Shinhan Bank)
                                         - Resolved to exchange the shares of Shinhan Bank to be
                                         issued upon exercise of the rights attached to the BW
                                         previously issued by Shinhan Bank for the shares of
                                         holding company.

                                         previously issued by Shinhan Bank for the shares of holding company.

August 6, 2003   Execution of            * Important matters relating to business management of the
                 agreement for           subsidiary (Shinhan Bank)
                 issuance of overseas    Contract amount: USD200,000,000
                 general bonds

August 8, 2003   Results of business
                 operations including
                 sales volume,                        (first half   (first half   (rate of
                 operating income &                   of 2003)      of 2002)      increase/decrease)
                 loss, ordinary income    sales       KRW3,001.2    KRW2,801.8    7.1%
                 & loss and net           volume      billion       billion
                 earnings for the         operating   KRW179.9      KRW495.3      -63.7%
                 year, etc.               income      billion       billion
                                          ordinary    KRW205.9      KRW460.6      -55.3%
                                          income      billion       billion
                                          profit      KRW723.3      KRW621.7      16.3%
                                          before      billion       billion
                                          allowances
                                          net         KRW102.4      KRW323.9      -68.4%
                                          earnings    billion       billion
                                          for the
                                          year

August 19, 2003  Other important         Acquired 543,570,144 shares (80.04% of the total number of
                 matters relating to     issued and outstanding shares) on August 19, 2003.
                 business management

                 Addition of affiliates  * Acquired the following companies as affiliates through purchase of the shares of Chohung Bank.
                                         - Chhung Bank, Chohung ITM, Chohung Finance, Chohung Bank
                                         America, Chohung Bank GmbH, Chohung Vina Bank, Chohung
                                         Bank Valuemeet 2001 year 1st Securitization, Chohung Bank
                                         Valuemeet 2001 year 2nd Securitization, Chohung Bank
                                         Valuemeet 2002 year 1st Securitization

August 22, 2003  Disclosure of           * Reported by: SK Investment Trust Management Co., Ltd.
                 exercise of voting      - Agenda: appointment of outside director
                 rights at the general   - Voting rights: 296,310 common shares
                 meeting of              - Results of exercise of voting rights: approved
                 shareholders

August 26, 2003  Other important         * Results of the extraordinary general meeting of
                 matters relating to     shareholders of the affiliate (Chohung Bank)
                 business management     - Appointment of director: Dong Soo Choi
                                         - Appointment of outside director: Young Hwi Choi
                                         - Dismissal of outside director: David J. BEHLING

August 29, 2003  Resolution of           * Results of the extraordinary general meeting of
                 extraordinary general   shareholders of the subsidiary (Shinhan Bank)
                 meeting of              - Agenda: Appointment of directors
                 shareholders            - Appointed directors:
                                         Young Hwi Choi, Jap Young Chung (re-appointed)
                                         Youn Soo Song, Sang Rok Seo (newly appointed)

August 29, 2003  Other important         * Important matters relating to business management of the
                 matters relating to     subsidiary (Shinhan Bank)
                 business management     Issuance of overseas bonds: USD250,000,000

                 Dismissal of a member   * Important matters relating to business management of the of the audit committee  subsidiary (Shinhan Bank)
                                         Kyung Seo Park

                 Appointment of a        * Important matters relating to business management of the
                 member of the audit     subsidiary (Shinhan Bank)
                 committee               Sang Rok Seo, Youn Soo Song

                 Dismissal of an         * Important matters relating to business management of the
                 outside director        subsidiary (Shinhan Bank)
                                         Bhang Gil Choi

                 Appointment of an       * Important matters relating to business management of the
                 outside director        subsidiary (Shinhan Bank)
                                         Young Hwi Choi, Youn Soo Song, Sang Rok Seo, Kap Young
                                         Chung

September 2,     Appointment of a        * Important matters relating to business management of the
2003             member of the audit     subsidiary (Shinhan Card)
                 committee               Chul Young Lee

                 Dismissal of a member   * Important matters relating to business management of the of the audit committee  subsidiary (Shinhan Card)
                                         Byung Duk Kim

                 Dismissal of an         * Important matters relating to business management of the
                 outside director        subsidiary (Shinhan Card)
                                         Byung Duk Kim

September 5,     Other important         * Obtained the formal approval for the acquisition of a
2003             matters relating to     subsidiary.
                 business management     - Chohung Bank

                 Execution of            * Important matters relating to business management of the
                 agreement for           subsidiary (Shinhan Bank)
                 issuance of overseas    Issuance of overseas bonds: USD250,000,000
                 general bonds

                 Other important         * Registered and listed ADS with NYSE.
                 matters relating to     - Delisted GDS previously listed on the Luxembourg Stock
                 business management     Exchange, and then registered ADS with the SEC and listed
                                         them on NYSE. (no additional funds injected)

                 Resolution for right    * Right issue by way of third party issuance (BNP Paribas
                 issue                   Luxembourg)
                                         - 1,864,065 shares

                 Resolution for          * Determined to list ADS on NYSE.
                 listing overseas
                 securities (DR or
                 share certificate)

                 Resolution for          * Delisted GDS previously listed on the Luxembourg Stock
                 delisting the listed    Exchange.
                 shares

September 16,    Other important         * Publicly filed the documents for registration of ADS
2003             matters relating to     with SEC and also applied for listing of ADS on NYSE.
                 business management

September 17,    Resolution for          * Delisted GDS previously listed on the Luxembourg Stock
2003             delisting of shares     Exchange.
                 previously listed on
                 overseas stock
                 exchange

September 17,    Listing of overseas     * Listed ADS on NYSE.
2003             securities (DR or
                 share certificate)

September 18,    Disposal of equity      * Important matters relating to business management of the
2003             securities (shares)     subsidiary (Chohung Bank)
                 invested in other       Anam Semiconductor, Inc.
                 company

September 23,    Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Shinhan Bank)
                 of equity and           Hyundai Motor Company Co., Ltd.
                 equity-related
                 securities)

September 29,    Additional listing of   * Right issue by way of third party issuance (BNP Paribas
2003             common shares           Luxembourg)
                                         - 1,864,065 shares

September 29,    Exercise of right to    * Type of DR: GDR, ADR
2003             claim for principal     Number of shares to be delivered: 3,010,658
                 of GDR

October 2, 2003  Disclosure of other     * Small-scale share swap
                 information             Small-scale share swap was effectuated on October 1, 2003
                                         in order to exchange the shares of Shinhan Bank issued by
                                         the BW holders' exercise of warrants for the shares of
                                         Shinhan Financial Group.  As a result, total 11,626 shares
                                         (common shares) were exchanged.

October 7, 2003  Disclosure of other     * Important matters relating to business management of the
                 important matters       subsidiary (Shinhan Card)
                 relating to business
                 management              The board of directors of Shinhan Card resolved to issue
                                         the overseas ABS for the purpose of efficient financing
                                         and enhancement of the capital ratio, and for that purpose also resolved to transfer (entrust) its assets as follows
                                         at the meeting of the board of directors held on October
                                         6, 2003.
                                         - Assets to be transferred: credit receivables from
                                         individual customers (lump sum payment, installments, cash advance service)
                                         - Amount: KRW 767 billion (cut-off date: the end of July
                                         of 2003)
                                         - Date of transfer: October 7, 2003
                                         - Method of securitization: securitization with a
                                         revolving structure through overseas conduit (private
                                         placement)
                                         - Issue amount: EU300,000,000 [W406,086,000,000 (investor
                                         interest)]

October 14,      Addition listing of     - Type and number of shares: 11,626 common shares in
2003             common shares           registered form
                                         - Issue price per share (par value: KRW5,000): KRW5,000
                                         - Date of issue: October 1, 2003
                                         - Date of listing: October 16, 2003
                                         - Method of capital increase: shares swap (small-scale
                                         share swap purporting to exchange the shares of Shinhan
                                         Bank issued by the BW holders' exercise of warrants for
                                         the shares of Shinhan Financial Group)

October 15,      Execution of loan       * Important matters relating to business management of the
2003             agreement               subsidiary (Shinhan Card)
                                         Determined to borrow loans from the holding company.
                                         -- KRW100 billion: 3 yrs (October 24, 2003 ~ October 24,
                                         2006)

October 15,      Extension of loans to   - Extended loans to the subsidiary, Shinhan Card.
2003             the largest             * Terms of loan
                 shareholder, etc.       -- KRW100 billion: 3 yrs (lump sum payment at maturity)

October 21,      Acquisition of bonds    * Important matters relating to business management of the
2003             prior to maturity       subsidiary (Shinhan Bank)
                 after issuance of the   - Type of bonds: the 3rd non-guaranteed bonds with warrants
                 BW                      - Date of issue: December 2, 1998
                                         - Total issue amount: KRW299,064,030,000

October 21,      Cancellation of stock   * Important matters relating to business management of the
2003             options                 subsidiary (Chohung Bank)
                                         - Persons whose stock options have been cancelled: Seok
                                         Joo Hong and 25 others
                                         - Number of shares for which the stock options have been
                                         cancelled: 904,465 shares
                                         - Reasons and grounds for cancellation: the number of
                                         shares for which the stock options may be exercised have
                                         been adjusted on a pro-rata basis as a result of
                                         adjustment of the conditions of exercise and early
                                         resignation.

October 23,      Disclosure of other     * Disclosure of information on the expiration of the
2003             information             period for exercise of BW issued by the subsidiary,
                                         Shinhan Bank

October 28,      Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Chohung Bank)
                 of equity and           SK Networks Co., Ltd.
                 equity-related
                 securities)

October 28,      Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Shinhan Bank)
                 of equity and           SK Networks Co., Ltd.
                 equity-related
                 securities)

November 6,      Resolution for share    - Exchanged the shares of Shinhan Bank issued by the BW
2003             swap and transfer       holders' exercise of warrants and the previously converted shares for the shares of Shinhan Financial Group.


November 6,      Suspension of share     - Period for suspension of share transfer: November 16,
2003             transfer (closure of    2003 ~ November 23, 2003
                 shareholders'           - Reason for suspension of share transfer: to fix the
                 registry)               shareholders' registry for the purpose of execution of
                                         small-scale share swap agreement with Shinhan Bank.

November 18,     Extension of loans to   - Extended loans to the subsidiary, Shinhan Card.
2003             the largest             * Terms of loan
                 shareholder, etc.       -- KRW50 billion: November 18, 2003 ~ May 17, 2004 (181
                                         days)

November 18,     Execution of loan       * Important matters relating to business management of the
2003             agreement               subsidiary (Shinhan Card)
                                         - Determined to borrow loans from the holding company.
                                         KRW50 billion (Maturity: May 17, 2004)

November 25,     Extension of loans to   - Extended loans to the subsidiary, Shinhan Card.
2003             the largest             * Terms of loan
                 shareholder, etc.       -- KRW40 billion: November 25, 2003 ~ May 24, 2004 (181
                                         days)

November 25,     Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Chohung Bank)
                 of equity and           Ssangyong Corporation
                 equity-related
                 securities)

November 27,     Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Shinhan Bank)
                 of equity and           -- Mallorn Capital LLC
                 equity-related
                 securities)

December 12,     Investment in the       * Investment in the subsidiary, Chohung Bank
2003             largest shareholder,    - Amount of investment: KRW200 billion
                 etc.                    - Investment objects: common shares issued by Chohung Bank

                                         - Scheduled date for investment: December 26, 2003
                                         - Purpose of investment: to increase capital amount

December 12,     Resolution for right    * Important matters relating to business management of the
2003             issue                   subsidiary (Chohung Bank)
                                         - Capital increase amount: KRW200 billion
                                         - Method of capital increase: third party issuance
                                         - Number of shares to allocated: 40,000,000 shares

December 12,     Resolution of board     * Important matters relating to business management of the
2003             of directors for        subsidiary (Shinhan Card)
                 convening a general     - Date of resolution of the meeting of the board of
                 meeting of              directors: December 12, 2003
                 shareholders            - Scheduled date for the general meeting of shareholders:
                                         December 12, 2003 at 16: 30
                                         - Agenda and major contents thereof: appointment of
                                         directors (outside directors)

December 12,     Resolution of           * Important matters relating to business management of the
2003             extraordinary general   subsidiary (Shinhan Card)
                 meeting of              - Resolution: appointment of Chul Young Lee as an outside
                 shareholders            director

December 12,     Resolution for          * Important matters relating to business management of the
2003             appointment of          subsidiary (Shinhan Card)
                 outside director        - Outside director: Chul Young Lee
                                         - Re-appointed due to termination of the term of office

December 12,     Appointment of a        * Important matters relating to business management of the
2003             member of the audit     subsidiary (Shinhan Card)
                 committee               - Member of the audit committee: Chul Young Lee
                                         - Re-appointed due to termination of the term of office

December 23,     Other important         * Acquired the shares of Ssangyong Corporation through
2003             matters relating to     equity conversion conducted by subsidiaries (Chohung Bank
                 business management     and Shinhan Bank).
                                         - Chohung Bank and Shinhan Bank, the subsidiaries of
                                         Shinhan Financial Group, acquired the following shares
                                         through debt-to-equity conversion pursuant to the
                                         "resolution of the council of the meeting of the creditor
                                         financial institutions" (Chohung Bank: 7,843,440 shares -
                                         converted the convertible bonds into common shares,
                                         Shinhan Bank: 52,000 shares - acquired the shares by way
                                         of third party issuance).

December 26,     Extension of loans to   - Extended loans to the subsidiary, Shinhan Capital.
2003             the largest             * Terms of loan
                 shareholder, etc.       -- KRW36 billion: December 30, 2003 ~ December 30, 2006 (3 yrs)

December 26,     Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Shinhan Bank)
                 of equity and           SK Corporation
                 equity-related
                 securities)

December 30,     Investment in other     * Important matters relating to business management of the
2003             company (acquisition    subsidiary (Chohung Bank)
                 of equity and           Ssangyong Cement Industrial Co., Ltd.
                 equity-related
                 securities)

--       After Accounting Period

 DATE OF REPORT         SUBJECT         REPORTED MATTERS                                           REMARKS
 --------------         -------         ----------------                                           -------
January 9, 2004   Extension of loans    - Extended loans to the subsidiary, Shinhan Card.
                  to the largest        * Terms of loan
                  shareholder, etc.     -- KRW100 billion: January 9, 2004 ~ July 8, 2004 (181
                                        days)

January 9, 2004   Execution of loan     * Important matters relating to business management of
                  agreement             the subsidiary (Shinhan Card)
                                        - Determined to borrow loans from the holding company.
                                        KRW100 billion (maturity: July 8, 2004)

January 14, 2004  Dismissal of an       * Important matters relating to business management of
                  outside director      the subsidiary (Shinhan Bank)
                                        Youn Soo Song

January 14, 2004  Dismissal of an       * Important matters relating to business management of
                  outside director      the subsidiary (Shinhan Card)
                                        Min Ky Han

January 14, 2004  Dismissal of a        * Important matters relating to business management of
                  member of the audit   the subsidiary (Shinhan Bank)
                  committee             Youn Soo Song

January 14, 2004  Other important       * Important matters relating to business management of
                  matters relating to   the subsidiary (Shinhan Bank)
                  business management   - In respect of the written resolution for the
                                        normalization of business management of LG Card, Co.,
                                        Ltd. as determined by 16 creditor financial
                                        institutions, Shinhan Bank resolved, at the meeting of
                                        the board of directors held on January 13, 2004
                                        (Thursday), to give its consent to such creditor
                                        financial institutions' resolution within the limit of
                                        KRW81.3 billion (in case of equity conversion) and
                                        KRW81 billion (in case of additional provision of
                                        liquidity which is to be converted into equity in the
                                        future), respectively.

January 14, 2004  Appointment of a      * Important matters relating to business management of
                  member of the audit   the subsidiary (Shinhan Bank)
                  committee             Kyung Seo Park

January 20, 2004  Other important       * Important matters relating to business management of
                  matters relating to   the subsidiary (Chohung Bank)
                  business management   - In respect of the agreement for the normalization of
                                        business management of LG Card Co., Ltd. as adopted at
                                        the meeting of the creditor financial institutions,
                                        Chohung Bank resolved, subject to obtaining consents
                                        from all of 16 creditor financial institutions, to
                                        submit a written agreement under which it agrees to
                                        convert KRW73.7 billion of the existing debts to equity
                                        and to additionally provide KRW 73.4 billion of
                                        liquidity (which is to be converted into equity in the
                                        future) at the meeting of the board of director held on
                                        January 19, 2004.

February 10,      Decrease in sales     * Important matters relating to business management of
2004              volume by 10% or      the holding company
                  more compared with    Decrease in sales volume: KRW156,932,284,748
                  that of the most      Rate of decrease in sales volume: 24.39%
                  recent fiscal year

February 10,      Decrease in           * Important matters relating to business management of
2004              ordinary income by    the holding company
                  30% or more           Decrease in ordinary income: KRW241,703,272,978
                  compared with that    Rate of decrease in ordinary income: 40.02%
                  of the most recent
                  fiscal year

February 10,      Decrease in net       * Important matters relating to business management of
2004              earnings for the      the holding company
                  year by 30% or more   Decrease in ordinary income: KRW241,703,272,978
                  compared with those   Rate of decrease in ordinary income: 40.02%
                  of the most recent
                  fiscal year

February 10,      Decrease in           * Important matters relating to business management of
2004              ordinary income by    the subsidiary (Shinhan Bank)
                  30% or more           Decrease in ordinary income: KRW157,236,520,567
                  compared with that    Rate of decrease in ordinary income: 18.65%
                  of the most recent
                  fiscal year

February 10,      Decrease in net       * Important matters relating to business management of
2004              earnings for the      the subsidiary (Shinhan Bank)
                  year by 30% or more   Decrease in net earnings for the year:
                  compared with those   KRW119,842,549,276
                  of the most recent    Rate of decrease in net earnings for the year: 20.11%
                  fiscal year

February 10,      Increase in           * Important matters relating to business management of
2004              ordinary loss by      the subsidiary (Chohung Bank)
                  30% or more           Increase in ordinary loss: KRW304,615,211,742
                  compared with that    Rate of increase in ordinary loss: 49.8%
                  of the most recent
                  fiscal year

February 10,      Increase in net       * Important matters relating to business management of
2004              loss for the year     the subsidiary (Chohung Bank)
                  by 30% or more        Increase in net loss for the year: KRW379,906,487,536
                  compared with that    Rate of increase in net loss for the year: 64.8%
                  of the most recent
                  fiscal year

February 12,      Increase in sales     * Important matters relating to business management of
2004              volume by 10% or      the subsidiary (Shinhan Card)
                  more compared with    Increase in sales volume: KRW202,908,771,539
                  that of the most      Rate of increase in sales volume: 88.6%
                  recent fiscal year

February 12,      Increase in           * Important matters relating to business management of
2004              ordinary loss by      the subsidiary (Shinhan Card)
                  30% or more           Increase in ordinary loss: KRW90,861,026,122
                  compared with that    Rate of increase in ordinary loss: - (deficit)
                  of the most recent
                  fiscal year

February 12,      Increase in net       * Important matters relating to business management of
2004              loss for the year     the subsidiary (Shinhan Card)
                  by 30% or more        Increase in ordinary loss: KRW90,328,353,243
                  compared with that    Rate of increase in ordinary loss: - (deficit)
                  of the most recent
                  fiscal year

February 13,      Investment in other   * Important matters relating to business management of
2004              company               the subsidiary (Shinhan Bank)
                  (acquisition of       - LG Card Co., Ltd.
                  equity and
                  equity-related
                  securities)

February 13,      Other important       * Important matters relating to business management of
2004              matters relating to   the subsidiary (Chohung Bank)
                  business management   - Equity conversion for normalization of business
                                        management of LG Card Co., Ltd.


February 13,      Resolution for        * Important matters relating to business management of
2004              issuance of           the subsidiary (Shinhan Bank)
                  overseas general      - Total issue amount: KRW116,920,000,000 (in Won)
                  bonds                 - Date of payment: February 24, 2004
                                        - Date of maturity: February 24, 2014

February 20,      Execution of          * Important matters relating to business management of
2004              agreement for         the subsidiary (Shinhan Bank)
                  issuance of           - Total issue amount: KRW57,730,000,000 (in Won)
                  overseas general      - Date of payment: February 24, 2004
                  bonds                 - Date of maturity: February 24, 2014

February 25,      Resolution of board   * Agenda and major contents thereof
2004              of directors for      - Agenda No. 1: Approval of (the proposal for) balance
                  convening a general   sheet, income and loss statement and statement of
                  meeting of            appropriation of retained earning for the 3rd fiscal
                  shareholders          year (January 1, 2003 ~ December 31, 2003)
                                        - Agenda No. 2:  Partial amendment to articles of
                                        incorporation
                                        - Agenda No. 3:  Appointment of directors
                                        - Agenda No. 4:  Appointment of a member of audit
                                        committee who is also outside director:
                                        - Agenda No. 5:  Approval of limit of directors'
                                        compensation
                                        - Agenda No. 6:  Granting stock options to the officers
                                        and employees of the company and its subsidiary

February 25,      Approval of board     * Important matters relating to business management of
2004              of directors to       the holding company
                  grant stock option    - Grantee: 26 persons including Ra Eung Chan
                                        - Quantity: 1,405,000 shares
                                        - Scheduled date of general meeting of shareholders:
                                        March 25, 2003

February 25,      Resolution of         * Important matters relating to business management of
2004              payment of cash       the holding company
                  dividends             - Total amount of dividends: KRW242,113,904,555
                                        - Dividend per share: KRW600 (common shares)
                                        - Record date for payment of dividends: December 31,
                                        2003

February 27,      Resolution of board   * Important matters relating to business management of
2004              of directors for      the subsidiary (Shinhan Card)
                  convening a general   - Agenda No. 1: Approval of balance sheet, income and
                  meeting of            loss statement and statement of appropriation of
                  shareholders          retained earning for the 2nd fiscal year (January 1,
                                        2003 ~ December 31, 2003)
                                        - Agenda No. 2: Appointment of directors
                                        - Agenda No. 3:  Approval of limit of directors'
                                        compensation

March 3, 2004     Disposal of equity    * Important matters relating to business management of
                  securities (shares)   the subsidiary (Shinhan Bank)
                  invested in other     Shinhan Financial Group
                  company

March 8, 2004     Appointment of        * Important matters relating to business management of
                  independent auditor   the subsidiary (Chohung Bank)
                                        KPMG Samjong Accounting Corp.

March 8, 2004     Approval of board     * Important matters relating to business management of
                  of directors to       the subsidiary (Chohung Bank)
                  grant stock option    KPMG Samjong Accounting Corp.

March 8, 2004     Resolution of board   * Important matters relating to business management of
                  of directors for      the subsidiary (Shinhan Card)
                  convening a general   - Agenda No. 1: Approval of balance sheet, income and
                  meeting of            loss statement and statement of appropriation of
                  shareholders          retained earning for the 172nd fiscal year (January 1,
                                        2003 ~ December 31, 2003)

                                        - Agenda No. 2: Amendment to articles of incorporation
                                        - Agenda No. 3:  Appointment of directors
                                        - Agenda No. 4:  Appointment of a standing member of
                                        the audit committee
                                        - Agenda No. 5: Appointment of a member of the audit
                                        committee who is an outside director
                                        - Agenda No. 6:  Approval of limit of directors'
                                        compensation
                                        - Agenda No. 7: Repeal of regulations on severance
                                        payment for officers
                                        - Agenda No. 8:  Granting stock options

March 10, 2004    Resolution of board   * Important matters relating to business management of
                  of directors for      the subsidiary (Shinhan Card)
                  convening a general   - Agenda No. 1: Approval of balance sheet, income and
                  meeting of            loss statement and statement of appropriation of
                  shareholders          retained earning for the 22nd fiscal year (January 1,
                                        2003 ~ December 31, 2003)
                                        - Agenda No. 2:  Partial amendment to articles of
                                        incorporation
                                        - Agenda No. 3:  Approval of limit of directors'
                                        compensation
                                        - Agenda No. 4:  Appointment of directors

March 10, 2004    Other important       * Important matters relating to business management of
                  matters relating to   the subsidiary (Chohung Bank)
                  business management   -- Fixed the quantity of shares for which the stock
                                        option may be exercised (part of the stock options has
                                        been cancelled).
                                        - Number of persons previously granted with the stock
                                        option: 68 persons
                                        - Number of shares for which the stock options have
                                        been previously granted: 1,352,735 shares (common
                                        shares)
                                        - Persons whose stock options have been cancelled: Sung
                                        Bok Wee and 14 others
                                        - Number of shares for which the stock options have
                                        been cancelled: 647,065 shares
                                        - Reasons and grounds for cancellation: the quantity of
                                        shares has been fixed in accordance with the conditions
                                        of exercise.

March 11, 2004    Submission of audit   * Important matters relating to business management of
                  report                the subsidiary (Chohung Bank)

March 17, 2004    Submission of audit   * Received the audit report from the independent
                  report                auditor.

March 17, 2004    Submission of audit   * Important matters relating to business management of
                  report                the subsidiary (Shinhan Bank)
                                        - Received the audit report for Shinhan Bank.

March 17, 2004    Submission of audit   * Important matters relating to business management of
                  report                the subsidiary (Shinhan Card)
                                        - Received the audit report for Shinhan Card.

March 17, 2004    Extension of loans    * Loans to Shinhan Capital
                  to the largest        - KRW30 billion (3 yrs, general loan)
                  shareholder, etc.     - KRW20 billion (5 yrs, subordinated loan)

March 24, 2004    Appointment of        * Important matters relating to business management of
                  independent auditor   the subsidiary (Shinhan Bank)
                                        - Appointment of independent auditor for Shinhan Bank:
                                        KPMG Samjong Accounting Corp.

March 24, 2004    Appointment of        * Important matters relating to business management of
                  independent auditor   the subsidiary (Shinhan Card)
                                        - Appointment of independent auditor for Shinhan Card:
                                        KPMG Samjong Accounting Corp.

March 26, 2004    Resolution of         * Disclosed the major resolutions adopted by the
                  ordinary general      general meeting of shareholders.
                  meeting of            - All of 6 agendas were resolved as submitted.
                  shareholders

March 26, 2004    Granting stock        - Officers: Eung Chan Ra and 26 others (705,000 shares
                  option at the         in total)
                  special resolution    - Heads of departments: Byung Kuk Song and 408 others
                  of the general        (700,000 shares in total)
                  meeting of            - Exercise price:
                  shareholders

March 26, 2004    Dismissal of          * Resignation of outside directors (termination of the
                  outside directors     term of office)
                  (4 persons)           - Myung Ho Kim, Keon Chi Kim, Pyung Jo Park, Young Chul
                                        Kwon (4 persons)

March 26, 2004    Dismissal of a        * Resignation of a member of the audit committee
                  member of the audit   (termination of the term of office)
                  committee             - Pyung Jo Park

March 26, 2004    Resolution for        * Appointment of outside directors
                  appointment of        - Pyung Joo Kim, Il Sup Kim, Sang Yoon Lee, Yoon Soo
                  outside directors     Yoon, Sang Chul Lee, Byung Hum Park, Moon Pil Oh, Young
                  (10 persons)          Soo Lee, Dong Hyun Kwon, Reynieix (10 persons)

March 26, 2004    Appointment of        * Appointment of members of the audit committee
                  members of the        - Young Seok Choi, Il Sup Kim, Sang Yoon Lee, Moon Pil
                  audit committee (5    Oh, Dong Hyun Kwon
                  persons)

March 26, 2004    Resolution of         * Important matters relating to business management of
                  ordinary general      the subsidiary (Shinhan Bank)
                  meeting of            - Resolved as submitted.
                  shareholders

March 26, 2004    Dismissal of a        * Important matters relating to business management of
                  member of the audit   the subsidiary (Shinhan Bank)
                  committee             Kyung Seo Park

March 26, 2004    Resolution for        * Important matters relating to business management of
                  appointment of        the subsidiary (Shinhan Bank)
                  outside directors     - Young Hwi Choi, Kap Young Chung, Kyung Seo Park, Sang
                  (5 persons)           Rok Seo, Hee Soo Kim (5 persons)

March 26, 2004    Appointment of        * Important matters relating to business management of
                  members of the        the subsidiary (Shinhan Bank)
                  audit committee (3    - Sang Rok Seo, Hee Soo Kim, Jae Ho Cho (3 persons)
                  persons)

March 26, 2004    Resolution of         * Important matters relating to business management of
                  ordinary general      the subsidiary (Chohung Bank)
                  meeting of            - Resolved as submitted.
                  shareholders

March 26, 2004    Granting stock        * Important matters relating to business management of
                  option at the         the subsidiary (Chohung Bank)
                  special resolution    - Dong Soo Choi and 8 others (total 340,000 shares,
                  of the general        exercise price KRW 5,000)
                  meeting of
                  shareholders

March 26, 2004    Resolution for        * Important matters relating to business management of
                  appointment of        the subsidiary (Chohung Bank)
                  outside directors     Dae Sik Kim, Yong Sung Park, Young Hwi Choi (3 persons)
                  (3 persons)

March 26, 2004    Appointment of        * Important matters relating to business management of
                  members of the        the subsidiary (Chohung Bank)

                  audit committee (3    Chang Sung Jang, Ji Hong Yoo, Byung Jae Cho (3 persons)
                  persons)

March 26, 2004    Resolution of         * Important matters relating to business management of
                  ordinary general      the subsidiary (Shinhan Card)
                  meeting of            - Resolved as submitted.
                  shareholders

March 26, 2004    Resolution for        * Important matters relating to business management of
                  appointment of        the subsidiary (Shinhan Card)
                  outside director      Chil Sun Hong

March 26, 2004    Investment in other   * Equity conversion for Hyundai Engineering &
                  company               Construction Co., Ltd. by the subsidiary, Shinhan Bank
                                        - Amount of investment: KRW29,800,000,000

April 2, 2004     Disclosure of other   * Fixed the quantity of shares issued by the
                  important matters     subsidiary, Chohung Bank for which the stock option may
                  relating to           be exercised.
                  business management   - Number of shares for which the stock options have
                                        been previously granted: 1,045,670 common shares
                                        - Number of shares for which the stock options have
                                        been cancelled: 106,704 common shares

April 8, 2004     Disposal of equity    * Disposal of shares of SK Corporation held by the
                  securities (shares)   subsidiary, Shinhan Bank
                  invested in other     - Number of disposed shares: 1,110,750 shares
                  company               - Amount of disposed shares: KRW49,036,097,000


B.  Disclosure pursuant to Regulation on Disclosure on Listed Corporations
(1)      Interim Disclosure


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------                                  -------                                      --------          -------

January 16,      Extension of loans to the largest shareholders, etc.
2003             Execution of loan agreement


January 23,      Other important matters relating to business management
2003

February 5,      Increase in sales volume compared with that of the recent fiscal year
2003             Increase in ordinary  income  compared  with that of the recent fiscal year
                 Increase  in net  earnings  for the  year  compared  with  that of the recent fiscal year
                 Increase in ordinary  income  compared  with that of the recent fiscal year
                 Increase  in net  earnings  for the  year  compared  with  that of the recent fiscal year
                 Increase in dividends compared with that of the recent fiscal year

February 7,      Other important matters relating to business management
2003             Cancellation of grant of stock option

February 18,     Extension of loans to the largest shareholders, etc.
2003             Execution of loan agreement
                 Other important matters relating to business management

March 6, 2003    Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   --------------------------------------------------------------------        --------          -------
March 6, 2003    Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

March 7, 2003    Dismissal of an outside director
                 Dismissal of a member of the audit committee

March 12, 2003   Resolution of board of directors for convening a general meeting of shareholders

March 13, 2003   Extension of loans to the largest shareholders, etc.
                 Correction of execution of loan agreement
                 Exercise on withdrawal right of global depository receipt

March 14, 2003   Accounting changes

March 19, 2003   Appointment of an independent auditor

March 20, 2003   Submission of audit report

March 21, 2003   Correction of Extension of loans to the largest shareholders
                 Correction of execution of loan agreement

March 24, 2003   Submission of audit report

March 25, 2003   Other important matters relating to business management

March 25, 2003   Resolution of board of directors for convening a general meeting of shareholders
                 Appointment of a member of the audit committee
                 Other important matters relating to business management

March 25, 2003   Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

March 26, 2003   Extension of loans to the largest shareholders, etc.

March 27, 2003   Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

March 28, 2003   Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement
                 Appointment of an independent auditor
                 Dismissal of a outside director

March 28, 2003   Matters resolved by a ordinary general meeting of shareholders
                 Dismissal of an outside director
                 Appointment of an outside director
                 Dismissal of a member of the audit committee
                 Appointment of a member of the audit committee

March 31, 2003   Resolution of board of directors for convening a general meeting of shareholders
                 Matters resolved by a general meeting of shareholders
                 Appointment of an outside director


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   -------------------------------------------------------------------         --------          -------
March 31, 2003   Dismissal of an outside director
                 Dismissal of a member of the audit committee
                 Matters resolved by a general meeting of shareholders
                 Appointment of an outside director
                 Appointment of a member of the audit committee

April 9, 2003    Investment in other company

April 10, 2003   Extension of loans to the largest shareholders, etc. (Correction)
                 Execution of loan agreement (Correction)

April 11, 2003   Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.

April 15, 2003   Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

April 16, 2003   Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.

April 18, 2003   Change on Representative Director
                 Increase in sales volume compared with that of the recent fiscal year
                 Decrease in ordinary income compared with that of the recent fiscal year
                 Decrease in net earnings for the year compared with that of the recent fiscal year

April 22, 2003   Disposal of equity securities in other company

April 30, 2003   Disposal of equity securities in other company

May 7, 2003      Resolution of board of directors for convening a general meeting of shareholders
                 Resolution of board of directors for granting stock option
                 Change on business object
                 Appointment of an independent auditor

May 9, 2003      Disposal of equity securities in other company
                 Resolution for issuance of overseas general bonds
                 Execution of agreement for issuance of overseas general bonds

May 13, 2003     Resolution for issuance of overseas general bonds
                 Execution of agreement for issuance of overseas general bonds

May 15, 2003     Increase in sales volume compared with that of the recent fiscal year
                 (correction)
                 Decrease in ordinary income compared with that of the recent fiscal year (correction)
                 Decrease in net earnings for the year compared with that of the recent fiscal year (correction)

May 16, 2003     Stock option granted by resolution of board of directors
                 Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   -------------------------------------------------------------------         --------          -------
May 23, 2003     Disposal of equity securities in other company

May 24, 2003     Submission of audit report

May 30, 2003     Dismissal of a member of the audit committee
                 Dismissal of an outside director
                 Resolution for appointment of a member of the audit committee
                 Resolution for appointment of an independent auditor
                 Matters resolved by an ordinary general meeting of shareholders
                 Stock option granted by resolution of an extraordinary general meeting of shareholders

June 3, 2003     Lease of real estate with largest shareholders, etc.
                 Resolution of board of directors for convening a general meeting of shareholders
                 Matters resolved by an extraordinary general meeting of shareholders
                 Resolution for appointment of a member of the audit committee
                 Resolution for appointment of an outside director

June 4, 2003     Disposal of equity securities (share) in other company

June 9, 2003     Other important matters relating to business management

June 16, 2003    Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

June 23, 2003    Investment in other company (acquisition of equity and equity-related securities)

June 25, 2003    Extension of loans to the largest shareholders, etc.

June 26, 2003    Other important matters relating to business management
                 Disposal of equity securities in other company

June 27, 2003    Other important matters relating to business management

July 1, 2003     Payment guarantee for the largest shareholders, etc.

July 9, 2003     Other important matters relating to business management
                 Resolution for right issue

July 11, 2003    Resolution of board of directors for convening a general meeting of shareholders
                 Extension of loans to the largest shareholders, etc.
                 Extension of loans to the largest shareholders, etc.
                 Execution of loan agreement

July 25, 2003    Resolution for issuance of overseas general bonds
                 Execution of agreement for issuance of overseas general bonds
                 Other important matters relating to business management

July 29, 2003    Resolution for right issue
                 Share swap


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   -------------------------------------------------------------------         --------          -------
July 31, 2003    Resolution for issuance of overseas general bonds

August 1, 2003   Share swap

August 6, 2003   Execution of agreement for issuance of overseas general bonds

August 8, 2003   Business results relating to sales volume, operating income and loss, ordinary income and loss or current term net earnings or loss, etc.

August 19, 2003  Other important matters relating to business management

August 19, 2003  Addition of affiliate

August 22, 2003  Disclosure of exercise of voting rights at the general meeting of shareholders

August 26, 2003  Other important matters relating to business management

August 29, 2003  Matters resolved by an extraordinary general meeting of shareholders

August 29, 2003  Other important matters relating to business management

September 2,     Dismissal of a member of the audit committee
2003

September 5,     Appointment of a member of the audit committee (Shinhan Bank)
2003             Dismissal of an independent auditor (Shinhan Bank)
                 Appointment of an independent auditor (Shinhan Bank)
                 Appointment of a member of the audit committee (Shinhan Bank)
                 Dismissal of a member of the audit committee (Shinhan Card)
                 Dismissal of an outside director (Shinhan Card)
                 Other important matters relating to business management
                 Execution of agreement for issuance of overseas general bonds
                 Resolution for right issue
                 Listing of overseas securities (DR or share certificate)
                 Resolution for delisting the overseas bonds (DR or share certificate)

September 16,    Other important matters relating to business management
2003

September 17,    Resolution for delisting the overseas bonds (DR or share certificate)
2003             Listing of overseas securities (DR or share certificate)

September 18,    Investment in other company
2003

September 23,    Investment in other company (acquisition of equity and equity-related
2003             securities)

September 29,    (Additional) Listing of common shares
2003             Exercise on the withdrawal right of global depository receipt (DR)

October 2, 2003  Other information


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   -------------------------------------------------------------------         --------          -------
October 7, 2003  Other important matters relating to business management

October 14,      Additional listing of common shares
2003

October 15,      Resolution for execution of loan agreement
2003

October 15,      Extension of loans to the largest shareholders, etc.
2003

October 21,      Acquisition of bonds prior to maturity after the issuance of the BW
2003

October 21,      Cancellation of grant of stock option
2003

October 23,      Disclosure of other information
2003

October 28,      Investment in other company (acquisition of equity and equity-related
2003             securities)
                 Investment in other company (acquisition of equity and equity-related securities)
                 Resolution of swap and transfer of shares

November 6,      Suspension of share transfer (closure of shareholders' registry)
2003

November 6,      Extension of loans to the largest shareholders, etc.
2003

November 18,     Execution of loan agreement
2003

November 18,     Extension of loans to the largest shareholders, etc.
2003

November 25,     Investment in other company (acquisition of equity and equity-related
2003             securities)

November 25,     Investment in other company (acquisition of equity and equity-related
2003             securities)

November 27,     Investment in the largest shareholders, etc.
2003

December 12,     Resolution for right issue (Chohung Bank)
2003

December 12,     Resolution of board of directors for convening a general meeting of
2003             shareholders (Shinhan Card)

December 12,     Matters resolved by a general meeting of shareholders (Shinhan Card)
2003

December 12,     Resolution for appointment of an outside director (Shinhan Card)
2003

December 12,     Appointment of a member of the audit committee (Shinhan Card)
2003

December 12,     Other important matters relating to business management
2003

December 23,     Extension of loans to the largest shareholders, etc.
2003

December 26,     Investment in other company (acquisition of equity and equity-related
2003             securities)


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------   -------------------------------------------------------------------         --------          -------
December 26,     Investment in other company (acquisition of equity and equity-related
2003             securities)

December 30,
2003


-- After Accounting Period


                                                                                            REPORTED
DATE OF REPORT                                  SUBJECT                                     MATTERS          REMARKS
-----------------      -----------------------------------------------------------------    --------          -------

January 9, 2004        Extension of loans to the largest shareholders, etc.                   -                  -

January 9, 2004        Execution of loan agreement

January 14, 2004       Dismissal of an outside director (Shinhan Bank)

January 14, 2004       Dismissal of an outside director (Shinhan Card)

January 14, 2004       Dismissal of a member of the audit committee

January 14, 2004       Other important matters relating to business management

January 14, 2004       Appointment of a member of the audit committee

January 20, 2004       Other important matters relating to business management
                       (Chohung Bank)

February 10, 2004      Decrease in sales volume by 10% or more compared with that of the most recent fiscal year (Shinhan Financial Group)

February 10, 2004      Decrease in ordinary income by 30% or more comparing with that of the most recent fiscal year (Shinhan Financial Group)

February 10, 2004      Decrease in net earnings for the year by 30% or more compared with that of the recent fiscal year (Shinhan Financial Group)

February 10, 2004      Decrease in ordinary income by 30% or more compared with that of the recent fiscal year (Shinhan Bank)

February 10, 2004      Decrease in net earnings for the year by 30% or more compared with that of the recent fiscal year (Shinhan Bank)

February 10, 2004      Increase in ordinary loss by 30% or more compared with that of the recent fiscal year (Chohung Bank)

February 10, 2004      Increase in net loss for the year by 30% or more compared with that of the recent fiscal year (Chohung Bank)

February 12, 2004      Increase in sales volume by 10% or more compared with that of the recent fiscal year (Shinhan Card)

February 12, 2004      Increase in ordinary loss by 30% or more compared with that of the recent fiscal year (Shinhan Card)

February 12, 2004      Increase in net loss for the year by 30% or more compared with that of the recent fiscal year (Shinhan Card)


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------         -------------------------------------------------------------------   --------          -------
February 13, 2004      Investment in other company (acquisition of equity and
                       equity-related securities)

February 13, 2004      Other important matters relating to business management
                       (Chohung Bank)

February 13, 2004      Resolution for issuance of overseas general bonds

February 20, 2004      Execution of agreement for issuance of overseas general bonds

February 25, 2004      Resolution of board of directors for convening a general
                       meeting of shareholders

February 25, 2004      Resolution of board of directors for granting stock option

February 25, 2004      Resolution for cash distribution

February 27, 2004      Resolution of board of directors for convening a general
                       meeting of shareholders (Shinhan Card)

March 3, 2004          Disposal of equity securities in other company

March 8, 2004          Appointment of an independent auditor (Chohung Bank)

March 8, 2004          Resolution of board of directors for granting stock option

March 8, 2004          Resolution of board of directors for convening a general
                       meeting of shareholders (Chohung Bank)

March 10, 2004         Resolution of board of directors for convening a general
                       meeting of shareholders (Shinhan Bank)

March 10, 2004         Other important matters relating to business management
                       (Chohung Bank)

March 10, 2004         Submission of audit report (Chohung Bank)

March 17, 2004         Submission of audit report (Shinhan Financial Group)

March 17, 2004         Submission of audit report (Shinhan Bank)

March 17, 2004         Submission of audit report (Shinhan Card)

March 17, 2004         Extension of loans to the largest shareholders, etc.

March 24, 2004         Appointment of an independent auditor (Shinhan Bank)

March 24, 2004         Appointment of an independent auditor (Shinhan Card)


                                                                                             REPORTED
DATE OF REPORT                                  SUBJECT                                       MATTERS          REMARKS
--------------         -------------------------------------------------------------------   --------          -------
March 26, 2004         Matters resolved by an ordinary general meeting of shareholders

March 26, 2004         Stock option granted by resolution of an extraordinary general meeting of shareholders (Shinhan Financial Group)

March 26, 2004         Dismissal of an outside director (Shinhan Financial Group - 4 cases)

March 26, 2004         Dismissal of a member of the audit committee (Shinhan Financial
                       Group)

March 26, 2004         Resolution for appointment of an independent auditor (Shinhan
                       Financial Group - 10 cases)

March 26, 2004         Appointment of a member of the audit committee (Shinhan
                       Financial Group - 5 cases)

March 26, 2004         Matters resolved by an ordinary general meeting of shareholders
                       (Shinhan Bank)

March 26, 2004         Dismissal of a member of the audit committee (Shinhan Bank)

March 26, 2004         Resolution for appointment of an independent auditor (Shinhan
                       Bank - 5 cases)

March 26, 2004         Appointment of a member of the audit committee (Shinhan Bank -
                       3 cases)

March 26, 2004         Matters resolved by an ordinary general meeting of shareholders
                       (Chohung Bank)

March 26, 2004         Stock option granted by special resolution of an extraordinary general meeting of shareholders (Chohung Bank)

March 26, 2004         Resolution for appointment of an outside director (Chohung Bank
                       - 3 cases)

March 26, 2004         Appointment of a member of the audit committee (Chohung Bank -
                       3 cases)

March 26, 2004         Matters resolved by an ordinary general meeting of shareholders
                       (Shinhan Card)

March 26, 2004         Resolution for appointment of an outside director (Shinhan Card)

March 30, 2004         Investment in other company (acquisition of equity and
                       equity-related securities)

April 2, 2004          Disclosure of other important matters relating to business management

April 8, 2004          Disposal of equity securities in other company

(2)      Fair Disclosure

 DATE OF REPORT               SUBJECT                             REPORTED MATTERS                    REMARKS
------------------ ------------------------------ ------------------------------------------------- ------------
February 5, 2003   Matters in connection with     Business results of Shinhan Financial Group and        -
                   the obligation to fair         Shinhan Bank for 2002
                   disclosure (overall)

February 6, 2003   Matters in connection with     Business results of Shinhan Financial Group for
                   the obligation to fair         2002
                   disclosure (overall)

April 29, 2003     Matters in connection with     Business results of Shinhan Financial Group and
                   the obligation to fair         Shinhan Bank for the 1st quarter of 2003
                   disclosure (overall)

July 9, 2003       Matters in connection with     - Right issue: Reviewed the issue of preferred
                   the obligation to special      shares for financing KRW900 billion of cash
                   disclosure                     payment in the purchase proceeds of Chohung Bank
                                                  - Integration of card: Scheduled to integrate
                                                  credit card unit of Chohung Bank with Shinhan
                                                  Card

July 11, 2003      Matters in connection with     IR materials relating to the execution of
                   the obligation to fair         purchase agreement of Chohung Bank
                   disclosure (overall)

August 8, 2003     Matters in connection with     Business results of Shinhan Financial Group for
                   the obligation to fair         the first half of 2003
                   disclosure (overall)

November 4, 2003   Matters in connection with     Results of business operations including sales
                   the obligation to fair         volume, operating income & loss, ordinary
                   disclosure (overall)           income & loss and net earnings & income for the
                                                  year, etc. of Shinhan Financial Group for 3rd
                                                  quarter of 2003

-- After Accounting Period

 DATE OF REPORT               SUBJECT                              REPORTED MATTERS                    REMARKS
-----------------  -----------------------------  ---------------------------------------------------  ---------
February 10, 2004  Matters in connection with     Results of business operations including sales          -
                   the obligation to fair         volume, operating income & loss, ordinary income
                   disclosure (overall)           & loss and net earnings & income for the year,
                                                  etc. of Shinhan Financial Group for 3rd quarter
                                                  of 2003


(3)      Inquired Disclosure

 DATE OF REPORT      SUBJECT                          REPORTED MATTERS                           REMARKS
-----------------  -------------     --------------------------------------------------   -----------------------
June 20, 2003      Rumor on          At the 38th overall meeting of the public fund        Disclosure of
                   purchase of       oversight committee held at June 19, 2003, it was     master agreement
                   Chohung Bank      resolved that Chohung Bank equities owned by Korea    with Korea Deposit
                                     Deposit Insurance Corporation (80.04% of total        Insurance
                                     outstanding shares of Chohung Bank, 543,570,114       Corporation at July
                                     shares) would be sold to the Company. In future,      9, 2003
                                     the Company will purchase the equities of Chohung
                                     Bank through the agreement with Korea Deposit
                                     Insurance Corporation, and the Company will
                                     disclose it again as soon as confirmed.

November 21, 2003  News on right     Until now, the Company made no decision in            Disclosure on
                   issue of          connection with the right issue of Chohung Bank,      investment in
                   Chohung Bank,     the subsidiary.  In future if any decision is made    largest
                   the subsidiary    in connection with the right issue, the Company       shareholders, etc.
                                     will disclose it again without delay.                 at December 12, 2003

-- After Accounting Period

 DATE OF REPORT               SUBJECT                              REPORTED MATTERS                    REMARKS
-----------------  -----------------------------  ---------------------------------------------------  ---------
March 9, 2004        Rumor on Chohung Bank to       The Company is under reviewing to make
                     become wholly-owned            Chohung Bank a wholly-owned subsidiary,
                     subsidiary                     but method and timing thereof are not yet
                                                    decided. The Company will disclose it
                                                    again as soon as confirmed.


(4)      Voluntary Disclosure

 DATE OF REPORT               SUBJECT                              REPORTED MATTERS                    REMARKS
-----------------  -----------------------------  ---------------------------------------------------  ---------
August 20, 2003        Voluntary disclosure with    The Company is under negotiation with       Disclosure of
                       respect to the listing on    related authorities (SEC, NYSE) for         resolution for
                       New York stock market        listing on New York stock market, but the   listing overseas
                                                    Company did not submit official documents   securities at
                                                    for the listing examination. Possibility    September 5, 2003
                                                    of listing depends on the results of
                                                    consultation with related authorities.
                                                    Specific matters such as listing amount
                                                    or listing schedule, etc. shall be
                                                    disclosed after the determination of the
                                                    board of directors of the Company.


C.       Matters Reported under Regulation on Disclosure of KOSDAQ

(1)      Interim Disclosure

         N/A

(2)      Fair Disclosure

         N/A

(3)      Inquired Disclosure

         N/A

(4)      Voluntary Disclosure

         N/A

D. Matters Reported under the Provision of Chapter 2 (Registration and Management of Issuer) of the Regulation

         N/A

E. Status of Important Matters Relating To Business Management Which Is Previously Disclosed

         N/A

2.       Summary of Minutes of a General Meeting of Shareholders


        DATE                      AGENDA                               RESOLUTIONS                      REMARKS
--------------------   ---------------------------    --------------------------------------------    -------------
1st general meeting    1. Approval on financial       Approved as amended
of shareholders        statements for the 1st  FY     (Details of dividend: cash dividend - General
(March 20, 2002)       (September 1, 2001 -           shareholder : 12%, largest shareholder:
                       December 31, 2001)             KRW29.59, Shinhan Bank: non-dividend)

                       2. Partial amendment of        Resolved as submitted
                       articles of incorporation

                       3. Appointment of director     Reappointment - Dong Hyun Kwon, Si Jong Kim,
                                                      Hang Nam Jung, Yong Woong Yang, Myung Ho Kim,
                                                      Pyung Joo Kim
                                                      New appointment - Alain Penicaut

                       4. Appointment of member of    Re-appointed - Dong Hyun Kwon, Pyung Joo Kim
                       the audit committee            Newly appointed - Moon Pil Oh

                       5. Limit of directors'         Resolved as submitted (limit of directors'
                       compensation                   compensation for the 2nd FY : KRW2.5 billion)

2nd general meeting    1. Approval on financial       Resolved as submitted
of shareholders        statements for the 2nd  FY     (Details of dividend: cash dividend - KRW600,
(March 31, 2003)       (January 1, 2002 -             Shinhan Bank: non-dividend)
                       December 31, 2002)

                       2. Partial amendment of        Resolved as submitted
                       articles of incorporation

                       3. Appointment of a director   Director: Young Seok Choi, Jae Keun Yoo,
                                                      Young Soo Lee (newly appointed)
                                                      Outside director :
                                                      Myung Ho Kim, Pyung Joo Kim, Byung Hun Park,
                                                      Moon Pil Oh (re-appointed)
                                                      Il Sup Kim, Keon Chi Kim, Pyung Jo Park Young
                                                      Chul Kwon (Newly appointed)
                       4. Appointment of a member     Il Sup Kim, Young Seok Choi, Pyung Jo Park
                       of the audit committee

                       5. Limit of directors'         Resolved as submitted (limit of directors'
                       compensation                   compensation for the 3rd FY : KRW3 billion)

3rd general meeting    1. Approval on financial       Resolved as submitted
of shareholders        statements for the 3rd  FY     (Details of dividend: common shares:  KRW600
(March 25, 2004)       (January 1, 2003 -             per share, preferred shares: total
                       December 31, 2003)             KRW83.4billion)

                       2. Partial amendment of        Resolved as submitted
                       articles of incorporation


        DATE                      AGENDA                               RESOLUTIONS                      REMARKS
--------------------   ---------------------------    --------------------------------------------    -------------
                       3. Appointment of a director   Director: Eung Chan Ra, Young Hwi Choi, In Ho
                                                      Lee, Young Seok Choi (re-appointed)
                                                      Yong Woong Yang (Newly appointed)
                                                      Outside director :
                                                      Pyung Joo Kim, Il Sup Kim, Byung Hun Park,
                                                      Moon Pil Oh, Young Soo Lee (re-appointed)
                                                      Sang Yoon Lee, Yoon Soo Yoon, Sang Chul Lee,
                                                      Dong Hyun Kwon, Phillippe Reynieix (Newly
                                                      appointed)

                       4. Appointment of a member     Appointed: Young Seok Choi, Il Sup Kim, Sang
                       of the audit committee         Yoon Lee, Moon Pil Oh, Dong Hyun Kwon

                       5. Limit of directors'         Resolved as submitted (limit of directors'
                       compensation                   compensation for the 4th FY : KRW3 billion)

                       6. Granting stock options to   Granting to the management (total 705,000
                       the officers and employees     shares): total 27 persons (the company : 7,
                       of the company and its         Shinhan Bank: 11, Shinhan Card: 5, Shinhan
                       subsidiary                     Capital: 3, Shinhan Credit Information: 1)
                                                      Granting to the employees (total 596,600
                                                      shares): total 409 persons (the company : 8,
                                                      Shinhan Bank: 383, Shinhan Card: 9, Shinhan
                                                      Capital: 6, Shinhan Credit Information: 3)

3.       Contingent Liabilities, Etc.

A.       Important Litigation, Etc.

         N/A

B.       Status of Pledged or Secured Note or Check


[Classification: Pledged Note]                                                  (Unit:    )


             TO                       NO. OF NOTE                    AMOUNT                      REMARKS
------------------------------  --------------------------  --------------------------  ---------------------------

            Bank                           1                           -                       KorAm Bank

   Financial Institutions                  -                           -                            -

         Corporation                       -                           -                            -

     Others (Individual)                   -                           -                            -

C.       Other Contingent Liabilities, Etc.

1)       Loss Compensation Arrangement

The Company has entered into the loss compensation arrangement with respect to the sale on equities of Shinhan BNP Paribas Investment Trust Management, the subsidiary by 50%. If any loss incurs in relation with the following pending litigations in which Shinhan BNP Paribas Investment Trust Management is the defendant, such losses shall be compensated by BNP Paribas, purchaser of the equities.


          PLAINTIFF              CONTENTS OF LITIGATION         AMOUNT AT STAKE                  REMARKS
------------------------------ --------------------------- --------------------------- ----------------------------

   Bumin Mutual Saving's &     Claim for compensation of              100                        Pending
      Finance Co., Ltd.                  damage

  Kookmin Leasing Co., Ltd.    Claim for compensation of             2,800                Consent was finished
                                         damage

                                                                     2,900


Among above litigations, KRW987 million of loss compensation amount of the Company with respect to the Kookmin Leasing litigation, which was fixed during the period, was accounted as sundry loss. With respect to the other litigation, final results cannot be foreseen at this stage.

2)       Purchase of Chohung Bank

According to the equity purchase agreement with Korea Deposit Insurance Corporation, it is included in such agreement that additional consideration of purchase shall be paid in connection with the change on fail value of assets liabilities of Chohung Bank purchased and size of profit and loss in future. Major contents of such contingent consideration of purchase shall be as follows:

[1]      Asset Indemnity Payment

A. Payment amount: amount deducting from KRW652,284 million the loss amount of loans subject to asset indemnity payment which is appraised by the provision of the agreement

B. Payment period: Within 60 days after confirming the loss amount as of the end of June, 2005 or agreed date

C. Loans: 9 largest corporate credits, loans with redemption right of Korea Asset Management Corporation, card loans

D.       Interest: 4.3% p.a.

[2]      General Indemnity Payment

A. Payment amount: KRW166,516 million (such payment can be set off with the loss compensation amount in connection with the general indemnity)

B.       Payment period: two years after purchase date

C. Loan: items described in the representation and warranties by the seller

D.       Interest: 4.3% p.a.

[3]      Earn Out Payment

A. Payment amount: 20% of the exceeding amount of net earnings for the year of Chohung Bank (KRW1.8 trillion) during 2004-2006 fiscal years

B. Payment period : within 30 days after the determination of exceeding amount for 2006 fiscal year

Such contingent consideration of purchase wasn't included in the purchase price because no one can reasonably estimate the occurrence of such consideration and amount to be paid at purchase date. When contingent consideration of purchase shall be actually fixed in future, such consideration shall be added into the purchase price and shall goodwill shall be adjusted.

I.       Company Overview
         [Company Name: Chohung Bank, Ltd]

1.       Objectives of Company

A.       Business being conducted by Company


                    OBJECTIVES                                                  REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
* Banking business under the Banking Act;
* Foreign exchange business;
* Trust business under the Trust Business Act;
* Any other business incidental or relating
to each Item above; and
* The Company may carry out businesses not
specified in foregoing Paragraph through
procedures set forth in the laws and regulations

B.       Business not being conducted by Company


                    OBJECTIVES                                                  REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
                       N/A


C.       Business being conducted by Subsidiaries


         CLASSIFICATION                           BUSINESS                                                  REMARKS
-----------------------------------------------------------------------------------------------------------------------------------
Domestic      Chohung ITMC                   1. Securities investment trust
                                             management business
                                             2. Investment consulting business
                                             3. Discretionary investment
                                             management business
                                             4. Call transaction business
                                             5. Bill purchasing business
                                             6. Among businesses incidental to
                                             Items (1) through (5)
                                             Business Delegation: computing and
                                             accounting business such as calculation
                                             of the standard price of beneficial
                                             certificate

              CHB Valuemeet Asset-           1. Acquisition, management, operation
              Securitization SPC (1st        and disposition of securitization assets
              established in FY2001)         2. Issuance and repayment of ABS securities
                                             3. Execution of agreements necessary
                                             for implementation of securitization plan

              CHB Valuemeet Asset-           1. Acquisition, management, operation
              Securitization SPC (2nd        and disposition of securitization assets
              established in FY2001)         2. Issuance and repayment of ABS securities
                                             3. Execution of agreements necessary
                                             for implementation of securitization plan

              CHB Valuemeet Asset-           1. Acquisition, management, operation
              Securitization SPC (1st        and disposition of securitization assets
              established in FY2002)         2. Issuance and repayment of ABS securities
                                             3. Execution of agreements necessary
                                             for implementation of securitization plan



              C&V Asset Management Corp.     1. Management, operation and disposition
                                             of securitization assets and keeping and
                                             management of documents thereof
                                             2. Management, support, investigation,
                                             supervision and general affairs of the
                                             Company's management and operation
                                             3. Provision of credit information
                                             and collection of loan receivables

Overseas      Chohung Finance Ltd.           Banking business

              CHB America Bank               Banking business

              Chohung Bank GmbH              Banking business

              Chohung Vina Bank              Banking business


D.       Business to be implemented in the future

2.       History of Company

A.       History of Relevant Company

(1)      Proceedings of the Establishment and Changes Thereafter

         (A)   Date of Establishment: February 19, 1897 (Hansung Bank)

         (B) Location of the Head Office and the Change thereof: 14, 1-ka, Namdaemoon-ro, Chung-gu, Seoul

         (C) Establishment or Closure of Branch, Business Office and Office, etc.

         -     October 15, 1906     Opening of Suwon branch (first branch of
                                    CHB)

         -     July 15, 1912        New construction and transfer of head office
                                    (current location of head office)

         -     December 2, 1918     Opening of Tokyo branch (first overseas
                                    branch of CHB) - closed on May of 1928

         -     October 1, 1943      Merger of Hansung Bank with Dongil Bank and
                                    change of its name to Chonung Bank

         -     August 15, 1945      Loss of 12 branches including Pyongyang
                                    branch, etc. located above the 38th parallel due to national division

         -     December 19, 1966    New construction of head office (current
                                    head office building)

         -     November 1, 1974     Opening of Tokyo office (first overseas
                                    office of CHB, promoted to the branch on December 1, 1981)

         -     February 15, 1978    Opening of New York branch (first overseas
                                    branch after change to Chohung Bank)

         -     April 1, 1982        Establishment of Chohung Finance (Hong Kong,
                                    first subsidiary of CHB)

         -     December 15, 1986    Construction of Kangnam annex of CHB
                                    (located at Yeoksam-dong, Kangnam-ku)

         -     July 20, 1990        Establishment of the first unmanned ATM in
                                    Korea (Myungdong branch)

         -     December 3, 1990     Operation of CD machine throughout the year
                                    (Myungdong branch)

         -     November 29, 1993    Opening of headquarter in America

         -     September 27, 1994   Opening of Cheonjin branch

         -     April 11, 1995       Commencement of operation of CHB California
                                    Bank

         -     April 13, 1995       Opening of CHB New York Bank, Plusing branch
                                    (first branch of subsidiary)

         -     July 4, 1995         Execution of purchase agreement of "Chohung
                                    Centennial Anniversary Memorial Hall"

         -     January 9, 1996      Opening of Ho Chi Minh office

         -     May 6, 1996          Opening of Mumbai branch in India

         -     July 2, 1996         Opening of "Chohung Centennial Anniversary
                                    Memorial Hall"

         -     November 18, 1997    Opening of Nakoya branch

         -     February 2, 1998     Establishment of CHB Moscow Bank
                                    (subsidiary)

         -     June 26, 1998        Closure of CHB Luxembourg Bank

         -     June 25, 1999        Closure of Nakoya branch

         -     June 30, 1999        Closure of Chicago branch

         -     December 30, 1999    Closure of CHB Canada Bank

         -     December 30, 1999    Closure of CHB Moscow Bank

         -     August 28, 2000      Acquisition of First Vina Bank (subsidiary
                                    in Vietnam)

         -     January 1, 2001      Change to Chohung Vina Bank (subsidiary in
                                    Vietnam)

         -     February 6, 2003     Opening of Kojandong branch

         -     February 27, 2003    Opening of Ilsan Court local office

         -     March 3, 2003        Opening of Korea Airline local office,
                                    Asiana Airline local office, Kangnam
                                    Hospital local office, Cheonho Hyundai
                                    Department local office, Kuri Hanyang
                                    University Hospital local office, ASE Korea local office, Kangwon Land Casino local office, Government Joint Buildings local office, Freight Buildings local office, LG
                                    Electronics local office, Kyungju Dongkuk
                                    University local office, Sangmoo Lotte Mart local office, Mokpo Lotte Mart local office, Seodaejeon Lotte Mart local office,
                                    Sangdanggu Office local office, Hungdukgu
                                    Office local office, Chungcheong University local office and Chungjoo Konkuk University local office

         -     March 5, 2003        Opening of Sangdong branch

         -     March 24, 2003       Opening of CHB America Bank (subsidiary in
                                    America) due to merger of CHB New York Bank with CHB California Bank

         -     March 27, 2003       Opening of Bundang Seoul University Hospital
                                    local office and Hamchun Hall local office

         -     April 9, 2003        Opening of Noksan Kongdan branch and Noksan
                                    Kongdan Corporate branch

         -     April 24, 2003       Opening of Sky City local office

         -     April 28, 2003       Closure of Jecheon Central branch

         -     April 30, 2003       Closure of Kyungbuk University Hospital
                                    local office

         -     May 30, 2003         Closure of Sungka Hospital local office

         -     June 2, 2003         New establishment of Digital Industry
                                    Complex Corporate Financing branch

         -     June 2, 2003         Closure of Daerimdong Corporate branch

         -     July 2, 2003         Opening of Kumoh branch

         -     July 3, 2003         Opening of Bumbakdong branch

         -     July 7, 2003         Closure of Choongindong branch, Naedukdong
                                    branch, Bukpyung branch, Chuncheon Nambu branch, Danyang branch, Jangsung local office, Kwangju Airport local office, Tool
                                    Store local office and Chungcheong
                                    University local office

         -     August 5, 2003       Opening of Chilgok branch

         -     August 7, 2003       Opening of Jeonju Nam branch

         -     September 25, 2003   Opening of Soonae Station branch

         -     October 16, 2003     Opening of Suji Sanghyun branch

         -     October 20, 2003     Closure of Onyang Corporate branch

         -     October 22, 2003     Opening of Youngtong branch

         -     October 28, 2003     Opening of Tower Palace branch

         (D)   Material Change of the Management (as of March 25, 2004)

         -     Standing Director

               On March 29, 2002, Sung Bok Wee, Chairman of the board of directors, Seok Joo Hong, CEO & President, Chil Sun Hong, Vice President were appointed at an ordinary general meeting of shareholders. As a result, the total number of standing directors was 4, together with Sang Woo Kim, standing member of the audit committee. However, Sung Bok Wee, Seok Joo Hong and Chil Sun Hong resigned with respect to sale of government equity during the 3rd quarter of 2003 and Dong Soo Choi, CEO & President was appointed at an extraordinary general meeting of shareholders held on August 26, 2003. As a result, the total number of standing directors was 2.

               On March 25, 2004, Sang Woo Kim, standing member of the audit committee retired and Ji Hong Yoo was newly appointed at an ordinary general meeting of shareholders. As a result, the standing directors are Dong Soo Choi, CEO & President and Ji Hong Yoo, standing member of the audit committee.

         -     Outside Director

               On March 28, 2003, Wan Young Yoo, Jeong Myung Lee, Jin Soon Lee, Woo Jin Kim and David Behling were reappointed as outside director at an ordinary general meeting of shareholders and Jong Hyuk Kim and Chang Sung Jang were reappointed as member of the audit committee and outside director. As a result, the total number of outside directors was 7. However, David Behling resigned during the 3rd quarter of 2003 and Young Hwi Chioi, outside director was appointed at an extraordinary general meeting of shareholders held on August 26, 2003. As a result, the total number of outside directors was 7.

               On March 25, 2004, Jong Hyuk Kim, Wan Young Yoo, Jeong Myung Lee, Jin Soon Lee and Woo Jin Kim retired and Yong Sung Park, Byung Jae Cho and Dae Sik Kim were newly appointed at an ordinary general meeting of shareholders. As a result, the total number of outside directors is 5, together with Young Hwi Chioi and Chang Sung Jang.

         (E)   Change of Largest Shareholder

         - Due to sale of government equity dated August 19, 2003, the largest shareholder was changed from Korea Deposit Insurance Corporation to Shinhan Financial Group.

         - Shinhan Financial Group (583,570,144 shares, 81.15%) - as of December 31, 2003

         (F)   Material Change of Business Objectives

               N/A

         (G)   Any Other Material Change after Establishment

         - Chohung Bank was merged with Chungbuk Bank and Kangwon Bank during fiscal year 1999. For the details of merger, see to "III. Matters concerning Finance 6. Financial Statements before and after Merger"

         - Chohung Bank was incorporated into the subsidiary of Shinhan Financial Group according to the resolution of approval by Financial Supervisory Commission dated September of 2003.

(2)      Change of Corporate Name

DATE OF CHANGE       BEFORE CHANGE      AFTER CHANGE        REASON OF CHANGE
--------------------------------------------------------------------------------
October 1, 1943      Hansung Bank       Chohung Bank    Merger with Dongil Bank

(3)      Stock Swap and Transfer and Business Sale and Purchase (including
         Merger)

-        Matter concerning Merger

1.       Summary of Merger

         On December 17, 1998, it was announced that Chohung Bank would be merged with Hyundai International Merchant Bank and Kangwon Bank. It was the first multi-simultaneous merger among domestic financial institutions. Chohung Bank presented a new merger model by merging commercial banks, merchant banks and local banks.

         In addition, on February 11, 1999, Chohung Bank received the letter of intent of merger from Chungbuk Bank and exchanged it with our letter of intent thereof and then officially completed its merger on May 3, 1999.

         The merger with Kangwon Bank was scheduled to be approved at a general meeting of shareholders held on June 8, 1999. However, the merger was postponed due to the special tax for rural development.

         However, Hyundai International Merchant Bank agreed to pay the special tax for rural development on July 7, 1999 and then Chohung Bank completed the merger with Kangwon bank on September 13, 2000.

         Chohung Bank succeeded the merger of 4 financial institutions for the first time in Korea. As a result, Chohung Bank was reborn as a new bank and transformed as a bank leading 21 century.

2.       Proceedings of Merger

         December 17, 1998          Agreement on merger with Hyundai
                                    International Merchant Bank and Kangwon Bank

         December 29, 1998          Organization of merger committee

         January 4, 1999            Organization of merger team in charge of
                                    merger committee

         February 6, 1999           Capital reduction of CHB (capital stock:
                                    KRW930.4 billion -> KRW206.5 billion)

         February 9, 1999           Merger with Hyundai International Merchant
                                    Bank and Kangwon Bank (Merging bank: Kangwon
                                    Bank)

         February 11, 1999          Exchange of merger agreement with Chungbuk
                                    Bank

         February 18, 1999          KRW2,112.3 billion of government investments

         February 24, 1999          Commencement of business integration with
                                    Chungbuk Bank

         March 18, 1999             Board of directors' meeting for merger with
                                    Chungbuk Bank

         April 14, 1999             General meeting of shareholders for approval
                                    of merger with Chungbuk Bank

         May 3, 1999                Completion of merger with Chungbuk Bank

         May 6, 1999                KRW212.3 billion of government investments
                                    relating to Chungbuk Bank

         August 30, 1999            General meeting of shareholders for approval
                                    of merger with Kangwon Bank

         September 13, 1999         Completion of merger with Kangwon Bank

         September 29, 1999         KRW393.3 billion of government investments
                                    relating to Kangwon Bank

3.       For the details of merger, see to "III. Matters concerning Finance 6.
         Reference: Financial Statements before and after Merger"

(4)      Occurrence of Important Matters relating to Management

         - February 1897            Establishment of Chohung Bank (Hansung Bank)

         - October 1943             Merger with Dongil Bank, Change of bank name
                                    to Chohung Bank

         - April 1963               Commencement of foreign exchange business

         - December 1966            New construction of head office (current
                                    head office building)

         - March 1983               Privatization of CHB

         - February 1984            Commencement of trust operations

         - July 1985                Establishment of emblem

         - December 1989            Designation as '93 licensed bank for Daejeon
                                    EXPO

         - March 1990               Designation as a licensed bank for 17th
                                    International Jamboree

         - February 1992            Implementation of management examination for
                                    establishment of long-term development plan

         - February 1993            Establishment and announcement of CHB
                                    philosophy

         - June 1994                Right issue of KRW170 billion (total capital
                                    stock: KRW820 billion)

         - September 1994           Establishment and announcement of "Chohung
                                    Vision 21"

         - May 1995                 Commencement of Gold Banking business

         - July 1995                Commencement of automatic sale of railroad
                                    ticket

         - September 1995           Excess of KRW10 trillion in banking account
                                    and trust account for the first time in
                                    Korea

         - October 1995             Establishment of Chohung Finance

         - November 1995            Receipt of record certificate of "Best Bank
                                    in Korea, Best Company in Korea" from Korea
                                    Guinness Association

         - December 1995            Excess of 2 million credit cards for the
                                    first time among commercial banks

         - January 1, 1996          Opening of Ho Chi Minh office in Vietnam

         - February 1996            Opening of "Chohung Phone Banking Center"

         - March 1996               Opening of "Business Office Supporting
                                    Center"

         - May 1996                 Opening of Mumbai in India

         - May 1996                 Inauguration of "Chohung Enterprise Club"

         - May 1996                 Selection as an official bank in support of
                                    '96 Seoul Air Show

         - May 1996                 Selection as an official bank in support of
                                    '96 Seoul Motor Show

         - June 1996                Operation of global on-line system

         - July 1996                Opening of "Centennial Anniversary Memorial
                                    Hall"

         - September 1996           Operation of "Chohung Office" (automatic
                                    office system in Chohung Bank)

         - September 1996           Commencement of "Phone Banking Loan Service"

         - November 1996            Establishment of "Chohung Centennial
                                    Anniversary Foundation"

         - December 1996            Issuance of GDR of USD180 million and
                                    listing on London Stock Exchange (total
                                    capital stock: KRW930.4 billion)

         - January 1997             Execution of congratulations and condolences
                                    exchange business agency agreement

         - February 1997            Chohung' centennial anniversary

         - March 1997               Opening of Chohung banking museum

         - June 1997                Publication of English abridged history of
                                    Chohung Bank for 100 years

         - October 1997             Announcement of "Charter of New Customer
                                    Satisfaction"

         - November 1997            Presidential commendation for '97 Small and
                                    Medium Businesses Finance Support Award

         - January 1998             Operation of new on-line system

         - February 1998            Establishment of CHB Moscow Bank
                                    (subsidiary)

         - March 1998               Operation of ATM (foreign currency)

         - May 1998                 Meritorious deeds of Mokryunjang of the
                                    Order of National Service Merit for raising of juveniles

         - December 1998            Announcement of merger among 3 financial
                                    institutions together with Kangwon Bank and Hyundai International Merchant Bank

         - January 1999             Completion of development of Total Exposure
                                    management system

         - May 1999                 Launching of merger bank with Chungbuk Bank

         - July 1999                Completion of consulting with Booz Allen &
                                    Hamilton

         - August 1999              Exhibition operation of operational
                                    organization in business division system

         - August 1999              Completion of construction of Credit Scoring
                                    System

         - September 1999           Launching of merger bank with Kangwon Bank

         - January 2000             Conversion of headquarters organization to
                                    business division system

         - March 2000               Conversion of operational organization to
                                    business dvision system

         - March 2000               Completion of development of Data Warehouse
                                    and Marketing DB System of customer
                                    information

         - March 2000               Implementation of credit real name system

         - March 2000               Execution of MOU for management target
                                    between President and Head of Business
                                    Headquarter (regularization)

         - June 2000                Implementation of non-performing loan sale
                                    and purchase system Chohung Bank

         - July 2000                Introduction of comprehensible income
                                    management system

         - August 2000              Acquisition of Chohung Vina Bank (subsidiary
                                    in Vietnam)

         - September 2000           Completion of development of advanced CMS

         - September 2000           Completion of development of individual
                                    performance based system

         - February 2001            Implementation of independent new system of
                                    credit card

         - March 2001               Winning of Grand Prize of 6th Maekyung
                                    Financial Products for Chohung OK Housing
                                    Loan

         - March 2001               Issuance of exclusive passbook and card for
                                    purchase of alcoholic liquors

         - April 2001               Completion of construction of comprehensible
                                    risk management system

         - June 2001                Commencement of MSS credit loan

         - July 2001                Implementation of settlement system for
                                    purchase of alcoholic liquors

         - August 2001              Selection as the first bank in Korea in
                                    Internet banking sector from the Global
                                    Finance Magazine

         - October 2001             Winning of Grand Prize of 2001 Korea
                                    Advertisement

         - March 2002               Winning of Grand Prize of 7th "Maekyung
                                    Financial Products" for "MSS Credit Loan" for the second year running

         - April 2002               Upgrade of CHB's credit rating to AA+ (Korea
                                    Investors Service and National Information &
                                    Credit Evaluation) - April 2002 Upgrade of
                                    CHB's credit rating to Baa2 (Moody's)

         - April 2002               Release of "Timely Correction Measures" of
                                    CHB (Financial Supervisory Service)

         - June 2002                Obtaining of approval of people's currency
                                    business in Chunjin of China

         - June 2002                New incorporation of Chohung Bank into
                                    England FTSE index

         - July 2002                Enforcement of 5-week working system for
                                    banks

         - July 2002                Selection as excellent company in corporate
                                    governance of Chohung Bank (Korea Stock
                                    Exchange)

         - July 2002                Upgrade of CHB's credit rating to BBB
                                    (Fitch)

         - September 2002           Establishment of "C&G Partners" as CRC by
                                    cooperation with Goldman Sachs

         - September 2002           Holding of 19th ABA Annual Meeting in charge
                                    of Chohung Bank

         - September 2002           Commencement of PB operations

         - September 2002           Upgrade of CHB's credit rating to BB+ (S&P)

         - November 2002            Winning of "Grand Prize for Customer
                                    Satisfaction Management" from Korea
                                    Management Association for the third year running

         - November 2002            Winning of "Best Financial Institution for
                                    Financing Support to Small and Medium
                                    Businesses (commended by Prime Minister)" from Small and Medium Business
                                    Administration

         - July 2003                Selection as a meritorious institution from
                                    "Hope, 2003 Help of Neighbors" managed by
                                    Ministry of Health and Welfare and the
                                    Social Welfare Joint Fund-Raising
                                    Association and commendation by President

         - July 2003                Upgrade of CHB's credit rating to BBB- from
                                    BB+ (S&P)

         - September 2003           Incorporation into subsidiary of Shinhan
                                    Financial Group

         - November 2003            Upgrade of CHB's credit rating to Baa1 from
                                    Baa2 for long term and to P-2 from P-3 for short term (Moody's)

B.       Corporate Group to which the Company belongs

(1)      Summary of Corporate Group

1)       Corporate Name: Shinhan Financial Group

2)       History

         -     May 24, 2000         Announcement of establishment of Shinhan
                                    Financial Group Co., Ltd. (hereinafter,
                                    Shinhan Financial Group)

         -     June 28, 2001        Resolution of the board of director's
                                    meeting of Shinhan Bank, Shinhan Securities,
                                    Shinhan Capital, Shinhan ITMC for
                                    establishment of financial holding company;
                                    execution of MOU for strategic alliance with BNP Paribas Group; application for preliminary approval of establishment of
                                    Shinhan Financial Group

         -     July 27, 2001        Obtaining of preliminary approval of
                                    establishment of Shinhan Financial Group

         -     August 9, 2001       Approval of share transfer for establishment
                                    of Shinhan Financial Group at an
                                    extraordinary general meeting of
                                    shareholders

         -     August 22, 2001      Application for approval of establishment of
                                    Shinhan Financial Group


         -     August 31, 2001      Obtaining of approval of establishment of
                                    Shinhan Financial Group


         -     September 1, 2001    Registration of establishment of Shinhan
                                    Financial Group; incorporation of E-Shinhan and Shinhan Macquarie as SFG subsidiaries

         -     September 10, 2001   Listing of SFG's shares

         -     December 12, 2001    Execution of the strategic alliance
                                    agreement with BNP Paribas Group and
                                    establishment of joint corporation

         -     December 31, 2001    Registration of dissolution of Shinhan
                                    General Laboratory as sub-subsidiary
                                    (subsidiary of Shinhan Bank)

         -     April 4, 2002        Execution of purchase agreement of 51%
                                    equity shares owned by Korea Deposit
                                    Insurance Corporation and Jeju Bank

         -     April 8, 2002        Execution of purchase agreement of 30%
                                    common shares held by Goodmorning Securities with Asia Pacific Growth II, LP etc.

         -     May 10, 2002         Obtaining of approval of incorporation of
                                    Jeju Bank as a SFG subsidiary

         -     May 24, 2002         Obtaining of approval of incorporation of
                                    Shinhan Card as a SFG subsidiary

         -     July 8, 2002         Establishment of Shinhan Credit Information

         -     July 26, 2002        Obtaining of approval of incorporation of
                                    Goodmorning Shinhan Securities (merged with
                                    Goodmorning Securities and Shinhan
                                    Securities) as a SFG subsidiary

         -     August 1, 2002       Launching of Goodmorning Shinhan Securities

         -     September 16, 2002   Withdrawal of Goodmorning ITMC from sub-
                                    subsidiary

         -     September 23, 2002   Execution of agreement for sale of 50% -1
                                    equity shares (3,999,999 shares) owned by Shinhan ITMC to BNP Paribas Group

         -     October 1, 2002      Establishment of SH&C life Insurance

         -     June 9, 2003         Execution of agreement for sale of 49%
                                    equity shares (294,000 shares) owned by
                                    Shinhan Credit Information to Lone Star Fund

         -     July 9, 2003         Execution of "CHB's Share [543,570,144
                                    shares (80.04% of issued and outstanding shares)] Purchase Agreement" with Korea
                                    Deposit Insurance Corporation

         -     August 18, 2003~     Acquisition of 80.04% equity
               August 19, 2003      ownership of Chohung Bank from Korea Deposit
                                    Insurance Corporation

         -     September 5, 2003    Obtaining of approval of incorporation of
                                    Chohung Bank as a SFG subsidiary

         -     September 16, 2003   Registration with U.S. Securities Exchange
                                    Commission and listing on New York Stock
                                    Exchange

         -     November 20, 2003    Acquisition of bank holding company license
                                    in the US market from the Federal Reserve
                                    Board

         -     December 26, 2003    CHB's additional investment equivalent to
                                    KRW200 billion (81.15% shareholding after investment)

(2)      Companies belonging to Corporate Group



                 NUMBER
                   OF
CLASSIFICATION   COMPANY             COMPANY NAME                                                     REMARKS
----------------------------------------------------------------------------------------------------------------------------------
   Listed          1       Shinhan Financial Group                                                 Parent Company
   Company         3       Chohung Bank, Goodmorning Shinhan Securities, Jeju Bank                 Subsidiary

                           Shinhan Bank, Shinhan Card, Shinhan Capital,
   Unlisted        8       Shinhan BNP Paribas ITMC, E-Shinhan,                                    Subsidiary
   Company                 Shinhan Macquarie, Shinhan Credit Information,
                           SH&C life Insurance
                           Shinhan Data System, Shinhan Finance,
                           Chohung ITM, Chohung Finance, CHB America Bank,
                           Chohung Bank GmbH, Chohung Vina Bank
                  12       CHB Valuemeet 2001 year 1st Securitization
                           CHB Valuemeet 2001 year 2nd Securitization
                           CHB Valuemeet 2002 year 1st Securitization
                           Goodmorning Shinhan Securities Europe Ltd.                              Sub-subsidiary
                           Goodmorning Shinhan Securities USA Inc.
    Total         24        -                                                                      -

Note 1)  Shinhan Eun System was changed to Shinhan Data System on October 10,
         2003.

(3)      Relevant Laws and Regulations

         See to the Financial Holding Company Act and its Supervisory Regulations, Securities and Exchange Act and its Supervisory Regulations, the Fair Trade Act and Regulations, including regulatory provisions of relevant laws and regulations, etc.

3.       Change of Capital Stock

A.       Change of Capital Stock

                                   DESCRIPTION OF INCREASED (DECREASED) SHARES        CAPITAL STOCK
                                                                          ISSUE       AFTER CAPITAL        METHOD OF       CAPITAL
                                                           PAR VALUE    VALUE PER        INCREASE         A LOCATION OF   INCREASE
   DATE       PURPOSE           TYPE          VOLUME         (KRW)        SHARES       (DECREASE)          NEW SHARES      RATIO
----------------------------------------------------------------------------------------------------------------------------------
                                                                                5                        Merger (Hansung
1943.10.01      Merger          Common       185,000              50     denomina     5,981 million        Bank, Dongil
                                Shares                                      tions                             Bank)

1960.03.31    Right and         Common
             Bonus Issue        Shares       199,995           1,000        1,000       200 million        Shareholder

1960.09.30   Right Issue        Common                                                                     Shareholder,
                                Shares        50,000           1,000        1,000       250 million          Relative

1961.03.31   Right Issue        Common                                                                     Shareholder,
                                Shares        50,000           1,000        1,000       300 million          Relative

1962.04.10   Right Issue        Common                                                                     Shareholder,
                                Shares        70,000           1,000        1,000       370 million     Relative, Offering

1963.01.22   Bonus Issue        Common
                                Shares       630,000           1,000        1,000     1,000 million        Shareholder

1967.10.28   Bonus Issue        Common
                                Shares     1,029,413           1,000        1,000     2,029 million        Shareholder

1968.09.17   Right Issue        Common                                                                     Shareholder,
                                Shares     1,970,587           1,000        1,000     4,000 million          Relative

1973.09.15   Right Issue        Common                                                                     Shareholder,
                                Shares     2,000,000           1,000        1,000     6,000 million          Relative

1974.03.20   Bonus Issue        Common
                                Shares     4,000,000           1,000        1,000    10,000 million        Shareholder

1975.06.25   Right Issue        Common
                                Shares     5,000,000           1,000        1,000    15,000 million        Shareholder

1976.08.31   Right Issue        Common                                                                     Shareholder,
                                Shares     6,100,000           1,000        1,000    21,100 million          Relative

1976.11.17   Bonus Issue        Common
                                Shares     3,900,000           1,000        1,000    25,000 million        Shareholder

1977.09.24   Right Issue        Common                                                                     Shareholder,
                                Shares    11,000,000           1,000        1,000    36,000 million          Relative

                             DESCRIPTION OF INCREASED (DECREASED) SHARES
                             -------------------------------------------       CAPITAL STOCK
                                                                   ISSUE       AFTER CAPITAL       METHOD OF        CAPITAL
                                                     PAR VALUE   VALUE PER      (INCREASE)       ALLOCATION OF     INCREASE
   DATE       PURPOSE        TYPE       VOLUME         (KRW)       SHARES       (DECREASE)        NEW SHARES         RATIO
-----------------------------------------------------------------------------------------------------------------------------
  1979.08.25   Right Issue  Common      14,000,000      1,000      1,000        50,000 million     Shareholder,
                            Shares                                                                  Relative

  1980.12.13   Right Issue  Common      15,000,000      1,000      1,000        65,000 million     Shareholder,
                            Shares                                                                  Relative

  1981.02.26   Bonus Issue  Common      10,000,000      1,000      1,000        75,000 million     Shareholder
                            Shares

  1981.10.22   Right Issue  Common      15,000,000      1,000      1,000        90,000 million     Shareholder,
                            Shares                                                                  Offering

  1982.10.30   Right Issue  Common      20,000,000      1,000      1,000       110,000 million     Shareholder,
                            Shares                                                               Offering, Third
                                                                                                     Party

  1983.10.21   Right Issue  Common      20,000,000      1,000      1,000       130,000 million     Shareholder,
                            Shares                                                               Offering, Third
                                                                                                      Party

  1984.02.21   Bonus Issue  Common       7,000,000      1,000      1,000       137,000 million     Shareholder
                            Shares

  1986.11.30   Right Issue  Common      33,000,000      1,000      1,000       170,000 million     Shareholder,
                            Shares                                                                  Offering

  1987.01.01   Bonus Issue  Common      10,000,000      1,000      1,000       180,000 million     Shareholder
                            Shares

  1987.07.20    Change of   Common      36,000,000      5,000                  180,000 million    Change of Par
                Par Value   Shares                                                                    Value


  1987.10.03   Right Issue  Common      14,000,000      5,000      5,000       250,000 million     Shareholder,     38.88888
                            Shares                                                               Offering, Third
                                                                                                      Party

  1988.04.21   Right Issue  Common      30,000,000      5,000      6,300       400,000 million     Shareholder,        60
                            Shares                                                               Offering, Third
                                                                                                     Party

  1989.05.09   Right Issue  Common      20,000,000      5,000     17,100       500,000 million     Shareholder,        25
                            Shares                                                               Offering, Third
                                                                                                     Party

  1989.06.17   Bonus Issue  Common      10,000,000      5,000      5,000       550,000 million     Shareholder         10
                            Shares

  1989.12.29   Right Issue  Common      10,000,000      5,000     14,100       600,000 million     Shareholder,     9.09090
                                                                                                 Offering, Third
                           Shares                                                                     Party

  1990.01.01   Bonus Issue  Common      10,000,000      5,000      5,000       650,000 million     Shareholder      8.33333
                            Shares

  1994.06.01   Right Issue  Common      34,000,000      5,000      7,200       820,000 million     Shareholder,     26.15384
                            Shares                                                                  Offering

  1996.12.05   Right Issue  Common      22,085,890      5,000     U$8.15       930,429 million    GDR: American
                   (DR)     Shares                                                               and Euro Markets

  1999.02.07     Capital    Common     144,782,637      5,000                  206,516 million   Capital Reduction   (4.5045)
                Reduction   Shares

  1999.02.19   Right Issue  Common     422,460,000      5,000      5,000     2,318,816 million     Third Party      1,022.82
                            Shares

  1999.05.04      Merger    Common             144      5,000                2,318,816 million       Merger
                            Shares

  1999.05.07   Right Issue  Common      42,450,000      5,000      5,000     2,531,066 million     Third Party      9.15337
                            Shares

  1999.09.13      Merger    Common      39,204,718      5,000                2,727,091 million        Merger
                            Shares

  1999.09.30   Right Issue  Common      78,660,000      5,000      5,000     3,120,391 million     Third Party      14.42196
                            Shares

                             DESCRIPTION OF INCREASED (DECREASED) SHARES
                             -------------------------------------------      CAPITAL STOCK
                                                                   ISSUE       AFTER CAPITAL     METHOD OF        CAPITAL
                                                     PAR VALUE   VALUE PER      (INCREASE)      ALLOCATION OF     INCREASE
   DATE       PURPOSE        TYPE       VOLUME         (KRW)       SHARES       (DECREASE)        NEW SHARES       RATIO
-----------------------------------------------------------------------------------------------------------------------------------
  1999.11.23   Right Issue  Common      55,000,000      5,000      5,500        3,395,391    Public Offering       8.81299
                             Shares                                               million
  2002.01.08    Preemptive  Common           2,718      5,000      5,790        3,395,404    Preemptive Right
 ~2002.01.11      Right      Shares                                               million
  2002.01.14    Preemptive  Common              10      5,000      5,790        3,395,404    Preemptive Right
 ~2002.01.16      Right      Shares                                               million
  2002.01.21    Preemptive  Common               6      5,000      5,790        3,395,404    Preemptive Right
 ~2002.01.23      Right      Shares                                               million
  2002.01.28    Preemptive  Common              25      5,000      5,790        3,395,404    Preemptive Right
 ~2002.01.31      Right      Shares                                               million
  2002.02.18    Preemptive  Common              14      5,000      5,790        3,395,404    Preemptive Right
 ~2002.02.21      Right      Shares                                               million
  2002.02.25    Preemptive  Common           1,727      5,000      5,790        3,395,413    Preemptive Right
 ~2002.02.27      Right      Shares                                               million
  2002.03.04    Preemptive  Common               4      5,000      5,790        3,395,413    Preemptive Right
 ~2002.03.06      Right      Shares                                               million
  2002.03.19    Preemptive  Common           4,793      5,000      5,790        3,395,437    Preemptive Right
 ~2002.03.23      Right      Shares                                               million
  2002.03.25    Preemptive  Common           2,231      5,000      5,790        3,395,448    Preemptive Right
 ~2002.03.29      Right      Shares                                               million
  2002.04.01    Preemptive  Common           6,499      5,000      5,790        3,395,481    Preemptive Right
 ~2002.04.06      Right      Shares                                               million
  2002.04.08    Preemptive  Common           3,371      5,000      5,790        3,395,498    Preemptive Right
 ~2002.04.13      Right      Shares                                               million
  2002.04.15    Preemptive  Common          12,031      5,000      5,790        3,395,558    Preemptive Right
 ~2002.04.20      Right      Shares                                               million
  2002.04.22    Preemptive  Common           4,717      5,000      5,790        3,395,581    Preemptive Right
 ~2002.04.27      Right      Shares                                               million
  2002.04.29    Preemptive  Common               7      5,000      5,790        3,395,581    Preemptive Right
 ~2002.05.02      Right      Shares                                               million
  2002.05.07    Preemptive  Common           1,768      5,000      5,790        3,395,590    Preemptive Right
 ~2002.05.10      Right      Shares                                               million
  2002.05.15    Preemptive  Common             191      5,000      5,790        3,395,591    Preemptive Right
 ~2002.05.18      Right      Shares                                               million
  2002.05.20    Preemptive  Common              29      5,000      5,790        3,395,591    Preemptive Right
 ~2002.05.24      Right      Shares                                               million

                             DESCRIPTION OF INCREASED (DECREASED) SHARES
                             -------------------------------------------      CAPITAL STOCK
                                                                   ISSUE      AFTER CAPITAL        METHOD OF         CAPITAL
                                                     PAR VALUE    VALUE PER     (INCREASE)        ALLOCATION OF     INCREASE
   DATE       PURPOSE        TYPE       VOLUME         (KRW)       SHARES       (DECREASE)         NEW SHARES         RATIO
-----------------------------------------------------------------------------------------------------------------------------------
  2002.05.27    Preemptive  Common              41      5,000      5,790        3,395,591        Preemptive Right
 ~2002.05.31      Right      Shares                                               million
  2002.06.04    Preemptive  Common              12      5,000      5,790        3,395,592        Preemptive Right
 ~2002.06.07      Right      Shares                                               million
  2002.06.11    Preemptive  Common              10      5,000      5,790        3,395,592        Preemptive Right
 ~2002.06.14      Right      Shares                                               million
  2002.06.17    Preemptive  Common              27      5,000      5,790        3,395,592        Preemptive Right
 ~2002.06.22      Right      Shares                                               million
  2002.06.24    Preemptive  Common              11      5,000      5,790        3,395,592        Preemptive Right
 ~2002.06.25      Right      Shares                                               million
  2002.07.15    Preemptive  Common               7      5,000      5,790        3,395,592        Preemptive Right
 ~2002.07.19      Right      Shares                                               million
  2002.08.26    Preemptive  Common               8      5,000      5,790        3,395,592        Preemptive Right
 ~2002.08.30      Right      Shares                                               million
  2002.09.02    Preemptive  Common              41      5,000      5,790        3,395,592        Preemptive Right
 ~2002.09.06      Right      Shares                                               million
  2002.09.23    Preemptive  Common               7      5,000      5,790        3,395,592        Preemptive Right
 ~2002.09.27      Right      Shares                                               million
  2002.10.07    Preemptive  Common               9      5,000      5,790        3,395,592        Preemptive Right
 ~2002.10.22      Right      Shares                                               million
  2003.12.29   Right Issue  Common      40,000,000      5,000      5,000        3,595,592           Third Party            5.89
                             Shares                                               million


B.       Convertible Bond
         -        N/A



                                                           XXTH
                                                      XX CONVERTIBLE
     CLASSIFICATION                                        BOND                 TOTAL
----------------------------------------------------------------------------------------
    Date of Issuance
    Total Par Value
    Method of Allocation of Bond
    Period of Request for Conversion
    Conversion Ratio and Price
    Type of Shares to be Converted
    Converted Bond      Amount
                        Number of Issued Shares
    Unconverted Bond    Amount
                        Number  of  Shares  to be
                        Issued
    Remarks

C.       Bond with Warrants

           -      N/A

D.       Contribution in Kind

           -      N/A

4.       Total Number of Share, etc.

A.       Total Number of Share


                                                                         (As of December 31, 2003)
TOTAL NUMBER OF SHARE TO BE                                              TOTAL NUMBER OF UNISSUED
         ISSUED                     TOTAL NUMBER OF ISSUED SHARE                  SHARE
---------------------------------------------------------------------------------------------------
  2,000,000,000 Shares                  719,118,429 Shares                 1,280,881,571 Shares


Note) Total number of issued shares excludes 144,782,637 shares retired by capital reduction. (capital reduction dated February 6, 1999) (Capital Reduction Ratio = 4.5045 : 1)

B.       Description of Issued Share


                                                                                  (As of December 31, 2003)
     [Par Value:    5,000   ]                                                    (Unit: KRW million, share)
                                                  NUMBER OF ISSUED
    CLASSIFICATION             TYPE                   SHARE             TOTAL PAR VALUE           REMARKS
-----------------------------------------------------------------------------------------------------------
      Registered           Common Shares           719,118,429            3,595,592                 --
                   Total                           719,118,429            3,595,592                 --


C.       Treasury Stock

(1)      Acquisition and disposition of treasury stock for retirement by profit


                                                                                              (Unit: KRW, Share)
                                                DATE
                                                 OF
   DATE OF            VOLUME    ACQUISITION  RETIREMENT    VOLUME OF   RETIREMENT
 ACQUISITION   TYPE   OF SHARE     VALUE     (EXPECTED)  RETIRED SHARE    VALUE    LIMIT OF RETIREMENT BY PROFIT
------------------------------------------------------------------------------------------------------------------
    --          --       --                      N/A           --          --                      --
           Total         --         --            --           --          --                      --

(2) Acquisition and disposition of treasury stock for reasons other than retirement through profit



                              (As of December 31, 2003)                             (Unit: KRW million, share)
     DATE OF                                                          ACQUISITION
   ACQUISITION                TYPE             VOLUME OF SHARE           VALUE                REMARKS
--------------------------------------------------------------------------------------------------------------
                                                                                      Acquisition (Portion of
    1999.09.14       Registered Common                                                Request for Purchase of
                           Shares                  29,279,890            262,741              Share)

    2000.02.28       Registered Common              (-)40,000             (-)298   Disposition (Employee Reward)
                           Shares

    2000.12.29       Registered Common                      -         (-)100,715      Disposition of Goodwill
                           Shares

    2001.08.20       Registered Common             (-)150,000           (-)1,117       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.21       Registered Common              (-)15,000             (-)112       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.22       Registered Common           (-)1,500,000          (-)11,172       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.23       Registered Common             (-)460,520           (-)3,430       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.24       Registered Common             (-)720,000           (-)5,362       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.27       Registered Common             (-)762,140           (-)5,676       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.28       Registered Common           (-)1,070,000           (-)7,969       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.08.31       Registered Common              (-)64,440             (-)480       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.03       Registered Common             (-)202,010           (-)1,505       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.04       Registered Common           (-)2,796,680          (-)20,830       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.05       Registered Common           (-)1,015,000           (-)7,560       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.06       Registered Common           (-)1,501,020          (-)11,180       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.07       Registered Common           (-)1,500,000          (-)11,172       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.10       Registered Common             (-)105,000             (-)782       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.09.11       Registered Common              (-)54,430             (-)405       Disposition (Sale on
                           Shares                                                            Exchange)

    2001.12.28       Registered Common              (-)10,000              (-)74   Disposition (Employee Reward)
                           Shares

    2002.03.22       Registered Common           (-)1,012,250           (-)7,539       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.03.25       Registered Common             (-)184,820           (-)1,377       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.03.27       Registered Common             (-)840,000           (-)6,256       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.03.29       Registered Common           (-)1,000,000           (-)7,448       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.01       Registered Common             (-)700,000           (-)5,214       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.02       Registered Common             (-)265,380           (-)1,977       Disposition (Sale on
                           Shares                                                            Exchange)


    2002.04.03       Registered Common           (-)1,230,000           (-)9,161       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.04       Registered Common              (-)50,000             (-)372       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.08       Registered Common             (-)568,030           (-)4,231       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.11       Registered Common             (-)500,000           (-)3,724       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.12       Registered Common           (-)1,000,000           (-)7,448       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.15       Registered Common             (-)358,580           (-)2,118       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.16       Registered Common             (-)400,000             (-)668       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.17       Registered Common           (-)1,804,590           (-)3,014       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.18       Registered Common           (-)1,420,000           (-)2,371       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.19       Registered Common           (-)1,380,000           (-)2,305       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.04.22       Registered Common           (-)1,100,000           (-)1,837       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.16       Registered Common               (-)5,000               (-)8       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.17       Registered Common             (-)330,000             (-)551       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.23       Registered Common             (-)530,000             (-)885       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.24       Registered Common             (-)600,000           (-)1,002       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.27       Registered Common             (-)490,000             (-)818       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.05.28       Registered Common             (-)140,000             (-)234       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.08.28       Registered Common              (-)71,450             (-)119       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.02       Registered Common             (-)400,000             (-)668       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.03       Registered Common             (-)188,220             (-)314       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.05       Registered Common             (-)125,000             (-)209       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.06       Registered Common              (-)32,090              (-)54       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.12       Registered Common             (-)450,000             (-)751       Disposition (Sale on
                           Shares                                                            Exchange)

    2002.09.13       Registered Common             (-)138,240             (-)229       Disposition (Sale on
                           Shares                                                            Exchange)
                  Total                                     0                  0

Note 1) Reason for Acquisition: Treasure stocks were acquired by exercise of appraisal right upon merger with Kangwon Bank on September 1999.

Note 2)  Relevant Laws and Regulations: Article 341, Item 5 of Commercial
         Code, Article 22, Paragraph (1), Item 4-2 of Enforcement Decree of Banking Act, Article 5, Paragraph (8) and Article 12, Paragraph (8) of Act on the Structural Improvement of the Financial Industry

Note 3) Details of Disposition: Disposition of 40,000 shares due to employee reward on February 28, 2000 Sale on exchange of 11,916,240 shares for the period from August 20, 2001 to September 11, 2001 Disposition of 10,000 shares due to employee reward on December 28, 2001

         Sale on exchange of 17,313,650 shares for the period from March 22, 2002 to September 13, 2002 Note 4) As of the closing date, the treasury stocks were all disposed.

D.       Treasury Stock Fund

- N/A

E.       Stock Option



                                                    [As of April 1, 2004]                          (Unit: KRW, Share)

                                               NUMBER   NUMBER    NUMBER                               RECENT
                                               OF       OF        OF                                   PRICE
GRANT                       NAME OF   TYPE OF  GRANTED  EXERCISED NON-EXERCISED  EXERCISE    EXERCISE   (PUBLIC
DATE          RELATIONSHIP  GRANTEE    SHARES  SHARES   SHARES    SHARES         PERIOD      PRICE     OFFERING)      REMARKS
----------------------------------------------------------------------------------------------------------------------------

2000. 03. 27  Registered     Sung     Common     56,776  0         56,776     2003.03.28   5,000      2,810
              Officer        Bok Wee  Shares
                             Jas
2000. 03. 27  Registered     Hyoung   Common                                                       (Closing
              Officer        Kim      Shares     15,897  0         15,897    ~2006.03.27     "        Price
                             Kang                                                                     As of
2000. 03. 27  Registered     Ryung    Common     15,897  0         15,897    "         "              March
              Officer        Lee      Shares                                                       29, 2004)
2000. 03. 27  Registered     Dong     Common     15,897  0         15,897    "         "
              Officer        Soo Choi Shares
2000. 03. 27  Registered     Wan Lee  Common     15,897  0         15,897    "         "
              Officer                 Shares
                             Won
2000. 03. 27  Non-Registered Jeung    Common     5,678   0          5,678    "         "
              Officer        Cho      Shares
2000. 03. 27  Non-Registered Jeong    Common     5,678   0          5,678    "         "
              Officer        Bin Lim  Shares
2000. 03. 27  Non-Registered Byuong   Common     5,678   0          5,678    "         "
              Officer        Ok Choi  Shares
2000. 03. 27  Non-Registered Tae      Common     5,678   0          5,678    "         "
              Officer        Hwan Kim Shares
2000. 03. 27  Non-Registered Chil     Common     5,678   0          5,678    "         "
              Officer        Sun Hong Shares
2000. 03. 27  Non-Registered Sun      Common     5,678   0          5,678    "         "
              Officer        Hong Ki  Shares
                             Myeong
2000. 03. 27  Non-Registered Hyun     Common     5,678   0          5,678    "         "
              Officer        Kyung    Shares
                             Gyu
2000. 03. 27  Non-Registered Sung     Common     5,678   0          5,678    "         "
              Officer        Yoon     Shares
                             Choong
2000. 03. 27  Registered     Young    Common     9,172   0          9,172    "         "
              Officer        Ahn      Shares
                             Soo
2000. 03. 27  Registered     Young    Common     7,861   0          7,861    "         "
              Officer        Lee      Shares
2000. 03. 27  Registered     Sung     Common     7,861   0          7,861    "         "
              Officer        Won Kang Shares


2000. 03. 27  Registered     Bong     Common     7,861   0         7,861         "            "
              Officer        Yeon Cho Shares
2000. 03. 27  Registered     Sung Gi  Common     6,551   0         6,551         "            "
              Officer        Kim      Shares
2000. 03. 27  Registered     Dong     Common     6,551   0         6,551         "            "
              Officer        Hyun Ji  Shares
2001. 03. 09  Registered     Sung     Common     4,667   0         4,667     2004.03.10     5,000
              Officer        Bok Wee  Shares
                             Kang
2001. 03. 09  Registered     Ryung    Common     1,632   0         1,632     ~2007.03.09"
              Officer        Lee      Shares
2001. 03. 09  Registered     Wan Lee  Common     1,632   0         1,632         "            "
              Officer                 Shares
2001. 03. 09  Registered     Sang     Common     1,632   0         1,632         "            "
              Officer        Woo Kim  Shares
2001. 03. 09  Non-Registered Chil     Common     714     0         714           "            "
              Officer        Sun Hong Shares
2001. 03. 09  Non-Registered Sun      Common     714     0         714           "            "
              Officer        Hong Ki  Shares
2001. 03. 09  Non-Registered Dong     Common     714     0         714           "            "
              Officer        Girl Lee Shares
2001. 03. 09  Non-Registered Nae Soon Common     714     0         714           "            "
              Officer        Park     Shares
2001. 03. 09  Non-Registered Seok     Common     714     0         714           "            "
              Officer        Joo Hong Shares
2001. 03. 09  Non-Registered Dong     Common     714     0         714           "            "
              Officer        Hyun Ji  Shares
                             Choong
2001. 03. 09  Registered     Young    Common     740     0         740           "            "
              Officer        Ahn      Shares
2001. 03. 09  Registered     Jong     Common     638     0         638           "            "
              Officer        Hyuk Kim Shares
2001. 03. 09  Registered     Bong     Common     638     0         638           "            "
              Officer        Yeon Cho Shares
2001. 03. 09  Registered     Sung Gi  Common     536     0         536           "            "
              Officer        Kim      Shares
                             Wan
2001. 03. 09  Registered     Young    Common     536     0         536           "            "
              Officer        Yoo      Shares
                                                                                          1) 60% of
2002. 03. 29  Registered     Sung     Common                                              the volume
              Officer        Bok Wee  Shares     35,532  0         35,532    2004.03.30   granted
                                                                                          is applied
2002. 03. 29  Registered     Seok     Common     47,376  0         47,376    ~2007.03.29  to by
              Officer        Joo Hong Shares                                              the increase
2002. 03. 29  Registered     Chil     Common     17,108  0         17,108    "            rate of
              Officer        Sun Hong Shares                                              stock
2002. 03. 29  Registered     Sang     Common     17,108  0         17,108    "            price, and 2)
              Officer        Woo Kim  Shares                                              40% of the
2002. 03. 29  Non-Registered Dong     Common     7,238   0         7,238     "            volume granted
              Officer        Girl Lee Shares                                              is applied
2002. 03. 29  Non-Registered Nae Soon Common     7,238   0         7,238     "            exercise price.
              Officer        Park     Shares


2002. 03. 29  Non-Registered Dong     Common     7,238   0          7,238    "
              Officer        Hyun Ji  Shares
2002. 03. 29  Non-Registered Won Il   Common     7,238   0          7,238    "
              Officer        Choi     Shares
2002. 03. 29  Non-Registered Joo Won  Common     7,238   0          7,238    "
              Officer        Lee      Shares
2002. 03. 29  Non-Registered Chan Il  Common     7,238   0          7,238    "
              Officer        Park     Shares
2002. 03. 29  Non-Registered Byung    Common     7,238   0          7,238    "
              Officer        Rak Han  Shares
                             Wan
2002. 03. 29  Registered     Young    Common     6,580   0          6,580    "
              Officer        Yoo      Shares
2002. 03. 29  Registered     Jin      Common     6,580   0          6,580    "
              Officer        Soon Lee Shares
2002. 03. 29  Registered     Jong     Common     6,580   0          6,580    "         "
              Officer        Hyuk Kim Shares
                             Jeong
2002. 03. 29  Registered     Myung    Common     5,922   0          5,922    "         "
              Officer        Lee      Shares
2002. 03. 29  Registered     Woo Jin  Common     5,922   0          5,922    "         "
              Officer        Kim      Shares
2002. 03. 29  Registered     David    Common     5,922   0          5,922    "         "
              Officer                 Shares
2003. 03. 28  Registered     Sung     Common                                              1) 60% of
              Officer        Bok Wee  Shares    18,190   0         18,190     2005.03.29  the volume
2003. 03. 28  Registered     Seok     Common    20,310   0         20,310    ~2008.03.28  granted
              Officer        Joo Hong Shares                                              is applied
2003. 03. 28  Registered     Chil     Common    10,750   0         10,750    "            to by the
              Officer        Sun Hong Shares                                              increase
2003. 03. 28  Registered     Sang     Common    26,000   0         26,000    "            rate of
              Officer        Woo Kim  Shares                                              stock
2003. 03. 28  Non-Registered Dong     Common     4,550   0          4,550    "            price, and 2)
              Officer        Girl Lee Shares                                              40% of
                             Nae                                                          the volume
2003. 03. 28  Non-Registered Soon     Common     4,550   0          4,550    "            granted
              Officer        Park     Shares                                              is applied
2003. 03. 28  Non-Registered Dong     Common     4,370   0          4,370    "            to by basic
              Officer        Hyun Ji  Shares                                              exercise
2003. 03. 28  Non-Registered Won Il   Common     4,550   0          4,550    "            price.
              Officer        Choi     Shares
2003. 03. 28  Non-Registered Joo Won  Common     4,550   0          4,550    "
              Officer        Lee      Shares
2003. 03. 28  Non-Registered Chan Il  Common    11,000   0         11,000    "
              Officer        Park     Shares
2003. 03. 28  Non-Registered Byung    Common     4,550   0          4,550    "
              Officer        Rak Han  Shares
                             Wan
2003. 03. 28  Registered     Young    Common    10,000   0         10,000    "
              Officer        Yoo      Shares


2003. 03. 28  Registered     Jin      Common      10,000     0          10,000            "
              Officer        Soon Lee Shares
2003. 03. 28  Registered     Jong     Common      10,000     0          10,000            "           "
              Officer        Hyuk Kim Shares
                             Jeong
2003. 03. 28  Registered     Myung    Common       9,000     0           9,000            "           "
              Officer        Lee      Shares
2003. 03. 28  Registered     Woo Jin  Common       9,000     0           9,000            "           "
              Officer        Kim      Shares
2003. 03. 28  Registered     David    Common       3,720     0           3,720            "           "
              Officer                 Shares
2004. 03. 25  Registered     Dong     Common     100,000     0         100,000        2006.03.26    5,000
              Officer        Soo Choi Shares
2004. 03. 25  Registered     Ji Hong  Common      30,000     0          30,000       ~2009.03.25      "
              Officer        Yoo      Shares
2004. 03. 25  Non-Registered Chan Il  Common      30,000     0          30,000            "           "
              Officer        Park     Shares
                             Gwang
2004. 03. 25  Non-Registered Yup      Common      30,000     0          30,000            "           "
              Officer        Chung    Shares
2004. 03. 25  Non-Registered Hong     Common      30,000     0          30,000            "           "
              Officer        Hee Chae Shares
2004. 03. 25  Non-Registered Yong     Common      30,000     0          30,000            "           "
              Officer        Wook Oh  Shares
                             Jeong
2004. 03. 25  Non-Registered Woo      Common      30,000     0          30,000            "           "
              Officer        Chang    Shares
2004. 03. 25  Non-Registered Jae Yoo  Common      30,000     0          30,000            "           "
              Officer        Kim      Shares
                             Yong
2004. 03. 25  Non-Registered Chang    Common      30,000     0          30,000            "           "
              Officer        Hwang    Shares
Total                                         1,045, 670     0       1,045,670

Note) The shares granted as of March 29, 2002 are adjusted to those for March 31, 2004.

F.       Status of Equity Ratio of Employee Stock Ownership Association


                                                                             (Unit: KRW, Share)
     TYPE OF SHARES        BASIC BALANCE    INCREASE      DECREASE   FINAL BALANCE     REMARKS
----------------------------------------------------------------------------------------------
Registered Common Share         0              --            --          0                --
       Total                    0              --            --          0                --

5.       Matters with respect to the Dividend during the Recent Five (5) Fiscal
         Years


                                      CLASSIFICATION                                172ND FY 171ST FY  170TH FY  169TH FY 168TH FY
----------------------------------------------------------------------------------------------------------------------------------
   Net Profit                                                                       -965,951 -586,045   522,531   101,085 -698,043
   Net Profit per Share                                                               -1,421     -870       799       149   -1,505
   Divisible Profit                                                                       --       --        --        --       --
   Payout Ratio                                                                           --       --        --        --       --
                                    A. Dividend  per    Majority   Common Shares          --       --        --        --       --
Details on Dividend                 Share (KRW)                    Preferred Shares       --       --        --        --       --
                    Cash Dividend                       Minority   Common Shares          --       --        --        --       --
                                                                   Preferred Shares       --       --        --        --       --
                                    B. Total Dividend   Majority   Common Shares          --       --        --        --       --
                                    (KRW)                          Preferred Shares       --       --        --        --       --
                                                        Minority   Common Shares          --       --        --        --       --
                                                                   Preferred Shares       --       --        --        --       --
                                    C. Dividend  Ratio  Majority   Common Shares          --       --        --        --       --
                                    at Market Price (%)            Preferred Shares       --       --        --        --       --
                                                        Minority   Common Shares          --       --        --        --       --
                                                                   Preferred Shares       --       --        --        --       --
                                    A. Stock  Dividend  Majority   Common Shares          --       --        --        --       --
                    Stock Dividend  Ratio (%)                      Preferred Shares       --       --        --        --       --
                                                        Minority   Common Shares          --       --        --        --       --
                                                                   Preferred Shares       --       --        --        --       --
                                    B. Number of        Majority   Common Shares          --       --        --        --       --
                                    Stock Dividend                 Preferred Shares       --       --        --        --       --
                                    per Share           Minority   Common Shares          --       --        --        --       --
                                    (Share)                        Preferred Shares       --       --        --        --       --
Net Assets Value per Share (KRW)                                                       2,696    3,375     3,734      3,070    3,266
Ordinary Profit per Share (KRW)                                                       -1,421     -870       799        131   -1,505

Note 1)  Net Profit per share for the 172nd Period:
         Net profit of common shares / Number of common shares traded = (-) KRW965,951 million / 679,775,963 shares

Note 2)  Net Asset Value per share for the 172nd Period:
         Total capital / total number of shares issued and outstanding = KRW1,938,640 million / 719,118,429 shares

II.      Details of Business (Banking Business)

1.       Outline of Business

A.       Status of Industry

(1)      Characteristic of Industry

         Banking Business as a pivotal industry to create economic values by raising and supplying funds attempts to stabilize people's lives and contributes the development of economy through making financing smooth.

         Banks that have survived recent financial restructuring processes have exerted all-out efforts to establish sub-infrastructure based on advanced management such as a credit management system and reinforce competitiveness, and accelerated financial digitalization including internet banking, etc., backed by the development of Information Technology. Further, introduction of merger and financial holding companies has led increasing number of companies to concurrently hold businesses and become larger.

(2)      Industry Growth and Characteristic of Business Cycle

         Recent records performed by banks since 1999 has overwhelmed those in the past, thanks to their restructuring efforts after financial crisis at the end of 1997, and receipt of banks, mainly receipt of short-term products, has increased after 2001 as low interest policy has been settled.

         Total deposits of deposit banks have steadily increased by 28% in 1999, 25.1% in 2000 and 13% in 2001 but shown sluggish increase by 5.7% and 6.3%, respectively in 2003 and 2004. Meanwhile, total loans have soared up by 24.9% in 1999, 24.6% in 2000 and continuously risen by27.9% in 2002 and 13.9% in 2003.

         Although a rise of household credit risk and instable management of some large companies, etc. due to economic recession since 2002 make it hard to expect recovery of economy, a banking industry is expected to be the growth industry as its efficiency, productivity and profitability has been elevated, driven by completion of financial restructuring, introduction of merger between large banks and financial holding companies for the purpose of fulfilling the trend of expanding and concurrent holding of businesses, differentiation strategy for growth by means of concentrating on competitive advantage of each bank and a bancassurance business launched in September of 2003.


                                                                     (In Billions of Korean Won)
     CLASSIFICATION                     TOTAL DEPOSIT                  TOTAL LOAN
                                  AMOUNT       RATE OF INCREASE   AMOUNT       RATE OF INCREASE
-----------------------------------------------------------------------------------------------
As of year-end of 1999           323,411.1            28.4       250,240.1            24.9
As of year-end of 2000           404,660.9            25.1       310,804.1            24.2
As of year-end of 2001           458,637.0            13.3       357,928.5            15.2
As of year-end of 2002           484,748.7             5.7       457,852.3            27.9
As of year-end of 2003           515,485.2             6.3       521,338.9            13.9


Note) Sources from "Financial Economy Trend - Major Economy Index" at the Internet homepage of the Bank of Korea (http://www.bok.or.kr)

(3)      Competition Factors

         The key of competition factors lies how fast and effectively the advanced management system under the IBP Standards is established and utilized. Also, it depends on who has the edge as a result of attempts to expand the capital and improve management in a situation where a gap between the rich and poor banks broadens, to be built in the future market. Active response to the trend of concurrent holding of businesses and e-Business will be a material factor in the coming competition.

(4)      Relevant Laws and Regulations or Restrictions of Governments, etc.

(A) Relevant Laws and Regulations: Banking Act, Enforcement Decree of the Banking Act, Regulations on Supervision of Banking Business, Detailed Rules of Supervision of Banking Business, etc.

(B) Restrictions of Governments, etc. (restrictions under relevant laws and regulations)

         (a) Minimum capital requirement amount: more than 100 billion KRW(Article 9 of the Banking Act)

         (b) Establishment and Relocation, Etc. of Branch: Where a banking institution intends to newly establish in a foreign country a branch, an agency or any other business place or office, or where it intends to relocate its head office to the area of a special city, a metropolitan city or a province, it shall consult in advance with the Financial Supervisory Commission by preparing a plan of such establishment or relocation. (Article 13 of the Banking Act)

         (c) Limits on Share Holding of Same Person, Etc.: A same person shall not hold shares of a banking institution in excess of 10/100 of its total voting shares. (Article 15, Paragraph 1 of the Banking Act)

         (d)      Exercise of Minority Stockholders' Right:

                  (1) Any person, who has held the stocks equivalent to not less than 5/100,000 of the total number of the stocks issued by any financial institution for not less than six months as prescribed by the Presidential Decree, may exercise his right as a stockholder as prescribed in Article 403 of the Commercial Act (including the case where the provisions are applied mutatis mutandis under Articles 324, 415, 424-2, 467-2, and 542 of the Commercial Act).

                  (2) Any person, who has held the stocks equivalent to not less than 250/100,000 (not less than 125/100,000 in case of financial institutions prescribed by the Presidential Decree) of the total number of the stocks issued by financial institutions for not less than six months as prescribed by the Presidential Decree, may exercise his right as a stockholder as prescribed in Articles 385 (including the case where the provisions are applied mutatis mutandis under
                           Article 415 of the Commercial Act) and 539 of the Commercial Act.

                  (3) Any person, who has held the stocks equivalent to not less than 25/100,000 (not less than 125/1,000,000 in case of financial institutions prescribed by the Presidential Decree) of the total number of the stocks issued by financial institutions for not less than six months as prescribed the Presidential Decree, may exercise his right as a stockholder as prescribed in Article 402 of the Commercial Act.

                  (4) Any person, who has held the stocks equivalent to not less than 50/10,000 (not less than 25/10,000 in case of financial institutions prescribed by the Presidential Decree) of the total number of the voting stocks issued by financial institutions for not less than six months as prescribed the Presidential Decree, may exercise his right as a stockholder as prescribed in Article 363-2 of the Commercial Act.

                  (5) Any person, who has held the stocks equivalent to not less than 5/10,000 (not less than 25/100,000 in case of financial institutions prescribed by the Presidential Decree) of the total number of the stocks issued by financial institutions for not less than six months as prescribed the Presidential Decree, may exercise his right as a stockholder as prescribed in Article 466 of the Commercial Act.

                  (6) Any person, who has held the stocks equivalent to not less than 150/10,000 (not less than 75/10,000 in case of financial institutions prescribed by the Presidential Decree) of the total number of the stocks issued by any financial institution for not less than six months as prescribed by the Presidential Decree, may exercise his right as a stockholder as prescribed in Articles 366 and 467 of the Commercial Act. In this case, the exercise of the right as a stockholder as prescribed in Article 366 of the Commercial Act shall be based on the stocks with voting right.

                  (7) The stockholder as prescribed in paragraph (1) may, in the event that he institutes a suit pursuant to
                           Article 403 of the Commercial Act (including the case where the provisions are applied mutatis mutandis under Articles 324, 415, 424-2, 467-2 and 542 of the
                           Commercial Act) and wins the case, file a request with the financial institution for payment of costs and all other expenses incurred by the suit. (Article 17 of the Banking Act)

         (e)      Audit Committee:

                  (1) Any financial institution shall establish an audit committee (referring to the audit committee under the provision of Article 415-2 of the Commercial Act; hereinafter the same shall apply) in the board of directors.

                  (2) The audit committee shall consist of members with not less than two thirds of them being outside directors.

                  (3) Members of the audit committee who are not the outside directors shall not fall under any subparagraph of Article 191-12 (3) of the Securities and Exchange Act: Provided, That any person who serves as a member, not as an outside director of the audit committee may, notwithstanding the provisions of Article 191-12 (3) 6 of the Securities and Exchange Act, become a member of the audit committee, who is not an outside director.

                  (4) Where the composition of the audit committee fails to meet the requirements as prescribed in paragraph (2) on the grounds of the death or resignation of members, the composition of the audit committee shall be made consistent with the requirements as prescribed in paragraphs (2) at the regular general meeting of stockholders, which is first called after the date on which the cause occurred.

                  (5) The proviso of Article 415-2 (2) of the Commercial Act shall not apply to the composition of the audit committee as prescribed in paragraph (1). (Article 23-2 of the Banking Act)

         (f)      Internal Control Standards, etc.:

                  (1) Any financial institution shall set fundamental procedures and standards (hereinafter referred to as the "internal control standards") which the officers and employees of such financial institution have to follow when they perform their duties to observe Acts and subordinate statutes, operate soundly its assets and protect its depositors.

                  (2) Any financial institution shall appoint not less than one person assigned to check whether the internal control standards are observed and to report any violation of the internal control standards to the audit committee (hereinafter referred to as the "compliance officer").

                  (3) Where a financial institution intends to appoint a compliance officer, it shall go through a resolution of the board of directors: Provided, That this shall not apply with respect to a branch office of a foreign financial institution under Article 58 (1).

                  (4) A compliance officer shall meet the following requirements:

                  1. He is required to be the person with the experience falling under any of the following items:

                           a. A person who has served not less than 10 years in the Bank of Korea or an institution subject to inspection (including any foreign financial institution corresponding thereto) under Article 38 of the Act on the Establishment, etc. of Financial Supervisory Organizations;

                           b. A person with a master's degree or higher in the finance-related area who has served not less than 5 years in a university as a full-time lecturer or higher or in a research institute as a researcher or higher;

                           c. A person with the qualification of an attorney-at-law or a certified public accountant who has served not less than 5 years in the service area related to such qualification; and

                           d. A person who has served not less than 5 years in the Ministry of Finance and Economy, the Financial Supervisory Commission, the Securities Futures Commission, or the Financial Supervisory Service under Article 44 and for whom 5 years or more have elapsed since he resigned or retired from each of such institutions;

                           2. He is required not to fall under each subparagraph of Article 18 (1); and

                           3. He is required not to have been subject to any such measures as demand for caution or warning, etc. for violating finance-related Acts and subordinate statutes from the Financial Supervisory Commission or the Governor of the Financial Supervisory Service under Article 47 in the past 5 years.

                           (5) Necessary matters concerning the internal control standards and compliance officers shall be prescribed by the Presidential Decree. (Article 23-3 of the Banking Act)

         (g) Credit Limit on Same Borrowers, etc: (1) No financial institution shall extend credits exceeding 25/100 of the relevant financial institution's equity capital to the same individual, corporation and person (hereinafter referred to as the "same borrowers") with whom it shares credit risk as determined by the Presidential Decree: Provided, That this shall not apply hereunder as determined by the Presidential
                  Decree:

                  1. Where it is necessary for the national economy or for a financial institution to promote the effectiveness of securing claims; and

                  2. Where a financial institution exceeds the limit referred to in the text due to changes in its equity capital or changes in the composition of the same borrowers although it did not extend further credits. (Article 35, Paragraph 1 of the Banking Act)

         (h) Prohibited Business: No financial institution shall conduct the following activities:

                  1. Investment in stocks or other securities (excluding state bonds and Bank of Korea currency stabilization bonds) with a period of redemption of not less than three years which exceeds the amount equivalent to the ratio as determined by the Presidential Decree within the limit of 100/100 of its equity capital. In this case, the Financial Supervisory Commission may, if necessary, otherwise determine, within the said limit on investment, the ceiling on investment in stocks and derivatives which are securities;

                  2. Ownership of real estate (excluding real estate acquired through the exercise of a security interest such as mortgage) other than real estate for business purposes;

                  3. Ownership of real estate used for business purposes in excess of an amount equivalent to the ratio as determined by the Presidential Decree within the limit of 100/100 of equity capital;

                  4. Loans of funds to speculate in commodities or securities;

                  5. Loans in which stocks of the financial institution or stocks exceeding 20/100 of issued stocks of other stock companies are offered as security, whether direct or indirect (excluding loans for operators, etc. as prescribed by the Presidential Decree who operate private investment projects for infrastructure);

                  6. Loans contingent on the purchase of stocks of the relevant financial institution, whether direct or indirect;

                  7. Loans for political funds, whether direct or indirect; and

                  8. Loans to officers or employees of the relevant financial institution (excluding petty loans as determined by the Financial Supervisory Commission) (Article 38 of the Banking Act)

         (i) Supervision over Financial Institutions: The Financial Supervisory Service established under the Act on the Establishment of Financial Supervisory Organizations (hereinafter referred to as the "Financial Supervisory Service") shall supervise whether financial institutions observe this Act, other related Acts, and regulations, and orders and instructions of the Financial Supervisory Commission in accordance with the said regulations and instructions. (Article 44 of the Banking Act)

         (j) In respect of other contents of and details regulations, please refer to relevant law and regulations.

(5) Others

         In respect of other status of industry, please refer to following B. Status of the Company, (3) Market Share

B.       Status of the Company

(1)      General Condition of Operation and Classification of Business Sectors

(A)      General Condition of Operation

         [1] The 172nd Fiscal Year

         Various and significant international issues, including the war between the U.S. and Iraq, SARS, and North Korea nuclear problems, etc. were brought up in the previous year, and domestic economy fell into a difficult situation as well, due to the window dressing of SK Networks, the liquidity crisis of LG Card resulting from credit card debts and a rise in household credit burden. While the global economy shows a sign of gradual recovery, the domestic economy is said to enter the low-growth economic condition by expert research institutions and not sure to revive.

         For Chohung Bank, the previous year was a year of extreme changes and difficulties through its 106 history. In the course of privatization, caused by becoming a subsidiary of Shinhan Financial Group, an unprecedented strike gave huge concerns to its shareholders and customers and caused damages to the image of credibility, which is very important to a bank. Moreover, credit cards and household loans sparked by an expansion-centered policy lack of consideration of previous risks hit hard its management, together with the economic depression in the country.

         Under the aforesaid unfavorable conditions, Chohung Bank realized pre-provision income of KRW1,250.3 billion, increased by 18.7% over the same period of the previous year, and indicated it had still maintained its firm operation basis.

         Notwithstanding the good realization of profit before allowances, it set aside a provision for possible loan losses of KRW2,133.2 billion resulting from additional allowance for loans to some large companies such as SK Networks and LG Card, etc. because of ailing household sector, including credit card, etc. and therefore the net loss of KRW966 billion was recorded.

         Meanwhile, events including presentation of certificates for blood donation were held by all officers and employees as a part of promoting its image of social contribution, and the bank was selected as an institution of merit in "Hope, 2003 Support our poor neighbors" and won the Presidential commendation, and further, it emphasized the bank itself is a company responsible for corporate social obligations such as environment protection, etc. by opening a National Competition for Pictures of Environment for 10 years.

         This year, Chohung Bank plays and will play an essential role in accomplishing a strategy goal of the holding company to be a strong market leader through coping positively with the unlimited competition era, forming grounds for creation of new bank of world class and preparing for cut-throat competition in the market. Besides, it intends to make outstanding performance records by making customer to recognize it as a leading bank through realizing an actual one bank based on a close cooperation with Shinhan Bank.

         For this purpose, Chohung Bank sets its management goal of "New Start, Big Take-off" and devotes itself to settle "sound management, profitable management and transparent management". It will dramatically raise the asset profitability under asset restructuring, the development of a credit assessment system and strengthening of a credit risk management, double a sales power of bancassurance and beneficiary certificates, etc., and maximize non-interest income as stremlines synergy operation, the greatest advantage of a financial holding company system through cross-selling and common marketing between subsidiaries.

         Together with the foregoing, Chohung Bank plans to promote a corporate financing over which it relatively has an edge and to this end, it reorganized corporate sector to separate large companies sector early this year. Additionally, it will improve productivity by efficiently business organizations relying on the upgrade of a business department system and seeking to develop abilities of human resources supported by systematic education and training courses, and formulate a merit-based corporate culture by a fair and reasonable evaluation and reward therefor.

         Chohung Bank will make itself a more credible bank in the market under a transparent management, i.e. periodical disclosure any ongoing process or performance record to shareholders and customers.

         (1) The 171st Fiscal Year

         A successful holding of the international event called World Cup last year has improved national image a lot, and however, the domestic economy that had turned up in the first half of this year reversed to downturn in the second half of this year, affected by delay in recovery of the world economy and a contraction for domestic consumption sentiment.

         Under these conditions, the bank has improved competitiveness relating to funds and fees and commissions divisions each as a major source of income, through target marketing of differentiated products and services depending on customer information, put efforts to maximize its competences by way of newly establishing product head division in charge of the development of products and services to meet various needs of customers, launching a private banking business with a view to discover a new source of profits and establishing a new branch office in a bid to expand contact points with corporate customers and enhance its operating power.

         A "Timely Correction Measure" by the policy authority that had tarnished the bank as a depressed bank has been lifted, domestic and overseas rating companies such as Korea Information Service, National Information & Credit Evaluation, Moody's and S&P has upgraded credit ratings and Chohung Bank has won "Best Financial Institution for Financing Support to Small and Medium Businesses (commended by Prime Minister)" from Small and Medium Business Administration for its contribution to support for SMEs and the third consecutive Grand Prix for Customer Satisfaction" selected by Korea Management Association for its customer satisfaction management by all officers and employees.

         Due to its efforts stated above, operating income made the highest record of pre-provision ordinary income of KRW1,561.3 billion surged by 39.2%, which evidenced the top-level of its business and earning power among domestic banks.

         Chohung Bank has steadily reduced non-performing corporate loans under an offset by ordinary income. However, a sale of Hynix had gone through obstacles influenced by the general economic slowdown, and it could not but cut off Hynix loans. Chohung Bank has reserved sufficient provisions for other non-performing loans of companies in trouble, aimed at laying a foundation for being a clean bank.

         Accordingly, loan loss coverage for unsecured loans to Hynix remained at 100% and the total reserve of KRW1,297 billion was used in order to eliminate uncertainty concerning failing companies. As a result, net loss of the previous year recorded KRW586 billion.

         While enhancing credibility of investors attributable to handling burdens with respect to loans to unsound companies and raising accounting transparency, the bank hopes to accomplish satisfactory net earnings for the year by reflecting business competitiveness in the performance records.

         Profitability competition between large-scale banks is expected to be more intense and IT industry represented by mobile finance is thought to engage in more banking businesses in the domestic financial market, and therefore, counterparts and range of such competition are so much harder to predict.

         Chohung Bank sets a goal of this year as "Solid Management, High-Level Quality Enhancement" for the purpose of coping with unlimited competition era and improving corporate value under a privatization process and wishes to create a new source of future income generated by intensifying comprehensive risk management for improvement of asset soundness, deepening main customer relationship, maximizing competences of channels and promoting new profit business such as bancassurance, etc.

         Furthermore, in compliance with customer needs diversified by expansion of digital finance, it will realize quality management based on high-efficient and low-cost operating system through upgrading existing management infrastructure and systems and applying Process Innovation to assist a business organization.

         As a part of a new concept of customer satisfaction, fit for winning of the third consecutive Grand Prix for Customer Satisfaction, first time in the banking industry, communications with customers will be emphasized and the best customer value will be created and the bank plans to periodically disclose status of bank management and accept fair evaluation from the market.

         In addition, Chohung Bank designs to promote "New Development Strategy" focusing on reconstruction of business portfolio like "Concentration on Core Business" and "Building of New Development Model", largely amended to the old mid- and long-term strategy, and therefore be reborn.

         (2) The 170th Fiscal Year

         The previous year was the most volatile period both in the inside and the outside of the country. The U.S. economy that had been a flagship in the global economy turned down putting end to its 10 years of prosperity and the terror attack in the U.S. astounding the rest of the world seriously damaged the world economy, which is uncertain to be recovered.

         Backed by restructuring, the domestic economy fortunately appears as a country of potential investment in the Asian region and stays in a good condition though the economic upturn is early to predict with confidence.

         In such situation, Chohung Bank not only carried out a revolutionary reconstruction of all business process such as promotion of new customer-tailored marketing depending on customer information, implementation of new independent credit card system and trust internet banking service in an attempt to strengthen business power, but devoted to expand income sources propelled by participating in new profit business, i.e. execution of main purchase settlement system and launch of Sports Toto and the Internet lottery business, etc.

         In the course of its effort to acquire a priority in the market according to the trend of digitalizing finance, Chohung Bank was ranked at the first in the field of Internet banking in Global Finance of the U.S., and won the second consecutive "Grand Prix for Customer Satisfaction" selected by Korea Management Association as a result of efforts of all officers and employees towards customer satisfaction management.

         The bank steps up social services and activities for environment preservation such as holding of "National Competition for Pictures of Environment", coupled with the above in order to perform social responsibilities and therefore enhance the image of the bank.

         Business performance of the previous year showed realized profit before allowances of KRW1,081.2 billion, and net income significantly increased to KRW522.5 billion despite a burden of a large amount of loan loss allowance for non-performing loans, jumped by 417% since turning to a surplus in 2000, and thus successfully reached to a level of advanced good bank.

         Besides, the substandard and below ratio reached to 16.5% at the end of 1999 was down to 3.3% by clearing non-performing loans of KRW 3.2 trillion over the previous year, and the BIS capital ratio stood at 10.4% stemming from issuing subordinated bonds equivalent to KRW 300 billion.

         This year, using the excellent performance acquired in the previous year as a stepping-stone, the bank set a management goal of "Realization of New Success Mythology" towards a substantial development, and will consolidate strategic affiliation as well as formation of a financial holding company and organization future-focused business portfolio subject to the trend of enlarging and concurrent holding of business.

         Further, the bank plans to improve competitiveness in respect of funds and fees and commissions divisions each as a major source of income, through usage of the former management infrastructure and customized target marketing, and to produce an environment where efficiency and practices will be put a value resulting from process innovation determined and proceeded by the bank and the creation of new organization culture.

         In addition, it will elevate a world-class management infrastructure and formulate a knowledge management, the most prevalent trend in the 21st century, with a view to fulfill customer needs diversified under a proliferation of digital finance.

         As international credit rating companies has provided positive announcements of possible upgrade of a grade on Chohung Bank, it will put all energy to realize a management plan of the year and trigger a continuous rise in the corporate value and satisfy customers through provision of the best products and services.

B)       Subsidiaries

         Chohung Bank has 9 subsidiaries as following: Chohung Investment Trust and Management, Chohung Finance, CHB America Bank, Chohung Bank GmbH, Chohung Vina Bank, CHB Valuemeet 2001 year 1st Securitization, Valuemeet 2001 year 2nd Securitization, CHB Valuemeet 2002 year 1st Securitization and C&V Asset Management Corp. and their objectives of business and business environment are similar to those of Chohung Bank, and therefore a general condition of operation for such subsidiaries shall be omitted and referred to that of the bank in this report.

(B)      Classification of Business Division to be Disclosed

         The company has no business division whose sales ' operating profits/losses or asset is equivalent to not less than 10/100 of the total sales ' operating profits/losses or asset.

(2)      Outline of Business and Products ' Services

1)       Deposit Transaction

         In case of opening a bank account for deposit, any deposit transaction should be carried out with one's real name under "Act on Real Name Financial Transactions and Guarantee of Secrecy". Upon application for a product, please read terms and conditions of reception and deposit transaction placed at a bank window prior to such application. Be sure to make a password of a bankbook and a cash card in a way that is not easily misused by a third party. Please avoid using a seal which is easy to be forged as your seal for any transaction and keep your bankbook and seal separately in order to prevent a possible incident.

         In case of a deposit or withdrawal, please wait in front of bank window until an employee receive a bankbook, a payment slip (deposit slip) and cash, etc. and then, confirm the amount of deposit and withdrawal and the account holder through your bank book or a receipt of electronic deposit. When you withdraw a deposit by a signature, you should submit your ID card. When you withdraw cash from the ATM, check the amount against the receipt.

         Upon loss or robbery of a deposit, a seal or a card, please report thereof to the closest branch of our bank by a call or in writing immediately.

2)       Check and Bill Transaction

         When issuing a check or bill, you should fill out the amount column without any space so as to prohibit forgery or alteration by others. When issuing a household check, as there is a limit of issuance per check, you should be careful not to exceed the limit, or your transaction will be suspended.

         When receiving a check or bill, you should keep it after confirming a sender and whether an incident report has been received and writing down the number, the paying and the amount thereof.

         Upon loss or robbery of a check or bill, please report the number and amount of such check or bill to a paying financial institution.

3)       Transaction of Trust Products

         When applying for trust products, please read the general and separate terms and conditions of money trusts placed at a floor prior to such application. Trust benefit is distributed by calculating in a manner and with a dividend ratio separately prescribed for the period since the date a trust established until the preceding date prior to the distribution.

         Trust fees are acquired out of trust properties subject to a method provided by the bank. Taxes relating to trust properties and other costs for trust service are acquired out of trust properties.

         In case of a prior withdrawal to the term by each type of a trust, termination of a trust may be applied by a joint signature if the person of the contract is different from the person who receive the principal and interest, and a bank shall make a payment out of trust properties deducting commissions received from termination of commodities.

         When requesting the payment of the principal and interest of a trust, you should submit an application for the payment subscribed with a registered seal (or signature) after writing a password thereon. In order to transfer beneficial interests or provide them as security, an approval from a bank is required. While Unspecified Money Trusts, Accumulated Money Trusts (Contracted), Pension Trusts for the Elderly, New Pension Trusts, Individual Pension Trust, New Individual Pension Trust and Retirement Trust are all principal-guaranteed products, other products are performance-based dividend products whose principals are not guaranteed, make sure which trust product you apply for.

4)       Loan

         With respect to application for loan, such loan will be advanced after an inspection provided by the bank. In case of a loan transaction, be aware of details of the basic terms and conditions of credit transaction and contact an employee of a bank for any inquiry. Upon execution of a loan agreement, please affix your signature directly after confirming a credit amount, interest rate, the term of such credit, payment cycle of interest, application method of default interest, and redemption method.

         A high default rate of interest is charged, upon any default of an interest or principal payment, and if it continues long, you will be registered as a delinquent institution under "Rules on Exchange of Credit Information and Management of Financial Institutions" and accordingly will be restricted in respect of a transaction with financial institutions. Therefore, please be careful not to delay payments of the principal and interest.

         If you offer a security or jointly and severally guarantee for the purpose of securing your loan or any credit by others, please confirm important matters such as a type of security (joint and several guarantee) and the maximum secured amount. Additional provision of a security may be required in case of decline in the security price upon using secured credit.

         Please notify the bank of any change in the name, trade name, representative, address and other relevant matters of the debtor, in the course of a transaction with the bank as soon as possible. Until a notice, no change thereof is deemed to have been made.

5)       Overseas Remittance and Foreign Exchange

         You should present your passport when exchanging money for travel abroad and a certificate verifying your real name when remitting money to overseas. When you exchange money or remit money to a foreign country, please contact an employee of the bank for any inquiry on the limit of each ease and additional documents necessary to be submitted as prescribed in the relevant laws and regulations. You should sign your name on the upper section of a travelers' check in preparation for loss or theft.

6)       E-finance Service

         Please keep your password for the Internet banking and telebanking secret and change it occasionally and regularly.

         For an account transfer or loan service via the Internet banking, you should install certificate of authentification in your PC or a diskette in advance. However, if there is a concern that a problem relating to security might take place due to share a PC with others or you are not willing to use the Internet banking any longer with the certificate- installed computer, then it is desirable to delete the certificate as promptly as possible.

7)       The Credit Card Service

         When you receive the credit card, please do not use other's name or allow others to use your name. If the credit card is not issued after several days (10 days) since when you applied, please check the branch where you applied.

         When you received the credit card, please sign your name on the signature box at the backside of your credit card immediately. When the unsignatured credit card is missed or robbed, the user is responsible fully or partially about illegal use of money by third party before report.

         The credit card must be used by the user itself and it cannot be transferred or borrowed to the others. The credit card cannot be used for the purpose of collateral and the user should not commit any unfair act such as cash circulation, etc. using the credit card.

         After receiving the credit card, please keep the card number and phone number for robbery report separately against any loss or robbery of the credit card. When the address or working place is changed, please report to our main bank office.

         Please pay attention to security of the card number. When you withdrawal the cash or get cash advance service by ATM machine, the bank is not responsible for disclosure of credit card number. But, the bank will be responsible for a loss caused by alteration or forgery, or a loss incurred after the report of robbery or loss of the credit card.

         When you loss a card or get it robbed, please immediately report to our main bank office or phone banking center (without area code) 2588-4114, approval office (02) 3700-4200 and BC Card (Inc.) (02) 520-4515. Please keep the reporting time and the name of the employee who receives report. Any loss incurred from 60 days prior to the reporting date due to illegal use by third party will be compensated (in case of cash withdrawal and cash advance service, after the reporting time). But, it is possible to be excluded from the compensation in case of illegal use caused by user's purpose or serious mistake.

         When you use the credit card, please carefully make sure the printed price on sales slip, whether it is installment basis or not and name of the member store, etc. And you must sign, by your own handwriting, exactly same as you signed your card. But, the presentation and signature could be omitted on mail order.

         Any disputes relating to the product or service purchased using the credit card, should be settled by the user and member store. But, if the case meets all following requirements, you could request dispute settlement and refuse the payment.

         A. The product or service purchased through installment basis become invalid, void or cancelled, or the portion of the product or service is not delivered within the delivery date.

         B. When the product or service amount is KRW 200,000 or over, the user requests to the bank or BC Card (Inc.) in writing to settle the dispute within the stipulated installment time and makes faithful endeavors for the settlement with the member store.

8)       Bancassurance

         Bancassurance means a system that sells insurance product by financial institution like bank, etc. as an insurance agent or an agency. The bank is just insurance agent and all responsibilities upon the insurance contract lies with insurance company. When you subscribe the insurance, you should be delivered the copy of written subscription, specification for subscription (for long-term insurance) and terms and conditions from the sales representative of the relevant business office. It is possible that the relevant insurance company may contacts the customer directly or provides additional service after the execution of the insurance contract. Also, in light of the feature of the insurance product, you should bear in mind that a loss of the principal may occur upon the early redemption. Dealing product broadly is divided into life insurance product and indemnity insurance product, and the insurance company in sales partnership could be different by the banks.

(3)      Market Share

(A)      Changes in Market Share in the Domestic Market


                                                                                  (Unit: KRW 100 million, %)
           CLASSIFICATION                 END OF 2003       END OF 2002       END OF 2001       END OF 2000
-----------------------------------------------------------------------------------------------------------
  Total        Chohung Bank                   426,277           490,402           428,385           380,097
Fundraising    Total of Top 5 Banks         3,739,526         3,624,557         3,524,816         3,001,150
               Market Share                     11.40             13.53             12.15             12.67
   Loan        Chohung Bank                   348,950           345,971           246,214           236,825
               Total of Top 5 Banks         3,120,266         2,844,147         2,223,726         2,037,196
               Market Share                     11.18             12.16             11.07             11.63

Note) Top 5 banks(on the basis of the volume of its asset): Chohung, Kookmin, Woori, Hana, Shinhan

(B)      Market Share in the Domestic Market by Major Banks at the End of 2003


                                                              (UNIT: %)
  MARKET SHARE           CHOHUNG    KOOKMIN   WOORI   HANA   SHINHAN
-----------------------------------------------------------------------
Total Fundraising          11.40     38.10    20.54   17.11    12.85
      Loan                 11.18     40.38    20.36   15.71    12.37

(4)      Details and Prospects of New Business, etc.

-        Launching Bancasurance business(September 3, 2003)

         * Legal Ground: Insurance Business Act and Enforcement Decree of the Act

-        Prospect

         * Backed by trust of a bank by its customers, an expanded branch channel and loyal customers, a foundation for competitive edge against other financial institutions (banks, securities, mutual saving bank, specialized banks (IBK, KDB) and credit card companies) is established.

         * All responsibilities concerning insurance contracts shall be born by the insurance company and banks can obtain fee incomes through sales of products, which will make great contributions to the increase in profits of the bank.


(5)      Organizational Chart

[10 Groups, 26 Divisions, 1 Center 9 Offices, 2 Teams, 6 Regional Headquarters]

* Please refer to Chohung Bank's FY2003 annual report at www.chb.co.kr to see organizational chart.

2.       Results of Business

                                                    (Unit : hundred million Won)

                  OPERATING INCOME                          REMARKS
--------------------------------------------------------------------------------
Bank Account          52,656            Compared to 171st FY : [ ]25
                                        171st FY : 52,681    170th FY : 51,252
Trust Account           470             Compared to 171st FY : [ ]20
                                        171st FY :    490    170th FY :    642

Note) Account of merchant banks is included in the bank account.

3.       Current Status of Each Type of Business

A.       Deposit

[Balance of Deposit]

                                                    (Unit : hundred million Won)

CLASSIFICATION                                    FY172                           FY 171                          FY 170
                                         AVERAGE                           AVERAGE                         AVERAGE
                                         BALANCE       END BALANCE         BALANCE      END BALANCE        BALANCE      END BALANCE
------------------------------------------------------------------------------------------------------------------------------------
Won Currency       Demand                70,736           78,369             68,467         78,459          59,362        71,582
   Deposit         Deposit
                   Savings              291,107          268,192            276,709        300,129         243,974       256,317
                   Deposit
                   Mutual
                 Installment              9,075            8,842              5,491          6,795           4,796         4,862
                   Deposit
                     C D                 31,512           19,002             32,114         41,519          14,953        23,205

         Subtotal                       402,430          374,405            382,781        426,902         323,085       355,966

   Foreign Currency Deposit              13,438           12,485             15,058         11,952          18,266        18,578

Trust Deposit    Monetary Trust          43,951           39,387             52,747         51,547          50,908        53,840
                 Non-monetary Trust           -                -                  -              -               -             -
         Subtotal                        43,951           39,387             52,747         51,547          50,908        53,840
          Total                         459,819          426,277            450,586        490,401         392,259       428,384


B.             Loan

[Outstanding Balance of Each Loan]

                                                    (Unit : hundred million Won)

    CLASSIFICATION                          FY172                           FY171                            FY170
                                AVERAGE                            AVERAGE                           AVERAGE
                                BALANCE         END BALANCE        BALANCE        END BALANCE        BALANCE      END BALANCE
-----------------------------------------------------------------------------------------------------------------------------
   Won currency loan            342,244            333,290         280,610           327,819         196,308         221,212
 Foreign currency loan           16,068             15,032          16,000            17,132          20,670          17,722
Advances for Customers              845                742           1,108               779           3,280           1,131
       Subtotal                 359,157            349,064         297,718           345,730         220,258         240,065
     Loan by trust                1,689              1,504           2,288             1,705          10,849           2,780
        Total                   360,846            350,568         300,006           347,435         231,107         242,845

Note) Won currency loan includes the discounted bills. Foreign currency loan excludes offshore foreign currency loan and domestic import usance.

C.       Payment Guarantee

[Details of Balance of Payment Guarantee by Type]

                                              (Unit : hundred million Won, Case)

                                                             FY172                    FY 171                      FY 170
             CLASSIFICATION                           AMOUNT       CASES       AMOUNT        CASES         AMOUNT         CASES
-------------------------------------------------------------------------------------------------------------------------------
Confirmed
Acceptance                          Payment
   and                        Guarantee for Bond
Guarantee       Won                 Issuance             208           2          272             2           374             6
                               Payment Guarantee         762          74          945           103           793           105
                                    for Loan
                               Other Won Payment       4,201       1,093        4,550         1,267         3,730         1,169
                                   Guarantee
                                    Subtotal           5,171       1,169        5,767         1,372         4,897         1,280
              Foreign              Acceptance          1,635       5,471        3,170         6,071        13,591         5,408
                                      L/G                475         688          616           873           394           738
                                 Other Foreign
                                Currency Payment       2,643         244        2,822           218         2,768           177
                                   Guarantee
                                    Subtotal           4,753       6,403        6,608         7,162        16,753         6,323
      Unconfirmed
     Acceptance and
       Guarantee
       Guarantee                Issuance of L/C       10,777       8,941       11,997        14,155        11,796        13,346
                                     Others            2,663       1,243        3,077         1,316         3,370         1,171
                                    Subtotal          13,440      10,184       15,074        15,471        15,166        14,517
                     Total                            23,364      17,756       27,449        24,005        36,816        22,120


D.       Securities Investment Business

[Balance of Securities by Type]

                                                    (Unit : hundred million Won)

              CLASSIFICATION                                FY172                        FY171                       FY170
                                                  AVERAGE              END        AVERAGE        END          AVERAGE        END
                                                  BALANCE            BALANCE      BALANCE      BALANCE        BALANCE      BALANCE
-----------------------------------------------------------------------------------------------------------------------------------
      Bank
    Account
      Won                       Monetary
    Currency                  Stabilization         18,069             15,819      18,180        10,074        23,497       29,767
   Securities                  Securities
                               National*            18,702             20,615      24,227        24,455        28,241       23,064
                              Public Bonds
                                Corporate           50,120             43,309      62,134        59,840        63,489       66,145
                                  Bonds
                                  Stock              6,400              8,204       7,323         6,421         4,685        5,946
                            Other Securities         2,284              1,462       2,640           885         8,692        6,566
                 Subtotal                           95,575             89,409     114,504       101,675       128,604      131,488
     Trust
    Account
      Won                       Monetary
    Currency                  Stabilization          6,362              6,385       8,039         6,731         7,274        9,403
   Securities                  Securities
                               National*             2,793              4,612       3,966         2,404         5,666        7,896
                              Public Bonds

              CLASSIFICATION                                FY172                        FY171                       FY170
                                                  AVERAGE              END        AVERAGE        END          AVERAGE        END
                                                  BALANCE            BALANCE      BALANCE      BALANCE        BALANCE      BALANCE
-----------------------------------------------------------------------------------------------------------------------------------
                                Corporate            6,799              5,176       8,728         8,754         9,438       10,665
                                  Bonds
                                  Stock              4,974              4,461       4,902         5,047         3,043        3,606
                            Other Securities        20,796             16,821      24,681        24,303        20,363       15,426
                 Subtotal                           41,724             37,455      50,316        47,239        45,784       46,996
                                 Foreign
Foreign Currency                Currency
                               Securities            3,470              2,079       5,556         5,134         6,118        6,296
                                Offshore
                                 Foreign
                                 Currency
                                Securities              46                  -         254           112           720          436
                 Subtotal                            3,516              2,079       5,810         5,246         6,838        6,732
                  Total                            140,815            128,943     170,630       154,160       181,226      185,216


E.       Trust Business

                                                    (Unit : hundred million Won)

       CLASSIFICATION                           FY172                           FY171                           FY170
                                    TRUSTED                             TRUSTED                         TRUSTED
                                    AMOUNT              TRUSTOR FEE     AMOUNT        TRUSTOR FEE       AMOUNT        TRUSTOR FEE
----------------------------------------------------------------------------------------------------------------------------------
    Agreed dividend trust             87                    130           85             (-)576           82             (-)188

      Performance-based             39,300                  306         51,462            444           50,826            599
       dividend trust

            Total                   39,387                  436         51,547           (-)132         50,908            411

F.       Credit Card


                                    (Unit : Unit, Numbers, hundred million Won )

                  CLASSIFICATION                                  FY172                  FY171              FY170
-------------------------------------------------------------------------------------------------------------------
       Number of Member       Corporation                          66,358                 70,080             49,260
                Store         Individual                        3,138,164              4,196,409          4,071,949

              Number of Member Store                              252,689                284,608            248,468

          Status of Income        Sales                           205,745                299,068            269,120
                             Commission Income                      9,239                 11,011              8,894


Note) The number of member store is based on enterprise unit.

G.       Derivatives & Investment

(1)      Outline of Business

         - Development of products and transaction to hedge market risks such as exchange risk and interest rate risk, etc.

         - Management of market risk and credit risk of position held by the Bank and transaction therefor.

         - Development and transaction of derivative financial products relating to Won currency

         - Financial products: Long term and short term forward exchange, interest rate futures transaction, interest rate and currency swap, currency and stock option, interest rate and stock futures, and hybrid products.

(2)      Status of Contracts & Profit/Loss of Investment

                                                            (Unit : million Won)

              CLASSIFICATION                         FY172                      FY171                          FY170
                                         B/S BALANCE       PROFIT    B/S BALANCE      PROFIT       B/S BALANCE        PROFIT
-----------------------------------------------------------------------------------------------------------------------------
Interest Rate
  Related
Transaction      Forward       Buy                 0             0             0            0                0              0
                              Sell                 0                           0                             0
                 Futures       Buy            16,292        19,012        31,041     (-)1,569                0            688
                              Sell                 0                     309,875                             0
                   Swap        Buy         5,133,183     (-)24,456     3,178,105        9,846          893,587         25,469
                              Sell         5,132,294                   3,178,372                       894,061
                  Option       Buy                 0             0             0            0                0              0
                              Sell                 0                           0                             0
           Subtotal            Buy         5,149,475      (-)5,444     3,209,146        8,277          893,587         26,157
                              Sell         5,132,294                   3,488,247                       894,061
  Currency
  related
Transaction      Forward       Buy         4,554,992         3,437     1,090,640       40,541          877,671      (-)22,003
                              Sell         4,509,876                   1,378,239                     1,062,942
                 Futures       Buy                 0           911             0            0                0              0
                              Sell                 0                           0                             0
                   Swap        Buy           583,017      (-)1,325       296,654     (-)7,100           55,007      (-)17,636
                              Sell           566,559                     247,814                         7,650
                  Option       Buy                 0           265             0          429           39,865            178
                              Sell                 0                           0                        46,661
           Subtotal            Buy         5,138,009         3,288     1,387,294       33,870          972,543      (-)39,461
                              Sell         5,076,435                   1,626,053                     1,117,253
   Equity
  related
Transaction      Forward       Buy                 0             0             0            0                0              0
                              Sell                 0                           0                             0
                 Futures       Buy                 0           111             0            0                0              0
                              Sell                 0                           0                             0
                   Swap        Buy                 0             0             0            0                0              0
                              Sell                 0                           0                             0
                  Option       Buy           119,531         1,185             5           15                0          (-)20
                              Sell           118,386                           5                             0
           Subtotal            Buy           119,531         1,296             5           15                0          (-)20
                              Sell           118,386                           5                             0
             Total             Buy        10,407,015        (-)860     4,596,445       42,162        1,866,130      (-)13,324
                              Sell        10,327,115                   5,114,305                     2,011,314


Note) The profits and losses are the aggregate of transaction gain and loss and valuation gain and loss occurred during the period concerned.

H.       Other Business

The Bank engages in the following incidental business for the convenience of its customers in addition to treasury fund handling business and Giro business.

[1]      Credit card (BC card) and debit card business

[2] Phone banking, home banking and internet banking for individual customer, firm banking and internet banking for corporate customer and other e-banking service

[3]      Lending safe and night safe business

[4]      Receipt of bills in custody

[5] Receipt and automatic transfer of every kind of public charges and registration fee

[6]      EMI business for importers

[7]      Counseling center for overseas emigrants.

[8] Asset management, financial technology advice to PB(Private Banking) customers

[9]      Bancasurance

4.       Status of Business Facilities

A.       Status of Establishment of Branch


                                                       (As of December 31, 2003)

    DISTRICT               BRANCH           REP. OFFICE         BUSINESS OFFICE           TOTAL
-----------------------------------------------------------------------------------------------
     Seoul                   213                19                     -                   232
     Pusan                   27                  2                     -                   29
     Daegu                   18                  1                     -                   19
    Incheno                  17                  3                     -                   20
    Kwangju                   9                  2                     -                   11
    Daejeon                  10                  4                     -                   14
     Ulsan                    6                  3                     -                    9
    Kyunggi                  74                 14                     -                   88
    Kangwon                  24                  6                     -                   30
   Choongbuk                 25                 11                     -                   36
   Choongnam                  8                  3                     -                   11
    Cheonbuk                  5                  2                     -                    7
    Cheonnam                  7                  4                     -                   11
    Kyungbuk                 11                  8                     -                   19
    Kyungnam                 14                  2                     -                   16
      Jeju                    2                  3                     -                    5
    Overseas                  6                  0               5(Subsidiary)             11
     Total                   476                87               5(Subsidiary)             568


Note1) The branches contains headquarter.

Note2) As of end of 2003, 14 offices are operated in addition to the above offices.

B.       Status of Business Facilities

                                                            (Unit : million Won)

                                                           BUILDING (BOOK
           CLASSIFICATION           LAND (BOOK VALUE)          VALUE)                 TOTAL    [CHINESE CHARACTERS]
-------------------------------------------------------------------------------------------------------------------
            Headquarter                  247,825               89,691                337,516
           Total Branches                552,918               311,170               864,088
               Total                     800,743               400,861              1,201,604

Note) Fixed asset for non-business purpose (real estate obtained by public auction) : KRW173million

5.       Other Matters Necessary for Investment Decision

A.       BIS Capital Adequacy Ratio


                                         (Unit : hundred million Won, %)
       CLASSIFICATION                FY172         FY171          FY170
--------------------------------------------------------------------------------
     Equity Capital (A)              35,724        37,088        37,665
   Risk Weighed Asset (B)           402,609       428,409       361,282
Capital Adequacy Ratio (A/B)           8.87          8.66         10.43

Note) Capital adequacy ratio set by BIS(Bank for International Settlements) = Equity Capital/Risk Weighted Assets x 100

B.       Status of Non-Performing Loan

[Status of Increase and Decrease of Non-Performing Loan


                                                          (Unit : hundred million Won, %)
           FY172                           FY171                    INCREASE/DECREASE
------------------------------   --------------------------   ---------------------------
BALANCE OF                       BALANCE OF NON-              BALANCE OF NON-
NON-PERFORMING LOAN     RATIO    PERFORMING LOAN     RATIO    PERFORMING LOAN       RATIO
-----------------------------------------------------------------------------------------
      18,796             4.0          19,811          4.0          174               0.2

[Allowance for Possible Loan Loss]



                                         (UNIT : HUNDRED MILLION WON)
               CLASSIFICATION             FY172      FY171    FY170
--------------------------------------------------------------------------------
                            General       16,820     16,988   10,507
                  Domestic  Special           --         --       --
Allowance for               Subtotal      16,820     16,988   10,507
Possible Loan               General          693        563      712
Loss              Overseas  Special           --         --       --
                            Subtotal         693        563      712
                                 Total    17,513     17,551   11,219
 Bad debts written off in the middle of   17,812     11,007   11,457
                 period


C.       Credit Rating for the Most Recent 3 years


                      SUBJECT                                CREDIT RATING AGENCY              TYPE OF
 VALUATION DATE       SECURITIES           CREDIT              (GRADE RANGE)                    RATING
--------------------------------------------------------------------------------------------------------
1999.11.02            Corporate Bond         AA-                NICE(AAA[ ]D)                 Regular
2001.08.20            Corporate Bond         AA-                NICE(AAA[ ]D)                 Regular
2002.04.01            Corporate Bond         AA+                NICE(AAA[ ]D)                 Regular
1999.11.01            Corporate Bond         A+                 KIS(AAA[ ]D)                  Regular
2000.07.31            Corporate Bond         A+                 KIS(AAA[ ]D)                  Regular
2001.05.17            Corporate Bond         AA-                KIS(AAA[ ]D)                  Regular


                  SUBJECT                             CREDIT RATING AGENCY                   TYPE OF
 VALUATION DATE   SECURITIES         CREDIT               (GRADE RANGE)                       RATING
----------------------------------------------------------------------------------------------------------------------------------
2002.04.01            Bond             AA+                  KIS(AAA[ ]D)                      Regular
                Corporate Bond
                Corporate Bond
1999.10.04          Long Term           Ba2             Moody's(Aaa[ ]C)/USA                  Regular
                   Short Term           NP          Moody's(Prime-1[ ]Not Prime)/USA          Regular
2000.07.23          Long Term           Ba1              Moody's(Aaa[ ]C)/USA                 Regular
                   Short Term           NP          Moody's(Prime-1[ ]Not Prime)/USA          Regular
2002.04.08          Long Term          Baa2              Moody's(Aaa[ ]C)/USA                 Regular
                   Short Term         Prime-3       Moody's(Prime-1[ ]Not Prime)/USA          Regular
2003.11.06          Long Term          Baa1              Moody's(Aaa[ ]C)/USA                 Regular
                   Short Term           P-2         Moody's(Prime-1[ ]Not Prime)/USA          Regular
2000.03.14          Long Term           BB              S&P rating(AAA[ ]D)/USA               Regular
                   Short Term            B             S&P rating(A-1+[ ]D)/USA               Regular
2001.04.20          Long Term           BB              S&P rating(AAA[ ]D)/USA               Regular
                   Short Term            B             S&P rating(A-1+[ ]D)/USA               Regular
2002.01.17          Long Term           BB              S&P rating(AAA[ ]D)/USA               Regular
                   Short Term            B             S&P rating(A-1+[ ]D)/USA               Regular
2002.09.25          Long Term           BB+             S&P rating(AAA[ ]D)/USA               Regular
                   Short Term            B             S&P rating(A-1+[ ]D)/USA               Regular
2003.07.09          Long Term          BBB-             S&P rating(AAA[ ]D)/USA               Regular
                   Short Term           A-3            S&P rating(A-1+[ ]D)/USA               Regular
2000.11.30          Long Term          BBB-                Fitch(AAA[ ]D)/UK                  Regular
2001.06.01          Long Term          BBB-                Fitch(AAA[ ]D)/UK                  Regular
                   Short Term           F3                 Fitch(F1+[ ]D)/UK                  Regular
2002.07.23          Long Term           BBB                Fitch(AAA[ ]D)/UK                  Regular
                   Short Term           F3                 Fitch(F1+[ ]D)/UK                  Regular


Note)  Long Term = Senior Long-Term Debt, Short Term = Short-Term Bank Deposits
       * NICE (National Information & Credit Evaluation Inc.)/ KIS (Korea Investors Service, Inc.)


           (Table of Credit Rating)

-        Credit Rating of Corporate Bond


KIS                  NICE          INVESTMENT
--------------------------------------------------------------------------------
AAA                  AAA
AA                    AA
 A                    A            Investment
BBB                  BBB
BB                    BB
 B                    B
CCC                  CCC
CC                    CC           Investment
 C                    C
 D                    D


Note) In the grade of "AA" to "B", sign of +, - is added and it shows superiority and inferiority within a single grade.


-        Long Term Credit Rating


          MOODY'S                       S & P                        FITCH                Eligibility for Investment
-----------------------------------------------------------------------------------------------------------------------------------
Aaa                                      AAA                          AAA
Aa1                                      AA+                          AA+
Aa2                                       AA                           AA
Aa3                                      AA-                          AA-
 A1                                       A+                           A+
 A2                                       A                            A                  Under investment grade
 A3                                       A-                           A-
Baa1                                     BBB+                         BBB+
Baa2                                     BBB                          BBB
Baa3                                     BBB-                         BBB-
Ba1                                      BB+                          BB+
Ba2                                       BB                           BB
Ba3                                      BB-                          BB-
 B1                                       B+                           B+
 B2                                       B                            B
 B3                                       B-                           B-                 Below investment grade
Caa1                                     CCC+                         CCC+
Caa2                                     CCC                          CCC
Caa3                                     CCC-                         CCC-
 Ca                                       C                          CC, C
 C                                        D                         DDD,DD,D

-        Short Term Investment Grade


          MOODY'S                       S & P                        FITCH                Eligibility for Investment
-----------------------------------------------------------------------------------------------------------------------------------
 Prime-1                                A-1+                         F1+
                                        A-1                          F1
 Prime-2                                A-2                          F2                Under investment grade
 Prime-3                                A-3                          F3
Not Prime                             B, C, D                      B, C, D             Below investment grade

D.       Other Important Matters

- It was merged into Shinhan Financial Group as its subsidiary in accordance with the approval of Financial Supervisory Commission in September, 2003.

III.     Matters concerning Financial Information

1.       Summary Financial Information


                                                                           (Unit : million Won, Unit : Million Won)
                 CLASSIFICATION                       FY172        FY171         FY170         FY169         FY168
                                                      ANNUAL       ANNUAL       ANNUAL        ANNUAL        ANNUAL
---------------------------------------------------------------------------------------------------------------------
  Cash                                                918,147    1,174,976     1,346,084       973,844     1,210,358
  Foreign Currency                                     84,242       76,065        67,944        63,948        56,525
  Due from Financial Institutions in Won              463,382    1,255,581       442,137     1,043,070     1,629,077
  Due from Financial Institutions in Foreign
  Currency                                             84,867      192,194       181,696       558,133       835,951
  Securities                                        9,208,341   11,072,577    14,076,281    12,858,820    11,999,682
  Loans in Won                                     31,965,758   30,924,206    20,167,261    15,979,683    12,867,368
  Loans in Foreign Currency                         3,165,342    3,480,755     3,476,878     3,353,856     4,149,132
  Advance Payments on Acceptances and Guarantees       75,045       79,682       114,580       418,537       610,085
  Allowance for Possible Loan Losses(-)          (-)1,658,919 (-)1,604,607  (-)1,030,678  (-)1,669,735  (-)2,481,785
  Fixed Assets                                      1,280,655    1,415,312     1,565,775     1,699,394     1,756,339
  Accumulated Depreciation(-)                      (-)612,420   (-)604,655    (-)535,038    (-)538,722    (-)545,287
  Others                                           14,253,424   18,734,202    16,153,376    15,590,624    11,343,282
  Total Assets                                     59,227,864   66,196,288    56,026,296    50,331,452    43,430,727
  Deposits in Won                                  35,540,313   38,538,270    33,276,165    29,817,744    23,289,996
  Deposits in Foreign Currency                      1,248,501    1,195,292     1,857,807     1,666,492     1,623,625
  Borrowings in Won                                 1,620,099    1,303,124     1,666,063     1,694,350     1,763,830
  Borrowings in Foreign Currency                    2,672,863    3,536,020     2,779,550     1,782,221     2,784,691
  Due to Bank of Korea in Foreign Currency              2,739       14,372       376,506     1,663,130     2,694,630
  Debentures                                        6,424,165    5,672,349     2,419,676     3,036,577     2,292,870
  Allowance Accounts)                                 188,645      192,840        72,253       194,730       311,248
  Others                                            9,591,899   13,451,723    11,042,454     8,391,282     6,451,719
  Total Liabilities                                57,289,224   63,903,990    53,490,474    48,246,526    41,212,609
  Capital Stock                                     3,595,592    3,395,592     3,395,391     3,395,391     3,395,391
  Capital Surplus                                          --       45,179            --            --            --
  Accumulated Deficit                            (-)1,885,831   (-)965,922    (-)379,647    (-)842,345    (-)870,527
  Capital Adjustment                                  228,879   (-)182,551    (-)479,922    (-)468,120    (-)306,746
  Total Stockholders' Equity                        1,938,640    2,292,298     2,535,822     2,084,926     2,218,118
  Operating Revenues                                5,425,189    5,317,063     5,192,348     5,225,147     4,409,345
  Operating Income                                 (-)681,861   (-)134,749       726,123       143,306    (-)732,564
  Ordinary Income                                  (-)915,775   (-)611,160       336,425        87,038    (-)694,336
  Net Income                                       (-)965,951   (-)586,045       522,531       101,085    (-)698,043

Note)

1. Merger The Bank merged Chungbuk Bank and Kangwon Bank in 1999. With respect to the time of merger and details, see [ ]. Matters concerning Financial Information 6. Reference : Financial Statement before and after Merger [ ].

2.       Revaluation

         The Bank effected the revaluation on the land and building for business purpose. The revaluation excess is KRW570,522 million. KRW557,760 million after deducting KRW12,762 million of revaluation tax was appropriated for deficit for FY167.

3.       Business Transfer

         N/A

4.       Change of Accounting Method

1) FY167 : According to the amendment of Banking Business Supervision Regulation, the method of provision of allowance for possible loan losses, the method of classification and valuation of securities, the method of provision of accrued severance benefits, securities evaluation in trust account and provision of allowance for bad debts was changed from the original method to apply interim target ratio into the method of full provision of valuation amount. As a result, KRW566.1 billion of bank account and KRW336.4 billion of trust account to cover deficiency for the allowance for possible loan losses, allowance for securities evaluation and accrued severance benefits was fully reflected in net loss. So, net loss increased by KRW902.5 billion.

2) FY168: In accordance with application of Accounting Standard for Banking Industry effective as of January 1, 1999, the Bank changed the accounting standard for allowance for possible losses of acceptances and guarantees, loan restructuring and securities valuation method, etc. As a result, the surplus profit brought forward from the previous term decreased by KRW140.6 billion, and the net income decreased by KRW122.2 billion.

3) FY169: The Bank applied the accounting standard for debt restructuring in accordance with Accounting Standard for Trust Industry effective as of June 16, 2000. From the period, the derivatives are accounted for in accordance with the provision regarding hedging in Interpretation on Financial Accounting Standards Accounting Standard for Banking Industry Accounting Financial Accounting Standards 53-70. As a result, the surplus profit brought forward from the previous term increased by KRW43.2 billion, and the net income increased by KRW37.9 billion compared to the time of previous accounting method.

4) Semi-annual FY170: The method of calculation of acquisition cost of corporate bond out of securities in proprietary account was changed from individual moving average method to the actual cost method. Such change of accounting method is deemed appropriate. On a while, such change does not affect accumulated effect on assets and liabilities and on net income and loss.

5) FY171: The Bank changed the accounting of banker's usance which has been charged to off-balance payment guarantee into the on-balance domestic import usance (included in foreign currency loan) and foreign currency loan. As a result of the change of accounting standard as of the end of current year and as of the end of previous year, the assets and liabilities of such amount increased by KRW1,062,346 million (accounted for KRW1,037,268 million of foreign currency loan and KRW25,078 million of other deposit and KRW1,062,346 million of foreign currency loan) and KRW945,360 million (KRW928,027 million of foreign currency and KRW17,333 million of other deposit and KRW945,360 million of foreign currency loan). Meanwhile, the financial statement for the previous year was prepared again in accordance with the changed accounting standard.

         Meanwhile, the Bank applies the existing method of depreciation to newly acquired tangible asset;

         provided, that the Bank changed the same method of depreciation in the fiscal year, where the acquisition date of new tangible asset falls, from semi-annual method to monthly depreciation method, in order to reflect the proper match of profit and expense and actual transaction and economic facts in the financial statement more correctly. Like this, the change of depreciation period for the year of new acquisition of tangible assets is the change of accounting estimate and the effect on the financial statement is not substantial.

         In addition, the Bank increased the allowance for possible loan losses with respect to loans to households and the allowance ratio for credit card receivables from 0.5 percent or more to 0.75 percent and 1 percent or more, respectively in respect of loan classified as normal, and in respect of loan classified as precautionary, from 2 percent or more to 8 percent and 12 percent or more, and in respect of loan classified as doubtful, 50 percent more to 55 percent and 60 percent or more, respectively. Out of house mortgage loan after September 9, 2002, the Bank increased allowance ratio for the loan classified as normal and precautionary of which LTV (loan to value) exceeds 60%, from 0.5 percent and 2 percent or more to 1 percent and 10 percent or more, respectively, and provided for other allowance equivalent to 1 percent with respect to the balance of 75 percent of cash service limit of the customer who used the card within the most recent 1 year deducting usage balance. This change of allowance ratio was made by the recent prompt increase of household loan and credit card receivables and upon demand of Financial Supervisory Service, based on analysis of default ratio of relevant credit. Due to this change of allowance ratio, the Bank reserved additional allowance for possible loan in the amount of KRW164,161 million and other allowance of KRW863 million. As a result, the net loss of the Bank increased by KRW165,024 million compared to the accounting standard before change.

         Meanwhile, due to change in the accounting standard, the Bank adjusted the accumulation effect on deficit brought forward from the previous term. In addition, the method of calculation of acquisition cost of corporate bond out of securities in proprietary account was changed from individual moving average method to the actual cost method. Such change does not affect accumulated effect on assets and liabilities and on net income and loss.

6) 1st Quarterly FY172: Accounting Standard Committee under the control of Korea Accounting Institute issues the Financial Accounting Standards Guideline replacing the relevant provision of the existing Financial Accounting Standards, in order to enhance international compatibility of Financial Accounting Standards and the consistency of standard and interpretation pursuant to Article 92 of the Financial Accounting Standards. The Bank applied No. 1 of Financial Accounting Standards Guideline (accounting change & correction) since the settlement of the previous year, and applies No. 2 of Financial Accounting Standards Guideline (interim balance sheet) to No. 9 (convertible securities) since the settlement of the current year. Meanwhile, the Bank prepared the deficit forwarded on the balance sheet of the previous year to the state before accounting of accumulated deficit in accordance with No. 6 (event occurred date of balance sheet), and reclassified the securities indicated in accordance with the method of indication of securities based upon No. 8 (securities). However, this does not affect total asset and net asset value. Also, the Bank only prepared the cash flow for the current year in accordance with the interim measure of No. 2 of the Financial Accounting Standard Guideline.

7) With respect to any detailed matters concerning change in accounting method, see the Notes to Auditor's Report disclosed by Disclosure Department of Financial Supervisory Commission, Disclosure Department of Korea Stock Exchange and the electronic disclosure system of Financial Supervisory Service and Korea Stock Exchange.

5.       Change of Accounting Period

         N/A

6. Occurrence of Important Special Event (Special Gain/Loss, Long Term Strike, etc.)

         - From June 18, 2003 until June 20, (for 3 business days), the Bank's labor union went on the partial strike opposing to sale of government equity in the Bank.

7. Other Matter Deemed Important for Comparison with Other Financial Statement There is no matter to be described herein as other matter deemed important for comparison with other statement, but if it is deemed necessary for the more reasonable comparison of the financial statement, see the main context and the Notes to Auditor's Report disclosed by Disclosure Department of Financial Supervisory Commission, Disclosure Department of Korea Stock Exchange and the electronic disclosure system of Financial Supervisory Service and Korea Stock Exchange.

2.       Notice to the Readers

A.       Standard for Preparation of Financial Statements

(1) The financial statements of the Bank were prepared in compliance with the Financial Accounting Standards, the Accounting Standard for Banking Industry. The standard of accounting and preparation of financial statement for the most recent 3 years shall be as follows:




CLASSIFICATION               FY172                             FY171                            FY170
----------------------------------------------------------------------------------------------------------------------------------
   Auditor             Anjin Deloitte LLC               Anjin Deloitte LLC               Anjin Deloitte LLC
  Auditor's               Unqualified                       Unqualified                      Unqualified
   Opinion

                  - Financial Accounting Standards     - Financial Accounting
                  - Guideline of Financial             Standards
                  Accounting Standards                 - Accounting Standard for         - Financial Accounting Standards
 Standard of      - Accounting Standard for            Banking Industry                  - Accounting Standard for
  Accounting      Banking Industry                     - Banking Act                     Banking Industry
     and          - Banking Act                        - Banking Business                - Banking Act
 Preparation      - Banking Business Supervision       Supervision Regulation            - Banking Business Supervision
 of Financial     Regulation                           - Enforcement Detailed Rules      Regulation
  Statement       - Enforcement Detailed Rules of      of Banking Business               - Enforcement Detailed Rules of
                  Banking Business Supervision         Supervision                       Banking Business Supervision
                  - Enforcement Detailed Rules of      - Enforcement Detailed Rules      - Enforcement Detailed Rules of
                  Trust Business Supervision           of Trust Business Supervision     Trust Business Supervision


Note) With respect to the standard for estimate and judgment of allowance for possible loan loss and the judgment of importance, see the note to auditors' report on financial statement.

(2) Also, the statement indicated in "Summary Financial Information" and "Financial Statement" was prepared in accordance with the Financial Accounting Standards and the Banking Act and other applicable laws and regulations and conforms to the financial statement approved at the ordinary general meeting of shareholders.

B.       Violation in Financial Accounting Standards

         (1) Violation which may correct financial statement.

         - N/A

         (2) Violation irrelevant to the adjustment of the financial statements

         - N/A

C.       Matters to be noted

A)       Particular Comments indicated in Auditor's Report

1.       General

         Chohung Bank (the "Bank") was established on October 1, 1943 as a result of the merger of Han Sung Bank, which was established on February 19, 1897, and Dong Il Bank, which was established on August 8, 1906, to engage in commercial banking and trust operations and listed its shares on Korea Stock Exchange on June 3, 1956. In addition to the head office at the address of 14, Namdaemmonro 1-ga, Chung-gu, Seoul, the Bank operates 470 domestic branches, and 87 depositary offices throughout the Republic of Korea and 6 overseas branches as of December 31, 2003.

         The Bank executed the merger agreement with Chungbuk Bank dated June 22, 1999 and merged Chungbuk Bank effective as of April 30, 1999 through the approval of merger dated April 14, 1999. Also, the Bank executed the merger agreement with Kangwon Bank dated May 10, 1999 and merged Chungbuk Bank effective as of September 11, 1999 through the approval of merger dated August 30, 1999. The common stock capital of the Bank was decreased by KRW 723,913 million on February 12, 1999 from KRW930,429 million as of December 31, 1998 in accordance with the resolution of extraordinary shareholders' meeting on January 27, 1999. After reduction of the capital and merger, the capital of the Bank increased with the capital injection by Korea Deposit Insurance Corporation (KDIC) and compensatory capital increase and amounted to KRW3,395,592 million as of December 31, 2002. Shinhan Financial Group became a majority shareholder by acquiring 80.04 percent of the shares held by KIDC on August 19, 2003 and contributed additional capital amounting to KRW200,000 million on December 26, 2003. As a result, as of December 31, 2003, capital of the Bank is KRW3,595,592 million and Shinhan Financial Group owns 81.15 percent of Bank's common shares.

         Uncertainty in domestic economic circumstance

         In common with other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector have been implementing structural reforms to historical business practices including corporate governance. The Bank and its subsidiaries may be either directly or indirectly affected by these economic conditions and the reform program described above. The accompanying financial statements reflect management's assessment of the impact to date of the economic environment on the financial position and results of operations of the Bank and its subsidiaries. Actual results may differ materially from management's current assessment.

2.       Important Accounting Policy

         The financial statements of the Bank is prepared in accordance with the Financial Accounting Standards of Korea and the Accounting Standard for Banking Industry. The followings are the major accounting policy adopted by the Bank.

(1) Allowance for Possible Loan Losses, Allowance for Acceptance and Guarantee and Other Losses

         In the Banking Business Supervisory Regulation established by Financial Supervisory Commission ("FSC"), the loans to enterprises are classified as normal, precautionary, substandard, doubtful, or estimated loss. By each classification, it requires the allowance for possible loan losses over minimum percentages. The Bank classifies loans to corporate borrowers, into ten categories according to past repayment history including any overdue period, the bankruptcy status of the borrower, and future debt repayment capability based on the borrower's business performance, financial status, cash flows, collateral, industry characteristics and evaluation of the management. Loans to individual business operations and households are also classified into ten categories based only on the past repayment history. The details are as follows:


  CLASSIFICATION                PAST REPAYMENT HISTORY                     FUTURE DEBT REPAYMENT CAPABILITY
-----------------------------------------------------------------------------------------------------------------------------------
    First Grade            Default in payment less than 1 month         Debt repayment capability is highly excellent.
  (High Superior)

                                                                        Debt repayment capability is very excellent,
   Second Grade                           "                             but it is lower somewhat than that of the
    (Superior)                                                          First Grade.

                                                                        Debt repayment  capability is good, but it is
    Third Grade                           "                             subject to some impacts according to the
      (Good)                                                            prompt change in situation.

                                                                        Debt repayment capability is normal but the
   Fourth Grade                           "                             repayment capability may be lowered according
     (Normal+)                                                          to the prompt change in situation.

                                                                        Debt repayment capability is somewhat
    Fifth Grade                           "                             deficient and it involves risk factor in the
     (Normal-)                                                          light of future stability aspect.

    Sixth Grade                           "                             Debt repayment capability is insufficient and
  (Insufficient)                                                        its stability is doubtful.

   Seventh Grade           Default in payment more than 1               The risk of potential default
  (Precautionary)          month but less than 3 months                 is involved.

                           Recoverable loan under the                   The possibility of default is
                           amount expected to be collected              high than the upper grade and
   Eighth Grade            out of total loans to a                      the risk factors are more
   (Substandard)           borrower who has defaulted for               several.
                           not less than 3 months and who
                           is under final dishonor,
                           liquidation and bankruptcy
                           proceeding.

                           Recoverable loan exceeding the               The possibility of default is
    Ninth Grade            amount expected to be collected              very high and there is no
    (Doubtful)             out of total loans to a                      possibility to recover in the
                           borrower who has defaulted for               future.
                           not less than 3 months and less
                           than 12 months.

                           Recoverable loan exceeding the amount        Impossible repayment capability
                           expected to be collected out of total
    Tenth Grade            loans to a borrower who has defaulted
  (Estimate Loss)          for not less than 12 months and who is
                           under final dishonor, liquidation and
                           bankruptcy proceeding.

         According to the above classification, as requested by the Banking Business Supervision Regulation, the Bank calculates the allowance for possible loan losses in respect of corporate loans on the category balances using the prescribed minimum percentages of 0.5 percent or more of loans classified as 1st grade to 6th grade, 2 percent or more of loans classified as 7th grade, 20 percent or more of loans classified as 8th grade, 50 percent or more of loans classified as 9th grade and 100 percent of loans classified as 10th grade, respectively. However, the Bank does not reserve the allowances for possible loan losses in respect of loans to the Korean government and local government entities, call loans, bonds bought under resale agreements, inter-bank loans, and inter-bank loans in foreign currencies, which are classified as 1st grade to 6th grade.

         As requested by Financial Supervisory Service, the Bank calculates the allowance for possible loan losses in respect of loans to households and credit card receivables, on the category balances using the prescribed minimum percentage of 0.75 percent and 1 percent or more, respectively, of loans classified as 1st grade to 6th grade, 8 percent and 12 percent or more, respectively, of loans classified as 7th grade, 20 percent of loans classified as 8th grade, 55 percent and 60 percent or more, respectively, of loans classified as 9th grade and 100 percent of loans classified as 10th grade. In addition, out of house mortgage loan after September 9, 2002, the Bank sets allowance ratio of 1 percent and 10 percent, respectively, of the loan classified as normal and precautionary of which LTV (loan to value) exceeds 60%. With respect to the confirmed acceptances and guarantees which are not paid by the Bank are classified using the same criteria used for loan classification, and the Allowance for Possible Losses of Acceptances and Guarantees is then calculated, using 20 percent or more of loan classified as 8th grade, 50 percent or more of loan classified as 9th grade and 100 percent of loan classified as 10th grade. Additionally, loans on companies that were applied for debt restructuring due to the work-out, court receivership or composition and other restructuring process, an allowance for possible loan losses is provided for the residual amount after deducting the present value as prescribed in the debt restructuring accounting standard in accordance with the asset classification on a basis of future debt repayment capability,

         As requested by Financial Supervisory Service, the Bank provides for other allowance equivalent to 1 percent with respect to the balance of 75 percent of cash service limit of the customer who used the card within the most recent 1 year deducting usage balance and the amount which may be paid in connection with the accumulated points according to the usage amount of the card members. In addition, The Bank provides for an allowance for additional loss from redemption of special claims sold to Korea Deposit Insurance Corporation and other loss from litigation.

(2)      Restructuring of Loans

         A loan, whose contractual terms are modified in a troubled debt restructuring through execution of workout plan, court receivership, commencement of composition and mutual agreement in accordance with the Accounting Rules for Banking Industry, is accounted for at the present value of expected future cash flows, if the book value of the loan differs from the present value. The difference between the book value and present value is offset against the allowance for possible loan losses, and any remaining amounts are charged to expense for the current year as provisions for possible loan losses. The difference between the book value of a loan and its present value is recorded as present value discount, which is presented as a deduction from the book value of loan. The present value discount is amortized over the remaining restructuring period using the effective interest rate method, and the amortization is recorded as interest income.

(3)      Recognition of Interest Income

         The Bank recognizes the interest income earned on loans, call loans, long-term deposits with other banks and securities on an accrual basis using the effective interest rate in principle, except for the interest income on loans having overdue principal and interest not guaranteed by financial institutions and loans of which realization possibility on a cash basis is very low and the income recognition on an accrual basis is inappropriate, where interest is recognized as income at the time of actual receipt. As of the end of current year and the end of the previous year, the principal amount of loans of which the interest income was not recorded in the financial statements based on the stated criteria amounted to KRW6,927.7 billion and KRW 6,878.6 billion, respectively, and the related accrued interest income not recognized amounted to KRW85.5 billion and KRW113.1 billion, respectively.

(4)      Classification of Securities

         At acquisition, the Bank classifies securities according to marketability, purpose of acquisition and holding capacity into one of the three categories: trading, available-for-sale or held-to-maturity. Trading securities are those that were acquired principally to generate profits from short-term fluctuations in prices. Held-to-maturity securities are those with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity. The investment securities accounted by equity method are those equity securities valued using equity method. Available-for-sale securities are those not classified as above.

         If the objective and ability to held securities of the Bank change, available-for-sale securities can be reclassified to held-to-maturity securities and vice versa. Whereas, if the Bank sells held-to-maturity or exercises early redemption right of securities to issuer in the current year and the proceeding two years, and if it reclassifies held-to-maturity securities to available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be reclassified to available-for-sale or held-to-maturity securities and vice versa, except when certain trading securities lose their marketability.

(5)      Valuation of Securities

1)       Valuation of Trading Securities

         The acquisition cost of the short term trading securities is calculated at the market value of the consideration provided for acquisition plus incidental expenses, and the equity securities and the debt securities is calculated, using an individual moving average method and an actual cost method. When the face value of debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. Trading securities are stated at fair value, if the fair value of trading securities differs from its acquisition cost, its carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

2)       Valuation of Available-for-sale Securities

         The acquisition cost of the available-for-sale securities is calculated at the market value of the consideration provided for acquisition plus incidental expenses, and the equity securities (investment securities accounted for equity) and the debt securities is calculated, using an individual moving average method and an actual cost method. When the face value of debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. Available-for-sale securities are stated at fair value, with the net unrealized gain or loss presented as gain or loss on valuation of available-for-sale securities in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump-sum at the time of disposal or impairment recognition. Non-marketable equity securities can be stated at acquisition cost on the financial statement if the fair value of the securities is not credibly determinable.

         For equity securities, if the decline in the fair value of equity securities (in case of equity securities which is valued as acquisition cost, net asset valued at the fair value per asset) is below the acquisition cost and the pervasive evidence of impairment loss exists, the carrying value is adjusted to the fair value and the decline in the fair value after deducting the recognized impairment loss is charged to current loss as available-for-sale investment debt securities impairment loss. For debt securities, if the decline in the collectible value of debt securities is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the decline in collective value after deducting the recognized impaired value is charged to current loss as available-for-sale investment debt securities impairment loss. When the impairment loss is recognized, any unrealized valuation loss of securities previously included in the capital adjustment account shall be excluded from capital adjustment account and be reflected in the impairment loss and any unrealized valuation gain of securities previously included in the capital adjustment account shall be excluded from the capital gain to decrease the carrying value of securities.

3)       Valuation of Held-to-maturity Securities

         The acquisition cost of the held-to-maturity securities are initially stated at market value of consideration provided for acquisition plus incidental expenses, using the actual cost method. As held-to-maturity securities are stated at amortized acquisition cost, the effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. If collectible value is below the amortized acquisition cost and the pervasive evidence of impairment loss exists, the carrying value is adjusted to collective value and the decline in collective value is charged to current loss as held-to-maturity securities impairment loss. However, the Bank changed the held-to-maturity securities to available-to-sale securities from its change of intent of holding. As of end of current year, the Bank has no held-to-maturity securities.

4)       Valuation of Investment Equity Securities Accounted for Using The
         Equity Method

         Equity Securities that are in companies in which the company is able to exercise significant influence over the investees (under the Bank Law, investors with more than 15 percent ownership of total issued and outstanding shares are generally considered as significant influence) are accounted for using the equity method. If the difference between the carrying value and the value in the financial statement is resulted from the net income or net loss of the investee, it is charged to increase or decrease of net income as gain (loss) on valuation using equity method, and if the difference is caused by increase or decrease of earned surplus, it is charged to increase or decrease of surplus profit brought forward from the previous term, and if the difference is caused from increase or decrease of capital surplus and capital adjustment, it is charged to increase or decrease of capital adjustment as valuation gain (loss) of investment equity securities accounted for using the equity method.

5)       Reversal of loss on impairment

         The recovery of impairment loss recognized in Clause 3) above is objectively related to the event occurred after the recognition period, the recovery is recorded in the net income as reversal of loss on impairment of held-to-maturity securities, up to the amount of the amortized acquisition cost of the case that the book value after recovery dose not recognize the impairment loss. The recovery of impairment loss recognized in Clause 2) above is objectively related to the event occurred after the recognition period, the recovery is recorded in the net income up to amount of the previously recognized impairment as reversal of loss on impairment of available-for-sale securities However, the increased amount exceeding the amount of the previously recognized impairmen loss is recorded on gain on valuation of available-for-sale securities in capital adjustments. For non-marketable equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost.

6)       Evaluation upon Reclassification of Securities

         When held-to-maturity securities are reclassified to available-for-sale securities, those securities are stated at the fair value on the reclassification date and the difference between the fair value and book value are accounted on capital adjustment as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be stated on capital adjustment and will be amortized using the effective interest rate and be charged to interest income or expense upon maturity. The difference between the fair value on the reclassification date and face value of the reclassified securities to held-to-maturity securities is amortized using effective interest rate and charged to interest income or expense upon maturity. In principle, it is not allowed to reclassify the short term trading securities to other securities or vice versa, however, if the short term trading securities are not marketable any more, they may be reclassified to available-for-sale securities based on the fair value as of the reclassification date.

(6)      Sale of Securities

         When the realization, expiration or sale of the right to obtain the economic benefits arises and the control of securities loses from the sale of the securities, the unrealized valuation gain or loss of securities included in the capital adjustment account is added to or deducted from the gain or loss on sale. The gain or loss amounts to the difference between the net proceeds received or receivable and its carrying value (if the acquisition of assets and the assumption of liabilities arise at the same time from the sale the securities, it means the differences between the fair value of assets received and the sum of the fair value of the liabilities assumed and the carrying value of the securities sold). Whereas when securities are transferred without losing its control, the transaction is recorded as secured borrowing transaction.

(7)      Evaluation and Depreciation of Tangible Assets

         Tangible assets included in fixed assets are stated at acquisition cost, except for assets revalued upward in accordance with the Asset Revaluation Law of Korea. The acquisition cost is computed at the production costs or purchase costs plus the sum of the incidental expenses directly related to the use of the facilities involved and the capital expenditure (expenditure paid after the acquisition or completion of the facilities involved that results in the enhancement of the future economic benefits of the facilities in excess of their latest value) less the purchase discount, if any. Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as follows:


                                            In Years
                                         ----------------
         Buildings                           40~60
         Equipment and furniture              5
         Leasehold improvements               5

(8)      Evaluation of Intangible Assets and Goodwill

         Intangible assets other than goodwill included in fixed assets are recorded at the production costs plus the sum of the incidental expenses directly related to the use of the intangible assets involved and the capital expenditure (expenditure directly related to the intangible asset involved that is highly probable to result in the considerable enhancement of the future economic benefits of the intangible assets and that can be evaluated by an reliable method) less the purchase discount, if any (if the intangible assets are created by the Bank, they are stated at the acquisition costs that amount to the sum of the expenditure directly related to the creation, production and preparation for use of the intangible assets and the indirect expenses reasonably and consistently allocated ). Intangible assets are amortized using the straight-line method over the estimated economic useful lives of the related assets (no exceeding 20 years except as otherwise prescribed in the applicable laws and regulations or the relevant contract) or the activity method. The excess of the consideration paid for business combinations over the net assets transferred is classified as goodwill. The Bank acquired the goodwill from the acquisitions of Chungbuk Bank and Kangwon Bank, which is recorded as intangible assets and amortized using the straight-line method over 5 years. Pursuant to the former Accounting Standard for Business Combination, the Bank was now allowed to dispose of its treasury stock acquired in relation to the business combinations until the end of 2000, the fiscal year immediately following the year containing the business combination dates. Accordingly, the loss on revaluation of the treasury stock amounting to KRW100,716 million has been included in goodwill at the end of 2000 and amortized over the useful life of the related assets.

(9)      Valuation Allowance for Non-Business Use Property

         Non-business use property included in fixed assets is recorded at its acquisition costs when the Bank acquires collateral on a foreclosed mortgage in relation to its business operations. No depreciation is provided for this asset. However, if the foreclosed asset is not sold at one or more auction(s) and the last auction price of the foreclosed asset is lower than the book value, the difference is provided as a valuation allowance with the valuation loss charged to current operations.

(10) Installment Transaction relating to Tangible Assets and Non-Business Use Property

         Receivables arising from the sale of tangible assets and non-business use property through long-term installment transactions are accounted for as accounts receivables related to disposal of property. The differences between the present value of the tangible assets and non-business use property involved and the discounted value reduced at a rate of bank premium interest as of the date of installment transaction plus 2% are accounted on present value discounts which are recorded as interest income or interest expense using the effective interest rate method. Whereas, the gain or loss on sale computed by deducting the tangible assets and non-business use property from the proceeds of installment sale are fully recorded as the gain and loss of the disposal FY.

(11)     Amortization of Discount (Premium) on Debentures

         Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

(12)     Accrued Severance Benefits

         Pursuant to the regulations on severance payment for officers and the regulations on severance payment for employees, employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with the Bank. Under the said regulations, the accrued severance indemnities that would be payable assuming all eligible employees were to resign are KRW51,664 million and KRW82,848 million as of December 31, 2002 and 2003, respectively. The accrued severance indemnities are accounted for as accrued severance benefits. The Bank has purchased an employee retirement trust, which the employees of the Bank are entitled to receive, and made deposits with Korea Exchange Bank as of December 31, 2003. Actual payments of severance indemnities amounted to KRW2,854 million (including KRW900 million of early retirement payment which is accounted for non-operating expense) and KRW1,891 million in the years ended December 31, 2002 and 2003, respectively.

(13)     Bonds under Resale or Repurchase Agreements

         Bonds purchased under resale agreements are recorded as loans as bonds bought under resale agreements and bonds sold under repurchase agreements are recorded as borrowings as bonds sold under repurchase agreements, when the Bank purchases or sells securities under resale or repurchase agreements.

(14)     Accounting for Financial Derivatives

         The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. Derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purposes. Hedge accounting is classified into fair value hedges and cash flow hedges. Fair value hedge accounting and cash flow hedge accounting are applied only to the financial derivative instruments that meet certain criteria for hedge accounting of financial derivative instruments used for hedging activities. Fair value hedge accounting is applied to a financial derivative instrument designated to hedge the exposure to the changes in the fair value of an asset or a liability or a firm commitment (a hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged items attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated to hedge the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment, and the ineffective portion is reflected in current operations. The effective portion of gain or loss recorded as capital adjustment is reclassified into current earnings in the same period during which the hedged expected transaction actually affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

(15)     Accounting for Stock Options

         Stock options are valued at fair value pursuant to the Interpretations on Financial Accounting Standards 39-35 on accounting for stock options. The fair value of stock options is charged to salaries as general and administrative expenses in the statement of operations and credited to capital adjustments as stock option cost in the balance sheet over the contract term of the services provided.

(16)     Accounting of Trust

         The Bank separates trust asset from its own account in accordance with the regulation of the Trust Business Act. In connection therewith, the loan borrowed from the trust account is charged to borrowings from trust account. The Bank collects the trust management fee in connection with operation management and disposal of trusted assets in accordance with the Trust Business Supervision Regulation, and such fees are charged to fees and commissions from trust account. Also, according to the Enforcement Detailed Rules of the Trust Business Supervision, with respect to the combined monetary trust guaranteeing principal or income, where the Bank guarantees the repayment of the principal and, in certain cases, a fixed rate of return, if income from such trust accounts is insufficient to pay the guaranteed amount, such a deficiency is satisfied by using special reserves maintained in the trust accounts, offsetting trust fee payable to bank accounts and receiving compensation contributions from the bank accounts of the Bank. In the trust account including the securities investment trust account, the Bank recorded trust management fees of KRW49,012 million for the previous year and KRW46,984 million for the current year, respectively, and trust cancellation charge income of KRW378 million for the previous period and KRW216 million for the current year, respectively. The Bank paid compensating contributions to guaranteed return trusts of KRW57,675 million for the previous year and nil, respectively, and as a result, the Bank recorded a loss from the operation of trust business of KRW 8,285 million for the previous year and gain of KRW47,200 million for the current year, respectively.

(17)     Income Tax Expenses

         Income tax expense is the amount currently payable for the period under the provisions of the Corporate Tax Act, which is added to or deducted from the changes in the deferred income taxes for the period. The difference between the amount currently payable for the period under the provisions of the Corporate Tax Act and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods.

(18)     Translation of Assets and Liabilities Denominated in Foreign Currencies

         The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the BOK Basic Rate (W1,200.40 and W1,197.80 to US$1.00 at December 31, 2002 and 2003, respectively) or cross rates for other currencies at the balance sheet dates. Translation gains and losses are credited or charged to operations.

(19) Translation relating to Financial Statements of Overseas Branches and Subsidiaries

         In translating the financial statements of overseas branches and subsidiaries in which investments are denominated in foreign currency, the asset, liabilities, profits and losses of the overseas branches and subsidiaries are translated into Won en bloc based on Basic Rate at the balance sheet dates. In addition, if there is no significant discrepancy between the accounting principles accepted in Korea and in the relevant foreign jurisdiction, the financial statements are generally prepared in compliance with the accounting principles accepted in the relevant jurisdiction.

(20)     Basis for Calculation of Ordinary Loss per Share and Net Loss per Share

1)       Ordinary Loss per Share and Net Loss per Share

         Ordinary loss per common share and net loss per common share are computed by dividing ordinary loss (after deducting the tax effect) and net loss, respectively, in the statements of operations by the weighted average number of common shares outstanding during the year. The number of shares used in computing earnings per share was 673,608,597 and 679,775,963 in 2002 and 2003, respectively. Ordinary loss and net loss on common shares were summarized as follows (In millions):


               CLASSIFICATION                           2003             2002
--------------------------------------------------------------------------------
Net loss on common shares                            (-)965,951       (-)586,045
Extraordinary loss                                           --               --
Income tax expenses on extraordinary loss                    --               --
Ordinary loss on common shares                       (-)965,951       (-)586,045

2)       Diluted Ordinary Loss per Share and Diluted Net Loss per Share

         Diluted ordinary loss per share and net loss per share represent the ordinary loss and net loss divided by the number of common shares and diluted securities. Diluted ordinary loss per share and net loss per share are computed by dividing diluted ordinary loss and net loss calculated by adding the diluted securities expenses (after deducting the tax effect) to the ordinary loss and net loss on common shares, by the aggregate of the number of the common shares outstanding and the number of the diluted securities during the year (the number of diluted common shares outstanding). The average stock price of the Bank's common shares for the year ended December 31, 2003 (W3,724) is below the exercise prices of the stock options (W 5,000 and W5,860), and thereby, there is no dilution effect from stock options. In addition, the dilution effect could happen because the average price of common stock (W5,502) in last fiscal year was above the exercise price (the exercise price of the 1st, 2nd and 3rd stock options: W5,000). However, dilution effect from stock options was not ultimately incurred as the increase in the ratio of the denominator is less than that of the numerator. As a result, the diluted ordinary loss per common share and diluted net loss per common share are equal to the ordinary loss per common share and net loss per common share in 2002 and 2003, respectively. The diluted securities are 673,757,609 shares and 679,775,963 shares for the years ended December 31, 2002 and 2003, respectively.

3) The dilutive securities as of December 31, 2003 are summarized as follows (In millions):

                          FACE VALUE      EXERCISE       COMMON STOCK TO
        ITEM             (PAR VALUE)       PERIOD          BE ISSUED                         REMARKS
----------------------   -------------  -------------  --------------------  --------------------------------------
 Stock options (1st)          --        2003.3.28 ~      211,645 shares        W5,000 paid in cash upon exercise
                                        2006.3.27
 Stock options (2nd)          --        2004.3.10 ~      664,000 shares        W5,000 paid in cash upon exercise
                                        2007.3.9
 Stock options (3rd)          --        2004.3.30 ~      312,000 shares        W5,860 paid in cash upon exercise
                                        2007.3.29
 Stock options (4th)          --        2005.3.29 ~      165,090 shares        W5,000 paid in cash upon exercise
                                        2008.3.28

         Details on a stock option are described in Note) 26.

(21)     Application of the Statements of Korea Accounting Standards

         Pursuant to Article 92 of the financial accounting standards, Korea Accounting Standard Board (KASB) under Korea Accounting Institute (KAI) established and published Statements of Korea Accounting Standards
         (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001 for the purpose of enhancing the usefulness of the accounting information and adapting the financial accounting standards in Korea to the international standards. SKAS No. 1 -"Accounting Changes and Correction of Errors" to No. 13 -"Restructuring Debt" are established as of December 31, 2003. The Bank prepared its financial statements applying from SKAS No.2 -"Interim Financial Reporting" to No.9 -"Convertible Securities" as of and for the year ended December 31, 2003 (SKAS No.1 -"Accounting Changes and Corrections of Errors" was applied in 2002). From SKAS No.10 -"Inventories" to No.13 -"Restructuring Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The changed accounting methods and changed major material compared with those applied for the year ended December 31, 2002 are summarized as follows:

       SKAS                       CHANGES                  EXISTING METHOD              CHANGED METHOD
-------------------------------------------------------------------------------------------------------------------
                                                         End of the relevant
SKAS No. 2 - "Interim      Balance Sheet for             quarter of the immediately  End of the immediately
Financial Reporting"       Comparative Purposes          preceding fiscal year       preceding fiscal year

                           Statements of Cash Flows      Not to be Prepared          To be Prepared

                                                                                     Trading Securities
                                                                                     Available-for-Sale Securities
SKAS No. 8 - "Investment   Account Title                 Marketable Securities       Held-to-Maturity Securities
in Securities"                                           Investment in Securities    Securities Valued Using the
                                                                                     Equity Method

                           Classification of Liquidity   Not-Allowed                 Allowed
                           for Long-term Securities

                           Disposal of Gain (Loss) on
                           Valuation of Securities       Net income (loss)           Capital Adjustment
                           Market Stabilization Funds

                           Disposal of Gain (Loss) on
                           Valuation of Short-term       Net income (loss)           Capital Adjustment
                           Available-for-Sale Securities

         The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6 - "Events Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8 - "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

B)       In case of Change of Accounting Method

         With respect to changes in Accounting Method, see the above (21) Application of the Statements of Korea Accounting Standards. Further, if necessary for the more reasonable comparison of the financial statement, see the main context and the Notes to Auditor's Report disclosed by Disclosure Department of Financial Supervisory Commission, Disclosure Department of Korea Stock Exchange and the electronic disclosure system of Financial Supervisory Service and Korea Stock Exchange.

C)       In case of Merger, Business Transfer and Revaluation

         The Bank merged Chungbuk Bank and Kangwon Bank in 1999 and with respect to the time of merger and details, see [6. Reference: Financial Statement before and after Merger]. Meanwhile, the Bank effected the revaluation on the land and building for business purpose. The revaluation excess is KRW570,522 million. KRW557,760 million after deducting KRW12,762 million of revaluation tax was appropriated for deficit for FY167.

D) With respect to matters concerning contingent liabilities, see [[ ]. Other Necessary Matters 3. Contingent Liabilities, Etc.].

3. Financial Statements

A. Balance Sheets

                                 BALANCE SHEETS

The 172nd Fiscal Year as of 2003. 12.31

The 171st Fiscal Year as of 2002. 12.31

The 170th Fiscal Year as of 2001. 12.31

[Bank Account]                                             (Unit: KRW million)

                                                             THE 172ND FY     THE 171ST FY     THE 170TH FY
            DESCRIPTION                                          AMOUNT          AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
(Assets)
I. Cash & Due from Bank                                        1,550,638        2,698,816        2,037,861
Cash & Checks                                                    918,147        1,174,976        1,346,084
Foreign Currency                                                  84,242           76,065           67,944
Due from Banks in Won                                            463,382        1,255,581          442,137
Due from Banks in Foreign Currency                                84,867          192,194          181,696
II. Securities                                                 9,208,341       11,072,577       14,076,281

                                                             THE 172ND FY     THE 171ST FY     THE 170TH FY
            DESCRIPTION                                          AMOUNT          AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Trading Securities                                             1,124,595          990,179        1,236,926
Avail-for-sale Investment Debt Securities                      7,884,816        2,684,844        6,044,711
Held-to-maturity Investment Debt Securities                           --        7,165,994        6,569,709
Investment Equity Securities                                     198,930          231,560          224,935
Accounted for Using The Equity Method
III. Loans                                                    42,701,666       45,328,520       34,443,040
Allowance for Possible Loan Losses                          (-)1,658,919     (-)1,604,607     (-)1,030,678
Present Value Discounts                                        (-)17,970        (-)20,466        (-)29,572
Loans in Won                                                  31,965,758       30,924,206       20,167,261
Loans in Foreign Currency                                      3,165,342        3,480,755        3,476,878
Bills Bought in Won                                            1,599,498        1,903,887        2,001,203
Bills Bought in Foreign Currency                               1,736,303        1,775,599        2,094,350
Advances for Customers                                            75,045           79,682          114,580
Factoring Loans                                                  113,599          121,681          181,272
Loans for Debt-Equity Swap                                        42,388          129,384          461,833
Credit Card Accounts                                           3,698,656        5,898,452        4,934,460
Bonds Bought under Resale Agreements                                  --               --               --
Call Loans                                                       350,955          655,798           84,669
Privately Placed Bonds                                           355,806          185,168          197,722
Bills Discounted                                                 962,473        1,481,776        1,294,307
Cash Management Accounts                                         186,368          134,609          242,400
Financing Lease Receivables                                      126,364          182,596          252,355
IV. Fixed Assets                                               1,280,655        1,415,312        1,565,775
Tangible Assets                                                1,768,463        1,772,835        1,754,016
Accumulated Depreciation                                      (-)491,787       (-)474,016       (-)417,356
Intangible Assets                                                  3,806          116,320          228,919
Non-Business Use Property                                            173              173              208
Valuation Allowances                                                  --               --            (-)12
V. Other Assets                                                4,486,564        5,681,063        3,903,339
Guarantee Deposits                                               484,130          460,949          427,152
Accounts Receivables                                             429,190        1,528,507          936,602
Accrued Income                                                   242,195          336,855          355,610
Prepaid Expenses                                                   3,849            6,286            6,987
Deferred Income Tax Assets                                       180,174          227,067          200,248
Operating Lease Properties                                       248,762          284,944          293,387
Accumulated Depreciation                                      (-)120,633       (-)130,639       (-)117,682
Allowance for Loss on Disposal of Operating Lease               (-)2,209         (-)2,184         (-)2,185
Properties
Loan to Trust Account                                             80,400          145,400          139,000
Sundry Assets                                                  2,940,706        2,823,917        1,664,329
Present Value Discounts                                               --            (-)39           (-)109
Total Assets                                                  59,227,864       66,196,288       56,026,296
Liabilities
I. Deposits                                                   40,030,091       45,125,839       38,922,144
Deposits in Won                                               35,540,313       38,538,270       33,276,165
Deposits in Foreign Currency                                   1,248,501        1,195,292        1,857,807
Negotiable Certificates of Deposits                            1,900,196        4,151,898        2,320,531
Deposits in Bills Issued                                       1,156,501        1,106,525        1,226,611
Trust of Cash Management Account                                 184,580          133,854          241,030

                                                             THE 172ND FY     THE 171ST FY     THE 170TH FY
            DESCRIPTION                                          AMOUNT          AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
II. Borrowings                                                 5,711,922        6,843,721        7,429,731
Borrowings in Won                                              1,620,099        1,303,124        1,666,063
Borrowings in Foreign Currency                                 2,672,863        3,536,020        2,779,550
Bonds Sold under Repurchase Agreements                         1,221,930          995,311        1,816,983
Bills Sold                                                        45,801          900,459          492,655
Due to Bank of Korea in Foreign Currency                           2,739           14,372          376,506
Call Money                                                       148,490           94,435          297,974
III. Debentures                                                6,424,165        5,672,349        2,419,676
Debentures in Won                                              5,842,757        5,110,792        1,525,700
Discounts                                                      (-)43,428        (-)84,399         (-)5,836
Debentures in Foreign Currency                                   631,573          653,834          909,989
Discounts                                                       (-)6,737         (-)7,878        (-)10,177
IV. Other Liabilities                                          5,123,046        6,262,081        4,718,923
Accrued Severance Benefits                                        82,592           51,560           20,688
Due from insurer Severence Benefit                             (-)49,551        (-)30,000        (-)10,000
Allowance for Possible Losses of Acceptances and                  54,004          125,923           51,565
Guarantees
Other Allowance Accounts                                          52,049           15,357               --
Borrowings from Trust Accounts                                   361,990          446,698          655,804
Foreign Exchange Remittances Pending                              53,227           57,879           65,452
Accounts Payable                                                 338,559        1,444,027          776,137
Accrued Expenses                                                 770,103          889,362          892,923
Unearned Revenue                                                  80,464           99,788          106,280
Deposits for Letter of Guarantees and Others                      66,213           63,133           89,360
Guarantee Money Received for Lease Contract                           --              851              851
Sundry Liabilities                                             3,313,396        3,097,503        2,069,863
Total Liabilities                                             57,289,224       63,903,990       53,490,474
Stockholders' Equity
I. Capital Stock                                               3,595,592        3,395,592        3,395,391
Common Stock                                                   3,595,592        3,395,592        3,395,391
II. Capital Surplus                                                   --           45,179               --
Paid-in Capital in Excess of Par Value                                --               24               --
Other Capital Surplus                                                 --           45,155               --
III. Accumulated Deficit                                    (-)1,885,831       (-)965,922       (-)379,647
Other Reserves                                                    14,624           10,619            9,145
Undisposed Accumulated Deficit Carried Over to              (-)1,900,455       (-)976,541       (-)388,792
Subsequent year
Net Income                                                    (-)965,951       (-)586,045         (522,531)
IV. Capital Adjustment                                           228,879       (-)182,551       (-)479,922
Discount on Stock Issuance                                      (-)1,037               --               --
Stock Option                                                       2,713            2,456            1,321
Treasury Stock                                                        --               --        (-)72,902
Gain on Valuation of Avail-for-sale Investment Debt              204,196       (-)208,393       (-)431,512
Securities
Gain on Valuation of Investment Equity Securities                 23,007           23,386           23,171
Accounted for Using The Equity Method
Total Stockholders' Equity                                     1,938,640        2,292,298        2,535,822
Total Liabilities and Stockholders' Equity                    59,227,864       66,196,288       56,026,296

                                                    BALANCE SHEETS

The 172nd Fiscal Year as of 2003.12.31
The 171st Fiscal Year as of 2002.12.31
The 170th Fiscal Year as of 2001.12.31
[Trust Account]                                             (Unit : KRW million)

                                                            THE 172ND FY     THE 171ST FY     THE 170TH FY
            DESCRIPTION                                         AMOUNT           AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Assets
I. Loans and Discounts                                          150,445          170,481          278,024
Bills Discounted                                                     --               --              851
Loans Secured by Real Properties                                 59,791           68,275          145,917
Loans on Guarantees                                                 230              533            1,383
Loans on Deeds                                                   46,374           52,121           57,350
Loans on Promissory Notes                                        43,976           49,478           72,537
Loans for Public Organization                                        74               74               --
Present Value Discount                                               --               --            (-)14
II. Call Loan                                                   180,000          241,000          217,000
Call Loan in Won                                                180,000          241,000          217,000
III. Securities                                               3,745,471        4,723,948        4,699,611
Government Bonds                                                429,108          205,854          755,353
Finance Debentures                                              877,731        1,090,453        1,033,505
Municipal Bonds                                                  32,059           34,536           34,251
Debentures                                                      517,602          875,383        1,066,491
Securities in Foreign Currency                                   86,315           76,072           52,982
Stocks                                                          446,083          504,679          360,638
Bills Bought in Won                                           1,328,107        1,770,377          981,616
Other                                                            28,466          166,594          415,262
Present Value Discount                                               --               --           (-)487
IV. Cash & Due from Banks                                           450                1               --
V. Collecting Money Receivables                                  66,420           32,980               --
VI. Movables and Real Estate                                     35,980           29,829               --
VII. Other Assets                                                44,154           73,557          103,587
Interest Receivables                                             10,384           19,393           37,994
Accrued Income                                                   29,346           48,471           60,797
Accounts Receivables                                              5,827            7,236            6,534
Sundry Assets                                                        45              105               --
Present Value Discount                                         (-)1,448         (-)1,648         (-)1,738
VIII. Loans to Bank Accounts                                     77,433          285,387          408,201
IX. Allowance for Bad Debts                                   (-)38,361        (-)24,549        (-)39,565
Total Assets                                                  4,261,992        5,532,634        5,666,858
Liabilities
I. Money Trusts                                               3,938,719        5,154,732        5,383,977
Unspecified Money Trusts                                          8,665            8,520            8,214
Accumulated Money Trusts                                        268,209          349,220          549,360
Household Money Trusts                                           48,284           68,031           89,162
Development Trusts                                                   --               --               --
Pension Trusts for the Elderly                                  101,615          113,020          133,836

                                                            THE 172ND FY     THE 171ST FY     THE 170TH FY
            DESCRIPTION                                         AMOUNT           AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Corporate Trusts                                                 26,065           34,553           42,572
National Stock Trusts                                             1,664            2,165            2,308
Individual Pension Trusts                                       718,768          678,031          630,734
Household Long-term Trusts                                      122,010          356,140          708,985
Workers Preferential Treatment Trusts                            42,003           94,064          176,138
New Reserving Trusts                                             47,099           95,907          182,178
Unit Money Trusts                                               127,830          163,212          334,906
Specified Money Trusts                                        1,981,513        2,656,274        1,587,211
Testamentary Trusts                                                  --              500              500
Retirement Trusts                                               218,486          178,461          136,832
Open Type Money Trusts                                           71,904          162,081          286,912
Real Estate Investment Trusts                                        --           36,102           30,086
New Personal Pension Trusts                                       9,273            7,673            5,420
New Pension Trusts                                               95,804          117,632          459,339
Pension Trusts                                                   49,527           33,146           19,284
II. Property in Trusts                                          102,400           62,809               --
III. Borrowings                                                  80,400          145,400          139,000
IV. Other Liabilities                                           115,347          148,847          127,711
Suspense from Korea Guarantee Fund                                   26               66               46
Accounts Payables                                                 3,767            5,600            6,081
Unearned Revenue                                                 15,754           32,989           19,934
Undistributed Trust Pay                                          16,247            3,423            2,590
Undistributed Trust Profit                                       79,031          105,526           98,193
Accrued Expenses                                                    520            1,241              867
Sundry Liabilities                                                    2                2               --
V. Special Reserve                                               25,126           20,846           16,170
Total Liabilities                                             4,261,992        5,532,634        5,666,858

Note) The Bank prepared the financial statements for the trust accounts separately from those for the bank accounts, and also prepared the financial statements for each of the trust accounts pursuant to Article 12 of the Trust Business Act and Article 17 of the Enforcement Rules of the said Act. The securities investment trusts to which the Securities Investment Trust Business Act applies are excluded from the trust accounts in the financial statements.

B. Statements of Operations

                            STATEMENTS OF OPERATIONS

The 172nd Fiscal Year (2003.01.01 ~ 2003.12.31)
The 171st Fiscal Year (2002.01.01 ~ 2002.12.31)
The 170th Fiscal Year (2001.01.01 ~ 2001.12.31)
[Bank Account]                                             (Unit : KRW million)

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
I. Operating Revenues                                          5,425,189        5,317,063        5,192,348
(1) Interest Income                                            3,370,111        3,318,156        3,448,984
Interest on Due from Banks                                         5,267           22,023           56,843
Interest Income on Securities                                    515,271          753,324          935,920

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------

Interest on Loans                                              2,798,561        2,473,004        2,309,519
Interest Income from Financing Leases                              7,182           11,844           24,156
Operating Lease Rentals                                           27,223           30,861           46,255
Interest on Loans to Trust Account                                 4,163            3,986           16,794
Other                                                             12,444           23,114           59,497
(2) Commissions Income                                         1,153,271        1,309,938        1,066,715
Commissions Received                                           1,142,229        1,296,684        1,049,993
Guarantee Fees                                                     9,116           10,129           10,338
Commissions Received from Termination of Commodities                 216              378            2,446
Other                                                              1,710            2,747            3,938
(3) Other Operating Income                                       901,807          688,969          676,649
Gain on Sale of Trading Securities                                24,411           24,201           85,051
Gain on Valuation of Trading Securities                               58            5,856            3,657
Dividend on Securities                                             4,872            6,003            6,033
Gain on Foreign Currency Trading                                 172,743          145,089          202,946
Fees and Commissions from Trust Account                           46,984           49,012           64,238
Reversal of Allowance for Bad Debts                                3,368               --               --
Reversal of Acceptance and Guarantees Allowance                   71,919               --           19,400
Gain on Derivatives Trading                                      537,639          440,856          273,379
Gain on Valuation of Underlying Assets for Derivatives            23,444            2,182            3,936
Gain on Disposal of Property under Operating Lease                 6,815              312            7,402
Other                                                              9,554           15,458           10,607
II. Operating Expenses                                         6,107,050        5,451,812        4,466,225
(1) Interest Expenses                                          2,039,584        2,106,171        2,344,139
Interest on Deposits                                           1,409,828        1,508,118        1,680,584
Interest on Borrowings                                           170,889          254,333          409,053
Interest on Debentures                                           386,865          264,338          204,137
Other                                                             72,002           79,382           50,365
(2) Commission Expenses                                          149,143          166,603          108,156
Commissions Paid                                                  49,587           56,481           30,670
Commissions on Credit Cards                                       99,556          110,122           77,486
(3) Other Operating Expenses                                   3,010,073        2,322,710        1,301,191
Loss on Sale of Trading Securities                                15,509            5,590           41,089
Loss on Valuation of Trading Securities                            4,374              150            1,915
Loss on Foreign Currency Trading                                  94,630          104,270          111,570
Contribution to Fund                                              53,959           45,249           36,639
Bad Debt Expense                                               2,159,906        1,542,948          751,295
Provision for Possible Losses of Acceptances and                      --           74,829               --
Guarantees
Other Bad Debt Expense                                            48,557           15,357               --
Payment to the Guaranteed Return Trust Account                        --           57,675           20,946
Loss on Derivatives Trading                                      538,498          398,694          259,668
Loss on Valuation of Underlying Assets for Derivatives             1,097           19,472           19,700
Other                                                             93,543           58,476           58,369
(4) Selling and Administrative Expenses                          908,250          856,328          712,739
Salaries                                                         338,026          338,648          206,639
Retirement Allowance                                              32,986           32,763           19,517
Other Employee Benefits                                           81,381           67,422          107,224
Rent                                                              31,415           25,875           21,191

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Entertainment                                                      7,499            7,701            7,533
Depreciation                                                      98,312           76,987           70,693
Amortization on Intangible Asset                                 112,682          112,803          113,130
Taxes and Dues                                                    39,161           39,756           32,347
Advertising                                                        9,204           16,383           13,477
Other Selling and Administrative Expenses                        157,584          137,990          120,988
III. Operating Income(Loss)                                   (-)681,861       (-)134,749          726,123
IV. Non-Operating Income                                         292,166          139,677          253,199
Gain on Sale of Tangible Assets                                    5,132            7,396            1,596
Rental Income                                                      5,349            5,972            7,609
Gain on Valuation Using Equity Method                                 --           22,388           22,113
Gain on Sale of Avail-for-sale Investment Debt                   178,900           48,958           49,164
Securities
Recovery of Avail-for -sale Investment Debt                       19,026              223           21,357
Securities Impairment Loss
Gain on Valuation of Stock Market Stabilization Fund                  --            2,838           20,071
Gain on Valuation of Other Stabilization Fund                         --               --           12,528
Gain on Sale of Loans                                              1,320              403              824
Other                                                             82,439           51,499          117,937
V. Non-Operating Expenses                                        526,080          616,088          642,897
Loss on Disposition of Tangible Assets                            15,862           17,626            5,961
Loss on Valuation of Equity Method                                 7,585               --               --
Loss on Disposition of Avail-for-sale Investment Debt             14,037           57,304           54,597
Securities
Avail-for-sale Investment Debt Securities Impairment             232,629          448,236           79,647
Loss
Loss on Sale of Loans                                            169,560           16,641          380,757
Other                                                             86,407           76,281          121,935
VI. Ordinary Income                                           (-)915,775       (-)611,160          336,425
VII. Income Before Income Tax Expense                         (-)915,775       (-)611,160          336,425
VIII. Income Tax Expense                                          50,176        (-)25,115       (-)186,106
IX. Net Income                                                (-)965,951       (-)586,045          522,531
Ordinary Income(Losses) per Share                               (-)1,421         (-)870[Chinese        799[Chinese
                                                                                        Character]         Character]
Net Income(Losses) per Share                                    (-)1,421         (-)870[Chinese        799[Chinese
                                                                                        Character]         Character]

                            STATEMENTS OF OPERATIONS

The 172nd Fiscal Year (2003.01.01 ~ 2003. 12.31)
The 171st Fiscal Year (2002.01.01 ~ 2002. 12.31)
The 170th Fiscal Year (2001.01.01 ~ 2001. 12.31)
[Trust Account]                                            (Unit : KRW million)

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Revenues
I. Interest on Loans and Discounts                                35,162           20,799           92,779
Bills Discounted                                                      --               13               72
Interest on Loans Secured by Real Properties                       7,467            8,808           30,841
Interest on Loans on Guarantees                                       34               90              298
Interest on Loans on Deeds                                         1,480            3,529           12,523

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
Interest on Loans on Promissory Notes                             26,176            8,339           49,045
Interest on Loans for Public Organization                              5               20               --
II. Interest on Call Loan                                          5,306            5,361           13,444
Interest on Call Loan in Won                                       5,306            5,361           13,444
III. Interest on Securities                                      220,411          273,588          278,323
National Government Bonds                                         13,034           24,975           39,633
Finance Debentures                                                51,615           67,455           54,143
Municipal Bonds                                                    2,072            2,174            4,222
Debentures                                                        49,511           69,799           86,676
Stocks                                                               192              129              227
Bills Bought in Won                                               92,395          104,723           79,553
Other Securities                                                  11,592            4,333           13,869
IV. Revenues Related to Securities                                47,173           36,390          109,631
Gain on Sale of Securities                                        44,325           29,460           91,999
Gain on Redemption of Securities                                   1,106            1,894            3,656
Gain on Valuation of Securities                                    1,742            5,036           13,976
V. Gain on Transaction of Derivatives                              2,020              135              120
VI. Other Revenues                                                 9,815           61,116           29,745
Revenue from Bank Accounts                                            --           57,675           20,946
Others                                                             9,815            3,441            8,799
VII. Interest on Loans to Bank Accounts                            7,680            6,966            9,861
VIII. Reversal of Special Reserve                                    124                5            3,134
IX. Reversal of Allowance for Credit Losses                        8,247           21,256            1,996
Total Revenues                                                   335,938          425,616          539,033
Expenses
I. Interest Paid on Trust Deposits                               213,783          261,402          340,070
Unspecified Money Trusts                                             583              494            1,564
Accumulated Money Trusts                                          17,574           24,944           44,464
Household Money Trusts                                             2,302            6,440            8,133
Development Trusts                                                    --               --               94
Pension Trust for the Elderly                                      5,165            6,281            9,696
Corporate Trusts                                                   1,166            3,092            5,870
National Stock Trusts                                                235              217               35
Individual Pension Trusts                                         32,000           33,290           40,813
Household Long-term Trusts                                        10,855           24,792           55,496
Workers Preferential Treatment Trusts                              4,808           10,040           14,146
New Reserving Trusts                                               1,687            6,475           14,720
Unit Money Trusts                                                  6,989           11,176           15,397
Specified Money Trusts                                           109,619          108,739           84,701
Retirement Trusts                                                  7,458            5,618            3,719
Open Type Money Trusts                                             5,880            7,963           17,267
Real Estate Investment Trusts                                      1,292            2,311            5,506
New Money Trusts for Individual Pension                              428              302              227
New Money Trusts for Old Age Living Pension                        3,818            8,042           17,453
Pension Trusts                                                     1,924            1,186              769
II. Interest Paid on Borrowings                                    4,163            3,986           38,578
III. Commissions Paid                                                321              382              438

                                                            THE 172ND FY     THE 171ST FY      THE 170TH FY
             DESCRIPTION                                       AMOUNT            AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------
IV. Loss on Transaction of Derivatives                             1,566              237               83
V. Expenses Related to Securities                                 23,939           35,077           42,320
Loss on Sale of Securities                                        18,094           21,362           26,378
Loss on Redemption of Securities                                   1,486            2,329            3,370
Loss on Valuation of Securities                                    4,359           11,386           12,572
VI. Contribution to Fund                                           2,685            1,552            2,321
Contribution to Korea Guarantee Fund                                 336              405            1,089
Insurance Fee on Trust                                             2,349            1,147            1,232
VII. Taxes and Dues                                                  443              361              796
VIII . Fees and Commissions to Bank Accounts                      43,610           44,133           59,585
IX. Other Expenses                                                 1,436              158           37,029
Loss on Sale of Loans                                                 --              116           37,029
Others                                                             1,436               42               --
X. Provision for Special Reserve                                   4,404            4,680            4,825
XI. Provision for Credit Losses                                   39,588           73,648           12,988
Total Expenses                                                   335,938          425,616          539,033

Note) The Bank prepared the financial statements for the trust accounts separately from those for the bank accounts, and also prepared the financial statements for each of the trust accounts pursuant to Article 12 of the Trust Business Act and Article 17 of the Enforcement Rules of the said Act. The securities investment trusts to which the Securities Investment Trust Business Act applies are excluded from the trust accounts in the financial statements.

C. Statements of Appropriations of Retained Earnings or Statements of Disposition of Accumulated Deficit

                Statements of Disposition of Accumulated Deficit

The 172nd Fiscal Year (2003.01.01 ~ 2003. 12.31)

The 171st Fiscal Year (2002.01.01 ~ 2002. 12.31)

The 170th Fiscal Year (2001.01.01 ~ 2001. 12.31)
                                                            (Unit: KRW million)

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------
I. Accumulated Deficit before Appropriation                 (-)1,900,455       (-)976,541       (-)388,792
1. Undisposed Accumulated Deficit Carried                     (-)931,362       (-)388,792       (-)850,329
Over from Prior Years
2. Loss on Disposition of Treasury Stock                              --               --        (-)59,409
3. Cumulative Effect of Change of Accounting                          --               --            1,176
Method
4. Profit(Loss) on Valuation of Subsidiaries                           4               36           (-)270
Using the Equity Method
5. Depreciation of Discount on Stock                                  --               --           (-)816
Issuance
6. Other Reserves                                               (-)3,146         (-)1,740         (-)1,675
7. Net Profit(Loss)                                           (-)965,951       (-)586,045          522,531
II. Disposition of Deficit                                            --           45,179               --
1. Transfers from Paid-in Capital in excess                           --               24               --
of Par Value
2. Transfers from Other Capital Surplus                               --           45,155               --
III. Undisposed Accumulated Deficit Carried
Over to Subsequent Year                                     (-)1,900,455       (-)931,362       (-)388,792

The 172nd Fiscal Year (2003.01.01 ~ 2003. 12.31) Confirmation Date of Disposal 2004. 03.25

The 171st Fiscal Year (2002.01.01 ~ 2002. 12.31) Confirmation Date of Disposal 2003. 03.28

The 170th Fiscal Year (2001.01.01 ~ 2001. 12.31) Confirmation Date of Disposal 2002. 03.29

D. Statements of Cash Flows

                            STATEMENTS OF CASH FLOWS

The 172nd Fiscal Year (2003.01.01 ~ 2003. 12.31)

The 171st Fiscal Year (2002.01.01 ~ 2002. 12.31)

The 170th Fiscal Year (2001.01.01 ~ 2001. 12.31)

[Bank Account]                                             (Unit: KRW million)

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------

I. Cash Flows from Operating Activities                        1,801,481        1,634,175        1,437,512
1. Net Income(Net Loss)                                       (-)965,951       (-)586,045          522,531
2. Addition of Expenses without Cash Outflows                  3,177,467        2,594,551        1,629,130
Amortization of Intangible Assets                                112,682          112,803          113,130
Interest Expense (Amortization of Discounts on                   134,084           60,970            1,646
Bonds)
Loss on Sale of Loans                                            169,560           16,641          380,757
Loss on Valuation of Trading Securities                            4,374              150            1,915
Loss on Disposition of Trading Securities                         15,509            5,590           41,089
Loss on Disposition of Available-for Sale                         14,037           57,304           54,597
Investment Debt Securities
Available-for Sale Investment Debt Impairment Loss               232,629          448,236           79,647
Bad Debt Expense                                               2,159,906        1,542,948          751,295
Provision for Possible Losses of Acceptances and                      --           74,829               --
Guarantees
Other Bad Debt Expense                                            48,557           15,357               --
Loss on Disposition of Tangible Assets                            15,862           17,626            5,961
Other Non-operating Expense                                        5,637            7,787           18,316
Depreciation                                                      98,312           76,987           70,693
Retirement Allowance                                              32,986           32,763           19,517
Other sundry expense                                              17,211           20,584           27,234
Loss from Valuation of Underlying Assets for                       1,097           19,472           19,700
Derivatives
Loss from Derivatives in Won                                     106,323           83,369           42,724
Salaries (Compensation for Stocks)                                   257            1,135              909
Loss on Foreign Exchange                                             859               --               --
Loss on Valuation Using Equity Method                              7,585               --               --
3. Deductions of Revenues without Cash Inflows                (-)441,242       (-)231,916       (-)516,801
Gain on Foreign Exchange                                           2,966              266              514
Gain on Sale of Trading Securities                                24,411           24,201           85,051
Gain on Valuation of Trading Securities                               58            5,856            3,657
Gain on Valuation Using Equity Method                                 --           22,388           22,113
Gain on Disposition of Available-for Sale                        178,900           48,958           49,164
Investment Debt Securities
Return from Loss on Reduction of Available-for Sale               19,026              223           21,357
Securities

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------
Gain on Valuation of Money Invested in Loans Market                   --               --           12,528
Stabilization Funds
Gain on Sale of Loans                                              1,320              403              824
Return from Allowance for Bad Debts                                3,368            1,571            6,719
Interest Income (Amortization of Present Value                    17,001           13,172          142,290
Discounts)
Gain on Disposition of Tangible Assets                             5,132            7,396            1,596
Gain on Disposal of Property under Operating Lease                 6,815              312            7,402
Gain on Derivatives in Won                                        86,269          100,982          113,732
Allowance for Possible Losses of Acceptances and                  71,919               --           19,400
Guarantees
Gain on Valuation of Underlying Assets for                        23,444            2,182            3,936
Derivatives
Other                                                                613            4,006           26,518
4. Change in Assets and Liabilities Resulting from                31,207       (-)142,415       (-)197,348
Operations
Decrease(Increase) in Accounts Receivables                     1,099,317       (-)591,905          304,036
Decrease(Increase) in Prepaid Expenses                             2,437              701            3,109
Decrease(Increase) in Accrued Income                              92,909           18,755          104,923
Decrease(Increase) in Sundry Assets                           (-)137,770     (-)1,146,709     (-)1,461,875
Increase(Decrease) in Deposits for Letter of                       3,080        (-)26,227           24,717
Guarantees and Others
Retirement Allowance                                            (-)1,954         (-)1,891       (-)129,740
Increase(Decrease) in Unearned Revenue                         (-)19,324         (-)6,492         (-)9,920
Increase(Decrease) in Accrued Expenses                        (-)119,259         (-)3,561        (-)97,112
Increase(Decrease) in Sundry Liabilities                         215,893        1,027,640        1,451,367
Decrease in Guarantee Money                                    (-)26,896        (-)33,797            1,234
Decrease(Increase) in Deferred Income Tax Assets                  46,893        (-)26,819       (-)190,724
Decrease in Money converted to National Pensions                      --               --            7,625
Increase in Due from Insurer Severence Benefit                 (-)17,800        (-)20,000        (-)10,000
Increase(Decrease) in Accounts Payables                     (-)1,105,468          667,890       (-)194,988
Decrease in Guarantee Money Received for Lease                    (-)851               --               --
Contract
II. Cash Flows from Investing Activities                       2,293,921     (-)9,547,984     (-)5,721,228
1. Cash Inflows from Investing Activities                      2,999,376       10,936,664        1,078,625
Decrease in Trading Securities                                        --          271,064          570,715
Decrease in Available-for-sale Investment Debt                 2,793,391       10,572,930               --
Securities
Decrease in Investment Equity Securities                          26,308           16,068               --
Accounted for Using The Equity Method
Decrease in Held-to-Maturity Securities                           47,740               --               --
Disposition of Tangible Assets                                    51,132           75,475           34,199
Disposition of Operating Lease Properties                         15,805            1,127           12,711
Decrease in Loans to Trust Account                                65,000               --          461,000
2. Cash Outflows from Investing Activities                       705,455       20,484,648        6,799,853
Increase in Loans                                                436,739       12,629,682        5,572,912
Increase in Trading Securities                                   129,830               --        1,136,696
Increase in Held-to-Maturity Securities                               --        7,721,649
Acquisition of Tangible Assets                                   138,886          126,713           89,536
Acquisition of Intangible Assets                                      --              204              709
Increase in Loans to Trust Account                                    --            6,400               --
III. Cash Flows from Financing Activities                   (-)5,243,580        8,574,764        3,282,582
1. Cash Inflows from Financing Activities                      1,592,525       11,698,604        5,633,294
Increase in Deposits in Won                                           --        5,262,105        3,458,421

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------

Increase in Deposits in Foreign Currency                          53,209               --          191,315
Increase in Bills Sold                                                --          407,804               --
Increase in Call Money                                            54,055               --          151,843
Increase in Borrowings in Foreign Currency                            --          639,445           69,302
Increase in Deposits in Bills Issued                              49,976               --          203,620
Increase in Bonds Sold under Repurchase Agreements               226,619               --          474,026
Increase in Trust of Cash Management Account                      50,726               --               --
Increase in Deposits in Won                                      316,975               --               --
Increase in Borrowings from Trust Accounts                            --               --          155,993
Disposition of Treasury Stocks                                        --          118,057           29,417
Increase in Negotiable Deposits                                       --        1,831,367          868,445
Increase in Debentures in Won                                    642,002        3,439,601               --
Increase in Debentures in Foreign Currency                            --               --               --
Increase in Foreign Exchange Remittances Pending                      --               --           30,912
Paid -In Capital Increase                                        198,963              225               --
2. Cash Outflows from Financing Activities                     6,836,105        3,123,840        2,350,712
Decrease in Deposits in Won                                    2,997,957               --
Decrease in Deposits in Foreign Currency                              --          662,515               --
Decrease in Deposits in Bills Issued                                  --          120,086               --
Decrease Negotiable Deposits                                   2,251,702               --               --
Decrease in Bills Sold                                           854,658               --          206,312
Decrease in Borrowings in Foreign Currency                       630,795               --               --
Decrease in Call Money                                                --          203,539               --
Decrease in Trust of Cash Management Accounts                         --          107,176          192,597
Decrease in Borrowings in Won                                         --          362,939           28,287
Decrease in Bonds Sold under Repurchase Agreements                    --          821,672               --
Decrease in Due to Bank of Korea in Foreign Currency              11,633          362,134        1,286,624
Decrease in Debentures in Won                                         --               --          107,094
Decrease in Debentures in Foreign Currency                            --          267,100          529,798
Decrease in Borrowings in Foreign Currency                        84,708          209,106               --
Decrease in Foreign Exchange Remittances Pending                   4,652            7,573               --
IV. Decrease(Increase) in Cash [ ] + [ ] + [ ]              (-)1,148,178          660,955     (-)1,001,134
V. Cash, Beginning of Year                                     2,698,816        2,037,861        3,038,995
VI.Cash, End of Year                                           1,550,638        2,698,816        2,037,861

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           The 172nd Fiscal Year (January 1, 2003 ~ December 31, 2003) The 171st Fiscal Year (January 1, 2002 ~ December 31, 2002) The 170th Fiscal Year (January 1, 2001 ~ December 31, 2001)

[Trust Accounts]                                            (Unit :KRW1 million)

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------
I. Cash Flows from Operating Activities                            8,291          107,036           32,949
 1. Net income                                                        --               --               --
 2. Addition of Expenses without Cash Outflows                    67,931          113,521           97,162
    Loss on Sale of Securities                                    18,094           21,362           26,378
    Loss on Redemption of Securities                               1,486            2,329            3,370
    Loss on Valuation of Securities                                4,359           11,386           12,572
    Provision for Special Reserve                                  4,404            4,680            4,825
    Loss on Sale of Loans                                             --              116           37,029
    Provision for Credit Losses                                   39,588           73,648           12,988
 3. Deductions of Revenues without Cash Inflows                   55,544           57,651       (-)114,761
    Gain on Sale of Securities                                    44,325           29,460           91,999
    Gain on Redemption of Securities                               1,106            1,894            3,656
    Gain on Valuation of Securities                                1,742            5,036           13,976
    Reversal of Special Reserve                                      124                5            3,134
    Reversal of Allowance for Credit Losses                        8,247           21,256            1,996
 4. Change in Assets and Liabilities Resulting                  (-)4,096           51,166           50,548
    from Operations
    Increase in Prepaid Expenses                                      60           (-)105               --
    Increase (Decrease) in Accrued Income                         19,125           12,326           36,942
    Decrease in Accounts Payable                                (-)1,833           (-)481         (-)3,227
    Increase (Decrease) in Undistributed Trust Pay                12,824              833         (-)3,117
    Increase (Decrease) in Undistributed Trust Profit          (-)26,495            7,333         (-)8,897
    Increase (Decrease) in Interest Receivables                    9,009           18,601           11,386
    Increase (Decrease) in Accounts Receivables                    1,210           (-)792           17,152
    Increase (Decrease) in Suspense from Korea                     (-)40               20           (-)119
    Guarantee Fund
    Increase in Unearned Revenue                               (-)17,235           13,055            5,085
    Increase (Decrease) in Accrued Expenses                       (-)721              374         (-)4,657
    Increase (Decrease) in Sundry Liabilities                         --                2               --
II. Cash Flows from Investing Activities                       1,025,627        (-)69,814          692,305
    Decrease in Loans                                              2,507           40,019        1,036,872
    Increase (Decrease) in Call Loan in Won                       61,000        (-)24,000       (-)131,400
    Increase (Decrease) in Securities                          1,001,711        (-)23,024       (-)213,167
    Increase in Collecting Money Receivables                   (-)33,440        (-)32,980               --
    Increase in Movables and Real Estate                        (-)6,151        (-)29,829               --
III. Cash Flows from Financing Activities                   (-)1,241,422       (-)160,036       (-)703,596
    Increase (Decrease) in Money Trusts                     (-)1,216,013       (-)229,245          310,636

                DESCRIPTION                                 THE 172ND FY     THE 171ST FY     THE 170TH FY
-----------------------------------------------------------------------------------------------------------
    Increase (Decrease) in Borrowings                          (-)65,000            6,400     (-)1,014,232
    Increase in Property in Trusts                                39,591           62,809               --
IV. Net Increase (Decrease) in Cash and Due from              (-)207,504       (-)122,814           21,658
    Banks ([ ] + [ ] + [ ])
V. Cash and Due from Banks, Beginning of Year                    285,387          408,201          386,543
VI. Cash and Due from Banks, End of Year                          77,883          285,387          408,201

Note) The Bank prepared the financial statements for the trust accounts separately from those for the bank accounts, and also prepared the financial statements for each of the trust accounts pursuant to Article 12 of the Trust Business Act and Article 17 of the Enforcement Rules of the said Act. The securities investment trusts to which the Securities Investment Trust Business Act applies are excluded from the trust accounts in the financial statements.

4. Consolidated Financial Statements

A. Summary of Consolidated Financial Information

                                                            (Unit :KRW1 million)

        DESCRIPTION           THE 172ND FY     THE 171ST FY    THE 170TH FY     THE 169TH FY    THE 168TH FY
-------------------------------------------------------------------------------------------------------------
       Cash & Checks           Separately       Separately        1,346,084          973,845       1,210,399
                                 Stated           Stated
   Due from Banks in Won                                            442,141          889,844       1,222,857
 Due from Banks in Foreign                                          209,303          374,320         649,320
          Currency
   Marketable Securities                                          2,556,541        2,530,402       3,694,215
  Investment in Securities                                       12,698,872       11,228,724      10,351,076
        Loans in Won                                             22,028,629       18,541,773      16,501,144
 Loans in Foreign Currency                                        3,821,726        3,812,363       4,345,567
   Advances for Customers                                           114,580          418,537         641,946
        Fixed Assets                                              1,578,212        1,711,947       1,810,784
           Other                                                 12,759,387       10,656,935       6,511,877
        Total Assets                                             57,555,475       51,138,690      46,939,185
      Deposits in Won                                            36,097,230       32,097,551      26,572,425
Deposits in Foreign Currency                                      2,183,075        1,876,759       1,758,508
 Negotiable Certificates of                                       2,320,531        1,452,086       2,003,511
          Deposits
     Borrowings in Won                                            1,666,063        1,694,350       1,796,970
   Borrowings in Foreign                                          2,777,552        1,805,696       3,060,059
          Currency
Bonds Sold under Repurchase                                       1,816,983        1,342,957         893,702
         Agreements
  Due to Bank of Korea in                                           376,506        1,663,130       2,694,630
      Foreign Currency
         Debentures                                               2,415,679        3,032,824       2,392,463
           Other                                                  5,338,289        4,071,332       3,573,814
     Total Liabilities                                           54,991,908       49,036,685      44,746,082
       Capital Stock                                              3,395,391        3,395,391       3,395,391
Consolidated Capital Surplus                                             --               --              --

  Consolidated Accumulated                                         *342,332         *814,083      *1,028,582
          Deficit
    Consolidated Capital                                           *502,297         *490,483        *230,946
         Adjustment
     Minority Interests                                              12,805           11,180          57,240
 Total Shareholders' Equity                                       2,563,567        2,102,005       2,193,103
 Operating Revenues (Sales                                        5,386,592        5,501,228       5,277,119
          Volume)
  Operating Income (Loss)                                           799,021          165,937        *915,324
   Ordinary Income (Loss)                                           351,728           81,779        *708,760
     Net Income (Loss)                                              525,496           99,359        *746,322
   Number of Subsidiaries                                                 6                6              11

[* means (-)]

                              (Unit: KRW1 million)

        DESCRIPTION             THE 172ND FY    THE 171ST FY    THE 170TH FY     THE 169TH FY    THE 168TH FY
--------------------------------------------------------------------------------------------------------------
       Cash & Checks               918,147        1,174,976       Separately       Separately      Separately
                                                                    Stated           Stated          Stated
   Due from Banks in Won           474,448        1,255,582
 Due from Banks in Foreign         126,437          213,908
          Currency
     Trading Securities          2,259,673        2,036,580
     Available-for-Sale          7,885,699          2699653
 Investment Debt Securities
Held-to-Maturity Investment         39,669          7204620
      Debt Securities
Investment Equity Securities
  Accounted for Using the           10,940             8972
       Equity Method
        Loans in Won            33,271,909       32,657,020
 Loans in Foreign Currency       3,454,695        3,785,541
   Advances for Customers           75,045           79,681
        Fixed Assets             1,291,485        1,426,248
           Other                10,793,452       14,727,648
        Total Assets            60,601,599       67,270,429
      Deposits in Won           38,039,906       40,867,951
Deposits in Foreign Currency     1,639,489        1,509,888
 Negotiable Certificates of      1,900,196        4,151,898
          Deposits
     Borrowings in Won           1,620,099        1,303,124
   Borrowings in Foreign         2,495,262        3,354,414
          Currency
Bonds Sold under Repurchase      1,221,930          995,311
         Agreements
  Due to Bank of Korea in            2,739           14,372
      Foreign Currency
         Debentures              6,424,165        5,672,349
           Other                 5,296,439        7,080,541
     Total Liabilities          58,640,225       64,949,848
       Capital Stock             3,595,592        3,395,592

        DESCRIPTION             THE 172ND FY    THE 171ST FY    THE 170TH FY     THE 169TH FY    THE 168TH FY
--------------------------------------------------------------------------------------------------------------
Consolidated Capital Surplus             -           45,179
  Consolidated Accumulated      *1,854,516         *929,077
          Deficit
    Consolidated Capital           206,512         *204,918
         Adjustment
     Minority Interests             13,786           13,805
 Total Shareholders' Equity      1,961,374        2,320,581
 Operating Revenues (Sales       5,570,059        5,466,883
          Volume)
  Operating Income (Loss)         *683,686         *103,166
   Ordinary Income (Loss)         *908,593         *601,127
     Net Income (Loss)            *962,947         *586,468
   Number of Subsidiaries                6                6

[* means (-)]

B. Notice to the Readers

(1) The consolidated financial statements of the Bank were prepared in compliance with the Financial Accounting Standards, the Accounting Standard for Banking Industry and the Accounting Standard for Consolidated Financial Statements. The independent auditor addressed its opinion as follow with respect to the consolidated financial statements of the Bank.

        DESCRIPTION                 THE 172ND FY               THE 171ST FY                THE 170TH FY
----------------------------------------------------------------------------------------------------------
          Auditor                Anjin Deloitte LLC         Anjin Deloitte LLC          Anjin Deloitte LLC
     Auditor's Opinion              Unqualified                 Unqualified                Unqualified

(2) Violation, etc. in Preparing the Consolidated Financial Statements

(A) Violation that may require the consolidated financial statements to be adjusted

            THE 172ND FY                         THE 171ST FY                         THE 170TH FY
----------------------------------------------------------------------------------------------------------
                 N/A                                  N/A                                 N/A

(B) Violation irrelevant to the adjustment of the consolidated financial statements

            THE 172ND FY                         THE 171ST FY                         THE 170TH FY
----------------------------------------------------------------------------------------------------------
                 N/A                                  N/A                                 N/A

(c) Matters to be noted

There exist no matters to be noted with respect to any violation, etc. in preparing the consolidated financial statements.

(3) Basis of Accounting and Financial Statements Presentation for the Most Recent 3 Years

  NAME OF                               BASIS OF ACCOUNTING AND FINANCIAL STATEMENTS PRESENTATION
  COMPANY                  THE 172ND FY                       THE 171ST FY                       THE 170TH FY
------------------------------------------------------------------------------------------------------------------------
                 Financial Accounting Standards,    Financial Accounting Standards,     Financial Accounting Standards,
                 Accounting Standard for Banking    Accounting Standard for Banking     Accounting Standard for Banking
 Chohung Bank               Industry,                          Industry,                           Industry,
                 Accounting Standard for Merchant   Accounting Standard for Merchant   Accounting Standard for Merchant
                      Banking Industry, etc.             Banking Industry, etc.             Banking Industry, etc.

  NAME OF                               BASIS OF ACCOUNTING AND FINANCIAL STATEMENTS PRESENTATION
  COMPANY                  THE 172ND FY                       THE 171ST FY                       THE 170TH FY
------------------------------------------------------------------------------------------------------------------------
                 Financial Accounting Standards,    Financial Accounting Standards,     Financial Accounting Standards,
Trust Accounts    Accounting Standard for Trust      Accounting Standard for Trust       Accounting Standard for Trust
                 Account of Trust Management Bank   Account of Trust Management Bank   Account of Trust Management Bank
                 Financial Accounting Standards,    Financial Accounting Standards,
                     Accounting Standard for            Accounting Standard for         Financial Accounting Standards,
  Chohung ITM      Securities Investment Trust        Securities Investment Trust     Accounting Standard for Securities
                             Industry                           Industry                   Investment Trust Industry
Chohung Finance         Local Regulations                  Local Regulations                   Local Regulations
  CHB America                   "                                  "                                    "
     Bank
 Chohung Bank                   "                                  "                                    "
     GmbH

(4) Subsidiaries included in the Consolidated Financial Statements for the Most Recent 3 Years

               NAME OF SUBSIDIARIES INCLUDED IN      NAME OF SUBSIDIARIES ADDED       NAME OF SUBSIDIARIES EXCLUDED
 FISCAL YEAR      THE CONSOLIDATED FINANCIAL             TO THE CONSOLIDATED               FROM THE CONSOLIDATED
                          STATEMENTS                    FINANCIAL STATEMENTS               FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------------
                 Chohung Bank                        CHB America Bank
                 Chohung ITM                         (a company established as a
The 172nd FY     Chohung Finance                     result of merger between        Chohung Bank of New York and
                 CHB America Bank                    Chohung Bank of New York and    California Chohung Bank
                 Chohung Bank GmbH                   California Chohung Bank)        (Merger)
                 Chohung Bank
                 Chohung ITM
                 Chohung Finance
The 171st FY     Chohung Bank of New York                          --                            --
                 Chohung Bank GmbH
                 California Chohung Bank
                 Chohung Bank
                 Chohung ITM
                 Chohung Finance
The 170th FY     Chohung Bank of New York                          --                            --
                 Chohung Bank GmbH
                 California Chohung Bank

(5) Particular Comments and Other Notices to Readers in respect of the Consolidated Financial Statements

The financial statements of the Bank were prepared in accordance with the Financial Accounting Standards and the Accounting Standard for Banking Industry in Korea. The individual financial statements for each of the domestic subsidiaries of the Bank were prepared in compliance with the Financial Accounting Standards and the accounting standards for each industry in Korea, while the individual financial statements of the overseas subsidiaries were prepared in accordance with the accounting principles accepted in the relevant foreign jurisdictions. Thus, certain account titles in the financial statements of the controlling company may defer from those of its subsidiaries. In such case, the Bank restated the account titles in the individual financial statements of its subsidiaries into those of the controlling company. In addition, there is no material discrepancy between the bases for financial statements presentation for the overseas subsidiaries and the Financial Accounting Standards applied in Korea.

1) Accounting Regulations Applied by the Bank and its Subsidiaries

       NAME OF COMPANY                                      ACCOUNTING STANDARDS
-------------------------------------------------------------------------------------------------------------
         Chohung Bank          Financial Accounting Standards, Accounting Standard for Banking Industry,
                               Accounting Standard for Merchant Banking Industry
        Trust Accounts         Financial Accounting Standards, Accounting Standard for Trust Account of Trust
                               Management Bank
         Chohung ITM           Financial Accounting Standards, Accounting Standard for Securities Investment
                               Trust Industry
       Chohung Finance         Local Regulations
       CHB America Bank                                              "
      Chohung Bank GmbH                                              "

2) Allowance for Possible Loan Losses, Allowance for Acceptance and Guarantee and Other Losses

A) Bank Account
In the Banking Business Supervisory Regulation established by Financial Supervisory Commission ("FSC"), the loans to enterprises are classified as normal, precautionary, substandard, doubtful, or estimated loss. By each classification, it requires the allowance for possible loan losses over minimum percentages. The Bank classifies loans to corporate borrowers, into ten categories according to past repayment history including any overdue period, the bankruptcy status of the borrower, and future debt repayment capability based on the borrower's business performance, financial status, cash flows, collateral, industry characteristics and evaluation of the management. Loans to individual business operations and households are also classified into ten categories based only on the past repayment history. The details are as follows:

  CLASSIFICATION               PAST REPAYMENT HISTORY                      FUTURE DEBT REPAYMENT CAPABILITY
-------------------------------------------------------------------------------------------------------------------
    First Grade     Default in payment less than 1 month             Debt repayment capability is highly
  (High Superior)                                                    excellent.
                                                                     Debt repayment capability is very excellent,
   Second Grade                                                      but it is lower somewhat than that of the
    (Superior)                           "                           First Grade.
                                                                     Debt repayment capability is good, but it is
    Third Grade                          "                           subject to some impacts according to the
      (Good)                                                         prompt change in situation.
                                                                     Debt repayment capability is normal but the
   Fourth Grade                          "                           repayment capability may be lowered
     (Normal+)                                                       according to the prompt change in situation.
                                                                     Debt repayment capability is somewhat
    Fifth Grade                          "                           deficient and it involves risk factor in the
     (Normal-)                                                       light of future stability aspect.
    Sixth Grade                          "                           Debt repayment capability is insufficient
  (Insufficient)                                                     and its stability is doubtful.
   Seventh Grade    Default in payment more than 1 month but         The risk of potential default is involved.
  (Precautionary)   less than 3 months

                    Recoverable loan under the amount expected       The possibility of default is high than the
                    to be collected out of total loans to a          upper grade and the risk factors are more
   Eighth Grade     borrower who has defaulted for not less          several.
   (Substandard)    than 3 months and who is under final
                    dishonor, liquidation and bankruptcy
                    proceeding.

                    Recoverable loan exceeding the amount            The possibility of default is very high and
    Ninth Grade     expected to be collected out of total loans      there is no possibility to recover in the
    (Doubtful)      to a borrower who has defaulted for not          future.
                    less than 3 months and less than 12 months.
                    Recoverable loan exceeding the amount            Impossible repayment capability
                    expected to be collected out of total loans
    Tenth Grade     to a borrower who has defaulted for not
  (Estimate Loss)   less than 12 months and who is under final
                    dishonor, liquidation and bankruptcy
                    proceeding.

According to the above classification, as requested by the Banking Business Supervision Regulation, the Bank calculates the allowance for possible loan losses in respect of corporate loans on the category balances using the prescribed minimum percentages of 0.5 percent or more of loans classified as 1st grade to 6th grade, 2 percent or more of loans classified as 7th grade, 20 percent or more of loans classified as 8th grade, 50 percent or more of loans classified as 9th grade and 100 percent of loans classified as 10th grade, respectively. However, the Bank does not reserve the allowances for possible loan losses in respect of loans to the Korean government and local government entities, call loans, bonds bought under resale agreements, inter-bank loans, and inter-bank loans in foreign currencies, which are classified as 1st grade to 6th grade.

As requested by Financial Supervisory Service, the Bank calculates the allowance for possible loan losses in respect of loans to households and credit card receivables, on the category balances using the prescribed minimum percentage of
0.75 percent and 1 percent or more, respectively, of loans classified as 1st grade to 6th grade, 8 percent and 12 percent or more, respectively, of loans classified as 7th grade, 20 percent of loans classified as 8th grade, 55 percent and 60 percent or more, respectively, of loans classified as 9th grade and 100 percent of loans classified as 10th grade. In addition, out of house mortgage loan after September 9, 2002, the Bank sets allowance ratio of 1 percent and 10 percent, respectively, of the loan classified as normal and precautionary of which LTV (loan to value) exceeds 60%. With respect to the confirmed acceptances and guarantees which are not paid by the Bank are classified using the same criteria used for loan classification, and the Allowance for Possible Losses of Acceptances and Guarantees is then calculated, using 20 percent or more of loan classified as 8th grade, 50 percent or more of loan classified as 9th grade and 100 percent of loan classified as 10th grade. Additionally, loans on companies that were applied for debt restructuring due to the work-out, court receivership or composition and other restructuring process, an allowance for possible loan losses is provided for the residual amount after deducting the present value as prescribed in the debt restructuring accounting standard in accordance with the asset classification on a basis of future debt repayment capability,

As requested by Financial Supervisory Service, the Bank provides for other allowance equivalent to 1 percent with respect to the balance of 75 percent of cash service limit of the customer who used the card within the most recent 1 year deducting usage balance and the amount which may be paid in connection with the accumulated points according to the usage amount of the card members. In addition, The Bank provides for an allowance for additional loss from redemption of special claims sold to Korea Deposit Insurance Corporation and other loss from litigation.

B) Trust Account
The Bank provides for allowances for bad debts with respect to the loans extended from the trust account at a rate of 100% of the allowance for possible loan losses required to be provided for under the standards for classification of soundness of assets which are applied to the bank account pursuant to the Detailed Rules on Supervision of Trust Business of the Financial Supervisory Service.

3) Restructuring of Loans
A loan, whose contractual terms are modified in a troubled debt restructuring through execution of workout plan, court receivership, commencement of composition and mutual agreement in accordance with the Accounting Rules for Banking Industry, is accounted for at the present value of expected future cash flows, if the book value of the loan differs from the present value. The difference between the book value and present value is offset against the allowance for possible loan losses, and any remaining amounts are charged to expense for the current year as provisions for possible loan losses. The difference between the book value of a loan and its present value is recorded as present value discount, which is presented as a deduction from the book value of loan. The present value discount is amortized over the remaining restructuring period using the effective interest rate method, and the amortization is recorded as interest income.

4) Recognition of Interest Income
with other banks and securities on an accrual basis using the effective interest rate in principle, except for the interest income on loans having overdue principal and interest not guaranteed by financial institutions and loans of which realization possibility on a cash basis is very low and the income recognition on an accrual basis is inappropriate, where interest is recognized as income at the time of actual receipt. As of the end of current year and the end of the previous year, the principal amount of loans of which the interest income was not recorded in the financial statements based on the stated criteria amounted to KRW6,927.7 billion and KRW 6,878.6 billion, respectively, and the related accrued interest income not recognized amounted to KRW85.5 billion and KRW113.1 billion, respectively.

5) Classification of Securities
At acquisition, the Bank classifies securities according to marketability, purpose of acquisition and holding capacity into one of the three categories: trading, available-for-sale or held-to-maturity. Trading securities are those that were acquired principally to generate profits from short-term fluctuations in prices. Held-to-maturity securities are those with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity. The investment securities accounted by equity method are those equity securities valued using equity method. Available-for-sale securities are those not classified as above. If the objective and ability to held securities of the Bank change, available-for-sale securities can be reclassified to held-to-maturity securities and vice versa. Whereas, if the Bank sells held-to-maturity or exercises early redemption right of securities to issuer in the current year and the proceeding two years, and if it reclassifies held-to-maturity securities to available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be reclassified to available-for-sale or held-to-maturity securities and vice versa, except when certain trading securities lose their marketability.

6) Valuation of Securities
A) Valuation of Trading Securities
The acquisition cost of the short term trading securities is calculated at the market value of the consideration provided for acquisition plus incidental expenses, and the equity securities and the debt securities is calculated, using an individual moving average method and an actual cost method. When the face value of debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. Trading securities are stated at fair value, if the fair value of trading securities differs from its acquisition cost, its carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

B) Valuation of Available-for-sale Securities
The acquisition cost of the available-for-sale securities is calculated at the market value of the consideration provided for acquisition plus incidental expenses, and the equity securities (investment securities accounted for equity) and the debt securities is calculated, using an individual moving average method and an actual cost method.

When the face value of debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. Available-for-sale securities are stated at fair value, with the net unrealized gain or loss presented as gain or loss on valuation of available-for-sale securities in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump-sum at the time of disposal or impairment recognition. Non-marketable equity securities can be stated at acquisition cost on the financial statement if the fair value of the securities is not credibly determinable.

For equity securities, if the decline in the fair value of equity securities (in case of equity securities which is valued as acquisition cost, net asset valued at the fair value per asset) is below the acquisition cost and the pervasive evidence of impairment loss exists, the carrying value is adjusted to the fair value and the decline in the fair value after deducting the recognized impairment loss is charged to current loss as available-for-sale investment debt securities impairment loss. For debt securities, if the decline in the collectible value of debt securities is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the decline in collective value after deducting the recognized impaired value is charged to current loss as available-for-sale investment debt securities impairment loss. When the impairment loss is recognized, any unrealized valuation loss of securities previously included in the capital adjustment account shall be excluded from the capital adjustment account and be reflected in the impairment loss and any unrealized valuation gain of securities previously included in the capital adjustment account shall be excluded from the capital gain to decrease the carrying value of securities.

C) Valuation of Held-to-maturity Securities
The acquisition cost of the held-to-maturity securities are initially stated at market value of consideration provided for acquisition plus incidental expenses, using the actual cost method. As held-to-maturity securities are stated at amortized acquisition cost, the effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the securities and adds to or subtracts from the acquisition cost and the interest income. If collectible value is below the amortized acquisition cost and the pervasive evidence of impairment loss exists, the carrying value is adjusted to collective value and the decline in collective value is charged to current loss as held-to-maturity securities impairment loss. However, the Bank changed the held-to-maturity securities to available-to-sale securities from its change of intent of holding. As of end of current year, the Bank has no held-to-maturity securities.

D) Valuation of Investment Equity Securities Accounted for Using The Equity Method Equity Securities that are in companies in which the company is able to exercise significant influence over the investees (under the Bank Law, investors with more than 15 percent ownership of total issued and outstanding shares are generally considered as significant influence) are accounted for using the equity method. If the difference between the carrying value and the value in the financial statement is resulted from the net income or net loss of the investee, it is charged to increase or decrease of net income as gain (loss) on valuation using equity method, and if the difference is caused by increase or decrease of earned surplus, it is charged to increase or decrease of surplus profit brought forward from the previous term, and if the difference is caused from increase or decrease of capital surplus and capital adjustment, it is charged to increase or decrease of capital adjustment as valuation gain (loss) of investment equity securities accounted for using the equity method.

E) Reversal of loss on impairment
The recovery of impairment loss recognized in Clause C) above is objectively related to the event occurred after the recognition period, the recovery is recorded in the net income as reversal of loss on impairment of held-to-maturity securities ,up to the amount of the amortized acquisition cost of the case that the book value after recovery dose not recognize the impairment loss. The recovery of impairment loss recognized in Clause 2) above is objectively related to the event occurred after the recognition period, the recovery is recorded in the net income as reversal of loss on impairment of available-for-sale securities, up to amount of the previously recognized impairment However, the increases exceeding the amount previously recognized deduction loss are recorded on gain on valuation of available-for-sale securities in capital adjustments. For non-marketable equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost.

F) Evaluation upon Reclassification of Securities
When held-to-maturity securities are reclassified to available-for-sale securities, those securities are stated at the fair value on the reclassification date and the difference between the fair value and book value are accounted on capital adjustment as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be stated on capital adjustment and will be amortized using the effective interest rate and be charged to interest income or expense upon maturity. The difference between the fair value on the reclassification date and face value of the reclassified securities to held-to-maturity securities is amortized using effective interest rate and charged to interest income or expense upon maturity. In principle, it is not allowed to reclassify the short term trading securities to other securities or vice versa, however, if the short term trading securities are not marketable any more, they may be reclassified to available-for-sale securities based on the fair value as of the reclassification date.

7) Sale of Securities
When the realization, expiration or sale of the right to obtain the economic benefits arises and the control of securities loses from the sale of the securities, the unrealized valuation gain or loss of securities included in the capital adjustment account is added to or deducted from the gain or loss on sale. The gain or loss amounts to the difference between the net proceeds received or receivable and its carrying value (if the acquisition of assets and the assumption of liabilities arise at the same time from the sale the securities, it means the differences between the fair value of assets received and the sum of the fair value of the liabilities assumed and the carrying value of the securities sold). Whereas when securities are transferred without losing its control, the transaction is recorded as secured borrowing transaction.

8) Evaluation and Depreciation of Tangible Assets
Tangible assets included in fixed assets are stated at acquisition cost, except for assets revalued upward in accordance with the Asset Revaluation Law of Korea. The acquisition cost is computed at the production costs or purchase costs plus the sum of the incidental expenses directly related to the use of the facilities involved and the capital expenditure (expenditure paid after the acquisition or completion of the facilities involved that results in the enhancement of the future economic benefits of the facilities in excess of their latest value) less the purchase discount, if any. Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as follows:

                                            IN YEARS
                                            ---------
Buildings                                     40~60
Equipment and furniture                         5
Leasehold improvements                          5

9) Evaluation of Intangible Assets and Goodwill
Intangible assets other than goodwill included in fixed assets are recorded at the production costs plus the sum of the incidental expenses directly related to the use of the intangible assets involved and the capital expenditure (expenditure directly related to the intangible asset involved that is highly probable to result in the considerable enhancement of the future economic benefits of the intangible assets and that can be evaluated by an reliable method) less the purchase discount, if any (if the intangible assets are created by the Bank, they are stated at the acquisition costs that amount to the sum of the expenditure directly related to the creation, production and preparation for use of the intangible assets and the indirect expenses reasonably and consistently allocated ). Intangible assets are amortized using the straight-line method over the estimated economic useful lives of the related assets (no exceeding 20 years except as otherwise prescribed in the applicable laws and regulations or the relevant contract) or the activity method. The excess of the consideration paid for business combinations over the net assets transferred is classified as goodwill. The Bank acquired the goodwill from the acquisitions of Chungbuk Bank and Kangwon Bank, which is recorded as intangible assets and amortized using the straight-line method over 5 years. Pursuant to the former Accounting Standard for Business Combination, the Bank was now allowed to dispose of its treasury stock acquired in relation to the business combinations until the end of 2000, the fiscal year immediately following the year containing the business combination dates. Accordingly, the loss on revaluation of the treasury stock amounting to KRW100,716 million has been included in goodwill at the end of 2000 and amortized over the useful life of the related assets.

10) Valuation Allowance for Non-Business
Use Property Non-business use property included in fixed assets is recorded at its acquisition costs when the Bank acquires collateral on a foreclosed mortgage in relation to its business operations. No depreciation is provided for this asset. However, if the foreclosed asset is not sold at one or more auction(s) and the last auction price of the foreclosed asset is lower than the book value, the difference is provided as a valuation allowance with the valuation loss charged to current operations.

11) Installment Transaction relating to Tangible Assets and Non-Business Use Property
Receivables arising from the sale of tangible assets and non-business use property through long-term installment transactions are accounted for as accounts receivables related to disposal of property. The differences between the present value of the tangible assets and non-business use property involved and the discounted value reduced at a rate of bank premium interest as of the date of installment transaction plus 2% are accounted on present value discounts which are recorded as interest income or interest expense using the effective interest rate method. Whereas, the gain or loss on sale computed by deducting the tangible assets and non-business use property from the proceeds of installment sale are fully regarded as the gain and loss of the disposal FY.

12) Accrued Severance Benefits
Pursuant to the regulations on severance payment for officers and the regulations on severance payment for employees, employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with the Bank. Under the said regulations, the accrued severance indemnities that would be payable assuming all eligible employees were to resign are KRW51,664 million and KRW82,848 million as of December 31, 2002 and 2003, respectively. The accrued severance indemnities are accounted for as accrued severance benefits. The Bank has purchased an employee retirement trust, which the employees of the Bank are entitled to receive, and made deposits with Korea Exchange Bank as of December 31, 2003. Actual payments of severance indemnities amounted to KRW2,240 million and KRW2,120 million in the years ended December 31, 2002 and 2003, respectively.

13) Accounting for Financial Derivatives
The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. Derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purposes. Hedge accounting is classified into fair value hedges and cash flow hedges. Fair value hedge accounting and cash flow hedge accounting are applied only to the financial derivative instruments that meet certain criteria for hedge accounting of financial derivative instruments used for hedging activities. Fair value hedge accounting is applied to a financial derivative instrument designated to hedge the exposure to the changes in the fair value of an asset or a liability or a firm commitment (a hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged items attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated to hedge the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment, and the ineffective portion is reflected in current operations. The effective portion of gain or loss recorded as capital adjustment is reclassified into current earnings in the same period during which the hedged expected transaction actually affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

14) Income Tax Expenses

Income tax expense is the amount currently payable for the period under the provisions of the Corporate Tax Act, which is added to or deducted from the changes in the deferred income taxes for the period. The difference between the amount currently payable for the period under the provisions of the Corporate Tax Act and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods.

15) Translation of Assets and Liabilities Denominated in Foreign Currencies

The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the BOK Basic Rate (KRW1,200.40 and KRW1,197.80 to US$1.00 at December 31, 2002 and 2003,
respectively) or cross rates for other currencies at the balance sheet dates. Translation gains and losses are credited or charged to operations.

16) Translation relating to Financial Statements of Overseas Branches and Subsidiaries

In translating the financial statements of overseas branches and subsidiaries in which investments are denominated in foreign currency, the asset, liabilities, profits and losses of the overseas branches and subsidiaries are translated into Won en bloc based on Basic Rate at the balance sheet dates. In addition, if there is no significant discrepancy between the accounting principles accepted in Korea and in the relevant foreign jurisdiction, the financial statements are generally prepared in compliance with the accounting principles accepted in the relevant jurisdiction.

17) Basis for Calculation of Ordinary Loss per Share and Net Loss per Share

A) Ordinary Loss per Share and Net Loss per Share

Ordinary loss per common share and net loss per common share are computed by dividing ordinary loss (after deducting the tax effect) and net loss, respectively, in the consolidated statements of operations by the weighted average number of common shares outstanding during the year. The number of shares used in computing earnings per share was 673,608,597 and 679,775,963 in 2002 and 2003, respectively. The ordinary loss per share and the net loss per share was KRW(-)1,417 and KRW(-)1,416 in 2002 and 2003, respectively. Ordinary loss and net loss on common shares were summarized as follows:

                                                              Korean Won
                                                        2002            2003
                                                      --------         --------
                                                             (In millions)

Net loss on common shares                             (586,468)        (962,947)
Extraordinary gain                                          --             (343)
Extraordinary loss                                          --               --
Income tax expenses on extraordinary gain                   --               --
Income tax expenses on extraordinary loss                   --               --
Income attributable to minority interests                1,910              891
                                                      --------         --------
Ordinary loss on common shares                        (584,558)        (962,399)
                                                      ========         ========

B) Diluted Ordinary Loss per Share and Diluted Net Loss per Share

Diluted ordinary loss per share and net loss per share represent the ordinary loss and net loss divided by the number of common shares and diluted securities. Diluted ordinary loss per share and net loss per share are computed by dividing diluted ordinary loss and net loss calculated by adding the diluted securities expenses (after deducting the tax effect) to the ordinary loss and net loss on common shares, by the aggregate of the number of the common shares outstanding and the number of the diluted securities during the year (the number of diluted common shares outstanding). The average stock price of the Bank's common shares for the year ended December 31, 2003 (KRW3,724) is below the exercise prices of the stock options (KRW5,000 and KRW5,860), and thereby, there is no dilution effect from stock options. In addition, the dilution effect could happen because the average price of common stock (KRW5,502) in last fiscal year was above the exercise price (the exercise price of the 1st, 2nd and 3rd stock options:
KRW5,000). However, dilution effect from stock options was not ultimately incurred as the increase in the ratio of the denominator is less than that of the numerator. As a result, the diluted ordinary loss per common share and diluted net loss per common share are equal to the ordinary loss per common share and net loss per common share in 2002 and 2003, respectively. The diluted securities are 673,757,609 shares and 679,775,963 shares for the years ended December 31, 2002 and 2003, respectively.

C) The dilutive securities as of December 31, 2003 are summarized as follows (In millions):

                         Face value     Exercise        Common stock
Item                     (Par Value)     period         to be issued               Remarks
----------------------   -----------   -----------     --------------       --------------------------------------
Stock options (1st)               -    2003.3.28 ~     211,645 shares       KRW5,000 paid in cash upon exercise
                                       2006.3.27
Stock options (2nd)               -    2004.3.10 ~     664,000 shares       KRW5,000 paid in cash upon exercise
                                       2007.3.9
Stock options (3rd)               -    2004.3.30 ~     312,000 shares       KRW5,860 paid in cash upon exercise
                                       2007.3.29
Stock options (4th)               -    2005.3.29 ~     165,090 shares       KRW5,000 paid in cash upon exercise
                                       2008.3.28

18) Application of the Statements of Korea Accounting Standards

Pursuant to Article 92 of the financial accounting standards, Korea Accounting Standard Board (KASB) under Korea Accounting Institute (KAI) established and published Statements of Korea Accounting Standards (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001 for the purpose of enhancing the usefulness of the accounting information and adapting the financial accounting standards in Korea to the international standards. SKAS No. 1 -"Accounting Changes and Correction of Errors" to No. 13 -"Restructuring Debt" are established as of December 31, 2003. The Bank prepared its financial statements applying from SKAS No.2 -"Interim Financial Reporting" to No.9 -"Convertible Securities" as of and for the year ended December 31, 2003 (SKAS No.1 -"Accounting Changes and Corrections of Errors" was applied in 2002). From SKAS No.10 -"Inventories" to No.13 -"Restructuring Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The changed accounting methods and changed major material compared with those applied for the year ended December 31, 2002 are summarized as follows:

        SKAS                       Changes                     Existing Method               Changed Method
        ----                       -------                     ---------------               --------------

SKAS No. 2 - "Interim      Balance Sheet for             End of the relevant quarter      End of the immediately
Financial Reporting"       Comparative Purposes          of the immediately preceding     preceding fiscal year
                                                         fiscal year

                           Statements of Cash Flows      Not to be Prepared               To be Prepared

SKAS No. 8 - "Investment   Account Title                 Marketable Securities            Trading Securities
in Securities"                                           Investment in Securities         Available-for-Sale
                                                                                          Securities
                                                                                          Held-to-Maturity
                                                                                          Securities
                                                                                          Securities Valued
                                                                                          Using the Equity Method
                           Classification of Liquidity   Not-Allowed                      Allowed
                           for Long-term Securities

                           Disposal of Gain (Loss) on    Net income (loss)                Capital Adjustment
                           Valuation of Securities
                           Market Stabilization Funds

                           Disposal of Gain (Loss) on    Net income (loss)                Capital Adjustment
                           Valuation of Short-term
                           Available-for-Sale
                           Securities


The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6 - "Events Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8
- "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

C. Consolidated Financial Statements

(1) Consolidated Balance Sheet

                           Consolidated Balance Sheets

           The 172nd Fiscal Year (January 1, 2003 ~ December 31, 2003) The 171st Fiscal Year (January 1, 2002 ~ December 31, 2002) The 170th Fiscal Year (January 1, 2001 ~ December 31, 2001)

                                                            (Unit: KRW1 million)

            Description                        The 172nd FY           The 171st FY           The 170th FY
            -----------                        ------------           ------------           ------------
Cash & Due from Bank                         Separately Stated     Separately Stated            2,071,599
  Cash & Checks                                                                                 1,346,084
  Foreign Currency                                                                                 74,071
  Due from Banks in Won                                                                           442,141
  Due from Banks in Foreign Currency                                                              209,303
Marketable Securities                                                                           2,556,541
  Stocks                                                                                              727
  Government & Public Bonds                                                                       333,710
  Finance Debentures                                                                              665,106
  Corporate Bonds                                                                               1,053,674
  Beneficial Certificates                                                                          26,706
  Marketable Securities in Foreign
  Currency                                                                                        113,230

            Description                        The 172nd FY           The 171st FY           The 170th FY
            -----------                        ------------           ------------           ------------
  Other Securities                                                                                363,388
Investment in Securities                                                                       12,698,872
  Stocks                                                                                          540,294
  Money Invested                                                                                   40,182
  Government & Public Bonds                                                                     1,748,561
  Finance Debentures                                                                            3,243,097
  Corporate Bonds                                                                               5,955,081
  Beneficial Certificates                                                                         615,323
  Investment in Securities in Foreign
  Currency                                                                                        476,502
  Other Securities                                                                                 79,832
Loans                                                                                          34,843,375
  Allowance for Possible Loan Losses                                                         (-)1,071,950
  Present Value Discounts                                                                       (-)29,587
  Loans in Won                                                                                 22,028,629
    Bank Accounts                                                                              21,956,323
    Trust Accounts                                                                                 71,587
    Subsidiary                                                                                        719
  Loans in Foreign Currency                                                                     3,821,726
  Bills Bought in Won                                                                           2,001,203
  Bills Bought in Foreign Currency                                                              2,116,400
  Advances for Customers                                                                          114,580
  Factoring Loans                                                                                 181,272
  Credit Card Accounts                                                                          4,934,460
  Bonds Bought under Resale Agreements                                                                  -
  Call Loans                                                                                       87,087
  Privately Placed Bonds                                                                          197,722
  Loans for Debt-Equity Swap                                                                      461,833
Fixed Assets                                                                                    1,578,212
  Tangible Assets                                                                               1,776,586
  Accumulated Depreciation                                                                     (-)427,605
  Intangible Assets                                                                               229,035
  Non-Business Use Property                                                                           208
  Valuation Allowances for Non-Business
  Use Property                                                                                      (-)12
Other Assets                                                                                    3,806,876
  Present Value Discounts                                                                        (-)1,847
  Guarantee Deposits                                                                              429,893
  Account Receivables                                                                             940,624
  Accrued Income                                                                                  378,466
  Operating Lease Properties                                                                      293,387
  Accumulated Depreciation                                                                     (-)117,682
  Allowance for Loss on Disposal of
  Operating Lease Properties                                                                     (-)2,185
  Sundry Assets                                                                                 1,886,220
               Total Assets                                                                    57,555,475
Deposits                                                                                       40,600,836
  Deposits in Won                                                                              36,097,230
    Bank Accounts                                                                              34,690,546
    Trust Accounts                                                                              1,406,674

            Description                        The 172nd FY           The 171st FY           The 170th FY
            -----------                        ------------           ------------           ------------
    Subsidiary                                                                                         10
  Deposits in Foreign Currency                                                                  2,183,075
  Negotiable Certificates of Deposits                                                           2,320,531
Borrowings                                                                                      7,413,661
  Borrowings in Won                                                                             1,666,063
  Borrowings in Foreign Currency                                                                2,777,552
  Bonds Sold under Repurchase Agreements                                                        1,816,983
  Bills Sold                                                                                      492,655
  Due to Bank of Korea in Foreign Currency                                                        376,506
  Call Money                                                                                      283,902
Debentures                                                                                      2,415,679
  Debentures in Won                                                                             1,525,700
  Debentures in Foreign Currency                                                                  905,992
  Discounts                                                                                     (-)16,013
Other Liabilities                                                                               4,561,732
  Accrued Severance Benefits                                                                       20,826
  Due from Insurer Severance Benefit                                                            (-)10,000
  Allowance for Possible Losses of
  Acceptances and Guarantees                                                                       51,565
  Other Allowance Accounts                                                                          1,465
  Borrowings from Trust Accounts                                                                  456,987
  Foreign Exchange Remittances Pending                                                             66,616
  Accrued Expenses                                                                                917,010
  Domestic Exchange Remittance Pending                                                          1,203,420
  Unearned Revenue                                                                                107,398
  Deposits for Letter of Guarantees and
  Others                                                                                           89,550
  Sundry Liabilities                                                                            1,656,895
            Total Liabilities                                                                  54,991,908
Capital Stock                                                                                   3,395,391
Consolidated Capital Surplus                                                                            -
Consolidated Accumulated Deficit                                                               (-)342,332
  Other Reserves                                                                                   51,363
  Accumulated Deficit Carried Over                                                             (-)393,695
    (Consolidated Net Income)                                                                   (525,496)
Consolidated Capital Adjustment                                                                (-)502,297
  Discount on Stock Issuance                                                                        (-)20
  Treasury Stock                                                                                (-)72,902
  Loss on Valuation of Investment in
  Securities                                                                                   (-)430,696
  Other Capital Adjustment                                                                          1,321
Minority Interests                                                                                 12,805
        Total Shareholders' Equity                                                              2,563,567
Total Liabilities and Shareholders' Equity                                                     57,555,475




                                                            (Unit: KRW1 million)

                                                   The 172nd              The 171st          The 170th
               Description                           Amount                Amount              Amount
               -----------                        ------------          ------------      -----------------
 Cash & Due from Bank                                1,607,172             2,728,954      Separately Stated

                                                  The 172nd              The 171st          The 170th
               Description                          Amount                Amount              Amount
               -----------                       ------------          ------------      -----------------
 Cash & Checks                                        918,147             1,174,976
 Foreign Currency                                      88,140                84,488
 Due from Banks in Won                                474,448             1,255,582
 Due from Banks in Foreign Currency                   126,437               213,908
Securities                                         10,195,981            11,949,825
 Trading Securities                                 2,259,673             2,036,580
 Available-for-Sale Investment Debt
 Securities                                         7,885,699             2,699,653
 Held-to Maturity Investment Debt
 Securities                                            39,669             7,204,620
 Investment Equity Securities Accounted
 for Using the Equity Method                           10,940                 8,972
Loans                                              43,096,897            45,609,951
 Allowance for Possible Loan Losses              (-)1,693,633          (-)1,637,979
 Present Value Discounts                            (-)17,970             (-)20,466
 Loans in Won                                      33,271,909            32,657,020
   Bank Accounts                                   33,142,182            32,576,341
   Trust Accounts                                     129,250                80,231
   Subsidiary                                             477                   448
 Loans in Foreign Currency                          3,454,695             3,785,541
 Call Loans                                           446,748               719,336
 Bills Bought in Won                                1,599,498             1,903,887
 Bills Bought in Foreign Currency                   1,750,155             1,788,246
 Advances for Customers                                75,045                79,681
 Credit Card Accounts                               3,698,657             5,898,452
 Privately Placed Bonds                               355,806               185,168
 Factoring Loans                                      113,599               121,681
 Loans for Debt-Equity Swap                            42,388               129,384
Fixed Assets                                        1,291,485             1,426,248
 Tangible Assets                                    1,788,803             1,793,265
 Accumulated Depreciation                          (-)501,544            (-)483,653
 Intangible Assets                                      4,053               116,463
 Non-business Use Property                                173                   173
Other Assets                                        4,410,064             5,555,451
 Guarantee Deposits                                   485,607               463,825
 Accounts Receivables                                 431,539             1,533,478
 Accrued Income                                       230,936               340,984
 Operating Lease Properties                           248,762               284,944
 Accumulated Depreciation                          (-)120,633            (-)130,639
 Allowance for Loss on Disposal of
 Operating Lease Properties                          (-)2,209              (-)2,184
 Sundry Assets                                      3,136,062             3,066,730
 Present Value Discounts                                    -              (-)1,687
Total Assets                                       60,601,599            67,270,429
Deposits                                           41,579,591            46,529,737
 Deposits in Won                                   38,039,906            40,867,951
   Bank Accounts                                   36,830,997            39,722,710
   Trust Accounts                                   1,208,897             1,145,227
   Subsidiary                                              12                    14
 Deposits in Foreign Currency                       1,639,489             1,509,888

                                                  The 172nd              The 171st          The 170th
               Description                          Amount                Amount              Amount
               -----------                       ------------          ------------      -----------------
 Negotiable Certificates of Deposits                1,900,196             4,151,898
Borrowings                                          5,528,332             6,647,053
 Borrowings in Won                                  1,620,099             1,303,124
 Borrowings in Foreign Currency                     2,495,262             3,354,414
 Bonds Sold under Repurchase Agreements             1,221,930               995,311
 Bills Sold                                            45,801               900,459
 Due to Bank of Korea in Foreign Currency               2,739                14,372
 Call Money                                           142,501                79,373
Debentures                                          6,424,165             5,672,349
 Debentures in Won                                  5,842,757             5,110,792
 Debentures in Foreign Currency                       631,573               653,834
 Discounts                                          (-)50,165             (-)92,277
Other Liabilities                                   5,108,137             6,100,709
 Accrued Severance Benefits                            82,848                51,664
 Due from Insurer Severance Benefit                 (-)49,551             (-)30,000
 Allowance for Possible Losses of
 Acceptances and Guarantees                            54,004               125,923
 Other Allowance Accounts                              52,520                17,482
 Borrowings from Trust Accounts                       330,098               271,403
 Foreign Exchange Remittances Pending                  53,227                58,990
 Deposits for Letter of Guarantees and
 Others                                                66,341                63,833
 Accrued Expenses                                     763,149               891,848
 Domestic Exchange Remittance Pending               2,374,855             2,318,345
 Unearned Revenue                                      81,961               100,267
 Sundry Liabilities                                 1,298,685             2,230,954
Total Liabilities                                  58,640,225            64,949,848
Capital Stock                                       3,595,592             3,395,592
Consolidated Capital Surplus                                -                45,179
 Paid-in Capital in Excess of Par Value                     -                    24
 Other Capital Surplus                                      -                45,155
Consolidated Accumulated Deficit                 (-)1,854,516            (-)929,077
Other Reserves                                         73,374                61,256
Undisposed Accumulated Deficit
(Consolidated Net Loss:
The 172nd FY  KRW(-)962,947 million
The 171st FY  KRW(-)586,468 million)             (-)1,927,890            (-)990,333
Consolidated Capital Adjustment                       206,512            (-)204,918
 Gain (Loss) on Valuation of
 Available-for-Sale Investment Debt
 Securities                                           204,836            (-)207,373
 Discount on Stock Issuance                          (-)1,037                     -
 Other Capital Adjustment                               2,713                 2,455
Minority Interests                                     13,786                13,805
Total Shareholders' Equity                          1,961,374             2,320,581
Total Liabilities and Shareholders'
Equity                                             60,601,599            67,270,429


(2) Consolidated Statements of Operations

                      Consolidated Statements of Operations
           The 172nd Fiscal Year (January 1, 2003 ~ December 31, 2003) The 171st Fiscal Year (January 1, 2002 ~ December 31, 2002) The 170th Fiscal Year (January 1, 2001 ~ December 31, 2001)

                                                            (Unit: KRW1 million)

Description                                           The 172nd FY           The 171st FY        The 170th FY
-----------                                           ------------           ------------        ------------
I. Operating Revenues                              Separately Stated      Separately Stated        5,386,592
   1. Interest Income                                                                              3,603,042
     (1) Interest Income in Won                                                                    2,156,628
     (2) Interest Income in Foreign
Currency                                                                                             406,371
    (3) Interest Income and Dividends on
    Marketable Securities                                                                            162,271
    (4) Interest Income and Dividends on
    Marketable Securities                                                                            877,772
   2. Commission Income                                                                            1,098,402
    (1) Commission Income in Won                                                                   1,031,527
    (2) Commission Income in Foreign
    Currency                                                                                          66,875
3. Other Operating Revenues                                                                          685,148
    (1) Revenues Related to Marketable
    Securities                                                                                       114,226
    (2) Revenues Related to Investment
    in Securities                                                                                          -
    (3) Other Income                                                                                 570,922
II. Operating Expenses                                                                             4,587,571
   1. Interest Expenses                                                                            2,426,081
    (1) Interest Expenses in Won                                                                   2,083,472
    (2) Interest Expenses in Foreign
    Currency                                                                                         342,609
   2. Commission Expenses                                                                            109,354
    (1) Commissions Paid in Won                                                                       98,953
    (2) Commissions Paid in Foreign
    Currency                                                                                          10,401
   3. Other Operating Expenses                                                                     2,052,136
    (1) Expenses Related to Marketable
    Securities                                                                                        59,869
    (2) Bad Debt Expenses                                                                            764,917
    (3) Selling and Administrative
    Expenses                                                                                         733,678
    (4) Other                                                                                        493,672
III. Operating Income (Loss)                                                                         799,021
IV. Non-Operating Income (Loss)                                                                   (-)447,293
   1. Non-Operating Income                                                                           232,706
   2. Non-Operating Expenses                                                                         679,999
V. Ordinary Income (Loss)                                                                            351,728
VI. Extraordinary Gain (Loss)                                                                              -
VII. Income Before Income Tax Expenses                                                               351,728
VIII. Income Tax Expenses                                                                         (-)176,340

Description                                           The 172nd FY           The 171st FY        The 170th FY
-----------                                           ------------           ------------        ------------
IX. Total Net Income (Loss)                                                                          528,068
X. Net Gain (Loss) Attributable to
Minority Interests                                                                                  (-)2,572
XI. Consolidated Net Income (Loss)                                                                   525,496
    Ordinary Income (Loss) per Share                                                                  KRW808
    Net Income (Loss) per Share                                                                       KRW804

                                                            (Unit: KRW1 million)

               Description                         The 172nd FY           The 171st FY          The 170th FY
               -----------                         ------------           ------------          ------------
I. Operating Revenues                                5,570,059              5,466,883        Separately Stated
   1. Interest Income                                3,496,026              3,429,887
    (1) Interest Income in Won                       2,759,780              2,412,742
    (2) Interest Income in Foreign
    Currency                                           142,804                178,363
    (3) Interest Income and Dividends on
    Securities                                         593,442                838,782
   2. Commission Income                              1,172,243              1,338,333
    (1) Commission Income in Won                     1,106,869              1,272,269
    (2) Commission Income in Foreign
    Currency                                            65,374                 66,064
   3. Other Operating Revenues                         901,790                698,663
    (1) Revenues Related to Trading
    Securities                                          40,029                 38,375
    (2) Other Income                                   861,761                660,288
II. Operating Expenses                               6,253,745              5,570,049
   1. Interest Expenses                              2,089,380              2,163,021
    (1) Interest Expenses in Won                     1,991,445              2,019,187
    (2) Interest Expenses in Foreign
    Currency                                            97,935                143,834
   2. Commission Expenses                              150,082                167,703
    (1) Commission Paid in Won                         141,116                155,111
    (2) Commission Paid in Foreign
    Currency                                             8,966                 12,592
   3. Other Operating Expenses                       4,014,283              3,239,325
    (1) Expenses Related to Marketable
    Securities                                          29,215                 16,526
    (2) Bad Debt Expenses                            2,216,400              1,617,622
    (3) Selling and Administrative
    Expenses                                           931,227                877,599
    (4) Other                                          837,441                727,578
III. Operating Income (Loss)                        (-)683,686             (-)103,166
IV. Non-Operating Income (Loss)                     (-)224,907             (-)497,961
   1. Non-Operating Income                             293,745                120,878
   2. Non-Operating Expenses                           518,652                618,839
V. Ordinary Income (Loss)                           (-)908,593             (-)601,127

               Description                         The 172nd FY           The 171st FY          The 170th FY
               -----------                         ------------           ------------          ------------
VI. Extraordinary Gain (Loss)                              343                      -
VII. Income Before Income Tax Expenses              (-)908,250             (-)601,127
VIII. Income Tax Expenses                               53,806              (-)16,569
IX. Total Net Income (Loss)                         (-)962,056             (-)584,558
X.Net Gain (Loss) Attributable to
Minority Interests                                      (-)891               (-)1,910
XI. Consolidated Net Income (Loss)                  (-)962,947             (-)586,468
    Ordinary Income (Loss) per Share               KRW(-)1,416              KRW(-)868
    Net Income (Loss) per Share                    KRW(-)1,417              KRW(-)871


(3) Consolidated Statements of Changes in Shareholders' Equity (Consolidated Statements of Appropriation of Surplus)

           Consolidated Statements of Changes in Shareholders' Equity The 172nd Fiscal Year (January 1, 2003 ~ December 31, 2003) The 171st Fiscal Year (January 1, 2002 ~ December 31, 2002) The 170th Fiscal Year (January 1, 2001 ~ December 31, 2001)


                                                            (Unit: KRW1 million)

                                        Consolidated  Consolidated   Consolidated  Consolidated
                              Capital      Capital       Retained     Accumulated     Capital     Minority
         Description           Stock       Surplus       Earnings       Deficit      Adjustment   Interests    Total
         -----------           -----       -------       --------       -------      ----------   ---------  ---------
As of January 1, 2001
(Beginning of the 170th
FY)                         3,395,391                                 (-)814,083    (-)490,483     11,180    2,102,005
Consolidated Net Income                                                  525,496                               525,496
Accumulated Effect due
to Change in Accounting
Method                                                                     1,176                                 1,176
Adjustment of Retained
Earnings of Subsidiaries                                                  (-)270                                (-)270
Amortization of Discount
on Stock Issuance                                                         (-)836           847      (-)11
Loss on Disposal of
Treasury Stock                                                                       (-)59,409               (-)59,409
Disposition of Loss on
Disposal of Treasury
Stock                                                                  (-)59,409        59,409
Adjustment on the Change
in Foreign Exchange Rate                                                  (-)514                                (-)514
Stock Options Cost                                                                         909                     909
Loss on Valuation of
Investment in Securities                                                            (-)102,396              (-)102,396
Increase in Other
Reserves                                                                   4,198                                 4,198
Decrease in Treasury
Stock                                                                                   88,826                  88,826
Dividends Received                                                                                 (-)910       (-)910
Net Gain Attributable to
Minority Interests                                                                                  2,572        2,572

                                        Consolidated  Consolidated   Consolidated  Consolidated
                              Capital      Capital       Retained     Accumulated     Capital     Minority
         Description           Stock       Surplus       Earnings       Deficit      Adjustment   Interests    Total
         -----------           -----       -------       --------       -------      ----------   ---------  ---------
Other                                                                      1,910                    (-)26        1,884
As of December 31, 2001
(End of the 170th FY)       3,395,391                                 (-)342,332    (-)502,297     12,805    2,563,567
As of January 1, 2002
(Beginning of the 171st
FY)                         3,395,391             -                   (-)342,332    (-)502,297     12,805    2,563,567
Consolidated Net Income             -             -                   (-)586,468             -          -   (-)586,468
Issuance of Common
Shares of Controlling
Company                           201            24                            -             -          -          225
Adjustment of Retained
Earnings of Subsidiaries            -             -                           36             -          -           36
Amortization of Discount
on Stock Issuance
(Subsidiaries)                      -             -                        (-)20            20          -            -
Adjustment on the Change
in Foreign Exchange Rate            -             -                       (-)266             -          -       (-)266
Stock Options Cost                  -             -                            -         1,134          -        1,134
Decrease in Loss on
Valuation of
Available-for-Sale
Securities                          -             -                            -       223,323          -      223,323
Disposal of Treasury
Stock                               -        45,155                            -        72,902          -      118,057
Dividends Received                  -             -                            -             -     (-)910       (-)910
Net Gain Attributable to
Minority Interests                  -             -                            -             -      1,910        1,910
Other                               -             -                        (-)27             -          -        (-)27
As of December 31, 2002
(End of the 171st FY)       3,395,592        45,179                   (-)929,077    (-)204,918     13,805    2,320,581
As of January 1, 2003
(Beginning of the 172nd
FY)                         3,395,592        45,179                   (-)929,077    (-)204,918     13,805    2,320,581
Consolidated Net Income             -             -                   (-)962,947             -          -   (-)962,947
Issuance of Common
Shares of Controlling
Company                       200,000             -                            -             -          -      200,000
Adjustment of Retained
Earnings of Subsidiaries            -             -                     (-)8,531             -          -     (-)8,531
Disposition of Capital
in Excess of Par Value              -         (-)24                           24             -          -            -
Disposition of Other
Capital Surplus                     -     (-)45,155                       45,155             -          -            -
Adjustment on the Change
in Foreign Exchange
Rate  (Branches)                    -             -                          860             -          -          860
Stock Options Cost                  -             -                            -         1,030          -        1,030
Lapse of Stock Options              -             -                            -        (-)773          -       (-)773

                                        Consolidated  Consolidated   Consolidated  Consolidated
                              Capital      Capital       Retained     Accumulated     Capital     Minority
         Description           Stock       Surplus       Earnings       Deficit      Adjustment   Interests    Total
         -----------           -----       -------       --------       -------      ----------   ---------  ---------
Decrease in Loss on
Valuation of
Available-for-Sale
Securities                          -             -                            -       412,210          -      412,210
Dividends Received                  -             -                            -             -     (-)910       (-)910
Net Gain Attributable to
Minority Interests                  -             -                            -             -        891          891
Increase in Discount on
Stock Issuance                      -             -                            -      (-)1,037          -     (-)1,037
As of December 31, 2003
(End of the 172nd FY)       3,595,592             -                 (-)1,854,516       206,512     13,786    1,961,374

                      Consolidated Statement of Deficit
         172nd Fiscal Year (From January 1, 2003.to December 31, 2003) 171st Fiscal Year (From January 1, 2002 to December 31, 2002)
           170th Fiscal Year (January 1, 2001 to December 31, 2001)

                                                                     (Unit: KRW)

     Item                 172nd FY               171st FY               170th FY
     ----                 --------               --------               --------

Substituted to "Consolidated Statements of Changes in Shareholders' Equity" due to change in the basis accounting.

Note) According to the Accounting Standard for Consolidated Financial Statements amended as of March 23, 2000, consolidated statement of deficit was substituted to above consolidated statements of changes in shareholders' equity.

(4)  Consolidated Statements of Cash Flows

                      Consolidated Statements of Cash Flows

         172nd Fiscal Year (From January 1, 2003 to December 31, 2003) 171st Fiscal Year (From January 1, 2002 to December 31, 2002) 170th Fiscal Year (From January 1, 2001 to December 31, 2001)


                                                                                                 (Unit: KRW1 million)

                     Description                               172nd FY             171st FY               170th FY
                     -----------                               --------             --------               --------
I.   CASH FLOWS FROM OPERATING                            Separately stated     Separately stated          1,649,348
     ACTIVITIES:

  1. Consolidated Net income (loss)                                                                          525,496

  2. Addition of expenses not involving cash                                                               1,589,447
 outflows

     Depreciation                                                                                             71,977
     Provision for severance benefits                                                                         19,738
     Amortization of intangible assets                                                                       113,161
     Net income for the outside interests                                                                      2,572
     Expenses relating to trading securities                                                                  59,869
     Expenses relating to investment securities                                                              134,244
     Salaries (stock compensation expense)                                                                       909
     Loss on sales of loans                                                                                  417,258
     Other expenses                                                                                            4,802
     Bad debt expenses                                                                                       764,917

  3. Deduction of revenues not involving cash                                                                241,402
inflows
     Gain relating to trading securities                                                                     114,226
     Gain relating to investment securities                                                                  125,233
     Gain on sales of loans                                                                                      824
     Other Gains                                                                                               1,119
  4. Changes in assets and liabilities resulting                                                         (-)224,193
     from operations
       Decrease (increase) in sundry assets                                                             (-)1,710,032
     Increase (decrease) in guarantee deposits                                                                23,845
     received or import
       Increase (decrease) in sundry liabilities                                                             201,820
       Payment of severance benefits                                                                      (-)130,015
       Increase in severance insurance                                                                     (-)10,000
       Decrease in earnest money                                                                                 216
     Decrease (increase) in amount transferred to                                                              7,626
     national pension fund
       Increase in unpaid inland debts                                                                     1,047,048

                                                                                                 (Unit: KRW1 million)

                     Description                               172nd FY             171st FY               170th FY
                     -----------                               --------             --------               --------
       Decrease (increase) in accounts receivable                                                            316,390
       Decrease (increase) in accrued income                                                                 109,288
       Decrease in lease assets under management                                                              32,538
       Decrease (increase) in accrued expenses                                                             (-)82,871
       Increase (decrease) in unearned income                                                              (-)12,003
         Decrease (increase) in provisions for payment
         guarantee                                                                                         (-)19,400

       Increase (decrease) in other provisions                                                                 1,357
II.  CASH FLOWS FROM INVESTING ACTIVITIES                                                               (-)5,887,894
  1. Cash inflows from investing activities                                                                  282,864
     Decrease in trading securities                                                                          282,518
     Decrease in real estate for non-business-                                                                   346
     purpose
  2. Cash outflows for investing activities                                                                6,170,758
     Increase in loans                                                                                     4,079,748
     Increase in fixed assets for operations                                                                  51,040
     Acquisition of intangible assets                                                                            709
     Increase in investment securities                                                                     2,039,261
III. CASH FLOWS FROM FINANCING ACTIVITIES                                                                  4,002,551
  1. Cash inflows from financing activities                                                                5,470,937
     Disposition of treasury stock                                                                            29,417
     Increase in deposits in won-denominated
     deposits                                                                                              5,174,440
     Increase in accrued foreign exchange debts                                                               30,426
     Increase in corporate bonds                                                                                   -
     Increase in trust account                                                                               236,654
     Right issue                                                                                                   -
  2. Cash outflows for financing activities                                                                1,468,386
     Decrease in borrowings                                                                                  851,470
     Decrease in accrued foreign exchange debts                                                                    -
     Decrease in trust account                                                                                     -
     Decrease in corporate bond                                                                              615,969
     Decrease in outside interest                                                                                947
 IV. INCREASE (or DECREASE) IN CASH (I + II + III)                                                        (-)235,995
 V.  CASH, BEGINNING OF YEAR                                                                               2,307,594
 VI. CASH, END OF YEAR                                                                                     2,071,599

                                                                                                 (Unit: KRW1 million)

                     Description                               172nd FY             171st FY          170th FY
                     -----------                               --------             --------          --------
I. CASH FLOWS FROM OPERATING                                    1,772,577           1,657,534      Separately stated
   ACTIVITIES:
  1. Consolidated Net income (loss)                            (-)962,947          (-)586,468
  2. Addition of expenses not involving cash
     outflows                                                   2,910,207           2,385,402
     Depreciation                                                  99,335              77,970
     Provision for severance benefits                              33,304              33,078
     Amortization of intangible assets                            112,682             112,803
     Net income for the outside interests                             891               1,910
     Expenses relating to short-term trading securities            29,215              16,526
     Expenses relating to available-for-sale securities           247,683             506,825

                                                                                                 (Unit: KRW1 million)

                     Description                               172nd FY             171st FY          170th FY
                     -----------                               --------             --------          --------
     Salaries (stock compensation expense)                            258               1,134
     Loss on sales of loans                                       169,560              16,643
     Other expenses                                                   879                 891
     Bad debt expenses                                          2,216,400           1,617,622
  3. Deduction of revenues not involving cash
     inflows                                                      241,262              91,934
     Gains relating to short-term trading securities               40,029              38,375
   Gains relating to available-for-sale securities                197,926              49,188
     Gain on sales of loans                                         1,320                 403
     Other Gains                                                    1,987               3,968
  4. Changes in assets and liabilities resulting
     from operations                                               66,579           (-)49,466
       Decrease (increase) in sundry assets                     (-)69,332        (-)1,180,510
     Increase (decrease) in guarantee deposits                      2,508           (-)25,717
     received or import
       Increase (decrease) in sundry liabilities               (-)932,269             574,059
       Payment of severance benefits                             (-)2,120            (-)2,240
       Increase in severance insurance                          (-)19,551           (-)20,000
       Decrease in earnest money                                (-)21,782           (-)33,932
     Decrease (increase) in amount transferred to
       national pension fund                                            -                   -
       Increase in unpaid inland debts                             56,510           1,114,925
       Decrease (increase) in accounts receivable               1,101,939          (-)592,854
       Decrease (increase) in accrued income                      108,361              37,322
       Decrease in lease assets under management                   26,201              21,399
       Decrease (increase) in accrued expenses                 (-)128,699           (-)25,162
       Increase (decrease) in unearned income                   (-)18,306            (-)7,131
     Decrease (increase) in provisions for payment
       guarantee                                                (-)71,919              74,358
       Increase (decrease) in other provisions                     35,038              16,017
II. CASH FLOWS FROM INVESTING ACTIVITIES                        2,171,707        (-)9,343,304
  1. Cash inflows from investing activities                     2,461,240          10,804,818
     Decrease in short-term trading securities                          -             541,810
     Decrease in available-for-sale securities                  2,286,129          10,262,985
     Decrease in held-to-maturity securities                       46,697                   -
     Decrease in loans                                            128,414                   -
     Decrease in real estate for non-business-purpose                   -                  23
  2. Cash outflows for investing activities                       289,533          20,148,122
     Increase in loans                                                  -          12,400,438
     Increase in fixed assets for operations                       76,982              38,601
     Acquisition of intangible assets                                 272                 231
     Increase in short-term trading securities                    212,279                   -
     Decrease in held-to-maturity securities                            -           7,708,852
III. CASH FLOWS FROM FINANCING ACTIVITIES                    (-)5,066,066           8,343,125
  1. Cash inflows from financing activities                     1,009,473           9,303,853
     Disposition of treasury stock                                      -             118,057
     Increase in deposits in won-denominated deposits                   -           5,928,901
     Increase in accrued foreign exchange debts                         -                   -
     Increase in corporate bonds                                  751,815           3,256,670
     Increase in trust account                                     58,695                   -

                                                                                                 (Unit: KRW1 million)

                     Description                               172nd FY             171st FY          170th FY
                     -----------                               --------             --------          --------
     Right issue                                                  198,963                 225
  2. Cash outflows for financing activities                     6,075,539             960,728
     Decrease in Withholdings                                   4,950,145                   -
     Decrease in accrued foreign exchange debts                 1,118,721             766,608
     Decrease in trust account                                      5,763               7,626
     Decrease in corporate bond                                         -             185,584
     Decrease in outside interest                                       -                   -
 IV. INCREASE (or DECREASE) IN CASH (I + II + III)                    910                 910
  V. CASH, BEGINNING OF YEAR                                 (-)1,121,782             657,355
 VI. CASH, END OF YEAR                                          2,728,954           2,071,599
     Decrease in accrued foreign exchange debts                 1,607,172           2,728,954

D.   Companies Not Included In Consolidated Financial Statements

There is no company which is subject to the consolidated financial statement but not included therein. The company applied to the equity method shall be as follows:

[Company applied to equity method]

                             No. of Shares                                                               Share Acquisition
Name of Subsidiary             Invested                Investment Ratio         Settlement Date                 Date
------------------           -------------             ----------------         ---------------         -----------------
Chohung Vina Bank          Limited Company                 50.00%              December 31               November 24, 2000

Chohung Vina Bank acquired the equities of Jeil Vina Bank in Vietnam by 40% as of November 24, 2000 and changed its name to Chohung Vina Bank. In addition, it acquired the equities by 10% from Daewoo Securities as of November 23, 2001 so equity ratio is 50% as of the end of the current quarter. Capital of Chohung Vina Bank as of December 31, 2003 shall be US$20,000,000.

5.   Financial Status by Business Units

Chohung Bank has no business unit exceeding 10% or more of total sales volume, operating profit & loss and total assets. In addition, there is no business unit separately classified under the standardized industrial classification table.

                                                                                              (Unit:  )

                Description                        XXth FY               XXth FY               XXth FY
                -----------                        -------               -------               -------
  Unit A
  1. Sales Volume
  External sales volume
  Internal sales volume between unites
  Total
  2. Operating profit and loss
  3. Assets
  (Depreciation, etc.)                             ( )                   ( )                   ( )
  Unit B
  1. Sales Volume
  External sales volume
  Internal sales volume between unites
  Total
  2. Operating profit and loss
  3. Assets
  (Depreciation, etc.)                             ( )                   ( )                   ( )

                                                                                              (Unit:  )

                Description                        XXth FY               XXth FY               XXth FY
                -----------                        -------               -------               -------
  Unit C
  1. Sales Volume
  External sales volume
  Internal sales volume between unites
  Total
  2. Operating profit and loss
  3. Assets
  (Depreciation, etc.)                             ( )                   ( )                   ( )
  Others
  1. Sales Volume
  2. Operating profit and loss
  3. Assets

6.  Matters to Reference : Financial Statements Before*yAfter Merger
A.  Outlines of Merger
(1) Merger with Chungbuk Bank
A)  Date and purpose of merger
- Date of merger: April 30, 1999
- Purpose of merger: Chohung Bank and Chungbuk Bank merged for the purpose to be reborn as an efficient bank with international competitiveness in order to take off to the large and sound bank which leads the domestic financial industry.
B)   Company to be merged and method of merger
- Company to be merged: Chungbuk Bank
- Method of merger: Chohung Bank merged with Chungbuk Bank.
C) Conditions of merger (ratio of merger, money delivered due to merger, etc.)
- Ratio of merger (share swap ratio)
Chohung Bank: Chungbuk Bank = 1: 69.2891
- Money delivered due to merger: N/A
D) Type and number of shares issued upon merger: 144 shares (common shares in registered form)

(2) Merger with Kangwon Bank
A) Date and purpose of merger
- Date of merger: September 11, 1999
- Purpose of merger: Chohung Bank and Kangwon Bank merged for the purpose to be reborn as an efficient bank with international competitiveness in order to take off to the large and sound bank which leads domestic financial industry.
B) Company to be merged and method of merger
- Company to be merged: Kangwon Bank
- Method of merger: Chohung Bank became surviving company, and Kangwon Bank became disappearing company.
C) Conditions of merger (ratio of merger, money delivered due to merger, etc.)
- Ratio of merger (share swap ratio)
Chohung Bank: Kangwon Bank = 1: 9.5870
- Money delivered due to merger: N/A
D) Type and number of shares issued upon merger: 39,204,718 shares (common shares in registered form)
B. Financial Statements Before*yAfter Merger

(1) Financial Statements before Merger: Chungbuk Bank
A) Balance Sheet (As of April 30, 1999)

[Bank Account]                                                                        (Unit : KRW1 million)
                          Dr.                                                    Cr.
-----------------------------------------------------    --------------------------------------------------
                Description                   Amount                 Description                     Amount
                -----------                   -------                -----------                   --------
 [Asset]                                                 [Liabilities]
 Cash & checks                                 34,365    Deposits                                    998,714
 Foreign currency                                 578     Deposits for demand                        129,238
 Due from banks in won                         98,356     Time & savings deposit                     846,913
 Due from banks in foreign currency             4,576     Installment received                        22,563
 Securities                                   627,865    Deposits in foreign currency                  1,744
  Trading securities                          134,314    negotiable certificates of deposit          396,447
   Trading securities in Won                  133,091    Trusted money in foreign currency           116,001
    Proprietary stock                          14,852    Borrowings in Won                            99,681
    Government bonds                          111,400    Borrowings in foreign currency                4,706
 Trading securities for selling at desk         6,839    Off-shore borrowings in foreign
   Trading securities in foreign currency       1,223     currency                                    30,968
  Investment securities                       493,551    Call money                                   16,297
   Investment securities in Won               474,540    Bonds sold under repurchase
    Investment stock                            4,110    agreements                                    2,537
    Contribution                                2,985    Debentures                                       93
    Invested government bonds                  77,704    Financial bonds issued                       46,043
    Invested financial bonds                   83,075    Allowance account                            10,959
    Invested local government bonds             3,381       Accrued severance indemnities                 50
    Invested corporate bonds                  153,644    (Transferred to National Pension
    Investment units                          140,004     Fund)(-)                                        19
    Other invested securities                   9,637       Provisions for payment guarantee          10,909
   Investment securities in foreign                      Borrowings from trust accounts               58,819
    currency                                    1,071    Foreign exchange settlement credits              23
 Off-shore investment securities in                      Debit card credits                                2
  foreign currency                             17,940    Deposits for letter of guarantees
 Loans in Won                                 595,490     and others                                   1,147
  Loans to firms                              456,189    Other debts                                  60,062
  Loans to households                         121,868    GIRO revenue                                  2,928
  Loans for public purpose and others          11,634                                              ---------
  Other loans                                   5,799    TOTAL LIABILITIES                         1,847,152
 Loans in foreign currency                     39,152                                              ---------
 Off-shore loans in foreign currency           13,027    [Stockholders' Equity]
 Domestic import usance                           889    Capital stock                                    50
 Call loan                                     30,968    Capital surplus                                   -
 Bills bought                                  57,486     Capital reserve
 Advances for customers                        94,786     Assets Revaluations Reserves
 Credit card accounts                          32,613    Retained earnings                          -120,164
 (allowance for bad debt)(-)                  122,774     Reserves                                         -
 Fixed assets                                 119,451       (Statutory reserve)
 (Accumulated depreciation)(-)                 10,446       (Voluntary reserve)
 (Provisions of real estate for                   353       (Other reserves)                               -
   non-business-purpose)(-)                                 Unappropriated R/E to subsequent        -120,164
 (Present value Discount Account)(-)              654    year                                     (        )
                                                            (Net income for the year)                      -
                                                         Capital Adjustments
                                                                                                  ----------
                                                         TOTAL STOCKHOLDERS' EQUITY                 -120,114
                                                                                                  ----------

 Other Assets                                 109,856
 Accounts receivable other - disposition        1,807
 of assets
                                            ---------                                              ---------
 TOTAL ASSETS                               1,727,038    TOTAL LIABILITIES AND STOCKHOLDERS'
                                                          EQUITY                                   1,727,038
                                            ---------                                              ---------


[Trust Account]                                                                            (Unit : KRW1 million)
                       Dr.                                                      Cr.
-------------------------------------------------   ------------------------------------------------------------
              Description                  Amount                    Description                         Amount
              -----------                 -------                    -----------                        --------
                [Asset]                                            [Liabilities]
 Loans                                     27,338   Money trust                                          197,344
  Loans on real estate                     14,409    (Unspecified money trust - jointly managed)              12
  Loans with collateral of receivables        103   Installment purpose money trust (contract)                12
  Loans on beneficiary certificates         1,477    (Installment - jointly managed
  Loans on guarantees                         402    (performance)                                         6,896
  Loans on deed                             4,527    (Housekeeping money trust- jointly managed)          13,764
  Loans on bills                            6,420    (Development trust - jointly managed)               102,161
 Securities                               129,335   (Pension fund for the elderly - jointly
  Government bonds                            499    managed)                                                455
  Notes Purchased at a Discount            15,000    (Individual pension fund- jointly managed)            6,681
  Corporate bonds                          37,708    (Housekeeping long-term trust - jointly
  Stocks                                    1,286     managed)                                             5,138
  Other securities                         74,842   (Employee preferred trust - jointly managed)           1,266
 Other assets                              14,444    (New installment trust - jointly managed)             6,648
  Other Receivables                           152    (Corporation money trust - jointly managed)          18,961
  Accrued interest                          4,369    (Specified money trust)                              35,362
  Accrued Income                            9,923   Other liabilities                                     25,470
  Credit to bank account                   58,819   Unearned income                                          357
                                                     Accrued expenses                                         10
                                                     Accrued trust fees and commissions                      494
                                                     Accrued trust income                                 24,609
                                                     Extraordinary reserve                                   326
                                                    Reserve for write-offs of loans &
                                                    receivables                                            6,796
                                          -------                                                        -------
TOTAL ASSETS                              229,936  TOTAL LIABILITIES                                     229,936
                                          -------                                                        -------

B) Income Statement (From January 1, 1999 to April 30, 1999)

[Bank Account]                                                                         (Unit : KRW1 million)
                             Description                                                              Amount
                             -----------                                                              ------
I. Operating revenues                                                                                 85,329
   1. Interest Income                                                                                 53,307
    (1) Interest on due from banks                                                                     1,275
    (2) Interest on due from trading securities                                                        2,154
    (3) Interest on due from investment securities                                                    20,204
    (4) Interest on due from loans                                                                    29,655
    (5) Other interest income                                                                             19
   2. Commission income                                                                                4,235
    (1) Commission received                                                                            3,518
    (2) Guarantee Fees                                                                                   321
    (3) Early termination fee                                                                            396
   3. Other operating revenues                                                                        27,787

    (1) Gain on disposition of trading securities                                                        164
    (2) Gain on valuation of trading securities                                                        4,728
    (3) Income on dividend of trading securities                                                         181
    (4) Income on dividend of investment securities                                                        1
    (5) Gain on FX transaction                                                                         2,912
    (6) Reversal of allowance for bad debt                                                             6,079
    (7) Income on investment of trust accounts                                                           496
    (8) Reversal of provisions for payment guarantee                                                  13,226
II. Operating Expenses                                                                                71,352
   1. Interest Expense                                                                                48,614
    (1) Interest on deposits                                                                          37,673
    (2) Interest on borrowings                                                                         7,093
    (3) Interest on corporate bond                                                                     1,569
    (4) Other interest expense                                                                         2,279
   2. Commissions expense                                                                                547
    (1) Commissions paid                                                                                 485
    (2) Credit card related commissions                                                                   62
   3. Other Operating Expenses                                                                         4,887
    (1) Loss on disposition of trading securities                                                          1
    (2) Loss on valuation of trading securities                                                           30
    (3) Loss on FX transaction                                                                         2,488
    (4) Cost of funds                                                                                    472
    (5) Loss on investment of trust accounts                                                           1,211
    (6) Expenses relating to financial derivatives                                                        19
    (7) Others                                                                                           666
   4. Selling & administrative expenses                                                               17,304
    (1) Salaries                                                                                       8,550
    (2) Provision for severance indemnities                                                              558
    (3) Employee benefits                                                                              2,864
    (4) Rent                                                                                             144
    (5) Entertainment                                                                                    485
    (6) Depreciations                                                                                  1,744
    (7) Tax and dues                                                                                     242
    (8) Advertising expenses                                                                             222
    (9) Communications                                                                                   386
    (10) Electronic power and water expenses                                                             164
    (11) Computing expenses                                                                              380
    (12) Service cost                                                                                    547
    (13) Public impost                                                                                   401
    (14) Others                                                                                          617
III. Net operating income (loss)                                                                      13,977
IV.  Non-operating income                                                                              1,256
   1. Gain on disposition of tangible assets                                                              26
   2. Rental income                                                                                       27
   3. Gain on sale of loans                                                                              816
   4. Other non-operating income                                                                         387
V. Non-operating expenses                                                                             37,610
   1. Loss on disposition of tangible assets                                                           4,521
   2. Loss on decrease of investment securities                                                          712

   3. Loss on valuation of contribution to securities market                                              94
      stabilization fund
   4. Provision for severance indemnities                                                              3,342
   5. Loss on sale of loans                                                                           28,477
   6. Other non-operating expenses                                                                       464
VI. Ordinary loss                                                                                     22,376
VII. Special income                                                                                        -
VIII. Special loss                                                                                         -
IX. Net loss before income taxes                                                                      22,376
X. Income taxes                                                                                            -
                                                                                                      ------
XI. Net loss for the year                                                                             22,376
(Net loss per a share: KRW2,237,634)
                                                                                                      ------

[Trust Account]                                                                (Unit : KRW1 million)
                             Dr.                                                     Cr.
------------------------------------------------------------  -------------------------------------------------
                     Description                      Amount                 Description                 Amount
                     -----------                      ------                 -----------                 ------
I. Interest expenses on money trust                   9,409    I. Interest on loans                        654
   1. Interest expenses on unspecified money trust        1      1. Interest on loans on real estate       253
   (1) Interest expenses on installment savings           1      2. Interest on loans with collateral of
       money trust (contract)                                        receivables                             1
   2. Interest expenses on savings money trust          230      3. Interest on loans on beneficiary
   3. Interest expenses on household money trust        655         certificates                            51
   4. Interest expenses on development trust          4,985      4. Interest on loans on guarantees         24
   5. Interest expenses on pension trust for the                 5. Interest on loans on deed              193
      elderly                                            17      6. Interest on loans on bills             132
   6. Interest expenses on corporate money trust        799    II. Interest on securities                6,218
   7. Interest expenses on Individual pension fund      256      1. Interest on government bond             50
   8. Interest expenses on housekeeping long-term                2. Interest on financial bond              99
      trust                                             195      (1) Interest on other financial bond       99
   9. Interest expenses on employee preferred trust      45      3. Interest on corporate bond           1,559
   10. Interest expenses on new installment trust       318      4. Stock dividends                          7
   11. Interest expenses on specified money trust     1,908      5. Interest on bills bought               542
II. Other interest expenses                             123      (1) Interest on CP with free interest
   1. Other interests expenses                          123           rate                                 542
III. Expenses related to securities                       8     6. Interest on other securities          3,961
   1. Securities trading loss                             8      (1) Interest on beneficial
    (1) Other securities trading loss                     8          certificates of development trust   3,453
IV. Cost of funds                                        56      (2) Interest on beneficial
   1. Cost of Korea Credit Guarantee Fund                25          certificates of national and
   2. Cost of trust insurance                            31          public bond                           508
V. Management fees on trust accounts                    496     III. Income relating to securities         683
VI. Other expenses                                      335      1. Securities trading profit               67
   1. Loss on sale of loans                             335       (1) Other securities trading profit       67
VII . Transfer to special reserves                       12           2. Gain on repayment of securities    85
VIII . Reversal of reserve for write-offs of loans &             3. Gain on valuation of securities        531
receivables                                             399       (1) Gain on stock                        531
                                                               IV. Other income                          1,283
                                                                 1. Gain on sale of loans                   71
                                                                 2. Receipts into the deficient amount   1,211
                                                                 3. Other sundry incomes                     1
                                                               V. Interest on credit to bank account     1,955
                                                               VI. Reversal of reserve for write-offs of
                                                                  loans & receivables                       45


TOTAL LOSS                                            10,838  TOTAL REVENUES                             10,838

(2) Financial Statements before Merger: Kangwon Bank
A) Balance Sheet (As of September 11, 1999)

[Bank Account]                                                                       (Unit : KRW1 million Won)
                          Dr.                                                     Cr.
------------------------------------------------------   -----------------------------------------------------
              Description                    Amount                   Description                   Amount
              -----------                    ------                   -----------                   ------
                [Asset]                                              [Liabilities]
Cash & checks                                   23,066   Deposits in Won                            1,141,323
Foreign currency                                   998   Deposits in foreign currency                 113,033
Due from banks in won                          110,241   Transferable deposits                        329,347
Due from banks in foreign currency              38,408   Deposits in notes issued                     859,086
Trading Securities                             516,956   Trust amount in CMA                          116,222
  Stocks                                           263   Borrowings in Won                            137,882
  Government and public bond                    10,902   Borrowings in foreign currency               503,322
  Beneficial certificates                      383,460   Call money                                   867,467
  Trading securities in foreign                          Bonds sold under repurchase agreements        25,149
   currency                                    122,331   Debentures                                       603
Investment securities                          781,467   Corporate bonds                              587,098
  Government and public bond                   200,514   Corporate bonds in Won                       572,210
  Corporate bond                               160,464   Corporate bonds in foreign currency           14,888
  Stock                                         11,574      Accrued severance indemnities                  10
  Contribution                                   3,592      Provisions for payment guarantee           52,395
  Beneficial certificates                      261,355   Borrowings from trust accounts                34,383
  Other securities                              31,959   Foreign exchange settlement credits               21
  Investment securities in foreign                       Deposits for letter of guarantees and
   currency                                    112,009    others                                        8,073
Loans in Won                                   711,915   Adjustment in valuation of financial
Loans in foreign currency                      326,852    derivatives                                      50
Call loan                                      150,940   Accounts payable
Bills of exchange bought                             6   Income taxes payable                           2,394
Bills bought                                     5,924   Advance receipts                              86,817
Advances for customers                          58,716   Unearned income                                  638
Credit card accounts                            18,399   Accrued expenses                               6,124
Private placement corporate bond                 6,131   Lease guarantee                               56,211
Bills discounted                               473,309   Deferred gain on forward exchange                890
Factoring bills                                 19,312   contract                                         190
Assets in CMA                                  116,081   Foreign exchange translation credit           50,446
Bills overdue                                   11,435   Sundry liabilities                            29,745
Fixed assets                                   122,643                                              ---------
                                                         TOTAL LIABILITIES                          5,008,919
                                                                                                    ---------

  Tangible assets                              120,995   Capital stock                              1,879,278
  Intangible assets                              1,124   Deficit                                   -2,051,558
  Assets for non-business purpose                  524     Loss carried forward to the             -2,051,558
Other assets                                 1,211,649      following period
  Other receivables                              9,614     Net loss for the year :
  Prepaid expenses                               4,008     KRW1,758,000 million                      -132,191
  Accrued income                               114,441   Capital Adjustments                         -116,915
  Deposits                                      45,684     Treasury stock accounts                    -14,850
 Deferred loss on forward exchange                  88         Loss on valuation of investment           -100
  contract                                                      securities                               -326
  Foreign exchange translation debit           128,000     Discounts on Stocks Issuance
  Sundry assets                                  5,744     Loss on disposal of treasury stock
  Financial lease debts                        641,803                                            -----------
  Operating lease assets                       262,267   TOTAL STOCKHOLDERS' EQUITY                 (304,471)
                                             ---------                                            -----------
TOTAL ASSETS                                 4,704,448   TOTAL LIABILITIES AND STOCKHOLDERS'
                                             ---------    EQUITY                                    4,704,448
                                                                                                  -----------


[Trust Account]                                                                             (Unit : KRW1 million)
                        Dr.                                                    Cr.
              Description                    Amount                   Description                          Amount
              -----------                    ------                   -----------                         --------
                [Asset]                                           [Liabilities]
Loans                                        66,131     Money trust                                        384,979
  Loans on real estate                       18,591       Installment purpose money trust                   12,380
  Loans on beneficiary certificates           4,466       Development trust - jointly managed              270,567
  Loans with collateral of receivables          258       Housekeeping money trust - jointly
  Loans on guarantees                         1,050       managed                                           10,817
  Loans on deed                              20,477     Pension fund for the elderly - jointly                 722
  Loans on bills                             20,215       managed
  Loans on securities                           694       Corporation money trust - jointly managed          6,752
  Loans on public organization                  380       Specified money trust - jointly managed           23,300
Securities                                  355,841       Individual pension fund - jointly
Sundry debts                                 31,875       managed                                           13,751
  Suspense payable                              177      Housekeeping long-term trust - jointly
  Accrued interest                           31,698       managed                                           19,536
Credit to bank account                       34,383     Employee preferred trust - jointly managed             970
                                                          New installment trust - managed                   26,184
                                                        Extraordinary reserve                                1,153
                                                        Other accounts                                      44,999
                                                          Temporary receipts                                    21
                                                          Other accounts payable                                31
                                                          Unexpired gains                                       76
                                                          Accrued gains on trust                            44,871
                                                          Reserve for write-offs of loans &
                                                           receivables                                      57,099
                                            -------                                                       --------
TOTAL ASSETS                                488,230     TOTAL LIABILITIES                                  488,230
                                            -------                                                       --------


B) Income Statement (From January 1, 1999 to September 11, 1999)

[Bank Account]                                                          (Unit : KRW1 million)
                             Description                                                             Amount
                             -----------                                                             ------
I. Operating revenues                                                                               592,488

   1. Interest Income                                                                                351,052
    (1) Interest on due from banks                                                                     4,461
    (2) Interest on due from trading securities                                                        9,292
    (3) Interest on due from investment securities                                                   101,249
    (4) Interest on due from loans                                                                   140,812
    (5) Interest on lease debts                                                                       31,544
    (6) Operating lease expenses                                                                      63,694
   2. Commission income                                                                               16,435
    (1) Commission received                                                                            3,299
    (2) Commissions and fees relating to credit card                                                   3,979
    (3) Guarantee Fees                                                                                 5,668
    (4) Early termination fee                                                                          3,489
   3. Other operating revenues                                                                       225,001
    (1) Gain on disposition of trading securities                                                     14,669
    (2) Gain on valuation of trading securities                                                       10,321
    (3) Income on repayment of trading securities                                                        362
    (4) Income on repayment of investment securities                                                   2,039
    (5) Gain on FX transaction                                                                        37,876
    (6) Income on investment of trust accounts                                                         1,379
    (7) Reversal of allowance for bad debt                                                            75,672
    (8) Reversal of provisions for payment guarantee                                                  69,152
    (9) Reversal of foreign exchange translation credit                                                4,854
    (10) Gain on trading of bills                                                                        895
    (11) Gain on disposition of lease asset                                                            7,648
    (12) Reversal of Deferred gain on forward exchange contract                                          128
    (13) Other sundry operating income                                                                     6
II. Operating Expenses                                                                             2,195,647
   1. Interest Expense                                                                               268,715
    (1) Interest on deposits                                                                         151,857
    (2) Interest on borrowings                                                                        62,326
    (3) Interest on corporate bond                                                                    45,661
    (4) Interest on borrowings from trust accounts                                                     3,452
    (4) Other interest expense                                                                         5,419
   2. Commissions expense                                                                              3,260
    (1) Commissions paid                                                                               3,062
    (2) Credit card related commissions                                                                  198
   3. Other Operating Expenses                                                                       309,648
    (1) Loss on disposition of trading securities                                                     11,695
    (2) Loss on valuation of trading securities                                                       22,128
    (3) Loss on repayment of investment securities                                                        22
    (4) Loss on FX transaction                                                                        36,950
    (5) Loss on investment of trust accounts                                                           4,578
    (6) Cost of funds                                                                                    980
    (7) Bad debt expense                                                                             148,703
    (8) Amortization of deferred loss on forward exchange contract                                       406
    (9) Amortization of deferred loss on translation of foreign
        exchange                                                                                      19,902
    (10) Lease-related expenses                                                                       34,472
    (11) Transfer to provision for payment guarantee                                                  27,554
    (12) Others                                                                                        2,258

   4. Selling & administrative expenses                                                            1,614,024
    (1) Salaries                                                                                      17,590
    (2) Provision for severance indemnities                                                            1,831
    (3) Employee benefits                                                                              8,747
    (4) Travel expenses                                                                                    6
    (5) Depreciations                                                                                  3,405
    (6) Amortization of intangible assets                                                          1,569,617
    (7) Tax and dues                                                                                   3,181
    (8) Advertising expenses                                                                             344
    (9) Supplies                                                                                         302
    (10) Periodicals and printing expense                                                                900
    (11) Building and repairing expenses                                                                 110
    (12) Fuel expenses                                                                                   115
    (13) Vehicle expenses                                                                                627
    (14) Communications                                                                                  904
    (15) Electronic power and water expenses                                                             288
    (16) Public impost                                                                                   878
    (17) Enrollment and litigation expense                                                                72
    (18) Repairs and maintenance expense                                                                 357
    (19) Transportation and custody expense                                                                3
    (20) Special entertainment expenses                                                                   13
    (21) Training expenses                                                                                 2
    (22) Conference expenses                                                                              19
    (23) Computing expenses                                                                            1,206
    (24) Group expenses                                                                                    2
    (25) Service cost                                                                                  1,353
    (26) Project expenses                                                                                914
    (27) Rent                                                                                            714
    (28) Insurance expenses                                                                              109
    (29) Administrative expenses for building                                                            406
    (30) Miscellaneous expenses                                                                            9
III. Net operating income (loss)                                                                   1,603,159
IV. Non-operating income                                                                              22,994
   1. Gain on disposition of tangible assets                                                              14
   2. Gain on disposition of investment securities                                                    13,999
   3. Income for the management of inflow                                                                 11
   4. Gain on collection of special debts                                                              1,906
   5. Gain on sale of loans                                                                            4,232
   6. Rent received                                                                                    1,366
   7. Gain on valuation of contribution to securities market
      stabilization fund                                                                                 609
   8. Others                                                                                             857
V. Non-operating expenses                                                                            177,835
   1. Loss on disposition of tangible assets                                                           2,207
   2. Administrative expenses for inflow                                                                   3
   3. Collection expenses for the special debts                                                           20
   4. Penalty under the regulation                                                                         1
   5. Loss on sale of loans                                                                          141,329
   6. Additional payment expenses of income tax                                                        1,648
   7. Loss on valuation by equity method                                                                 860

   8. Loss on disposition of investment securities                                                     1,160
   9. Loss on decrease of invested stocks                                                              1,740
   10. Loss on decrease of invested debts                                                             20,490
   11. Provision for honorary severance indemnities                                                    1,514
   12. Other non-operating expenses                                                                    6,863
VI. Ordinary loss                                                                                  1,758,000
VII . Net loss before income taxes                                                                 1,758,000
VIII . Income taxes                                                                                        -
IX. Net loss for the year                                                                          1,758,000
    (Net loss per a share: KRW5,529)


[Trust Account]                                                          (Unit : KRW1 million)
                             Description                                                              Amount
                             -----------                                                              ------
I. Operating revenue                                                                                 87,291
   1. Interest on loans                                                                                5,426
   2. Interest on securities                                                                          32,496
   3. Reversal of reserve for write-offs of loans & receivables                                       36,675
   4. Gain on trading of securities                                                                    1,197
   5. Gain on repayment of securities                                                                    471
   6. Gain on valuation of securities                                                                  2,484
   7. Interest on credit to bank account                                                               3,452
   8. Gain on sale of loans                                                                              511
   9. Sundry interest received                                                                             1
   10. sundry revenue                                                                                  4,578
II. Operating expenses                                                                                85,912
   1. Interest expenses on trust                                                                      42,023
   2. Commission expense                                                                                   1
   3. Loss on trading of securities                                                                   19,821
   4. Loss on repayment of securities                                                                    690
   5. Loss on valuation of securities                                                                  3,529
   6. Cost of Korea Credit Guarantee Fund                                                                130
   7. Cost of deposit insurance                                                                          122
   8. Transfer to reserve for write-offs of loans & receivables                                        2,152
   9. Loss on sale of loans                                                                           17,444
III. Management fees on trust accounts                                                                 1,379

(3) Financial Statements after Merger
Financial statements after merger are as same as financial statements for the 168th fiscal year.

C. Matters Relating To Merger

(1) Merger with Chungbuk Bank

A) Date of Submission of Merger Report : March 18, 1999

B) Available Place to Merger Report

- Financial Supervisory Committee: 27, Yoeuido-dong, Youngdeungpo-Ku, Seoul, Korea (Tel: 3771-5000)

- Korea Stock Exchange: 33, Yoeuido-dong, Youngdeungpo-Ku, Seoul, Korea (Tel:
3771-9065)

(2) Merger with Kangwon Bank

A) Date of Submission of Merger Report : May 10, 1999

B) Available Place to Merger Report

- Financial Supervisory Committee: 27, Yoeuido-dong, Youngdeungpo-Ku, Seoul, Korea (Tel:

3771-5000)

- Korea Stock Exchange: 33, Yoeuido-dong, Youngdeungpo-Ku, Seoul, Korea (Tel:
3771-9065)

IV. Auditor's Opinion

1. Auditor(CPA)'s Opinion, Etc.

A. Auditor

               172nd FY                             171st FY                            170th FY
               --------                             --------                            --------
          Anjin Deloitte LLC                   Anjin Deloitte LLC                  Anjin Deloitte LLC

B. Auditor's Opinion

     Fiscal Year                                Auditor's Opinion and Other Comments
     -----------                                ------------------------------------
       172nd FY                                          Unqualified opinion
       171st FY                                          Unqualified opinion
       170th FY                                          Unqualified opinion

C. Summary of Particular Comments


 Fiscal Year                           Particular Comments
 -----------                           -------------------
   172nd       FY Following comments does not affect the auditor's opinion but may be good information in order to make reasonable decision by the readers of this opinion.

               (1) Application of Statements of Korea Accounting Standards

               As discussed in Note 2 of the financial statements, Korea
               Accounting Standard Board (KASB) under Korea Accounting Institute
               (KAI) established and published Statements of Korea Accounting
               Standards (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001 for improving the usability of accounting information and international coincidence of SKAS under Article 92 of existing SKAS. SKAS No 1 -"Accounting
               Changes and Correction of Errors" to No 13 -"Restructuring Debt" are established as of December 31, 2003.
               The Bank prepared its financial statements applying from SKAS
               No.2 -"Interim Financial Reporting" to No.9 -"Convertible
               Securities" as of and for the year ended December 31, 2003 (SKAS
               No.1 -"Accounting Changes and Corrections of Errors" was applied in 2002). From SKAS No.10 -"Inventories" to No.13 -"Restructuring
               Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6 - "Events
               Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8 - "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

               (2) Change on Classification of Securities

               As discussed in Note 5 of the financial statements on February
               25, 2003, the Bank reclassified all of its held-to-maturity securities to available-for-sale securities, as the Bank changed its objective. The Bank disposed such securities amounting to KRW3,240,455 million and recorded gain on disposal of available-for-sale securities amounting to KRW121,597 million in 2003. The book value of the reclassified remaining securities prior to the assessment amounting to KRW3,299,893 million was adjusted to the fair market value of KRW3,342,323 million with a resulting gain on valuation of available-for-sale securities of KRW42,430 million recorded as capital adjustments as of December
               31, 2003.

               (3) Credits To SK Networks (Formerly known as SK Global Co., Ltd.)

               As explained in Note 6 of the financial statements, as of December 31, 2003, SK Networks is in a collaborative management with creditors' association committee. In October 2003, in connection with the loans and guarantee credits with SK Networks, KRW137,970 million excluding estimated collectible amount from collateral provided by SK Networks and liquidation of the subsidiary of SK Networks in Hong Kong was converted into KRW98,010 million of securities and the remaining KRW39,960 million will be swapped into equity. As of December 31, 2003, the Bank provides credits to SK Networks and its overseas subsidiaries amounting to KRW303,011 million


 Fiscal Year                           Particular Comments
 -----------                           -------------------

               from the bank account including KRW101,505 million of L/C bills bought in foreign currency classified as normal and KRW39,960 million of loans to be swapped into equity mentioned above. In connection with these credits, the Bank provided an allowance for possible loan losses amounting to KRW93,784 million. Since the going-concern of SK Networks will highly depend on the future progress of its rescue plan and effective debt rescheduling and new financial support of financial creditors, actual credit loss from these credit exposures may differ materially from management's current assessment. However, it cannot presently be determined.

               (4) Credits and Securities for Credit Card Companies

               As discussed in Note 6 of the financial statements, many credit card companies in Korea have been facing difficulties in liquidity due to the bad credit of assets at the end of 2003. Of the credit card companies, LG Card Co., Ltd has been supported with KRW2 trillion by the Financial Institution Creditors based on their agreement on November 24, 2003 caused by the significant financial difficulties. The association of Financial Institution
               Creditors in January 2004 agreed to support new loan of KRW1,591.6 billion and exercise debt-to-equity swap of KRW1,907.8 billion for rehabilitating LG Card Co., Ltd. According to the above agreement, the Bank acquired asset-backed securities of KRW103.0 billion issued by LG Card Co., Ltd. in December 2003 and the Bank plans to exercise debt-to-equity swap amounting to KRW73.7 billion and to provide additional loan of KRW73.4 billion in 2004. The loans and securities of the Bank (including trust account) in relation to LG Card are KRW265.2 billion as of December 31, 2003.

               The going concern issues on LG Card Co., Ltd. are highly dependent on the rehabilitation plan and an effective financial support from Financial Institution Creditors. Therefore, the actual amount to be collected from loans and securities of LG
               Card Co., Ltd. held by the Bank might materially differ from management's current estimation. However, it cannot presently be determined.

               (5) Sale of Loan with Repurchase

               As discussed in Note 28 of the financial statements, from December 15, 1997 to December 31, 2003, the Bank sold
               KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation
               (KAMCO) for KRW2,124.6 billion, which included KRW2,451,178 million of special loans sold with repurchase for KRW1,596.7 billion. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2003, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to KRW47,331 million at its sale price.
               The Bank estimated and reserved KRW11,628 million as allowance for possible losses for these obligations(refer to note 21). In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies (SPC) amounting to KRW90,000 million in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC.

               (6) Change in Major Shareholder

               As explained in Note 35 of the financial statements, on July 9, 2003, KDIC, which owned 80.04 percent of the Bank's shares, entered into an agreement with Shinhan Financial Group to transfer its entire shares. Shinhan Financial Group became a majority shareholder by acquiring 80.04 percent of shares held by KIDC on August 19, 2003 and contributed capital amounting to KRW200,000 million on December 26, 2003. As a result, as of December 31, 2003, Shinhan Financial Group owns 81.15 percent of the Bank's common shares. The change in major shareholder of the Bank might cause significant change in the Bank's management and business environment.

               (7) Accounting Principles for Preparing Financial Statements

               The accompanying financial statements ending on December 31, 2003 and 2002 are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this opinion and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

   171st FY Following comments does not affect the auditor's opinion but may be good information in order to make reasonable decision by the readers of this opinion.


 Fiscal Year                           Particular Comments
 -----------                           -------------------
               (1) Loans to Hyundai Group Companies and Ssangyong Group Companies:

               As discussed in Note 7 of the financial statements, amounts owed by Hynix Semiconductor Inc. and Hyundai Merchant Marine Co.,
               Ltd., which include loans, payment guarantees and others, amounted to KRW375,240 million and KRW197, 805 million, respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW333,060 million. In addition, amounts owed by Ssangyong Corporation and Ssangyong Cement Industrial
               Co., Ltd., which include loans, payment guarantees and others, amounted to KRW424,166 million and KRW137,194 million (including
               KRW27,222 million and KRW18,048 million, respectively, as commercial bill discount loans, etc classified in a normal way), respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW258,271 million. The potential impact on the Bank's operations of the liquidity problems and uncertain business environment Hynix Semiconductor Inc., Hyundai Merchant
               Marine Co., Ltd., Ssangyong Corporation and Ssangyong Cement
               Industrial Co., Ltd. are facing cannot presently be determined.

               (2) Sale of Loans with Repurchase

               As discussed in Note 29 of the financial statements, from December 15, 1997 to December 31, 2002, the Bank sold
               KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation
               (KAMCO), which included KRW2,451,178 million of special loans sold with repurchase. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December
               31, 2002, the Bank remains liable to KAMCO for the sales of non-performing loans with repurchase amounting to KRW273,025 million (KRW272,988 million at the exchange rate at the time of sale) at its sale price converted using the exchange rate at December 31, 2002. In addition, the Bank has granted the right of repurchase for the sale of loans from bank accounts to special purpose companies (SPC) amounting to KRW90,000 million in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC. The Bank estimated and reserved KRW30,000 million allowance for possible losses for these obligations. (Notes 10 and 22)

               (3) Agreement on Implementation of Management Improvement Plan

               As explained in Note 35 of the financial statements, on January
               15, 1999, the Bank obtained approval from the Financial
               Supervisory Commission (FSC) for its management improvement plan.
               Pursuant to the approved plan, the Bank received a capital injection from the Korea Deposit Insurance Corporation (KDIC) on
               February 19, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999.
               Based on the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated
               January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent and 3.5 percent in 2002 and 2003, respectively, meet the BIS capital adequacy ratio of 10.0 percent by December
               31, 2002 and 11.0 percent by December 31, 2003, meet the return on assets of 1.0 percent by December 31, 2002 and 2003, achieve
               KRW230 million of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002 and 2003. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. As of December 31, 2002, the Bank failed to achieve the "return on assets" (ROA) target of 1.0 percent and BIS ratio target of 10.0 percent among the required management index targets contained in the agreement. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

               (4) Selection of Prime Bidder for Sale of KDIC Shares

               As explained in Note 37 of the financial statements, KDIC has experienced a public tender procedure for bulk sale of KDIC shares since July, 2002. On January 23, 2003, the KDIC, which owns 80.04% of the Bank, selected a consortium led by Shinhan
               Financial Group as the prime bidder for the sale of its shares in accordance with the resolution of Public Fund Oversight



 Fiscal Year                           Particular Comments
 -----------                           -------------------
               Committee (PFOC). The change in major shareholder might cause change in the Bank's operational environment. However, the change in major shareholder itself and the potential impact of the change on the Bank's operations cannot presently be determined.

               (5) Accounting Standard for Preparation of Financial Statements

               As explained in Note 2 (21) of the financial statement, the Bank has increased its minimum rates of loss provision and has provided additional provision for unused credit and others in accordance with the request of the Financial Supervisory Service, and based on the significant increase in the household loans and credit card accounts and deterioration of their delinquency ratios. As a result of this change in accounting estimates, the Bank has provided additional KRW164,161 million of loan loss provision and KRW863 million of other allowances in 2002, accordingly, the net loss of the Bank was increased by KRW165,024 million when compared with the previous method.

               (6) Material Matters after Date of Balance Sheet

               As explained in Note 38, as of December 31, 2002, the loans including loans to SK Global remains KRW463,040 million. The senior management of SK Group including SK Global as of date of this report is under investigation by the Prosecutor's Office in connection with side transaction of shares owned by SK
               Securities, which is a subsidiary of SK Global. Based on such investigation, new financial information may be found and give a material effect to financial status of SK Global in the future.
               In addition, it may have a significant impact on collection of loans of the Bank. Actual loss to such loans may differ from the amount estimated by the Bank. These financial institutions reflect no adjustment to be occurred by such uncertainty.

               (7) Accounting Standard for Preparation of Financial Statements

               The accompanying financial statements for 2002 and 2001 are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea.
               In addition, the auditing standards, procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about
               Korean accounting procedures and auditing standards and their application in practice.

   170th FY Following comments does not affect the auditor's opinion but may be good information in order to make reasonable decision by the readers of this opinion.

               (1) Loans to Hyundai Group Companies and Ssangyong Group Companies:

               As discussed in Note 7 of the financial statements, amounts owed by Hynix Semiconductor Inc. (formerly known as Hyundai
               Electronics Co., Ltd), Hyundai Merchant Marine Co., Ltd., and
               Hyundai Petrochemical Co., Ltd. which include loans, payment guarantees and others, amounted to KRW592,206 million, KRW261,871 million and 7,994 million respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW277,762 million. In addition, amounts owed by Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd., which include loans, payment guarantees and others, amounted to KRW425,471 million and KRW196,849 million (including KRW88,863 million as a commercial bill discount loan, etc classified in a normal way), respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW91,337 million. The potential impact on the Bank's operations of the liquidity problems and uncertain business environment Hynix Semiconductor Inc., Hyundai Merchant
               Marine Co., Ltd., Hyundai Petrochemical Co., Ltd., Ssangyong
               Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

               (2) Sale of Loans with Repurchase

               As discussed in Note 28 of the financial statements, from December 15, 1997 to December 31, 2001, the Bank sold
               KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation
               (KAMCO), which included KRW2,451,178 million of special loans sold with repurchase. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December
               31, 2001, the Bank remains liable to KAMCO for the sales of non-performing loans with repurchase amounting to KRW718,481 million (KRW702,260 million at the exchange rate at the time of sale) at its sale price converted using the exchange rate at December 31, 2001. In addition, the Bank has granted


 Fiscal Year                           Particular Comments
 -----------                           -------------------
               the right of repurchase for the sale of loans from bank accounts and trust accounts to special purpose companies (SPC) amounting to KRW27,000 million and KRW90,000 million in 2000 and 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC. Repurchase of loans with repurchase is affected by the ability to repay loans of Hynix
               Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Hyundai
               Petrochemical Co., Ltd., Ssangyong Corporation and Ssangyong
               Cement Industrial Co., Ltd. However, it cannot presently be determined.

               (3) Agreement on Implementation of Management Improvement Plan

               As explained in Note 35 of the financial statements, on January
               15, 1999, the Bank obtained approval from the Financial
               Supervisory Commission (FSC) for its management improvement plan.
               Pursuant to the approved plan, the Bank received a capital injection from the Korea Deposit Insurance Corporation (KDIC) on
               February 19, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999.
               Based on the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated
               January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent by December 31, 2002, meet the return on assets of 1.0 percent by December 31, 2002, achieve KRW230 million of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

               (4) Accounting Standard for Preparation of Financial Statements

               The accompanying financial statements for 2001 and 2000 are not intended to present the financial positions, results of operations and cash flow in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the auditing standards, procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

               (5) Uncertainty in Economic Conditions in Asian Countries

               As explained in Note 1 of the financial statements, in common with other Asian countries, the economic environment in the Republic of Korea continues to be volatile. The business activities of the Bank were deeply affected by these economic conditions and it is possible that such affect on the Bank may continue for the time being. No one can estimate the ultimate affect of such uncertainty to the financial position of the Bank.
               The financial statements of the bank did not reflect the impact to date of the economic environment on the financial position.

2. Auditor's Opinion of Consolidated Financial Statements, etc

A. Auditor

                   172nd FY                             171st FY                            170th FY
                   --------                             --------                            --------
              Anjin Deloitte LLC                   Anjin Deloitte LLC                  Anjin Deloitte LLC

B. Consolidated Auditor's Opinion

         Fiscal Year                                Auditor's Opinion and Other Comments
         -----------                                ------------------------------------
           172nd FY                                          Unqualified opinion
           171st FY                                          Unqualified opinion
           170th FY                                          Unqualified opinion

C. Summary of Particular Comments

       Fiscal Year                          Particular Comments
       -----------                          -------------------
         172nd FY      Following comments does not affect the auditor's
                       opinion but may be good information in order to make
                       reasonable decision by the readers of this opinion.

                       (1) Application of Statements of Korea Accounting Standards

                       As discussed in Note 5 of the financial statements, Korea
                       Accounting Standard Board (KASB) under Korea Accounting
                       Institute (KAI) established and published Statements of Korea Accounting Standards (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001 for improving the usability of accounting information and international coincidence of SKAS under Article 92 of existing SKAS. SKAS No 1
                       -"Accounting Changes and Correction of Errors" to No 13
                       -"Restructuring Debt" are established as of December 31, 2003.

                       The Bank prepared its financial statements applying from SKAS No.2 -"Interim Financial Reporting" to No.9
                       -"Convertible Securities" as of and for the year ended
                       December 31, 2003 (SKAS No.1 -"Accounting Changes and
                       Corrections of Errors" was applied in 2002). From SKAS
                       No.10 -"Inventories" to No.13 -"Restructuring Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6 - "Events Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8 - "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

                       (2) Change on Classification of Securities

                       As discussed in Note 7 of the financial statements on February 25, 2003, the Bank reclassified all of its held-to-maturity securities to available-for-sale securities, as the Bank changed its objective. The Bank disposed such securities amounting to KRW3,240,455 million and recorded gain on disposal of available-for-sale securities amounting to KRW121,597 million in 2003. The book value of the reclassified remaining securities prior to the assessment amounting to KRW3,299,893 million was adjusted to the fair market value of KRW3,342,323 million with a resulting gain on valuation of available-for-sale securities of KRW42,430 million recorded as capital adjustments as of December
                       31, 2003.

                       (3) Credits To SK Networks (Formerly known as SK Global Co., Ltd.)

                       As explained in Note 8 of the financial statements, as of December 31, 2003, SK Networks is in a collaborative management with creditors' association committee. In
                       October 2003, in connection with the loans and guarantee credits with SK Networks, KRW137,970 million excluding estimated collectible amount from collateral provided by SK Networks and liquidation of the subsidiary of SK
                       Networks in Hong Kong was converted into KRW98,010 million of securities and the remaining KRW39,960 million will be swapped into equity. As of December 31, 2003, the Bank provides credits to SK Networks and its overseas

       Fiscal Year                          Particular Comments
       -----------                          -------------------
                       subsidiaries amounting to KRW303,011 million from the
                       bank account including KRW101,505 million of L/C bills
                       bought in foreign currency classified as normal and
                       KRW39,960 million of loans to be swapped into equity
                       mentioned above. In connection with these credits, the
                       Bank provided an allowance for possible loan losses
                       amounting to KRW93,784 million. Since the going-concern
                       of SK Networks will highly depend on the future progress
                       of its rescue plan and effective debt rescheduling and
                       new financial support of financial creditors, actual
                       credit loss from these credit exposures may differ
                       materially from management's current assessment. However,
                       it cannot presently be determined.

                       (4) Credits and Securities for Credit Card Companies

                       As discussed in Note 8 of the financial statements, many credit card companies in Korea have been facing difficulties in liquidity due to the bad credit of assets at the end of 2003. Of the credit card companies, LG Card
                       Co., Ltd has been supported with KRW2 trillion by the Financial Institution Creditors based on their agreement on November 24, 2003 caused by the significant financial difficulties. The association of Financial Institution
                       Creditors in January 2004 agreed to support new loan of KRW1,591.6 billion and exercise debt-to-equity swap of KRW1,907.8 billion for rehabilitating LG Card Co., Ltd.
                       According to the above agreement, the Bank acquired asset-backed securities of KRW103.0 billion issued by LG
                       Card Co., Ltd. in December 2003 and the Bank plans to exercise debt-to-equity swap amounting to KRW73.7 billion and to provide additional loan of KRW73.4 billion in 2004. The loans and securities of the Bank (including trust account) in relation to LG Card are KRW265.2 billion as of December 31, 2003.

                       The going concern issues on LG Card Co., Ltd. are highly dependent on the rehabilitation plan and an effective financial support from Financial Institution Creditors.
                       Therefore, the actual amount to be collected from loans and securities of LG Card Co., Ltd. held by the Bank might materially differ from management's current estimation.
                       However, it cannot presently be determined.

                       (5) Sale of Loan with Repurchase

                       As discussed in Note 29 of the financial statements, from December 15, 1997 to December 31, 2003, the Bank sold
                       KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea Asset
                       Management Corporation (KAMCO) for KRW2,124.6 billion, which included KRW2,451,178 million of special loans sold with repurchase for KRW1,596.7 billion. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2003, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to KRW47,331 million at its sale price. The Bank estimated and reserved KRW11,628 million as allowance for possible losses for these obligations.
                       In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies (SPC) amounting to KRW90,000 million in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC.

                       (6) Change in Major Shareholder

                       As explained in Note 30 of the financial statements, on July 9, 2003, KDIC, which owned 80.04 percent of the Bank's shares, entered into an agreement with Shinhan
                       Financial Group to transfer its entire shares. Shinhan
                       Financial Group became a majority shareholder by acquiring 80.04 percent of shares held by KIDC on August
                       19, 2003 and contributed capital amounting to KRW200,000 million on December 26, 2003. As a result, as of December
                       31, 2003, Shinhan Financial Group owns 81.15 percent of the Bank's common shares. The change in major shareholder of the Bank might cause significant change in the Bank's management and business environment.

                       (7) Accounting Principles for Preparing Financial Statements

                       The accompanying financial statements ending on December
                       31, 2003 and 2002 are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this opinion and the accompanying financial statements are for use

       Fiscal Year                          Particular Comments
       -----------                          -------------------
                       by those knowledgeable about Korean accounting procedures
                       and auditing standards and their application in practice.

         171st FY Following comments does not affect the auditor's opinion but may be good information in order to make reasonable decision by the readers of this opinion.

                       (1) Loans to Hyundai Group Companies and Ssangyong Group Companies:

                       As discussed in Note 9 of the consolidated financial statements, amounts owed by Hynix Semiconductor Inc. and Hyundai Merchant Marine Co., Ltd., which include loans, payment guarantees and others, amounted to KRW375,240 million and KRW197, 805 million, respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW333,060 million. In addition, amounts owed by Ssangyong Corporation and Ssangyong Cement Industrial
                       Co., Ltd., which include loans, payment guarantees and others, amounted to KRW424,166 million and KRW137,194 million (including KRW27,222 million and KRW18,048 million, respectively, as commercial bill discount loans, etc classified in a normal way), respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW258,271 million. The potential impact on the Bank's operations of the liquidity problems and uncertain business environment Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

                       (2) Sale of Loans with Repurchase

                       As discussed in Note 30 of the consolidated financial statements, from December 15, 1997 to December 31, 2002, the Bank sold KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea
                       Asset Management Corporation (KAMCO), which included
                       KRW2,451,178 million of special loans sold with repurchase. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2002, the Bank remains liable to KAMCO for the sales of non-performing loans with repurchase amounting to KRW273,025 million (KRW272,988 million at the exchange rate at the time of sale) at its sale price converted using the exchange rate at December 31, 2002. In addition, the Bank has granted the right of repurchase for the sale of loans from bank accounts to special purpose companies (SPC) amounting to KRW90,000 million in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC. The Bank estimated and reserved KRW30,000 million allowance for possible losses for these obligations. (Note 30)

                       (3) Agreement on Implementation of Management Improvement Plan

                       As explained in Note 31 of the consolidated financial statements, on January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a capital injection from the Korea Deposit Insurance Corporation (KDIC) on
                       February 19, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Based on the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent and 3.5 percent in 2002 and 2003, respectively, meet the BIS capital adequacy ratio of 10.0 percent by December 31, 2002 and
                       11.0 percent by December 31, 2003, meet the return on assets of 1.0 percent by December 31, 2002 and 2003, achieve KRW230 million of operating income before provisions for possible loan losses per employee and other management index targets by the end of December
                       2002 and 2003. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. As of December 31, 2002, the Bank failed to achieve the "return on assets"
                       (ROA) target of 1.0 percent and BIS ratio target of 10.0 percent among the required management index targets contained in the agreement. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

       Fiscal Year                          Particular Comments
       -----------                          -------------------
                       (4) Selection of Prime Bidder for Sale of KDIC Shares

                       As explained in Note 32 of the consolidated financial statements, KDIC has experienced a public tender procedure for bulk sale of KDIC shares since July, 2002.
                       On January 23, 2003, the KDIC, which owns 80.04% of the
                       Bank, selected a consortium led by Shinhan Financial
                       Group as the prime bidder for the sale of its shares in accordance with the resolution of Public Fund Oversight
                       Committee (PFOC). The change in major shareholder might cause change in the Bank's operational environment.
                       However, the change in major shareholder itself and the potential impact of the change on the Bank's operations cannot presently be determined.

                       (5) Accounting Standard for Preparation of Financial

                       Statements As explained in Note 2 (18) of the consolidated financial statement, the Bank has increased its minimum rates of loss provision and has provided additional provision for unused credit and others in accordance with the request of the Financial Supervisory
                       Service, and based on the significant increase in the household loans and credit card accounts and deterioration of their delinquency ratios. As a result of this change in accounting estimates, the Bank has provided additional KRW164,161 million of loan loss provision and KRW863 million of other allowance in 2002, accordingly, the net loss of the Bank was increased by KRW165,024 million when compared with the previous method.

                       (6) Material Matters after Date of Balance Sheet

                       As explained in Note 33, as of December 31, 2002, the loans including loans to SK Global remains KRW463,040 million. The senior management of SK Group including SK
                       Global as of date of this report is under investigation by the Prosecutor's Office in connection with side transaction of shares owned by SK Securities, which is a subsidiary of SK Global. Based on such investigation, new financial information may be found and give a material effect to financial status of SK Global in the future. In addition, it may have a significant impact on collection of loans of the Bank. Actual loss to such loans may differ from the amount estimated by the Bank. These financial institutions reflects no adjustment to be occurred by such uncertainty.

                       (7) Accounting Standard for Preparation of Financial Statements

                       The accompanying financial statements for 2002 and 2001 are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the auditing standards, procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

         170th FY Following comments does not affect the auditor's opinion but may be good information in order to make reasonable decision by the readers of this opinion.

                       (1) Loans to Hyundai Group Companies and Ssangyong Group Companies:

                       As discussed in Note 9 of the consolidated financial statements, amounts owed by Hynix Semiconductor Inc.
                       (formerly known as Hyundai Electronics Co., Ltd), Hyundai
                       Merchant Marine Co., Ltd., and Hyundai Petrochemical Co.,
                       Ltd. which include loans, payment guarantees and others, amounted to KRW592,206 million, KRW261,871 million and 7,994 million respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW277,762 million. In addition, amounts owed by Ssangyong
                       Corporation and Ssangyong Cement Industrial Co., Ltd., which include loans, payment guarantees and others, amounted to KRW425,471 million and KRW196,849 million
                       (including KRW88,863 million as a commercial bill discount loan, etc classified in a normal way), respectively, and the Bank has provided an allowance for possible loan losses amounting to KRW91,337 million. The potential impact on the Bank's operations of the liquidity problems and uncertain business environment Hynix Semiconductor
                       Inc., Hyundai Merchant Marine Co., Ltd., Hyundai
                       Petrochemical Co., Ltd., Ssangyong Corporation and
                       Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

       Fiscal Year                          Particular Comments
       -----------                          -------------------
                       (2) Sale of Loans with Repurchase

                       As discussed in Note 30 of the consolidated financial statements, from December 15, 1997 to December 31, 2001, the Bank sold KRW3,894,638 million of non-performing loans from the bank accounts and trust accounts to Korea
                       Asset Management Corporation (KAMCO), which included
                       KRW2,451,178 million of special loans sold with repurchase. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2001, the Bank remains liable to KAMCO for the sales of non-performing loans with repurchase amounting to KRW718,481 million (KRW702,260 million at the exchange rate at the time of sale) at its sale price converted using the exchange rate at December 31, 2001. In addition, the Bank has granted the right of repurchase for the sale of loans from bank accounts and trust accounts to special purpose companies (SPC) amounting to KRW27,000 million and KRW90,000 million in 2000 and 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC.
                       Repurchase of loans with repurchase is affected by the ability to repay loans of Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Hyundai Petrochemical
                       Co., Ltd., Ssangyong Corporation and Ssangyong Cement
                       Industrial Co., Ltd. However, it cannot presently be determined.

                       (3) Agreement on Implementation of Management Improvement Plan

                       As explained in Note 32 of the consolidated financial statements, on January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a capital injection from the Korea Deposit Insurance Corporation (KDIC) on
                       February 19, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Based on the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent by December 31, 2002, meet the return on assets of 1.0 percent by December 31, 2002, achieve KRW230 million of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

                       (4) Accounting Standard for Preparation of Financial Statements

                       The accompanying financial statements for 2001 and 2000 are not intended to present the financial positions, results of operations and cash flow in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea.
                       In addition, the auditing standards, procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

                       (5) Uncertainty in Economic Conditions in Asian Countries

                       As explained in Note 1 of the consolidated financial statements, in common with other Asian countries, the economic environment, including deficient foreign exchange, in the Republic of Korea continues to be volatile. The business activities of the Bank were deeply affected by these economic conditions and it is possible that such affect on the Bank may continue for the time being. No one can estimate the ultimate affect of such uncertainty to the financial position of the Bank. The financial statements of the bank did not reflect the impact to date of the economic environment on the financial position.

3. Others

- Matters concerning tax investigation, etc

This section is to record the contents of major negative comments on the financial matters and its effect on the financial statements, etc., if necessary, in the event that CHB is investigated by the competent tax office, etc in respect of taxes or audited or examined by regulatory authorities under relevant laws and regulations, etc. However, CHB has no matter related thereto. Accordingly, this section will not be record.

V. Status of Corporate Governance and Affiliates, etc.

1. Outline of Corporate Governance

A. Matters concerning Board of Directors

(1) Matters concerning Organization of Board of Directors

(A) Authority of Board of Directors

[1] Resolution

- Matters concerning general meeting of shareholders

- Matters concerning articles of incorporation and major regulations

- Matters concerning shares, etc

- Matters concerning directors and board of directors

- Matters concerning general management

- Matters concerning risk management

- Matters submitted by sub-committees of BOD

- Other necessary matters

[2] Duty

- To establish the managerial strategy for accomplishment of corporate objectives and examine its performance

- To present a guideline for establishment of the financial objectives and security of the financial soundness

- To measure the accomplishment of the management members and establish the compensation standard and its level

- To deliberate the plan for succession of the management members and education of candidates of the management members

- To recognize, measure, inspect and control the overall risks

- To maintain the overall guidelines and procedures accurately and appropriately

- To supervise the observance of general regulations, procedures and internal policies

- To improve the relationship of the interested parties with the Bank and support the Bank's position

* To deliberate the plan for succession of the management members and education of candidates of the management members ' as mentioned above was deleted due to amendment to articles of incorporation at the 172nd FY ordinary general meeting of shareholders held on March 25, 2004.

(B) Disclosure of Personal Information of Candidates of Directors before General Meeting of Shareholders and Recommendation of Shareholders

A) Disclosure of Personal Information of Candidates of Directors before General Meeting of Shareholders

(1) Date of Notice and Submission: August 8, 2003(extraordinary general meeting of shareholders), March 8, 2004(ordinary general meeting of shareholders)

(Notice of convening of the general meeting of shareholders and public announcement thereof were disclosed to the head office and branches of CHB, Financial Supervisory Commission and Korea Stock Exchange pursuant to Article 191-10, Paragraph (2) of the Securities and Exchange Act and Article 137 of the Regulations on Issuance and Disclosure of Securities.)

(2) Personal Information of Director's Candidates

* Candidates of Directors (Agenda No. 1 of Extraordinary General Meeting of Shareholders)

                                                                                       Transaction Statement
      Name                                                        Relationship with    with CHB for the Most
(Date of Birth)   Major Education & Experience    Recommender    Largest Shareholder      Recent 3 Years
---------------   ----------------------------    -----------    -------------------   ---------------------
 Dong Soo Choi     - Executive director of LG      President             N/A                    N/A
  (1946.03.17)     Merchant Banking Corporation    Candidate
                   - Deputy president of         Recommendation
                   Chohung Bank                    Committee

 Young Hwi Choi    - Vice president of Shinhan      Outside              N/A                    N/A
  (1945.10.28)     Bank                             Director
                   - President & CEO of            Candidate
                   Shinhan Financial Group Co,   Recommendation
                   Ltd.                            Committee

* Candidates of Outside Directors (Agenda No. 3 of Ordinary General Meeting of Shareholders)


                                                                                            Transaction Statement
     Name                                                              Relationship with    with CHB for the Most
  (Date of Birth)    Major Education & Experience      Recommender    Largest Shareholder       Recent 3 Years
  ---------------    ----------------------------      -----------    -------------------   ---------------------
  Yong Sung Park     - Representative director &     Outside Director          N/A                 N/A
   (1940.09.11)      president of Doosan Heavy           Candidate
                     Industries and Construction      Recommendation
                     Co., Ltd.                           Committee

  Young Hwi Choi     - President & CEO of Shinhan    Outside Director   Specially Related          N/A
   (1945.10.28)      Financial Group Co, Ltd.            Candidate      Person (Officer)
                                                      Recommendation
                                                         Committee

   Byung Jae Cho     - Senior executive vice         Outside Director   Specially Related          N/A
   (1951.01.06)      president of Shinhan Financial      Candidate      Person (Officer)
                     Group Co., Ltd                   Recommendation
                                                         Committee

    Dae Sik Kim      - Professor at College of       Outside Director          N/A                 N/A
   (1955.01.11)      Business Administration of          Candidate
                     Hanyang University               Recommendation
                     - Member of Finance                 Committee
                     Development Council of
                     Ministry of Finance and Economy

  Chang Sung Jang    - General manager of the risk   Outside Director          N/A                 N/A
   (1955.03.23)      management 1 department of          Candidate
                     Korea Deposit Insurance          Recommendation
                     Corporation                         Committee

* Candidates of Standing Members of Audit Committee (Agenda No.4 of Ordinary General Meeting of Shareholders)

                                                                                            Transaction
                                                                                         Statement with CHB
     Name                                                            Relationship with   for the most recent
(Date of Birth)  Major Education & Experience       Recommender    Largest Shareholder       3 years
---------------  ----------------------------       -----------    -------------------   -------------------
                 - Director & examiner of HR
                 development office of the
Ji Hong Yoo      general affair department of      Audit Committee
(1949.12.19)     Financial Supervisory Service    Member Candidate
                 (dispatched to Korea Institute    Recommendation           N/A                 N/A
                 of Finance)                          Committee

* Candidates of Members of Audit Committee who are also Outside Directors (Agenda No.5 of Ordinary General Meeting of Shareholders)

                                                                                         Transaction Statement
     Name                                                           Relationship with    with CHB for the Most
(Date of Birth)  Major Education & Experience      Recommender     Largest Shareholder      Recent 3 Years
---------------  ----------------------------      -----------     -------------------   ---------------------
                                                 Audit Committee
 Byung Jae Cho   - Senior executive vice        Member Candidate
 (1951.01.06)    president of Shinhan            Recommendation     Specially Related
                 Financial Group Co., Ltd           Committee       Person (Employee)             N/A


                 - General manager of the
                 planning and coordination
                 department of Korea Deposit     Audit Committee
Chang Sung Jang  Insurance Corporation          Member Candidate
 (1955.03.23)    - General manager of the        Recommendation            N/A                    N/A
                 resolution planning                Committee
                 department of Korea Deposit
                 Insurance Corporation

B) Recommendation by Shareholder: The president candidate recommendation committee shall be composed of 7 members, such as 3 outside directors, 2 members (including principal) recommended by the representative of shareholders and 2 experts, and select the candidates of president and recommend them to the board of directors. (Regulations on President Candidate Recommendation Committee)

[ ] "President Candidate Recommendation Committee" was repealed due to amendment to articles of incorporation of the 172nd FY ordinary general meeting of shareholders (March 25, 2004).

(C) Status of Establishment and Organization of Outside Director Candidate Recommendation Committee (as of December 31, 2003)

           Name                    Outside Director                              Remarks
           ----                    ----------------                              -------
      Dong Soo Choi                       x                   Requirements under the Securities and Exchange
                                                                              Act Satisfied
      Jong Hyuk Kim                       O                   Requirements under the Securities and Exchange
                                                                              Act Satisfied
      Wan Young Yoo                       O                   Requirements under the Securities and Exchange
                                                                              Act Satisfied
       Jin Soon Lee                       O                   Requirements under the Securities and Exchange
                                                                              Act Satisfied

* Change to New Directors at 172nd FY Ordinary General Meeting of Shareholders (March 25, 2004)

           Name                    Outside Director                              Remarks
           ----                    ----------------                              -------
      Dong Soo Choi                       x                   Requirements under the Securities and Exchange

           Name                    Outside Director                              Remarks
           ----                    ----------------                              -------
                                                                              Act Satisfied
      Young Hwi Choi                      O                   Requirements under the Securities and Exchange
                                                                              Act Satisfied
     Chang Sung Jang                      O                   Requirements under the Securities and Exchange
                                                                              Act Satisfied

(D) Status of Outside Directors

                                                                     Interest Relationship with
      Name                 Major Education & Experience               Largest Shareholder, etc     Remarks
      ----                 ----------------------------              --------------------------  ----------

Jong Hyuk Kim      B.A. in public administration from Seoul                   N/A                Reappointed
                   National University
                   M.A. and Ph.D. in economics from La Trobe
                   University in Australia
                   Head of Hong Kong office of the Bank of
                   Korea
                   Standing auditor of Kangwon Bank
                   Adjunct professor of monetary finance
                   at Sungkyunkwan University

  Wan Young Yoo    B.S. in electric engineering from Seoul                    N/A                Reappointed
                   National University
                   Ph.D. from Case Western Reserve University
                   in U.S.A.
                   Executive director of LG Information &
                   Telecommunications, Ltd.
                   Representative director of Eastel Systems
                   Representative director of Orion Electric
                   Co., Ltd (current)

 Chang Sung Jang   B.A. in mathematics from Seoul National                    N/A                Reappointed
                   University
                   M.S. in statistics from Seoul National
                   University
                   M.S. in science management from Korea
                   University
                   General manager of the planning and
                   coordination department of Korea Deposit
                   Insurance Corporation
                   General manager of the resolution planning
                   department of Korea Deposit Insurance
                   Corporation (current)

Jeong Myung Lee    B.A. in economics from Sogang University                   N/A                Reappointed
                   Diploma from Newspaper Graduate School of
                   Seoul National University
                   Chief of the economy department of Yonhap News
                   Advisor to the editorial writer office of
                   Yonhap News
                   General secretary of Korean Commission
                   of the International Press Institute.

Jin Soon Lee       B.A. in International Trade & Business from               N/A                Reappointed
                   Seoul National University
                   Ph.D. in economics from University of
                   Wisconsin
                   President of KDI
                   Appointed member of Presidential

                                                                     Interest Relationship with
      Name                 Major Education & Experience               Largest Shareholder, etc     Remarks
      ----                 ----------------------------              --------------------------    -------

                   Commission on Education & Human
                   Resource Policy
                   Professor at College of Business
                   Administration of Soongsil University
                   (current)

Woo Jin Kim        B.A. in economics from Seoul National                      N/A                Reappointed
                   University
                   Ph.D in business administration from New
                   York University
                   Joining of Korea Institute of Finance
                   (Major: Banking theory)
                   Standing advisor of Financial Supervisory
                   Commission
                   Deputy researcher of Korea Institute of
                   Finance (current)

Young Hwi Choi     B.A. in economics from Sungkyunkwan                        N/A                 Appointed
                   University
                   Incorporator of Shinhan Bank
                   Deputy president of Shinhan Bank
                   President & CEO of Shinhan Financial Group
                   Co, Ltd.

* Status of New Outside Directors at 172nd FY Ordinary General Meeting of Shareholders (March 25, 2004)

                                                                     Interest Relationship with
     Name                  Major Education & Experience               Largest Shareholder, etc     Remarks
     ----                  ----------------------------              ---------------------------   -------
Yong Sung Park     B.A. in economics from Seoul National                         N/A              Appointed
                   University
                   MBA in business administration from New York
                   University
                   Representative director & president of
                   Dongyang Brewery
                   Chairman of Oriental Brewery (current)
                   Representative director & president of Doosan
                   Heavy Industries and Construction Co., Ltd.
                   (current)

Young Hwi Choi     B.A. in economics from Sungkyunkwan University     Specially Related Person   Reappointed
                   Incorporator of Shinhan Bank                               (Officer)
                   Deputy president of Shinhan Bank
                   President & CEO of Shinhan Financial Group
                   Co, Ltd. (current)

Byung Jae Cho      B.A. in business administration from Seoul         Specially Related Person   Appointed
                   National University                                        (Officer)
                   Manager of Bando branch of Chohung Bank
                   General manager of the planning department of
                   Chohung Bank

                                                                              Interest Relationship with
     Name                             Major Education & Experience            Largest Shareholder, etc      Remarks
     ----                             ----------------------------            --------------------------    -------
                              Senior executive vice president of Shinhan
                              Financial Group Co., Ltd (current)

 Dae Sik Kim                  B.A. in business administration from Seoul                   N/A               Appointed
                              National University
                              MBA and Ph.D in business administration from
                              Pennsylvania University (Wharton School)
                              Outside director of SK Telecom Co., Ltd
                              Professor at College of Business
                              Administration of Hanyang University (current)

Chang Sung Jang               B.A. in mathematics from Seoul National                      N/A             Reappointed
                              University
                              M.S. in statistics from Seoul National
                              University
                              M.S. in science management from Korea
                              University
                              General manager of the planning and
                              coordination department of Korea Deposit
                              Insurance Corporation
                              General manager of the resolution planning
                              department of Korea Deposit Insurance
                              Corporation (current)

(Authorities and Obligations of Outside Director under Regulations on Board of Directors)

Article 5-2 (Authorities and Obligations of Outside Director) [1] The outside directors shall have the following authorities for performance of their duties.

1. To inquire the banking related matters and request for provision of information

2. If necessary for performance of their duties, to request for consultation to internal and external experts, etc

[2] The outside directors shall submit the following documents upon taking office.

1. Certificate evidencing that there is no interest relationship to impede neutrality with the management members and major shareholders in connection with performance of duties

2. Certificate promising due and perfect care in capacity of directors

(E) Whether Directors are Covered by Non-life Insurance

                                                                       Amount paid by the
       Name                 Premium             Insurance Value            Company              Remarks
       ----                 -------             ---------------        ------------------       -------
   All directors        KRW885 million           KRW30 billion          KRW885 million
  (Comprehensive)

Note) The insured on Insurance Policy: Chohung Bank and its officers (including head of Chungbuk and Kangwon regional headquarters)

(2) Matters concerning Management of Board of Directors

(A) Major Contents of Regulations on Management of Board of Directors

[1] Organization: Standing directors and outside directors

[2] Convening:
- The ordinary board of director's meeting shall be convened by the chairman on a quarterly basis.

- If the chairman is deemed necessary or there is a request for majority of registered directors, an extraordinary board of director's meeting shall be convened from time to time by the chairman. If the chairman rejects to convene such meeting without any reasonable event, such meeting may be convened by other director.

[3] Method of Resolution: It is constituted by the presence of majority of registered directors and resolved by affirmative votes of majority of registered directors.

[4] Sub-committee: BOD Steering Committee, Risk Policy Planning Committee, Management Development Compensation Committee, Audit Committee and Outside Director Candidate Recommendation Committee

[5]Delegation of Authority: CEO & President shall be delegated to determine the matters concerning management of the bank other than resolutions of the board of directors and sub-committee.

o Due to amendment to articles of incorporation at the 172nd FY ordinary general meeting of shareholders held on March 25, 2004, the sub-committees of BOD were changed to 3 committees such as the risk management committee, audit committee and outside director candidate recommendation committee. (BOD steering committee and management development compensation committee were abolished)

(B) Major Activity of Board of Directors

                 Date of                                                                     Approved
 Frequency       Meeting                             Agenda                                   or not        Remarks
 ---------       -------                             ------                                  --------       -------

 1st Ordinary    2003.02.12    [1] Approval of financial statements and supplementary
   Meeting                     statement for 2002 (Bank)                                     Approved
                               [2] Approval of financial statements and supplementary
                               statement for 2002 (Trust)                                    Approved
                               [3] Evaluation of activities of board of directors and
                               sub-committees                                                Approved

     1st         2003.03.11    [1] Amendment to internal control standard                    Approved
Extraordinary                  [2] Convening of the 171st FY ordinary general meeting of
   Meeting                     shareholders and determination of agenda thereof              Approved
                               [3] Partial amendment to articles of incorporation and
                               major regulations                                             Approved
                               [4] Partial amendment to regulations on severances payment
                               for officers                                                  Approved
                               [5] Partial amendment to internal accounting management
                               regulations                                                   Approved
                               [6] Result of evaluation on performance of the management
                               members for 2002                                              Approved
                               [7] System of compensation for performance of the
                               management members for 2003                                   Approved
                               [8] System of evaluation on performance of the management
                               members for 2003                                              Approved

                 Date of                                                                     Approved
 Frequency       Meeting                             Agenda                                   or not        Remarks
 ---------       -------                             ------                                  --------       -------
                               [9] Granting of stock options to the management members in
                               2003                                                          Approved
                               [10] Determination of candidates of outside director          Approved
                               [11] Determination of candidates of members of audit
                               committee who are also outside directors                      Approved

     2nd         2003.03.27    [1] Issuance of won currency subordinated bonds               Approved
Extraordinary
   Meeting

     3rd         2003.03.28    [1] Appointment of chairman and members of sub-committees
Extraordinary                  of BOD                                                        Approved
   Meeting                     [2] Determination of order of person acting as chairman of
                               BOD                                                           Approved

     4th         2003.04.09    [1] Appointment and dismissal of compliance officer and
Extraordinary                  adjustment of term thereof                                    Approved
   Meeting                     [2] Partial amendment to material regulations                 Approved

 2nd Ordinary    2003.05.23    [1] Issuance of hybrid capital securities in won currency     Reported
   Meeting                     [2] Report on loss for the first quarter of 2003              Reported
                               [3] Current status of SK Global and future measures thereof   Reported

     5th         2003.06.02    [1] Issuance of hybrid capital securities in won currency     Approved
Extraordinary
   Meeting

     6th         2003.06.13    [1] Prospect of economy for the second half of 2003           Reported
Extraordinary                  [2] Major management task for the second half of 2003         Reported
   Meeting

     7th         2003.07.09    [1] Closure of shareholder's registry and announcement of
Extraordinary                  standard date for holding of an extraordinary general
   Meeting                     meeting of shareholders                                       Approved
                               [2] Appointment of representative director (acting for CEO
                               & President)                                                  Approved

     8th         2003.08.04    [1] Recommendation of members of president candidate          Approved
Extraordinary                  recommendation committee
   Meeting

     9th         2003.08.08    [1] Convening of extraordinary general meeting of             Approved
Extraordinary                  shareholders and determination of agenda thereof
   Meeting

     10th        2003.08.26    [1] Appointment of CEO & President                            Approved
Extraordinary                  [2] Appointment of chairman of BOD                            Approved
   Meeting                     [3] Partial amendment to regulations on management            Approved
                               [4] Approval of appointment of executive officers             Approved

     11th        2003.09.19    [1] Appointment of chairman and members of sub-committees
Extraordinary                  of BOD                                                        Approved
   Meeting                     [2] Determination of order of person acting as chairman of
                               BOD                                                           Approved
                               [3] Delegation of authority to payment of interest of
                               hybrid capital securities in won currency                     Approved

 3rd Ordinary    2003.10.20    [1] Amendment to evaluation index of the management members
   Meeting                     for 2003 (Draft)                                              Approved
                               [2] Amendment to performance compensation and evaluation
                               system of the management members for 2003 (Draft)             Approved
                               [3] Confirmation on stock options to retired officers and
                               adjustment of its quantity                                    Approved
                               [4] Payment to severance payment to retired officer (Draft)   Approved
                               [5] Amendment to major regulations such as regulations on
                               BOD, etc (Draft)                                              Approved
                               [6] Establishment of "Guideline on Individual Credit
                               Information and its Use" (Draft)                              Approved

                 Date of                                                                     Approved
 Frequency       Meeting                             Agenda                                   or not        Remarks
 ---------       -------                             ------                                  --------       -------
     12th        2003.12.12    [1] Right issue by the third party's allocation               Approved
Extraordinary                  [2] Adjustment to stock options by right issuer (Draft)       Approved
   Meeting                     [3] Management Plan for 2004 (173rd PY) (Draft)               Approved
                               [4] Partial amendment to regulations on sub-committees of
                               BOD (Draft)                                                   Approved
                               [5] Additional appointment of members of the risk policy
                               planning committee (Draft)                                    Approved
                               [6] Determination of issuance limit of CHB bonds for 2004     Approved

     1st         2004.01.09    [1] Management improvement plan of LG Card                    Reported
Extraordinary
   Meeting

     2nd         2004.01.13    [1] Partial amendment to regulations on management of
Extraordinary                  executive officers (Draft)                                    Approved
   Meeting                     [2] Approval of employment of executive officers (Draft)      Approved
                               [3] Management improvement plan of LG Card                    Reported

     3rd         2004.01.19
Extraordinary                  [1] Approval of management improvement plan of LG Card        Approved
   Meeting

 1st Ordinary    2004.02.09    [1] Closing and submission of financial statements for        Approved
   Meeting                     172nd FY(Draft)
                               [2] Resolution of 172nd FY trust account
                               financial statements and supplementary statement (Draft)      Approved
                               [3] Payment to severance payment to retired officers (Draft)  Approved
                               [4] Change of conditions on approval of management
                               improvement plan of LG Card                                   Approved
                               [5] Evaluation on performance of BOD and its
                               sub-committees                                                Approved

     4th         2004.03.05    [1] Matters concerning convening of 172nd FY ordinary
Extraordinary                  general meeting of shareholders and agenda thereof            Approved
   Meeting                     [2] Matters concerning amendment to articles of
                               incorporation                                                 Approved
                               [3] Matters concerning abolition of regulations on
                               severance payment for officers                                Approved
                               [4] Matters concerning granting of stock options to officers  Approved
                               [5] Matters concerning approval of limit of director's
                               compensation                                                  Approved
                               [6] Matters concerning evaluation of the management members
                               for 2003                                                      Approved
                               [7] Matters concerning compensation of new head of
                               merchant banking group                                        Approved
                               [8] Matters concerning approval of request for appointment
                               of executive officers                                         Approved
                               [9] Matters concerning issuance of the
                               letter of assurance by Singapore branch                       Approved
                               [10] Result of evaluation on "performance of BOD
                               and its sub-committees' and on operation of
                               internal accounting management system                         Reported

     5th         2004.03.18    [1] Matters concerning change to standard of short-term
Extraordinary                  performance based payment of the head of merchant banking
   Meeting                     group(In Joon Choi, Deputy President)                         Approved

     6th         2004.03.25    [1] Matters concerning amendment to major regulations such
Extraordinary                  as BOD rule, etc                                              Approved
   Meeting                     [2] Matters concerning change to evaluation and
                               compensation system of the management members                 Approved
                               [3] Matters concerning standard of evaluation of the
                               management members for 2004                                   Approved
                               [4] Matters concerning standard of compensation of the        Approved

                 Date of                                                                     Approved
 Frequency       Meeting                             Agenda                                   or not        Remarks
 ---------       -------                             ------                                  --------       -------
                               management members for 2004
                               [5] Matters concerning delegation of authority to payment     Approved
                               of interest of hybrid capital securities in won currency
                               [6] Matters concerning appointment of chairman and members    Approved
                               of sub-committees of BOD
                               [7] Matters concerning determination of order of person       Approved
                               acting as chairman of BOD
                               [8] Report on extension of maturity of LG Card loans          Reported

(C) Major Activities of Outside Directors in BOD

                                                    Number of Outside
      Frequency            Date of Meeting          Director Present                    Remarks
      ---------            ---------------          ----------------                    -------
 1st Ordinary Meeting         2003.02.12                   5(7)

  1st Extraordinary
       Meeting                2003.03.11                   7(7)

  2nd Extraordinary
       Meeting                2003.03.27                   7(7)

  3rd Extraordinary
       Meeting                2003.03.28                   6(7)

  4th Extraordinary
       Meeting                2003.04.09                   7(7)

 2nd Ordinary Meeting         2003.05.23                   6(7)

  5th Extraordinary
       Meeting                2003.06.02                   7(7)

  6th Extraordinary
       Meeting                2003.06.13                   6(7)

  7th Extraordinary
       Meeting                2003.07.09                   6(7)

  8th Extraordinary
       Meeting                2003.08.04                   6(7)

  9th Extraordinary
       Meeting                2003.08.08                   5(7)

  10th Extraordinary
       Meeting                2003.08.26                   6(6)

  11th Extraordinary
       Meeting                2003.09.19                   6(7)

 3rd Ordinary Meeting         2003.10.20                   6(7)

  12th Extraordinary
       Meeting                2003.12.12                   6(7)

  1st Extraordinary
       Meeting                2004.01.09                   4(7)

  2nd Extraordinary
       Meeting                2004.01.13                   5(7)

  3rd Extraordinary
       Meeting                2004.01.19                   5(6)

 1st Ordinary Meeting         2004.02.09                   6(7)

  4th Extraordinary
       Meeting                2004.03.05                   6(7)

  5th Extraordinary
       Meeting                2004.03.18                   6(7)

  6th Extraordinary
       Meeting                2004.03.25                   5(5)

Note) (    ) in column of the number of outside director present is the total number of outside directors.

(D) Status of Organization of Sub-Committees of BOD and Activity thereof

[1] Organization of Committees

                                                                  Management                 Outside Director
                                                  Risk Policy    Development                     Candidate
                                   BOD Steering     Planning     Compensation      Audit      Recommendation
         Classification             Committee      Committee      Committee      Committe        Committee
         --------------            ------------   -----------    ------------    --------     ---------------
Outside       Jong Hyuk Kim,            O                             O         O(Chairman)          O
Director         Director

              Wan Young Yoo,            O                        O(Chairman)                         O
                 Director

             Jeong Myung Lee,                          O              O
                 Director

               Jin Soon Lee,
                  Director              O         O(Chairman)         O                              O

             Chang Sung Jang,                                         O              O
                 Director

               Woo Jin Kim,
                 Director                              O              O

             Young Hwi Choi,                                          O
                 Director

Standing      Dong Soo Choi,       O(Chairman)         O                                             O
Director         President

          Sang Woo Kim, Standing
              Member of Audit
                 Committee                                                           O

              Total                     4              4              7              3               4


[ ] Change of Committees at the 172nd FY Ordinary General Meeting of Shareholders (March 25, 2004)

                                                                                          Outside Director
                                      Risk Policy Planning                                   Candidate
          Classification                   Committee             Audit Committee      Recommendation Committee
          --------------              --------------------       ---------------      ------------------------
Outside     Yong Sung Park,
Director       Director

            Young Hwi Choi,                                                                      O
               Director

            Byung Jae Cho,                 O(Chairman)                  O
               Director

             Dae Sik Kim,                      O
               Director

          Chang Sung Jang,                                         O(Chairman)                   O
               Director

Standing    Dong Soo Choi,                     O                                            O(Chairman)
Director      President

         Ji Hong Yoo, Standing                                          O
           Member of Audit
               Committee

               Total                           3                        3                        3

[2] Duties of Committees, etc

O BOD Steering Committee

- Duty
1. To make the operation of BOD effective and active
2. To improve the corporate governance
3. To contact shareholders and interested parties and collect their opinion

- Resolution
1. Plan for operation and improvement of BOD and its sub-committees
2. Preparation of training program to directors for activation of BOD
3. Establishment and abolition of detailed rules of BOD management
4. Recommendation of candidates of chairman of BOD, chairman and members of its sub-committees
5. Approval of appointment and dismissal of secretary general of BOD

- Deliberation
1. Matters concerning performance of BOD and evaluation and compensation of outside directors
2. Matters concerning establishment and abolition of articles of incorporation and relevant regulations for improvement of corporate governance
3. Plan for maximization of shareholder value and protection of interested party's profit

O Risk Policy Planning Committee

- Duty
1. To secure the financial soundness and maximize the profits by controlling all potential risks for management of the bank
2. To examine to comply with the risk limit and policy

- Resolution
1. General matters concerning establishment and amendment of the risk management regulations
2. General matters concerning new establishment and closure of organization in charge of risk management
3. Material investments specified in the detailed rules of BOD Management
4. Material agreements specified in the detailed rules of BOD Management
5. Material litigations specified in the detailed rules of BOD Management
6. Establishment of discretionary risk capital ad risk appetite

- Deliberation
1. General policy of risk management conforming with managerial strategy
2. Status of risk capital allocation by business unit and risk type
3. Status of establishment of the detailed limit relating to risk management
4. Status of overall risk management

O Management Development Compensation Committee

- Duty
1. To educate the competent management members
2. To evaluate and compensate the management performance results

- Deliberation
1. Plan for education of the management members, including career development plan for candidates of the management members (CDP), etc.
2. Evaluation and compensation of management performance results of standing directors including CEO & President and standing members of the audit committee

O Outside Director Candidate Recommendation Committee

- Duty
*o To recommend candidates of outside directors

- Organization
1. The outside director candidate recommendation committee shall be composed of CEO & President and members of the BOD steering committee.
2. The number of outside directors shall be more than 1/2 of total members.

- Resolution
*o The outside director candidate recommendation committee shall select the candidates of outside directors and recommend them to the general meeting of shareholders.

O Audit Committee
See to [B. Matters concerning Audit Systemi] as below

o Due to amendment to articles of incorporation at the 172nd FY ordinary general meeting of shareholders held on March 25, 2004, the sub-committees of BOD were changed to 3 committees such as risk steering committee, audit committee and outside director candidate recommendation committee. (BOD steering committee and management development compensation committee were abolished.)

[3] Details of Committees' Activities

[a] BOD Steering Committee

                                                                                          Approved
  Frequency        Date of Meeting                           Agenda                        Or not       Remarks
  ---------        ---------------                           ------                       --------      -------
     1st              2003.03.11        [1] Partial amendment to articles of             Deliberated
               (BOD Steering Committee) incorporation and material regulations

     2nd              2003.08.29        [1] Approval of appointment and dismissal of      Approved
               (BOD Steering Committee) secretary general of BOD

     3rd              2003.08.29        [1] Additional appointment of members of risk     Approved
               (BOD Steering Committee) policy planning committee (Draft)

[b] Management Development Compensation Committee

                                                                                          Approved
  Frequency        Date of Meeting                           Agenda                        Or not       Remarks
  ---------        ---------------                           ------                       --------      -------
    1st              2003.03.07           [1] Evaluation on performance of the
                (Management Development   management members for 2002                      Approved
                Compensation Committee)   [2] Compensation system of the management

                                                                                          Approved
  Frequency        Date of Meeting                           Agenda                        Or not       Remarks
  ---------        ---------------                           ------                       --------      -------

                                          members' performance for 2003                    Approved
                                          [3] Evaluation system of the management
                                          members' performance for 2003                    Approved
                                          [4] Granting of stock options to the
                                          management members in 2003                       Approved

                                          [1] Change to evaluation index of the
                                          management members for 2003                      Approved
                                          [2] Amendment to compensation and evaluation
                                          system of the management members for 2003        Approved
                      2003.10.20          [3] Confirmation on stock options of retired
     2nd        (Management Development   officers and adjustment of its volume            Approved
                    Compensation          Committee)
                                          [4] Payment of severance payment to
                                          retired officers                                 Approved
                                          [5] Determination of order of person
                                          acting as chairman of management development
                                          compensation committee for 2003                  Approved

                      2003.10.20
     3rd        (Management Development   [1] Adjustment to stock options by right issue   Approved
                Compensation Committee)   (Draft)

                      2004.02.09
     1st        (Management Development   [1] Payment of severance payment to retired      Approved
                Compensation Committee)   officers (Draft)

                      2004.03.05          [1] Matters concerning granting of stock
     2nd        (Management Development   options                                          Approved
                Compensation Committee)   [2] Matters concerning approval of limit of      Approved
                                          director's compensation
                                          [3] Matters concerning evaluation results of     Approved
                                          the management members for 2003
                                          [4] Matters concerning compensation of new       Approved
                                          head of merchant banking group

                                          [1] Matters concerning change to standard for
                      2004.03.18          short-term performance-based payment of the
     3rd        (Management Development   head of merchant banking group(In Joon Choi,     Approved
                Compensation Committee)   Deputy President)


[c] Risk Policy Planning Committee

                                                                                          Approved
  Frequency        Date of Meeting                           Agenda                        Or not       Remarks
  ---------        ---------------                           ------                       --------      -------
                      2003.02.12         [1] Ordinary report                               Reported
     1st         (Risk Policy Planning   [2] Report on credit operation status             Reported
                      Committee)

                      2003.03.11         [1] Partial amendment to general regulations      Approved
     2nd         (Risk Policy Planning   relating to risk management
                      Committee)         [2] Report on re-classification of securities     Reported
                                         accounts
                                         [3] Ordinary report                               Reported

                      2003.04.09         [1] Acquisition of mutual fund relating to card   Approved
     3rd         (Risk Policy Planning   loans
                      Committee)         [2] Report on amendment to regulations of         Reported
                                         trading policy
                                         [3] Ordinary report                               Reported

                      2003.04.29         [1] Determination of order of person acting as
     4th         (Risk Policy Planning   chairman of risk policy planning committee        Approved
                      Committee)         [2] Re-establishment of total risk capital and
                                         risk appetite                                     Approved

     5th              2003.05.23         [1] Status of credit operations for the first     Reported
                                         quarter of

                                                                                          Approved
  Frequency        Date of Meeting                           Agenda                        Or not       Remarks
  ---------        ---------------                           ------                       --------      -------
                 (Risk Policy Planning   2003
                      Committee)         [2] Medium and long term plan for risk            Reported
                                         management
                                         [3] Ordinary report                               Reported



                      2003.10.20         [1] Determination of order of person acting as    Approved
     6th         (Risk Policy Planning   chairman of risk policy planning committee
                      Committee)         [2] Promotion of risk management business         Reported
                                         (Draft)
                                         [3] Ordinary report                               Reported

                      2003.12.09         [1] Establishment of discretionary risk capital   Approved
     7th         (Risk Policy Planning   and risk appetite for 2004
                      Committee)         [2] Plan for partial amendment to general         Approved
                                         regulations on risk management
                                         [3] Overall risk report                           Reported

                                         [1] CHB's debt-to-equity swap out of (the plan
                      2004.01.19         for) joint management of creditor financial
     1st         (Risk Policy Planning   institutions for management improvement of LG     Approved
                      Committee)         Card

                                         [1] Allocation of risk capital by business unit
                                         and risk type for 2004 (Draft)                    Approved
                                         [2] Establishment of the detailed risk limit for
                                         2004 (Draft)                                      Reported
                      2004.02.09         [3] Report on reorganization of exclusive
     2nd         (Risk Policy Planning   organization in charge of risk management         Reported
                      Committee)         [4] Report on inclusion of CP to the specific
                                         account                                           Reported
                                         [5] Ordinary report (at the end of December of
                                         2003)                                             Reported

                      2004.03.05         [1] Reorganization of organization in charge of
     3rd         (Risk Policy Planning   risk management (Draft)                           Approved
                      Committee)         [2] Introduction of RAROC performance evaluation
                                         system                                            Reported

[d] Outside Director Candidate Recommendation Committee

                                                                                       Approved/
  No.          Date of Meeting                           Agenda                       Disapproved     Remarks
  ---          ---------------                           ------                       -----------     -------
                  2003.08.07           [1] Recommendation of candidate for
  1st    (Outside Director Candidate   outside director (In Ho Lee, Young Hwi
          Recommendation Committee)    Choi)                                           Approved

                                       [1] Recommendation of candidate for
                  2004.03.05           outside director (Yong Sung Park,
  1st    (Outside Director Candidate   Soo Dong Kim, Dae Sik Kim, Byung Jae Cho,       Approved
          Recommendation Committee)    Young Hwi Choi, Chang Sung Jang)


B. Matters on Audit System

(1) Matters relating to Audit Organization

(A) Establishment and Organization of Audit Committee (Auditors), etc.

- At the general meeting of shareholders held on March 27, 2000, the articles of incorporation was amended and the board of directors appointed 3 members of the audit committee and established the audit committee. The board of directors also established and implemented the regulations of audit committee and the detailed rules on operation of the audit committee.

- The audit committee is established to carry out the audit business in respect of the performance by the directors of their duties and the accounting of the Bank. If necessary for conducting such audit business, the audit committee is entitled to request the materials and information of Chohung Bank and its subsidiaries and may delegate a part of its business to the standing member of audit committee for the purpose of efficient conduction of its internal control business.

- The audit committee consists of at least three (3) directors including one (1) standing member of the audit committee (out of which at least 2/3 shall be the outside directors) and the chairman to represent the audit committee shall be appointed out of the outside directors by a resolution of the audit committee.

(B) Preparation of Internal Measures for Access to Management Information necessary for Audit Business of Audit Committee (Auditors)

- The regulations of audit committee shall provide for that the audit committee shall carry out the audit business in respect of the performance by the directors of their duties and the accounting of the Bank and the audit business of the matters specified in the applicable laws and the articles of incorporation, handle the matters entrusted by the regulatory authority, the board of directors and the President of Chohung Bank and shall supervise the establishment and implementation of the disclosure policy of Chohung Bank.

- Under the regulation of the audit committee, the matters to be deliberated by the audit committee shall be the evaluation and improvement plan of the internal control system, matters on the appointment of the chairman of the internal control organization, matters on disclosure policy of Chohung Bank, the matters reported by the compliance officer or other matters necessary for performance of duties of the audit committee as provided for in the applicable laws.

- Also, under the regulation of the audit committee, the audit committee may delegate a part of its duties to the standing member of the audit committee for the purpose of efficient performance of the internal control audit business and shall receive the report on the results of performance of such delegated matters from the relevant standing member.

(C) Personal Matters of Members of Audit Committee (Auditors)

       Name                           Major Education & Experience                            Remarks
       ----                           ----------------------------                            -------
Jong Hyuk Kim       B.A. in public administration from Seoul National University            Chairman (Outside
                    M.A. and Ph.D. in economics from La Trobe University in                 Director)

       Name                           Major Education & Experience                            Remarks
       ----                           ----------------------------                            -------
                    Australia
                    Head of Hong Kong office of the Bank of Korea
                    Adjunct professor of monetary finance at Sungkyunkwan University

Sang Woo Kim        B.A. in law from Seoul National University
                    M.A. in economics from Oregon State University
                    Head of planning and coordination at the Bank of Korea                  Standing Member of
                    Assistant deputy governor of the Financial Supervisory Service          Audit Committee

Chang Sung Jang     B.A. in mathematics from Seoul National University
                    M.S. in statistics from Seoul National University
                    M.S. in science management from Korea University                        Member of Audit
                    General manager of the resolution planning department of Korea          Committee (Outside
                    Deposit Insurance Corporation (current)                                 Director)

* Personal Matters of Members of Audit Committee Changed at the General Meeting of Shareholders for the 172nd Fiscal Year (2004.03.25)

       Name                           Major Education & Experience                            Remarks
       ----                           ----------------------------                            -------
Ji Hong Yoo          B.A. in business administration from Yonsei University                 Standing Member of
                     MBA in Illinois                                                        Audit Committee
                     University  Director of  international cooperation office of the Financial Supervisory Service
                     Director and examiner of general affairs department of the
                     Financial Supervisory Service (current)

Byung Jae Cho        B.A. in business administration from Seoul National                    Member of Audit
                     University                                                             Committee (Outside
                     Manager of Bando branch of Chohung Bank                                Director)
                     General manager of the planning and coordination department of
                     Chohung Bank
                     Senior executive vice president of Shinhan Financial Group
                     Co., Ltd (current)

Chang Sung Jang      B.A. in mathematics from Seoul National University                     Chairman (Outside
                     M.S. in statistics from Seoul National University                      Director)
                     M.S. in science management from Korea University
                     General manager of the resolution planning department of Korea
                     Deposit Insurance Corporation (current)

(2) Particulars of Major Activities of Meeting of Audit Committee (Auditors)

                   Date of                                                             Approved/
  No.              Meeting                           Agenda                           Disapproved     Remarks
  ---              --------                          ------                           -----------     -------
     1st         2003.02.12    - Plan for operation of audit for 2003 (draft)         Approved
                               - Evaluation of status of operation of internal
                               accounting management system for the first half
                               of 2002                                                Approved
                               - Report on overall examination by the Financial       Approved
                               Supervisory Service and the Bank of Korea for 2002
                               - Report on results of sectional examination by
                               Reported the Financial Supervisory Service in
                               respect of Pusan Branch                                Reported

      2n         2003.03.11    - Auditor's report in respect of accounting and
                               business for the 171st fiscal year                     Approved
                               - Evaluation of status of operation of internal
                               accounting management system for the second half       Approved
                               of 2002
                               - Amendment to internal control standards (draft)      Approved

     3rd         2003.03.20    - Opinion after reviewing the agenda and documents
                               proposed or submitted to the ordinary general          Approved
                               meeting

                   Date of                                                             Approved/
  No.              Meeting                           Agenda                           Disapproved     Remarks
  ---              --------                          ------                           -----------     -------
                               of shareholders for the 171st fiscal year

     4th         2003.03.28    - Appointment of chairman of audit committee and
                               determination of order of persons acting as            Approved
                               chairman

     5th         2003.05.22    - Results of review of accounting for 1/4 quarter of   Approved
                                2003
                               - Report on status of compliance business              Reported
                               - Report on status of major examination business       Reported
                               for 1/4 quarter of 2003
                               - Status of enforcement of business expenses of        Reported
                               officers for 1/4 quarter of 2003

     6th         2003.08.14    - Report on evaluation of internal control system      Deliberated
                               - Report relating to restatement of financial          Reported
                               statements in accordance with the international
                               accounting standards (USGAAP)
                               - Report on status of major examination business for
                               2/4 quarter of 2003                                    Reported
                               - Status of enforcement of business expenses of
                               officers for 2/4 quarter of 2003                       Reported

     7th         2003.08.26    - Opinion after reviewing the agenda and documents     Approved
                               proposed or submitted to the extraordinary general
                               meeting of shareholders

     8th         2003.11.19    - Results of review of accounting for 2/4 quarter      Deliberated
                               of 2003
                               - Evaluation of status of operation of internal        Deliberated
                               accounting management system for the first half of
                               2003
                               - Deliberation of disclosure business for the          Deliberated
                               first half of 2003
                               - Report on status of major examination business       Reported
                               for 3/4 quarter of 2003
                               - Status of enforcement of business expenses of        Reported
                               officers for 3/4 quarter of 2003

     1st         2004.03.05    - Appointment of independent auditor                   Approved
                               - Auditor's report in respect of accounting and        Approved
                               business for the 172nd fiscal year
                               - Plan for operation of audit for 2004(draft)          Approved
                               - Report on evaluation of internal control system      Deliberated
                               for 2003
                               - Evaluation of status of operation of internal        Deliberated
                               accounting management system for the second half
                               of 2003
                               - Deliberation of disclosure business for 3/4          Deliberated
                               quarter of 2003
                               - Report on status of major examination business       Reported
                               for 4/4 quarter of 2003
                               - Status of enforcement of business expenses of        Reported
                               officers for 4/4 quarter of 2003

     2nd         2004.03.22    [1] Opinion after reviewing the agenda and             Approved
                               documents proposed or submitted to the ordinary
                               general meeting of shareholders for the 172nd
                               fiscal year

     3rd         2004.03.25    [1] Appointment of chairman of audit committee and     Approved
                               determination of order of persons acting as
                               chairman

C. Matters on Exercise of Voting Rights of Shareholders

(1) Adoption of Cumulative Voting System
There is no specific provision in the articles of incorporation that the cumulative voting system shall be excluded.
(2) Adoption of Written Voting System or Electronic Voting System
A) Adoption Period of Written Voting System: Adopted through the amendment of articles of incorporation at the ordinary general meeting of shareholders held on March 27, 2000
B) Provisions of Articles of Incorporation Article 26-2(Exercise of Voting Rights in Writing) : (1) A shareholder may exercise its voting rights in writing at any general meeting of shareholders without attending such general meeting of shareholders (2) The Bank should attach the written and reference materials to the notice for convening a general meeting of shareholders necessary for the shareholder to exercise its voting rights in writing pursuant to paragraph (1) above. (3) In the event that a shareholder intends to exercise the voting rights in writing, the shareholder should fill out the required items stated in the above paragraph and submit it to the Bank before the day of the meeting. C) Amendment of Articles of Incorporation (2001.03.09) - The flexibility is granted and the grounds for delegation of the procedures for exercise of voting rights in writing to the board of directors are specified by providing for that the exercise of the voting rights in writing shall be adopted at the meeting of the board of directors for convening the general meeting of shareholders. Article 26-2(Exercising of Voting Rights in Writing) : (1) At the meeting for convening the general meeting of shareholders, the board of directors may determine whether the exercise of voting rights in writing will be adopted.
(2) In case where the exercise of voting rights in writing is adopted under the preceding paragraph, the concrete procedure for implementation thereof shall be determined by the board of directors.
(3) Exercise of Minority Shareholders' Rights
N/A

D. Compensation for Officers, etc.
(1) Status of Compensations for Directors (including outside directors) and Members of Audit Committee (Auditors)

[2003.01.01~2003.12.31]                                                                  (Unit : KRW1 million)

                                          Amount Approved at the
                         Total Amount       General Meeting of           Average Paid
     Classification           Paid             Shareholders           Amount per Person             Remarks
     --------------      ------------     ----------------------      -----------------             -------
Standing Directors (4)        887          General approval for                                Basic salary,
                                          limit of compensations             222            intensive, severance pay
                                             for directors:
(Standing member of          (185)        within KRW3.5 billion
  audit committee (1))

Outside directors (7)         192                                             27               Basic salary

Note) The amount stated in the above table is based on the total amount paid. For the changes in the officers, see "VII. Matters on Officers and Employees".

(2) Details of Stock Options Granted to Officers
For the details of granting of stock option, see "I. Company Overview, 4. Total Number of Share, E. Stock Option".

2. Status of Affiliates
A. Status of Ratio of Investment in Affiliates and Subsidiaries

                                 Name of Company                                      Ratio         Remarks
                                 ---------------                                      -----         -------
Domestic      Chohung Investment Trust Management Co., Ltd.                           79.77%
              CHB Valuemeet 2001 year 1st Securitization                                 50%     Unconsolidated
              CHB Valuemeet 2001 year 2nd Securitization                                 50%     Unconsolidated

                                 Name of Company                                      Ratio         Remarks
                                 ---------------                                      -----         -------
              CHB Valuemeet 2002 year 1st Securitization                                 50%     Unconsolidated
              C&V Co., Ltd.                                                              49%     Unconsolidated
Overseas      Chohung Finance Ltd., Hong Kong (Hong Kong subsidiary)                  99.99%
              CHB America Bank (American subsidiary)                                    100%
              Chohung Bank (Deutschland) GmbH (German subsidiary)                       100%
              Chohung Vina Bank (Vietnamese subsidiary)                                  50%     Unconsolidated

B. Closing Performance of Affiliates and Subsidiaries

Company :     Chohung Investment Trust Management Co., Ltd.
ID Number :   00230285                                     (Unit : KRW1 million)


            Classification                      16th FY                   15th FY                  14th FY
            --------------                     --------                  --------                 --------
[Current Assets]                                 64,043                    62,279                   47,487
Cash & Due from Bank                             61,464                    59,870                   42,814
Marketable Securities                                 -                         -                        -
Loans                                             2,579                         -                        -
Other Current Assets                                  -                     2,409                    4,673
[Fixed Assets]                                    5,593                    10,087                   21,284
Investment Securities                             1,972                     5,040                   16,794
Investments                                       2,380                     3,788                    3,762
Tangible Assets                                     263                       281                      328
Other Fixed Assets                                  978                       978                      400
      Total Assets                               69,636                    72,366                   68,771

[Current Liabilities]                             1,342                     7,446                    8,891
[Fixed Liabilities]                                 153                       200                       78
     Total Liabilities                            1,495                     7,646                    8,969
[Capital Stock]                                  45,000                    45,000                   45,000
[Retained Earnings]                              23,141                    19,720                   14,878
[Capital Adjustment]                                  -                         -                    (-)76
     Total Stockholders' Equity                  68,141                    64,720                   59,802

Net Sales                                        13,630                    21,374                   23,211
Operating Income                                  7,526                    15,171                   18,251
Ordinary Income                                   6,274                    13,367                   16,812
Net Income for the Year                           4,411                     9,343                   11,622


Company :    Chohung Finance Ltd., Hong Kong
ID Number :  00000000                                      (Unit : KRW1 million)

           Classification                    2003.12.31                2002.12.31               2001.12.31
           --------------                    ----------               -----------               ----------
[Current Assets]                                129,414                   153,378                  193,874
Cash & Due from Bank                             18,914                    12,322                   28,759
Marketable Securities                             6,064                     6,325                    6,547
Loans                                           104,436                   134,731                  175,711
Other Current Assets                                  -                         -                        -

           Classification                    2003.12.31                2002.12.31               2001.12.31
           --------------                    ----------               -----------               ----------
[Fixed Assets]                                   15,294                    13,827                   30,075
Investment Securities                            14,470                    12,677                   28,333
Tangible Assets                                     384                       282                      359
Other Fixed Assets                                  440                       868                    1,384
      Total Assets                              144,708                   167,205                  223,949

[Current Liabilities]                           109,682                   120,029                  172,679
[Fixed Liabilities]                                 265                       660                    6,849
     Total Liabilities                          109,947                   120,689                  179,529
[Capital Stock]                                  17,967                    18,006                   19,637
[Retained Earnings]                              17,132                    28,586                   24,768
[Capital Adjustment]                             (-)338                     (-)76                       16
     Total Stockholders' Equity                  34,761                    46,516                   44,420

Net Sales                                        10,296                    16,207                   19,906
Operating Income                              (-)11,500                    12,059                    8,425
Ordinary Income                               (-)11,392                     5,875                    7,013
Net Income for the Year                       (-)11,392                     5,875                    7,013

Company :     CHB America Bank
ID Number :   00000000                                     (Unit : KRW1 million)

           Classification                    2003.12.31                2002.12.31               2001.12.31
           --------------                    ----------               -----------               ----------
[Current Assets]                                342,439                   292,834                  270,605
Cash & Due from Bank                             10,135                    11,651                   12,446
Loans                                           332,304                   281,183                  258,159
Other Current Assets                                  -                         -                        -
[Fixed Assets]                                   44,059                    49,251                   51,385
Investment Securities                            29,685                    34,109                   34,575
Tangible Assets                                   9,902                     9,946                   11,371
Other Fixed Assets                                4,472                     5,196                    5,439
      Total Assets                              386,498                   342,085                  321,990

[Current Liabilities]                           322,274                   253,483                  225,835
[Fixed Liabilities]                                   -                         -                    2,650
     Total Liabilities                          322,274                   253,483                  228,485

[Capital Stock]                                  60,876                    73,012                   79,623
[Retained Earnings]                               3,183                    15,311                   13,988
[Capital Adjustment]                                165                       279                   (-)106
     Total Stockholders' Equity                  64,224                    88,602                   93,505

Net Sales                                        22,325                    22,876                   29,254
Operating Income                                  3,710                    18,451                    9,525
Ordinary Income                                   3,949                     4,343                    6,510
Net Income for the Year                           2,280                     2,497                    4,329

Note) on March 24, 2003, CHB America Bank is a wholly-owned subsidiary of Chohung Bank created through a merger of Chohung Bank of New York and California Chohung Bank. The closing performance before the merger is the simple sum of the closing performances of the above two companies.

Company :     Chohung Bank (Deutschland) GmbH
ID Number :   00000000                                     (Unit : KRW1 million)

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
[Current Assets]                                200,120                  207,394                   203,710
Cash & Due from Bank                             30,031                   18,081                    52,809
Loans                                           170,089                  189,313                   150,901
Other Current Assets                                  -                        -                         -
[Fixed Assets]                                    3,951                    4,696                    10,024
Investment Securities                             2,403                    2,400                     8,660
Tangible Assets                                     225                      392                       280
Other Fixed Assets                                1,323                    1,904                     1,084
      Total Assets                              204,071                  212,090                   213,734

[Current Liabilities]                           170,795                  182,001                   189,717
[Fixed Liabilities]                                 207                    1,635                     2,464
     Total Liabilities                          171,002                  183,636                   192,181

[Capital Stock]                                  23,048                   19,179                    17,716
[Retained Earnings]                              10,021                    9,275                     3,837
     Total Stockholders' Equity                  33,069                   28,454                    21,553

Net Sales                                        12,370                   14,997                    15,069
Operating Income                               (-)1,590                   10,486                     6,269
Ordinary Income                                (-)1,032                    7,720                     4,968
Net Income for the Year                        (-)1,130                    5,024                     3,097

Company :    Chohung Vina Bank
ID Number :  00000000                                      (Unit : KRW1 million)

           Classification                    2003.12.31                2002.12.31               2001.12.31
           --------------                    ----------               -----------               ----------
[Current Assets]                                146,730                   146,261                  113,501
Cash & Due from Bank                             46,422                    87,596                   80,917
Loans                                           100,308                    58,665                   32,584
Other Current Assets                                  -                         -                        -
[Fixed Assets]                                    2,617                     1,955                    2,102
Investment Securities                               544                       554                      623
Tangible Assets                                   1,010                       356                      617
Other Fixed Assets                                1,063                     1,045                      862
      Total Assets                              149,347                   148,216                  115,603

[Current Liabilities]                           126,849                   129,440                   93,759
[Fixed Liabilities]                                   -                         -                    2,709
     Total Liabilities                          126,849                   129,440                   96,468

[Capital Stock]                                  23,956                    24,008                   26,522
[Retained Earnings]                            (-)1,458                  (-)5,232                 (-)7,387
     Total Stockholders' Equity                  22,498                    18,776                   19,135

Net Sales                                         8,254                     6,986                    6,279

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
Operating Income                                  2,610                     4,851                    1,811
Ordinary Income                                   3,762                     1,516                 (-)9,020
Net Income for the Year                           3,762                     1,516                 (-)9,025

Company :     CHB Valuemeet 2001 year 1st Securitization
ID Number :   00000000                                     (Unit : KRW1 million)

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
[Current Assets]                                  2,089                     2,853                    4,153
Cash & Due from Bank                              1,993                     1,771                    3,713
Marketable Securities                                 -                         -                        -
Loans                                                 -                         -                        -
Other Current Assets                                 96                     1,082                      440
[Securitization Assets]                             625                     5,360                   30,615
Securitization Assets                               625                     5,360                   30,615
[Fixed Assets]                                        -                         -                        -
Tangible Assets                                       -                         -                        -
Other Fixed Assets                                    -                         -                        -
                                                -------                   -------                  -------
      Total Assets                                2,714                     8,213                   34,768

[Current Liabilities]                             1,853                       772                    1,656
[Securitization Liabilities]                      1,000                    15,730                   39,803
[Fixed Liabilities]                                   -                         -                        -
                                                -------                   -------                  -------
      Total Liabilities                           2,853                    16,502                   41,459

[Capital Stock]                                      10                        10                       10
[Retained Earnings]                              (-)149                  (-)8,299                 (-)6,701
[Capital Adjustment]                                  -                         -                        -
                                                -------                   -------                  -------
     Total Stockholders' Equity                  (-)139                  (-)8,289                 (-)6,691

Operating Profits                                14,607                     7,868                    1,600
Operating Income                                  7,149                  (-)1,810                 (-)6,879
Ordinary Income                                   8,150                  (-)1,598                 (-)6,701
Net Income for the Year                           8,150                  (-)1,598                 (-)6,701

Company :     CHB Valuemeet 2001 year 2nd Securitization
ID Number :   00000000                                     (Unit : KRW1 million)

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
[Current Assets]                                    220                       430                      922
Cash & Due from Bank                                220                       398                      922
Marketable Securities                                 -                         -                        -
Loans                                                 -                         -                        -
Other Current Assets                                  -                        32                        -
[Securitization Assets]                           1,875                     4,519                   12,995
Securitization Assets                             1,875                     4,519                   12,995
[Fixed Assets]                                        -                         -                        -
Tangible Assets                                       -                         -                        -

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
Other Fixed Assets                                    -                         -                        -
                                                -------                   -------                  -------
      Total Assets                                2,095                     4,949                   13,917

[Current Liabilities]                               260                       226                      344
[Securitization Liabilities]                      6,068                     7,678                   14,431
[Fixed Liabilities]                                   -                         -                        -
                                                -------                   -------                  -------
      Total Liabilities                           6,328                     7,904                   14,775

[Capital Stock]                                      10                        10                       10
[Retained Earnings]                            (-)4,243                  (-)2,965                   (-)868
[Capital Adjustment]                                  -                         -                        -
                                                -------                   -------                  -------
     Total Stockholders' Equity                (-)4,233                  (-)2,955                   (-)858

Operating Profits                                   179                       719                      424
Operating Income                               (-)1,341                  (-)2,124                   (-)868
Ordinary Income                                (-)1,278                  (-)2,097                   (-)868
Net Income for the Year                        (-)1,278                  (-)2,097                   (-)868

Company :     C&V Co., Ltd.
ID Number :   00000000                                     (Unit : KRW1 million)

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
[Current Assets]                                  2,541                     3,613                    1,240
Cash & Due from Bank                              1,305                     2,814                       41
Marketable Securities                                 -                         -                        -
Loans                                                 -                         -                        -
Other Current Assets                              1,236                       799                    1,199
[Fixed Assets]                                      446                       615                      736
Investments                                         270                       260                      266
Tangible Assets                                     176                       355                      470
Intangible Assets                                     -                         -                        -
                                                -------                   -------                  -------
     Total Assets                                 2,987                     4,228                    1,976

[Current Liabilities]                               357                     1,163                      821
[Fixed Liabilities]                                 139                        74                        -
                                                -------                   -------                  -------
      Total Liabilities                             496                     1,237                      821

[Capital Stock]                                   1,000                     1,000                    1,000
[Retained Earnings]                               1,491                     1,991                      155
[Capital Adjustment]                                  -                         -                        -
                                                -------                   -------                  -------
     Total Stockholders' Equity                   2,491                     2,991                    1,155

Net Sales                                         5,442                    10,783                    3,724
Operating Income                                  (-)51                     2,517                      213
Ordinary Income                                       6                     2,595                      215
Net Income for the Year                               0                     1,836                      155

Company :      CHB Valuemeet 2002 year 1st Securitization
ID Number :    00000000                                    (Unit : KRW1 million)

           Classification                    2003.12.31               2002.12.31                2001.12.31
           --------------                    ----------               ----------                ----------
[Current Assets]                                    401                       569                      859
Cash & Due from Bank                                399                       554                      859
Marketable Securities                                 -                         -                        -
Loans                                                 -                         -                        -
Other Current Assets                                  2                        15                        -
[Securitization Assets]                          11,453                    15,470                   19,925
Securitization Assets                            11,453                    15,470                   19,925
[Fixed Assets]                                        -                         -                        -
Tangible Assets                                       -                         -                        -
Other Fixed Assets                                    -                         -                        -
                                                -------                   -------                  -------
      Total Assets                               11,854                    16,039                   20,784

[Current Liabilities]                               342                       264                      379
[Securitization Liabilities]                     16,411                    18,433                   21,581
[Fixed Liabilities]                                   -                         -                        -
                                                -------                   -------                  -------
      Total Liabilities                          16,753                    18,697                   21,960

[Capital Stock]                                      10                        10                       10
[Retained Earnings]                            (-)4,909                  (-)2,668                 (-)1,186
[Capital Adjustment]                                  -                         -                        -
                                                -------                   -------                  -------
     Total Stockholders' Equity                (-)4,899                  (-)2,658                 (-)1,176

Operating Profits                                   298                       970                      569
Operating Income                               (-)2,302                  (-)2,679                 (-)1,188
Ordinary Income                                (-)2,240                  (-)2,668                 (-)1,575
Net Income for the Year                        (-)2,240                  (-)2,668                 (-)1,186

Note) The closing performance of affiliates and subsidiaries set forth above is the closing performance of the affiliates of Chohung Bank.

The closing performance added resulting from the incorporation of Chohung Bank into Shinhan Financial Group Co., Ltd. in September, 2003 is same as the closing performance of Shinhan Financial Group, and is omitted herein.

VI. Matters on Stocks
1. Distribution of Stocks
A.   Status of Shareholding of Largest Shareholder and its Specially Related
     Persons
[  As of Dec. 31, 2003  ]                                     (Unit : shares, %)

                                                Number of Shares Owned (shareholding ratio)
                                    ----------------------------------------------------------------------------------------
                                                         Beginning                                              Ending        Causes
                                                      ----------------       Increase      Reduction      -----------------     for
       Name          Relationship   Type of Stocks    Number     Ratio        Number         Number       Number      Ratio   Change
       ----          ------------   --------------    ------     -----     -----------     ---------   -----------    -----   ------
Shinhan Financial
      Group            Principal     common stock       0          0       583,570,144          -      583,570,144    81.15      -
   Sang Woo Kim       Officer of     common stock       0          0             7,000          -            7,000     0.00      -
                       affiliate
  Jong Hyuk Kim       Officer of     common stock       0          0             9,330          -            9,330     0.00      -
                       affiliate
  Wan Young Yoo       Officer of     common stock       0          0            14,100          -           14,100     0.00      -
                       affiliate
 Jeong Myung Lee      Officer of     common stock       0          0             4,550          -            4,550     0.00      -
                       affiliate
   Jin Soon Lee       Officer of     common stock       0          0             4,100          -            4,100     0.00      -
                       affiliate
   Woo Jin Kim        Officer of     common stock       0          0             4,930          -            4,930     0.00      -
                       affiliate
 Byung Kook Song      Officer of     common stock       0          0             3,120          -            3,120     0.00      -
                       affiliate
  Jeong Soo Kim       Officer of     common stock       0          0             2,440          -            2,440     0.00      -
                       affiliate
              Total                  common stock       0          0       583,619,714          -      583,619,714    81.15      -
                                     Preferred          0          0                 -          -                0        0
                                          Stock
                                        Total           0          0       583,619,714          -      583,619,714    81.15

Largest Shareholder :                                   Shinhan Financial Group
Number of its specially related persons :               8 persons

B. Status of Shareholders of which Shareholding is in Excess of 5%

 [  As of Dec. 31, 2003  ]                                    (Unit : shares, %)

                                                  Common Stock                Preferred Stock                 Subtotal
                                          -------------------------         -------------------      ----------------------
 Priority            Name                   Number            Ratio         Number        Ratio         Number        Ratio
 --------            ----                   ------            -----         ------        -----      -----------      -----
     1      Shinhan Financial Group       583,570,144         81.15           -             -        583,570,144      81.15
               Total                      583,570,144         81.15           -             -        583,570,144      81.15

2. Business Affairs relating to Stock

                             Article 9.  (Preemptive Right)

Contents of Preemptive       (1)   The Bank's shareholders shall be entitled
 Right in Articles of              to the preemptive right to subscribe for
    Incorporation                  new shares in proportion to the number of
                                   shares they hold.

                             (2)   Notwithstanding Paragraph (1) above,
                                   the Board of Directors may decide to
                                   allocate new shares to persons other
                                   than the shareholders or to a part of
                                   the existing shareholders by a
                                   resolution of the Board of Directors in
                                   any of the following cases:

                                    1.  Where new shares are allocated
                                        preferentially to the members of the
                                        Employee Stock Ownership Association in
                                        accordance with the provisions of the
                                        Securities and Exchange Act ("SEA");

                                    2.  Where new shares are issued by way of
                                        issuing Depositary Receipts (DR) in
                                        accordance with the SEA;

                                    3.  Where new shares are issued by public
                                        offering by a resolution of the Board of Directors in accordance with provisions of the SEA;

                                    4.  Where new shares are issued through the
                                        equity investment initiated the
                                        Government or the Korea Deposit
                                        Insurance Corporation pursuant to the
                                        provisions of the related laws and
                                        regulations;

                                    5.  Where, by the reason of urgent fund
                                        raising or managerial request, new
                                        shares are allocated to any foreign
                                        investor as provided for in the related
                                        law and regulations or any person who
                                        may contribute to the bank management by providing the Bank with funds, credit or new technologies; or

                                    6.  If the Bank issues new share by the
                                        exercise of stock options in accordance
                                        with provisions of the SEA.

                             (3) In the case that a shareholder abandons or loses the right to subscribe for new shares or fractional shares arise from the allocation of new shares, the method of allocation for those shares shall be determined by a resolution of the Board of Directors.


Accounting Closing Date      December 31     Ordinary General Meeting    Within 3 months from the date immediately succeeding
                                             of Shareholders             the last day of each accounting period

Closing of                   From the date immediately succeeding the last day of each accounting period to the
Shareholders' Registry       closing date of the ordinary general meeting of shareholders


Denomination of              1 share, 5 shares, 10 shares, 50 shares, 100 shares, 500 shares, 1000 shares, 10000 shares (8 types)
Stock Certificates

Transfer Agent               - Place : General Affairs Dept of CHB         - Transfer Agency Fee : None
                             - Agent : None                                - Fee for Delivery of Stock Certificates : None

Privilege of Shareholders    None            Published in                Korea Economic Daily, Maeil Business Newspaper

3. Stock Prices and Share Trading for Most Six (6) Months

A. Domestic Stock Market

                                                      (Unit : KRW, 1,000 shares)

                 Type                          Oct.            Nov.            Dec.            Jan.           Feb.            Mar.
                 ----                         ------          ------          ------          ------         ------         -------
Registered Common Stock       Highest          4,120           4,150           3,940           4,100          4,370           4,260
                              Lowest           3,260           3,270           3,330           3,780          3,780           2,620
        Monthly Trading Volume                51,783          41,061          48,724          31,867         39,455         194,175


B. Overseas Stock Market

[Stock Exchange : London]                                   (Unit : US$, shares)

                 Type                          Oct.            Nov.            Dec.            Jan.           Feb.            Mar.
                 ----                         ------          ------          ------          ------         ------         -------
Overseas DR                   Highest           3.38            3.38            3.33            3.48           3.78            3.53
                              Lowest            2.93            2.93            2.93            3.13           3.38            2.40
  Monthly Trading Volume                      27,779          27,779          28,779          31,924         31,924          31,924

Notes) 1. Issuance and listing : December 5, 1996

2. Monthly trading volume is the remaining volume of the overseas DRs as of the end of each month.

VII. Matters on Officers and Employees

1. Status of Officers
                                                                 (Unit : shares)

                                                                                                    Number of Shares
Title                                                                                                   Owned
(Standing/  Registered/                                                            Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
President   Registered  Dong Soo   1946.03.17  B.A. in business administration     Overall             0          -         New
(Standing)                Choi                 from Seoul National University      Management                           (2003.08.26)
                                               The Chase Manhattan Bank, Seoul
                                               Branch
                                               Executive director of LG Merchant
                                               Banking Corporation
                                               Vice managing director of Chohung
                                               Bank
                                               Deputy president of Chohung Bank
                                               Vice president of Hansem

Standing    Registered  Sang Woo   1945.08.18  B.A. in law from Seoul National     Examination     7,000        -           New
Member                    Kim                  University                          Department                           (2001.03.09)
of Audit                                       M.A. in economics from Oregon
Committee                                      State University
(Standing)                                     Director of examination
                                               division 6 of the Bank of Korea
                                               Head of planning and coordination
                                               at the Bank of Korea
                                               Assistant deputy governor of the
                                               Financial Supervisory Service

Deputy      Non-        Bhang Kil  1951.12.13  B.A. in law from Kyunghee           Planning &          0          -         New
President   Registered    Choi                 University                          Financial                            (2004.01.14)
(Standing)                                     MBA from Yonsei University          Group
                                               Non-executive director of
                                               Good Morning Shinhan Securities
                                               Non-executive director of
                                               Shinhan BNP Paribas

Deputy      Non-        Chan Il   1948.03.11   B.A. in international trade &       Treasury/       2,500        -           New
President   Registered   Park                  business from Seoul National        International                        (2002.03.29)
(Standing)                                     University                          Business
                                               Director of foreign currency funds  Group
                                               Branch manager of London Branch
                                               Deputy general manager of planning
                                               and financial group

Deputy      Non-        Gwang Yup  1948.03.13  B.A. in statistics from             Operational         0          -          New
President   Registered    Chung                Sungkyunkwan University             Services                             (2003.08.26)
(Standing)                                     Branch manager of Itaewon branch    /IT Group
                                               Branch manager of legal
                                               professional town branch
                                               General manager of sales
                                               department

Title                                                                                                Number of Shares
(Standing/  Registered/                                                                                 Owned
                                                                                   Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Deputy      Non-        Hong Hee   1949.05.23  Kyung Deok Commercial High School   Retail              0          -          New
President   Registered     Chae                General manager of capital market   Banking Group                        (2003.08.26)
(Standing)                                     department
                                               Representative of institutional
                                               financing center
                                               Head of Kangseo
                                               Regional Headquarters

Deputy      Non-        Yong Wook  1952.07.17  B.A. in agriculture and chemical    Merchant        5,288        -           New
President   Registered     Oh                  from Korea University               BankingGroup/                        (2003.08.26)
(Standing)                                     Branch manager of affiliate         Trust Group
                                               financing center 2
                                               Branch manager of Samsung town
                                               branch
                                               General manager of trust business
                                               department

Deputy      Non-        Jeong Woo  1953.03.30  B.A. in business administration     Credit Card     7,000        -           New
President   Registered    Chang                from Hankuk University of           Business                             (2003.08.26)
(Standing)                                     Foreign School                      Group
                                               Deputy general manager of
                                               Kwangwhamoon branch
                                               General manager of retail banking
                                               department Brach manager of
                                               Shincheon-dong branch

Deputy      Non-        Jae Yoo    1954.09.17  B.A. in business administration     Credit              0          -         New
President   Registered    Kim                  from Sokang University              Management                           (2003.08.26)
(Standing)                                     The Chase Manhattan Bank,           Group
                                               Seoul Branch
                                               Boston Bank, Seoul Branch
                                               Managing director of SEOULBANK

Deputy      Non-        Yong       1953.07.01  B.A. in public administration       Corporate       4,200        -           New
President   Registered  Chang                  from Sungkyunkwan University        Banking                              (2004.01.14)
(Standing)              Hwang                  Branch manager of central           Group
                                               corporate banking center
                                               General manager of corporate
                                               banking department General manager
                                               of credit review department

Outside     Registered  Jong Hyuk  1942.06.16  B.A. in public administration from  Chairman of     9,330        -       Reappointed
Director                   Kim                 Seoul National University           Audit                                (2003.03.28)
(Non-                                          M.A. and Ph.D. in economics from    Committee
standing)                                      La Trobe University in Australia
                                               Adjunct professor of monetary
                                               finance at Sungkyunkwan University
                                               Head of Hong Kong office of the
                                               Bank of Korea
                                               Standing auditor of Kangwon Bank

Outside     Registered   Wan       1944.05.20  B.S. in electric engineering from   Outside        14,100       -        Reappointed
Director                Young                  Seoul National University           Director                             (2003.03.28)
(Non-                    Yoo                   M.A. and Ph.D. from Case Western
standing)                                      Reserve University in U.S.A.
                                               Head of technology development
                                               group of Korea Telecom
                                               Executive director of LG
                                               Information & Telecommunications,
                                               Ltd.
                                               Representative Director of Eastel
                                               Systems (formerly known as Seongmi
                                               Electric)
                                               Representative Director of Orion
                                               Electric Co., Ltd (current)

Title                                                                                                Number of Shares
(Standing/  Registered/                                                                                 Owned
                                                                                   Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Outside     Registered  Chang      1955.03.23  B.A. in mathematics from Seoul      Member of           0          -     Reappointed
Director                Seong                  National University                 Audit                                (2003.03.28)
(Non-                   Jang                   M.S. in statistics from Seoul       Committee
standing)                                      National University
                                               M.S. in science management from
                                               Korea University
                                               Deputy general manager of risk
                                               management department of the Korea
                                               Deposit Insurance Corporation
                                               General manager of planning and
                                               coordination department of the
                                               Korea Deposit Insurance
                                               Corporation
                                               General manager of the resolution
                                               planning department of Korea
                                               Deposit Insurance Corporation
                                               (current)

Outside     Registered  Jeong      1942.11.26  B.A. in economics from Sogang       Outside         4,550        -       Reappointed
Director                Myung Lee              University                          Director                             (2003.03.28)
(Non-                                          Diploma from Newspaper Graduate
standing)                                      School of Seoul
                                               National University
                                               General secretary of Korean
                                               Commission of the International
                                               Press Institute
                                               Chief of the economy department of
                                               Yonhap News
                                               Advisor to the editorial writer
                                               office of Yonhap News (current)

Outside     Registered  Jin Soon   1950.06.16  B.A. in international trade &       Outside         4,100        -       Reappointed
Director                  Lee                  business from Seoul                 Director                             (2003.03.28)
(Non-                                          National University
standing)                                      M.A. and Ph.D. in economics from
                                               University of Wisconsin
                                               Member of economic division 1 of
                                               policy evaluation committee
                                               Member of committee for
                                               nation-wide campaign for 2nd
                                               national foundation
                                               Appointed member of presidential
                                               commission on education & human
                                               resource policy
                                               Professor at college of business
                                               administration of Soongsil
                                               University (current)

Outside     Registered  Woo Jin    1964.10.15  B.A. in economics from Seoul        Outside         4,930        -       Reappointed
Director                  Kim                  National University                 Director                             (2003.03.28)
(Non-                                          Ph.D in business administration
standing)                                      from New York University
                                               Joining of Korea Institute of
                                               Finance
                                               Deputy researcher of Korea
                                               Institute of Finance (current)

Title                                                                                                Number of Shares
(Standing/  Registered/                                                                                 Owned
                                                                                   Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Outside     Registered  Young Hwi  1945.10.28  B.A. in economics from              Outside             0          -          New
Director                  Choi                 Sungkyunkwan University             Director                             (2003.08.26)
(Non-                                          Incorporator of Shinhan Bank
standing)                                      Director of Shinhan Bank
                                               Deputy president of Shinhan Bank
                                               President & CEO of Shinhan
                                               Financial Group Co, Ltd. (current)

Total of Annual Compensations : KRW2,688 million

Average of Compensation per Person : KRW 158 million (officers in office as of 2003.12.31 : 17 persons - standing director (2 persons), Outside Director(7 persons), Executive officers (8 persons)

Note 1) Total of Compensations and bonus approved at the general meeting of shareholders

- Total of Annual Compensations : compensations for directors for one (1) fiscal year is within KRW3.5 billion (including outside director)

- Average of Compensation per Person : KRW 389 million (KRW 3.5 billion /number of directors) --> number of directors (Registered) is nine (9).

o At the ordinary general meeting of shareholders for the 172nd fiscal year (held on 2004.03.25), the annual compensation limit was approved as KRW 2.3 billion.

Note 2) Total of Annual Compensations of Outside Directors

-    Chairman of Board of Directors (KRW42 million),

-    Chairman of Committee (KRW36 million),

-    Outside Director (KRW30 million)

Note 3) Average of Compensation per Outside Director

-    Chairman of Board of Directors (KRW 3.5 million per month),

-    Chairman of Committee (KRW3 million per month)

-    Outside Director (KRW2.5 million per month)

Note 4) Status of Concurrent Position in Another Company

- Wan Young Yoo, Outside Director : Representative Director of Orion Electric Co., Ltd. (newly appointed in March, 2002)

- Young Hwi Choi, Outside Director : President of Shinhan Financial Group (newly appointed in March, 2003)

* Status of Officers Changed after Resolution of the 172nd Ordinary General Meeting of Shareholders (held on March 25, 2004)


Title                                                                                                Number of Shares
(Standing/  Registered/                                                                                 Owned
                                                                                   Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
President   Registered  Dong Soo   1946.03.17  B.A. in business administration     Overall             0          -             New
(Standing)                Choi                 from Seoul National University      Management                           (2003.08.26)
                                               The Chase Manhattan Bank, Seoul
                                               Branch
                                               Executive director of LG Merchant
                                               Banking Corporation
                                               Vice managing director of Chohung
                                               Bank
                                               Deputy president of Chohung Bank
                                               Vice president of Hansem

Title                                                                                                Number of Shares
(Standing/  Registered/                                                            Responsible            Owned
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Standing    Registered  Ji Hong    1949.12.19  B.A. in law from Seoul National     Examination         0          -             New
Member                    Yoo                  University                          Department                           (2004.03.25)
of Audit                                       M.A. in economics from Oregon
Committee                                      State University
(Standing)                                     Head of planning and coordination
                                               at the Bank of Korea
                                               Assistant deputy governor of the
                                               Financial Supervisory Service

Deputy      Non-        Bhang Gil  1951.12.13  B.A. in law from Kyunghee           Planning &          0          -             New
President   Registered    Choi                 University                          Financial                            (2004.01.14)
(Standing)                                     MBA from Yonsei University          Group
                                               Non- executive director of
                                               Good Morning Shinhan Securities
                                               Non- executive director of Shinhan
                                               BNP Paribas

Deputy      Non-        Chan Il    1948.03.11  B.A. in international trade &       Treasury/       2,500          -             New
President   Registered    Park                 business from Seoul National        International                        (2002.03.29)
(Standing)                                     University                          Business Group
                                               Director of foreign currency funds
                                               Branch manager of London
                                               Branch Head of planning and
                                               financial group

Deputy      Non-        Kwang Yup  1948.03.13  B.A. in statistics from             Operational         0          -             New
President   Registered    Chung                Sungkyunkwan University             Services/                            (2003.08.26)
(Standing)                                     Branch Manager of Itaewon branch    IT Group
                                               Branch manager of legal
                                               professional town branch
                                               General manager of
                                               sales department

Deputy      Non-        Hong Hee   1949.05.23  Kyung Deok Commercial High School   Retail              0          -             New
President   Registered    Chae                 General manager of capital market   Banking Group                        (2003.08.26)
(Standing)                                     department
                                               Representative of institutional
                                               financing center
                                               Head of Kangseo regional
                                               headquarters

Deputy      Non-        Yong Wook  1952.07.17  B.A. in agriculture and chemical    Merchant        5,288          -             New
President   Registered    Oh                   from Korea University               Banking                              (2003.08.26)
(Standing)                                     Branch manager of affiliate         Group/Trust
                                               financing center 2                  Group
                                               Branch manager of Samsung town
                                               branch
                                               General manager of trust business
                                               department

Deputy      Non-        Jeong Woo  1953.03.30  B.A. in business administration     Credit Card     7,000          -             New
President   Registered    Chang                from Hankuk University of           Business Group                       (2003.08.26)
(Standing)                                     Foreign School
                                               Deputy general manager of
                                               Kwangwhamoon branch
                                               General manager of retail banking
                                               department
                                               Brach manager of Shincheon-dong
                                               branch

Title                                                                                                Number of Shares
(Standing/  Registered/                                                            Responsible            Owned
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Deputy      Non-        Jae Yoo    1954.09.17  B.A. in business administration     Credit              0          -             New
President   Registered    Kim                  from Sokang University              Management                           (2003.08.26)
(Standing)                                     The Chase Manhattan Bank,           Group
                                               Seoul Branch
                                               Boston Bank, Seoul Branch
                                               Managing director of SEOULBANK

Deputy      Non-        Yong       1953.07.01  B.A. in public administration from  Corporate       4,200          -             New
President   Registered  Chang                  Sungkyunkwan University             Banking Group                        (2004.01.14)
(Standing)              Hwang                  Branch manager of central
                                               corporate banking center
                                               General manager of corporate
                                               banking department
                                               General manager of credit review
                                               department

Outside     Registered  Yong Sung  1940.09.11  B.A. in economics from Seoul        Outside             0          -             New
Director                  Park                 National University                 Director                             (2004.03.25)
(Non-                                          MBA in business administration
standing)                                      from New York University
                                               Representative Director & President
                                               of Dongyang Brewery
                                               Chairman of Oriental Brewery
                                               (current)
                                               Representative Director & President
                                               of Doosan Heavy Industries and
                                               Construction Co., Ltd. (current)

Outside     Registered  Young Hwi  1945.10.28  B.A. in economics from              Outside             0          -      Reappointed
Director                  Choi                 Sungkyunkwan University             Director                             (2004.03.25)
(Non-                                          Incorporator of Shinhan Bank
standing)                                      Deputy president of Shinhan Bank
                                               President & CEO of Shinhan
                                               Financial Group Co, Ltd. (current)

Outside     Registered  Byung Jae  1951.01.06  B.A. in business administration     Outside             0          -             New
Director                  Cho                  from Seoul National University      Director                             (2004.03.25)
(Non-                                          Manager of Bando branch of Chohung  (Member of
standing)                                      Bank                                Audit
                                               General manager of the planning     Committee)
                                               department of Chohung Bank
                                               Senior executive vice president of
                                               Shinhan Financial Group Co., Ltd
                                               (current)

Outside     Registered  Dae Sik    1955.01.11  B.A. in business administration     Outside             0          -             New
Director                  Kim                  from Seoul National University      Director                             (2004.03.25)
(Non-                                          MBA and Ph.D in business
standing)                                      administration from Pennsylvania
                                               University (Wharton School)
                                               Outside director of SK Telecom Co.,
                                               Ltd
                                               Professor at College of Business
                                               Administration of Hanyang
                                               University (current)

Title                                                                                                Number of Shares
                                                                                                          Owned
(Standing/  Registered/                                                            Responsible    --------------------
Non-        Non-                    Date of                                        Department     Common     Preferred
standing)   registered    Name       Birth        Education & Experience             Affairs       Stock       Stock      Remarks
---------   ----------    ----      -------       ----------------------           -----------    ------      --------  ------------
Outside     Registered  Chang      1955.03.23  B.A. in mathematics from Seoul      Outside             0          -     Reappointed
Director                Sung Jang              National University                 Director                             (Member of
(Non-                                          M.S. in statistics from Seoul                                            Audit
standing)                                      National University                                                      Committee)
                                               M.S. in science management from                                          (2004.03.25)
                                               Korea University
                                               Deputy general manager of risk
                                               management department of Korea
                                               Deposit Insurance Corporation
                                               General manager of the planning and
                                               coordination department of Korea
                                               Deposit Insurance Corporation
                                               General manager of the resolution
                                               planning department of Korea
                                               Deposit Insurance Corporation
                                               (current)



[Status of Retired Officers during 172nd Fiscal Period]

                               Date of                                                       Responsible        Date of
    Title           Name       Birth      Education & Experience                             Department       Retirement
    -----          -----       -------    ----------------------                             -----------      ----------
    Former      Sung Bok Wee  1939.07.16  B.A. in commercial science from Seoul           Board of Directors   2003.08.26
 Chairman of                              National University
   Board of                               President of Chohung Bank (32th, 33th)
  Directors                               Standing advisor for Chohung Bank

    Former     Seok Joo Hong  1953.09.04  B.A. in business administration from Seoul      Overall Management   2003.07.09
  President                               National University
                                          MBA in business administration from
                                          Pennsylvania University
                                          General manager of planning department of
                                          Chohung Bank
                                          Head of planning and financial group of
                                          Chohung Bank

Former Acting  Chil Sun Hong  1953.09.04  B.A. in business administration from           Retail Baking Group   2003.08.26
  President                               Sungkyunkwan University
                                          General manager of western support
                                          department of Chohung Bank
                                          Head of east headquarters of Chohung Bank
                                          General manager of HP development
                                          department of Chohung Bank
                                          Deputy president of Chohung Bank

Former Deputy  Dong Girl Lee  1946.02.22  B.A. in economics from Korea University              Operational     2003.08.26
  President                               Branch manager of Juan branch of Chohung Bank      Services Group
                                          General manager of investor relations
                                          department of Chohung Bank
                                          Representative of southern area of
                                          retail banking group of Chohung Bank
                                          Head of corporate banking group

Former Deputy  Nae Soon Park  1948.06.19  B.A. in statistics from Korea University         Merchant Banking    2003.08.26
  President                               Branch manager of Suwon branch of Chohung Bank        Group
                                          General manager of sales department of
                                          Chohung Bank
                                          General manager of capital market department
                                          of Chohung Bank

Former Deputy   Dong Hyun Ji  1958.04.22  B.A. in business administration from Seoul        Institutional      2003.08.20
  President                               National University                             Customer/Treasury
                                          Ph.D in financial management from                     Group
                                          Pennsylvania University
                                          Appointed researcher of Korea Institute of
                                          Finance

                               Date of                                                       Responsible        Date of
    Title           Name       Birth      Education & Experience                             Department       Retirement
    -----          -----       -------    ----------------------                             -----------      ----------
                                          Outside director of Chohung Bank

Former Deputy   Keon Ho Lee   1959.09.06  B.A. in business administration from Seoul       Risk Management     2003.08.26
  President                               National University                                   Group
                                          Ph.D in business administration from
                                          University of Minnesota Chairman of
                                          Korea Institute of Finance General
                                          manager of risk management department
                                          of Chohung Bank
                                          Compliance officer of Chohung Bank

Former Deputy   Won Il Choi   1948.09.02  B.A. in business administration from Yonsei     Corporate Banking    2003.08.26
  President                               University                                            Group
                                          Branch manager of Myungdong branch of
                                          Chohung Bank
                                          General manager of trust management
                                          department of Chohung Bank General manager
                                          of examination department of Chohung Bank

Former Deputy   Joo Won Lee   1948.09.01  B.A. in business administration from Kyonggi      Product Group      2003.08.26
  President                               University
                                          Branch manager of Banghak-dong Branch
                                          of Chohung Bank
                                          General manager of marketing department
                                          of Chohung Bank Head of training
                                          institute of Chohung Bank

Former Deputy  Byung Rak Han  1950.08.04  B.S. in forestry from Korea University          Credit Management    2003.08.26
  President                               Deputy general manager of California Chohung          Group
                                          Bank

                                          Assistant general manager of credit
                                          planning department of Chohung Bank
                                          General manager of credit management
                                          department of Chohung Bank

    Former        DAVID J.    1939.04.19  B.A. in economics from Wabash College            Outside Director    2003.08.26
   Outside        BEHLING                 Ph. D in economics from Harbard University
   Director                               Vice president of The Chase Manhattan Bank
                                          Vice President of First Chicago NBD
                                          Guest professor of KDI School of Public
                                          Policy and Management (current)

Former Deputy  Moon Sang Won  1948.05.09  B.A. in English literature from Yonsei          Corporate Banking    2004.01.14
  President                               University                                            Group
                                          General manager of Sales department 2
                                          Representative of retail banking group
                                          Head of Kangnam regional headquarters

Former Deputy   Jae Joon Lee  1952.06.05  B.A. in business administration from Jeonbuk       Treasury &        2004.01.14
  President                               University                                        International
                                          Branch manager of Miah-dong branch                Business Group
                                          Branch manager of Kil-dong branch
                                          Banch manager of Jeju branch

    Former      Sang Woo Kim  1945.08.18  B.A. in law from Seoul National University         Examination       2004.03.25
   Standing                               M.A. in economics from Oregon State University      Department
   auditor                                Director of examination division 6 of the
                                          Bank of Korea
                                          Head of planning and coordination at the Bank
                                          of Korea
                                          Assistant deputy governor of the Financial
                                          Supervisory Service

    Former     Jong Hyuk Kim  1942.06.16  B.A. in public administration from Seoul        Chairman of Audit    2004.03.25
   Outside                                National University                                 Committee
   Director                               M.A. and Ph.D. in economics from La Trobe
                                          University in Australia

                               Date of                                                       Responsible        Date of
    Title           Name       Birth      Education & Experience                             Department       Retirement
    -----          -----       -------    ----------------------                             -----------      ----------
                                          Adjunct professor of monetary finance at
                                          Sungkyunkwan University Head of Hong
                                          Kong office of the Bank of Korea
                                          Standing auditor of Kangwon Bank

    Former     Wan Young Yoo  1944.05.20  B.S. in electric engineering from Seoul          Outside Director    2004.03.25
   Outside                                National University
   Director                               M.A. and Ph.D. from Case Western Reserve
                                          University in U.S.A.
                                          Head of technology development group of Korea
                                          Telecom
                                          Executive director of LG Information &
                                          Telecommunications, Ltd.
                                          Representative director of Eastel Systems
                                          (formerly known as Seongmi Electric)
                                          Representative director of Orion Electric
                                          Co., Ltd (current)

    Former      Jeong Myung   1942.11.26  B.A. in economics from Sogang University         Outside Director    2004.03.25
   Outside          Lee                   Diploma from Newspaper Graduate School of
   Director                               Seoul National University
                                          General Secretary of Korean Commission
                                          of the International Press Institute
                                          Chief of the economy department of
                                          Yonhap News Advisor to the editorial
                                          writer office of Yonhap News (current)

    Former      Jin Soon Lee  1950.06.16  B.A. in international trade & business from      Outside Director    2004.03.25
   Outside                                Seoul National University
   Director                               M.A. and Ph.D. in economics from University
                                          of Wisconsin
                                          Member of economic division 1 of
                                          policy evaluation committee
                                          Member of committee for nation-wide campaign
                                          for 2nd national foundation
                                          Appointed member of presidential commission
                                          on education & human resource policy
                                          Professor at college of business administration
                                          of Soongsil University (current)

    Former      Woo Jin Kim   1964.10.15  B.A. in economics from Seoul National            Outside Director    2004.03.25
   Outside                                University
   Director                               Ph.D in business administration from New York
                                          University
                                          Joining of Korea Institute of Finance
                                          Deputy researcher of Korea Institute of
                                          Finance (current)

Note) The Responsible Department is the business during the period of service.

2. Status of Employees

[as of Dec, 31, 2003]                              (Unit: persons, KRW1 million)

                            Number of Employees
                  ----------------------------------------------                                       Average of
                  Administration &                                      Average      Total of Annual    Salaries
Classification       Management     Production     Others   Total    Working Years      Salaries       per Person   Remarks
--------------    ----------------  ----------     ------   -----    -------------   ---------------   ----------   -------
    Male               4,917             -          93      5,010    16 years and       256,543          51.2         -
                                                                       6 months

    Female             1,654             -           3      1,657    11 years and        57,563          34.7         -
                                                                       7 months

    Total              6,571             -          96      6,667    15 years and       314,107          47.1         -
                                                                       3 months

3. Status of Labor Union

   Classification                             Contents                                  Remarks
   --------------                             --------                                  -------
                              Employees below 4th grade
                              (excluding 4th grade employees belonging to
                              Planning Department/HR Development                Excluding the employees
Subject Employees             Department/Secretariat, 4th head of business      employed in overseas (67
                              place,  policemen specially detailed to           persons)
                              protect the Bank )

Number of Employees of        5,472 persons
Labor Union

Full Time Labor Union Member  18 persons                                        Including 4 persons dispatched
                                                                                from the superior unit
Federation to which Labor     Korea Financial Industry Union
Union belongs

Others                        -

VIII. Other Required Information
1.    Summary of Reports and Disclosures
A. Reports pursuant to the Paragraph 2 of Chapter 6 (Reports on Key Management Issues)

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
   2003.01.29      -    Increase of ordinary          -   Increased amount of ordinary loss: KRW
                        loss exceeding 30% or more        947.6 billion
                        compared with that of the     -   Rate of increase: 281.7% (Transferred to
                        latest fiscal year                deficit)

   2003.01.29      -    Increase of current net       -   Increased amount of current net loss: KRW
                        loss exceeding 30% or more        1108.6 billion
                        compared with that of the     -   Rate of increase: 212.2% (Transferred to
                        latest fiscal year                deficit)

   2003.02.26      -    Disclosure on the             -   Change: Statements of Korea Accounting
                        change of accounting              Standards No. 8, Valuation method in accordance
                        standards                         with the change in the classification of
                                                          securities
                                                      -   Before change: "acquisition cost after
                                                          amortization" approach
                                                      -   After change: "fair value" approach

   2003.03.12      -    Report on resolution of       -   Date of Resolution: 2003.03.11.
                        Board of Directors' Meeting   -   Date of General Shareholder's Meeting:
                        with regards to convening         2003.03.28 at10:00 a.m.
                        of General Meeting of         -   Place of General Shareholder's Meeting: 3rd
                        Shareholders                      floor, Head office of bank
                                                          14, Namdaemoon-ro 1ga, Joong-gu, Seoul Korea
                                                      -   Agenda and Main Content
                                                      1)  Approval on the balance sheet, the
                                                          statement of profits and losses, and the
                                                          statement of disposition of deficit for
                                                          the 171st fiscal year (January 1,
                                                          2002~December 31, 2002).
                                                      2)  Amendment of the Articles of Incorporation
                                                      3)  Election of Directors
                                                      4)  Election of Member of Audit Committee
                                                          (Outside Director)
                                                      5)  Granting the Stock Option Rights
                                                      6)  Amendment of regulation on severance
                                                          payment for the executives

   2003.03.12      -    Report on resolution of       -   Grantee: Chairman of Board of Directors,
                        Board of Directors' Meeting       President of Bank, Standing Member of Audit
                        with regards to granting          Committee, Manager of Head Office, Outside
                        the Stock Option Rights           Director
                                                      -   Method of granting:
                                                          One of the following options depending
                                                          on the circumstances of the bank -
                                                          issuance of new stock or shares held as
                                                          treasury stocks or paying the difference
                                                          between the market price and the
                                                          exercise price in cash or with treasury
                                                          stock
                                                      -   Type of Stocks:
                                                          Registered common stocks of Chohung Bank
                                                      -   Number of Stocks
                                                          Chairman of Board of Directors: 54,000 shares
                                                          President of Bank: 72,000 shares
                                                          Vice President of Bank: 26,000 shares
                                                          Standing Member of Audit Committee:  26,000
                                                          shares
                                                          Manager of Head Office: 11,000 shares
                                                          Chairman of Committee: 10,000 shares (Outside
                                                          Director)

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                          Outside Director: 9,000 shares
                                                      -   Exercise Price:
                                                          The banking industry's stock price
                                                          increase rate shall be applied on the
                                                          standard exercise price for 60% of stock
                                                          options granted. The rest of 40% of
                                                          stock options granted shall be subject
                                                          to the standard exercise price.
                                                      -   Exercise Period:
                                                          2005.03.29~2008.03.28
                                                      -   Date of Resolution: 2003.03.11

   2003.03.12      -    Provision and                 -   Provision and Disclosure  of notice on
                        Disclosure of notice on           convening of General Shareholders' meeting and
                        convening of General              Disclosures
                        Shareholders' meeting and
                        Disclosures

   2003.03.20      -    Submission and                -   Independent Auditor: Anjin Deloitte LLC
                        Disclosure of Audit Report    -   Period of Auditing:
                                                          2002.01.01~2002.12.31
                                                      -   Opinion of Auditor:
                                                          Current term: fairly presented
                                                          Previous term: fairly presented
                                                      -   Encroachment of capital:
                                                          Current term: below 50%
                                                          Previous term: below 50%

   2003.03.28      -    Disclosure on                 -   Disclosure on Resolution of the General
                        resolution of General             Shareholder's Meeting
                        Shareholder's Meeting         1)  Approval on the balance sheet, the
                                                          statement of profits and losses and the
                                                          Statement of Disposition of Deficit for
                                                          the 171st fiscal year (January 1, 2002 ~
                                                          December 31, 2002): The proposed agenda
                                                          was approved.
                                                      2)  Amendment of the Articles of Incorporation:
                                                          The proposed agenda was approved.
                                                      3)  Election of Directors:
                                                          Outside Directors - Wan Yeong Yoo, Jeong
                                                          Myeong Lee, Jin Soon Lee, Woo Jin Kim,
                                                          David Belling (Re-appointed)
                                                      4)  Election of Member of Audit Committee
                                                          (Outside Director):
                                                          Jong Hyeok Kim, Chang Seong Jang
                                                          (Re-appointed)
                                                      5)  Granting the Stock Option Rights:
                                                          The proposed agenda was approved.
                                                      6)  Amendment of regulation on severance
                                                          payment for the executives:
                                                          The proposed agenda was approved.

   2003.03.28.     -    Report on special             -   Grantee: Chairman of Board of Directors,
                        resolution of General             President of Bank, Standing Member of Audit
                        Shareholder's Meeting in          Committee, Manager of Head Office, Outside
                        relation to granting the          Director
                        Stock Option Rights           -   Method of granting:
                                                          One of the following options
                                                          depending on the circumstances
                                                          of the bank - issuance of new
                                                          stock or shares held as treasury
                                                          stocks or paying the difference
                                                          between the market price and the
                                                          exercise price in cash or with
                                                          treasury stock
                                                      -   Type of Stocks:
                                                          Registered common stocks of Chohung Bank
                                                      -   Number of Stocks: 312,000 shares in total
                                                          Chairman of Board of Directors: 54,000 shares
                                                          President of Bank: 72,000 shares

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                          Vice President of Bank: 26,000 shares
                                                          Standing member of audit committee:  26,000
                                                          shares
                                                          Manager of Head Office: 11,000 shares
                                                          Outside Directors (Chairman of Committee:
                                                          10,000 shares, Other Outside Directors: 9,000
                                                          shares)
                                                      -   Exercise Price:
                                                          The banking industry's stock
                                                          price increase rate shall be
                                                          applied on the standard exercise
                                                          price for 60% of stock options
                                                          granted. The rest of 40% of
                                                          stock options granted shall be
                                                          subject to the standard exercise
                                                          price.
                                                      -   Exercise Period:
                                                          2005.03.29~2008.03.28
                                                      -   Date of Resolution: 2003.03.28

   2003.03.28      -    Disclosure on                 -   Disclosure on appointing Member of Audit
                        appointing Member of Audit        Committee
                        Committee                            Member of audit committee:
                                                          Jong Hyeok Kim (Outside Director) Chang Seong
                                                          Jang (Outside Director)

   2003.03.28.     -    Disclosure on                 -   Disclosure on appointing Outside Directors
                        appointing Outside Directors      * Wan Young Yoo, Jeong Myung Lee, Jin Soon
                                                            Lee, Woo Jin Kim, David Behling (Re-appointed)
                                                          Term of office: 1 year
                                                          * Date of resolution: 2003.03.28
                                                          * Outside Director subject to the reason for
                                                            disqualification: None

   2003.03.28      -    Submission of Report on       -   Submission of Report on Unified Disclosure
                        Unified Disclosure for            for Banking Business Administration
                        Banking Business
                        Administration

   2003.03.31.     -    Submission of Business        -   Submission of Business Report for the 171st
                        Report                            Fiscal Year

   2003.04.10      -    Disclosure of                 -   Invested Company: Private Equity Fund For
                        investment in other               Card Receivables
                        companies (Acquisition of     -   Type of Investment: Stock
                        stock and equity related      -   Amount of Investment:
                        securities)                       KRW 183,000,000,000
                                                      -   Accumulated Amount of
                                                          Investment/Acquisition:
                                                          KRW 241,415,850,620
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Investment to Capital Ratio: 7.11%

   2003.04.15      -    Disclosure of                 -   Invested Company: Hynix Semiconductor Inc.
                        investment in other           -   Type of Investment: Stock
                        companies (Acquisition of     -   Amount of Investment:
                        stock and equity related          KRW 160,107,994,746
                        securities)                   -   Accumulated Amount of
                                                          Investment/Acquisition:
                                                          KRW 402,419,724,366
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Investment to Capital Ratio: 11.85%

   2003.04.17      -    Disclosure of                 -   Invested Company: Hyundai Engineering and
                        investment in other               Construction Co., Ltd.
                        companies (Acquisition of     -   Type of Investment: Stock
                        stock and equity related      -   Amount of Investment:
                        securities)                       KRW 87,600,000,000
                                                      -   Accumulated Amount of
                                                          Investment/Acquisition:
                                                          KRW 490,750,864,706

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Investment to Capital Ratio: 14.45%

   2003.04.23      -    Disclosure on                 -   Invested Company: Hyundai Engineering and
                        disposition of invested           Construction Co., Ltd.
                        shares in other companies     -   Number of Stocks: 5,000,000
                                                      -   Amount of Disposition:
                                                          KRW 25,000,000,000
                                                      -   Accumulated Amount of Disposition: KRW
                                                          174,317,552,570
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Disposition to Capital Ratio: 5.13%

   2003.05.09      -    Disclosure on                 -   Company: Private Equity Fund For Card
                        disposition of invested           Receivables
                        shares in other companies     -   Number of Stocks: 12,967,000,000
                                                      -   Amount of Disposition:
                                                          KRW 13,022,628,430
                                                      -   Accumulated Amount of Disposition: KRW
                                                          264,754,965,630
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Disposition to Capital Ratio: 7.80%

   2003.05.15      -    Submission of Quarterly       -   Submission of first quarterly report for
                        Report                            172nd fiscal year

   2003.05.26      -    [Correction]                  -   Correction Disclosure in accordance with
                        Submission of Quarterly           the fixed BIS capital ratio (Bank for
                        Report                            International Settlements capital ratio)
                                                          * Net Capital;
                                                          KRW 3,999.2 billion ->
                                                          KRW 3,999.5 billion
                                                          * Risk Weighted Assets:
                                                          KRW 45,631.9 billion ->
                                                          KRW 45,333.5 billion
                                                          * Capital Ratio:
                                                          8.76% -> 8.81%

   2003.05.29      -    Submission of Report on       -   Submission of Report on Unified Disclosure
                        Unified Disclosure for            for Banking Business Administration
                        Banking Business
                        Administration

   2003.06.07      -    Disclosure on                 -   Invested Company: Daewoo Securities Co., Ltd
                        disposition of invested       -   Number of Stocks: 1000,000
                        shares in other companies     -   Amount of Disposition:
                                                          KRW 521,349,300
                                                      -   Accumulated Amount of Disposition: KRW
                                                          349,765,013,650

                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Disposition to Capital Ratio: 10.30%

   2003.06.18      -    Disclosure of Other Key       -   In relation to the Bank's disposition of
                        Management Issues                 equity held by government, the labor union
                                                          decided to go on strike from June 18, 2003
                                                          thereagainst.

   2003.06.20      -    Disclosure of Other Key       -   At the 38th General Meeting dated June 19,
                        Management Issues                 2003, the Public Fund Oversight Committee
                                                          decided to enter into an agreement with Shinhan
                                                          Financial Group Co., Ltd. to transfer 80.04% of
                                                          CHB's shares held by Korea Deposit Insurance
                                                          Corporation (543,570,144 shares).

   2003.06.20      -    Disclosure of Other Key       -   For the purpose of liquidity adjustment,
                                                          the Bank

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                        Management Issues                 was financed with KRW 2 trillion from
                                                          the Bank of Korea on June 19,
                                                          2003, using the RP (Repurchase
                                                          Agreement) method.

   2003.08.08      -    Report on resolution of       -   Date of Resolution: 2003.08.08.
                        Board of Directors' Meeting   -   Date of General Shareholder's Meeting:
                        with regards to convening         2003.08.26 at 10:00 a.m.
                        of General Meeting of         -   Place of General Shareholder's Meeting: 3rd
                        Shareholders                      floor, Head office of bank
                                                          14, Namdaemoon-ro 1ga, Joong-gu, Seoul Korea
                                                      -   Agenda and Main Content
                                                          1) Election of Director

   2003.08.08      -    Provision and                 -   Provision and Disclosure of notice on
                        Disclosure of notice on           convening of Extra-ordinary General
                        convening of Extra-ordinary       Shareholders' meeting and Disclosures
                        General Shareholders'
                        meeting and Disclosures

   2003.08.14      -    Submission of Second          -   Submission of Second Quarterly Report for
                        Quarterly Report                  the 172nd Fiscal Year

   2003.08.18      -    Disclosure on the             -   The government (Korea Deposit Insurance
                        largest shareholder or            Corporation) sold a portion of its holding
                        change in the major               shares, which is 266,349,371 shares (39.22%),
                        shareholder of the Bank           to Shinhan Financial Group Co., Ltd.
                                                      -   Shinhan Financial Group Co., Ltd. became
                                                          one of the major shareholders of the Bank.
                                                          However, even after the transfer, Korea Deposit
                                                          Insurance Corporation is still the largest
                                                          shareholder of the Bank, holding 40.82% of the
                                                          Bank's shares.

   2003.08.19      -    Disclosure on the             -   The government (Korea Deposit Insurance
                        largest shareholder or            Corporation) additionally sold the remaining
                        change in the major               portion of its holding shares, which is
                        shareholder of the Bank           227,220,773 shares (40.82%), to Shinhan
                                                          Financial Group Co., Ltd.
                                                      -   By acquiring these shares, Shinhan
                                                          Financial Group Co., Ltd. became the largest
                                                          shareholder of the Bank, holding 80.04% of the
                                                          Bank's shares (543,570,144 shares in total).

   2003.08.26      -    Disclosure on                 -   Disclosure on resolution of Extra-Ordinary
                        resolution of                     General Shareholders' Meeting
                        Extra-Ordinary General            1) Election of Director
                        Shareholders' Meeting             President of Bank - Dong Soo Choi was appointed.
                                                          Outside Director - Young Hui Choi was appointed.

   2003.08.26      -    Disclosure of                 -   Name: Young Hui Choi
                        resolution on appointing      -   Age: 58
                        Outside Director              -   Educational Background: University of
                                                          Sungkyunkwan, B.A. in Economics
                                                      -   Major Carreer:
                                                          Vice President of Shinhan Bank
                                                          Outside Director of Shinhan Bank
                                                          President of Shinhan Financial Group Co., Ltd.
                                                          (Present)
                                                      -   Term of Office: 1 year
                                                          (On condition that the term begins as of the
                                                          day of approval from Financial Supervisory
                                                          Commission (around September of 2003) when
                                                          Chohung Bank is incorporated into Shinhan
                                                          Financial Group Co., Ltd.)

   2003.08.26.     -    Disclosure of                 -   Name: David J. Behling
                        resolution on discharging     -   Age: 65
                        Outside Director              -   Educational Background: Harvard University,


      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                          Ph.D. in Economics
                                                      -   Career:
                                                          Vice President of Chase Manhattan Bank (New
                                                          York)
                                                          Vice President of First Chicago NBD Bank
                                                          (Chicago)
                                                          Professor at KDI School of Public Policy and
                                                          Management (Present)
                                                      -   Term of Office: March 27, 2003

   2003.08.29      -    Submission of Report on       -   Submission of Report on Unified Disclosure
                        Unified Disclosure for            for Banking Business Administration
                        Banking Business
                        Administration

   2003.09.18      -    Disclosure on                 -   Invested Company: Anam Semiconductor Inc.
                        disposition of invested       -   Number of Stocks: 2,350,000
                        shares in other companies     -   Amount of Disposition: KRW 11,750,000,000
                        (Stocks)                      -   Accumulated Amount of Disposition: KRW
                                                          440,180,896,620
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Disposition to Capital Ratio: 12.96%

   2003.10.21      -    Disclosure on                 -   Subject to Cancellation: Seok Joo Hong and
                        Cancellation of the Stock         25 others
                        Option Right                  -   Number of Stock: 904,465 shares (common
                                                          stock)
                                                      -   Reason for Cancellation: Adjustment in
                                                          accordance with the exercise condition and
                                                          interim retirement
                                                      -   Method of deciding Cancellation: Resolution
                                                          of Board of Directors

   2003.10.28      -    Disclosure on                 -   Invested Company: SK Networks
                        disposition of invested       -   Type of Investment: Common stock,
                        shares in other companies         convertible preferred stock, convertible bonds
                        (Acquisition of stock and     -   Amount of Investment: KRW 147,267,000,000
                        equity related securities)    -   Accumulated Amount of Investment/
                                                          Acquisition: KRW 687,402,816,478
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Investment to Capital Ratio: 20.24%

   2003.11.14      -    Submission of Quarterly       -   Submission of Third Quarterly Report for
                        Report                            the 172nd Fiscal Year

   2003.11.25      -    Disclosure on                 -   Invested Company: Ssangyong Corporation
                        disposition of invested       -   Type of Investment: Convertible bonds
                        shares in other companies     -   Amount of Investment: KRW 79,570,000,000
                        (Acquisition of stock and     -   Accumulated Amount of Investment/
                        equity related securities)        Acquisition: KRW 815,051,006,478
                                                      -   Capital at the end of latest fiscal year:
                                                          KRW 3,395,592,145,000
                                                      -   Investment to Capital Ratio: 24.00%

   2003.11.28      -    Submission of Report on       -   Submission of Report on Unified Disclosure
                        Unified Disclosure for            for Banking Business Administration
                        Banking Business
                        Administration

   2003.12.12      -    Disclosure of                 -   Class and Number of Stocks:
                        resolution on Issuance of         40,000,000 shares of common stocks
                        New Shares                    -   Financed Amount:
                                                          KRW 200,000,000,000
                                                          (Par value per share, KRW 5,000)
                                                      -   Issure Price: KRW 5,000 per share
                                                      -   Method of Capital Increase: Allocated by the third
                                                          party

     Date                       Subject                                            Contents                     Remark
------------------ ---------------------------------- ------------------------------------------------------  --------------
                                                      -     Date of Payment: December 26, 2003
                                                      -     Date of Listing: December 30, 2003
------------------ ---------------------------------------------------------------------------------------------------------

   2003.12.30      -    Disclosure on disposition     -    Invested Company: Ssangyong Cement Industrial
                        of invested shares in other        Co., Ltd.
                        companies (Acquisition of     -    Type of Investment: Common Stocks
                        stock and equity related      -    Amount of Investment: KRW 184,000,000,000
                        securities)                   -    Accumulated Amount of Investment/ Acquisition:
                                                           KRW 1,054,986,392,136
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 31.07%
----------------------------------------------------------------------------------------------------------------------------
   2004.01.20      -    Disclosure of Other Key       -    With regard to the agreement prepared by the
                        Management Issues                  Financial Institution Creditors for
                                                           rehabilitating LG Card Co., Ltd., the Bank
                                                           convened the Board of Directors' meeting on
                                                           January 19, 2004 and it was resolved to submit
                                                           the written agreement, which provides to
                                                           exercise debt-to-equity swap amounting to KRW
                                                           73.7 billion on condition of the unanimous
                                                           consent of all 16 Financial Institution
                                                           Creditors, and to provide additional loan of
                                                           KRW 73.4 billion.
----------------------------------------------------------------------------------------------------------------------------
   2004.02.10      -    Increase of ordinary loss     -    Increased amount of ordinary loss: KRW 304.6
                        exceeding 30% or more              billion
                        compared with that of the     -    Rate of increase: 49.8%
                        latest fiscal   year
----------------------------------------------------------------------------------------------------------------------------
   2004.02.10      -    Increase of current net       -    Increased amount of current net loss: KRW 379.9
                        loss exceeding 30% or more         billion
                        compared with that of the     -    Rate of increase: 64.8%
                        latest fiscal   year
----------------------------------------------------------------------------------------------------------------------------
   2004.02.13      -    Disclosure of Other Key       -    Debt-to-equity swap for LG Card Co., Ltd
                        Management Issues                  -- Type of Investment: Registered common stocks
                                                           -- Amount of Investment:
                                                               KRW 73,700,000,000
                                                           -- Basis for Calculation:
                                                              14,740,000 shares x KRW 5,000
                                                              (Par value per share)
                                                           -- Number of Stocks: 14,740,000 shares
                                                           -- Number of Stocks which will be owned by the
                                                              Bank after the Debt-to-equity swap: 14,740,000 shares
                                                           -- Ratio after the Debt-to-equity swap:2.12%
----------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Disclosure on resolution of   -    Agenda
                        Board of Directors' Meeting        1)  Approval on the balance sheet, the statement
                        with regards to                        profits and losses and the
                        convening of General                   statement of disposition of deficit for
                        Shareholders'                          172nd fiscal year.
                        Meeting
                                                           2)  Amendment of the Articles of Incorporation
                                                           3)  Election of Directors
                                                           4)  Election of Standing Member of Audit
                                                               Committee
                                                           5)  Election of Member of Audit Committee
                                                           6)  Approval of Ceiling Amounts of Remuneration
                                                               for Directors
                                                           7)  Repeal of regulation on severance payment
                                                               for the executives
                                                           8)  Granting the Stock Option Rights
                                                      -    Candidates for Outside Directors
                                                           * Yong Sung Park (1940.09.11): Chairman of
                                                           Doosan Heavy Industries and Construction
                                                           * Young Hui Choi (1945.10.28): President of
                                                           Shinhan Financial Group Co., Ltd.
----------------------------------------------------------------------------------------------------------------------------

       Date                     Subject                                            Contents                      Remark
------------------ ---------------------------------- ------------------------------------------------------  --------------
                                                           * Byung Jae Cho (1951.01.06): Executive
                                                           Director of Shinhan Financial Group Co., Ltd.
                                                           * Dae Sik Kim (1955.01.11): Professor at
                                                           Business Administration Department of Hanyang
                                                           University, Member of Financial Development
                                                           Deliberation Committee at Ministry of Finance
                                                           and Economy
                                                           * Chang Sung Jang (1955.03.23): Manager of Risk
                                                           Management Planning Department, Korea Deposit
                                                           Insurance Corporation
                                                      -    Candidate for Standing Member of Audit Committee
                                                           * Ji Hong Yoo (1949.12.19): Director Examiner
                                                           of Development of Human Resources at General
                                                           Affairs Department of Financial Supervisory
                                                           Service (Dispatched at Korea Institute of
                                                           Finance)
                                                      -    Candidates for Member of Audit Committee
                                                           (Outside Director)
                                                           * Byung Jae Cho, Chang Sung Jang
----------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Report on resolution of       -    Main Content
                        Board of Directors' Meeting        -- Grantee: President of Bank, Standing Member
                        in relation to granting the        of Audit Committee, Vice President of Bank (7
                        Stock Option Rights                persons)
                                                           -- Number of Stocks: 340,000 shares
                                                           -- Exercise Price: KRW 5,000
                                                           -- Term of Exercise:
                                                           2006.03.26~2009.03.25
                                                      -    Date of Resolution: 2004.03.05
----------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Disclosure on Appointing      -    Appointed Independent Auditor: KPMG Samil
                        Independent Auditor                Accounting Corp.
                                                      -    Term of Auditing:
                                                           2004.01.01~2006.12.31
----------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Provision and Disclosure of   -    Provision and Disclosure of notice on the
                        notice on the convening of         convening of General Shareholders' meeting and
                        General Shareholders'              Disclosures
                        meeting and Disclosures
----------------------------------------------------------------------------------------------------------------------------
   2004.03.10      -    Disclosure of Other Key       -    Resolution on the number of stocks subject to
                        Management Issues                  Stock Option Rights (Number of stocks which has
                                                           been Cancellation)
                                                           Subject to Cancellation: Sung Bok Wee and 14 others
                                                           Number of Stocks: 647,065 shares
                                                           Reason for Cancellation: Pursuant to "the
                                                           Condition for Number of Stocks subject to Stock
                                                           Option Rights" provided at the General
                                                           Shareholders' Meeting for 169th Fiscal Year in 2001
                                                           Date of Resolution: 2004.03.09
----------------------------------------------------------------------------------------------------------------------------
   2004.03.11      -    Disclosure of Submission of   -    Independent Auditor: Anjin Deloitte LLC
                        Audit Report                  -    Term of Auditing:
                                                           2003.01.01~2003.12.31
                                                      -    Opinion of Auditor:
                                                           Current term: fairly presented
                                                           Previous term: fairly presented
                                                      -    Encroachment of Capital
                                                           Current term: below 50%
                                                           Previous term: below 50%
----------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure on resolution of   -    Disclosure on resolution of General
                        General Shareholder's              Shareholder's Meeting
----------------------------------------------------------------------------------------------------------------------------

       Date                     Subject                                            Contents                      Remark
------------------ ---------------------------------- ------------------------------------------------------  --------------
                        Meeting                            1)  Approval on the balance sheet, the
                                                               statement of profits and losses and the
                                                               statement of disposition of deficit for the
                                                               172nd fiscal year (January 1, 2003 ~ December 31,
                                                               2003): The proposed agenda was approved.
                                                           2)  Amendment of the Articles of Incorporation:
                                                               The proposed agenda was approved.
                                                           3)  Election of Directors
                                                               Outside Directors: Yong Sung Park, Byung
                                                               Jae Cho, Dae Sik Kim (Newly-appointed)
                                                               Young Hui Choi, Chang Sung Jang
                                                               (Re-appointed)
                                                           4)  Election of Standing Member of Audit
                                                               Committee: Jin Hong Yoo (Newly-appointed)
                                                           5)  Election of Member of Audit Committee
                                                               (Outside Director):
                                                               Byung Jae Cho, Chang Sung Jang
                                                           6)  Approval of Ceiling Amounts of Remuneration
                                                               for Directors:
                                                               The proposed agenda was approved.
                                                           7)  Repeal of regulation on severance payment
                                                               for the executives:
                                                               The proposed agenda was approved.
                                                           8)  Granting the Stock Option Rights:
                                                               The proposed agenda was approved.
----------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure of granting        -    Main Content
                        Stock Option Right pursuant        1.   Grantee: President of Bank, Standing
                        to the special resolution               Member of Audit Committee, Vice President
                        by General Shareholders'                of Bank (7 persons)
                        Meeting                            2.   Number of Stocks: 340,000 shares
                                                           3.   Exercise Price: KRW 5,000
                                                           4.   Term of Exercise:
                                                                2006.03.26~2009.03.25
                                                           5.   Date of Resolution by Board of Directors:
                                                                2004.03.05
                                                      -    Date of Resolution by General Shareholders'
                                                           Meeting: 2004.03.05
----------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure on Appointing of   -    Disclosure on Appointing of Outside Directors
                        Outside Directors                  1.   Name: Yong Sung Park, Byung Jae Cho, Dae
                                                                Sik Kim (Newly-appointed)
                                                                Young Hui Choi, Chang Sung Jang
                                                                (Re-appointed)
                                                           2.   Term of Office: 1 Year
                                                           3.   Date of Resolution by General
                                                                Shareholders' Meeting: 2004.03.05
                                                           4.   Outside Director with any reasons for
                                                                disqualification: None
----------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure on Appointing      -    Disclosure on Appointing Member of Audit
                        Member of Audit Committee          Committee
                                                           Member of Audit Committee:
                                                           Byung Jae Cho (Outside Director)
                                                           Chang Sung Jang (Outside Director)
----------------------------------------------------------------------------------------------------------------------------
   2004.03.30      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
                        Administration
----------------------------------------------------------------------------------------------------------------------------
   2004.03.30      -    Submission of Business        -    Submission of Business Report for the 172nd
                        Report                             Fiscal Year
----------------------------------------------------------------------------------------------------------------------------
   2004.04.01      -    Disclosure of Other Key       -    Resolution on the number of stocks subject to
----------------------------------------------------------------------------------------------------------------------------

       Date                     Subject                                            Contents                      Remark
------------------ ---------------------------------- ------------------------------------------------------  --------------
                        Management Issues                  Stock Option Rights (Number of stocks which has
                                                           been Cancellation)
                                                           1.   Subject to Cancellation: Sung Bok Wee and
                                                                14 others
                                                           2.   Number of Stocks: 106,704 shares
                                                           3.   Reason for Cancellation: Pursuant to "the
                                                                Condition for Number of Stocks subject to Stock
                                                                Option Rights" provided at the General
                                                                Shareholders' Meeting for 169th Fiscal
                                                                Year in 2002
                                                           4.   Date of Resolution: 2004.03.31
----------------------------------------------------------------------------------------------------------------------------


B.        Disclosures pursuant to Fair Disclosure of Listed Company
(1)       Interim Disclosure

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
-------------------------------------------------------------------------------------------------------------------------
   2003.01.29      -    Increase of ordinary loss     -    Increased amount of ordinary loss: KRW 947.6
                        exceeding 30% or more              billion
                        compared with that of the     -   Rate of increase: 281.7% (Transferred to deficit)
                        latest fiscal   year
-------------------------------------------------------------------------------------------------------------------------
   2003.01.29      -    Increase of current net       -    Increased amount of current net loss: KRW
                        loss exceeding 30% or more         1108.6 billion
                        compared with that of the     -    Rate of increase: 212.2% (Transferred to
                        latest fiscal   year               deficit)
-------------------------------------------------------------------------------------------------------------------------
   2003.02.26      -    Disclosure on the change of   -    Change: Statements of Korea Accounting
                        accounting standards               Standards No. 8, Valuation method in accordance
                                                           with the change in the classification of
                                                           securities
                                                      -    Before change: "acquisition cost after
                                                           amortization" approach
                                                      -    After change: "fair value" approach
-------------------------------------------------------------------------------------------------------------------------
   2003.03.12      -    Report on resolution of       -    Date of Resolution: 2003.03.11.
                        Board of Directors' Meeting   -    Date of General Shareholder's Meeting:
                        with regards to convening          2003.03.28 at10:00 a.m.
                        of General Meeting of         -    Place of General Shareholder's Meeting: 3rd
                        Shareholders                       floor, Head office of bank
                                                           14, Namdaemoon-ro 1ga, Joong-gu, Seoul Korea
                                                      -    Agenda and Main Content
                                                           7)  Approval on the balance sheet, the statement of
                                                               profits and losses, and the statement of
                                                               disposition of deficit for the 171st fiscal year
                                                               (January 1, 2002~December 31, 2002).
                                                           8)  Amendment of the Articles of Incorporation
                                                           9)  Election of Directors
                                                           10) Election of Member of Audit Committee
                                                               (Outside Director)
                                                           11) Granting the Stock Option Rights
                                                           12) Amendment of regulation on severance
                                                               payment for the executives
-------------------------------------------------------------------------------------------------------------------------
   2003.03.12      -    Report on resolution of       -    Grantee: Chairman of Board of Directors,
                        Board of Directors' Meeting        President of Bank, Standing Member of Audit
                        with regards to granting           Committee, Manager of Head Office, Outside
                        the Stock Option Rights            Director
                                                      -    Method of granting:
                                                           One of the following options depending on the circumstances of the bank - issuance of new stock or shares held as
                                                           treasury stocks or paying the difference between the market price and the exercise price in cash or with treasury
                                                           stock
                                                      -    Type of Stocks:
                                                           Registered common stocks of Chohung Bank
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                      -    Number of Stocks
                                                           Chairman of Board of Directors: 54,000 shares
                                                           President of Bank: 72,000 shares
                                                           Vice President of Bank: 26,000 shares
                                                           Standing Member of Audit Committee:  26,000
                                                           shares
                                                           Manager of Head Office: 11,000 shares
                                                           Chairman of Committee: 10,000 shares (Outside
                                                           Director)
                                                           Outside Director: 9,000 shares
                                                      -    Exercise Price:
                                                           The banking industry's stock price increase rate shall be applied on the standard exercise price for 60% of stock options
                                                           granted.
                                                           The rest of 40% of stock options granted shall be
                                                           subject to the standard exercise price.
                                                      -    Exercise Period:
                                                           2005.03.29~2008.03.28
                                                      -    Date of Resolution: 2003.03.11
-------------------------------------------------------------------------------------------------------------------------
   2003.03.12      -    Provision and Disclosure of   -    Provision and Disclosure of notice on convening
                        notice on  convening of            of General Shareholders' meeting and
                        General Shareholders'              Disclosures
                        meeting and Disclosures
-------------------------------------------------------------------------------------------------------------------------
   2003.03.20      -    Submission and Disclosure     -    Independent Auditor: Anjin Deloitte LLC
                        of Audit Report               -    Period of Auditing:
                                                           2002.01.01~2002.12.31
                                                      -    Opinion of Auditor:
                                                                Current term: fairly presented
                                                                Previous term: fairly presented
                                                      -    Encroachment of capital:
                                                                Current term: below 50%
                                                                Previous term: below 50%
-------------------------------------------------------------------------------------------------------------------------
   2003.03.28      -    Disclosure on resolution of   -    Disclosure on Resolution of the General
                        General Shareholder's              Shareholder's Meeting
                        Meeting                            7)  Approval on the balance sheet, the
                                                               statement of profits and losses and the
                                                               Statement of Disposition of Deficit for the
                                                               171st fiscal year (January 1, 2002 ~ December 31,
                                                               2002): The proposed agenda was approved.
                                                           8)  Amendment of the Articles of Incorporation:
                                                               The proposed agenda was approved.
                                                           9)  Election of Directors:
                                                               Outside Directors - Wan Yeong Yoo, Jeong
                                                               Myeong Lee, Jin Soon Lee, Woo Jin Kim,
                                                               David Belling (Re-appointed)
                                                           10) Election of Member of Audit Committee
                                                               (Outside Director):
                                                               Jong Hyeok Kim, Chang Seong Jang
                                                               (Re-appointed)
                                                           11) Granting the Stock Option Rights:
                                                               The proposed agenda was approved.
                                                           12) Amendment of regulation on severance
                                                               payment for the executives:
                                                               The proposed agenda was approved.
-------------------------------------------------------------------------------------------------------------------------
   2003.03.28.     -    Report on special             -    Grantee: Chairman of Board of Directors,
                        resolution of General              President of Bank, Standing Member of Audit
                        Shareholder's Meeting in           Committee, Manager of Head Office, Outside
                        relation to granting the           Director
                        Stock Option Rights           -    Method of granting: One of the following
                                                           options depending on the
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                           circumstances of the bank - issuance of new stock or
                                                           shares held as treasury stocks or
                                                           paying the difference between the market
                                                           price and the exercise price in
                                                           cash or with treasury stock
                                                      -    Type of Stocks:
                                                           Registered common stocks of Chohung Bank
                                                      -    Number of Stocks: 312,000 shares in total
                                                           Chairman of Board of Directors: 54,000 shares
                                                           President of Bank: 72,000 shares
                                                           Vice President of Bank: 26,000 shares
                                                           Standing member of audit committee:  26,000
                                                           shares
                                                           Manager of Head Office: 11,000 shares
                                                           Outside Directors (Chairman of Committee:
                                                           10,000 shares, Other Outside Directors: 9,000
                                                           shares)
                                                      -    Exercise Price:
                                                           The banking industry's stock price increase rate
                                                           shall be applied on the standard exercise
                                                           price for 60% of stock options
                                                           granted.
                                                           The rest of 40% of stock options granted shall be
                                                           subject to the standard exercise price.
                                                      -    Exercise Period:
                                                           2005.03.29~2008.03.28
                                                      -    Date of Resolution: 2003.03.28
-------------------------------------------------------------------------------------------------------------------------
   2003.03.28      -    Disclosure on appointing      -    Disclosure on appointing Member of Audit
                        Member of Audit Committee          Committee
                                                                Member of audit committee:
                                                           Jong Hyeok Kim (Outside Director) Chang Seong
                                                           Jang (Outside Director)
-------------------------------------------------------------------------------------------------------------------------
   2003.03.28.     -    Disclosure on appointing      -    Disclosure on appointing Outside Directors
                        Outside Directors                      Wan Young Yoo, Jeong Myung Lee, Jin Soon
                                                           Lee, Woo Jin Kim, David Behling (Re-appointed)
                                                               Term of office: 1 year
                                                               Date of resolution: 2003.03.28
                                                               Outside Director subject to the reason for
                                                           disqualification: None
-------------------------------------------------------------------------------------------------------------------------
   2003.03.28      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
                        Administration
-------------------------------------------------------------------------------------------------------------------------
   2003.03.31.     -    Submission of Business        -    Submission of Business Report for the 171st
                        Report                             Fiscal Year
-------------------------------------------------------------------------------------------------------------------------
   2003.04.10      -    Disclosure of investment in   -    Invested Company: Private Equity Fund For Card
                        other companies                    Receivables
                        (Acquisition of stock and     -    Type of Investment: Stock
                        equity related securities)    -    Amount of Investment:
                                                           KRW 183,000,000,000
                                                      -    Accumulated Amount of Investment/Acquisition:
                                                           KRW 241,415,850,620
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 7.11%
-------------------------------------------------------------------------------------------------------------------------
   2003.04.15      -    Disclosure of investment in   -    Invested Company: Hynix Semiconductor Inc.
                        other companies               -    Type of Investment: Stock
                        (Acquisition of stock and     -    Amount of Investment:
                        equity related securities)         KRW 160,107,994,746
                                                      -    Accumulated Amount of Investment/Acquisition:
                                                           KRW 402,419,724,366
                                                      -    Capital at the end of latest fiscal year: KRW
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 11.85%
-------------------------------------------------------------------------------------------------------------------------
   2003.04.17      -    Disclosure of investment in   -    Invested Company: Hyundai Engineering and
                        other companies                    Construction Co., Ltd.
                        (Acquisition of stock and     -    Type of Investment: Stock
                        equity related securities)    -    Amount of Investment:
                                                           KRW 87,600,000,000
                                                      -    Accumulated Amount of Investment/Acquisition:
                                                           KRW 490,750,864,706
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 14.45%
-------------------------------------------------------------------------------------------------------------------------
   2003.04.23      -    Disclosure on disposition     -    Invested Company: Hyundai Engineering and
                        of invested shares in other        Construction Co., Ltd.
                        companies                     -    Number of Stocks: 5,000,000
                                                      -    Amount of Disposition:
                                                           KRW 25,000,000,000
                                                      -    Accumulated Amount of Disposition: KRW
                                                           174,317,552,570
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Disposition to Capital Ratio: 5.13%
-------------------------------------------------------------------------------------------------------------------------
   2003.05.09      -    Disclosure on disposition     -    Company: Private Equity Fund For Card
                        of invested shares in other        Receivables
                        companies                     -    Number of Stocks: 12,967,000,000
                                                      -    Amount of Disposition:
                                                           KRW 13,022,628,430
                                                      -    Accumulated Amount of Disposition: KRW
                                                           264,754,965,630
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Disposition to Capital Ratio: 7.80%
-------------------------------------------------------------------------------------------------------------------------
   2003.05.15      -    Submission of Quarterly       -    Submission of first quarterly report for 172nd
                        Report                             fiscal year
-------------------------------------------------------------------------------------------------------------------------
   2003.05.26      -    [Correction]  Submission of   -    Correction Disclosure in accordance with the
                        Quarterly Report                   fixed BIS capital ratio (Bank for International
                                                           Settlements capital ratio)
                                                               Net Capital;
                                                           KRW 3,999.2 billion ->
                                                           KRW 3,999.5 billion
                                                               Risk Weighted Assets:
                                                           KRW 45,631.9 billion ->
                                                           KRW 45,333.5 billion
                                                               Capital Ratio:
                                                           8.76% -> 8.81%
-------------------------------------------------------------------------------------------------------------------------
   2003.05.29      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
                        Administration
-------------------------------------------------------------------------------------------------------------------------
   2003.06.05      -    Disclosure on disposition     -    Invested Company: Daewoo Securities Co., Ltd
                        of invested shares in other   -    Number of Stocks: 1,000,000
                        companies                     -    Amount of Disposition:
                                                           KRW 521,349,300
                                                      -    Accumulated Amount of Disposition: KRW
                                                           349,765,013,650
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Disposition to Capital Ratio: 10.30%
-------------------------------------------------------------------------------------------------------------------------
   2003.06.18      -    Disclosure of Other Key       -    In relation to the Bank's disposition of equity
                        Management Issues                  held
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                           by government, the labor union decided to
                                                           go on strike from June 18, 2003 thereagainst.
-------------------------------------------------------------------------------------------------------------------------
   2003.06.20      -    Disclosure of Other Key       -    At the 38th General Meeting dated June 19,
                        Management Issues                  2003, the Public Fund Oversight Committee
                                                           decided to enter into an agreement with Shinhan
                                                           Financial Group Co., Ltd. to transfer 80.04% of
                                                           CHB's shares held by Korea Deposit Insurance
                                                           Corporation (543,570,144 shares).
-------------------------------------------------------------------------------------------------------------------------
   2003.06.20      -    Disclosure of Other Key       -    For the purpose of liquidity adjustment, the
                        Management Issues                  Bank was financed with KRW 2 trillion from the
                                                           Bank of Korea on June 19, 2003, using the
                                                           RP (Repurchase Agreement) method.
-------------------------------------------------------------------------------------------------------------------------
   2003.07.10      -    Disclosure of report on       -    Period of Suspension: From 2003.07.26 until the
                        suspension of nominal change       end of Extraordinary General Shareholders'
                                                           Meeting
                                                      -    Reason for Suspension: In order to decide on
                                                           the shareholder who will exercise a voting
                                                           right in the Extraordinary General
                                                           Shareholders' Meeting
                                                      -    Basic Date: 2003.07.25
-------------------------------------------------------------------------------------------------------------------------
   2003.07.10      -    Disclosure of report on       -    Before Change: Seok Joo Hong
                        change in Representative      -    After Change: Chil Sun Hong
                        Director                      -    Reason for Change: Resignation President of
                                                           Bank in accordance with the execution of
                                                           agreement on the disposition of equity held by
                                                           government
-------------------------------------------------------------------------------------------------------------------------
   2003.08.08      -    Report on resolution of       -    Date of Resolution: 2003.08.08.
                        Board of Directors' Meeting   -    Date of General Shareholder's Meeting:
                        with regards to convening          2003.08.26 at 10:00 a.m.
                        of General Meeting of         -    Place of General Shareholder's Meeting: 3rd
                        Shareholders                       floor, Head office of bank
                                                           14, Namdaemoon-ro 1ga, Joong-gu, Seoul Korea
                                                      -    Agenda and Main Content
                                                           2)  Election of Director
-------------------------------------------------------------------------------------------------------------------------
   2003.08.08      -    Provision and Disclosure of   -    Provision and Disclosure of notice on
                        notice on  convening of            convening of Extra-ordinary General
                        Extra-ordinary General             Shareholders' meeting and Disclosures
                        Shareholders' meeting and
                        Disclosures
-------------------------------------------------------------------------------------------------------------------------
   2003.08.14      -    Submission of Second          -    Submission of Second Quarterly Report for the
                        Quarterly Report                   172nd Fiscal Year
-------------------------------------------------------------------------------------------------------------------------
   2003.08.18      -    Report on change of shares,   -    Name of the largest shareholder: Korea Deposit
                        i.e the largest shareholder        Insurance Corporation
                        etc.                          -    Details of change
                                                           1.   Number of Stock before change:
                                                                543,570,144 shares
                                                           2.   Variation in Number of Stock:
                                                                - 266,349,371 shares
                                                           3.   Number of Stock after change:
                                                                277,220,733 shares
-------------------------------------------------------------------------------------------------------------------------
   2003.08.18      -    Disclosure on the largest     -    The government (Korea Deposit Insurance
                        shareholder or change in           Corporation) sold a portion of its holding
                        the major shareholder of           shares, which is 266,349,371 shares (39.22%),
                        the Bank                           to Shinhan Financial Group Co., Ltd.
                                                      -    Shinhan Financial Group Co., Ltd. became one of
                                                           the major shareholders of the Bank.  However,
                                                           even after the transfer, Korea Deposit
                                                           Insurance Corporation is still the largest
                                                           shareholder of the Bank, holding 40.82% of the
                                                           Bank's shares.
-------------------------------------------------------------------------------------------------------------------------
   2003.08.19      -    Report on change of shares,   -    Total Number of Stock Issued:
                        i.e the largest shareholder
                        etc.                               679,118,429 shares
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------

                                                      -    Shareholders before Change:
                        (In case of change in the          Korea Deposit Insurance Corporation
                        largest shareholder)               (277,220,733 shares)
                                                           Shinhan Financial Group Co., Ltd.
                                                           (266,349,371 shares)
                                                      -    Shareholders after Change:
                                                           Korea Deposit Insurance Corporation (0 shares)
                                                           Shinhan Financial Group Co., Ltd.
                                                           (543,570,114 shares)
                                                      -    Korea Deposit Insurance Corporation sold the
                                                           remaining portion of its holding shares to
                                                           Shinhan Financial Group Co., Ltd. and,
                                                           accordingly, the largest shareholder is changed
                                                           from Korea Deposit Insurance Corporation to
                                                           Shinhan Financial Group Co., Ltd
-------------------------------------------------------------------------------------------------------------------------
   2003.08.19      -    Disclosure on the largest     -    The government (Korea Deposit Insurance
                        shareholder or change in           Corporation) additionally sold the remaining
                        the major shareholder of           portion of its holding shares, which is
                        the Bank                           227,220,773 shares (40.82%), to Shinhan
                                                           Financial Group Co., Ltd.
                                                      -    By acquiring these shares, Shinhan Financial
                                                           Group Co., Ltd. became the largest shareholder
                                                           of the Bank, holding 80.04% of the Bank's
                                                           shares (543,570,144 shares in total).
-------------------------------------------------------------------------------------------------------------------------
   2003.08.26      -    Disclosure on resolution of   -    Disclosure on resolution of Extra-Ordinary
                        Extra-Ordinary General             General Shareholders' Meeting
                        Shareholders' Meeting              2)  Election of Director
                                                           President of Bank - Dong Soo Choi was appointed.
                                                           Outside Director - Young Hui Choi was appointed.
-------------------------------------------------------------------------------------------------------------------------
   2003.08.26      -    Disclosure of resolution on   -    Name: Young Hui Choi
                        appointing Outside Director   -    Age: 58
                                                      -    Educational Background: University of
                                                           Sungkyunkwan, B.A. in Economics
                                                      -    Major Carreer:
                                                           Vice President of Shinhan Bank
                                                           Outside Director of Shinhan Bank
                                                           President of Shinhan Financial Group Co., Ltd.
                                                           (Present)
                                                      -    Term of Office: 1 year (On condition that
                                                           the term begins as of the day of approval
                                                           from Financial Supervisory Commission (around
                                                           September of 2003) when Chohung Bank is
                                                           incorporated into Shinhan Financial
                                                           Group Co., Ltd.)
-------------------------------------------------------------------------------------------------------------------------
   2003.08.26.     -    Disclosure of resolution on   -    Name: David J. Behling
                        discharging Outside           -    Age: 65
                        Director                      -    Educational Background: Harvard University,
                                                           Ph.D. in Economics
                                                      -    Career:
                                                           Vice President of Chase Manhattan Bank (New
                                                           York)
                                                           Vice President of First Chicago NBD Bank
                                                           (Chicago)
                                                           Professor at KDI School of Public Policy and
                                                           Management (Present)
                                                      -    Term of Office: March 27, 2003
-------------------------------------------------------------------------------------------------------------------------
   2003.08.29      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                        Administration
-------------------------------------------------------------------------------------------------------------------------
   2003.09.18      -    Disclosure on disposition     -    Invested Company: Anam Semiconductor Inc.
                        of invested shares in other   -    Number of Stocks: 2,350,000
                        companies (Stocks)            -    Amount of Disposition: KRW 11,750,000,000
                                                      -    Accumulated Amount of Disposition: KRW
                                                           440,180,896,620
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Disposition to Capital Ratio: 12.96%
-------------------------------------------------------------------------------------------------------------------------
   2003.10.21      -    Disclosure on Cancellation    -    Subject to Cancellation: Seok Joo Hong and 25
                        of the Stock Option Right          others
                                                      -    Number of Stock: 904,465 shares (common stock)
                                                      -    Reason for Cancellation: Adjustment in
                                                           accordance with the exercise condition and
                                                           [Korean Character]
                                                      -    Method of deciding Cancellation: Resolution of
                                                           Board of Directors
-------------------------------------------------------------------------------------------------------------------------
   2003.10.28      -    Disclosure on disposition     -    Invested Company: SK Networks
                        of invested shares in other   -    Type of Investment: Common stock, convertible
                        companies (Acquisition of          preferred stock, convertible bonds
                        stock and equity related      -    Amount of Investment: KRW 147,267,000,000
                        securities)                   -    Accumulated Amount of Investment/ Acquisition:
                                                           KRW 687,402,816,478
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 20.24%
-------------------------------------------------------------------------------------------------------------------------
   2003.11.14      -    Submission of Quarterly       -    Submission of Third Quarterly Report for the
                        Report                             172nd Fiscal Year
-------------------------------------------------------------------------------------------------------------------------
   2003.11.25      -    Disclosure on disposition     -    Invested Company: Ssangyong Corporation
                        of invested shares in other   -    Type of Investment: Convertible bonds
                        companies (Acquisition of     -    Amount of Investment: KRW 79,570,000,000
                        stock and equity related      -    Accumulated Amount of Investment/ Acquisition:
                        securities)                        KRW 815,051,006,478
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 24.00%
-------------------------------------------------------------------------------------------------------------------------
   2003.11.28      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
                        Administration
-------------------------------------------------------------------------------------------------------------------------
   2003.12.12      -    Disclosure of resolution on   -    Class and Number of Stocks:
                        Issuance of New Shares             40,000,000 shares of common stocks
                                                      -    Financed Amount:
                                                           KRW 200,000,000,000
                                                           (Par value per share, KRW 5,000)
                                                      -    Issue Price: KRW 5,000 per share
                                                      -    Method of Capital Increase: Allocated by the
                                                           third party
                                                      -    Date of Payment: December 26, 2003
                                                      -    Date of Listing: December 30, 2003
-------------------------------------------------------------------------------------------------------------------------
   2003.12.16      -    Disclosure of report on       -    Period of Suspension: From 2004.01.01 until the
                        suspension of nominal change       end of General Shareholders' Meeting
                                                      -    Reason for Suspension: In order to decide on
                                                           the shareholder who will exercise a voting
                                                           right in the General Shareholders' Meeting
                                                      -    Basic Date: 2003.07.25
-------------------------------------------------------------------------------------------------------------------------
   2003.12.29      -    Report on change of shares,   -    Name of the largest shareholder: Shinhan
                        i.e the largest shareholder        Financial Group Co., Ltd.
                        etc.                          -    Details of change
                                                           Number of Stock before change:
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                           543,570,144 shares
                                                           Variation in Number of Stock:
                                                           40,000,000 shares
                                                           Number of Stock after change:
                                                           583,570,144 shares
                                                      -    Ratio of Number of Stocks Owned after Change:
                                                           81.15%
-------------------------------------------------------------------------------------------------------------------------
   2003.12.29      -    Disclosure of additionally    -    Class and Number of Stocks:
                        listed stocks                      40,000,000 shares of common stocks (the 32nd)
                                                      -    Issue Price: KRW 5,000 per share
                                                           (Par value per share, KRW 5,000)
                                                      -    Date of Issuance: 2003.12.27
                                                      -    Initial date in reckoning for dividend:
                                                           2003.12.27
                                                      -    Method of Capital Increase:
                                                           Compensatory Capital Increase
                                                           (allocated by the third party)
                                                      -    Date of Payment: December 26, 2003
                                                      -    Date of Listing: December 30, 2003
-------------------------------------------------------------------------------------------------------------------------
   2003.12.30      -    Disclosure on disposition     -    Invested Company: Ssangyong Cement Industrial
                        of invested shares in other        Co., Ltd.
                        companies (Acquisition of     -    Type of Investment: Common Stocks
                        stock and equity related      -    Amount of Investment: KRW 184,000,000,000
                        securities)                   -    Accumulated Amount of Investment/ Acquisition:
                                                           KRW 1,054,986,392,136
                                                      -    Capital at the end of latest fiscal year: KRW
                                                           3,395,592,145,000
                                                      -    Investment to Capital Ratio: 31.07%
-------------------------------------------------------------------------------------------------------------------------
   2004.01.02      -    Report on change of shares,   -    Name of the largest shareholder: Shinhan
                        i.e the largest shareholder        Financial Group Co., Ltd.
                        etc.                          -    Details of change
                                                           Number of Stock before change:
                                                           543,570,144 shares
                                                           Variation in Number of Stock:
                                                           49,570 shares
                                                           Number of Stock after change:
                                                           583,619,714 shares
                                                      -    Ratio of Number of Stocks Owned after Change: 81.16%
                                                      -    Above change includes the shares held by the 8
                                                           executives of affiliate companies of Shinhan
                                                           Financial Group Co., Ltd., the largest
                                                           shareholder of the Bank.
-------------------------------------------------------------------------------------------------------------------------
   2004.01.20      -    Disclosure of Other Key       -    With regard to the agreement prepared by the
                        Management Issues                  Financial Institution Creditors for
                                                           rehabilitating LG Card Co., Ltd., the Bank
                                                           convened the Board of Directors' meeting on
                                                           January 19, 2004 and it was resolved to submit
                                                           the written agreement, which provides to
                                                           exercise debt-to-equity swap amounting to KRW
                                                           73.7 billion on condition of the unanimous
                                                           consent of all 16 Financial Institution
                                                           Creditors, and to provide additional loan of
                                                           KRW 73.4 billion.
-------------------------------------------------------------------------------------------------------------------------
   2004.02.10      -    Increase of ordinary loss     -    Increased amount of ordinary loss: KRW 304.6
                        exceeding 30% or more              billion
                        compared with that of the     -    Rate of increase: 49.8%
                        latest fiscal year
-------------------------------------------------------------------------------------------------------------------------
   2004.02.10      -    Increase of current net       -    Increased amount of current net loss: KRW 379.9
                        loss exceeding 30% or more         billion
                        compared with that of the     -    Rate of increase: 64.8%
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                        latest fiscal   year
-------------------------------------------------------------------------------------------------------------------------
   2004.02.13      -    Disclosure of Other Key       -    Debt-to-equity swap for LG Card Co., Ltd
                        Management Issues                  Type of Investment: Registered common stocks
                                                           Amount of Investment:
                                                           KRW 73,700,000,000
                                                           Basis for Calculation:
                                                           14,740,000 shares x KRW 5,000
                                                           (Par value per share)
                                                           Number of Stocks: 14,740,000 shares
                                                           Number of Stocks which will be owned by the
                                                           Bank after the Debt-to-equity swap:
                                                           14,740,000 shares
                                                           Ratio after the Debt-to-equity swap:
                                                           2.12%
-------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Disclosure on resolution of   -    Agenda
                        Board of Directors' Meeting        9)  Approval on the balance sheet, the
                        with regards to convening              statement of profits and losses and the
                        of General Shareholders'               statement of disposition of deficit for the
                        Meeting                                172nd fiscal year.

                                                           10) Amendment of the Articles of Incorporation
                                                           11) Election of Directors
                                                           12) Election of Standing Member of Audit
                                                               Committee
                                                           13) Election of Member of Audit Committee
                                                           14) Approval of Ceiling Amounts of Remuneration
                                                               for Directors
                                                           15) Repeal of regulation on severance payment
                                                               for the executives
                                                           16) Granting the Stock Option Rights
                                                      -    Candidates for Outside Directors
                                                           Yong Sung Park (1940.09.11): Chairman of Doosan
                                                           Heavy Industries and Construction
                                                           Young Hui Choi (1945.10.28): President of
                                                           Shinhan Financial Group Co., Ltd.
                                                           Byung Jae Cho (1951.01.06): Executive Director
                                                           of Shinhan Financial Group Co., Ltd.
                                                           Dae Sik Kim (1955.01.11): Professor at Business
                                                           Administration Department of Hanyang
                                                           University, Member of Financial Development
                                                           Deliberation Committee at Ministry of Finance
                                                           and Economy
                                                           Chang Sung Jang (1955.03.23): Manager of Risk
                                                           Management Planning Department, Korea Deposit
                                                           Insurance Corporation
                                                      -    Candidate for Standing Member of Audit Committee
                                                           Ji Hong Yoo (1949.12.19): Director Examiner of
                                                           Development of Human Resources at General
                                                           Affairs Department of Financial Supervisory
                                                           Service (Dispatched at Korea Institute of
                                                           Finance)
                                                      -    Candidates for Member of Audit Committee
                                                           (Outside Director)
                                                           Byung Jae Cho, Chang Sung Jang
-------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Report on resolution of       -    Main Content
                        Board of Directors' Meeting        Grantee: President of Bank, Standing Member of
                        in relation to granting the        Audit Committee, Vice President of Bank (7
                        Stock Option Rights                persons)
                                                           Number of Stocks: 340,000 shares
                                                           Exercise Price: KRW 5,000
                                                           Term of Exercise:
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                                                           2006.03.26~2009.03.25
                                                      -    Date of Resolution: 2004.03.05
-------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Disclosure on Appointing      -    Appointed Independent Auditor: KPMG Samil
                        Independent Auditor                Accounting Corp.
                                                      -    Term of Auditing:
                                                           2004.01.01~2006.12.31
-------------------------------------------------------------------------------------------------------------------------
   2004.03.08      -    Disclosure of notice on the   -    Disclosure of notice on the convening of
                        convening of General               General Shareholders' meeting and Disclosures
                        Shareholders' meeting and
                        Disclosures
-------------------------------------------------------------------------------------------------------------------------
   2004.03.10      -    Disclosure of Other Key       -    Resolution on the number of stocks subject to
                        Management Issues                  Stock Option Rights (Number of stocks which has
                                                           been Cancellation)
                                                           Subject to Cancellation: Sung Bok Wee and 14 others
                                                           Number of Stocks: 647,065 shares
                                                           Reason for Cancellation: Pursuant to "the
                                                           Condition for Number of Stocks subject to Stock
                                                           Option Rights" provided at the General
                                                           Shareholders' Meeting for 169th Fiscal Year in 2001
                                                           Date of Resolution: 2004.03.09
-------------------------------------------------------------------------------------------------------------------------
   2004.03.11      -    Disclosure of Submission of   -    Independent Auditor: Anjin Deloitte LLC
                        Audit Report                  -    Term of Auditing:
                                                           2003.01.01~2003.12.31
                                                      -    Opinion of Auditor:
                                                           Current term: fairly presented
                                                           Previous term: fairly presented
                                                      -    Encroachment of Capital
                                                           Current term: below 50%
                                                           Previous term: below 50%
-------------------------------------------------------------------------------------------------------------------------
                   -    Disclosure on resolution of   -    Disclosure on resolution of General
                        General Shareholder's              Shareholder's Meeting
                        Meeting                            9)  Approval on the balance sheet, the
                                                               statement of profits and losses and the
                                                               statement of disposition of deficit for the
                                                               172nd fiscal year (January 1, 2003
                                                               ~ December 31, 2003): The
                                                               proposed agenda was approved.
                                                           10) Amendment of the Articles of Incorporation:
                                                               The proposed agenda was approved.
                                                           11) Election of Directors
                                                               Outside Directors: Yong Sung Park, Byung
                                                               Jae Cho, Dae Sik Kim (Newly-appointed)
                                                               Young Hui Choi, Chang Sung Jang
                                                               (Re-appointed)
                                                           12) Election of Standing Member of Audit
                                                               Committee: Jin Hong Yoo (Newly-appointed)
                                                           13) Election of Member of Audit Committee
                                                               (Outside Director):
                                                               Byung Jae Cho, Chang Sung Jang
                                                           14) Approval of Ceiling Amounts of Remuneration
                                                               for Directors:
                                                               The proposed agenda was approved.
                                                           15) Repeal of regulation on severance payment
                                                               for the executives:
                                                               The proposed agenda was approved.
                                                           16) Granting the Stock Option Rights:
                                                               The proposed agenda was approved.
-------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure of granting        -    Main Content
                        Stock
-------------------------------------------------------------------------------------------------------------------------

      Date                      Subject                                     Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
                        Option Right pursuant              Grantee: President of Bank, Standing Member of
                        to the special resolution          Audit Committee, Vice President of Bank (7
                        by General Shareholders'           persons)
                        Meeting                            Number of Stocks: 340,000 shares
                                                           Exercise Price: KRW 5,000
                                                           Term of Exercise:
                                                           2006.03.26~2009.03.25
                                                           Date of Resolution by Board of Directors:
                                                           2004.03.05
                                                      -    Date of Resolution by General Shareholders'
                                                           Meeting: 2004.03.05
-------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure on Appointing of   -    Disclosure on Appointing of Outside Directors
                        Outside Directors                  Name: Yong Sung Park, Byung Jae Cho, Dae Sik
                                                           Kim (Newly-appointed)
                                                           Young Hui Choi, Chang Sung Jang (Re-appointed)
                                                           Term of Office: 1 Year
                                                           Date of Resolution by General Shareholders'
                                                           Meeting: 2004.03.05
                                                           Outside Director with any reasons for
                                                           disqualification: None
-------------------------------------------------------------------------------------------------------------------------
   2004.03.25      -    Disclosure on Appointing      -    Disclosure on Appointing Member of Audit
                        Member of Audit Committee          Committee
                                                           Member of Audit Committee:
                                                           Byung Jae Cho (Outside Director)
                                                           Chang Sung Jang (Outside Director)
-------------------------------------------------------------------------------------------------------------------------
   2004.03.30      -    Submission of Report on       -    Submission of Report on Unified Disclosure for
                        Unified Disclosure for             Banking Business Administration
                        Banking Business
                        Administration
-------------------------------------------------------------------------------------------------------------------------
   2004.03.30      -    Submission of Business        -    Submission of Business Report for the 172nd
                        Report                             Fiscal Year
-------------------------------------------------------------------------------------------------------------------------
   2004.04.01      -    Disclosure of Other Key       -    Resolution on the number of stocks subject to
                        Management Issues                  Stock Option Rights (Number of stocks which has
                                                           been Cancellation)
                                                           Subject to Cancellation: Sung Bok Wee and 14 others
                                                           Number of Stocks: 106,704 shares
                                                           Reason for Cancellation: Pursuant to "the
                                                           Condition for Number of Stocks subject to Stock
                                                           Option Rights" provided at the General
                                                           Shareholders' Meeting for 169th Fiscal Year in 2002
                                                           Date of Resolution: 2004.03.31
-------------------------------------------------------------------------------------------------------------------------
   2004.04.09      -    Report on change of shares,   -    Name of the largest shareholder: Shinhan
                        i.e the largest shareholder        Financial Group Co., Ltd.
                        etc.                          -    Details of change
                                                           Number of Stock before change:
                                                           583,619,714 shares
                                                           Increased Number of Stock:
                                                           3,266 shares
                                                           Decreased Number of Stock:
                                                           44,010 shares
                                                           Number of Stock after change:
                                                           583,578,970 shares
                                                      -    Ratio of Number of Stocks Owned after Change:
                                                           81.15%
                                                      -    Above change results from the election and
                                                           resignation of the executives in the General
                                                           Shareholders'
-------------------------------------------------------------------------------------------------------------------------

(2) Fair Disclosures

      Date                       Title                                      Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ ------------
   2003.01.29      - Operating results including      - Operating results of 2002
                    amount of sale, operating          * Amount of sale: KRW 5,317.1 billion
                    income and loss, ordinary          * Operating income: (-) KRW 134.7 billion
                    income and loss or current net     * Ordinary income: (-) KRW 611.2 billion
                    income and loss, etc.              * Current net income: (-) KRW 586 billion
                    (Fair disclosure)
-------------------------------------------------------------------------------------------------------------------------
   2003.01.29      - Forecast or estimation of the    - Forecast of operating results in 2003
                    amount of sale, operating          * Amount of sale: KRW 5,869.8 billion
                    income and loss, ordinary          * Operating income: KRW 768.5 billion
                    income and loss or current net     * Ordinary income: KRW 560 billion
                    income and loss, etc.              * Current net income: KRW 500 billion
                    (Fair disclosure)
-------------------------------------------------------------------------------------------------------------------------
   2003.04.30      - Items relating to the duty of    - Management results of the first quarter of 2003
                    fair disclosure (overall)          * Total assets: KRW 74,899.9 billion
                                                       * Total liabilities: KRW 72,502.7 billion
                                                       * Shareholders' equity: KRW 2,397.2 billion
                                                       * Amount of sale: KRW 1,420 billion
                                                       * Earning before provision of reserves: KRW 499.8 billion
                                                       * Ordinary income: KRW 73.2 billion
                                                       * Quarterly net income: KRW 62.4 billion
                                                       * ROA: 0.4%
                                                       * ROE: 10.4%
-------------------------------------------------------------------------------------------------------------------------
   2003.08.04         - Operating results including   - Operating results of the first half year of 2003
                     amount of sale, operating         * Amount of sale: 2,797 billion
                     income and loss, ordinary         * Earning before provision of reserves: KRW 787.4
                     income and loss or current net      billion
                     income and loss, etc.             * Operating income: (-) KRW 375.9 billion
                     (Fair disclosure)                 * Ordinary income: (-) KRW 394.1 billion
                                                       * Current net income: (-) KRW 419.3 billion
-------------------------------------------------------------------------------------------------------------------------
   2003.11.04         - Operating results including   - Operating results of the third quarter of 2003
                     amount of sale, operating         * Amount of sale: KRW 1,337.8 billion
                     income t and loss, ordinary       * Earning before provision of reserves: KRW 296.2
                     income and loss or current net     billion
                     income and loss, etc.             * Operating income: (-) KRW 300.4 billion
                     (Fair disclosure)                 * Ordinary income: (-) KRW 320.3 billion
                                                       * Current net income: (-) KRW 339.1 billion
-------------------------------------------------------------------------------------------------------------------------
   2004.02.10         - Operating results including   - Operating results of 2003
                     amount of sale, operating         * Amount of sale: KRW 5,425.2 billion
                     income and loss, ordinary          * Earning before provision of reserves: KRW
                     income and loss or current net   1,250.3 billion
                     income and loss, etc.             * Operating income: (-) KRW 681.9 billion
                    (Fair disclosure)                  * Ordinary income: (-) KRW 915.8 billion
                                                       * Current net income: (-) KRW 966 billion
-------------------------------------------------------------------------------------------------------------------------
   2004.02.10         - Forecast or estimation of     - Forecast of operating results in 2004
                     the amount of sale, operating     * Earning before provision of reserves: KRW 1,600
                     income and loss, ordinary           billion
                     income and loss or current net    * Operating income: KRW 175.5 billion
                     income and loss, etc.             * Ordinary income: KRW 230 billion
                    (Fair disclosure)                  * Current net income: KRW 200 billion
-------------------------------------------------------------------------------------------------------------------------

(3) Inquired Disclosures

      Date                      Title                                       Contents                           Remark
----------------- ----------------------------------- ------------------------------------------------------ -----------
   2003.04.22        - Inquired disclosure regarding  - Chohung Bank is at present under an audit of
                       the rumor that the first         the first quarter by the outside auditor, and
                       quarter operating results of     nothing has been confirmed with regard to the
                       Chohung                          operating results
------------------------------------------------------------------------------------------------------------------------

      Date                      Title                                       Contents                           Remark
----------------- ----------------------------------- ------------------------------------------------------ -----------
                       Bank has improved                such as the current net income
                                                        and loss, etc.  The particulars of operating
                                                        results will be re-disclosed immediately upon
                                                        confirmation later on.
                                                        Y Management results of the first quarter of
                                                          2003 was disclosed through fair disclosure on
                                                          Apr. 30, 2003
------------------------------------------------------------------------------------------------------------------------
   2003.04.23        - (2nd) Inquired disclosure       - The bank proceeded with the project of
                     concerning the report of            establishing a joint corporation that will take on
                     Chohung Bank's selling its          the credit card business, and negotiations with the
                     credit card business section        candidate selected to be its partner in the
                                                         strategic area did take place for this purpose.
                                                         However, please be informed that such
                                                         promotion of the project
                                                         and negotiations has
                                                         currently been brought to
                                                         a halt in connection with
                                                         the bank's privatization.
                                                       * Date of relevant notice: Oct. 24, 2002
------------------------------------------------------------------------------------------------------------------------
   2003.06.20        - Inquired disclosure regarding   - In the 38th General Meeting held on June 19, 2003,
                     the report of the sale to         the public fund oversight committee decided on the
                     Shinhan Financial Group           signing of the agreement whereby the Korea Deposit
                                                       Insurance Corporation shall sell the 80.04% of
                                                       Chohung Bank's shares that it holds
                                                       (543,570,144 shares) to Shinhan Financial Group.
------------------------------------------------------------------------------------------------------------------------
   2003.06.20        - Inquired disclosure regarding   - On June 19, 2003, Chohung Bank obtained a fund of
                     the report of receiving           KRW 2 trillion from the Bank of Korea through
                     financial support from the        trading of bonds with repurchase agreement for the
                     Bank of Korea                     purpose of controlling the monetary flow.
------------------------------------------------------------------------------------------------------------------------
   2003.11.14     - Inquired disclosure regarding     - Chohung Bank is currently considering whether or
                     the rumor of implementing         not to carry out a compensatory capital increase,
                     compensatory capital increase     but has not reached a decision of any kind as of
                                                       present.  Any particulars that are decided
                                                       hereafter in relation to this matter shall be
                                                       re-disclosed immediately.
                                                       -- The decision to implement the compensatory
                                                       capital increase has been announced by interim
                                                       disclosure on Dec. 12, 2003.
------------------------------------------------------------------------------------------------------------------------
   2004.03.09     - Inquired disclosure concerning    - As of Dec. 31, 2003, Shinhan Financial Group, the
                     the rumor of Shinhan Financial    largest shareholder of Chohung Bank, holds 81.15%
                     Group (largest shareholder)'s     of the bank's common stock.  It has been confirmed
                     additional purchase of shares     that Shinhan Financial Group is at present
                                                       considering whether or not to have the bank
                                                       completely merged into the company as its
                                                       subsidiary, although no decision has been reached
                                                       on the method and time of such merger. Shinhan
                                                       Financial Group's additional purchase of
                                                       the bank's shares shall be re-disclosed as soon
                                                       as it is confirmed.
------------------------------------------------------------------------------------------------------------------------


(4) Voluntary Disclosures

      Date                       Title                                      Contents                           Remark
------------------ ---------------------------------- ------------------------------------------------------ -----------
   2003.06.23      - Voluntary disclosure of the      - Please be informed that all operations have been
                      normalization of business        normalized as of June 23, 2003, as a result of the
                                                       smooth settlement of the strike that started on
                                                       June 18, 2003 by the labor union against the
                                                       sale of Chohung Bank's shares held by the
                                                       government.
------------------------------------------------------------------------------------------------------------------------

C. Items to Report in accordance with the Regulation on Disclosure of KOSDA
Market

(1) Interim Disclosures

       Date                      Title                                   Contents                        Remark
-------------------- ------------------------------- -------------------------------------------------- ----------
                                   N/A

(2) Fair Disclosures

       Date                      Title                                   Contents                        Remark
-------------------- ------------------------------- -------------------------------------------------- ----------
                                   N/A


(3) Interim Disclosures

       Date                      Title                                   Contents                        Remark
-------------------- ------------------------------- -------------------------------------------------- ----------
                                   N/A

(4) Voluntary Disclosures

       Date                      Title                                   Contents                        Remark
-------------------- ------------------------------- -------------------------------------------------- ----------
                                   N/A


D. Items to Report in accordance with Chapter 2 of the Regulation (Registration and Management of the Securities Issuer)

       Date                      Title                                   Contents                        Remark
-------------------- ------------------------------- -------------------------------------------------- ----------
                                   N/A

E. Current Status of Major Managerial Matters that have Already been Disclosed

  Date of 1st
     Report            Title                       Contents                                Remark
----------------- ------------------ --------------------------------------- -------------------------------------
   2001.11.23     Lawsuit filed      * Plaintiff: Filler and others             - On Oct. 17, 2002, Stonington,
                  that is            * Defendant: Chohung Bank, Woori          one of the plaintiffs, withdrew
                  un-related to         Bank, Shinhan Bank                     its suit.
                  the listed         * Amount of Claim:                         - On Feb. 26, 2003, Chohung Bank
                  securities            USD 166,957,963                        won the case against the
                                     * Summary of Lawsuit                      plaintiffs, Fill and Baker.
                                       The plaintiffs of this case are the      - On Apr. 22, 2003, the
                                        shareholders of L&H head office        plaintiffs applied for a new
                                        that has transacted with the           trial.
                                        defendant banks.  L&H Korea has      - On July 23, 2003, the New York
                                        conducted window-dressing             State Court accepted the
                                        settlement of accounts by             plaintiffs' application and
                                        recording false amount of sale,       reversed the decision rendered in
                                        using Factoring transaction with      favor of Chohung Bank.
                                        the defendant banks.  Since this        - On Aug. 22, 2003, Chohung Bank
                                        has resulted in the company's          filed an appeal against the above
                                        bankruptcy, the plaintiffs are         decision of reversal.
                                        demanding the defendants to          - On Sept. 11, 2003, the New York
                                        compensate the investment loss        State Court rendered a decision on
                                        they have sustained.                  the case concerning Filler and
                                                                              Baker: It was a conditional
                                                                              victory of Chohung Bank.
                                                                                - On Oct. 16, 2003, the
                                                                               plaintiffs,

  Date of 1st
     Report            Title                       Contents                                Remark
----------------- ------------------ --------------------------------------- -------------------------------------
                                                                               Filler and Banker
                                                                               reapplied for a trial against the
                                                                               decision in favor of Chohung Bank.
                                                                             - On Dec. 3, 2003, Chohung Bank
                                                                              submitted an application for the
                                                                              dismissal of the above
                                                                              reapplication by the plaintiffs.
------------------------------------------------------------------------------------------------------------------

2. Summary of Minutes of the General Shareholders' Meeting

  Date of Meeting              Agenda                             Summary of Resolution                   Remark
-------------------- ---------------------------- ------------------------------------------------------ ---------
  172nd Ordinary     1st Agenda: Approval of      - Passed as proposed.
General Meeting of   the 172nd balance sheet,      (Dividend rate: None)
   Shareholders      income and loss statement
   (2004.03.25)      and deficit reconciliation
                     statement

                     2nd Agenda: Amendment to     - Passed as proposed.
                     the Articles of              - Major changes of contents
                     Incorporation                  * Change of newspapers in which to release the
                                                      disclosures to The Korea Economic and Maeil
                                                      Business Newspaper
                                                    * Change of the chairman of the general
                                                      shareholders' meeting from the chairman of the
                                                      Board of Directors to the president of the bank
                                                    * The number of directors changed from 15 persons to
                                                      more than 5 but not exceeding 10 persons
                                                      (number of outside directors changed from
                                                      more than 60/100 to more than 50/100)
                                                    * A director's term of office shall not exceed 3 years (1
                                                      year for an outside director appointed at the
                                                      general shareholders' meeting)
                                                        -- The qualification standard of an outside
                                                      director shall be reinforced by specifying the
                                                      details
                                                        -- New establishment of the qualification
                                                      requirements for the members of the audit
                                                      committee
                                                    * The closedown of the president candidate
                                                      recommendation committee shall be cancelled, and one
                                                      of the directors shall be appointed the president of
                                                      the bank by the Board of Directors' resolution.
                                                    * New establishment of provisions for the
                                                      appointment of the vice president:
                                                      A management (vice president) who is not a
                                                      director, shall be appointed by the president
                                                      with the Board of Directors' approval.
                                                    * The number of days prior to which the convening of the
                                                      Board of Directors' meeting must be notified shall be
                                                      changed from 3 to 7 days.
                                                    * The clause of "screening of plans for the succession of
                                                      management" shall be omitted from the list of
                                                      duties of the Board of Directors.
                                                    * The BOD steering committee
                                                      and the management development compensation
                                                      committee that were committees under the
                                                      control of the Board of Directors shall be
                                                      abolished. The Board of Directors' subordinate
                                                      committees shall

                                                      be reorganized as risk
                                                      management committee, audit
                                                      committee and outside director candidate
                                                      recommendation committee.
                                                   *  The standing committee
                                                      shall be abolished, and "Appointment/dismissal of
                                                      executives, set up/closedown of branches"
                                                      that are subject to the resolution of the standing
                                                      committee shall be
                                                      delegated to the vice
                                                      president.

                     3rd Agenda: Appointment of      - Outside directors: Yong Seong Park, Byung Jae
                     directors                       Cho, Dae Sik Kim - newly appointed
                                                     Young Hwi Choi, Chang Seong Jang - reappointed

                     4th Agenda: Appointment of   - Standing member of audit committee: Ji Hong Yu
                     standing member of audit        - newly appointed
                     committee

                     5th Agenda: Appointment of   - Members of the audit committee (outside
                     members of the audit          directors): Byung Jae Cho, Chang Seong Jang -
                     committee (outside            appointed
                     directors)

                     6th Agenda: Approval of      - Passed as proposed: KRW 2.3 billion for 2004
                     the ceiling on the
                     directors' remuneration

                     7th Agenda: Abolition of     - Passed as proposed: abolished
                     the regulations on
                     severance payment for
                     officers

                     8th Agenda: Granting of      - Passed as proposed
                     stock option right           - Main contents
                                                   *Granted to: 7 officers including president of the
                                                      bank, standing members of audit committee, vice
                                                      presidents
                                                   * No. of shares: 340,000 shares
                                                   * Exercise price: KRW 5,000
                                                   * Exercise period: Mar. 26, 2006 ~ Mar. 25, 2009
------------------------------------------------------------------------------------------------------------------
       171st         1st Agenda: Appointment of   - Candidates Dong Soo Choi and Young Hwi Choi have
   Extraordinary     directors                     been appointed as directors (However, on condition
General Meeting of                                 that Outside Director Young Hwi Choi's term of
   Shareholders                                    office starts from the date of approval (expected
   (2003.08.26)                                    to be in Sept. 2003) by the Financial Supervisory
                                                   Commission of Chohung Bank's merge into Shinhan
                                                   Financial Group.
------------------------------------------------------------------------------------------------------------------
  171st Ordinary     1st Agenda: Approval of      - Passed as proposed.
General Meeting of   the 171st balance sheet,      (Dividend rate: None)
   Shareholders      income and loss statement
   (2003.03.28)      and deficit reconciliation
                     statement

                     2nd Agenda: Amendment to     - Passed as proposed.
                     the Articles of              - Major changes of contents
                     Incorporation                 * In case of being urged by the financial
                                                      regulatory authorities to
                                                      be discharged or is
                                                      dismissed from office
                                                      pursuant to the demand of
                                                      being censured and dealt
                                                      with accordingly, the
                                                      foregoing shall be
                                                      additionally included to
                                                      the grounds for revoking
                                                      the granting of the stock
                                                      option right.

                                                   *  The term of office of
                                                      directors shall be
                                                      shortened or extended
                                                      until the time that the
                                                      ordinary general meeting
                                                      of shareholders regarding
                                                      the final settlement
                                                      period during the term of
                                                      office is brought to an
                                                      end.
                                                   *  In regards to the
                                                      appointment method of
                                                      directors, executive
                                                      directors shall be
                                                      appointed at the general
                                                      shareholders' meeting,
                                                      whereas the outside
                                                      directors shall be
                                                      appointed at the general
                                                      shareholders' meeting
                                                      based on the
                                                      recommendation by the
                                                      "outside director
                                                      candidate recommendation
                                                      committee".
                                                   *  The president of the bank
                                                      shall be appointed based
                                                      on the recommendation by
                                                      the "president candidate
                                                      recommendation committee".
                                                   *  New organization and
                                                      establishment of the
                                                      "president candidate
                                                      recommendation committee"
                                                      and its administration
                                                      method.
                                                   *  Change of term: Managing Director Y Executive
                                                   *  New organization of the "outside director
                                                      candidate recommendation committee"
                                                   *  Set up and closedown of branches shall be handled
                                                      by the standing committee,
                                                      and matters with regard to
                                                      the moving of branches
                                                      shall be handled by the
                                                      president.

                     3rd Agenda: Appointment of      - Outside directors: Wan Young Yu, Jung Myoung
                     directors                      Lee, Jin Soon Lee, Woo Jin Kim, David J. Behling -
                                                    reappointed

                     4th Agenda: Appointment of   - Members of the audit committee (outside
                     members of the audit          directors): Jong Hyuk Kim, Chang Seong Jang -
                     committee (outside            reappointed
                     directors)

                     5th Agenda: Granting of      - Passed as proposed
                     stock option right           - Main contents
                                                   * Granted to: 17 officers including the chairman of
                                                      the BOD
                                                   * No. of shares: 312,000 shares
                                                   * Exercise price: For the 60% of the number of
                                                      shares to be granted, the
                                                      rising rate of the stock
                                                      index for the banking
                                                      industry shall be applied
                                                      to the standard exercise
                                                      price, and the standard
                                                      exercise price shall be
                                                      applied to the remaining
                                                      40%.
                                                   * Exercise period: Mar. 29, 2005 ~ Mar. 28, 2008

                     6th Agenda: Abolition of     - Passed as proposed.
                     the regulations on           - Major changes of contents
                     severance payment for         * Change of title: Managing Director Y
                     officers                         Executive
------------------------------------------------------------------------------------------------------------------
  170th Ordinary     1st Agenda: Approval of      - Passed as proposed.
General Meeting of   the 170th balance sheet,      (Dividend rate: None)
   Shareholders      income and loss statement
   (2003.03.28)      and deficit reconciliation
                     statement

                     2nd Agenda: Amendment to     - Passed as proposed.
                     the Articles of              - Major changes of contents

                     Incorporation                 * Shares within 1/100 of the total number of shares
                                                      issued and outstanding may be granted by the BOD
                                                      resolution, in which case the approval thereof
                                                      must be obtained at the first general
                                                      shareholders' meeting that is held after the
                                                      granting of the shares.
                                                   *  When granting the stock option right, it shall be
                                                      on condition that the performance goals are
                                                      accomplished.
                                                   *  The stock option right shall be exercised within
                                                      3 years from the date that 2 years have elapsed from
                                                      the date of resolution.
                                                   *  The convening of the general shareholders'
                                                      meeting may be notified either in writing or via
                                                      electronic document.
                                                   *  Disclosure of any secrets acquired during one's duty
                                                      during one's term of office or even after
                                                      resignation from his office is prohibited.
                                                   *  The chairman shall be appointed out of the
                                                      directors by the BOD resolution, and in the
                                                      event of the BOD chairman's absence, the
                                                      duties shall be performed in accordance with the
                                                      order determined by the Board of Directors.
                                                   *  The Board of Directors' meeting shall be convened
                                                      by the chairman of the Board of Directors.
                                                      However, in case the chairman refuses to summon
                                                      the Board of Directors' meeting without a
                                                      justification, another director may convene the
                                                      meeting.
                                                   *  In appointing the members of the audit committee,
                                                      the outside directors, a shareholder that holds
                                                      more that 3/100 of the total number of shares
                                                      issued and outstanding is restricted in exercising
                                                      his voting right with regard to the number of
                                                      shares that exceeds the above limit.
                                                   *  The audit committee shall approve of the appointment
                                                      of an outside auditor.
                                                   *  In case of appointing an outside auditor, such
                                                      appointment shall be reported at the first
                                                      ordinary general meeting of shareholders that is
                                                      convened after the appointment.
                                                   *  Retirement of stocks by Board of Directors'
                                                      resolution is possible within the amount of
                                                      profit to be paid as dividend to shareholders.
                                                   *  In case retirement of stocks is implemented,
                                                      such retirement shall be reported at the first
                                                      ordinary general meeting of shareholders after the
                                                      resolution therefore is
                                                      passed.

                     3rd Agenda: Appointment of   - Executive Directors: Sung Bok Oui - reappointed
                     directors                     Seok Joo Hong, Chil Sun Hong - newly appointed
                                                  - Outside Directors: Wan Young Yu - reappointed
                                                   Jung Myoung Lee, Jin Soon Lee, Woo Jin Kim, David
                                                   J. Behling - newly appointed

                     4th Agenda: Appointment of   - Members of the audit committee (outside
                     members of the audit          directors): Jong Hyuk Kim, Chang Seong Jang -
                     committee (outside            appointed
                     directors)

                     5th Agenda: Granting of      - Passed as proposed
                     stock option right           - Main contents
                                                   * Granted to: 17 officers including the chairman of
                                                      the Board of Directors
                                                   * No. of shares: 312,000 shares
                                                   * Exercise price: Shall be determined at the time
                                                      of the exercise in connection with the stock
                                                      index for the banking industry.
                                                   * Exercise period: Mar. 30, 2004 ~ Mar. 29, 2007

                     6th Agenda: Abolition of     - Passed as proposed.
                     the regulations on           - Major changes of contents
                     severance payment for         * New establishment of the provisions regarding the
                     officers                         payment of severance pay to the chairman of the
                                                      Board of Directors, an executive director.


3. Contingent Liabilities, Etc.

A. Major Lawsuit Cases, Etc.

Outstanding lawsuit cases as of the end of last year in relation to Chohung Bank are as described below. Although the prospects for these cases are unclear, it is regarded that the outcome of these cases will not materially affect the financial statements.

                                                                                          (Unit: KRW 1 million)


                                                                 Development of the Case
                                                              --------------------------------
                                      Date of                                         Hearing
                                     Commence-                                       of Final
      Plaintiff        Defendant        ment        Amount     1st Trial  2nd Trial   Appeal        Case Description
--------------------- ------------ --------------- ---------- ---------- ---------- ---------- ---------------------------
    Chohung Bank        Daewoo        00.08.07        51,049             In                    Claim for redemption of
                      Securities                                         progress              beneficiary certificate
                       Co., Ltd.
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Lawsuit regarding the
                                                                                               confirmation on secured
                        Dongsu                                           In                    claims, due to
    Chohung Bank      Industrial      01.10.18        12,611     Won     progress              recognition of only part
                       Co., Ltd.                                                               of the lease claims as
                                                                                               unsecured claims
--------------------------------------------------------------------------------------------------------------------------
                       Other 552                     208,795
                         cases
--------------------------------------------------------------------------------------------------------------------------
    Total No. of       554 cases                     272,455
   Lawsuits Filed
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Lawsuit regarding
Sammi Special Steel     Chohung       98.11.30         4,542  In                               confirmation of the main
Industrial Co.,Ltd.      Bank                                 progress                         liabilities
--------------------------------------------------------------------------------------------------------------------------
  Jang Hang Mutual
 Saving's & Finance     Chohung       01.02.27         7,000    Lost     In                    Claim for return of
      Co.,Ltd.           Bank                                            progress              deposit
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Lawsuit regarding
Sewoon Construction     Chohung       02.09.10        26,000     Won     In                    cancellation of
    and 3 others         Bank                                            progress              fraudulent act
--------------------------------------------------------------------------------------------------------------------------
     Government
 Employees Pension      Chohung       02.10.31        24,000     Won     In                    Claim for compensation
    Corporation          Bank                                            progress
--------------------------------------------------------------------------------------------------------------------------
 Daewoo Motor Co.,      Chohung       02.12.30        21,567    Lost     In                    Lawsuit regarding denial
        Ltd.             Bank                                            progress              (concerning act of
--------------------------------------------------------------------------------------------------------------------------

                                                                                               enforcement under the
                                                                                               Company Reorganization
                                                                                               Act)
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Claim for redemption of
   LOIT Co., Ltd.       Chohung       03.05.12        16,400  In                               negotiable certificates
                         Bank                                 progress                         of deposits
--------------------------------------------------------------------------------------------------------------------------
                        Chohung
                        Bank (2
    (1) FILLER,        lawsuits
     (2) Baker          in the                       534,165     Won                           Claim for compensation
                       U.S., USD
                      442 million
--------------------------------------------------------------------------------------------------------------------------
                       Other 75                       34,789
                         cases
--------------------------------------------------------------------------------------------------------------------------
    Total No. of
   Lawsuits with
Chohung Bank as the    83 cases                      668,463
     Defendant
--------------------------------------------------------------------------------------------------------------------------
       Total           637 cases                     940,918
--------------------------------------------------------------------------------------------------------------------------

Note) There are 5 other cases to be filed that have claim amounts of USD 2 million (3 cases) and KRW 88,862 million (2 cases).

B. Current Status of Pledged Bills or Bills provided as security)/Checks

                                                                                                      (Unit:  )
     Place of Submission                Quantity                     Amount                      Remark
------------------------------ --------------------------- --------------------------- ---------------------------
            Bank                                                      N/A
    Financial Institution
         Corporation
      Others (Personal)


C. Other Contingent Liabilities, Etc.

(1) The particulars of payment guarantees provided by Chohung Bank as of the end of this quarter and the quarter before are as follows.


                                                                                          (Unit: KRW 1 million)
                                                                           Amount
                                        --------------------------------------------------------------------------
           Classification                                 172nd FY                             171st FY
--------------------------------------- ------------------------------------- ------------------------------------
(1) Confirmed Acceptance and Guarantee

   Won Currency Payment Guarantee                                    517,058                              576,826

      Payment Guarantee for Bond                                      20,784                               27,169
        Issuance

      Payment Guarantee for Loan                                      76,224                               94,516

      Other Won Currency Payment                                     420,050                              455,141
        Guarantees

   Foreign Currency Payment Guarantee                                475,330                              660,798

      Acceptance                                                     163,486                              317,046

      L/G                                                             47,475                               61,592

      Other Foreign Currency Payment                                 264,369                              282,160
        Guarantees

               Subtotal                                              992,388                            1,237,624

(2) Unconfirmed Payment Guarantee

   L/C Opening                                                     1,077,717                            1,199,663

   Others                                                            266,277                              307,712

               Subtotal                                            1,343,994                            1,507,375



(2) Other items agreed as of the end of this quarter and the quarter before are as follows.

                                                                           Amount
                                        --------------------------------------------------------------------------
           Classification                                 172nd FY                             171st FY
--------------------------------------- ------------------------------------- ------------------------------------
Agreement                                                             39,716                               47,196

Endorsed Bills                                                     7,017,601                           25,175,677

Claim for Bad Debt Expense                                         3,006,111                            2,431,322

Sale of National/Public Bond at the                                       33                                2,563
Counter

Sale of Loan Receivables with Resale                                 137,332                              363,025
Agreement

                Total                                             10,200,793                           28,019,783


                                                                      APPENDIX 1

SHINHAN FINANCIAL GROUP CO., LTD

NON-CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FOUR-MONTH PERIOD ENDED DECEMBER 31, 2001
AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Shinhan Financial Group Co., Ltd.

We have audited the accompanying non-consolidated balance sheet of Shinhan Financial Group Co., Ltd. (the "Company"), and the related non-consolidated statements of income, appropriations of retained earnings and cash flows for the period from September 1, 2001 (date of inception) to December 31, 2001 (the "Period"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such non-consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations, the appropriations of its retained earnings and its cash flows for the Period in conformity with financial accounting standards generally accepted in the Republic of Korea ("Korean GAAP").

Without qualifying our opinion, we draw attention to the following:

Our audit also comprehended the translation of Korean won amounts into U.S. dollar amounts and in our opinion, such translation has been made in conformity with the basis stated in
Note 2 to the accompanying non-consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers outside of Korea.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Soon after our audit report issued originally, on Janauary 25, 2002, in related to the matter described in Note 18 to the accompanying non-consolidated financial statements, the Company amended its financial statements with material disclosure regarding the dividend according to resolutions at the stockholders' meetings, held on March 20, 2002.

We reissue our audit report on March 20, 2002, without modifying previsously express unqualified opinion on the accompanying non-consolidated financial statements as of and for the period ended December 31, 2001.

As discussed in Note 21 of the accompanying non-consolidated financial statements, the operations of the Company have been affected, and may continue to be affected for the foreseeable future, by the general unstable economic conditions in the Republic of Korea and in the Asia pacific region. The ultimate effect of these uncertainties of the financial position of the Company as of the balance sheet date cannot presently be determined.

March 20, 2002

                        SHINHAN FINANCIAL GROUP CO., LTD.
                         NON-CONSOLIDATED BALANCE SHEET
                                December 31, 2001
            (In millions of Korean won and thousands of U.S. dollars)


                                                                   Korean Won      U.S. Dollars (Note 2)
                                                                  ------------    ----------------------
ASSETS

Cash and bank deposits (Notes 3 and 7)                            W        712    $                537
Investment securities (Notes 2 and 4)                                3,801,572               2,866,731
Loans (Notes 2, 5 and 7)                                               147,200                 111,002
     (Allowance for loan losses) (Note 14)                              (1,472)                 (1,110)
Fixed Assets (Note 2)
     Premises and equipment                                              1,568                   1,182
     (Accumulated depreciation)                                           (168)                   (127)
                                                                  ------------    --------------------
                                                                         1,400                   1,056
Intangible assets                                                           70                      53
Other assets (Note 7)                                                    6,499                   4,901
                                                                  ------------    --------------------
     Total assets                                                 W  3,955,981    $          2,983,169
                                                                  ============    ====================
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Borrowings (Notes 6 and 8)                                        W     20,000    $             15,082
Debentures (Notes 2 and 6)                                             150,000                 113,113
     (Discounts on debentures)                                          (3,042)                 (2,294)
                                                                  ------------    --------------------
                                                                       146,958                 110,819
Other liabilities                                                      152,076                 114,679
                                                                  ------------    --------------------
     Total liabilities                                                 319,034                 240,580
                                                                  ------------    --------------------
Stockholders' Equity:
Common stock (Note 9)                                                1,461,721               1,102,271
Capital surplus
     Additional paid in capital                                      1,976,650               1,490,574
Retained earnings
     Legal reserve (Note 10)                                            22,076                  16,647
     Unappropriated retained earnings                                   47,034                  35,468
Capital adjustments
     Gain on valuation of investment securities (Notes 2 and 4)        129,466                  97,629
                                                                  ------------    --------------------
     Total stockholders' equity                                      3,636,947               2,742,589
                                                                  ------------    --------------------
     Total liabilities and stockholders' equity                   W  3,955,981    $          2,983,169
                                                                  ============    ====================

        See accompanying notes to non-consolidated financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.
                   NON-CONSOLIDATED STATEMENT OF INCOME
     Period from September 1, 2001 (date of inception) to December 31, 2001
            (In millions of Korean won and thousands of U.S. dollars,
                        except for income per share data)


                                                                   Korean Won    U.S. Dollars (Note 2)
                                                                  ------------   ---------------------
OPERATING REVENUE
     Gain on valuation of investment securities accounted
       for using the equity method of accounting (Note 4)         W    225,795   $            170,270
     Interest income (Note 7)                                              747                    563
                                                                  ------------   --------------------
                                                                       226,542                170,833
                                                                  ------------   --------------------
OPERATING EXPENSE
     Interest expense                                                    1,089                    821
     Commissions and fees                                                   57                     43
     General and administrative expenses (Note 16)                       4,633                  3,494
                                                                  ------------   --------------------
                                                                         5,779                  4,358
                                                                  ------------   --------------------
OPERATING INCOME                                                       220,763                166,475
NON-OPERATING INCOME (EXPENSE)                                               -                      -
                                                                  ------------   --------------------
ORDINARY INCOME                                                        220,763                166,475
EXTRAORDINARY GAIN (LOSS) - NET                                              -                      -
                                                                  ------------   --------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                               220,763                166,475
PROVISION FOR INCOME TAXES (Note 15)                                         -                      -
                                                                  ------------   --------------------
NET INCOME                                                        W    220,763   $            166,475
                                                                  ============   ====================
INCOME PER SHARE (in Korean won and U.S. Dollars) (Note 17)       W        755   $               0.57
                                                                  ============   ====================

        See accompanying notes to non-consolidated financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.
        NON-CONSOLIDATED STATEMENT OF APPROPRIATIONS OF RETAINED EARNINGS Period from September 1, 2001 (date of inception) to December 31, 2001
            (In millions of Korean won and thousands of U.S. dollars)

                                                                   Korean Won    U.S. Dollars (Note 2)
                                                                  ------------   --------------------
RETAINED EARNINGS BEFORE APPROPRIATIONS
     Unappropriated retained earnings at inception                W          -   $                  -
     Changes in retained earnings of subsidiaries                         (841)                  (634)
     Net income for the period                                         220,763                166,475
                                                                  ------------   --------------------
        Total                                                          219,922                165,841
                                                                  ------------   --------------------
APPROPRIATIONS OF RETAINED EARNINGS
     Legal reserve                                                      22,076                 16,647
     Dividends (Note 18)                                               150,812                113,726
                                                                  ------------   --------------------
        Total                                                         (172,888)              (130,373)
                                                                  ------------   --------------------
UNAPPROPRIATED RETAINED EARNINGS TO BE
     CARRIED OVER TO SUBSEQUENT YEAR                              W     47,034   $             35,468
                                                                  ============   ====================

        See accompanying notes to non-consolidated financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.
                    NON-CONSOLIDATED STATEMENT OF CASH FLOWS
     Period from September 1, 2001 (date of inception) to December 31, 2001
            (In millions of Korean won and thousands of U.S. dollars)

                                                                    Korean Won     U.S. Dollars (Note 2)
                                                                   ------------    --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                                    W    220,763    $            166,475
     Addition of Expenses Not Involving Cash Outflows:
        Interest expense                                                     92                      69
        Depreciation and amortization expense                               173                     131
        Bad debt expense                                                  1,472                   1,110
                                                                   ------------    --------------------
                                                                          1,737                   1,310
     Deduction of Revenue Not Involving Cash Inflows:
        Gain on valuation of investment securities accounted for
             the equity method of accounting (Note 4)                  (225,795)               (170,270)
     Changes in Assets and Liabilities Resulting from
      Operations:
        Increase in other assets                                           (755)                   (569)
        Increase in other liabilities                                     1,264                     953
                                                                   ------------    --------------------
                                                                            509                     384
                                                                   ------------    --------------------
     Net Cash Used In Operating Activities                               (2,786)                 (2,101)
                                                                   ------------    --------------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of investment securities                               (8,780)                 (6,621)
        Increase in loans                                              (147,200)               (111,002)
        Purchase of premises and equipment                               (1,568)                 (1,182)
        Increase in intangible assets                                       (75)                    (57)
        Increase in other assets                                         (5,745)                 (4,332)
                                                                   ------------    --------------------
     Net Cash Used In Investing Activities                             (163,368)               (123,194)
                                                                   ------------    --------------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Increase in borrowings                                           20,000                  15,082
        Issuance of debentures                                          147,535                 111,255
        Bonds issuance costs paid                                          (669)                   (505)
                                                                   ------------    --------------------
     Net Cash Provided By Financing Activities                          166,866                 125,832
                                                                   ------------    --------------------
NET INCREASE IN CASH AND BANK DEPOSITS                                      712                     537
                                                                   ------------    --------------------
CASH AND BANK DEPOSITS AT BEGINNING OF THE PERIOD                             -                       -
                                                                   ------------    --------------------
CASH AND BANK DEPOSITS AT END OF THE PERIOD                        W        712    $                537
                                                                   ============    ====================

        See accompanying notes to non-consolidated financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.
                 NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
        Period from September 1, 2001 (date of inception) to December 31,
                               2001 (the "Period")

1.    GENERAL

      Shinhan Financial Group Co., Ltd. (the "Company") was incorporated on September 1, 2001 by all shares of stock owned by shareholders of Shinhan Bank, Shinhan Securities Co., Ltd., Shinhan Capital Co., Ltd. and Shinhan Investment Trust Management Co., Ltd. being transferred to the Company. The Company was formed for the purpose of providing management services and financing to affiliated companies. As of December 31, 2001, the Company has six subsidiaries including e-Shinhan Inc. and Shinhan Macquarie Financial Advisory Co., Ltd. and has capital of W1,461,721 million. The Company's shares have been listed on the Korea Stock Exchange since September 10, 2001.

      The Company's subsidiaries are as follows:

      (1)   Shinhan Bank

            Shinhan Bank (the "Bank") was incorporated on September 15, 1981 under the General Banking Act of Korea to engage in the commercial banking and trust business. As of December 31, 2001, the Bank's capital was W1,375,915 million, and the Bank has 335 branch offices and 168 automated teller machine locations.

      (2)   Shinhan Securities Co., Ltd.

            Shinhan Securities Co., Ltd. ("Shinhan Securities") was founded as Dong-Hwa Securities Co., Ltd. for underwriting, dealing and brokerage services on January 31, 1962 and changed its name to Shinhan Securities on August 2, 1985. As of December 31, 2001, Shinhan Securities's capital was W119,237 million, and Shinhan Securities has 32 branch offices in Korea.

      (3)   Shinhan Capital Co., Ltd.

            Shinhan Capital Co., Ltd. ("Shinhan Capital") was incorporated on April 19, 1991 as a specialized leasing company under the laws of the Republic of Korea and is engaged in the leasing business under the Leasing Promotion Law. Shinhan Capital changed its name on May 27, 1999 from Shinhan Leasing Co., Ltd. to Shinhan Capital and its capital was W80,000 million as of December 31, 2001.

      (4)   Shinhan Investment Trust Management Co., Ltd.

            On August 1, 1996, Shinhan Investment Trust Management Co., Ltd. ("Shinhan ITC") was established and obtained a license to engage in the business of investment and trust of securities and advisory services under the Investment and Trust of Securities Law. The total amount of assets under management is W2,815,362 million and Shinhan ITC's capital was W40,000 million as of December 31, 2001.

      (5)   e-Shinhan Inc.

            e-Shinhan Inc. was incorporated on February 21, 2001 to engage in the business of internet brokerage service and comprehensive management services on customer accounts. On September 1, 2001, e-Shinhan became one of the subsidiaries of the Company through a stock purchase, and its capital was W2,820 million as of December 31, 2001.

      (6)   Shinhan Macquarie Financial Advisory Co., Ltd.

            Shinhan Macquarie Financial Advisory Co., Ltd. ("Shinhan Macquarie") was incorporated on August 1, 2001 to engage in the business of financial advisory services and cross border leasing. On September 1, 2001, Shinhan Macquarie became one of the subsidiaries of the Company through a stock purchase, and its capital was W1,000 million as of December 31, 2001.

            As of December 31, 2001, the ownerships between the Company and its subsidiaries are as follows:

                                                                Number of          Percentage
       Investor                        Investee                  shares            of ownership
-----------------------            ------------------          -----------         ------------
Shinhan Financial Group            Shinhan Bank                275,182,926            100.0
  Co., Ltd.
     "                             Shinhan Securities           23,847,457            100.0
     "                             Shinhan Capital              16,000,000            100.0
     "                             Shinhan ITC                   8,000,000            100.0
     "                             e-Shinhan                       415,495             73.7
     "                             Shinhan Macquarie               102,000             51.0
Shinhan Bank                       Shinhan Financial            29,873,295             10.2
                                   Group Co., Ltd.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (1)   Basis of presentation of financial statements

            The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been restructured and translated into English from the Korean language financial statements. Certain information attached to the Korean language financial statements, but not required for a fair presentation of the Company's financial position, results of operations or cash flows, is not presented in the accompanying financial statements.

      (2)   Translation of financial statements

            The financial statements are stated in Korean won, the currency of the country in which the Company is incorporated and operates. The translations of Korean won amounts into U. S. dollar amounts are included solely for the convenience of readers outsides of Korea and have been made at the rate of W1,326.10 to US $1, the Base Rate announced by the Korean government as of December 31, 2001. Such translations should not be construed as a representation that the Korean won amounts could be converted into U. S. dollars at that or any other rate.

      (3)   Allowance for loan losses

            The Company provides an allowance for loan losses to cover estimated losses on loans, based on collection experience and analysis of the collectibility of individual outstanding loans.

            For equity method investees, the Company applies the same criteria in providing allowances for loan losses. Accordingly, an additional allowance of W709 million for Shinhan Securities and W13,019 million for Shinhan Capital are provided, respectively, as of December 31, 2001, as compared to the financial statements provided by those companies.

      (4)   Investment securities

            Investment securities are composed entirely of equity securities in subsidiaries which the Company controls.

            Investments in equity securities of the subsidiaries are reported using the equity method of accounting. Unrealized profits arising from transactions by the Company with equity-method investees are fully eliminated. The Company's proportionate unrealized profit arising from transactions with equity-method investees by the Company or transactions between equity-method investees is also eliminated. Under the equity method of accounting, the Company records changes in its proportionate equity of the book value of the investee as current operations, capital adjustments or adjustments to retained earnings, depending on the nature of the underlying change in the book value of the investee.

            Acquisition costs of the Company's investment securities are determined as follows: for Shinhan Bank and Shinhan Capital, net asset value (consolidated net asset value for Shinhan Capital), and for Shinhan Securities and Shinhan ITC, fair value using the trading date closest to the acqusition date.

      (5)   Fixed assets

            a.    Premises and equipment

            Premises and equipment are stated at acquisition cost. Depreciation is computed using the straight-line method for vehicles and furniture and using the declining balance method for leasehold improvements over 5 years. Major renewals and betterments are capitalized if there is an increase in the useful life or value of the asset, and maintenance and repairs are charged to expense as incurred

            b.    Intangible assets

            Intangible assets, primarily composed of organization costs, are stated at acquisition cost less amortization computed using the straight-line method over 5 years.

      (6)   Discounts on debentures

            Discounts on debentures are presented as a contra account to the related debentures and amortized using the effective interest rate method over the redemption period as interest expense.

3.    RESTRICTED DEPOSITS

      As of December 31, 2001, W 301 million of bank deposits are restricted in use.

4.    INVESTMENT SECURITIES

      Changes in investment securities by applying the equity method of accounting for the Period are as follows:

                                                     (in millions of Korean won)

                                                       Increase (decrease)
                                    -----------------------------------------------------------    Book value as
                     Acquisition      Current         Retained        Capital                       of December
                        cost         operations       earnings      adjustments        Total         31, 2001
                     ------------   ------------    ------------    ------------   ------------    -------------
Shinhan Bank         W  3,240,495   W     86,902    W       (840)   W    119,555   W    205,617    W   3,446,112
Shinhan Securities        102,544        141,015               -             114        141,129          243,673
Shinhan Capital            54,091           (107)              -           9,797          9,690           63,781
Shinhan ITC                41,241          1,316               -               -          1,316           42,557
e-Shinhan                   8,270         (3,597)              -               -         (3,597)           4,673
Shinhan Macquarie             510            266               -               -            266              776
                     ------------   ------------    ------------    ------------   ------------    -------------
                     W  3,447,151   W    225,795    W       (840)   W    129,466   W    354,421    W   3,801,572
                     ============   ============    ============    ============   ============    =============

5.    LOANS

      As of December 31, 2001, loans consist of the following:

                    (in millions of Korean won and in thousands of U.S. Dollars)

    Borrower            Maturity      Interest rate          Korean won         U.S. Dollars (Note 2)
---------------        ----------     -------------         ------------        ---------------------
Shinhan Capital        04. 10. 29          6.72 %           W     29,000        $              21,869
      "                04. 12. 10          7.49 %                 68,200                       51,429
  Shinhan Bank         08.  3. 21          7.42 %                 50,000                       37,704
                                                            ------------        ---------------------
                                                                 147,200                      111,002
                        Allowance for loan losses                 (1,472)                      (1,110)
                                                            ------------        ---------------------
                                                            W    145,728        $             109,892
                                                            ============        =====================

6.    BORROWINGS AND DEBENTURES

      As of December 31, 2001, borrowings and debentures are as follows:

      (a) Borrowings

                       (in millions of Korean won and thousands of U.S. Dollars)

                                                                     U.S. Dollars
Maturity date      Interest rate (%)         Korean won                 (Note 2)           Lender
-------------      -----------------         ----------              ------------        ----------
 02. 9. 01           CD + 1.10               W    7,000              $      5,279          Koram Bank
 02. 9. 01           CD + 1.10                   10,000                     7,541              "
 02. 9. 01           CD + 1.35                    1,500                     1,131              "
 02. 9. 01           CD + 1.35                    1,000                       754              "
 02. 9. 01           CD + 1.35                      500                       377              "
                                             ----------              ------------
                                             W   20,000              $     15,082
                                             ==========              ============

      (b) Debentures

                       (in millions of Korean won and thousands of U.S. Dollars)

                       Maturity      Interest                       U.S. Dollars
Descriptions             date         rate         Korean won         (Note 2)          Lender
-----------------     ----------     --------      ----------       ------------      ----------
1st non-guranteed     04. 10. 29       5.0 %       W   30,000       $     22,623      Koram Bank
2nd non-guranteed     04. 12. 10       6.0 %           70,000             52,786          "
3rd non-guranteed     06. 12. 21       7.1 %           50,000             37,704          "
                                                   ----------       ------------
                                                      150,000            113,113          "
                   Discounts on debentures             (3,042)            (2,294)         "
                                                   ----------       ------------
                                                   W  146,958       $    110,819
                                                   ==========       ============

      (c) Repayment schedule

          Repayment schedule on borrowings and debentures is as follows:

                                                     (in millions of Korean won)

                                            Repayment schedule
                                ------------------------------------------
Description        Balance         2002             2004           2006
-----------      ----------     ----------      -----------     ----------
Borrowings       W   20,000     W   20,000      W         -     W        -
Debentures          150,000              -          100,000         50,000
                 ----------     ----------      -----------     ----------
                 W  170,000     W   20,000      W   100,000     W   50,000
                 ==========     ==========      ===========     ==========

7.    RELATED PARTY TRANSACTIONS

      Details of significant transactions and balances with its affiliated companies as of and for the period ended December 31, 2001 consist of the following:

      (a)   Details of transactions

                       (in millions of Korean won and thousands of U.S. Dollars)

             Transaction party
-------------------------------------------                                               U.S. Dollars
 Revenue earned           Expense incurred         Account                Korean Won        (Note 2)
------------------       ------------------  -------------------          ----------      ------------
Shinhan Financial        Shinhan Bank        Interest income              W      113      $         85
  Group Co., Ltd.
         "               Shinhan Capital     Interest income                     634               478
Shinhan Bank             Shinhan Securities  Interest income                     359               271
         "               Shinhan Capital     Interest income                   6,820             5,143
         "               Shinhan Capital     Commission income                     1                 -
         "               Shinhan Macquarie   Commission income                    46                35
Shinhan Securities       Shinhan Bank        Interest on deposit                 191               144
Shinhan Capital          Shinhan Bank        Interest income                      64                48
Shinhan ITC              Shinhan Bank        Interest income                     373               281
e-Shinhan                Shinhan Bank        Interest income                      38                29

      (b)   Account balances

                       (in millions of Korean won and thousands of U.S. Dollars)

                                                                                                   U.S. Dollars
    Creditor                Debtor                          Account                   Korean Won     (Note 2)
------------------     ------------------       --------------------------------     ------------  ------------
Shinhan Financial      Shinhan Bank               Bank deposits                      W        712  $        537
 Group Co., Ltd.
         "                  "                   Other assets (Key money deposits)           5,331         4,020
         "                  "                   Loans (Privately placed bonds)             50,000        37,705
         "                  "                   Other assets (Accrued income)                 103            78
         "             Shinhan Capital          Loans                                      97,200        73,298
         "                  "                   Other assets (Accrued income)                 634           478
Shinhan Bank           Shinhan                  Credit card loans                             137           103
                       Securities
         "             Shinhan Capital          Receivables in Korean won                  29,249        22,056
         "                  "                   Receivables in Foreign currency            59,910        45,178
         "                  "                   Marketable securities                     100,000        75,409
         "                  "                   Credit card loans                              19            14
         "             Shinhan ITC                       "                                     11             8
         "             e-Shinhan                         "                                      6             5
Shinhan Securities     Shinhan Bank             Cash and bank deposit                       4,696         3,541
Shinhan Capital             "                   Marketable securities                      19,448        14,666
         "                  "                   Cash and cash equivalents                   7,451         5,619
         "                  "                   Long-term financial instruments                 3             2
Shinhan ITC                 "                   Bank deposits                              11,858         8,942
         "                  "                   Accrued income                                 87            66
         "             Shinhan Securities       Key money deposits                            850           641
e-Shinhan              Shinhan Bank             Cash and cash equivalents                   4,223         3,185
         "                  "                   Accrued income                                 27            20
 Shinhan Macquarie          "                   Key money deposits                             71            54
         "                  "                   Cash and cash equivalents                   1,529         1,153

      (c)   Guarantees and acceptances

                       (in millions of Korean won and thousands of U.S. Dollars)

                                      Guarantees and acceptances                U.S. Dollars
 Guarantor             Guarantee              Provided on          Korean Won     (Note 2)
------------        ---------------   --------------------------   ----------   ------------
Shinhan Bank        Shinhan Capital   Borrowings in foreign        W      594   $        448
                                           currency
     "                   "            Letter of credit                  7,655          5,773
     "                   "                    "                         9,655          7,281
                                                                   ----------   ------------
                                                                   W   17,904   $     13,502
                                                                   ==========   ============

8.    CONTINGENT LIABILITY

      As of December 31, 2001, the Company provided three blank notes to Koram Bank, as collaterals related to borrowings.

9.    CAPITAL STOCK

      As of December 31, 2001, the Company's common stock is as follows:

Authorized shares                      :      1,000,000,000 shares
Par value                              :                    W5,000
Issued and outstanding shares          :        292,344,192 shares

10.   RESTRICTED RETAINED EARNINGS

      The Korean Financial Holding Company Act requires the Company to appropriate a minimum of 10% of annual net income as a legal reserve whenever dividends are paid until such reserve equals its paid-in capital. This reserve is not available for payment of cash dividends. However, subject to stockholders' approval, it may be transferred to common stock in connection with stock dividends or used to reduce any accumulated deficit.

11.   CONDENSED FINANCIAL STATEMENTS OF SUBSIDIARIES

      As of and for the period ended December 31, 2001, condensed financial statements of subsidiaries are as follows:

      (1)   Balance sheets

                                                     (in millions of Korean won)

                                                                                              Total
      Company                             Total assets       Total liabilities         stockholders' equity
----------------------                    -------------      -----------------         --------------------
Shinhan Bank                              W  53,356,042      W      50,185,114         W          3,170,928
Shinhan Securities (*)                          630,696                387,023                      243,673
Shinhan Capital (*)                             842,491                778,710                       63,781
Shinhan ITC                                      45,171                  2,613                       42,558
e-Shinhan                                         6,473                    129                        6,344
Shinhan Macquarie                                 4,237                  2,716                        1,521
                                          -------------      -----------------         --------------------
                                          W  54,885,110      W      51,356,305         W          3,528,805
                                          =============      =================         ====================

            (*) After reflecting additional allowances for loan losses amounting to W709 million and W13, 019 million to Shinhan Securities and Shinhan Capital, respectively.

      (2)   Income statements

                                                     (in millions of Korean won)

                            Operating         Operating       Operating        Ordinary      Net income
      Company                Revenue           expense       income(loss)    income(loss)      (loss)
----------------------     -----------       -----------     -----------     -----------     ----------
Shinhan Bank               W 2,290,062       W 2,185,158     W   104,903     W   120,610     W   86,902
Shinhan Securities (*)         140,382           122,389          17,993          23,855         17,472
Shinhan Capital (*)             63,503            71,718          (8,215)        (11,623)          (107)
Shinhan ITC                      5,696             2,567           3,130           3,129          1,316
e-Shinhan                          460             3,659          (3,199)         (3,187)        (3,187)
Shinhan Macquarie                3,210             1,473           1,737           1,747            521
                           -----------       -----------     -----------     -----------     ----------
                           W 2,503,313       W 2,386,964     W   116,349     W   134,531     W  102,917
                           ===========       ===========     ===========     ===========     ==========

            (*) After reflecting additional provisions for loan losses, amounting to W3,688 million and W30,074 million of Shinhan Securities and Shinhan Capital, respectively.

12.   FINANCING AND OPERATING ASSETS OF SUBSIDIARIES

      As of December 31, 2001, the financing and operating assets of of the Company and subsidiaries are as follows:

      (1)   Financing

                                                     (in millions of Korean won)

                       Deposits       Borrowings      Debentures        Total
                     ------------    ------------    ------------    ------------
Shinhan Financial    W          -    W     20,000    W    146,957    W    166,957
 Group Co., Ltd.
Shinhan Bank           31,892,878       9,662,034       3,512,530      45,067,442
Shinhan Securities        191,051         137,240               -         328,291
Shinhan Capital                 -         404,551         258,734         663,285
                     ------------    ------------    ------------    ------------
                     W 32,083,929    W 10,223,825    W  3,918,221    W 46,225,975
                     ============    ============    ============    ============

      (2)   Operating assets

                                                     (in millions of Korean won)

                       Loans (*)      Securities    Bank deposits       Total
                     ------------    ------------   -------------    ------------
Shinhan Financial    W    145,728    W  3,801,572   W           -    W  3,947,300
 Group Co., Ltd.
Shinhan Bank           33,881,256      14,020,180       1,265,987      49,167,423
Shinhan Securities         58,642         272,394         178,195         509,231
Shinhan Capital           633,561          68,475               -         702,036
Shinhan ITC                   430          13,437               -          13,867
e-Shinhan                      36             181               -             217
                     ------------    ------------   -------------    ------------
                     W 34,719,653    W 18,176,239   W   1,444,182    W 54,340,074
                     ============    ============   =============    ============

            (*) Net of allowance for loan losses and present value discounts.

13.   CONTRIBUTION OF SUBSIDIARIES TO THE COMPANY'S NET INCOME

                       (in millions of Korean won and thousands of U.S. Dollars)

                                   Korean Won     U.S. Dollars (Note 2)      Ratio (%)
                                  ------------    --------------------       ---------
Shinhan Bank                      W     86,902    $             65,532            38.5
Shinhan Securities                     141,015                 106,338            62.5
Shinhan Capital                           (107)                    (81)        (-) 0.1
Shinhan ITC                              1,316                     992             0.6
e-Shinhan                               (3,597)                 (2,712)        (-) 1.6
Shinhan Macquarie                          266                     201             0.1
                                  ------------    --------------------       ---------
Gain on equity method valuation        225,795                 170,270           100.0
                                                                             =========
Other revenue                              747                     564
Operating expense                       (5,779)                 (4,359)
                                  ------------    --------------------
Net income                        W    220,763    $            166,475
                                  ============    ====================

14.   ALLOWANCE FOR LOAN LOSSES OF SUBSIDIARIES

      For the period ended December 31, 2001, changes in the allowance for loan losses of the Company and subsidiaries are as follows:

                                                     (in millions of Korean won)

                                  Beginning balance       Increase (decrease)     Ending balance
                                  -----------------       -------------------     --------------
Shinhan Financial Group Co., Ltd. W               -       W             1,472     W        1,472
Shinhan Bank                                609,623                   (42,279)           567,344
Shinhan Securities (Note 1)                  30,022                   (14,351)            15,671
Shinhan Capital (Note 2)                     86,293                    16,161            102,454
Shinhan ITC                                      18                         7                 25
Shinhan Macquarie                                 -                        21                 21
                                  -----------------       -------------------     --------------
                                  W         725,956       W           (38,969)    W      686,987
                                  =================       ===================     ==============

            (Note 1) Including additional loan loss allowances made by the Company of W4,397 million as of September 1, 2001 and W709 million as of December 31, 2001.

            (Note 2) Including allowance for losses on disposition of lease assets and additional loan loss allowances made by the Company of W43,093 million as of September 1, 2001 and W13,019 million as of December 31, 2001.

15.   INCOME TAX EXPENSE

      (a) Reconciliations of accounting income and taxable income for the period ended December 31, 2001 is as follows;

                                                     (in millions of Korean won)

                                                 Temporary        Permanent
                                                differences      differences      Total
                                                -----------      -----------    ----------
Additions:
  Deemed interest for tax purposes              W         -      W       401    W      401
  Entertainment expense in excess of limit                -              120           120
  Gain on valuation of investment securities              -          129,466       129,466
                                                -----------      -----------    ----------
                                                W         -      W   129,987    W  129,987
                                                ===========      ===========    ==========
Deductions:
  Investment securities                         W   129,466      W         -    W  129,466
  Valuation gain using the equity method
     of accounting                                  225,795                -       225,795
                                                -----------      -----------    ----------
                                                W   355,261      W         -    W  355,261
                                                ===========      ===========    ==========

      (b) Changes in significant accumulated temporary differences and tax effects is as follows:

                                                     (in millions of Korean won)

                                                 Beginning         Increase       Ending
               Description                        Balance        (decrease)      Balance
--------------------------------------          -----------      -----------    ----------
Valuation gain using the equity method          W         -      W  (225,795)   W (225,795)
     of accounting
Loss carried over from prior year                         -            4,511         4,511
                                                -----------      -----------    ----------
                  Total                         W         -      W  (221,284)   W (221,284)
                                                -----------      -----------    ----------
            Income tax effects                  W         -      W         -    W        -
                                                ===========      ===========    ==========

            Dividends from subsidiaries are excluded for the Company's taxable income according to the Korean Corporate Tax Law. Accordingly, deferred income tax liabilities related to the gain on equity method valuation are not recognized due to uncertainty of realization.

      (c)   There is no current tax obligation incurred fir the period.

16.   GENERAL AND ADMINISTRATIVE EXPENSES

      For the period ended December 31, 2001, general and administrative expenses are as follows:

                       (in millions of Korean won and thousands of U.S. Dollars)

           Accounts                  Korean won     U.S. dollars (Note 2)
-----------------------------       ------------    --------------------
Salaries                            W      1,742    $              1,314
Entertainment                                237                     179
Depreciation and amortization                173                     130
Bad debts                                  1,472                   1,110
Commissions                                  602                     454
Employee benefits                             75                      56
Taxes and dues                                22                      17
Other                                        310                     234
                                    ------------    --------------------
                 Total              W      4,633    $              3,494
                                    ============    ====================

17.   INCOME PER SHARE

      The Company's income per share for the period ended December 31, 2001 is computed as follows:

            (in millions of Korean won and thousands of U.S. Dollars, except for common shares)

                                        Korean Won             U.S. Dollars (Note 2)
                                    ------------------         ---------------------
Net income                          W          220,763         $             166,475
Extraordinary income/expense                         -                             -
                                    ------------------         ---------------------
Ordinary income                                220,763                       166,475
Weighted average number of common
 shares outstanding                 292,344,192 shares            292,344,192 shares
                                    ------------------         ---------------------
Ordinary income per share           W              755         $                0.57
  (Korean won and U.S. Dollar)
                                    ==================         =====================
Net income per share                W              755         $                0.57
  (Korean won and U.S. Dollar)
                                    ==================         =====================

18.   DIVIDENDS

      (a) Dividends during the period ended December 31, 2001 are calculated as follows:

                  Description                                     Korean won
------------------------------------------------             ----------------------------
Dividend (rate) per share                                    W                600 (12%)
Number of shares issued and outstanding (Note 1)                      262,470,897 shares
                                                             ----------------------------
Dividends                                                    W    150,812,285,352
                                                             ============================

            (Note 1) As of December 31, 2001, 29,873,295 shares held by Shinhan Bank are excluded due to the no dividend bearing nature of such shares.

      (b) Payout ratio and dividend yield for the period ended December 31, 2001 is calculated as follows:

                                                                   Korean won
                                                             -----------------------
A. Dividends                                                 W       150,812,285,352
B. Net income for the Period                                         220,762,998,627
                                                             -----------------------
C. Payout ratio (A /B)                                                         68.31%
                                                             =======================

D. Dividend per share                                        W                   600
E. Stock price at the balance sheet date                                      17,550
                                                             -----------------------
F. Price-dividends yield (D /E)                                                 3.42%
                                                             =======================

      (c) The Company originally issued audit report on January 25, 2002, which presented W750 of dividend per share and 15% of dividend rate per share. However, the Company amended information regarding the dividend amount to be paid and dividend rate per share, W600 and 12%, respectively, according to resolutions at the stockholders' meetings, held on March 20, 2002. Therefore, the Company's dividend payable and retained earnings were changed by such effects, amounting to W37,703,071 thousands.

19.   STATEMENT OF CASH FLOWS

      Significant non-cash transactions during the period ended December 31, 2001 are summarized as follows:

                       (in millions of Korean won and thousands of U.S. Dollars)

               Description                               Korean won     U.S. Dollars (Note 2)
------------------------------------------------        ------------    ---------------------
Acquisition of investment securities by
    stock transfer                                      W  3,438,371    $           2,592,845
Dividend payable                                             150,812                  113,726
Valuation gain on investment securities recorded
    as a capital adjustment                                  129,466                   97,629
Changes in retained earnings of subsidiaries                     840                      633
Legal reserve for the Period                                  22,076                   16,647
                                                        ------------    ---------------------
                       Total                            W  3,741,565    $           2,821,480
                                                        ============    =====================

20.   VALUE ADDED INFORMATION

      Value added information included in general and administrative expenses for the period ended December 31, 2001 is as follows:

                       (in millions of Korean won and thousands of U.S. Dollars)

               Description                               Korean won     U.S. Dollars (Note 2)
------------------------------------------------        ------------    ---------------------
Salaries                                                W      1,743    $               1,314
Employee benefits                                                 75                       57
Rental                                                             2                        1
Depreciation                                                     168                      127
Tax and dues                                                      22                       17
                                                        ------------    ---------------------
                       Total                            W      2,010    $               1,516
                                                        ============    =====================

21.   ECONOMIC UNCERTAINTIES

      Beginning in 1997, Korea and other countries in the Asia Pacific region experienced a severe contraction in substantially all aspects of their economies. This situation is commonly referred to as the 1997 Asian financial crisis. In response to this situation, the Korean government and the private sector began implementing structural reforms to historical business practices.

      The Korean economy continues to experience difficulties, particularly in the areas of restructuring private enterprises and reforming the banking industry. The Korean government continues to apply pressure to Korean companies to restructure into more efficient and profitable firms. The banking industry is currently undergoing consolidation and uncertainty exists with regard to the continued availability of financing. The Company may be either directly or indirectly affected by the situation described above.

      The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

                                                                      APPENDIX 2

SHINHAN FINANCIAL GROUP CO., LTD.
Non-Consolidated Financial Statements

December 31, 2002 and 2001

(With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

                  Based on a report originally issued in Korean

The Board of Directors and Stockholders
Shinhan Financial Group Co., Ltd.

We have audited the accompanying non-consolidated balance sheet of Shinhan Financial Group Co., Ltd. (the "Company") as of December 31, 2002 and the related non-consolidated statements of earnings, appropriation of retained earnings and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the four-month period then ended December 31, 2001, presented herein for comparative purposes, were audited by other auditors, whose report thereon dated March 20, 2002 expressed an unqualified opinion on the financial statements.

We conducted our audit in accordance with the Auditing Standards, as established by the Financial Supervisory Commission of the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and the result of its operations, the changes in its retained earnings, and its cash flow for the year then ended in accordance with the Financial Accounting Standards, as established by the Financial Supervisory Commission of the Republic of Korea.

The accompanying non-consolidated financial statements expressed in Korean Won have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the accompanying non-consolidated financial statements expressed in Korean Won have been translated into United States dollars on the basis set forth in Note 2(b) to the accompanying non-consolidated financial statements.

Without qualifying our opinion, we draw attention to the following:

As discussed in Note 2(a) to the accompanying non-consolidated financial statements, accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flow in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

As described in Note 1 to the accompanying non-consolidated financial statements, on April 4, 2002, the Company took over a 51% share of Jeju Bank from Korea Deposit Insurance Corporation and its percentage of ownership subsequently increased to 62% with the acquisition of additional common shares at W20,177 million. In addition, on June 1, 2002, Shinhan Card Co., Ltd. was established as 100% subsidiary of the Company through the spin-off of Shinhan Bank's credit card division, and on July 8, 2002, Shinhan Credit Information Co., Ltd. was established as a 100% subsidiary of the Company with W3,000 million of initial capital stock. Additionally, on June 18, 2002, the Company acquired a 29% share of Good Morning Securities Co., Ltd. from its largest shareholder, and on July 31, 2002, Good Morning Securities Co., Ltd. was merged with Shinhan Securities Co., Ltd., which was one of subsidiaries of the Company, at the exchange rate of 1.9976 Good Morning Securities Co., Ltd. shares for each Shinhan Securities Co., Ltd. share, and renamed to Goodmorning Shinhan Securities Co., Ltd. On October 1, 2002, SH&C Life Insurance Co., Ltd. was established under a joint venture agreement with Cadif Assurance Vie with W30 billion of initial capital stock and the Company owns 3,000,001 shares (50% of total outstanding shares + 1 share) of that company. In addition, on October 24, 2002, the Company sold 3,999,999 shares (50% of total outstanding shares - 1 share) of Shinhan Investment Trust Management Co., Ltd. which has been renamed to Shinhan BNP Paribas Investment Trust Management Co., Ltd., to BNP Paribas Asset Management.

As described in Note 4 to the accompanying non-consolidated financial statements, for the equity method of accounting, the financial statements of Goodmorning Shinhan Securities Co., Ltd., which were reviewed by other accountants, and those of Jeju Bank, which were audited by other auditors, were used. Those statements reflect total investment securities of W578,258 million (12.1% of total assets of the Company) as of December 31, 2002 and operating revenues of W5,934 million (1.0% of total operating revenue of the Company) for the year then ended.

As described in Note 4 (b) to the accompanying non-consolidated financial statements, Shinhan Bank is holding W461,867 million of loans (including guarantees and acceptances) provided to SK Global Co., Ltd. that confirmed its accounting fraud. Actual losses on these loans may differ materially from the management's assessments. The accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company, for the equity method of accounting.

As described in Note 12 to the accompanying non-consolidated financial statements, the Company recorded W793,336 million of assets as of December 31, 2002 and W24,670 million of operating revenue for the year then ended through its related party transactions.

As described in Note 2(k) to the accompanying non-consolidated financial statements, the Company adopted the Statement of Korea Accounting Standards
(SKAS) No. 6, "Events Occurring after the Balance Sheet Date", in preparation for financial statements as of and for the year ended December 31, 2002. The adoption of SKAS No. 6 had no effects on earnings for the year ended December 31, 2002 and resulted in a decrease in liabilities and an increase in stockholders' equity, amounting to W157,492 million, respectively. According to the adoption of the new statement, the Company amended financial statements for the four-month period ended December 31, 2001, presented herein for comparative purposes, and its liabilities decreased and stockholders' equity increased, amounting to W150,812 million, respectively.

January 24, 2003

This report is effective as of January 24, 2003, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

                        SHINHAN FINANCIAL GROUP CO., LTD.

                         NON-CONSOLIDATED BALANCE SHEETS

                           December 31, 2002 and 2001

               (In millions of Won and thousands of U.S. dollars)

                                                                             Won                      U.S. dollars (note 2)
                                                                 -------------------------       -------------------------------
                                                                     2002          2001               2002                2001
                                                                 ------------    ---------       ---------------       ---------
          Assets

Cash and due from bank (notes 3, 11, 12 and 25)                  W     10,613          712       $         8,841             593
Investment securities (notes 4 and 25)                              3,991,863    3,801,572             3,325,444       3,166,921
Loans, net (notes 5, 11, 12, 25 and 27)                               765,281      145,728               637,522         121,400
Fixed assets, net (note 6)                                              1,754        1,469                 1,461           1,224
Other assets (notes 7, 11 and 12)                                      15,468        6,500                12,886           5,414
                                                                 ------------    ---------       ---------------       ---------
          Total assets                                           W  4,784,979    3,955,981       $     3,986,154       3,295,552
                                                                 ============    =========       ===============       =========
          Liabilities and Stockholders' equity

Liabilities:
   Borrowings (notes 8, 11 and 25)                               W     36,012       20,000       $        30,000          16,661
   Debentures, net (notes 8, 11 and 25)                               732,030      146,958               609,822         122,424
   Retirement and severance benefits (note 9)                             237            -                   197               -
   Other liabilities (notes 10 and 11)                                  6,480        1,264                 5,398           1,053
                                                                 ------------    ---------       ---------------       ---------
          Total liabilities                                           774,759      168,222               645,417         140,138

Stockholders' equity:
   Common stock of W5,000 par value                                 1,461,806    1,461,721             1,217,766       1,217,695
          Authorized - 1,000,000,000 shares
          Issued - 292,361,125 shares in 2002
                   292,344,192 shares in 2001
   Additional paid in capital                                       1,976,625    1,976,650             1,646,639       1,646,660
   Retained earnings (note 15)                                        672,530      219,922               560,255         183,207
   Capital adjustments (notes 16 and 17)                             (100,741)     129,466               (83,923)        107,852
                                                                 ------------    ---------       ---------------       ---------
          Total stockholders' equity                                4,010,220    3,787,759             3,340,737       3,155,414

Commitments and contingencies (note 13)
                                                                 ------------    ---------       ---------------       ---------
          Total liabilities and stockholders' equity             W  4,784,979    3,955,981       $     3,986,154       3,295,552
                                                                 ============    =========       ===============       =========

See accompanying notes to non-consolidated financial statements

                        SHINHAN FINANCIAL GROUP CO., LTD.

                     NON-CONSOLIDATED STATEMENTS OF EARNINGS

   Year ended December 31, 2002 and four-month period ended December 31, 2001

           (In millions of Won and thousands of U.S. dollars, except
                            earnings per share data)

                                                                                 Won                 U.S. dollars (note 2)
                                                                      -----------------------      ------------------------
                                                                         2002           2001           2002          2001
                                                                      ----------      -------      -----------      -------
Operating revenue:
      Valuation gain accounted for by the equity method
            (notes 4 and 26)                                          W  618,690      225,795      $   515,403      188,100
      Interest income (note 12)                                           24,670          747           20,552          622
                                                                      ----------      -------      -----------      -------
                                                                         643,360      226,542          535,955      188,722

Operating expense:
      Interest expense                                                    21,632        1,089           18,021          907
      Commission and fees                                                     69           57               57           48
      General and administrative expenses (note 18)                       19,439        4,633           16,194        3,859
                                                                      ----------      -------      -----------      -------
                                                                          41,140        5,779           34,272        4,814
                                                                      ----------      -------      -----------      -------
Operating income                                                         602,220      220,763          501,683      183,908

Non-operating income (expense):
      Foreign currency translation gain                                    3,645            -            3,036            -
      Gain on disposition of investment securities                         1,731            -            1,442            -
      Foreign currency translation loss                                   (3,645)           -           (3,036)           -
      Other, net                                                             (20)           -              (17)           -
                                                                      ----------      -------      -----------      -------
                                                                           1,711            -            1,425            -
                                                                      ----------      -------      -----------      -------
Earnings before income taxes                                             603,931      220,763          503,108      183,908

Income taxes (note 20)                                                         -            -                -            -
                                                                      ----------      -------      -----------      -------
Net earnings                                                          W  603,931      220,763      $   503,108      183,908
                                                                      ==========      =======      ===========      =======

Basic earnings per share of common stock
     in Won and U.S. dollars (note 21)                                W    2,066          755      $     1.721        0.629
                                                                      ==========      =======      ===========      =======
Diluted earnings per share of common stock
     in Won and U.S. dollars (note 21)                                W    2,064          755      $     1.719        0.629
                                                                      ==========      =======      ===========      =======

See accompanying notes to non-consolidated financial statements

                        SHINHAN FINANCIAL GROUP CO., LTD.

       NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS

   Year ended December 31, 2002 and four-month period ended December 31, 2001

                 Date of Appropriation for 2002: March 31, 2003
                 Date of Appropriation for 2001: March 20, 2002

               (In millions of Won and thousands of U.S. dollars)

                                                                          Won                 U.S. dollars (note 2)
                                                             --------------------------     -------------------------
                                                                2002              2001         2002            2001
                                                             -----------        -------     ----------        -------
Unappropriated retained earnings:
       Balance at beginning of year                          W    47,034              -     $   39,182              -
       Changes in retained earnings of subsidiaries                 (511)          (841)          (426)          (701)
       Net earnings for year                                     603,931        220,763        503,108        183,908
                                                             -----------        -------     ----------        -------
                                                                 650,454        219,922        541,864        183,207

Appropriation of retained earnings:
       Legal reserve                                              60,393         22,076         50,311         18,391
       Dividends (note 22)                                       157,492        150,812        131,200        125,634
                                                             -----------        -------     ----------        -------
                                                                 217,885        172,888        181,511        144,025
                                                             -----------        -------     ----------        -------
Unappropriated retained earnings to be carried               W   432,569         47,034     $  360,353         39,182
       over to subsequent year
                                                             ===========        =======     ==========        =======

See accompanying notes to non-consolidated financial statements

                        SHINHAN FINANCIAL GROUP CO., LTD.

                    NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

   Year ended December 31, 2002 and four-month period ended December 31, 2001

               (In millions of Won and thousands of U.S. dollars)

                                                                           Won               U.S. dollars (note 2)
                                                                ------------------------    ------------------------
                                                                   2002           2001         2002           2001
                                                                ----------      --------    ----------      --------
Cash flows from operating activities:
     Net earnings                                               W  603,931       220,763    $  503,108       183,908
     Adjustments to reconcile net earnings to net cash
             provided by (used in) operating activities:
          Interest expense                                           1,175            92           979            76
          Depreciation and amortization                                512           173           426           144
          Bad debt expense                                           2,374         1,472         1,978         1,226
          Retirement and severance benefits                            594             -           495             -
          Valuation gain accounted for by the equity method       (618,690)     (225,795)     (515,403)     (188,100)
          Stock compensation expense                                   643             -           536             -
          Gain on disposition of investment securities              (1,731)            -        (1,442)            -
          Increase in other assets                                  (4,609)         (754)       (3,840)         (628)
          Increase in other liabilities                              4,763         1,264         3,968         1,053
          Retirement and severance benefits paid                       (24)            -           (20)            -
          Increase in due from insurer for severance benefits         (332)            -          (277)            -
                                                                ----------      --------    ----------      --------
                 Net cash used in operating activities             (11,394)       (2,785)       (9,492)       (2,321)

Cash flows from investing activities:

     Cash provided by investing activities:
          Dividends received                                       640,771             -       533,798             -
          Decrease in investment securities                         23,631             -        19,686             -
          Decrease in other assets                                      39             -            32             -
                                                                ----------      --------    ----------      --------
                                                                   664,441             -       553,516             -

     Cash used in investing activities:
          Increase in investment securities                        467,962         8,781       389,838         7,315
          Increase in loans                                        625,572       147,200       396,178        80,973
          Acquisition of fixed assets                                 (797)       (1,643)         (664)       (1,368)
          Increase in other assets                                  (2,038)       (5,745)       (6,139)       (4,786)
                                                                ----------      --------    ----------      --------
                                                                (1,096,369)     (163,369)     (792,819)      (94,442)
                                                                ----------      --------    ----------      --------
                 Net cash used in investing activities            (431,928)     (163,369)     (359,820)     (136,095)

                        SHINHAN FINANCIAL GROUP CO., LTD.

   Year ended December 31, 2002 and four-month period ended December 31, 2001

               (In millions of Won and thousands of U.S. dollars)

                                                                       Won              U.S. dollars (note 2)
                                                             ----------------------    ----------------------
                                                               2002          2001        2002           2001
                                                             ---------      -------    ---------      -------
Cash flows from financing activities:

     Cash provided by financing activities:
          Increase in borrowings                             W  39,582       20,000    $  32,974       16,661
          Increase in debentures                               586,087      147,535      488,243      122,905
                                                             ---------      -------    ---------      -------
                                                               625,669      167,535      512,217      139,566

     Cash used in financing activities:
          Issuance cost on debentures paid                      (2,087)        (669)      (1,739)        (557)
          Decrease in borrowings                               (20,000)           -      (16,661)           -
          Dividends paid                                      (150,359)           -     (125,257)           -
                                                             ---------      -------    ---------      -------
                                                              (172,446)        (669)    (143,657)        (557)
                                                             ---------      -------    ---------      -------
                 Net cash provided by financing activities     453,223      166,866      377,560      139,009
                                                             ---------      -------    ---------      -------
Net increase in cash and cash equivalents                        9,901          712        8,248          593

Cash and cash equivalents, beginning of year                       712            -          593            -
                                                             ---------      -------    ---------      -------
Cash and cash equivalents, end of year                       W  10,613          712    $   8,841          593
                                                             =========      =======    =========      =======

See accompanying notes to non-consolidated financial statements

                        SHINHAN FINANCIAL GROUP CO., LTD.

                 NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

   Year ended December 31, 2002 and four-month period ended December 31, 2001

(1)   Description of the Company

      Shinhan Financial Group Co., Ltd. (the "Company") was incorporated on September 1, 2001 by way of the transfer of all issued shares owned by shareholders of Shinhan Bank, Shinhan Securities Co., Ltd., Shinhan Capital Co., Ltd. and Shinhan Investment Trust Management Co., Ltd. to the Company. The Company was formed for the purpose of providing management services and financing to affiliated companies with W1,461,721 million of initial capital stock and the Company's shares were listed on the Korea Stock Exchange on September 10, 2001.

      As of December 31, 2002, the Company has 10 subsidiaries and its capital stock was W1,461,806 million. Details of its subsidiaries are as follows:

      (a)   Shinhan Bank

            Shinhan Bank was incorporated on September 15, 1981 under the General Banking Act of Korea to engage in the commercial banking and trust business. As of December 31, 2002 Shinhan Bank's capital stock was W1,223,153 million. Shinhan Bank has 348 branch offices and 170 automated teller machine locations.

      (b)   Goodmorning Shinhan Securities Co., Ltd.

            Goodmorning Shinhan Securities Co., Ltd. ("Goodmorning Shinhan Securities") was incorporated on April 2, 1973 to engage in securities trading, underwriting and brokerage services. Its shares were listed on the Korea Stock Exchange on December 19, 1986. On June 18, 2002, the Company acquired a 29% share of Good Morning Securities Co., Ltd. from its largest shareholders and on July 31, 2002, Good Morning Securities Co., Ltd. was merged with Shinhan Securities Co., Ltd., which was one of subsidiaries of the Company, at the exchange rate of 1.9976 Good Morning Securities Co., Ltd. shares for each Shinhan Securities Co., Ltd. share, and renamed to Goodmorning Shinhan Securities. As of December 31, 2002, it operates through 95 branches and its capital stock was W796,998 million.

      (c)   Shinhan Card Co., Ltd.

            Shinhan Card Co., Ltd. ("Shinhan Card") was established on June 1, 2002 under Credit Specialty Finance Law through the spin-off of the credit card division of Shinhan Bank. Shinhan Card is engaged principally in credit card services, factoring, consumer loan and installment financing. As of December 31, 2002, Shinhan Card holds
            1.55 million of franchise accounts and 2.55 million of credit card holders, and its capital stock was W152,847 million.

      (d)   Shinhan Capital Co., Ltd.

            Shinhan Capital Co., Ltd. ("Shinhan Capital") was incorporated on April 19, 1991 to engage in the leasing and rental business and it changed its name on May 27, 1999 from Shinhan Leasing Co., Ltd. to Shinhan Capital. As of December 31, 2002, its capital stock was W80,000 million.

                        SHINHAN FINANCIAL GROUP CO., LTD.

      (e)   Shinhan BNP Paribas Investment Trust Management Co., Ltd.

            On August 1, 1996, Shinhan BNP Paribas Investment Trust Management Co., Ltd. ("Shinhan BNP Paribas ITMC") was established and obtained a license to engage in the business of investment and trust of securities and advisory services under the Investment and Trust of Securities Law. Shinhan BNP Paribas ITMC's capital stock was W40,000 million as of December 31, 2002. Additionally, on October 24, 2002, the Company sold 3,999,999 shares (50% of total outstanding shares - 1 share) of Shinhan Investment Trust Management Co., Ltd., which has been renamed to Shinhan BNP Paribas ITMC, to BNP Paribas Asset Management.

      (f)   Jeju Bank

            Jeju Bank was incorporated on March 18, 1969 under the General Banking Act of Korea to engage in the commercial banking and trust business and listed its shares on the Korea Stock Exchange on December 28, 1972. On April 4, 2002, Jeju Bank became one of subsidiaries of the Company through acquiring a 51% share from Korea Deposit Insurance Corporation. Additionally, the Company's percentage of ownership increased to 62% with the acquisition of additional common shares at W20,177 million on July 5, 2002 and its capital stock was W77,644 million as of December 31, 2002.

      (g)   SH&C Life Insurance CO., Ltd.

            SH&C Life Insurance Co., Ltd. ("SH&C Life Insurance") was established in October 1, 2002 to engage in insurance business and other related business. As of December 31, 2002, its capital stock was W30,000 million.

      (h)   e-Shinhan Inc.

            e-Shinhan Inc. ("e-Shinhan") was incorporated on February 21, 2001 to engage in the business of internet brokerage service and comprehensive management services on customer accounts. Its capital stock was W2,820 million as of December 31, 2002.

      (i)   Shinhan Macquarie Financial Advisory Co., Ltd.

            Shinhan Macquarie Financial Advisory Co., Ltd. ("Shinhan Macquarie") was incorporated on August 1, 2001 to engage in the business of financial advisory services and cross border leasing. Its capital stock was W1,000 million as of December 31, 2002.

      (j)   Shinhan Credit Information Co., Ltd.

            Shinhan Credit Information Co., Ltd. ("Shinhan Credit Information") was established on July 8, 2002 as wholly owned subsidiary of the Company to engage in the business of debt collection services and credit research. As of December 31, 2002, its capital stock was W3,000 million.

                        SHINHAN FINANCIAL GROUP CO., LTD.

      Ownerships of Company's subsidiaries as of December 31, 2002 and 2001 are as follows:

                                                               2002                              2001
                                                     ------------------------        ----------------------------
                                                                   Ownership                           Ownership
                                                       Number of   Percentage         Number of        Percentage
 Investor                    Investee                   shares         (%)             shares             (%)
-----------       ------------------------------     -----------   ----------        -----------       ----------
The Company       Shinhan Bank                       244,630,672     100.0           275,182,926         100.0
       "          Goodmorning Shinhan Securities      94,084,384   (*)59.4     (**)   23,847,457         100.0
       "          Shinhan Card                        30,569,400     100.0                     -             -
       "          Shinhan Capital                     16,000,000     100.0            16,000,000         100.0
       "          Shinhan BNP Paribas ITMC             4,000,001      50.0             8,000,000         100.0
       "          Jeju Bank                            9,692,369      62.4                     -             -
       "          SH&C Life Insurance                  3,000,001      50.0                     -             -
       "          e-Shinhan                              415,495      73.7               415,495          73.7
       "          Shinhan Macquarie                      102,000      51.0               102,000          51.0
       "          Shinhan Credit Information             600,000     100.0                     -             -

Shinhan Bank      The Company                         29,873,674      10.2            29,873,295          10.2

      (*)   1,041,408 shares of treasury stock considered

      (**)  Shares of Shinhan Securities Co., Ltd. before merger

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies

      (a)   Basis of Financial Statements Presentation

            The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with generally accepted financial accounting standards and the financial accounting standards applicable to financial holding companies in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use only by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

      (b)   Basis of Financial Statements Translation

            The accompanying non-consolidated financial statements are expressed in Korean Won and, solely for the convenience of the reader, have been translated into U.S. dollars at the rate of W1,200.40 to US$1, the basic exchange rate on December 31, 2002. These translations should not be construed as a representation that any or all of the amounts shown could be converted into U.S. dollars at this or any other rate.

      (c)   Allowance for Loan Losses

            The Company provides an allowance for doubtful accounts to cover estimated losses on loans, based on collection experience and analysis of the collectibility of individual outstanding loans.

            For equity method accounting, the Company applies its own criteria in providing allowances for loan losses of its subsidiaries. Accordingly, additional allowances of W3,679 million for Goodmorning Shinhan Securities, W7,225 million for Shinhan Capital and W2,048 million for Jeju Bank are provided, as of December 31, 2002, for equity method accounting.

      (d)   Investment Securities

            The Company's investment equity securities are composed entirely of equity securities in subsidiaries which are under significant influence of the Company.

            Investments in equity securities of subsidiaries which are under significant influence of the Company are stated at an amount as determined using the equity method. The difference between carrying value and amount after adjusting investor's interest in investee's net assets is charged or credited to current income and the difference derived from changes in the investee's retained earnings is presented as an increase or decrease in the investor's beginning retained earnings. If the difference is derived from changes in investee's capital surplus or capital adjustment, it is charged to the capital adjustment as a component of stockholders' equity.

            For debt securities presented in investments, acquisition cost is determined by the moving average method. Investments in debt securities categorized as held to maturity are recorded at amortized cost, with the related amortization included in interest income. Investments in debt securities other than those held to maturity are recorded at fair value with unrealized loss or gain included as a separate component of stockholders' equity. In valuing debt securities, if the fair value declines significantly and is not expected to recover, the difference between the book value and the fair value is charged to current operations as an impairment loss. Subsequent recoveries are also recorded in current operations up to the original cost of the investment.

                        SHINHAN FINANCIAL GROUP CO., LTD.

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

      (e)   Fixed Assets

            i)    Tangible Assets

                  Tangible assets are stated at cost. Significant additions or improvements extending value or useful lives of assets are capitalized, where normal maintenance and repairs are charged to expense when incurred.

                  The depreciation method and useful lives of tangible assets are as follows:

         Descrptions                Depreciation Method            Useful Lives
-----------------------------       -------------------            -------------
Vehicles                            Declining-balance               5 years
Furniture, fixtures and other               "                          "
Leasehold improvement               Straight-line                      "

            ii)   Intangible Assets

                  Intangible assets are stated at acquisition cost less amortization computed using the straight-line method over 5 years.

      (e)   Discounts on Debentures

            Discounts on debentures issued, which represent the difference between the face value of debentures issued and the issuance price of debentures, are amortized on the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

      (f)   Income Taxes

            Income tax on the earnings for the year comprises current and deferred tax. Income tax is recognized in the statement of earnings except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

            Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

            A deferred tax asset is recognized only to the extent that it is probable that future taxable earnings will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

                        SHINHAN FINANCIAL GROUP CO., LTD.

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

      (g)   Retirement and Severance Benefits

            Employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. The Company's estimated liability under the plan which would be payable if all employees left on the balance sheet date is accrued in the accompanying non-consolidated balance sheets. A portion of the liability is covered by an employees' severance pay insurance where the employees have a vested interest in the deposit with the insurance company. The deposit for severance benefit insurance is, therefore, reflected in the accompanying balance sheets as a deduction from the liability for retirement and severance benefits.

      (h)   Translation of Foreign Currency Denominated Assets and Liabilities

            Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the balance sheet date, with the resulting gains and losses recognized in current results of operations. As permitted by the Financial Accounting Standards, monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at W1,200.40 and W1,326.10 to US$ 1, the basic rates of exchange on December 31, 2002 and 2001, respectively. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated into Korean Won at the foreign exchange rate ruling at the date of the transaction.

      (i)   Stock Options

            The stock option program allows the Company's employees to acquire shares of the Company or to be compensated for the market price difference. In case of stock grant type, the Company values stock options based upon an option pricing model under the fair value method and recognizes this value as an expense and a capital adjustment over the period in which the options vest. In case of price compensation type, the Company recognizes the compensation expense as an expense and a liability over the period in which the options vest.

      (j)   Contingent Liabilities

            Contingent losses are generally recognized as a liability when probable and reasonably estimable.

                        SHINHAN FINANCIAL GROUP CO., LTD.

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

      (k)   Adoption of New Accounting Standard

            The Company adopted the Statement of Korea Accounting Standards
            (SKAS) No. 6, "Events Occurring after the Balance Sheet Date", in preparation for financial statements as of and for the year ended December 31, 2002. The statement requires companies not to record dividends as liabilities in balance sheet, which are presented in the statement of appropriation of retained earnings, resulting in financial status presentation before appropriation of retained earnings in balance sheet. The adoption of SKAS No. 6 had no effects on earnings for the year ended December 31, 2002 and resulted in a decrease in liabilities and an increase in stockholders' equity, amounting to W157,492 million, respectively.

            According to the adoption of the new statement, the Company amended the financial statements for the four-month period ended December 31, 2001, presented herein for comparative purposes, and its liabilities decreased and stockholders' equity increased, amounting to W150,812 million, respectively.

            On February 5, 2003, the BOD of the Company approved the accompanying non-consolidated financial statements.

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(3)   Cash and Due from Banks

      As of December 31, 2002, W2.5 million of cash and due from banks is restricted for guarantee deposits on bank accounts.

(4)   Investment Securities

      (a) Investment securities as of December 31, 2002 and 2001 consist of the following:

                             Won                     U.S. dollars (Note 2)
                  --------------------------   ----------------------------
                       2002          2001            2002            2001
                  --------------   ---------   --------------     ---------
Stocks            W    3,990,774   3,801,572   $    3,324,537     3,166,921
Bonds                      1,089           -              907             -
                  --------------   ---------   --------------     ---------
                  W    3,991,863   3,801,572   $    3,325,444     3,166,921
                  ==============   =========   ==============     =========

      (b) Changes in investment equity securities accounted for by the equity method for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are as follows:

                                                               2002
                        ---------------------------------------------------------------------------------------
                         Book value      Investment/                                                 Book value
                           as of         Disposition/   Equity                                         as of
                          December       dividend,      method)   Retained     Capital      Total     December
    Subsidiaries          31, 2001         net         gain(loss  earnings   adjustments   changes    31, 2002
-------------------     --------------   ------------  ---------  --------   -----------  ---------  ----------
Shinhan Bank            W    3,446,112     (870,651)    595,866    (215)      (127,160)   (402,160)  3,043,952
Goodmorning
 Shinhan Securities(*)         243,673      390,710        (749)    (36)      (102,032)    287,893     531,566
Shinhan Card                         -      246,956         504       -              -     247,460     247,460
Shinhan Capital                 63,781            -      13,429     (63)          (689)     12,677      76,458
Shinhan BNP                     42,557      (23,900)      3,961     (74)            37     (19,976)     22,581
  Paribas ITMC
Jeju Bank                            -       42,935       6,683    (118)        (2,808)     46,692      46,692
SH&C Life Insurance                  -       15,000        (453)      -             83      14,630      14,630
e-Shinhan                        4,673            -        (806)     (1)            26        (781)      3,892
Shinhan Macquarie                  776         (484)        134      (3)             -        (353)        423
Shinhan Credit
  Information                        -        3,000         121       -              -       3,121       3,121
                             ---------     --------     -------    ----       --------     -------   ---------
                        W    3,801,572     (196,434)    618,690    (510)      (232,543)    189,203   3,990,775
                             =========     ========     =======    ====       ========     =======   =========

(*)   Equity method on Shinhan Securities before merger included

(**) The financial statements of Goodmorning Shinhan Securities reviewed by other accountants and the financial statements of Jeju Bank audited by other auditors were used

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(4)   Investment Securities, Continued

                                                       2001
                        ----------------------------------------------------------------------
                                                                                   Book value
                                        Equity                                       as of
                        Acquisition     method     Retained    Capital     Total   December 31,
     Subsidiaries          cost       gain(loss)   earnings  adjustments  changes      2001
---------------------   ------------  -----------  ------------------------------- ------------
Shinhan Bank            W  3,240,495     86,902      (840)     119,555    205,617    3,446,112
Shinhan Securities           102,544    141,015         -          114    141,129      243,673
Shinhan Capital               54,091       (107)        -        9,797      9,690       63,781
Shinhan ITMC                  41,241      1,316         -            -      1,316       42,557
e-Shinhan                      8,270     (3,597)        -            -     (3,597)       4,673
Shinhan Macquarie                510        266         -            -        266          776
                           ---------    -------      ----      -------    -------    ---------
                        W  3,447,151    225,795      (840)     129,466    354,421    3,801,572
                           =========    =======      ====      =======    =======    =========

      Under the equity method, the Company records changes in its proportionate equity of the book value of subsidiaries as either current earnings, capital adjustments or adjustments to retained earnings, depending on the nature of the underlying change in book value of subsidiaries. Differences between the acquisition cost and fair value of subsidiaries are amortized (reversed) over reasonable period within 20 years using the straight-line method.

      Shinhan Bank is holding W461,867 million of loans (including guarantees and acceptances) provided to SK Global Co., Ltd. that that confirmed its accounting fraud. Actual losses on these loans may differ materially from the management's assessments. The accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company, for the equity method of accounting.

      The changes in goodwill (negative goodwill) for the year ended December 31, 2002 are as follows:

                                 Beginning   Increase   Amortization   Ending
                                  balance   (decrease)   (reversal)   balance
                                 ---------  ----------  ------------  --------
Goodmorning Shinhan Securities   W       -   170,045      8,503       161,542
Jeju Bank                                -    (7,585)      (551)       (7,034)
                                 ---------   -------      -----       -------
                                 W       -   162,460      7,952       154,508
                                 =========   =======      =====       =======

(c)   Investment debt securities as of December 31, 2002 are as follows:

                                Acquisition cost   Fair value  Book value
                               -----------------   ----------  ----------
Bond with stock warrant
  issued by Shinhan Bank       W           1,785      1,089     1,089
                               =================   ========     =====

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(5)   Loans

       Loans as of December 31, 2002 and 2001 consist of the following:

                                              Won             U.S. dollars (Note 2)
                                   ------------------------   ----------------------
                                         2002          2001         2002     2001
                                   -------------  ---------   ----------   ---------
Loans in Won                       W     497,200     97,200   $  414,195      80,973
Loans in foreign currencies               71,927          -       59,919           -
Privately placed bonds                   200,000     50,000      166,611      41,653
                                   -------------  ---------   ----------   ---------
                                         769,127    147,200      640,725     122,626
Less: Allowance for loan losses           (3,846)    (1,472)      (3,203)     (1,226)
                                   -------------  ---------   ----------   ---------
                                   W     765,281    145,728   $  637,522     121,400
                                   =============  =========   ==========   =========

(a)   Details of loans as of December 31, 2002 and 2001 are as follows:

                                                      Interest
                       Borrower          Maturity       rate           2002         2001
                  --------------------  ----------   -----------   -------------  ---------
Loans in Won      Shinhan Capital       2004.10.29      6.72%      W     29,000     29,000
   "                    "               2004.12.10      7.49%            68,200     68,200
   "                    "               2005. 1.30      7.34%            30,000          -
   "                    "               2007. 4. 4      8.12%            20,000          -
   "                    "               2005. 4.29      7.49%            30,000          -
   "                    "               2005. 6.26      6.95%            30,000          -
   "                    "               2007. 7.29      6.65%            20,000          -
   "                    "               2007.11.21      6.18%            20,000          -
   "                    "               2005.12.16      5.95%            30,000          -
   "                    "               2007.12.16      6.22%            20,000          -
   "              Shinhan Card          2005.11.21      5.93%           100,000          -
   "                                    2005.12.16      5.95%           100,000          -
                                                                   ------------    -------
                                                                        497,200     97,200

Loans in foreign  Shinhan Capital       2005.03.13    Libor+1.2%         36,012          -
  currencies            "               2005.09.13   Libor+1.14%         35,915          -

                                                                   ------------    -------
                                                                         71,927          -

Privately placed  Shinhan Bank          2008.12.21      7.42%            50,000     50,000
  bonds
    "             Jeju Bank             2008.05.20      8.14%            20,000          -
    "             Goodmorning           2004.09.26      6.23%           130,000          -
                    Shinhan Securities
                                                                   ------------    -------
                                                                        200,000     50,000

                                                                   ------------    -------
                                                                        769,127    147,200
Less: Allowance for loan losses                                          (3,846)    (1,472)
                                                                   ------------    -------
                                                                   W    765,281    145,728
                                                                   ============    =======

                       SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(6)   Fixed Assets

      Details of fixed assets as of December 31, 2002 and 2001 are summarized as follows:

                                              Won           U.S. dollars (Note 2)
                                    ---------------------   --------------------
                                         2002      2001        2002        2001
                                    ----------   --------   --------------------
Property and equipment:
  Vehicles                          W      242       242    $      202       202
  Furniture and fixtures                   344       286           286       238
  Leasehold improvement and other        1,283     1,040         1,069       866
                                    ----------   -------    --------------------
                                         1,869     1,568         1,557     1,306
  Less: Accumulated depreciation          (656)     (169          (546)     (140)
                                    ----------   -------    --------------------
                                         1,213     1,399         1,011     1,166
Intangible assets:
  Organization costs                        20        25            16        21
  Other                                    521        45           434        37
                                    ----------   -------    --------------------
                                           541        70           450        58

                                    ----------   -------    --------------------
                                    W    1,754     1,469    $    1,461     1,224
                                    ==========   =======    ====================

(7)   Other Assets

      Other assets as of December 31, 2002 and 2001 are as follows:

                                             Won            U.S. dollars (Note 2)
                                    ---------------------   ---------------------
                                       2002        2001        2002        2001
                                    ----------   --------   ---------------------
Guarantee deposits                  W    7,069     5,331    $    5,889    4,441
Long-term receivables                    2,361         -         1,967        -
Accrued income                           4,333       737         3,610      614
Prepaid expenses                            48        16            40       13
Prepaid income taxes                       982         2           818        1
Other                                      675       414           562      345
                                    ----------     -----    ----------   ------
                                    W   15,468     6,500    $   12,886    5,414
                                    ==========     =====    ==========   ======

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(8)   Borrowings and Debentures

      (a) Borrowings and debentures as of December 31, 2002 and 2001 consist of the followings:

                                              Won           U.S. dollars (Note 2)
                                    ---------------------   ---------------------
                                       2002        2001        2002        2001
                                    ----------   --------   ----------   -------
Borrowings in Won                   W        -    20,000    $        -    16,661
Borrowings in foreign currencies        36,012         -        30,000         -
                                    ----------   -------    ----------   -------
                                    W   36,012    20,000    $   30,000    16,661
                                    ==========   =======    ==========   =======

Korean Won debentures               W  700,000   150,000    $  583,139   124,958
Foreign currency debentures             36,012         -        30,000         -
                                    ----------   -------    ----------   -------
                                       736,012   150,000       613,139   124,958
Less: Discounts on debentures           (3,982)   (3,042)       (3,317)   (2,534)
                                    ----------   -------    ----------   -------
                                    W  732,030   146,958    $  609,822   122,424
                                    ==========   =======    ==========   =======

      (b) Details of borrowings as of December 31, 2002 and 2001 are as follows:

                       Maturity    Interest rate     2002        2001         Lender
                      ----------   -------------   ----------   ------    -------------
Borrowings in Won     2002.09.01       CD+1.1%     W        -    7,000      Koam Bank
      "                   "            CD+1.1%              -   10,000
      "                   "           CD+1.35%              -    1,500        "
      "                   "                                 -    1,000        "
      "                   "                                 -      500        "
                                                   ----------   ------
                                                            -   20,000

                                                                          Industrial &
Borrowings in                                                               Commercial
 foreign currencies   2005.03.13       Libor+1%        36,012        -    Bank of China
                                                      -------   ------
                                                   W   36,012   20,000
                                                   ==========   ======

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(8)   Borrowings and Debentures, Continued

      (b) Details of debentures as of December 31, 2002 and 2001 are as follows:

                              Maturity date   Interest rate       2002         2001
                             --------------   -------------   -----------     -------
Korean Won debentures
     1st non-guaranteed        2004.10.29          5.00%      W    30,000      30,000
     2nd non-guaranteed        2004.12.10          6.00%           70,000      70,000
     3rd non-guaranteed        2006.12.21          7.12%           50,000      50,000
     4th non-guaranteed        2005.01.30          6.69%           30,000           -
     5th non-guaranteed        2007.04.04          7.47%           20,000           -
     6th non-guaranteed        2005.04.29          6.84%           30,000           -
     7th non-guaranteed        2007.05.20          7.25%           20,000           -
     8th non-guaranteed        2005.06.26          6.30%           30,000           -
     9th non-guaranteed        2007.07.29          6.30%           20,000           -
     10th non-guaranteed       2004.09.26          5.50%          130,000           -
     11-1st non-guaranteed     2005.11.21          5.60%          100,000           -
     11-2nd non-guaranteed     2007.11.21          5.88%           20,000           -
     12-1st non-guaranteed     2005.12.16          5.65%          130,000           -
     12-2nd non-guaranteed     2007.12.16          5.96%           20,000           -
                                                              -----------     -------
                                                                  700,000     150,000
Foreign currency debentures    2005.09.13      Libor+0.85%         36,012          -
Less: Discounts on debentures                                      (3,982)     (3,042)
                                                              -----------     -------

                                                              W   732,030     146,958
                                                              ===========     =======

      (c) The maturities of borrowings and debentures as of December 31, 2002 are as follows:

                                                            Repayment schedule
                                               ------------------------------------------------
                                                2004.1.1~     2005.1.1~  2006.1.1 ~  2007.1.1 ~
                                   Balance     2004.12.31    2005.12.31  2006.12.31  2007.12.31
                                -------------  ----------   -----------  ----------  ----------
Borrowings in foreign           W      36,012          -        36,012          -           -
     currencies

Korean Won debentures                 700,000    230,000       320,000     50,000     100,000
Foreign currency debentures            36,012          -        36,012          -           -
                                -------------  ---------    ----------   --------    --------
                                W     772,024    230,000       392,024     50,000     100,000
                                =============  =========    ==========   ========    ========

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(9)   Retirement and Severance Benefits

      Changes in retirement and severance benefits for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are summarized as follows:

                                                       Won          U.S. dollars (Note 2)
                                            ---------------------   ---------------------
                                               2002        2001          2002      2001
                                            ------------ --------   ----------   --------
Beginning balance                         W          -       -      $        -       -
Payment                                             25       -              21       -
Provision                                          594       -             495       -
                                          ------------   -----      ----------    ----
                                                   569       -             474       -
Due from insurer for severance benefits           (332)      -            (277)      -
                                          ------------   -----      ----------    ----
                                          W        237       -      $      197       -
                                          ============   =====      ==========    ====

(10)  Other Liabilities

      Other liabilities as of December 31, 2002 and 2001 consist of the following:

                             Won            U.S. dollars (Note 2)
                     --------------------   ---------------------
                            2002    2001       2002         2001
                     ------------   -----   ----------     ------
Withholding taxes    W        523     203   $      436        170
Dividends payable             453       -          377          -
Accounts payable            1,542     434        1,285        362
Accrued expenses            3,962     627        3,301        522
                     ------------   -----   ----------     ------
                     W      6,480   1,264   $    5,399      1,054
                     ============   =====   ==========     ======

(11)  Assets and Liabilities Denominated in Foreign Currency

      Assets and liabilities denominated in foreign currency as of December 31, 2002 are summarized as follows:

                                            Foreign currency
                                              (U.S. dollars)           Equivalent Won
                                            ----------------          ---------------
Assets:
    Cash and due from banks                 $             90          W           108
    Loans                                             59,919                   71,927
    Other assets (accrued income)                        547                      657
                                            ----------------          ---------------
                                                      60,556                   72,692
                                            ================          ===============
Liabilities:
    Borrowings                                        30,000                   36,012
    Debentures                                        30,000                   36,012
    Discounts on debentures                              (79)                     (95)
    Other liabilities (accrued expenses)                 258                      310
                                            ----------------          ---------------
                                            $         60,179          W        72,239
                                            ================          ===============

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(12)  Related Party Transactions

      Significant balances and transactions with the related parties as of and for the year ended December 31, 2002 and as of and for the four-month period ended December 31, 2001 are summarized as follows:

      (a) Details of transactions

       Revenue earned            Expense incurred           Account            2002      2001
--------------------------   --------------------   ---------------------   --------   --------
The Company                  Shinhan Bank           Interest income         W  5,581      113
     "                       Goodmorning            Interest income            2,158        -
                               Shinhan Securities

     "                       Shinhan Capital              "                   15,006      634
     "                       Jeju Bank                    "                    1,000        -
     "                       Shinhan Card                 "                      925        -
                                                                            --------   ------
                                                                              24,670      747
                                                                            --------   ------
Shinhan Bank                 The Company            Rental income                  2        -
    "                        Shinhan Capital        Interest income            6,055    6,820
    "                            "                  Rental income                271        -
    "                                               Gain on derivatives           64        -
                                                        transactions

    "                            "                  Commission income              -        1
    "                        Jeju Bank              Interest income              238        -
    "                        Goodmorning                 "                     1,414      359
                               Shinhan Securities

    "                             "                 Rental income                 21        -
    "                        Shinhan Card           Interest income              786        -
    "                             "                 Commission income         55,271        -
    "                             "                 Rental income                468        -
    "                        Shinhan Macquarie      Rental income                100        -
    "                             "                 Commission income              -       46
Goodmorning                  Shinhan Bank           Interest income              257      191
  Shinhan Securities
    "                        Shinhan Card           Rental income                  5        -
Shinhan Card                 Shinhan Bank           Interest income              491        -
    "                        Goodmorning            Interest income              106        -
                               Shinhan Securities
Shinhan Capital              Shinhan Bank           Interest income              150       64
    "                             "                 Gain on derivative         2,468        -
                                                         transactions

Shinhan BNP                  Shinhan Bank           Interest income              380      373
   Paribas ITMC
    "                             "                 Commission income             41        -
Jeju Bank                         "                 Interest income               83        -
SH&C Life Insurance          Shinhan Bank           Interest income              180        -
Shinhan Credit Information   Shinhan Card           Commission income          2,289        -
    "                        Shinhan Bank                  "                     772        -
e-Shinhan                         "                 Interest income                -       38
Shinhan Macquarie                 "                 Interest income               15        -

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

 (12)    Related Party Transactions, Continued

     (b) Account balances

  Creditor                  Debtor                       Account                       2002      2001
-------------------   -------------------- -------------------------------------   -----------  -------
The Company           Shinhan Bank          Cash and due from banks                W    10,613      712
    "                     "                 Other assets (Guarantee deposits)            6,902    5,331
    "                     "                 Loans (Privately placed bonds)              50,000   50,000
    "                     "                 Other assets (Long-term receivables)         2,171        -
    "                     "                 Other assets (Accrued income)                  123      103
    "                 Goodmorning           Loans (Privately placed bonds)             130,000        -
                        Shinhan Securities

    "                     "                 Other assets (Accrued income)                  134        -
    "                 Shinhan Card          Loans                                      200,000        -
    "                     "                 Other assets (Accrued income)                  925        -
    "                 Shinhan Capital       Loans                                      369,127   97,200
    "                     "                 Other assets (Long-term receivables)           190        -
    "                     "                 Other assets (Accrued income)                2,965      634
    "                 Jeju Bank             Loans (Privately placed bonds)              20,000        -
    "                     "                 Other assets (Accrued income)                  186        -
                                                                                    ----------  -------
                                                                                       793,336  153,980

                                                                                    ----------  -------
Shinhan Bank          Shinhan Capital       Loans                                       37,959   89,159
     "                      "               Trading securities                               -  100,000
     "                      "               Other assets (Accrued income)                  133        -
     "                Goodmorning           Loans (Privately placed bonds)              70,000        -
                        Shinhan Securities
     "                      "               Other assets (Accrued income)                1,047        -
     "                      "               Other assets (Guarantee deposits)              530        -
     "                Shinhan Card          Call loans                                   7,500        -
     "                Jeju Bank             Loans (Privately placed bonds)               3,140        -
Goodmorning           Shinhan Bank          Due from banks                              11,908    4,696
 Shinhan Securities
      "                     "               Other assets (Guarantee deposits)            5,526        -
      "                     "               Other assets (Accrued income)                  252        -
Shinhan Card                "               Other assets (Guarantee deposits)              387        -
      "               Goodmorning           Other assets (Guarantee deposits)            3,289        -
                        Shinhan Securities

Shinhan Capital       Shinhan Bank          Short-term financial instruments            16,666    7,454
      "                     "               Trading securities                               -   19,448
      "                     "               Currency swap                                2,000        -
      "                     "               Other assets (Guarantee deposits)              418        -
Shinhan BNP                 "               Due from banks                               8,985   11,858
  Paribas ITMC
      "                                     Other assets (Accrued income)                    -       87
      "               Goodmorning           Other assets (Guarantee deposits)              850      850
                       Shinhan Securities

Jeju Bank             Shinhan Bank          Call loans                                   4,922        -
SH&C Life Insurance        "                Cash and cash equivalents                   12,327        -
e-shinhan                  "                Due from banks                               3,718    4,223
     "                     "                Other assets (Accrued income)                    -       27
Shinhan Macquarie          "                Due from banks                                 168    1,529
     "                     "                Other assets (Guarantee deposits)                -       71
Shinhan Credit
  Information              "                Cash and cash equivalents                    1,395        -

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(12)   Related Party Transactions, Continued

       (c) Guarantees and acceptances

          The guarantees and acceptances provided between the related parties as of December 31, 2002 are as follows:

Creditor            Debtor            Account          Amount guaranteed
------------    ---------------   ----------------     -----------------
Shinhan Bank    Shinhan Capital   Letter of credit     W          13,480
                                                       =================

(13)  Commitments and Contingencies

      As of December 31, 2002, the Company has provided a blank note to Koram Bank, as collateral related to bank overdrafts.

(14)  Insurance

      As of December 31, 2002, the Company maintains insurance policies covering loss and liability arising from automobile accidents.

(15)  Retained Earnings

      Retained earnings as of December 31, 2002 and 2001 are summarized as follows:

                                            Won              U.S. dollars (Note 2)
                                    ----------------------   -----------------------
                                       2002        2001         2002           2001
                                    ----------   ---------   -------------   -------
Legal reserves                      W   22,076           -   $      18,391         -
Unappropriated retained earnings       650,454     219,922         541,864   183,207
                                    ----------   ---------   -------------   -------
                                       672,530     219,922         560,255   183,207
                                    ==========   =========   =============   =======

      The Korean Financial Holding Company Act requires the Company to appropriate a minimum of 10% of annual net earnings as a legal reserve whenever dividends are paid until such reserve equals its paid-in capital. This reserve is not available for payment of cash dividends. However, subject to the stockholders' approval, it may be transferred to common stock in connection with stock dividends or used to reduce any accumulated deficit.

(16)  Capital Adjustment

      Capital adjustments as of December 31, 2002 and 2001 consist of the following:

                                                            Won              U.S. dollars (Note 2)
                                                  -----------------------    ----------------------
                                                       2002        2001          2002        2001
                                                  ------------    -------    ------------   -------
Valuation gain (loss) on investment securities    W   (103,745)   129,466    $    (86,425)  107,852
Stock option                                             3,004          -           2,502         -
                                                  ------------    -------    ------------   -------
                                                  W   (100,741)   129,466    $    (83,923)  107,852
                                                  ============    =======    ============   =======

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(17)  Stock Options

      Stock options are recorded as a capital adjustment on the balance sheets and the related compensation expense is recorded as a current expense over certain periods in accordance with Korean GAAP. Details of stock options in effects as of December 31, 2002 are as follows:

      (a)   Details of stock options

                           Personnel of the Company              Personnel of subsidiaries
                         ------------------------------        ----------------------------
Grant date                        2002.05.22                            2002.05.22
Shares granted                    213,500 shares                        790,700 shares
Share expired to date                    -                                6,500 shares
Shares outstanding                213,500 shares                        784,200 shares
Type of stock options             Stock grant or                        Stock grant or
                                price compensation                    price compensation
Exercise price (Won)                W 18,910                              W 18,910
Exercise period          Within 4 years after 2                Within 4 years after 2 years
                            years from grant date                     from grant date
Forfeited period         after 6 years from grant date         after 6 years from grant date

      (b)   Changes in stock compensation expense

                                                         Personnel of    Personnel of
                                                         the Company     subsidiaries
                                                         -----------     ------------
Compensation expense recorded as of December 31, 2002      W 643           2,361
Compensation expense to be recorded in subsequent years    1,452           5,333

      (c) The Company calculated the compensation expenses using the fair value method for stock grant and details are as follows:

                                                Personnel        Personnel
                                             of the Company   of subsidiaries
                                           ----------------   ---------------
 Risk-free interest rate                         6.43%               6.43%
 Expected exercise period                       4 years             4 years
 Expected stock price volatility                27.13%              27.13%
 Expected dividend yield                          0%                  0%
 Expected ratios of no-exercise                   0%                  0%
 Weighted average exercise price (Won)     W       18,910     W      18,910
 Weighted average fair value (Won)                  9,812             9,812

      For stock options, which were granted to the personnel of the subsidiaries, the difference between the exercise price and the fair value on the date of exercise would be assumed by the subsidiaries of the Company. Therefore, in relation to those stock options, the subsidiaries have recorded compensation expense as long-term payables, and the Company has accounted for as long-term receivables.

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(18)  General and Administrative Expenses

      Details of general and administrative expenses for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are as follows:

                                       Won           U.S. dollars (Note 2)
                                ------------------  ----------------------
                                   2002      2001      2002          2001
                                ---------   ------  ----------       -----
Salaries and wages              W   7,008   1,743   $   5,838        1,452
Retirement benefits                   594       -         495            -
Other employee benefits               370      75         308           63
Entertainment                       1,903     237       1,585          198
Depreciation and amortization         512     173         427          144
Bad debts                           2,374   1,472       1,978        1,226
Taxes and dues                        125      22         105           18
Commissions and fees                5,748     602       4,788          502
Other                                 805     309         670          256
                                ---------   -----   ---------        -----
                                W  19,439   4,633   $  16,194        3,859
                                =========   =====   =========        =====

(19)  Value Added Information

      Value added information included in general and administrative expenses for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are as follows:

                                        Won         U.S. dollars (Note 2)
                                ------------------- ---------------------
                                   2002      2001     2002         2001
                                ---------   ------  ---------      ------
Salaries and wages              W   7,008    1,743  $   5,838       1,452
Retirement benefits                   594        -        495           -
Other employee benefits               370       75        308          63
Rent                                   46        2         38           1
Depreciation                          489      168        407         140
Taxes and dues                        125       22        105          18
                                ---------   ------  ---------      ------
                                W   8,632    2,010  $   7,191       1,674
                                =========   ======  =========      ======

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(20)  Income Taxes

      (a) The Company is subject to income taxes based on taxable earnings, which results in the normal tax rate of 29.7%.

            The components of income taxes for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are summarized as follows:

                                     Won           U.S. dollars (Note 2)
                         -----------------------   ---------------------
                            2002          2001       2002        2001
                         ----------    ---------   -------       -----
Current income taxed     W        -        -       $     -           -
Deferred taxes                    -        -             -           -
                         ----------     ----       -------       -----
                         W        -        -       $     -           -
                         ==========     ====       =======       =====

      (b) Reconciliation of accounting income and taxable income for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 is as follows:

                                                      Temporary difference    Permanent difference
                                                      ---------------------   --------------------
                      Description                       2002         2001        2002       2001
---------------------------------------------------   -----------  --------   ----------- --------
Addition:
  Dividend received                                   W  640,771          -           -       -
  Deemed interest                                              -          -           -     401
  Accrued income earned in prior period                      737          -           -       -
  Investment securities                                      510          -           -       -
  Retirement and severance benefits                          342          -           -       -
  Stock compensation expense                                            643           -       -
  Entertainment expense in excess of tax limit                 -      1,843           -       -
                                                      ----------   --------   ---------     ---
                                                         642,360      2,486           -     401
                                                      ----------   --------   ---------     ---
Deduction:
  Dividend received                                            -   (640,578)          -       -
  Retained earnings                                            -       (510)          -       -
  Accrued income earned in current year (period)          (4,332)         -           -       -
  Due from insurer for severance benefits                   (332)         -           -       -
  Valuation gain accounted for by the equity method     (618,690)         -    (225,795)      -
                                                      ----------   --------   ---------     ---
                                                        (623,354)  (641,088)   (225,795)      -
                                                      ----------   --------   ---------     ---
                                                      W   19,006   (638,602)   (225,795)    401
                                                      ==========   ========   =========     ===

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(20)  Income Taxes, Continued

      (c) Changes in significant accumulated temporary differences and tax effects for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are as follows:

                                                                         2002
                                                      --------------------------------------------
                                                         Beginning                        Ending
                                                          balance   Increase  Decrease    balance
                                                      ------------  --------  --------   ---------
Deductible temporary differences:
  Investment securities                               W          -     1,351         -       1,351
  Retirement and severance benefits                              -       342         -         342
                                                      ------------  --------  --------   ---------
                                                      W          -     1,693         -       1,693
                                                      ============  ========  ========   =========
Taxable temporary differences:
  Valuation gain accounted for by the equity method   W    225,795   618,690   640,771     203,714
  Accrued income                                                 -     5,069       737       4,332
  Due from insurer for severance benefits                        -       332         -         332
  Organization costs                                             -         4         -           4
                                                      ------------  --------  --------   ---------
                                                      W    225,795   624,095   641,508     208,382
                                                      ============  ========  ========   =========

Tax effects of temporary differences:
     Deferred tax assets                              W          -       503         -         503
     Deferred tax liabilities (*)                                -    (5,341)     (219)     (5,122)

Tax effects of tax loss carryforwards:
     Deferred tax assets                                         -     6,295         -       6,295
                                                      ------------  --------  --------   ---------
Net deferred tax assets (liabilities)                            -     1,457      (219)      1,676
                                                      ============  ========  ========   =========
Tax effects recorded in financial statements (**)     W          -         -         -           -
                                                      ============  ========  ========   =========

      (*) W 12,579 million of tax effects on valuation gain accounted for by the equity method are recognized taking into account the considering certainty of realization of deferred income taxes for each subsidiary.

      (**) Tax effects on temporary differences and tax loss carryforwards are not recognized due to uncertainty of realization. Accordingly, the total amount of tax effects on tax loss carryforwards, which are not recognized as deferred taxes, is W21,195 million, with the tax benefit maturity of W5,553 million in 2006 and W 15,642 million in 2007.

                                                                          2001
                                                      ---------------------------------------------
                                                       Beginning    Increase   Decrease     Ending
                                                        balance                             balance
                                                      -----------   --------   -----       --------
Valuation gain accounted for by the equity method     W         -   (225,795)      -       (225,795)
Tax loss caryfowards (before tax return)                        -      4,511       -          4,511
                                                      -----------   --------       -       --------
                                                                -   (221,284)      -       (221,284)
                                                      ===========   ========       =       ========
Tax effects recorded in the financial statements(*)   W         -          -       -              -
                                                      ===========   ========       =       ========

      (*) Dividends from subsidiaries are excluded for the Company's taxable income according to the Korean Corporate Tax Law. Therefore, deferred tax liabilities related to valuation gain accounted for by the equity method are not recognized due to uncertainty of realization.

                        SHINHAN FINANCIAL GROUP CO., LTD.

                            (In Won and U.S. dollars)

(21)  Earnings Per Share

      (a)   Basic earnings per share

            Basic earnings per common share is calculated by dividing net earnings by the weighted average number of shares of common stock outstanding. The Company's basic earnings per share for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are computed as follows:

                                                    Won                          U.S. dollars (Note 2)
                                    ------------------------------------     -----------------------------
                                          2002               2001                 2002           2001
                                    ------------------   ---------------     --------------    -----------
Net earnings for year / period      W  603,930,621,631   220,762,998,627     $  503,107,815    183,907,863
Weighted average number of
   common shares outstanding               292,353,444       292,344,192        292,353,444    292,344,192
                                    ------------------   ---------------     --------------    -----------
Basic earnings per share            W            2,066               755     $        1.721          0.629
                                    ==================   ===============     ==============    ===========

      (b)   Diluted earnings per share

            Diluted earnings per common share is computed using the weighted average number of shares outstanding during the period plus the dilutive effect of stock options outstanding during the period. If stock options were exercised, 997,700 share of common stock would be issued. If stock options were exercised and converted into common stock on grant date, the weighted average number of common shares outstanding is 292,962,997. Details of computation of diluted earnings per share are as follows:

                                                    Won                           U.S. dollars (Note 2)
                                    ------------------------------------    -----------------------------
                                          2002               2001                2002            2001
                                    ------------------   ---------------    --------------   ------------
Net earnings for year / period      W  603,930,621,631   220,762,998,627     $ 503,107,815    183,907,863
Add: Compensation expense
       (net of income taxes)              642,776,9244               -             535,469              -
                                    ------------------   ---------------     -------------    -----------
Diluted net earnings                   604,573,398,555   220,762,998,627       503,643,284    183,907,863
Weighted average number of
   common shares outstanding               292,962,997       292,344,192       292,962,997    292,344,192
                                    ------------------   ---------------     -------------    -----------
Diluted earnings per share          W            2,064               755     $       1.719          0.629
                                    ==================   ===============     =============    ===========

                        SHINHAN FINANCIAL GROUP CO., LTD.

                                    (In Won)

(22)  Dividends

(a) Dividends for the year ended December 31, 2002 and for the four-month period ended December 31, 2001 are calculated as follows:

                                                               2002                 2001
                                                       -------------------     ---------------
Number of share issued and outstanding                         292,361,125         292,344,192
Number of share issued and outstanding
    available for dividends (*)                                262,487,451         262,470,897
Face value per share                                   W             5,000               5,000
Dividend per share (dividend rate per par value)                    600(12%)            600(12%)
                                                       -------------------     ---------------
Dividends                                              W   157,492,470,600     150,812,285,352
                                                       ===================     ===============

   (*)   Shares owned by subsidiaries excluded

      (b) Payout ratios and dividend yields as of December 31, 2002 and 2001 are calculated as follows:

                                             2002                2001
                                       ------------------   ---------------
A.  Dividends                          W  157,492,470,600   150,812,285,352
B.  Net earnings                          603,930,621,631   220,762,998,627
C.  Payout ratios (A / B)                           26.08%            68.31%

D.  Dividend per share                                600               600
E.  Stock price                                    13,813            16,350
F.  Price-dividends yields (D / E)                   4.34%             3.67%

                        SHINHAN FINANCIAL GROUP CO., LTD.

               (In millions of Won and thousands of U.S. dollars)

(23)  Statements of Cash Flows

      (a) Significant transactions not involving cash inflows or outflows are as follows:

                                                               Won           U.S. dollars (Note 2)
                                                    ----------------------   ----------------------
                                                       2002          2001       2002        2001
                                                    ----------   ---------   ----------   ---------
Acquisition of investment securities by
   stock transfer                                   W        -   3,438,371   $        -   2,864,354
Valuation gain on investment securities recorded
   as a capital adjustment                             233,211     129,466      194,278     107,852
Changes in retained earnings of subsidiaries               510         840          425         700
Stock option recorded as long-term receivables           2,361           -        1,967           -
Stock exchanges                                             85           -           71           -

(24)  Condensed Financial Statements of Subsidiaries

      Condensed financial statements of subsidiaries as of and for the years ended December 31, 2002 and 2001 are as follows:

      (a)   Balance sheets

                                                                2002
                                    -------------------------------------------------------
                                                             Total      Total stockholders'
         Subsidiaries                   Total assets      liabilities         equity
------------------------------     -------------------   -----------   -------------------
Shinhan Bank                       W        58,889,402   56,028,923         2,860,479
Goodmorning Shinhan Securities               1,570,244      982,268           587,976
Shinhan Card                                 2,473,694    2,226,234           247,460
Shinhan Capital                                960,234      876,551            83,683
Shinhan BNP Paribas ITMC                        47,081        1,918            45,163
Jeju Bank                                    1,800,648    1,699,577           101,071
SH&C Life Insurance                             29,738          478            29,260
e-Shinhan                                        5,758          475             5,283
Shinhan Macquarie                                3,503        2,675               828
Shinhan Credit Information                       3,931          810             3,121
                                    ------------------   ----------         ---------
                                    W       65,784,233   61,819,909         3,964,324
                                    ==================   ==========         =========

                                                                  2001
                                    -------------------------------------------------------
                                                             Total      Total stockholders'
       Subsidiaries                     Total assets      liabilities          equity
-------------------------------     -------------------   -----------   -------------------
Shinhan Bank                        W        53,356,042   50,185,114         3,170,928
Shinhan Securities                              630,696      387,023           243,673
Shinhan Capital                                 842,491      778,710            63,781
Shinhan ITMC                                     45,171        2,613            42,558
e-Shinhan                                         6,473          129             6,344
Shinhan Macquarie                                 4,237        2,716             1,521
                                    -------------------   ----------         ---------
                                    W        54,885,110   51,356,305         3,528,805
                                    ===================   ==========         =========

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(24)  Condensed Financial Statements of Subsidiaries, Continued

      (b)   Statements of Earnings

                                                                   2002
                                     ------------------------------------------------------------------
                                                                 Operating
                                      Operating      Operating     income       Ordinary     Net earnings
          Subsidiaries                 revenue       expense      (loss)     income (loss)      (loss)
---------------------------------    ------------    ---------   ---------   -------------   ------------
Shinhan Bank                         W  4,821,339    3,888,932     932,407     842,993         595,866
Goodmorning Shinhan Securities (*)        482,873      474,722       8,151      11,845          31,624
Shinhan Card                              228,954      228,213         741         798             504
Shinhan Capital                           152,314      139,302      13,012      10,988           7,635
Shinhan BNP Paribas ITMC                   12,773        6,312       6,461       6,066           4,605
Jeju Bank                                 145,558      129,404      16,154      12,502          12,502
SH&Clife Insurance                            338        1,243        (905)       (905)           (905)
e-Shinhan                                   2,529        3,776      (1,247)     (1,094)         (1,094)
Shinhan Macquarie                           5,127        5,405        (278)       (742)            281
Shinhan Credit Information                  3,136        3,001         135         162             121
                                     ------------    ---------   ---------     -------         -------
                                     W  5,854,941    4,880,310     974,631     882,613         651,139
                                     ============    =========   =========     =======         =======

      (*)   For the period from April 1, 2002 to December 31, 2002

                                                                   2001
                                     ----------------------------------------------------------------
                                                                 Operating   Ordinary
                                      Operating      Operating     income     income      Net earnings
     Subsidiaries                      revenue        expense      (loss)     (loss)        (loss)
---------------------------------    ------------    ---------   ---------   ---------    ------------
Shinhan Bank                         W  2,290,062    2,185,158     104,903     120,610        86,902
Shinhan Securities                        140,382      122,389      17,993      23,855        17,472
Shinhan Capital                            63,503       71,718      (8,215)    (11,623)         (107)
Shinhan ITMC                                5,696        2,567       3,130       3,129         1,316
e-Shinhan                                     460        3,659      (3,199)     (3,187)       (3,187)
Shinhan Macquarie                           3,210        1,473       1,737       1,747           521
                                     ------------    ---------   ---------    --------       -------
                                     W  2,503,313    2,386,964     116,349     134,531       102,917
                                     ============    =========   =========    ========       =======

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(25)  Financing and Operating Status of the Company and Subsidiaries

      The financing and operating status of the Company and its subsidiaries as of December 31, 2002 and 2001 are as follows:

      (a)   Financing

                                                              2002
                                  -----------------------------------------------------------
              Subsidiaries            Deposits     Borrowings     Debentures (*)     Total
 ------------------------------   --------------   -----------    -------------    ----------
 The Company                      W            -        36,012        732,030         768,042
 Shinhan Bank                         35,183,537    10,598,668      6,068,826      51,851,031
 Goodmorning Shinhan Securities          540,521       147,876        200,000         888,397
 Shinhan Card                                  -       613,743      1,559,776       2,173,519
 Shinhan Capital                               -       702,570         72,912         775,482
 Jeju Bank                             1,414,150       106,252         35,000       1,555,402
                                  --------------    ----------      ---------      ----------
                                  W   37,138,208    12,205,121      8,668,544      58,011,873
                                  ==============    ==========      =========      ==========

      (*)   Net of discounts on debentures

                                                             2001
                                  -------------------------------------------------------------
              Subsidiaries           Deposits      Borrowings     Debentures (*)        Total
 ------------------------------   --------------   -----------    ----------------   ----------
 The Company                      W            -        20,000          146,957         166,957
 Shinhan Bank                         31,892,878     9,662,034        3,512,530      45,067,442
 Shinhan Securities                      191,051       137,240                -         328,291
 Shinhan Capital                               -       404,551          258,734         663,285
                                    ------------   -----------        ---------      ----------
                                  W   32,083,929    10,223,825        3,918,221      46,225,975
                                    ============   ===========        =========      ==========

      (*)   Net of discounts on debentures

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(25)  Financing and Operating Status of the Company and Subsidiaries, Continued

      (b)   Operating assets

                                                            2002
                                 --------------------------------------------------------------
                                                                 Cash and due from
       Subsidiaries                 Loans (*)      Securities          bank             Total
------------------------------   ---------------   ----------   ------------------   ----------
The Company                      W       765,281    3,991,863          10,613         4,767,757
Shinhan Bank                          40,579,006   13,855,009       1,138,414        55,572,429
Goodmorning Shinhan Securities           122,057      456,500         575,506         1,154,063
Shinhan Card                           2,439,076            -              15         2,439,091
Shinhan Capital                          739,518       57,947          16,668           814,133
Shinhan BNP Paribas ITMC                     443       12,981          29,813            43,237
Jeju Bank                              1,317,051      276,867           9,673         1,603,591
SH&C Life Insurance                            -       14,728          13,327            28,055
e-Shinhan                                     51          382           3,718             4,151
Shinhan Macquarie                              -            -             169               169
Shinhan Credit Information                     -            -           1,398             1,398
                                 ---------------   ----------       ---------        ----------
                                 W    45,962,483   18,666,277       1,799,314        66,428,074
                                 ===============   ==========       =========        ==========

      (*)   -     Net of allowance for loan losses and present value discounts

            - After reflecting additional provisions for loan losses, amounting to W3,679 million, W7,225 million and W2,048 million of Goodmorning Shinhan Securities, Shinhan Capital and Jeju Bank, respectively, in order to apply the same criteria in providing allowances for loan losses

                                                            2001
                                 --------------------------------------------------------------
                                                                 Cash and due from
       Subsidiaries                 Loans (*)      Securities          bank             Total
------------------------------   ---------------   ----------   ------------------   ----------
The Company                      W       145,728    3,801,572                -        3,947,300
Shinhan Bank                          33,881,256   14,020,180        1,265,987       49,167,423
Shinha Securities                         58,642      272,394          178,195          509,231
Shinhan Capital                          633,561       68,475                -          702,036
Shinhan ITMC                                 430       13,437                -           13,867
e-Shinhan                                     36          181                -              217
                                 ---------------   ----------        ---------       ----------
                                 W    34,719,653   18,176,239        1,444,182       54,340,074
                                 ===============   ==========        =========       ==========

      (*)   Net of allowance for loan losses and present value discounts

                        SHINHAN FINANCIAL GROUP CO., LTD.

                              (In millions of Won)

(26)  Contribution of Subsidiaries to the Company's Net Earning

      Effects under the equity method on the Company's net earnings are as follows:

                                                                      2002                               2001
                                                          -------------------------    --------------------------
                                                             Amount       Ratio (%)         Amount        Ratio (%)
                                                          ------------    ---------    ----------------   ---------
Valuation gain accounted for by the equity method on:
  Shinhan Bank                                            W    595,866      96.31      W         86,902       38.5
  Goodmorning Shinhan Securities(*)                               (749)     (0.12)              141,015       62.5
  Shinhan Card                                                     504       0.08                     -          -
  Shinhan Capital                                               13,429       2.17                  (107)      (0.1)
  Shinhan BNP Paribas ITMC                                       3,961       0.64                 1,316        0.6
  Jeju Bank                                                      6,683       1.08                     -          -
  SH&C Life Insurance                                             (453)     (0.07)                   -
  e-Shinhan                                                       (804)     (0.13)               (3,597)      (1.6)
  Shinhan Macquarie                                                134       0.02                   266        0.1
  Shinhan Credit Information                                       121       0.02                     -          -
                                                          ------------     ------      ----------------     ------
                                                               618,690     100.00               225,795     100.00
                                                                           ======                           ======
Other income                                                    30,050                              748
Other expense                                                  (44,809)                          (5,780)
                                                          ------------                 ----------------
Net earnings                                              W    603,931                          220,763
                                                          ============                 ================

(*) Valuation gain accounted for by the equity method on Shinhan Securities before merger for 2001

(27)  Allowance for Loan Losses of the Company and its Subsidiaries

      For the year ended December 31, 2002 and for the four-month period ended December 31, 2001, the changes in allowance for loan losses of the Company and its subsidiaries are as follows:

                                                    2002                                  2001
                                      ----------------------------------     -------------------------------
                                       Beginning    Increase    Ending       Beginning   Increase     Ending
                                        balance     (decrease)  balance      balance     (decrease)   balance
                                      -----------   ----------  --------     ---------   ----------  --------
The Company                           W      1,472     2,374       3,846            -      1,472       1,472
Shinhan Bank                               567,344    (1,500)    565,844      609,623    (42,279)    567,344
Goodmorning Shinhan Securities (*)          82,609     4,833      87,442       30,022    (14,351)     15,671
Shinhan Card                                     -    96,074      96,074            -          -           -
Shinhan Capital (**)                       102,454   (68,667)     33,787       86,293     16,161     102,454
Shinhan BNP Paribas ITMC                        25       (17)          8           18          7          25
Jeju Bank (***)                             26,952     2,366      29,318            -          -           -
e-Shinhan                                        -         1           1            -          -           -
Shinhan Macquarie                               21         1          22            -         21          21
                                      ------------   -------     -------      -------    -------     -------
                                      W    780,877    35,465     816,342      725,956    (38,969)    686,987
                                      ============   =======     =======      =======    =======     =======

      (*) Including additional allowance for loan losses made by the Company of W3,679 million as of December 31, 2002 / Shinhan Securities' ending balance for 2001 and Good Morning Securities' beginning balance (as of March 31, 2002) for 2002 considered

      (**) Including additional allowance for loan losses made by the Company of W7,225 million and W13,019 million as of December 31, 2002 and 2001, respectively

      (***) Including additional allowance for loan losses made by the Company of W2,048 million as of December 31, 2002

                        SHINHAN FINANCIAL GROUP CO., LTD.

(28) Economic Environment

     In response to general unstable economic conditions, the Korean government and the private sector have been implementing structural reforms to historical business practices. Implementation of these reforms is progressing slowly, particularly in the areas of restructuring private enterprises and reforming the banking industry. The Korean government continues to apply pressure to Korean companies to restructure into more efficient and profitable firms. The Company may be either directly or indirectly affected by these general unstable economic conditions and the reform program described above. The accompanying non-consolidated financial statements reflect management's assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessments.

                                                                      APPENDIX 3

                        SHINHAN FINANCIAL GROUP CO., LTD
                      Non-Consolidated Financial Statements

                           December 31, 2003 and 2002

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

                  Based on a report originally issued in Korean

To the Board of Directors and Stockholders
Shinhan Financial Group Co., Ltd.:

We have audited the accompanying non-consolidated balance sheets of Shinhan Financial Group Co., Ltd. (the "Company") as of December 31, 2003, and 2002, and the related statements of earnings, appropriation of retained earnings and cash flows for the years then ended. These non-consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these non-consolidated financial statements based on our audits. The financial statements of Chohung Bank were audited by other auditors, and effects of that subsidiary on the Company's securities as of and net loss for the year ended December 31, 2003 are W1,887,328 million (representing 22.8% of the non-consolidated total assets) and W43,545 million, respectively. In addition, the financial statements of Goodmorning Shinhan Securities Co., Ltd. and Jeju Bank were reviewed by other accountants and audited by other auditors, respectively, and effects of those subsidiaries on the Company's securities as of and net earnings for the year ended December 31, 2002 are W578,258 million (representing 12.1% of non-consolidated total assets) and W5,934 million, respectively. Our opinion, in connection with the amounts included for these subsidiaries, is based solely on the reports of other accountants and auditors.

We conducted our audits in accordance with the Auditing Standards, as established by the Financial Supervisory Commission of the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates used by management, as well as evaluating the overall financial statement presentation. We believe that our audits, reviews by other accountants and audits by other auditors provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations, the changes in its retained earnings, and its cash flows for the years then ended in accordance with the Financial Accounting Standards, as established by the Financial Supervisory Commission of the Republic of Korea.

The accompanying non-consolidated financial statements as of and for the year ended December 31, 2003 and 2002 have been translated into United States dollars solely for the convenience of the reader and on the basis set forth in Note 2(b) to the non-consolidated financial statements.

Without qualifying our opinion, we draw attention to the following:

As described in Note 1 and 5 to the non-consolidated financial statements, on July 9, 2003, the Company made an agreement with the Korea Deposit Insurance Corporation (the "KDIC") to acquire 80.04% (543,570,144 shares) of total outstanding shares in Chohung Bank. In accordance with the agreement, the Company purchased 266,349,371 shares in exchange for the Company's shares on August 18, 2003 and 277,220,773 shares in cash on August 19, 2003. The acquisition of the shares was accounted for using the purchase method, and the acquisition cost of the shares and goodwill were W1,857,983 million and W840,244 million, respectively. Additionally, pursuant to the acquisition agreement, the Company would be required to pay contingent consideration to the KDIC at the maximum amount of W652,284 million related to Asset Indemnity Payment, W166,516 million related to General Indemnity Payment and additional Earn Out Payment based on earnings of Chohung Bank in future periods. These contingent considerations are not included in the acquisition cost on the date of acquisition, for the amount is not determinable. On December 30, 2003, its percentage of ownership subsequently increased to 81.15% through additional equity acquisition at W200,000 million. In addition, on June 18, 2003, the Company sold 49% (294,000 shares) of total outstanding shares in Shinhan Credit Information Co., Ltd. to LSH Holdings LLC.

As described in Note 1 to the non-consolidated financial statements, the Company's American depository shares were listed on the New York Stock Exchange on September 16, 2003.

As described in Note 1 to the non-consolidated financial statements, on March 3, 2004, Shinhan Bank sold 10.2% (29,873,295 shares) of total outstanding shares in the Company at W627,339 million (W21,000 per share), through after-hour block trading.

As discussed in note 2(a) to the non-consolidated financial statements, accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

As described in Note 2(n) to the non-consolidated financial statements, the Company adopted Statements of Korea Accounting Standards ("SKAS") No. 2 through No. 9, effective from the first fiscal year beginning after December 31, 2002, while, SKAS No. 6, "Events Occurring after the Balance Sheet Date" has been adopted since the year ended December 31, 2002 with encouraged earlier application.

As described in Note 4 to the non-consolidated financial statements, Shinhan Bank and Chohung Bank are holding loans (including guarantees and acceptances) provided to and securities issued by SK Networks Co., Ltd. (formerly SK Global Co., Ltd.), amounting to W396,058 million and W303,011 million, respectively. As regards to those loans and securities, Shinhan Bank provides W110,982 million of allowance for loan losses and recorded W1,178 million of impairment loss on available-for-sale securities, and Chohung Bank provides W93,784 million of allowance for loan losses, as of December 31, 2003. Actual losses on these loans and securities may differ materially from the management's assessments. The accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company for the equity method.

As described in Note 4 to the non-consolidated financial statements, Shinhan Bank, Chohung Bank and Goodmorning Shinhan Securities Co., Ltd. are holding loans provided to and securities issued by LG Card Co., Ltd., which has been controlled by creditor banks due to its liquidity crisis, amounting to W189.3 billion, W172.9 billion and W22.6 billion, respectively. Actual losses on these loans and securities may differ materially from the management's assessments and the accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company for the equity method. Additionally, Shinhan Bank and Chohung Bank have agreed with creditor banks to provide additional capital, amounting to W81.3 billion and W73.4 billion, respectively.

As described in Note 12 to the non-consolidated financial statements, the Company recorded W1,976,841 million of assets (representing 23.8% of non-consolidated total assets) as of December 31, 2003 and W97,787 million of operating revenue (representing 20.1% of non-consolidated total operating revenue) for the year ended December 31, 2003 through its related party transactions.

KPMG Samjong Accounting Corp.
Seoul, Korea
January 30, 2004

This report is effective as of January 30, 2004, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

                        Shinhan Financial Group Co., Ltd.

                         NON-CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

                                                              Won                 U.S. dollars (note 2)
                                                    -------------------------   -------------------------
                                                       2003           2002          2003         2002
                                                    ----------    -----------   -----------   -----------
      Assets

Cash and due from bank (notes 3, 12 and 13)         W     5,353        10,613   $     4,469         8,860
Securities (note 4)                                   6,308,538     3,991,864     5,266,771     3,332,663
Loans (notes 6, 12 and 13)                            1,935,180       765,281     1,615,612       638,905
Fixed assets (notes 7 and 15)                             2,020         1,754         1,686         1,464
Other assets (notes 8, 12 and 13)                        43,339        15,467        36,182        12,914
                                                    -----------   -----------   -----------   -----------
                                                    W 8,294,430     4,784,979   $ 6,924,720     3,994,806
                                                    ===========   ===========   ===========   ===========
      Liabilities and Stockholders' equity

Liabilities:
  Borrowings (notes 9 and 13)                       W   165,868        36,012   $   138,477        30,065
  Debentures (notes 9 and 13)                         1,980,543       732,030     1,653,484       611,146
  Retirement and severance benefits (note 10)                 -           238             -           199
  Other liabilities (notes 11 and 13)                    30,464         6,479        25,434         5,409
                                                    -----------   -----------   -----------   -----------
           Total liabilities                          2,176,875       774,759     1,817,395       646,819
                                                    -----------   -----------   -----------   -----------
Stockholders' equity:
  Capital stock of W5,000 par value (note 16)
     Common stock                                     1,472,007     1,461,806     1,228,926     1,220,409
       Authorized - 1,000,000,000 shares
       Issued - 294,401,300 shares in 2003
                292,361,125 shares in 2002
     Preferred stock                                    486,523             -       406,180             -
       Issued -  97,304,564 shares in 2003
  Capital surplus (note 16)                           3,316,380     1,976,625     2,768,726     1,650,212
  Retained earnings (note 17)                           866,398       672,530       723,324       561,471
  Capital adjustments (notes 5, 18 and 19)              (23,753)     (100,741)      (19,831)      (84,105)
                                                    -----------   -----------   -----------   -----------
           Total stockholders' equity                 6,117,555     4,010,220     5,107,325     3,347,987

Commitments and contingencies (note 14)
                                                    -----------   -----------   -----------   -----------
                                                    W 8,294,430     4,784,979   $ 6,924,720     3,994,806
                                                    ===========   ===========   ===========   ===========

See accompanying notes to non-consolidated financial statements.

                        Shinhan Financial Group Co., Ltd.

                     NON-CONSOLIDATED STATEMENTS OF EARNINGS

                 For the years ended December 31, 2003 and 2002

  (In millions of Won and thousands of U.S. dollars, except earnings per share)

                                                                Won              U.S. dollars (note 2)
                                                      -----------------------   -----------------------
                                                         2003         2002         2003         2002
                                                      ---------    ----------   ----------   ----------
Operating revenue:

  Valuation gain using the equity method
       (notes 4 and 26)                               W  388,641      618,690   $  324,462      516,522
  Interest income (note 12)                               97,787       24,670       81,639       20,596
                                                      ----------   ----------   ----------   ----------
                                                         486,428      643,360      406,101      537,118
Operating expense:

  Interest expense                                        92,616       21,632       77,322       18,060
  Fees and commission                                      4,962           68        4,143           57
  General and administrative expenses (note 20)           23,902       19,440       19,955       16,230
                                                      ----------   ----------   ----------   ----------
                                                         121,480       41,140      101,420       34,347
                                                      ----------   ----------   ----------   ----------
Operating income                                         364,948      602,220      304,681      502,771

Non-operating income (expense):

  Gain (loss) from sale of investment securities
       accounted for by the equity method, net              (166)       1,731         (139)       1,445
  Loss from sale of available-for-sale securities         (1,725)           -       (1,440)           -
  Gain (loss) on foreign currency transactions, net            1           (1)           1           (1)
  Donation                                                   (34)         (23)         (28)         (19)
  Other, net                                                (797)           4         (665)           3
                                                      ----------   ----------   ----------   ----------
                                                          (2,721)       1,711       (2,271)       1,428
                                                      ----------   ----------   ----------   ----------
Earnings before income taxes                             362,227      603,931      302,410      504,199

Income taxes (note 21)                                         -            -            -            -
                                                      ----------   ----------   ----------   ----------
Net earnings                                          W  362,227      603,931   $  302,410      504,199
                                                      ==========   ==========   ==========   ==========
Ordinary income and net earnings
    per share in Won and U.S. dollars (note 22)              952        2,066         0.79         1.72
                                                      ==========   ==========   ==========   ==========
Diluted ordinary income and net earnings per share
     in Won and U.S. dollars (note 22)                       921        2,064         0.77         1.72
                                                      ==========   ==========   ==========   ==========

See accompanying notes to non-consolidated financial statements.

                        Shinhan Financial Group Co., Ltd.

        NON-CONSOLIDATED STATEMENTS OF APPROPRIATION OF RETAINED EARNINGS

                 For the years ended December 31, 2003 and 2002

                 Date of Appropriation for 2003: March 25, 2004
                 Date of Appropriation for 2002: March 31, 2003

               (In millions of Won and thousands of U.S. dollars)

                                                           Won              U.S. dollars (note 2)
                                                 -----------------------   -----------------------
                                                    2003         2002         2003         2002
                                                 ----------   ----------   ----------   ----------
Unappropriated retained earnings:

  Balance at beginning of year                   W  432,569       47,034   $  361,136       39,267
  Changes in retained earnings of subsidiaries      (10,848)        (510)      (9,057)        (426)
  Cumulative effect of accounting changes               (20)          --          (17)          --
  Net earnings                                      362,227      603,931      302,410      504,200
                                                 ----------   ----------   ----------   ----------
                                                    783,928      650,455      654,472      543,041

Appropriation of retained earnings:
  Legal reserve                                      36,223       60,393       30,241       50,420
  Dividends (note 23)                               242,114      157,493      202,132      131,485
                                                 ----------   ----------   ----------   ----------
                                                    278,337      217,886      232,373      181,905
                                                 ----------   ----------   ----------   ----------
Unappropriated retained earnings to be carried
     over to subsequent year                     W  505,591      432,569   $  422,099      361,136
                                                 ==========   ==========   ==========   ==========

See accompanying notes to non-consolidated financial statements.

                        Shinhan Financial Group Co., Ltd.

                    NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the years ended December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

                                                                      Won                U.S. dollars (note 2)
                                                           -------------------------   -------------------------
                                                               2003         2002          2003          2002
                                                           -----------   -----------   ----------    -----------
Cash flows from operating activities:

  Net earnings                                             W   362,227       603,931   $   302,410       504,199

  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:

     Provision for retirement and severance benefit                140           594           117           496
     Stock compensation costs                                    1,381           643         1,153           537
     Interest expense                                            2,492         1,175         2,080           981
     Depreciation                                                  568           489           474           408
     Amortization                                                  109            24            91            20
     Bad debts                                                   5,879         2,374         4,908         1,982
     Loss (gain) from sale of investment securities
         accounted for by the equity method, net                   166        (1,731)          139        (1,445)
     Loss from sale of available-for-sale securities             1,725            --         1,440            --
     Valuation gain using the equity method                   (388,641)     (618,690)     (324,462)     (516,522)
     Increase in other assets                                  (21,526)       (4,610)      (17,971)       (3,849)
     Increase in other liabilities                              23,510         4,764        19,628         3,977
     Retirement and severance benefit paid                        (180)          (24)         (150)          (20)
     Increase in deposit for severance benefit insurance          (198)         (332)         (165)         (277)
                                                           -----------   -----------   -----------   -----------
          Net cash used in operating activities                (12,347)      (11,393)      (10,308)       (9,512)
                                                           -----------   -----------   -----------   -----------
Cash flows from investing activities:

   Cash provided by investing activities:

       Dividends received                                      186,896       640,771       156,033       534,956
       Proceeds from sale of investment securities
         accounted for by the equity method                      1,529        23,631         1,277        19,729
       Proceeds from sale of available-for-sale
         securities                                                  2             -             1             -
       Proceeds from disposition of fixed assets                    29             -            24             -
       Decrease in other assets                                      -            39             -            33
                                                           -----------   -----------   -----------   -----------
                                                               188,456       664,441       157,335       554,718

   Cash used in investing activities:

       Purchases of investment securities accounted
         for by the equity method                           (1,128,423)     (467,962)     (942,080)     (390,685)
       Increase in loans                                    (1,176,009)     (625,572)     (981,807)     (522,268)
       Purchases of fixed assets                                  (993)         (798)         (828)         (666)
       Increase in other assets                                 (1,105)       (2,038)         (923)       (1,701)
                                                           -----------   -----------   -----------   -----------
                                                            (2,306,530)   (1,096,370)   (1,925,638)     (915,320)
                                                           -----------   -----------   -----------   -----------
          Net cash used in investing activities             (2,118,074)     (431,929)   (1,768,303)     (360,602)
                                                           -----------   -----------   -----------   -----------

                        Shinhan Financial Group Co., Ltd.

                 For the years ended December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

                                                                 Won              U.S. dollars (note 2)
                                                       -----------------------   -----------------------
                                                         2003          2002         2003         2002
                                                       ---------    ----------   ----------   ----------
Cash flows from financing activities:

   Cash provided by financing activities:

      Increase in borrowings                              130,009       39,582      108,540       33,045
      Increase in debentures                            1,250,000      586,087    1,043,580      489,303
      Issuance of additional shares                       927,648            -      774,460            -
                                                       ----------   ----------   ----------   ----------
                                                        2,307,657      625,669    1,926,580      522,348

   Cash used in financing activities:

      Redemption of borrowings                                  -      (20,000)           -      (16,697)
      Dividends paid                                     (157,017)    (150,359)    (131,088)    (125,529)
      Issuance cost on debentures paid                     (3,871)      (2,087)      (3,232)      (1,742)
      Issuance cost on additional shares paid             (21,608)           -      (18,040)           -
                                                       ----------   ----------   ----------   ----------
                                                         (182,496)    (172,446)    (152,360)    (143,968)
                                                       ----------   ----------   ----------   ----------
          Net cash provided by financing activities     2,125,161      453,223    1,774,220      378,380
                                                       ----------   ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents       (5,260)       9,901       (4,391)       8,266

Cash and cash equivalents at beginning of year             10,613          712        8,860          594
                                                       ----------   ----------   ----------   ----------
Cash and cash equivalents at end of year               W    5,353       10,613        4,469        8,860
                                                       ==========   ==========   ==========   ==========

See accompanying notes to non-consolidated financial statements.

                        Shinhan Financial Group Co., Ltd.

                 NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2003 and 2002

(1)  General Description of the Company

     Shinhan Financial Group Co., Ltd. (the "Company") was incorporated on September 1, 2001 by way of the transfer of all issued shares owned by shareholders of Shinhan Bank, Shinhan Securities Co., Ltd., Shinhan Capital Co., Ltd. and Shinhan Investment Trust Management Co., Ltd. to the Company. The Company was formed for the purpose of providing management services and financing to affiliated companies with W1,461,721 million of initial capital stock and the Company's shares were listed on the Korea Stock Exchange on September 10, 2001.

     On September 16, 2003, the Company's American depository shares were listed on the New York Stock Exchange.

     As of December 31, 2003, the Company has 11 subsidiaries and its capital stock consists of W1,472,007 million in common stock and W486,523 million in preferred stock. Details of its subsidiaries are as follows:

     (a)  Shinhan Bank

          Shinhan Bank was established on September 15, 1981 under the General Banking Act of the Republic of Korea to engage in the commercial banking and trust operations. Shinhan Bank operates through 362 branches and 174 automated teller machine locations and its capital stock amounts to W1,224,034 million as of December 31, 2003.

     (b)  Chohung Bank

          Chohung Bank was established on October 1, 1943 under the General Banking Act of the Republic of Korea through the merger of Han Sung Bank, which was established on February 19, 1897, and Dong Il Bank, which was established on August 8, 1906, to engage in commercial banking and trust operations. The shares of Chohung Bank were listed on the Korea Stock Exchange on June 3, 1956, and Chohung Bank operates through 470 domestic branches, 87 depositary offices and 6 overseas branches and its capital stock amounts to W3,595,592 million as of December 31, 2003.

          On July 9, 2003, the Company made an agreement with the Korea Deposit Insurance Corporation (the "KDIC") to acquire 80.04% (543,570,144 shares) of total outstanding shares in Chohung Bank. In accordance with the agreement, the Company purchased 266,349,371 shares in exchange for the Company's shares on August 18, 2003 and 277,220,773 shares in cash on August 19, 2003.

          Additionally, the Company's percentage of ownership increased to 81.15% through additional equity acquisition at W200,000 million on December 30, 2003.

     (c)  Goodmorning Shinhan Securities Co., Ltd.

          Goodmorning Shinhan Securities Co., Ltd. ("Goodmorning Shinhan Securities") was incorporated on April 2, 1973 to engage in securities trading, underwriting and brokerage services. Its shares were listed on the Korea Stock Exchange on December 19, 1986. On June 18, 2002, the Company acquired a 29% share of Good Morning Securities Co., Ltd. from its largest shareholders and on July 31, 2002, Good Morning Securities Co., Ltd. was merged with Shinhan Securities Co., Ltd., which was one of subsidiaries of the Company, and renamed to Goodmorning Shinhan Securities. As of December 31, 2003, it operates through 83 branches and its capital stock amounts to W796,998 million.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(1)  General Description of the Company, Continued

     (d)  Shinhan Card Co., Ltd.

          Shinhan Card Co., Ltd. ("Shinhan Card") was established on June 1, 2002 under the Credit Specialty Finance Law through the spin-off of the credit card division of Shinhan Bank. Shinhan Card is engaged principally in credit card services, factoring, consumer loan and installment financing. As of December 31, 2003, Shinhan Card holds
          2.11 million of franchise accounts and 2.77 million of credit card holders, and its capital stock amounts to W152,847 million.

     (e)  Shinhan Capital Co., Ltd.

          Shinhan Capital Co., Ltd. ("Shinhan Capital") was incorporated on April 19, 1991 to engage in the leasing and rental business and it changed its name on May 27, 1999 from Shinhan Leasing Co., Ltd. to Shinhan Capital. Its capital stock as of December 31, 2003 amounts to W80,000 million.

     (f)  Shinhan BNP Paribas Investment Trust Management Co., Ltd.

          On August 1, 1996, Shinhan BNP Paribas Investment Trust Management Co., Ltd. ("Shinhan BNP Paribas ITMC") was established and obtained a license to engage in the business of investment and trust of securities and advisory services under the Investment and Trust of Securities Law. Additionally, on October 24, 2002, the Company sold 3,999,999 shares (50% of total outstanding shares - 1 share) of Shinhan Investment Trust Management Co., Ltd., which has been renamed to Shinhan BNP Paribas ITMC, to BNP Paribas Asset Management Group. Its capital stock as of December 31, 2003 amounts to W40,000 million.

     (g)  Jeju Bank

          Jeju Bank was incorporated on March 18, 1969 under the General Banking Act of the Republic of Korea to engage in the commercial banking and trust business and listed its shares on the Korea Stock Exchange on December 28, 1972. On April 4, 2002, Jeju Bank became one of subsidiaries of the Company through acquiring a 51% share from the KDIC. Additionally, the Company's percentage of ownership increased to 62% with the acquisition of additional common shares at W20,177 million on July 5, 2002 and its capital stock as of December 31, 2003 amounts to W77,644 million.

     (h)  SH&C Life Insurance Co., Ltd.

          SH&C Life Insurance Co., Ltd. ("SH&C Life Insurance") was established in October 1, 2002 to engage in insurance business and other related business. Its capital stock as of December 31, 2003 amounts to W30,000 million.

     (i)  e-Shinhan Inc.

          e-Shinhan Inc. ("e-Shinhan") was incorporated on February 21, 2001 to engage in the business of internet brokerage service and comprehensive management services on customer accounts. Its capital stock as of December 31, 2003 amounts to W2,820 million.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(1)  General Description of the Company, Continued

     (j)  Shinhan Macquarie Financial Advisory Co., Ltd.

          Shinhan Macquarie Financial Advisory Co., Ltd. ("Shinhan Macquarie") was incorporated on August 1, 2001 to engage in the business of financial advisory services and cross border leasing. Its capital stock as of December 31, 2003 amounts to W1,000 million.

     (k)  Shinhan Credit Information Co., Ltd.

          Shinhan Credit Information Co., Ltd. ("Shinhan Credit Information") was established on July 8, 2002 as wholly owned subsidiary of the Company to engage in the business of debt collection services and credit research. Additionally, the Company sold 294,000 shares (49% of total outstanding shares) of Shinhan Credit Information to LSH Holdings LLC on June 18, 2003. Its capital stock as of December 31, 2003 amounts to W3,000 million.

Ownerships of the Company's subsidiaries as of December 31, 2003 and 2002 are as follows:

                                                                2003                          2002
                                                       -----------------------    ---------------------------
                                                                     Ownership                      Ownership
                                                        Number of   Percentage     Number of       Percentage
 Investor                     Investee                    shares        (%)          shares            (%)
------------        ------------------------------     -----------  ----------    -----------      ----------
The Company         Shinhan Bank                       244,806,782       100.0    244,630,672         100.0
                    Chohung Bank                       583,570,144        81.2              -             -
                    Goodmorning Shinhan Securities      94,084,384   (*)  59.4     94,084,384          59.4
                    Shinhan Card                        30,569,400       100.0     30,569,400         100.0
                    Shinhan Capital                     16,000,000       100.0     16,000,000         100.0
                    Shinhan BNP Paribas ITMC             4,000,001        50.0      4,000,001          50.0
                    Jeju Bank                            9,692,369        62.4      9,692,369          62.4
                    SH&C Life Insurance                  3,000,001        50.0      3,000,001          50.0
                    e-Shinhan                              415,495        73.7        415,495          73.7
                    Shinhan Macquarie                      102,000        51.0        102,000          51.0
                    Shinhan Credit Information             306,000        51.0        600,000         100.0
Shinhan Bank        The Company                         29,873,359  (**)  10.2     29,873,674          10.2

(*)  1,047,213 shares of treasury stock were considered.

(**) Preferred stocks were excluded and 10.2% (29,873,295 shares) of shares in the Company were sold at W627,339 million (W21,000 per share) on March 3, 2004 through after-hour block trading.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies

     (a)  Basis of Financial Statements Presentation

          The Company maintains its accounting records in Korean Won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these non-consolidated financial statements are intended for use only by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

          The accompanying non-consolidated financial statements include only the accounts of the Company, and do not include the accounts of any of its subsidiaries.

          Certain accounts of prior year's non-consolidated financial statements were reclassified to conform to the current year's presentation. These reclassifications did not result in any material change to reported net earnings or stockholders' equity.

     (b)  Basis of Financial Statements Translation

          The non-consolidated financial statements are expressed in Korean Won and, solely for the convenience of the reader, have been translated into U.S. dollars at the rate of W1,197.80 to US$1, the basic exchange rate on December 31, 2003. These translations should not be construed as a representation that any or all of the amounts shown could be converted into U.S. dollars at this or any other rate.

     (c)  Allowance for Loan Losses

          Allowance for loan losses is provided to cover estimated losses on loans, based on past experience of collection and analysis of the collectibility of individual outstanding loans.

     (d)  Investments in Securities

          Effective January 1, 2003, the Company adopted Statement of Korea Accounting Standards ("SKAS") No. 8, "Investments in Securities." In accordance with SKAS No. 8, certain debt and equity securities should be classified into one of the three categories of held-to-maturity, available-for-sale, or trading securities at the time of acquisition and such determination should be reassessed at each balance sheet date. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

          Trading securities are carried at fair value, with unrealized holding gains and losses included in earnings. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a capital adjustment. Investments in equity that do not have readily determinable fair values are stated at cost. Declines in value judged to be other-than-temporary on available-for-sale securities are charged to current results of operations. Investments in debt securities that are classified into held-to-maturity are reported at amortized cost at the balance sheet date and such amortization is included in interest income.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

          Marketable securities are at the quoted market prices as of the period end. Non-marketable debt securities are recorded at the fair values derived from the discounted cash flows by using an interest rate deemed to approximate the market interest rate. The market interest rate is determined by the issuers' credit rate announced by the accredited credit rating agencies in Korea. Money market funds are recorded at the fair value determined by the investment management companies.

     (e)  Investment Securities under the Equity Method

          Investments in affiliated companies with the Company's ownership of 20% or more or over which the Company has significant management control are stated at an amount as determined using the equity method.

          Under the equity method, the Company's initial investment is recorded at cost and is subsequently increased to reflect the Company's share of the investee income and reduced to reflect the Company's share of the investee losses or dividends received. Any excess in the Company's acquisition cost over the Company's share of the investee's identifiable net assets is generally recorded as goodwill or other intangibles. Goodwill (negative goodwill) is amortized by the straight-line method over a reasonable period, generally less than 20 years. When events or circumstances indicate that carrying amount may not be recoverable, the Company reviews goodwill for any impairment.

          Under the equity method, the Company does not record its share of losses of affiliate companies when such losses would make the Company's investment in such entity less than zero.

          For the equity method, the Company applies its own criteria in providing allowances for loan losses of its affiliated companies. Accordingly, additional allowances provided for the year ended December 31, 2003 for Chohung and Jeju Bank amount to W27,431 million and W739 million, respectively, by the equity method.

     (f)  Fixed Assets

          i)   Tangible Assets

               Tangible assets are stated at cost. Significant additions or improvements extending value or useful lives of assets are capitalized, where normal maintenance and repairs are charged to expense when incurred.

               The depreciation method and useful lives of tangible assets are as follows:

        Descriptions                      Depreciation Method             Useful Lives
-----------------------------             -------------------             ------------
Vehicles                                   Declining-balance                 5 years
Furniture, fixtures and other                      "                             "
Leasehold improvement                        Straight-line                       "

          ii)  Intangible Assets

               Intangible assets are stated at acquisition cost less amortization computed using the straight-line method over 5 years.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

     (g)  Discounts on Debentures

          Discounts on debentures issued, which represent the difference between the face value of debentures issued and the issuance price of debentures, are amortized on the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

     (h)  Income Taxes

          Income tax on the earnings or loss for the year comprises current and deferred tax. Income tax is recognized in the statement of earnings except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

          Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

          A deferred tax asset is recognized only to the extent that it is probable that future taxable earnings will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

     (i)  Retirement and Severance Benefits

          Employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. The Company's estimated liability under the plan which would be payable if all employees left on the balance sheet date is accrued in the accompanying non-consolidated balance sheets. A portion of the liability is covered by an employees' severance pay insurance where the employees have a vested interest in the deposit with the insurance company. The deposit for severance benefit insurance is, therefore, reflected in the accompanying balance sheets as a deduction from the liability for retirement and severance benefits.

     (j)  Translation of Foreign Currency Denominated Assets and Liabilities

          Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the balance sheet date, with the resulting gains and losses recognized in current results of operations. Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at W1,197.80 and W1,200.40 to US$1, the rate of exchange on December 31, 2003 and 2002, respectively, that is permitted by the Financial Accounting Standards. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated into Korean Won at the foreign exchange rate ruling at the date of the transaction.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

(2) Basis of Financial Statements Presentation and Summary of Significant Accounting Policies, Continued

     (k)  Stock Options

          The stock option program allows the Company's employees to acquire shares of the Company or to be compensated for the market price difference. In case of stock grant type, the Company values stock options based upon an option pricing model under the fair value method and recognizes this value as an expense and a capital adjustment over the period in which the options vest. In case of price compensation type, the Company recognizes the compensation expense as an expense and a liability over the period in which the options vest.

     (l)  Contingent Liabilities

          Contingent losses are generally recognized as a liability when probable and reasonably estimable.

     (m)  Use of Estimates

          The preparation of financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. Actual results could differ from those estimates.

     (n)  Adoption of New Accounting Standard

          The Company adopted SKAS No. 2 through No. 9, effective from the first fiscal year beginning after December 31, 2002, while, SKAS No. 6, "Events Occurring after the Balance Sheet Date" has been adopted since the year ended December 31, 2002 with encouraged earlier application. The cumulative effect of change in accounting principles is offset directly against beginning balance of the stockholders' equity, while the Company reports financial statements of the current year in accordance with the new method as regards to change in estimate, prospectively.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(3)  Cash and Due from Banks

     As of December 31, 2003 and 2002, W2.5 million of cash and due from banks is restricted for guarantee deposits on bank accounts.

(4)  Securities

     Securities as of December 31, 2003 and 2002 are as follows:

                                                                    Won              U.S. dollars (Note 2)
                                                         ------------------------   -----------------------
                                                             2003         2002         2003        2002
                                                         -----------   ----------   ----------   ----------
Investment securities accounted for
     by the equity method                                W 6,308,538    3,990,775   $5,266,771    3,331,754
Available-for-sale securities                                      -        1,089            -          909
                                                         -----------   ----------   ----------   ----------
                                                         W 6,308,538    3,991,864   $5,266,771    3,332,663
                                                         ===========   ==========   ==========   ==========

(a)  Investment Securities accounted for by the Equity Method

     (i) Details of investment securities accounted for by the equity method as of December 31, 2003 and 2002 are as follows:

                                                                   2003
                              -------------------------------------------------------------------------------
                                          Acquisition
                                              and         Equity
                              Beginning    dividend,      method       Retained       Capital       Ending
        Subsidiaries           balance        net       gain (loss)    earnings     adjustments     balance
---------------------------  ----------   -----------   -----------   -----------   -----------   -----------
Shinhan Bank                 W3,043,952      (182,592)      476,273           937       177,048     3,515,618
Chohung Bank (*)                      -     2,057,983       (43,545)          621      (127,731)    1,887,328
Goodmorning
   Shinhan Securities           531,566             -         8,787       (12,342)       18,861       546,872
Shinhan Card                    247,460             -       (84,324)            -             -       163,136
Shinhan Capital                  76,458             -        26,204             -         2,786       105,448
Shinhan
   BNP Paribas ITMC              22,581        (1,000)          917           (37)           25        22,486
Jeju Bank                        46,692        (2,423)        5,189             -        (1,366)       48,092
SH&C Life Insurance              14,630             -        (1,684)            -            75        13,021
e-Shinhan                         3,892             -        (1,166)           (1)            -         2,725
Shinhan Macquarie                   423             -         1,446           (26)            -         1,843
Shinhan Credit Information        3,121        (1,696)          544             -             -         1,969
                             ----------   -----------   -----------   -----------   -----------   -----------
                             W3,990,775     1,870,272       388,641       (10,848)       69,698     6,308,538
                             ==========   ===========   ===========   ===========   ===========   ===========

     Shinhan Bank and Chohung Bank are holding loans (including guarantees and acceptances) provided to and securities issued by SK Networks Co., Ltd. (formerly SK Global Co., Ltd.), amounting to W396,058 million and W303,011 million, respectively. As regards to those loans and securities, Shinhan Bank provides W110,982 million of allowance for loan losses and recorded W1,178 million of impairment loss on available-for-sale securities, and Chohung Bank provides W93,784 million of allowance for loan losses, as of December 31, 2003. Actual losses on these loans and securities may differ materially from the management's assessments. The accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company for the equity method.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(4)  Securities, Continued

     Additionally, Shinhan Bank, Chohung Bank and Goodmorning Shinhan Securities are holding loans provided to and securities issued by LG Card Co., Ltd., which has been controlled by creditor banks due to its liquidity crisis, amounting to W189.3 billion, W172.9 billion and W22.6 billion, respectively. Actual losses on these loans and securities may differ materially from the management's assessments and the accompanying non-consolidated financial statements do not reflect the impact of the uncertainty on the financial position of the Company for the equity method. Additionally, Shinhan Bank and Chohung Bank have agreed with creditor banks to provide additional capital, amounting to W81.3 billion and W73.4 billion, respectively.

     The changes in goodwill (negative goodwill) for the year ended December 31, 2003 are as follows:

                                       Beginning         Increase      Amortization     Ending
                                        balance         (decrease)      (reversal)     balance
                                    ---------------    -----------     ------------   ---------
Chohung Bank                        W             -    (*) 866,757           20,006     846,751
Goodmorning Shinhan Securities              161,542              -           17,004     144,538
Jeju Bank                                    (7,034)             -             (758)     (6,276)
                                    ---------------    -----------     ------------   ---------
                                    W       154,508        866,757           36,252     985,013
                                    ===============    ===========     ============   =========

     (*) W26,513 million of additional goodwill through additional equity acquisition were included.

                                                                   2002
                              -------------------------------------------------------------------------------
                                           Acquisition
                                               and          Equity
                               Beginning    dividend,       method     Retained     Capital       Ending
        Subsidiaries            balance        net       gain (loss)   earnings   adjustments     balance
----------------------------  -----------  -----------   ----------   ----------  -----------   ----------
Shinhan Bank                  W 3,446,112     (870,651)     595,866         (215)    (127,160)   3,043,952
Goodmorning
   Shinhan Securities             243,673      390,710         (749)         (36)    (102,032)     531,566
Shinhan Card                            -      246,956          504            -            -      247,460
Shinhan Capital                    63,781            -       13,429          (63)        (689)      76,458
Shinhan
   BNP Paribas ITMC                42,557      (23,900)       3,961          (74)          37       22,581
Jeju Bank                               -       42,935        6,683         (118)      (2,808)      46,692
SH&C Life Insurance                     -       15,000         (453)           -           83       14,630
e-Shinhan                           4,673            -         (806)          (1)          26        3,892
Shinhan Macquarie                     776         (484)         134           (3)           -          423
Shinhan Credit Information              -        3,000          121            -            -        3,121
                              -----------  -----------   ----------   ----------  -----------   ----------
                              W 3,801,572     (196,434)     618,690         (510)    (232,543)   3,990,775
                              ===========  ===========   ==========   ==========  ===========   ==========

     The changes in goodwill (negative goodwill) for the year ended December 31, 2002 are as follows:

                                            Beginning       Increase    Amortization    Ending
                                             balance       (decrease)    (reversal)     balance
                                          --------------  ------------  -------------  --------
Goodmorning Shinhan Securities            W            -       170,045          8,503   161,542
Jeju Bank                                              -        (7,585)          (551)   (7,034)
                                          --------------  ------------  -------------  --------
                                          W            -       162,460          7,952   154,508
                                          ==============  ============  =============  ========

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(4)  Securities, Continued

     (b)  Available-for-Sale Securities

          Available-for-sale securities as of December 31, 2003 and 2002 are as follows:

                                                                                     Fair value (book value)
                                                                 Acquisition        -----------------------
                                                                     cost             2003          2002
                                                                 -----------        -------        --------
Bond with stock warrant issued by Shinhan Bank                   W     1,785              -           1,089

In addition, changes in unrealized gain (loss) on available-for-sale securities for the years ended December 31, 2003 and 2002 are as follows:

                                                                     2003           2002
                                                                 --------           -----
Beginning balance of unrealized gain (loss)                      W   (668)              -
Realized gain (loss)                                                  173               -
Other changes                                                         495            (668)
                                                                 --------           -----
Ending balance of unrealized gain (loss)                         W      -            (668)
                                                                 ========           =====

(5)  Acquisition of Chohung Bank

     On July 9, 2003, the Company made an agreement with the KDIC to acquire 80.04% (543,570,144 shares) of total outstanding shares in Chohung Bank. In accordance with the agreement, the Company purchased 266,349,371 shares in exchange for the Company's shares on August 18, 2003 and 277,220,773 shares in cash on August 19, 2003.

     As regards to the acquisition, the Company recognized identifiable assets and liabilities of Chohung Bank as fair value on the date of acquisition using the purchase method.

     Condensed balance sheets as of December 31, 2002 and August 31, 2003 and statements of earnings for the year ended December 31, 2002 and the eight months ended August 31, 2003 of Chohung Bank are as follows:

                                                                          August 31, 2003
                                               December 31, 2002        (Acquisition date)
                                               -----------------        ------------------
Condensed balance sheets:

     Total assets                               W     66,196,288                65,297,366
     Total liabilities                                63,903,990                63,153,224
                                               -----------------        ------------------
     Total stockholders' equity                 W      2,292,298                 2,144,142
                                               =================        ==================
Condensed statements of earnings:

     Operating revenue                          W      5,317,063                 3,666,283
     Operating expense                                 5,451,812                 4,335,577
                                               -----------------        ------------------
     Operating income (losses)                          (134,749)                 (669,293)
     Ordinary income (losses)                           (611,160)                 (694,949)
     Net earnings (losses)                      W       (586,045)                 (720,293)
                                               =================        ==================

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(5)  Acquisition of Chohung Bank, Continued

     Goodwill incurred in relation to the acquisition of Chohung Bank is as follows:

Acquisition cost                               W     1,857,983
Net asset value (fair value)                         1,017,739
                                               ---------------
Goodwill                                       W       840,244
                                               ===============

     Additionally, the Company would be required to pay contingent consideration to the KDIC in relation to the earnings in the future and changes in fair value of assets and liabilities of Chohung Bank and the details are as follows:

     -  Asset Indemnity Payment

        Amount                  : W652,284 million - asset indemnity amount for
                                  corporate loans, returned KAMCO loans and credit card loans

        Payment date            : earlier of 60 days after the date asset
                                  indemnity is determined as of June 30, 2005 or the date as agreed on

        Interest                : 4.3% per annum

     -  General Indemnity Payment

        Amount                  : W166,516 million (deductible any amounts due
                                  and payable by the KDIC to the Company in connection with the breach of representation or warranty)

        Payment date            : the second anniversary date of cash portion
                                  closing date

        Interest                : 4.3% per annum

     -  Earn Out Payment

        Amount                  : 20% of the total excess amount, which means
                                  net earnings of Chohung Bank for fiscal years of 2004, 2005 and 2006 in excess of W1,800 billion

        Payment date            : within 30 days after the date excess amount is
                                  determined for the fiscal year of 2006

     These contingent considerations are not included in the acquisition cost on the date of acquisition, for the amount is not determinable.

(6)  Loans

     (a)  Loans as of December 31, 2003 and 2002 consist of the following:

                                                              Won                U.S. dollars (Note 2)
                                               -----------------------------   -------------------------
                                                     2003            2002          2003         2002
                                               ---------------   -----------   -----------   -----------
Loans in Won                                   W     1,637,200       497,200   $ 1,366,839       415,094
Loans in foreign currencies                            107,705        71,927        89,919        60,049
Privately placed bonds                                 200,000       200,000       166,973       166,973
                                               ---------------   -----------   -----------   -----------
                                                     1,944,905       769,127     1,623,731       642,116
Less: allowance for loan losses                         (9,725)       (3,846)       (8,119)       (3,211)
                                               ---------------   -----------   -----------   -----------
                                               W     1,935,180       765,281   $ 1,615,612       638,905
                                               ===============   ===========   ===========   ===========

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(6)  Loans, Continued

     (b)  Details of loans as of December 31, 2003 and 2002 are as follows:

                                        Borrower         Interest rate (%)       2003           2002
                                  --------------------   -----------------  --------------   -----------
Loans in Won                      Shinhan Card             4.83 ~ 6.28      W    1,100,000       200,000
               "                  Shinhan Capital          4.83 ~ 8.12             537,200       297,200
                                                                            --------------   -----------
                                                                                 1,637,200       497,200

Loans in foreign currencies       Shinhan Capital        Libor+0.9 ~ 1.2           107,705        71,927
Privately placed bonds            Shinhan Bank                 7.42                 50,000        50,000
               "                  Goodmorning
                                    Shinhan Securities         6.23                130,000       130,000
               "                  Jeju Bank                    8.14                 20,000        20,000
                                                                            --------------   -----------
                                                                                   200,000       200,000
                                                                            --------------   -----------
                                                                                 1,944,905       769,127
Less: allowance for loan losses                                                     (9,725)       (3,846)
                                                                            --------------   -----------
                                                                            W    1,935,180       765,281
                                                                            ==============   ===========

     (c) The maturities of loans by remaining period as of December 31, 2003 and 2002 are as follows:

                                                                    Loans
                                                   Loans          in foreign      Privately
          At December 31, 2003                     in Won         currencies     placed bonds      Total
-------------------------------------         ---------------     ----------     ------------    ---------
Due in 6 months or less                       W        90,000              -                -       90,000
Due after 6 months through 12 months                   97,200              -          130,000      227,200
Due after 1 years through 3 years                   1,220,000        107,705                -    1,327,705
Thereafter                                            230,000              -           70,000      300,000
                                              ---------------     ----------     ------------    ---------
                                              W     1,637,200        107,705          200,000    1,944,905
                                              ===============     ==========     ============    =========

                                                                    Loans
                                                   Loans          in foreign      Privately
          At December 31, 2002                     in Won         currencies     placed bonds      Total
-------------------------------------         ---------------     ----------     ------------    ---------
Due in 6 months or less                       W             -              -              -              -
Due after 6 months through 12 months                        -              -              -              -
Due after 1 years through 3 years                     417,200         71,927        130,000        619,127
Thereafter                                             80,000              -         70,000        150,000
                                              ---------------     ----------     ----------      ---------
                                              W       497,200         71,927        200,000        769,127
                                              ===============     ==========     ==========      =========

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(7)  Fixed Assets

     Fixed assets as of December 31, 2003 and 2002 consist of the following:

                                                         Won             U.S. dollars (Note 2)
                                              ---------------------     -----------------------
                                                  2003        2002         2003           2002
                                              -----------    ------     ----------       ------
Property and equipment:
  Vehicles                                    W         391     242     $        326       202
  Furniture and fixtures                                993     344              829       287
  Leasehold improvement and other                     1,404   1,283            1,172     1,071
                                              -------------   -----     ------------     -----
                                                      2,788   1,869            2,327     1,560
  Less: Accumulated depreciation                     (1,182)   (656)            (987)     (548)
                                              -------------   -----     ------------     -----
                                                      1,606   1,213            1,340     1,012

Intangible assets:
  Organization costs                                      -      20                -        17
  Other                                                 414     521              346       435
                                              -------------   -----     ------------     -----
                                                        414     541              346       452
                                              -------------   -----     ------------     -----
                                              W       2,020   1,754     $      1,686     1,464
                                              =============   =====     ============     =====

(8)  Other Assets

     Other assets as of December 31, 2003 and 2002 consist of the following:

                                               Won              U.S. dollars (Note 2)
                                     --------------------     ------------------------
                                        2003        2002         2003            2002
                                     -----------   ------     ----------        ------
Guarantee deposits paid              W     7,840    7,069     $    6,545         5,902
Accounts receivable                        7,612    2,361          6,355         1,971
Accrued income                            11,334    4,332          9,463         3,617
Advance payments                              10        -              8             -
Prepaid expenses                           1,667       48          1,392            40
Prepaid income taxes                      13,867      982         11,577           820
Other                                      1,009      675            842           564
                                     -----------   ------     ----------        ------
                                     W    43,339   15,467     $   36,182        12,914
                                     ===========   ======     ==========        ======

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(9)  Borrowings and Debentures

     (a) Borrowings and debentures as of December 31, 2003 and 2002 consist of the following:

                                                          Won             U.S. dollars (Note 2)
                                 Interest rate  --------------------   --------------------------
                                     (%)           2003        2002        2003            2002
                                --------------  ----------   -------   ------------     ---------
Borrowings:
  Borrowings in Won               4.63 ~ 5.56   W   94,000         -   $     78,477             -
  Borrowings in
     foreign currencies         Libor+0.7 ~ 1       71,868    36,012         60,000        30,065
                                                ----------   -------   ------------     ---------
                                                W  165,868    36,012   $    138,477        30,065
                                                ==========   =======   ============     =========
Debentures:
  Korean Won debentures           4.76 ~ 7.47   W1,950,000   700,000   $  1,627,985       584,405
  Foreign currency debentures      Libor+0.85       35,934    36,012         30,000        30,065
                                                ----------   -------   ------------     ---------
                                                 1,985,934   736,012      1,657,985       614,470
Less: discounts on debentures                       (5,391)   (3,982)        (4,501)       (3,324)
                                                ----------   -------   ------------     ---------
                                                W1,980,543   732,030   $  1,653,484       611,146
                                                ==========   =======   ============     =========

     (b) The maturities of borrowings and debentures as of December 31, 2003 and 2002 are as follows:

                                                          Borrowings     Korean       Foreign
                                           Borrowings     in foreign       Won       currency
    At December 31, 2003                     in Won       currencies   debentures   debentures      Total
------------------------------------     --------------  -----------   ----------   ----------    ---------
Due in 6 months or less                  W       90,000            -            -            -       90,000
Due after 6 months through 12 months              4,000            -      230,000            -      234,000
Due after 1 years through 3 years                     -       71,868    1,590,000       35,934    1,697,802
Thereafter                                            -            -      130,000            -      130,000
                                         --------------  -----------   ----------   ----------    ---------
                                         W       94,000       71,868    1,950,000       35,934    2,151,802
                                         ==============  ===========   ==========   ==========    =========

                                                          Borrowings     Korean       Foreign
                                           Borrowings     in foreign       Won       currency
    At December 31, 2002                     in Won       currencies   debentures   debentures      Total
------------------------------------     --------------  -----------   ----------   ----------    ---------
Due in 6 months or less                  W            -            -            -            -            -
Due after 6 months through 12 months                  -            -            -            -            -
Due after 1 years through 3 years                     -       36,012      570,000       36,012      642,024
Thereafter                                            -            -      130,000            -      130,000
                                         --------------  -----------   ----------   ----------    ---------
                                         W      497,200       36,012      700,000       36,012      772,024
                                         ==============  ===========   ==========   ==========    =========

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(10) Retirement and Severance Benefits

     Changes in retirement and severance benefits for the years ended December 31, 2003 and 2002 are as follows:

                                                                Won          U.S. dollars (Note 2)
                                                     --------------------    ---------------------
                                                         2003       2002        2003        2002
                                                     -----------   ------    ----------   --------
Estimated severance liability at beginning of year   W       570        -     $     476          -
Provision                                                   (180)     (24)         (150)       (20)
Payment                                                      140      594           117        496
                                                     -----------   ------    ----------   --------
Estimated severance liability at end of year                 530      570           442        476
Less: deposits for severance benefit insurance              (530)    (332)         (442)      (277)
                                                     -----------   ------    ----------   --------
Net balance at end of year                           W         -      238     $       -        199
                                                     ===========   ======    ==========   ========

(11) Other Liabilities

     Other liabilities as of December 31, 2003 and 2002 consist of the following:

                                                Won                U.S. dollars (Note 2)
                                     -----------------------     ------------------------
                                        2003            2002         2003           2002
                                     -----------       -----     ------------      ------
Withholding taxes                    W     1,176         523     $        982         437
Dividends payable                            928         453              775         378
Accounts payable                          14,492       1,541           12,099       1,286
Accrued expenses                          12,189       3,962           10,176       3,308
Unearned revenue                           1,679           -            1,402           -
                                     -----------       -----     ------------      ------
                                     W    30,464       6,479     $     25,434       5,409
                                     ===========       =====     ============      ======

(12) Related Party Transactions

     (a)  Details of transactions

          Significant transactions with the related parties for the years ended December 31, 2003 and 2002 are as follows:

  Revenue earned      Expense incurred            Account          2003       2002
-----------------    -------------------   -------------------   --------    ------
The Company          Shinhan Bank          Interest income       W  4,340     5,581
              "      Goodmorning Shinhan
                         Securities        Interest income          8,099     2,158
              "      Shinhan Card          Interest income         54,006       925
              "      Shinhan Capital       Interest income         29,714    15,006
              "      Jeju Bank             Interest income          1,628     1,000
                                                                 --------    ------
                                                                   97,787    24,670
                                                                 --------    ------
Shinhan Bank         Chohung Bank          Gain on derivatives      1,838         -
              "      Goodmorning Shinhan
                         Securities        Interest income          3,121     1,414
              "               "            Rental income               29        21

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(12) Related Party Transactions, Continued

     Revenue earned                 Expense incurred             Account               2003        2002
--------------------------      ------------------------   --------------------     ----------   -------
Shinhan Bank                    Shinhan Card               Interest income               4,445       786
             "                         "                   Fees and commission          57,941    55,271
             "                         "                   Rental income                   859       468
             "                  Shinhan Capital            Interest income               3,136     6,055
             "                         "                   Gain on derivatives             361        64
             "                         "                   Rental income                   309       271
             "                  Jeju Bank                  Interest income                 237       258
             "                  SH&C Life Insurance        Fees and commission           2,723         -
             "                  Shinhan Macquarie          Rental income                     -       100
Chohung Bank                    Shinhan Bank               Interest income                 996         -
             "                         "                   Gain on derivatives             139         -
             "                  Goodmorning Shinhan
                                     Securities            Interest income                  26         -
             "                  SH&C Life Insurance        Fees and commission             744         -
Goodmorning Shinhan
     Securities                 Shinhan Bank               Interest income               1,391       257
             "                         "                   Fees and commission             466         -
             "                  Chohung Bank               Interest income                 136         -
             "                  Shinhan Card               Rental income                   242         5
             "                  Shinhan BNP Paribas ITMC   Rental income                   201         -
Shinhan Card                    Shinhan Bank               Interest income                   7       491
             "                         "                   Fees and commission              29         -
             "                  Goodmorning Shinhan
                                     Securities            Interest income                   -       106
             "                  Jeju Bank                  Fees and commission              81         -
             "                  SH&C Life Insurance        Fees and commission             338         -
Shinhan Capital                 Shinhan Bank               Interest income                 437       150
             "                         "                   Gain on derivatives           1,111     2,468
             "                  Chohung Bank               Interest income                 690         -
Shinhan BNP Paribas ITMC        Shinhan Bank               Interest income                 393       380
             "                         "                   Fees and commission               -        41
Jeju Bank                       Shinhan Bank               Interest income                  99        83
SH&C Life Insurance             Shinhan Bank               Interest income                 498       180
             "                         "                   Insurance income                514         -
e-Shinhan                       Shinhan Bank               Interest income                 132         -
             "                  Shinhan Card               Fees and commission              22         -
             "                  The Company                Fees and commission              62         -
Shinhan Macquarie               Shinhan Bank               Interest income                   -        15
Shinhan Credit Information      Shinhan Bank               Fees and commission           2,614       772
             "                         "                   Interest income                  35         -
             "                  Goodmorning Shinhan
                                     Securities            Fees and commission              31         -
             "                  Shinhan Card               Fees and commission           8,646     2,289
             "                  Shinhan Capital            Fees and commission              61         -
             "                  Jeju Bank                  Fees and commission             623        42
                                                                                    ----------   -------
                                                                                        95,763    71,987
                                                                                    ----------   -------
                                                                                    W  193,550    96,657
                                                                                    ==========   =======

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(12) Related Party Transactions, Continued

     (b)  Account balances

          Significant balances with the related parties as of December 31, 2003 and 2002 are as follows:

       Creditor                Debtor                      Account                   2003          2002
-------------------   -------------------   -----------------------------------  ------------    --------
The Company           Shinhan Bank          Due from banks                       W      5,327      10,613
          "                 "               Other assets (Guarantee deposits
                                                paid)                                   7,673       6,902
          "                 "               Loans (Privately placed bonds)             50,000      50,000
          "                 "               Other assets (Accounts receivable)          6,786       2,171
          "                 "               Other assets (Accrued income)                 185         123
          "           Goodmorning
                       Shinhan Securities   Loans (Privately placed bonds)            130,000     130,000
          "                 "               Other assets (Accrued income)                 134         134
          "           Shinhan Card          Loans                                   1,100,000     200,000
          "                 "               Other assets (Accounts receivable)            154           -
          "                 "               Other assets (Accrued income)               6,387         925
          "           Shinhan Capital       iLoans                                    644,905     369,127
          "                 "               Other assets (Accounts receivable)            624         190
          "                 "               Other assets (Accrued income)               4,442       2,965
          "           Jeju Bank             Loans (Privately placed bonds)             20,000      20,000
          "                 "               Other assets (Accrued income)                 186         186
          "           Shinhan Credit
                        Information         Other assets (Accounts receivable)             38           -
                                                                                 ------------    --------
                                                                                    1,976,841     793,336
                                                                                 ------------    --------
Shinhan Bank          Chohung Bank          Securities                                132,708           -
          "                 "               Derivative assets                             797           -
          "           Goodmorning Shinhan
                          Securities        Loans (Privately placed bonds)             30,000      70,000
          "                 "               Other assets (Accrued income)                 350       1,047
          "                 "               Other assets (Guarantee deposits
                                                paid)                                   4,068         530
          "           Shinhan Card          Call loans                                 28,500       7,500
          "                 "               Other assets (Accrued income)                  87           -
          "           Shinhan Capital       Loans                                      75,933      37,959
          "                 "               Derivative assets                              97           -
          "                 "               Other assets (Accrued income)                 136         133
          "           Jeju Bank             Loans (Privately placed bonds)              3,140       3,140
          "                 "               Other assets (Accounts receivable)            561           -
          "           SH&C Life Insurance   Other assets (Accounts  receivable)         1,455           -
Chohung Bank          Shinhan Bank          Securities                                 96,515           -
          "                 "               Derivative assets                           4,324           -
          "           Shinhan Capital       Loans                                         392           -
Goodmorning Shinhan
    Securities        Shinhan Bank          Due from banks                             53,064      11,908
          "                 "               Other assets (Guarantee deposits
                                                  paid)                                 6,637       5,526

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(12) Related Party Transactions, Continued

      Creditor                Debtor                          Account                         2003          2002
-------------------     -------------------    --------------------------------------      -----------    --------
Goodmorning Shinhan
    Securities          Shinhan Bank           Other assets (Accrued income)                       154         252
          "             Chohung Bank           Due from banks                                    2,011           -
          "                 "                  Other assets (Accrued income)                         8           -
Shinhan Card            The Company            Other assets (Prepaid expense)                      906           -
          "             Shinhan Bank           Cash and due from banks                             102           -
                                 "             Other assets (Guarantee deposits paid)            1,189         387
          "             Goodmorning Shinhan
                            Securities         Other assets (Guarantee deposits paid)            4,635       3,289
          "             SH&C Life Insurance    Other assets (Accounts receivable)                  338           -
Shinhan Capital         The Company            Other assets (Prepaid expense)                      773           -
          "             Shinhan Bank           Short-term financial instruments                 58,231      16,666
          "                 "                  Other assets (Prepaid expense)                       39           -
          "                 "                  Other assets (Accrued income)                        69           -
          "                 "                  Currency swap                                     1,941       2,000
          "                 "                  Other assets (Guarantee deposits paid)              292         418
          "             Chohung Bank           Securities                                        6,714           -
          "                 "                  Other assets (Accrued income)                       173           -
Shinhan BNP
   Paribas ITMC         Shinhan Bank           Cash and due from banks                           4,436       8,985
          "                  "                 Other assets (Accrued income)                       105           -
          "             Goodmorning Shinhan
                             Securities        Other assets (Guarantee deposits paid)            3,496         850
Jeju Bank               Shinhan Bank           Call loans                                            -       4,922
          "                  "                 other assets (Accounts receivable)                  561           -
SH&C Life Insurance     Shinhan Bank           Cash and cash equivalents                        33,563      12,327
          "                  "                 Other assets (Accrued income)                        46           -
e-Shinhan               Shinhan Bank           Cash and cash equivalents                         2,158       3,718
Shinhan Macquarie                 "            Cash and cash equivalents                         1,187         168
Shinhan Credit
     Information        Shinhan Bank           Cash and cash equivalents                         1,686       1,395
          "                 "                  Other assets (Accounts receivable)                  280           -
          "                 "                  Other assets (Guarantee deposits paid)              866           -
          "             Shinhan Card           Other assets (Accounts receivable)                  892           -
          "             Jeju Bank              Other assets (Accrued income)                       101           -
          "                 "                  Other assets (Guarantee deposits paid)               60           -
                                                                                           -----------    --------
                                                                                               565,776     193,120
                                                                                           -----------    --------
                                                                                           W 2,542,617     986,456
                                                                                           ===========    ========

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(12)  Related Party Transactions, Continued

      (c)   Guarantees and acceptances

            The guarantees and acceptances provided between the related parties as of December 31, 2003 are as follows:

                                                                                       Amount
  Creditor                    Debtor                         Account                 guaranteed
------------       ------------------------------     -------------------------      ----------
The Company        Goodmorning Shinhan Securities     Lease guarantee                W   50,000
Shinhan Bank       Shinhan Capital                    Letter of credit                   30,547
        ,,         Shinhan Finance                    Guarantees for loans               11,025
Shinhan Bank       Good Morning USA                   Guarantees for operations          14,374
                                                                                     ----------
                                                                                     W  105,946
                                                                                     ==========

(13)  Assets and Liabilities Denominated in Foreign Currency

      Assets and liabilities denominated in foreign currency as of December 31, 2003 and 2002 are as follows:

                                                      Foreign currency           Equivalent Won
                                                      ----------------           --------------
                                                      2003        2002         2003          2002
                                                      ----        ----         ----          ----
Assets:
    Cash and due from banks                        $       -         90     W        -         108
    Loans                                             89,919     59,919        107,705      71,927
    Other assets (accrued income)                        426        547            510         657
                                                   ---------     ------     ----------      ------
                    Total                          $  90,345     60,556     W  108,215      72,692
                                                   =========     ======     ==========      ======
Liabilities:
    Borrowings                                     $  60,000     30,000     W   71,868      36,012
    Debentures                                        30,000     30,000         35,934      36,012
    Discounts on debentures                              (51)       (79)           (60)        (95)
    Other liabilities (accrued expenses)                 382        503            457         604
                                                   ---------     ------     ----------      ------
                    Total                          $  90,331     60,424     W  108,199      72,533
                                                   =========     ======     ==========      ======

(14)  Commitments and Contingencies

      (a)   Indemnification on contingent loss

            Pursuant to the sale agreement of 50% shares in Shinhan ITMC, entered into between BNP Paribas Asset Management Group and the Company, the Company agreed to compensate BNP Paribas Asset Management Group for contingent loss arising from following pending lawsuits filed against Shinhan BNP Paribas ITMC:

                                                                                      Amount to
                           Plaintiff                             Claimed for         be claimed
----------------------------------------------------------    ------------------    ------------
Bumin Mutual Savings Bank                                     Indemnity for loses   W        100
Fine Capital Co., Ltd. (formerly Kookmin leasing Co., Ltd.)           ,,                   2,800
                                                                                    ------------
                                                                                    W      2,900
                                                                                    ============

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(14)  Commitments and Contingencies, Continued

            According to the settlement of the lawsuit by Fine Capital Co., Ltd., the Company recorded W987 million of loss for the year ended December 31, 2003. However, the ultimate outcome of other lawsuits cannot be presently determined.

      (b) As of December 31, 2003, the Company has provided a blank note to Koram Bank, as collateral related to bank overdrafts.

(15)  Insurance

      As of December 31, 2003, the Company maintains insurance policies covering loss and liability arising from automobile accidents.

(16)  Capital Stock

      (a) The Company issued new preferred stock for the year ended December 31, 2003, and the details are as follows:

                                                         Predetermined
                                            Number of    dividend rate
                                             shares           (%)                    Redeemable period
                                           ----------    -----------------   ----------------------------------
Redeemable preferred stock:
     Series 1                               9,316,792        4.04            August 19, 2004 ~ August 18, 2006
     Series 2                               9,316,792        4.04            August 19, 2005 ~ August 18, 2007
     Series 3                               9,316,792        4.04            August 19, 2006 ~ August 18, 2008
     Series 4                               9,316,792        4.04            August 19, 2007 ~ August 18, 2009
     Series 5                               9,316,793        4.04            August 19, 2008 ~ August 18, 2010
     Series 6                               3,500,000        7.00              July 19, 2006 ~ August 18, 2006
     Series 7                               2,433,334        7.46              July 19, 2008 ~ August 18, 2008
     Series 8                                  66,666        7.86              July 19, 2010 ~ August 18, 2010
                                           ----------
                                           52,583,961
Redeemable convertible preferred stock:

     Series 9 (*)                          44,720,603        2.02            August 19, 2006 ~ August 18, 2008
                                           ----------
                                           97,304,564
                                           ==========

(*)   Convertible period        : August 19, 2004 ~ August 18, 2007

      Conversion ratio          : 1 common share to 1 preferred share

      Conversion price in Won   : W 18,086

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(16)  Capital Stock, Continued

      (b) Details of changes in capital stock for the years ended December 31, 2003 and 2002 are as follows:

                                                                          2003
                                                   -----------------------------------------------------
                                                   Number of shares   Capital stock      Capital surplus
                                                   ----------------   -------------      ---------------
Balance at beginning of the year                        292,361,125       1,461,806            1,976,625
Redeemable preferred stock issued:
  Series 1 to 5                                          46,583,961         232,920              237,784
  Series 6 to 8                                           6,000,000          30,000              855,530
Redeemable convertible preferred stock issued:
  Series 9                                               44,720,603         223,603              228,271
Common stock issued                                       1,864,065           9,320               18,183
Stock exchange                                              176,110             881                  (13)
                                                        -----------       ---------            ---------
Balance at end of the year                              391,705,864       1,958,530            3,316,380
                                                        ===========       =========            =========

                                                               2002
                                        -----------------------------------------------------
                                        Number of shares     Capital stock    Capital surplus
                                        ----------------     -------------    ---------------
Balance at beginning of the year             292,344,192         1,461,721          1,976,650
Stock exchange                                    16,933                85                (25)
                                             -----------         ---------          ---------
Balance at end of the year                   292,361,125         1,461,806          1,976,625
                                             ===========         =========          =========

(17)  Retained Earnings

      Retained earnings as of December 31, 2003 and 2002 consist of the following:

                                                         Won             U.S. dollars (Note 2)
                                              -----------------------     ---------------------
                                                 2003           2002        2003          2002
                                              -----------     -------    ----------     -------
Legal reserves                                W    82,469      22,076    $   68,850      18,430
Retained earnings before appropriations           783,929     650,454       654,474     543,041
                                              -----------     -------    ----------     -------
                                              W   866,398     672,530    $  723,324     561,471
                                              ===========     =======    ==========     =======

      The Korean Financial Holding Company Act requires the Company to appropriate a minimum of 10% of annual net earnings as a legal reserve whenever dividends are paid until such reserve equals its paid-in capital. This reserve is not available for payment of cash dividends. However, subject to the stockholders' approval, it may be transferred to common stock in connection with stock dividends or used to reduce any accumulated deficit.

(18)  Capital Adjustment

      Capital adjustments as of December 31, 2003 and 2002 consist of the following:

                                                                 Won               U.S. dollars (Note 2)
                                                       ----------------------     -----------------------
                                                           2003        2002         2003          2002
                                                       ----------    --------     ---------     -------
Unrealized loss on investment securities
     accounted for by the equity method                W  (33,379)   (103,077)    $ (27,867)    (86,055)
Unrealized loss on available-for-sale securities                -        (668)            -        (558)
Stock options (note 19)                                     9,626       3,004         8,036       2,508
                                                       ----------     -------     ---------      ------
                                                       W  (23,753)   (100,741)    $ (19,831)    (84,105)
                                                       ==========     =======     =========      ======

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(19)  Stock Options

      (a)   Details of stock options

    Grant date                        May 22, 2002                    May 15, 2003
                              ----------------------------     ----------------------------
Shares granted                      1,004,200 shares                 1,156,300 shares
Share expired to date                 40,081 shares                    8,055 shares
                                      ------------                    -----------
Shares outstanding                   964,119 shares                 1,148,245 shares
Type of stock options               Stock grant or                   Stock grant or
                                  price compensation               price compensation

Exercise price (Won)                   W18,910                           W11,800
Exercise period               Within 4 years after 2 years     Within 4 years after 2 years
                                   from grant date                   from grant date
Forfeited period              after 6 years from grant date    after 6 years from grant date

      (b) The Company calculated the compensation cost using the fair value method for stock grant and details are as follows:

          Grant date                May 22, 2002       May 15, 2003
                                    ------------       ------------
Risk-free interest rate                 6.43%              4.25%
Expected exercise period               4 years            4 years
Expected stock price volatility         27.13%             22.11%
Expected dividend yield                   0%                 0%
Expected ratios of no-exercise            0%                 0%
Weighted average fair value (Won)      W 9,812            W 5,292

      (c) Changes in stock compensation expense for the year ended December 31, 2003 are as follows:

                                                                   Personnel of
 Grant date              Stock compensation cost            the Company   subsidiaries     Total
------------      ----------------------------------        -----------   ------------     -----
May 22, 2002      Recorded at beginning of the year         W  643           2,361         3,004
                  Incurred during the year                     938           3,752         4,690
                  To be recorded in subsequent years           347           1,337         1,684
May 15, 2003      Recorded at beginning of the year              -               -             -
                  Incurred during the year                     443           1,489         1,932
                  To be recorded in subsequent years           958           3,187         4,145

      For stock options, which were granted to the personnel of the subsidiaries, the difference between the exercise price and the fair value on the date of exercise would be assumed by the subsidiaries of the Company. Therefore, in relation to those stock options, the subsidiaries have recorded compensation expense as long-term payables, and the Company has accounted for as accounts receivable.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

               (In millions of Won and thousands of U.S. dollars)

(20)  General and Administrative Expenses

      Details of general and administrative expenses for the years ended December 31, 2003 and 2002 are as follows:

                                                             Won              U.S. dollars (Note 2)
                                                    ---------------------     ---------------------
                                                       2003         2002         2003          2002
                                                    ---------       -----     ---------       -----
Salaries and wages                                  W   9,821       7,008     $   8,199       5,851
Provision for retirement and severance benefits           140         594           117         496
Other employees benefits                                  601         370           502         309
Rental                                                    142          46           119          38
Entertainment                                           1,455       1,903         1,215       1,589
Depreciation                                              568         489           474         408
Amortization                                              109          24            91          20
Bad debts                                               5,879       2,374         4,908       1,982
Taxes and dues                                            361         125           301         104
Advertising                                                22          72            18          60
Fees and commission                                     1,374       5,748         1,147       4,799
Other                                                   3,430         687         2,864         574
                                                    ---------      ------     ---------      ------
                                                    W  23,902      19,440     $  19,955      16,230
                                                    =========      ======     =========      ======

(21)  Income Taxes

      (a) The Company is subject to income taxes based on taxable earnings, which results in the normal tax rate of 29.7%.

            The components of income taxes for the years ended December 31, 2003 and 2002 are as follows:

                                   Won           U.S. dollars (Note 2)
                            ----------------     --------------------
                            2003        2002       2003        2002
                            ----        ----       ----        ----
Current income taxes        W  -         -        $    -          -
Deferred taxes                 -         -             -          -
                            ----        ----      ------       ----
                            W  -         -        $    -          -
                            ====        ====      ======       ====

      (b) Reconciliation of accounting income and taxable income for the years ended December 31, 2003 and 2002 is as follows:

                                                   Temporary difference      Permanent difference
                                                   --------------------      --------------------
                  Description                         2003        2002         2003          2002
---------------------------------------------      ----------    ------      ------         -----
Addition:
  Dividends received                               W  186,896   640,771           -             -
  Accrued income earned in prior year                   4,332       737           -             -
  Securities                                           10,848       510           -             -
  Retirement and severance benefits                         -       342           -             -
  Stock compensation cost                                   -         -       1,381           643
  Entertainment expense in excess of tax limit              -         -       1,434         1,843
  Other                                                    20         -          34             -
                                                      -------   -------       -----         -----
                                                      202,096   642,360       2,849         2,486
                                                      =======   =======       =====         =====

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(21)  Income Taxes, Continued

                                                       Temporary difference       Permanent difference
                                                       --------------------       --------------------
                     Description                          2003        2002         2003          2002
----------------------------------------------         -------     -------       -------      -------
Deduction:
  Dividends received                                          -           -       186,058      640,578
  Retained earnings                                           -           -        10,868          510
  Accrued income earned in current year                  11,334       4,332             -            -
  Deposit for retirement and severance benefits
       insurance                                            198         332             -            -
  Valuation gain using the equity method                388,641     618,690             -            -
                                                        -------     -------       -------      -------
                                                        400,173     623,354       196,926      641,088
                                                     ----------     -------      --------     --------
                                                     W (198,077)     19,006      (194,077)    (638,602)
                                                     ==========     =======      ========     ========

(c) Changes in significant accumulated temporary differences and tax effects for the years ended December 31, 2003 and 2002 are as follows:

                                                                          2003
                                                    -----------------------------------------------
                                                    Beginning                               Ending
                                                     balance      Increase     Decrease     balance
                                                    ---------     --------     --------     -------
Deductible temporary differences:
  Securities                                         W  1,351       10,848            -      12,199
  Retirement and severance benefits                       342            -            -         342
                                                     --------     --------     --------    --------
                                                        1,693       10,848            -      12,541
                                                     --------     --------     --------    --------
Taxable temporary differences:
  Valuation gain using the equity method             (203,714)    (388,641)    (186,896)   (405,459)
  Accrued income                                       (4,332)     (11,334)      (4,332)    (11,334)
  Deposit for severance benefit insurance                (332)        (198)           -        (530)
  Other                                                    (4)           -          (20)        (16)
                                                     --------     --------     --------    --------
                                                     (208,382)    (400,173)    (191,248)   (417,307)
                                                     --------     --------     --------    --------
                          Net                        (206,689)                             (404,766)

Unrealizable temporary differences on valuation
    gain using the equity method                      191,135                               386,200
                                                     --------                              --------
Net temporary differences                             (15,554)                              (18,566)
Tax effects of temporary differences                   (4,619)                               (5,106)
Tax effects of tax loss carryforwards                   6,295                                13,706
                                                     --------                              --------
Net tax effects                                         1,676                                 8,600
                                                     ========                              ========
Tax effects recorded in financial statements (*)     W      -                                     -
                                                     ========                              ========

(*) Tax effects on temporary differences and tax loss carryforwards are not recognized due to uncertainty of realization. Total amount of tax loss carryforwards, which are not recognized as deferred taxes, is W49,842 million, with the tax benefit maturity of W5,553 million in 2006, W14,363 million in 2007 and W29,926 million in 2008.

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(21)  Income Taxes, Continued

                                                                          2002
                                                    -----------------------------------------------
                                                    Beginning                               Ending
                                                     balance      Increase     Decrease    balance
                                                    ---------     --------     --------    --------
Deductible temporary differences:
  Investment securities accounted for
       by the equity method                          W      -        1,351            -       1,351
  Retirement and severance benefit                          -          342            -         342
                                                     --------      -------      -------    --------
                                                            -        1,693            -       1,693
                                                     --------      -------      -------    --------
Taxable temporary differences:
  Valuation gain using the equity method              225,795      618,690      640,771     203,714
  Accrued income                                            -        5,069          737       4,332
  Deposit for severance benefit insurance                   -          332            -         332
  Organization costs                                        -            4            -           4
                                                     --------      -------      -------    --------
                                                      225,795      624,095      641,508     208,382
                                                     --------      -------      -------    --------
                         Net                         (225,795)                             (206,689)

Unrealizable temporary differences on valuation
    gain using the equity method                      225,195                               191,135
                                                     --------                              --------
Net temporary differences                                   -                              (15,554)
Tax effects of temporary differences                        -                               (4,619)
Tax effects of tax loss carryforwards                   1,340                                 6,295
                                                        -----                              --------
Net tax effects                                         1,340                                 1,676
                                                     ========                              ========
Tax effects recorded in financial statements (*)     W      -                                     -
                                                     ========                              ========

(*) Tax effects on temporary differences and tax loss carryforwards are not recognized due to uncertainty of realization. Total amount of tax loss carryforwards, which are not recognized as deferred taxes, is W21,195 million, with the tax benefit maturity of W5,553 million in 2006 and W15,642 million in 2007.

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                 (In millions of Won, except earnings per share)

(22)  Earnings Per Share

      (a)   Earnings per share

            Earnings per common share is calculated by dividing net earnings by the weighted average number of shares of common stock outstanding. The Company's ordinary income and net earnings per share for the years ended December 31, 2003 and 2002 are computed as follows:

                                                                  2003             2002
                                                              -------------    -----------
Net earnings for year                                         W     362,227        603,931
Extraordinary loss (gain)                                                 -              -
Dividends on preferred stock                                         83,397              -
                                                              -------------    -----------
Ordinary income available for common stock                          278,830        603,931
Weighted average number of common shares outstanding (share)    292,856,507    292,353,944
                                                              -------------    -----------
Ordinary income per share in Won                              W         952          2,066
                                                              =============    ===========
Net earnings per share in Won                                 W         952          2,066
                                                              =============    ===========

      (b)   Diluted earnings per share

            For the year ended December 31, 2003, if convertible preferred stock and stock options exercised, 46,832,967 share of common stocks would be issued, and if preferred stock converted into common stock on issue date, weighted average number of common shares outstanding is 309,397,004. Additionally, for the year ended December 31, 2002, if stock options exercised on grant date, 977,700 share of common stocks would be issued and weighted average number of common shares outstanding is 292,962,997.

            Details of diluted ordinary / net earnings per share due to dilutive effect for the years ended December 31, 2003 and 2002 are as follows:

                                                                   2003               2002
                                                              --------------      -----------
Ordinary income available for common stock                    W      278,830          603,931
Add: Dividends on convertible preferred stock                          6,043                -
     Stock compensation expense                                            -              643
                                                              --------------      -----------
Diluted ordinary income / net earnings                               284,873          604,574
Weighted average number of common shares outstanding (share)     309,397,004      292,962,997
                                                              --------------      -----------
Diluted ordinary income per share in Won                      W          921            2,064
                                                              ==============      ===========
Diluted net earnings per share in Won                         W          921            2,064
                                                              ==============      ===========

      (c)   Securities applicable to common shares

                                                                                   Number of shares
                                                 Convertible period                  to be issued
                                          ----------------------------------       ----------------
Redeemable convertible preferred stock    August 19, 2004 ~ August 18, 2007            44,720,603
Stock options                                May 22, 2004 ~ May 22, 2008                  964,119
Stock options                                May 15, 2005 ~ June 15, 2009               1,148,245
                                                                                       ----------
                                                                                       46,832,967
                                                                                       ==========

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

         (In millions of Won, except earnings per share and dividends)

(22)  Earnings Per Share, Continued

      (d) (Diluted) earnings per share for each quarters in 2003 are as follows:

                                                               Quarter ended
                                           -----------------------------------------------------------
                                           March 31,      June 30,       September 30,     December 31,
                                             2003          2003             2003             2003
                                           ---------      --------       -------------     ------------
Earnings per share in Won                  W     193           157                 436              166
Diluted earnings per share in Won                193           157                 415              156

(23)  Dividends

      (a) Dividends for the years ended December 31, 2003 and 2000 are calculated as follow:

                                                      2003                     2002
                                    --------------------------------------  -----------
                                       Common      Preferred                  Common
                                       shares        shares       Total       shares
                                    -----------    ----------  -----------  -----------
Total number of share issued and
   outstanding                      294,401,300    97,304,564  391,705,864  292,361,125
Shares excluded (*)                 (29,873,359)            -  (29,873,359) (29,873,674)
                                   ------------    ----------  -----------  -----------
                                     64,527,941    97,304,564  361,832,505  262,487,451
Face value per share                      5,000         5,000        5,000        5,000
Dividend per share in Won
  (rate per share) (**)            W   600 (12%)   857(17.14%) 669 (13.38%)    600 (12%)
                                   ------------    ----------  -----------  -----------
Dividends in Won                   W    158,717        83,397      242,114      157,492
                                   ============    ==========  ===========  ===========

      (*) Dividends on shares held by subsidiaries as of December 31, 2003 and 2002 are not paid.

      (**) Dividends per share on preferred stock are weighted average amount and details are as follows:

                                          Number of      Dividends per      Dividend rate
                                            shares        share in Won      per share (%)   Dividends
                                         ----------      -------------      -------------   ---------
Redeemable preferred stock:
     Series 1                             9,316,792                270          5.40            2,518
     Series 2                             9,316,792                270          5.40            2,518
     Series 3                             9,316,792                270          5.40            2,518
     Series 4                             9,316,792                270          5.40            2,518
     Series 5                             9,316,793                270          5.40            2,518
     Series 6                             3,500,000             10,500         210.0           36,750
     Series 7                             2,433,334             11,190         223.8           27,229
     Series 8                                66,666             11,790         235.8              786
                                         ----------                                            -------
                                         52,583,961                                            77,355

Redeemable convertible preferred stock:

     Series 9                            44,720,603                135          2.70            6,042
                                         ----------                                            ------
                                         97,304,564                                            83,397
                                         ==========                                            ======

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(23)  Dividends, Continued

      (b) Payout ratios for the years ended December 31, 2003 and 2002 are calculated as follows:

                                                                 2003                             2002
                                            ---------------------------------------------     -------------
                                                               Preferred
                                            Common shares       shares           Total        Common shares
                                            -------------      ---------        -------       -------------
Dividends in Won                            W     158,717         83,397        242,114             157,492
Net earning in Won                          W     278,830         83,397        362,227             603,931
                                            -------------                       -------             -------
Payout ratios (%)                                   56.92                         66.84               26.08
                                            =============                       =======             =======

      (c) Dividend yields on common shares for the years ended December 31, 2003 and 2002 are calculated as follows:

                                                        2003          2002
                                                     ----------      ------
Dividends per share in Won                           W      600         600
Stock price in Won at the balance sheet date             18,513      13,813
                                                     ----------      ------
Dividends yields (%)                                 W     3.24        4.34
                                                     ==========      ======

(24)  Statements of Cash Flows

      Significant transactions not involving cash inflows or outflows for the years ended December 31, 2003 and 2002 are as follows:

                                                                                2003           2002
                                                                             ----------       -------
Acquisition of investment securities accounted for by the equity method
     in exchange for the Company's shares                                    W  929,559             -
Changes in capital adjustments due to the equity method                          69,698       232,543
Changes in retained earnings due to the equity method                            10,848           510
Changes in unrealized gain on available-for-sale securities                         668           668
Stock options recorded as accounts receivable                                     5,241         2,361
Stock exchange                                                                      881            85
Amortization offseted to retained earnings due to accounting change                  20             -

(25)  Financial Performance

      Financial performance for the quarters ended December 31, 2003 and 2002 are as follows:

                                                               Quarter ended December
                                           Quarter ended              31, 2002
                                         December 31, 2003          (Unaudited)
                                         -----------------     ----------------------
Operating revenue                        W         142,131                    164,132
Operating income                                   107,347                    151,499
Net earnings                                       105,681                    170,403
Net earnings per share in Won                          166                        583

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(26)  Condensed Financial Statements of Subsidiaries

      (a)   Balance sheets

            Condensed balance sheets of subsidiaries as of December 31, 2003 and 2002 are as follows:

                                                              2003
                                     --------------------------------------------------------------
                                                                                Total stockholders'
          Subsidiaries               Total assets        Total liabilities            equity
------------------------------     ---------------       -----------------      -------------------
Shinhan Bank                       W    70,066,189            66,550,821             3,515,368
Chohung Bank                            59,227,864            57,289,224             1,938,640
Goodmorning Shinhan Securities           2,928,017             2,290,044               637,973
Shinhan Card                             1,778,191             1,620,555               157,636
Shinhan Capital                          1,153,907             1,051,683               102,224
Shinhan BNP Paribas ITMC                    47,461                 2,489                44,972
Jeju Bank                                1,785,961             1,682,328               103,633
SH&C Life Insurance                        114,012                87,970                26,042
e-Shinhan                                    3,924                   225                 3,699
Shinhan Macquarie                           11,255                 7,642                 3,613
Shinhan Credit Information                  13,588                 9,726                 3,862
                                   ---------------           -----------             ---------
                                   W   137,130,369           130,592,707             6,537,662
                                   ===============           ===========             =========

                                                                2002
                                    ---------------------------------------------------------------
                                                                                Total stockholders'
         Subsidiaries                Total assets        Total liabilities             equity
------------------------------      --------------       -----------------      -------------------
Shinhan Bank                        W   58,889,402            56,028,923             2,860,479
Goodmorning Shinhan Securities           1,570,244               982,268               587,976
Shinhan Card                             2,473,694             2,226,234               247,460
Shinhan Capital                            960,234               876,551                83,683
Shinhan BNP Paribas ITMC                    47,081                 1,918                45,163
Jeju Bank                                1,800,648             1,699,577               101,071
SH&C Life Insurance                         29,738                   478                29,260
e-Shinhan                                    5,758                   475                 5,283
Shinhan Macquarie                            3,503                 2,675                   828
Shinhan Credit Information                   3,931                   810                 3,121
                                    --------------            ----------             ---------
                                    W   65,784,233            61,819,909             3,964,324
                                    ==============            ==========             =========

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(26)  Condensed Financial Statements of Subsidiaries, Continued

      (b)   Statements of Earnings

            Condensed statements of earnings of subsidiaries for the years ended December 31, 2003 and 2002 are as follows:

                                                                    2003
                              -------------------------------------------------------------------------------
       Subsidiaries              Operating        Operating        Operating      Ordinary       Net earnings
                                  revenue          expense       income (loss)  income (loss)       (loss)
                              --------------      ----------     -------------  ------------     -------------
Shinhan Bank                  W    4,851,995       4,180,640           671,355       685,756           476,023
Chohung Bank                       5,425,189       6,107,050          (681,861)     (915,775)         (965,951)
Goodmorning Shinhan
     Securities (*)                  649,701         619,693            30,008        68,616            35,813
Shinhan Card                         431,863         506,606           (74,743)      (90,063)          (89,824)
Shinhan Capital                      145,355         116,084            29,271        22,565            15,755
Shinhan BNP
     Paribas ITMC (*)                 12,728          10,604             2,124         2,629             1,834
Jeju Bank                            137,162         137,005               157           727             4,751
SH&C life Insurance (*)               44,986          47,478            (2,492)       (3,369)           (3,369)
e-Shinhan                              1,714           3,361            (1,647)       (1,583)           (1,583)
Shinhan Macquarie (*)                 11,454           7,816             3,638         3,804             2,559
Shinhan Credit Information            25,557          24,309             1,248         1,096               741
                              --------------      ----------           -------      --------          --------
                              W   11,737,704      11,760,646           (22,942)     (225,597)         (523,251)
                              ==============      ==========           =======      ========          ========

      (*)   For the period from January 1, 2003 to December 31, 2003 reflected

                                                                    2002
                              -------------------------------------------------------------------------------
                                Operating        Operating         Operating      Ordinary       Net earnings
      Subsidiaries               revenue          expense        income (loss)  income (loss)       (loss)
-------------------------     --------------    ----------       -------------  ------------    -------------
Shinhan Bank                  W    4,821,339     3,888,932             932,407       842,993          595,866
Goodmorning Shinhan
     Securities (*)                  482,873       474,722               8,151        11,845           31,624
Shinhan Card (**)                    228,954       228,213                 741           798              504
Shinhan Capital                      152,314       139,302              13,012        10,988            7,635
Shinhan BNP
     Paribas ITMC (***)               12,773         6,312               6,461         6,066            4,605
Jeju Bank                            145,558       129,404              16,154        12,502           12,502
SH&C life Insurance (**)                 338         1,243                (905)         (905)            (905)
e-Shinhan                              2,529         3,776              (1,247)       (1,094)          (1,094)
Shinhan Macquarie (***)                5,127         5,405                (278)         (742)             281
Shinhan Credit
     Information (**)                  3,136         3,001                 135           162              121
                              --------------     ---------             -------       -------          --------
                              W    5,854,941     4,880,310             974,631       882,613          651,139
                              ==============     =========             =======       =======          =======

      (*)   For the period from April 1, 2002 to December 31, 2002

      (**)  For the period from date of inception to December 31, 2002

      (***) For the period from January 1, 2002 to December 31, 2002

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(27)  Financing and Operating Status of the Company and Subsidiaries

      The financing and operating status of the Company and its subsidiaries as of December 31, 2003 and 2002 are as follows:

      (a)   Financing

                                                                          2003
                                          -----------------------------------------------------------------
                                               Deposits         Borrowings    Debentures (*)        Total
                                          ---------------      -----------    --------------     ----------
The Company                               W             -          165,868         1,980,543      2,146,411
Shinhan Bank                                   41,991,839       10,621,963         9,115,997     61,729,799
Chohung Bank                                   40,030,091        5,711,922         6,424,165     52,166,178
Goodmorning Shinhan Securities                  1,032,769          657,838           161,000      1,851,607
Shinhan Card                                            -        1,318,182           259,991      1,578,173
Shinhan Capital                                         -          787,433           114,814        902,247
Jeju Bank                                       1,438,284           83,299            35,000      1,556,583
                                          ---------------       ----------        ----------    -----------
                                          W    84,492,983       19,346,505        18,091,510    121,930,998
                                          ===============       ==========        ==========    ===========

      (*)   Net of discounts on debentures

                                                                          2002
                                           ----------------------------------------------------------------
                                               Deposits         Borrowings    Debentures (*)         Total
                                           --------------      -----------    --------------     ----------
The Company                                W            -           36,012           732,030        768,042
Shinhan Bank                                   35,183,537       10,598,668         6,068,826     51,851,031
Goodmorning Shinhan Securities                    540,521          147,876           200,000        888,397
Shinhan Card                                            -          613,743         1,559,776      2,173,519
Shinhan Capital                                         -          702,570            72,912        775,482
Jeju Bank                                       1,414,150          106,252            35,000      1,555,402
                                           --------------       ----------         ---------     ----------
                                           W   37,138,208       12,205,121         8,668,544     58,011,873
                                           ==============       ==========         =========     ==========

      (*)   Net of discounts on debentures

(b)   Operating

                                                                          2003
                                          -----------------------------------------------------------------
                                                                               Cash and due
                                              Loans (*)       Securities        from bank            Total
                                          ---------------     ------------     ------------      ----------
The Company                               W     1,935,180        6,308,538            5,353       8,249,071
Shinhan Bank                                   47,783,925       15,592,202        2,697,780      66,073,907
Chohung Bank                                   42,701,666        9,208,341          548,249      52,458,256
Goodmorning Shinhan Securities                    397,354        1,020,131        1,154,647       2,572,132
Shinhan Card                                    1,058,667          682,841            3,886       1,745,394
Shinhan Capital                                   899,140           54,388           58,232       1,011,760
Shinhan BNP Paribas ITMC                              176              680           29,498          30,354
Jeju Bank                                       1,326,103          243,024           21,122       1,590,249
SH&C Life Insurance                                    44           38,650           38,511          77,205
e-Shinhan                                              36              107            2,160           2,303
Shinhan Macquarie                                       -                -            1,187           1,187
Shinhan Credit Information                              -                -            1,691           1,691
                                          ---------------       ----------        ---------     -----------
                                          W    96,102,291       33,148,902        4,562,316     133,813,509
                                          ===============       ==========        =========     ===========

      (*)   Net of allowance for loan losses and discounts

                        Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(27)  Financing and Operating Status of the Company and Subsidiaries, Continued

                                                                          2002
                                          ----------------------------------------------------------------
                                                                            Cash and due from
                                               Loans (*)      Securities           bank              Total
                                          ---------------     -----------   -----------------    ----------
The Company                               W       765,281       3,991,863              10,613     4,767,757
Shinhan Bank                                   40,579,006      13,855,009           1,138,414    55,572,429
Goodmorning Shinhan Securities                    125,736         456,500             575,506     1,157,742
Shinhan Card                                    2,439,076               -                  15     2,439,091
Shinhan Capital                                   746,743          57,947              16,668       821,358
Shinhan BNP Paribas ITMC                              443          12,981              29,813        43,237
Jeju Bank                                       1,319,099         276,867               9,673     1,605,639
SH&C Life Insurance                                     -          14,728              13,327        28,055
e-Shinhan                                              51             382               3,718         4,151
Shinhan Macquarie                                       -               -                 169           169
Shinhan Credit Information                              -               -               1,398         1,398
                                          ---------------      ----------           ---------    ----------
                                          W    45,975,435      18,666,277           1,799,314    66,441,026
                                          ===============      ==========           =========    ==========

      (*)   Net of allowance for loan losses and discounts

(28)  Contribution of Subsidiaries to the Company's Net Earning

      Effects under the equity method on the Company's net earnings for the years ended December 31, 2003 and 2002 are as follows:

                                                                     2003                        2002
                                                           -----------------------      -----------------------
                                                             Amount      Ratio (%)         Amount     Ratio (%)
                                                           ---------     --------       ----------    ---------
   Valuation gain accounted for by the equity method on:
     Shinhan Bank                                          W 476,273       122.55       W  595,866        96.31
     Chohung Bank                                            (43,545)      (11.20)               -            -
     Goodmorning Shinhan Securities                            8,787         2.26             (749)       (0.12)
     Shinhan Card                                            (84,324)      (21.70)             504         0.08
     Shinhan Capital                                          26,204         6.74           13,429         2.17
     Shinhan BNP Paribas ITMC                                    917         0.24            3,961         0.64
     Jeju Bank                                                 5,189         1.33            6,683         1.08
     SH&C Life Insurance                                      (1,684)       (0.43)            (453)       (0.07)
     e-Shinhan                                                (1,166)       (0.30)            (806)       (0.13)
     Shinhan Macquarie                                         1,446         0.37              134         0.02
     Shinhan Credit Information                                  544         0.14              121         0.02
                                                             -------       ------          -------       -------
                                                             388,641       100.00          618,690       100.00
                                                                           ======                        ======
   Other income                                               98,210                        30,050
   Other expense                                            (124,624)                      (44,809)
                                                           ---------                    ----------
   Net earnings for year                                   W 362,227                    W  603,931
                                                           =========                    ==========

                       Shinhan Financial Group Co., Ltd.

                           December 31, 2003 and 2002

                              (In millions of Won)

(29)  Allowance for Loan Losses of the Company and its Subsidiaries

      Changes in allowance for loan losses of the Company and its subsidiaries for the years ended December 31, 2003 and 2002 are as follows:

                                                       2003                                   2002
                                   -------------------------------------    -------------------------------------
                                   Beginning         Increase     Ending     Beginning      Increase      Ending
                                    balance         (decrease)    balance     balance      (decrease)     balance
                                   ----------       ----------   ---------   ----------    ---------     --------
The Company                        W     3,846           5,879       9,725        1,472        2,374        3,846
Shinhan Bank                           565,844         300,584     866,428      567,344       (1,500)     565,844
Chohung Bank                         1,604,607          81,743   1,686,350       82,609        4,833       87,442
Goodmorning Shinhan Securities
  (*) (**)                              87,442         (44,394)     43,048            -       96,074       96,074
Shinhan Card                            96,074          22,535     118,609      102,454      (68,667)      33,787
Shinhan Capital (*)                     33,787         (15,888)     17,899           25          (17)           8
Shinhan BNP Paribas ITMC                     8               6          14       26,952        2,366       29,318
Jeju Bank (*)                           29,318           5,952      35,270        1,472        2,374        3,846
SH&C Life Insurance                          -               1           1            -            -            -
e-Shinhan                                    1               7           8            -            1            1
Shinhan Macquarie                           22              76          98           21            1           22
Shinhan Credit Information                   -              36          36            -            -            -
                                   -----------         -------   ---------      -------       ------      -------
                                   W 2,420,949         356,537   2,777,486      780,877       35,465      816,342
                                   ===========         =======   =========      =======       ======      =======

      (*) Amounts include additional allowance for loan losses of W12,952 million and W13,019 million as of December 31, 2003 and December 31, 2002, respectively.

      (**) Beginning balance in 2002 was Good Morning Securities' allowance for loan losses as of March 31, 2002.

(30)  Effective Date for Financial Statements

      The accompanying non-consolidated financial statements are to be approved at the Board of Directors' meeting on February 24, 2004.

(31)  Economic Environment

      In common with other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices including corporate governance. The Company may be either directly or indirectly affected by these economic conditions and the reform program described above. The accompanying non-consolidated financial statements reflect management's assessment of the impact to date of the economic environment on the financial position and results of operations of the Company. Actual results may differ materially from management's current assessment.

                                                                      APPENDIX 4

CHOHUNG BANK

NON-CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000
TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

           English Translation of a Report Originally Issued in Korean

To the Shareholders and Board of Directors of Chohung Bank:

We have audited the accompanying non-consolidated balance sheets of the Bank Accounts of Chohung Bank (the "Bank") as of December 31, 2001 and 2000 and the related statements of operations, disposition of accumulated deficit and cash flows for the years then ended, all expressed in Korean won. These non-consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these non-consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chohung Bank as of December 31, 2001 and 2000 and the results of its operations, changes in its accumulated deficit and its cash flows for the years then ended, in conformity with financial accounting standards in the Republic of Korea (see Note 2).

The translated amounts in the accompanying non-consolidated financial statements have been translated into US dollars, solely for the convenience of the reader, on the basis set forth in Note 2 to the non-consolidated financial statements.

Without qualifying our opinion, we draw attention to Note 1 of the non-consolidated financial statements which states that the operations of the Bank have been affected, and may continue to be affected for the foreseeable future, by the general unstable economic conditions in the Republic of Korea and in the Asia Pacific region. The ultimate effect of these uncertainties on the financial position of the Bank as of the balance sheet dates cannot presently be determined.

As discussed in Note 7 to the non-consolidated financial statements, in its bank accounts as of December 31, 2001, the Bank has outstanding credits including loans, payment guarantee and others to Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd. and Hyundai Petrochemical Co., Ltd. amounting to W592.2 billion (US$446.6 million), W261.9 billion (US$197.5 million), and W8.0 billion (US$6.0 million), respectively and has provided an allowance for possible loan losses of totaling W277.8 billion (US$209.5 million) for these credits. In addition, in its bank accounts, the Bank has outstanding credits including loans, payment guarantee and others to Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd., amounting to W425.5 billion (US$320.9 million) and W196.8 billion (US$148.4 million), respectively, and has provided an allowance for possible loan losses totaling W91.3 billion

(US$68.8 million) for these credits. The potential impact on the Bank's operations of the liquidity problems Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Hyundai Petrochemical Co., Ltd., Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

As discussed in Note 27 to the non-consolidated financial statements, the Bank sold W3,894.6 billion (US$ 2,936.9 million) of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for W2,142.3 billion (US$ 1,615.5 million), which included W2,451.2 billion (US$ 1,848.4 million) of special loans sold with recourse for W1,614.4 billion (US$1,217.4 million), from December 15, 1997 to December 31,2001. The outstanding balance of the loans sold of which the final selling price has not yet been decided due to the incompleteness of the borrowers' restructuring plan is W274.6 billion (US$207.1 million) as of December 31, 2001. Notwithstanding the sale and the elimination of these assets from the balance sheet, as of December 31, 2001, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W718.5 billion (US$541.8 million) at the sales price converted using the exchange rate as of December 31, 2001. KAMCO's ability to exercise its right of recourse depends on whether the borrowers comply with the restructuring commitments. Additional losses may be incurred if KAMCO is able to and does execute its right of recourse. In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts and trust accounts to special purpose companies (SPC) amounting to W90,000 million (US$67,868 thousand) and W27,000 million in 2001 and 2000, respectively, which were intended to reinforce the credit of the asset-backed securities (ABS). No liabilities have been recorded in the Bank's non-consolidated financial statements for any such losses that may be incurred from these loans sold with recourse, which could have a material impact on the financial position and the result of operations of the Bank.

As explained in Notes 19 and 32 to the non-consolidated financial statements, on January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a total of W2,717.9 billion as a capital injection from the Korea Deposit Insurance Corporation (KDIC) on February 19, 1999, May 7,1999 and September 30, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Under the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed unprofitable branch offices. As of December 31, 2001, the Bank has met the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC, which contains the conditions that the Bank would lower the ratio of non-performing loans below
4.0 percent, meet the return on assets of 1.0 percent, achieve W230 million (US$173 thousand) of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002. Whether or not its revised management improvement plans are achieved may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer in the position of being the largest stockholder unless there are any other special circumstances.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial positions, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Seoul, Korea,
 January 26, 2002

                                  CHOHUNG BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                                           Translation into
                                                                                              US Dollars
                                                                 Korean Won                    (Note 2)
                                                       -------------------------------     ----------------
                                                           2000               2001               2001
                                                       -------------     -------------     ----------------
                                                                (In millions)               (In thousands)
                    ASSETS
Cash and due from banks
   (Notes 3, 4, 26, 28, 29 and 30)                     W   3,038,995     W   2,020,528     $      1,523,662
Trading securities (Notes 5, 28 and 29)                    1,507,637           982,626              740,989
Investment securities (Notes 6, 12, 28, 29 and 31)        11,351,183        12,839,355            9,682,041
Loans (Notes 7, 8, 9, 26, 27, 28 and 29)                  29,376,591        33,515,013           25,273,368
Fixed assets (Notes 10 and 13)                             1,699,394         1,565,775            1,180,737
Other assets (Notes 11 and 29)                             3,357,652         4,157,639            3,135,238
                                                       -------------     -------------     ----------------

      Total assets                                     W  50,331,452     W  55,080,936     $     41,536,035
                                                       =============     =============     ================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Deposits (Notes 14, 26, 28 and 29)                  W  34,392,940     W  38,922,144     $     29,350,836
   Borrowings (Notes 15, 26, 28 and 29)                    7,327,756         6,484,371            4,889,806
   Debentures (Notes 16 and 28)                            3,036,577         2,419,676            1,824,656
   Other liabilities (Notes 18 and 29)                     3,489,253         4,718,923            3,558,497
                                                       -------------     -------------     ----------------

      Total liabilities                                   48,246,526        52,545,114           39,623,795
                                                       -------------     -------------     ----------------

SHAREHOLDERS' EQUITY (Note 19):
   Common stock                                            3,395,391         3,395,391            2,560,433
   Capital surplus                                                 -                 -                    -
   Other reserve                                               7,984             9,145                6,896
   Accumulated deficit (net income of W522,531
     million in 2001 and W101,085 million in 2000)          (850,329)         (388,792)            (293,184)
   Capital adjustments                                      (468,120)         (479,922)            (361,905)
                                                       -------------     -------------     ----------------

      Total shareholders' equity                           2,084,926         2,535,822            1,912,240
                                                       -------------     -------------     ----------------

      Total liabilities and shareholders' equity       W  50,331,452     W  55,080,936     $     41,536,035
                                                       -------------     -------------     ----------------

        The accompanying notes are an integral part of these statements.

                                  CHOHUNG BANK

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                    Translation into
                                                                                                       US Dollars
                                                                       Korean Won                       (Note 2)
                                                          -------------------------------------     ----------------
                                                                2000                 2001                 2001
                                                          ----------------     ----------------     ----------------
                                                                       (In millions)                 (In thousands)
INTEREST INCOME AND DIVIDENDS (Note 26):
    Interest on due from banks                            W         83,624     W         56,843     $         42,865
    Interest and dividends on trading securities                    98,933               66,247               49,956
    Interest and dividends on investment securities                897,227              872,714              658,105
    Interest on loans (Note 20)                                  3,012,240            3,224,486            2,431,556
    Other interest income                                          120,165               95,804               72,245
                                                          ----------------     ----------------     ----------------
                                                                 4,212,189            4,316,094            3,254,727
                                                          ----------------     ----------------     ----------------

INTEREST EXPENSES (Note 26):
    Interest on deposits                                         1,773,172            1,680,584            1,267,313
    Interest on borrowings                                         546,879              409,053              308,463
    Interest on debentures                                         257,195              204,137              153,938
    Other interest expenses (Note 20)                              131,278              127,788               96,364
                                                          ----------------     ----------------     ----------------
                                                                 2,708,524            2,421,562            1,826,078
                                                          ----------------     ----------------     ----------------

NET INTEREST INCOME                                              1,503,665            1,894,532            1,428,649
PROVISION FOR POSSIBLE LOAN LOSSES                                 852,313              751,295              566,545
                                                          ----------------     ----------------     ----------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
  LOSSES                                                           651,352            1,143,237              862,104

NON-INTEREST INCOME:
    Fees and commissions (Note 21)                                 163,608              175,904              132,648
    Gain on sale of trading securities                              59,757               85,051               64,136
    Gain on valuation of trading securities                          9,854                3,657                2,758
    Gain on foreign currency trading                               284,205              202,946              153,040
    Gain on derivatives trading                                    244,342              273,379              206,152
    Fees and commissions from trust accounts (Note 2)               93,006               64,238               48,441
    Other non-interest income (Note 22)                            434,819              324,279              244,536
                                                          ----------------     ----------------     ----------------

                                                                 1,289,591            1,129,454              851,711
                                                          ----------------     ----------------     ----------------

                                                                     (continued)

                                  CHOHUNG BANK

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                Translation into
                                                                                                   US Dollars
                                                                   Korean Won                       (Note 2)
                                                      -------------------------------------     ----------------
                                                            2000                 2001                 2001
                                                      ----------------     ----------------     ----------------
                                                                   (In millions)                 (In thousands)
NON-INTEREST EXPENSES:
    Commissions                                       W         33,674     W         30,733     $         23,175
    General and administrative expenses (Note 23)              696,572              712,739              537,470
    Loss on foreign currency trading                           198,775              111,570               84,134
    Loss on derivatives trading                                225,900              259,668              195,813
    Contribution to Credit Guarantee Fund                       38,487               36,639               27,629
    Loss on sale of loans (Note 7)                             101,828              380,758              287,126
    Loss on sale of trading securities                          69,500               41,089               30,985
    Loss on valuation of trading securities                     17,111                1,915                1,444
    Payments to guaranteed return trust accounts
      (Note 2)                                                 152,481               20,946               15,795
    Other non-interest expenses (Note 24)                      319,577              340,209              256,549
                                                      ----------------     ----------------     ----------------

                                                             1,853,905            1,936,266            1,460,120
                                                      ----------------     ----------------     ----------------

ORDINARY INCOME                                                 87,038              336,425              253,695

EXTRAORDINARY GAIN (Note 6)                                     17,593                    -                    -
                                                      ----------------     ----------------     ----------------

INCOME BEFORE INCOME TAX EXPENSE                               104,631              336,425              253,695

INCOME TAX EXPENSES (BENEFITS) (Note 25)                         3,546             (186,106)            (140,341)
                                                      ----------------     ----------------     ----------------

NET INCOME                                            W        101,085     W        522,531     $        394,036
                                                      ================     ================     ================

ORDINARY INCOME PER COMMON SHARE
  (in Currency Units) (Note 2)                        W            131     W            799     $           0.60
                                                      ================     ================     ================
NET INCOME PER COMMON SHARE (in
  Currency Units) (Note 2)                            W            149     W            799     $           0.60
                                                      ================     ================     ================

        The accompanying notes are an integral part of these statements.

                                  CHOHUNG BANK

                STATEMENTS OF DISPOSITION OF ACCUMULATED DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                      Korean Won                      (Note 2)
                                                        -------------------------------------     ----------------
                                                              2000                 2001                 2001
                                                        ----------------     ----------------     ----------------
                                                                    (In millions)                  (In thousands)
ACCUMULATED DEFICIT BEFORE DISPOSITION:
    Balance at beginning of year                        W       (877,047)    W       (850,329)    $       (641,225)
    Cumulative effect of accounting changes (Notes
      2 and 19)                                                  (43,238)               1,176                  887
    Adjustment of retained earnings of subsidiaries
      valued using equity method (Note 19)                       (28,176)                (270)                (204)
    Net income                                                   101,085              522,531              394,036
    Other statutory reserves                                      (1,121)              (1,675)              (1,263)
    Amortization of discount on stock issued below
      par (Note 19)                                               (1,633)                (816)                (615)
    Loss on disposal of treasury stock (Note 19)                    (199)             (59,409)             (44,800)
                                                        ----------------     ----------------     ----------------

    Balance at end of year                                      (850,329)            (388,792)            (293,184)
                                                        ----------------     ----------------     ----------------

DISPOSITION:

                                                                       -                    -                    -
                                                        ----------------     ----------------     ----------------

UNDISPOSED ACCUMULATED DEFICIT TO BE CARRIED
  FORWARD TO SUBSEQUENT YEAR                            W       (850,329)    W       (388,792)    $       (293,184)
                                                        ================     ================     ================

        The accompanying notes are an integral part of these statements.

                                  CHOHUNG BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                    Translation into
                                                                                                       US Dollars
                                                                        Korean Won                      (Note 2)
                                                          -------------------------------------     ----------------
                                                                2000                 2001                 2001
                                                          ----------------     ----------------     ----------------
                                                                      (In millions)                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                            W        101,085     W        522,531     $        394,036
    Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation and amortization                               177,567              183,823              138,619
       Provision for possible loan losses                          852,313              751,295              566,545
       Provision for severance benefits                             30,100               19,517               14,718
       Loss on disposal of fixed assets                              9,092                4,365                3,292
       Loss on sale of loans, net                                   95,209              379,933              286,504
       Loss (gain) on sale of trading securities, net               10,710              (43,962)             (33,151)
       Loss (gain) on valuation of trading
        securities, net                                              6,290               (1,742)              (1,314)
       Payment of severance benefits                               (38,209)            (129,740)             (97,836)
       Other, net                                                  161,575             (248,508)            (187,398)
                                                          ----------------     ----------------     ----------------

    Net cash provided by operating activities                    1,405,732            1,437,512            1,084,015
                                                          ----------------     ----------------     ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net increase in loans                                       (6,297,396)          (5,572,912)          (4,202,482)
    Proceeds on sale of fixed assets                                30,956               34,199               25,789
    Purchase of fixed assets                                       (59,566)             (89,536)             (67,518)
    Net increase in investment securities                       (1,019,199)          (1,136,696)            (857,172)
    Proceeds from sale of trading securities                        17,783              570,715              430,371
    Other, net                                                    (600,723)             473,002              356,686
                                                          ----------------     ----------------     ----------------

    Net cash used in investing activities                 W     (7,928,145)    W     (5,721,228)    $     (4,314,326)
                                                          ----------------     ----------------     ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                              W      6,771,882     W      4,529,204     $      3,415,432
    Net decrease in borrowings                                  (1,617,294)            (843,385)            (635,989)
    Net increase (decrease) in debentures                          721,207             (636,892)            (480,275)
    Disposition of treasury stock                                        -               29,417               22,183
    Other, net                                                     (46,298)             186,905              140,943
                                                          ----------------     ----------------     ----------------
    Net cash provided by financing activities                    5,829,497            3,265,249            2,462,294
                                                          ----------------     ----------------     ----------------

NET DECREASE IN CASH                                              (692,916)          (1,018,467)            (768,017)

CASH, BEGINNING OF YEAR                                          3,731,911            3,038,995            2,291,679
                                                          ----------------     ----------------     ----------------

CASH, END OF YEAR (Note 30)                               W      3,038,995     W      2,020,528     $      1,523,662
                                                          ================     ================     ================

        The accompanying notes are an integral part of these statements.

                                  CHOHUNG BANK

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

1. GENERAL:

Chohung Bank (the "Bank") was established on October 1, 1943 under the Korean Banking Law as a result of the merger of Han Sung Bank, which was established on February 19, 1897, and Dong Il Bank, which was established on August 8, 1906, to engage in commercial banking and trust operations. In addition to the head office in Seoul, the Bank operates 379 domestic branches, 67 depositary offices throughout the Republic of Korea and 6 overseas branches as of December 31, 2001. The shares of the Bank were listed on the Korea Stock Exchange on March 3, 1956 and on the London Stock Exchange for Global Depositary Receipts (GDRs) on December 5, 1996. The Bank acquired Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively.

Beginning in 1997, Korea and other countries in the Asia Pacific region experienced a severe contraction in substantially all aspects of their economies. This situation is commonly referred to as the 1997 Asian Financial Crisis. In response to this situation, the Korean government and the private sector began implementing structural reforms to historical business practices.

The Korean economy continues to experience difficulties, particularly in the areas of restructuring private enterprises and reforming the banking industry. The Korean government continues to apply pressure to Korean companies to restructure into more efficient and profitable firms. The banking industry is currently undergoing consolidation and uncertainty exists with regard to the continued availability of financing. The Bank may be either directly or indirectly affected by the situation described above. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Bank. Actual results may differ materially from management's current assessment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Non-consolidated Financial Statement Presentation Footnote

The Bank maintains its official accounting records in Korean won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles and banking accounting standards generally accepted in the Republic of Korea. Certain accounting principles and banking accounting standards applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles and banking accounting practices in other countries. Accordingly, these non-consolidated financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language non-consolidated financial statements. Certain information included in the Korean language financial statements, but not required for a fair presentation of the Company's financial position, results of operations or cash flows, is not presented in the accompanying financial statements.

The U.S. dollar amounts presented in these non-consolidated financial statements were computed by translating the Korean Won into US dollars based on the Bank of Korea (BOK) Basic Rate of W1,326.10 to US$1.00 at December 31, 2001, solely for the convenience of the reader. The convenience translations into US dollars should not be construed as a representation that the Korean Won amounts have been, could have been, or could in the future be, converted into US dollars at this or any other rate of exchange.

Significant accounting policies followed in preparing the accompanying non-consolidated financial statements are summarized below.

Classification of Securities

Marketable debt and equity securities purchased and held principally for the purpose of generating gains on current resale are classified as trading securities and the others are classified as investment securities.

Valuation of Trading Securities

Trading equity and debt securities are recorded at acquisition cost. If the fair value of trading securities differs from the book value determined by moving average method for stocks and specific identification method for bonds, the securities are stated at fair value and the valuation gain or loss is reflected in current operations.

Valuation of Investment Securities

(1) Equity Securities

Equity securities held for investment (excluding those accounted for using the equity method discussed in the next paragraph) that are not actively quoted (unlisted securities) are stated at acquisition cost using, as determined by the moving average method. Actively quoted (listed) securities, including those traded over-the-counter, are stated at fair value with a valuation gain or loss recorded as a capital adjustment. If the fair value of a listed equity securities or the net equity value of an unlisted equity securities held for investment declines compared to acquisition cost and is not expected to recover (impaired investment securities), the value of the equity securities is adjusted to fair value or net equity value, with the valuation loss charged to current operations.

Equity securities held for investment that are in companies in which the Bank is able to exercise significant influence over the investees (if the Bank held 15 percent or more, the Bank is considered being able to exercise significant influence in accordance with Bank Law) are accounted for using the equity method. The Bank's share in net income or net loss of investees is reflected in current operations. Changes in the retained earnings, capital surplus or other capital accounts of investees are accounted for as an adjustment to retained earnings or to capital adjustment.

The investment in the Stock Market Stabilization Fund (SMSF) is stated at fair value with the valuation gain or loss credited or charged to current operations. The stocks distributed by SMSF are recorded as trading or investment securities at fair value and treated as a return of investment. Cash distributed by SMSF as dividends or as a return of investment equity are also treated as a return of investment.

(2) Debt Securities

Debt securities held for investment are classified as either held-to-maturity investment debt securities or available-for-sale investment debt securities at the time of purchase. Investments in debt securities of the types indicated below are classified as available-for-sale investment debt securities.

(1) All held-to-maturity investment debt securities if some portion of them is sold during current period

(2) Securities obliged to be sold before maturity by legal regulations

(3) Securities to be accounted for as investment securities impairment loss

Held-to-maturity investment debt securities are stated at acquisition cost, as determined by specific identification method. When the face value of held-to-maturity investment debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. Available-for-sale investment debt securities are stated at fair value, with resulting valuation gains or losses recorded as a capital adjustment. If fair value of a held-to-maturity or a available-for-sale investment debt securities declines compared to the acquisition cost and is not expected to recover (impaired investment securities), the carrying value of the debt securities is adjusted to fair value with the resulting valuation loss charged to current operations.

(3) Gain or Loss on Valuation of Investment Securities

The net unrealized gain or loss, except for gain or loss on valuation using equity method or valuation of investment equity in SMSF , is presented as gain or loss on valuation of investment securities in capital adjustments. An unrealized valuation gain or loss of investment securities incurred in subsequent periods is deducted from or added to the previous balance of unrealized valuation gain or loss of investment securities. When investment securities are sold, the unrealized valuation gain or loss of investment securities included in the capital adjustment account is added to or deducted from gain or loss on disposal. With respect to impaired investment securities, any unrealized valuation gain or loss on the securities previously included in the capital adjustment account is reversed.

(4) Recovery of Impaired Investment Securities

If the fair value of any investment equity securities or investment debt securities previously recognized as impaired subsequently recovers, in the case of marketable equity securities and available-for-sale debt securities, the increase in value is recorded in current operations up to the amount of the previously recognized impairment loss and any excess is recorded as a capital adjustment. In the case of unlisted equity securities and held-to-maturity debt securities, the increase in value is recorded in current operations up to the amount of the previously recognized impairment loss.

(5) Reclassification of Securities

If the Bank's objectives change, trading securities can be reclassified to investment securities, but only as of a balance sheet date. The difference between the fair value and the book value of the trading securities to be reclassified as of the balance sheet date is recognized as gain or loss on valuation of trading securities and credited or charged to current operations. The fair value of trading securities to be reclassified consists the cost of reclassified investment securities. Investment securities cannot be reclassified to trading securities.

Allowance for Possible Loan Losses

In accordance with the Accounting Standards for the Banking Industry applied from January 1, 1999, the Bank classifies loans to corporate borrowers, including securities such as commercial paper, privately placed bonds and financing lease receivables, into ten categories according to past repayment history including any overdue period and the bankruptcy status of the borrower, and future debt repayment capability based on the borrower's business performance, financial status, cash flows, collateral, industry characteristics and evaluation of the management. Loans to other corporate borrowers and individuals are also classified into ten categories based only on the past repayment history.

The loans are classified as of the balance sheet dates as normal, precautionary, substandard, doubtful, or estimated loss. The allowance for possible loan losses is then calculated on the category balances using the prescribed minimum percentages of 0.5 percent, 2 percent, 20 percent, 50 percent and 100 percent, respectively. However, the Bank does not provide allowances for loans to the Korean government and local government entities, and call loans, bonds bought under resale agreements, inter-bank loans, and inter-bank loans in foreign currencies, which are classified as category 1 to 6, as it is not required by the accounting standards for the Banking Industry.

The Bank also provides an allowance for possible losses on confirmed acceptances and guarantees. Confirmed acceptances and guarantees are classified as of the balance sheet dates using the same criteria used for loan classification. An allowance is then calculated, using 20 percent for confirmed acceptances and guarantees classified as substandard, 50 percent for doubtful and 100 percent for estimated loss. No allowance is provided for those confirmed acceptances and guarantees classified as `normal' and `precautionary'.

Confirmed acceptances and guarantees for companies in workout process are classified as precautionary or substandard. An allowance for possible loan losses on those credits is calculated on the balances using 2 percent and 20 percent for precautionary and substandard, respectively. The allowance for possible losses on confirmed acceptances and guarantees is presented in other liabilities.

Restructuring of Loans

A loan, whose contractual terms are modified in a troubled debt restructuring due to mutual agreement such as the commencement of a reorganization, court mediation or workout plan, is accounted for at the present value of expected future cash flows, if book value of the loan differs from the present value. The difference between book value and present value is offset against the allowance for possible loan losses, and then any remaining amounts are charged to operations as bad debt expense. The difference between the book value of a loan and its present value is recorded as present value discount, which is presented as a deduction from the loan. The present value discount is amortized over the remaining restructuring period using the effective interest rate method, and the amortization is recorded as interest income.

Recognition of Interest Income

The Bank recognizes the interest income earned on loans, call loans, long-term deposits with other banks and securities on an accrual basis, except for the interest income on loans having overdue interest, dishonored bills bought in foreign currencies, and all credits to the customers that are bankrupt, given a grace period or a reduction or exemption of interest payments, or listed as watch list clients by the Korean Banking Authorities, where interest income is recognized on a cash basis. The principal amount of loans of which accrued interest income was not recorded in the financial statements based on the stated criteria amounted to W4,209.8 billion (US(pound)*3,174.6 million) and W4,393.4 billion as of December 31, 2001 and 2000, respectively, and the related accrued interest income which was not recognized amounted to W67.9 billion (US(pound)*51.2 million) and W291.8 billion as of December 31, 2001 and 2000, respectively.

Accounting for Leases

The Bank accounts for its leasing business using either the operating method or the direct financing method, depending on the terms of the lease. Direct financing lease which prohibits the Company from canceling the contract during the lease period and has the following options; ownership of the lease property is transferred to the Company, to purchase the leased property at a price lower than the fair value, the lease period exceeds 75% of the estimated economic useful life of the leased property, or the present value of the basic lease payment exceeds 90 percent of the fair value of the leased property.

Under the operating method, the income is recognized as the lease payment becomes receivable over the life of the lease.

Under the direct financing method, the excess of the present value of the total lease payments to be recorded during the lease term over the cost of the leased property (with no residual value) constitutes the unearned interest income which is recognized as revenue over the term of the lease using the interest method.

Valuation of Receivables and Payables at Present Value

Receivables and payables arising from long-term installment transactions, long-term borrowing and lending transactions and other similar transactions are stated at present value of expected future cash flows with the gain or loss on valuation of the related receivables and payables reflected in current operations, unless the difference between nominal value and present value is immaterial. The present value discount or premium is amortized using the effective interest rate method with the amortization recorded as interest income or interest expense.

Tangible Assets and Depreciation

Tangible assets included in fixed assets are stated at acquisition cost, except for the effect of any upward revaluation made in accordance with the Asset Revaluation Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as follows:

                                         In Years
                                         --------
Buildings                                  40~60
Equipment and furniture                      5
Leasehold improvements                       5

Intangible Assets

Intangible assets other than goodwill included in fixed assets are recorded at the production cost or purchase cost plus incidental expenses less accumulated amortization. Intangible assets are amortized using straight-line method over the estimated economic useful lives of related assets or activity method.

The excess of consideration distributed for business combinations over the net assets transferred is classified as goodwill, which is amortized using the straight-line method over 5 years. Goodwill was recognized from the acquisitions of Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively. In addition, the Bank included in the goodwill the valuation loss from the treasury stock, which had not been disposed as of December 31, 2000 and amortized the valuation loss included in goodwill over the remaining useful life of the goodwill. The previous Accounting Standards for Business Combination in effect when the merger or acquisition was consummated required the Bank to account for the valuation loss from treasury stock amounting to W100,716 million as goodwill to be amortized for the remaining useful life, which will end in 2003 (see Note 19, (5)).

Valuation Allowance for Non-Business Use Property

Non-business use property included in fixed assets is recorded when the Bank acquires collateral by foreclosure on the mortgage for loans and depreciation is not applied for this asset. If the auction price is lower than book value, the difference is provided as a valuation allowance with the valuation loss charged to current operations.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Accrued Severance Benefits

Employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with the Bank, based on their length of service and rate of pay at the time of termination. The accrued severance indemnities which would be payable assuming that all eligible employees were to resign as of December 31, 2001 and 2000 are W20,688 million (US$15,601 thousand) and W130,911 million, respectively. Actual payments of severance indemnities amounted to W129,740 million (US$97,836 thousand) and W38,209 million in 2001 and 2000, respectively.

Funding of the severance liability is not required. However, in order to obtain a tax deduction, the Bank has purchased an employee retirement trust, which meet the funding requirements for tax saving purpose, and made deposits with Korea Exchange Bank as of December 31, 2001. The deposits, amounting to W10,000 million (US$7,541 thousand) as of December 31, 2001, are presented as a deduction from accrued severance indemnities.

Before April 1999, the Bank and its employees paid 3 percent and 6 percent, respectively, of monthly pay (as defined) to the National Pension Fund in accordance with the National Pension Law of Korea. The Bank paid half of the employees' 6 percent and is paid back at the termination of service by netting the receivable against the severance payment. Such receivables amount to nil and W7,625 million as of December 31, 2001 and 2000, respectively, are presented as a deduction from accrued severance indemnities. Since April 1999, according to a revision in the National Pension Law, the Bank and its employees each pay 4.5 percent of monthly pay to the Fund.

Bonds under Resale or Repurchase Agreements

Bonds purchased under resale agreements are recorded as loans and bonds sold under repurchase agreements are recorded as borrowings when the Bank purchases or sells securities under resale or repurchase agreements.

Accounting for Financial Derivatives

The Bank has accounted for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purpose. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or liability.

Hedge accounting is classified into fair value hedges and cash flow hedges. Fair value hedge accounting and cash flow hedge accounting are applied only to the financial derivative instruments that meet certain criteria for hedge accounting of financial derivative instruments used for hedging activities. Fair value hedge accounting is applied to a financial derivative instrument designated to hedge the exposure to the changes in the fair value of an asset or a liability or a firm commitment (hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged item attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated to hedge the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is reflected in current operations. The effective portion of gain or loss recorded as a capital adjustment is reclassified to current earnings in the same period during which the hedged expected transaction actually affects earnings. If the hedged transaction results in the acquisition of an asset or the occurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

According to the interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments, in case the fair value hedge accounting is applied to the transaction, the cumulative effect of accounting changes shall be added or deducted to the undisposed accumulated deficit carried over from prior years. Appling these accounting standards beginning in 2000 has decreased the undisposed accumulated deficit carried over from prior years of 2000 by W6,593 million and increased the net income of 2000 by W1,026 million.

Payments to Guaranteed Return Trust Accounts

With respect to certain trust account products, the Bank guarantees the repayment of the principal and, in certain cases, a fixed rate of return. If income from such trust accounts is insufficient to pay the guaranteed amount, such a deficiency is orderly satisfied by using special reserves maintained in the trust accounts, offsetting trust fee payable to bank accounts and receiving compensation contributions from the bank accounts of the Bank. For the years ended December 31, 2001 and 2000, the Bank recorded W64,238 million (US$ 48,441 thousand) and W93,006 million of trust management fee income and W2,446 million (US$1,845 thousand) and W10,312 million of trust cancellation charge income, respectively. The Bank paid compensating contribution to guaranteed return trusts of W20,946 million (US$15,795 thousand) and W152,481 million in 2001 and 2000, respectively, to cover deficiencies which were reflected as a non-interest expense of the bank accounts and as other income of the trust accounts. As a result, the Bank recorded a gain from the operation of trust business of W45,738 million (US$34,491 thousand) and a loss from the operation of trust business of W49,163 million in 2001 and 2000, respectively.

Accounting for Stock Options

Stock options are valued at fair value pursuant to the Interpretations on Financial Accounting Standards 39-35 on accounting for stock options. The fair value of stock options is charged to general and administrative expenses in the statement of operations and credited to capital adjustments as stock option cost over the contract term of the services provided.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the change in deferred income tax. The difference between the amount currently payable for the period and income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods.

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on BOK Basic Rate ( W1,326.10 and W1,259.70 to US$1.00 at December 31, 2001 and 2000, respectively) or cross rates for other currencies as of the balance sheet dates. Translation gains and losses on foreign currency denominated assets and liabilities are credited or charged to operations. Financial statements of overseas branches and subsidiaries in which investments are accounted for using equity method are translated based on BOK Basic Rate as of the balance sheet dates.

Earnings per Share

Ordinary income per common share and net income per common share are computed by dividing ordinary income (after deducting the tax effect) and net income, respectively, by the weighted average number of common shares outstanding during the year. The number of shares used in computing earnings per share was 654 million in 2001 and 679 million in 2000. Ordinary income and net income on common shares were as follows:

                                                                               Translation into
                                                                                  US Dollars
                                                  Korean Won                       (Note 2)
                                     -------------------------------------     ----------------
                                           2000                 2001                 2001
                                     ----------------     ----------------     ----------------
                                                 (In millions)                   (In thousand)
Net income                           W        101,085     W        522,531     $        394,036
Extraordinary gain                            (17,593)                   -                    -
Income tax on extraordinary gain                5,417                    -                    -
                                     ----------------     ----------------     ----------------
Ordinary income                      W         88,909     W        522,531     $        394,036
                                     ================     ================     ================

Diluted ordinary income per common share and diluted income per common share are not presented since the annual average stock price of the Bank is below the exercise price of the diluted securities such as bonds with warrants and stock options. The dilutive securities as of December 31, 2001 are as follows:

                          Face value                          Common stocks
         Item           (In millions)    Exercise period      to be issued                 Remarks
------------------      -------------    ---------------      --------------    --------------------------------
Warrants                      -          By 2002.10.22        94,988,459        Exercise price: 1 share per face
                                                              shares            value W5,790 of bonds, W5,790
                                                                                paid in cash upon exercise
Stock options (see            -          2003.3.28 ~          969,200 shares    W5,000 paid in cash upon
  Note 19)                               2006.3.27                              exercise
Stock options (see            -          2004.3.10 ~          664,000 shares    W5,000 paid in cash upon
  Note 19)                               2007.3.9                               exercise

On November 22, 1999, the Bank issued callable bonds with warrants of W550.0 billion with three years maturity and 10 percent interest rate per annum. The warrants are separable from the bonds and exercisable until October 22, 2002 at an exercise price of W5,790 per share. During the year 2001, the bonds of W550,000 million were redeemed separately from the stock warrants, which are still outstanding as of December 31, 2001.

Effects of Changes in Financial Accounting Standards

The effects of changes in financial accounting standards to financial statements are reflected directly in the beginning accumulated deficit.

Beginning in 2001, the Bank applied the accounting standards for newly established foreign exchange accounts based on the Detailed Enforcement Regulations of Bank Supervision Service. As a result of this change, the beginning accumulated deficit in 2001 decreased by W1,176 million (US$887 thousand) and the net income for the year ended December 31, 2001 increased by W416 million (US$314 thousand)as compared to the previous accounting standards. In addition, beginning in 2001, the Bank changed the method in determining the cost of bonds of trading securities from moving average method to specific identification method. This change does not affect total assets, liabilities, shareholders' equity and net income for the year then ended December 31, 2001. The details of the effects of these accounting changes as of December 31, 2001 are as follows:

                                       Decrease in beginning
                                        accumulated deficit          Increase in net income
                                   -----------------------------  -----------------------------
                                                    US Dollars                     US Dollars
                                    Korean Won       (Note 2)      Korean Won       (Note 2)
                                   (In millions)  (In thousands)  (In millions)  (In thousands)
                                   -------------  --------------  -------------  --------------
Establishment of the accounting
   standards for foreign
   exchange accounts               W       1,176  $          887  W         416  $          314
                                   -------------  --------------  -------------  --------------
                                   W       1,176  $          887  W         416  $          314
                                   =============  ==============  =============  ==============

Reclassifications

The Bank reclassified certain accounts for 2000 to conform to the 2001 presentation for comparative purposes. However, this reclassification has no effect on the net income or net asset value as of and for the year then ended December 31, 2000.

3. CASH AND DUE FROM BANKS:

Cash and due from banks as of December 31, 2001 and 2000 are summarized as follows:

                                                                                   Translation into
                                                                                      US Dollars
                                                      Korean Won                       (Note 2)
                                         -------------------------------------     ----------------
                                               2000                 2001                 2001
                                         ----------------     ----------------     ----------------
                                                     (In millions)                   (In thousand)
Cash and checks                          W        973,844     W      1,346,084     $      1,015,070
Foreign currencies                                 63,948               67,944               51,236
Due from banks in local currency                1,443,070              442,137              333,411
Due from banks in foreign currencies              558,133              164,363              123,945
                                         ----------------     ----------------     ----------------
                                         W      3,038,995     W      2,020,528     $      1,523,662
                                         ================     ================     ================

4. RESTRICTED DUE FROM BANKS:

Restricted due from banks as of December 31, 2001 and 2000 are summarized as follows:

                                                               Translation into
                                                                   US Dollars
                                             Korean Won             (Note 2)
                                -----------------------------  ----------------
                                     2000            2001             2001                Reference
                                -------------   -------------  ----------------   --------------------------
                                        (In millions)           (In thousands)
Reserve deposits with the Bank                                                    Required under the Banking
   of Korea                     W     519,773   W      83,283    $      62,803       Law
Other deposits (see Note 2)           122,800          73,500           55,426    Deposits for Severance
                                                                                     Indemnities
                                                                                  Required under the Banking
Due from banks in foreign                                                            Law, Borrowings and
   currencies                         232,162          42,971           32,404       Derivative transaction
                                -------------   -------------    -------------
                                W     874,735   W     199,754    $     150,633
                                =============   =============    =============

5. TRADING SECURITIES:

(1) Trading securities as of December 31, 2001 and 2000 are summarized as follows:

                                                                                       Translation into
                                                                                          US Dollars
                                                          Korean Won                       (Note 2)
                                             -------------------------------------     ----------------
                                                   2000                 2001                 2001
                                             ----------------     ----------------     ----------------
                                                         (In millions)                   (In thousand)
Government bonds                             W        815,351     W         21,009     $         15,843
Finance debentures                                     90,142              212,655              160,361
Corporate bonds                                       373,338              631,434              476,159
Beneficiary certificates                              173,588                    -                    -
Trading securities in foreign currencies               48,630              106,599               80,385
Other                                                   6,588               10,929                8,241
                                             ----------------     ----------------     ----------------
                                             W      1,507,637     W        982,626     $        740,989
                                             ================     ================     ================

(2) The details of valuation of trading securities as of December 31, 2001 are as follows (in millions of Won):

                                                                      Adjusted by
                                                                   effective interest       Fair value
                             Face value        Acquisition cost          method            (Book value)
                          ----------------     ----------------     ----------------     ----------------
Government bonds          W         20,000     W         21,172     W         21,058     W         21,009
Finance debentures                 220,000              211,923              212,494              212,655
Corporate bonds                    607,287              630,023              629,762              631,434
Trading securities in
  foreign currencies                96,627              103,102                    -              106,599
Other                               11,176               10,819               10,905               10,929
                          ----------------     ----------------     ----------------     ----------------
                          W        955,090     W        977,039     W        874,219     W        982,626
                          ================     ================     ================     ================

     The details of valuation of trading securities as of December 31, 2000 are as follows (in millions of Won):

                                                                         Adjusted by
                                                                      effective interest       Fair value
                                Face value        Acquisition cost          method            (Book value)
                             ----------------     ----------------     ----------------     ----------------
Government bonds             W        835,000     W        809,682     W        811,636     W        815,351
Finance debentures                     92,500               90,010               89,820               90,142
Corporate bonds                       371,744              372,484              372,276              373,338
Beneficiary certificates              166,999              167,100                    -              173,588
Trading securities in
  foreign currencies                   48,262               49,076                    -                6,588
Other                                   7,100                6,260                6,419               48,630
                             ----------------     ----------------     ----------------     ----------------
                             W      1,521,605     W      1,494,612     W      1,280,151     W      1,507,637
                             ================     ================     ================     ================

Fair value of trading debt securities including government and public bonds in local currency is determined based on closing yields of bonds on December 31, 2001 and 2000, respectively, announced by the Korea Securities Computer Co., Ltd.. Fair value of trading securities in foreign currencies is determined by the latest market prices provided by reputable market price information providers or by the yields provided by professional dealers. Acquisition costs of trading securities in foreign currencies are Korean Won equivalents of foreign currency denominated acquisition costs based on BOK Basic Rate at December 31, 2001 and 2000.

(3) Trading securities, by country, as of December 31, 2001 and 2000 are summarized as follows:

                                                             Translation into
                                                                US Dollars
                                          Korean Won             (Note 2)            Percentage (%)
                                  -------------------------     ----------     -------------------------
                                     2000           2001           2001           2000           2001
                                  ----------     ----------     ----------     ----------     ----------
                                        (In millions)         (In thousands)
Trading securities in local
   currency:
     Korea                        W1,459,007     W  876,027     $  660,604        96.77          89.15
                                  ----------     ----------     ----------       ------         ------
Trading securities in foreign
   currencies:
     Korea                            38,616        103,382         77,959         2.56          10.52
     Mexico                           10,014          3,217          2,426         0.67           0.33
                                  ----------     ----------     ----------       ------         ------
                                      48,630        106,599         80,385         3.23          10.85
                                  ----------     ----------     ----------       ------         ------
                                  W1,507,637     W  982,626     $  740,989       100.00         100.00
                                  ==========     ==========     ==========       ======         ======

(4) The portfolio of trading securities, by type, as of December 31, 2001 and 2000 is as follows (in millions of Won):

                                                   Translation into
                                                      US Dollars
                                Korean Won             (Note 2)            Percentage (%)
                        -------------------------     ----------     -------------------------
                           2000           2001           2001           2000           2001
                        ----------     ----------     ----------     ----------     ----------
                              (In millions)         (In thousands)
Fixed rate bonds        W1,247,289     W  343,488     $  259,021        82.73          34.96
Floating rate bonds         80,458        634,650        478,584         5.34          64.59
Convertible bonds            4,891          4,488          3,384         0.32           0.45
Others                     174,999              -              -        11.61              -
                        ----------     ----------     ----------       ------         ------
                        W1,507,637     W  982,626     $  740,989       100.00         100.00
                        ==========     ==========     ==========       ======         ======

6. INVESTMENT SECURITIES:

(1) Investment securities as of December 31, 2001 and 2000 are summarized as follows:

                                                                                          Translation into
                                                                                             US Dollars
                                                             Korean Won                       (Note 2)
                                                -------------------------------------     ----------------
                                                      2000                 2001                 2001
                                                ----------------     ----------------     ----------------
                                                               (In millions)              (In thousands)
Investment equity securities                    W        368,957     W        594,645     $        448,416
Equity investments                                        26,285               39,854               30,054
Government bonds                                       2,340,376            1,748,561            1,318,574
Finance debentures                                     1,326,630            3,243,097            2,445,590
Corporate bonds                                        5,781,382            5,951,460            4,487,942
Beneficiary certificates                                 805,430              615,323              464,010
Investment securities in foreign currencies              689,639              566,583              427,255
Other                                                     12,484               79,832               60,200
                                                ----------------     ----------------     ----------------
                                                W     11,351,183     W     12,839,355     $      9,682,041
                                                ================     ================     ================

(2) Investment equity securities accounted for using equity method as of December 31, 2001 are as follows (in millions of Won):

                                                        Percentage
                                           Balance         of
                                            sheet       ownership     Acquisition       Net asset     Book
                                            date           (%)            cost            value       value
                                         ----------     ----------    -----------       ---------   ---------
Chohung Investment Trust and
   Management Co., Ltd.                  2001.9.30         79.77      W    47,023       W  47,513   W  54,351
Chohung Finance Ltd., Hong Kong          2001.12.31        99.99            7,957          44,992      44,992
Chohung Bank of New York                 2001.12.31       100.00           33,816          39,144      39,144
Chohung Bank (Deutschland) GmbH          2001.12.31       100.00           17,986          21,882      21,882
California Chohung Bank                  2001.12.31       100.00           46,842          55,576      55,576
Chohung Vina Bank                        2001.12.31        50.00            7,983           9,567       8,990
                                                                      -----------       ---------   ---------
                                                                      W   161,607       W 218,674   W 224,935
                                                                      ===========       =========   =========

    Investment equity securities accounted for using equity method as of December 31, 2000 are as follows (in millions of Won):

                                                        Percentage
                                           Balance         of
                                            sheet       ownership     Acquisition       Net asset     Book
                                            date           (%)            cost            value       value
                                         ----------     ----------    -----------       ---------   ---------
Chohung Investment Trust and Management
   Co., Ltd.                             2000.9.30         79.77      W    60,969       W  41,052   W  50,611
Chohung Finance Ltd., Hong Kong          2000.12.31        99.99            7,558          35,976      35,976
Chohung Bank of New York                 2000.12.31       100.00           32,122          36,911      36,911
Chohung Bank (Deutschland) GmbH          2000.12.31       100.00           18,211          18,972      18,972
California Chohung Bank                  2000.12.31       100.00           44,496          49,219      49,219
Chohung Vina Bank                        2000.12.31        40.00            6,299           7,112       7,112
                                                                      -----------       ---------   ---------
                                                                      W   169,655       W 189,242   W 198,801
                                                                      ===========       =========   =========

    Net asset values of investment equity securities were based on recent financial statements.

    On August 24, 1999, 16 creditors of Samsung Motors including the Bank, Kun Hee Lee, the chairman of Samsung Group and 31 Samsung Group companies including Samsung Electronics, entered into an agreement that the chairman of Samsung Group would donate 3,500 thousand shares of Samsung Life Insurance Co., Ltd. to creditors as compensation for their anticipated credit loss in connection with the restructuring of Samsung Motors.

    In accordance with the agreement, the chairman of Samsung Group donated 58,387 shares of Samsung Life Insurance Co., Ltd. owned by him to the Bank on June 29, 2000. In 2000, the Bank valued these donated shares at W488,600 per share and recorded the total value of donated shares of W28,528 million as an extraordinary gain of W17,593 million in the bank accounts and W10,935 million in the trust accounts.

(3) The valuation of investment debt securities in local currency, by type, as of December 31, 2001 is summarized as follows (in millions of Won):

                                                                    Adjusted by
                                                                 effective interest      Fair value
                             Face value       Acquisition cost         method           (Book value)
                          ---------------    -----------------   ------------------    --------------
Available-for-sale:
 Government bonds         W        47,000    W          45,949   W          46,467     W       46,458
 Finance debentures             3,053,421            2,992,798           3,009,231          3,001,008
 Corporate bonds                2,005,267            1,817,108           1,816,935          1,638,014
                          ---------------    -----------------   -----------------     --------------
                                5,105,688            4,855,855           4,872,633          4,685,480
                          ---------------    -----------------   -----------------     --------------
Held-to-maturity:
  Government bonds              1,672,014            1,653,814           1,702,103          1,702,103
  Finance debentures              240,831              239,269             242,089            242,089
  Corporate bonds               4,275,289            4,321,850           4,313,446          4,313,446
                          ---------------    -----------------   -----------------     --------------
                                6,188,134            6,214,933           6,257,638          6,257,638
                          ---------------    -----------------   -----------------     --------------
                          W    11,293,822    W      11,070,788   W      11,130,271     W   10,943,118
                          ===============    =================   =================     ==============

    The valuation of investment debt securities in local currency, by type, as of December 31, 2000 is summarized as follows (in millions of Won):

                                                                    Adjusted by
                                                                 effective interest      Fair value
                             Face value       Acquisition cost         method           (Book value)
                          ---------------    -----------------   ------------------    --------------
Available-for-sale:
  Government bonds        W      440,951     W         434,684   W         436,250     W      442,325
  Finance debentures             735,200               717,625             717,775            720,506
  Corporate bonds              1,574,333             1,528,776           1,528,476          1,517,760
                          --------------     -----------------   -----------------     --------------
                               2,750,484             2,681,085           2,682,501          2,680,591
                          --------------     -----------------   -----------------     --------------
Held-to-maturity:
  Government bonds             1,900,922             1,870,044           1,898,051          1,898,051
  Finance debentures             609,328               588,485             606,124            606,124
  Corporate bonds              4,260,956             4,276,464           4,263,622          4,263,622
                          --------------     -----------------   -----------------     --------------
                               6,771,206             6,734,993           6,767,797          6,767,797
                          ---------------    -----------------   -----------------     --------------
                          W    9,521,690     W       9,416,078   W       9,450,298     W    9,448,388
                          ===============    =================   =================     ==============

    The outstanding balance of government bond, finance debentures and corporate bonds is the sum of fair value of available-for-sale investment debt securities and the book value of held-to-maturity investment debt securities which was adjusted using the effective interest method.

    The fair values of available-for-sale investment debt securities in local currency were calculated based on the closing market interest rate announced by Korea Securities Computer Co., Ltd.

(4) The portfolio of investment securities, by country, as of December 31, 2001 and 2000 is summarized as follows:

                                                                    Translation into
                                                                       US Dollars
                                              Korean Won                (Note 2)          Percentage (%)
                                  --------------------------------  ----------------    -----------------
                                        2000             2001             2001           2000       2001
                                  ---------------   --------------  ----------------    ------     ------
                                            (In millions)            (In thousands)
Investment securities in local
  currency:
    Korea                         W    10,661,544   W   12,272,772  $      9,254,786     93.92      95.59
                                  ---------------   --------------  ----------------    ------     ------
Investment securities in foreign
  currencies:
    Korea                                 235,536          157,868           119,047      2.08       1.23
    United States                         242,489          253,732           191,337      2.14       1.98
    Thailand                               30,978            6,631             5,000      0.27       0.05
    The Philippines                        16,883           14,116            10,645      0.15       0.11
    Indonesia                               3,113            1,355             1,022      0.03       0.01
    Malaysia                               26,454           13,617            10,268      0.23       0.10
    Germany                                18,973           21,882            16,501      0.17       0.17
    Hong Kong                                   -           44,992            33,928         -       0.35
    Other                                 115,213           52,390            39,507      1.01       0.41
                                  ---------------   --------------  ----------------    ------     ------
                                          689,639          566,583           427,255      6.08       4.41
                                  ---------------   --------------  ----------------    ------     ------
                                  W    11,351,183   W   12,839,355  $      9,682,041    100.00     100.00
                                  ===============   ==============  ================    ======     ======

(5) The portfolio of investment securities, by type, as of December 31, 2001 and 2000 is summarized as follows (in millions of Won):

                                     2000                                   2001
                     --------------------------------------   ------------------------------------
                         Investment          Investment         Investment          Investment
                       securities in       securities in       securities in      securities in
        Type           local currency    foreign currencies    local currency   foreign currencies
-------------------  -----------------   ------------------   ---------------   ------------------
Fixed rate notes     W       5,295,047   W          183,253   W     6,826,393   W           11,325
Floating rate notes          4,153,341              247,778         3,879,256              347,515
Convertible bonds                    -               81,480           315,876               26,908
Stocks and equity              395,242              154,707           634,499              172,837
Other                          817,914               22,421           616,748                7,998
                     -----------------   ------------------   ---------------   ------------------
                     W      10,661,544   W          689,639   W    12,272,772   W          566,583
                     =================   ==================   ===============   ==================

                                                                    Translation into
                                                                       US Dollars
                                              Korean Won                (Note 2)          Percentage (%)
                                  --------------------------------  ----------------    -----------------
                                        2000             2001             2001           2000       2001
                                  ---------------   --------------  ----------------    ------     ------
                                            (In millions)            (In thousands)
Fixed rate notes                  W     5,478,300   W    6,837,718  $      5,156,261     48.26      53.26
Floating rate notes                     4,401,119        4,226,771         3,187,370     38.77      32.92
Convertible bonds                          81,480          342,784           258,490      0.72       2.67
Stocks and equity                         549,949          807,336           608,805      4.85       6.29
Other                                     840,335          624,746           471,115      7.40       4.86
                                  ---------------   --------------  ----------------    ------     ------
                                  W    11,351,183   W   12,839,355  $      9,682,041    100.00     100.00
                                  ===============   ==============  ================    ======     ======

7. LOANS:

(1) Loans as of December 31, 2001 and 2000 are summarized as follows:

                                                                               Translation into
                                                                                  US Dollars
                                                     Korean Won                    (Note 2)
                                          --------------------------------      --------------
                                               2000              2001                 2001
                                          --------------    --------------      --------------
                                                   (In millions)                (In thousands)
Loans in local currency                   W   15,979,683    W   20,167,261      $   15,207,949
Loans in foreign currencies                    3,353,856         2,548,851           1,922,065
Bills bought in local currency                 2,677,685         2,001,203           1,509,089
Bills bought in foreign currencies             2,629,390         2,094,350           1,579,330
Advances for customers                           418,537           114,580              86,404
Factoring receivables                            250,805           181,272             136,696
Loan for debt-equity swap                              -           461,833             348,264
Credit card accounts                           2,973,502         4,934,460           3,721,032
Bonds bought under resale agreements             400,000                 -                   -
Call loans                                       454,411            84,669              63,848
Bills discounted                                 708,975         1,294,307             976,025
Cash management accounts                         435,000           242,400             182,792
Privately placed bonds                           477,544           197,722             149,100
Financing lease receivables                      458,743           252,355             190,299
                                          --------------    --------------      --------------
                                              31,218,131        34,575,263          26,072,893
Allowance for possible loan losses            (1,669,735)       (1,030,678)           (777,225)
Present value discounts (See Note 9)            (171,805)          (29,572)            (22,300)
                                          --------------    --------------      --------------
                                          W   29,376,591    W   33,515,013      $   25,273,368
                                          ==============    ==============      ==============

(2) Loans in local currency and foreign currencies as of December 31, 2001 and 2000 classified by borrower type are as follows (in millions of Won):

                                                 2000                               2001
                                  ---------------------------------  ---------------------------------
                                        Loans             Loans           Loans              Loans
                                      in local         in foreign        in local         in foreign
            Type                      currency         currencies        currency         currencies
---------------------------       ----------------  ---------------  ----------------  ---------------
Loans to enterprises:
  Loans for operation             W     11,706,884  W     1,753,949  W     11,727,942  W     1,378,443
  Loans for equipment                    1,012,437        1,365,537         1,083,118          831,905
  Special loans                              3,401           31,723                 -                -
                                  ----------------  ---------------  ----------------  ---------------
                                        12,722,722        3,151,209        12,811,060        2,210,348
                                  ----------------  ---------------  ----------------  ---------------
Loans to households                      5,385,420            6,621         9,072,299                -
                                  ----------------  ---------------  ----------------  ---------------
Loans to the public sector
  and others:
  Loans for operation                      240,084          145,208           145,632          137,641
  Loans for equipment                      233,767              115            76,569                -
  Interbank Loans                           23,657           50,703            15,604          200,862
                                  ----------------  ---------------  ----------------  ---------------
                                           497,508          196,026           237,805          338,503
                                  ----------------  ---------------  ----------------  ---------------
                                  W     18,605,650  W     3,353,856  W     22,121,164  W     2,548,851
                                  ================  ===============  ================  ===============

                                                               Translation into
                                                                  US Dollars
                                         Korean Won                (Note 2)             Percentage (%)
                               ------------------------------   -------------         ----------------
            Type                    2000             2001            2001              2000      2001
--------------------------     -------------     ------------   -------------         ------    ------
                                       (In millions)            (In thousands)
Loans to enterprises:
  Loans for operation          W  13,460,833     W 13,106,385   $   9,883,406          61.30     53.13
  Loans for equipment              2,377,974        1,915,023       1,444,102          10.83      7.76
  Special loans                       35,124                -               -           0.16         -
                               -------------     ------------   -------------         ------    ------
                                  15,873,931       15,021,408      11,327,508          72.29     60.89
                               -------------     ------------   -------------         ------    ------
Loans to households                5,392,041        9,072,299       6,841,338          24.55     36.77
                               -------------     ------------   -------------         ------    ------
Loans to the public sector
  and others:
     Loans for operation             385,292          283,273         213,614           1.75      1.15
     Loans for equipment             233,882           76,569          57,740           1.07      0.31
     Interbank loans                  74,360          216,466         163,235           0.34      0.88
                               -------------     ------------   -------------         ------    ------
                                     693,534          576,308         434,589           3.16      2.34
                               -------------     ------------   -------------         ------    ------
                               W  21,959,506     W 24,670,015   $  18,603,435         100.00    100.00
                               =============     ============   =============         ======    ======

    Discounted commercial notes of W1,953.9 billion (US(pound)*1,473.4 million) and W2,626.0 billion were included in the loans in local currency as of December 31, 2001 and 2000, respectively, exhibited in (2) above, and (3) and (4) below.

(3) Loans in local currency and foreign currencies, by industry, as of December 31, 2001 and 2000 are as follows (in millions of Won):

                                             2000                                2001
                               ----------------------------------  ---------------------------------
                               Loans in local   Loans in foreign   Loans in local   Loans in foreign
        Industry                  currency         currencies         currency         currencies
------------------------       ---------------  -----------------  ---------------  ----------------
Manufacturing                  W    7,304,861   W         777,957  W     6,785,571  W        393,326
Finance and insurance                 511,707           1,160,539          244,470         1,065,838
Wholesales, retails and
  fixing customer goods             1,788,261             427,505        2,143,987           318,601
Construction                        1,435,132              69,499        1,134,431            14,111
Other                               7,565,689             918,356       11,812,705           756,975
                               --------------   -----------------  ---------------  ----------------
                               W   18,605,650   W       3,353,856  W    22,121,164  W      2,548,851
                               ==============   =================  ===============  ================

                                                        Total
                                 --------------------------------------------------
                                                                   Translation into
                                                                      US Dollars
                                             Korean Won                (Note 2)         Percentage (%)
                                 -------------------------------   ----------------    ----------------
         Industry                     2000             2001               2001          2000      2001
-------------------------        --------------   --------------   ----------------    ------    ------
                                          (In millions)             (In thousands)
Manufacturing                    W    8,082,818   W    7,178,897   $     5,413,541      36.81     29.10
Finance and insurance                 1,672,246        1,310,308           988,092       7.62      5.31
Wholesales, retails and
  fixing customer goods               2,215,766        2,462,588         1,857,015      10.09      9.98
Construction                          1,504,631        1,148,542           866,105       6.85      4.66
Other                                 8,484,045       12,569,680         9,478,682      38.63     50.95
                                 --------------   --------------   ---------------     ------    ------
                                 W   21,959,506   W   24,670,015   $    18,603,435     100.00    100.00
                                 ==============   ==============   ===============     ======    ======

(4) Loans in local currency and foreign currencies, by country, as of December 31, 2001 and 2000 are as follows:

                                                                   Translation into
                                                                      US Dollars
                                             Korean Won                (Note 2)         Percentage (%)
                                 -------------------------------   ---------------     ----------------
                                      2000             2001               2001          2000      2001
                                 --------------   --------------   ---------------     ------    ------
                                          (In millions)            (In thousands)
Loans in local currency:
   Korea                         W   18,605,650   W   22,121,164   $    16,681,370      84.73     89.67
                                 --------------   --------------   ---------------     ------    ------
Loans in foreign currencies:
   Korea                              1,003,295        2,067,276         1,558,914       4.57      8.38
   Japan                                434,996           73,164            55,172       1.98      0.30
   Russia                               193,400          131,284            99,000       0.88      0.53
   Hong Kong                             39,411                -                 -       0.18         -
   Indonesia                             60,516           31,055            23,418       0.27      0.12
   United States                      1,095,820          223,637           168,643       4.99      0.91
   Other                                526,418           22,435            16,918       2.40      0.09
                                 --------------   --------------   ---------------     ------    ------
                                      3,353,856        2,548,851         1,922,065      15.27     10.33
                                 --------------   --------------   ---------------     ------    ------
                                 W   21,959,506   W   24,670,015   $    18,603,435     100.00    100.00
                                 ==============   ==============   ===============     ======    ======

(5) Loans to financial institutions as of December 31, 2001 and 2000 are as follows:

                                                                         Translation into
                                                                            US Dollars
                                                   Korean Won                (Note 2)         Percentage (%)
                                       -------------------------------   ---------------     ----------------
                                            2000             2001               2001          2000      2001
                                       --------------   --------------   ---------------     ------    ------
                                                (In millions)            (In thousands)
Loans in Korean Won:
  Loans to banks                       W          431   W          353   $           266       0.08      0.14
  Loans to leasing companies                  208,368           11,351             8,560      40.72      4.64
  Loans to credit cards and
   installment financing companies            204,822           86,412            65,163      40.03     35.35
  Others                                       98,086          146,354           110,364      19.17     59.87
                                       --------------   --------------   ---------------     ------    ------
                                       W      511,707   W      244,470   $       184,353     100.00    100.00
                                       ==============   ==============   ===============     ======    ======
Loans in foreign currency:
  Loans to banks                       W      250,580   W      336,845   $       254,012      21.59     31.60
  Loans to leasing companies                  509,753          322,003           242,820      43.93     30.21
  Loans to credit cards and
   installment financing companies            387,537          252,821           190,650      33.39     23.72
  Others                                       12,669          154,169           116,257       1.09     14.47
                                       --------------   --------------   ---------------     ------    ------
                                       W    1,160,539   W    1,065,838   $       803,739     100.00    100.00
                                       ==============   ==============   ===============     ======    ======

(6) Loans to Daewoo Group Companies

    Daewoo Group Companies were placed under a workout plan in August 1999 due to liquidity problems and are undergoing a workout plan or court receivership as of December 31, 2001. As of December 31, 2001, the Bank has loans outstanding to Daewoo Group Companies (including confirmed acceptances and guarantees and loans in guaranteed return trust accounts) of W526.1 billion (US$396.7 million) for which an allowance for possible loan losses of W147.4 billion (US$111.2 million), after deducting present value discounts of W0.1 billion (US$0.1 million), has been provided based on prescribed loan classifications. The recovery of loans outstanding to Daewoo Group Companies is mainly dependent on the results of its on-going business restructuring which is under a workout plan or court receivership. The potential impact on the Bank's operations of the restructuring plan and difficulties Daewoo Group Companies is facing cannot presently be determined.

(7) Restructured loans to the companies under workout programs

    As of December 31, 2001 the Bank's total exposure (including confirmed guarantees and acceptances and loans in guaranteed return trust accounts) to companies other than Daewoo Group Companies under workout programs amounted to W266.4 billion (US$200.9 million). The Bank has provided an allowance for possible loan losses (including confirmed acceptances and guarantees and those in guaranteed return trust accounts) of W48.4 billion (US$36.5 million), after deducting the present value discounts of W1.5 billion (US$1.1 million).The financial statements of the Bank reflect management's current assessment of the collectibility of these loans to date and actual results may differ materially from management's current assessment.

(8) Loans to Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Hyundai Petrochemical Co., Ltd., Ssangyong Corporation, and Ssangyong Cement Industrial Co., Ltd.

    As of December 31, 2001, the Bank has outstanding credits including loans, payment guarantee and others to Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd. and Hyundai Petrochemical Co., Ltd. amounting to W592.2 billion (US$446.6 million), W261.9 billion (US$197.5 million), and W8.0 billion (US$6.0 million), respectively and has provided an allowance for possible loan losses of totaling W277.8 billion (US$209.5 million) for these credits. In addition, in its bank accounts, the Bank has outstanding credits including loans, payment guarantee and others to Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd., amounting to W425.5 billion (US$320.9 million) and W196.8 billion (US$148.4 million), respectively, and has provided an allowance for possible loan losses totaling W91.3 billion (US$68.8 million) for these credits. The potential impact on the Bank's operations of the liquidity problems Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Hyundai Petrochemical Co., Ltd., Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

(9) Details of loans restructured for the year 2001, including swaps of debts to equity or mandatory convertible bonds, are as follows (in millions of Won):

                                                      Loans                     Loans to be       Loans        Loans        Other
                       Status of      Date of         before       Principal      swapped        swapped      swapped    changes in
   Borrowers           borrowers   restructuring  restructuring   Forgiveness   into equity    into equity    into CB      terms
-----------------    ------------  -------------  -------------   -----------   -----------   -------------  ---------  ------------
Hynix
 Semiconductor
 Inc.                Others          2001.10.31   W     694,907   W         -   W   289,881   W           -  W 133,600  W    271,426
Ssangyong Motor
 Co., Ltd.           Work-out        2001.11.22         246,999             -       145,424               -          -       101,575
Hyundai
 Engineering &
 Construction
 Co., Ltd.           Others          2001.11.28         245,221         4,319             -         153,302     87,600             -
Jindo Corporation    Court
                     receivership    2001.10.31          31,600             -        24,976               -          -         6,624
Haitai
 Confectionery       Court
 Co., Ltd.           receivership    2001.8.29           31,490        31,490             -               -          -             -
Youngnam             Court
 Textile Co., Ltd.   receivership    2001.11.30          26,416             -             -               9     11,599        14,808
Segye                Court
 Corporation         receivership    2000.11.23          20,544             -             -          20,544          -             -
Hyundai
 Petrochemical
 Co., Ltd.           Others          2001.10.17          17,846        11,759             -           6,087          -             -
Ssangyong
 Engineering &
 Construction
 Co., Ltd.           Work-out        2001.6.07           15,450             -             -               -     15,450             -
Other (17
 borrowers)                                              50,478         4,839             -          31,167          -        14,472
                                                  -------------   -----------   -----------   -------------  ---------  ------------
                                                  W   1,380,951   W    52,407   W   460,281   W     211,109  W 248,249  W    408,905
                                                  =============   ===========   ===========   =============  =========  ============

     Loans to be swapped into equity are the receivables that were committed for swap against equity securities in the future. In addition to the above amount, as of December 31, 2001, loans to be swapped into equity include (pound)U1,552 million to Kukje Corporation, for which court receivership was approved by the court before 2001.

(10) Sales of non-performing loans

     The Bank sold loans during 2001 and the details are summarized below.

     Loans sold through international auction are as follows (in millions of Won):

                                                          Principal amount
                                      --------------------------------------------------------
        Description                    Bank accounts        Trust accounts           Total
                                      ----------------     ----------------      -------------
1st international auction               W     743,039      W       80,316       W      823,355
2nd international auction                     409,999                   -              409,999
3rd international auction                     404,561              43,709              448,270
                                        -------------      --------------       --------------
                                        W   1,557,599      W      124,025       W    1,681,624
                                        =============      ==============       ==============

     Loans sold to special purpose company (SPC) are as follows (in millions of Won):

                                                           Principal amount
                                      -------------------------------------------------------
   Special purpose companies           Bank accounts        Trust accounts          Total
-------------------------------       --------------       ----------------     -------------
CHB NPL 1(st) SPC (*1)                W      673,808         W    108,012       W     781,820
CHB Value Meet SPC (*2)                      660,076               72,236             732,312
CHB Value Meet SPC (*2)                       83,350                5,796              89,146
                                      --------------         ------------       -------------
                                      W    1,417,234         W    186,044       W   1,603,278
                                      ==============         ============       =============

         (*1) In order to reinforce the credit of asset-backed securities (ABS) issued, the Bank assumed a recourse obligation of (pound)U90,000 million (US$67,868 thousand) and provided a collateral of investment securities of (pound)U40,000 million (US$30,164 thousand).

         (*2) On July 10, 2001, the Bank established C&V Asset Management Co.,
              Ltd., a joint-venture asset management company, with capital stock investment amounting to (pound)U1,000 million (US$754 thousand). The Bank and Value Meet Investment own 49% and 51% of its equity, respectively.

     Besides the sales of loans described above, there are sales of small amounts of offshore loans in foreign currencies and some domestic loans to KAMCO.

     The Bank recognized the loss on sales of loans of W380,757 million (US$287,125 thousand) and W37,029 million (US$27,923 thousand) in bank accounts and trust accounts in 2001, respectively, through these sales of loans.

8.    ALLOWANCE FOR POSSIBLE LOAN LOSSES:

(1) The allowances for possible loan losses as of December 31, 2001 and 2000 are summarized as follows:

                                                                       Translation into
                                                                          US Dollars
                                                  Korean Won               (Note 2)
                                          -------------------------    ----------------
                                            2000              2001          2001
                                          --------          -------    ----------------
                                                  (In billions)         (In millions)
Loans in local currency                  W   804.9        W   420.2        $ 316.9
Loans in foreign currencies                  328.6             90.2           68.0
Advances for customers on payment
   guarantees                                130.7             16.9           12.7
Bills bought in foreign currencies           147.7            103.1           77.7
Credit card accounts                          54.5            146.4          110.4
Privately placed bonds                       115.3             14.8           11.2
Investment in direct financing leases            -              3.5            2.6
Loans to be swapped into equity               33.6            202.6          152.8
Other                                         54.4             33.0           24.9
                                         ---------        ---------        -------
                                         W 1,669.7        W 1,030.7        $ 777.2
                                         =========        =========        =======

(2) Details, by increase and decrease, of the allowance for possible loan losses in 2001 and 2000 are as follows:

                                                                              Translation into
                                                                                 US Dollars
                                                    Korean Won                    (Note 2)
                                        --------------------------------      ----------------
                                             2000              2001                 2001
                                        ---------------   --------------      ----------------
                                                  (In billions)                (In millions)
Beginning balance                         W    2,481.8       W  1,669.7        $  1,259.1
Provision for allowance                          852.3            751.3             566.5
write-offs                                    (1,453.5)        (1,039.0)           (783.5)
Other changes (*)                               (210.9)          (351.3)           (264.9)
                                          ------------       ----------        ----------
Ending balance                            W    1,669.7       W  1,030.7        $    777.2
                                          ============       ==========        ==========

(*) Other changes are the net of decrease and increase by debts to equity swap, sales of loans, repurchases of loans sold by recourse obligation and collection of loan charge-offs.

(3) The allowance for possible loan losses compared to total credits in bank accounts as of December 31, 2001, 2000 and 1999 is as follows:

                                                                          Allowance for
                                   Total credits                       possible loan losses
                                   -------------                       --------------------
                                         Translation into                       Translation into       Coverage
                         Korean Won    US Dollars (Note 2)      Korean Won    US Dollars (Note 2)      ratio (%)
                         ----------    -------------------      ----------    -------------------      ---------
                       (In billions)       (In millions)      (In billions)       (In millions)
December 31,2001        W   34,262.7      $ 25,837.2           W  1,030.7          $    777.2             3.01
December 31,2000            30,218.5        23,988.6              1,669.7            1,3255.5             5.53
December 31,1999            26,427.0        23,072.3              2,481.8             2,166.8             9.39

      BOK Basic Rate was W1,259.70 and W1,145.40 to US$1.00 as of
      December 31, 2000 and 1999, respectively.

(4) The following tables set forth the classification of total credits in bank account as of December 31, 2001 and 2000 (in billion of Won):

                                                                     2001
                             ----------------------------------------------------------------------------------
                                                                                       Estimated
                                Normal      Precautionary   Substandard    Doubtful       loss         Total
                             -----------   --------------  ------------   -----------  ----------   -----------
Loans in local currency      W  20,723.2   W       821.7   W      387.3   W      88.1  W     62.0   W  22,082.3
Loans in foreign
   currencies                    1,874.4           405.9           49.8          14.0         3.7       2,347.8
Bills bought in foreign
   currencies                    1,858.1           215.5            0.4          67.7           -       2,141.7
Advances for customers on
   payment guarantees               61.2             4.5           34.2           5.5         6.3         111.7
Credit card accounts             4,617.0           153.4            0.1          87.6        76.4       4,934.5
Privately placed bonds             137.4            24.2           23.6          10.1           -         195.3
Investment in direct
   financing leases                228.2            18.8            2.2           3.2           -         252.4
Loans for debt to equity
   swap                                -           289.9              -         170.4         1.5         461.8
Other                            1,643.0            73.4           10.1           0.6         8.1       1,735.2
                             -----------   -------------   ------------   -----------  ----------   -----------
                             W  31,142.5   W     2,007.3   W      507.7   W     447.2  W    158.0   W  34,262.7
                             ===========   =============   ============   ===========  ==========   ===========

     Total credits described above present the amount after deducting the present value discounts of W27.2 billion (US$20.5 million) and excluded W15.6 billion (US$11.8 million) of inter-bank loans in local currency, W200.9 billion (US$151.5 million) of inter-bank loans in foreign currency, and W84.7 billion (US$63.9 million) of call loans and included W15.8 billion (US$11.9 million) of accounts receivable and suspense receivables that have credit attribution and subject to asset classification.

     As of December 31, 2001, the Bank classified W592.2 billion credit exposures as precautionary but provided more than 20% possible loan loss provision amounting to W236.9 billion.

                                                                     2000
                             ----------------------------------------------------------------------------------
                                                                                       Estimated
                                Normal      Precautionary   Substandard    Doubtful       loss         Total
                             -----------   --------------  ------------   -----------  ----------   -----------
Loans in local currency      W  16,722.2   W       530.1   W      775.4   W     263.2  W    219.1   W  18,510.0
Loans in foreign

   currencies                    2,086.6           357.2          638.1         144.9        80.5       3,307.3
Bills bought in foreign
   currencies                    2,157.6           326.0           32.7         146.4        18.4       2,681.1
Advances for customers on
   payment guarantees               75.9            99.5           66.6         111.4        50.4         403.8
Credit card accounts             2,830.2            83.9              -          41.5        17.9       2,973.5
Privately placed bonds             202.9            28.5           96.8         114.5         1.0         443.7
Investment in direct
   financing leases                283.8            18.0          142.5           6.7           -         451.0
Other                            1,300.8            63.7           32.9          45.0         5.7       1,448.1
                             -----------   --------------  ------------   -----------  ----------   -----------
                             W  25,660.0   W     1,506.9   W    1,785.0   W     873.6  W    393.0   W  30,218.5
                             ===========   =============   ============   ===========  ==========   ===========

     Total credits described above present the amounts after deducting the present value discounts of W169.1 billion and excluded W23.7 billion of inter-bank loans in local currency, W454.4 billion of call loans, and W400.0 billion of bonds purchased under resale agreements and included W47.6 billion of accounts receivable and suspense receivables that have credit attribution and subject to asset classification.

9.    PRESENT VALUE DISCOUNTS:

(1) Present value discounts in relation to the restructured loans as of December 31, 2001 are summarized as follows:

                                                                                                   Unamortized
                                          Face value                                         present value discounts
                               ------------------------------                            -----------------------------
                                                Translation                                              Translation
                                                   into                                                     into
                                                US Dollars     Discount    Maturity                      US Dollars
          Borrower               Korean Won      (Note 2)      rate (%)      date         Korean Won       (Note 2)
--------------------------     -------------  ---------------  --------   ----------     ------------  ---------------
                               (In millions)  (In thousands)                             (In millions) (In thousands)
Daelim Industrial Co., Ltd.         W 75,380  $        56,843    11.50      2008.9.8      W    15,865  $        11,964
Samho International Co., Ltd.         26,250           19,795    11.50      2006.9.8               72               54
Dongbang Textile & Mart Co.,

   Ltd.                               23,601           17,797     9.41    2002.12.31              124               94
Anam Semiconductor, Inc.              20,000           15,082    12.75    2003.12.31              494              373
Dongbang Transport Logistics
   Co., Ltd.                          15,974           12,046    10.00    2002.12.31              271              204
Choongnam Spinning Co., Ltd.           8,767            6,611    10.00    2003.12.31              463              349
Kia Steel Co., Ltd.                    5,830            4,396    13.00    2008.12.31            2,440            1,840
Hanjin Shipping Co., Ltd.              4,809            3,627    11.50    2017.10.01            4,050            3,054
Renault Samsung Motors Co.,

   Ltd.                                4,242            3,199    10.00     2015.3.13            2,235            1,685
Daewoo Heavy Industry &
   Machinery Co., Ltd.                 3,366            2,538     5.50    2002.12.31               98               74
Others (14 companies)                199,593          150,511                                   3,460            2,609
                                ------------  ---------------                            ------------  ---------------
                                W    387,812  $       292,445                            W     29,572  $        22,300
                                ============  ===============                            ============  ===============

(2) Present value discounts in relation with restructured loans as of December 31, 2000 are summarized as follows:

                                                                                         Unamortized
                                                                                        present value
                                             Face value                                   discounts
                                          ---------------                               -------------
                                                             Discount     Maturity
              Borrower                       Korean Won       rate (%)      date          Korean Won
-----------------------------------       ---------------   ----------  ------------    ------------
                                           (In millions)                                (In millions)
Korea Development Lease                   W       257,736       10.00   2009.6.30       W       49,171
Jindo                                             210,352        9.89   2004.12.31              46,082
Sepoong Co.                                       139,065       10.63   2004.12.31              13,614
Daelim Industrial Co., Ltd.                       130,190       11.50   2008.9.8                 5,525
Hanmi Capital                                      51,757        7.13   2005.8.31                  963
Chohung Capital Co., Ltd.                          34,921        8.22   2005.12.31                 593
Chungbu Leasing Co., Ltd.                          28,861        8.26   2009.3.31                1,526
Korea Housing Guarantee Co., Ltd.                  28,460       10.40   2009.12.31               2,463
Kyoungnam Leasing Co., Ltd.                        27,417        7.68   2008.8.30                1,657
Samho International Co., Ltd.                      26,250       11.50   2006.9.8                   172
Other (66 companies)                              261,243                                       50,039
                                          ---------------                               --------------
                                          W     1,196,252                               W      171,805
                                          ===============                               ==============

(3) Changes in present value discounts during the year 2001 are as follows (in millions of Won):

   Conditions of borrowers    Beginning balance        Increase        Decrease       Ending balance
---------------------------   -----------------      -----------     -----------      --------------
Court receivership            W          12,625      W         -     W     6,551      W        6,074
Court mediation                              44                -              44                   -
Work-out programs                        91,737            4,661          94,774               1,624
Industrial rationalization               12,005           14,144           4,275              21,874
Others                                   55,394                -          55,394                   -
                              -----------------      -----------     -----------      --------------
                              W         171,805      W    18,805     W   161,038      W       29,572
                              =================      ===========     ===========      ==============

10.   FIXED ASSETS:

Fixed assets as of December 31, 2001 and 2000 are summarized as follows:

                                                                                Translation into
                                                                                  US Dollars
                                                       Korean Won                  (Note 2)
                                            -------------------------------     ----------------
                                                 2000             2001                2001
                                            ------------    ---------------     ----------------
                                                    (In millions)                (In thousands)
Land                                        W    925,523    W       900,551     $        679,097
Buildings                                        400,234            404,229              304,826
Leasehold improvements                            33,317             36,176               27,280
Furniture and equipment                          385,469            407,035              306,941
Construction in progress                           5,463              6,025                4,543
                                            ------------    ---------------     ----------------
      Total tangible assets                    1,750,006          1,754,016            1,322,687
Accumulated depreciation                        (392,494)          (417,356)            (314,724)
Goodwill                                         336,074            224,043              168,949
Other intangible assets                            5,266              4,876                3,677
Non-business use properties                          682                208                  157
Valuation allowances                                (140)               (12)                  (9)
                                            ------------    ---------------     ----------------
                                            W  1,699,394    W     1,565,775     $      1,180,737
                                            ============    ===============     ================

As of December 31, 2001 and 2000, the published value of land was W681,179 million (US$513,671 thousand) and W719,982 million, respectively, using the disclosed public land price announced annually by the Government pursuant to the Laws on Disclosure of Land Price and Valuation of Land.

11.   OTHER ASSETS:

Other assets as of December 31, 2001 and 2000 are summarized as follows:

                                                                                          Translation into
                                                                                             US Dollars
                                                                  Korean Won                  (Note 2)
                                                      --------------------------------     --------------
                                                           2000             2001                2001
                                                      --------------     ------------      --------------
                                                               (In millions)               (In thousands)
Guarantee deposits                                    W      428,386      W   427,152      $      322,111
Accounts receivable                                        1,240,638          936,602             706,283
Accrued income                                               460,533          355,610             268,162
Prepaid expenses                                              10,096            6,987               5,269
Deferred income tax assets                                     9,524          200,248             151,005
Domestic exchange settlement account - debit                 160,025        1,436,041           1,082,906
Adjustment for valuation of financial derivatives             36,549           68,261              51,475
Properties leased under operating leases, net of
   depreciation and allowance for loss on
   disposal of properties                                    206,058          173,520             130,850
Loans to trust accounts                                      600,000          139,000             104,819
Accounts receivables - other                                  57,924           23,848              17,984
Other                                                        147,919          390,370             294,374
                                                      --------------     ------------      --------------
                                                      W    3,357,652      W 4,157,639      $    3,135,238
                                                      ==============      ===========      ==============

12.   COLLATERALIZED ASSETS:

Collateralized assets as of December 31, 2001 and 2000 are summarized as follows:

                                                                       Translation into
                                                                          US Dollars
                                                Korean Won                  (Note 2)
                                          -------------------------    ----------------
 Collateralized
      assets           Provided to            2000          2001             2001            Provided for
---------------   --------------------    -----------    ----------    ----------------  ---------------------
                                                (In millions)           (In thousands)
Investment        Bank of Korea           W 1,655,000    W 1,400,000   $      1,055,727  RP of Bank of Korea
  securities                                                                               (BOK)
       "             "                        246,700        276,100            208,204  Settlement risk
       "             "                        966,800      1,026,300            773,923  Borrowings from BOK
       "             "                        210,000        735,000            554,257  Intra-day overdraft
                                                                                           from BOK
       "          Sumitomo Bank Seoul       1,219,700        789,000            594,978  Borrowings in foreign
                    and other                                                              currency
       "          Customer RP                 700,000      1,650,000          1,244,250  Customer RP
       "          Samsung Futures Inc.
                    and other                       -          8,500              6,410  Futures transaction
       "          KAMCO                       202,672         26,743             20,167  Settlement of sales of
                                                                                           non-performing loans
       "          ING Seoul                         -         26,300             19,832  Interest rate Swap
       "          SPC                               -         40,000             30,164  Collateral regarding
                                                                                           the issuance of ABS
       "          Seoul Guarantee
                    Insurance Co. and
                    other                           -         78,802             59,424  Securities lent
Real estate for
   business                                                                              Key money deposit for
   purpose        Lessees                      10,930         16,291             12,285    rent
                                          -----------    -----------   ----------------
                                          W 5,211,802    W 6,073,036   $      4,579,621
                                          ===========    ===========   ================

13.   INSURED ASSETS:

Assets insured as of December 31, 2001 and 2000 are as follows (in millions of Won):

Type of insurance               Assets                    Book Value                  Insured Amount
------------------     ------------------------     --------------------------   ------------------------
                                                        2000          2001          2000          2001
                                                    ------------  ------------   -----------  -----------
 Fire                  Buildings                    W    346,362  W    338,037   W   361,338  W   349,779
                       Furniture and Equipment            72,239        83,932        57,081      115,103
                                                    ------------  ------------   -----------  -----------
                                                    W    418,601  W    421,969   W   418,419  W   464,882
                                                    ============  ============   ===========  ===========

14.   DEPOSITS:

(1)   Deposits as of December 31, 2001 and 2000 are summarized as follows:

                                                                                Translation into
                                                                                  US Dollars
                                                   Korean Won                      (Note 2)
                                         -----------------------------          ----------------
                                             2000            2001                    2001
                                         -------------   -------------          ----------------
                                                  (In millions)                  (In thousands)
Deposits in local currency               W  29,817,744   W  33,276,165          $     25,093,255
Deposits in foreign currencies               1,666,492       1,857,807                 1,400,955
Negotiable certificates of deposits          1,452,086       2,320,531                 1,749,891
Deposits in bills issued                     1,022,991       1,226,611                   924,976
Trust of cash management accounts              433,627         241,030                   181,759
                                         -------------   -------------          ----------------
                                         W  34,392,940   W  38,922,144          $     29,350,836
                                         =============   =============          ================

(2) Deposits from other banks and financial institutions as of December 31, 2001 and 2000 are as follows:

                                                                    Translation into
                                                                      US Dollars
                                               Korean Won                (Note 2)        Percentage (%)
                                      ----------------------------  --------------  ---------------------
                                          2000           2001             2001           2000      2001
                                      ------------   -------------  --------------  ----------   --------
                                             (In millions)          (In thousands)
Bank of Korea                         W  1,320,259   W     283,920  $      214,101       43.50      12.74
Commercial banks                             3,474         128,364          96,798        0.11       5.76
Securities companies                       417,102         485,863         366,385       13.75      21.79
Insurance companies                        531,912         177,712         134,011       17.53       7.97
Savings institutions                       594,533         934,908         705,006       19.59      41.93
Investment institutions                    167,508         191,764         144,607        5.52       8.60
Other financial institutions                    60          27,024          20,379        0.00       1.21
                                      ------------   -------------  --------------  ----------   --------
                                      W  3,034,848   W   2,229,555  $    1,681,287      100.00     100.00
                                      ============   =============  ==============  ==========   ========

15.   BORROWINGS:

Borrowings as of December 31, 2001 and 2000 are summarized as follows:

                                                                                   Translation into
                                                                                      US Dollars
                                                       Korean Won                      (Note 2)
                                             -------------     -----------         ----------------
                                                  2000             2001                 2001
                                             -------------     -----------         ----------------
                                                     (In millions)                  (In thousands)
Borrowings in local currency:
   General borrowings                        W   1,425,850     W 1,577,563         $      1,189,626
   Subordinated borrowings                         268,500          88,500                   66,737
                                             -------------     -----------         ----------------
                                                 1,694,350       1,666,063                1,256,363
Borrowings in foreign currencies                 1,782,221       1,834,190                1,383,146
Bonds sold under repurchase agreements           1,342,957       1,816,983                1,370,170
Bills sold                                         698,967         492,655                  371,507
Due to Bank of Korea in foreign currencies       1,663,130         376,506                  283,920
Call money                                         146,131         297,974                  224,700
                                             -------------     -----------         ----------------
                                             W   7,327,756     W 6,484,371         $      4,889,806
                                             =============     ===========         ================

16.   DEBENTURES:

(1)   Debentures as of December 31, 2001 and 2000 are summarized as follows:

                                                                                         Translation into
                                                                                           US Dollars
                                                                     Korean Won              (Note 2)
                                         Interest rate    ----------------------------   ----------------
                                           per annum          2000            2001             2001
                                        ---------------   ------------   -------------   ----------------
                                                                  (In millions)           (In thousands)
Debentures in local currency:
   General debentures                   4.80~8.56%        W    300,000   W     450,000   $        339,341
   Subordinated debentures              7.70~18.00%,
                                        Prime rate+1~2%        775,700       1,075,700            811,176
   Debenture with warrants              10.00%                 550,000               -                  -
                                        ---------------   ------------   -------------   ----------------
                                                             1,625,700       1,525,700          1,150,517
   Discounts on debentures                                           -          (5,836)            (4,401)
                                                          ------------   -------------   ----------------
                                                             1,625,700       1,519,864          1,146,116
                                                          ------------   -------------   ----------------
Debentures in foreign currencies:
   General debentures                   3M Libor+1.30%,
                                        6M Libor +
                                        0.23~1.20%             598,213         205,546            155,000
   Subordinated debentures              6M Libor +
                                        1.25~4.95%,
                                        11.50~11.88%           822,053         704,443            531,214
                                                          ------------   -------------   ----------------
                                                             1,420,266         909,989            686,214
   Discounts on debentures                                     (9,389)         (10,177)            (7,674)
                                                          ------------   -------------   ----------------
                                                             1,410,877         899,812            678,540
                                                          ------------   -------------   ----------------
                                                          W  3,036,577   W   2,419,676   $      1,824,656
                                                          ============   =============   ================

17.   ALLOWANCE FOR POSSIBLE LOSSES ON CONFIRMED ACCEPTANCES AND GUARANTEES:

(1) The classifications of confirmed acceptances and guarantees as of December 31, 2001 and 2000 are as follows (in billions of Won):

                                                                      2001
                               ---------------------------------------------------------------------------------------
                                 Normal      Precautionary    Substandard     Doubtful    Estimated loss      Total
                               ---------     -------------    -----------    ---------    --------------    ----------
Confirmed acceptances and
   guarantees                  W  1,929.1    W       192.3    W      44.3    W    23.7    W          1.3    W  2,190.7
Required ratio of
   allowance for credit
   losses to credit balances            0%               0%            20%          50%              100%
Minimum required allowance
   for credit losses           W        -    W           -    W       8.9    W    11.8    W          1.3    W     22.0
Allowance for credit
   losses recorded             W        -    W        29.1    W       8.9    W    12.3    W          1.3    W     51.6

                                                                      2000
                               ---------------------------------------------------------------------------------------
                                 Normal      Precautionary    Substandard     Doubtful    Estimated loss       Total
                               ---------     -------------    -----------    ---------    --------------    ----------
Confirmed acceptances and
   guarantees                  W  2,290.9    W       340.6    W     107.5    W    42.0    W          1.0    W  2,782.0
Required ratio of
   allowance for credit
   losses to credit balances            0%               0%            20%          50%              100%
Minimum required allowance
   for credit losses           W        -    W           -    W      21.5    W    21.0    W          1.0    W     43.5
Allowance for credit
   losses recorded             W        -    W        16.6    W      22.9    W    23.3    W          1.0    W     63.8

(2) Percentages of allowances for acceptances and guarantees outstanding on the aggregate amount of acceptances and guarantees outstanding for the last three years are as follows (in billions of Won):

                                       As of December 31,     As of December 31,      As of December 21,
                                              1999                    2000                    2001
                                      -------------------     ------------------      ------------------
Aggregate amount of acceptances and
   guarantees confirmed               W          3,562.0      W        2,782.0        W          2,190.7
Allowances for acceptances and
   guarantees confirmed               W            172.2      W           63.8        W             51.6
Percentage (%)                                      4.83                  2.29                      2.36

18.   OTHER LIABILITIES:

Other liabilities as of December 31, 2001 and 2000 are summarized as follows:

                                                                                       Translation into
                                                                                          US Dollars
                                                             Korean Won                    (Note 2)
                                                   -----------------------------       ----------------
                                                      2000              2001                2001
                                                   -----------       -----------       ----------------
                                                           (In millions)                (In thousands)
Accrued severance benefits (see Note 2)            W   130,911       W    20,688       $         15,601
Transfer to National Pension Fund (see Note 2)          (7,625)                -                      -
Deposit with employee retirement trust (see
   Note 2)                                                   -           (10,000)                (7,541)
Allowance for possible losses on acceptances
   and guarantees                                       63,819            51,565                 38,885
Borrowings from trust accounts                         499,811           655,804                494,536
Foreign exchange remittances pending                    34,540            65,452                 49,357
Accounts payable                                       971,125           776,137                585,278
Accrued expenses                                       990,035           892,923                673,345
Unearned revenues                                      116,200           106,280                 80,145
Deposits for letters of guarantees and other            64,643            89,360                 67,385
Domestic exchange settlement account - credit          156,372         1,203,420                907,488
Accounts payable - other                                84,860           362,578                273,417
Adjustment for valuation of financial derivatives       78,437            24,268                 18,300
Other                                                  306,125           480,448                362,301
                                                   -----------       -----------       ----------------
                                                   W 3,489,253       W 4,718,923       W      3,558,497
                                                   ===========       ===========       ================

19.   SHAREHOLDERS' EQUITY:

(1)   Common stock

      The Bank has 2,000,000,000 authorized shares of common stock, W5,000 par value, of which 679,078,115 common shares and 661,764,465 common shares were issued and outstanding as of December 31, 2001 and December 31, 2000, respectively.

      In accordance with the general shareholders' meeting held on January 27, 1999, the Bank reduced its outstanding shares at the rate of 4.5045 shares to one share under a capital reduction without consideration. The capital reduction resulted in a decrease of W723.9 billion in the common stock and a gain for the same amount being transferred to offset accumulated deficit in 1999. On February 19, 1999, May 7, 1999 and September 30, 1999, the Bank increased its common stock by a total of W2,717.9 billion by issuing 544 million shares to Korea Deposit Insurance Corporation (KDIC) at par value. In addition, the Bank increased its common stock by W196.2 billion as a result of the acquisitions of Chungbuk Bank and Kangwon Bank. On November 23, 1999, the Bank increased its common stock by W275.0 billion through an offering of 55,000,000 shares of common stock for an aggregate offer price of approximately W302.5 billion. The common stock as of December 31, 2001 amounted to W3,395.4 billion (US$2,560.4 million), of which KDIC owns 80.05 percent.

(2)   Disposition of accumulated deficit

      To dispose the accumulated deficit, on February 28, 1998, the Bank transferred voluntary reserves amounting to W279.3 billion and on February 18, 1999, capital surplus, statutory reserve and other voluntary reserve totaling to W1,196.0 billion were additionally transferred. On February 12, 1999, the Bank disposed its accumulated deficits using the gain on reduction of capital stock of W723.9 billion, which was recognized by the resolution in a temporary general meeting of shareholders held on January 27, 1999.

(3)   Other reserve

      Other reserve was appropriated in the branches located in Tokyo and Mumbai according to the banking laws of Japan and India, respectively, and may be used to offset a deficit incurred in those branches. In 2001, beginning balance of other reserve was W7,984 million and ending balance was W9,145 million (US$6,896 thousand), reflecting W1,675 million (US$1,263 thousand) of appropriation and W514 million (US$388 thousand) of foreign currency translation gain.

(4)   Changes in undisposed accumulated deficit brought forward from prior years

      Changes in undisposed accumulated deficit brought forward from prior years for the period from January 1 to December 31, 2001 and 2000 are as follows:

                                                                                    Translation into
                                                                                       US Dollars
                                                            Korean Won                  (Note 2)
                                                   ----------------------------     ----------------
                                                      2000             2001               2001
                                                   -----------      -----------     ----------------
                                                           (In millions)             (In thousands)
Net cumulative effect to prior years of changes
in accounting principles (see Note 2):             W   (43,238)     W     1,176     $            887
Adjustment of retained earnings of subsidiaries
   valued using the equity method                      (28,176)            (270)                (204)
                                                   -----------      -----------     ----------------
                                                   W   (71,414)     W       906     $            683
                                                   ===========      ===========     ================

(5)   Capital adjustments

      Capital adjustments as of December 31, 2001 and 2000 are as follows:

                                                                                    Translation into
                                                                                       US Dollars
                                                            Korean Won                  (Note 2)
                                                   ----------------------------     ----------------
                                                       2000            2001               2001
                                                   -----------      -----------     ----------------
                                                           (In millions)              (In thousands)
Discounts on stock issuance                        W      (816)     W         -     $              -
Stock option cost                                          412            1,321                  996
Treasury stock                                        (161,728)         (72,902)             (54,975)
Loss on valuation of investment securities, net       (305,988)        (408,341)            (307,926)
                                                   -----------      -----------     ----------------
                                                   W  (468,120)     W  (479,922)    $       (361,905)
                                                   ===========      ===========     ================

      1) Discount on stock issuance

      Discount on stock issuance of W816 million as of December 31, 2000 was fully amortized in 2001. The amortization of discount on stock issuance of W816 million (US$615 thousand) in 2001 was debited to the accumulated deficit.

      2) Treasury stock

      As of December 31,1999, the Bank had 29,279,890 shares of treasury stock with a carrying value of W262,742 million arising from the purchase of the shares of dissenters on the acquisition of Kangwon Bank. In 2000, the Bank disposed of the treasury stock with a carrying value of W298 million by awarding the shares to employees and added the valuation loss on treasury stock of W100,716 million to goodwill which is being amortized over the remaining useful life up to 2003 using the straight-line method . In 2001, the Bank sold 11,916,240 shares of treasury stock with a book value of W88,752 million (US$66,927 thousand) and awarded 10,000 shares of treasury stock with a book value of W74 million (US$56 thousand) to employees. The loss on sales of treasury stock of W59,409 million (US$44,800 thousand), which resulted from these transactions in 2001, was added to the accumulated deficit.

      3) Stock option cost

      On March 27, 2000 and March 9, 2001, the Bank granted stock options, which give the grantee the right to buy the Bank's shares at the exercise price of W5,000 per share, to the management of the Bank including the president and vice-president. The number of stock options granted will be determined depending on the relative stock price increase rate of the Bank over the banking industry's stock price increase rate, the Bank non-performing loans ratio, and BIS capital ratio. The stock options are exercisable during a three-year period beginning after three years from the grant date. If the stock options are exercised, the Bank has the option either to issue new shares or shares held as treasury stock, or to pay the difference between the market price and the exercise price in cash.

      The summary of stock options granted as of December 31, 2001 is as follows:

            Description                          First grant                  Second grant
----------------------------               -------------------            -------------------
Exercisable number of shares               969,200 shares                 664,000 shares
Type                                       Share issue                    Share issue
Exercise price                             W5,000 per share               W5,000 per share
Exercisable period                         2003.3.28~2006.3.27            2004.3.10~2007.3.9
Valuation method                           Fair value approach            Fair value approach

      The summary of stock option costs over the exercisable period is as follows (in millions of Won):

               Description                       First grant        Second grant         Total
--------------------------------------           -----------        ------------       --------
Total stock option costs                               W989                W912          W1,901
Amortized in prior periods                              412                   -             412
Amortized in current nine month period                  529                 380             909
To be amortized after current period                     48                 532             580

      The Bank estimated stock option costs using Black & Scholes Pricing Model of which detail is as follows:

            Description                                            Application
--------------------------------          ------------------------------------------------------------
Risk free rate                            Yield of 3 year treasury bond (9.07% for first and 5.99% for second)
Expected exercising period                4.5 year (average holding period)
Expected variable of stock price          81% for the first and 95% for the second that are the
                                             annualized standard deviation of expected stock
                                             investment yield based on continuous compounding method
Weight average of exercise price          W5,000 per share
Weight average of fair value              W989 million for the first and W912 million for the second

      4) Loss on valuation of investment securities, net

      Loss on valuation of investment securities as of December 31, 2001 and 2000 consists of:

                                                                                       Translation into
                                                                                          US Dollars
                                                                 Korean Won                (Note 2)
                                                       -----------------------------   -----------------
                                                            2000            2001             2001
                                                       -------------    ------------   -----------------
                                                                (In millions)            (In thousands)
Valuation of investment securities of subsidiaries
   using equity method                                 W      23,129    W     23,081   $          17,405
Marketable equity securities of overseas branches             (4,869)         (1,263)               (952)
 Marketable equity securities of headquarters               (324,248)       (430,159)           (324,379)
                                                       -------------    ------------   -----------------
                                                       W    (305,988)   W   (408,341)  $        (307,926)
                                                       =============    ============   =================

(6)   Merger

      Chungbuk Bank and Kangwon Bank were merged with the Bank on April 30, and September 11, 1999, respectively. The assets and liabilities of the merged Banks were recorded at book value in the balance sheet of the Bank and the excess of the consideration distributed for the business combinations over the net assets transferred was recorded as goodwill which amounted to W120,115 million and W314,091 million, respectively. In addition, the Bank included in the goodwill the valuation loss from the treasury stock, which had not been disposed as of December 31,2000 and amortized the valuation loss included in goodwill over the remaining useful life, which will end in 2003. The previous Accounting Standards for Business Combination in effect when the M&A was consummated required the Bank to account for the valuation loss from the treasury stock amounting to W100,716 million as goodwill to be amortized for the remaining useful life including the year of purchase.

20.   FEES AND COMMISSIONS AND COMMISSIONS ON CREDIT CARD ACCOUNTS:

Interest on loans included fees and commissions on credit card accounts amounting to W890.8 billion (US$671.7 million) and W 560.7 billion in 2001 and 2000, respectively. Also, other interest expenses included certain commissions on credit card accounts amounting to W77.4 billion (US$58.4 million) and W45.2 billion in 2001 and 2000, respectively.

21.   FEES AND COMMISSIONS:

Fees and commissions for the years ended December 31, 2001 and 2000 are as follows:

                                                                                            Translation into
                                                                                               US Dollars
                                                                       Korean Won               (Note 2)
                                                             -----------------------------  ----------------
                                                                2000           2001               2001
                                                             ----------    ------------     ----------------
                                                                     (In millions)           (In thousands)
Guarantee fees                                              W    10,175    W     10,338     $          7,796
Commissions received from termination of trust accounts          10,312           2,446                1,845
Service charge on other financial services                      143,121         163,120              123,007
                                                             ----------    ------------     ----------------
                                                            W   163,608    W    175,904     $        132,648
                                                            ===========    ============     ================

22.   OTHER NON-INTEREST INCOME:

Other non-interest income for the years ended December 31, 2001 and 2000 are as follows:

                                                                                           Translation into
                                                                                              US Dollars
                                                                    Korean Won                 (Note 2)
                                                           -----------------------------   -----------------
                                                              2000          2001                2001
                                                           -----------   -------------     -----------------
                                                                     (In millions)           (In thousands)
Gain on sale of investment securities                      W    72,093   W     49,164      $          37,074
Recovery of investment bonds impairment loss                    10,541         21,375                 16,119
Gain on valuation of stock market stabilization fund            23,353         20,071                 15,135
Gain on sale of loans                                            6,619            824                    621
Reversal of allowance for possible losses of
   acceptances and guarantees                                   90,700         19,400                 14,630
Gain on valuation of investments using equity method             5,977         22,112                 16,674
Other                                                          225,536        191,333                144,283
                                                           -----------   ------------      -----------------
                                                           W   434,819   W    324,279      $         244,536
                                                           ===========   ============      =================

23.   GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses for the years ended December 31, 2001 and 2000 are as follows:

                                                                                Translation into
                                                                                   US Dollars
                                                    Korean Won                      (Note 2)
                                         --------------------------------       ----------------
                                             2000               2001                 2001
                                         -------------     --------------       ----------------
                                                   (In millions)                 (In thousands)
Salaries                                 W     205,113     W      206,639       $        155,825
Provision for severance benefits                30,100             19,517                 14,718
Other employee benefits                        105,650            107,224                 80,857
Rent                                            17,532             21,191                 15,980
Entertainment                                    8,366              7,533                  5,680
Depreciation                                    64,217             70,693                 53,309
Amortization of intangible assets              113,350            113,130                 85,310
Taxes and dues                                  37,388             32,347                 24,392
Advertising                                     10,103             13,477                 10,163
Other                                          104,753            120,988                 91,236
                                         -------------     --------------       ----------------
                                         W     696,572     W      712,739       $        537,470
                                         =============     ==============       ================

24.   OTHER NON-INTEREST EXPENSES:

Other non-interest expenses for the years ended December 31, 2001 and 2000 are as follows:

                                                                                  Translation into
                                                                                     US Dollars
                                                     Korean Won                       (Note 2)
                                           ------------------------------       --------------------
                                               2000            2001                     2001
                                           -------------   --------------       --------------------
                                                    (In millions)                  (In thousands)
Loss on disposal of investment securities  W      86,677   W       54,597       $             41,171
Investment securities impairment loss             34,037           79,647                     60,061
Insurance expenses                                22,659           28,005                     21,119
Other                                            176,204          177,960                    134,198
                                           -------------   --------------       --------------------
                                           W     319,577   W      340,209       $            256,549
                                           =============   ==============       ====================

25.   INCOME TAXES:

Annual tax charge takes into account current income taxes on taxable income and expenses for the year, and deferred taxes resulting from timing differences and loss carryforward. Deferred taxes are calculated according to liability method for the timing differences added or deducted during the year and loss carryforward using the future year's estimated tax rate. The Bank is subject to a number of taxes based on earnings, which result in the normal tax rate of 30.8percent in 2001 and 2000. Beginning 2002, it will be decreased to 29.7 percent.

(1) Income tax expense for the years ended December 31, 2001 and 2000 consists of the following:

                                                                                       Translation into
                                                                                          US Dollars
                                                                 Korean Won                (Note 2)
                                                         -------------------------     ----------------
                                                            2000          2001              2001
                                                         ---------   -------------     ----------------
                                                               (In millions)            (In thousands)
Domestic offices:
  Tax effect on cumulative temporary differences         W       -   W     (46,168)    $        (34,815)
  Tax effect on tax loss carryforward                            -        (143,861)            (108,484)
                                                         ---------   -------------     ----------------
                                                                 -        (190,029)            (143,299)
                                                         ---------   -------------     ----------------
Overseas offices:
  Income taxes to be paid                                    3,365           4,618                3,482
  Changes in deferred income tax assets
     or liabilities                                            181            (695)                (524)
                                                         ---------   -------------     ----------------
                                                             3,546           3,923                2,958
                                                         ---------   -------------     ----------------
Income tax expenses                                      W   3,546   W    (186,106)    $       (140,341)
                                                         =========   =============     ================

(2) For the years ended December 31, 2001 and 2000, the differences between income before income taxes in financial accounting and taxable income pursuant to Corporate Income Tax Law of Korea are as follows:

                                                                                Translation into
                                                                                  US Dollars
                                                   Korean Won                       (Note 2)
                                        -------------------------------         ----------------
                                              2000            2001                    2001
                                        --------------    -------------         ----------------
                                                 (In millions)                   (In thousands)
Income before income taxes              W      104,631    W     336,425         $        253,695
Permanent differences                         (151,579)         (59,839)                 (45,124)
Temporary differences                         (118,223)         113,321                   85,454
                                        --------------    -------------         ----------------
                                        W     (165,171)         389,907                  294,025
Tax loss carryforward                                -          389,907                  294,025
                                        --------------    -------------         ----------------
Taxable income (Tax loss)               W     (165,171)   W           -         $              -
                                        ==============    =============         ================

(3) Details of cumulative temporary differences and loss carryforward, including their increase and decrease, for the current year are as follows (in millions of Won):

        Accounts            Beginning balance          Increase         Decrease         Ending balance
----------------------      -----------------       -------------    --------------      --------------
Allowance for possible
  loan losses               W         324,591       W     330,026    W      324,591      W      330,026
Reserve for loss on
  overseas investments                 (8,567)                  -            (8,567)                  -
Accrued interest                     (231,700)           (126,192)         (160,735)           (197,157)
Goodwill                             (336,061)                  -          (112,020)           (224,041)
Allowance for possible
  losses of confirmed
  acceptances and
  guarantees                           63,819              47,255            63,819              47,255
Present value discounts               171,805              18,129           171,805              18,129
Gain on valuation of
  derivatives                          41,888             (43,993)           41,888             (43,993)
Treasury stock                        100,716              22,862            41,079              82,499
Other                                  71,079             233,258             6,164             298,173
                            -----------------       -------------    --------------      --------------
                                      197,570             481,345           368,024             310,891
Tax loss carryforward               3,174,991                   -           389,907           2,785,084
                            -----------------       -------------    --------------      --------------
                            W       3,372,561       W     481,345    W      757,931      W    3,095,975
                            =================       =============    ==============      ==============

(4) The deferred income tax assets as of December 31, 2001 and 2000 are as follows (in millions of Won):

                            As of December                       As of December
                                31, 2000              Increase      31, 2001
                            --------------      --------------   --------------
Domestic offices            W            -      W      190,029   W      190,029
Overseas offices                     9,524                 695           10,219
                            --------------      --------------   --------------
                            W        9,524      W      190,724   W      200,248
                            ==============      ==============   ==============

      The bank did not recognize the deferred income tax assets resulting from temporary difference and loss carry forward as of December 31, 2000 due to uncertainty of realization. Since the bank's operations improved significantly in 2001 and the bank projected that the improved results will continue, the bank recognized deferred tax assets resulting from temporary differences and loss carryforwards.

(5) Tax loss carryforwards are subject to a five year carryforward period. The details of tax loss carryforwards together with their effective period as of December 31, 2001 are as follows (in millions of Won):

                                        Use in       Remaining balance as of
Year incurred        Amount          current year       December 31, 2001        Period deductible
-------------    -------------     --------------    -----------------------     -----------------
    1998         W   2,102,128     W      389,907    W             1,712,221        By 2003
    1999               907,692                  -                    907,692        By 2004
    2000               165,171                  -                    165,171        By 2005
                 -------------     --------------    -----------------------
                 W   3,174,991     W      389,907    W             2,785,084
                 =============     ==============    =======================

      The tax loss carryforward incurred in 1999 was taken over from Kangwon Bank and Chungbuk Bank by the merger. However, this loss carryforward is deductible only when the business division reports taxable income.

26.   TRANSACTIONS WITH AFFILIATED COMPANIES:

(1)   Subsidiaries as of December 31, 2001 are as follows (in millions of Won):

                                                                                             Equity
              Subsidiaries                   Capital stock        Number of shares        ownership (%)
------------------------------------         -------------        ----------------        -------------
In Korea
   Chohung Investment Trust and
     Management Co., Ltd.                          45,000         7,179,678 shares              79.77%
Outside of Korea
   Chohung Finance Ltd., Hong Kong                 19,892           149,999 shares              99.99%
   Chohung Bank of New York                        18,565           400,000 shares             100.00%
   Chohung  Bank (Deutschland) GmbH                17,986      Limited partnership             100.00%
   California Chohung Bank                         40,686         3,068,070 shares             100.00%
   Chohung Vina Bank                               26,522      Limited partnership              50.00%

(2) Significant balances with related parties as of December 31, 2001 are as follows (in millions of Won):

Assets
------
                                          Due from
                                       banks in foreign     Loans in foreign
                                         currencies           currencies        Call loans
                                       ----------------     -----------------   ----------
Chohung Finance Ltd., Hong Kong        W              -     W         90,175    W    2,652
Chohung Bank of New York                            997               13,261             -
Chohung Bank (Deutschland) GmbH                     832              101,710        23,870
California Chohung Bank                             226                    -             -
                                       ----------------     ----------------    ----------
                                       W          2,055     W        205,146    W   26,522
                                       ================     ================    ==========

Liabilities
-----------
                                          Deposits     Deposits       Borrowings
                                          in local    in foreign      in foreign     Call
                                          currency    currencies      currencies     money
                                       ------------   -----------     ----------   ----------
Chohung Investment Trust and
   Management Co., Ltd.                W     53,260   W         -     W        -   W        -
Chohung Finance Ltd., Hong Kong                   -           759              -            -
Chohung Bank (Deutschland) GmbH                   -             -         36,651       14,071
Chohung Vina Bank                                 -             -         50,392        3,978
                                       ------------   -----------     ----------   ----------
                                       W     53,260   W       759     W   87,043   W   18,049
                                       ============   ===========     ==========   ==========

      Significant transactions with related parties during the year ended December 31, 2001 are as follows (in millions of Won):

                                            Interest income    Interest expenses
                                            ---------------    -----------------
Chohung Investment Trust and
   Management Co., Ltd.                     W            -     W           3,319
Chohung Finance Ltd., Hong Kong                        703                   969
Chohung Bank of New York                             1,394                    12
Chohung Bank (Deutschland) GmbH                      4,516                 4,596
Chohung Vina Bank                                        -                 2,287
                                            --------------     -----------------
                                            W        6,613     W          11,183
                                            ==============     =================

(3) Significant balances with related parties as of December 31, 2000 are as follows (in millions of Won):

Assets
------
                                          Due from
                                       banks in foreign   Loans in foreign
                                          currencies         currencies          Call loans
                                       ----------------   ----------------      -----------
Chohung Finance Ltd., Hong Kong        W        123,445   W         20,155      W         -
Chohung Bank of New York                         33,387                  -                -
Chohung Bank (Deutschland) GmbH                  58,363              9,172           12,597
California Chohung Bank                             168                  -                -
                                       ----------------   ----------------      -----------
                                       W        215,363   W         29,327      W    12,597
                                       ================   ================      ===========

Liabilities
-----------
                                         Deposits      Deposits       Borrowings
                                         in local     in foreign      in foreign      Call
                                         currency     currencies      currencies     money
                                       -----------   ------------    ------------   --------
Chohung Investment Trust and
   Management Co., Ltd.                W    49,566   W          -    W          -   W      -
Chohung Finance Ltd., Hong Kong                  -         19,012           6,676          -
Chohung Bank (Deutschland) GmbH                  -              -               5     18,211
Chohung Vina Bank                                -              -          33,382          -
                                       -----------   ------------    ------------   --------
                                       W    49,566   W     19,012    W     40,063   W 18,211
                                       ===========   ============    ============   ========

      Significant transactions with related parties during the year ended December 31, 2000 are as follows (in millions of Won):

                                              Interest income     Interest expenses
                                              ---------------     -----------------
Chohung Investment Trust and
   Management Co., Ltd.                       W             -     W           2,943
Chohung Finance Ltd., Hong Kong                           920                 1,662
Chohung Bank of New York                                2,676                   518
Chohung Bank (Deutschland) GmbH                         5,495                 4,577
Chohung Vina Bank                                           -                    75
                                              ---------------     -----------------
                                              W         9,091     W           9,775
                                              ===============     =================

(4) Guarantees and acceptances provided by the Bank to affiliated companies as of December 31, 2001 and 2000 are summarized as follows:

                                                             Translation into
                                                                US Dollars
                                         Korean Won              (Note 2)
                                  -------------------------------------------
          Beneficiary                2000          2001          2001           Description
------------------------------    -----------   -----------  ----------------   ------------
                                         (In millions)         (In thousands)
Chohung Finance Ltd., Hong
   Kong                           W     4,396   W     7,744  $          5,840   L/C Guarantees
Chohung Bank (Deutschland)
   GmbH                                 1,851         2,313             1,744   Guarantees for
                                                                                L/C and
                                                                                borrowings

27.   COMMITMENTS AND CONTINGENCIES:

In the normal course of its commercial banking business, the Bank makes various commitments and incurs certain contingent liabilities, which are not recorded in the financial statements.

(1) Guarantees and acceptances provided by the Bank as of December 31, 2001 and 2000 are summarized as follows:

                                                                                Translation into
                                                                                   US Dollars
                                                       Korean Won                   (Note 2)
                                              ---------------------------       ----------------
                                                  2000          2001                2001
                                              -----------   -------------       ----------------
                                                     (In millions)               (In thousands)
Confirmed:
   Local currency:
     Corporate debentures                     W   110,947   W      37,444       $         28,236
     Financing                                     50,645          79,294                 59,795
     Other                                        259,699         398,619                300,595
   Foreign currencies:
     Acceptance                                 1,684,184       1,359,076              1,024,867
     Letters of guarantee - trade finance          78,495          39,439                 29,741
     Other                                        598,064         276,830                208,755
                                              -----------   -------------       ----------------
                                              W 2,782,034   W   2,190,702       $      1,651,989
                                              ===========   =============       ================
Unconfirmed:
   Issuance of letters of documentary credit  W 1,798,780   W   1,179,569       $        889,502
   Other                                          130,337         337,012                254,138
                                              -----------   -------------       ----------------
                                              W 1,929,117   W   1,516,581       $      1,143,640
                                              ===========   =============       ================

(2) Details, by industry sector, of acceptances and guarantees as of December 31, 2001 and 2000 are as follows:

                                                      Translation into
                                                        US Dollars
                               Korean Won                (Note 2)           Percentage (%)
                      ----------------------------   --------------      -----------------
                          2000            2001            2001             2000      2001
                      ------------   -------------   --------------      -------    ------
                              (In millions)          (In thousands)
Manufacturing         W  3,437,683   W   2,804,681   $    2,114,985        72.97      75.65
Whole sale/ retail       1,014,859         802,238          604,960        21.54      21.64
Finance/ Insurance          39,434          40,910           30,850         0.84       1.11
Construction                50,686          30,893           23,296         1.07       0.83
Others                     168,489          28,561           21,538         3.58       0.77
                      ------------   -------------   --------------      -------    -------
Total                 W  4,711,151   W   3,707,283   $    2,795,629       100.00     100.00
                      ============   =============   ==============      =======    =======

(3) Details, by borrower type, of acceptances and guarantees as of December 31, 2001 and 2000 are as follows:

                                                           Translation into
                                                              US Dollars
                                     Korean Won                (Note 2)         Percentage (%)
                           -----------------------------   ----------------    ----------------
                               2000             2001            2001            2000       2001
                           -------------   -------------   ----------------    -------    ------
                                    (In millions)           (In thousands)
Enterprises                W   4,531,392   W   3,664,502   $      2,763,368      96.18     98.85
Households                        11,270          14,220             10,723       0.24      0.38
Public sector and others         168,489          28,561             21,538       3.58      0.77
                           -------------   -------------   ----------------    -------    ------
                           W   4,711,151   W   3,707,283   $      2,795,629     100.00    100.00
                           =============   =============   ================    =======    ======

(4) The financial derivatives contracts as of December 31, 2001 and 2000 are summarized as follows.

      As of and for the year ended December 31, 2001, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are as follows (in millions of Won):

                              Outstanding contract              Gain (Loss) on             Accumulated
                                   amount (*)                       valuation               valuation
                         -----------------------------     -------------------------
        Type                 Trading         Hedging          Trading      Hedging           gain (loss)
--------------------     -------------   --------------    -----------  ------------    ----------------
Currency forward         W   1,403,576   W     329,290     W   14,380   W     20,019    W           4,934
Currency swap                   45,724           9,283         12,458            393                2,930
Currency option (Buy)           39,865               -           (790)             -                 (790)
Currency option (Sell)          46,661               -            790            (59)                 784
                         -------------   -------------     ----------   ------------    -----------------
                             1,535,826         338,573         26,838         20,353                7,858
                         -------------   -------------     ----------   ------------    -----------------
Interest rate swap             168,643         724,944            (88)        23,905               36,135
                         -------------   -------------     ----------   ------------    -----------------
                               168,643         724,944            (88)        23,905               36,135
                         -------------   -------------     ----------   ------------    -----------------
                         W   1,704,469   W   1,063,517     W   26,750   W     44,258    W          43,993
                         =============   =============     ==========   ============    =================

      As of and for the year ended December 31, 2000, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are as follows (in millions of Won):

                              Outstanding contract               Gain (Loss) on             Accumulated
                                   amount (*)                       valuation                valuation
                         -----------------------------     -------------------------
        Type                 Trading         Hedging          Trading        Hedging          gain (loss)
--------------------     -------------   --------------    ------------   -----------     -----------------
Currency forward         W     415,232    W  1,027,828     W      2,794   W   (18,194)     W        (34,554)
Currency swap                  251,940          42,810          (20,262)        2,534               (10,151)
Currency option (Buy)           67,335               -             (974)            -                   974
Currency option (Sell)          73,634               -            1,037             -                  (975)
                         -------------   -------------     ------------   -----------     -----------------
                               808,141       1,070,638          (17,405)      (15,660)              (44,706)
                         -------------   -------------     ------------   -----------     -----------------
Interest rate swap                   -       1,465,389           16,368             -                 2,818
                         -------------   -------------     ------------   -----------     -----------------
                                     -       1,465,389           16,368             -                 2,818
                         -------------   -------------     ------------   -----------     -----------------
                         W     808,141   W   2,536,027     W     (1,037)  W   (15,660)     W        (41,888)
                         =============   =============     ============   ===========      ================

      (*) Derivative contracts for Korean Won to foreign currency is translated into Korean Won using contract exchange rate against foreign currency and the contracts for foreign currency to foreign currency is translated into Korean Won using market exchange rate as of the balance sheet date against purchased foreign currency.

      The outstanding contract amount and the gain or loss on valuation for hedging purpose as described in the table above includes both the derivative transactions accounted for using hedge accounting, pursuant to the Interpretations on Financial Accounting Standards 53-70, and derivative transactions used for hedging activities but not accounted for as hedges. As of December 31, 2001, the Bank does not have derivative transactions used for cash flow hedging activities or accounted for as cash flow hedges. However, the Bank had derivative instruments accounted for as fair value hedges. Hedged items, to which fair value hedge accounting was applied, consist of investment securities and subordinated bonds issued. The hedging derivative instruments such as currency swap and interest rate swap were used to cover exposures to changes in fair value of hedged items resulting from the fluctuations in interest rates.

      Resulting from valuation of hedged items accounted for using fair value hedge accounting, and the gain on valuation of investment securities amounting to W3,936 million (US$2,968 thousand) and W9,685 million, the loss on valuation of investment securities amounting to W137 million (US$103 thousand) and W1,521 million and the loss on valuation of subordinated notes issued amounting to W19,563 million (US$14,752 thousand) and W21,055 million in 2001 and 2000, respectively, were reflected in current operations. The gain or loss on valuation of derivative instruments accounted for using fair value hedge accounting, which amounted to the opposite corresponding amounts resulting from valuation of hedged items, were also reflected in current operations.

      With regard to accounting for the stock index futures traded in Korea Stock Exchange, and the currency futures and the interest rate futures traded in Korea Futures Exchange, the gain or loss on valuation accounted for as settlement accounts in the balance sheet is subject to mark-to-market accounting. For the derivative contracts cleared or carried forward to the subsequent year, the difference between the purchase price (settlement price at the end of prior year for the contracts carried over from prior year) and the clearing price (market price for the contract carried forward to subsequent year without clearing) was accounted for as gain or loss on futures trading. However, there were no unsettled futures contracts as of December 31, 2001 and 2000.

(5) Other commitments as of December 31, 2001 and 2000 are summarized as follows:

                                                                           Translation into
                                                                              US Dollars
                                                      Korean Won              (Note 2)
                                             --------------------------    ----------------
                                                 2000            2001            2001
                                             ------------  ------------    ----------------
                                                     (In millions)           (In thousands)
Commitments                                  W     43,450  W     53,788    $         40,561
Bills endorsed                                    245,703     6,735,030           5,078,825
Loans charge - offs                             2,696,176     2,351,530           1,773,267
Loans sold under repurchase agreements            961,782       835,481             630,029
                                             ------------  ------------    ----------------
                                             W  3,947,111  W  9,975,829    $      7,522,682
                                             ============  ============    ================

(6)   Litigation

      In the normal course of its business, the Bank regular files lawsuits and takes other legal actions in connection with its business, primarily with respect to collection actions.

      As of December 31, 2001 and 2000, the Bank is a plaintiff in 515 lawsuits claiming W242,343 million (US$182,749 thousand ) and 533 lawsuits claiming W241,282 million, respectively, including the case related to collection of debts. The bank is a defendant in 70 lawsuits claiming W941,435 million (US$709,928 thousand ) and 43 lawsuits claiming W53,364 million as of December 31, 2001 and 2000, respectively.

      Among the lawsuits in the Bank is a defendant, the Bank and other two domestic commercial banks are named as defendants in lawsuits for damages of US $657 million (W871.2 billion) filed in the United States. The plaintiff alleges the defendants to be jointly liable for the losses arising from the Lernout & Hauspie's (L&H) bankruptcy. It is alleged that L&H filed fraudulent financial statements and the Bank and the other banks are accused of aiding and assisting, through that the banks factored trade receivables with L&H Korea Co., Ltd.. Different from the allegation of plaintiff, the bank placed general loans collateralized by time deposits to L&H Korea rather than factoring of trade receivables. Management of the Bank does not anticipate the outcome of this lawsuit will have significant effects on the financial condition or operations of the Bank.

(7)   Sales of non-performing loans

      The bank has sold W3,894.6 billion (US$ 2,936.9 million) of non-performing loans from bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for of W2,142.3 billion (US$ 1,615.5 million) from December 15, 1997 to December 31, 2001, which included W2,451.2 billion (US$ 1,848.4 million) of special loans sold with recourse for W1,614.4 billion (US$1,217.4 million).

      As of December 31, 2001, the outstanding balance of the loans sold of which the final selling price has not yet been decided due to the incompleteness of the borrowers' restructuring plan, was W274.6 billion (US$207.1 million). Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2001, the bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W718.5 billion (US$541.8 million) at its sale price converted using exchange rate as of December 31, 2001 (W702.3 billion (US$528.8 million) at its sale price converted using the exchange rate at the disposition date). KAMCO's ability to exercise its right of recourse depends on whether the borrowers comply with their restructuring commitments. Additional losses may be incurred if KAMCO is able to and does execute its right of recourse.

      In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts and trust accounts to special purpose companies
      (SPC) amounting to W90,000 million (US$67,868 thousand) and W27,000 million in 2001 and 2000, respectively, which were intended to reinforce the credit of the assets-backed securities (ABS). No liabilities have been recorded in the bank's non-consolidated financial statements for any such losses that may be incurred from these loans sold with recourse, which could have a material impact on the financial position and the result of operations of the Bank.

28.   ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES:

Assets and liabilities denominated in foreign currencies as of December 31, 2001 and 2000 are summarized as follows:

                                                                                 Translation into
                                                  US Dollars                         Korean Won
                                        --------------------------------    ------------------------------
                                             2000              2001            2000           2001
                                        --------------     -------------    ---------------   ------------
                                                (In thousands)                      (In millions)
Assets
------
Cash and due form banks                 $      493,832     $     175,181    W       622,081   W    232,307
Securities                                     586,067           507,640            738,269        673,182
Loans                                        5,429,387         3,725,309          6,839,399      4,940,132
                                        --------------     -------------    ---------------   ------------
                                        $    6,509,286     $  4,408,130     W     8,199,749   W  5,845,621
                                        ==============     =============    ===============   ============
Liabilities
-----------
Deposits                                $    1,322,928     $   1,400,955    W     1,666,492   W  1,857,807
Borrowings                                   2,774,613         1,757,794          3,495,180      2,331,011
Debentures                                   1,127,464           686,215          1,420,266        909,989
Other liabilities                               27,419            49,357             34,540         65,452
                                        --------------     -------------    ---------------   ------------
                                        $    5,252,424     $   3,894,321    W     6,616,478   W  5,164,259
                                        ==============     =============    ===============   ============

29.   TERM STRUCTURE OF ASSETS AND LIABILITIES:

The term structure of assets and liabilities for disclosing purpose to Financial Supervisory Service (FSS) which exclude merchant accounts as of December 31, 2001 is as follows (in billions of Won):

                                                                                              Classified
                            Less than     Less than   Less than     Less than    More than   substandard
                            3 months      6 months      1 year       3 years      3 years     and below        Total
                         --------------   ---------  -----------  ------------  -----------  -------------  ----------
Due from banks:
    Local currency       W        285.1   W   356.3  W     358.8  W     358.8   W      83.3  W        -     W    442.1
    Foreign currencies            154.5       155.3        156.3        156.3           8.1           -          164.4
Securities:
    Local currency             11,264.9    11,264.9     11,264.9     11,264.9       1,661.1       222.8       13,148.8
    Foreign currencies            151.8       153.3        215.7        228.8         393.2         7.5          629.5
Loans:
    Local currency              5,645.1    10,048.6     17,506.6     20,786.9         862.1       585.3      22,234.3
    Foreign currencies          2,605.7     3,205.6      3,493.0      3,964.1         793.4       130.3       4,887.8
Other Assets:
    Local currency              3,229.8     3,352.3      3,729.0      3,770.6       7,587.0       219.3       11,576.9
    Foreign currencies            154.2       156.6        302.9        337.0         108.3        18.3          463.6
                         --------------  ----------  -----------  -----------   -----------  ----------     ----------
                         W     23,491.1   W28,692.9  W  37,027.2  W  40,867.4   W  11,496.5  W  1,183.5     W 53,547.4
                         ==============  ==========  ===========  ===========   ===========  ==========     ==========
Deposits:
    Local currency       W     14,881.6   W18,518.7  W  23,803.5  W  25,848.6   W   9,748.1  W        -     W 35,596.7
    Foreign currencies          1,406.0     1,524.8      1,857.6      1,857.8             -           -        1,857.8
Borrowings:
    Local currency                807.4       854.8        924.5      1,194.8         471.3           -        1,666.1
    Foreign currencies          1,313.7     2,129.8      2,742.2      2,893.0         695.1           -        3,588.1
Other Liabilities and
  Equity:
    Local currency              2,579.3     3,133.6      3,446.2      4,019.9       6,119.4           -       10,139.3
    Foreign currencies            120.3       120.3        252.9        252.9         446.5           -          699.4
                         --------------  ----------  -----------  -----------   -----------  ----------     ----------
                         W     21,108.3  W 26,282.0  W  33,026.9  W  36,067.0   W  17,480.4  W        -     W 53,547.4
                         ==============  ==========  ===========  ===========   ===========  ==========     ==========

30.   STATEMENTS OF CASH FLOWS:

Cash flows from operating activities are presented by the indirect method. Cash for the purposes of the cash flow statements is cash and due from banks.

Material transactions not involving cash inflows and outflows during 2001 and 2000 are as follows:

                                                                                          Translation into
                                                                                             US Dollars
                                                                   Korean Won                 (Note 2)
                                                        --------------------------------  ----------------
                                                              2000             2001              2001
                                                        ---------------  ---------------  ----------------
                                                                  (In millions)            (In thousands)
Debt to equity swap                                     W       228,325   W      459,358  $        346,398
Write-off of loans resulting from the debt to equity
   swap                                                          61,455                -                 -
Increase in loss on valuation of investment securities          264,433          102,353            77,183
Increase in allowance for possible losses of
   acceptances and guarantees resulting from
   repurchase of the loans sold                                       -            7,146             5,389
Transfer to goodwill from valuation loss on treasury
   stock                                                        100,716                -                 -
                                                        ---------------   --------------  ----------------
                                                        W       654,929   W      568,857  $        428,970
                                                        ===============   ==============  ================

31.   SALE OF SUBSIDIARIES:

The Bank sold its 51 percent ownership in Chohung Securities Co., Ltd. (presently KGI Securities Co., Ltd.) to KGI Korea Ltd. on January 7, 2000 and its 100 percent ownership in Chohung Mutual Savings and Finance Co., Ltd. to Shin An Co., Ltd. and its related party on January 10, 2000. In relation to the sale of Chohung Securities Co., Ltd., the Bank purchased the shares of Chohung Investment Trust and Management Co., Ltd. for W26.4 billion and assumed the liabilities on convertible bonds of W40.8 billion issued by Chohung Securities Co., Ltd.. In relation to the sale of Chohung Securities Co., Ltd. and Chohung Mutual Savings and Finance Co., Ltd., the Bank recorded a loss on sale of investment securities of W19.7 billion and W24.4 billion, respectively, in 2000. Also, the Bank sold its 100 percent ownership in Kangeun Mutual Savings and Finance Co., Ltd. to Choonchun Mutual Savings and Finance Co., Ltd. on April 6, 2000 and its 69.55 percent ownership in Chohung Capital Co., Ltd. to KEP Electronic Co., Ltd. and Samai Industrial Co., Ltd. on November 23, 2000. In relation to the sale of Kangeun Mutual Savings and Finance Co., Ltd., the Bank increased its equity investment by W3.5 billion as a compensation to equalize the assets and liabilities of Kangeun Mutual Savings and Finance Co., Ltd. and committed to provide a credit line to maintain the liquidity of Kangeun Mutual Savings and Finance Co., Ltd. for next 3 years. In relation to the sale of Kangeun Mutual Savings and Finance Co., Ltd. and Chohung Capital Co., Ltd., the Bank recorded a loss on sale of investment securities of W1.8 billion and W29.9 billion, respectively, in 2000.

32.   AGREEMENT ON IMPLEMENTATION OF MANAGEMENT IMPROVEMENT PLAN:

On January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a total of W2,717.9 billion capital injection from the Korea Deposit Insurance Corporation (KDIC) on February 19, 1999, May 7, 1999 and September 30,1999 . As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Under the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed unprofitable branch offices. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC which contains the conditions that the Bank would lower the ratio of non-performing loans below 4.0 percent, meet the return on assets of 1.0 percent, achieve W230 million (US$173 thousand) of the operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002. Whether or not its revised management improvement plans are achieved may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

                                                                      APPENDIX 5

CHOHUNG BANK

NON-CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2002
TOGETHER WITH INDEPENDENT PUBLIC
ACCOUNTANTS' REPORT

                     INDEPENDENT PUBLIC ACCOUNTANTS' REPORT

           English Translation of a Report Originally Issued in Korean

To the Shareholders and Board of Directors of Chohung Bank:

We have audited the accompanying non-consolidated balance sheets of the Bank Accounts of Chohung Bank (the "Bank") as of December 31, 2001 and 2002 and the related statements of operations, disposition of accumulated deficit and cash flows for the years then ended, all expressed in Korean won. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chohung Bank as of December 31, 2001 and 2002 and the results of its operations, changes in its accumulated deficit and its cash flows for the years then ended, in conformity with financial accounting standards in the Republic of Korea (see Note 2).

The translated amounts in the accompanying financial statements have been translated into US dollars, solely for the convenience of the reader, on the basis set forth in Note 2.

As discussed in Note 7 (8), as of December 31, 2002, amounts owed by Hynix Semiconductor Inc. and Hyundai Merchant Marine Co., Ltd., which include loans, payment guarantees and others, amounted to W375.2 billion (US$312.6 million) and W197.8 billion (US$164.8 million), respectively, and the Bank has provided an allowance for possible loan losses amounting to W333.1 billion (US$277.5 million). In addition, amounts owed by Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd., which include loans, payment guarantees and others, amounted to W424.2 billion (US$353.4 million) and W137.2 billion (US$114.3 million), respectively, and the Bank has provided an allowance for possible loan losses amounting to W258.3 billion (US$215.2 million). The potential impact on the Bank's operations of the liquidity problems and uncertain business environment Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

As discussed in Note 27 (7), from December 15, 1997 to December 31, 2002, the Bank sold W3,894.6 billion (US$ 3,244.4 million) of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for W2,124.5 billion (US$1,769.8 million), which included W2,451.2 billion (US$2,042.0 million) of special loans sold with recourse for W1,596.6 billion (US$1,330.1 million). Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2002, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W273.0 billion (US$227.4 million) at its sale price converted using the exchange rate at December 31, 2002. In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies
(SPC) amounting to W90.0 billion in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC. The Bank estimated and reserved W30.0 billion (US$25.0 million) allowance for possible losses for these obligations.

As explained in Notes 19 and 31, on January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a total of W2,717.9 billion capital injection from the Korea Deposit Insurance Corporation (KDIC) on February 19, 1999, May 7, 1999 and September 30, 1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Based on the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent and 3.5 percent in 2002 and 2003, respectively, meet the BIS capital adequacy ratio of 10.0 percent by December 31, 2002, 10.3 percent by March 31, 2003, 10.5 percent by June 30, 2003, 10.7 percent by September 30, 2003 and 11.0 percent by December 31, 2003, meet the return on assets of 0.5 percent by June 30, 2002, 0.8 percent by September 30, 2002 and 1.0 percent by December 31, 2002 and 2003, achieve W230 million (US$192 thousand) of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002 and 2003. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. As of December 31, 2002, the Bank failed to achieve the "return on assets" (ROA) target of 1.0 percent and BIS ratio target of 10.0 percent among the required management index targets contained in the agreement. As of the report date, the Bank has not received any request or order from FSC or KDIC and does not expect to receive a request or order as penalty for the non-attainment of management index targets mentioned above. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

As explained in Note 32, on January 23, 2003, the KDIC, which owns 80.04% of the Bank, selected a consortium led by Shinhan Financial Group as the prime bidder for the sale of its shares in accordance with the resolution of Public Fund Oversight Committee (PFOC). The change in major shareholder might cause change in the Bank's operational environment. However, the change in major shareholder itself and the potential impact of the change on the Bank's operations cannot presently be determined.

As explained in Note 2, beginning in 2002, the Bank has increased its minimum rates of loss provision and has provided additional provision for unused credit and others in accordance with the request of the Financial Supervisory Service, and based on the significant increase in the household loans and credit card accounts and deterioration of their delinquency ratios. As a result of this change in accounting estimates, the Bank has provided additional W165.1 billion (US$137.5 million) of loan loss provision and other allowance in 2002 when compared with the previous method.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Anjin & Co.
An associate member firm of Deloitte Touche Tohmatsu

Seoul, Korea
January 30, 2003

                                  CHOHUNG BANK

                         NON-CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2002

                                                                                                           Translation into
                                                                                                              US Dollars
                                                                                    Korean Won                 (Note 2)
                                                                          -----------------------------    ----------------
                                                                              2001            2002                2002
                                                                          ------------    -------------    ----------------
                                                                                   (In millions)            (In thousands)
                                     ASSETS

Cash and due from banks
     (Notes 3, 4, 26, 28 and 29)                                          W  2,037,861    W   2,698,816      $  2,248,264
Trading securities (Notes 5, 28 and 29)                                      1,236,926          990,179           824,874
Investment securities (Notes 6, 12, 28 and 29)                              12,839,355       10,082,398         8,399,199
Loans (Notes 7, 8, 9, 26, 27, 28 and 29)                                    34,443,040       45,328,520        37,761,179
Fixed assets (Notes 10, 12, 13 and 29)                                       1,565,775        1,415,312         1,179,034
Other assets (Notes 11 and 29)                                               3,903,339        5,681,063         4,732,641
                                                                          ------------    -------------      ------------
                Total assets                                              W 56,026,296    W  66,196,288      $ 55,145,191
                                                                          ============    =============      ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
    Deposits (Notes 14, 26, 28 and 29)                                    W 38,922,144    W  45,125,839      $ 37,592,335
    Borrowings (Notes 15, 26, 28 and 29)                                     7,429,731        6,843,721         5,701,201
    Debentures (Notes 16, 28 and 29)                                         2,419,676        5,672,349         4,725,382
    Other liabilities (Notes 17, 18, 28 and 29)                              4,718,923        6,262,081         5,216,662
                                                                          ------------    -------------      ------------
                Total liabilities                                           53,490,474       63,903,990        53,235,580
                                                                          ------------    -------------      ------------
SHAREHOLDERS' EQUITY (Notes 19 and 29):
    Common stock                                                             3,395,391        3,395,592         2,828,717
    Capital surplus                                                                  -                -                 -
    Other reserves                                                               9,145           10,619             8,846
    Accumulated deficit (net income of W522,531 million in 2001 and net
      loss of W586,045 million in 2002)                                       (388,792)        (931,362)         (775,877)
    Capital adjustments                                                       (479,922)        (182,551)         (152,075)
                                                                          ------------    -------------      ------------
                Total shareholders' equity                                   2,535,822        2,292,298         1,909,611
                                                                          ------------    -------------      ------------
                Total liabilities and shareholders' equity                W 56,026,296    W  66,196,288      $ 55,145,191
                                                                          ============    =============      ============

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                    NON-CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                                                                           Translation into
                                                                                                              US Dollars
                                                                                    Korean Won                 (Note 2)
                                                                          -----------------------------    ----------------
                                                                              2001            2002                2002
                                                                          ------------    -------------    ----------------
                                                                                   (In millions)            (In thousands)
INTEREST INCOME AND DIVIDENDS (Note 26):
     Interest on due from banks                                           W     56,843    W      22,023        $  18,346
     Interest and dividends on trading securities                               69,240           72,172           60,123
     Interest and dividends on investment securities                           872,714          687,155          572,438
     Interest on loans (Note 20)                                             2,867,906        3,031,095        2,525,071
     Other interest income                                                      95,804           37,404           31,160
                                                                          ------------    -------------        ---------
                                                                             3,962,507        3,849,849        3,207,138
                                                                          ------------    -------------        ---------
INTEREST EXPENSE (Note 26):
     Interest on deposits                                                    1,680,584        1,508,118        1,256,346
     Interest on borrowings                                                    409,053          254,333          211,874
     Interest on debentures                                                    204,137          264,338          220,208
     Other interest expense                                                     50,365           79,382           66,130
                                                                          ------------    -------------        ---------
                                                                             2,344,139        2,106,171        1,754,558
                                                                          ------------    -------------        ---------

NET INTEREST INCOME                                                          1,618,368        1,743,678        1,452,580
PROVISION FOR POSSIBLE LOAN LOSSES                                             751,295        1,542,948        1,285,361
                                                                          ------------    -------------        ---------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES                   867,073          200,730          167,219

NON-INTEREST INCOME:
     Fees and commissions (Note 21)                                            532,484          763,691          636,197
     Gain on sale of trading securities                                         85,051           24,201           20,161
     Gain on valuation of trading securities                                     3,657            5,856            4,878
     Gain on foreign currency trading                                          202,946          145,089          120,868
     Gain on derivatives trading                                               273,379          440,856          367,258
     Fees and commissions from trust accounts (Note 2)                          64,238           49,012           40,829
     Other non-interest income (Note 22)                                       321,286          178,186          148,439
                                                                          ------------    -------------        ---------
                                                                             1,483,041        1,606,891        1,338,630
                                                                          ------------    -------------        ---------

                                                                     (continued)

                                  CHOHUNG BANK

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                                                             Translation into
                                                                                                US Dollars
                                                                           Korean Won            (Note 2)
                                                                  -------------------------  ----------------
                                                                     2001          2002             2002
                                                                  -----------   -----------  ----------------
                                                                           (In millions)      (In thousands)
NON-INTEREST EXPENSES:
     Commissions                                                  W   108,156   W   166,603     $   138,789
     General and administrative expenses (Note 23)                    712,739       856,328         713,369
     Loss on foreign currency trading                                 111,570       104,270          86,863
     Loss on derivatives trading                                      259,668       398,694         332,135
     Contribution to Credit Guarantee Fund                             36,639        45,249          37,695
     Loss on sale of loans (Note 7)                                   380,757        16,641          13,863
     Loss on sale of trading securities                                41,089         5,590           4,657
     Loss on valuation of trading securities                            1,915           150             124
     Payments to guaranteed return trust accounts (Note 2)             20,946       57, 675          48,046
     Other non-interest expenses (Note 24)                            340,210       767,581         639,438
                                                                  -----------   -----------     -----------

                                                                    2,013,689     2,418,781       2,014,979
                                                                  -----------   -----------     -----------

ORDINARY INCOME (LOSS)                                                336,425      (611,160)       (509,130)
EXTRAORDINARY GAIN (LOSS)                                                   -             -               -
                                                                  -----------   -----------     -----------

INCOME (LOSS) BEFORE INCOME TAX EXPENSE                               336,425      (611,160)       (509,130)

INCOME TAX EXPENSE (BENEFITS) (Note 25)                              (186,106)      (25,115)        (20,922)
                                                                  -----------   -----------     -----------

NET INCOME (LOSS)                                                 W   522,531   W  (586,045)    $  (488,208)
                                                                  ===========   ===========     ===========

NET INCOME (LOSS) PER COMMON SHARE (in Currency Units) (Note 2)   W       799   W      (870)    $     (0.72)
                                                                  ===========   ===========     ===========

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                STATEMENTS OF DISPOSITION OF ACCUMULATED DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                                                        Translation into
                                                                                           US Dollars
                                                                    Korean Won              (Note 2)
                                                              ----------------------    ----------------
                                                                2001         2002             2002
                                                              ---------    ---------    ----------------
                                                                   (In millions)         (In thousands)
ACCUMULATED DEFICIT BEFORE DISPOSITION:
     Balance at beginning of year                             W(850,329)   W(388,792)      $(323,886)
     Cumulative effect of accounting changes (Note 2)             1,176            -               -
     Adjustment of retained earnings of subsidiaries valued
      using the equity method (Note 19)                            (270)          36              30
     Net income (loss)                                          522,531     (586,045)       (488,208)
     Other statutory reserves                                    (1,675)      (1,740)         (1,450)
     Amortization of discount on stock issued below par
      value (Note 19)                                              (816)           -               -
     Loss on disposal of treasury stock (Note 19)               (59,409)           -               -
                                                              ---------    ---------       ---------
     Balance at end of year                                    (388,792)    (976,541)       (813,514)
                                                              ---------    ---------       ---------
DISPOSITION:
     Disposition of capital in excess of par value                    -           24              20
     Disposition of other capital surplus                             -       45,155          37,617
                                                              ---------    ---------       ---------
                                                                      -       45,179          37,637
                                                              ---------    ---------       ---------
UNDISPOSED ACCUMULATED DEFICIT TO BE CARRIED FORWARD TO
  SUBSEQUENT YEAR                                             W(388,792)   W(931,362)      $(775,877)
                                                              =========    =========       =========

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                                                              Translation into
                                                                                               US Dollars
                                                                       Korean Won                 (Note 2)
                                                              ------------    ------------    ----------------
                                                                  2001            2002              2002
                                                              ----------------------------    ----------------
                                                                      (In millions)            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                        W    522,531    W   (586,045)     $   (488,208)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
        Depreciation and amortization                              183,823         189,790           158,106
        Provision for possible loan losses                         751,295       1,542,948         1,285,362
        Provision for severance benefits                            19,517          32,763            27,293
        Loss on disposal of fixed assets, net                        4,365          10,230             8,522
        Loss on sale of loans, net                                 379,933          16,238            13,527
        Gain on sale of trading securities, net                    (43,962)        (18,611)          (15,504)
        Gain on valuation of trading securities, net                (1,742)         (5,706)           (4,753)
        Payment of severance benefits                             (129,740)         (1,891)           (1,575)
        Other, net                                                (248,508)        454,459           378,590
                                                              ------------    ------------      ------------
     Net cash provided by operating activities                   1,437,512       1,634,175         1,361,359
                                                              ------------    ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net increase in loans                                      (5,572,912)    (12,629,682)      (10,521,228)
     Proceeds on sale of fixed assets                               34,199          75,475            62,875
     Purchase of fixed assets                                      (89,536)       (126,713)         (105,559)
     Net decrease (increase) in investment securities           (1,136,696)      2,867,349         2,388,661
     Proceeds from sale of trading securities                      570,715         271,064           225,811
     Other, net                                                    473,002          (5,477)           (4,562)
                                                              ------------    ------------      ------------
     Net cash used in investing activities                      (5,721,228)     (9,547,984)       (7,954,002)
                                                              ------------    ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits                                    4,529,204       6,203,695         5,168,023
     Net decrease in borrowings                                   (826,052)       (703,035)         (585,667)
     Net increase (decrease) in debentures                        (636,892)      3,172,501         2,642,870
     Disposition of treasury stock                                  29,417         118,057            98,348
     Issuance of common stock other                                    -               225               187
     Other, net                                                    186,905        (216,679)         (180,506)
                                                              ------------    ------------      ------------

     Net cash provided by financing activities                   3,282,582       8,574,764         7,143,256
                                                              ------------    ------------      ------------

NET INCREASE (DECREASE) IN CASH                                 (1,001,134)        660,955           550,612

CASH, BEGINNING OF YEAR                                          3,038,995       2,037,861         1,697,652
                                                              ------------    ------------      ------------

CASH, END OF YEAR (Note 30)                                   W  2,037,861    W  2,698,816      $  2,248,264
                                                              ============    ============      ============

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                 NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2002

1. GENERAL:

Chohung Bank (the "Bank") was established on October 1, 1943 under the Korean Banking Law as a result of the merger of Han Sung Bank, which was established on February 19, 1897, and Dong Il Bank, which was established on August 8, 1906, to engage in commercial banking and trust operations. In addition to the head office in Seoul, the Bank operates 467 domestic branches, and 69 depositary offices throughout the Republic of Korea and 6 overseas branches as of December 31, 2002. The shares of the Bank were listed on the Korea Stock Exchange on March 3, 1956 and on the London Stock Exchange for Global Depositary Receipts
(GDRs) on December 5, 1996. The Bank acquired Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively.

In response to general unstable economic conditions, the Korean government and the private sector have been implementing structural reforms to historical business practices. Implementation of these reforms is progressing slowly, particularly in the areas of restructuring private enterprises and reforming the banking industry. The Korean government continues to apply pressure to Korean companies to restructure into more efficient and profitable firms. The Bank may be either directly or indirectly affected by these general unstable economic conditions and the reform program described above. The accompanying financial statements reflect management's assessment of the impact to date of the economic situation on the financial position of the Bank. Actual results may differ materially from management's current assessment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Financial Statement Presentation

The Bank maintains its official accounting records in Korean won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles and banking accounting standards generally accepted in the Republic of Korea. Certain accounting principles and banking accounting standards applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles and banking accounting practices in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements. Certain information included in the Korean language financial statements, but not required for a fair presentation of the Bank's financial position or results of operations, is not presented in the accompanying financial statements.

The U.S. dollar amounts presented in these financial statements were computed by translating the Korean Won into US dollars based on the Bank of Korea (BOK) Basic Rate of W1,200.40 to US$1.00 at December 31, 2002, solely for the convenience of the reader. The convenience translations into US dollars should not be construed as a representation that the Korean Won amounts have been, could have been, or could in the future be, converted at this or any other rate of exchange.

The significant accounting policies followed in the preparation of its financial statements are summarized below.

Classification of Securities

In accordance with the banking accounting standards, marketable debt and equity securities purchased for short-term trading are classified as trading securities and the others are classified as investment securities.

Valuation of Trading Securities

Trading equity and debt securities are recorded at acquisition cost. If the fair value of trading securities differs from the book value determined by the moving average method for stocks and the specific identification method for bonds, the securities are stated at fair value and the valuation gain or loss is reflected in current operations.

Valuation of Investment Securities

(1) Equity Securities

Equity securities held for investment (excluding those accounted for using the equity method discussed in the next paragraph) that are not actively quoted (unlisted securities) are stated at acquisition cost determined by the moving average method. Actively quoted (listed) securities, including those traded over the counter, are stated at fair value with the valuation gain or loss recorded as a capital adjustment. If the fair value of listed equity securities or the net equity value of unlisted equity securities held for investment declines compared to the acquisition cost and is not expected to recover (impaired investment securities), the value of the equity securities is adjusted to fair value or net equity value, with the valuation loss charged to current operations.

Equity securities held for investment, that are in companies in which the Bank is able to exercise significant influence over the investees (if the Bank held 15 percent or more, the Bank is considered being able to exercise significant influence in accordance with the Bank Law), are accounted for using the equity method. The Bank's share in net income or net loss of the investees is reflected in current operations. Changes in the retained earnings, capital surplus or other capital accounts of the investees are accounted for as an adjustment to retained earnings or to capital adjustments.

The investment in the Stock Market Stabilization Fund (SMSF) is stated at fair value with the valuation gain or loss credited or charged to current operations. The stocks distributed by SMSF are recorded as trading or investment securities at fair value and treated as a return of investment. Cash distributed by SMSF as dividends or as a return of investment equity are also treated as a return of investment.

(2) Debt Securities

Debt securities held for investment are classified as either held-to-maturity investment debt securities or available-for-sale investment debt securities at the time of purchase. Investments in debt securities are classified as available-for-sale investment debt securities as follows.

(1) All held-to-maturity investment debt securities if some portion of them is sold during current period

(2) Securities obliged to be sold before maturity by legal regulations

(3) Securities to be accounted for as investment securities impairment loss

Held-to-maturity investment debt securities are stated at acquisition cost determined by the specific identification method. When the face value of held-to-maturity investment debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. Available-for-sale investment debt securities are stated at fair value, with the resulting valuation gains or losses recorded as a capital adjustment. If the fair value of held-to-maturity or available-for-sale investment debt securities declines compared to the acquisition cost and is not expected to recover (impaired investment securities), the carrying value of the debt securities is adjusted to fair value with the resulting valuation loss charged to current operations.

(3) Gain or Loss on Valuation of Investment Securities

The net unrealized gain or loss, except for gain or loss on valuation using the equity method or valuation of investment equity in SMSF, is presented as gain or loss on valuation of investment securities in capital adjustments. An unrealized valuation gain or loss of investment securities incurred in subsequent periods is deducted from or added to the previous balance of unrealized valuation gain or loss of investment securities. When investment securities are sold, the unrealized valuation gain or loss of investment securities included in the capital adjustment account is added to or deducted from gain or loss on disposal. With respect to impaired investment securities, any unrealized valuation gain or loss on the securities previously included in the capital adjustment account is recorded in current operations as an impairment loss.

(4) Recovery of Impaired Investment Securities

If the fair value of any investment equity securities or investment debt securities previously recognized as impaired subsequently recovers, in the case of marketable equity securities and available-for-sale debt securities, the increase in value is recorded in current operations up to the amount of the previously recognized impairment loss and any excess is recorded as a capital adjustment. In the case of unlisted equity securities and held-to-maturity debt securities, the increase in value is recorded in current operations up to the amount of the previously recognized impairment loss.

(5) Reclassification of Securities

If the Bank's objectives change, trading securities can be reclassified to investment securities, but only as of a balance sheet date. The difference between the fair value and the book value of the trading securities to be reclassified as of the balance sheet date is recognized as gain or loss on valuation of trading securities and credited or charged to current operations. The fair value of trading securities is the new cost basis of reclassified investment securities. Investment securities cannot be reclassified to trading securities.

Allowance for Possible Loan Losses and Other Losses

The Supervisory Regulation of Banking Business (the "Supervisory Regulation") legislated by the Korean Financial Supervisory Commission (FSC) requires the Bank to classify all credits into five categories as normal, precautionary, substandard, doubtful, or estimated loss based on borrowers' repayment capability and historical financial transaction records. The Supervisory Regulation also requires providing the minimum rate of loss provision for each category as described in the next paragraph. In accordance with the Supervisory Regulation and the Accounting Standards for the Banking Industry applied from January 1, 1999, the Bank classifies loans to corporate borrowers, including the securities that have credit attributes such as commercial paper, privately placed bonds and financing lease receivables, into ten categories according to past repayment history including any overdue period, the bankruptcy status of the borrower, and future debt repayment capability based on the borrower's business performance, financial status, cash flows, collateral, industry characteristics and evaluation of the management. Loans to individual business operations and households are also classified into ten categories based only on the past repayment history.

As required by the FSC, the loans to enterprises are classified as of the balance sheet dates as normal, precautionary, substandard, doubtful, or estimated loss. The allowance for possible loan losses is then calculated on the category balances using the prescribed minimum percentages of 0.5 percent or more, 2 percent or more, 20 percent or more, 50 percent or more and 100 percent, respectively. However, the Bank does not provide allowances for the loans to the Korean government and local government entities, call loans, bonds bought under resale agreements, inter-bank loans, and inter-bank loans in foreign currencies, which are classified as normal, as it is not required by the Accounting Standards for the Banking Industry. The loans to households and the credit card receivables are also classified as of the balance sheet dates as normal, precautionary, substandard, doubtful, or estimated loss. Beginning in 2002, the Bank increased the allowance ratio for the loans to households to 0.75 percent or more, 8 percent or more and 55 percent or more classified as normal, precautionary and doubtful, respectively. Also, the allowance ratios for credit card receivables were raised to 1 percent or more, 12 percent or more, and 60 percent or more classified as normal, precautionary and doubtful, respectively. In addition, for the secured household loans newly placed after September 9, 2002, if the ratio of loans to collateral value (loan to value; LTV) exceeds 60 percent, the Bank provides the allowance for possible loan losses of 1 percent or more for the normal and 10 percent or more for the precautionary instead of providing 0.5 percent or more for the normal and 2.0 percent or more for the precautionary.

As required by the FSC, the Bank also provides an allowance for possible losses on confirmed acceptances and guarantees. Confirmed acceptances and guarantees are classified as of the balance sheet dates using the same criteria used for loan classification. An allowance is then calculated, using 20 percent or more for confirmed acceptances and guarantees classified as substandard, 50 percent or more for doubtful and 100 percent for estimated loss. No allowance is provided for those confirmed acceptances and guarantees classified as normal and precautionary. Additionally, as prescribed in the debt restructuring accounting standard, loans on companies that were applied for debt restructuring due to the work-out, court receivership or composition and other restructuring process, an allowance for possible loan losses is provided for the residual amount after deducting the present value. The allowance for possible losses on confirmed acceptances and guarantees is presented in other liabilities. This additional provision is included in the non-interest expense.

In addition, beginning in 2002, the Bank provides other allowance in other liabilities, which includes (i) 1 percent for certain portion of unused cash advance facility (75 percent of the facility less used balance) of active credit card accounts having transaction records during the recent one year and, (ii) for the expected future expenses due to the bonus point given to credit card users and, (iii) expected losses from the recourse obligation provided to KAMCO in relation to sales of non-performing loans and (iv) expected losses from the pending lawsuits. The Bank accounts for these other bad debts expense in the caption of non-interest expense.

Restructuring of Loans

A loan, whose contractual terms are modified in a troubled debt restructuring through execution of workout plan, court receivership, commencement of corporate reorganization and mutual agreement, is accounted for at the present value of expected future cash flows, if the book value of the loan differs from the present value. The difference between the book value and present value is offset against the allowance for possible loan losses, and any remaining amounts are charged to operations as bad debt expense. The difference between the book value of a loan and its present value is recorded as present value discount, which is presented as a deduction from the loan. The present value discount is amortized over the remaining restructuring period using the effective interest rate method, and the amortization is recorded as interest income.

Recognition of Interest Income

The Bank recognizes the interest income earned on loans, call loans, long-term deposits with other banks and securities on an accrual basis, except for the interest income on loans having overdue interest, dishonored bills bought in foreign currencies, and all credits to the customers that are bankrupt, given a grace period or a reduction or exemption of interest payments, or listed as watch list clients by the Korean Banking Authorities, where interest income is recognized on a cash basis. As of December 31, 2001 and 2002, the principal amount of loans of which the accrued interest income was not recorded in the financial statements based on the stated criteria amounted to W3,633.6 billion and W6,927.7 billion (US $ 5,771.2 million), respectively, and the related accrued interest income not recognized amounted to W290.1 billion and W855.0 billion (US $ 712.3 million), respectively.

Accounting for Leases

The Bank accounts for its leasing business using either the operating method or the direct financing method, depending on the terms of the lease. A direct financing lease prohibits the lessee from canceling the contract during the lease period and has the following options; ownership of the lease property is transferred to the lessee, the right to purchase the leased property at a price lower than the fair value, the lease period exceeds 75percent of the estimated economic useful life of the leased property, or the present value of the basic lease payment exceeds 90 percent of the fair value of the leased property.

Under the operating method, income is recognized as the lease payment becomes receivable over the life of the lease.

Under the direct financing method, the excess of the present value of the total lease payments to be recorded during the lease term over the cost of the leased property (with no residual value) constitutes unearned interest income, which is recognized as revenue over the term of the lease using the effective interest method.

Valuation of Receivables and Payables at Present Value

Receivables and payables arising from long-term installment transactions, long-term borrowing and lending transactions and other similar transactions are stated at the present value of expected future cash flows with the gain or loss on valuation of the related receivables and payables reflected in current operations, unless the difference between nominal value and present value is immaterial. The present value discount or premium is amortized using the effective interest rate method with the amortization recorded as interest income or interest expense.

Tangible Assets and Depreciation

Tangible assets included in fixed assets are stated at acquisition cost, except for assets revalued upward in accordance with the Asset Revaluation Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or the extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as follows:

                                    In Years
                                    --------
Buildings                            40~60
Equipment and furniture                5
Leasehold improvements                 5

Intangible Assets

Intangible assets other than goodwill included in fixed assets are recorded at the production costs or purchase costs plus incidental expenses less accumulated amortization. Intangible assets are amortized using the straight-line method over the estimated economic useful lives of the related assets or the activity method.

The excess of the consideration paid for business combinations over the net assets transferred is classified as goodwill, which is amortized using the straight-line method over 5 years. Goodwill was recognized from the acquisitions of Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively, and adjusted subsequently due to the revaluation of treasury stocks acquired in relation to those business combinations.

Valuation Allowance for Non-Business Use Property

Non-business use property included in fixed assets is recorded when the Bank acquires collateral on a foreclosed mortgage. No depreciation is provided for this asset. However, if the auction price of the foreclosed asset is lower than the book value, the difference is provided as a valuation allowance with the valuation loss charged to current operations.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Accrued Severance Benefits

Employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with the Bank, based on their length of service and rate of pay at the time of termination. The accrued severance indemnities that would be payable assuming all eligible employees were to resign as of December 31, 2001 and 2002 are W20,688 million and W51,560 million (US$42,952 thousand), respectively. Actual payments of severance indemnities amounted to W129,740 million and W1,891 million (US$1,575.3 thousand) in the years ended December 31, 2001 and 2002, respectively. The actual payment of severance indemnities included interim settlements of severance pay of W126,063 million for the year ended December 31, 2001 and W8 million of amounts increased due to the fluctuation of exchange rates for the year ended December 31, 2002.

Funding of the severance liability is not required. However, in order to obtain a tax deduction, the Bank has purchased an employee retirement trust, which meets the funding requirements for tax purposes, and made deposits with Korea Exchange Bank as of December 31, 2002. The deposits amounting to W30,000 million (US$24,992 thousand) as of December 31, 2002 are presented as a deduction from accrued severance benefits.

Bonds under Resale or Repurchase Agreements

Bonds purchased under resale agreements are recorded as loans and bonds sold under repurchase agreements are recorded as borrowings, when the Bank purchases or sells securities under resale or repurchase agreements.

Accounting for Financial Derivatives

The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purposes. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability.

Hedge accounting is classified into fair value hedges and cash flow hedges. Fair value hedge accounting and cash flow hedge accounting are applied only to the financial derivative instruments that meet certain criteria for hedge accounting of financial derivative instruments used for hedging activities. Fair value hedge accounting is applied to a financial derivative instrument designated to hedge the exposure to the changes in the fair value of an asset or a liability or a firm commitment (a hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged items attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated to hedge the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment, and the ineffective portion is reflected in current operations. The effective portion of gain or loss recorded as capital adjustment is reclassified into current earnings in the same period during which the hedged expected transaction actually affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

Payments to Guaranteed Return Trust Accounts

With respect to certain trust account products, the Bank guarantees the repayment of the principal and, in certain cases, a fixed rate of return. If income from such trust accounts is insufficient to pay the guaranteed amount, such a deficiency is satisfied by using special reserves maintained in the trust accounts, offsetting trust fee payable to bank accounts and receiving compensation contributions from the bank accounts of the Bank. For the years ended December 31, 2001 and 2002, the Bank recorded trust management fees of W64,238 million and W49,013 million (US$40,831 thousand), respectively, and trust cancellation charge income of W2,446 million and W377 million (US$314 thousand), respectively. The Bank paid compensating contributions to guaranteed return trusts of W20,946 million and W57,675 million (US$48,046 thousand) in 2001 and 2002, respectively, to cover deficiencies, which were reflected as non-interest expenses of the bank accounts and as other income of the trust accounts. As a result, the Bank recorded a gain from the operation of trust business of W45,738 million and loss of W8,285 million (US$6,902 thousand) for the years ended December 31, 2001 and 2002, respectively.

Accounting for Stock Options

Stock options are valued at fair value pursuant to the Interpretations on Financial Accounting Standards 39-35 on accounting for stock options. The fair value of stock options is charged to general and administrative expenses in the statement of operations and credited to capital adjustments as stock option cost over the contract term of the services provided.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the changes in the deferred income taxes. The difference between the amount currently payable for the period and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods.

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the BOK Basic Rate (W1,326.10 and W1,200.40 to US$1.00 at December 31, 2001 and 2002, respectively) or cross rates for other currencies as of the balance sheet dates. Translation gains and losses are credited or charged to operations. Financial statements of overseas branches and subsidiaries in which investments are accounted for using the equity method are translated based on BOK Basic Rate at the balance sheet dates.

Earnings per Share

Ordinary income (loss) per common share and net income (loss) per common share are computed by dividing ordinary income (loss) (after deducting the tax effect) and net income (loss), respectively, by the weighted average number of common shares outstanding during the year. The number of shares used in computing earnings per share was 654 million and 674 million in 2001 and 2002, respectively. Ordinary income (loss) and net income (loss) on common shares were as follows:

                                                          Translation into
                                                             US Dollars
                                        Korean Won            (Note 2)
                                  ---------------------   ----------------
                                     2001       2002            2002
                                  ---------  ----------   ----------------
                                      (In millions)        (In thousand)
Net income (loss)                 W 522,531  W (586,045)     $(488,208)
Extraordinary gain                        -           -              -
Income tax on extraordinary gain          -           -              -
                                  ---------  ----------      ---------
Ordinary income (loss)            W 522,531  W (586,045)     $(488,208)
                                  =========  ==========      =========

Diluted ordinary income (loss) per common share and net income (loss) per common share represent the ordinary income (loss) and net income (loss) divided by the number of common shares and diluted securities. Stock options have a certain dilution effect on earnings per share as the average stock price of the Bank's common shares for the year ended December 31, 2002 (W5,502) is above the exercise price of the stock options (W5,000). However, dilution effect from stock options was not ultimately incurred as the increase in the ratio in the denominator is less than that of the numerator. As a result, the diluted ordinary income (loss) per common share and diluted net income (loss) per common share are equal to the ordinary income (loss) and net income (loss) per common share. The diluted securities for the year ended December 31, 2002 are 673,757,609 shares. Stock warrants and stock options have no dilution effects on earning per share for the year ended December 31, 2001 because the average stock prices of the Bank for the year ended December 31, 2001 (W2,516) are below the exercise prices of the stock options (W5,000 and W5,790). For this reason, diluted ordinary income (loss) per common share and net income (loss) per common share were not calculated for the year ended December 31, 2001 and 2002. The dilutive securities as of December 31, 2002 are summarized as follows:

                                Face value                                Common stocks to
            Item               (In millions)        Exercise period           be issued                     Remarks
---------------------------    -------------    ---------------------    -----------------      ---------------------------------
Stock options (see Note 19)         -           2003.3.28 ~ 2006.3.27      969,200 shares       W5,000 paid in cash upon exercise
Stock options (see Note 19)         -           2004.3.10 ~ 2007.3.9       664,000 shares       W5,000 paid in cash upon exercise
Stock options (see Note 19)         -           2004.3.30 ~ 2007.3.29      312,000 shares       W5,657 paid in cash upon exercise

The detachable stock warrants were granted with separable type on November 22, 1999 when the Bank issued bonds with warrants amounting to W550,000 million with three year maturity and 10 percent coupon rate per annum. The subscription right given to these stock warrants was 1 share for each W5,790 bond par value, which expired on October 22, 2002 after 40,314 warrants were exercised during 2002.

Changes in Accounting Principle and Estimates

Beginning in 2002, in accordance with the change in the Executive Guideline of the Supervisory Regulation of Banking Business issued by the Financial Supervisory Service, the accounting treatment applied to Banker's Usance transactions was changed by the Bank; all banker's usance, regardless of whether the Bank provides funded credit directly or not, are now accounted for as "loans and borrowings in foreign currencies" rather than accounted for as "acceptance" using contra accounts as an off-balance items. Due to the changes in this accounting treatment, W928,027 million loans in foreign currencies, W17,333 million other deposits and W945,360 million borrowings in foreign currencies increased and W1,037,268 million loans in foreign currencies, W25,078 million other deposits and W1,062,346 million borrowings in foreign currencies increased as of December 31, 2001 and 2002, respectively, compared to the previous accounting treatment. Solely for the comparative purpose, the financial statements of 2001 were restated based on the change in the regulation of banking business issued by the Financial Supervisory Service.

To reflect the economic substance of transactions and appropriately match revenues to expenses, the Bank changed its depreciation method from half-year basis to monthly basis for newly acquired tangible fixed assets. This change in depreciation method is accounted for as a change in accounting estimate, however, the effect on the financial statements is considered immaterial.

The Bank previously set the allowance for possible loan losses on the households and credit card accounts at 0.5 percent or more of the loan balances classified as normal, and 2 percent or more and 50 percent or more of the loan balances classified as precautionary and doubtful, respectively. However, beginning in 2002, the bank increased the allowance ratio for the loans to households to 0.75 percent or more, 8 percent or more and 55 percent or more classified as normal, precautionary and doubtful, respectively. Also, the allowance ratios for credit card accounts were raised to 1 percent or more, 12 percent or more, and 60 percent or more classified as normal, precautionary and doubtful, respectively. In addition, for the secured household loans newly placed after September 9, 2002, if its collateral is real estate and located in the highly-speculative residential areas designated by the Korean Government and the ratio of loans to collateral value (loan to value; LTV) exceeds 60 percent, the Bank provides the allowance for possible loan losses of 1 percent or more for the normal and 10 percent or more for the precautionary instead of providing 0.5 percent or more for the normal and 2.0 percent or more for the precautionary. In addition, beginning in 2002, the Bank provides other provision, which includes 1 percent for certain portion of unused cash advance facility (75 percent of the facility less used balance) of active credit card accounts having transaction records during the recent one year. The aforementioned changes in allowance ratio for possible loan losses resulted from the recent sudden increase of loans to households and credit card accounts and it was requested by the Financial Supervisory Service and also based on historical migration analysis on default and collection of such loans. As a result of these changes in accounting estimates, the Bank provided W164.2 billion (US$136.8 million) additional allowance for possible loan losses and W0.9 billion (US$0.7 million) other provision for the loss from the unused cash advance facilities as of December 31, 2002.

Reclassifications

The Bank reclassified certain accounts for the year ended December 31, 2001 in order to conform to the presentation of the current period for comparative purposes. However, these reclassifications have no effect on the net income or the net asset value as of and for the year ended December 31, 2001.

3. CASH AND DUE FROM BANKS:

Cash and due from banks as of December 31, 2001 and 2002 are summarized as follows:

                                                                  Translation into
                                                                    US Dollars
                                             Korean Won              (Note 2)
                                      --------------------------  ----------------
                                          2001           2002          2002
                                      ------------   -----------  ----------------
                                            (In millions)          (In thousands)
Cash and checks                       W  1,346,084   W 1,174,976    $   978,821
Foreign currencies                          67,944        76,065         63,366
Due from banks in local currency           442,137     1,255,581      1,045,969
Due from banks in foreign currencies       181,696       192,194        160,108
                                      ------------   -----------    -----------
                                      W  2,037,861   W 2,698,816    $ 2,248,264
                                      ============   ===========    ===========

4. RESTRICTED DUE FROM BANKS:

Restricted due from banks as of December 31, 2001 and 2002 are summarized as follows:

                                                                  Translation into
                                                                     US Dollars
                                               Korean Won            (Note 2)
                                         -----------------------  ----------------
                                           2001          2002           2002                      Reference
                                         ---------   -----------  ----------------  -------------------------------------------
                                              (In millions)        (In thousands)
Reserve deposits with the Bank of Korea  W  83,283   W 1,224,944     $1,020,446     Required under the Banking Law
Due from banks in local currency            73,500             -              -     Required under the Surbordinated Borrowings
                                                                                    Required under the Banking Law, borrowings
Due from banks in foreign currencies        42,971        46,094         38,399     and derivative transactions
                                         ---------   -----------     ----------
                                          W199,754   W 1,271,038     $1,058,845
                                         =========   ===========     ==========

5. TRADING SECURITIES:

(1) Trading securities as of December 31, 2001 and 2002 are summarized as follows:

                                                                     Translation into
                                                                       US Dollars
                                                 Korean Won              (Note 2)
                                           -----------------------   ----------------
                                             2001          2002            2002
                                           ----------   ----------   ----------------
                                                 (In millions)        (In thousands)
Government bonds                           W   21,009   W  174,802    $      145,620
Finance debentures                            212,655            -                 -
Corporate bonds                               631,434      308,086           256,653
Trading securities in foreign currencies      106,599      100,108            83,395
Other                                         265,229      407,183           339,206
                                           ----------   ----------    --------------
                                           W1,236,926   W  990,179    $      824,874
                                           ==========   ==========    ==============

(2) The details of valuation of trading securities as of December 31, 2002 are as follows (in millions of Won):

                                                      Adjusted by
                                     Acquisition  effective interest  Fair value
                        Face value      cost            method        (Book value)
                        ----------   -----------  ------------------  -----------
Government bonds        W  170,000   W   173,177      W  173,079      W   174,802
Corporate bonds            298,387       305,353         305,353          308,086
Trading securities in
   foreign currencies       85,326        94,848          94,848          100,108
Other                      410,613       405,184         407,065          407,183
                        ----------   -----------      ----------      -----------
                        W  964,326   W   978,562      W  980,345      W   990,179
                        ==========   ===========      ==========      ===========

The details of valuation of trading securities as of December 31, 2001 are as follows (in millions of Won):

                                                      Adjusted by
                                     Acquisition  effective interest  Fair value
                        Face value      cost            method        (Book value)
                        ----------   -----------  ------------------  -----------
Government bonds        W   20,000   W    21,172      W    21,058     W    21,009
Finance debentures         220,000       211,923          212,494         212,655
Corporate bonds            607,287       630,023          629,762         631,434
Trading securities in
   foreign currencies       96,627       103,102          103,102         106,599
Other                      265,476       261,231          265,205         265,229
                        ----------   -----------      -----------     -----------
                        W1,209,390   W 1,227,451      W 1,231,621      W1,236,926
                        ==========   ===========      ===========     ===========

         Beginning in 2002, the fair values of trading debt securities in local currency were determined by the prices of the latest trading day from the balance sheet date, provided by Korea Bond Pricing & KMCC Co. and NICE Co., Ltd., while in 2001, the trading debt securities were valued using the closing yields of bonds announced by the Korea Securities Computer Co., Ltd.. The fair values of trading securities in foreign currencies are determined by the latest market prices provided by reputable market price information providers or by the yields provided by professional dealers. Acquisition costs of trading securities in foreign currencies are Korean Won equivalents of foreign currencies denominated acquisition costs based on BOK Basic Rate at December 31, 2002 and 2001.

(3) Trading securities, by country, as of December 31, 2001 and 2002 are summarized as follows:

                                                                 Translation into
                                                                    US Dollars
                                               Korean Won            (Note 2)         Percentage (%)
                                         --------------------    ----------------   ------------------
                                            2001       2002            2002           2001      2002
                                         ----------  --------    ----------------   --------  --------
                                             (In millions)        (In thousands)
Trading securities in local currency:
      Korea                              W1,130,327  W890,071       $ 741,479          91.38     89.89
                                         ----------  --------       ---------       --------  --------
Trading securities in foreign currencies:
      Korea                                 103,382    96,809          80,647           8.36      9.78
      Mexico                                  3,217     3,299           2,748           0.26      0.33
                                         ----------  --------       ---------       --------  --------
                                            106,599   100,108          83,395           8.62     10.11
                                         ----------  --------       ---------       --------  --------
                                         W1,236,926  W990,179       $ 824,874         100.00    100.00
                                         ==========  ========       =========       ========  ========

(4) The portfolio of trading securities, by type, as of December 31, 2001 and 2002 is as follows:

                                                          Translation into
                                                              US Dollars
                                  Korean Won                   (Note 2)        Percentage (%)
                     ---------------------------------   ------------------   -----------------
                            2001             2002                2002           2001      2002
                     ----------------  ---------------   ------------------   -------   -------
                               (In millions)               (In thousands)
Fixed rate bonds     W       343,488   W       274,114   $          228,352     27.77     27.68
Floating rate bonds          634,650           332,113              276,669     51.31     33.54
Others                       258,788           383,952              319,853     20.92     38.78
                     ---------------   ---------------   ------------------   -------   -------
                     W     1,236,926   W       990,179   $          824,874    100.00    100.00
                     ===============   ===============   ==================   =======   =======

6.       INVESTMENT SECURITIES:

(1) Investment securities as of December 31, 2001 and 2002 are summarized as follows:

                                                                                      Translation into
                                                                                         US Dollars
                                                           Korean Won                     (Note 2)
                                              -----------------  -----------------   -------------------
                                                     2001               2002                2002
                                              -----------------  -----------------   -------------------
                                                          (In millions)                (In thousands)
Investment equity securities                  W         594,645  W         642,138   $           534,937
Equity investments                                       39,854             26,779                22,308
Government bonds                                      1,748,561          1,733,911             1,444,444
Finance debentures                                    3,243,097          1,517,309             1,264,003
Corporate bonds                                       5,951,460          5,625,283             4,686,174
Beneficiary certificates                                615,323             60,399                50,316
Investment securities in foreign currencies             566,583            424,644               353,752
Other                                                    79,832             51,935                43,265
                                              -----------------  -----------------   -------------------
                                              W      12,839,355  W      10,082,398   $         8,399,199
                                              =================  =================   ===================

(2) Investment equity securities accounted for using the equity method as of December 31, 2002 are summarized as follows (in millions of Won):

                                                             Percentage
                                                                of
                                              Balance sheet   ownership   Acquisition       Net asset        Book
                                                   Date          (%)         cost             value          value
                                              -------------  ----------  --------------  --------------- -------------
Chohung Investment Trust Management Co., Ltd.   2002.9.30       79.77    W       50,761  W       54,300  W      58,862
Chohung Finance Ltd., Hong Kong                 2002.12.31      99.99             7,202          46,510         46,510
Chohung Bank of New York                        2002.12.31     100.00            30,610          36,167         36,167
Chohung Bank (Deutschland) GmbH                 2002.12.31     100.00            16,246          28,614         28,614
California Chohung Bank                         2002.12.31     100.00            42,402          52,435         52,435
Chohung Vina Bank                               2002.12.31      50.00             7,226           8,972          8,972
                                                                         --------------  --------------  -------------
                                                                         W      154,447  W      226,998  W     231,560
                                                                         ==============  ==============  =============

         Investment equity securities accounted for using the equity method as of December 31, 2001 are summarized as follows (in millions of Won):

                                                             Percentage
                                                                of
                                              Balance sheet   ownership   Acquisition       Net asset         Book
                                                   Date          (%)         cost             value           value
                                              -------------  ----------  --------------  ---------------  -------------
Chohung Investment Trust Management Co., Ltd.   2001.9.30       79.77    W       47,023  W        47,513  W      54,351
Chohung Finance Ltd., Hong Kong                 2001.12.31      99.99             7,957           44,992         44,992
Chohung Bank of New York                        2001.12.31     100.00            33,816           39,144         39,144
Chohung Bank (Deutschland) GmbH                 2001.12.31     100.00            17,986           21,882         21,882
California Chohung Bank                         2001.12.31     100.00            46,842           55,576         55,576
Chohung Vina Bank                               2001.12.31      50.00             7,983            9,567          8,990
                                                                         --------------  ---------------  -------------
                                                                         W      161,607  W       218,674  W     224,935
                                                                         ==============  ===============  =============

(3) The valuation of investment debt securities in local currency, by type, as of December 31, 2002 is summarized as follows (in millions of Won):

                                                                         Adjusted by
                                                                     effective interest          Fair value
                           Face value          Acquisition cost            method               (Book value)
                       ------------------   ---------------------  ---------------------     ------------------
Available-for-sale:
  Government bonds     W           10,000   W              10,789  W              10,707     W           10,966
  Finance debentures              910,000                 889,434                900,249                903,070
  Corporate bonds               1,440,119               1,110,635              1,264,698              1,033,424
                       ------------------   ---------------------  ---------------------     ------------------
                                2,360,119               2,010,858              2,175,654              1,947,460
                       ------------------   ---------------------  ---------------------     ------------------
Held-to-maturity:
  Government bonds              1,719,671               1,689,882              1,722,945              1,722,945
  Finance debentures              610,033                 613,394                614,239                614,239
  Corporate bonds               4,552,043               4,612,444              4,591,859              4,591,859
                       ------------------   ---------------------  ---------------------     ------------------
                                6,881,747               6,915,720              6,929,043              6,929,043
                       ------------------   ---------------------  ---------------------     ------------------
                       W        9,241,866   W           8,926,578  W           9,104,697     W        8,876,503
                       ==================   =====================  =====================     ==================

         The valuation of investment debt securities in local currency, by type, as of December 31, 2001 is summarized as follows (in millions of Won):

                                                                         Adjusted by
                                                                     effective interest          Fair value
                           Face value          Acquisition cost            method               (Book value)
                       ------------------   ---------------------  ---------------------     ------------------
Available-for-sale:
  Government bonds     W           47,000   W              45,949  W              46,467     W           46,458
  Finance debentures            3,053,421               2,992,798              3,009,231              3,001,008
  Corporate bonds               2,005,267               1,817,108              1,816,935              1,638,014
                       ------------------   ---------------------  ---------------------     ------------------
                                5,105,688               4,855,855              4,872,633              4,685,480
                       ------------------   ---------------------  ---------------------     ------------------
Held-to-maturity:
  Government bonds              1,672,014               1,653,814              1,702,103              1,702,103
  Finance debentures              240,831                 239,269                242,089                242,089
  Corporate bonds               4,275,289               4,321,850              4,313,446              4,313,446
                       ------------------   ---------------------  ---------------------     ------------------
                                6,188,134               6,214,933              6,257,638              6,257,638
                       ------------------   ---------------------  ---------------------     ------------------
                       W       11,293,822   W          11,070,788  W          11,130,271     W       10,943,118
                       ==================   =====================  =====================     ==================

         The outstanding balance of government bonds, finance debentures and corporate bonds is the sum of the fair value of available-for-sale investment debt securities and the book value of held-to-maturity investment debt securities, which was adjusted using the effective interest method.

         Beginning in 2002, the fair values of trading debt securities in local currency were determined by the prices of the latest trading day from the balance sheet date, provided by Korea Bond Pricing & KMCC Co. and NICE Co., Ltd., while in 2001, the trading debt securities were valued using the closing yields of bonds announced by the Korea Securities Computer Co., Ltd..

(4) The portfolio of investment securities, by country, as of December 31, 2001 and 2002 is summarized as follows:

                                                                  Translation into
                                                                     US Dollars
                                         Korean Won                   (Note 2)            Percentage (%)
                           ------------------------------------  ------------------  -----------------------
                                 2001                2002               2002            2001        2002
                           -----------------   ----------------  ------------------  ----------  -----------
                                       (In millions)              (In thousands)
Investment securities in
   local currency:
     Korea                 W      12,272,772   W      9,657,754  $        8,045,447       95.59        95.79
                           -----------------   ----------------  ------------------  ----------  -----------
Investment securities in
   foreign currencies:
     Korea                           157,868             64,869              54,040        1.23         0.64
     United States                   253,732            244,024             203,286        1.98         2.42
     Hong Kong                        44,992             46,511              38,746        0.35         0.46
     Germany                          21,882             28,614              23,837        0.17         0.28
     India                            15,417             11,768               9,803        0.12         0.12
     Bermuda                               -                951                 792           -         0.01
     Malaysia                         13,617                  -                   -        0.10            -
     Philippines                      14,116              5,981               4,983        0.11         0.06
     Vietnam                               -              8,972               7,474           -         0.09
     Other                            44,959             12,954              10,791        0.35         0.13
                           -----------------  -----------------  ------------------  ----------  -----------
                                     566,583            424,644             353,752        4.41         4.21
                           -----------------  -----------------  ------------------  ----------  -----------
                           W      12,839,355   W     10,082,398  $        8,399,199      100.00       100.00
                           =================   ================  ==================  ==========  ===========

(5) The portfolio of investment securities, by type, as of December 31, 2001 and 2002 is summarized as follows (in millions of Won):

                                           2001                                             2002
                      ----------------------------------------------    ------------------------------------------
                             Investment             Investment                Investment           Investment
                            securities in          securities in             securities in        securities in
       Type                local currency       foreign currencies         local currency      foreign currencies
-------------------   ---------------------   ----------------------    --------------------   -------------------
Fixed rate notes      W           6,826,393   W               11,325    W          5,290,126   W            14,251
Floating rate notes               3,879,256                  347,515               3,381,227               229,771
Convertible bonds                   315,876                   26,908                 205,150                 4,877
Stocks and equity                   634,499                  172,837                 668,917               173,524

Other                               616,748                    7,998                 112,334                 2,221
                      ---------------------   ----------------------    --------------------   -------------------
                      W          12,272,772   W              566,583    W          9,657,754   W           424,644
                      =====================   ======================    ====================   ===================

                                                                Translation into
                                                                    US Dollars
                                   Korean Won                       (Note 2)                Percentage (%)
                       -------------------------------------   -------------------    -------------------------
       Type                   2001                2002                 2002               2001         2002
-------------------    -----------------   -----------------   -------------------    -----------   -----------
                                   (In millions)                (In thousands)
Fixed rate notes       W       6,837,718   W       5,304,377   $         4,418,841          53.26         52.61
Floating rate notes            4,226,771           3,610,998             3,008,162          32.92         35.81
Convertible bonds                342,784             210,027               174,964           2.67          2.08
Stocks and equity                807,336             842,441               701,801           6.29          8.36
Other                            624,746             114,555                95,431           4.86          1.14
                       -----------------   -----------------   -------------------    -----------   -----------
                       W      12,839,355   W      10,082,398   $         8,399,199         100.00        100.00
                       =================   =================   ===================    ===========   ===========

(6) Conversion of loans for debt to equity swap of Hynix Semiconductor Inc. into equity:

         As determined by the Financial Institutional Creditors' meeting held on October 31, 2001, the Bank acquired mandatory convertible bonds issued by Hynix Semiconductor Inc. amounting to W423,481 million of face value, which were recorded as loans to be swapped into equity before the actual swap occurs. As of June 1, 2002, the Bank converted all of such convertible bonds into equity at the conversion price of W708 and acquired 598,137,005 shares. As a result of this conversion, the Bank recorded W127,044 million of investment securities based on the book value of the loans swapped into equity, which was W212 per share. The shares of Hynix Semiconductor Inc. are traded on the Korea Stock Exchange, but most of the converted shares are held by the Financial Institutional Creditors including the Bank and restricted in disposal until the end of 2006. For this reason, the Bank does not consider the price quoted on the Korea Stock Exchange as fair value. Accordingly, the Bank recorded the equity securities at acquisition cost as of December 31, 2002. Additionally, on December 30, 2002, the Financial Institutional Creditors' Committee resolved second debt restructuring, which mainly consist of non-compensatory capital reduction by the ratio of twenty one shares into one share and debt to equity swap totaling W1,900.0 billion (US$1,582.8 million), therefore, the Bank is supposed to convert its loan to equity amounting to the W160.1 billion (US$133.4 million) as of December 31, 2002.

7.       LOANS:

(1)      Loans as of December 31, 2001 and 2002 are summarized as follows:

                                                                       Translation into
                                                                          US Dollars
                                                Korean Won                 (Note 2)
                                       ----------------------------    ----------------
                                           2001            2002              2002
                                       ------------    ------------    ----------------
                                              (In millions)             (In thousands)
Loans in local currency                W 20,167,261    W 30,924,206      $ 25,761,584
Loans in foreign currencies               3,476,878       3,480,755         2,899,662
Bills bought in local currency            2,001,203       1,903,887         1,586,044
Bills bought in foreign currencies        2,094,350       1,775,599         1,479,173
Advances for customers                      114,580          79,682            66,379
Factoring receivables                       181,272         121,681           101,367
Loan for debt-equity swap                   461,833         129,384           107,784
Credit card accounts                      4,934,460       5,898,452         4,913,739
Call loans                                   84,669         655,798           546,316
Bills discounted                          1,294,307       1,481,776         1,234,402
Cash management accounts                    242,400         134,609           112,137
Privately placed bonds                      197,722         185,168           154,255
Financing lease receivables                 252,355         182,596           152,113
                                       ------------    ------------      ------------
                                         35,503,290      46,953,593        39,114,955
Allowance for possible loan losses       (1,030,678)     (1,604,607)       (1,336,727)
Present value discounts (See Note 9)        (29,572)        (20,466)          (17,049)
                                       ------------    ------------      ------------
                                       W 34,443,040    W 45,328,520      $ 37,761,179
                                       ============    ============      ============

(2) Loans in local currency and foreign currencies as of December 31, 2001 and 2002 classified by borrower type are summarized as follows (in millions of Won):

                                                2001                                    2002
                                ------------------------------------   ------------------------------------
                                       Loans              Loans               Loans              Loans
                                     in local           in foreign          in local           in foreign
               Type                  currency          currencies           currency          currencies
------------------------------  -----------------  -----------------   ------------------ -----------------
Loans to enterprises:
     Loans for operations       W      11,727,942  W       2,306,470   W       15,415,596 W       2,254,793
     Loans for equipment                1,083,118            831,905            1,539,906           901,764
                                -----------------  -----------------   ------------------ -----------------
                                       12,811,060          3,138,375           16,955,502         3,156,557
                                -----------------  -----------------   ------------------ -----------------
Loans to households                     9,072,299                  -           15,456,478                 -
                                -----------------  -----------------   ------------------ -----------------
Loans to the public sector and
   others:
     Loans for operations                 145,632            137,641              254,016           151,416
     Loans for equipment                   76,569                  -               99,147                 -
     Inter-bank loans                      15,604            200,862               16,745           172,782
                                -----------------  -----------------   ------------------ -----------------
                                          237,805            338,503              369,908           324,198
                                -----------------  -----------------   ------------------ -----------------
                                W      22,121,164  W       3,476,878   W       32,781,888 W       3,480,755
                                =================  =================   ================== =================

                                                            Total
                                         -------------------------------------------
                                                                    Translation into
                                                                       US Dollars
                                                 Korean Won             (Note 2)            Percentage (%)
                                         -------------------------  ----------------  -------------------------
               Type                          2001          2002           2002           2001         2002
--------------------------------------   -----------   -----------  ----------------  -----------   -----------
                                               (In millions)         (In thousands)
Loans to enterprises:
     Loans for operations                W14,034,412   W17,670,389     $14,720,418          54.83         48.73
     Loans for equipment                   1,915,023     2,441,670       2,034,047           7.48          6.73
                                         -----------   -----------     -----------    -----------   -----------
                                          15,949,435    20,112,059      16,754,465          62.31         55.46
                                         -----------   -----------     -----------    -----------   -----------
Loans to households                        9,072,299    15,456,478      12,876,106          35.44         42.62
                                         -----------   -----------     -----------    -----------   -----------
Loans to the public sector and others:
     Loans for operations                    283,273       405,432         337,747           1.10          1.12
     Loans for equipment                      76,569        99,147          82,595           0.30          0.28
     Inter-bank loans                        216,466       189,527         157,887           0.85          0.52
                                         -----------   -----------     -----------    -----------   -----------
                                             576,308       694,106         578,229           2.25          1.92
                                         -----------   -----------     -----------    -----------   -----------
                                         W25,598,042   W36,262,643     $30,208,800         100.00        100.00
                                         ===========   ===========     ===========    ===========   ===========

         Discounted commercial notes of W1,953.9 billion and W1,857.7 billion (US$1,547.6 million) were included in the loans in local currency as of December 31, 2001 and 2002, respectively, represented in
         (2) above, and (3) and (4) below.

\
                                      -16-

(3) Loans in local currency and foreign currencies, by industry, as of December 31, 2001 and 2002 are summarized as follows (in millions of Won):

                                                     2001                                   2002
                                    ------------------------------------   -------------------------------------
                                           Loans             Loans                Loans               Loans
                                         in local          in foreign           in local           in foreign
             Industry                    currency          currencies           currency           currencies
-------------------------------     -----------------  -----------------   -----------------   -----------------
Manufacturing                       W       6,785,571  W       1,321,353   W       7,669,058   W         851,447
Finance and insurance                         244,470          1,065,838             300,429             483,463
Wholesale and retail                        2,143,987            318,601           2,991,310             790,015
Construction                                1,134,431             14,111           1,559,255              19,790
Others                                     11,812,705            756,975          20,261,836           1,336,040
                                    -----------------  -----------------   -----------------   -----------------
                                    W      22,121,164  W       3,476,878   W      32,781,888   W       3,480,755
                                    =================  =================   =================   =================

                                                                Total
                                    ----------------------------------------------------------
                                                                             Translation into
                                                                                US Dollars
                                                   Korean Won                    (Note 2)          Percentage (%)
                                    --------------------------------------   -----------------    ----------------
           Industry                        2001                 2002                 2002          2001      2002
-----------------------------       -----------------    -----------------   -----------------    -------   ------
                                                 (In millions)                 (In thousands)
Manufacturing                       W       8,106,924    W       8,520,505   $       7,098,055     31.67     23.50
Finance and insurance                       1,310,308              783,892             653,026      5.12      2.16
Wholesale and retail                        2,462,588            3,781,325           3,150,054      9.62     10.43
Construction                                1,148,542            1,579,045           1,315,432      4.49      4.35
Others                                     12,569,680           21,597,876          17,992,233     49.10     59.56
                                    -----------------    -----------------   -----------------    ------    ------
                                    W      25,598,042    W      36,262,643   $      30,208,800    100.00    100.00
                                    =================    =================   =================    ======    ======

(4) Loans in local currency and foreign currencies, by country, as of December 31, 2001 and 2002 are summarized as follows:

                                                                     Translation into
                                                                         US Dollars
                                            Korean Won                    (Note 2)          Percentage (%)
                              -------------------------------------  -------------------  ----------------------
                                      2001                2002                2002           2001         2002
                              -----------------   -----------------  -------------------  ----------   ---------
                                           (In millions)                (In thousands)
Loans in local currency:
    Korea                     W      22,121,164   W      32,781,888  $        27,309,137       86.42       90.40
                              -----------------   -----------------  -------------------  ----------   ---------
Loans in foreign currencies:
    Korea                             2,995,303           3,098,678            2,581,371       11.70        8.55
    United States                       223,637             133,396              111,126        0.87        0.37
    Japan                                73,164              84,232               70,170        0.29        0.23
    Russia                              131,284             118,840               99,000        0.51        0.33
    Indonesia                            31,055              22,281               18,562        0.12        0.06
    Others                               22,435              23,328               19,434        0.09        0.06
                              -----------------   -----------------  -------------------  ----------   ---------
                                      3,476,878           3,480,755            2,899,663       13.58        9.60
                              -----------------   -----------------  -------------------  ----------   ---------
                              W      25,598,042   W      36,262,643  $        30,208,800      100.00      100.00
                              =================   =================  ===================  ==========   =========

(5) Loans to financial institutions as of December 31, 2002 and 2001 are summarized as follows:

                                                                          2002
                                  -----------------------------------------------------------------------------------
                                                       Korean Won                        Translation
                                  ---------------------------------------------------       into
                                        Local           Foreign                           US Dollars       Percentage
                                      currency        currencies            Total          (Note 2)            (%)
                                  ---------------  ---------------   ----------------  ----------------    ----------
                                                     (In millions)                     (In thousands)
Loans to banks                    W        16,745  W       172,782   W        189,527  $        157,887         24.18
Loans to leasing companies                      -           63,820             63,820            53,166          8.14
Loans to credit cards and
 installment financing companies          208,907                -            208,907           174,031         26.65
Others                                     74,777          246,861            321,638           267,942         41.03
                                  ---------------  ---------------   ----------------  ----------------    ----------
                                  W       300,429  W       483,463   W        783,892  $        653,026        100.00
                                  ===============  ===============   ================  ================    ==========

                                                                   2001
                                    ------------------------------------------------------------------
                                                         Korean Won
                                    ---------------------------------------------------
                                          Local           Foreign                         Percentage
                                        currency        currencies            Total           (%)
                                    ---------------  ----------------  ----------------   ------------
                                                       (In millions)
Loans to banks                      W        15,604  W        200,862  W        216,466          16.52
Loans to leasing companies                   11,351           322,003           333,354          25.44
Loans to credit cards and
 installment financing companies             86,412           252,821           339,233          25.89
Others                                      131,103           290,152           421,255          32.15
                                    ---------------  ----------------  ----------------   ------------
                                    W       244,470  W      1,065,838  W      1,310,308         100.00
                                    ===============  ================  ================   ============

(6)      Loans to Daewoo Group Companies:

         Daewoo Group Companies were placed under workout programs in August 1999 due to liquidity problems and are undergoing workout programs or court receivership as of December 31, 2002. As of December 31, 2002, the amounts owed by Daewoo Group Companies (including confirmed acceptances and guarantees and loans in guaranteed return trust accounts) of W246.7 billion (US$205.5 million) for which an allowance for possible loan losses (including allowance for possible losses on acceptances and guarantees and allowance for valuation of receivable in trust accounts) of W32.4 billion (US$27.0 million) has been provided based on prescribed loan classifications. The recovery of amounts owed by Daewoo Group Companies is mainly dependent on the results of its on-going business restructuring, which is under a workout program or court receivership. The potential impact on the Bank's operations of the restructuring plan and difficulties Daewoo Group Companies are facing cannot presently be determined.

(7)      Restructured loans to the companies under workout programs:

         As of December 31, 2002, the amounts owed (including confirmed guarantees and acceptances and loans in guaranteed return trust accounts) by companies other than Daewoo Group Companies and Ssangyong Group Companies under workout programs amounted to W124.1 billion (US$103.4 million). The Bank has provided an allowance for possible loan losses (including confirmed acceptances and guarantees and those in guaranteed return trust accounts) of W30.4 billion (US$25.3 million), after deducting the present value discounts of W0.2 billion (US$0.2 million). The financial statements of the Bank reflect management's current assessment of the collectibility of these loans to date and actual results may differ materially from management's current assessment.

                                       -18

(8) Loans to Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Ssangyong Corporation, and Ssangyong Cement Industrial Co., Ltd.:

         As of December 31, 2002, the amounts owed by Hynix Semiconductor Inc. and Hyundai Merchant Marine Co., Ltd., which include loans, payment guarantee and others, amounted to W375.2 billion (US$312.6 million) and W197.8 billion (US$164.8 million), respectively, and the Bank has provided an allowance for possible loan losses amounting to W333.1 billion (US$277.5 million). In addition, the amounts owed by Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd., which include loans, payment guarantee and others, amounted to W424.2 billion (US$353.4 million) and W137.2 billion (US$114.3 million), respectively, and the Bank has provided an allowance for possible loan losses amounting to W258.3 billion (US$215.2 million). The potential impact on the Bank's operations of the liquidity problems Hynix Semiconductor Inc., Hyundai Merchant Marine Co., Ltd., Ssangyong Corporation and Ssangyong Cement Industrial Co., Ltd. are facing cannot presently be determined.

(9) Details of loans restructured for the year ended December 31, 2002 including swaps of debts to equity or mandatory convertible bonds are summarized as follows (in millions of Won):

                                                         Loans                      Loans to be      Loans      Loans     Other
                        Status of        Date of         before        Principal      swapped       swapped    swapped  changes in
      Borrowers         borrowers     restructuring   restructuring   forgiveness   into equity   into equity  into CB    terms
-------------------  --------------   -------------   -------------   -----------  -------------  -----------  -------  ----------
Ssangyong            Restructuring
 Corporation          Promotion Law     2002.2.8      W     470,627   W         -  W     128,220  W    10,000  W     -  W  332,407
Hynix
 Semiconductor       Restructuring
 Inc.                 Promotion Law     2002.12.30          160,108             -              -      160,108        -           -
Ssangyong            Restructuring
 Corporation          Promotion Law     2002.12.24           57,866             -              -       57,866        -           -
Dongbang Textile
 & Mart Co., Ltd.    Others             2002.3.23            39,783             -              -            -        -      39,783
DAEWOO
 Electronics Corp.   Work-Out           2002.11.18           28,973             -              -       28,973        -           -
Dongsu Industrial     Court
 Co., Ltd.            receivership      2002.1.23            17,025             -              -        2,769        -      14,256
Bumyang Shipping     Court
 Co., Ltd.            receivership      2002.2.6             10,700             -              -       10,700        -           -
Other(7 borrowers)                                           25,182         8,975              -       15,020        -       1,187
                                                      -------------   -----------  -------------  -----------  -------  ----------
                                                      W     810,264   W     8,975  W     128,220  W   285,436  W     -  W  387,633
                                                      =============   ===========  =============  ===========  =======  ==========

         Loans to be swapped into equity are the receivables that were committed for swaps against equity securities in the future. As of December 31, 2002, loans to be swapped into equity in the balance sheet include W128,220 million (US$106,814 thousand) with Ssangyong Corporation, which was committed in 2002, and W1,164 million (US$970 thousand) with Kukje Corporation, which has been under court receivership since 2001.

         Details of loans restructured for the year ended December 31, 2001 including swaps of debts to equity or mandatory convertible bonds are summarized as follows (in millions of Won):

                                                         Loans                      Loans to be      Loans      Loans       Other
                        Status of        Date of         before        Principal      swapped       swapped    swapped    changes in
      Borrowers         borrowers     restructuring   restructuring   forgiveness   into equity   into equity  into CB      terms
-------------------  --------------   -------------   -------------   -----------  -------------  -----------  --------   ----------
Hynix
 Semiconductor
 Inc.                Others           2001.10.31      W     694,907   W         -  W     289,881  W         -  W133,600   W  271,426
Ssangyong Motor
 Co., Ltd.           Work-out         2001.11.22            246,999             -        145,424            -         -      101,575
Hyundai
 Engineering &
 Construction
 Co., Ltd.           Others           2001.11.28            245,221         4,319              -      153,302    87,600            -
Jindo Corporation    Court
                     receivership     2001.10.31             31,600             -         24,976            -         -        6,624
Haitai
 Confectionery       Court
 Co., Ltd.             receivership   2001.8.29              31,490        31,490              -            -         -            -
Youngnam  Textile    Court
 Co., Ltd.             receivership   2001.11.30             26,416             -              -            9    11,599       14,808
Segye                Court
 Corporation           receivership   2000.11.23             20,544             -              -       20,544         -            -
Hyundai
 Petrochemical
 Co., Ltd.           Others           2001.10.17             17,846        11,759              -        6,087         -            -
Ssangyong
 Engineering &
 Construction
 Co., Ltd.           Work-out         2001.6.07              15,450             -              -            -    15,450            -
Other(17 borrowers)                                          50,478         4,839              -       31,167         -       14,472
                                                      -------------   -----------  -------------  -----------  --------   ----------
                                                      W   1,380,951   W    52,407  W     460,281  W   211,109  W248,249   W  408,905
                                                      =============   ===========  =============  ===========  ========   ==========

         Loans to be swapped into equity are the receivables that were committed for swap against equity securities in the future. In addition to the above amount, as of December 31, 2001, loans to be swapped into equity in the balance sheet include W1,552 million to Kukje Corporation, for which court receivership was approved by the court.

(10) Establishment of a corporate restructuring company (CRC) and sales of non-performing loans:

         The Bank, by joint investment with Goldman Sachs, established C&G Partners Corporation, a corporate restructuring company (CRC), on July 18, 2002, which is intended to professionally manage non-performing loans and perform corporate restructuring. Its common stock is W10.0 billion. The Bank owns 51% of total outstanding shares of capital stock including the outstanding shares of preferred stock (8% of common stock and 43% of preferred stock convertible to common stock).

         During 2002, the Bank has sold the written-off receivables of W102,692 million (US$85,548 thousand) [W101,337 million (US$84,419 thousand) in bank accounts and W1,355 million (US$1,129 thousand) in trust accounts] to CHB Value Meet 2002 1st SPC for W24,800 million (US$20,660 thousand) and written-off receivables of W272,877 million (US$227,322 thousand) in bank accounts to JinHeung Bank and others. In addition, the Bank has disposed W13,754 million (US$11,458 thousand) loans and securities due from Orion Electricity Co., Ltd. to Orion Electricity CRV for W1,975 million (US$1,645 thousand) in 2002. Also, the Bank has disposed the loans and written-off receivables of W203,896 million (US$169,857 thousand) for W25,756 million (US$21,456 thousand) to C&G 1st SPC in 2002. As a result of these transactions, the Bank recognized W16,641 million (US$13,863 thousand) of loss on disposal of loans for the year ended December 31, 2002.

      The Bank sold loans for the year ended December 31, 2001 and the details are summarized below.

      Loans sold through international auction are summarized as follows (in millions of Won):

                                            Principal amount
                             ----------------------------------------------
      Description            Bank accounts    Trust accounts       Total
-------------------------    -------------    --------------    -----------
1st international auction    W     743,039    W       80,316    W   823,355
2nd international auction          409,999                 -        409,999
3rd international auction          404,561            43,709        448,270
                             -------------    --------------    -----------
                             W   1,557,599    W      124,025    W 1,681,624
                             =============    ==============    ===========

      Loans sold to special purpose companies (SPC) are summarized as follows (in millions of Won):

                                            Principal amount
                             ----------------------------------------------
Special purpose companies    Bank accounts    Trust accounts       Total
-------------------------    -------------    --------------    -----------
CHB NPL 1st SPC (*1)         W     673,808    W      108,012    W   781,820
CHB Value Meet SPC (*2)            660,076            72,236        732,312
CHB Value Meet SPC (*2)             83,350             5,796         89,146
                             -------------    --------------    -----------
                             W   1,417,234    W      186,044    W 1,603,278
                             =============    ==============    ===========

            (*1)  In order to reinforce the credit of asset-backed securities
                  (ABS) issued, the Bank assumed a recourse obligation of W90,000 million and provided a collateral of investment securities of W40,000 million.

            (*2) On July 10, 2001, the Bank established C&V Asset Management Co., Ltd., a joint-venture asset management company, with capital stock amounting to W1,000 million.
                  The Bank and Value Meet Investment own 49% and 51% of its equity, respectively.

      Besides the sales of loans described above, there are sales of small amounts of offshore loans in foreign currencies and some domestic loans to KAMCO. The Bank recognized the loss on sales of loans of W380,757 million and W37,029 million in bank accounts and trust accounts in 2001, respectively, through these sales of loans.

8.    ALLOWANCE FOR POSSIBLE LOAN LOSSES:

(1) As of December 31, 2002 and 2001, the Bank complied with the minimum regulatory guideline for loan loss provision, as described in Note 2, announced by the Korean Financial Supervisory Commission (FSC). The allowance for possible loan losses as of December 31, 2001 and 2002 is summarized as follows:

                                                                     Translation into
                                                                        US Dollars
                                                Korean Won               (Note 2)
                                         ------------------------    ----------------
                                            2001          2002             2002
                                         ----------    ----------    ----------------
                                              (In billions)           (In millions)
Loans in local currency                  W    420.2    W    797.8    $          664.6
Loans in foreign currencies                    90.2          81.1                67.6
Bills bought in foreign currencies            103.1         126.7               105.4
Advances for customers on payment
   guarantees                                  16.9          26.0                21.7
Credit card accounts                          146.4         465.6               387.9
Privately placed bonds                         14.8           9.4                 7.8
Loans to be swapped into equity               202.6          65.3                54.4
Investment in direct financing leases           3.5           9.7                 8.1
Other                                          33.0          23.0                19.2
                                         ----------    ----------    ----------------
                                         W  1,030.7    W  1,604.6    $        1,336.7
                                         ==========    ==========    ================

(2) The changes in allowance for possible loan losses in 2001 and 2002 were as follows:

                                                                     Translation into
                                                                        US Dollars
                                                Korean Won               (Note 2)
                                         ------------------------    ----------------
                                            2001          2002             2002
                                         ----------    ----------    ----------------
                                              (In billions)           (In millions)
Beginning balance                        W  1,669.7    W  1,030.7    $          858.6
Provision for allowance                       751.3       1,542.9             1,285.3
Write-offs                                 (1,039.0)       (907.1)             (755.6)
Other changes (*)                            (351.3)        (61.9)              (51.6)
                                         ----------    ----------    ----------------
Ending balance                           W  1,030.7    W  1,604.6    $        1,336.7
                                         ==========    ==========    ================

            (*) Other changes are due to equity swaps, sales of loans, repurchases of loans sold by recourse obligation and collection of loan written offs.

(3) The allowance for possible loan losses compared to total credits in bank accounts as of December 31, 2000, 2001 and 2002 is summarized as follows:

                                                            Allowance for
                            Total credits               possible loan losses
                     ---------------------------    ------------------------------
                                    Translation                       Translation
                                       into                              into
                                    US Dollars                        US Dollars
                     Korean Won       (Note 2)       Korean Won        (Note 2)
                     ----------    -------------    ----------    --------------      Coverage
                    (In billions)  (In millions)    (In billions)    (In millions)    ratio (%)
                                                                                      ---------
December 31, 2002    W 46,093.1    $    38,398.1    W     1,604.6    $     1,336.7         3.48
December 31, 2001      34,262.7         25,837.2          1,030.7            777.2         3.01
December 31, 2000      30,218.5         23,988.6          1,669.7          1,325.5         5.53

      BOK Basic Rate was W1,326.10 and W1,259.70 to US$ 1.00 as of December 31, 2001 and 2000, respectively. Allowance for possible loan losses of 2002 includes W20.0 billion ($16.7 million) of loss estimate from the recourse obligation provided to KAMCO in relation to the sale of non-performing loans.

(4) The following tables set forth the classification of total credits in bank accounts as of December 31, 2002 and 2001 (in billion of Won):

                                                                 2002
                            --------------------------------------------------------------------------------
                                                                                    Estimated
                               Normal     Precautionary   Substandard   Doubtful       loss         Total
                            -----------   -------------   -----------   ---------   ----------   -----------
Loans in local currency     W  31,163.2   W       719.4   W     310.2   W   488.4   W     65.6   W  32,746.8
Loans in foreign
   currencies                   2,970.1           273.1          37.1        18.0          9.6       3,307.9
Bills bought in foreign
   currencies                   1,622.9           110.5           0.6        87.6          0.2       1,821.8
Advances for customers on
   payment guarantees              11.3            20.3          29.4        16.1          0.7          77.8
Credit card accounts            4,969.4           407.0           0.6       386.1        135.4       5,898.5
Privately placed bonds            136.0            24.9          24.2         0.1            -         185.2
Loans for debt to equity
   swaps                              -           128.2             -           -          1.2         129.4
Investment in direct
   financing leases               167.6               -           2.1        12.9            -         182.6
Others                          1,676.9            57.0           3.5         0.2          5.5       1,743.1
                            -----------   -------------   -----------   ---------   ----------   -----------
                            W  42,717.4   W     1,740.4   W     407.7   W 1,009.4   W    218.2   W  46,093.1
                            ===========   =============   ===========   =========   ==========   ===========

      Total credits described above present the amount after deducting the present value discounts of W 18.5 billion (US$15.4 million) and excluded W
      16.7 billion (US$13.9 million) of inter-bank loans in local currency, W
      172.8 billion (US$144.0 million) of inter-bank loans in foreign currencies, and W 655.8 billion (US$546.3 million) of call loans and included W3.3 billion (US$2.7 million) of accounts receivable and suspense receivables that have credit attribution and subject to asset classification.

      The Bank provides more than the minimum rate of loan loss provision required by the FSC for certain loans with restructuring companies under the Restructuring Promotion Law after the approvals of the executive directors committee and board of directors. As of December 31, 2002, the Bank provided more than 20 percent of allowance for possible loan losses amounting to W258.1 billion (US$215.0 million) for W516.1 billion (US$429.9 million) of credit exposures as precautionary.

                                                                 2001
                            --------------------------------------------------------------------------------
                                                                                    Estimated
                               Normal     Precautionary   Substandard   Doubtful       loss         Total
                            -----------   -------------   -----------   ---------   ----------   -----------
Loans in local currency     W  20,723.2   W       821.7   W     387.3   W    88.1   W     62.0   W  22,082.3
Loans in foreign
   currencies                   1,874.4           405.9          49.8        14.0          3.7       2,347.8
Bills bought in foreign
   currencies                   1,858.1           215.5           0.4        67.7            -       2,141.7
Advances for customers on
   payment guarantees              61.2             4.5          34.2         5.5          6.3         111.7
Credit card accounts            4,617.0           153.4           0.1        87.6         76.4       4,934.5
Privately placed bonds            137.4            24.2          23.6        10.1            -         195.3
Loans for debt to equity
   swap                               -           289.9             -       170.4          1.5         461.8
Investment in direct
   financing leases               228.2            18.8           2.2         3.2            -         252.4
Other                           1,643.0            73.4          10.1         0.6          8.1       1,735.2
                            -----------   -------------   -----------   ---------   ----------   -----------
                            W  31,142.5   W     2,007.3   W     507.7   W   447.2   W    158.0   W  34,262.7
                            ===========   =============   ===========   =========   ==========   ===========

      Total credits above present the amounts after deducting the present value discounts of W27.2 billion and excluded W15.6 billion of inter-bank loans in local currency and W200.9 billion of inter-bank loans in foreign currencies and W847 billion of call loans, but included W15.8 billion of accounts receivable and suspense receivables that have credit attribution and subject to asset classification.

      As explained in Note 2, solely for comparative purpose, the Banker's usance as of December 31, 2001, amounting to W928,027 million has been reclassified into loans in foreign currencies from the acceptance accounts consisting off-balance items in accordance with the change in the regulation of banking business issued by the Financial Supervisory Service.

9.    PRESENT VALUE DISCOUNTS:

(1) Present value discounts in relation to the restructured loans as of December 31, 2002 are summarized as follows:

                                                                                             Unamortized
                                        Face value                                     present value discounts
                               -----------------------------                        -----------------------------
                                               Translation                                          Translation
                                                   into                                                 into
                                                US Dollars    Discount   Maturity                    US Dollars
          Borrower               Korean Won      (Note 2)     rate (%)     date      Korean Won       (Note 2)
-----------------------------  ------------   --------------  --------  ----------  -------------  --------------
                               (In millions)  (In thousands)                        (In millions)  (In thousands)
Daelim Industrial Co., Ltd.    W      75,380  $       62,796     11.50    2008.9.8   W     10,906  $        9,085
Hanjin Shipping Co., Ltd.              4,809           4,006     11.50   2017.10.1          3,797           3,163
Renault Samsung Motors Co.,
   Ltd.                                4,243           3,534     10.00   2015.3.13          2,034           1,695
Korea Industry Development
   Co., Ltd.                           8,976           7,478     12.42  2011.12.30          1,147             956
Korean Air Lines Co., Ltd.             2,349           1,957     10.00  2009.12.31            815             679
Doosung Sbtech Co., Ltd.               2,797           2,330     16.50   2011.3.31            659             549
Hanjin Transportation Co.,
   Ltd.                                  880             733     11.50   2017.10.1            309             257
Hanjin Heavy Industries &
   Construction Co., Ltd.                880             733     11.50   2008.4.20            309             257
Jungseok Enterprise Co., Ltd.            589             491     11.50   2017.10.1            210             175
Korean Airport Service                   805             671     11.50   2017.10.1            126             105
Others (11 companies)                 21,210          17,669                                  154             128
                               -------------  --------------                        -------------  --------------
                               W     122,918  $      102,398                        W      20,466  $       17,049
                               =============  ==============                        =============  ==============

(2) Present value discounts in relation to the restructured loans as of December 31, 2001 are summarized as follows:

                                                                                    Unamortized
                                                                                   present value
                                           Face value                                discounts
                                         -------------   Discount     Maturity     -------------
              Borrower                    Korean Won     rate (%)       date        Korean Won
-----------------------------------      -------------   --------   ------------   -------------
                                         (In millions)                             (In millions)
Daelim Industrial Co., Ltd.              W      75,380      11.50       2008.9.8   W      15,865
Samho International Co., Ltd.                   26,250      11.50       2006.9.8              72
Dongbang Textile & Mart Co., Ltd.               23,601       9.41     2002.12.31             124
Anam Semiconductor, Inc.                        20,000      12.75     2003.12.31             494
Dongbang Transport Logistics Co., Ltd.          15,974      10.00     2002.12.31             271
Choongnam Spinning Co., Ltd.                     8,767      10.00     2003.12.31             463
Kia Steel Co., Ltd.                              5,830      13.00     2008.12.31           2,440
Hanjin Shipping Co., Ltd.                        4,809      11.50     2017.10.01           4,050
Renault Samsung Motors Co., Ltd.                 4,242      10.00      2015.3.13           2,235
Daewoo Heavy Industry & Machinery Co.,
   Ltd.                                          3,366       5.50     2002.12.31              98
Others (14 companies)                          199,593                                     3,460
                                         -------------                             -------------
                                         W     387,812                             W      29,572
                                         =============                             =============

(3) Changes in present value discounts for the year ended December 31, 2002 are summarized as follows (in millions of Won):

                                Beginning                                     Ending
 Conditions of borrowers         balance       Increase        Decrease       balance
--------------------------    ------------    -----------    -----------    ----------
Work-out programs             W      1,624    W         -    W     1,470    W      154
Industrial rationalization          21,874              -          5,402        16,472
Court receivership                   6,074          3,996          6,230         3,840
                              ------------    -----------    -----------    ----------
                              W     29,572    W     3,996    W    13,102    W   20,466
                              ============    ===========    ===========    ==========

10.   FIXED ASSETS:

Fixed assets as of December 31, 2001 and 2002 are summarized as follows:

                                                                     Translation into
                                                                        US Dollars
                                                Korean Won               (Note 2)
                                         ------------------------    ----------------
                                            2001          2002             2002
                                         ----------    ----------    ----------------
                                              (In millions)           (In thousands)
Land                                     W  900,551    W  846,517    $        705,196
Buildings                                   404,229       394,438             328,589
Leasehold improvements                       36,176        45,465              37,875
Furniture and equipment                     407,035       485,598             404,530
Construction in progress                      6,025           817                 681
                                         ----------    ----------    ----------------
      Total tangible assets               1,754,016     1,772,835           1,476,871
Accumulated depreciation                   (417,356)     (474,016)           (394,882)
Goodwill                                    224,043       112,020              93,319
Other intangible assets                       4,876         4,300               3,582
Non-business use properties                     208           173                 144
Valuation allowances                            (12)            -                   -
                                         ----------    ----------    ----------------
                                         W1,565,775    W1,415,312    $      1,179,034
                                         ==========    ==========    ================

As of December 31, 2001 and 2002, the published value of land was W681,179 million and W624,995 million (US$520,656 thousand), respectively, using the disclosed public land price announced annually by the Government pursuant to the Laws on Disclosure of Land Price and Valuation of Land.

11.   OTHER ASSETS:

Other assets as of December 31, 2001 and 2002 are summarized as follows:

                                                                                      Translation into
                                                                                         US Dollars
                                                                 Korean Won               (Note 2)
                                                          ------------------------    ----------------
                                                             2001          2002             2002
                                                          ----------    ----------    ----------------
                                                               (In millions)           (In thousands)
Guarantee deposits                                        W  427,152    W  460,949    $        383,996
Accounts receivable                                          936,602     1,528,507           1,273,331
Accrued income                                               355,610       336,856             280,619
Prepaid expenses                                               6,987         6,286               5,237
Deferred income tax assets (see Note 25)                     200,248       227,067             189,159
Domestic exchange settlement account - debit               1,436,041     2,533,003           2,110,133
Adjustment for valuation of financial derivatives             68,261       139,933             116,571
Properties leased under operating leases, net of
   depreciation and allowance for loss on
   disposal of properties                                    173,520       152,121             126,725
Loans to trust accounts                                      139,000       145,400             121,126
Accounts receivables - other                                  23,848        25,129              20,934
Other                                                        136,070       125,812             104,810
                                                          ----------    ----------    ----------------
                                                          W3,903,339    W5,681,063    $      4,732,641
                                                          ==========    ==========    ================

12.   COLLATERALIZED ASSETS:

Collateralized assets as of December 31, 2001 and 2002 are summarized as follows:

                                                                 Translation into
                                                                    US Dollars
                                              Korean Won             (Note 2)
                                       -------------------------  --------------
Collateralized
    assets           Provided to           2001         2002             2002           Provided for
---------------  --------------------  -----------  ------------  --------------  -------------------------
                                             (In millions)        (In thousands)
Investment                                                                        RP of Bank of Korea
  securities     Bank of Korea         W 1,400,000  W  1,400,000  $    1,166,278    (BOK)
       "              "                  1,026,300     1,050,000         874,708  Borrowings from BOK
       "              "                    735,000       735,000         612,296  Intra-day overdraft from
                                                                                    BOK
       "              "                    276,100       146,700         122,209  Settlement risk
       "         Development Bank of
                   Singapore and                                                  Borrowings in foreign
                   others                  789,000       857,700         714,512   currencies
       "         Customer RP             1,650,000       695,000         578,974  Customer RP
       "         ING Seoul                  26,300             -               -  Collateral for interest
                                                                                    rate swap
       "         Korea Securities
                   Finance                                                        Fund of government
                   Corporation                   -        65,000          54,149    bonds
       "         Samsung Futures Inc.
                   and other                 8,500        19,500          16,245  Futures transaction
       "         KAMCO                      26,743        25,988          21,649  Settlement of sales of
                                                                                    non-performing loans
       "         CHB NPL 1st SPC            40,000        40,000          33,322  Collateral regarding the
                                                                                    issuance of ABS
       "         Seoul Guarantee
                   Insurance Co. and
                   other                    78,802        78,802          65,647  Securities lent
Real estate for
   business                                                                       Key money  deposit  for
   purpose       Lessees                    16,291        12,015          10,009    rent
                                       -----------  ------------  --------------
                                       W 6,073,036  W  5,125,705  $    4,269,998
                                       ===========  ============  ==============

13.   INSURED ASSETS:

Assets insured as of December 31, 2001 and 2002 are as follows (in millions of Won):

                                                      Book Value              Insured Amount
                                              ------------------------   -----------------------
Type of insurance            Assets                2001          2002         2001         2002
-----------------   -----------------------   ------------- ------------ ----------------------
 Fire               Buildings                 W   338,037   W  319,173   W  349,779   W  312,958
                    Furniture and Equipment        83,932      132,312      115,103      143,824
                                              -----------   ---------    ----------   ----------
                                              W   421,969   W  451,485   W  464,882   W  456,782
                                              ===========   ==========   ==========   ==========

14.   DEPOSITS:

(1)   Deposits as of December 31, 2001 and 2002 are summarized as follows:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                             2001          2002                2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Deposits in local currency                              W 33,276,165    W  38,538,270    $     32,104,523
Deposits in foreign currencies                             1,857,807        1,195,292             995,745
Negotiable certificates of deposits                        2,320,531        4,151,898           3,458,762
Deposits in bills issued                                   1,226,611        1,106,525             921,797
Trust of cash management accounts                            241,030          133,854             111,508
                                                        ------------    -------------    ----------------
                                                        W 38,922,144    W  45,125,839    $     37,592,335
                                                        ============    =============    ================

(2) Deposits in local currency and foreign currencies from other banks and financial institutions as of December 31, 2001 and 2002 are summarized as follows:

                                                          Translation into
                                                             US Dollars
                                       Korean Won             (Note 2)        Percentage (%)
                               -------------------------   --------------   -------------------
                                  2001          2002            2002          2001       2002
                               -----------   -----------   --------------   --------   --------
                                       (In millions)       (In thousands)
Commercial banks               W   412,284   W 1,415,175   $    1,178,920      18.49      45.50
Securities companies               485,863       471,969          393,176      21.79      15.18
Insurance companies                177,712       247,007          205,771       7.97       7.94
Savings institutions               934,908       696,889          580,547      41.93      22.41
Other financial institutions       218,788       279,113          232,517       9.82       8.97
                               -----------   -----------   --------------   --------   --------
                               W 2,229,555   W 3,110,153   $    2,590,931     100.00     100.00
                               ===========   ===========   ==============   ========   ========

15.   BORROWINGS:

Borrowings as of December 31, 2001 and 2002 are summarized as follows:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                             2001          2002                2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Borrowings in local currency:
   General borrowings                                   W  1,577,563    W   1,288,124    $      1,073,079
   Subordinated borrowings                                    88,500           15,000               12,496
                                                        ------------    -------------    ----------------
                                                           1,666,063        1,303,124           1,085,575
Borrowings in foreign currencies                           2,779,550        3,536,020           2,945,701
Bonds sold under repurchase agreements                     1,816,983          995,311             829,149
Bills sold                                                   492,655          900,459             750,133
Due to Bank of Korea in foreign currencies                   376,506           14,372              11,973
Call money                                                   297,974           94,435              78,670
                                                        ------------    -------------    ----------------
                                                        W  7,429,731    W   6,843,721    $      5,701,201
                                                        ============    =============    ================

16.   DEBENTURES:

(1)   Debentures as of December 31, 2001 and 2002 are summarized as follows:

                                                                                   Translation into
                                                                                      US Dollars
                                                               Korean Won              (Note 2)
                                     Interest rate    --------------------------   ----------------
                                       per annum          2001           2002            2002
                                    ---------------   ------------   -----------   ----------------
                                                            (In millions)           (In thousands)
Debentures in local currency:
   General debentures               4.60~8.56%
                                    CD+0.24~0.35      W    450,000   W 4,108,792   $      3,422,852
   Subordinated debentures          7.15~18.00%,
                                    Prime rate+1~2%      1,075,700     1,002,000            834,722
                                                      ------------   -----------   ----------------
                                                         1,525,700     5,110,792          4,257,574
   Discounts on debentures                                  (5,836)      (84,399)           (70,309)
                                                      ------------   -----------   ----------------
                                                         1,519,864     5,026,393          4,187,265
                                                      ------------   -----------   ----------------
Debentures in foreign currencies:
   General debentures               6M Libor +
                                    0.50~1.20%             205,546             -                  -
   Subordinated debentures          6M Libor +
                                    4.95%,
                                    11.50~11.88%           704,443       653,834            544,680
                                                      ------------   -----------   ----------------
                                                           909,989       653,834            544,680
   Discounts on debentures                                 (10,177)       (7,878)            (6,563)
                                                      ------------   -----------   ----------------
                                                           899,812       645,956            538,117
                                                      ------------   -----------   ----------------
                                                      W  2,419,676   W 5,672,349   $      4,725,382
                                                      ============   ===========   ================

17.   ALLOWANCE FOR POSSIBLE LOSSES ON CONFIRMED ACCEPTANCES AND GUARANTEES:

(1) The classifications of confirmed acceptances and guarantees as of December 31, 2002 and 2001 are summarized as follows (in billions of Won):

                                                                 2002
                            --------------------------------------------------------------------------------
                                                                                    Estimated
                               Normal     Precautionary   Substandard   Doubtful       loss         Total
                            -----------   -------------   -----------   ---------   ----------   -----------
Confirmed acceptances and
   guarantees               W     960.4   W       134.2   W       2.2   W   140.1   W      0.7   W   1,237.6
Required ratio of
   allowance for credit
   losses to credit
   balances                           0%             0%            20%         50%         100%
Minimum required
   allowance for credit
   losses                   W         -   W           -   W       0.4   W    70.1   W      0.7   W      71.2
Allowance for credit
   losses recorded          W         -   W        54.7   W       0.4   W    70.1   W      0.7   W     125.9

                                                                 2001
                            --------------------------------------------------------------------------------
                                                                                    Estimated
                               Normal     Precautionary   Substandard   Doubtful       loss         Total
                            -----------   -------------   -----------   ---------   ----------   -----------
Confirmed acceptances and
   guarantees               W   1,929.1   W       192.3   W      44.3   W    23.7   W      1.3   W   2,190.7
Required ratio of
   allowance for credit
   losses to credit
   balances                           0%              0%           20%         50%         100%
Minimum required allowance
   for credit losses        W         -   W           -   W       8.9   W    11.8   W      1.3   W      22.0
Allowance for credit
   losses recorded          W         -   W        29.1   W       8.9   W    12.3   W      1.3   W      51.6

      As explained in Note 2, the Banker's usance as of December 31, 2001, amounting to W 928,027 million has been reclassified into loans in foreign currencies from the acceptance accounts consisting off-balance item and included in the total credits above.

(2) Percentages of allowances for acceptances and guarantees outstanding on the aggregate amount of acceptances and guarantees outstanding as of as of December 31, 2000, 2001 and 2002 are summarized as follows (in billions of Won):

                                  As of December 31,    As of December 31,    As December of 31,
                                         2000                  2001                  2002
                                  ------------------    ------------------    ------------------
Aggregate amount of
   acceptances and guarantees
   confirmed                      W          2,782.0    W          2,190.7    W          1,237.6
Allowances for acceptances and
   guarantees confirmed           W             63.8    W             51.6    W            125.9
Coverage ratio (%)                              2.29                  2.36                 10.17

(3) The Bank has provided W 159,840 million (US$133,156 thousand) of performance bond to the Sports Toto Co., Ltd. in relation to Sports Toto lottery business, which would contribute to sport promotion as a funding vehicle. As of December 31, 2002, this Company went bankrupt and experienced a serious liquidity shortage together with the uncertainty in its going concern. These uncertainties heavily depend on restoring and normalization of lottery business through the successful implementation of financial and operational reorganization plan. In this connection, the Bank has classified this company as "doubtful" and provided 50 percent of allowances for the outstanding credit of W 139,840 million (US$116,495 thousand) performance bond without deducting W 20,000 million of deposit collateral as of December 31, 2002.

18.   OTHER LIABILITIES:

Other liabilities as of December 31, 2001 and 2002 are summarized as follows:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                             2001          2002                2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Accrued severance benefits (see Note 2)                 W     20,688    W      51,560    $         42,952
Deposits with employee retirement trust (see Note 2)         (10,000)         (30,000)            (24,992)
Allowance for possible losses on acceptances and
  guarantees                                                  51,565          125,923             104,901
Other allowance for bad debts                                      -           15,357              12,793
Borrowings from trust accounts                               655,804          446,698             372,124
Foreign exchange remittances pending                          65,452           57,879              48,217
Accounts payable                                             776,137        1,444,027           1,202,955
Accrued expenses                                             892,923          889,362             740,888
Unearned revenues                                            106,280           99,788              83,129
Deposits for letters of guarantees and other                  89,360           63,133              52,593
Domestic exchange settlement account - credit              1,203,420        2,318,345           1,931,310
Accounts payable - other                                     362,578          168,580             140,437
Adjustment for valuation of financial derivatives             24,268           80,986              67,466
Others                                                       480,448          530,443             441,889
                                                        ------------    -------------    ----------------
                                                        W  4,718,923    W   6,262,081    $      5,216,662
                                                        ============    =============    ================

      The other allowance for bad debts consists of (i) 1 percent of the portion of unused cash advance facility (75 percent of the facility less used balance) of active credit card accounts having transaction records during the recent one year and, (ii) for the expected future expenses due to the bonus point given to credit card users and, (iii) expected losses from the recourse obligation provided to KAMCO in relation to sales of non-performing loans and (iv) expected losses from pending lawsuits. The Bank records this other bad debts expense as non-interest expense.

19.   SHAREHOLDERS' EQUITY:

(1)   Common stock:

      The Bank has 2,000,000,000 authorized shares of common stock, W 5,000 par value, of which 679,118,429 common shares were issued and outstanding as of December 31, 2002.

      In accordance with the general shareholders' meeting held on January 27, 1999, the Bank reduced its outstanding shares at the rate of 4.5045 shares to one share under a capital reduction without consideration. The capital reduction resulted in a decrease of W 723.9 billion in the common stock and a gain for the same amount, which was offset against accumulated deficit in 1999. On February 19, 1999, May 7, 1999 and September 30, 1999, the Bank increased its common stock by a total of W 2,717.9 billion by issuing 544 million shares to Korea Deposit Insurance Corporation (KDIC) at par value. In addition, the Bank increased its common stock as a result of the acquisitions of Chungbuk Bank and Kangwon Bank. On November 23, 1999, the Bank increased its common stock by W 275.0 billion through an offering of 55,000,000 shares of common stock for an aggregate offer price of approximately W 302.5 billion. For the year ended December 31, 2002, the Bank increased its common stock by 40,314 shares amounting to W 201 million (US$167 thousand) through the exercise of stock warrants. The common stock as of December 31, 2002 amounted to W 3,395.6 billion (US$2,828.7 million) of which KDIC owns 80.04 percent.

(2)   Disposition of accumulated deficit:

      To dispose of the accumulated deficit, on February 28, 1998, the Bank transferred voluntary reserves amounting to W 279.3 billion and on February 18, 1999, capital surplus, statutory reserves and other voluntary reserves totaling to W 1,196.0 billion were also transferred. On February 12, 1999, the Bank disposed of its accumulated deficits using the gain on reduction of capital stock of W 723.9 billion, which was recognized by resolution in a temporary general meeting of shareholders held on January 27, 1999. In 2002, the Bank disposed of its accumulated deficits using capital in excess of par value of W 24 million (US$20 thousand) derived from the execution of the stock warrants and gains on disposal of treasury stock (classified as other capital surplus) of W 45,155 million (US$37,617 thousand).

(3)   Other reserves:

      Other reserves were appropriated in the branches located in Tokyo and Mumbai according to the banking laws of Japan and India, respectively, and may be used to offset a deficit incurred in those branches exclusively. The beginning balance of other reserves for the current period was W 9,145 million and ending balance was W 10,619 million (US$8,846 thousand), reflecting W 1,740 million (US$1,450 thousand) of appropriation and W 266 million (US$222 thousand) of foreign currency translation gain.

(4)   Capital adjustments:

      Capital adjustments as of December 31, 2001 and 2002 are summarized as follows:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                             2001          2002                2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Stock option cost                                       W      1,321    W       2,456    $          2,046
Treasury stock                                               (72,902)               -                   -
Loss on valuation of investment securities, net             (408,341)        (185,007)           (154,121)
                                                        ------------    -------------    ----------------
                                                        W   (479,922)   W    (182,551)   $       (152,075)
                                                        ============    =============    ================

      1) Treasury stock:

      As of December 31,1999, the Bank had 29,279,890 shares held as treasury stock with a carrying value of W 262,742 million arising from the purchase of the shares of dissenters on the acquisition of Kangwon Bank. In 2000, the Bank disposed of 40,000 shares held as treasury stock with a carrying value of W 298 million by awarding the shares to employees and added the valuation loss on treasury stock of W 100,716 million to goodwill, which is being amortized over the remaining useful life up to 2003 using the straight-line method. In 2001, the Bank sold 11,916,240 shares held as treasury stock with the book value of W 88,752 million and awarded 10,000 shares held as treasury stock with the book value of W 74 million to employees. The loss on disposal of treasury stock of W 59,409 million, which resulted from these transactions in 2001, was added to the accumulated deficit. In 2002, the Bank sold 17,313,650 treasury shares with the book value of W 72,902 million, which resulted in W 45,155 million (US$37,617 thousand) gain on disposal of treasury stock considered as capital surplus. This W 45,155 million disposal gain was used for disposition of accumulated deficit in 2002.

      2) Stock option costs:

      On March 27, 2000, March 9, 2001 and March 29, 2002, the Bank granted stock options, which give the grantee the right to buy the Bank's shares, to the management of the Bank including the president and deputy-president. The number of stock options granted will be determined depending on the relative stock price increase rate of the Bank over the banking industry's stock price increase rate, the Bank's non-performing loans ratio, and BIS capital ratio. If the stock options are exercised, the Bank has the option either to issue new shares or shares held as treasury stock, or to pay the difference between the market price and the exercise price in cash or with treasury stocks.

      The summary of stock options granted as of December 31, 2002 is summarized as follows:

        Description                First grant          Second grant           Third grant
----------------------------   -------------------   -------------------   -------------------
Exercisable number of shares   969,200 shares        664,000 shares        312,000 shares
Type                           Share issue           Share issue           Share issue
Exercise price                 W  5,000 per share    W  5,000 per share    W  5,657 per share
Exercisable period             2003.3.28~2006.3.27   2004.3.10~2007.3.9    2004.3.30~2007.3.29
Valuation method               Fair value approach   Fair value approach   Fair value approach

      The summary of stock option costs over the exercisable period is summarized as follows (in millions of Won):

                                          First       Second       Third
               Description                grant        grant        grant      Total
-------------------------------------   ---------   ----------   ---------   ---------
Total stock option costs                W     989   W      912   W   1,451   W   3,352
Amortized in prior periods                    941          380           -       1,321
Amortized for the year ended December
    31, 2002                                   48          482         605       1,135
To be amortized after current period            -           50         846         896

      The Bank estimated stock option costs using the Black/Scholes Pricing Model as follows:

           Description                                      Application
--------------------------------    ----------------------------------------------------------
Risk free rate                      Yield of 3 year treasury bond (9.07% for the first, 5.99%
                                      for the second and 6.39% for the third)
Expected exercising period          4.5 years for the first and second, 3.5 years for the third
Expected variable of stock price    81% for the first, 95% for the second and 93% for the
                                      third, which are the annualized standard
                                      deviation of expected stock investment yield based on
                                      continuous compounding method
Weight average of exercise price    W 5,000 per share (for the first and second) and W  5,657
                                      (for the third)
Weight average of fair value        W 989 million (for the first), W 912 million (for the
                                      second) and W 1,451 million (for the third)

      3) Loss on valuation of investment securities, net:

      Loss on valuation of investment securities as of December 31, 2001 and 2002 consisted of:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                            2001            2002               2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Valuation of investment securities of subsidiaries
   using the equity method                              W     23,081    W      23,385    $         19,481
Loss on valuation of investment securities of overseas
   branches                                                   (1,263)            (451)               (376)
Loss on valuation of investment securities of
   headquarters                                             (430,159)        (207,941)           (173,226)
                                                        ------------    -------------    ----------------
                                                        W   (408,341)   W    (185,007)   $       (154,121)
                                                        ============    =============    ================

(5)   Merger:

      Chungbuk Bank and Kangwon Bank were merged with the Bank on April 30 and September 11, 1999, respectively. The assets and liabilities of the merged banks were recorded at book value in the balance sheet of the Bank and the excess of the consideration distributed for the business combinations over the net assets transferred was recorded as goodwill, which amounted to W 120,115 million and W 314,091 million, respectively. In addition, the Bank subsequently adjusted the goodwill by W 100,716 million in 2000 due to the revaluation of treasury stocks acquired in relation to those business combinations.

20.   INTEREST ON LOANS:

For the years ended December 31, 2001 and 2002, the interest on loans included income from credit card cash advance and card loans amounting to W 534.2 billion and W 546.2 billion (US$455.0 million), respectively, which is classified as interest income.

21.   FEES AND COMMISSIONS:

Fees and commissions for the years ended December 31, 2001 and 2002 are summarized as follows:

                                                                                         Translation into
                                                                                            US Dollars
                                                                 Korean Won                  (Note 2)
                                                        -----------------------------    ----------------
                                                            2001            2002               2002
                                                        ------------    -------------    ----------------
                                                                (In millions)             (In thousands)
Guarantee fees                                          W     10,338    W      10,129    $          8,438
Fees and Commission on credit card accounts                  356,580          560,419             466,860
Commissions received from early termination of trust
   accounts                                                    2,446              378                 315
Service charges on other financial services                  163,120          192,765             160,584
                                                        ------------    -------------    ----------------
                                                        W    532,484    W     763,691    $        636,197
                                                        ============    =============    ================

Fees and commissions included income from credit card purchases and installment payments.

22.   OTHER NON-INTERST INCOME:

Other income of non-interest income for the years ended December 31, 2001 and 2002 are summarized as follows:

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                          Korean Won                  (Note 2)
                                                                 -----------------------------    ----------------
                                                                     2001            2002               2002
                                                                 ------------    -------------    ----------------
                                                                         (In millions)             (In thousands)
Reversal of allowance for possible losses of acceptances
   and guarantees                                                W     19,400   W            -    $              -
Gain on disposal of fixed assets                                        1,596            7,396               6,161
Gain on valuation of investments using the equity method               22,113           22,388              18,650
Gain on sale of investment securities                                  49,164           48,958              40,785
Recovery of investment bonds impairment loss                           21,357              223                 186
Gain on valuation of stock market stabilization fund                   20,071            2,838               2,364
Gain on sale of loans                                                     824              403                 336
Other                                                                 186,761           95,980              79,957
                                                                 ------------    -------------    ----------------
                                                                 W    321,286    W     178,186    $        148,439
                                                                 ============    =============    ================

23.   GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses for the years ended December 31, 2001 and 2002 are summarized as follows:

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                          Korean Won                  (Note 2)
                                                                 -----------------------------    ----------------
                                                                     2001            2002               2002
                                                                 ------------    -------------    ----------------
                                                                         (In millions)             (In thousands)
Salaries                                                         W    206,639    W     338,648    $        282,113
Provision for severance benefits                                       19,517           32,763              27,294
Other employee benefits                                               107,224           67,422              56,166
Rent                                                                   21,191           25,875              21,555
Entertainment                                                           7,533            7,701               6,415
Depreciation                                                           70,693           76,987              64,135
Amortization of intangible assets                                     113,130          112,803              93,971
Taxes and dues                                                         32,347           39,756              33,119
Advertising                                                            13,477           16,383              13,648
Other                                                                 120,988          137,990             114,953
                                                                 ------------    -------------    ----------------
                                                                 W    712,739    W     856,328    $        713,369
                                                                 ============    =============    ================

24.   OTHER NON-INTEREST EXPENSES:

Other expenses of non-interest expenses for the years ended December 31, 2001 and 2002 are summarized as follows:

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                          Korean Won                  (Note 2)
                                                                 -----------------------------    ----------------
                                                                     2001            2002               2002
                                                                 ------------    -------------    ----------------
                                                                         (In millions)             (In thousands)
Loss on disposal of investment securities                        W     54,597    W      57,304    $         47,738
Loss on disposal of fixed assets                                        5,961           17,626              14,683
Investment securities impairment loss                                  79,647          448,236             373,406
                                                                       28,005           32,077              26,722
Other                                                                 172,000          212,338             176,889
                                                                 ------------    -------------    ----------------
                                                                 W    340,210    W     767,581    $        639,438
                                                                 ============    =============    ================

25.   INCOME TAX EXPENSE:

The annual tax charge takes into account current income tax on taxable income and expenses for the year, and deferred taxes resulting from timing differences and loss carryforward. Deferred taxes are calculated according to the liability method for the timing differences added or deducted during the year and loss carryforward using the future year's estimated tax rate. The Bank is subject to a number of taxes based on earnings, which result in the normal tax rate of 30.8 percent in 2001. Beginning 2002, it decreased to 29.7 percent.

(1) Income tax expense (benefits) for the years ended December 31, 2001 and 2002 consisted of the following:

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                          Korean Won                  (Note 2)
                                                                 -----------------------------    ----------------
                                                                     2001            2002               2002
                                                                 ------------    -------------    ----------------
                                                                         (In millions)             (In thousands)
Domestic offices:
  Income tax to be paid                                          W          -    W          99    $             83
  Tax effect on changes in cumulative
    temporary differences                                             (46,168)         (78,082)            (65,047)
  Tax effect on changes in tax loss
    carryforward                                                     (143,861)          48,082              40,055
                                                                 ------------    -------------    ----------------
                                                                 W   (190,029)   W     (29,901)   $        (24,909)
                                                                 ------------    -------------    ----------------

Overseas offices:
  Income tax to be paid                                          W      4,618    W       1,605    $          1,337
  Tax effect on changes in cumulative
    temporary differences                                                (695)           3,181               2,650
                                                                 ------------    -------------    ----------------
                                                                        3,923            4,786               3,987
                                                                 ------------    -------------    ----------------
Income tax expense (benefits)                                    W   (186,106)   W     (25,115)   $         20,922
                                                                 ============    =============    ================

(2) For the years ended December 31, 2001 and 2002, the differences between the income before income tax in financial accounting and the taxable income pursuant to Corporate Income Tax Law of Korea are summarized as follows:

                                                                                                  Translation into
                                                                                                     US Dollars
                                                                          Korean Won                  (Note 2)
                                                                 -----------------------------    ----------------
                                                                     2001            2002               2002
                                                                 ------------    -------------    ----------------
                                                                 (In millions)   (In millions)     (In thousands)
Income before income tax                                         W    336,425    W    (611,160)   $       (509,130)
Permanent differences                                                 (66,306)          39,595              32,985
Temporary differences                                                 (57,682)         699,110             582,397
                                                                 ------------    -------------    ----------------
                                                                      212,437          127,545             106,252
Tax loss carryforward                                                 212,437          127,545             106,252
                                                                 ------------    -------------    ----------------
Taxable income (Tax loss)                                        W          -    W           -    $              -
                                                                 ============    =============    ================

(3) Details of cumulative temporary differences and loss carryforward, including their increase and decrease, for the current period are summarized as follows (in millions of Won):

                                      Beginning                                Ending
             Accounts                  balance      Increase     Decrease     balance
----------------------------------   -----------   ----------   ----------   ----------
Allowance for possible loan losses   W   351,679   W  388,134   W  351,679   W  388,134
Goodwill                                (224,046)           -     (112,025)    (112,021)
Accrued interest                        (219,091)     (91,132)    (126,081)    (184,142)
Allowance for possible losses of
  confirmed acceptances and
  guarantees                              51,565      125,923       51,565      125,923
Present value discounts                   13,617            -        5,910        7,707
Gain on valuation of derivatives         (43,993)     (58,946)     (43,993)     (58,946)
Treasury stock                            82,498            -       82,498            -
Trading securities                       107,762      448,236            -      555,998
Other                                     17,598      182,196       85,748      114,046
                                     -----------   ----------   ----------   ----------
                                         137,589      994,411      295,301      836,699
Tax loss carryforward                  2,949,737            -      127,545    2,822,192
                                     -----------   ----------   ----------   ----------
                                     W 3,087,326   W  994,411   W  422,846   W3,658,891
                                     ===========   ==========   ==========   ==========

      Some of the estimated amounts of cumulative temporary differences as of December 31, 2001 were differently finalized in filing its tax return. These differences reflected and accounted for prospectively and the beginning balance of cumulative temporary differences of the year ended December 31, 2002 are based on the actual tax return file of prior year.

(4) Deferred income tax assets as of December 31, 2002 are summarized as follows (in millions of Won):

                        As of                           As of
                     December 31,      Increase      December 31,
                         2001         (Decrease)        2002
                     ------------    ------------    ------------
Domestic offices     W    190,029    W     30,000    W    220,029
Overseas offices           10,219          (3,181)          7,038
                     ------------    ------------    ------------
                     W    200,248    W     26,819    W    227,067
                     ============    ============    ============

      The Bank recognized the deferred income tax assets resulting from temporary difference and loss carryforward as of December 31, 2001 due to the likelihood of its realization. Although the Bank incurred net loss in 2002, the Bank has projected that results will continue to improve and the Bank has recognized the deferred income tax assets resulting from temporary differences and loss carryforwards.

(5) Tax loss carryforwards are subject to a five-year carryforward period. The details of tax loss carryforwards together with their effective period as of December 31, 2002 are summarized as follows (in millions of Won):

                      As of                            Remaining balance
                  December 31,         Use in          as of December 31,       Period
Year incurred         2001         current period            2002             deductible
-------------     ------------     --------------     -------------------     ----------
    1998          W  1,889,691     W      127,545     W         1,762,146        By 2003
    1999               894,875                  -                 894,875        By 2004
    2000               165,171                  -                 165,171        By 2005
                  ------------     --------------     -------------------
                  W  2,949,737     W      127,545     W         2,822,192
                  ============     ==============     ===================

      The tax loss carryforwards incurred in 1999 were taken over from Kangwon Bank and Chungbuk Bank through the merger. However, for taxation purpose, this loss carryforward is separately maintained and deductible only when the related business division reports taxable income.

26.   TRANSACTIONS WITH AFFILIATED COMPANIES:

(1) Subsidiaries as of December 31, 2002 are summarized as follows (in millions of Won):

                                                                                  Equity
              Subsidiaries               Capital stock     Number of shares    ownership (%)
--------------------------------------   -------------   -------------------   -------------
In Korea:
   Chohung Investment Trust Management
     Co., Ltd.                                  45,000             7,179,678           79.77
Outside of Korea:
   Chohung Finance Ltd., Hong Kong              18,006               149,999           99.99
   Chohung Bank of New York                     16,806               400,000          100.00
   Chohung Bank (Deutschland) GmbH              19,286   Limited partnership          100.00
   California Chohung Bank                      36,829             3,068,070          100.00
   Chohung Vina Bank                            24,008   Limited partnership           50.00

(2) Significant balances with related parties as of December 31, 2002 are summarized as follows (in millions of Won):

      Assets

                                                 Due from
                                             banks in foreign   Loans in foreign       Call
                                                currencies         Currencies         loans
                                             ----------------   ----------------   ------------
Chohung Finance Ltd., Hong Kong              W              -   W         69,623   W          -
Chohung Bank of New York                                1,154             10,804              -
Chohung Bank (Deutschland) GmbH                         2,834            104,150          8,517
California Chohung Bank                                   847                  -              -
Chohung Vina Bank                                          -                   -          3,001
                                             ----------------   ----------------   ------------
                                             W          4,835   W        184,577   W     11,518
                                             ================   ================   ============

      Liabilities

                                                 Deposits           Deposits        Borrowings
                                                 in local          in foreign       in foreign        Call
                                                 currency          currencies       currencies        money
                                             ----------------   ----------------   ------------   -----------
Chohung Investment Trust Management
   Co., Ltd.                                 W         55,939   W              -   W          -   W         -
Chohung Finance Ltd., Hong Kong                             -                372         77,370         3,082
Chohung Bank (Deutschland) GmbH                             -                  -        136,141        14,495
Chohung Vina Bank                                           -                  -         54,018             -
                                             ----------------   ----------------   ------------   -----------
                                             W         55,939   W            372   W    267,529   W    17,577
                                             ================   ================   ============   ===========

      Significant transactions with related parties for the year ended December 31, 2002 are summarized as follows (in millions of Won):

                                              Interest income   Interest expense
                                              ---------------   ----------------
Chohung Investment Trust Management Co., Ltd. W             -   W          2,448
Chohung Finance Ltd., Hong Kong                           269                443
Chohung Bank of New York                                  265                  7
Chohung Bank (Deutschland) GmbH                         3,027              4,239
Chohung Vina Bank                                           7              1,122
                                              ---------------   ----------------
                                              W         3,568   W          8,259
                                              ===============   ================

(3) Significant balances with related parties as of December 31, 2001 are summarized as follows (in millions of Won):

      Assets

                                                 Due from
                                             banks in foreign   Loans in foreign      Call
                                                currencies         Currencies         loans
                                             ----------------   ----------------   ------------
Chohung Finance Ltd., Hong Kong              W              -   W         90,175   W      2,652
Chohung Bank of New York                                  997             13,261              -
Chohung Bank (Deutschland) GmbH                           832            101,710         23,870
California Chohung Bank                                   226                  -              -
                                             ----------------   ----------------   ------------
                                             W          2,055   W        205,146   W     26,522
                                             ================   ================   ============

      Liabilities

                                                 Deposits           Deposits        Borrowings
                                                 in local          in foreign       in foreign        Call
                                                 currency          currencies       currencies        money
                                             ----------------   ----------------   ------------   -----------
Chohung Investment Trust Management Co.,
   Ltd.                                      W         53,260   W              -   W          -   W         -
Chohung Finance Ltd., Hong Kong                             -                759              -             -
Chohung Bank (Deutschland) GmbH                             -                  -         36,651        14,071
Chohung Vina Bank                                           -                  -         50,392         3,978
                                             ----------------   ----------------   ------------   -----------
                                             W         53,260   W            759   W     87,043   W    18,049
                                             ================   ================   ============   ===========

      Significant transactions with related parties for the year ended December 31, 2001 are summarized as follows (in millions of Won):

                                              Interest income   Interest expense
                                              ---------------   ----------------
Chohung Investment Trust Management Co.,
   Ltd.                                       W             -   W          3,319
Chohung Finance Ltd., Hong Kong                           703                969
Chohung Bank of New York                                1,394                 12
Chohung Bank (Deutschland) GmbH                         4,516              4,596
Chohung Vina Bank                                           -              2,287
                                              ---------------   ----------------
                                              W         6,613   W         11,183
                                              ===============   ================

(4) Guarantees and acceptances provided by the Bank to affiliated companies as of December 31, 2001 and 2002 are summarized as follows:

                                                               Translation into
                                                                  US Dollars
                                          Korean Won               (Note 2)
                                  --------------------------    --------------
          Beneficiary                 2001           2002            2002            Description
------------------------------    ------------    ----------    --------------    -----------------
                                        (In millions)           (In thousands)
Chohung Finance Ltd., Hong Kong   W      7,744    W    1,921    $        1,600    L/C guarantees
Chohung Bank (Deutschland) GmbH                                                   Guarantees for L/C
                                         2,313           158               132      and borrowings
Chohung Bank of New York                     -         2,281             1,900    L/C guarantees
                                  ------------    ----------    --------------
                                  W     10,057    W    4,360    $        3,632
                                  ============    ==========    ==============

27.   COMMITMENTS AND CONTINGENCIES:

In the normal course of its commercial banking business, the Bank makes various commitments and incurs certain contingent liabilities, which are not recorded in the financial statements.

(1) Guarantees and acceptances provided by the Bank as of December 31, 2001 and 2002 are summarized as follows:

                                                                            Translation into
                                                                               US Dollars
                                                       Korean Won                (Note 2)
                                              ----------------------------     -----------
                                                  2001            2002             2002
                                              -----------     ------------     -----------
                                                      (In millions)           (In thousands)
Confirmed:
   Local currency:
     Corporate debentures                     W    37,444     W     27,169     $    22,633
     Financing                                     79,294           94,516          78,737
     Other                                        398,619          455,141         379,158
   Foreign currencies:
     Acceptance                                   431,049          317,046         264,117
     Letters of guarantee - trade finance          39,439           61,592          51,310
     Other                                        276,830          282,160         235,055
                                              -----------     ------------     -----------
                                              W 1,262,675     W  1,237,624     $ 1,031,010
                                              ===========     ============     ===========

Unconfirmed:
   Issuance of letters of credit              W 1,179,569     W  1,199,663     $   999,386
   Other                                          337,012          307,712         256,341
                                              -----------     ------------     -----------
                                              W 1,516,581     W  1,507,375     $ 1,255,727
                                              ===========     ============     ===========

(2) Details, by industry sector, of acceptances and guarantees as of December 31, 2001 and 2002 are summarized as follows:

                                                   Translation into
                                                      US Dollars
                               Korean Won              (Note 2)         Percentage (%)
                      ---------------------------  ----------------   ------------------
                          2001            2002           2002           2001      2002
                      ------------    -----------  ----------------   -------    -------
                             (In millions)          (In thousands)
Manufacturing         W  1,876,654    W 1,953,201  $      1,627,125     67.52      71.15
Wholesale / retail         802,238        618,458           515,210     28.87      22.53
Finance / insurance         40,910         64,132            53,426      1.47       2.34
Construction                30,893         19,352            16,121      1.11       0.71
Others                      28,561         89,856            74,855      1.03       3.27
                      ------------    -----------  ----------------   -------    -------
                      W  2,779,256    W 2,744,999  $      2,286,737    100.00     100.00
                      ============    ===========  ================   =======    =======

(3) Details, by borrower type, of acceptances and guarantees as of December 31, 2001 and 2002 are summarized as follows:

                                                        Translation into
                                                           US Dollars
                                    Korean Won              (Note 2)         Percentage (%)
                           ---------------------------  ----------------   ------------------
                               2001            2002           2002           2001      2002
                           ------------    -----------  ----------------   -------    -------
                                  (In millions)          (In thousands)
Enterprises                W  2,736,475    W 2,640,900  $      2,200,017     98.46      96.21
Households                       14,220         14,243            11,865      0.51       0.52
Public sector and others         28,561         89,856            74,855      1.03       3.27
                           ------------    -----------  ----------------   -------    -------
                           W  2,779,256    W 2,744,999  $      2,286,737    100.00     100.00
                           ============    ===========  ================   =======    =======

(4) The financial derivatives contracts as of December 31, 2002 are summarized as follows:

      As of and for the year ended December 31, 2002, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are summarized as follows (in millions of Won):

                               Outstanding contract             Gain (Loss) on
                                    amount (*)                     valuation           Accumulated
                            ---------------------------     -----------------------     valuation
        Type                  Trading         Hedging        Trading       Hedging     gain (loss)
-----------------------     -----------     -----------     ---------     ---------    ----------
Currency forwards           W 2,135,827     W   164,086     W   8,798     W  (1,838)   W    4,417
Currency swaps                  243,969         148,690        (7,479)         (274)       (4,391)
Currency options (Buy)                1               -             -             -             -
Currency options (Sell)               1               -             -            (4)            -
                            -----------     -----------     ---------     ---------    ----------
                              2,379,798         312,776         1,319        (2,116)           26
                            -----------     -----------     ---------     ---------    ----------
Interest rate futures           340,916               -             -             -             -
Interest rate swaps           2,415,602         762,503        (4,068)       22,464        58,898
                            -----------     -----------     ---------     ---------    ----------
                              2,756,518         762,503        (4,068)       22,464        58,898
                            -----------     -----------     ---------     ---------    ----------
Stock option (Buy)                    5               -            14             -            22
Stock option (Sell)                   5               -             -             -             -
                            -----------     -----------     ---------     ---------    ----------
                                     10               -            14             -            22
                            -----------     -----------     ---------     ---------    ----------
                            W 5,136,326     W 1,075,279     W  (2,735)    W  20,348    W   58,946
                            ===========     ===========     =========     =========    ==========

      As of and for the year ended December 31, 2001, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are summarized as follows (in millions of Won):

                               Outstanding contract             Gain (Loss) on
                                    amount (*)                     valuation           Accumulated
                            ---------------------------     -----------------------     valuation
        Type                  Trading         Hedging        Trading       Hedging     gain (loss)
-----------------------     -----------     -----------     ---------     ---------    ----------
Currency forward            W 1,403,576     W   329,290     W  14,380     W  20,019    W    4,934
Currency swap                    45,724           9,283        12,458           393         2,930
Currency option (Buy)            39,865               -          (790)            -          (790)
Currency option (Sell)           46,661               -           790           (59)          784
                            -----------     -----------     ---------     ---------    ----------
                              1,535,826         338,573        26,838        20,353         7,858
                            -----------     -----------     ---------     ---------    ----------
Interest rate swap              168,643         724,944           (88)       23,905        36,135
                            -----------     -----------     ---------     ---------    ----------
                                168,643         724,944           (88)       23,905        36,135
                            -----------     -----------     ---------     ---------    ----------
                            W 1,704,469     W 1,063,517     W  26,750     W  44,258    W   43,993
                            ===========     ===========     =========     =========    ==========

      (*) Derivative contracts for Korean Won to foreign currency is translated into Korean Won using market exchange rate against foreign currency and the contracts for foreign currency to foreign currency is translated into Korean Won using market exchange rate at the balance sheet date against purchased foreign currency.

      The outstanding contract amount and the gain or loss on valuation for hedging purpose as described in the table above, which include both the derivative transactions accounted for using hedge accounting, pursuant to the Interpretations on Financial Accounting Standards 53-70, and the derivative transactions used for hedging activities but not accounted for as hedges. As of December 31, 2002, the Bank does not have derivative transactions used for cash flow hedging activities or accounted for as cash flow hedges. However, the Bank has derivative instruments accounted for as fair value hedges. The hedged items, to which the fair value hedge accounting was applied, consist of investment securities and subordinated bonds issued. The hedging derivative instruments, such as currency swaps and interest rate swaps, were used to cover exposures to changes in fair value of hedged items resulting from the fluctuations in interest rates.

      As a result of the valuation of hedged items accounted for using fair value hedge accounting, the gain on valuation of investment securities amounting to W2,182 million (US$1,818 thousand), the loss on valuation of investment securities amounting to W233 million (US$194 thousand) and the loss on valuation of subordinated notes issued amounting to W19,239 million (US$16,027 thousand) for the year ended December 31, 2002 were reflected in current operations. The gain or loss on valuation of derivative instruments accounted for using fair value hedge accounting, which amounted to the opposite corresponding amounts resulting from valuation of hedged items, were also reflected in current operations.

      With regard to accounting for the stock index futures traded in Korea Stock Exchange, the currency futures and the interest rate futures traded in Korea Futures Exchange, the gain or loss on valuation accounted for as settlement accounts in the balance sheet is subject to mark-to-market accounting. For the derivative contracts cleared or carried forward to the subsequent year, the difference between the purchase price (settlement price at the end of prior year for the contracts carried over from prior year) and the clearing price (market price for the contract carried forward to subsequent year without clearing) was accounted for as gain or loss on futures trading. There were unsettled interest rate futures amounting to W340,916 million (US$284,002 thousand) as of December 31, 2002.

(5) Other commitments as of December 31, 2001 and 2002 are summarized as follows:

                                                                            Translation into
                                                                               US Dollars
                                                     Korean Won                 (Note 2)
                                           ------------------------------   ----------------
                                               2001              2002             2002
                                           ------------     -------------   ----------------
                                                   (In millions)             (In thousands)
Commitments                                W     53,788     W      47,196     $     39,317
Bills endorsed                                6,735,030        25,175,677       20,972,740
Loans charge - offs                           2,351,530         2,431,322        2,025,426
Loans sold under repurchase agreements          835,481           363,025          302,420
                                           ------------     -------------     ------------
                                           W  9,975,829     W  28,017,220     $ 23,339,903
                                           ============     =============     ============

(6)   Litigation

      In the normal course of its business, the Bank files lawsuits and takes other legal actions in connection with its business, primarily with respect to collection actions.

      As of December 31, 2001 and 2002, the Bank is a plaintiff in 515 lawsuits claiming W242,343 million and 310 lawsuits claiming W182,189 million (US$151,774 thousand), respectively, including the case related to collection of debts. The bank is a defendant in 70 lawsuits claiming W854,462 million and 71 lawsuits claiming W603,786 million (US$502,987 thousand) as of December 31, 2001 and 2002, respectively.

      Among the lawsuits in which the Bank is a defendant as of December 31, 2002, the Bank and two other domestic commercial banks are named as defendants in two lawsuits claiming damages of US$ 441.6 million (W530.1 billion) filed in the United States. The plaintiffs allege the defendants to be jointly liable for the losses arising from the Lernout & Hauspie (L&H) bankruptcy. It is alleged that L&H filed fraudulent financial statements and the Bank and the other banks are accused of aiding and assisting, when the banks factored trade receivables with L&H Korea Co., Ltd. The Bank have filed the motions to dismiss the cases, on the grounds that the Bank placed general loans collateralized by time deposits to L&H Korea rather than factoring of trade receivables. The court has accepted the Bank's motion to dismiss one lawsuit. However, the plaintiff was given 30 days to amend their complaint and has filed a lawsuit again on May 16, 2002. Management of the Bank does not anticipate that the outcome of these lawsuits will have a significant effect on the financial condition or operations of the Bank.

(7)      Sales of non-performing loans with the right of recourse

         From December 15, 1997 to December 31, 2002, the Bank sold
         W 3,894.6 billion (US$3,244.4 million) of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for W 2,124.5 billion (US$1,769.8 million), which included W 2,451.2 billion (US$2,042.0 million) of special loans sold with recourse for W 1,596.6 billion (US$1,330.1 million). KAMCO's ability to exercise its right of recourse depends on whether the borrowers comply with their restructuring commitments. Additional losses may be incurred if KAMCO executes its right of recourse.

         Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2002, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W 273.0 billion (US$227.4 million) at its sale price converted using the exchange rate at December 31, 2002.

         Also, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies (SPC) amounting to W 90.0 billion in 2001, which was intended to reinforce the credit of the assets-backed securities (ABS) issued by SPC.

         As of December 31, 2002, the Bank provided an allowance amounting to W 30.0 billion (US$25.0 million) in relation to the recourse obligation provided to KAMCO in conjunction with the sales of non-performing loans.

28.      ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES:

Assets and liabilities denominated in foreign currencies as of December 31, 2001 and 2002 are summarized as follows:

                                                             Translation into
                                      US Dollars                Korean Won
                               -----------------------   -----------------------
                                  2001        2002          2001         2002
                               ----------   ----------   ----------   ----------
                                    (In thousands)            (In millions)
Assets:
  Cash and due from banks      $  188,251   $  223,474   W  249,640   W  268,259
  Securities                      507,641      437,148      673,182      524,752
  Loans                         4,425,125    4,802,762    5,868,159    5,765,235
                               ----------   ----------   ----------   ----------
                               $5,121,017   $5,463,384   W6,790,981   W6,558,246
                               ==========   ==========   ==========   ==========
Liabilities:
  Deposits                     $1,400,956   $  995,745   W1,857,807   W1,195,292
  Borrowings                    2,930,858    3,638,112    3,886,612    4,367,189
  Debentures                      686,214      544,680      909,989      653,834
  Other liabilities                49,357       48,216       65,452       57,879
                               ----------   ----------   ----------   ----------
                               $5,067,385   $5,226,753   W6,719,860   W6,274,194
                               ==========   ==========   ==========   ==========

29.      TERM STRUCTURE OF ASSETS AND LIABILITIES:

The term structure of assets and liabilities for disclosing purpose to Financial Supervisory Service (FSS) as of December 31, 2002, which exclude merchant accounts, is summarized as follows (in billions of Won):

                                                                                     Classified
                          Less than   Less than   Less than   Less than   More than  substandard
                           3 months    6 months     1 year     3 years     3 years    and below    Total
                          ----------  ----------  ----------  ----------  ----------  ---------  ----------
Due from banks:
     Local currency       W    (85.0) W    (82.2) W    (74.0) W    (74.0) W  1,329.6  W       -  W  1,255.6
     Foreign currencies        140.7       188.9       189.3       192.2           -          -       192.2
Securities:
     Local currency          9,180.9     9,180.9     9,180.9     9,180.9       744.6      242.0    10,167.5
     Foreign currencies        126.4       126.4       133.1       154.4       352.8        6.3       513.5
Loans:
     Local currency          7,547.7    13,680.7    22,900.2    30,861.2     1,088.2      910.4    32,859.8
     Foreign currencies      2,771.2     3,618.2     4,242.6     4,614.5       287.6      155.8     5,057.9
Other Assets:
     Local currency          3,434.7     3,749.7     4,207.4     4,325.7     9,355.2      559.2    14,240.1
     Foreign currencies        439.3       449.3       573.6       596.3       (17.2)       9.6       588.7
                          ----------  ----------  ----------  ----------  ----------  ---------  ----------
                          W 23,555.9  W 30,911.9  W 41,353.1  W 49,851.2  W 13,140.8  W 1,883.3  W 64,875.3
                          ==========  ==========  ==========  ==========  ==========  =========  ==========

Deposits:
     Local currency       W 14,738.5  W 19,951.1  W 27,720.0  W 30,671.7  W 12,018.5  W       -  W 42,690.2
     Foreign currencies        803.0       864.2     1,195.2     1,195.3           -          -     1,195.3
Borrowings:
     Local currency            499.6       532.8       601.2       854.9       448.2          -     1,303.1
     Foreign currencies      2,521.3     3,279.0     3,894.5     4,917.2         1.3          -     4,918.5
Other Liabilities and
   Equity:
     Local currency          1,847.6     2,346.8     4,254.6     6,584.6     7,945.1          -    14,529.7
     Foreign currencies         54.7        94.6        94.6        94.6       143.9          -       238.5
                          ----------  ----------  ----------  ----------  ----------  ---------  ----------
                          W 20,464.7  W 27,068.5  W 37,760.1  W 44,318.3  W 20,557.0  W       -  W 64,875.3
                          ==========  ==========  ==========  ==========  ==========  =========  ==========

30.      STATEMENTS OF CASH FLOWS:

Cash flows from operating activities are presented by the indirect method. Cash for the purposes of the cash flow statements is cash and due from banks.

Material transactions not involving cash inflows and outflows during 2002 and 2001 are summarized as follows:

                                                                                          Translation into
                                                                                             US Dollars
                                                                         Korean Won           (Note 2)
                                                                  -----------------------    ----------
                                                                      2001        2002          2002
                                                                  -----------   ---------  -------------
                                                                       (In millions)       (In thousands)
Debt to equity swap                                               W   459,358   W 316,242    $  263,447
Increase in allowance for possible losses of acceptances
   and guarantees resulting from repurchase of the loans sold           7,146           -             -
Increase (Decrease) in loss on valuation of investment
   securities                                                         102,353    (225,283)     (187,673)
                                                                  -----------   ---------    ----------
                                                                  W   568,857   W  90,959    $   75,774
                                                                  ===========   =========    ==========

31.      AGREEMENT ON IMPLEMENTATION OF MANAGEMENT IMPROVEMENT PLAN:

On January 15, 1999, the Bank obtained approval from the Financial Supervisory Commission (FSC) for its management improvement plan. Pursuant to the approved plan, the Bank received a total of W 2,717.9 billion capital injection from the Korea Deposit Insurance Corporation (KDIC) on February 19, 1999, May 7, 1999 and September 30,1999. As a result of the capital injection by KDIC, the Bank entered into a compliance agreement with FSC and KDIC for its management improvement plan dated November 12, 1999. Under the agreement, the Bank has disposed of bad loans and non-performing tangible assets, reduced the number of employees, and closed its unprofitable branches. As of December 31, 2001, the Bank has achieved the management index targets stipulated in the agreement. The Bank entered into a new agreement dated January 31, 2002 with KDIC, which contains the conditions that the Bank is required to achieve the ratio of non-performing loans below 4.0 percent and 3.5 percent in 2002 and 2003, respectively, meet the BIS capital adequacy ratio of 10.0 percent by December 31, 2002, 10.3 percent by March 31, 2003, 10.5 percent by June 30, 2003, 10.7 percent by September 30, 2003 and 11.0 percent by December 31, 2003, meet the return on assets of 0.5 percent by June 30, 2002, 0.8 percent by September 30, 2002 and 1.0 percent by December 31, 2002 and 2003, achieve W 230 million (US$192 thousand) of operating income before provisions for possible loan losses per employee and other management index targets by the end of December 2002 and 2003. Whether or not the revised management improvement plans are achieved, it may have a significant impact on the Bank's operating, investing, and financing activities including any capital increase or capital reduction and ownership structure. As of December 31, 2002, the Bank failed to achieve the "return on assets" (ROA) target of 1.0 percent and BIS ratio target of 10.0 percent among the required management index targets contained in the agreement. As of the report date, the Bank has not received any request or order from FSC or KDIC and does not expect to receive a request or order as penalty for the non-attainment of the management index targets mentioned above. The new agreement on compliance with the revised management improvement plan will be terminated when KDIC is no longer the largest stockholder unless there are special circumstances.

32.      SELECTION OF THE PRIME BIDDER FOR GOVERNMENT'S STAKE SALES:

On January 23, 2003, the Korea Deposit Insurance Corporation (KDIC), which owns 80.04% of the Bank, selected a consortium led by Shinhan Financial Group as the prime bidder for the sale of its shares in accordance with the resolution of Public Fund Oversight Committee (PFOC). As of January 30, 2003, it is generally understood that KDIC and PFOC intend to sell the shares and continue their efforts for the sale of the shares.

                                                                      APPENDIX 6

                                                                 [DELOITTE LOGO]

CHOHUNG BANK

NON-CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002 AND 2003
TOGETHER WITH INDEPENDENT PUBLIC
ACCOUNTANTS' REPORT

Anjin Deloitte LLC

                     INDEPENDENT PUBLIC ACCOUNTANTS' REPORT

           English Translation of a Report Originally Issued in Korean

To the Shareholders and Board of Directors of Chohung Bank:

We have audited the accompanying non-consolidated balance sheets of the Bank Accounts of Chohung Bank (the "Bank") as of December 31, 2002 and 2003, and the related statements of operations, disposition of accumulated deficit and cash flows for the years then ended, all expressed in Korean won. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chohung Bank as of December 31, 2002 and 2003, and the results of its operations, changes in its accumulated deficit and its cash flows for the years then ended, in conformity with financial accounting standards in the Republic of Korea (see Note 2).

The translated amounts in the accompanying financial statements have been translated into U.S. dollars, solely for the convenience of the reader, on the basis set forth in Note 2.

As discussed in Note 2, Korea Accounting Standard Board (KASB) under Korea Accounting Institute (KAI) established and published Statements of Korea Accounting Standards (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001. SKAS No. 1-"Accounting Changes and Correction of Errors" to No. 13-"Restructuring debt" are established as of December 31, 2003. The Bank prepared its financial statements applying from SKAS No.2 -"Interim Financial Reporting" to No.9 -"Convertible Securities" as of and for the year ended December 31, 2003 (SKAS No.1 -"Accounting Changes and Corrections of Errors" was applied in 2002). From SKAS No.10 -"Inventories" to No.13 -"Restructuring Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6
- "Events Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8 - "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

As discussed in Note 5, on February 25, 2003, the Bank reclassified all of its held-to-maturity securities to available-for-sale securities, as the Bank changed its objective. The Bank disposed such securities amounting to W3,240.5 billion (US$2,705.4 million) and recorded gain on disposal of available-for-sale securities amounting to W 121.6 billion (US$101.5 million) in 2003. The book value of the reclassified remaining securities prior to the assessment amounting to W3,299.9 billion (US$2,755.0 million) was adjusted to the fair market value of W3,342.3 billion (US$ 2,790.4 million) with a resulting gain on valuation of available-for-sale securities of W42.4 billion (US$ 35.4 million) recorded as capital adjustments as of December 31, 2003.

As explained in Note 6, as of December 31, 2003, SK Networks is in a collaborative management with creditors' association committee. In October 2003, in connection with the loans and guarantee credits with SK Networks, W138.0 billion (US$115.2 million) excluding estimated collectible amount from collateral provided by SK Networks and liquidation of the subsidiary of SK Networks in Hong Kong, was converted into W98.0 billion (US$81.8 million) of securities and the remaining W40.0 billion (US$33.4 million) will be swapped into equity. As of December 31, 2003, the Bank provides credits to SK Networks and its subsidiaries amounting to W303.0 billion (US$253.0 million) from the bank accounts including W101.5 billion (US$84.7 million) of L/C bills bought in foreign currency classified as normal and W40.0 billion (US$33.4 million) of loans to be swapped into equity mentioned above. In connection with these credits, the Bank provided an allowance for possible loan losses amounting to W93.8 billion (US$78.3 million). Since the going-concern of SK Networks will highly depend on the future progress of its rescue plan and effective support of financial creditors, actual credit loss from these credit exposures may differ materially from management's current assessment.

As discussed in Note 6, many credit card companies in Korea have been facing difficulties in liquidity due to the bad credit of assets at the end of 2003. Of the credit card companies, LG Card Co., Ltd has been supported with W2 trillion by the Financial Institution Creditors based on their agreement on November 24, 2003 caused by the significant financial difficulties. The association of Financial Institution Creditors in January 2004 agreed to support new loan of W1,591.6 billion (US$ 1,328.8 million) and exercise debt-to-equity swap of W1,907.8 billion (US$ 1,592.8 million) for rehabilitating LG Card Co., Ltd. According to the above agreement, the Bank acquired asset-backed securities of W103.0 billion (US$ 86.0 million) issued by LG Card Co., Ltd. in December 2003 and the Bank plans to exercise debt-to-equity swap amounting to W73.7 billion (US$61.5 million) and to provide additional loan of W73.4 billion (US$61.3 million) in 2004. The loans and securities of the Bank (including trust accounts) in relation to LG Card are W265.2 billion (US$ 221.4 million) as of December 31, 2003. The going concern issues on LG Card Co., Ltd. are highly dependent on the rehabilitation plan and an effective financial support from Financial Institution Creditors. Therefore, the actual amount to be collected from loans and securities held by the Bank might materially differ from management's current estimation.

As discussed in Note 28, from December 15, 1997 to December 31, 2003, the Bank sold W3,894.6 billion of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for W2,124.6 billion, which included W2,451.2 billion of special loans sold with recourse for W1,596.7 billion. Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2003, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W47.3 billion (US$39.5 million) at its sale price. The Bank estimated and reserved W11.6 billion (US$9.7 million) as allowance for possible losses for these obligations. In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies (SPC) amounting to W90.0 billion (US$75.1 million) in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC.

As explained in Note 31, on July 9, 2003, KDIC, which owned 80.04 percent of the Bank's shares, entered into an agreement with Shinhan Financial Group to transfer its entire shares. Shinhan Financial Group became a majority shareholder by acquiring 80.04 percent of shares held by KIDC on August 19, 2003 and contributed capital amounting to W200.0 billion (US$167.0 million) on December 26, 2003. As a result, as of December 31, 2003, common stock of the Bank is W3,595.6 billion (US$3,001.8 million) and Shinhan Financial Group owns
81.15 percent of the Bank's common shares. The change in major shareholder of the Bank might cause significant change in the Bank's management and business environment.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial positions and results of operations in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Anjin Deloitte LLC
A member firm of Deloitte Touche Tohmatsu

Seoul, Korea
January 30, 2004

                                Notice to Readers

This report is effective as of January 30, 2004, the auditors' report date. Certain subsequent events or circumstances may have occurred between the auditors' report date and the time the auditors' report is read. Such events or circumstances could significantly affect the accompanying financial statements and may result in modifications to the auditors' report.

                                  CHOHUNG BANK

                         NON-CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2003

                                                                                             Translation into
                                                                                               U.S. Dollars
                                                                        Korean Won               (Note 2)
                                                               ---------------------------   ----------------
                                                                   2002           2003             2003
                                                               ------------   ------------   ----------------
                                                                       (In millions)          (In thousands)
                                     ASSETS
Cash and due from banks
     (Notes 3, 4, 26, 27 and 29)                               W  2,698,816   W  1,550,638     $  1,294,572
Securities (Notes 5, 11, 26 and 29)                              11,072,577      9,208,341        7,687,712
Loans (Notes 6, 7, 8, 26, 27, 28 and 29)                         45,328,520     42,701,666       35,650,080
Fixed assets (Notes 9, 11, 12 and 29)                             1,415,312      1,280,655        1,069,173
Other assets (Notes 10, 25 and 29)                                5,681,063      4,486,564        3,745,670
                                                               ------------   ------------     ------------
                   Total assets                                W 66,196,288   W 59,227,864     $ 49,447,207
                                                               ============   ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
    Deposits (Notes 13, 26, 27 and 29)                         W 45,125,839   W 40,030,091       33,419,679
    Borrowings (Notes 14, 26, 27 and 29)                          6,843,721      5,711,922        4,768,677
    Debentures (Notes 15, 26 and 29)                              5,672,349      6,424,165        5,363,304
    Other liabilities (Notes 16, 17, 18, 26 and 29)               6,262,081      5,123,046        4,277,046
                                                               ------------   ------------     ------------
                   Total liabilities                             63,903,990     57,289,224       47,828,706
                                                               ------------   ------------     ------------
SHAREHOLDERS' EQUITY (Notes 19, 29 and 31):
    Common stock                                                  3,395,592      3,595,592        3,001,830
    Capital surplus                                                  45,179              -                -
    Other reserves                                                   10,619         14,624           12,209
    Accumulated deficit (net loss of W586,045 million
       in 2002 and W965,951 million in 2003)                       (976,541)    (1,900,455)      (1,586,621)
    Capital adjustments                                            (182,551)       228,879          191,083
                                                               ------------   ------------     ------------
                   Total shareholders' equity                     2,292,298      1,938,640        1,618,501
                                                               ------------   ------------     ------------
                   Total liabilities and shareholders' equity  W 66,196,288   W 59,227,864     $ 49,447,207
                                                               ============   ============     ============

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                    NON-CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                                                                                   Translation into
                                                                                                     U.S. Dollars
                                                                                Korean Won             (Note 2)
                                                                       --------------------------  ----------------
                                                                           2002          2003            2003
                                                                       -------------  -----------  ----------------
                                                                              (In millions)        (In thousands)
INTEREST INCOME AND DIVIDENDS (Note 27):
        Interest on due from banks                                      W    22,023   W     5,267    $     4,397
        Interest and dividends on  securities                               759,327       520,143        434,249
        Interest on loans (Note 20)                                       3,031,095     3,263,010      2,724,169
        Other interest income                                                37,404        26,644         22,244
                                                                        -----------   -----------    -----------
                                                                          3,849,849     3,815,064      3,185,059
                                                                        -----------   -----------    -----------
INTEREST EXPENSE (Note 27):
        Interest on deposits                                              1,508,118     1,409,828      1,177,014
        Interest on borrowings                                              254,333       170,889        142,669
        Interest on debentures                                              264,338       386,865        322,980
        Other interest expense                                               79,382        72,002         60,112
                                                                        -----------   -----------    -----------
                                                                          2,106,171     2,039,584      1,702,775
                                                                        -----------   -----------    -----------

NET INTEREST INCOME                                                       1,743,678     1,775,480      1,482,284
PROVISION FOR POSSIBLE LOAN LOSSES                                        1,542,948     2,159,906      1,803,228
                                                                        -----------   -----------    -----------
NET INTEREST INCOME (EXPENSE) AFTER PROVISION FOR POSSIBLE LOAN LOSSES      200,730      (384,426)      (320,944)

NON-INTEREST INCOME:
        Fees and commissions (Note 21)                                      763,691       696,004        581,069
        Gain on sale of trading securities                                   24,201        24,411         20,380
        Gain on valuation of trading securities                               5,856            58             48
        Gain on foreign currency trading                                    145,089       172,743        144,217
        Gain on derivatives trading                                         440,856       537,639        448,855
        Fees and commissions from trust accounts (Note 2)                    49,012        46,984         39,225
        Gain on sale of available-for-sale securities                        48,958       178,900        149,357
        Other non-interest income (Note 22)                                 129,228       245,552        205,003
                                                                        -----------   -----------    -----------
                                                                          1,606,891     1,902,291      1,588,154
                                                                        -----------   -----------    -----------

(continued)

                                  CHOHUNG BANK

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                                                                         Translation into
                                                                                           U.S. Dollars
                                                                     Korean Won              (Note 2)
                                                             -------------------------   ----------------
                                                                2002          2003            2003
                                                             -----------   -----------   ----------------
                                                                  (In millions)           (In thousands)
NON-INTEREST EXPENSES:
        Commissions                                          W   166,603   W   149,143     $   124,514
        General and administrative expenses (Note 23)            856,328       908,250         758,265
        Loss on foreign currency trading                         104,270        94,630          79,003
        Loss on derivatives trading                              398,694       538,498         449,573
        Contribution to Credit Guarantee Fund                     45,249        53,959          45,048
        Loss on sale of loans                                     16,641       169,560         141,559
        Loss on sale of trading securities                         5,590        15,509          12,948
        Loss on valuation of trading securities                      150         4,374           3,652
        Loss on sale of available-for-sale securities             57,304        14,037          11,719
        Loss on impairment of available-for-sale securities      448,236       232,629         194,214
        Payments to guaranteed return trust account               57,675             -               -
        Other non-interest expenses (Note 24)                    262,041       253,051         211,263
                                                             -----------   -----------     -----------
                                                               2,418,781     2,433,640       2,031,758
                                                             -----------   -----------     -----------

ORDINARY LOSS                                                   (611,160)     (915,775)       (764,548)

EXTRAORDINARY ITEM                                                     -             -               -
                                                             -----------   -----------     -----------

LOSS BEFORE INCOME TAX EXPENSE                                  (611,160)     (915,775)       (764,548)

INCOME TAX EXPENSE (BENEFITS) (Note 25)                          (25,115)       50,176          41,890
                                                             -----------   -----------     -----------
NET LOSS                                                     W  (586,045)  W  (965,951)    $  (806,438)
                                                             ===========   ===========     ===========

ORDINARY LOSS PER COMMON SHARE (in Currency Units) (Note 2)  W      (870)  W    (1,421)    $     (1.19)
                                                             ===========   ===========     ===========
NET LOSS PER COMMON SHARE (in Currency Units) (Note 2)       W      (870)  W    (1,421)    $     (1.19)
                                                             ===========   ===========     ===========

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                STATEMENTS OF DISPOSITION OF ACCUMULATED DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                                                                                                Translation into
                                                                                                                  U.S. Dollars
                                                                                             Korean Won             (Note 2)
                                                                                      ------------------------  ----------------
                                                                                         2002         2003           2003
                                                                                      ----------   -----------  ----------------
                                                                                            (In millions)        (In thousands)
ACCUMULATED DEFICIT BEFORE DISPOSITION:
      Balance at beginning of year                                                    W (388,792)  W  (931,362)   $  (777,560)
      Adjustment of retained earnings of subsidiaries valued using the equity method          36             4              3
      Net loss                                                                          (586,045)     (965,951)      (806,438)
      Other statutory reserves                                                            (1,740)       (3,146)        (2,626)
                                                                                      ----------   -----------    -----------
      Balance at end of year                                                            (976,541)   (1,900,455)    (1,586,621)
                                                                                      ----------   -----------    -----------

DISPOSITION:
      Disposition of capital in excess of par value                                           24             -              -
      Disposition of other capital surplus                                                45,155             -              -
                                                                                      ----------   -----------    -----------
                                                                                          45,179             -              -
                                                                                      ----------   -----------    -----------
UNDISPOSED ACCUMULATED DEFICIT TO BE CARRIED FORWARD TO SUBSEQUENT YEAR               W (931,362)  W(1,900,455)   $(1,586,621)
                                                                                      ==========   ===========    ===========

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                                                                                            Translation into
                                                                                                              U.S. Dollars
                                                                                        Korean Won              (Note 2)
                                                                                -------------------------   ----------------
                                                                                   2002          2003            2003
                                                                                -----------   -----------   ----------------
                                                                                      (In millions)          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                                W  (586,045)  W  (965,951)    $  (806,438)
        Adjustments to reconcile net loss to net cash provided by
          operating activities:
             Depreciation and amortization                                          189,790       210,994         176,151
             Provision for possible loan losses                                   1,542,948     2,159,906       1,803,228
             Provision for severance benefits                                        32,763        32,986          27,539
             Loss on disposal of fixed assets, net                                   10,230        10,730           8,958
             Loss on sale of loans, net                                              16,238       168,240         140,458
             Loss on impairment of available-for-sale securities, net               448,013       213,603         178,329
             Loss (Gain) on disposal of available-for-sale securities, net            8,346      (164,863)       (137,638)
             Gain on sale of trading securities, net                                (18,611)       (8,902)         (7,432)
             Loss (Gain) on valuation of trading securities, net                     (5,706)        4,316           3,603
             Payment of severance benefits                                           (1,891)       (1,954)         (1,631)
             Other, net                                                              (1,900)      142,376         118,865
                                                                                -----------   -----------     -----------
        Net cash provided by operating activities                                 1,634,175     1,801,481       1,503,992
                                                                                -----------   -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Net increase in loans                                                   (12,629,682)     (436,739)       (364,618)
        Proceeds on sale of fixed assets                                             75,475        51,132          42,688
        Purchase of fixed assets                                                   (126,713)     (138,886)       (115,951)
        Net decrease in available-for-sale securities                            10,572,930     2,793,391       2,332,101
        Net decrease (increase) in held-to-maturity securities                   (7,721,649)       47,740          39,857
        Net decrease (increase) in trading securities                               271,064      (129,830)       (108,390)
        Other, net                                                                   10,591       107,113          89,425
                                                                                -----------   -----------     -----------
        Net cash provided by (used in) investing activities                      (9,547,984)    2,293,921       1,915,112
                                                                                -----------   -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Net increase (decrease) in deposits                                       6,203,695    (5,095,748)     (4,254,256)
        Net decrease in borrowings                                                 (703,035)     (899,437)       (750,908)
        Net increase in debentures                                                3,172,501       642,002         535,984
        Disposition of treasury stock                                               118,057             -               -
        Issuance of common stock                                                        225       198,963         166,107
        Other, net                                                                 (216,679)      (89,360)        (74,603)
                                                                                -----------   -----------     -----------
        Net cash provided by (used in) financing activities                       8,574,764    (5,243,580)     (4,377,676)
                                                                                -----------   -----------     -----------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                  660,955    (1,148,178)       (958,572)
CASH AND DUE FROM BANKS, BEGINNING OF YEAR                                        2,037,861     2,698,816       2,253,144
                                                                                -----------   -----------     -----------
CASH AND DUE FORM BANKS, END OF YEAR (Note 30)                                  W 2,698,816   W 1,550,638     $ 1,294,572
                                                                                ===========   ===========     ===========

        See accompanying notes to non-consolidated financial statements.

                                  CHOHUNG BANK

                 NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2003

1.    GENERAL:

Chohung Bank (the "Bank") was established on October 1, 1943 under the Korean Banking Law as a result of the merger of Han Sung Bank, which was established on February 19, 1897, and Dong Il Bank, which was established on August 8, 1906, to engage in commercial banking and trust operations. In addition to the head office in Seoul, the Bank operates 470 domestic branches, and 87 depositary offices throughout the Republic of Korea and 6 overseas branches as of December 31, 2003. The shares of the Bank were listed on the Korea Stock Exchange on June 3, 1956 and on the London Stock Exchange for Global Depositary Receipts (GDRs) on December 5, 1996. The Bank acquired Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively.

The common stock capital of the Bank was decreased by W723,913 million on February 12, 1999 from W930,429 million as of December 31, 1998 in accordance with the resolution of shareholders' meeting on January 27, 1999. After reduction of the capital and merger, the capital of the Bank increased with the capital injection by Korea Deposit Insurance Corporation (KDIC) and amounted to W3,395,592 million as of December 31, 2002.

Shinhan Financial Group became a majority shareholder by acquiring 80.04 percent of the shares held by KIDC on August 19, 2003 and contributed additional capital amounting to W200,000 million (US$166,973 thousand) on December 26, 2003. As a result, as of December 31, 2003, common stock of the Bank is W3,595,592 million (US$3,001,830 thousand) and Shinhan Financial Group owns 81.15 percent of Bank's common shares.

In common with other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector have been implementing structural reforms to historical business practices including corporate governance. The Bank may be either directly or indirectly affected by these economic conditions and the reform program described above. The accompanying financial statements reflect management's assessment of the impact to date of the economic environment on the financial position and results of operations of the Bank. Actual results may differ materially from management's current assessment.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Non-Consolidated Financial Statement Presentation

The Bank maintains its official accounting records in Korean won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with financial accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements. Certain information attached to the Korean language financial statements, but not required for a fair presentation of the Bank's financial position or results of operations, is not presented in the accompanying financial statements.

The U.S. dollar amounts presented in these financial statements were computed by translating the Korean Won into U.S. dollars based on the Bank of Korea (BOK) Basic Rate of W1,197.80 to US$ 1.00 at December 31, 2003, solely for the convenience of the reader. The convenience translations into U.S. dollars should not be construed as a representation that the Korean Won amounts have been, could have been, or could in the future be, converted at this or any other rate of exchange.

The significant accounting policies followed by the Bank in preparing the accompanying non-consolidated financial statements are summarized below.

Allowance for Possible Loan Losses and Other Losses

The Supervisory Regulation of Banking Business (the "Supervisory Regulation") legislated by the Korean Financial Supervisory Commission (FSC) requires the Bank to classify all credits into five categories as normal, precautionary, substandard, doubtful, or estimated loss based on borrowers' repayment capability and historical financial transaction records. The Supervisory Regulation also requires providing the minimum rate of loss provision for each category as described in the next paragraph. In accordance with the Supervisory Regulation and the Accounting Standards for the Banking Industry applied from January 1, 1999, the Bank classifies loans to corporate borrowers, including the securities that have credit attributes such as commercial paper, privately placed bonds and financing lease receivables, into ten categories according to past repayment history including any overdue period, the bankruptcy status of the borrower, and future debt repayment capability based on the borrower's business performance, financial status, cash flows, collateral, industry characteristics and evaluation of the management. Loans to individual business operations and households are also classified into ten categories based only on the past repayment history.

As required by the FSC, the loans to enterprises are classified as of the balance sheet dates as normal, precautionary, substandard, doubtful, or estimated loss. The allowance for possible loan losses is then calculated on the category balances using the prescribed minimum percentages of 0.5 percent or more, 2 percent or more, 20 percent or more, 50 percent or more and 100 percent, respectively. However, the Bank does not provide allowances for the loans to the Korean government and local government entities, call loans, bonds bought under resale agreements, inter-bank loans, and inter-bank loans in foreign currencies, which are classified as normal, as it is not required by the Accounting Standards for the Banking Industry. The loans to households and the credit card receivables are also classified as of the balance sheet dates as normal, precautionary, substandard, doubtful, or estimated loss. Beginning in 2002, the Bank increased the allowance ratio for the loans to households to 0.75 percent or more, 8 percent or more and 55 percent or more classified as normal, precautionary and doubtful, respectively. Also, the allowance ratios for credit card receivables were raised to 1 percent or more, 12 percent or more, and 60 percent or more classified as normal, precautionary and doubtful, respectively. In addition, for the secured household loans newly placed after September 9, 2002, if the ratio of loans to collateral value (loan to value; LTV) exceeds 60 percent, the Bank provides the allowance for possible loan losses of 1 percent or more for the normal and 10 percent or more for the precautionary.

As required by the FSC, the Bank also provides an allowance for possible losses on confirmed acceptances and guarantees. Confirmed acceptances and guarantees are classified as of the balance sheet dates using the same criteria used for loan classification. An allowance is then calculated, using 20 percent or more for confirmed acceptances and guarantees classified as substandard, 50 percent or more for doubtful and 100 percent for estimated loss. No allowance is provided for those confirmed acceptances and guarantees classified as normal and precautionary. Additionally, as prescribed in the debt restructuring accounting standard, loans on companies that were applied for debt restructuring due to the work-out, court receivership or composition and other restructuring process, an allowance for possible loan losses is provided for the residual amount after deducting the present value. The allowance for possible losses on confirmed acceptances and guarantees is presented in other liabilities. This additional provision is included in the non-interest expense.

In addition, beginning in 2002, the Bank provides other allowance in other liabilities, which includes (i) 1 percent for certain portion of unused cash advance facility (75 percent of the facility less used balance) of active credit card accounts having transaction records during the recent one year and, (ii) for the expected future expenses due to the bonus point given to credit card users, (iii) expected losses from the recourse obligation provided to KAMCO in relation to sales of non-performing loans and (iv) expected losses from the pending lawsuits. The Bank accounts for these other bad debts expense in the caption of non-interest expense.

Restructuring of Loans

A loan, whose contractual terms are modified in a troubled debt restructuring through execution of workout plan, court receivership, commencement of corporate reorganization and mutual agreement, is accounted for at the present value of expected future cash flows, if the book value of the loan differs from the present value. The difference between the book value and present value is offset against the allowance for possible loan losses, and any remaining amounts are charged to operations as provisions for possible loan losses. The difference between the book value of a loan and its present value is recorded as present value discount, which is presented as a deduction from the loan. The present value discount is amortized over the remaining restructuring period using the effective interest rate method, and the amortization is recorded as interest income.

Recognition of Interest Income

The Bank recognizes the interest income earned on loans, call loans, long-term deposits with other banks and securities on an accrual basis, except for the interest income on loans having overdue interest, dishonored bills bought in foreign currencies, and all credits to the customers that are bankrupt, given a grace period or a reduction or exemption of interest payments, or listed as watch list clients by the Korean Banking Authorities, where interest income is recognized on a cash basis. As of December 31, 2002 and 2003, the principal amount of loans of which the accrued interest income was not recorded in the financial statements based on the stated criteria amounted to W6,927.7 billion and W6,878.6 billion (US$ 5,742.7 million), respectively, and the related accrued interest income not recognized amounted to W85.5 billion and W113.1 billion (US$ 94.4 million), respectively.

Investment in Securities other than those Accounted for Using the Equity Method

Classification of Securities

At acquisition, the Bank classifies securities into one of the three categories: trading, available-for-sale or held-to-maturity. Trading securities are those that were acquired principally to generate profits from short-term fluctuations in prices. Held-to-maturity securities are those with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity. Available-for-sale securities are those not classified either as held-to-maturity or trading securities.

If the objective and ability to held securities of the Bank change, available-for-sale securities can be reclassified to held-to-maturity securities and vice versa. Whereas, if the Bank sells held-to-maturity or exercises early redemption right of securities to issuer in the current year and the proceeding two years, and if it reclassifies held-to-maturity securities to available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be reclassified to available-for-sale or held-to-maturity securities and vice versa, except when certain trading securities lose their marketability.

Valuation of Securities

(1)   Valuation of Trading Securities

      Trading equity and debt securities are initially stated at acquisition cost plus incidental expenses with the individual moving average method. When the face value of trading debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. Trading securities are stated at fair value, if the fair value of trading securities differs from its acquisition cost. Its carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

(2)   Valuation of Available-for-sale Securities

      Available-for-sale securities are initially stated at acquisition cost plus incidental expenses, determined by the individual moving average method. When the face value of available-for-sale debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the security. Available-for-sale securities are stated at fair value, with the net unrealized gain or loss presented as gain or loss on valuation of available-for-sale securities in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump-sum at the time of disposal or impairment recognition. Non-marketable equity securities can be stated at acquisition cost on the financial statement if the fair value of the securities is not credibly determinable.

      For equity securities, if the decline in the fair value of equity securities is below the acquisition cost and the pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations. For debt securities, if the decline in the collectible value of debt securities is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations. With respect to impaired securities, any unrealized valuation gain or loss of securities previously included in the capital adjustment account should be reversed.

(3)   Valuation of Held-to-maturity Securities

      Held-to-maturity securities are initially stated at acquisition cost plus incidental expenses, determined by the individual moving average method. As held-to-maturity securities are stated at amortized cost, the effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the securities. If collectible value is below the acquisition cost and the pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations.

(4) Reversal of loss on impairment of available-for-sale securities and held-to-maturity securities

      For available-for-sale securities, the recovery is recorded in current non-operations up to amount of the previously recognized impairment loss as reversal of loss on impairment of available-for-sale securities and any excess is included in capital adjustment as gain on valuation of available-for-sale securities. However, if the increases in the fair value of the impaired securities are not regarded as the recovery of the impairment, the increases in the fair value are recorded on gain or loss on valuation of available-for-sale securities in capital adjustments. For non-marketable equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost. For held-to-maturity securities, the recovery is recorded in current non-operations up to amount of the previously recognized impairment loss as reversal of loss on impairment of held-to-maturity securities.

(5)   Reclassification of securities

      When held-to-maturity securities are reclassified to available-for-sale securities, those securities are stated at the fair value on the reclassification date and the difference between the fair value and book value are accounted on capital adjustment as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be stated on capital adjustment and will be amortized using the effective interest rate and be charged to interest income or expense upon maturity. The difference between the fair value on the reclassification date and face value of the reclassified securities to held-to-maturity securities is amortized using effective interest rate and charged to interest income or expense.

      When the realization, expiration or sale of the right to obtain the economic benefits arises and the control of securities loses from the sale of the securities, the unrealized valuation gain or loss of securities included in the capital adjustment account is added to or deducted from the gain or loss on sale. The gain or loss amounts to the difference between the net proceeds received or receivable and its carrying value. Whereas when securities are transferred without losing its control, the transaction is recorded as secured borrowing transaction.

Investment in Securities Using the Equity Method

Equity Securities that are in companies in which the company is able to exercise significant influence over the investees are accounted for using the equity method. Under the Bank Law, investors with more than 15% ownership of voting right are generally considered as significant influence. The Bank's share in net income or net loss of investees is reflected in current operations. Changes in the retained earnings of the investee are reflected in the retained earnings of the investors. Changes in the capital surplus or other capital accounts of the investee are reflected as gain or loss on valuation of available-for-sale securities in capital adjustment account of the investor.

Tangible Assets and Depreciation

Tangible assets included in fixed assets are stated at acquisition cost, except for assets revalued upward in accordance with the Asset Revaluation Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or the extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as follows:

                             In Years
                             --------
Buildings                     40~60
Equipment and furniture         5
Leasehold improvements          5

Intangible Assets

Intangible assets other than goodwill included in fixed assets are recorded at the production costs or purchase costs plus incidental expenses less accumulated amortization. Intangible assets are amortized using the straight-line method over the estimated economic useful lives of the related assets or the activity method.

The excess of the consideration paid for business combinations over the net assets transferred is classified as goodwill, which is amortized using the straight-line method over 5 years. Goodwill was recognized from the acquisitions of Chungbuk Bank and Kangwon Bank on April 30, 1999 and September 11, 1999, respectively, and adjusted subsequently due to the revaluation of treasury stock acquired in relation to those business combinations. Accordingly, the revaluation amounting to W100,716 million has been included in goodwill and amortized over the useful life of the related assets.

Valuation of Receivables and Payables at Present Value

Receivables and payables arising from long-term installment transactions, long-term borrowing and lending transactions and other similar transactions are stated at the present value of expected future cash flows with the gain or loss on valuation of the related receivables and payables reflected in current operations, unless the difference between nominal value and present value is immaterial. The present value discount or premium is amortized using the effective interest rate method with the amortization recorded as interest income or interest expense.

Valuation Allowance for Non-Business Use Property

Non-business use property included in fixed assets is recorded when the Bank acquires collateral on a foreclosed mortgage. No depreciation is provided for this asset. However, if the auction price of the foreclosed asset is lower than the book value, the difference is provided as a valuation allowance with the valuation loss charged to current operations.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Accrued Severance Benefits

Employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with the Bank, based on their length of service and rate of pay at the time of termination. The accrued severance indemnities that would be payable assuming all eligible employees were to resign are W51,560 million and W82,592 million (US$68,953 thousand) as of December 31, 2002 and 2003, respectively. Actual payments of severance indemnities amounted to W1,891 million and W1,954 million (US$1,631 thousand) [excluding the severance payment accounted for as non-operating expense amounting to W 900 million (US$751 thousand)] in the years ended December 31, 2002 and 2003, respectively.

Funding of the severance liability is not required. However, in order to obtain a tax deduction, the Bank has purchased an employee retirement trust, which meets the funding requirements for tax purposes, and made deposits with Korea Exchange Bank as of December 31, 2003. The deposits amounting to W49,551 million (US$41,368 thousand) as of December 31, 2003 are presented as a deduction from accrued severance benefits.

Bonds under Resale or Repurchase Agreements

Bonds purchased under resale agreements are recorded as loans and bonds sold under repurchase agreements are recorded as borrowings, when the Bank purchases or sells securities under resale or repurchase agreements.

Accounting for Financial Derivatives

The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purposes. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. Hedge accounting is classified into fair value hedges and cash flow hedges. Fair value hedge accounting and cash flow hedge accounting are applied only to the financial derivative instruments that meet certain criteria for hedge accounting of financial derivative instruments used for hedging activities. Fair value hedge accounting is applied to a financial derivative instrument designated to hedge the exposure to the changes in the fair value of an asset or a liability or a firm commitment (a hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged items attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated to hedge the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment, and the ineffective portion is reflected in current operations. The effective portion of gain or loss recorded as capital adjustment is reclassified into current earnings in the same period during which the hedged expected transaction actually affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

Accounting for Stock Options

Stock options are valued at fair value pursuant to the Interpretations on Financial Accounting Standards 39-35 on accounting for stock options. The fair value of stock options is charged to general and administrative expenses in the statement of operations and credited to capital adjustments as stock option cost over the contract term of the services provided.

Payments to Guaranteed Return Trust Accounts

With respect to certain trust account products, the Bank guarantees the repayment of the principal and, in certain cases, a fixed rate of return. If income from such trust accounts is insufficient to pay the guaranteed amount, such a deficiency is satisfied by using special reserves maintained in the trust accounts, offsetting trust fee payable to bank accounts and receiving compensation contributions from the bank accounts of the Bank. For the years ended December 31, 2002 and 2003, the Bank recorded trust management fees of W49,012 million and W46,984 million (US$ 39,225 thousand), respectively, and trust cancellation charge income of W378 million and W216 million (US$ 180 thousand), respectively. For the years ended December 31, 2002 and 2003, the Bank paid compensating contributions to guaranteed return trusts of W57,675 million and nil, respectively, and as a result, the Bank recorded a loss from the operation of trust business of W8,285 million and gain of W47,200 million (US$ 39,406 thousand), respectively.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the changes in the deferred income taxes. The difference between the amount currently payable for the period and the income tax expense is accounted for as deferred income tax assets or liabilities and offset against income tax assets and liabilities in future periods.

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the BOK Basic Rate (W1,200.40 and W1,197.80 to US$1.00 at December 31, 2002 and 2003, respectively) or cross rates for other currencies at the balance sheet dates. Translation gains and losses are credited or charged to operations. Financial statements of overseas branches and subsidiaries in which investments are accounted for using the equity method are translated based on BOK Basic Rate at the balance sheet dates.

Loss per Share

Ordinary loss per common share and net loss per common share are computed by dividing ordinary loss (after deducting the tax effect) and net loss, respectively, by the weighted average number of common shares outstanding during the year. The number of shares used in computing earnings per share was 673,608,597 and 679,775,963 in 2002 and 2003, respectively. Ordinary loss and net loss on common shares in 2002 and 2003 were as follows:

                                                          Translation into
                                                            U.S. Dollars
                                         Korean Won          (Note 2)
                                  ----------------------  ----------------
                                     2002        2003          2003
                                  ----------  ----------  ----------------
                                      (In millions)         (In thousand)
Net loss                          W (586,045) W (965,951)    $ (806,438)
Extraordinary loss                         -           -              -
Income tax on extraordinary loss           -           -              -
                                  ----------  ----------     ----------
Ordinary loss                     W (586,045) W (965,951)    $ (806,438)
                                  ==========  ==========     ==========

Diluted ordinary loss per common share and net loss per common share represent the ordinary loss and net loss divided by the number of common shares and diluted securities. The average stock price of the Bank's common shares for the year ended December 31, 2003 is below the exercise prices of the stock options, and thereby, there is no dilution effect from stock options. In addition, the dilution effect could happen because the average price of common stock in last fiscal year was above the exercise price. However, dilution effect from stock options was not ultimately incurred as the increase in the ratio of the denominator is less than that of the numerator. As a result, the diluted ordinary loss per common share and diluted net loss per common share are equal to the ordinary loss per common share and net loss per common share in 2002 and 2003, respectively. The diluted securities are 673,757,609 shares and 679,775,963 shares for the years ended December 31, 2002 and 2003, respectively.

The dilutive securities as of December 31, 2003 are summarized as follows:

                               Face value    Exercise    Common stock to
           Item              (In millions)    period       be issued                    Remarks
           ----              -------------    ------       ---------                    -------
Stock options (see Note 19)       -         2003.3.28 ~  211,645 shares   W5,000 paid in cash upon exercise
                                            2006.3.27
Stock options (see Note 19)       -         2004.3.10 ~  664,000 shares   W5,000 paid in cash upon exercise
                                            2007.3.9
Stock options (see Note 19)       -         2004.3.30 ~  312,000 shares   W5,860 paid in cash upon exercise
                                            2007.3.29
Stock options (see Note 19)       -         2005.3.29 ~  165,090 shares   W5,000 paid in cash upon exercise
                                            2008.3.28

Application of the Statements of Korea Accounting Standards

Korea Accounting Standard Board (KASB) under Korea Accounting Institute (KAI) established and published Statements of Korea Accounting Standards (SKAS) that substitute relative clauses of existing financial accounting standards and form part of financial accounting standards commencing March 2001. SKAS NO. 1-"Accounting Changes and Correction of Errors" to N. 13-"Restructuring debt" are established as of December 31, 2003. The Bank prepared its financial statements applying from SAKS No.2 -"Interim Financial Reporting" to No.9 -"Convertible Securities" as of and for the year ended December 31, 2003 (SKAS No.1-"Accounting Changes and Corrections of Errors" was applied in 2002). From SKAS No.10 -"Inventories" to No.13 -"Restructuring Debt" are early adoptable but the Bank did not apply those as of and for the year ended December 31, 2003. The Bank restated the accumulated deficit of 2002 financial statements from undisposed accumulated deficit into accumulated deficit before disposition for comparative purposes in accordance with SKAS No.6 - "Events Occurring after the Balance Sheet Date". In addition, according to the initial adoption of SKAS No.8
- "Investments in Securities", the Bank restated the accounts relating to securities of 2002 financial statements for comparative purposes, which had no effects on the Bank's total assets, accumulated deficit and net loss of 2002.

3.    CASH AND DUE FROM BANKS:

Cash and due from banks as of December 31, 2002 and 2003 are summarized as follows:

                                                                Translation into
                                                                  U.S. Dollars
                                               Korean Won           (Note 2)
                                        ----------------------  ----------------
                                           2002        2003          2003
                                        ----------  ----------  ----------------
                                             (In millions)       (In thousands)
Cash and checks                         W1,174,976  W  918,147     $  766,528
Foreign currencies                          76,065      84,242         70,331
Due from banks in local currency         1,255,581     463,382        386,861
Due from banks in foreign currencies       192,194      84,867         70,852
                                        ----------  ----------     ----------
                                        W2,698,816  W1,550,638     $1,294,572
                                        ==========  ==========     ==========

4.    RESTRICTED DUE FROM BANKS:

Restricted due from banks as of December 31, 2002 and 2003 are summarized as follows:

                                                                Translation into
                                                                  U.S. Dollars
                                                 Korean Won         (Note 2)
                                          --------------------  ----------------
                                             2002        2003         2003                         Reference
                                          ----------  --------  ----------------  ----------------------------------------------
                                              (In millions)      (In thousands)
Reserve deposits with the Bank of Korea   W1,224,944  W462,188     $  385,864     Required under the Banking Law
                                                                                  Required under the Banking Law, borrowings and
Due from banks in foreign currencies          46,094    39,502        32,979         derivative transactions
                                          ----------  --------     ---------
                                          W1,271,038  W501,690     $ 418,843
                                          ==========  ========     =========

5.    SECURITIES:

(1)   Securities as of December 31, 2002 and 2003 are summarized as follows:

                                                                                               Translation into
                                                                                                 U.S. Dollars
                                                                             Korean Won            (Note 2)
                                                                      -----------------------  ----------------
                                                                         2002         2003          2003
                                                                      -----------  ----------  ----------------
                                                                           (In millions)        (In thousands)
Trading securities                                                    W   990,179  W1,124,595     $  938,884
Available-for-sale securities                                           2,684,844   7,884,816      6,582,748
Held-to-maturity securities                                             7,165,994           -              -
Investment equity securities accounted for using the equity method        231,560     198,930        166,080
                                                                      -----------  ----------     ----------
                                                                      W11,072,577  W9,208,341     $7,687,712
                                                                      ===========  ==========     ==========

(2) Trading securities as of December 31, 2002 and 2003 are summarized as follows:

                                                                                                             Translation into
                                                                                                               U.S. Dollars
                                                                                            Korean Won           (Note 2)
                                                                                       --------------------  ----------------
                                                                                         2002       2003          2003
                                                                                       --------  ----------  ----------------
                                                                                           (In millions)      (In thousands)
Government bonds                                                                       W174,802  W  332,866     $  277,898
Finance debentures                                                                            -     330,586        275,994
Corporate bonds                                                                         308,086     382,778        319,568
Trading securities in foreign currencies                                                100,108       1,331          1,111
Other                                                                                   407,183      77,034         64,313
                                                                                       --------  ----------     ----------
                                                                                       W990,179  W1,124,595     $  938,884
                                                                                       ========  ==========     ==========

(3) The details of valuation of trading securities as of December 31, 2003 are as follows (in millions of Won):

                                                                      Adjusted by
                                                      Acquisition  effective interest   Fair value
                                          Face value      cost           method        (Book value)
                                          ----------  -----------  ------------------  ------------
Government bonds                          W  330,000  W   334,010      W  333,241       W  332,866
Finance debentures                           340,000      329,661         331,376          330,586
Corporate bonds                              370,000      382,885         381,265          382,778
Trading securities in foreign currencies       1,198        1,162           1,162            1,331
Other                                         75,643       76,455          76,627           77,034
                                          ----------  -----------      ----------       ----------
                                          W1,116,841  W 1,124,173      W1,123,671       W1,124,595
                                          ==========  ===========      ==========       ==========

      The details of valuation of trading securities as of December 31, 2002 are as follows (in millions of Won):

                                                                      Adjusted by
                                                      Acquisition  effective interest   Fair value
                                          Face value      cost           method        (Book value)
                                          ----------  -----------  ------------------  ------------
Government bonds                          W  170,000  W   173,177      W  173,079       W  174,802
Corporate bonds                              298,387      305,353         305,353          308,086
Trading securities in foreign currencies      85,326       94,848          94,848          100,108
Other                                        410,613      405,184         407,065          407,183
                                          ----------  -----------      ----------       ----------
                                          W  964,326  W   978,562      W  980,345       W  990,179
                                          ==========  ===========      ==========       ==========

        Beginning in 2003, the fair values of trading debt securities in local currency were determined by the prices of the latest trading day from the balance sheet date, provided by Korea Bond Pricing & KR Co. and KIS Bond Pricing, Inc., while in 2002, they were valued at the prices provided by Korea Bond Pricing & KR Co. and NICE Pricing Services, Inc.. The fair values of trading securities in foreign currencies are determined by the latest market prices provided by reputable market price information providers or by the yields provided by professional dealers. Acquisition costs of trading securities in foreign currencies are Korean Won equivalents of foreign currencies denominated acquisition costs based on BOK Basic Rate at December 31, 2002 and 2003.

(4) Available-for-sale securities as of December 31, 2002 and 2003 are summarized as follows:

                                                                                                                   Translation into
                                                                                                                     U.S. Dollars
                                                                                                 Korean Won            (Note 2)
                                                                                           ----------------------  ----------------
                                                                                              2002        2003          2003
                                                                                           ----------  ----------  ----------------
                                                                                                (In millions)       (In thousands)
Equity securities:
    Investments in stock                                                                   W  583,276  W 7 64,502     $  638,255
    Equity investments                                                                         26,779      21,548         17,990
Debt securities:
    Government bonds                                                                           10,966   1,385,392      1,156,614
    Finance debentures                                                                        903,070   1,587,960      1,325,730
    Corporate bonds                                                                         1,033,424   4,027,137      3,362,111
Beneficiary certificates                                                                       60,399           -              -
Investment securities in foreign currencies                                                    65,624      63,573         53,075
Other                                                                                           1,306      34,704         28,973
                                                                                           ----------  ----------     ----------
                                                                                           W2,684,844  W7,884,816     $6,582,748
                                                                                           ==========  ==========     ==========

(5) Held-to-maturity securities as of December 31, 2002 and 2003 are summarized as follows:

                                                                 Translation into
                                                                   U,S, Dollars
                                                 Korean Won          (Note 2)
                                             -----------------   ----------------
                                                2002      2003         2003
                                             ----------   ----   ----------------
                                               (In millions)      (In thousands)
Debt securities                              W6,929,043   W  -         $  -
Investment securities in foreign currencies     186,322      -            -
Other                                            50,629      -            -
                                             ----------   ----         ----
                                             W7,165,994   W  -         $  -
                                             ==========   ====         ====

      There is no held-to-maturity security as of December 31, 2003 as the entire amounts were reclassified into available-for-sale securities during the year ended December 31, 2003.

(6) Investment equity securities accounted for using the equity method as of December 31, 2003 are summarized as follows (in millions of Won):

                                                              Percentage
                                                                  of
                                               Balance sheet  ownership    Acquisition  Net asset     Book
                                                    date         (%)           cost       value       value
                                               -------------  ----------   -----------  ---------   ---------
Chohung Investment Trust Management Co., Ltd.    2003.9.30       79.77      W  58,862   W  53,661   W  55,940
Chohung Finance Ltd., Hong Kong                  2003.12.31      99.99          7,187      34,757      34,757
CHB America Bank                                 2003.12.31     100.00         41,923      64,224      64,224
Chohung Bank (Deutschland) GmbH                  2003.12.31     100.00         23,048      33,069      33,069
Chohung Vina Bank                                2003.12.31      50.00          7,211      11,249      10,940
                                                                            ---------   ---------   ---------
                                                                            W 138,231   W 196,960   W 198,930
                                                                            =========   =========   =========

      On March 24, 2003, Chohung Bank of New York and California Chohung Bank entered into a merger and established CHB America Bank.

      Investment equity securities accounted for using the equity method as of December 31, 2002 are summarized as follows (in millions of Won):

                                                       Percentage
                                                            of
                                        Balance sheet   ownership    Acquisition   Net asset      Book
                                            date           (%)          cost         value        value
                                        ------------   ----------   ------------  -----------  ------------
Chohung Investment Trust Management
   Co., Ltd.                             2002.9.30        79.77     W     50,761  W    54,300  W     58,862
Chohung Finance Ltd., Hong Kong          2002.12.31       99.99            7,202       46,510        46,510
Chohung Bank of New York                 2002.12.31      100.00           30,610       36,167        36,167
Chohung Bank (Deutschland) GmbH          2002.12.31      100.00           19,286       28,614        28,614
California Chohung Bank                  2002.12.31      100.00           42,402       52,435        52,435
Chohung Vina Bank                        2002.12.31       50.00            7,226        9,388         8,972
                                                                    ------------  -----------  ------------
                                                                    W    157,487  W   227,414  W    231,560
                                                                    ============  ===========  ============

(7) The valuation of debt securities among available-for-sale securities in local currency, by type, as of December 31, 2003 is summarized as follows (in millions of Won):

                                                                       Adjusted by
                                                                   effective interest        Fair value
                             Face value        Acquisition cost          method             (Book value)
                          ---------------     ------------------   -------------------    --------------
Available-for-sale:
 Government bonds         W      1,344,000    W        1,343,404   W        1,356,408     W     1,385,392
 Finance debentures              1,609,000             1,567,835            1,585,120           1,587,960
 Corporate bonds                 4,198,678             3,964,326            3,960,352           4,027,137
                          ----------------    ------------------   ------------------     ---------------
                          W      7,151,678    W        6,875,565   W        6,901,880     W     7,000,489
                          ================    ==================   ==================     ===============

      The valuation of debt securities among available-for-sale securities and held-to-maturity securities in local currency, by type, as of December 31, 2002 is summarized as follows (in millions of Won):

                                                                       Adjusted by
                                                                   effective interest       Fair value
                             Face value        Acquisition cost           method            (Book value)
                          ----------------    ------------------   -------------------    --------------
Available-for-sale:
 Government bonds         W         10,000    W           10,789   W           10,707     W        10,966
 Finance debentures                910,000               889,434              900,249             903,070
 Corporate bonds                 1,440,119             1,110,635            1,264,698           1,033,424
                          ----------------    ------------------   ------------------     ---------------
                                 2,360,119             2,010,858            2,175,654           1,947,460
                          ----------------    ------------------   ------------------     ---------------
Held-to-maturity:
  Government bonds               1,719,671             1,689,882            1,722,945           1,722,945
  Finance debentures               610,033               613,394              614,239             614,239
  Corporate bonds                4,552,043             4,612,444            4,591,859           4,591,859
                          ----------------    ------------------   ------------------     ---------------
                                 6,881,747             6,915,720            6,929,043           6,929,043
                          ----------------    ------------------   ------------------     ---------------
                          W      9,241,866    W        8,926,578   W        9,104,697     W     8,876,503
                          ================    ==================   ==================     ===============

      Beginning in 2003, the fair values of trading debt securities in local currency were determined by the prices of the latest trading day from the balance sheet date, provided by Korea Bond Pricing & KR Co. and KIS Bond Pricing, Inc., while in 2002, they were valued at the prices provided by Korea Bond Pricing & KR Co. and NICE Pricing Services, Inc.

(8) The portfolio of securities, by country, as of December 31, 2002 and 2003 is summarized as follows:

                                                            Translation into
                                                              U.S. Dollars
                                       Korean Won                (Note 2)        Percentage (%)
                            -------------------------------  ---------------   ----------------
                                 2002             2003            2003           2002      2003
                            --------------   --------------  ---------------   --------  -------
                                     (In millions)           (In thousands)
Securities in local
   currency:
    Korea                   W   10,547,825   W    9,000,447  $     7,514,149     95.26     97.74
                            --------------   --------------  ---------------   -------   -------
Securities in foreign
   currencies:
    United States                  244,024           70,370           58,749      2.20      0.76
    Korea                          161,678           44,375           37,047      1.46      0.48
    Hong Kong                       46,510           34,757           29,017      0.42      0.38
    Germany                         28,614           33,069           27,608      0.26      0.36
    Vietnam                          8,972           10,940            9,133      0.08      0.12
    India                           11,768            9,977            8,330      0.11      0.11
    Philippines                      5,981                -                -      0.05         -
    Bermuda                            951                -                -      0.01         -
    Singapore                            -            3,586            2,994         -      0.04
    Egypt                                -              820              685         -      0.01
    Other                           16,254                -                -      0.15         -
                            --------------   --------------  ---------------   -------   -------
                                   524,752          207,894          173,563      4.74      2.26
                            --------------   --------------  ---------------   -------   -------
                            W   11,072,577   W    9,208,341  $     7,687,712    100.00    100.00
                            ==============   ==============  ===============   =======   =======

(9) The portfolio of securities, by type, as of December 31, 2002 and 2003 is summarized as follows:

                                                            Translation into
                                                               U.S. Dollars
                                    Korean Won                  (Note 2)          Percentage (%)
                          -------------------------------   ----------------   -------------------
        Type                    2002             2003              2003         2002         2003
--------------------      ---------------  --------------   ----------------   -------     -------
                                   (In millions)             (In thousands)
Fixed rate notes          W     5,629,120  W    4,995,715   $      4,170,742     50.84       54.25
Floating rate notes             3,943,111       2,967,363          2,477,345     35.61       32.22
Convertible bonds                 213,652         175,194            146,263      1.93        1.90
Stocks and equity                 842,441         985,800            823,009      7.61       10.71
Other                             444,253          84,269             70,353      4.01        0.92
                          ---------------  --------------   ----------------   -------     -------
                          W    11,072,577  W    9,208,341   $      7,687,712    100.00      100.00
                          ===============  ==============   ================   =======     =======

(10) Conversion of loans for debt to equity swap of Hynix Semiconductor Inc. into equity:

      As determined by the Financial Institutional Creditors' meeting held on October 31, 2001, the Bank acquired mandatory convertible bonds issued by Hynix Semiconductor Inc. amounting to W423,481 million of face value, which were recorded as loans to be swapped into equity before the actual swap occurs. As of June 1, 2002, the Bank converted all of such convertible bonds into equity at the conversion price of W708 and acquired 598,137,005 shares. As a result of this conversion, the Bank recorded W127,044 million of investment securities based on the book value of the loans swapped into equity, which was W212 per share. The shares of Hynix Semiconductor Inc. are traded on the Korea Stock Exchange, but most of the converted shares are held by the Financial Institutional Creditors including the Bank and restricted in disposal until the end of 2006. The Bank recorded the equity securities at their fair values, the price quoted on the Korea Stock Exchange. Additionally, on April 14, 2003, Hynix Semiconductor Inc. reduced its shares to 28,494,281 shares through non-compensatory capital reduction with the ratio of twenty one shares into one share, and as of the same date, loans amounting to W 160,108 million (US$ 133,668 thousand) and convertible bonds amounting to W 896 million (US$ 748 thousand) were converted to common stock amounting to 16,830,442 shares and 94,174 shares, respectively.

(11) As of December 31, 2003, debt securities (available-for-sale) issued by foreign governments amount to W 10,148 million (US$ 8,472 thousand) and debt securities with collaterals (corporate bonds) amount to W 89,908 million (US$ 75,061 thousand).

(12) Loss on impairment of available-for-sale securities due to the increase in credit risk and other reasons amounts to W 232,629 million (US$ 194,214 thousand) and the reversal of impairment loss previously accounted for prior to December 31, 2002 amounting to W 19,026 million (US$ 15,884 thousand) was accounted by the Bank for the year ended December 31, 2003. The entire amount of interest receivables pertaining to the debt securities considered impaired was not reflected in the financial statements.

(13) On February 25, 2003, the Bank reclassified all of its held-to-maturity securities to available-for-sale securities as the Bank changed its objective. The Bank disposed such securities amounting to W 3,240,455 million (US$ 2,705,339 thousand) and recorded gain on disposal of available-for-sale securities amounting to W 121,597 million (US$ 101,517 thousand). The book value of the reclassified remaining securities prior to the assessment amounting to W 3,299,893 million (US$ 2,754,962 thousand) was adjusted to the fair market value of W 3,342,323 million (US$ 2,790,385 thousand) with a resulting gain on valuation of securities of W 42,430 million (US$ 35,423 thousand) recorded as capital adjustments.

(14) Gain (loss) on valuation of securities (capital adjustments) for the year ended December 31, 2003 is as follows (in millions of Won):

                                                            Disposition
                           December 31, 2002   Gain (Loss)  (Realization)   December 31, 2003
                           -----------------   -----------  -------------   -----------------
Investment equity
   securities accounted
   for using the equity
   method                  W         23,386    W     (379)  W           -   W          23,007
Available-for-sale
   securities                      (208,393)      232,103         180,486             204,196
                           ----------------    ----------   -------------   -----------------
                           W       (185,007)   W  231,724   W     180,486   W         227,203
                           ================    ==========   =============   =================

6.    LOANS:

(1)   Loans as of December 31, 2002 and 2003 are summarized as follows:

                                                                                  Translation into
                                                                                    U.S. Dollars
                                                             Korean Won              (Note 2)
                                                   -----------------------------    ------------
                                                       2002             2003           2003
                                                   ------------     ------------    ------------
                                                           (In millions)           (In thousands)
Loans in local currency                            W 30,924,206     W31,965,758     $ 26,687,058
Loans in foreign currencies                           3,480,755       3,165,342        2,642,630
Bills bought in local currency                        1,903,887       1,599,498        1,335,363
Bills bought in foreign currencies                    1,775,599       1,736,303        1,449,577
Advances for customers                                   79,682          75,045           62,652
Factoring receivables                                   121,681         113,599           94,840
Loans to be swapped into equity                         129,384          42,388           35,388
Credit card accounts                                  5,898,452       3,698,656        3,087,874
Call loans                                              655,798         350,955          293,000
Bills discounted                                      1,481,776         962,473          803,534
Cash management accounts                                134,609         186,368          155,592
Privately placed bonds                                  185,168         355,806          297,049
Financing lease receivables                             182,596         126,364          105,497
                                                   ------------     -----------     ------------
                                                     46,953,593      44,378,555       37,050,054
Allowance for possible loan losses (see
   Note 7)                                           (1,604,607)     (1,658,919)      (1,384,972)
Present value discounts (see Note 8)                    (20,466)        (17,970)         (15,002)
                                                   ------------     -----------     ------------
                                                   W 45,328,520     W42,701,666     $35,650,080
                                                   ============     ===========     ============

(2) Loans in local currency and foreign currencies as of December 31, 2002 and 2003 classified by borrower type are summarized as follows (in millions of Won):

                                                2002                              2003
                                  -------------------------------  -------------------------------
                                      Loans            Loans           Loans            Loans
                                     in local        in foreign       in local        in foreign
            Type                     currency        currencies       currency        currencies
---------------------------       --------------   --------------  ---------------  --------------
Loans to enterprises:
    Loans for operations          W    15,415,596  W    2,254,793  W    15,308,145  W    2,073,876
    Loans for equipment                 1,539,906         901,764        1,710,128         670,182
                                  ---------------  --------------  ---------------  --------------
                                       16,955,502       3,156,557       17,018,273       2,744,058
                                  ---------------  --------------  ---------------  --------------
Loans to households                    15,456,478               -       15,823,232               -
                                  ---------------  --------------  ---------------  --------------
Loans to the public sector
  and others:
    Loans for operations                  254,016         151,416          366,813         141,957
    Loans for equipment                    99,147               -          105,644               -
    Inter-bank loans                       16,745         172,782           15,068         279,327
                                  ---------------  --------------  ---------------  --------------
                                          369,908         324,198          487,525         421,284
                                  ---------------  --------------  ---------------  --------------
                                  W    32,781,888  W    3,480,755  W    33,329,030  W    3,165,342
                                  ===============  ==============  ===============  ==============

                                                      Total
                                   --------------------------------------------------
                                                                     Translation into
                                                                       U.S. Dollars
                                             Korean Won                  (Note 2)       Percentage (%)
                                   ------------------------------    ---------------   -----------------
            Type                         2002             2003              2003         2002     2003
--------------------------         ---------------  -------------    ---------------   --------  -------
                                             (In millions)            (In thousands)
Loans to enterprises:
    Loans for operations           W  17,670,389    W  17,382,021     $  14,511,622      48.73     47.63
    Loans for equipment                2,441,670        2,380,310         1,987,235       6.73      6.52
                                   -------------    -------------     -------------     ------    ------
                                      20,112,059       19,762,331        16,498,857      55.46     54.15
                                   -------------    -------------     -------------     ------    ------
Loans to households                   15,456,478       15,823,232        13,210,245      42.62     43.36
                                   -------------    -------------     -------------     ------    ------
Loans to the public sector and
  others:
    Loans for operations                 405,432          508,770           424,754       1.12      1.39
    Loans for equipment                   99,147          105,644            88,198       0.28      0.29
    Inter-bank loans                     189,527          294,395           245,780       0.52      0.81
                                   -------------    -------------     -------------     ------    ------
                                         694,106          908,809           758,732       1.92      2.49
                                   -------------    -------------     -------------     ------    ------
                                   W  36,262,643    W  36,494,372     $  30,467,834     100.00    100.00
                                   =============    =============     =============     ======    ======

      Discounted notes of W1,857.7 billion and W1,363.3 billion
      (US(pound)*1,138.2 million) were included in the loans in local currency as of December 31, 2002 and 2003, respectively, represented in (2) above, and (3) and (4) below.

(3) Loans in local currency and foreign currencies, by industry, as of December 31, 2002 and 2003 are summarized as follows (in millions of Won):

                                             2002                              2003
                               --------------------------------  -------------------------------
                                     Loans            Loans           Loans            Loans
                                   in local        in foreign        in local       in foreign
          Industry                 currency        currencies        currency       currencies
---------------------------    ---------------  ---------------  ---------------  --------------
Manufacturing                  W     7,669,058  W       851,447  W     7,029,854  W    1,041,589
Finance and insurance                  300,429          483,463          373,059         569,692
Wholesale and retail                 2,991,310          790,015        3,076,331         732,541
Construction                         1,559,255           19,790        1,519,902           7,924
Others                              20,261,836        1,336,040       21,329,884         813,596
                               ---------------  ---------------  ---------------  --------------
                               W    32,781,888  W     3,480,755  W    33,329,030  W    3,165,342
                               ===============  ===============  ===============  ==============

                                                        Total
                                --------------------------------------------------
                                                                  Translation into
                                                                    U.S. Dollars
                                             Korean Won               (Note 2)       Percentage (%)
                                --------------------------------  ----------------  ----------------
         Industry                    2002             2003              2003          2002     2003
-------------------------       ---------------  ---------------  ----------------  --------  ------
                                         (In millions)            (In thousands)
Manufacturing                   W     8,520,505  W     8,071,443  $      6,738,556    23.50    22.12
Finance and insurance                   783,892          942,751           787,069     2.16     2.58
Wholesale and retail                  3,781,325        3,808,872         3,179,890    10.43    10.44
Construction                          1,579,045        1,527,826         1,275,527     4.35     4.19
Others                               21,597,876       22,143,480        18,486,792    59.56    60.67
                                ---------------  ---------------  ----------------  -------   ------
                                W    36,262,643  W    36,494,372  $     30,467,834   100.00   100.00
                                ===============  ===============  ================  =======   ======

(4) Loans in local currency and foreign currencies, by country, as of December 31, 2002 and 2003 are summarized as follows:

                                                                 Translation into
                                                                   U.S. Dollars
                                         Korean Won                 (Note 2)         Percentage (%)
                               --------------------------------  -----------------  ------------------
                                    2002             2003              2003           2002      2003
                               ---------------  ---------------  -----------------  --------   -------
                                         (In millions)             (In thousands)
Loans in local currency:
   Korea                       W    32,781,888  W    33,329,030  $      27,825,204    90.40      91.33
                               ---------------  ---------------  -----------------   ------    -------
Loans in foreign currencies:
   Korea                             3,098,678        2,615,593          2,183,664     8.55       7.17
   United States                       133,396          297,396            248,285     0.37       0.81
   Russia                              118,840          118,582             99,000     0.33       0.32
   Japan                                84,232          108,143             90,285     0.23       0.30
   Indonesia                            22,281           15,492             12,934     0.06       0.04
   Others                               23,328           10,136              8,462     0.06       0.03
                               ---------------  ---------------  -----------------   ------    -------
                                     3,480,755        3,165,342          2,642,630     9.60       8.67
                               ---------------  ---------------  -----------------   ------    -------
                               W    36,262,643  W    36,494,372  $      30,467,834   100.00     100.00
                               ===============  ===============  =================   ======    =======

(5) Loans to financial institutions, excluding call loans, as of December 31, 2003 and 2002 are summarized as follows:

                                                                2003
                                ------------------------------------------------------------------------
                                                 Korean Won                     Translation
                                -------------------------------------------       into
                                    Local         Foreign                      U.S. Dollars   Percentage
                                   currency      currencies       Total          (Note 2)         (%)
                                -------------  -------------  -------------   -------------   ----------
                                               (In millions)                  (In thousands)
Banks                           W      15,068  W     279,327  W     294,395   $      245,780     31.23
Leasing companies                       7,000         30,125         37,125           30,994      3.94
Credit cards and installment
 financing companies                   96,799              -         96,799           80,814     10.27
Investment financing companies        107,257        220,100        327,357          273,299     34.72
Others                                146,935         40,140        187,075          156,182     19.84
                                -------------  -------------  -------------   --------------   -------
                                W     373,059  W     569,692  W     942,751   $      787,069    100.00
                                =============  =============  =============   ==============   =======

                                                          2002
                                ---------------------------------------------------------
                                                  Korean Won
                                ---------------------------------------------
                                    Local         Foreign                      Percentage
                                   currency      currencies          Total         (%)
                                -------------  -------------   --------------  ----------
                                               (In millions)
Banks                           W      16,745  W     172,782   W      189,527     24.18
Leasing companies                           -         63,820           63,820      8.14
Credit cards and installment
 financing companies                  208,907              -          208,907     26.65
Investment financing companies         20,990        198,413          219,403     27.99
Others                                 53,787         48,448          102,235     13.04
                                -------------  -------------   --------------    ------
                                W     300,429  W     483,463   W      783,892    100.00
                                =============  =============   ==============    ======

(6) Companies under court receivership, composition, workout and law of corporation restructuring promotion

      As of December 31, 2003, loans and allowances for possible losses on loans (including trust accounts) of the bank to companies under court receivership, composition, workout and regulated by law of corporation restructuring promotion are as follows ( in million of Won):

                                                                            Allowances for
    Status of borrowers             Corporation            Loans            possible losses
-------------------------      -------------------       ---------          ---------------
Court receivership             Inchon Oil Refinery
                                 Co. and 23 firms          263,629               86,789
Composition                    Dongsung Co. and 15
                                 firms                      38,644               10,256
Workout                        Ssangyong Motors
                                 and 7 firms               150,506               36,113
Law of Corporation             SK Networks and 8
  restructuring promotion        firms                     718,787              274,917
                                                         ---------              -------
                                                         1,171,566              408,075
                                                         =========              =======

(7)   Loans to SK Networks

      As of December 31, 2003, SK Networks is in a collaborative management with creditors' association committee. In October 2003, in connection with the loans and guarantee credits with SK Networks, W138.0 billion (US$115.2 million) excluding estimated collectible amount from collateral provided by SK Networks and liquidation of the subsidiary of SK Networks in Hong Kong, was converted into W98.0 billion (US$81.8 million) of securities and the remaining W40.0 billion (US$33.4 million) will be swapped into equity. As of December 31, 2003, the Bank provides credits to SK Networks and its subsidiaries amounting to W303.0 billion (US$253.0 million) from the bank accounts including W101.5 billion (US$84.7 million) of L/C bills bought in foreign currency classified as normal and W40.0 billion (US$33.4 million) of loans to be swapped into equity mentioned above. In connection with these credits, the Bank provided an allowance for possible loan losses amounting to W93.8 billion (US$78.3 million). Since the going-concern of SK Networks will highly depend on the future progress of its rescue plan and effective support of financial creditors, actual credit loss from these credit exposures may differ materially from management's current assessment.

(8)   Loans and Securities to credit card corporation

      Many credit card companies in Korea have been facing difficulties in liquidity due to the bad credit of assets at the end of 2003. Of the credit card companies, LG Card Co., Ltd has been supported with W2 trillion by the Financial Institution Creditors based on their agreement on November 24, 2003 caused by the significant financial difficulties. The association of Financial Institution Creditors in January 2004 agreed to support new loan of W1,591.6 billion (US$ 1,328.8 million) and exercise debt-to-equity swap of W1,907.8 billion (US$ 1,592.8 million) for rehabilitating LG Card Co., Ltd. According to the above agreement, the Bank acquired asset-backed securities of W103.0 billion (US$ 86.0 million) issued by LG Card Co., Ltd. in December 2003 and the Bank plans to exercise debt-to-equity swap amounting to W73.7 billion (US$61.5 million) and to provide additional loan of W73.4 billion (US$61.3 million) in 2004. The loans and securities of the Bank (including trust accounts) in relation to LG Card are W265.2 billion (US$ 221.4 million) as of December 31, 2003. The going concern issues on LG Card Co., Ltd. are highly dependent on the rehabilitation plan and an effective financial support from Financial Institution Creditors. Therefore, the actual amount to be collected from loans and securities held by the Bank might materially differ from management's current estimation.

(9) The valuation of subordinated bonds acquired through the disposal of multi-debtors' credit card loans

      The Bank joined the disposal program of credits with individual debtors associated with multi financial institutions. The program was designed for restructuring troubled debts of individuals by the Credit Welfare Committee. In this connection, the Bank disposed of its loans of W536,407 million (US$447,827 thousand) [including written-off loans of W168,199 million (US$140,423 thousand)] for W48,180 million (US$40,224 thousand) of cash and W169,560 million (US$141,560 thousand) of subordinated bonds. The Bank recognized all subordinated bonds as loss on sale of loans due to its doubtful collectibility as of the current period.

(10)  Disposal of non-performing loans

      Besides disposal of credit card loans with multi-debtors described in (9), the Bank sold its written-off loans amounting to W1,012,994 million (US$845,712 thousand) to Jinheung Savings Bank and others at W129,179 million (US$ 107,847 thousand) in 2003.

(11) Details of loans restructured for the year ended December 31, 2003 including swap of debts to equity or mandatory convertible bonds are summarized as follows (in millions of Won):

                                                    Loans                   Loans to be     Loans        Other
                   Status of        Date of         before      Principal     swapped      swapped     changes in
   Borrowers       borrowers     restructuring  restructuring  forgiveness  into equity  into equity     terms
---------------  --------------  -------------  -------------  -----------  -----------  -----------  ------------
SK Networks      Restructuring
                   Promotion
                   Law            2003.10.27    W     299,516  W         -  W    39,975  W    98,010  W    161,531
Ssangyong        Restructuring
 Corporation       Promotion
                   Law            2003.10.25           79,570            -            -       79,570             -
Inchon Oil
 Refinery        Court
 Co., Ltd.         receivership   2003.3.25            78,000            -            -       11,700        66,300
Chungnam         Court
 Spinning Co.      receivership   2003.9.19            35,565            -            -            -        35,565
Kolon-TNS        Court
                   receivership   2003.9.2              9,195            -            -            -         9,195
KIA Steel Co.,   Court
Ltd.               receivership   2003.11.10            4,246            -            -        3,944           302
Choil Paper      Court
                   receivership   2003.3.25             3,834            -            -        3,834             -
Acorn Co.        Court
                   receivership   2003.4.4              3,428            -            -            -         3,428
Koryo Co., Ltd.  Court
                   receivership   2003.12.8             3,324            -            -        3,324             -
Other
 (7 borrowers)                                          3,659          396        1,637          389         1,237
                                                -------------  -----------  -----------  -----------  ------------
                                                 W    520,337  W       396  W    41,612  W   200,771  W    277,558
                                                =============  ===========  ===========  ===========  ============

      Loans to be swapped into equity are the receivables that were committed for swap against equity securities in the future. As of December 31, 2003, loans to be swapped into equity in the balance sheet include W776 million (US$ 648 thousand) with Kukje Corporation, which has been under court receivership since 2001.

      Details of loans restructured for the year ended December 31, 2002 including swap of debts to equity or mandatory convertible bonds are summarized as follows (in millions of Won):

                                                    Loans                   Loans to be     Loans        Other
                   Status of        Date of         before      Principal     swapped      swapped     changes in
   Borrowers       borrowers     restructuring  restructuring  forgiveness  into equity  into equity     terms
---------------  --------------  -------------  -------------  -----------  -----------  -----------  ------------
Ssangyong        Restructuring
 Corporation       Promotion
                   Law              2002.2.8    W     470,627  W         -  W   128,220  W    10,000  W    332,407
Hynix            Restructuring
 Semiconductor     Promotion
 Inc.             Law             2002.12.30          160,108            -            -      160,108             -
Ssangyong        Restructuring
 Corporation       Promotion
                   Law            2002.12.24           57,866            -            -       57,866             -
Dongbang
 Textile & Mart
 Co., Ltd.  Others                 2002.3.23            39,783            -            -            -        39,783
Daewoo
 Electronics
 Corp.           Work-Out         2002.11.18           28,973            -            -       28,973             -
Dongsu
 Industrial      Court
 Co., Ltd.         receivership    2002.1.23           17,025            -            -        2,769        14,256
Bumyang
 Shipping Co.,   Court
 Ltd.              receivership     2002.2.6           10,700            -            -       10,700             -
Other
 (7 borrowers)                                         25,182        8,975            -       15,020         1,187
                                                -------------  -----------  -----------  -----------   -----------
                                                W     810,264  W     8,975  W   128,220  W   285,436  W    387,633
                                                =============  ===========  ===========  ===========  ============

      Loans to be swapped into equity are the receivables that were committed for swap against equity securities in the future. As of December 31, 2002, loans to be swapped into equity in the balance sheet include W128,220 million with Ssangyong Corporation, which was committed in 2002, and W1,164 million with Kukje Corporation, which has been under court receivership since 2001.

7.    ALLOWANCE FOR POSSIBLE LOAN LOSSES:

(1) As of December 31, 2002 and 2003, the Bank complied with the minimum regulatory guideline for loan loss provision, as described in Note 2, announced by the Korean Financial Supervisory Commission (FSC). The allowance for possible loan losses as of December 31, 2002 and 2003 is summarized as follows:

                                                                        Translation into
                                                                           U.S. Dollars
                                                       Korean Won           (Note 2)
                                             ----------------------     ----------------
                                                2002       2003               2003
                                             ---------  -----------     ----------------
                                                  (In billions)          (In millions)
Loans in local currency                      W   797.8  W     970.2     $          810.0
Loans in foreign currencies                       81.1        115.8                 96.7
Bills bought in foreign currencies               126.7         87.8                 73.3
Advances for customers on payment
   guarantees                                     26.0         31.0                 25.9
Credit card accounts                             465.6        378.5                316.0
Privately placed bonds                             9.4         36.0                 30.1
Financing lease receivables                        9.7          2.7                  2.2
Other                                             88.3         36.9                 30.8
                                             ---------  -----------     ----------------
                                             W 1,604.6  W   1,658.9     $        1.385.0
                                             =========  ===========     ================

(2) The changes in allowance for possible loan losses in 2002 and 2003 were as follows:

                                                                        Translation into
                                                                          U.S. Dollars
                                                    Korean Won              (Note 2)
                                        --------------------------      ----------------
                                            2002           2003                 2003
                                        -----------     ----------      ----------------
                                              (In billions)               (In millions)
Beginning balance                       W   1,030.7     W  1,604.6      $       1,339.6
Provision for allowance                     1,542.9        2,159.9              1,803.2
Write-offs                                   (907.1)      (1,780.6)            (1,486.5)
Other changes (Note)                          (61.9)        (325.0)              (271.3)
                                        -----------     ----------      ---------------
Ending balance                          W   1,604.6     W  1,658.9      $       1,385.0
                                        ===========     ==========      ===============

      (Note) Other changes are due to equity swaps, sales of loans, repurchases of loans sold by recourse obligation and collection of loan written off.

(3) The allowance for possible loan losses compared to total credits in bank accounts as of December 31, 2001, 2002 and 2003 is summarized as follows:

                                                               Allowance for
                                 Total credits               possible loan losses
                         ----------------------------   -----------------------------
                                         Translation                     Translation
                                            into                            into
                                         U.S. Dollars                    U.S. Dollars     Coverage
                           Korean Won      (Note 2)      Korean Won         (Note 2)      ratio (%)
                         -------------  -------------   -------------    ------------     ---------
                         (In billions)  (In millions)   (In billions)    (In millions)
December 31, 2003        W    43,738.8  $    36,515.9   W     1,658.9    $    1,385.0       3.79
December 31, 2002             46,093.1       38,481.5         1,604.6         1,339.6       3.48
December 31, 2001             34,262.7       28,604.7         1,030.7           860.5       3.01

(4) The following tables set forth the classification of total credits in bank accounts as of December 31, 2003 and 2002 (in billion of Won):

                                                                  2003
                            ---------------------------------------------------------------------------------
                                                                                      Estimated
                               Normal     Precautionary   Substandard     Doubtful      loss         Total
                            -----------   -------------   -----------    ----------   ---------    ---------
Loans in local currency     W  32,846.1   W       763.5   W     466.5    W    426.0   W   246.0    W 34,748.1
Loans in foreign
   currencies                   2,468.7           274.8         131.1          10.4         1.0       2,886.0
Bills bought in foreign
   currencies                   1,651.5            64.4           0.6             -        56.3       1,772.8
Advances for customers on
   payment guarantees               5.6             3.2          36.1          11.3        18.0          74.2
Credit card accounts            2,678.4           594.5           0.9         361.8        63.1       3,698.7
Privately placed bonds            315.4            22.4          16.0           2.0           -         355.8
Financing lease
   receivables                    122.8               -             -           2.9         0.6         126.3
Others                             12.7             0.2          41.5           0.2        22.3          76.9
                            -----------   -------------   -----------    ----------   ---------    ----------
                            W  40,101.2   W     1,723.0   W     692.7    W    814.6   W   407.3    W 43,738.8
                            ===========   =============   ===========    ==========   =========    ==========

      Total credits described above present the amount after deducting the present value discounts of W16.2 billion (US$ 13.5 million), excluding W15.1 billion (US$ 12.6 million) of inter-bank loans in local currency, W279.3 billion (US$ 233.2 million) of inter-bank loans in foreign currencies and W351.0 billion (US$ 293.0 million) of call loans. Accounts receivable and suspense receivables that have credit attribution and subject to asset classification amounting to W21.8 billion (US$ 18.2 million) is included above.

      The Bank provides more than the minimum rate of allowance for loan losses required by the FSC for certain loans with restructuring companies under the Restructuring Promotion Law after the approvals of the executive directors committee and board of directors. As of December 31, 2003, the Bank provided more than 20 percent of allowance for possible loan losses amounting to W110.0 billion (US$ 91.8 million) for W220.1 billion (US$
      183.8 million) of credits as precautionary.

                                                                  2002
                            ---------------------------------------------------------------------------------
                                                                                      Estimated
                               Normal     Precautionary   Substandard     Doubtful      loss         Total
                            -----------   -------------   -----------    ----------   ---------    ----------
Loans in local currency     W  31,163.2   W       719.4   W     310.2    W    488.4   W    65.6    W 32,746.8
Loans in foreign
   currencies                   2,970.1           273.1          37.1          18.0         9.6       3,307.9
Bills bought in foreign
   currencies                   1,622.9           110.5           0.6          87.6         0.2       1,821.8
Advances for customers on
   payment guarantees              11.3            20.3          29.4          16.1         0.7          77.8
Credit card accounts            4,969.4           407.0           0.6         386.1       135.4       5,898.5
Privately placed bonds            136.0            24.9          24.2           0.1           -         185.2
Financing lease
   receivables                    167.6               -           2.1          12.9           -         182.6
Others                          1,676.9           185.2           3.5           0.2         6.7       1,872.5
                            -----------   -------------   -----------    ----------   ---------    ----------
                            W  42,717.4   W     1,740.4   W     407.7    W  1,009.4   W   218.2    W 46,093.1
                            ===========   =============   ===========    ==========   =========    ==========

      Total credits described above present the amount after deducting the present value discounts of W18.5 billion, excluding W16.7 billion of inter-bank loans in local currency, W172.8 billion of inter-bank loans in foreign currencies and W655.8 billion of call loans. Accounts receivable and suspense receivables that have credit attribution and subject to asset classification amounting to W3.3 billion is included above.

      The Bank provided more than the minimum rate of allowance for loan losses required by the FSC for certain loans with restructuring companies under the Restructuring Promotion Law after the approvals of the executive directors committee and board of directors. As of December 31, 2002, the Bank provided more than 20 percent of allowance for possible loan losses amounting to W258.1 billion for W516.1 billion of credits as precautionary.

8.    PRESENT VALUE DISCOUNTS:

(1) Present value discounts in relation to the restructured loans as of December 31, 2003 are summarized as follows:

                                                                                                 Unamortized
                                          Face value                                        present value discounts
                               ------------------------------                           ------------------------------
                                                Translation                                              Translation
                                                   into                                                     into
                                                U.S. Dollars   Discount    Maturity                      U.S. Dollars
          Borrower               Korean Won       (Note 2)     rate (%)      date         Korean Won       (Note 2)
--------------------------     ------------   ---------------  --------   ----------    -------------   --------------
                               (In millions)  (In thousands)                            (In millions)   (In thousands)
Inchon Oil Refinery
   Co., Ltd.                   W      66,300  $        55,351    10.00    2011.12.31    W      10,504   $        8,769
Hanjin Shipping Co., Ltd.              4,809            4,015    11.50    2017.10.1             3,544            2,959
Renault Samsung Motors Co.,
   Ltd.                                4,243            3,542    10.00    2015.3.13             1,813            1,514
Korean Air Lines
   Co., Ltd.                           2,349            1,961    10.00    2009.12.31              761              635
Doosung Sbtech Co., Ltd.               2,465            2,058    16.50    2011.3.31               446              372
Hanjin Transportation Co.,
   Ltd.                                  880              735    11.50    2017.10.1               288              240
Hanjin Heavy Industries &
   Construction
   Co., Ltd.                             880              735    11.50    2008.4.20               288              240
Jungseok Enterprise
   Co., Ltd.                             589              492    11.50    2017.10.1               196              164
Korean Airport Service Co.,
   Ltd.                                  805              672    11.50    2017.10.1               118               99
Namsun NPS                               626              522    10.00    2004.12.31               12               10
                               -------------  ---------------                           -------------   --------------
                               W      83,946  $        70,083                           W      17,970   $       15,002
                               =============  ===============                           =============   ==============

(2) Present value discounts in relation to the restructured loans as of December 31, 2002 are summarized as follows:

                                                                      Unamortized
                                                                     present value
                                 Face value   Discount    Maturity     discounts
          Borrower               Korean Won   rate (%)      date      Korean Won
--------------------------     -------------  --------   ----------  -------------
                               (In millions)                         (In millions)
Daelim Industrial Co., Ltd.    W      75,380    11.50    2008.9.8    W      10,906
Hanjin Shipping Co., Ltd.              4,809    11.50    2017.10.1           3,797
Renault Samsung Motors Co.,
   Ltd.                                4,243    10.00    2015.3.13           2,034
Korea Industry Development
   Co., Ltd.                           8,976    12.40    2011.12.31          1,147
Korean Air Lines Co., Ltd.             2,349    10.00    2009.12.31            815
Doosung Sbtech Co., Ltd.               2,797    16.50    2011.3.31             659
Hanjin Transportation Co.,
   Ltd.                                  880    11.50    2017.10.1             309
Hanjin Heavy Industries &
   Construction Co., Ltd.                880    11.50    2008.4.20             309
Jungseok Enterprise Co.,
   Ltd.                                  589    11.50    2017.10.1             210
Korean Airport Service Co.,
   Ltd.                                  805    11.50    2017.10.1             126
Others (11 companies)                 21,210                                   154
                               -------------                         -------------
                               W     122,918                         W      20,466
                               =============                         =============

(3) Changes in present value discounts for the year ended December 31, 2003 are summarized as follows (in millions of Won):

                              Beginning                                 Ending
Conditions of borrowers        balance        Increase    Decrease     balance
-----------------------       ---------      ---------   ----------  -----------
Work-out programs             W     154      W       -   W      142  W        12
Industrial
rationalization                  16,472              -       11,277        5,195
Court receivership                3,181         14,505        5,369       12,317
Composition                         659              -          213          446
                              ---------      ---------   ----------  -----------
                              W  20,466      W  14,505   W   17,001  W    17,970
                              =========      =========   ==========  ===========

9.    FIXED ASSETS:

(1)   Fixed assets as of December 31, 2002 and 2003 are summarized as follows:

                                                                 Translation
                                                                    into
                                                                U.S. Dollars
                                         Korean Won               (Note 2)
                                 --------------------------     ------------
                                    2002           2003              2003
                                 ----------   -------------     ------------
                                         (In millions)         (In thousands)
Land                             W  846,517   W     800,743     $    668,511
Buildings                           394,438         401,397          335,112
Furniture and equipment             485,598         514,868          429,845
Leasehold improvements               45,465          50,213           41,921
Construction in progress                817           1,242            1,037
                                 ----------   -------------     ------------
      Total tangible assets       1,772,835       1,768,463        1,476,426
Accumulated depreciation           (474,016)       (491,787)        (410,575)
                                 ----------   -------------     ------------
Net tangible assets               1,298,819       1,276,676        1,065,851
Goodwill                            112,020               -                -
Other intangible assets               4,300           3,806            3,178
Non-business use properties             173             173              144
                                 ----------   -------------     ------------
                                 W1,415,312   W   1,280,655     $  1,069,173
                                 ==========   =============     ============

      As of December 31, 2002 and 2003, the published value of land was W624,995 million and W649,357 million (US$542,125 thousand), respectively, using the disclosed public land price announced annually by the government pursuant to the Laws on Disclosure of Land Price and Valuation of Land.

(2) The changes in the fixed assets for the year ended December 31, 2003 are summarized as follows (In millions of Won):

                                Book value                                                        Book value As
                               As of Dec. 31                                                        of Dec. 31
                                     2002       Acquisition  Disposal  Depreciation     Others         2003
                               -------------    -----------  --------  ------------   ----------  -------------
Land                           W     846,517    W     7,277  W 53,051  W          -   W        -  W     800,743
Buildings                            319,173         16,617     7,536        12,325            -        315,929
Furniture and equipment              120,460        106,236       557        79,818         (204)       146,117
Leasehold improvements                11,852          7,443       432         6,169          (49)        12,645
Construction in progress                 817          1,313         -             -         (888)         1,242
Goodwill                             112,020              -         -       112,020            -              -
Other intangible assets                4,300            189         -           662          (21)         3,806
Non-business use properties              173              -         -             -            -            173
                               -------------    -----------  --------  ------------   ----------  -------------
                               W   1,415,312    W   139,075  W 61,576  W    210,994   W   (1,162) W   1,280,655
                               =============    ===========  ========  ============   ==========  =============

10.   OTHER ASSETS:

Other assets as of December 31, 2002 and 2003 are summarized as follows:

                                                                                   Translation into
                                                                                     U.S. Dollars
                                                              Korean Won               (Note 2)
                                                      --------------------------   ----------------
                                                          2002         2003              2003
                                                      -----------  -------------   ----------------
                                                               (In millions)        (In thousands)
Guarantee deposits                                    W   460,949  W    484,130    $       404,183
Accounts receivable                                     1,528,507       429,190            358,315
Accrued income                                            336,855       242,195            202,200
Prepaid expenses                                            6,286         3,849              3,213
Deferred income tax assets (see Note 25)                  227,067       180,174            150,421
Domestic exchange settlement account - debit            2,533,003     2,660,250          2,220,947
Adjustment for valuation of financial derivatives         139,932       155,906            130,160
Properties leased under operating leases, net of
   depreciation and allowance for loss on
   disposal of properties                                 152,121       125,920            105,126
Loans to trust accounts                                   145,400        80,400             67,123
Accounts receivables - other                               25,129        18,112             15,121
Other                                                     125,814       106,438             88,861
                                                      -----------  ------------    ---------------
                                                      W 5,681,063  W  4,486,564    $     3,745,670
                                                      ===========  ============    ===============

11.   COLLATERALIZED ASSETS:

Collateralized assets as of December 31, 2002 and 2003 are summarized as follows:

                                                                       Translation into
                                                                         U.S. Dollars
                                                   Korean Won               (Note 2)
 Collateralized                          ----------------------------  ----------------
      assets            Provided to          2002             2003           2003                       Provided for
---------------   ---------------------  -------------     ----------  ----------------  -------------------------------------------
                                                (In millions)            (In thousands)
   Securities     Bank of Korea          W   1,400,000     W1,394,240  $      1,164,001  RP of Bank of Korea (BOK)
       "                  "                    497,160        850,000           709,634  Borrowings from BOK
       "                  "                    735,000        741,000           618,634  Intra-day overdraft from BOK
       "                  "                    146,700        320,500           267,574  Settlement risk
       "          Development Bank of
                     Singapore and
                     others                    857,700      1,297,050         1,082,860  Borrowings in foreign currencies
       "          Customer RP                  695,000        360,000           300,551  Customer RP
       "          Korea Securities
                     Finance
                     Corporation                65,000              -                 -  Fund of government bonds
       "          Samsung Futures Inc.
                     and other                  19,500         23,500            19,619  Futures transaction
       "          KAMCO                         25,988              -                 -  Settlement of sales of non-performing loans
       "          CHB NPL 1st SPC               40,000         40,000            33,395  Collateral regarding  the issuance of ABS
       "          Seoul Guarantee
                    Insurance Co. and
                    other                       78,802          9,000             7,514  Securities lent
Real estate for
   business
   purposes       Lessees                       12,015         14,012            11,698  Key money deposits for rent
                                         -------------     ----------  ----------------
                                         W   4,572,865     W5,049,302  $      4,215,480
                                         =============     ==========  ================

12.   INSURED ASSETS:

Assets insured as of December 31, 2002 and 2003 are as follows (in millions of Won):

Type of insurance               Assets                  Book Value                  Insured Amount
------------------     ------------------------  ------------------------      ------------------------
                                                    2002           2003           2002          2003
                                                 -----------    ---------      ----------    ----------
 Fire                  Buildings                 W   319,173    W 315,929      W  312,958    W  316,233
                       Furniture and equipment       132,312      146,117         143,824       169,091
                                                 -----------    ---------      ----------    ----------
                                                 W   451,485    W 462,046      W  456,782    W  485,324
                                                 ===========    =========      ==========    ==========

13.   DEPOSITS:

(1)   Deposits as of December 31, 2002 and 2003 are summarized as follows:

                                                                                   Translation into
                                                                                     U.S. Dollars
                                                          Korean Won                   (Note 2)
                                               -----------------------------       ----------------
                                                    2002            2003                 2003
                                               ------------    -------------       ----------------
                                                        (In millions)               (In thousands)
Deposits in local currency                     W 38,538,270    W  35,540,313        $  29,671,325
Deposits in foreign currencies                    1,195,292        1,248,501            1,042,329
Negotiable certificates of deposits               4,151,898        1,900,196            1,586,405
Deposits in bills issued                          1,106,525        1,156,501              965,521
Trust of cash management accounts                   133,854          184,580              154,099
                                               ------------    -------------        -------------
                                               W 45,125,839    W  40,030,091        $  33,419,679
                                               ============    =============        =============

(2) Deposits in local currency and foreign currencies from other banks and financial institutions as of December 31, 2002 and 2003 are summarized as follows:

                                                                     Translation into
                                                                       U.S. Dollars
                                               Korean Won                 (Note 2)         Percentage (%)
                                     ------------------------------  ----------------     ---------------
                                          2002              2003           2003            2002     2003
                                     ------------     ----------     --------------       ------   ------
                                             (In millions)           (In thousands)
Commercial banks                     W  1,415,175     W  941,221     $      785,791        45.50    60.66
Securities companies                      471,969        122,116            101,950        15.18     7.87
Insurance companies                       247,007        180,545            150,731         7.94    11.64
Savings institutions                      696,889         75,714             63,211        22.41     4.88
Other financial institutions              279,113        232,022            193,707         8.97    14.95
                                     ------------     ----------     --------------       ------   ------
                                     W  3,110,153     W1,551,618     $    1,295,390       100.00   100.00
                                     ============     ==========     ==============       ======   ======

14.   BORROWINGS:

Borrowings as of December 31, 2002 and 2003 are summarized as follows:

                                                                                Translation into
                                                                                  U.S. Dollars
                                                         Korean Won                 (Note 2)
                                               ----------------------------     ----------------
                                                   2002            2003                2003
                                               -----------     ------------     ----------------
                                                        (In millions)            (In thousands)
Borrowings in local currency:
   General borrowings                          W 1,288,124     W  1,620,099     $      1,352,562
   Subordinated borrowings                          15,000                -                    -
                                               -----------     ------------     ----------------
                                                 1,303,124        1,620,099            1,352,562
Borrowings in foreign currencies                 3,536,020        2,672,863            2,231,477

Bonds sold under repurchase agreements             995,311        1,221,930            1,020,145
Bills sold                                         900,459           45,801               38,237

Due to Bank of Korea in foreign currencies          14,372            2,739                2,287
Call money                                          94,435          148,490              123,969
                                               -----------     ------------     ----------------
                                               W 6,843,721     W  5,711,922     $      4,768,677
                                               ===========     ============     ================

15.   DEBENTURES:

(1)   Debentures as of December 31, 2002 and 2003 are summarized as follows:

                                                                                          Translation into
                                                                                            U.S. Dollars
                                                                   Korean Won                  (Note 2)
                                        Interest rate    -------------------------------  ----------------
                                          per annum            2002             2003             2003
                                        -------------    --------------   --------------  ----------------
                                                                  (In millions)            (In thousands)
Debentures in local currency:
   General debentures                   3.94~6.97%
                                        CD+0.24~0.35     W    4,108,792   W    4,470,193  $     3,732,003
   Subordinated debentures              6.00~18.00%           1,002,000        1,100,000          918,350
   Hybrid debts (Note)                  7.80%                         -          272,564          227,554
                                                         --------------   --------------  ---------------
                                                              5,110,792        5,842,757        4,877,907
   Discounts on debentures                                      (84,399)         (43,428)         (32,256)
                                                         --------------   -------------   ---------------
                                                              5,026,393        5,799,329        4,841,651
                                                         --------------   --------------  ---------------
Debentures in foreign currencies:
   Subordinated debentures              6M Libor +
                                        4.95%,
                                        11.50~11.88%            653,834          631,573          527,278
                                                         --------------   --------------  ---------------
                                                                653,834          631,573          527,278
   Discounts on debentures                                       (7,878)          (6,737)          (5,625)
                                                         --------------   -------------   ---------------
                                                                645,956          624,836          521,653
                                                         --------------   --------------  ---------------
                                                         W    5,672,349   W    6,424,165  $     5,363,304
                                                         ==============   ==============  ===============

(Note) The Bank issued Hybrid debts amounting to W272,564 million (US$227,554 thousand) by registering at Korea Securities Depository in order to raise BIS ratio on June 28, 2003 and the details are as follows:

                                               Details
--------------------    --------------------------------------------------------
1. Repurchase claim     Repurchase claim option is owned by the issuer and after
   (call option)        5 years from the issue date, a call option can be
                        exercised for a repurchase under the approval of the
                        chief of the FSS.

2. Interest rate        Annual interest rate of 7.80% for 10 years from the
                        issue date and after 10 years annual interest rate of
                        7.80% + (7.80%- interest rate for 5-year maturity public
                        bond issued on the same date*50% is applied.

3. Conditions for       Interests are paid at the end of every 3-month period,
   interest payments    calculated on a monthly basis.

4. Date of maturity     Matured in 30 years from the issue date but the date of
                        maturity can be extended by the Bank at any time.

5. Other In case that the Bank is considered as unsound financial institution or receives remedy order to improve its financial status by the Financial Supervisory Service
                        (FSS), payment of interests will be stopped until the related problem is resolved. Also, in case the shareholders decided no dividend to common stock, payment of interests could be suspended.

16.   OTHER LIABILITIES:

Other liabilities as of December 31, 2002 and 2003 are summarized as follows:

                                                                                                              Translation into
                                                                                                                U.S. Dollars
                                                                                       Korean Won                 (Note 2)
                                                                              ----------------------------    ----------------
                                                                                 2002            2003              2003
                                                                              -----------      -----------    ----------------
                                                                                     (In millions)             (In thousands)
Accrued severance benefits (see Note 2)                                       W    51,560      W    82,592      $    68,953
Deposits with employee retirement trust (see Note 2)                              (30,000)         (49,551)         (41,368)
Allowance for possible losses on acceptances and guarantees (see Note 17)         125,923           54,004           45,086
Other allowance for bad debts (see Note 18)                                        15,357           52,049           43,454
Borrowings from trust accounts                                                    446,698          361,990          302,212
Foreign exchange remittances pending                                               57,879           53,227           44,437
Accounts payable                                                                1,444,027          338,559          282,651
Accrued expenses                                                                  889,362          770,103          642,931
Unearned revenues                                                                  99,788           80,464           67,176
Deposits for letters of guarantees and other                                       63,133           66,213           55,279
Domestic exchange settlement account - credit                                   2,318,345        2,374,855        1,982,681
Accounts payable - other                                                          168,580           91,160           76,106
Adjustment for valuation of financial derivatives                                  80,986          127,182          106,180
Others                                                                            530,443          720,199          601,268
                                                                              -----------      -----------      -----------
                                                                              W 6,262,081      W 5,123,046      $ 4,277,046
                                                                              ===========      ===========      ===========

17.   ALLOWANCE FOR POSSIBLE LOSSES ON CONFIRMED ACCEPTANCES AND GUARANTEES:

(1) The classifications of confirmed acceptances and guarantees as of December 31, 2002 and 2003 are summarized as follows (in billions of Won): 2003

                                                                          2003
                                        -------------------------------------------------------------------------
                                        Normal   Precautionary   Substandard   Doubtful   Estimated loss   Total
                                        ------   -------------   -----------   --------   --------------   ------
Confirmed acceptances and guarantees    W786.5   W        50.3   W     153.7   W    1.9   W           --   W992.4
Required ratio of allowance for credit
    losses to credit balances                0%              0%           20%        50%             100%
Minimum required allowance for credit
    losses                              W   --   W          --   W      30.7   W    1.0   W           --   W 31.7
Allowance for credit losses recorded    W   --   W        18.3   W      34.7   W    1.0   W           --   W 54.0

                                                                            2002
                                        -----------------------------------------------------------------------------
                                        Normal     Precautionary   Substandard   Doubtful   Estimated loss    Total
                                        ------     -------------   -----------   --------   --------------   --------
Confirmed acceptances and guarantees    W  960.4   W       134.2   W       2.2   W  140.1   W          0.7   W1,237.6
Required ratio of allowance for credit
    losses to credit balances                  0%              0%           20%        50%             100%
Minimum required allowance for credit   W     --   W          --   W       0.4   W   70.1   W          0.7   W   71.2
    losses
Allowance for credit losses recorded    W     --   W        54.7   W       0.4   W   70.1   W          0.7   W  125.9

(2) Percentages of allowances for acceptances and guarantees outstanding on the aggregate amount of acceptances and guarantees outstanding as of December 31, 2001, 2002 and 2003 are summarized as follows (in billions of Won):

                                                    As of December 31,    As of December 31,     As of December 31,
                                                          2001                  2002                   2003
                                                    ------------------    ------------------     ------------------
Aggregate amount of acceptances and guarantees
    confirmed                                          W   2,190.7           W   1,237.6            W     992.4
Allowances for acceptances and guarantees
    confirmed                                          W      51.6           W     125.9            W      54.0
Coverage ratio (%)                                            2.36                 10.17                   5.44

18.   OTHER ALLOWANCES:

Other allowances as of December 31, 2002 and 2003 are as follows:

                                                                                   Translation into
                                                                                     U.S. Dollars
                                                                 Korean Won            (Note 2)
                                                             ------------------    ----------------
                                                              2002       2003          2003
                                                             -------    -------    ----------------
                                                                (In millions)       (In thousands)
Additional loss expected on sale of non-performing
  loans with the right of recourse (Note 1)                  W10,000    W11,628    $          9,708
Allowance on unused cash advance service limit (Note 2)          863      4,267               3,562
Allowance on credit card points accumulated (Note 3)           2,494     10,012               8,359
Additional loss expected due to pending lawsuits (Note 4)      2,000     22,900              19,118
Loss expected due to possible monetary loses (Note 5)             --      3,242               2,707
                                                             -------    -------    ----------------
                                                             W15,357    W52,049    $         43,454
                                                             =======    =======    ================

(Note 1) Additional loss expected from the non-performing loans with the right of recourse sold to KAMCO.

(Note 2) 1% of allowance on the amount calculated by deducting the cash advances used by the credit card holders from the 75% of the total cash advance service limits.

(Note 3) Expected future expenses due to the credit card points accumulated and unused by the credit card holders of the Bank.

(Note 4) Additional loss expected from the pending lawsuits.

(Note 5) Estimated loss expected from possible monetary loses.

19.   SHAREHOLDERS' EQUITY:

(1)   Common stock:

      The Bank has 2,000,000,000 authorized shares of common stock, W5,000 par value, of which 719,118,429 common shares were issued and outstanding as of December 31, 2003.

      In accordance with the general shareholders' meeting held on January 27, 1999, the Bank reduced its outstanding shares at the rate of 4.5045 shares to one share under a capital reduction without consideration. The capital reduction resulted in a decrease of W723.9 billion in the common stock and a gain for the same amount, which was offset against accumulated deficit in 1999. On February 19, 1999, May 7, 1999 and September 30, 1999, the Bank increased its common stock by a total of W2,717.9 billion by issuing 544 million shares to Korea Deposit Insurance Corporation (KDIC) at par value. In addition, the Bank increased its common stock as a result of the acquisitions of Chungbuk Bank and Kangwon Bank. On November 23, 1999, the Bank increased its common stock by W275.0 billion through an offering of 55,000,000 shares of common stock for an aggregate offer price of approximately W302.5 billion. In 2002, common stock of the Bank increased by 40,314 shares or W201 million through the exercise of stock warrants. In addition, Shinhan Financial Group, who became a majority shareholder by acquiring 80.04 percent of shares held by KIDC on August 19, 2003, contributed capital amounting to W200,000 million (US$166,973 thousand) on December 26, 2003. As a result, as of December 31, 2003, common stock capital of the Bank is W3,595,592 million (US$3,001,830 thousand) and Shinhan Financial Group owns 81.15 percent of the Bank's common shares.

(2)   Disposition of accumulated deficit:

      To dispose of the accumulated deficit, on February 28, 1998, the Bank transferred voluntary reserves amounting to W279.3 billion and on February 18, 1999, capital surplus, statutory reserves and other voluntary reserves totaling to W1,196.0 billion were also transferred. On February 12, 1999, the Bank disposed of its accumulated deficits using the gain on reduction of capital stock of W723.9 billion, which was recognized by resolution in a temporary general meeting of shareholders held on January 27, 1999. In 2002, the Bank disposed of its accumulated deficits using capital in excess of par value of W24 million derived from the execution of the stock warrants and gains on disposal of treasury stock (classified as other capital surplus) of W45,155 million.

(3)   Other reserves:

      Other reserves were appropriated in the branches located in Tokyo and Mumbai according to the banking laws of Japan and India, respectively, and may be used to offset a deficit incurred in those branches exclusively. The beginning balance of other reserves for the current period was W10,619 million (US$ 8,865 thousand) and ending balance was W14,624 million (US$ 12,209 thousand), reflecting W3,146 million (US$2,626 thousand) of reserve and W859 million (US$717 thousand) of foreign currency translation loss.

(4)   Capital adjustments:

      Capital adjustments as of December 31, 2002 and 2003 are summarized as follows:

                                                                            Translation into
                                                                              U.S. Dollars
                                                      Korean Won                (Note 2)
                                                -----------------------     ----------------
                                                  2002          2003            2003
                                                ---------     ---------     ----------------
                                                     (In millions)           (In thousands)
Discount on stock issuance                      W      --     W  (1,037)    $           (866)
Stock option costs                                  2,456         2,713                2,265
Gain (loss) on valuation of securities, net      (185,007)      227,203              189,684
                                                ---------     ---------     ----------------
                                                W(182,551)    W 228,879     $        191,083
                                                =========     =========     ================

1) Stock option costs:

On March 27, 2000, March 9, 2001, March 29, 2002 and March 28, 2003, the Bank granted stock options, which give the grantee the right to buy the Bank's shares, to the management of the Bank including the president and deputy-president. The number of stock options granted will be determined depending on the relative stock price increase rate of the Bank over the banking industry's stock price increase rate, the Bank's non-performing loans ratio and BIS capital ratio. If the stock options are exercised, the Bank has the option either to issue new shares or shares held as treasury stock, or to pay the difference between the market price and the exercise price in cash or with treasury stock.

The summary of stock options granted as of December 31, 2003 is summarized as follows:

             Description                  First grant        Second grant          Third grant        Fourth grant
--------------------------------------  ----------------  -------------------  -------------------  -------------------
Number of shares might be issued        969,200 shares    664,000 shares       312,000 shares       165,090 shares
                                                          -------------------
Finalized Exercisable number of shares  211,645 shares    Pending              Pending              Pending
Type                                    Share issue       Share issue          Share issue          Share issue
Exercise price                          W5,000 per share  W5,000 per share     W5,860 per share     W5,000 per share
Exercisable period                      2003.3.28~        2004.3.10~           2004.3.30~           2005.3.29~
                                        2006.3.27         2007.3.9             2007.3.29            2008.3.28
Valuation method                        Fair value        Fair value approach  Fair value approach  Fair value approach approach

The summary of stock option costs over the exercisable period is summarized as follows (in millions of Won):

                                         First      Second    Third     Fourth
          Description                    grant      grant     grant     grant     Total
-------------------------------------    ------     ------    ------    ------    ------
Total stock option costs                 W  989     W  912    W1,451    W  243    W3,595
Amortized in prior periods                  989        862       605        --     2,456
Amortized for the year ended December
  31, 2003                                 (773)        50       810       170       257
To be amortized after current period         --         --        36        73       109

As the exercisable number of shares for the stock options granted on March 27, 2000 is finalized in 2003, the stock option cost amounting to W773 million (US$ 645 thousand), pertaining to the extinguished stock options (757,555 shares) due to the non fulfillment of the required conditions, was deducted from current stock option expenses and off-set with stock option liabilities. In addition, the initial number of stock options of 4th grant was 312,000 shares; however, due to mid-retirement of some grantees, the granted shares decreased to 165,090 shares as of December 31, 2003. The Bank increased its capital in 2003 at the higher price than its market price, which increased its exercise price to W5,860 per share.

The Bank estimated stock option costs using the Black/Scholes Pricing Model as follows:

          Description                                                       Application
--------------------------------    --------------------------------------------------------------------------------------------
Risk free rate                      Yield of 3 year treasury bond (9.07% for the first, 5.99% for the second, 6.39% for the third and 4.68% for the fourth grant)

Expected exercising period          4.5 years for the first and second, 3.5 years for the third and fourth

Expected variable of stock price    81% for the first, 95% for the second, 93% for the third and 83% for the fourth, which are the annualized standard deviation of expected stock investment yield based on continuous compounding method

Weight average of exercise price    W5,000 per share (for the first, second and fourth) and W5,860 (for the third)

Weight average of fair value        W989 million (for the first), W912 million (for the second), W1,451 million (for the third)
                                    and W 243 million (for the fourth)

2) Gain (loss) on valuation of securities, net:

Gain (loss) on valuation of securities as of December 31, 2002 and 2003 consisted of:

                                                                               Translation into
                                                                                 U.S. Dollars
                                                          Korean Won              (Note 2)
                                                   -----------------------     ----------------
                                                     2002          2003             2003
                                                   ---------     ---------     ----------------
                                                        (In millions)           (In thousands)
Gain on valuation of investment securities of
   subsidiaries using the equity method            W  23,386     W  23,007     $         19,208
Loss on valuation of available-for-sale
   securities of overseas branches                      (451)         (337)                (281)
 Gain (loss) on valuation of available-for-sale
   securities of headquarters                       (207,942)      204,533              170,757
                                                   ---------     ---------     ----------------
                                                   W(185,007)    W 227,203     $        189,684
                                                   =========     =========     ================

20.   INTEREST ON LOANS:

For the years ended December 31, 2002 and 2003, the interest on loans included income from credit card cash advances and card loans amounting to W546.2 billion and W457.3 billion (US$381.8 million), respectively.

21.   FEES AND COMMISSIONS:

Fees and commissions for the years ended December 31, 2002 and 2003 are summarized as follows:

                                                                                         Translation into
                                                                                           U.S. Dollars
                                                                      Korean Won             (Note 2)
                                                                 --------------------    ----------------
                                                                   2002        2003           2003
                                                                 --------    --------    ----------------
                                                                    (In millions)         (In thousands)
Guarantee fees                                                   W 10,129    W  9,116    $          7,611
Fees and Commission on credit card accounts                       560,419     473,612             395,402
Commissions received from early termination of trust accounts         378         216                 180
Service charges on other financial services                       192,765     213,060             177,876
                                                                 --------    --------    ----------------
                                                                 W763,691    W696,004    $        581,069
                                                                 ========    ========    ================

Fees and commissions included income from credit card purchases and installment payments.

22.   OTHER NON-INTERST INCOME:

Other income of non-interest income for the years ended December 31, 2002 and 2003 are summarized as follows:

                                                                                                   Translation into
                                                                                                     U.S. Dollars
                                                                                Korean Won             (Note 2)
                                                                           --------------------    ----------------
                                                                             2002        2003           2003
                                                                           --------    --------    ----------------
                                                                              (In millions)         (In thousands)
Reversal of allowance for possible losses of acceptances and guarantees    W     --    W 71,919    $         60,043
Gain on disposal of fixed assets                                              7,396       5,132               4,285
Recovery of available-for-sale securities impairment loss                       223      19,026              15,884
Gain on valuation using the equity method                                    22,388          --                  --
Other                                                                        99,221     149,475             124,791
                                                                           --------    --------    ----------------
                                                                           W129,228    W245,552    $        205,003
                                                                           ========    ========    ================

23.   GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses for the years ended December 31, 2002 and 2003 are summarized as follows:

                                                             Translation into
                                                               U.S. Dollars
                                          Korean Won            (Note 2)
                                     --------------------    ----------------
                                       2002        2003           2003
                                     --------    --------    ----------------
                                        (In millions)         (In thousands)
Salaries                             W338,648    W338,026    $        282,206
Provision for severance benefits       32,763      32,986              27,539
Other employee benefits                67,422      81,381              67,942
Rent                                   25,875      31,415              26,227
Entertainment                           7,701       7,499               6,261
Depreciation                           76,987      98,312              82,077
Amortization of intangible assets     112,803     112,682              94,074
Taxes and dues                         39,756      39,161              32,694
Advertising                            16,383       9,204               7,684
Other                                 137,990     157,584             131,561
                                     --------    --------    ----------------
                                     W856,328    W908,250    $        758,265
                                     ========    ========    ================

24.   OTHER NON-INTEREST EXPENSES:

Other expenses of non-interest expenses for the years ended December 31, 2002 and 2003 are summarized as follows:

                                                                     Translation into
                                                                       U.S. Dollars
                                                  Korean Won             (Note 2)
                                              ------------------     ----------------
                                                2002      2003            2003
                                              --------  --------     ----------------
                                                (In millions)        (In thousands)
Loss on disposal of fixed assets                17,626    15,862          13,243
Insurance                                       33,655    69,565          58,077
Allowance for possible losses of acceptances
  and guarantees                                74,829        -                -

Other provision for possible losses             15,357    48,557          40,538

Other                                          120,574   119,067          99,405
                                              --------  --------        --------
                                              W262,041  W253,051        $211,263
                                              ========  ========        ========

25.   INCOME TAX EXPENSE:

The annual tax charge takes into account current income tax on taxable income and expenses for the period, and deferred taxes resulting from timing differences and loss carryforward. Deferred taxes are calculated according to the liability method for the timing differences added or deducted during the year and loss carryforward using the future year's estimated tax rate. Tax rate is 29.7 percent in 2002 and 2003. From 2005, it will decrease to 27.5 percent.

(1) Income tax expense (benefits) for the years ended December 31, 2002 and 2003 consisted of the following:

                                                                                      Translation into
                                                                                        U.S. Dollars
                                                                      Korean Won          (Note 2)
                                                                  ------------------  ----------------
                                                                    2002      2003         2003
                                                                  --------   -------  ----------------
                                                                     (In millions)     (In thousands)
Domestic offices:
   Income tax to be paid                                          W     99   W 1,142       $   954
   Tax effect on changes in cumulative temporary differences       (78,082)   31,245        26,085
   Tax effect on changes in tax loss carryforward                   48,082    10,784         9,003
                                                                  --------   -------       -------
                                                                  W(29,901)  W43,171       $36,042
                                                                  --------   -------       -------
Overseas offices:
   Income tax to be paid                                          W  1,605    W2,141       $ 1,788
   Tax effect on changes in cumulative temporary differences         3,181     4,864         4,060
                                                                  --------   -------       -------
                                                                     4,786     7,005         5,848
                                                                  --------   -------       -------
Income tax expense (benefits)                                     W(25,115)  W50,176       $41,890
                                                                  ========   =======       =======

(2) For the years ended December 31, 2002 and 2003, the differences between the income before income tax in financial accounting and the taxable income pursuant to Corporate Income Tax Law of Korea are summarized as follows:

                                                   Translation into
                                                     U.S. Dollars
                                   Korean Won          (Note 2)
                             --------------------  ----------------
                               2002       2003           2003
                             --------   ---------  ----------------
                                (In millions)       (In thousands)
Income before income tax     W(611,160) W(915,775)    $(764,548)
Permanent differences           42,514     15,929        13,299
Temporary differences          944,814    123,079       102,754
                             ---------  ---------     ---------
                               376,168   (776,767)     (648,495)
Tax loss carryforward          376,168          -             -
                             ---------  ---------     ---------
Taxable income (loss)        W       -  W(776,767)    $(648,495)
                             =========  =========     =========

(3) Details of cumulative temporary differences and loss carryforward, including their increase and decrease, for the current period are summarized as follows (in millions of Won):

                                                                 Beginning                               Ending
                         Accounts                                 balance     Increase     Decrease     balance
                         --------                                 -------     --------     --------     -------
Allowance for possible loan losses                              W  388,134   W  294,995   W  388,134   W  294,995
Goodwill                                                          (112,020)           -     (112,020)           -
Accrued interest                                                  (184,142)     (69,922)    (150,003)    (104,061)
Allowance for possible losses of
   confirmed acceptances and guarantees                            125,923       54,004      125,923       54,004
Gain on valuation of derivatives                                   (58,946)     (28,724)     (58,946)     (28,724)
Impairment loss on available-for-sale
   securities                                                      544,295      232,629      204,559      572,365
Loans to be swapped into equity                                    272,568            -       13,898      258,670
Other                                                              106,591       56,391        4,748      158,234
                                                                ----------   ----------   ----------   ----------
                                                                 1,082,403      539,373      416,293    1,205,483
Tax loss carryforward                                            2,522,575      776,767    2,357,404      941,938
                                                                ----------   ----------   ----------   ----------
                                                                W3,604,978   W1,316,140   W2,773,697   W2,147,421
                                                                ==========   ==========   ==========   ==========

      Some of the estimated amounts of cumulative temporary differences as of December 31, 2002 were differently finalized in filing its tax return. These differences are reflected and accounted for prospectively and the beginning balances of cumulative temporary differences of the year ended December 31, 2003 are based on the actual tax return file of prior year.

(4) Deferred income tax assets as of December 31, 2003 are summarized as follows (in millions of Won):

                       As of                    As of
                   December 31,   Increase   December 31,
                       2002      (Decrease)      2003
                   ------------  ----------  ------------
Domestic offices     W220,029    W (42,029)    W178,000
Overseas offices        7,038       (4,863)       2,174
                     --------    ---------     --------
                     W227,067    W (46,892)    W180,174
                     ========    =========     ========

      The Bank has recognized the deferred income tax assets resulting from temporary difference and loss carryforward as of December 31, 2003 due to the likelihood of its realization. Although the Bank incurred net loss in 2003, the Bank has projected that results will continue to improve and the Bank has recognized the deferred income tax assets resulting from temporary differences and loss carryforwards.

(5) Tax loss carryforwards are subject to a five-year carryforward period. The details of tax loss carryforwards together with their effective period as of December 31, 2003 are summarized as follows (in millions of Won):

                  As of          Use and                 Remaining balance
               December 31,  termination in              as of December 31,     Period
Year incurred      2002      current period  Incurrence        2003           deductible
-------------  ------------  --------------  ----------  ------------------   ----------
    1998        W1,644,564     W1,644,564     W      -       W      -           By 2003
    1999           712,840        712,840            -              -           By 2003
    2000           165,171              -            -        165,171           By 2005
    2003                 -              -      776,767        776,767           By 2008
                ----------     ----------     --------       --------
                W2,522,575     W2,357,404     W776,767       W941,938
                ==========     ==========     ========       ========

      The tax loss carryforwards incurred in 1999 were taken over from Kangwon Bank and Chungbuk Bank through the merger. However, for taxation purposes, this loss carryforward is separately maintained and deductible only when the related business division reports taxable income.

26.   ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES:

Significant assets and liabilities denominated in foreign currencies as of December 31, 2002 and 2003 are summarized as follows:

                                                        Translation into
                              U.S. Dollars (Note 2)        Korean Won
                             ----------------------  ----------------------
                                2002        2003        2002        2003
                             ----------  ----------  ----------  ----------
                                 (In thousands)          (In millions)
Assets:
    Cash and due from banks  $  223,474  $  141,183  W  268,259  W  169,109
    Securities                  437,148     173,563     524,752     207,894
    Loans                     4,802,762   4,467,674   5,765,235   5,351,380
                             ----------  ----------  ----------  ----------
                             $5,463,384  $4,782,420  W6,558,246  W5,728,383
                             ==========  ==========  ==========  ==========
Liabilities:
    Deposits                 $  995,745  $1,042,328  W1,195,292  W1,248,501
    Borrowings                3,638,112   3,130,971   4,367,189   3,750,277
    Debentures                  544,680     527,278     653,834     631,573
    Other liabilities            48,216      44,437      57,879      53,227
                             ----------  ----------  ----------  ----------
                             $5,226,753  $4,745,014  W6,274,194  W5,638,578
                             ==========  ==========  ==========  ==========

27.   TRANSACTIONS WITH AFFILIATED COMPANIES:

(1) Subsidiaries as of December 31, 2003 are summarized as follows (in millions of Won):

                                                                                Equity
             Subsidiaries               Capital stock     Number of shares   ownership (%)
             ------------               -------------   -------------------  -------------
In Korea:
      Chohung Investment Trust
           Management Co., Ltd.            W45,000                7,179,678      79.77
Outside of Korea:
      Chohung Finance Ltd., Hong Kong       17,967                  149,999      99.99
      CHB America Bank                      16,769                  400,000     100.00
      Chohung Bank (Deutschland) GmbH       23,048      Limited partnership     100.00
      Chohung Vina Bank                     23,956      Limited partnership      50.00

      On March 24, 2003, Chohung Bank of New York and California Chohung Bank entered into a merger and established CHB America Bank.

(2) Significant balances with related parties as of December 31, 2003 are summarized as follows (in millions of Won):

      Assets

                                      Due from
                                  banks in foreign  Loans in foreign    Call
                                     currencies        currencies      loans
                                  ----------------  ----------------   ------
Chohung Finance Ltd., Hong Kong        W  651           W 61,088       W    -
CHB America Bank                        1,067             17,967            -
Chohung Bank (Deutschland) GmbH         1,197             97,959        9,617
                                       ------           --------       ------
                                       W2,915           W177,014       W9,617
                                       ======           ========       ======

      Liabilities

                                               Deposits   Deposits   Borrowings
                                               in local  in foreign  in foreign    Call
                                               currency  currencies  currencies   money
                                               --------  ----------  ----------   -----
Chohung Investment Trust Management Co., Ltd.  W 50,397     W -       W      -    W    -
Chohung Finance Ltd., Hong Kong                       -      79         85,586     5,989
Chohung Bank (Deutschland) GmbH                       -       -        105,539         -
Chohung Vina Bank                                     -       -         16,769         -
                                               --------     ---       --------    ------
                                               W 50,397     W79       W207,894    W5,989
                                               ========     ===       ========    ======

      Significant transactions with related parties for the year ended December 31, 2003 are summarized as follows (in millions of Won):

                                                Interest income   Interest expense
                                                ---------------   ----------------
Chohung Investment Trust Management Co., Ltd.       W    1             W2,902
Chohung Finance Ltd., Hong Kong                        162                404
CHB America Bank                                        17                  -
Chohung Bank (Deutschland) GmbH                      1,970              3,814
Chohung Vina Bank                                       38                618
                                                    ------             ------
                                                    W2,188             W7,738
                                                    ======             ======

(3) Significant balances with related parties as of December 31, 2002 are summarized as follows (in millions of Won):

      Assets

                                      Due from
                                  banks in foreign  Loans in foreign     Call
                                     currencies        currencies       loans
                                  ----------------  ----------------   -------
Chohung Finance Ltd., Hong Kong       W    -            W 69,623       W     -
Chohung Bank of New York               1,154              10,804             -
Chohung Bank (Deutschland) GmbH        2,834             104,150         8,517
California Chohung Bank                  847                   -             -
Chohung Vina Bank                          -                   -         3,001
                                      ------            --------       -------
                                      W4,835            W184,577       W11,518
                                      ======            ========       =======

      Liabilities

                                               Deposits   Deposits   Borrowings
                                               in local  in foreign  in foreign     Call
                                               currency  currencies  currencies    money
                                               --------  ----------  ----------   -------
Chohung Investment Trust Management Co., Ltd.  W 55,939     W  -      W      -    W     -
Chohung Finance Ltd., Hong Kong                       -      372        77,370      3,082
Chohung Bank (Deutschland) GmbH                       -        -       136,141     14,495
Chohung Vina Bank                                     -        -        54,018          -
                                               --------     ----      --------    -------
                                               W 55,939     W372      W267,529    W17,577
                                               ========     ====      ========    =======

      Significant transactions with related parties for the year ended December 31, 2002 are summarized as follows (in millions of Won):

                                               Interest income  Interest expense
                                               ---------------  ----------------
Chohung Investment Trust Management Co., Ltd.      W    -            W2,448
Chohung Finance Ltd., Hong Kong                       269               443
Chohung Bank of New York                              265                 7
Chohung Bank (Deutschland) GmbH                     3,027             4,239
Chohung Vina Bank                                       7             1,122
                                                   ------            ------
                                                   W3,568            W8,259
                                                   ======            ======

(4) Guarantees and acceptances provided by the Bank to affiliated companies as of December 31, 2002 and 2003 are summarized as follows:

                                                 Translation into
                                                   U.S. Dollars
                                   Korean Won        (Note 2)
                                 --------------  ----------------
          Beneficiary             2002    2003         2003                  Description
          -----------            ------  ------  ----------------            -----------
                                  (In millions)   (In thousands)
Chohung Finance Ltd., Hong Kong  W1,921  W  240        $200        L/C guarantees
Chohung Bank (Deutschland) GmbH     158       -           -        Guarantees for L/C and borrowings
Chohung Bank of New York          2,281       -           -        L/C guarantees
                                 ------  ------        ----
                                 W4,360  W  240        $200
                                 ======  ======        ====

28.   COMMITMENTS AND CONTINGENCIES:

In the normal course of its commercial banking business, the Bank makes various commitments and incurs certain contingent liabilities, which are not recorded in the financial statements.

(1) Guarantees and acceptances provided by the Bank as of December 31, 2002 and 2003 are summarized as follows:

                                                                                           Translation into
                                                                                             U.S. Dollars
                                                                         Korean Won            (Note 2)
                                                                   ----------------------  ----------------
                                                                      2002        2003          2003
                                                                   ----------  ----------  ----------------
                                                                        (In millions)       (In thousands)
Confirmed:
     Local currency:
          Corporate debentures                                     W   27,169  W   20,784     $   17,352
          Financing                                                    94,516      76,224         63,637
          Other                                                       455,141     420,050        350,684
     Foreign currencies:
          Acceptance                                                  317,046     163,486        136,489
          Letters of guarantee - trade finance                         61,592      47,475         39,635
          Other                                                       282,160     264,369        220,712
                                                                   ----------  ----------     ----------
                                                                   W1,237,624  W  992,388     $  828,509
                                                                   ==========  ==========     ==========
Unconfirmed:
     Issuance of letters of credit                                 W1,199,663  W1,077,717     $  899,747
     Other                                                            307,712     266,277        222,305
                                                                   ----------  ----------     ----------
                                                                   W1,507,375  W1,343,994     $1,122,052
                                                                   ==========  ==========     ==========

(2) Details, by industry sector, of acceptances and guarantees as of December 31, 2002 and 2003 are summarized as follows:

                                                           Translation into
                                                             U.S. Dollars
                                      Korean Won               (Note 2)           Percentage (%)
                             ----------------------------    ------------    ------------------------
                                 2002           2003            2003           2002           2003
                             ------------    ------------    ------------    ----------    ----------
                                    (In millions)           (In thousands)
Manufacturing                W  1,953,201    W  1,556,334    $  1,299,327       71.15         66.61
Wholesale/retail                  618,458         545,934         455,781       22.53         23.37
Finance/insurance                  64,132          57,576          48,068        2.34          2.46
Construction                       19,352          21,413          17,877        0.71          0.92
Others                             89,856         155,125         129,508        3.27          6.64
                             ------------    ------------    ------------      ------        ------
                             W  2,744,999    W  2,336,382    $  1,950,561      100.00        100.00
                             ============    ============    ============      ======        ======

(3) Details, by borrower type, of acceptances and guarantees as of December 31, 2002 and 2003 are summarized as follows:

                                                           Translation into
                                                             U.S. Dollars
                                      Korean Won               (Note 2)           Percentage (%)
                             ----------------------------    ------------    ------------------------
                                 2002           2003            2003           2002           2003
                             ------------    ------------    ------------    ----------    ----------
                                    (In millions)           (In thousands)
Enterprises                  W  2,640,900    W  2,177,681    $  1,818,067       96.21         93.21
Households                         14,243          10,933           9,128        0.52          0.47
Public sector and others           89,856         147,768         123,366        3.27          6.32
                             ------------    ------------    ------------      ------        ------
                             W  2,744,999    W  2,336,382    $  1,950,561      100.00        100.00
                             ============    ============    ============      ======        ======

(4) The financial derivatives contracts as of December 31, 2003 and 2002 are summarized as follows:

    As of and for the year ended December 31, 2003, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are summarized as follows (in millions of Won):

                                   Outstanding contract                   Gain (loss) on
                                       amount (Note)                        valuation                 Accumulated
                             --------------------------------    --------------------------------       valuation
         Type                   Trading           Hedging           Trading           Hedging          gain (loss)
-------------------------    --------------    --------------    --------------    --------------    --------------
Currency forwards            W    8,341,309    W      191,766    W       (1,911)   W       (1,531)   W      (11,042)
Currency swaps                    1,149,577                 -             3,004                 -            (1,079)
                             --------------    --------------    --------------    --------------    --------------
                                  9,490,886           191,766             1,093            (1,531)          (12,121)
                             --------------    --------------    --------------    --------------    --------------
Interest rate futures                16,292                 -                 -                 -                 -
Interest rate swaps               4,411,196           722,087             2,081           (22,561)           40,539
                             --------------    --------------    --------------    --------------    --------------
                                  4,427,488           722,087             2,081           (22,561)           40,539
                             --------------    --------------    --------------    --------------    --------------
Stock index options (Buy)             8,300           111,231               (16)           10,667            17,630
Stock index options (Sell)          118,386                 -            (9,787)                -           (17,324)
                             --------------    --------------    --------------    --------------    --------------
                                    126,686           111,231            (9,803)           10,667               306
                             --------------    --------------    --------------    --------------    --------------
                             W   14,045,060    W    1,025,084    W       (6,629)   W      (13,425)   W       28,724
                             ==============    ==============    ==============    ==============    ==============

    As of and for the year ended December 31, 2002, outstanding contract amount, gain or loss on valuation of financial derivative instruments in the statement of operations, and assets and liabilities for the accumulated gain or loss on valuation of derivative instruments in the balance sheets are summarized as follows (in millions of Won):

                                   Outstanding contract                   Gain (loss) on
                                       amount (Note)                        valuation                 Accumulated
                             --------------------------------    --------------------------------       valuation
         Type                   Trading           Hedging           Trading           Hedging          gain (loss)
-------------------------    --------------    --------------    --------------    --------------    --------------
Currency forwards            W    2,135,827    W      164,086    W        8,798    W       (1,838)   W        4,417
Currency swaps                      243,969           148,690            (7,479)             (274)           (4,391)
Currency options (Buy)                    1                 -                 -                 -                 -
Currency options (Sell)                   1                 -                 -                (4)                -
                             --------------    --------------    --------------    --------------    --------------
                                  2,379,798           312,776             1,319            (2,116)               26
                             --------------    --------------    --------------    --------------    --------------
Interest rate futures               340,916                 -                 -                 -                 -
Interest rate swaps               2,415,602           762,503            (4,068)           22,464            58,898
                             --------------    --------------    --------------    --------------    --------------
                                  2,756,518           762,503            (4,068)           22,464            58,898
                             --------------    --------------    --------------    --------------    --------------
Stock index options (Buy)                 5                 -                14                 -                22
Stock index options (Sell)                5                 -                 -                 -                 -
                             --------------    --------------    --------------    --------------    --------------
                                         10                 -                14                 -                22
                             --------------    --------------    --------------    --------------    --------------
                             W    5,136,326    W    1,075,279    W       (2,735)   W       20,348    W       58,946
                             ==============    ==============    ==============    ==============    ==============

(Note) Derivative contracts for Korean Won to foreign currency is translated into Korean Won using market exchange rate against foreign currency and the contracts for foreign currency to foreign currency is translated into Korean Won using market exchange rate at the balance sheet date against purchased foreign currency.

    The outstanding contract amount and the gain or loss on valuation for hedging purpose as described in the table above, which include both the derivative transactions accounted for using hedge accounting, pursuant to the Interpretations on Financial Accounting Standards 53-70, and the derivative transactions used for hedging activities but not accounted for as hedges. As of December 31, 2003, the Bank does not have derivative transactions used for cash flow hedging activities or accounted for as cash flow hedges. However, the Bank has derivative instruments accounted for as fair value hedges. The hedged items, to which the fair value hedge accounting was applied, consist of investment securities and subordinated bonds issued. The hedging derivative instruments, such as interest rate swaps, were used to cover exposures to changes in fair value of hedged items resulting from the fluctuations in interest rates.

    As a result of the valuation of hedged items accounted for using fair value hedge accounting, the gain on valuation of available-for-sale securities amounting to W415 million (US$ 346 thousand), the loss on valuation of available-for-sale securities amounting to W1,075 million (US$ 897 thousand), the gain on valuation of subordinated notes issued amounting to W23,029 million (US$ 19,226 thousand) and the loss on valuation of subordinated notes issued amounting to W22 million (US$ 18 thousand) for the year ended December 31, 2003 were reflected in current operations. The gain or loss on valuation of derivative instruments accounted for using fair value hedge accounting, which amounted to the opposite corresponding amounts resulting from valuation of hedged items, were also reflected in current operations.

    With regard to accounting for the stock index futures traded in Korea Stock Exchange, the currency futures and the interest rate futures traded in Korea Futures Exchange, the gain or loss on valuation accounted for as settlement accounts in the balance sheet is subject to mark-to-market accounting. For the derivative contracts cleared or carried forward to the subsequent year, the difference between the purchase price (settlement price at the end of prior year for the contracts carried over from prior year) and the clearing price (market price for the contract carried forward to subsequent year without clearing) was accounted for as gain or loss on futures trading. There were unsettled interest rate futures amounting to W16,292 million (US$ 13,602 thousand) as of December 31, 2003.

(5) Other commitments as of December 31, 2002 and 2003 are summarized as follows:

                                                                          Translation into
                                                                            U.S, Dollars
                                                     Korean Won               (Note 2)
                                            ----------------------------    ------------
                                                2002            2003            2003
                                            ------------    ------------    ------------
                                                   (In millions)           (In thousands)
Commitments                                 W     47,196    W     39,716    $     33,157
Bills endorsed                                25,175,677       7,017,601       5,858,742
Loans charge - offs                            2,431,322       3,006,111       2,509,694
Loans sold under repurchase agreements           363,025         137,332         114,653
OTC government and public bonds sold               2,563              33              28
                                            ------------    ------------    ------------
                                            W 28,019,783    W 10,200,793    $  8,516,274
                                            ============    ============    ============

(6) Litigations

    In the normal course of its business, the Bank files lawsuits and takes other legal actions in connection with its business, primarily with respect to the actions for collection of receivables.

    As of December 31, 2002 and 2003, the Bank as a plaintiff has filed 310 lawsuits claiming W282,189 million and 602 lawsuits claiming W272,988 million (US$227,908 thousand), respectively, including the case related to collection of debts. The Bank is a defendant in 72 lawsuits claiming W627,987 million and 91 lawsuits claiming W663,276 million (US$553,745 thousand) as of December 31, 2002 and 2003, respectively. The outcomes of such lawsuits cannot presently be determined; however, the management of the Bank does not believe that the outcomes of these lawsuits will have a significant effect on the financial condition or operations of the Bank.

(7) Sales of non-performing loans with the right of recourse

    From December 15, 1997 to December 31, 2003, the Bank sold W3,894.6 billion of non-performing loans from the bank accounts and trust accounts to Korea Asset Management Corporation (KAMCO) for W2,124.6 billion, which included W2,451.2 billion of special loans sold with recourse for W1,596.7 billion.

    Notwithstanding the sale and the elimination of these assets from the balance sheet as of December 31, 2003, the Bank remains liable to KAMCO for the sales of non-performing loans with recourse amounting to W47.3 billion (US$39.5 million) at its sale price. The Bank estimated and reserved W11.6 billion (US$9.7 million) as allowance for possible losses for these obligations.

    In addition, the Bank has granted the right of recourse for the sale of loans from bank accounts to special purpose companies (SPC) amounting to W90.0 billion (US$75.1 million) in 2001, which was intended to reinforce the credit of the asset-backed securities (ABS) issued by the SPC.

29. TERM STRUCTURE OF ASSETS AND LIABILITIES:

The term structure of assets and liabilities for disclosing purpose to Financial Supervisory Service (FSS) as of December 31, 2003, which exclude merchant accounts, is summarized as follows (in billions of Won):

                                                                                                          Classified
                                    Less than     Less than     Less than     Less than     More than     substandard
                                     3 months      6 months       1 year       3 years       3 years       and below       Total
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Due from banks:
   Local currency                   W   (818.7)   W   (818.7)   W   (817.6)   W   (817.6)   W  1,281.0    W        -    W    463.4
   Foreign currencies                     74.2          81.5          84.9          84.9             -             -          84.9
Securities:
   Local currency                      7,489.6       7,489.6       7,489.6       7,489.6       1,091.6         359.7       8,940.9
   Foreign currencies                     18.3          18.3          30.4          51.0         148.2           8.6         207.8
Loans:
   Local currency                      7,837.1      14,346.6      24,467.9      30,800.5       1,408.2       1,193.1      33,401.8
   Foreign currencies                  2,857.8       3,707.2       4,080.3       4,486.0         312.1         202.1       5,000.2
Other Assets:
   Local currency                      2,425.2       2,742.1       3,137.2       3,386.3       5,398.2         502.5       9,287.0
   Foreign currencies                    554.2         557.0         558.7         573.7         (89.2)         17.0         501.5
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                    W 20,437.7    W 28,123.6    W 39,031.4    W 46,054.4    W  9,550.1    W  2,283.0    W 57,887.5
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
Deposits:
   Local currency                   W 11,673.8    W 14,863.3    W 22,973.5    W 25,444.6    W 11,995.9    W        -    W 37,440.5
   Foreign currencies                    787.8         821.6       1,242.9       1,248.5             -             -       1,248.5
Borrowings:
   Local currency                        826.2         861.9         938.2       1,172.0         448.1             -       1,620.1
   Foreign currencies                  2,196.3       2,923.5       3,530.4       4,250.9          63.2             -       4,314.1
Other Liabilities and Equity:
   Local currency                      2,541.1       4,532.4       5,092.6       6,182.6       6,849.9             -      13,032.5
   Foreign currencies                     61.0          61.0          61.0          61.0         170.8             -         231.8
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                    W 18,086.2    W 24,063.7    W 33,838.6    W 38,359.6    W 19,527.9    W        -    W 57,887.5
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========

30. STATEMENTS OF CASH FLOWS:

Cash flows from operating activities are presented by the indirect method. Cash for the purposes of the cash flow statements is cash and due from banks.

Material transactions not involving cash inflows and outflows during the years ended December 31, 2002 and 2003 are summarized as follows:

                                                                                        Translation into
                                                                                          U.S. Dollars
                                                                   Korean Won               (Note 2)
                                                          ----------------------------    ------------
                                                              2002            2003            2003
                                                          ------------    ------------    ------------
                                                                 (In millions)           (In thousands)
Increase (decrease) in gain on valuation of
   available-for-sale securities                          W   (225,283)   W    411,929    $    343,905
Conversion of held-to-maturity securities to
   available-for-sale securities                                     -       7,118,254       5,942,773
Conversion of loans to available-for-sale securities           316,242         511,626         427,138
                                                          ------------    ------------    ------------
                                                          W     90,959    W  8,041,809    $  6,713,816
                                                          ============    ============    ============

31. CHANGE IN THE MAJOR SHAREHOLDER OF THE BANK:

On July 9, 2003, KDIC, which owned 80.04 percent of the Bank's shares, entered into an agreement with Shinhan Financial Group to transfer its entire shares. Shinhan Financial Group became a majority shareholder by acquiring 80.04 percent of shares held by KIDC on August 19, 2003 and contributed capital amounting to W200,000 million (US$166,973 thousand) on December 26, 2003. As a result, as of December 31, 2003, common stock of the Bank is W3,595,592 million (US$3,001,830 thousand) and Shinhan Financial Group owns 81.15 percent of the Bank's common shares. The change in major shareholder of the Bank might cause significant change in the Bank's management and business environment.

32. APPROVAL DATE AND BODY OF FINANCIAL STATEMENTS

Financial statements to be presented at the annual shareholders' meeting will be approved by the board of directors on February 9, 2004

                                                                      APPENDIX 7

                                                                   [Translation]

                            ARTICLES OF INCORPORATION

                                    CHAPTER I

                               GENERAL PROVISIONS

ARTICLE 1   (CORPORATE NAME)

The name of this company shall be "Chusik Hoesa Shinhan-Kumyoong-Jijoo-Hoesa" (the "Company"), which shall be "Shinhan Financial Group Co., Ltd." in English.


ARTICLE 2   (OBJECTIVE)

The objective of the Company shall be to engage in the following business activities:

(1) To control or manage a financial company or a company having close relation with the financial business;

(2) To provide the financial support to its subsidiary, etc. (which expression shall include the subsidiary, sub-subsidiary, and the company under the control of sub-subsidiary; hereinafter the same shall apply);

(3) To invest in the subsidiary or to raise the fund for financial support to its subsidiary, etc.;

(4) To develop and sell the products jointly with its subsidiary, etc., and to provide the business support for joint use of facility, computer system, etc. with its subsidiary, etc.; and

(5)   To engage in the other business incidental or related to the foregoing.

ARTICLE 3   (LOCATION OF HEAD OFFICE AND ESTABLISHMENT OF BRANCH, ETC.)

(1)   The Company shall have its head office in Seoul.

(2) The Company may establish branches, liaison offices, representative offices or subsidiaries within or outside Korea, by the resolution of the Board of Directors, when it deems necessary.

ARTICLE 4   (METHOD OF PUBLIC NOTICES)

Public notices of the Company shall be made in Hankuk Kyongje Shinmun and Maeil Kyongje Shinmun, daily newspapers published in Seoul.

                                   CHAPTER II
                                 SHARES OF STOCK

ARTICLE 5   (TOTAL NUMBER OF AUTHORIZED SHARES)

The total number of shares to be issued by the Company shall be 1,000,000,000 shares.

ARTICLE 6   (PAR VALUE PER SHARE)

The par value per share to be issued by the Company shall be five thousand (5,000) Won.

ARTICLE 7   (NUMBER OF SHARES ISSUED AT THE TIME OF INCORPORATION)

The total number of shares issued at the time of incorporation of the Company shall be _284,453,152 shares of common stock in registered form plus the number of common shares in registered form to be issued and delivered upon the exercise of warrant by the holders of the bonds with warrants issued by Shinhan Bank on December 2, 1998 during the period from July 15, 2001 to August 31, 2001.

ARTICLE 8   (KIND OF SHARES)

(1) The shares to be issued by the Company shall be common shares in registered form and preferred shares in registered form.

(2) Registered preferred shares shall have preference over common shares in dividend distribution and liquidation of assets of the Company. The amount of distribution upon liquidation of the Company to preferred shares with liquidation preference shall be no greater than the sum of their initial issue price and accrued but unpaid dividend.

ARTICLE 9   (NUMBER AND DESCRIPTION OF PREFERRED SHARES)

(1) Preferred shares to be issued by the Company shall be non-voting, and the number thereof shall not exceed one half (1/2) of the total number of issued and outstanding shares.

(2) The dividends on non-voting preferred shares shall be no less than 1% per annum of the par value and the rate thereof shall be determined by the Board of Directors at the time of issuance.

(3) Preferred shares to be issued by the Company may be participating or non-participating, and accumulating or non-accumulating by the resolution of the Board of Directors.

(4) If a resolution not to distribute dividends on preferred shares is adopted, then the preferred shares shall be deemed to have voting rights from the next general meeting of shareholders immediately following the general meeting at which such resolution not to distribute dividends on preferred shares is adopted to the end of the general meeting of the shareholders at which a resolution to distribute dividends on such preferred shares is adopted.

(5) In case the Company issues new shares by rights offering or bonus issue, then the new shares issued with respect to the preferred shares shall be
      (i) common shares in the case of rights offering and (ii) the shares of the same type in the case of bonus issue.

(6) Whether or not to specify the duration of preferred shares shall be determined by the resolution of the Board of Directors. If there is any duration of preferred shares, such duration shall be no less than 1 year and no more than 10 years from the date of issuance, and such duration period shall be determined by the Board of Directors at the time of issuance. Preferred shares shall be converted into the common shares upon the expiration of the duration period. However, if the holders of the preferred shares do not receive dividends entitled to them during the duration period, then the duration period shall be extended until such holders receive dividends entitled to them in full. In such a case,
      Article 15 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon conversion.

ARTICLE 10 (TYPES OF SHARE CERTIFICATES)

The share certificates of the Company shall be issued in the following eight (8) denominations: one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares.

ARTICLE 11 (CONVERTIBLE STOCK)

(1) The Company may issue the stock which can be converted into the common stock or preferred stock, by the resolution of the Board of Directors.

(2) Issue price of new shares to be issued upon conversion shall be the issue price of share prior to such conversion, and the number of shares to be issued upon conversion shall be the same number as that of common shares or preferred shares prior to such conversion.

(3) The conversion period shall be no less than 1 year and no more than 10 years from the date of issuance, and such conversion period shall be determined by the Board of Directors.

(4) For the purpose of any distribution of dividends on the shares issued upon conversion, Article 15 hereof shall apply mutatis mutandis.

ARTICLE 12 (REDEEMABLE STOCK)

(1) In case of issuance of preferred stock, the Company may, by the resolution of the Board of Directors, issue the redeemable one which can be redeemed with the profits at the discretion of the Company.

(2) Redemption price of redeemable stock shall be calculated in accordance with the following formula: `issue price + issue price x number of days that have elapsed from the first day of the fiscal year, during which the redemption is made, to the redemption date iA365 x applicable interest rate'. The applicable interest rate shall be that announced by the Commissioner of National Tax Service pursuant to Article 17, Paragraph (1) of the Enforcement Rules of the Inheritance Tax and Gift Tax Act, or, to the extent not exceeding more or less than 50% of such interest rate, shall be determined by the Board of Directors at the time of issuance.

(3) Redemption period shall be determined by the Board of Directors within the period from the date immediately following the end of the Ordinary General Meeting of Shareholders convened in respect of the fiscal year, during which the shares are issued, to the date of 1 month following the end of the Ordinary General Meeting of Shareholders convened in respect of the fiscal year of the 10th anniversary of the issue date. However, in any of the following cases, the redemption period shall be extended until such case is terminated.

      1. If the holders of the redeemable shares do not receive dividends entitled to them; or

      2. If the redemption is not made within the redemption period due to insufficient profits of the Company.

(4) The Company may redeem all of redeemable shares in lump sum or any portion thereof. Provided that, in case of partial redemption, the Company may determine the shares to be redeemed, by means of lottery or proportional allotment. Any fractional shares resulting from the proportional allotment shall not be redeemed.

(5) If the Company intends to redeem the redeemable shares, the Company shall give the public notice of such intention, subject shares and the fact that the subject stock certificates must be submitted to the Company during the specified period, which shall be determined by the Company to the extent not less than one month. The Company shall give separate notice to the shareholders and pledgees recorded in the shareholders' registry and upon the expiry of such period, the subject shares shall be redeemed compulsorily.

(6) The redeemable shares may, by the Board of Directors at the time of issuance, be issued as the convertible shares as set forth in Article 11.

ARTICLE 13 (PREEMPTIVE RIGHTS)

(1) The shareholders of the Company shall have pre-emptive rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2) Notwithstanding the provision of Paragraph (1) above, the Company may allocate new shares to persons other than existing shareholders of the Company, in any of the following instances:

      1. If the Company issues new shares by way of general public offering, to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company, by a resolution of the Board of Directors in accordance with the provisions of the Securities Exchange Act ("SEA").

      2. If the Company preferentially allocates new shares to members of the Employee Stock Ownership Association in accordance with the provisions of the SEA;

      3. If the Company issues new shares for the issuance of depositary receipts ("DR"s), to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company, in accordance with the provisions of the SEA;

      4. If the Company issues new shares upon the exercise of stock options in accordance with the provisions of the SEA;

      5. If the Company issues new shares to the securities investment company that runs exclusively the banking business, as set forth in the Finance Holding Company Act (the "FHCA"); or

      6. If the Company issues new shares to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc., to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company.

(3) In case new shares are issued pursuant to Paragraph (2), type, number, issue price, etc. of shares to be issued shall be determined by a resolution of the Board of Directors, to the extent permitted by the relevant laws, such as the SEA, etc.

(4) In the case of abandonment or loss of the pre-emptive right to subscribe for new shares by any shareholder, the forfeited shares resulting from such abandonment or loss of the pre-emptive right shall be disposed by a resolution of the Board of Directors. If fractional shares result from the allocation of new shares, such shares shall also be disposed of by a resolution of the Board of Directors.

ARTICLE 14 (STOCK OPTIONS)

(1) The Company may grant stock options to its officers and employees pursuant to the provisions of the SEA, by a special resolution of the General Meeting of

      Shareholders, to the extent not exceeding 20/100 of the total number of issued and outstanding shares of the Company; provided that the Company may grant stock options by a resolution of the Board of Directors, to an extent permitted by the relevant laws, such as the SEA, etc.

(2) The Company may impose the condition of achievement of detailed performance for the exercise of stock options, and may postpone or cancel the exercise of stock options if such condition is not satisfied.

(3) The persons who are entitled to receive such stock options shall be officers and employees of the Company or its subsidiaries or sub-subsidiaries as prescribed in the relevant laws and ordinances including the SEA, etc. who have contributed, or is capable of contributing, to the establishment, management or technical innovation of the Company, except for officers or employees in any of the following cases:

      1. The largest shareholder of the Company and Specially Related Persons thereof (as defined in the SEA and the Enforcement Decree of the SEA; hereinafter the same shall apply), except for such persons who have been regarded as Specially Related Persons by becoming officers of the Company (including an officer who is the non-executive officer of the affiliate);

      2. Major Shareholders of the Company (as defined in the SEA; hereinafter the same shall apply), and Specially Related Persons thereof, except for such persons who have been regarded as Specially Related Persons by becoming officers of the Company (including an officer who is the non-executive officer of the affiliate); and

      3. The persons who become the Major Shareholders of the Company by the exercise of stock option.

(4) The shares to be issued upon the exercise of stock options (in case the Company pays the difference between the exercise price of stock options and the market price of such shares in cash or treasury shares, the shares which shall be the basis of the calculation of such differences) shall be common shares in registered form.

(5) The total number of shares to be given to one (1) officer or employee pursuant to the stock option shall not exceed 1/100 of the total number of shares issued and outstanding.

(6) The exercise price per share for the stock option shall be determined in accordance with the relevant laws, such as the SEA, etc.

(7)   Stock options may be exercised within seven (7) years commencing from two
      (2) years after the date specified in Paragraph (1) above at which a resolution to grant such stock options was adopted.

(8)   Stock option is exercisable by a person who has served for the Company two
      (2) years or more from the date specified in Paragraph (1) above at which a resolution to grant such stock option was adopted. If the grantee's continuous service terminates by reason of the grantee's death, attainment of mandatory retirement age, or for reasons other than by the fault of the grantee within two (2) years from the said date of resolution, the option may be exercisable within the exercise period.

(9) Article 15 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon the exercise of stock options.

(10) In the following instances, the Company may, by a resolution of the Board of Directors, cancel the stock options granted to an officer or an employee:

      1. When the relevant officer or employee voluntarily resigns or is removed from his or her position at the Company after receiving the stock option;

      2. When the relevant officer or employee inflicts material damages or losses on the Company due to the willful conduct or negligence of such person;

      3. When the Company cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

      4. When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

ARTICLE 15 (ISSUANCE DATE OF NEW SHARES FOR THE PURPOSE OF DIVIDENDS)

In case the Company issues new shares through rights offering, bonus issue and stock dividend, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for purpose of distribution of dividends for such new shares.

ARTICLE 16 (TRANSFER AGENT)

(1)   The Company may designate a transfer agent for its shares.

(2) The transfer agent, its office and its duties shall be determined by a resolution of the Board of Directors of the Company and shall be notified to the public.

(3) The Company's registry of shareholders or a copy of it shall be kept at the office of the transfer agent. The transfer agent shall handle the entries of alternations in the registry of shareholders, registering the creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, issuance of share certificates, receipt of reports and other related activities.

(4)   The relevant procedures for conducting activities referred to in Paragraph
      (3) above shall be carried out in accordance with the Regulation on the Securities Transfer Agency Business and other Regulations generally applicable to transfer agents.

ARTICLE 17 (REPORT OF ADDRESSES, NAMES AND SEALS OR SIGNATURES OF SHAREHOLDERS
           AND

      OTHERS)

(1) Shareholders, registered pledgees and their respective representatives shall file their names, addresses, and seals or signatures with the transfer agent of Article 16.

(2) A person referred to Paragraph (1) who reside in a foreign country should report to the Company appointed agents and the addresses in Korea to which notices are to be sent.

(3) The same shall apply in case of any changes in the matters referred to in Paragraphs (1) and (2) above.

ARTICLE 18 (CLOSE OF SHAREHOLDERS' REGISTRY AND RECORD DATE)

(1) The Company shall suspend entries of alteration with respect to its rights, from the 1st day of January of each year up to the closing date of the Ordinary General Meeting of Shareholders for the relevant fiscal year.

(2) The shareholders registered in the shareholders' registry as of December 31 of each fiscal year shall be entitled to exercise the rights as shareholders at the Ordinary General Meeting of Shareholders convened for such fiscal year.

(3) The Company may, if necessary for convening of an Extraordinary General Meeting of Shareholders or any other necessary cases, suspend any entry into the shareholders' registry with respect to shareholders' rights for a period not exceeding three (3) months as determined by a resolution of the Board of Directors, or cause the shareholders whose names appear in the shareholders' registry on a record date set by a resolution of the Board of Directors to exercise the rights as shareholders. If the Board of Directors deems it necessary, the Company may suspend any entry into the shareholders' registry and set the record date at the same time. The Company shall give at least two (2) weeks prior notice to the public.

(4) Notwithstanding the provision of Paragraph (3), if otherwise set forth in the FHCA or other relevant laws, the Company may follow such different provisions.

                                   CHAPTER III
                                      BONDS

ARTICLE 19 (ISSUANCE OF CONVERTIBLE BONDS)

(1) The Company may issue to persons other than existing shareholders of the Company convertible bonds, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed 1 trillion Won, in any of the following cases:

      1.    If the convertible bonds are issued through general public offering;

      2. If the Company issues convertible bonds to the securities investment company that runs exclusively the banking business, as set forth in the FHCA;

      3. If the Company issues convertible bonds to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

      4. If the Company issues convertible bonds in foreign country, in accordance with the SEA.

(2) The Board of Directors may determine that the convertible bonds referred to in Paragraph (1) may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds.

(3) The shares to be issued upon conversion shall be common shares. The conversion price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of convertible bonds.

(4) The conversion period shall commence on the date following three (3) months from the issue date of the convertible bonds and end on the date immediately preceding the redemption date thereof. However, the conversion period may be adjusted within the above period by a resolution of the Board of Directors.

(5) For the purpose of any distribution of dividends on the shares issued upon conversion, and any payment of accrued interest on the convertible bonds,
      Article 15 hereof shall apply mutatis mutandis.

ARTICLE 20 (BONDS WITH WARRANTS)

(1) The Company may issue to persons other than existing shareholders of the Company bonds with warrants, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed 1 trillion Won, in any of the following cases:

      1. If the bonds with warrants are issued through general public offering;

      2. If the Company issues bonds with warrants to the securities investment company that runs exclusively the banking business, as set forth in the FHCA;

      3. If the Company issues bonds with warrants to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

      4. If the Company issues bonds with warrants in foreign country, in accordance with the SEA.

(2) The amount of new shares which can be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors to the extent that the maximum amount of such new shares shall not exceed the face value of the bonds with warrants.

(3) The shares to be issued upon exercise of warrants shall be common shares. The issue price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of bonds with warrants.

(4) The warrant exercise period shall commence on the date following three (3) months from the issue date of the relevant bonds and end on the date immediately preceding the redemption date thereof. However, the warrant period may be adjusted within the above period by a resolution of the Board of Directors.

(5) For the purpose of any distribution of dividends on the shares issued upon exercise of warrants, Article 15 hereof shall apply mutatis mutandis.

ARTICLE 21 (ISSUANCE OF PARTICIPATING BONDS)

(1) The Company may issue to persons other than existing shareholders of the Company participating bonds, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed 1 trillion Won, in any of the following cases:

      1. If the participating bonds are issued through general public offering;

      2. If the Company issues participating bonds to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

      3. If the Company issues participating bonds in foreign country, in accordance with the SEA.

(2) Matters regarding the dividend participation of bonds issued pursuant to Paragraph (1) shall be determined by the resolution of the Board of Directors at the time of issuance, based on the dividend on common stock.

ARTICLE 22 (APPLICABLE PROVISIONS FOR THE ISSUANCE OF BONDS)

The provisions of Articles 16 and 17 hereof shall be applicable to the issuance of bonds.

                                   CHAPTER IV
                        GENERAL MEETINGS OF SHAREHOLDERS

ARTICLE 23 (CONVENING OF GENERAL MEETINGS OF SHAREHOLDERS)

(1) General Meetings of Shareholders of the Company shall be of two types: (i) Ordinary and (ii) Extraordinary.

(2)   The Ordinary General Meeting of Shareholders shall be held within three
      (3) months after the end of each fiscal year and the Extraordinary General Meeting of Shareholders may be convened whenever deemed to be necessary.

ARTICLE 24 (AUTHORITY TO CONVENE)

(1) The Representative Director-President of the Company shall convene the General Meeting of Shareholders in accordance with a resolution of the Board of Directors, unless otherwise prescribed by other laws and ordinances.

(2) If the Representative Director-President is unable to perform his/her duties, the General Meeting of Shareholders shall be convened by a Director designated by the Board of Directors.

ARTICLE 25 (PERSONAL OR PUBLIC NOTICES FOR CONVENING)

(1) Written notice of the General Meeting of Shareholders of the Company shall state the date, time, place of the Meeting, the purposes for which the Meeting has been called, and other matters set forth in the relevant laws. The written notice shall be sent to all shareholders at least two (2) weeks prior to the date set for the Meeting.

(2) The written notice of a General Meeting of Shareholders to be given to shareholders holding one-hundredth (1/100) or less of the total issued and outstanding voting shares may be substituted by giving public notice of the convening of the General Meeting of Shareholders in Hankuk Kyongje Shinmun and Maeil Kyongje Shinmun which are published in the city of Seoul, at least two (2) notices are made in the said publications two (2) weeks prior to the date set for such Meeting.

(3) Notwithstanding the provisions of Paragraphs (1) and (2), if otherwise set forth in the FHCA or other relevant laws, the Company may follow such different provisions.

ARTICLE 26 (PLACE OF MEETING)

The General Meeting of Shareholders shall be held in the city where the head office is located, or any other places adjacent thereto as required.

ARTICLE 27 (CHAIRMAN OF THE GENERAL MEETING OF SHAREHOLDERS)

The Chairman of the General Meetings of Shareholders shall be the person entitled to convene the Meeting pursuant to Article 24.

ARTICLE 28 (CHAIRMAN'S AUTHORITY TO MAINTAIN ORDER)

(1) The Chairman may order persons who purposely speaks or acts in a manner to prevent or disrupt the deliberations of the General Meeting of Shareholders or who disturb the public order of the General Meeting of Shareholders to stop or retract his/her remarks or to leave the place of meeting.

(2) The Chairman may restrict the length and frequency of the speech of shareholders if it is necessary for the smooth deliberations of the General Meeting of Shareholders.

ARTICLE 29 (VOTING RIGHTS)

Each shareholder shall have one (1) vote for each share he/she owns.

ARTICLE 30 (SPLIT VOTING)

(1) If any shareholder who holds two (2) or more votes wishes to split his/her votes, he/she shall notify in writing the Company of such intent and the reasons therefor no later than three (3) days before the date set for the General Meeting of Shareholders.

(2) The Company may refuse to allow the shareholder to split his/her votes unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of some other person.

ARTICLE 31 (VOTING BY PROXY)

(1)   A shareholder may exercise his/her vote through a proxy.

(2) In the case of Paragraph (1) above, the proxy holder shall file with the Company the documents evidencing the authority to act as a proxy before the General Meeting of Shareholders.

ARTICLE 32 (METHOD OF RESOLUTION)

Except as otherwise provided in the applicable laws and regulations or these Articles of Incorporation, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present; provided that such votes shall, in any event, represent not less than one-fourth (1/4) of the total number of issued and outstanding shares.

ARTICLE 33 (EXERCISE OF VOTING RIGHT IN WRITING)

(1) If the method of resolution in writing at the General Meeting of Shareholders is adopted by the resolution of the Board of Directors, the shareholders may exercise their voting rights without participating the meeting.

(2) In case of Paragraph (1), the Company shall attach the documents and references necessary for exercise of voting rights to the convening notice.

(3) If a shareholder intends to exercise his/her voting rights in writing, the shareholder shall fill in and submit to the Company the documents referred to in Paragraph (2) by the date preceding the date set for the General Meeting of Shareholders.

ARTICLE 34 (MINUTES OF THE GENERAL MEETINGS OF SHAREHOLDERS)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes and shall be preserved at the head office and branches of the Company, after being affixed with the names and seal impressions or signatures of the Chairman and the Directors present.

                                    CHAPTER V
                         OFFICERS AND BOARD OF DIRECTORS

ARTICLE 35 (OFFICERS)

The Company shall have not less than three (3) but not more than fifteen (15) Directors, of which the number of the Outside Directors shall not be less than 3 persons and 50/100 of the total number of Directors.

ARTICLE 36 (ELECTION OF DIRECTOR)

(1)   The Directors shall be elected at the General Meeting of Shareholders.

(2) The Outside Directors shall be recommended by the Outside Director Recommendation Committee pursuant to Article 46 and elected at the General Meeting of Shareholders.

ARTICLE 37 (TERM OF DIRECTOR)

(1) The term of office of the Director shall be determined at the General Meeting of

      Shareholders to the extent not exceeding three years, and the Director may be re-appointed. Provided that, the term of office of the Outside Director appointed as specialist at the General Meeting of Shareholders shall be one year.

(2) If the term of office expires after the end of a fiscal year but before the Ordinary General Meeting of Shareholders convened in respect of such fiscal year, the term of office shall be extended up to the close of such General Meeting of Shareholders.

ARTICLE 38 (BY-ELECTION OF DIRECTORS)

(1) In the event of any interim vacancy in the office of the Director, a substitute Director shall be elected at the General Meeting of Shareholders; provided, however, that the foregoing shall not apply if the number of remaining Directors satisfies the requirement of Article 35 hereof and such vacancy does not cause any difficulties in the business operation of the Company.

(2) If the number of Outside Directors does not satisfy the requirement referred to in Article 35 due to the death or resignation of Outside Directors or any other reason, the Outside Directors shall be elected to fill the vacancy at the Ordinary General Meeting of Shareholders to be held first after such cause so as for the number of Outside Directors to be such prescribed number.

(3) The term of office of the Director appointed pursuant to Paragraphs (1) and (2) shall commence from the date of taking office.


ARTICLE 39 (APPOINTMENT OF REPRESENTATIVE DIRECTOR, ET AL.)

      The Company may appoint one Representative Director-Chairman and one Representative Director-President, by a resolution of the Board of Directors.

ARTICLE 40 (DUTIES OF DIRECTORS)

(1) The Representative Director-Chairman shall represent the Company and shall oversee the business operation of the Company.

(2) The Representative Director-Presidents shall also represent the Company and shall perform the matters resolved by the Board of Directors and oversee the business of the Company as determined by the Board of Directors.

(3) Directors shall assist the Representative Director, and perform their respective duties as may be delegated to them by the Board of Directors.

ARTICLE 41 (DIRECTOR'S OBLIGATIONS)

(1) The Directors shall perform their respective duties faithfully for the benefits of the Company, in accordance with the laws and these Articles of Incorporation.

(2) If any Director finds any facts which may cause substantial losses to the Company, such Director shall promptly report to the Audit Committee thereof.

ARTICLE 42 (COMPOSITION AND CONVENING OF THE MEETING OF BOARD OF DIRECTORS)

(1) The Board of Directors shall consist of Directors, and shall resolve important matters regarding the business affairs of the Company.

(2) The Meeting of the Board of Directors shall be of two types: (i) Ordinary and (ii) Extraordinary. The Ordinary Meeting of the Board of Directors shall be held at least once per fiscal quarter and the Extraordinary Meeting of the Board of Directors may be convened whenever deemed to be necessary.

(3) The Meeting of the Board of Directors shall be convened by the Representative Director-Chairman of the Director designated by the Board of Directors (if any) by giving notice to each Director at least seven (7) days prior to the scheduled date of such Meeting. However, such period may be reduced upon occurrence of urgent events, and the said procedures may be omitted with the consent thereon of all Directors.

ARTICLE 43 (CHAIRMAN OF THE MEETING OF THE BOARD OF DIRECTORS)

The Chairman of the Meeting of the Board of Directors shall be the person entitled to convene the Meeting pursuant to Article 42.

ARTICLE 44 (METHOD OF RESOLUTION)

(1) The quorum for the Board of Directors shall be the presence of at least more than one half (1/2) of the Directors, and all resolutions of the Board of Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors.

(2) The Board meetings may be held by means of a video conference or other similar arrangement whereby all or part of the Directors may participate in the meeting and vote on matters at the same time. In such case, a Director participating in the meeting by such arrangement shall be considered present at the meeting.

(3) Any Director who has a particular interest in the matters to be resolved at the Meeting of the Board of Directors shall not be entitled to vote at such Meeting.

ARTICLE 45 (MINUTES OF THE MEETING OF BOARD OF DIRECTORS)

(1)   The proceedings of a Board meeting shall be recorded in the minutes.

(2) The agenda, proceedings, resolutions, dissenting director (if any) and his/her reasons for dissenting of a Board meeting shall be recorded in the minutes on which the names and seals of the Directors present at the meeting.

ARTICLE 46 (COMMITTEES)

(1) The Company may have the following committees within the Board of Directors.

      1.    Board Steering Committee;

      2.    Audit Committee;

      3.    Outside Director Recommendation Committee ;

      4.    Risk Management Committee; and

      5.    Compensation Committee.

(2) Details regarding composition, power, operation, etc. of each committee shall be determined by the resolution of the Board of Directors.

(3) Articles 42, 44 and 45 shall apply mutatis mutandis with respect to the committees.

ARTICLE 47 (REMUNERATION FOR DIRECTORS)

The remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

ARTICLE 48 (CONSULTANTS)

By a resolution of the Board of Directors, the Company may retain several consultants, honorary directors and advisors.

                                   CHAPTER VI
                                 AUDIT COMMITTEE

ARTICLE 49 (Constitution of Audit Committee)

(1) The Company shall have the Audit Committee, as prescribed by the Commercial Code, the SEA and other laws, in stead of the Auditor.

(2) The Audit Committee of the Company shall consist of three (3) or more Directors; provided that two-thirds (2/3) of the members of the Audit Committee shall be elected from the Outside Directors.

(3) The chairman of the Audit Committee shall be elected among the outside directors by a resolution of the Audit Committee.

ARTICLE 50 (DUTIES OF AUDIT COMMITTEE)

(1) The Audit Committee shall examine the operation and accounting of the Company.

(2) The Audit Committee may request the Board of Directors to convene the Extraordinary General Meeting of Shareholders by submitting documents stating the agenda and reasons for convening such meeting.

(3) The Audit Committee may request business reports from any subsidiary of the Company when it is necessary to perform its duties. In this case, if such subsidiary does not report to the Audit Committee immediately or the Audit Committee needs to verify the contents of the reports, it may investigate the status of business and the financial condition of the subsidiary.

(4)   The Audit Committee shall approve the appointment of the external auditor.

(5) In addition to the matters referred to in Paragraphs (1) through (4), the Audit Committee shall dispose of the matters delegated by the Board of Directors.

ARTICLE 51 (AUDIT COMMITTEE'S RECORD)

The Audit Committee shall record the substance and results of its audit in the Audit Committee's record, on which the name and seal of the Audit Committee(s) who has performed such audit shall be affixed or shall be signed by such Audit Committee.

                                   CHAPTER VII
                                   ACCOUNTING

ARTICLE 52 (FISCAL YEAR)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

ARTICLE 53 (PREPARATION AND MAINTENANCE OF FINANCIAL STATEMENTS AND BUSINESS
           REPORT)

(1) The Representative Director-President of the Company shall prepare the following documents to be submitted to the Ordinary General Meeting of Shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks before the date of the Ordinary General Meeting of Shareholders:

      (a)   balance sheet;

      (b)   statements of profit and loss; and

      (c) statement of appropriation of retained earnings or statement of disposition of deficit.

(2) The Audit Committee shall submit an audit report to the Representative Director-President no later than one (1) week before the date of the Ordinary General Meeting of Shareholders.

(3) The Representative Director-President shall keep on file copies of the documents described in Paragraph (1) above, together with the business report and Audit Committee's audit report thereon, at the head office of the Company for five (5) years, and certified copies of all of such documents at the branches of the Company for three (3) years, beginning from one (1) week before the date of the Ordinary General Meeting of Shareholders.

(4) Immediately upon obtaining approval for the documents mentioned in Paragraph (1) above from the General Meeting of Shareholders, the Representative Director-President shall make a public notice of the balance sheet, income statement, consolidated financial statements pursuant to the Act on External Audit of Stock Companies and the opinion of an external auditor. In doing so, notwithstanding the provisions of
      Article 4, the Company may use the means of electronic document as prescribed by Article 55.2 of the Financial Holding Company Act.

ARTICLE 54 (APPOINTMENT OF EXTERNAL AUDITOR)

The Company shall appoint the external auditor with the approval of the Audit Committee, and shall report such fact to the Ordinary General Meeting of Shareholders to be held first after such appointment.

ARTICLE 55 (DISPOSAL OF PROFITS)

The Company shall dispose of the unappropriated retained earnings as of the end of each fiscal year as follows:

           1.    earned surplus reserves;

           2.    other statutory reserves;

           3.    dividends;

           4.    temporary reserves; and

           5.    other appropriation of earned surplus.

ARTICLE 56 (Retirement of Shares)

(1) The Company may retire the shares within the scope of profits attributable to the shareholders, by the resolution of the Board of Directors.

(2) In order to retire the shares pursuant to Paragraph (1), the Board of Directors shall adopt the following resolutions:

      1.    Types and the total number of shares to be retired;

      2.    The total amount of shares to be acquired for retirement; and

      3. Acquisition period or retirement date (the acquisition period or retirement date shall be before the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement).

(3) When the shares are retired pursuant to Paragraph (1), it shall be in accordance with the following criteria:

      1. In case of acquisition of shares for the purpose of retirement, such acquisition shall be made in accordance with the acquisition method and criteria as prescribed in the relevant laws, such as the SEA, etc.

      2. Total price of the shares to be acquired for the purpose of retirement shall be not more than the amount as prescribed in the relevant laws, such as the SEA, etc., within the scope available for dividend as at the end of such fiscal year pursuant to Article 462, Paragraph (1) of the Commercial Code.

(4) When the shares are retired pursuant to Paragraph (1), the matters referred to in each Subparagraph of Paragraph (2) and the purpose of retirement shall be reported to the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement.

ARTICLE 57 (DIVIDENDS)

(1)   Dividends may be distributed in cash or stock.

(2) In case the dividends are to be distributed in stock and the Company has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the General Meeting of Shareholders.

(3) Dividends of Paragraph (1) above shall be paid to the shareholders registered in the Company's registry of shareholders or the registered pledgees as of the last day of each fiscal year.

ARTICLE 57-2 (INTERIM DIVIDENDS)

(1) The Company may distribute interim dividends to its shareholders as of 00:00, July 1 in accordance with the relevant laws including the SEA. Such interim dividends shall be made in cash.

(2) Interim dividends provided under Paragraph (1) shall be decided by resolution of the Board of Directors, which resolution shall be made within forty-five (45) days from the date specified in Paragraph (1).

(3) The maximum amount to be paid as interim dividends shall be calculated by deducting the following amounts from the net asset amounts recorded in the balance sheet of the fiscal year immediately prior to the fiscal year concerned:

      1. Capital of the company for the fiscal year immediately prior to the fiscal year concerned;

      2. The aggregate amount of capital reserves and legal reserves which had been accumulated up until the fiscal year immediately prior to the fiscal year concerned;

      3. The amount which was resolved to be distributed as dividends at an ordinary general meeting of shareholders of the fiscal year immediately prior to the fiscal year concerned;

      4. Voluntary reserves which had been accumulated for specific purposes in accordance with the relevant provisions of the Articles of Incorporation or by resolution of a general meeting of shareholders until the fiscal year immediately prior to the fiscal year concerned;

      5. Eared surplus reserves to be accumulated for the fiscal year concerned as a result of the interim dividends.

(4) In the event the Company has issued new shares (including those shares issued by way of conversion of reserves into capital stock, stock dividends, request of conversion of convertible bonds or exercise of warrants) prior to the date set forth in Paragraph (1) above, but after the commencement date of the fiscal year concerned, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year for the purpose of interim dividends.

(5) When distributing interim dividends the same dividend rate as that of the common shares of the Company shall be applied to the preferred shares. However, if the Board of Directors had decided otherwise at the time of the issuance of such preferred shares, the dividend rate shall be in accordance with such decision by the Board of Directors.

ARTICLE 58 (EXPIRATION OF RIGHT TO PAYMENT OF DIVIDENDS)

(1) The right to demand payment of dividends shall extinguish by prescription if not exercised within five (5) years.

(2)   The dividends, of which the right has been extinguished under Paragraph
      (1) above, shall be kept by the Company.


ARTICLE 59 (SUPPLEMENTARY PROVISION)

Matters not specified in these Articles of Incorporation shall be determined by the resolution of the Board of Directors or the General Meeting of Shareholders, or in accordance with the Commercial Code or other laws.

                                    ADDENDUM

ARTICLE 1 (EFFECTIVE DATE)

These Articles of Incorporation shall become effective from the date of registration of incorporation.

ARTICLE 2 (INITIAL FISCAL YEAR AFTER INCORPORATION)

Notwithstanding the provisions of Article 52, the initial fiscal year of the Company after incorporation shall be from the date of incorporation to December 31, 2001.

ARTICLE 3 (INITIAL TRANSFER AGENT AFTER INCORPORATION)

Notwithstanding the provisions of Article 16, Paragraph (2), the initial transfer agent of the Company after incorporation shall be Korea Securities Depository.

ARTICLE 4 (APPOINTMENT OF INITIAL REPRESENTATIVE DIRECTOR, ET AL. AFTER INCORPORATION)

Notwithstanding the provisions of Article 39, the initial Representative Director-Chairman and the initial Representative Director-Chairman of the Company after incorporation shall be one person appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted.

ARTICLE 5 (APPOINTMENT OF INITIAL OUTSIDE DIRECTOR AFTER INCORPORATION)

Notwithstanding the provisions of Article 36, Paragraph (2), the initial Outside Director of the Company after incorporation shall be appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted, without recommendation of the Operation Committee.

ARTICLE 6 (APPOINTMENT OF INITIAL MEMBERS OF AUDIT COMMITTEE AFTER
INCORPORATION)

The initial members of Audit Committee shall be appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted.

ARTICLE 7 (REMUNERATION OF DIRECTORS IN INITIAL FISCAL YEAR AFTER INCORPORATION)

Notwithstanding the provisions of Article 47, the remuneration of Directors in initial fiscal year after incorporation shall be determined at the Board of Directors to be held first after incorporation, to the extent not exceeding 1 billion Won.

ARTICLE 8 (SHARE TRANSFERRING COMPANIES)

In order to incorporate the Company, the following share transferring companies prepare these Articles of Incorporation and affix their respective names and seals hereon on August 10, 2001.

Shinhan Bank
120, Taepyongro 2ga, Jung-gu, Seoul
Representative Director, President  In Ho Lee

Shinhan Securities Co., Ltd.
24-4, Yoido-dong, Youngdeungpo-gu, Seoul
Representative Director, President  Yang Sang Yoo

Shinhan Capital Co., Ltd.
526-3, Kojan-dong, Ansan, Kyonggido
Representative Director, President  Shin Jung Kang

Shinhan Investment Trust Management Co., Ltd.
24-4, Yoido-dong, Youngdeungpo-gu, Seoul
Representative Director, President  Bo Gil Baek

                                   ADDENDA (1)

ARTICLE 1 (EFFECTIVE DATE)

These Articles of Incorporation shall become effective as of March 20, 2002.

                                   ADDENDA (2)

ARTICLE 1 (EFFECTIVE DATE)

These Articles of Incorporation shall become effective as of March 31, 2003.

                                   ADDENDA (3)

ARTICLE 1 (EFFECTIVE DATE)

These Articles of Incorporation shall become effective as of March 25, 2004.

                                                                      APPENDIX 8

                            ARTICLES OF INCORPORATION

                          CHAPTER I. GENERAL PROVISION

ARTICLE 1.  COMPANY NAME

The name of the Bank shall be Cho Hung Bank (hereinafter referred to as the "Bank").

ARTICLE 2.  PURPOSE

(1) The primary purpose of the Bank shall be to engage in the following business:

      1.    Banking business prescribed in the Banking Act;

      2.    Foreign exchange business;

      3.    Trust business prescribed in the Trust Business Act; and

      4. Any and all businesses incidental or relating to the business referred to in any of the above items.

(2) The Bank may also engage in any business other than those prescribed in the items above through procedure provided by laws and regulations.

ARTICLE 3.  LOCATION OF HEAD OFFICE AND ESTABLISHMENT OF BUSINESS OFFICES

(1)   The Bank shall have its head office in Seoul.

(2) The Bank may establish branches and other business offices in accordance with the provisions of the related laws and regulations.

ARTICLE 4.  METHOD OF GIVING PUBLIC NOTICE

Public notices of the Bank shall be published in the daily newspapers, "The Korea Economic Daily" and "Maeil Economic Daily"; provided, that the Bank shall make public notice of a balance sheet, a profit and loss statement for the relevant fiscal year and the consolidated financial statements specified by the Financial Supervisory Commission through electronic document in home page of internet of Korea Federation of Banks.

                               CHAPTER II. SHARES

ARTICLE 5.  TOTAL NUMBER OF SHARES TO BE ISSUED

The total number of shares which the Bank is authorized to issue shall be two billion (2,000,000,000).

ARTICLE 6.  PAR VALUE PER SHARE

The par value of each share to be issued by the Bank shall be five thousand (5,000) Won.

ARTICLE 7.  CLASSES OF SHARES TO BE ISSUED

(1) The type of shares to be issued by the Bank shall be common shares and preferred shares, both in registered form. The issuance of new shares shall be determined by the resolution of the Board of Directors.

(2) The share certificates to be issued by the Bank shall be in eight denominations of one(1),five(5), ten(10), fifty(50), one hundred(100), five hundred(500), one thousand(1,000) and ten thousand(10,000) share(s).

(3) The Bank may, at the request of the shareholders, split or consolidate the share certificates.

ARTICLE 8.  CLASSES OF PREFERRED SHARES

(1) The preferred shares to be issued by the Bank shall be non-voting share, and the number of preferred shares shall not be more than half of the total number of issued and outstanding shares.

(2) The dividend rate for preferred shares shall be not less than one(1) percent per annum based on par value of such shares as determined by the Board of Directors at the time of issuance.

(3) The preferred shares to be issued by the Bank may be issued either participating or non-participating and either cumulative or non-cumulative by a resolution of the Board of Directors.

(4) If a resolution not to pay any dividends on preferred shares is adopted at a General

      Meeting of Shareholders, the shareholder of preferred shares shall be entitled to voting rights, from the time of the General Meeting of Shareholders following the General Meeting at which such resolution was adopted, to the time of the end of the General Meeting of Shareholders at which a resolution to pay dividends for such preferred shares shall have been adopted.

(5) In case the Bank issues new shares by rights offering or bonus issue, then the new shares to be allotted on the preferred shares shall be (i) common shares in the case of rights offering and (ii) the shares of the same type in the case of bonus issue.

(6) The duration for preferred shares shall be determined by a resolution of the Board of Directors at the time of issuance within the period of not less than (1) year but not more than ten (10) years from the date of issuance and upon expiry of such duration, the relevant preferred shares shall be converted into common shares. However, in the case of cumulative preferred shares, if any dividend for such shares has not paid out until the expiry of such duration, the duration shall be extended up to the day when all of such unpaid dividends are paid. In this case, the provision of
      Article 12 shall apply mutatis mutandis in respect to the dividends on the new shares issued upon conversion.

ARTICLE 9.  PREEMPTIVE RIGHT

(1) The Bank's shareholders shall be entitled to the preemptive right to subscribe for new shares in proportion to the number of shares they hold.

(2) Notwithstanding Paragraph (1) above, the Board of Directors may decide to allocate newshares to persons other than the shareholders or to a part of the existing shareholders by a resolution of the Board of Directors in any of the following cases:

      1. Where new shares are allocated preferentially to the members of the Employee Stock Ownership Association in accordance with the provisions of the Securities and Exchange Act ("SEA");

      2.    Where new shares are issued by way of issuing Depositary Receipts
            (DR) in accordance with the SEA;

      3. Where new shares are issued by public offering by a resolution of the Board of Directors in accordance with provisions of the SEA;

      4. Where new shares are issued through the equity investment initiated the Government or the Korea Deposit Insurance Corporation pursuant to the provisions of the related laws and regulations;

      5. Where, by the reason of urgent fund raising or managerial request, new shares are allocated to any foreign investor as provided for in the related law and regulations or any person who may contribute to the bank management by providing the Bank with funds, credit or new technologies; or

      6. If the Bank issues new share by the exercise of stock options in accordance with provisions of the SEA.

(3) In the case that a shareholder abandons or loses the right to subscribe for new shares or fractional shares arise from the allocation of new shares, the method of allocation for those shares shall be determined by a resolution of the Board of Directors.

ARTICLE 10. LIMITATION OF ISSUANCE OF NEW SHARES

Upon issuance of new shares pursuant to Article 9 Paragraph (2) above the Bank may issue new shares to the extent provided in any of the following items by a resolution of the Board of Directors.

1. Not more than thirty-hundredth (30/100) of the total number of shares issued and outstanding in the case of the issuance of new shares under the provision prescribed in the preceding Article, Paragraph (2), Item 3;

2. Not more than four trillion (4,000,000,000,000) Won on the basis of par value of such new shares in the case of the issuance of new shares under the provision prescribed in the preceding Article, Paragraph (2), Item 4; and

3. Not more than fifty-hundredth (50/100) of the total number of shares issued and outstanding in the case of the issuance of new shares under the provision prescribed in the preceding Article, Paragraph (2), Item 5.

ARTICLE 11. STOCK OPTIONS

(1) The Bank may grant stock options to its officers and employees by a special resolution of the General Meeting of Shareholders, to the extent not exceeding ten-hundredth (10/100) of the total number of issued and outstanding shares as provided for in the related laws and regulations; provided that, the Company may grant stock options by a resolution of the Board of Directors, to an extent not exceeding one-hundredth (1/100) of the total number of issued and outstanding shares, and in this case, the approval shall be obtained at the General Meeting of Shareholders firstly convened after the date of granting in accordance with Article 25. When granting stock options, the Bank shall consider the accomplishment of the target performance.

(2) The officers and employees who may be entitled to be granted the stock option shall be persons who contributed, or would be able to contribute, to incorporation or managerial or technical reform of the Bank; provided that those who fall under any of the following shall not be entitled to be granted such stock options:

      1. Person who excluded from the scope of the grantee of stock option pursuant to the Commercial Code and the SEA;

      2. Any person who shall become a major shareholder of the Bank as specified in the SEA by exercise of his/her stock options; or

      3. The number of shares which any person holds shall exceed the limit of shareholdings by a single person as prescribed in the Banking Act by exercising his/her stock options; provided that it shall not apply in case that the approval of the supervisory authorities is obtained with respect to such excess.

(3) The new shares to be issued upon exercise of stock option shall be either common stock or preferred shares, both in registered from.

(4) The number of officers and employees of the Bank who are granted stock options shall not exceed ninety-hundredth (90/100) of the total number of officers and employees in office. Stock options granted to one officer or employee shall not exceed one-hundredth (1/100) of the total number of issued and outstanding shares.

(5) The exercise price per share which is subject to exercise of the stock option shall be as determined by the relevant laws, such as SEA. In case this price is less than the par value of a share, the exercise price shall be the par value of a share or more.

(6) The stock options may be exercised within three (3) years from the date on which two (2) years have passed from when it was resolved by the General Meeting of Shareholders to grant the relevant stock options; provided that stock option may be exercisable by a person who has served for the Company two (2) years or more from the date of convening the General Meeting of Shareholders or the Board of Directors at which a resolution to grant such stock option was adopted, unless otherwise specified in applicable laws and regulations.

(7) The Bank may cancel the grant of stock options by a resolution of the Board of Directorsin any of the following cases:

      1. When the relevant officer or employee of the Bank voluntarily retires from his/her office after receiving the stock options;

      2. When the relevant officer or employee of the Bank cause substantial damages to the Bank due to his/her willful misconduct or negligence;

      3. When the relevant officer of employee of the Bank is subject to the recommendation of dismissal or is dismissed from his/her office at the request to impose censure from any financial regulatory after he/she was granted the stock option; or

      4. When any event for the cancellation set forth in the stock option agreement occurs.

(8) Article 12 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon the exercise of stock options.

ARTICLE 12  BASE DATE REGARDING DIVIDENDS ON NEW SHARES.

With respect to payment of dividends for new shares that are issued by the Bank as rights issue, bonus issue or share dividends, the new shares should be considered to have been issued at the end of the business year immediately preceding the business year including the day when they are issued.

ARTICLE 13. REGISTRATION OF TRANSFER

Any shareholders applying for the registration of transfer of shares shall submit an application thereof, in the form prescribed by the Bank, together with the following documents;

1. In the case of acquisition by assignment of shares, the relevant share certificates; and

2. In the case of acquisition by any means other than assignment, the relevant share certificates and the documents evidencing the means of such acquisition.

ARTICLE 14. REGISTRATION OF PLEDGE

(1) In the event that any person request the registration of pledges and/or the indication of trust assets, or the cancellation thereof, shall file an application thereof, in the form prescribed by the Bank, together with the relevant share certificates.

(2) Paragraph (1) above shall apply mutatis mutandis to the registration of sub-pledge or assignment of pledge.

ARTICLE 15. REISSUANCE OF SHARE CERTIFICATES

(1) In the event that a shareholder request the reissuance and the delivery of share certificates due to the loss thereof, he/ she shall submit to the Bank an application thereof, in the form prescribed by the Bank, together with the original or a certificated copy of a judgement of nullification with respect to the relevant share certificates.

(2) A shareholder may request the reissuance of share certificates for the reason of defacement or mutilation or with the intention of changing the denomination of share certificates, by submitting to the Bank an application thereof, in the form prescribed by the Bank, together with the relevant share certificates.

ARTICLE 16  CLOSING OF SHAREHOLDERS' REGISTRY

The Bank may suspend alteration of entries in the shareholders' registry, the registration of pledges and cancellation thereof and indication trust assets and cancellation thereof, from the day following the last day of each fiscal year up to the last day of the Ordinary General Meeting of Shareholders.

ARTICLE 17. REPORT OF NAME, ADDRESS AND SEAL OR SIGNATURE OF SHAREHOLDERS AND
            OTHERS

(1) Shareholders, registered pledgees, and their legal representatives shall submit their name, addresses and seals to the Bank; the same shall also apply with respect to any changes thereof. A legal representative shall also submit a document evidencing his/her power of representation.

(2) If any person described in Paragraph (1) above resides in a foreign country, he/she shall designate and report his/her provisional address or agent in Korea; the same shall also apply with respect to any changes thereof.

(3) The Bank shall not be responsible for any damage or loss caused by any negligence in submitting the documents as mentioned in Paragraph (1) and
      (2) above.

ARTICLE 18. TRANSFER AGENT

(1)   The Bank may retain a transfer agent for shares.

(2) In case the Bank retains a transfer agent for shares under Paragraph (1) above, the matters with respect to the transfer agent are in accordance to each of the following items.

      1. The transfer agent, the location where its services are to be rendered, and the scope of its duties shall be determined by a resolution of the Board of Directors and shall be publicly notified.

      2. The Bank may keep the shareholders' registry, or a duplicate thereof, at the location where the transfer agent renders its services and make the transfer agent handle the activities of share transfer, pledge registration over shares or cancellation thereof, indication of trust assets or cancellation thereof, share certificates issue, receipt of filed reports thereon and other businesses with respect to shares.

      3. Those activities of the transfer agent described in Paragraph (1) above shall be performed in accordance with the Regulations regarding Securities Agencies Business, etc. by the Transfer Agent.

      4. Shareholders and registered pledgees shall report their name, address, and seal or signatures to the transfer agent.

                               CHAPTER III. BONDS

ARTICLE 19. ISSUANCE OF CONVERTIBLE BONDS

(1) The Bank may issue convertible bonds to persons other than shareholders up to an aggregate par value amount of one trillion (1,000,000,000,000) Won.

(2) The Board of Directors may resolve that the conversion right shall be given to only part to the convertible bonds issued pursuant to the provisions of Paragraph (1) above.

(3) The new shares to be issued upon the exercise of conversion shall be either common shares or preferred shares. The conversion price shall be the par value of the shares or more as determined by the Board of Directors at the time of the issuance of the relevant convertible bonds.

(4) The period during which conversion rights may be exercised by a holder of convertible bonds shall commence on the date falling one (1) month after the issuance of the convertible bonds and end on the date immediately preceding the redemption date thereof. Provided, that the Board of Directors may adjust the conversion period within the above period by its resolution.

(5) With respect to the dividend on new shares to be issued upon the exercise of conversion and the interest on convertible bonds, the provision of
      Article 12 hereof shall apply mutatis mutandis.

ARTICLE 20. ISSUANCE OF BONDS WITH WARRANTS

(1) The Bank may issue bonds with warrants to persons other than shareholders up to an aggregate par value amount of one trillion (1,000,000,000,000) Won.

(2) The aggregate price of new shares which may be subscribed for by the holders of warrants shall be determined by the Board of Directors, but shall not exceed the aggregate par value of the bonds with warrants.

(3) The new shares to be issued upon the exercise of warrants shall be either common shares or preferred shares. The issue price shall be the par value of the shares or more as determined by the Board of Directors at the time of the issuance of the relevant bonds with warrants.

(4) The period during which warrants may be exercised shall be from the date falling one (1) month after the date of issuance of the relevant bonds with warrant to the date one (1) day prior to the redemption date of the bonds; provided, that the Board of Directors may, by its resolution, adjust the exercise period for warrants within the above period.

(5) With respect to the distribution of dividends on new shares to be issued upon exercise of warrants, the provision of Article 12 hereof shall apply mutatis mutandis.

ARTICLE 21. APPLICABLE PROVISIONS

The provisions of Article 9, Articles 13 through 18 hereof shall apply mutatis mutandis to the issuance of bonds in Article 2 above.

                   CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

ARTICLE 22. CONVENING OF MEETING

(1) The General Meeting of Shareholders of the Bank shall consist of the Ordinary General Meeting of Shareholders and the Extraordinary General Meeting of Shareholders.

(2) Ordinary General Meeting of Shareholders of the Bank shall be convened within three (3) months from the day following the last day of each fiscal year. Extraordinary General Meeting of Shareholders may be convened whenever deemed necessary.

(3) The Audit Committee may convene an Extraordinary General Meeting of Shareholders by submitting a document stating the agenda and the reason for convening the Meeting to the Board of Directors.

ARTICLE 23. NOTICE AND PUBLIC NOTICE OF CONVENING OF GENERAL MEETING

(1) In convening a General Meeting of Shareholders, a written notice thereof or a electronic document, which sets forth the time, date, place and agenda of the Meeting, shall be sent to each shareholder at least two (2) weeks prior to the date of the Meeting; provided that in case otherwise provided for in the applicable laws and regulations, it is in accordance with such laws and regulations.

(2) With respect to a shareholder who holds not more than one-hundredth (1/100) of the total number of issued and outstanding shares with voting rights, such a written notice prescribed in Paragraph (1) above may replaced with public notices at least twice in the daily newspaper as set forth in Article 4 hereunder.

ARTICLE 24. CHAIRMAN

(1)   The President of the Bank shall be the chairman of the Board of Directors.

(2) In the absence of the President, the director designated by the Board of Directors shall act for his/her duties.

ARTICLE 25. METHOD OF RESOLUTION

Unless otherwise provided for by the applicable laws and regulations, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present there at and representing not less than one-fourth (1/4) of the total number of issued and outstanding shares.

ARTICLE 26. VOTING RIGHT

Every shareholder shall have one (1) voting right for each share he/she holds.

ARTICLE 26-2.EXERCISE OF VOTING RIGHT IN WRITING

(1) The Board of Directors may determine to adopt the exercise of voting rights in writing without being present at the meeting, at the time of resolution of the Board of Directors for convening the General Meeting of Shareholders.

(2) If the exercise of voting right in writing pursuant to the said provision is adopted, any detailed procedure for such exercise shall be determined by the Board of Directors.

ARTICLE 27. VOTING BY PROXY

(1) A shareholder may exercise his/her voting right by a proxy at the General Meeting of Shareholders.

(2) The proxy set forth in Paragraph (1) above shall present a power of attorney evidencing his/her authority before the opening of the General Meeting of Shareholders.

ARTICLE 28. MINUTES

The substance of the proceedings and the results of the General Meeting of Shareholders shall be recorded in the minutes. The minutes shall bear the names and seals or signatures of the Chairman of the General Meeting of Shareholders and Directors present at the Meeting. The original of such minutes shall be preserved in the head office of the Bank, and the duplicates thereof shall be kept in branches and other offices.

                   CHAPTER V. DIRECTORS AND BOARD OF DIRECTORS

ARTICLES 29.NUMBER OF DIRECTORS

(1) The Bank shall have not less than five (5) but not more than ten (10) Directors, including one (1) Standing Member of Audit Committee.

(2) The number of Outside Directors shall not be less than three (3) Directors and more than fifty-hundredths (50/100) of the total number of Directors of the Bank; provided, that unless the number of Outside Directors meets the requirements prescribed in this Paragraph due to the retirement of Outside Directors or otherwise, the members shall be elected to fill the vacancy at the first Ordinary General Meeting of Shareholders to be held first after such cause so as for the number of members to satisfy the requirement.

ARTICLE 30. TERM OF DIRECTORS

(1) The term of office of the Director shall be determined at the General Meeting of

      Shareholders to the extent not exceeding three (3) years, and the Director may be re-appointed; provided, that the term of office of the Outside Director appointed at the General Meeting of Shareholders shall be one (1) year.

(2) The term of office referred to in Paragraph (1) above may be shortened or extended to the closing of the Ordinary General Meeting of Shareholders regarding to the last settlement accounting period during his/her term.

ARTICLE 31. METHOD OF APPOINTMENT OF DIRECTORS

(1)   The Directors shall be elected at the General Meeting of Shareholders.

(2) The Outside Directors shall be recommended by the Outside Director Candidate Recommendation Committee and elected at the General Meeting of Shareholders.

ARTICLES 32.QUALIFICATIONS OF DIRECTORS

(1) The Standing Directors shall be elected from those who have a great insight and knowledge acquired through practical experiences in the financial industry; provided, that any person falling under any of following items is not eligible for standing directorship.

      1. Any person who does not meet the qualification requirements specified in the Banking Act and other applicable laws and regulations;

      2. Any person who has a special relationship with the management members of the Bank and its subsidiaries (defined as a subsidiary under the Banking Act, hereinafter the same);

      3. Any person who has or is expected to have monetary, personal or material interests with the Bank or any third party having interest in the Bank;

      4. Any person who has a legal or social responsibility in connection with insolvency of any corporations or any financial institutions, etc.;

      5. Any person who is recognized by the Board of Directors as being unsuitable for the performance of duties as the Standing Director.

(2) The Outside Directors shall have substantial experience as well as professional knowledge in finance, economics, business administration, law, accounting and related fields, and is socially well-respected, and shall fall under any of following qualifications:

      1. Professional manager (who holds the position of officer at any listed corporation or who had held or holds a higher or equivalent position);

      2. Professional at any ordinary university or a person who holds or had held a higher or equivalent position;

      3. Lawyer or certified public accountant with at least five (5) years of work experience;

      4. Any person who is engaged in financial business for ten (10) year or more; or

      5. Any other person acknowledged by the Board of Directors as having the equivalent competence as outlined in items 1 through 4.

(3) Any person falling under any of the followings shall not be eligible to take the outside directorship:

      1. Any person who does not meet the qualification requirements specified in the Banking Act and other applicable laws;

      2. Any person who has special relationship with the management members of the Bank or any of its subsidiaries;

      3. Employee or a controlling person of the institution who provides a professional advices relating to law, business administration, accounting and other fields;

      4. Any person who has legal, social, or ethical responsibility in connection with insolvency of a corporation and financial institutions; or

      5. Any person who is recognized by the Board of Directors as being unsuitable for the performance of duties as the Outside Director.

ARTICLE 33. FILLING OF VACANCY IN THE OFFICE OF OFFICERS

(1) In the event of any vacancy in the offices of Directors, it shall be filled at the Extraordinary General Meeting of Shareholders or next Ordinary General Meeting of Shareholders. However, if the number of Directors is not less than the number of Directors specified in Article 29 and there is no impediment to performance of duties, it shall not apply thereto.

(2) The term of office of the Directors elected to fill a vacancy under the preceding paragraph shall be counted from the date on which he/she takes office.

ARTICLE 34. APPOINTMENT AND DUTIES OF REPRESENTATIVE DIRECTOR)

(1) One (1) Representative Director and President shall be elected among the Directors by resolution of the Board of Directors; provided, that in the absence of the President, the Director determined by the Board of Directors shall act for his/her duties.

(2) The President shall represent the Bank and carry out each of the following business.

      1. To manage the overall business of the Bank as determined by the Board of Directors; and

      2. To provide new Directors the status or information of the bank management.

(3) The Directors other than the President shall carry out his/her business at his/her sole discretion; provided, that in case he/she carries out the general business of the Bank, the business shall be carried out under the control of the President. However, the Standing Members of Audit Committee shall perform their duties as members of Audit Committee and shall not combine with other duties.

(4)   The Outside Directors shall restrain and supervise the bank management.

(5) The Bank may appoint the management members other than Directors in order to assist the President's duties.

(6) The management members other than Directors shall be elected by the President with the consent of the Board of Directors. The matters concerning management of the management members shall be separately determined by the Board of Directors.

ARTICLE 35. OBLIGATION AND RESPONSIBILITY OF DIRECTORS

(1) The Directors shall carry out the business as set forth in following items.

      1. The Directors shall carry out in good faith their businesses including but not limited to attending the Board of Directors' Meeting.

      2. In case the Directors find out any events that may cause substantial damages to the Bank, they shall report such events to the Audit Committee immediately.

      3. The Directors shall report the transactions between themselves or their special related person and the Bank to the Board of Directors and Audit Committee.

      4. In case the Board of Directors or the Audit Committee requests the relevant Director to suspend the transaction specified in Sub-paragraph 3 above on the basis of the judgment that such transaction would threaten to impede the Director's independent performance of his duties, the Director shall immediately suspend such transaction.

      5. In case of any conflict between the Bank's interests and the Directors' interests in the course of performing their duties, the Directors shall perform their duties in the way which is most profitable to the Bank.

      6. The Directors shall not reveal or disclose any confidential information of the Bank during their term of office or after their retirement, which they obtained or came to be aware of in the course of their official duties.

(2) The Directors shall be subject to the civil and criminal liability in case they cause any loss to the Bank or any third party in violation of the obligation as Director.

ARTICLE 36. REMUNERATION FOR DIRECTORS

(1) The remuneration and any bonus which is regarded as the expenses of the Bank, for the Directors shall be determined by resolution of the General Meeting of Shareholders.

(2) Any and all remuneration, bonus, and any other benefit for Directors shall be reported to the Ordinary General Meeting of Shareholders.

ARTICLE 37. CONSTITUTION AND CONVENING OF THE BOARD OF DIRECTORS' MEETING

(1) The Board of Directors shall consist of the Directors and the Chairman shall be appointed by the resolution of the Board of Directors; provided, that in the absence of the Chairman of the Board of Directors, the Director shall act for his/her duties in the order determined by the Board of Directors.

(2) The Chairman of the Board of Directors shall convene the Board of Directors' Meeting; provided, that if the Chairman rejects to convene the Board of Directors' Meeting without any reasonable cause, the other Director may convene such Meeting.

(3) The Board of Directors' Meeting shall consist of Ordinary Board of Directors' Meeting and Extraordinary Board of Directors' Meeting.

(4) Ordinary Board of Directors' Meeting shall be convened on a quarterly basis, and the President shall report the result of management during the relevant quarter to the Board of Directors.

(5) In case the Board of Directors' Meeting is to be convened, the notice thereof shall be dispatched to each Director seven (7) days prior to the date of the Board of Directors'

      Meeting, specifying the purpose of convening of the Meeting; provided, that such period may be reduced upon occurrence of urgent events, and the said procedures may be omitted with the consent thereon of all Directors.

(6) The Chairman of the Board of Directors shall convene the meeting without delay at the request of a majority of the registered Directors.

(7) The Board of Directors' Meeting may be held by means of a video conference or other similar arrangement whereby all or part of the Directors may participate in the meeting and vote on matters at the same time. In such case, a Director participating in the meeting by such arrangement shall be considered present at the meeting.

ARTICLE 38. METHOD OF RESOLUTION

Unless specified herein or other laws and regulations, the quorum for the Board of Directors shall be the presence of at least more than one half (1/2) of the Directors, and all resolutions of the Board of Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors.

ARTICLE 39. DUTIES OF BOARD OF DIRECTORS

The Board of Directors shall perform the duties in each of the following items to improve the shareholders' profits.

1.    To establish the strategy and objectives of management;

2.    To establish the financial objectives and secure financial soundness;

3.    To maintain the overall guidelines and procedure appropriately;

4. To measure the accomplishment of the management members and award therefor;

5.    To supervise the observance of any and all regulations; and

6.    To improve the relationship of the interested parties with the Bank.

ARTICLE 40. COMMITTEES

(1) The Board of Directors shall establish the following committees which are composed of more than two (2) Directors (however, the Audit Committee shall be composed of more than three (3) Directors) in order to deliberate profoundly major agenda, and may establish additional committees other than those as set forth below.

      1.    Risk Management Committee;

      2.    Audit Committee; and

      3.    Outside Director Candidate Recommendation Committee

(2) The constitution and operation of such committees as prescribed in Paragraph (1) above shall be determined by the Board of Directors.

(3) Appointment and dismissal of the members of committees shall be resolved, in principle, by a majority of the registered Directors.

ARTICLE 41. DELEGATION OF AUTHORITY OF BOARD OF DIRECTORS

Among the authorities of the Board of Directors as set forth in the Commercial Code, the matters on appointment or dismissal of the managers or establishment or closure of the branches shall be dealt with by the Standing Committee, and the matters on transfer of the branches shall be dealt with by the President of the Bank; provided, that the matters on establishment or closure of overseas branches shall be dealt with by the Board of Directors.

ARTICLE 42. ADVISORS

The Bank may have a number of advisors by the recommendation of the Board of Directors.

                           CHAPTER VI. AUDIT COMMITTEE

ARTICLE 43. ESTABLISHMENT OF CONSTITUTION OF AUDIT COMMITTEE

The Company shall have the Audit Committee, as prescribed by Article 40.

ARTICLE 44. CONSTITUTION OF AUDIT COMMITTEE

(1) The Audit Committee of the Company shall consist of at least three (3) or more Directors including one (1) Standing Audit Member

(2) Two-thirds (2/3) of the Members of the Audit Committee shall be elected from the Outside Directors.

(3) The chairman of the Audit Committee shall be elected among the Outside Directors by a resolution of the Audit Committee.

(4) In the event that the number of the Audit Committee does not satisfy the requirement referred to in Paragraph (2) above, the members shall be elected to fill the vacancy at the General Meeting of Shareholders to be held first after such cause so as for the number of members to satisfy the requirement referred to in Paragraph (2).

ARTICLE 45. QUALIFICATION FOR MEMBERS OF AUDIT COMMITTEE

The Member of the Audit Committee shall satisfy any of the following items; provided, that at least one (1) member of the Audit Committee shall be an accounting or financial expert having equivalent qualifications:

1. A lawyer, a certified public accountant or a certified public auditor or other licensed person with at least 5 years of work experience in a related industry;

2. A person who completed a master's degree or higher degree in social science with at least 5 years of work experience in an university, a research institute or other academia;

3 A person who has served the financial business related institution for at least 10 years, with professional knowledge in accounting, internal control, audit and computer, and etc.; or

4. A person who has served the listed or registered corporation for at least five (5) years as officer or for at least ten (10) years as employee, with professional and practical knowledge in economics, business administration, law and accounting, etc.

5. A person who is recognized by the Board or by the General Meeting of Shareholders as having equivalent competence as outlined in the foregoing items.

ARTICLE 46. QUALIFICATION OF STANDING MEMBER OF AUDIT COMMITTEE

Any person who is a full-time officer or employee of the Bank, or had been a full-time officer or employee of the Bank for the recent two (2) years shall not become a Standing Member of the Audit Committee; provided, that this provision shall not apply to a person who currently services as a Standing Member of the Audit Committee of the Bank.

ARTICLE 47. APPOINTMENT AND DISMISSAL OF MEMBER OF AUDIT COMMITTEE

(1) A Member of the Audit Committee shall be appointed from the candidates recommended by two-thirds (2/3) of the Members of the Candidate Recommendation

      Committee in office which is composed of all of the Outside Directors.

(2)   The voting rights of the largest shareholders, etc. shall be restricted in part in accordance with the applicable laws and regulations with respect to the appointment and dismissal of the Director who is a Standing Member of the Audit Committee.

(3) A Director who is a Member of the Audit Committee shall be appointed at the General Meeting of Shareholders by specifying the purpose of such appointment.

(4) Resolution for dismissal of a Member of the Audit Committee shall be adopted by the affirmative votes of not less than two-thirds (2/3) of the total number of Directors.

(5) In the election of a member of the Audit Committee who is an Outside Director, any shareholder holding more than three-hundredths (3/100) of the total number of the voting shares issued and outstanding shall not exercise voting rights in excess of such three-hundredths (3/100).

ARTICLE 48. DUTIES OF AUDIT COMMITTEE

(1) The Audit Committee shall audit the execution of the duties of the Directors and may request the Bank's Subsidiary as set forth in the Commercial Code to report the details of the operation, if it is necessary for the purpose of performing its duties. In this case, if the subsidiary fails to immediately report the details or if it is necessary to confirm the contents of the report, the Audit Committee may investigate the subsidiary's business operation and financial status.

(2) The Audit Committee shall inspect the agenda and documents to be submitted by the Directors to the General Meeting of Shareholders and state their opinion at the General Meeting of Shareholders.

(3) The Audit Committee shall determine whether to approve the appointment of an independent certified public accountant.

(4) A Director who is a Member of the Audit Committee may state their opinions about the dismissal of other Members of the Audit Committee at the General Meeting of Shareholders.

(5) A Standing Member of the Audit Committee shall attend the Bank on a full-time basis and may inspect the businesses and financial status of the Bank whenever deemed necessary.

                             CHAPTER VII. ACCOUNTING

ARTICLE 49. FISCAL YEAR AND SETTLEMENT

(1) The fiscal year for the Bank shall commence on January 1 and end on December 31 of each year.

(2) At the end of each fiscal year, the President shall settle any and all accounts and prepare a balance sheet, a profit and loss statement, and either a statement of appropriation of retained earnings or a statement of the deposition of deficits, with supplementary schedules thereof, which shall be audited by the Audit Committee and shall be submitted to and approved at the Ordinary General Meeting of Shareholders. The President shall also prepare a business report and the consolidated financial statements, which after being audited by the Audit Committee, shall be reported at the Ordinary General Meeting of Shareholders.

ARTICLE 50. APPROPRIATION OF EARNINGS

The Bank shall dispose of the net profits after deducting total losses from total revenues for each fiscal year as follows;

1. Legal Reserve (not less than one-tenth (1/10) of the amount of net profit);

2.    Bonus for Directors;

3.    Retirement Allowance; and

4.    Voluntary Reserves.

ARTICLE 51. DIVIDENDS FOR SHAREHOLDERS

Dividends for Shareholders shall be paid to the shareholders or pledgees registered in the shareholders' registry as of the end of each fiscal year.

ARTICLE 52. REDEMPTION OF SHARES

(1) The Bank may redeem the shares of the Bank within the limit of profit to be paid to its shareholders as dividends by a resolution of the Board of Directors.

(2)   In the case of the redemption of shares under the provision in Paragraph
      (1) above, the Board of Directors shall determine the following matters:

      1.    Class and total number of shares subject to redemption;

      2.    Total value of shares to be acquired for redemption; and

      3. Period during which the shares will be acquired. In any case, the period shall end before the date of the first Ordinary General Meeting of Shareholders after the relevant resolution of the Board of Directors.

(3) In the case where the Bank acquires treasury shares for redemption under the provision in Paragraph (1) above, the method of acquisition and the amount to be acquired shall be determined in accordance with the SEA and other applicable laws and regulations.

(4) In the case where the Bank redeemed its shares in accordance with the provision in Paragraph (1) above, the Bank shall report the matters set forth in Paragraph (2) above and the purpose of the redemption at the first Ordinary General Meeting of Shareholders after the relevant resolution of the Board of Directors.

ARTICLE 53. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

If the Bank appoints an independent certified public accountant in accordance with the provision of Article 48, it shall report such to the first Ordinary General Meeting of Shareholders to be convened after such appointment.

                                     ADDENDA

These Articles of Incorporation shall become effective from February 22, 1985.

These Articles of Incorporation shall become effective from the effective date of the share consolidation.

<Reference>       Effective date of share consolidation:      July 20, 1987

These Articles of Incorporation shall become effective from February 23, 1989.

These Articles of Incorporation shall become effective from February 22, 1990.

These Articles of Incorporation shall become effective from February 26, 1992.

These Articles of Incorporation shall become effective from February 23 1993.

These Articles of Incorporation shall become effective from February 23, 1995.

These Articles of Incorporation shall become effective from October 1, 1996; provided, that

Article 8, Paragraph (2), Item 3 shall become effective from February 23, 1996.

These Articles of Incorporation shall become effective from March 7, 1997; provided, that Article 9, Paragraph (2), Item 2 shall become effective from April 1, 1997.

Notwithstanding the provision of Article 27, Paragraph (2) hereof, the term of office of the first Non-Standing Directors who are nominated by the Board of Directors prior to the effective date of these Articles of Incorporation shall be one (1) year in case of fifty-hundredths (50/100) of the total number of the Non-Standing Directors and two (2) years in case of the remaining number thereof. However, if the number of the Non-Standing Directors so appointed is an odd number, those who are appointed for the period of two (2) years shall exceed fifty-hundredths (50/100) of the total number of the Non-Standing Directors.

These Articles of Incorporation shall become effective from February 28, 1998; provided, that Article 34, Paragraph (2) shall become effective from April 1, 1998.

These Articles of Incorporation shall become effective from April 27, 1999.

ARTICLE 1.  EFFECTIVE DATE

These Articles of Incorporation shall become effective from April 14, 1999; provided, that Article 41 (Executive Committee) hereof shall become effective from the date as determined by the Board of Directors and the former provision of Article 41 shall apply until new provision shall be effective.

ARTICLE 2.  (INTERIM MEASURE)

With respect to the first Standing Directors who are appointed in accordance with the relevant provisions hereof, they shall be deemed to be appointed through the procedures prescribed in Article 31 hereof.

These Articles of Incorporation shall become effective from March 27, 2000.

<Interim Measure>

(1)   Matters concerning Outside Directors

      A Non-Standing Director who is serves in the Bank at the time when these Articles of Incorporation take effect shall be deemed an Outside Director as specified in Article 29, Paragraph (2) until the term of office of the Non-Standing Director expires.

(2)   Matters concerning Term of Office, etc. of Standing Auditor

      A Standing Auditor who serves in the Bank at the time when these Articles of

      Incorporation take effect shall be deemed a Director who is a Standing Member of the Audit Committee until the term of office of the Standing Auditor expires; provided, that this provision shall not apply to the computation of the "ratio of composition of Directors" specified in
      Article 29, Paragraph (2).

These Articles of Incorporation shall become effective from March 9, 2001.

These Articles of Incorporation shall become effective from March 29, 2002.

These Articles of Incorporation shall become effective from March 28, 2003.

These Articles of Incorporation shall become effective from March 25, 2004.

                                                                      APPENDIX 9

                                                                   [Translation]

                                      2004

         THE MINUTES OF EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

                                (APRIL 12, 2004)

                               Shinhan Finance Group Co., Ltd.

                                TABLE OF CONTENTS

1.    Declaration of Opening of Meeting

2.    Report on Constitution of Quorum

3.    Consideration of Agenda Submitted

      Agenda No. 1:     Matters concerning implementation of small-scale share
                        swap and tender offer to incorporate Chohung Bank as a wholly-owned subsidiary

4.    Closing

The extraordinary meeting of the Board of Directors (the "Board") was held on April 12, 2004 in the conference room on the 16th Floor of the building of the Company, located at 120, 2-ga, Taepyong-ro, Jung-gu, Seoul, and proceeded and closed as follows from 14:00 to 15:00.

The Chairman of the Board Eung Chan Ra (the "Chairman") opened the meeting, confirmed the number of directors present, and declared that the meeting was lawfully constituted with a quorum present under the Article 44 of the articles of incorporation of the Company as 11 directors were present out of the total number of 15 directors, showing the percentage of attendance of 73%, and therefore the following agenda was submitted, considered and resolved.

Agenda No. 1:     Matters concerning implementation of small-scale share swap and tender offer to incorporate Chohung Bank as a wholly-owned subsidiary

The Chairman proposed the foregoing and requested Managing Director Byung Jae Cho to explain thereof, and Managing Director Cho informed both the small-scale share swap under the Article 360-10 of the Commercial Code (In case where total number of new shares issued for a share swap by the company is not in excess of 5/100 of total number of shares issued by the relevant company, an approval of the board of directors may substitute for an approval of the shareholders' general meeting) and the tender offer under the Article 9, Paragraph 1, Item 7 of the Regulations of the Board (In case where more than 1% of shareholder's equity (KRW61.2 billion) is invested, an approval of the board of directors is necessary) were submitted as follows.

In order to prevent potential conflicts of interests between shareholders and maximize equity profits as well as effectively implement strategies and allocate sources in respect of Chohung Bank ("CHB") partially owned by the Company, CHB is required to become a wholly-owned subsidiary as soon as possible, and the Company intends to incorporate CHB as necessary by way of a share swap to the extent permitted by the Commercial Code, etc. and simultaneously make a tender offer, with a view to consider minority shares in light of a stock price drop of CHB and reduce a burden of an appraisal right, after being recently included in supervised issues so that acquisition of the 100% of shares of CHB is smoothly completed, as described in the following major contents and <Attachment 1> Share Swap Agreement (Draft) and <Attachment 2> Schedule for Small-scale Share Swap and Tender Offer below.

1.    Matters concerning Share Swap Agreement

A.    Major Contents of Share Swap Agreement

------------------  -----------------------------------------------------------  ---------------------------
 CLASSIFICATION                              CONTENTS                                     REMARKS
------------------  -----------------------------------------------------------  ---------------------------
Table of Contents   New shares  issued by the  Company  will be  allocated  in
  (Outline of       consideration  for  assignment  of  shares in CHB owned by
   Share Swap)      any shareholder  other than the Company  ("Shares  subject to Share  Swap")  to the CHB  shareholders  on the date of share swap.
------------------  -----------------------------------------------------------  ---------------------------
Share               1)  Allocated to: "any shareholder  subject to share         The share swap ratio is

------------------  -----------------------------------------------------------  ---------------------------
 CLASSIFICATION                              CONTENTS                                     REMARKS
------------------  -----------------------------------------------------------  ---------------------------
                        swap" as of the  preceding  day of the  date of  share
  Allocation            swap (expiration date of filing of share certificates)   calculated at market
(Exchange Ratio                                                                  price pursuant to the
for Share Swap)     2)  Share Swap Ratio:  0.1354 Shinhan  Finance Group share   Securities and Exchange
                        per 1 CHB common share                                   Act (Article 190-2)

                    * Any odd lot share  accruing from the share swap shall be given in cash.
------------------  -----------------------------------------------------------  ---------------------------
                    1)  Type  of  Shares:  registered  common  shares  of  the   As the maximum number of
                        Company                                                  shares does not exceed
                                                                                 5/100 of the total number
 Issuance of New    2)  The Total Number of Shares:  calculated by multiplying   of shares issued and
     Shares             the  number  of  CHB  shares  in  possession  of  "any   outstanding, the
   (Number of           shareholder  subject to share swap" by such share swap   small-scale share swap is
 Issued Shares)         ratio,  as of the  preceding  day of the date of share   possible.
                        swap; provided, not in the excess of 18,411,984 shares
------------------  -----------------------------------------------------------  ---------------------------
                                                                                 In case of the
                                                                                 small-scale share swap to
                                                                                 become a wholly-owned
     Date of        A CHB general meeting of  shareholders  for an approval of   subsidiary, a special
  Shareholders'     the  small-scale  share swap agreement is scheduled on May   approval in the
     Meeting        24, 2004 (Monday).                                           shareholders' meeting is
                                                                                 necessary for a
                                                                                 subsidiary while it is
                                                                                 not for a parent company.
------------------  -----------------------------------------------------------  ---------------------------
  Date of Share     The  date of share  swap is  scheduled  on June  22,  2004
      Swap          (Tuesday).
------------------  -----------------------------------------------------------  ---------------------------
                                                                                 * Pursuant to Article
                                                                                 360-3 and 360-13 of the
                                                                                 Commercial Code, it shall
                    The term of any director and member of audit  committee of   be prescribed in the
       Others       the  Company  who was  inaugurated  before  the share swap   agreement that the term
                    remains same.                                                of any director and
                                                                                 member of audit committee
                                                                                 of a wholly-owned
                                                                                 subsidiary after the
                                                                                 share swap remains same.
------------------  -----------------------------------------------------------  ---------------------------

B. With respect to Share Swap Ratio (Article 190-2 of the Securities and Exchange Act)

      -- Based on market closing price prior to the date of resolution in the Board (filing date of share swap report), the lesser between [1] or [2] is applied for exchange ratio calculation.

            [1] Arithmetic mean of three trading volume-weighted averages for one month, one week, and most recent closing price

            [2]   Most recent market closing price

      -- As a result, each price for the swap ratio of the Company and CHB is respectively KRW22,143 and KRW2,998 (exchange ratio 1:0.1354).

C.    With respect to the Number of Shares to be Issued

      -- The maximum number of shares of 18,411,984 shares is calculated by multiplying the sum of the number of CHB shares in possession of other shareholders and that of shares available to exercise of a stock option by the share swap ratio.

            -     (135,548,285 + 433,876) X 0.1354

            - The maximum number of shares is conservatively determined due to a difficulty in predicting the result of the tender offer to be implemented before the share swap.

      -- The actual number of issued shares is estimated to be 14,682,590 (3.75% of the total number of issued shares of the Company, 5% of common shares).

            - No stock option is to be exercised, upon 100% purchase of shares subscribed for the tender offer.

            -     (135,548,285 - 27,109,657) X 0.1354

D.    With respect to Exercise against Share Swap

      -- No appraisal right is granted to share of the Company in case of the small-scale share swap done by the Company; provided, the share swap is hardly implemented if any shareholder holding 20/100 or more of the total issued shares of the Company (26.6% on the basis of common shares) may oppose thereto.

            - Shareholder voting against the share swap: a shareholder whose name is registered in the shareholders' register as of 17:00, April 21, 2004 (Thursday)

      -- For CHB, it is required to grant any shareholder opposing to the share swap an appraisal right (purchase price per share of KRW3,067).

            - Arithmetic mean of three trading volume-weighted averages for two months, one month and one week closing price as of the preceding date of the Board meeting pursuant to Article 84-9 Enforcement Decree of the Securities and Exchange Act

      --    Closing period of the shareholders' register of the Company:
            April 22, 2004 (Thursday) ~ April 29, 2004 (Thursday) (basic date: April 21)

E.    Others

Other details, including schedule for the share swap such as filing of share swap report and issuance and listing of new shares etc. shall be authorized to representative director and president.

2.    Matters concerning Tender Offer

A.    Relevant Regulations

      A person who intends to acquire shares from not less than 10 shareholders in the over-the-counter market may do so through a tender offer subject to the Securities and Exchange Act, and therefore the tender offer proceeds under the Chapter 4 of such Act.

B.    Contents of Tender Offer

      --    Shares subject to the tender offer: registered common share of CHB

      -- Estimated number of shares to be purchased: 27,109,657 shares (3.77% of the total shares of CHB, 20.0% of shares owned by other shareholders)

            - If the number of shares subscribed for the tender offer may not exceed that of scheduled shares, all tendered shares will be purchased.

            - If the number of shares subscribed for the tender offer may exceed that of scheduled shares, only scheduled shares will be purchased on pro rata basis and no surplus share will be purchased.

      --    Purchase price: KRW3,500 per share (total amount: KRW94.9 billion)

            -     12% Premium over the latest market price of KRW3,1250

            - The purchase price is determined in consideration of recent decrease of stock price and claimed purchase price of KRW3,067, etc.

      -- Purchase period: April 26 (Monday) ~ May 17, 2004 (Monday), for 22 days

            - The purchase is to be finalized prior to the CHB general meeting of shareholders (May 24)

                  (10~60 days under the relevant laws and 20~30 days in practice)

C.    Others

      --    Administrated by: Goodmorning Shinhan Securities Co., Ltd.

      -- Other details, including the tender offer process such as filing of report and raising fund used for the offer, etc. shall be authorized to representative director and president.

      -- Officers of the Company and its affiliates (including officers thereof) are not allowed to purchase CHB shares until closing of the tender offer. (Article 23 of the Securities and Exchange Act)

Director Pyung Joo Kim inquired of "a reason for a 12% premium over the latest market price", Managing Director Cho answered the aforesaid premium was decided, taking into account that a 10% or more premium is normally given upon a tender offer in accordance with the market custom and the stock price of CHB plummeted after a news saying CHB became one of the issues for administration, and Representative Director Young Hwi Choi additionally explained minority shareholders seems to have been considered and the equity ratio of CHB will be obviously affected, if many dissenting shareholders exercise their appraisal rights.

Meanwhile, Director Il Sup Kim asked, in connection with CHB shares being classified as issues for administration, which was not disclosed by the Company but revealed through analysis reports by analysts of securities companies and therefore the stock price nosedived, whether the Company shall be legally liable for the foregoing in the course of deciding the share swap thereafter or if not, whether it shall take a moral responsibility, and Managing Director Cho clarified that the Company already owned more than 80% of CHB shares when acquiring the rest of CHB shares, and has neither legal responsibility because the stock exchange, not the Company, shall be obliged to disclose any share to be supervised, nor moral responsibility on the ground it has never taken advantage of and intended a decline in the price and it may be helpful to minority shareholders to prevent any chance to damage a stock price and to calculate a premium by a tender offer, etc. in a situation where the share is subject to delisting.

Director Il Sup Kim suggested it be desirable to establish a public image of the Company to think investors first, backed by a voluntary prior disclosure of any valuable information in terms of investment, and Director Byung Hun Park agreed thereto and recommended to maintain a fair consideration following a resolution in the mood to consider investors.

In addition, Director Sang Chul Lee proposed that in respect of promotion of the said plan, the Company should prepare to externally present clear evidence which proves its decision on the tender offer ratio of 20% is reasonable as far as the ratio is concerned.

The Chairman confirmed no further businesses remained and proposed to deliberate and resolve the agenda, and all directors present approved it by a unanimous vote.

Then, the Chairman closed all consideration for the day.

The Chairman reported all resolutions in the meeting were completed and declared the meeting was closed.

IN WITNESS WHEREOF, the Chairman and directors present have prepared these minutes and subscribed their names and seals thereon.

                    THE AGENDA WAS RESOLVED AS STATED ABOVE.

                                 APRIL 12, 2004

                         SHINHAN FINANCE GROUP CO., LTD.

Representative Director and Chairman                 Eung Chan Ra (sealed)

Representative Director                              Young Hwi Choi (sealed)

Director                                             In Ho Lee(sealed)

Director                                             Dong Hyun Kwon (sealed)

Director                                             Pyung Joo Kim (sealed)

Director                                             Il Sup Kim (sealed)

Director                                             Byung Hun Park (sealed)

Director                                             Yong Woong Yang (sealed)

Director                                             Moon Pil Oh (sealed)

Director                                             Yoon Soo Yoon (sealed)

Director                                             Sang Yoon Lee (sealed)

Director                                             Sang Chul Lee (sealed)

Director                                             Young Soo Lee (sealed)

Director                                             Young Seok Choi (sealed)

Director                                             Philippe Reynieix (sealed)

                                                                     APPENDIX 10

                                                                   [Translation]

The 173rd Fiscal Year

                  THE MINUTES OF THE 7TH EXTRAORDINARY MEETING

                             OF BOARD OF DIRECTORS

-     Date and Time: April 12, 2004 (Monday)
                      17:00 ~ 18:00

-     Place: Conference Room for the Board on the 8th Floor of the Head Office

-     Persons Present:   Total Number of Directors     Seven (7)

                         Number of Directors Present   Six (6)

                         Number of Directors Absent    One (1)

The Chairman of the Board of Directors declared the meeting opened and the agenda were resolved upon proposal by a director in charge as seen in the attached Exhibit, and declared the meeting was closed.

Exhibit: List of Agenda, Contents of Resolutions

-     Reference: Attachment

                         PREPARED BY THE CHIEF SECRETARY

                                                                  April 12, 2004

The 173rd Fiscal Year

                      THE MINUTES OF THE 7TH EXTRAORDINARY

                          MEETING OF BOARD OF DIRECTORS




                                  CHOHUNG BANK

The 173rd Fiscal Year

List of Agenda and Details on Discussion of the 7th Extraordinary Meeting of Board of Directors

                                                                  April 12, 2004

  CLASSIFICATION                                                   DETAILS
--------------------   ------------------------------------------------------------------------------------------------
                       [Keynote addressed by the Chairman of the Board Dong Soo Choi]

                       Good Afternoon.

                       This  extraordinary  meeting of the board of  directors  is convened to discuss  matters that I briefed at the last meeting in the evening on April 6.

                       - I pronounce  the 7th  extraordinary  meeting of the board of  directors  for the 173rd fiscal year to open.

                       - Today, the agenda for resolution are "Matters  concerning  share swap to become  wholly-owned by Shinhan  Financial Group" and "Matters  concerning  Convening of  Shareholders'  Meeting and
                       Agenda".
--------------------   -------------- ---------------------------------------------------------------------------------
                          Agenda      Matters concerning share swap to become wholly-owned by Shinhan Financial Group

                       -------------- ---------------------------------------------------------------------------------
                         Relevant          Planning Dept.         Explained by     Head of Planning & Financial  Group
                           Dept.                                                   Bhang Kil Choi
Agenda No.             -------------- ------------------------- ------------------ ------------------------------------
173-Yim017-1           Contents of the Exhibit  were  submitted by the  Chairman  Dong Soo Choi,  explained by Head of
                       Planning & Financial Group Bhang Kil Choi, considered by directors and approved as proposed.

                       - Approved: 6
                       - Disapproved: None

                       <Chairman of the Board> The agenda No. 1 was adopted and if there is no further  business,  let me move forward to agenda no. 2.
--------------------   ------------------------------------------------------------------------------------------------
                          Agenda      Matters concerning Convening of Shareholders' Meeting and Agenda

                       -------------- ------------------------- ------------------ ------------------------------------
                         Relevant      General Affairs Dept.      Explained by     Head of Planning & Financial  Group
                           Dept.                                                   Bhang Kil Choi
Agenda No.             ------------------------------------------------------------------------------------------------
173-Yim017-2           Contents of the Exhibit  were  submitted by the  Chairman  Dong Soo Choi,  explained by Head of
                       Planning & Financial Group Bhang Kil Choi, considered by directors and approved as proposed.

                       - Approved: 6
                       - Disapproved: None

                       <Chairman of the Board>
                       The agenda no. 2 was adopted and it there is no more official business, today's meeting closes.
--------------------   ------------------------------------------------------------------------------------------------

                    THE AGENDA WERE RESOLVED AS STATED ABOVE.

                                 APRIL 12, 2004

                                  CHOHUNG BANK

Director Yong Sung Park (sealed)  Chairman Dong Soo Choi (sealed)

Director Young Hui Choi (sealed)  Standing Member of Audit Committee Ji Hong Yoo
                                  (sealed)

Director Byung Jae Cho(sealed)

Director Dae Sik Kim (Absent)

Director Chang Sung Jang (sealed)